Form 10-K, Exhibit 13
period 1994-06-30
PERKIN ELMER CORP
filed 1994-09-28
CIK 77551

SELECTED FINANCIAL DATA                             The Perkin-Elmer Corporation



(Dollar amounts in thousands except per share amounts)     June 30,       June 30,       July 31,       July 31,       July 31,
For the years ended                                            1994 (a)       1993 (b)       1992 (c)       1991 (d)       1990

Financial Operations
Net revenues                                          $   1,024,467  $   1,011,297  $     970,054  $     893,499  $     849,005
Operating costs and expenses                                928,451        967,836        907,490        892,174        796,625
Operating income                                             96,016         43,461         62,564          1,325         52,380
Income (loss) before income taxes                            89,132         43,929         49,283        (10,389)        41,713
Income (loss) from continuing operations                     73,978         24,444         24,296        (16,384)        27,697
Cumulative effect on prior years of changes
  in accounting principles (net of income taxes)                           (83,098)
Net income (loss)                                            51,127        (56,940)        35,237        (18,404)        48,610
Income (loss) per share from continuing
  operations                                                   1.66            .54            .54           (.39)           .56
Loss per share from cumulative effect on prior
  years of changes in accounting principles                                  (1.85)
Net income (loss) per share                                    1.14          (1.27)           .79           (.44)           .98


Financial Position
Working capital                                       $     136,400  $     100,929  $     140,456  $     116,802  $     162,514
Property, plant and equipment, at cost                      329,076        352,767        362,840        351,607        324,562
Total assets                                                884,500        851,070        948,953        898,248        923,067
Long-term debt                                               34,270          7,069         67,011         65,881         65,356
Shareholders' equity                                        290,432        306,605        429,007        411,034        448,919


Other Data
Orders                                                $   1,048,350  $     995,379  $     983,568  $     914,409  $     855,079
Dividends per share                                             .68            .68            .68            .68            .68
Average common shares including
  equivalents where dilutive (in thousands)                  44,673         44,953         44,695         42,091         49,835
Shareholders                                                  9,115          9,728         10,483         11,487         13,079
Employees                                                     5,954          6,563          6,632          6,797          6,996



(a) Includes a $22.9 million after-tax charge for discontinued operations (see Note 2).
(b) Includes $41.0 million in one-time charges in connection with the merger with ABI and an $83.1 million charge representing the cumulative effect of adopting
       SFAS 106, "Employers' Accounting for Postretirement
       Benefits Other Than Pensions," SFAS 112, "Employers'
       Accounting for Postemployment Benefits" and SFAS
       109, "Accounting for Income Taxes." Prior years were not restated for SFAS 106, 112 or 109 (see Notes 2, 4 and 5).
(c) Includes $22.0 million in charges related to product line discontinuance and facility relocation, as well as a $3.3 million gain on the sale of a joint venture (see Notes 2 and 10).
(d) Includes a $50.2 million charge related to the consolidation of manufacturing, engineering and marketing functions worldwide.

Management's Discussion and Analysis
Management's Discussion of Operations
The following discussion should be read in conjunction with the Consolidated Financial Statements and related notes included on pages 26 through 43. Historical results and percentage relationships are not necessarily indicative of operating results for any future periods. During fiscal 1994, The Perkin-Elmer Corporation (PE or the Company) sold its Applied Sciences Operation (ASO) in the first quarter and its Physical Electronics Division (PHI) as of March 31, 1994. Both product lines were sold for approximately net book value.
On February 18, 1993, the shareholders of PE and Applied Biosystems, Inc. (ABI) approved the merger of PE and ABI. The transaction was accounted for as a pooling of interests (see Note 2).
On July 29, 1993, the Company announced its plans to divest its Material Sciences business segment. Consequently, the Material Sciences segment is presented in the accompanying Consolidated Financial Statements as a discontinued operation (see Note 2). Effective June 30, 1993, the Company changed its fiscal year end from July 31 to June 30. Prior to fiscal 1993, the financial statements of ABI and PE's subsidiaries outside the United States were for fiscal years ended June 30, while PE's domestic operations reported on a July 31 year end. Fiscal 1993, therefore, includes PE's domestic operations for eleven months compared with a full year for fiscal years 1994 and 1992.
Results of Continuing Operations
Consolidated net revenues were $1,024.5 million in fiscal 1994, up $13.2 million from $1,011.3 million in fiscal 1993. The Company sold ASO during the first quarter of fiscal 1994 and PHI as of the end of the third quarter. The effect of selling these two business units decreased net revenues by $37 million compared with the prior year. Currency effects, primarily from the stronger U.S. dollar compared to the major European currencies, decreased net revenues approximately $25 million in the current year when compared with fiscal 1993. Strong worldwide demand for life science products, especially Polymerase Chain Reaction (PCR) - related instruments and consumables and DNA sequencers, increased revenues $53.5 million (including the unfavorable effects of currency) in fiscal 1994 and offset slower demand experienced in traditional analytical instrument product lines. As previously mentioned, fiscal 1993's net revenues for domestic operations included only eleven months of results because of the change in the Company's fiscal year end. Management estimates that this decreased net revenues by approximately $35 million.
Fiscal 1993 consolidated net revenues of $1,011.3 million were up 4.3% from $970.1 million in fiscal 1992. The increase of $41.2 million in fiscal 1993 was attributed to strong worldwide demand for the Company's life science products, especially DNA sequencers, PCR-related instruments and consumables, and liquid chromatography mass spectrometry instrument systems. The effects from foreign currency translation added approximately $5 million to net revenues for fiscal 1993.
Net revenues by geographic area
(Dollar amounts in millions)      1994     1993      1992
United States                $   417.8  $  404.5   $ 412.2
Europe                           362.6     420.4     395.2
Far East                         195.3     144.5     120.1
Other Countries                   48.8      41.9      42.6
                             $ 1,024.5  $1,011.3    $970.1
The previously mentioned change in year end and the loss of ASO and PHI revenues approximately offset each other in the U.S. on a year-to-year comparison of fiscal 1994 to fiscal 1993. The U.S., Far East and Latin American markets improved during fiscal 1994 as demand for life science products increased. Net revenues in the Far East increased 35% from year to year showing improvement in both traditional analytical instrument products (organic and inorganic product lines) and life science products. This is indicative of the emerging markets in this region. In the Far East, the Company used selective pricing strategies throughout the year in analytical instrument product lines to generate higher unit sales volumes in the current fiscal year. Latin America showed a 17% increase year to year as sales were strong in all analytical instrument product lines. In Europe, the continued recessionary environment and strong competition resulted in sales at a lower level than the prior year.
During fiscal 1993, net revenues in the United States decreased $7.7 million primarily because of the change in fiscal year end, offset somewhat by increased sales in life science products. European sales were higher in fiscal 1993, increasing 6.4% over fiscal 1992, as a result of higher unit prices. Instrument sales in the Far East were strong during fiscal 1993 as a result of increased demand for large scale DNA products and increased sales of thermal analysis and atomic absorption instrument systems. Net revenues in the Far East benefited from the establishment of several direct sales offices in emerging markets.

Consolidated gross margin as a percentage of net revenues was 48% in fiscal 1994 compared with 47% in fiscal 1993 and 46% in fiscal 1992. Gross margins are traditionally lower in the U.S. than overseas due to keen domestic competition and favorable pricing in Europe for specific product offerings. The improvement in gross margin in fiscal 1994 resulted from a more favorable product mix worldwide. The more favorable product mix was caused by sales of higher margin life science products in the U.S. and the Far East and the decrease in sales of lower margin products resulting from the divestitures of ASO and PHI. The increase in life science revenues in the Far East, yielding improved gross margins, helped offset lower margins resulting from the poor economic conditions in Europe and the aforementioned pricing strategies used in the Far East for analytical instruments.
The increase from fiscal 1992 to 1993 was primarily attributed to higher sales volumes of life science products.
Consolidated selling, general and administrative expenses
(SG&A) decreased $8.8 million or 3% in fiscal 1994. Favorable currency effects during fiscal 1994 accounted for approximately $7 million of the decrease. Higher marketing expenses of approximately $6 million in the Far East, primarily related to the life science business, were offset by reduced marketing expenses of approximately
$8 million in Europe during fiscal 1994. Also, fiscal 1993 included a $3 million one-time charge to reduce the value of certain receivables due from customers in Eastern Bloc countries.
The increase in fiscal 1993 of $22.2 million was attributed to the aforementioned writedown of receivables, higher marketing expenses resulting from the establishment of direct sales offices in the Far East, expansion of marketing activities in the Company's life science markets and currency effects from the weaker U.S. dollar during the first half of the year.
Consolidated research, development and engineering expenses
(R&D) were $94.2 million in fiscal 1994, an increase of 12% over the prior year, and $83.8 million in fiscal 1993, an increase of 3% over fiscal 1992. The Company has increased its investment in R&D, primarily in life science programs, which accounts for the higher spending in fiscal 1994.
In fiscal 1993, the increase of $2.5 million was the result of higher spending on R&D efforts in the biotechnology field.
Other. In connection with the ABI merger, the Company recorded one-time charges in the third quarter of fiscal 1993 of $12.5 million for transaction costs and $28.5 million to combine operations of the two companies. The transaction costs included expenses for investment banker and professional fees. The costs to combine operations included provisions for streamlining marketing and distribution arrangements, consolidation of field sales and service offices worldwide, relocation of certain product lines and key personnel and severance-related costs. During fiscal 1994, approximately $17 million in costs was incurred. The balance primarily represents severance and facilities-related costs which are expected to be paid over the next two fiscal years. Accordingly, the impact on working capital in future years is expected to be minimal.
In fiscal 1992, the Company and Hoffmann-La Roche Inc. formed a strategic alliance to market and develop PCR technology used in the amplification of DNA. Under the terms of the agreement, the Company sold its 51% interest in the Perkin-Elmer Cetus Instruments joint venture. The transaction resulted in a one-time before-tax gain of $3.3 million (see Note 2 for further discussion).
Based upon a strategic assessment of its markets, in fiscal 1992 ABI recorded a $22 million charge to write down goodwill and other intangibles and to provide for costs of closing a small European operation and a manufacturing facility in San Jose, California. This restructuring was substantially completed in fiscal 1993 (see Note
10).
Consolidated operating income for fiscal 1994 was $96.0 million compared to $43.5 million in fiscal 1993 and $62.6 million in fiscal 1992. Operating income was affected in fiscal 1993 and 1992 by the aforementioned merger and restructuring costs.
Consolidated interest expense was $7.1 million in fiscal 1994 compared with $13.1 million in fiscal 1993 and $19.9 million in fiscal 1992. The decrease of $6 million in fiscal 1994 was primarily the result of reduced borrowing levels and lower interest rates. The decrease of $6.8 million in fiscal 1993 was a result of lower interest rates, lower average commercial paper borrowings, repayment of long-term debt and the reclassification of interest expense on tax claims to income tax expense. This reclassification was made in connection with the adoption of SFAS No. 109, "Accounting for Income Taxes." Consolidated interest income was $2.4 million in fiscal 1994 compared with $7.5 million in fiscal 1993 and $10.1 million in fiscal 1992. During fiscal 1993, the Company owned a 7% promissory note from
F. Hoffmann-La Roche Ltd. which was sold in June 1993. The sale of this note accounted for most of the decrease in interest income in fiscal 1994. In addition, two sub-ordinated long-term notes receivable totaling $3.7 million were repaid in connection with the sale of the Company's minority equity investment in MRJ Inc. during the second quarter of this year (see Note 2).
The lower interest income in fiscal 1993, when compared with the prior year, was the result of a reduction in long-term notes receivable. During fiscal 1992, higher interest income resulted from accrued interest on the note received as partial consideration for the sale of an equity investment (see Note 2).
Consolidated other income (expense), net was expense of $2.1 million in fiscal 1994 compared with income of $6.1 million in fiscal 1993 and expense of $3.5 million in fiscal 1992. In fiscal 1993, other income included the gain of $8.5 million from the sale of a promissory note from F. Hoffmann-La Roche Ltd., and higher joint venture income which was partially offset by a $5 million charge to reduce the carrying value of certain unoccupied properties. Fiscal 1994 included higher miscellaneous nonoperating expenses than fiscal 1993. The increased other income in fiscal 1993 over the prior year was the result of the aforementioned events in fiscal 1993, as well as lower net realized exchange losses.
The consolidated effective income tax rate was 17% for fiscal
1994 compared with 44% for fiscal 1993 and 51% in fiscal 1992. The prior year's results included one-time charges of $41.0 million related to the merger with ABI, which were not fully deductible for tax purposes, resulting in a higher tax rate. During the first quarter of fiscal 1994, the Company received a favorable ruling from the U.S. Tax Court upholding the Company's pricing method on intercompany sales with respect to its operations in Puerto Rico. Resolution of this long-standing dispute with the U.S. government and the additional tax benefits realized from the inclusion of ABI results for a full year also reduced the Company's effective tax rate for fiscal 1994 when compared with the prior year. Together with other information about the income tax provision, an analysis of the differences between the U.S. federal statutory rate and the effective rate can be found in
Note 4.
Discontinued Operations (see Note 2)
Loss from discontinued operations in fiscal 1994 includes the after-tax settlement of $15.2 million related to the Hubble Space Telescope mirror and the anticipated loss on disposal of the Company's Material Sciences segment. During fiscal 1994, the Company entered into an agreement with Sulzer Inc., a wholly-owned subsidiary of Sulzer, Ltd., Winterthur, Switzerland, for the sale of the Material Sciences segment. The completion of the sale is subject to closing conditions, including obtaining relevant government regulatory approvals. The transaction has taken longer to complete than expected due primarily to obtaining necessary government approvals in both the U.S. and Europe. As a result of this and negative operating factors, the Company recorded an after-tax loss on disposal of $7.7 million during the fourth quarter of fiscal 1994.
Income (loss) from discontinued operations in fiscal 1993 and 1992 includes the results of the Company's Material Sciences segment and Lynx Therapeutics, Inc., a discontinued operation of ABI.
Management believes that divesting its Material Sciences business will allow the Company to concentrate on growth opportunities in its core business of analytical instruments. This will allow the Company to focus its financial and operational resources in one industry segment: the development, manufacture, marketing, sales and service of analytical instrument systems. As disclosed in Note 2, Material Sciences profits declined from fiscal 1992 to fiscal 1994. This was primarily related to the weakness and extended downturn in the aircraft turbine engine market and significant downsizing that has occurred in the airline industry in recent years. In addition, in fiscal 1994, operations were adversely affected by the pro-tracted negotiations with the potential buyer and regulatory authorities.
Changes in Accounting Principles. In fiscal 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," No. 109, "Accounting for Income Taxes" and No. 112, "Employers' Accounting for Postemployment Benefits." SFAS Nos. 106 and 112 require the accrual method of accounting for the related costs (see Note 5). SFAS No. 109 supersedes SFAS No. 96 and, among other things, changes the criteria for recognition and measurement of deferred tax assets (see Note 4).
As a result of adopting the new accounting standards as of August 1, 1992, a one-time, after-tax charge of $83.1 million was recorded. This represented the cumulative effect of the changes on fiscal years prior to 1993.

Foreign Currency. It is the Company's policy to reduce sub-stantially the effects of fluctuations in foreign currency exchange rates associated with future cash flows through its exposure management and foreign currency hedging activities. The Company enters into foreign exchange forward contracts and foreign exchange option contracts to hedge the risk of changes in foreign currency rates associated with certain assets and obligations denominated in foreign currencies. The foreign exchange options permit but do not require the Company to exchange foreign currencies at a future date with another party at a contracted exchange rate. The foreign exchange contracts are accounted for as hedges of net investments, firm commitments, and foreign currency transactions. Gains and losses on hedges of net investments are reported as equity adjustments from translation on the balance sheet. The gains and losses on hedges of firm commitments are deferred and included in the basis of the transaction underlying the commitment. Gains and losses on transaction hedges are recognized in income and offset the foreign exchange gains and losses on the related transaction. Management believes any reasonably likely change in the level of underlying major currencies being hedged will not have a material adverse effect on the financial statements.
Management's Discussion of Financial Resources and Liquidity
This discussion of financial resources and liquidity focuses on the Statements of Financial Position (page 27) and the Statements of Cash
Flows (page 28).
Statements of Financial Position
bullet Cash and short-term investments are primarily cash, cash equivalents, time deposits and certificates of deposit with original maturity dates of three months to one year (short-term investments). Cash and short-term investments were $25.0 million at June 30, 1994 and $30.3 million at June 30, 1993.
bullet PE's current accounts receivable of $231.6 million at June 30, 1994 increased by $13.3 million over June 30, 1993. An estimated $8.5 million was due to the effects of currency translation. The balance at June 30, 1993 included $12.4 million of accounts receivable with respect to the operations of PHI and ASO which were sold during fiscal
1994. Increased fourth quarter sales of analytical instruments in fiscal 1994 accounted for the remaining increase year to year.
bullet Inventories were $201.4 million at June 30, 1994 compared with $179.1 million a year ago. The effects of currency translation accounted for approximately $7 million of the increase. The balance at June 30, 1993 included $12.8 million of inventory with respect to the divested operations of PHI and ASO. Orders for analytical instruments in the fourth quarter of this year outpaced sales in every geographic region.
The primary reason for the higher inventories was an increase in manufacturing to support the higher backlog at June 30, 1994.
bullet Prepaid expenses and other current assets increased to $56.7 million at June 30, 1994 from $47.3 million a year ago. The increase in prepaid expenses and other current assets of $9.4 million was primarily because of increased taxes receivable and royalties receivable.
bullet Net property, plant and equipment (PP&E) was $149.1 million at June 30, 1994 compared with $162.7 million a year ago. PP&E consists primarily of investments for productive use. The net decrease of $13.6 million primarily resulted from the sales of PP&E of $14.4 million for ASO and PHI and reclassifications of assets held for sale, which were partially offset by capital spending during fiscal 1994.
bullet Total other long-term assets increased from $152.7 million at June 30, 1993 to $164.5 million at June 30, 1994. Other long-term assets primarily consist of marketable securities maturing beyond one year, goodwill, investments in affiliated companies, deferred tax assets and other long-term assets. The primary reason for the increase in long-term assets was higher assets held for sale and a note receivable for $7.2 million received as partial consideration for the sale of PHI.
bullet Accounts payable increased approximately $7 million at June 30, 1994 compared with the prior year. This resulted from higher purchases to support production as previously discussed.
bullet Other accrued expenses decreased approximately $11 million. The decrease resulted primarily from funding merger-related costs of $17 million and the reclassification of pension liabilities from current to long-term. This was partially offset by an increase in deferred service revenues. The reclassification of pension liabilities was the result of anticipated funding requirements in the U.S. for fiscal
1995.
bullet Total borrowings on a consolidated basis aggregated $117.8 million at June 30, 1994 compared with $81.1 million at the end of fiscal 1993.
The Company's debt to total capitalization was 29% at June 30, 1994 compared with 21% at June 30, 1993. The increase in total borrowings of $36.7 million in fiscal 1994 was primarily the result of PE's funding of merger-related costs, settlement of potential claims related to the Hubble Space Telescope mirror and the Company's stock repurchase program. In accordance with existing Board authorizations, the Company purchased approximately 1.8 million shares of PE common stock during fiscal 1994.

bullet Other long-term liabilities were $181.5 million at June 30, 1994 compared with $163.4 million at the end of fiscal 1993. The increase was primarily the result of higher pension and postretirement benefit liabilities.
PE has consistently maintained a strong financial position and conservative capital structure. Management believes that the Company's financial resources and liquidity remain strong and adequate to meet ongoing operational and financial commitments.
Statements of Cash Flows
The Statements of Cash Flows depict cash flows by three broad categories: operating activities, investing activities and financing activities.
Operating activities are the principal source of PE's cash flows. Investments in property, plant and equipment represent the Company's ongoing investing activity. Major ongoing financing activities include payment of dividends to shareholders and transactions surrounding the Company's various stock plans. PE's capital expenditures for fiscal 1994 approximated $34 million compared with $28 million for fiscal
1993 and $31 million for fiscal 1992.
PE's cash and cash equivalents aggregated $25 million at June 30, 1994 compared with $28.6 million at the end of fiscal 1993. Net cash provided by operating activities was $37 million for the year ended June 30, 1994 compared with $66.4 million at the end of fiscal 1993 and $71.5 million at the end of fiscal 1992. Fiscal 1994 included approximately $15 million paid to settle potential claims related to the Hubble Space Telescope mirror and $17 million to fund combination costs related to the merger with ABI. The Company generated $32 million in additional borrowings, $31.9 million from the sale of businesses and assets and $17.4 million from the exercise of Company stock options. During the year, the Company invested approximately $34 million in capital expenditures, paid $30 million in dividends to shareholders and repurchased approximately $60 million of PE's common stock. Purchases of common stock were made to support the Company's various stock plans and additional shares were repurchased under the existing Board authorization. Capital spending commitments as of June 30, 1994 were not significant.
Outlook
Inflation and changing prices are continually monitored. The
Company attempts to minimize the impact of inflation by improving productivity. When operating costs increase, the Company generally recovers such costs by increasing, over time, the price of its products and services. The Company believes that the effects of inflation have been appropriately managed and therefore have not had a material impact on its operations or financial position.
Statement of Financial Accounting Standards No. 115,
"Accounting for Certain Investments in Debt and Equity Securities," is required to be implemented no later than fiscal 1995. The Company believes adoption of the standard, at this time, will not have a material impact on its financial statements.
The global economic and political outlook for 1995 has uncer-tainties. PE is subject to these economic uncertainties in key markets around the world. However, management believes that the Company has been strengthened by its merger with ABI and will benefit from its decision to divest its Material Sciences business and concentrate on growth opportunities for analytical instrument systems. Expectations for the remainder of this calendar year are being impacted by the protracted economic downturn in the European analytical instrument markets and the uncertain climate for environmental and pharmaceutical customers in the United States. In the longer term, the Company is encouraged by the accelerating pace of biotechnology advances which it hopes will translate into demand for its life science systems. The Company is also optimistic about the gradual upturn of global analytical instrument markets. Management believes that PE's global businesses and strong financial condition combine to position the Company to deal effectively with the uncertainties and to benefit from any improvements in the economy in fiscal 1995.

CONSOLIDATED STATEMENTS OF OPERATIONS               The Perkin-Elmer Corporation


(Dollar amounts in thousands except per share amounts)                   June 30,      June 30,      July 31,
For the years ended                                                          1994          1993          1992

Net revenues                                                          $ 1,024,467   $ 1,011,297   $   970,054
Cost of sales                                                             535,178       535,137       521,737

Gross margin                                                              489,289       476,160       448,317

Selling, general and administrative                                       299,101       307,852       285,672
Research, development and engineering                                      94,172        83,847        81,381
Costs to combine operations                                                              28,500
Transaction costs                                                                        12,500
Gain on sale of joint venture                                                                          (3,300)
Provision for restructured operations                                                                  22,000

Operating income                                                           96,016        43,461        62,564
Interest expense                                                            7,145        13,139        19,859
Interest income                                                             2,382         7,468        10,073
Other income (expense), net                                                (2,121)        6,139        (3,495)

Income before income taxes                                                 89,132        43,929        49,283
Provision for income taxes                                                 15,154        19,485        24,987

Income from continuing operations                                          73,978        24,444        24,296
Income (loss) from discontinued operations (net of income taxes)          (22,851)        1,714        10,941

Income before cumulative effect of changes in
  accounting principles                                                    51,127        26,158        35,237

Cumulative effect on prior years of changes in accounting
  principles for:
Postretirement benefits other than pensions  (net of income taxes of $0)                (88,847)
Income taxes                                                                             19,929
Postemployment benefits (net of income taxes of $800)                                   (14,180)

Net income (loss)                                                     $    51,127   $   (56,940)  $    35,237

Per share amounts:
Income from continuing operations                                     $      1.66   $       .54   $       .54

Income (loss) from discontinued operations                                   (.52)          .04           .25

Income before cumulative effect of changes in
  accounting principles                                                      1.14           .58           .79

Loss from cumulative effect on prior years of
  changes in accounting principles                                                        (1.85)

Net income (loss)                                                     $      1.14   $     (1.27)  $       .79


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION       The Perkin-Elmer Corporation




(Dollar amounts in thousands)
At June 30,                                                                                  1994          1993

Assets
Current Assets
  Cash and cash equivalents                                                           $     25,003  $     28,582
  Short-term investments                                                                                   1,749
  Accounts receivable, less allowances for doubtful accounts of $7,247 ($8,226 - 1993)     231,564       218,236
  Inventories                                                                              201,436       179,082
  Prepaid expenses and other current assets                                                 56,695        47,275


  Total current assets                                                                     514,698       474,924


Property, Plant and Equipment, net                                                         149,071       162,689


Other Assets
  Other long-term assets                                                                   164,524       152,735
  Net assets of discontinued operations                                                     56,207        60,722


  Total other assets                                                                       220,731       213,457


Total Assets                                                                          $    884,500  $    851,070


Liabilities and Shareholders' Equity
Current Liabilities
  Loans payable                                                                       $     83,552  $     73,982
  Accounts payable                                                                          73,221        66,172
  Accrued salaries and wages                                                                41,809        43,350
  Accrued taxes on income                                                                   38,073        38,056
  Other accrued expenses                                                                   141,643       152,435


  Total current liabilities                                                                378,298       373,995


Long-Term Debt                                                                              34,270         7,069


Other Long-Term Liabilities                                                                181,500       163,401



Commitments and Contingencies (see Note 11)


Shareholders' Equity
  Capital stock
    Preferred stock $1 par value: shares authorized 1,000,000; none issued
    Common stock $1 par value: shares authorized 90,000,000 - 1994,
    60,000,000 - 1993; shares issued 45,599,755 - 1994 and 1993                             45,600        45,600
  Capital in excess of par value                                                           178,739       178,739
  Retained earnings                                                                        181,130       163,861
  Cumulative translation adjustments                                                         5,521        (3,931)
  Minimum pension liability                                                                (36,259)      (31,859)
  Treasury stock, at cost (shares: 1994 - 2,651,049; 1993- 1,655,766)                      (84,299)      (45,805)
  Total shareholders' equity                                                               290,432       306,605


Total Liabilities and Shareholders' Equity                                            $    884,500  $    851,070



See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS               The Perkin-Elmer Corporation



(Dollar amounts in thousands)                                       June 30,     June 30,     July 31,
For the years ended                                                     1994         1993         1992

Operating Activities
Income from continuing operations                                $    73,978  $    24,444  $    24,296
Adjustments to reconcile income from continuing operations
to net cash provided by operating activities:
    Depreciation and amortization                                     42,679       41,304       46,624
    Restricted stock amortization                                                     717        1,030
    Deferred income taxes                                              1,750        5,679        1,159
    Costs to combine operations and transaction costs                              41,000
    Gain on sale of joint venture                                                               (3,300)
    Provision for restructured operations                                                       22,000
Changes in operating assets and liabilities:
    Increase in accounts receivable                                  (21,527)      (4,240)     (34,254)
    (Increase) decrease in inventories                               (25,360)      (6,889)       1,944
    (Increase) decrease in prepaid expenses and other assets         (15,043)      16,922       32,214
    Increase (decrease) in accounts payable and other liabilities      2,973      (56,505)     (29,751)
Divestitures                                                          (6,934)       4,003        9,559
Legal settlement                                                     (15,550)

Net Cash Provided by Operating Activities                             36,966       66,435       71,521

Investing Activities
Additions to property, plant and equipment
  (net of disposals of $2,185, $3,264 and $6,877, respectively)      (32,327)     (25,114)     (23,821)
Marketable securities and short-term investments                       1,778        8,409        3,645
Proceeds from sale of assets                                          31,850       53,412
Investment in Lynx Therapeutics, Inc.                                              (9,581)
Other, net                                                              (930)      (1,429)      (4,132)

Net Cash Provided (Used) by Investing Activities                         371       25,697      (24,308)

Financing Activities
Proceeds from long-term borrowings                                    26,992           32
Principal payments on long-term debt                                  (1,886)     (60,707)      (4,375)
Net change in loans payable                                            5,053      (19,982)      (8,893)
Dividends paid                                                       (29,813)     (26,417)     (23,013)
Purchase of treasury stock                                           (59,615)     (14,012)     (15,282)
Stock issued for stock plans, net of cancellations                    17,426       17,685       16,071

Net Cash Used by Financing Activities                                (41,843)    (103,401)     (35,492)

Effect of Exchange Rate Changes on Cash                                  927       (3,255)       1,886

Net Change in Cash and Cash Equivalents                               (3,579)     (14,524)      13,607
Cash and Cash Equivalents beginning of year                           28,582       43,106       29,499

Cash and Cash Equivalents end of year                            $    25,003  $    28,582  $    43,106


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY     The Perkin-Elmer Corporation

                                                 Common    Capital In                  Cumulative    Minimum
                                            Stock $1.00     Excess Of     Retained    Translation    Pension        Treasury Stock
(Dollar amounts and shares in thousands)      Par Value     Par Value     Earnings    Adjustments  Liability      At Cost    Shares

Balance at July 31, 1991                     $   45,084    $  167,770   $  246,227   $    2,774   $   (6,018)  $  (44,803)   (1,866)

Net income                                                                  35,237
Cash dividends                                                             (23,013)
Purchase of treasury stock                                                                                        (15,282)     (510)
Shares issued under stock plans                     149         2,760       (1,525)                                14,644       600
Required minimum pension liability
  (unfunded accumulated benefits)                                                                     (9,573)
Restricted stock plan amortization
  and cancellations                                             1,073
Translation adjustments                                                                  13,503

Balance at July 31, 1992                     $   45,233    $  171,603   $  256,926   $   16,277   $  (15,591)  $  (45,441)   (1,776)

Net loss                                                                   (56,940)
Cash dividends                                                             (26,417)
Lynx Therapeutics, Inc. stock
  distribution                                                              (6,959)
Purchase of treasury stock                                                                                        (14,012)     (443)
Shares issued under stock plans                     367         6,419       (2,749)                                14,597       602
Required minimum pension liability
  (unfunded accumulated benefits)                                                                    (16,268)
Restricted stock plan amortization
  and withholdings                                                717                                                (949)      (39)
Translation adjustments                                                                 (20,208)


Balance at June 30, 1993                     $   45,600    $  178,739   $  163,861   $   (3,931)  $  (31,859)  $  (45,805)   (1,656)

Net income                                                                  51,127
Cash dividends                                                             (29,813)
Lynx Therapeutics, Inc. stock
  distribution                                                                (350)
Purchase of treasury stock                                                                                        (59,615)   (1,841)
Shares issued under stock plans                                             (3,695)                                21,121       846
Required minimum pension liability
  (unfunded accumulated benefits)                                                                     (4,400)
Translation adjustments                                                                   9,452

Balance at June 30, 1994                     $   45,600    $  178,739   $  181,130   $    5,521   $  (36,259)  $  (84,299)   (2,651)



See accompanying notes to consolidated financial statements.

Note 1   Accounting Policies and Practices
Principles of Consolidation. The consolidated financial statements include the accounts of all majority-owned subsidiaries of The Perkin-Elmer Corporation (PE or the Company), reflect the acquisition of Applied Biosystems, Inc. (ABI) as a pooling of interests and present the Company's Material Sciences segment as a discontinued operation (see Note 2). Effective June 30, 1993, the Company changed its fiscal year end from July 31 to June 30. Prior to fiscal 1993, the financial statements of ABI and PE's subsidiaries outside the United States were for fiscal years ended June 30, while PE's domestic operations reported on a July 31 fiscal year end. Fiscal 1993, therefore, includes PE's domestic operations for eleven months. The fiscal 1993 Consolidated Statement of Operations has been reclassified to reflect a $3.0 million charge to reduce the value of receivables due from Eastern Bloc countries, previously included as other expense, as an operating expense.
Investments. The Company uses the equity method of accounting for its investments in 50% or less owned joint ventures. Investments in which PE's ownership is less than 20% are carried at cost.
The Company is required to implement SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," no later than fiscal year 1995. This statement requires investments in equity securities that have readily determinable fair values and all investments in debt securities to be classified in three categories: (1) held-to-maturity securities, which are reported at amortized cost; (2) trading securities, which are reported at fair value with unrealized gains and losses included in earnings; and (3) available-for-sale securities, which are reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. The Company believes adoption of the standard, at this time, will not have a material impact on its financial statements.
Changes in Accounting Principles. During fiscal 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," No. 109, "Accounting for Income Taxes" and No. 112, "Employers' Accounting for Postemployment Benefits." SFAS Nos. 106 and 112 require the accrual method of accounting for the related costs (see Note 5). SFAS No. 109 supersedes SFAS No. 96 and, among other things, changes the criteria for recognition and measurement of deferred tax assets (see Note 4).
As a result of adopting the new accounting standards as of August 1, 1992, a one-time, after-tax charge of $83.1 million was recorded in fiscal 1993. This represented the cumulative effect of the changes on fiscal years prior to 1993.
Cash, Short-Term Investments and Marketable Securities. Cash equivalents consist of highly liquid debt instruments, time deposits and certificates of deposit with original maturities of three months or less. Time deposits and certificates of deposit with original maturities of three months to one year are classified as short-term investments. Short-term investments and marketable securities are valued at cost which approximates market. Long-term marketable securities were $7 million at June 30, 1994 and 1993, and are included in other long-term assets (see Note 13).
Foreign Currency. Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated into U.S. dollars at the fiscal year end exchange rate. The related translation adjustments are recorded as cumulative translation adjustments, a separate component of shareholders' equity. Revenues and expenses are translated using average exchange rates prevailing during the year. Foreign currency transaction gains and losses, as well as translation adjustments for assets and liabilities of foreign operations where the functional currency is the dollar, are included in net income (loss). Foreign currency realized and unrealized gains and losses for the years presented were not material.
It is the Company's policy to reduce substantially the effects of fluctuations in foreign currency exchange rates associated with future cash flows through its exposure management and foreign currency hedging activities. The Company enters into foreign exchange forward contracts and foreign exchange option contracts to hedge the risk of changes in foreign currency rates associated with certain assets and obligations denominated in foreign currencies. The foreign exchange options permit but do not require the Company to exchange foreign currencies at a future date with another party at a contracted exchange rate. The foreign exchange contracts are accounted for as hedges of net investments, firm commitments, and foreign currency transactions. Gains and losses on hedges of net investments are reported as equity adjustments from translation on the balance sheet. The gains and losses on hedges of firm commitments are deferred and included in the basis of the transaction underlying the commitment. Gains and losses on transaction hedges are recognized in income (loss) and offset the foreign exchange gains and losses on the related transaction.
The forward contracts and options contain an element of risk that the counterparties may be unable to meet the terms of the agreements. However, the Company minimizes such risk exposure for forward contracts and options by limiting the counterparties to major international banks and financial institutions. Management does not expect to record any losses as a result of counterparty default. The Company does not require or place collateral for these financial instruments.

Inventories. Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Inventories at June 30, 1994 and 1993 included the following components:
(Dollar amounts in millions)   1994     1993
Raw materials and supplies   $ 24.9   $ 27.9
Work-in-process                22.4     25.4
Finished products             154.1    125.8
Total                        $201.4   $179.1
Property, Plant and Equipment and Depreciation. Property, plant and equipment are stated at cost and at June 30, 1994 and 1993 consisted of the following:
(Dollar amounts in millions)             1994      1993
Land                                   $ 20.8    $ 27.9
Buildings and leasehold improvements    124.6     131.2
Machinery and equipment                 183.7     193.7
Property, plant and equipment, at cost  329.1     352.8
Accumulated depreciation and
  amortization                          180.0     190.1
Property, plant and equipment, net     $149.1    $162.7
Major renewals and improvements that significantly add to productive capacity or extend the life of an asset are capitalized. Repairs, maintenance and minor renewals and improvements are expensed when incurred.
Provisions for depreciation of owned property, plant and equipment are based upon the expected useful lives of the assets and computed primarily by the straight-line method. Leasehold improvements are amortized over their estimated useful lives or the term of the applicable lease, whichever is less, using the straight-line method. Fixed assets leased under capital leases were not material for the years presented.
Intangible Assets. The excess of purchase price over the net asset value of companies acquired is amortized on a straight-line method over periods not exceeding 40 years. Patents and trademarks are amortized using the straight-line method over their expected useful lives. The accumulated amortization of intangibles at June 30, 1994 and 1993 was $22.5 million and $17.6 million, respectively.
Amortization of Software Development Costs. Capitalized software development costs are amortized based upon the greater of the straight-line method over the estimated economic life or the ratio of current gross revenues to total expected gross revenues for the product. The amounts recorded in the financial statements are not material.
Income Taxes. PE intends to permanently reinvest substantially all of the undistributed earnings of its foreign subsidiaries. In those instances where the Company expects to remit earnings, the effect on the results of operations, after considering available tax credits and amounts previously accrued, would not be significant.
Revenues. PE recognizes revenues when products are shipped or services are rendered. Amounts billed for service contracts are credited to deferred service contract income and reflected in net revenues over the term of the contract. The balance of deferred service contract income included in other accrued expenses at June 30, 1994 and 1993 was $37.3 million and $30.7 million, respectively.
Research, Development and Engineering. Research, development and engineering expenditures are expensed when incurred.
Net Income (Loss) Per Share. Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. Common stock equivalents include stock options. The difference between weighted average shares for primary and fully diluted net income (loss) per share was not significant for the years presented.
Supplemental Cash Flow Information. SFAS No. 95, "Statement of Cash Flows," requires disclosure of noncash investing and financing activities excluded from the Consolidated Statements of Cash Flows and amounts paid in cash for interest and income taxes.
The following is a statement of supplemental cash flow information for fiscal years ended 1994, 1993 and 1992:
(Dollar amounts in millions)    1994    1993    1992
Interest                       $ 7.0   $12.5   $14.4
Income taxes                   $16.1   $18.5   $13.7
Noncash investing and
financing activities:
Note receivable from sale of
 assets (see Note 2)           $ 7.2
Acquisition of preferred stock
 for common stock and a note
 receivable (see Note 2)                       $17.0
Acquisition of note receivable
 for Payment-in-Kind
 preferred stock (see Note 2)                  $ 5.8
Acquisition of purchased tech-
 nology payable in future
 periods                                       $ 3.2
Lynx Therapeutics, Inc. stock
  distribution                 $  .4   $ 7.0
Minimum pension liability      $ 4.4   $16.3   $ 9.6

Other. During fiscal 1993, because of the continued softness in the commercial real estate market, the Company reduced the carrying value of certain unoccupied properties by $5 million. This charge is included in other income (expense), net in the Consolidated Statement of Operations.
Note 2   Mergers and Divestitures
Merger with Applied Biosystems, Inc. On February 18, 1993, the shareholders of PE and ABI approved the merger of PE and ABI. Under the terms of the agreement, ABI shareholders received .678 of a share of the Company's common stock for each ABI share. Accordingly, the Company issued 10.2 million shares of its common stock for all the outstanding shares of ABI common stock. Additionally, outstanding options to acquire ABI common stock were converted to options to acquire 1.5 million shares of the Company's common stock. ABI, founded in 1981, is a leading supplier of automated systems for life science research and related applications. ABI develops, manufactures and markets systems, instruments and associated chemicals used to purify, analyze, interpret results and synthesize biological molecules such as DNA, RNA and proteins.
The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests. Accordingly, the Company's financial statements include the results of ABI for all periods presented.
Combined and separate results of PE and ABI during the periods preceding the merger were as follows (in millions):
Six months ended
January 31, 1993
(unaudited)           PE      ABI    Adjustment   Combined
Net revenues       $420.2   $100.9                 $521.1
Net income (loss)  $(54.5)  $  5.7                 $(48.8)

Fiscal year ended
July 31, 1992
Net revenues       $788.3   $181.8                 $970.1
Net income (loss)  $ 58.8   $(15.9)    $(7.7)      $ 35.2

The combined financial results presented above include adjustments made to conform accounting policies of PE and ABI. The only adjustment impacting net income was the restatement of ABI's provision for income taxes from the accounting methods prescribed by SFAS No. 109, to the methods prescribed by SFAS No. 96, which was used by PE prior to fiscal 1993. All other adjustments were reclassifications to conform financial statement presentation. Intercompany transactions between the two companies for the periods presented were not material.
In connection with the merger, the Company recorded one-time charges in the third quarter of fiscal 1993 for transaction costs ($12.5 million) and to reflect the costs to combine operations of the two companies ($28.5 million). The transaction costs include expenses for investment banker and professional fees. The costs to combine operations include provisions for streamlining marketing and distribution arrangements, consolidation of field sales and service offices worldwide, relocation of certain product lines and key personnel, and severance-related costs. Amounts included in other accrued expenses related to costs to combine operations at June 30, 1994 and 1993, were $9.6 million and $26.4 million, respectively.
Discontinued Operations
Legal Settlement. During the first quarter of fiscal 1994, the Company paid $15.5 million to settle potential claims related to the Hubble Space Telescope mirror. This amount, which included legal costs, resulted in an after-tax charge of $15.2 million and is recorded in discontinued operations. In 1989, the Company had sold the unit which performed the work on the telescope to a subsidiary of Hughes Aircraft Company.
Material Sciences Segment. On July 29, 1993, the Company announced its plans to divest its Material Sciences segment which consists of the Company's Metco division (Metco) headquartered in Westbury, New York. Metco produces combustion, electric arc and plasma thermal spray equipment and supplies. The Company has entered into an agreement with Sulzer Inc., a wholly-owned subsidiary of Sulzer, Ltd., Winterthur, Switzerland, for the sale of Metco. The completion of the sale is subject to closing conditions, including receipt of relevant government regulatory approvals. The transaction has taken longer to complete than expected due primarily to obtaining necessary government approvals in both the U.S. and Europe. As a result of this and negative operating factors, the Company recorded an after-tax loss on disposal of $7.7 million during the fourth quarter of fiscal 1994.
The net assets and operating results of Metco are presented in the accompanying consolidated financial statements as a discontinued operation.
Lynx Therapeutics, Inc. On October 5, 1992, prior to its merger with PE, ABI announced the decision to distribute to its shareholders approximately 82% of the stock of its subsidiary, Lynx Therapeutics, Inc. (Lynx). The accompanying Consolidated Statements of Operations reflect the Lynx operating results as a discontinued operation. The net assets of Lynx were not significant.

Summary results of the aforementioned discontinued operations were as follows:
(dollar amounts in millions)    June 30,     June 30,     July 31,
For the years ended                 1994         1993         1992
Net revenues                                   $106.7       $122.9
Costs and expenses                              103.2        108.0
Provision for income taxes                         .2          2.9
Income from discontinued
 operations - Metco prior to
 the measurement date                             3.3         12.0
Loss on disposal of Metco
 including a provision of $5.0
 for operating losses during
 the phase-out period
 (less applicable income
 taxes of $.8)                     $ (7.7)
Loss from discontinued
 operations (net of income
 taxes of $(.2) in 1993, $.7
 in 1992) - Lynx                                 (1.6)        (1.1)
Legal settlement (less appli-
 cable income taxes of $.3)         (15.2)
Income (loss) from
 discontinued operations           $(22.9)      $ 1.7        $10.9

The net assets of Metco have been segregated in the June 30,
1994 and 1993 Consolidated Statements of Financial Position and are summarized below:
(Dollar amounts in millions)          1994    1993
Assets:
Accounts receivable, net             $25.6   $27.1
Inventories                           26.3    28.3
Other current assets                   1.2     1.2
Property, plant and equipment, net    20.1    19.6
Other long-term assets                 3.9     4.1
Total Assets                          77.1    80.3
Liabilities:
Accounts payable                       5.3     4.1
Other accrued expenses                 3.1     4.0
Other current liabilities              3.5     5.3
Long-term liabilities                  4.3     3.3
Total Liabilities                     16.2    16.7
Cumulative translation adjustments     4.7     2.9
Net Assets                           $56.2   $60.7
Divestitures. During the first quarter of fiscal 1994, the Company sold the net assets of its Applied Science Operation to Orbital Sciences Corporation. The Company received cash proceeds of $600,000 and 320,000 shares of Orbital Sciences Corporation common stock which were subsequently disposed of in the second quarter of fiscal 1994 for proceeds of approximately $5 million. During the second quarter of fiscal 1994, the Company sold its minority equity investment in MRJ, Inc. to MRJ Group, Inc. for $3.3 million in cash. In addition, two subordinated notes due from MRJ, Inc. were repaid to the Company. During the fourth quarter of fiscal 1994, the Company completed the sale of its Physical Electronics Division (PHI) to the management of PHI and Chemical Venture Partners. The unit, which was sold for approximately net book value, manufactures and markets surface analysis equipment primarily used for thin-film characterization by chemical analysis. The Company received cash proceeds of $23 million and a 10% interest-bearing note with a face value of $7.2 million in connection with the sale. The gains and losses from the aforementioned divestitures were not significant to the Company's results of operations.
Other. In June of fiscal 1992, PE acquired 10,000 shares of Silicon Valley Group preferred stock in exchange for its minority interest in SVG Lithography, Inc. (SVGL) (2 million shares of SVGL common stock), and an SVGL note receivable maturing on May 1, 1995, representing an aggregate purchase price of $17 million. The investment in preferred stock is included in other long-term assets in the Consolidated Statements of Financial Position. In July of fiscal 1992, the Company sold to ETEC its senior Payment-in-Kind preferred stock with a liquidation value of $6 million in exchange for $250,000 in cash and a senior subordinated note valued at approximately $5.8 million. The note is included in other long-term assets.
Sale of Joint Venture. On December 11, 1991, PE and Hoffmann-La Roche Inc. formed a strategic alliance to market and develop the Polymerase Chain Reaction (PCR) technology used in the amplification of DNA. Under the terms of the agreement, the Company sold its 51% interest in the noninstrument PCR assets of the Perkin-Elmer Cetus Instruments joint venture to Hoffmann-La Roche Inc. The agreement provides for PE to remain the exclusive distributor of all PCR products in the nondiagnostic markets for Hoffmann-La Roche Inc. The Company received a 7% promissory note from F. Hoffmann-La Roche Ltd., in the amount of $45 million and royalty payments based on the net revenues of future sales for PCR products. The transaction resulted in a one-time before-tax gain of $3.3 million in fiscal 1992. In June of fiscal 1993, the Company completed the sale of the 7% promissory note. This transaction resulted in a one-time pretax gain of $8.5 million included in other income (expense), net in the Consolidated Statement of Operations for fiscal 1993.

Note 3   Debt and Lines of Credit
Loans payable and long-term debt at June 30, 1994 and 1993 are summarized below:
(Dollar amounts in millions)           1994      1993
Loans payable, United States:
  Commercial paper                    $15.8     $17.1
  Notes payable, banks                           18.5
Current maturities of long-term debt               .1
                                       15.8      35.7
Loans payable, Foreign:
  Notes payable, banks                 65.9      36.6
Current maturities of long-term debt    1.9       1.7
                                       67.8      38.3
Total loans payable                   $83.6     $74.0

Long-term debt:
 3.255% Yen term loan maturing in
  fiscal 1997                         $28.4
 Yen denominated bank notes with
  maturities through fiscal 2005        5.7     $ 6.9
 Other                                   .2        .2
Total long-term debt                  $34.3     $ 7.1

The weighted average interest rates at June 30, 1994 and 1993 for bank borrowings were 6.2% and 6.3%, respectively, and 4.5% and 3.2%, respectively, for commercial paper borrowings.
On June 1, 1994, the Company entered into a $150 million credit facility consisting of a $50 million 364 day revolving credit agreement and a $100 million three year revolving credit agreement. The facility supports commercial paper issued by the Company in the United States and working capital financing requirements. Commitment and facility fees are based on leverage and interest coverage ratios. Borrowings under the facility may be either in the domestic or Eurodollar markets at the option of the Company; interest rates on amounts borrowed vary depending on the source. There were no borrowings under this facility at June 30, 1994 . This agreement replaced a similar facility which would have expired on June 7, 1994.
On November 12, 1993, the Company's subsidiary, Perkin-Elmer Italia S.p.A., exercised its option to extend 10 billion Lira of the 15 billion Lira credit facility for an additional year. Interest is payable at the Milan Interbank Offered Rate plus .75% per annum. The loan agreement provides for a commitment fee of .2%. At June 30, 1994, there were borrowings of approximately 3 billion Lira under the facility.
The Company's subsidiary, Perkin-Elmer Japan, entered into a three year credit agreement under which it borrowed 2.8 billion Yen at a fixed interest rate of 3.255%. The final maturity date is scheduled for February 1997.
At June 30, 1994, PE had unused credit facilities for short-term borrowings from domestic and foreign banks in various currencies totaling approximately $321 million. Compensating balance requirements and/or commitment fees for such credit arrangements were not material.
Yen denominated bank notes include fixed rate notes (5.4% and 6.2% at June 30, 1994) and notes bearing interest at the bank's long-term variable prime rates (3.5% and 4.4% at June 30, 1994). Under various credit agreements, the Company is restricted as to maintenance of minimum net worth and interest charge coverage ratios.
Annual maturities of long-term debt for the fiscal years 1995 through 1999 are $1.9 million, $1.5 million, $29.3 million, $.7 million and $.4 million, respectively.
Note 4   Income Taxes
Effective August 1, 1992, PE adopted the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.
The cumulative effect of the change in the method of accounting for income taxes attributable to fiscal years prior to 1993 was to increase net income by $19.9 million. The tax benefit primarily resulted from the recognition of deferred tax assets relating to future tax amortization of foreign intangibles. The impact of this change on fiscal 1993 operating results, after recording the cumulative effect, was to recognize additional tax expense of $2 million.
Income before income taxes for fiscal years ended 1994, 1993 and 1992 was as follows:
(Dollar amounts in millions)      1994    1993    1992
United States                    $65.0   $16.1   $14.2
Foreign                           24.1    27.8    35.1
Total                            $89.1   $43.9   $49.3

The components of the provision for income taxes for fiscal years
1994, 1993 and 1992 consisted of the following:
(Dollar amounts in millions)      1994     1993    1992
Currently payable:
 Federal                         $(1.3)   $ 2.4   $13.2
 Foreign                          12.6     10.4     9.8
 State and local                   2.1      1.0      .8
Total currently payable           13.4     13.8    23.8
Deferred:
 Federal                                    2.3     3.0
 Foreign                           1.8      3.4    (1.8)
Total deferred                     1.8      5.7     1.2
Total provision for
 income taxes                    $15.2    $19.5   $25.0

Significant components of deferred tax assets and liabilities at June 30, 1994 and 1993 were:

                                        Deferred Tax Assets

(Dollar amounts in millions)                1994     1993
Intangibles                               $ 13.8   $ 13.0
Inventories                                  7.7      9.3
Postretirement and
  postemployment benefits                   38.2     36.8
Other reserves and accruals                 63.6     68.3
Tax credit carryforwards                    20.7     34.3
Subtotal                                   144.0    161.7
Valuation allowance                       (119.6)  (136.0)
Total deferred tax asset                  $ 24.4   $ 25.7

                                   Deferred Tax Liabilities

(Dollar amounts in millions)                1994     1993
Inventories                               $ (1.0)  $  (.7)
Other reserves and accruals                 (6.6)    (5.1)
Total deferred tax liability                (7.6)    (5.8)
Total net deferred tax asset              $ 16.8   $ 19.9

For fiscal 1992, temporary differences giving rise to deferred income taxes principally resulted from intangibles, reserves and inventories.
A reconciliation of the federal statutory tax provision to the Company's tax provision for the fiscal years ended 1994, 1993 and 1992 follows:
(Dollar amounts in millions)       1994    1993    1992
Federal statutory rate               35%     34%     34%
Tax at federal statutory rate     $31.2   $14.9   $16.7
State income taxes (net of
 federal benefit)                   1.4      .6      .6
Goodwill                             .4      .4     5.7
Effect on income from foreign
 operations                         (.2)    (.5)   (3.1)
Merger expenses                             4.3
Utilization of tax benefit
 carryforwards                    (16.5)   (8.8)   (2.6)
U.S. gain from foreign
 reorganization                     4.6
Alternative minimum tax                     1.1
Domestic temporary
 differences for which (benefit
 is recognized)/no benefit
 is provided                       (7.4)    5.7    10.0
Miscellaneous items                 1.7     1.8    (2.3)
Total provision for
 income taxes                     $15.2   $19.5   $25.0

At June 30, 1994, PE has available foreign tax credit carryforwards of $8.5 million which will expire between 1995 and 1999, and alternative minimum tax credits of $12.3 million with an indefinite carryforward period.
The Company's federal tax returns have been examined by the Internal Revenue Service (IRS) for the years 1975 through 1987, and the IRS is currently examining 1988 and 1989. The primary issue of significant dollar amount for the fiscal years 1975 through 1987 relates to the Company's pricing method on intercompany sales with its subsidiary in Puerto Rico. In 1989, the Company filed a petition in the United States Tax Court contesting a Notice of Deficiency for taxable years 1975 through 1981 relating primarily to this matter. The Company has completed trial before the Tax Court with respect to the deficiencies relating to pricing and has received the Court's decision, which essentially upheld the Company's pricing methods of the intercompany sales. The favorable ruling from the Tax Court contributed to a lower effective tax rate for the Company in fiscal 1994. The other issue being considered by the Tax Court has not yet been decided but is not material in nature. The years 1982 through 1987 are under consideration at the IRS appeals level. It is the Company's opinion that it has adequately provided in the financial statements for any potential IRS tax adjustment relating to these years.
Note 5   Retirement and Other Benefits
Pension Plans. Substantially all employees worldwide are covered by either PE or government sponsored retirement plans. The Company recognizes pension expense in accordance with SFAS No. 87, "Employers' Accounting for Pensions." Total pension expense for its domestic plans and significant foreign plans was $17.3 million for fiscal 1994, $13.8 million for fiscal 1993 and $11.7 million for fiscal 1992.
The Company has a noncontributory pension plan (contributory
1984 and prior) covering substantially all of its domestic employees (ABI employees were covered effective July 1, 1993). Plan benefits are generally established based on average career earnings. The Company also has nonqualified supplemental and deferred compensation plans for certain officers and key employees which are unfunded and paid directly by the Company. The qualified pension plan in the United States is funded in accordance with the requirements of the Employee Retirement Income Security Act of 1974. Plan assets are invested in various securities including U.S. government and federal agency obligations, corporate debt, preferred and common stocks, foreign government obligations, real estate and foreign equities. Employees outside of the U.S. generally receive retirement benefits under various pension plans based upon such factors as years of service and employee compensation levels which conform to the practice common in the country in which PE conducts business.

The following assumptions and components were used for the fiscal years ended 1994, 1993 and 1992 to develop net periodic pension cost:

                                              Domestic Plans
(Dollar amounts in millions)           1994       1993       1992
Assumptions:
 Discount rate                        8 1/2%     8 1/2%     8 1/2%
 Rate of increase in future
  compensation levels                     4%         4%         4%
 Expected long-term rate
  of return on assets              8 1/2-10%  8 1/2-10%   8 1/2-10%
Components:
 Service cost                        $  9.1     $  6.2       $ 6.5
 Interest cost                         30.6       25.6        26.7
 Actual return on assets              (19.5)     (29.0)      (23.6)
 Net amortization and
  deferral                             (9.8)       3.5        (4.3)
Net periodic pension cost            $ 10.4     $  6.3       $ 5.3


                                               Foreign Plans
(Dollar amounts in millions)       1994            1993            1992
Assumptions:
 Discount rate                  6-8 1/2%    6 1/2-9 1/2%    7 1/2-9 1/2%
 Rate of increase in future
  compensation levels             4 1/2%        4 1/2-5%        4 1/2-6%
 Expected long-term rate
  of return on assets          6 1/2-10%       7-10 1/2%   7 1/2-10 1/2%
Components:
 Service cost                     $ 2.9           $ 3.1           $ 2.8
 Interest cost                      6.0             6.3             5.9
 Actual return on assets           (1.7)           (4.3)            (.9)
 Net amortization and
    deferral                        (.3)            2.4            (1.4)
 Net periodic pension cost        $ 6.9           $ 7.5           $ 6.4

The following table sets forth the funded status of the plans and amounts recognized in the Company's Consolidated Statements of Financial Position at June 30, 1994 and 1993:

                                               Domestic Plans
(Dollar amounts in millions)                     1994    1993
Plan assets at fair value                      $339.3  $323.8
Actuarial present value
 of benefit obligations:
  Vested                                        362.7   346.8
  Nonvested                                       6.1     7.0
Accumulated benefit obligation                  368.8   353.8
Effect of assumed increase in
 future compensation levels                      13.1    11.8
Reduction of projected benefit
 obligation due to curtailment                   (2.8)
Projected benefit obligation                    379.1   365.6
Excess of projected benefit
 obligation over plan assets                     39.8    41.8
Required minimum pension liability
 (unfunded accumulated benefits)                 37.9    33.1
Effect of items not yet recognized:
 Net actuarial loss                             (57.2)  (51.6)
 Prior service cost                              (4.7)   (9.3)
 Net transition asset                            13.7    16.0
Pension liability                              $ 29.5  $ 30.0

In accordance with the provisions of SFAS No. 87, the Company recorded, as shown in the table above, an additional minimum liability at the end of each year representing the excess of the accumulated benefit obligations over the fair value of plan assets and accrued pension liabilities. The liabilities have been offset by intangible assets to the extent possible. Because the asset recognized may not exceed the amount of unrecognized prior service cost, the balance of the liability is reported as a reduction of shareholders' equity.
As a result of the Company's decision to sell its Applied Science Operation, Physical Electronics Division and Material Sciences segment (see Note 2), PE recognized a curtailment of its domestic pension plan. The loss recognized was not material to the financial statements.
The curtailment reduction of $2.8 million, reflected in the Statement of Financial Position, was the gain from the reduction in the projected benefit obligation. This is not recognized immediately as a reduction of expense because it did not exceed the amount of unrecognized cumulative loss, net of the unrecognized initial asset, as required by SFAS No. 88.

                                   Foreign Plans

                               Assets Exceed    Accumulated
                                 Accumulated       Benefits
                                    Benefits  Exceed Assets
(Dollar amounts in millions)     1994   1993    1994   1993
Plan assets at fair value       $25.2  $23.5
Actuarial present value
 of benefit obligations:
  Vested                         23.1   20.4   $43.0  $38.0
  Nonvested                                      4.1    3.6
Accumulated benefit
 obligation                      23.1   20.4    47.1   41.6
Effect of assumed increase in
 future compensation levels       1.7     .8    12.6   13.1
Projected benefit obligation     24.8   21.2    59.7   54.7
Projected benefit obligation
 in excess of (less than)
 plan assets                      (.4)  (2.3)   59.7   54.7
Effect of items not yet
 recognized:
 Net actuarial loss              (3.8)  (1.2)    1.0    (.1)
 Prior service cost               (.4)   (.4)
 Net transition asset
       (obligation)               3.4    3.7    (7.4)  (7.7)
Pension liability (asset)       $(1.2) $ (.2)  $53.3  $46.9

PE has a profit sharing and savings plan whereby, when pretax earnings per share of the common stock outstanding exceed $.3125 per share, the Company is required to fund the plan in an amount equal to 8% of consolidated pretax earnings, as defined by the plan, provided the amount of such payment does not reduce the balance of such earnings below $.3125 per share of common stock. The profit sharing payment by the Company is allocated among its domestic employees (ABI employees were covered as of July 1, 1993) in direct proportion to their earnings. PE's contribution was $7.5 million for fiscal 1994, $6.7 million for fiscal 1993 and $7 million for fiscal 1992.
Retiree Health Care and Life Insurance Benefits. PE provides certain health care and life insurance benefits to domestic employees, hired prior to January 1, 1993, who retire from the Company and satisfy certain service and age requirements. Generally, the medical coverage pays a stated percentage of most medical expenses reduced for any deductible and payments made by Medicare or other group coverage. Benefits are administered through an insurance carrier paid by PE. The cost of providing these benefits is shared with retirees. The cost sharing provisions will vary depending on the retirement date, age and years of service. The Company has amended the plan to exclude any domestic employees hired after January 1, 1993. The plan is unfunded.
The Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," as of August 1, 1992. This statement requires the accrual of the cost of providing postretirement benefits, including medical and life insurance coverage, during the active service period of the employee. The Company elected to immediately recognize the accumulated liability, measured as of August 1, 1992. This resulted in a one-time after-tax charge of $88.8 million or $1.98 per share. The effect of this change on fiscal 1993 operating results, after recording the cumulative effect for fiscal years prior to 1993, was to recognize additional after-tax expense of $3.0 million or $.07 per share. The pro forma effect of the change on fiscal years prior to 1993 was not determinable. Prior to fiscal 1993, the Company recognized expense in the year the benefits were paid. Postretirement health care and life insurance costs charged to expense were $5.3 million in fiscal 1992.

The following table sets forth the funded status of the plan, reconciled to the accrued postretirement benefit liability
recognized in the Company's Consolidated Statements of Financial
Position at June 30, 1994 and 1993:
(Dollar amounts in millions)               1994     1993
Actuarial present value of
 postretirement benefit obligation:
   Retirees                               $68.8    $72.1
 Fully eligible active participants         7.5      6.1
 Other active participants                 10.9     14.6
Accumulated postretirement benefit
 obligation (APBO)                         87.2     92.8
Effect of items not yet recognized:
 Unrecognized net gain                      6.6
Accrued postretirement benefit liability  $93.8    $92.8

Net periodic postretirement benefit cost for fiscal 1994 and 1993 included the following components:
(Dollar amounts in millions)                 1994     1993
Service cost of benefits earned              $1.2     $1.2
Interest cost on accumulated postretirement
  benefit obligation                          7.2      6.7
Net periodic postretirement benefit cost     $8.4     $7.9

As a result of the Company's decision to sell its Applied Science Operation, Physical Electronics Division and Material Sciences segment (see Note 2), it recognized a $2.9 million gain related to the curtailment of its postretirement benefit plan during fiscal 1994.
The discount rate used in determining the APBO was 8.5% in fiscal 1994 and 1993. The assumed health care cost trend rate used for measuring the APBO was divided into three categories:
                               1994   1993
Pre-65 participants            12.3%  13.0%
Post-65 participants            8.7%   9.0%
Medicare                        7.8%   8.0%

All three rates were assumed to decline to 5.5% over 11 years in fiscal 1994 and over 12 years in fiscal 1993.
If the health care cost trend rate was increased 1 percent, the APBO, as of June 30, 1994, would have increased 10.3%. The effect of this change on the aggregate of service and interest cost for fiscal 1994 would be an increase of 13%.
Foreign employees are primarily covered under government sponsored programs and, therefore, the impact of SFAS No. 106 was not material. No significant expense for foreign retiree medical benefits was incurred by the Company in any of the years presented.
Postemployment Benefits. The Company provides certain postemployment benefits to eligible employees. These benefits include severance, disability and medical-related costs paid after employment but before retirement.
The Company adopted, effective as of the beginning of fiscal 1993, SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires an accrual method of accounting for the related costs. Prior to the adoption of this standard, the Company recognized such costs at the time the benefits were paid.
The adoption of SFAS No. 112 in fiscal 1993 resulted in a one-time after-tax charge to net income of $14.2 million in the first quarter of the year, representing the cumulative effect on prior years of adopting the new standard.
Note 6   Geographic Area Information
PE operates in one industry segment: the development, manufacture, marketing, sales and service of analytical instrument systems. Included in this industry segment are analytical instrument systems and associated consumable products used to amplify, purify, analyze, interpret results of, synthesize and sequence biological molecules such as DNA, RNA and proteins utilized in life science and related applications.
This industry segment also includes analytical instrument systems used for determining the composition and molecular structure of chemical substances and measuring the concentration of materials in a sample. Analytical instruments include spectrophotometers, gas and liquid chromatographs, analytical balances, flame photometers, polarimeters and data handling devices that are designed for use with analytical instrument systems.
Operating income is net revenues less operating costs and expenses. Operating costs and expenses include cost of sales, selling, general and administrative and research, development and engineering expenses. Identifiable assets include all assets directly identified with those geographic areas. Corporate assets consist primarily of cash and cash equivalents, short-term investments, long-term marketable securities, certain other current and long-term assets and certain investments in unconsolidated companies.
Information by geographic area is presented on a source basis, with exports shown in their area of origin and R&D expenses reflected in the area where the activity was performed. Operating income reflects all profit in the region where the sale originated. The geographic groupings of non-U.S. operations are based on similarities of business environment and geographic proximity.


                                                                                          Eliminations
                                            United                            Other       and Corporate
(DOLLAR AMOUNTS IN MILLIONS)                States      Europe    Far East    Countries   Expenses     Consolidated

Fiscal 1994:
Net revenues                              $  417.8     $ 362.6     $ 195.3       $ 48.8                 $ 1,024.5
Interarea transfers                           56.0       114.3       102.2          6.6     $ (279.1)

                                             473.8       476.9       297.5         55.4       (279.1)   $ 1,024.5

Operating income (loss)                       (3.4)       48.8        62.0          9.7     $  (21.1)        96.0

Identifiable assets                       $  319.3     $ 224.6     $ 102.6       $ 23.3                 $   669.8
Corporate assets                                                                                            158.5
Net assets of discontinued operations                                                                        56.2

Total assets                                                                                                884.5

Fiscal 1993: (a)

Net revenues                              $ 404.50    $ 420.40     $ 144.5       $ 41.9                 $ 1,011.3
Interarea transfers                           56.5       122.8        64.2          7.6     $ (251.1)

                                             461.0       543.2       208.7         49.5       (251.1)   $ 1,011.3

Operating income (loss) (b)                  (24.7)       58.1        43.9          8.3     $  (42.1)        43.5

Identifiable assets                        $ 332.4     $ 215.8     $  70.5       $ 20.9                  $  639.6
Corporate assets                                                                                            150.8
Net assets of discontinued operations                                                                        60.7

Total assets                                                                                                851.1

Fiscal 1992: (a)

Net revenues                               $ 412.2     $ 395.2     $ 120.1       $ 42.6                  $  970.1
Interarea transfers                           47.8       112.7        50.8          6.0     $ (217.3)

                                             460.0       507.9       170.9         48.6       (217.3)    $  970.1

Operating income (loss)                      (14.1)       60.1        36.2          7.4     $  (27.0)        62.6

Identifiable assets                          352.0       233.0        62.5         26.9                     674.4
Corporate assets                                                                                            210.0
Net assets of discontinued operations                                                                        64.6

Total assets                                                                                                949.0


(a) The financial data by geographic area for prior years has been reclassified to reflect all operating profit in the region where the revenue originated.
(b) The costs to combine operations of $28.5 million were included in operating income of the United States ($15.4 million), Europe ($11.4 million), Far East ($1.4 million) and other countries ($.3 million). The $12.5 million in transaction costs is reflected as a corporate expense.


For purposes of this footnote, revenues between geographic areas are accounted for at approximately cost.
Export sales for the fiscal years ended June 30, 1994, 1993 and July 31, 1992 were approximately $63.8 million, $76.1 million and $80.7 million, respectively.
Note 7   Shareholders' Equity
Treasury Stock. PE's Board of Directors has authorized the purchase of PE common stock to support the Company's employee stock purchase plan and stock option plans. Under this Board of Directors' resolution, purchases for this program are limited annually to the number of shares expected to be issued under these plans. For the years ended June 30, 1994, 1993 and July 31, 1992, the Company purchased .8 million shares, .4 million shares and .5 million shares, respectively, to support these plans. Under a separate program, PE is authorized to purchase common stock when management deems such action to be in the best interest of its shareholders and the Company. During fiscal 1989, the Company's Board of Directors increased its authorization to purchase PE common stock from 5 million shares to 10 million shares. As of June 30, 1994, approximately 5 million shares remain authorized to be purchased.
Shareholder Protection Rights Plan. PE has adopted a Shareholder Protection Rights Plan designed to protect shareholders against abusive takeover tactics by declaring a dividend of one right on each outstanding share of common stock. Each right entitles shareholders to buy one one-hundredth of a newly-issued share of participating preferred stock having economic and voting terms similar to those of one share of common stock at an exercise price of $90.00, subject to adjustment.
The rights will be exercisable only if a person or a group: (a) acquires 20% or more of the Company's shares or (b) commences a tender offer that will result in such person or group owning 20% or more of the Company's shares. Before that time, the rights trade with the common stock, but thereafter they become separately tradeable.
Upon exercise, after a person or a group acquires 20% or more of the Company's shares, each right (other than rights held by the acquiring person) will entitle the shareholder to purchase a number of shares of preferred stock of the Company having a market value of two times the exercise price. If PE is acquired in a merger or other business combination, each right will entitle the shareholder to purchase at the then exercise price a number of shares of common stock of the acquiring company having a market value of two times such exercise price. If any person or group acquires between 20% and 50% of PE's shares, the Company's Board of Directors may, at its option, exchange one share of the Company's common stock for each right.
The rights are redeemable at PE's option at one cent per right prior to a person or group becoming an acquiring person.
Common Stock. In October 1993, the Company's shareholders approved an increase in the number of authorized shares of common stock from 60 million to 90 million.
Note 8   Stock Plans
Stock Option Plans. Under PE's stock option plans, officers and other key employees may be granted options, each of which allows for the purchase of common stock at a price of not less than 100% of fair market value at the date of grant.
As a result of the merger with ABI in 1993, all unexpired and unexercised stock options under ABI's stock option plans were converted to options to acquire .678 of a share of the Company's common stock, and the obligations with respect to such options have been assumed by PE. Each ABI option assumed by PE is subject to the same terms and conditions which existed prior to the merger.
Stock options granted under the ABI plans were available for grant to employees, directors, consultants, sales representatives and distributors. Incentive stock options, granted at prices not less than the fair market value of the common stock on the date of grant, and nonstatutory stock options, granted at prices ranging from 85% to 100% of the fair market value on the date of grant, were available for grant.
Transactions relating to the stock purchase and option plans of the Company are summarized below. The table reflects the pooled activity of PE and ABI options for 1992 and 1993 as if all ABI options were granted, exercised, or canceled at .678 of a PE share.
                                         Number of Shares
Outstanding at July 31, 1991                    3,982,226
Granted at $18.07-$34.81 per share                896,246
Exercised at $15.90-$35.88 per share              630,091
Canceled                                          234,380
Outstanding at July 31, 1992                    4,014,001
Granted at $20.47-$37.75 per share              1,387,417
Exercised at $9.96-$35.88 per share               841,752
Canceled                                          199,523
Outstanding at June 30, 1993                    4,360,143
Granted at $30.25-$37.75 per share                970,150
Exercised at $10.70-$35.32 per share              763,085
Canceled                                          253,458
Outstanding at June 30, 1994                    4,313,750

Options exercisable at June 30, 1994            2,491,665

As of June 30, 1994, 1.0 million shares remain available for option grant.
Employee Stock Purchase Plan. The Employee Stock Purchase Plan enables substantially all domestic employees to subscribe to shares of common stock on an annual offering date at a purchase price equal to the lower of 85% of the fair market value of the common stock on the day the right is granted or 85% of the fair market value of the common stock on the day the 24 month purchase period applicable to each right to purchase terminates.
At the effective time of the merger, each outstanding right to acquire ABI common stock pursuant to the ABI Employee Stock Purchase Plan was converted to a right to purchase .678 of a share of PE common stock subject to the same terms and conditions set forth in the ABI purchase plan. ABI contributed 25% of the purchase price of eligible stock purchases.
Common stock issued under the PE and ABI Employee Stock Purchase Plans, assuming ABI stock was issued at .678 of a PE share prior to the merger, was approximately .1 million in fiscal 1994, 1993 and 1992. At June 30, 1994, .8 million shares are reserved for issuance.
Director Stock Purchase and Deferred Compensation Plan. In 1993, PE adopted the Director Stock Purchase and Deferred Compensation Plan which requires nonemployee directors of the Company to apply at least 50% of their annual retainer to the purchase of common stock. The purchase price of the common stock to be purchased under the plan is the fair market value on the first calendar day of the third month of each fiscal quarter. At June 30, 1994, approximately 96,500 shares were available for issuance. Restricted Stock. As part of PE's 1993 Stock Incentive Plan, a total of 100,000 shares of common stock may be granted to key employees pursuant to restricted stock awards. Such stock will not vest until certain continuous employment restrictions are met. PE's 1988 Stock Incentive Plan also permitted the grant of restricted stock awards. In fiscal 1994, 1993 and 1992, there were no shares awarded. The amounts charged to expense in fiscal years 1993 and 1992 related to the 1988 plan were $.7 million and $1 million, respectively. There were no charges in fiscal 1994.
Note 9   Additional Information
The following table provides the major components of selected accounts of the Consolidated Statements of Financial Position:
(Dollar amounts in millions)
At June 30,                                1994      1993
Other long-term assets
Investments in affiliated companies      $ 34.0    $ 38.1
Assets held for sale                       45.0      31.6
Other                                      85.5      83.0
Total                                    $164.5    $152.7

Other accrued expenses

Deferred service revenues                $ 37.3    $ 30.7
Accrued pension liabilities                16.7      25.4
Costs to combine operations                 9.6      26.4
Other                                      78.0      69.9
Total                                    $141.6    $152.4

Other long-term liabilities

Accrued pension liabilities              $ 56.1    $ 41.9
Accrued postretirement benefits            89.9      86.8
Other                                      35.5      34.7
Total                                    $181.5    $163.4

The following table provides the significant components of other income (expense) in the Consolidated Statement of Operations for the year ended June 30, 1993:

(Dollar amounts in millions)                         1993
Gain on sale of 7% promissory note                   $8.5
Reduction in carrying value of
 unoccupied properties                               (5.0)
Other, net                                            2.6
Total                                                $6.1

The components of other income (expense) for fiscal years 1994 and 1992 were not material.
Note 10   Provision for Restructured Operations
In the fourth quarter of fiscal 1992, ABI recorded a $22 million charge to write down goodwill and other intangibles with limited or no continuing value; to reserve for the closing of its Swedish operation; and to accrue for expenses related to the closure and relocation of its San Jose, California manufacturing facility. The closure of the Swedish operation and the San Jose facility were substantially completed in fiscal 1993.

Note 11   Commitments and Contingencies
Future minimum payments at June 30, 1994 under noncancelable operating leases for real estate and equipment were as follows:
(Dollar amounts in millions)
1995                                                $24.1
1996                                                 20.1
1997                                                 15.7
1998                                                 10.2
1999                                                  8.0
2000 and thereafter                                   9.2
Total                                               $87.3

Rental expense was $32.9 million in fiscal 1994, $31.9 million in fiscal 1993 and $27.7 million in fiscal 1992.
The Company has been named as a defendant in several legal actions arising from the conduct of its normal business activities. Although the amount of any liability that might arise with respect to any of these matters cannot be accurately predicted, the resulting liability, if any, will not in the opinion of management have a material adverse effect on the financial statements of the Company.
Note 12   Sale of Accounts Receivable
The Company periodically sells accounts receivable in Japan. In 1992, the Company also sold accounts receivable in Italy. These transactions are recorded as sales in accordance with SFAS No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse," as amended. During the fiscal years ended 1994, 1993 and 1992, the Company received cash proceeds of $43.8 million, $17.8 million and $38.1 million, respectively. The Company believes that it has adequately provided for any risk of loss which may occur under these arrangements.
Note 13   Fair Value of Financial Instruments
The following methods and assumptions were used to estimate the fair value of the following financial instruments held by the
Company:
Cash and Short-Term Investments. The carrying amount approximates fair value because of the short maturity of those instruments. Marketable Securities Beyond One Year. The fair values of these investments are estimated based on quoted market prices for those or similar instruments.
Minority Equity Investments, Notes Receivable. The fair values of these instruments are estimated based on quoted market prices if available or quoted market prices of financial instruments with similar characteristics.
Debt. The fair value of the Company's debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.
Foreign Currency Contracts. The fair value of foreign currency contracts (used for hedging purposes) is estimated using fiscal year end exchange rates.

The carrying values and estimated fair values of the Company's financial instruments at June 30, 1994 and 1993 were as follows:
                           Carrying     Fair     Carrying     Fair
                             Amount    Value       Amount    Value
(Dollar amounts in millions)       1994                  1993
Cash and short-term
  investments                 $25.0    $25.0        $30.3    $30.3
Marketable securities
  maturing beyond one year      7.0      7.0          7.0      7.0
Minority equity investments    27.3     30.0         28.3     28.7
Notes receivable               13.4     13.7          9.8     10.0
Short-term debt                83.6     83.6         74.0     74.0
Long-term debt                 34.3     34.3          7.1      7.1
Foreign currency contracts     90.8     90.8         59.5     59.5

Note 14 Quarterly Financial Information (Unaudited)
The following is a summary of quarterly financial results for the fiscal years ended June 30, 1994 and June 30, 1993:

                                                      First Quarter       Second Quarter      Third Quarter       Fourth Quarter
(Dollar amounts in millions except per share amounts)    1994      1993      1994      1993      1994      1993      1994      1993

Net revenues                                          $ 243.3   $ 250.9   $ 256.8   $ 270.2   $ 263.5   $ 258.6   $ 260.9   $ 231.6
Gross margin                                            113.6     117.5     123.6     129.8     128.9     123.0     123.1     105.9
Income (loss) from continuing operations                 13.5      11.6      22.2      20.5      20.4     (16.9)     17.9       9.3
Income (loss) from discontinued
     operations                                         (12.5)      1.8                  .4                 2.7     (10.4)     (3.2)
Income (loss) before cumulative effect of
     changes in accounting principles                     1.0      13.4      22.2      20.9      20.4     (14.2)      7.5       6.1
Cumulative effect on prior years of
     changes in accounting principles
     (net of income taxes)                                        (83.1)
Net income (loss)                                         1.0     (69.7)     22.2      20.9      20.4     (14.2)      7.5       6.1
Income (loss) per share from continuing
     operations                                           .30       .26       .50       .46       .45      (.38)      .41       .20
Income (loss) per share from
     discontinued operations                             (.28)      .04                 .01                 .06      (.24)     (.07)
Income (loss) per share before cumulative
     effect of changes in accounting principles           .02       .30       .50       .47       .45      (.32)      .17       .13
loss per share from cumulative effect on prior
     years of changes in accounting principles                    (1.85)
Net income (loss) per share                            $  .02   $ (1.55)   $  .50    $   .47  $   .45   $  (.32)  $   .17   $   .13


Stocks Prices and Dividends                         1994                   1993

Stock prices                                  High        Low          High        Low
First Quarter                               $ 33 7/8     $ 30       $ 35 1/2     $ 28 1/2
Second Quarter                              $ 39         $ 28 1/2   $ 39 3/4     $ 30 1/8
Third Quarter                               $ 39 1/2     $ 31       $ 39 1/4     $ 32 3/4
Fourth Quarter                              $ 33         $ 27       $ 36 1/2     $ 30 3/4



Dividends per share                                   1994             1993

First Quarter                                      $ .17               $ .17
Second Quarter                                     $ .17               $ .17
Third Quarter                                      $ .17               $ .17
Fourth Quarter                                     $ .17               $ .17

To the Shareholders of The Perkin-Elmer Corporation
The Company is responsible for the preparation and integrity of the accompanying consolidated financial statements. The statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts based upon management's best estimates and judgments. These accounting principles have been consistently applied. The financial statements are believed to reflect, in all material respects, the substance of events and transactions that should be included. Financial information presented elsewhere in this annual report is consistent with that in the financial statements.
In meeting its responsibility for preparing reliable financial statements, the Company depends on its system of internal accounting controls. This system is designed to provide reasonable assurance that assets are safeguarded and transactions are executed in accordance with the appropriate corporate authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles. The Company believes that its accounting controls provide reasonable assurance that errors or irregularities that could be material to the financial statements are prevented or would be detected within a timely period by employees in the normal course of performing their assigned functions. The concept of reasonable assurance is based on the recognition that judgments are required to assess and balance the costs and expected benefits of a system of internal accounting controls. Written internal accounting control and other operating policies and procedures supporting this system are communicated throughout the Company. Adherence to these policies and procedures is reviewed through a coordinated audit effort of the Company's internal audit staff and independent accountants.
The independent accountants review and test the system of internal accounting controls to the extent they consider necessary to support their opinion on the consolidated financial statements of the Company. Their report is the result of an independent and objective review of management's discharge of its responsibilities relating to the fairness of reported operating results and financial condition.
The Company's Board of Directors has an Audit Committee composed solely of outside directors. The committee meets periodically with the Company's independent accountants, management and internal auditors to review matters relating to the quality of financial reporting and internal accounting controls, the nature and extent of internal and external audit plans and results, and certain other matters. The independent accountants, whose appointment is recommended by the Audit Committee to the Board of Directors, have full and free access to this committee.
A statement of business ethics policy is communicated to all Company employees. The Company monitors compliance with this policy to help assure that operations are conducted in a responsible and professional manner with a commitment to the highest standard of business conduct.




William F. Emswiler
Vice President, Finance
Chief Financial Officer




Gaynor N. Kelley
Chairman and
Chief Executive Officer

Report of Independent Accountants
To the Shareholders and Board of Directors of The Perkin-Elmer Corporation
In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated statements of financial position and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of The
Perkin-Elmer Corporation and its subsidiaries at June 30, 1994 and 1993, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 1994, in conformity with generally accepted accounting principles.
These financial statements are the
responsibility of the Company's management;
our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Applied Biosystems, Inc., which statements reflect total revenues of
$181,805,000 for the year ended July 31, 1992. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Applied Biosystems, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.
As discussed in Note 4 and Note 5 to the financial statements, the Company changed its method of accounting for income taxes, postretirement benefits and postemployment benefits in fiscal 1993.

Price Waterhouse LLP


Stamford, Connecticut
July 28, 1994