Form 10-K, Exhibit 13
period 1995-06-30
PERKIN ELMER CORP
filed 1995-09-27
CIK 77551

SELECTED FINANCIAL DATA                          The Perkin-Elmer Corporation





(Dollar amounts in thousands except per share amounts)    June 30,        June 30,        June 30,      July 31,     July 31,
For the years ended                                          1995 (a)        1994 (b)        1993 (c)      1992 (d)     1991 (e)

Financial Operations
Net revenues                                          $  1,063,506    $  1,024,467    $  1,011,297    $  970,054   $  893,499
Operating costs and expenses                               995,610         928,451         967,836       907,490      892,174
Operating income                                            67,896          96,016          43,461        62,564        1,325
Income (loss) before income taxes                           82,564          89,132          43,929        49,283      (10,389)
Income (loss) from continuing operations                    66,877          73,978          24,444        24,296      (16,384)
Cumulative effect of accounting changes                                                    (83,098)
Net income (loss)                                           66,877          51,127         (56,940)       35,237      (18,404)
Income (loss) per share from continuing operations            1.57            1.66             .54           .54         (.39)
Loss per share from cumulative effect
  of accounting changes                                                                      (1.85)
Net income (loss) per share                                   1.57            1.14           (1.27)          .79         (.44)
Dividends per share                                            .68             .68             .68           .68          .68


Other Information
Average common shares including
  dilutive equivalents (in thousands)                       42,644          44,673          44,953        44,695       42,091
Current ratio                                                 1.61            1.36            1.27          1.36         1.32
Working capital                                         $  227,644      $  136,400      $  100,929    $  140,456   $  116,802
Capital expenditures                                        28,863          34,512          28,378        30,698       38,359
Total assets                                               893,038         884,500         851,070       948,953      898,248
Long-term debt                                              34,124          34,270           7,069        67,011       65,881
Shareholders' equity                                       304,700         290,432         306,605       429,007      411,034
Shareholders' equity per share                                7.24            6.76            6.98          9.87         9.50
Orders                                                   1,070,066       1,048,350         995,379       983,568      914,409



(a) Includes a $23.0 million charge related to worldwide staff reductions and facility consolidations (see Note 10), and a $20.8 million gain on the sale of an investment (see Note 2).
(b) Includes a $22.9 million after-tax charge for discontinued operations (see Note 2).
(c) Includes $41.0 million in one-time charges in connection with the merger with ABI (see Note 2), and an $83.1 million charge representing the cumulative effect of adopting SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," SFAS No. 112, "Employers' Accounting for Postemployment Benefits" and SFAS No.
         109, "Accounting for Income Taxes." Prior years were not restated for SFAS Nos. 106, 112 or 109 (see Notes 4 and 5).
(d) Includes a $22.0 million charge related to product line discontinuance and facility relocation, as well as a $3.3 million gain on the sale of a joint venture.
(e) Includes a $50.2 million charge related to the consolidation of manufacturing, engineering and marketing functions worldwide.

Management's Discussion and Analysis

Management's Discussion of Operations

The following discussion should be read in conjunction with the consolidated financial statements and related notes included on pages 28 through 43. Historical results and percentage relationships are not necessarily indicative of operating results for any future periods.

Events Impacting Comparability
In the fourth quarter of fiscal 1995, The Perkin-Elmer
Corporation (PE or the Company) recorded a $23.0 million before-tax restructuring charge for actions to improve operating efficiencies and reduce future costs and expenses. The restructuring charge on an after-tax basis was $18.6 million, or $.44 per share (see
Note 10).
  During the third quarter of fiscal 1995, the Company sold its 7% equity interest in Silicon Valley Group, Inc. (SVG), resulting in a before-tax gain of $20.8 million, or $.40 per share after-tax (see Note 2).
  In the first quarter of fiscal 1995, the Company concluded the sale of its Material Sciences segment consisting of the Company's Metco division. The
Company announced its plan to divest Metco in July
1993. Consequently, Metco's net assets and operating results are presented in the accompanying consolidated financial statements as a discontinued operation (see
Note 2).
  The Company sold its Applied Science Operation (ASO) in the first quarter of fiscal 1994 and its minority equity investment in MRJ, Inc. during the second quarter of fiscal 1994. In addition, the Physical
Electronics Division (PHI) was sold as of the end of the third quarter of fiscal 1994 (see Note 2).
  On February 18, 1993, the shareholders of PE and
Applied Biosystems, Inc. (ABI) approved the merger of the two companies. The transaction was accounted for as a pooling of interests (see Note 2).
  Effective June 30, 1993, the Company changed its fiscal year end from July 31 to June 30. Prior to fiscal 1993, the financial statements of PE's operations outside the United States and ABI were for fiscal years ended June 30, while PE's domestic operations reported on a July 31 year end. Fiscal
1993 includes PE's U.S. operations for eleven months compared with a full year for fiscal years 1995 and 1994.

Results of Continuing Operations - 1995 Compared to
1994
Net revenues were $1,063.5 million in fiscal 1995 compared with $1,024.5 million in fiscal 1994.
Included in the prior year were ASO and PHI net revenues totaling $39.2 million. These operations were sold during fiscal 1994. Excluding the effects of these two business units, net revenues increased
$78.2 million, or 7.9%, over the prior year.
Approximately $48 million of the increase was due to currency changes, primarily the U.S. dollar's weakness against the Japanese yen and certain European currencies. Overall, while the traditional analytical instrument products experienced lower demand in fiscal
1995, the Company continued to benefit from strong sales of life science products, especially PCR related instruments and consumables, and DNA sequencing systems and consumables. Excluding the effects of currency, net revenues from life science products increased $33.4 million over the prior year.
  Excluding the effects of ASO and PHI, net revenues in all geographic markets, with the exception of the Far East, increased over the prior year. U.S. net revenues increased 2.6%, as a result of an increase in biotechnology product sales. Europe's net revenues increased $64.7 million, or 18.1% over the prior year
(approximately $30 million, or 8%, excluding the effects of currency). In the Far East, net revenues were unchanged for the year, following fiscal 1994's increase of 35.2%. During fiscal 1995, the Far East market was adversely impacted by decreased Japanese public and private funding in the biotechnology and environmental product areas. Other worldwide markets experienced modest improvements over the prior year due primarily to bioresearch products.
  Gross margin as a percentage of net revenues was 47.3% in fiscal 1995 compared with 48.1% in fiscal
1994, excluding ASO and PHI.  Improvements in the U.S.
market gross margin were offset by continued competitive pricing pressures worldwide and a less favorable product mix in the Far East. The change in product mix reflected lower sales volume of higher gross margin bioresearch products.
  Selling, general and administrative (SG&A) expenses were $317.1 million in fiscal 1995, an increase of 6% over fiscal 1994. When measured on a comparable basis, excluding the expenses of ASO and PHI, SG&A expenses increased to 29.8% of net revenues from 29.6% in fiscal 1994. A decline in administrative expenses of approximately 2% was offset by the negative effects of currency translation in Europe and the Far East, and increased worldwide marketing expenses, primarily due to new product introductions. Research, development and engineering expenses (R&D) were $95.1 million in fiscal 1995 compared with $94.2 million in fiscal 1994. Excluding the expenses of ASO and PHI, R&D expenses for the current year increased 6.8%.
Spending, primarily in bioresearch programs and applications, as well as the effects of currency translation in Europe, accounted for the increase.

  Operating income for fiscal 1995, inclusive of the $23.0 million before-tax charge for restructuring actions, was $67.9 million compared to $96.0 million in fiscal 1994. The restructuring plan focuses primarily on reducing the analytical instruments business infrastructure. The charge includes $20.7 million of severance and benefit costs for workforce reductions and $2.3 million of closure and facility consolidation expenses. All costs will result in cash outlays and these actions are expected to be substantially completed by December 31, 1995.
  The workforce reductions total 227 employees. These actions will be accomplished through involuntary reductions worldwide as well as a voluntary retirement incentive plan in the U.S. The workforce reductions will affect all geographic areas of operation and all disciplines ranging from production labor to executive management. This includes product departments, manufacturing, engineering, sales, service and support as well as corporate administrative staff. The voluntary retirement incentive plan was accepted by 91 employees, which is included in the total, at a cost of $6.8 million. Approximately 43 of these positions will have to be replaced, but at a lower overall cost basis. All costs associated with hiring or training of new employees were excluded from the charge and will be recognized in the period incurred.
  The planned closure and facility consolidation costs total $2.3 million. These actions include the shutdown of the Company's Puerto Rico manufacturing facility, consolidation of sales offices in the Far
East and consolidation of administrative departments in the U.S. The closure of operations in Puerto Rico, expected to be completed within six months, includes severance costs for 46 employees, lease termination payments and other related costs. The Far East costs include lease penalties and restoration of vacated offices. Any costs associated with relocation of existing employees and moving expenses for inventory and equipment have been excluded from the charge and will be recognized in the period incurred.
  As of June 30, 1995, the Company made severance and benefit payments of $3.6 million to 55 employees separated under the aforementioned plan and payments of $.9 million were made for closure and facility consolidation costs. The balance of the cost to complete the restructuring plan was $18.5 million at June 30, 1995.
  Benefits from this restructuring program will be offset in part by the costs of hiring and training of new employees, moving and relocation. The before-tax savings from these actions approximates $20 million in costs and cash flow for fiscal 1996 and $25 million in succeeding years.
  Excluding the effects of the restructuring, ASO and PHI, operating income in the U.S. decreased $7.8 million. Increased marketing and R&D spending in biotechnology programs primarily accounted for fiscal
1995's decreased operating income. Operating income in Europe increased 38.7% over the prior year while operating income in the Far East decreased 16.5%. The
Far East decline was due principally to a decrease in Japanese public funding for bioresearch products, competitive pricing pressures, increased marketing expenses and a less favorable sales product mix.
  Interest expense was $8.2 million in fiscal 1995 compared with $7.1 million in fiscal 1994. Higher borrowing levels in the first quarter and increased short-term interest rates for the current year contributed to the higher interest expense in fiscal
1995.
  Interest income was $3.5 million in fiscal 1995 compared with $2.4 million in fiscal 1994. The increase was the result of interest income on notes received from the sale of divested operations and increased cash balances.
  During the third quarter of fiscal 1995, the Company sold its equity interest in SVG resulting in a before-tax net gain of $20.8 million, $16.8 million after-tax, or $.40 per share.
  The effective income tax rate was 19% in fiscal 1995 compared with 17% for fiscal 1994. During the first quarter of fiscal 1994, the Company received a favorable ruling from the U.S. Tax Court which essentially concurred with the Company's pricing method on intercompany sales with respect to its operations in Puerto Rico. The resolution of this matter with the U.S. government contributed to a lower effective tax rate for fiscal 1994 when compared to fiscal 1995. An analysis of the differences between the federal statutory income tax rate and the effective rate is provided in Note 4.

Results of Continuing Operations - 1994 Compared to
1993
Fiscal 1994 net revenues of $1,024.5 million increased
$13.2 million from $1,011.3 million in fiscal 1993.
The effect of selling ASO and PHI decreased net revenues by $37.0 million compared with the prior year. Foreign currency effects, resulting from the stronger U.S. dollar compared to the major European currencies, decreased net revenues approximately $25 million in fiscal 1994 when compared with fiscal 1993.
Stronger worldwide demand for biotechnology products led to increased net revenues of $53.5 million
(including the negative effects of currency) in fiscal
1994 and offset slower demand experienced in traditional analytical instrument product lines. Net revenues for U.S. operations in fiscal 1993 included only eleven months of results due to the change in the Company's fiscal year end. Management estimates this decreased fiscal 1993 net revenues by approximately
$35 million.
  The change in year end and the loss of ASO and PHI net revenues approximately offset each other in the U.S. on a year-to-year comparison. The U.S., Far East and other worldwide markets improved during fiscal
1994 as demand for biotechnology products increased.
Net revenues in the Far East increased 35.2%, showing improvement in both traditional analytical instrument products and bioresearch products. In Europe, the recessionary environment and strong competition resulted in net revenues at a lower level than the prior year. Net revenues in other countries increased
16.5% year-to-year as sales were strong in all analytical instrument product lines.
  Gross margin as a percentage of net revenues was 47.8% in fiscal 1994 compared with 47.1% in fiscal
1993. The improvement in gross margin reflected higher sales of biotechnology products in fiscal 1994 and only partial year sales of lower margin products from ASO and PHI. The increase in life science net revenues was particularly strong in the Far East, yielding improved gross margins which partially offset lower margins resulting from the poor economic conditions in Europe.
  SG&A expenses decreased $8.8 million in fiscal 1994 when compared to fiscal 1993. Favorable currency effects during fiscal 1994 accounted for approximately
$7 million of the decrease. Fiscal 1993 included a $3.0 million one-time charge to write-down the value of certain receivables due from customers in Eastern
Bloc countries. R&D expenses of $94.2 million in fiscal 1994 increased 12.3% over fiscal 1993, as a result of increased investment, primarily in life science programs.
  The Company recorded merger-related charges in the third quarter of fiscal 1993 of $12.5 million for transaction costs and $28.5 million to combine the operations of PE and ABI. The transaction costs included expenses for investment banker and professional fees. The costs to combine operations included provisions for streamlining marketing and distribution arrangements, consolidation of field sales and service offices worldwide, relocation of certain product lines and key personnel and severance-related costs.
  Interest expense was $7.1 million in fiscal 1994 compared with $13.1 million in fiscal 1993. The decrease was primarily the result of reduced borrowing levels and lower short-term interest rates.
  Interest income was $2.4 million in fiscal 1994 compared with $7.5 million in fiscal 1993. During fiscal 1993, the Company carried a 7% promissory note from F. Hoffmann-La Roche Ltd. which was sold in June
1993. The elimination of interest earnings from this note accounted for most of the decrease in interest income in fiscal 1994.
  Other expense, net was $2.1 million in fiscal 1994 compared with other income, net of $6.1 million in fiscal 1993. In fiscal 1993, other income included an $8.5 million gain from the sale of the 7% promissory note and higher joint venture income, partially offset by a $5.0 million charge to reduce the carrying value of certain unoccupied properties (see Note 9).
  The effective income tax rate was 17% in fiscal 1994
compared with 44% in fiscal 1993. Fiscal 1993 included merger-related charges of $41.0 million which were not fully deductible for tax purposes, resulting in a higher tax rate. During the first quarter of fiscal 1994, the Company received a favorable ruling from the U.S. Tax Court which essentially concurred with the Company's pricing method on intercompany sales with respect to its operations in Puerto Rico.
The resolution of this matter with the U.S. government and the additional tax benefits realized from the inclusion of ABI domestic results for a full year also reduced the Company's effective tax rate for fiscal
1994 when compared with the prior year.

Discontinued Operations
In the first quarter of fiscal 1995, the Company completed the sale of Metco to Sulzer Inc., a wholly-owned subsidiary of Sulzer, Ltd., Winterthur, Switzerland, for $64.8 million in cash. Metco's operating profits had declined from fiscal 1992 to fiscal 1994, primarily due to the weakness in the aircraft turbine engine market and significant downsizing that has occurred in the airline industry in recent years. In the fourth quarter of fiscal
1994, the Company recorded a $7.7 million after-tax loss on disposal of, including a provision of $5.0 million (less applicable income taxes of $.8 million) for Metco's operating losses during the phase-out period. The sale allows the Company to concentrate on growth opportunities in its core businesses and focus its financial and operational resources in life science and analytical instruments.
  Loss from discontinued operations in fiscal 1994
also included the after-tax settlement of $15.2 million, including legal costs, related to the Hubble
Space Telescope mirror (see Note 2).

Changes in Accounting Principles
The Company adopted Statement of Financial Accounting
Standard (SFAS) No. 115, "Accounting for Certain
Investments in Debt and Equity Securities," in fiscal
1995. The impact of adopting the statement was not material to the consolidated financial statements.
  The Company adopted SFAS No. 106, "Employers'
Accounting for Postretirement Benefits Other Than
Pensions," No. 109, "Accounting for Income Taxes" and
No. 112, "Employers' Accounting for Postemployment
Benefits" as of August 1, 1992. A charge of $83.1 million, or $1.85 per share, was recorded in fiscal
1993, representing the cumulative after-tax effect of the new standards.
  SFAS No. 121, "Accounting for the Impairment of Long-
Lived Assets and for Long-Lived Assets to Be Disposed
Of," is required to be adopted no later than fiscal
1997. The Company is currently analyzing the statement to determine the impact, if any, on the consolidated financial statements.

Foreign Currency
The results of the Company's international operations are subject to foreign currency fluctuations. The
Company's risk management policy is to reduce the effects of fluctuations in foreign currency exchange rates. The Company utilizes foreign exchange forward contracts and foreign exchange option contracts to minimize its risk of loss from fluctuations in exchange rates on the settlement of intercompany receivables and payables, firm commitments and certain intercompany loans. Management believes any reasonably likely change in the level of underlying major currencies being hedged will not have a material adverse effect on the consolidated financial statements. A discussion of the Company's foreign currency hedging activities is provided in Note 12.

Management's Discussion of Financial Resources and
Liquidity

The following discussion of financial resources and liquidity focuses on the Consolidated Statements of Financial Position (page 29) and the Consolidated
Statements of Cash Flows (page 30).

Consolidated Statements of Financial Position
Cash and short-term investments are primarily cash, cash equivalents, time deposits and certificates of deposit with original maturity dates of three months to one year (collectively "cash"). The Company's cash balance increased $55.0 million in fiscal 1995 to $80.0 million at June 30, 1995. This increase was primarily provided by operations, which accounted for $35.0 million of the increase.
  The Company's accounts receivable balance at June
30, 1995 totaled $234.2 million compared with $231.6 million at June 30, 1994. In fiscal 1995, the Company expanded the sale of the accounts receivable program in Japan (see Note 1). Accounts receivable sold under this program more than offset an increase of approximately $13 million from foreign currency translation.
  Inventories were $212.9 million at June 30, 1995 compared with $201.4 million a year ago. The effects of foreign currency translation accounted for approximately $10 million of the increase.
  Prepaid expenses and other current assets increased to $74.6 million at June 30, 1995 from $56.7 million at the end of fiscal 1994. The increase of $17.9 million was primarily due to increased current deferred tax assets and higher royalty receivables.
  Total other long-term assets decreased from $164.5 million at June 30, 1994 to $136.0 million at June 30,
1995. Other long-term assets primarily consist of marketable securities maturing beyond one year, goodwill, investments in equity securities, investments in affiliated companies, deferred tax assets and other long-term assets. The primary reason for the decrease in long-term assets was the sale of the Company's equity interest in SVG. The net cash proceeds from the sale were $49.8 million.

  Net assets of discontinued operations of $56.2 million at June 30, 1994 comprised the net assets of the Company's Metco division, sold in the first quarter of fiscal 1995 for $64.8 million in cash.
  Other accrued expenses increased $18.7 in fiscal
1995.  Fiscal 1995 other accrued expenses included
$18.5 million related to the provision for restructured operations. This increase was partially offset by the payment of $9.4 million of costs related to the merger with ABI.
  Total long and short-term borrowings were $88.9 million at June 30, 1995 compared with $117.8 million at the end of fiscal 1994. Excluding the effects of currency translation, total borrowings decreased approximately $43 million. The Company's debt to total capitalization was 23% at June 30, 1995 compared with 29% at June 30, 1994.
    The Company believes its cash and short-term investments, funds generated from operating activities and available borrowing facilities are sufficient to provide for financing needs in the foreseeable future.
The Company has unused credit facilities totaling $280 million. PE has consistently maintained a strong financial position and conservative capital structure.

  Consolidated Statements of Cash Flows
The Consolidated Statements of Cash Flows depict cash flows by three broad categories: operating activities, investing activities and financing activities.
Operating activities are the principal source of the Company's cash flows. Investment in property, plant and equipment represents the Company's ongoing capital investing activity. Major ongoing activities reported under financing activities include payment of dividends to shareholders and transactions involving the Company's various employee stock plans. PE's capital expenditures for fiscal 1995 were $28.9 million compared with $34.5 million for fiscal 1994 and $28.4 million for fiscal 1993.
  Net cash provided by operating activities was $72.0 million for fiscal 1995 compared with $37.0 million for fiscal 1994 and $66.4 million for fiscal 1993.
Lower inventory levels, and higher accounts receivable collections in fiscal 1995 were the primary reasons for the increased cash from operations. During fiscal
1995, cash was used for accounts payable disbursements, tax payments, funding for the Company's
U.S. pension and profit sharing plans, funding of restructuring costs and payments related to the fiscal
1993 merger with ABI.
  During fiscal 1995, the Company generated $119.3 million from the sale of discontinued operations and assets. In addition, $10.3 million was received from the exercise of stock options. Cash was used to reduce short-term borrowings, pay dividends, fund capital expenditures and repurchase shares of the Company's common stock. Approximately 1.4 million shares of common stock, at a cost of $40.3 million, were repurchased during fiscal 1995. Common stock purchases for the treasury were made in support of the Company's various stock plans and as part of a share repurchase authorization. In addition, cash was used for the fourth quarter purchase of Photovac Inc.
  As previously mentioned, the Company recorded a $23.0 million before-tax restructuring provision in the fourth quarter of fiscal 1995. The funding for the restructuring, which will be substantially completed in fiscal 1996, will be from current cash balances. The before-tax benefit from these actions is expected to be approximately $20 million in fiscal
1996 and approximately $25 million in succeeding years.

Impact of Inflation and Changing Prices
Inflation and changing prices are continually monitored. The Company attempts to minimize the impact of inflation by improving productivity and efficiency through continual review of both manufacturing capacity and operating expense levels.
When operating and manufacturing costs increase, the Company attempts to recover such costs by increasing, over time, the selling price of its products and services. The Company believes the effects of inflation have been appropriately managed and therefore have not had a material impact on its historic operations and resulting financial position.

Outlook
Expectations for fiscal 1996 are tied to economic and political uncertainties in the Company's key markets around the world. While Europe has experienced a gradual upturn, management remains cautious since this recovery has not been as strong in certain countries where the Company's market position, specifically in analytical instruments, is significant. In addition, the uncertainty in Japanese public and private funding remains an area of concern and competitive pricing pressures continue to be a factor in all markets. The
Company is conducting a full review of its analytical instruments product lines and supporting infrastructure, including but not limited to the possible sale of product lines, closure of operations and outsourcing of non-strategic functions. The
Company has already implemented actions to benefit the cost structure in analytical instruments in response to the decreased market demand and continues to maximize its leadership position in worldwide biotechnology markets.

CONSOLIDATED STATEMENTS OF OPERATIONS        The Perkin-Elmer Corporation


(Dollar amounts in thousands except per share amounts)
For the years ended June 30,                                             1995          1994          1993

Net revenues                                                      $ 1,063,506   $ 1,024,467   $ 1,011,297
Cost of sales                                                         560,402       535,178       535,137

Gross margin                                                          503,104       489,289       476,160

Selling, general and administrative                                   317,120       299,101       307,852
Research, development and engineering                                  95,088        94,172        83,847
Provision for restructured operations                                  23,000
Costs to combine operations                                                                        28,500
Transaction costs                                                                                  12,500

Operating income                                                       67,896        96,016        43,461
Gain on sale of investment                                             20,800
Interest expense                                                        8,180         7,145        13,139
Interest income                                                         3,500         2,382         7,468
Other income (expense), net                                            (1,452)       (2,121)        6,139

Income before income taxes                                             82,564        89,132        43,929
Provision for income taxes                                             15,687        15,154        19,485

Income from continuing operations                                      66,877        73,978        24,444
Income (loss) from discontinued operations, net of income taxes                     (22,851)        1,714

Income before cumulative effect of accounting changes                  66,877        51,127        26,158

Cumulative effect of accounting changes:
   Postretirement healthcare benefits, net of income taxes of $0                                  (88,847)
   Income taxes                                                                                    19,929
   Postemployment benefits, net of income taxes of $800                                           (14,180)

Net income (loss)                                                 $    66,877   $    51,127   $   (56,940)

Per share amounts:
Income from continuing operations                                 $      1.57   $     1.66    $       .54
Income (loss) from discontinued operations                                            (.52)           .04

Income before cumulative effect of accounting changes                    1.57         1.14            .58

Loss from cumulative effect of accounting changes                                                  (1.85)

Net income (loss)                                                 $      1.57   $     1.14    $    (1.27)


See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION      The Perkin-Elmer Corporation




(Dollar amounts in thousands)
At June 30,                                                                                        1995        1994

Assets
Current assets
  Cash and cash equivalents                                                                  $   73,010  $   25,003
  Short-term investments                                                                          7,000
  Accounts receivable, less allowances for doubtful accounts of $8,949  ($7,247 - 1994)         234,153     231,564
  Inventories                                                                                   212,859     201,436
  Prepaid expenses and other current assets                                                      74,606      56,695


  Total current assets                                                                          601,628     514,698


Property, plant and equipment, net                                                              155,441     149,071


Other assets
  Other long-term assets                                                                        135,969     164,524
  Net assets of discontinued operations                                                                      56,207


  Total other assets                                                                            135,969     220,731


Total assets                                                                                 $  893,038  $  884,500


Liabilities and Shareholders' Equity
Current liabilities
  Loans payable                                                                              $   54,757  $   83,552
  Accounts payable                                                                               85,342      73,221
  Accrued salaries and wages                                                                     38,862      41,809
  Accrued taxes on income                                                                        34,676      38,073
  Other accrued expenses                                                                        160,347     141,643


  Total current liabilities                                                                     373,984     378,298


Long-term debt                                                                                   34,124      34,270


Other long-term liabilities                                                                     180,230     181,500


Commitments and contingencies (see Note 11)


Shareholders' equity
  Capital stock
    Preferred stock $1 par value: 1,000,000 shares authorized; none issued
    Common stock $1 par value: 90,000,000 shares authorized; 45,599,755 shares issued            45,600      45,600
  Capital in excess of par value                                                                176,699     178,739
  Retained earnings                                                                             215,363     181,130
  Foreign currency translation adjustments                                                        9,805       5,521
  Minimum pension liability adjustment                                                          (34,445)    (36,259)
  Treasury stock, at cost (shares: 1995 - 3,489,649; 1994 - 2,651,049)                         (108,322)    (84,299)


  Total shareholders' equity                                                                    304,700     290,432


Total liabilities and shareholders' equity                                                   $  893,038  $  884,500


See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS             The Perkin-Elmer Corporation



(Dollar amounts in thousands)
For the years ended June 30,                                                 1995         1994         1993

Operating Activities
Income from continuing operations                                     $    66,877  $    73,978  $    24,444
Adjustments to reconcile income from continuing operations
    to net cash provided by operating activities:
    Depreciation and amortization                                          40,670       42,679       42,021
    Deferred income taxes                                                  (4,568)       1,750        5,679
    Gains from the sale of assets                                         (22,129)
    Provision for restructured operations                                  23,000
    Costs to combine operations and transaction costs                                                41,000
Changes in operating assets and liabilities:
    (Increase) decrease in accounts receivable                             13,675      (21,527)      (4,240)
    (Increase) decrease in inventories                                      1,540      (25,360)      (6,889)
    (Increase) decrease in prepaid expenses and other assets              (16,056)     (15,043)      16,922
    Increase (decrease) in accounts payable and other liabilities         (31,003)       2,973      (56,505)
Divestitures                                                                            (6,934)       4,003
Legal settlement                                                                       (15,550)

Net cash provided by operating activities                                  72,006       36,966       66,435

Investing Activities
Additions to property, plant and equipment
  (net of disposals of $1,733, $2,185 and $3,264, respectively)           (27,130)     (32,327)     (25,114)
Marketable securities and short-term investments                                         1,778        8,409
Proceeds from sale of assets, net                                          54,499       31,850       53,412
Proceeds from sale of discontinued operations                              64,847
Purchase of Photovac Inc., net of cash acquired                           (10,898)
Investment in Lynx Therapeutics, Inc.                                                                (9,581)
Other, net                                                                                (930)      (1,429)

Net cash provided by investing activities                                  81,318          371       25,697

Financing Activities
Proceeds from long-term debt                                                            26,992           32
Principal payments on long-term debt                                       (1,901)      (1,886)     (60,707)
Net change in loans payable                                               (40,850)       5,053      (19,982)
Dividends declared                                                        (28,618)     (29,813)     (26,417)
Purchases of common stock for treasury                                    (40,297)     (59,615)     (14,012)
Stock issued for stock plans, net of cancellations                         10,279       17,426       17,685

Net cash used by financing activities                                    (101,387)     (41,843)    (103,401)

Effect of exchange rate changes on cash                                    (3,930)         927       (3,255)

Net change in cash and cash equivalents                                    48,007       (3,579)     (14,524)
Cash and cash equivalents beginning of year                                25,003       28,582       43,106

Cash and cash equivalents end of year                                 $    73,010  $    25,003  $    28,582


See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY    The Perkin-Elmer Corporation


                                                                                    Foreign      Minimum
                                               Common     Capital In               Currency      Pension
                                             Stock $1.00  Excess Of   Retained  Translation    Liability      Treasury Stock
(Dollar amounts and shares in thousands)      Par Value   Par Value   Earnings  Adjustments   Adjustment     At Cost   Shares

Balance at July 31, 1992                       $  45,233 $  171,603 $  256,926    $  16,277   $  (15,591) $  (45,441)  (1,776)
Net loss                                                               (56,940)
Cash dividends                                                         (26,417)
Affiliate stock distribution                                            (6,959)
Share repurchases                                                                                            (14,012)    (443)
Shares issued under stock plans                      367      6,419     (2,749)                               14,597      602
Minimum pension liability adjustment                                                             (16,268)
Restricted stock plan cost and withholdings                     717                                             (949)     (39)
Foreign currency translation adjustments                                            (20,208)

Balance at June 30, 1993                       $  45,600 $  178,739 $  163,861    $  (3,931)  $  (31,859) $  (45,805)  (1,656)
Net income                                                              51,127
Cash dividends                                                         (29,813)
Affiliate stock distribution                                              (350)
Share repurchases                                                                                            (59,615)  (1,841)
Shares issued under stock plans                                         (3,695)                               21,121      846
Minimum pension liability adjustment                                                              (4,400)
Foreign currency translation adjustments                                              9,452

Balance at June 30, 1994                       $  45,600 $  178,739 $  181,130     $  5,521   $  (36,259) $  (84,299)  (2,651)
Net income                                                              66,877
Cash dividends                                                         (28,618)
Affiliate stock distribution                                               (40)
Share repurchases                                                                                            (40,297)  (1,386)
Shares issued under stock plans                                  34     (3,929)                               14,208      477
Minimum pension liability adjustment                                                               1,814
Unearned compensation - restricted stock                     (2,074)         8                                 2,066       70
Unrealized holding loss on investments                                     (65)
Foreign currency translation adjustments                                              4,284

Balance at June 30, 1995                       $  45,600 $  176,699 $  215,363     $  9,805   $  (34,445) $ (108,322)  (3,490)



See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements


Note 1 Accounting Policies and Practices
Principles of Consolidation. The consolidated financial statements include the accounts of all majority-owned subsidiaries of The Perkin-Elmer
Corporation (PE or the Company), reflect the fiscal
1993 acquisition of Applied Biosystems, Inc. (ABI) as a pooling of interests and present the Company's former Material Sciences segment as a discontinued operation (see Note 2). Effective June 30, 1993, the
Company changed its fiscal year end from July 31 to June 30. Prior to fiscal 1993, the financial statements of ABI and PE's operations outside the United States were for fiscal years ended June 30, while PE's domestic operations reported on a July 31 fiscal year end. Fiscal 1993, therefore, includes
PE's domestic operations for eleven months. Certain amounts in the consolidated financial statements and notes have been reclassified for comparative purposes.

Changes in Accounting Principles.  The Company adopted
Statement of Financial Accounting Standards (SFAS) No.
115, "Accounting for Certain Investments in Debt and
Equity Securities," in fiscal 1995. The impact of adopting the statement was not material to the consolidated financial statements.
  The Company is required to implement SFAS No. 121,
"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," no later than fiscal 1997. The statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company is currently analyzing the statement to determine the impact, if any, on the consolidated financial statements.

Foreign Currency. Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated into U.S. dollars at the fiscal year end exchange rates. The related translation adjustments are recorded as a separate component of shareholders' equity. Revenues and expenses are translated using average exchange rates prevailing during the year. Foreign currency transaction gains and losses, as well as translation adjustments of foreign operations where the functional currency is the dollar, are included in net income
(loss).

Cash, Short-Term Investments and Marketable
Securities. Cash equivalents consist of highly liquid debt instruments, time deposits and certificates of deposit with original maturities of three months or less. Time deposits and certificates of deposit with original maturities of three months to one year are classified as short-term investments. Short-term investments and marketable securities are recorded at cost which approximates market value.

Accounts Receivable. The Company periodically sells accounts receivable arising from business conducted in Japan. During the fiscal years ended 1995, 1994 and 1993, the Company received cash proceeds of $101.4 million, $43.8 million, and $17.8 million, respectively. The Company believes it has adequately provided for any risk of loss which may occur under these arrangements.

Investments. The equity method of accounting for investments in 50% or less owned joint ventures is used. Investments where ownership is less than 20% are carried at cost.

Inventories. Inventories are stated at the lower of cost (on a first-in, first-out basis) or market.
Inventories at June 30, 1995 and 1994 included the following components:

(Dollar amounts in millions)                    1995   1994

Raw materials and supplies                   $  29.2 $  24.9
Work-in-process                                 18.9    16.4
Finished products                              164.8   160.1

Total inventories                            $ 212.9 $ 201.4


Property, Plant and Equipment and Depreciation.
Property, plant and equipment are recorded at cost and consisted of the following at June 30, 1995 and 1994:


(Dollar amounts in millions)                    1995    1994

Land                                         $  24.1 $  20.8
Buildings and leasehold improvements           132.9   124.6
Machinery and equipment                        205.3   183.7

Property, plant and
equipment, at cost                             362.3   329.1
Accumulated depreciation and amortization      206.9   180.0

Property, plant and equipment, net           $ 155.4 $ 149.1


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

Intangible Assets. The excess of purchase price over the net asset value of companies acquired is amortized on a straight-line method over periods not exceeding
40 years. Patents and trademarks are amortized using the straight-line method over their expected useful lives. The accumulated amortization of intangibles at June 30, 1995 and 1994 was $19.0 million and $15.5 million, respectively.

Revenues. The Company recognizes revenues when products are shipped or services are rendered.
Revenues from service contracts are recorded as deferred service contract revenues and reflected in net revenues over the term of the contract.

Research, Development and Engineering. Research, development and engineering costs are expensed when incurred.

Income Taxes. The Company intends to permanently reinvest substantially all of the undistributed earnings of its foreign subsidiaries.

Net Income (Loss) Per Share. Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. Common stock equivalents include stock options. The difference between weighted average shares for primary and fully diluted net income (loss) per share was not significant for the years presented.

Supplemental Cash Flow Information. Cash paid for interest and income taxes and noncash investing and financing activities excluded from the Consolidated
Statements of Cash Flows for the fiscal years ended
1995, 1994 and 1993 were as follows:

(Dollar amounts in millions)                     1995    1994    1993

Interest                                        $ 8.0   $ 7.0   $12.5
Income taxes                                    $27.3   $16.1   $18.5

Noncash investing and financing activities:
    Long-term note received from
      the sale of assets (see Note 2)                   $ 7.2
    Affiliate stock distribution                        $  .4   $ 7.0
    Minimum pension liability
      adjustment                                $ (1.8) $ 4.4  $ 16.3




Note 2 Acquisitions and Dispositions

Photovac Inc.  On April 12, 1995, the Company acquired
Photovac Inc., a leading developer and manufacturer of field portable analytical instrumentation, for $11.0 million in cash. Under the terms of the agreement, additional payments over a 3 year period are required if certain specified performance levels are achieved.
The acquisition was accounted for as a purchase. The net assets and results of operations have been included in the consolidated financial statements since the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired, or goodwill, is included in other long-term assets and will be amortized over a 20 year period.
The pro forma effect of the acquisition on the Company's consolidated financial statements was not significant.

Applied Biosystems, Inc. On February 18, 1993, the shareholders of PE and ABI approved the merger of the two companies. Under the terms of the agreement, ABI shareholders received .678 of a share of the Company's common stock for each ABI share. Accordingly, the Company issued 10.2 million shares of its common stock for all the outstanding shares of ABI common stock.
Additionally, outstanding options to acquire ABI common stock were converted to options to acquire 1.5 million shares of the Company's common stock. ABI, founded in 1981, is a leading supplier of automated systems for life science research and related applications. ABI develops, manufactures and markets systems, instruments and associated chemicals used to purify, analyze, interpret results and synthesize biological molecules such as DNA, RNA and proteins.
  The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests.
Accordingly, the Company's financial statements include the results of ABI for all periods presented.
  Combined and separate results of PE and ABI during the period preceding the merger were as follows (in millions):

Six months ended
January 31, 1993
(unaudited)            PE       ABI      Combined
Net revenues         $420.2    $100.9      $521.1
Net income(loss)     $(54.5)   $  5.7      $(48.8)


  Intercompany transactions between the two companies for the period presented were not material.
  In connection with the merger, the Company recorded one-time charges in the third quarter of fiscal 1993 for transaction costs ($12.5 million) and to reflect the costs to combine operations of the two companies
($28.5 million). The transaction costs included expenses for investment banker and professional fees.
The costs to combine operations included provisions for streamlining marketing and distribution arrangements, consolidation of field sales and service offices worldwide, relocation of certain product lines and key personnel and severance-related costs.

Discontinued Operations

  Legal Settlement. During the first quarter of fiscal 1994, the Company paid $15.5 million to settle potential claims related to the Hubble Space Telescope mirror. This amount, which included legal costs, resulted in an after-tax charge of $15.2 million and is recorded in discontinued operations in the fiscal
1994 Consolidated Statement of Operations. In 1989, the Company had sold the unit which performed the work on the telescope to a subsidiary of Hughes Aircraft
Company.

  Material Sciences Segment.  On July 29, 1993, the
Company announced its plans to divest its Material
Sciences segment which consisted of the Company's
Metco division headquartered in Westbury, New York.
Metco produces combustion, electric arc and plasma thermal spray equipment and supplies. On September
30, 1994, the Company concluded the sale of Metco to Sulzer Inc., a wholly-owned subsidiary of Sulzer, Ltd., Winterthur, Switzerland. The Company received cash proceeds of $64.8 million as a result of the sale. The Company recorded an after-tax loss on the disposal of $7.7 million during the fourth quarter of fiscal 1994, including a provision of $5.0 million
(less applicable income taxes of $.8 million) for operating losses during the phase-out period.
  The net assets and operating results of Metco are presented in the fiscal 1994 and 1993 consolidated financial statements as a discontinued operation.

Lynx Therapeutics, Inc. On October 5, 1992, prior to its merger with PE, ABI announced the decision to distribute to its shareholders approximately 82% of the stock of its subsidiary, Lynx Therapeutics, Inc.
(Lynx).  The accompanying Consolidated Statement of
Operations for fiscal 1993 reflects the Lynx operating results as a discontinued operation. The net assets of Lynx were not significant.

  Summary results of the aforementioned discontinued operations were as follows:

(Dollar amounts in millions)

For the years ended June 30,                1994     1993

Net revenues                                       $106.7
Costs and expenses                                  103.2
Provision for income taxes                             .2

Income from discontinued operations -
  Metco prior to the measurement date                 3.3
Loss on disposal of Metco including
 a provision of $5.0 for operating
  losses during the phase-out period,
  less applicable income taxes of $.8     $ (7.7)
Loss from discontinued operations,
 net of income taxes of $(.2) - Lynx                 (1.6)
Legal settlement, less applicable
 income taxes of $.3                       (15.2)

Income (loss) from
 discontinued operations                 $ (22.9)  $  1.7

The net assets of Metco have been segregated in the June 30, 1994 Consolidated Statement of Financial
Position and are summarized below:

(Dollar amounts in millions)                      1994

Assets:
Accounts receivable, net                         $25.6
Inventories                                       26.3
Prepaid expenses and other current assets          1.2
Property, plant and equipment, net                20.1
Other long-term assets                             3.9
Total assets                                      77.1

Liabilities:
Accounts payable                                 $ 5.3
Other accrued expenses                             3.1
Other current liabilities                          3.5
Long-term liabilities                              4.3

Total liabilities                                 16.2

Foreign currency translation adjustments           4.7

Net assets                                       $56.2

Dispositions

Silicon Valley Group, Inc. During the third quarter of fiscal 1995, the Company sold its equity interest in Silicon Valley Group, Inc. for net cash proceeds of $49.8 million, resulting in a before-tax gain of $20.8 million, or $.40 per share after-tax.

Applied Science Operation. During the first quarter of fiscal 1994, the Company sold the net assets of its Applied Science Operation (ASO) to Orbital Sciences
Corporation. The Company received cash proceeds of $.6 million and 320,000 shares of Orbital Sciences
Corporation common stock which were subsequently disposed of in the second quarter of fiscal 1994 for proceeds of approximately $5 million.

MRJ, Inc. During the second quarter of fiscal 1994, the Company sold its minority equity investment in MRJ, Inc. to MRJ Group, Inc. for $3.3 million in cash.
In addition, two subordinated notes due from MRJ
Group, Inc. were repaid to the Company.

Physical Electronics Division. During the fourth quarter of fiscal 1994, the Company completed the sale of its Physical Electronics Division (PHI) to the management of PHI and Chemical Venture Partners. The unit was sold for approximately net book value. The
Company received cash proceeds of $23.0 million and a 10% interest-bearing note with a face value of $7.2 million in connection with the sale.

Note 3 Debt and Lines of Credit

Loans payable and long-term debt at June 30, 1995 and 1994 are summarized below:

(Dollar amounts in millions)            1995         1994

Loans payable, United States:
Commercial paper                                    $15.8
Loans payable, foreign:
Notes payable, banks                   $50.3        $65.9

Current maturities of long-term debt     4.5          1.9

Total loans payable, foreign            54.8         67.8

Total loans payable                    $54.8        $83.6

Long-term debt:
  3.255% Yen term loan maturing in
  fiscal 1997                          $33.2        $28.4
Yen denominated bank notes with
maturities through fiscal 2005                        5.7
Other                                     .9           .2

Total long-term debt                   $34.1        $34.3

  The weighted average interest rates at June 30, 1995
and 1994 for bank borrowings were 7.2% and 6.2%,
respectively.  There were no commercial paper
borrowings outstanding at June 30, 1995.  The
commercial paper borrowing rate at June 30, 1994 was
4.5%.
  On June 1, 1994, the Company entered into a $150
million credit agreement consisting of a $50 million,
364 day revolving credit agreement and a $100 million,
three year revolving credit agreement.  The $50
million, 364 day revolving credit agreement expired in
fiscal 1995.  The $100 million three year revolving
credit agreement was amended to extend the maturity an
additional three years to June 1, 2000.  Commitment
and facility fees are based on the leverage and
interest coverage ratios.  Interest rates on amounts
borrowed vary depending on whether borrowings are
undertaken in the domestic or Eurodollar markets.
There were no borrowings under the facility at June
30, 1995.
  The Company's subsidiary, Perkin-Elmer Japan, has a
three year credit agreement under which it borrowed
2.8 billion Yen at a fixed interest rate of 3.255%.
The final maturity date is scheduled for February
1997.
  At June 30, 1995, the Company had unused credit
facilities for short-term borrowings from domestic and
foreign banks in various currencies totaling $280
million.
  Yen denominated bank notes, with fixed interest
rates of 5.4% and 6.2%, and original maturity dates of
2004, were repaid in July 1995.
  Under various debt and credit agreements, the
Company is required to maintain certain minimum net
worth and interest coverage ratios.
  Annual maturities of long-term debt for fiscal years
1996 and 1997 are $4.5 million and $33.2 million,
respectively.   Maturities for fiscal years 1998,
1999, 2000 and beyond total $.9 million.


Note 4 Income Taxes


Effective August 1, 1992, the Company adopted the provisions of SFAS No. 109, "Accounting for Income
Taxes." The statement requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.
  The cumulative effect of the change in the method of accounting for income taxes attributable to fiscal years prior to 1993 was to increase net income by $19.9 million. The tax benefit primarily resulted from the recognition of deferred tax assets relating to future tax amortization of foreign intangibles.
The impact of this change on fiscal 1993 operating results, after recording the cumulative effect, was to recognize additional tax expense of $2 million.
  Income before income taxes for fiscal years ended
1995, 1994 and 1993 was as follows:

(Dollar amounts in millions)                1995    1994    1993

United States                              $58.8   $65.0   $16.1
Foreign                                     23.8    24.1    27.8

Total                                      $82.6   $89.1   $43.9


  The components of the provision for income taxes for fiscal years ended 1995, 1994 and 1993 consisted of the following:

(Dollar amounts in millions)                1995    1994    1993

Currently payable:

Federal                                    $ 2.2   $(1.3)  $ 2.4
Foreign                                     17.2    12.6    10.4
State and local                               .9     2.1     1.0

Total currently payable                     20.3    13.4    13.8

Deferred:
Federal                                     (7.5)            2.3
Foreign                                      2.9     1.8     3.4

Total deferred                              (4.6)    1.8     5.7

Total provision for income taxes           $15.7   $15.2   $19.5


  Significant components of deferred tax assets and liabilities at June 30, 1995 and 1994 are summarized below:

                                             Deferred Tax Assets
(Dollar amounts in millions)                        1995    1994

Intangibles                                      $  12.4 $  13.8
Inventories                                          9.4     7.7
Postretirement and postemployment benefits          35.6    38.2
Other reserves and accruals                         62.6    56.8
Tax credit carryforwards                            10.6    20.7
Foreign loss carryforwards                          16.4     6.8

Subtotal                                           147.0   144.0
Valuation allowance                               (116.6) (119.6)

Total deferred tax asset                         $  30.4 $  24.4



                                        Deferred Tax Liabilities
(Dollar amounts in millions)                        1995    1994

Inventories                                      $   1.1 $   1.0
Other reserves and accruals                          4.2     6.6

Total deferred tax liability                         5.3     7.6

Total deferred tax asset, net                    $  25.1 $  16.8

  A reconciliation of the federal statutory tax provision to the Company's tax provision for the fiscal years ended 1995, 1994 and 1993 was as follows:

(Dollar amounts in millions)                1995    1994    1993

Federal statutory rate                       35%     35%     34%
Tax at federal statutory rate              $28.9   $31.2   $14.9
State income taxes (net of
 federal benefit)                             .6     1.4      .6
Effect on income from foreign
 operations                                 13.4     (.2)    (.5)
Merger expenses                                              4.3
Utilization of tax benefit
 carryforwards                             (18.3)  (16.5)   (8.8)
U.S. gain from foreign
 reorganization                                      4.6
Alternative minimum tax                                      1.1
Domestic temporary
 differences for which
 (benefit is recognized)/no
  benefit is provided                       (5.4)   (7.4)    5.7
Other                                       (3.5)    2.1     2.2

Total provision for income taxes           $15.7    $15.2  $19.5



  At June 30, 1995, the Company has an available alternative minimum tax credit of $9.9 million which has an indefinite carryforward period. The Company has loss carryforwards of approximately $28 million in various foreign countries, primarily Germany and Japan, with varying expiration dates.
  The Company's federal tax returns have been examined by the Internal Revenue Service (IRS) for the years
1975 through 1989, and the IRS is beginning its examination of 1990 through 1992. The issues for the years 1975 through 1981, primarily the Company's method of intercompany pricing on sales with its subsidiary in Puerto Rico, have been litigated and opinions rendered by the United States Tax Court. The judgment by the Tax Court, which essentially upheld the Company's intercompany pricing methods, contributed to the lower effective tax rate in fiscal
1994. While the years 1982 through 1987 are at the IRS appeals level, most major issues have been tentatively settled. The Company has filed a protest with the IRS with regard to the 1988 and 1989 years.
It is the Company's opinion that it has adequately provided in the financial statements for any potential
IRS assessments or Tax Court deficiencies relating to these years.



Note 5 Retirement and Other Benefits

Pension Plans. Substantially all employees worldwide are covered by either PE or government sponsored retirement plans. Total pension expense for its domestic plans and significant foreign plans was $15.0 million for fiscal 1995, $17.3 million for fiscal 1994 and $13.8 million for fiscal 1993.
  The Company has a noncontributory pension plan covering substantially all of its domestic employees.
Pension benefits are generally based on years of service and compensation during active employment.
Plan assets are invested in various securities including U.S. government and federal agency obligations, corporate debt, preferred and common stocks, foreign government obligations, real estate and foreign equities. The Company provides funds to the plan in accordance with statutory funding requirements. In addition, the Company has nonqualified supplemental and deferred compensation plans for certain officers and key employees which are unfunded and paid directly by the Company.
  Employees outside of the U.S. generally receive retirement benefits under various pension plans based upon such factors as years of service and employee compensation levels which conform to the practice common in the country in which PE conducts business.
  The following assumptions and components were used for the fiscal years ended 1995, 1994 and 1993 in the determination of net pension expense:

                                      Domestic Plans
(Dollar amounts in millions)        1995      1994      1993


Assumptions:
Discount rate                      8 1/2%    8 1/2%    8 1/2%
Increase in future
  compensation                         4%        4%        4%
Expected long-term rate
 of return on assets          8 1/2-9 1/4% 8 1/2-10% 8 1/2-10%
Components:
Service cost                      $  7.8    $   9.1   $   6.2
Interest cost                       30.7       30.6      25.6
Actual return on assets            (29.9)     (19.5)    (29.0)
Net amortization and deferral        (.9)      (9.8)      3.5

Net pension expense               $  7.7    $  10.4   $   6.3


                                         Foreign Plans
(Dollar amounts in millions)        1995       1994      1993


Assumptions:
Discount rate                    6 1/2-8%   6-8 1/2% 6 1/2-9 1/2%
Increase in future
  compensation                 4 1/4-4 1/2%  4 1/2%    4 1/2-5%
Expected long-term rate
  of return on assets            6 1/2-10%  6 1/2-10%  7-10 1/2%
Components:
Service cost                     $   3.0    $   2.9   $   3.1
Interest cost                        6.2        6.0       6.3
Actual return on assets             (2.6)      (1.7)     (4.3)
Net amortization and deferral         .7       ( .3)      2.4

Net pension expense              $   7.3    $   6.9   $   7.5

  The following table sets forth the funded status of the plans and amounts recognized in the Company's
Consolidated Statements of Financial Position at June
30, 1995 and 1994:


                                          Domestic  Plans
(Dollar amounts in millions)              1995       1994

Plan assets at fair value              $ 368.4    $ 339.3
Projected benefit obligation             392.1      379.1

Excess of projected benefit
 obligation over plan assets             (23.7)     (39.8)
Unrecognized items:
Net actuarial loss                        55.2       57.2
Prior service cost                        (5.3)       4.7
Net transition asset                     (11.3)     (13.7)
Minimum pension liability
 adjustment                              (37.4)     (37.9)

Accrued pension liability              $ (22.5)   $ (29.5)

Actuarial present value
 of accumulated benefits               $ 390.8    $ 368.8
Accumulated benefit obligation
 related to vested benefits            $ 381.6    $ 362.7


  The recognition of an additional minimum pension liability is required when the actuarial present value of accumulated benefits exceeds plan assets and accrued pension liabilities. The minimum liability adjustment, less allowable intangible assets net of tax benefit, is reported as a reduction of shareholders' equity.


                                      Foreign Plans
                                Assets Exceed     Accumulated
                                  Accumulated        Benefits
                                     Benefits   Exceed Assets

(Dollar amounts in millions)     1995    1994    1995     1994

Plan assets at fair value      $ 25.6  $ 25.2
Projected benefit obligation     25.8    24.8  $ 72.8   $ 59.7

Plan assets in excess of
 (less than) projected benefit
 obligation                       (.2)     .4   (72.8)   (59.7)
Unrecognized items:
Net actuarial (gain) loss         4.6     3.8    (2.5)    (1.0)
Prior service cost                 .3      .4
Net transition (asset)
  obligation                     (2.7)   (3.4)    7.8      7.4

Pension asset (liability)      $  2.0     1.2  $(67.5)  $(53.3)

Actuarial present value
 of accumulated benefits       $ 23.6  $ 23.1  $ 58.7   $ 47.1
Accumulated benefit
 obligation related to vested
 benefits                                      $ 53.8   $ 43.0

Savings Plan. PE has a domestic profit sharing and savings plan whereby, when before-tax earnings per share of the common stock outstanding exceed $.3125 per share, the Company is required to fund the plan in an amount equal to 8% of consolidated before-tax earnings, as defined by the plan, provided the amount of such payment does not reduce the balance of such earnings below $.3125 per share of common stock. The profit sharing payment by the Company is allocated among its domestic employees (ABI employees were covered as of July 1, 1993) in direct proportion to their earnings. PE's contribution was $7.6 million for fiscal 1995, $7.5 million for fiscal 1994 and $6.7 million for fiscal 1993.
  Effective October 1, 1995, the Company's profit sharing and savings plan will be replaced with a 401k savings plan. The new plan provides Company contributions in the amount of 2% of regular compensation, as well as dollar-for-dollar matching
Company contributions up to 4% of regular compensation.

Retiree Health Care and Life Insurance Benefits. PE provides certain health care and life insurance benefits to domestic employees, hired prior to January
1, 1993, who retire from the Company and satisfy certain service and age requirements. Generally, the medical coverage pays a stated percentage of most medical expenses reduced for any deductible and payments made by Medicare or other group coverage.
Benefits are administered through an insurance carrier paid by PE. The cost of providing these benefits is shared with retirees. The cost sharing provisions will vary depending on the retirement date, age and years of service. The plan is unfunded.
  In fiscal 1993, the Company adopted SFAS No. 106,
"Employers' Accounting for Postretirement Benefits
Other Than Pensions." This statement requires the accrual of the cost of providing postretirement benefits, including medical and life insurance coverage, during the active service period of the employee. The Company elected to immediately recognize the accumulated liability, measured as of August 1, 1992. This resulted in an after-tax charge of $88.8 million, or $1.98 per share. The effect of this change on fiscal 1993 operating results, after recording the cumulative effect for fiscal years prior to 1993, was to recognize additional after-tax expense of $3.0 million, or $.07 per share. The pro forma effect of the change on fiscal years prior to 1993 was not determinable. Prior to fiscal 1993, the Company recognized expense for these benefits in the year of payment.

  The following table sets forth the accrued postretirement benefit liability recognized in the Company's Consolidated Statements of Financial
Position at June 30, 1995 and 1994:

(Dollar amounts in millions)               1995     1994

Actuarial present value of
 postretirement benefit obligation:
    Retirees                             $ 68.2   $ 68.8
    Fully eligible active participants      1.4      7.5
    Other active participants              10.2     10.9

Accumulated postretirement
 benefit obligation (APBO)                 79.8     87.2
Unrecognized net gain                      16.5      6.6

Accrued postretirement benefit liability $ 96.3   $ 93.8


  The net postretirement benefit cost for fiscal 1995 and 1994 included the following components:

(Dollar amounts in millions)               1995     1994

Service cost                              $  .7    $ 1.2
Interest cost                               6.8      7.2
Amortization of unrecognized gain           (.1)

Net postretirement benefit cost           $ 7.4    $ 8.4


  The discount rate used in determining the APBO was 8.5% in fiscal 1995 and 1994. The assumed health care cost trend rate used for measuring the APBO was divided into three categories:


                                           1995     1994

Pre-65 participants                        11.6%    12.3%
Post-65 participants                        8.4%     8.7%
Medicare                                    8.4%     7.8%


  All three rates were assumed to decline to 5.5% over 10 and 11 years in fiscal 1995 and 1994, respectively.
  If the health care cost trend rate was increased 1%, the APBO, as of June 30, 1995, would have increased
11%. The effect of this change on the aggregate of service and interest cost for fiscal 1995 would be an increase of 10%.
  As a result of the Company's decision to sell its Applied Science Operation, Physical Electronics
Division and Material Sciences segment, PE recognized a $2.9 million gain related to the curtailment of its postretirement benefit obligation during fiscal 1994.
  Foreign employees are primarily covered under government sponsored programs and therefore, the impact of SFAS No. 106 was not material. No significant expense for foreign retiree medical benefits was incurred by the Company in any of the years presented.

Postemployment Benefits. The Company provides certain postemployment benefits to eligible employees. These benefits generally include severance, disability and medical-related costs paid after employment but before retirement.
  The Company also adopted, effective as of the beginning of fiscal 1993, SFAS No. 112, "Employers'
Accounting for Postemployment Benefits." This statement requires an accrual method of accounting for the related costs. Prior to the adoption of this statement, the Company recognized such costs at the time the benefits were paid. The adoption of the statement in fiscal 1993 resulted in a one-time after-tax charge to net income of $14.2 million in the first quarter of the year, representing the cumulative effect on prior years of adopting the new standard.


Note 6 Geographic Area Information

The Company operates in one industry segment: the development, manufacture, marketing, sales and service of analytical instrument systems. Included in this industry segment are bioresearch instrument systems, consisting of instruments and associated consumable products for life science research and related applications, instrument systems for determining the composition and molecular structure of chemical substances (both organic and inorganic), data handling devices, and real time, process analysis systems to monitor process quality and environmental purity. In addition, through a joint venture, the Company is engaged in the manufacture and sale of mass spectrometry instrument systems.
  Revenues between geographic areas are primarily comprised of the sale of instruments and reagents by the Company's manufacturing units. The sale amounts reflect the rules and regulations of the respective governing tax authorities. Third party export net revenues and operating profits are reported in the region of destination. Operating income is determined by deducting from net revenues the related costs and operating expenses attributable to the region. R&D expenses are reflected in the area where the activity was performed. Identifiable assets include all assets directly identified with those geographic areas.
Corporate assets consist primarily of cash and cash equivalents, short-term investments, certain other current and long-term assets and certain investments in affiliated companies.
  Export net revenues for the fiscal years ended June
30, 1995, 1994 and 1993 were $45.4 million, $63.8
million and $76.1 million, respectively.

An analysis of the Company's operations by geographic region follows:

                                                                                                    Eliminations
                                       United                           Far            Other        and Corporate
(Dollar amounts in millions)           States            Europe         East          Countries       Expenses      Consolidated

Fiscal 1995:
Net revenues                          $ 393.7         $ 422.3         $ 195.3         $  52.2                       $ 1,063.5
Interarea transfers                      54.0           119.7           101.3            19.1       $ (294.1)
                                      $ 447.7         $ 542.0         $ 296.6         $  71.3       $ (294.1)       $ 1,063.5
Operating income (loss) (a)           $ (18.9)        $  59.2         $  50.6         $   9.4       $  (32.4)       $    67.9
Identifiable assets                   $ 316.3         $ 257.6         $ 102.4         $  32.2                       $   708.5
Corporate assets                                                                                                        184.5
Total assets                                                                                                        $   893.0
Fiscal 1994: (b)
Net revenues                          $ 417.8         $ 362.6         $ 195.3         $  48.8                       $ 1,024.5
Interarea transfers                      43.5           114.3           102.2            19.1       $ (279.1)
                                      $ 461.3         $ 476.9         $ 297.5         $  67.9       $ (279.1)       $ 1,024.5
Operating income (loss)               $   1.9         $  48.5         $  62.3         $   9.7       $  (26.4)       $    96.0
Identifiable assets                   $ 319.3         $ 224.6         $ 102.6         $  23.3                       $   669.8
Corporate assets                                                                                                        158.5
Net assets of discontinued operations                                                                                    56.2
Total assets                                                                                                        $   884.5
Fiscal 1993: (b)
Net revenues                          $ 404.5         $ 420.4         $ 144.5         $  41.9                       $ 1,011.3
Interarea transfers                      49.1           122.8            64.2            15.0       $ (251.1)
                                      $ 453.6         $ 543.2         $ 208.7         $  56.9       $ (251.1)       $ 1,011.3
Operating  income (loss) (c)          $ (26.7)        $  55.5         $  43.9         $   8.3       $  (37.5)       $    43.5
Identifiable assets                   $ 332.4         $ 215.8         $  70.5         $  20.9                       $   639.6
Corporate assets                                                                                                        150.8
Net assets of discontinued operations                                                                                    60.7
Total assets                                                                                                        $   851.1

<\table)
(a) The provision for restructured operations of $23.0 million is included in operating income (loss) of the United States ($9.4 million), Europe ($8.3 million), Far East ($1.4 million), other countries ($.1 million) and corporate expense ($3.8 million).

(b) The financial data by geographic area for prior years has been reclassified to appropriately reflect amounts in the specific geographic location.

(c) The $28.5 million of costs to combine operations with ABI are included in operating income (loss) of the United States ($15.4 million), Europe ($11.4 million), Far East ($1.4 million) and other countries ($.3 million). The $12.5 million of ABI merger transaction costs are reflected as a corporate expense.


                             -39-



Note 7 Shareholders' Equity

Treasury Stock. Common stock purchases were made in support of the Company's various stock plans and as part of a share repurchase authorization. The Company has no specific share repurchase targets but expects to make periodic open market purchases from time to time.
For the years ended June 30, 1995, 1994 and 1993, the
Company purchased .5 million, .8 million and .4 million shares, respectively, to support its various stock plans. The remaining number of shares available under the purchase authorization at June 30, 1995 is 4.2 million.

Shareholders' Protection Rights Plan. PE has adopted a Shareholders' Protection Rights Plan designed to protect shareholders against abusive takeover tactics by declaring a dividend of one right on each outstanding share of common stock. Each right entitles shareholders to buy one one-hundredth of a newly issued share of participating preferred stock having economic and voting terms similar to those of one share of common stock at an exercise price of $90.00, subject to adjustment.
  The rights will be exercisable only if a person or a group: (a) acquires 20% or more of the Company's shares or (b) commences a tender offer that will result in such person or group owning 20% or more of the Company's shares. Before that time, the rights trade with the common stock, but thereafter they become separately tradeable.
  Upon exercise, after a person or a group acquires
20% or more of the Company's shares, each right (other than rights held by the acquiring person) will entitle the shareholder to purchase a number of shares of preferred stock of the Company having a market value of two times the exercise price. If PE is acquired in a merger or other business combination, each right will entitle the shareholder to purchase at the then exercise price a number of shares of common stock of the acquiring company having a market value of two times such exercise price. If any person or group acquires between 20% and 50% of PE's shares, the Company's Board of Directors may, at its option, exchange one share of the Company's common stock for each right.
  The rights are redeemable at PE's option at one cent per right prior to a person or group becoming an acquiring person.

Common Stock. In fiscal 1994, the Company's shareholders approved an increase in the number of authorized shares of Common Stock from 60 million to 90 million.


Note 8 Stock Plans

Stock Option Plans. Under PE's stock option plans, officers and other key employees may be granted options, each of which allows for the purchase of common stock at a price of not less than 100% of fair market value at the date of grant.
  In connection with the ABI merger in fiscal 1993, all unexpired and unexercised stock options under ABI's stock option plans were converted to options to acquire .678 of a share of the Company's common stock, and the obligations with respect to such options have been assumed by PE. Each ABI option assumed by PE is subject to the same terms and conditions which existed prior to the merger.
  Transactions relating to the stock option plans of the Company are summarized below. The table reflects the pooled activity of PE and ABI options for fiscal
1993 as if all ABI options were granted, exercised, or cancelled at .678 of a PE share.


                                            Number of Options
Outstanding at July 31, 1992                        4,014,001

Granted at $20.47-$37.75 per share                  1,387,417
Exercised at $9.96-$35.88 per share                   841,752
Cancelled                                             199,523

Outstanding at June 30, 1993                        4,360,143

Granted at $30.25-$37.75 per share                    970,150
Exercised at $10.70-$35.32 per share                  763,085
Cancelled                                             253,458

Outstanding at June 30, 1994                        4,313,750

Granted at $28.81-$31.25 per share                    543,300
Exercised at $10.70-$35.13 per share                  424,017
Cancelled                                             315,742

Outstanding at June 30, 1995                        4,117,291

Options exercisable at June 30, 1995                3,012,476


  At June 30, 1995, .5 million shares remained available for option grant.

Employee Stock Purchase Plan.  The Employee Stock
Purchase Plan offers domestic employees the right to purchase, over a two year period, shares of common stock on an annual offering date. The purchase price is equal to the lower of 85% of the average market price of the common stock on the offering date or 85% of the average market price of the common stock on the last day of the 24 month purchase period.
  Common stock issued under the Employee Stock
Purchase Plans, assuming ABI stock was issued at .678 of a PE share prior to the merger, was approximately
 .1 million shares in fiscal 1995, 1994 and 1993, respectively. At June 30, 1995, .8 million shares are reserved for issuance.


Director Stock Purchase and Deferred Compensation
Plan.  In fiscal 1993, PE adopted the Director Stock
Purchase and Deferred Compensation Plan which requires non-employee directors of the Company to apply at least 50% of their annual retainer to the purchase of common stock. The purchase price is the fair market value on the first calendar day of the third month of each fiscal quarter. At June 30, 1995, approximately
 .1 million shares were available for issuance.


                             -40-


Restricted Stock.  As part of PE's 1993 Stock Incentive
Plan, a total of 100,000 shares of common stock may be granted to key employees pursuant to restricted stock awards. Such stock will not vest until certain continuous employment restrictions and specified performance goals are achieved. During fiscal 1995, 70,000 shares of restricted stock were granted to key employees. In fiscal 1994 and 1993, no shares were granted.


Note 9 Additional Information


The following table provides the major components of selected accounts of the Consolidated Statements of Financial Position:

(Dollar amounts in millions)
At June 30,                             1995     1994

Other long-term assets

Investments in affiliated companies   $ 11.9   $ 34.0
Assets held for sale                    39.1     45.0
Other                                   85.0     85.5

Total other long-term assets          $136.0   $164.5

Other accrued expenses

Deferred service contract revenues    $ 42.5   $ 37.3
Accrued pension liabilities             21.1     24.7
Restructuring provision                 18.5
Other                                   78.2     79.6

Total other accrued expenses          $160.3   $141.6

Other long-term liabilities

Accrued pension liabilities           $ 72.1   $ 60.5
Accrued postretirement benefits         91.3     89.9
Other                                   16.8     31.1

Total other long-term liabilities     $180.2   $181.5


  The following table provides the significant components of other income (expense), net in the Consolidated Statement of Operations for the year ended June 30, 1993. The components of other income
(expense), net for fiscal years 1995 and 1994 were not material.

(Dollar amounts in millions)                     1993

Gain on sale of 7% promissory note               $8.5
Reduction in carrying value of certain
 unoccupied properties                           (5.0)
Other, net                                        2.6

Total other income, net                          $6.1


  In the fourth quarter of fiscal 1993, the Company sold a 7% promissory note which was received from the sale of a joint venture in fiscal 1992. The transaction resulted in a before-tax gain of $8.5 million. In addition, during fiscal 1993, because of the continued softness in the commercial real estate market, the Company reduced the carrying value of certain unoccupied properties by $5.0 million.


Note 10 Provision for Restructured Operations

During the fourth quarter of fiscal 1995, the Company recorded a $23.0 million before-tax charge for restructuring actions. The restructuring plan focuses primarily on reducing the analytical instruments business infrastructure. The charge includes $20.7 million of severance and benefit costs for workforce reductions and $2.3 million of closure and facility consolidation expenses. All costs will result in cash outlays and these actions are expected to be substantially completed by December 31, 1995.
    The workforce reductions total 227 employees.
These actions will be accomplished through involuntary reductions worldwide as well as a voluntary retirement incentive plan in the U.S. The workforce reductions will affect all geographic areas of operation and all disciplines ranging from production labor to executive management. This includes product departments, manufacturing, engineering, sales, service and support as well as corporate administrative staff. The voluntary retirement incentive plan was accepted by 91 employees, which is included in the total, at a cost of $6.8 million. Approximately 43 of these positions will have to be replaced, but at a lower overall cost basis. All costs associated with hiring or training of new employees were excluded from the charge and will be recognized in the period incurred.
  The planned closure and facility consolidation costs total $2.3 million. These actions include the shutdown of the Company's Puerto Rico manufacturing facility, consolidation of sales offices in the Far
East and consolidation of administrative departments in the U.S. The closure of operations in Puerto Rico, expected to be completed within six months, includes severance costs for 46 employees, lease termination payments and other related costs. The Far East costs include lease penalties and restoration of vacated offices. Any costs associated with relocation of existing employees and moving expenses for inventory and equipment have been excluded from the charge and will be recognized in the period incurred.
  As of June 30, 1995, the Company made severance and benefit payments of $3.6 million to 55 employees separated under the aforementioned plan and payments of $.9 million were made for closure and facility consolidation costs. The balance of the cost to complete the restructuring plan was $18.5 million at June 30, 1995.
  Benefits from this restructuring program will be offset in part by the costs of hiring and training of new employees, moving and relocation. The before-tax savings from these actions approximates $20 million in costs and cash flow for fiscal 1996 and $25 million in succeeding years.
                             -41-


Note 11 Commitments and Contingencies
Future minimum payments at June 30, 1995 under noncancellable operating leases for real estate and equipment were as follows:

(Dollar amounts in millions)

1996                                $26.5

1997                                 21.5

1998                                 17.3

1999                                 11.9

2000                                  8.9

2001 and thereafter                   4.1

Total                               $90.2


  Rental expense was $32.5 million in fiscal 1995, $32.9 million in fiscal 1994 and $31.9 million in fiscal 1993.
  The Company has been named as a defendant in several legal actions arising from the conduct of its normal business activities. Although the amount of any liability that might arise with respect to any of these matters cannot be accurately predicted, the resulting liability, if any, will not in the opinion of management have a material adverse effect on the financial statements of the Company.

Note 12 Financial Instruments

Derivatives. The Company manages exposure to fluctuations in foreign exchange rates by creating offsetting positions through the use of derivative financial instruments, primarily forward or purchased option foreign exchange contracts. The Company does not use derivative financial instruments for trading or speculative purposes, nor is the Company a party to leveraged derivatives.
  Foreign exchange contracts are accounted for as hedges of net investments, firm commitments, and foreign currency transactions. Gains and losses on hedges of net investments are reported as equity adjustments from translation on the balance sheet.
The gains and losses on hedges of firm commitments are deferred and included in the basis of the transaction underlying the commitment. Gains and losses on transaction hedges are recognized in income and offset the foreign exchange gains and losses on the related transaction. The costs associated with entering into these contracts are amortized over the life of the contract. Realized and deferred gains and losses on hedge contracts were not material for the years presented.

Concentrations of Credit Risk. The forward contracts and options used by the Company in managing its foreign currency positions contain an element of risk that the counterparties may be unable to meet the terms of the agreements. However, the Company minimizes such risk exposure by limiting the counterparties to highly rated major domestic or international financial institutions. Management does not expect to record any losses as a result of counterparty default. The Company does not require and is not required to place collateral for these financial instruments.

Fair Value. The following methods are used in estimating the fair value of significant financial instruments held or owed by the Company. Cash and short-term investments approximate their carrying amount due to the short duration of these instruments.
Fair values of marketable securities beyond one year, minority equity investments and notes receivable are estimated based on quoted market prices, if available, or quoted market prices of financial instruments with similar characteristics. The fair value of debt is based on the current rates offered to the Company for debt of similar remaining maturities. Fiscal year end foreign currency exchange rates are used to estimate the fair value of foreign currency contracts.
The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at June 30, 1995 and 1994:

                               Carrying    Fair     Carrying    Fair
                                Amount    Value      Amount    Value
(Dollar amounts in millions)          1995                 1994

Cash and short-term
 investments                     $80.0    $80.0       $25.0    $25.0
Marketable securities
 maturing beyond one year                               7.0      7.0
Minority equity investments        5.1      4.7        27.3     30.0
Notes receivable                  15.5     15.9        13.4     13.7
Short-term debt                   54.8     54.8        83.6     83.6
Long-term debt                    34.1     35.1        34.3     34.3
Foreign currency contracts        70.1     73.8        89.2     90.8



                             -42-

Note 13 Quarterly Financial Information (Unaudited)
The following is a summary of quarterly financial results for the fiscal years ended June 30, 1995 and 1994:

                                                        First Quarter   Second Quarter   Third Quarter   Fourth Quarter
(Dollar amounts in millions except per share amounts)   1995    1994     1995    1994     1995    1994     1995    1994

Net revenues                                          $247.3  $243.3   $261.0  $256.8   $274.6  $263.5   $280.6  $260.9
Gross margin                                           118.3   113.6    123.2   123.6    128.7   128.9    132.9   123.1
Income (loss) from continuing operations                14.9    13.5     17.1    22.2     36.7    20.4     (1.8)   17.9
Loss from discontinued operations                              (12.5)                                             (10.4)
Net income (loss)                                       14.9     1.0     17.1    22.2     36.7    20.4     (1.8)    7.5

Per share amounts:

Income (loss) from continuing operations              $ .35   $  .30   $  .40  $  .50   $  .86  $  .45    $(.04)  $ .41
Loss from discontinued operations                               (.28)                                              (.24)
Net income (loss)                                     $ .35   $  .02   $  .40  $  .50   $  .86  $  .45    $(.04)  $ .17


  In the third quarter of fiscal 1995, the Company recorded a before-tax gain of $20.8 million, or $.40 per share after-tax, on the sale of its equity interest in Silicon Valley Group, Inc. During the fourth quarter of fiscal 1995, the Company recorded a $23.0 million before-tax charge, or $.44 per share after-tax, for restructuring (see Note
10).

Stock Prices and Dividends          1995                1994

Stock prices                    High      Low      High      Low
First Quarter                 $32 1/4   $26 1/2  $33 7/8    $30
Second Quarter                $33 1/8   $25 1/4  $39        $28 1/2
Third Quarter                 $29 7/8   $25 3/4  $39 1/2    $31
Fourth Quarter                $37 1/4   $29      $33        $27

Dividends per share                    1995                1994

First Quarter                          $.17                $.17
Second Quarter                         $.17                $.17
Third Quarter                          $.17                $.17
Fourth Quarter                         $.17                $.17
Total dividends per share              $.68                $.68

STATEMENT OF FINANCIAL RESPONSIBILITY

To the Shareholders of The Perkin-Elmer Corporation
The Company is responsible for the preparation and integrity of the accompanying consolidated financial statements. The statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts based upon management's best estimates and judgments. These accounting principles have been consistently applied. The financial statements are believed to reflect, in all material respects, the substance of events and transactions that should be included. Financial information presented elsewhere in this annual report is consistent with that in the financial statements.
  In meeting its responsibility for preparing reliable financial statements, the Company depends on its system of internal accounting controls. This system is designed to provide reasonable assurance assets are safeguarded and transactions are executed in accordance with the appropriate corporate authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles. The Company believes its accounting controls provide reasonable assurance that errors or irregularities that could be material to the financial statements are prevented or would be detected within a timely period by employees in the normal course of performing their assigned functions. The concept of reasonable assurance is based on the recognition that judgments are required to assess and balance the costs and expected benefits of a system of internal accounting controls. Written internal accounting controls and other operating policies and procedures supporting this system are communicated throughout the Company. Adherence to these policies and procedures is reviewed through a coordinated audit effort of the Company's internal audit staff and independent accountants.
  The independent accountants review and test the system of internal accounting controls to the extent they consider necessary to support their opinion on the consolidated financial statements of the Company.
Their report is the result of an independent and objective review of management's discharge of its responsibilities relating to the fairness of reported operating results and financial condition.
  The Company's Board of Directors has an Audit
Committee composed solely of outside directors. The committee meets periodically with the Company's independent accountants, management and internal auditors to review matters relating to the quality of financial reporting and internal accounting controls, the nature and extent of internal and external audit plans and results, and certain other matters. The independent accountants, whose appointment is recommended by the Audit Committee to the Board of Directors, have full and free access to this committee.
  A statement of business ethics policy is communicated to all Company employees. The Company monitors compliance with this policy to help assure operations are conducted in a responsible and professional manner with a commitment to the highest standard of business conduct.




Stephen O. Jaeger
Vice  President, Finance
Chief Financial Officer




Gaynor N. Kelley
Chairman, President and
Chief Executive Officer

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of The Perkin-Elmer Corporation
In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of The Perkin-Elmer Corporation and its subsidiaries at June 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
  As discussed in Note 4 and Note 5 to the financial statements, the Company changed its method of accounting for income taxes, postretirement benefits and postemployment benefits in fiscal 1993.


Stamford, Connecticut
July 25, 1995