Form 10-K, Exhibit 13
period 1996-06-30
PERKIN ELMER CORP
filed 1996-09-24
CIK 77551

SELECTED FINANCIAL DATA                     The Perkin-Elmer Corporation


(Dollar amounts in thousands except per share amounts)  June 30,      June 30,     June 30,       June 30,      July 31,
                                                           1996          1995         1994           1993          1992
Financial Operations
Net revenues                                         $1,162,949    $1,063,506    $1,024,467    $1,011,297    $  970,054
Income from operations before special items              94,317        68,659        73,978        60,860        46,089
   Per share of common stock                               2.17          1.61          1.66          1.35          1.03
Special items, net of taxes *                           (80,373)       (1,782)                    (36,416)      (21,793)
Income from continuing operations                        13,944        66,877        73,978        24,444        24,296
   Per share of common stock                                .32          1.57          1.66           .54           .54
Discontinued operations                                                             (22,851)        1,714        10,941
Accounting changes                                                                                (83,098)
Net income (loss)                                        13,944        66,877        51,127       (56,940)       35,237
   Per share of common stock                                .32          1.57          1.14         (1.27)          .79
Dividends per share                                         .68           .68           .68           .68           .68
Other Information
Cash and short-term investments                      $   96,588    $   80,010    $   25,003    $   30,331    $   51,618
Working capital                                         199,560       227,644       136,400       100,929       140,456
Capital expenditures                                     32,367        28,863        34,512        28,378        30,698
Total assets                                            941,324       888,842       884,500       851,070       948,953
Long-term debt                                              890        34,124        34,270         7,069        67,011
Total debt                                               51,965        88,881       117,822        81,051       165,205
Shareholders' equity                                    323,442       304,700       290,432       306,605       429,007

* Results for fiscal years 1996, 1995 and 1992 include before-tax restructuring charges of $71.6 million, $23.0 million and $22.0 million, respectively, and before-tax gains on the sale of investments of $11.7 million, $20.8 million, and $3.3 million, respectively. Other special items affecting comparability include a $27.1 million charge for acquired research and development in fiscal 1996, a $22.9 million charge for discontinued operations in fiscal 1994, and a $41.0 million charge in fiscal 1993 for the merger with ABI. The accounting changes relate to the adoption of accounting standards for postretirement and postemployment benefits.

Management's Discussion and
Analysis

Management's Discussion of
Operations
The following discussion should be
read in conjunction with the
consolidated financial statements
and related notes included on
pages 33 through 47.  Historical
results and percentage
relationships are not necessarily
indicative of operating results
for any future periods.

Events Impacting Comparability
Restructuring Charges.  The Perkin-
Elmer Corporation (PE or the
Company) initiated restructuring
actions in fiscal 1996 and 1995
primarily targeted to improve the
profitability and cash flow
performance of its analytical
instruments business.  The fiscal
1995 plan focused on cost
reduction.  The fiscal 1996 plan
was broader, in that asset
redeployment, reduction of
overhead and improved operating
efficiency, primarily in Europe
and North America, were the
principal restructuring goals.
The pre-tax costs required to
implement the plans were $71.6
million and $23.0 million in
fiscal 1996 and 1995,
respectively.  The restructuring
charges on an after-tax basis were
$1.44 and $.44 per share,
respectively (see Note 10).

Acquired Research and Development.
In the fourth quarter of fiscal
1996, the Company recorded a $27.1
million, or $.62 per share, charge
for purchased in-process research
and development primarily in
connection with the acquisitions
of Tropix, Inc. and Zoogen, Inc.
(see Note 2).

Sale of Investments.  During the
fourth quarter of fiscal 1996, the
Company sold part of its equity
interest in Etec Systems, Inc.
(ETEC) resulting in a before-tax
gain of $11.7 million, or $.21 per
share after-tax.  In addition,
during the third quarter of fiscal
1995, the Company sold its 7%
equity interest in Silicon Valley
Group, Inc. (SVG), resulting in a
before-tax gain of $20.8 million,
or $.40 per share after-tax (see
Note 2).

Discontinued Operations.  In the
first quarter of fiscal 1995,  the
Company concluded the sale of its
Material Sciences segment
consisting of the Company's Metco
division.  The Company announced
its plan to divest Metco in July
1993.  Consequently, Metco's
operating results are presented in
the accompanying consolidated
financial statements as a
discontinued operation (see Note
2).

Sale of Business Operation.  The
Physical Electronics Division
(PHI) was sold as of the end of
the third quarter of fiscal 1994
(see Note 2).

Results of Continuing Operations-
1996 Compared to 1995
Net revenues for fiscal 1996 were
$1,162.9 million, an increase of
9.4% over the $1,063.5 million
reported in fiscal 1995.  Although
the effects of foreign currency
translation were not significant
for the full year, the continued
strengthening of the U.S. dollar
adversely affected fourth quarter
revenues by approximately 4%, or
$12 million.
  All geographic markets
experienced growth in fiscal 1996.
The U.S. market experienced lower
product and service revenues in
the analytical instruments
business.  However, this was more
than offset by increased demand
for life science products.  The
European market, benefiting from
higher revenues of both analytical
and life science products,
reported an increase in net
revenues of $39.0 million, or 9%.
Approximately $9 million of the
increase was the result of
currency translation compared to
approximately $35 million in
fiscal 1995.  In the Far East, net
revenues increased $26.7 million,
or approximately 14%.  Excluding
currency effects, revenues in the
Far East increased approximately
$34 million, or 18%, as the
Company benefited from higher
public and private spending for
both analytical and life science
products in Japan.

Net revenues by business segment

(Dollar amounts in millions)       1996        1995
Analytical Instruments        $   630.6   $   625.4
Life Sciences                     532.3       438.1
                              $ 1,162.9   $ 1,063.5


  Net revenues of the analytical
instruments segment increased $5.2
million, or 1%, over the prior
year.  Increased revenues from
inorganic products, primarily
inductively coupled plasma-mass
spectrometers, were offset by
lower demand for organic and
chromatography products.  The life
sciences segment continued to
demonstrate strong growth in
fiscal 1996.  Increased demand for
DNA sequencing and liquid
chromatography-mass spectrometry
(LC/MS) products primarily
accounted for the 21.5% increase
in net revenues.
  Gross margin as a percentage of
net revenues was 48.8% in fiscal
1996 compared with 47.3% in fiscal
1995.  The improvement was the
result of increased unit sales of
higher margin life science
products.  This was partially
offset by lower margins in the
U.S. analytical instruments
market.
  Selling, general and
administrative (SG&A) expenses
were $340.0 million in fiscal 1996
compared to $317.1 million in
fiscal 1995.  Worldwide marketing
expenses for the life science
business, reflecting substantially
higher revenue and order growth, a
$5.1 million non-cash
charge for compensation
expense under the Company's
restricted stock program
(see Note 8), and incentive
compensation expense primarily
accounted for the increase.  As a
percentage of net revenues, SG&A
expenses decreased from 29.8% in
fiscal 1995 to 29.2% in fiscal
1996.  Research, development and
engineering (R&D) expenses  were
$102.3 million in fiscal 1996
compared to $95.1 million in
fiscal 1995.  Increased spending
in the life sciences segment was
the major contributor.
  Total operating expenses were
$541.0 million in fiscal 1996
compared to $435.2 million in
fiscal 1995.  Fiscal 1996
operating expenses included a
$27.1 million charge for research
and development expense related to
fourth quarter life sciences-
related acquisitions and a $71.6
million charge for restructuring
actions.  Fiscal 1995 operating
expenses included a charge for
restructuring actions of $23.0
million.  On a comparable basis,
excluding the special charges,
operating expenses as a percentage
of net revenues decreased from
38.8% in fiscal 1995 to 38.0% in
fiscal 1996.
  The fiscal 1996 before-tax
restructuring charge of $71.6
million was taken as part of a
plan focused on improving the
profitability and cash flow
performance of the analytical
instruments business.  The
worldwide analytical instruments
business was reorganized into
three vertically integrated,
fiscally accountable divisions to
reduce costs, and to improve the
Company's ability to compete more
effectively in each of its
markets.  The charge included
$37.8 million for worldwide
workforce reductions of
approximately 390 positions in
manufacturing, sales and support,
and administrative functions.  The
charge also included $33.8 million
for the reduction of excess
European manufacturing capacity,
the consolidation of facilities in
Europe, and the write-off of
certain tangible and intangible
assets associated with the
discontinuance of various product
lines.
  The Company will transfer the
development and manufacturing of
certain analytical instrument
product lines from its facility in
Germany to other sites, primarily
in the U.S.  The facility in
Germany will remain the principal
site for the development of atomic
absorption products.  These
changes are scheduled to be
completed by March 1997.
  The restructuring actions also
include the establishment of a
distribution center in Holland,
which will provide an integrated
sales, shipment and administration
support infrastructure for the
Company's European operations, and
the integration of certain
operating and business activities.
The European distribution center
will include certain
administrative, financial, and
information systems functions
which are currently being
transacted at individual locations
throughout Europe.  These changes
are scheduled to be substantially
completed by June 1997.
  These actions, when completed,
should result in improved customer
focus, increased product and
service revenues, and higher
operating income.  The benefits of
the program will begin to be
realized in fiscal 1997 with
operating cost reductions of
approximately $25 million.  When
the program is fully implemented,
the Company expects to achieve
annual operating cost benefits of
more than $40 million and
increased operating cash flow of a
similar amount.
  The fiscal 1995 restructuring
actions resulted in approximately
$20 million of before-tax savings
in fiscal 1996.

Operating income (loss) by
business segment
(Dollar amounts in millions)
                                Analytical         Life
1996                           Instruments     Sciences
Segment income                   $ 28.7         $120.6
Restructuring charge              (71.6)
Acquired R&D                                     (27.1)
   Operating income (loss)       $(42.9)        $ 93.5

1995
Segment income                   $ 26.7         $ 81.7
Restructuring charge              (19.2)
   Operating income              $  7.5         $ 81.7


  On a comparable basis, excluding
the restructuring charges,
operating income for the
analytical instruments segment
increased from $26.7 million in
fiscal 1995 to $28.7 million in
fiscal 1996.  Increased revenues
in the European and Far East
markets, coupled with the benefits
realized from the prior year's
restructuring actions, accounted
for the 7% growth in segment
income.  Operating income in the
U.S. declined in fiscal 1996.
  Operating income for the life
sciences segment, excluding the
charge for acquired R&D, increased
$38.9 million, or 48%, as a result
of growth in unit volumes and
increased margins.  In particular,
the DNA sequencing and to a lesser
extent, the LC/MS product lines
were the primary contributors.
All geographic markets contributed
to the improved segment income.

  Interest expense was $5.0
million in fiscal 1996 compared
with $8.2 million in fiscal 1995.
Lower overall borrowing levels in
fiscal 1996 and lower weighted
average interest rates on short-
term debt accounted for the
reduction in interest costs.
  Interest income was $4.9 million
in fiscal 1996 compared with $3.5
million in fiscal 1995.  The
increase was the result of
maintaining higher cash and short-
term investment balances
throughout the fiscal year.
  Net other expense was $2.2
million in fiscal 1996 compared
with $1.5 million in fiscal 1995.
Expenses in fiscal 1995 were
partially offset by a third
quarter gain on the sale of real
estate.
  During the fourth quarter of
fiscal 1996, the Company sold part
of its equity interest in ETEC,
resulting in a before-tax gain of
$11.7 million.
  The effective income tax rate
for fiscal 1996 was 61% compared
to 19% for fiscal 1995.  Fiscal
1996 included the charge for
acquired research and development
which was not deductible for tax
purposes, as well as the
restructuring charge which was not
fully deductible in the current
year.  Excluding the special
charges, the effective income tax
rate for fiscal 1996 would have
been 23%.  The lower effective
rate for fiscal 1995 was primarily
due to the greater utilization of
domestic tax benefit carryforwards
and temporary differences than in
fiscal 1996.  An analysis of the
differences between the federal
statutory income tax rates and the
effective rates is provided in
Note 4.

Results of Continuing Operations -
1995 Compared to 1994
Net revenues were $1,063.5 million
in fiscal 1995 compared with
$1,024.5 million in fiscal 1994.
Fiscal 1994 included $39.2 million
in net revenues from Applied
Science Operation (ASO) and PHI,
two business units which were sold
during fiscal 1994.  Excluding the
effects of these two business
units, fiscal 1995 net revenues
increased $78.2 million, or 7.9%,
over the prior year.
Approximately $48 million of the
increase was due to currency
changes, primarily the U.S.
dollar's weakness against the
Japanese yen and certain European
currencies.
  Excluding the effects of ASO and
PHI, net revenues in all
geographic markets, with the
exception of the Far East,
increased from fiscal 1994 to
fiscal 1995.  U.S. net revenues
increased 2.6% as a result of an
increase in biotechnology product
sales.  Europe's net revenues
increased $64.7 million, or 18.1%
(approximately $30 million, or 8%,
excluding the effects of
currency).  In the Far East, net
revenues were unchanged for fiscal
1995, following fiscal 1994's
increase of 35.2%.  During fiscal
1995, the Far East market was
adversely impacted by decreased
Japanese public and private
funding in the biotechnology and
environmental product areas.
Other worldwide markets
experienced modest improvements
over the prior year due primarily
to bioresearch products.

Net revenues by business segment

(Dollar amounts in millions)       1995         1994
Analytical Instruments         $  625.4    $   598.6
Discontinued product lines                      39.2
Total Analytical Instruments      625.4        637.8
Life Sciences                     438.1        386.7
                              $ 1,063.5    $ 1,024.5


  Excluding the revenues of ASO
and PHI in fiscal 1994, the
analytical instruments segment
increased only 4% in fiscal 1995
as a result of lower demand for
traditional analytical products.
The 13% growth in revenues for
life sciences was primarily
attributed to higher demand for
PCR-related instruments and
consumables, and DNA sequencing
systems and consumables.
Excluding the effects of currency,
revenues from life science
products increased $33.4 million
over fiscal 1994.
  Gross margin as a percentage of
net revenues was 47.3% in fiscal
1995 compared with 48.1% in fiscal
1994, excluding ASO and PHI.
Improvements in the U.S. market
gross margin were offset by
continued competitive pricing
pressures worldwide and a less
favorable product mix in the Far
East.  The change in product mix
reflected lower sales volume of
higher gross margin life science
products.
  SG&A expenses were $317.1
million in fiscal 1995, an
increase of 6% over fiscal 1994.
When measured on a comparable
basis, excluding the expenses of
ASO and PHI, SG&A expenses
increased to 29.8% of net revenues
from 29.6% in fiscal 1994.  A
decline in administrative expenses
of approximately 2% was offset by
the negative effects of currency
translation in Europe and the Far
East, and increased worldwide
marketing expenses, primarily due
to new product introductions.  R&D
expenses were $95.1 million in
fiscal 1995 compared with $94.2
million in fiscal 1994.  Excluding
the expenses of ASO and PHI, R&D
expenses increased 6.8%.
Spending, primarily in life
science programs and applications,
as well as the effects of currency
translation in Europe, accounted
for the increase.
  Operating income for fiscal
1995, inclusive of the $23.0
million before-tax charge for
restructuring actions, was $67.9
million compared to $96.0 million
in fiscal 1994.  The restructuring
plan focused primarily on reducing
the analytical instruments
business infrastructure.  The
charge included $20.7 million of
severance and related costs for
workforce reductions and $2.3
million of closure and facility
consolidation expenses.  All costs
resulted in cash outlays and the
actions were implemented by the
third quarter of fiscal 1996.

  The workforce reductions were
accomplished through involuntary
terminations worldwide as well as
a voluntary retirement incentive
plan in the U.S.  The reductions
affected all geographic areas of
operation and all disciplines
ranging from production labor to
executive management.  This
included product departments,
manufacturing, engineering, sales,
service and support as well as
corporate administrative staff.
The voluntary retirement incentive
plan was accepted by 91 employees
at a cost of $6.8 million.  Some
of these positions were replaced,
but at a lower overall cost basis.
All costs associated with hiring
or training of new employees were
excluded from the charge and
recognized in the period incurred.
  The closure and facility
consolidation actions included the
shutdown of the Company's Puerto
Rico manufacturing facility,
consolidation of sales offices in
the Far East and consolidation of
administrative departments in the
U.S.  The closure of operations in
Puerto Rico included severance
costs for 46 employees, lease
termination payments and other
related costs.  The Far East costs
included lease penalties and
restoration of vacated offices.
  Benefits from this restructuring
program were offset in part by the
costs of hiring and training of
new employees, moving and
relocation.  The restructuring
actions resulted in approximately
$20 million of before-tax savings
in fiscal 1996, and should
approximate $25 million in
succeeding years.

Operating income by business
segment
(Dollar amounts in millions)
                              Analytical         Life
1995                         Instruments     Sciences
Segment income                  $26.7         $81.7
Restructuring charge            (19.2)
   Operating income             $ 7.5         $81.7

1994
Segment income                  $29.9         $77.5
Discontinued product lines        3.0
   Operating income             $32.9         $77.5


  On a comparable basis, excluding
the restructuring charge and the
fiscal 1994 results of PHI and
ASO, operating income for the
analytical instruments segment
decreased from $29.9 million in
fiscal 1994 to $26.7 million in
fiscal 1995.  Lower gross margin
performance, resulting from
worldwide competitive pricing
pressures and a less favorable
product mix in the Far East,
combined with increased worldwide
operating expenses, accounted for
the 11% decrease.
  Operating income for the life
sciences segment increased 5% in
fiscal 1995.  Improved unit sales
and gross margins in the U.S. and
Europe were partially offset by a
decline in public and private
funding in Japan and increased
marketing and R&D spending
worldwide.
  Interest expense was $8.2
million in fiscal 1995 compared
with $7.1 million in fiscal 1994.
Higher borrowing levels in the
first quarter and increased short-
term interest rates for the year
contributed to the higher interest
expense in fiscal 1995.
  Interest income was $3.5 million
in fiscal 1995 compared with $2.4
million in fiscal 1994. The
increase was the result of
interest income on notes received
from the sale of divested
operations and increased cash and
short-term investment balances.
  During the third quarter of
fiscal 1995, the Company sold its
equity interest in SVG, resulting
in a before-tax net gain of $20.8
million, or $.40 per share after-
tax.
  The effective income tax rate
was 19% in fiscal 1995 compared
with 17% for fiscal 1994. During
the first quarter of fiscal 1994,
the Company received a favorable
ruling from the U.S. Tax Court
which essentially concurred with
the Company's pricing method on
intercompany sales with respect to
its operations in Puerto Rico.
The resolution of this matter with
the U.S. government contributed to
a lower effective tax rate for
fiscal 1994 when compared to
fiscal 1995.

Discontinued Operations
In the first quarter of fiscal
1995, the Company completed the
sale of Metco to Sulzer Inc., a
wholly-owned subsidiary of Sulzer,
Ltd., Winterthur, Switzerland, for
$64.8 million in cash.  Metco's
operating profits had declined
from fiscal 1992 to fiscal 1994,
primarily due to the weakness in
the aircraft turbine engine market
and significant downsizing that
occurred in the airline industry.
In the fourth quarter of fiscal
1994, the Company recorded a $7.7
million after-tax loss on
disposal, including a provision of
$5.0 million (less applicable
income taxes of $.8 million) for
Metco's operating losses during
the phase-out period.

  Loss from discontinued
operations in fiscal 1994 also
included an after-tax settlement
of $15.2 million, including legal
costs, related to the Hubble Space
Telescope mirror (see Note 2).

Foreign Currency
The results of the Company's
international operations are
subject to foreign currency
fluctuations.  The Company enters
into foreign exchange forward and
option contracts to manage its
exposure to currency fluctuations.
Management believes any reasonably
likely change in the level of
underlying major currencies being
hedged will not have a material
adverse effect on the consolidated
financial statements.  A
discussion of the Company's
foreign currency hedging
activities is provided in Note 12.

Management's Discussion of
Financial Resources and Liquidity
The following discussion of
financial resources and liquidity
focuses on the Consolidated
Statements of Financial Position
(page 34) and the Consolidated
Statements of Cash Flows (page
35).

Consolidated Statements of
Financial Position
Cash and short-term investments
are primarily cash, cash
equivalents, time deposits and
certificates of deposit with
original maturity dates of three
months to one year (collectively
"cash").  Cash increased $16.6
million in fiscal 1996 to $96.6
million at June 30, 1996.
  The accounts receivable balance
at June 30, 1996 totaled $254.5
million compared with $234.2
million at June 30, 1995.  During
fiscal 1996, the Company reduced
the amount of receivables sold
through its sale of receivables
program in Japan.  The net amount
of receivables sold but
uncollected at June 30, 1996 was
$19.3 million compared with $29.0
million at June 30, 1995 (see Note
1).
  Inventories were $207.3 million
at June 30, 1996 compared with
$212.9 million a year ago.
Increased inventory balances were
more than offset by a decrease of
approximately $11 million from
foreign currency translation.
  Prepaid expenses and other
current assets increased to $82.4
million at June 30, 1996 from
$70.4 million at the end of fiscal
1995.  The increase of $12.0
million was primarily due to
increased current deferred tax
assets.
  Other long-term assets increased
from $136.0 million at June 30,
1995 to $152.5 million at June 30,
1996.  Other long-term assets
primarily consist of goodwill,
investments in equity securities,
long-term deferred tax assets and
other long-term assets.  The
primary reason for the increase in
long-term assets was the $23.2
million increase in fair value of
an equity security investment.
  Other accrued expenses increased
$50.4 million to $206.6 million at
the end of fiscal 1996.  The
balance at June 30, 1996 included
$57.0 million in liabilities
related to the fiscal 1996
restructuring, partially offset by
the payment of $11.9 million of
costs related to the fiscal 1995
restructuring.
  Total short and long-term
borrowings were $52.0 million at
June 30, 1996 compared with $88.9
million at the end of fiscal 1995.
Excluding the effects of currency
translation, total borrowings
decreased $18.1 million.  The
Company's debt to total
capitalization ratio fell to 14%
from 23% at June 30, 1995.
    The Company believes its cash
and short-term investments, funds
generated from operating
activities and available borrowing
facilities are sufficient to
provide for financing needs in the
foreseeable future.  The Company
has unused credit facilities
totaling $297 million.  PE has
historically maintained a strong
financial position and
conservative capital structure.

Consolidated Statements of Cash
Flows
The Consolidated Statements of
Cash Flows depict cash flows by
three broad categories: operating
activities, investing activities
and financing activities.
Operating activities are the
principal source of the Company's
cash flows.  Investment in
property, plant and equipment
represents ongoing capital
investing activity.  Major ongoing
activities reported under
financing activities include
payment of dividends to
shareholders and transactions
involving the Company's various
employee stock plans.
  Net cash provided by operating
activities was $111.9 million for
fiscal 1996 compared with $72.0
million for fiscal 1995.  The
increase was primarily due to
higher income-related cash flow
which more than offset higher
accounts receivable and inventory
levels.
  Net cash used by investing
activities was $45.5 million for
fiscal 1996 compared with $81.3
million of net cash provided by
investing activities in the prior
year.  Capital expenditures for
fiscal 1996 were $32.4 million
compared with $28.9 million for
fiscal 1995.  In fiscal 1996,
$42.5 million of cash was used for
acquisition outlays, primarily the
purchase of Tropix, Inc., while
$21.6 million was generated from
the sale of non-operating assets.
During fiscal 1995, the Company
generated $119.3 million from the
sale of discontinued operations
and assets while spending $11.0
million for the purchase of
Photovac Inc.  A discussion of the
acquisitions and dispositions for
fiscal 1996 and 1995 is provided
in Note 2.
  Net cash used by financing
activities was $41.6 million in
fiscal 1996 compared to $101.4
million in fiscal 1995.  The $36.4
million increase in cash received
from the exercise of employee
stock options was the primary
reason for the reduction in net
cash required to fund financing
activities.  The Company received
$46.7 million in cash proceeds
from stock options compared to
$10.3 million in fiscal 1995.
During both fiscal years, cash was
used to reduce short-term
borrowings, pay dividends and
repurchase shares of the

Company's common stock.  During fiscal
1996,.8 million shares of common stock,
at a cost of $41.0 million, were
repurchased compared to 1.4
million shares, at a cost of $40.3
million, in fiscal 1995.  Common
stock purchases for the treasury
are made in support of the
Company's various stock plans and
as part of a share repurchase
authorization.
  As previously mentioned, the
Company recorded before-tax
restructuring charges of $71.6
million and $23.0 million in
fiscal 1996 and 1995,
respectively.  To date, the
Company has made cash payments of
$9.6 million for obligations under
the fiscal 1996 restructuring plan
and $16.4 million for obligations
under the fiscal 1995
restructuring plan (see Note 10).
Obligations remaining at June 30,
1996 for the 1996 and 1995
provisions are expected to require
cash outlays of approximately $39
million and $7 million,
respectively.  The funding for the
remaining restructuring
liabilities will be from current
cash balances and realized
benefits from both restructuring
activities.  The before-tax cash
benefit from these actions was
approximately $20 million in
fiscal 1996 and is targeted to be
approximately $50 million in
fiscal 1997 and approximately $65
million in succeeding years.

Impact of Inflation and Changing
Prices
Inflation and changing prices are
continually monitored.  The
Company attempts to minimize the
impact of inflation by improving
productivity and efficiency
through continual review of both
manufacturing capacity and
operating expense levels.  When
operating costs and manufacturing
costs increase, the Company
attempts to recover such costs by
increasing, over time, the selling
price of its products and
services.  The Company believes
the effects of inflation have been
appropriately managed and
therefore have not had a material
impact on its historic operations
and resulting financial position.

Outlook
Although the impact of currency
translation is likely to have an
adverse effect on life sciences'
fiscal 1997 net revenues, the
underlying demand for life science
products is expected to continue
to grow rapidly.  Consequently,
the Company's investment strategy
is to accelerate the search for
new opportunities and applications
in this business.  To date, the
Company has been focused in life
sciences largely in genomics and
genetic analysis with the Applied
Biosystems Division.  The Company
expects further growth and
expansion of that business and
continued diversification into
plant and animal products as well
as into bioinformatics.  The
fiscal 1996 acquisitions of
Tropix, Inc. and Zoogen, Inc. are
direct results of the enhanced
focus on this segment.
  Recently the Company has begun
to look at life sciences in a more
generic way and is exploring the
significant potential of the
application of the Company's core
competencies in such technologies
as infrared, fluorescence, and gas
chromatography to medical
monitoring and diagnosis.  As a
result, the Company sees growth
opportunities for analytical
instruments.  The pursuit of these
new markets will be conducted at
the same time as the fiscal 1996
restructuring plan is implemented.
The profitability and cash flow
goals of the 1996 plan should not
be adversely affected, and may be
enhanced, as the extension of the
analytical instruments core
competencies to new markets is
begun.  The penetration of new
markets by analytical instruments
has the potential to add revenue
opportunity to a segment which is
otherwise expected to demonstrate
slow growth.

 "Safe Harbor" Statement under
Private Securities Litigation
Reform Act of 1995
Certain statements contained in
this annual report may be forward
looking and are subject to a
variety of risks and
uncertainties.  Many factors could
cause actual results to differ
materially from these statements.
These factors include, but are not
limited to, (1) complexity and
uncertainty regarding the
development of new high-technology
products, (2) loss of market share
through competition, (3)
introduction of competing products
or technologies by other
companies, (4) pricing pressures
from competitors and/or customers,
(5) changes in the life sciences
or analytical instrument
industries, (6) changes in the
pharmaceutical, environmental,
research or chemical markets, (7)
variable government funding in key
geographical regions, (8) the
Company's ability to protect
proprietary information and
technology or to obtain necessary
licenses on commercially
reasonable terms, (9) the loss of
key employees, and (10) other
factors which might be described
from time to time in the Company's
filings with the Securities and
Exchange Commission.
  A significant portion of the
Company's life science business
operations are located near major
California earthquake faults.  The
ultimate impact of earthquakes on
the Company, significant suppliers
and the general infrastructure is
unknown, but operating results
could be materially affected in
the event of a major earthquake.
The Company maintains insurance to
reduce its exposure to losses and
interruptions caused by
earthquakes.
  Although the Company believes it
has the product offerings and
resources needed for continuing
success, future revenue and margin
trends cannot be reliably
predicted and may cause the
Company to adjust its operations.
Factors external to the Company
can result in volatility of the
Company's common stock price.
Because of the foregoing factors,
recent trends should not be
considered reliable indicators of
future stock prices or financial
results.

CONSOLIDATED STATEMENTS OF OPERATIONS               The Perkin-Elmer Corporation

(Dollar amounts in thousands except per share amounts)
For the years ended June 30,                                          1996          1995          1994
Net revenues                                                 $    1,162,949   $  1,063,506  $  1,024,467
Cost of sales                                                       595,857        560,402       535,178
Gross margin                                                        567,092        503,104       489,289
Selling, general and administrative                                 339,994        317,120       299,101
Research, development and engineering                               102,338         95,088        94,172
Provision for restructured operations                                71,600         23,000
Acquired research and development                                    27,093
Operating income                                                     26,067         67,896        96,016
Gain on sale of investment                                           11,704         20,800
Interest expense                                                      4,971          8,180         7,145
Interest income                                                       4,894          3,500         2,382
Other expense, net                                                   (2,193)        (1,452)       (2,121)
Income before income taxes                                           35,501         82,564        89,132
Provision for income taxes                                           21,557         15,687        15,154
Income from continuing operations                                    13,944         66,877        73,978
Loss from discontinued operations, net of income taxes                                           (22,851)
Net income                                                   $       13,944   $     66,877  $     51,127
Per share amounts:
Income from continuing operations                            $          .32   $       1.57  $       1.66
Loss from discontinued operations                                                                   (.52)
Net income                                                   $          .32   $       1.57  $       1.14

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION      The Perkin-Elmer Corporation

(Dollar amounts in thousands)
At June 30,
                                                                                                   1996           1995
Assets
Current assets
  Cash and cash equivalents                                                                    $  95,361     $   73,010
  Short-term investments                                                                           1,227          7,000
  Accounts receivable, less allowances for doubtful accounts of $6,845 ($8,949 - 1995)           254,531        234,153
  Inventories                                                                                    207,297        212,859
  Prepaid expenses and other current assets                                                       82,360         70,410
Total current assets                                                                             640,776        597,432
Property, plant and equipment, net                                                               148,008        155,441
Other long-term assets                                                                           152,540        135,969
Total assets                                                                                   $ 941,324     $  888,842

Liabilities and Shareholders' Equity
Current liabilities
  Loans payable                                                                                $  51,075     $   54,757
  Accounts payable                                                                                86,885         85,342
  Accrued salaries and wages                                                                      39,607         38,862
  Accrued taxes on income                                                                         57,097         34,676
  Other accrued expenses                                                                         206,552        156,151
Total current liabilities                                                                        441,216        369,788
Long-term debt                                                                                       890         34,124
Other long-term liabilities                                                                      175,776        180,230
Commitments and contingencies (see Note 11)
Shareholders' equity
  Capital stock
    Preferred stock $1 par value: 1,000,000 shares authorized; none issued
    Common stock $1 par value: 90,000,000 shares authorized; 45,599,755 shares issued             45,600         45,600
  Capital in excess of par value                                                                 186,058        176,699
  Retained earnings                                                                              194,613        215,363
  Foreign currency translation adjustments                                                           446          9,805
  Unrealized gain on investment                                                                   23,245
  Minimum pension liability adjustment                                                           (29,365)       (34,445)
  Treasury stock, at cost (shares: 1996 - 2,701,186; 1995 - 3,489,649)                           (97,155)      (108,322)
Total shareholders' equity                                                                       323,442        304,700
Total liabilities and shareholders' equity                                                     $ 941,324     $  888,842


See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS              The Perkin-Elmer Corporation

(Dollar amounts in thousands)
For the years ended June 30,                                                    1996           1995          1994
Operating Activities
Income from continuing operations                                         $    13,944    $    66,877   $    73,978
Adjustments to reconcile income from continuing operations
  to net cash provided by operating activities:
    Depreciation and amortization                                              41,240         40,670        42,679
    Restricted stock amortization                                               5,072
    Deferred income taxes                                                     (12,683)        (4,568)        1,750
    Gains from the sale of assets                                             (11,704)       (22,129)
    Provision for restructured operations                                      71,600         23,000
    Acquired research and development                                          27,093
Changes in operating assets and liabilities:
    (Increase) decrease in accounts receivable                                (34,162)        13,675       (21,527)
    (Increase) decrease in inventories                                         (4,322)         1,540       (25,360)
    Increase in prepaid expenses and other assets                              (9,794)       (11,860)      (15,043)
    Increase (decrease) in accounts payable and other liabilities              25,638        (35,199)        2,973
Divestitures                                                                                                (6,934)
Legal settlement                                                                                           (15,550)
Net cash provided by operating activities                                     111,922         72,006        36,966
Investing Activities
Additions to property, plant and equipment
  (net of disposals of $2,070, $1,733 and $2,185, respectively)               (30,297)       (27,130)      (32,327)
Short-term investments                                                          5,773                        1,778
Proceeds from the sale of assets, net                                          21,562         54,499        31,850
Acquisitions, net of cash acquired                                            (42,542)       (10,898)
Proceeds from the sale of discontinued operations                                             64,847
Other, net                                                                                                    (930)
Net cash (used) provided by investing activities                              (45,504)        81,318           371
Financing Activities
Net change in loans payable                                                   (18,129)       (40,850)        5,053
Proceeds from long-term debt                                                                                26,992
Principal payments on long-term debt                                                          (1,901)       (1,886)
Dividends declared                                                            (29,095)       (28,618)      (29,813)
Purchases of common stock for treasury                                        (41,028)       (40,297)      (59,615)
Stock issued for stock plans                                                   46,656         10,279        17,426
Net cash used by financing activities                                         (41,596)      (101,387)      (41,843)
Effect of exchange rate changes on cash                                        (2,471)        (3,930)          927
Net change in cash and cash equivalents                                        22,351         48,007        (3,579)
Cash and cash equivalents beginning of year                                    73,010         25,003        28,582
Cash and cash equivalents end of year                                      $   95,361    $    73,010   $    25,003


See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY    The Perkin-Elmer Corporation



                                                                                   Foreign                Minimum
                                                    Common Capital In             Currency  Unrealized    Pension
                                               Stock $1.00  Excess Of Retained Translation     Gain on  Liability  Treasury Stock
(Dollar amounts and shares in thousands)         Par Value  Par Value Earnings Adjustments  Investment Adjustment  At Cost  Shares
Balance at June 30, 1993                       $    45,600 $  178,739 $163,861 $    (3,931) $      -   $  (31,859)$ (45,805)(1,656)
Net income                                                              51,127
Cash dividends                                                         (29,813)
Share repurchases                                                                                                   (59,615)(1,841)
Shares issued under stock plans                                         (3,695)                                      21,121    846
Minimum pension liability adjustment                                                                       (4,400)
Foreign currency translation adjustments                                             9,452
Other                                                                     (350)
Balance at June 30, 1994                       $    45,600 $  178,739 $181,130 $     5,521  $       -  $  (36,259)$ (84,299)(2,651)
Net income                                                              66,877
Cash dividends                                                         (28,618)
Share repurchases                                                                                                   (40,297)(1,386)
Shares issued under stock plans                                         (3,929)                                      14,208    477
Tax benefit related to employee stock options                      34
Minimum pension liability adjustment                                                                        1,814
Unearned compensation - restricted stock plan                  (2,074)       8                                        2,066     70
Foreign currency translation adjustments                                             4,284
Other                                                                     (105)
Balance at June 30, 1995                       $    45,600 $  176,699 $215,363 $     9,805  $       -  $  (34,445)$(108,322)(3,490)
Net income                                                              13,944
Cash dividends                                                         (29,095)
Share repurchases                                                                                                   (41,028)  (800)
Shares issued under stock plans                                         (5,627)                                      52,283  1,559
Tax benefit related to employee stock options                   5,280
Minimum pension liability adjustment                                                                        5,080
Restricted stock plan                                           4,079                                                   993     30
Unrealized gain on investment                                                                   23,245
Foreign currency translation adjustments                                            (9,359)
Other                                                                       28                                       (1,081)
Balance at June 30, 1996                       $    45,600 $  186,058 $194,613 $       446  $   23,245 $  (29,365)$ (97,155)(2,701)

</Table)

See accompanying Notes to Consolidated Financial Statements.


Notes to Consolidated Financial Statements

Note 1 Accounting Policies and
Practices
Principles of Consolidation.  The
consolidated financial statements
include the accounts of all
majority-owned subsidiaries of The
Perkin-Elmer Corporation (PE or
the Company).  The preparation of
financial statements in conformity
with generally accepted accounting
principles requires management to
make estimates and assumptions
that affect the reported amounts
of assets and liabilities,
disclosure of contingent assets
and liabilities at the date of the
financial statements, and the
reported amounts of revenues and
expenses during the reporting
periods.  Actual results could
differ from those estimates.
Certain amounts in the
consolidated financial statements
and notes have been reclassified
for comparative purposes.

Changes in Accounting Principles.
The Company is required to
implement Statement of Financial
Accounting Standards (SFAS) No.
121, "Accounting for the
Impairment of Long-Lived Assets
and for Long-Lived Assets to Be
Disposed Of," no later than June
30, 1997.  The statement requires
that long-lived assets and certain
identifiable intangibles to be
held and used by an entity be
reviewed for impairment whenever
events or changes in circumstances
indicate the carrying amount of an
asset may not be recoverable.  The
Company has determined that at
June 30, 1996 the application of
SFAS No. 121 will not have a
material impact on the
consolidated financial statements.
  In October 1995, the Financial
Accounting Standards Board issued
SFAS No. 123, "Accounting for
Stock-Based Compensation."  The
statement requires companies to
measure employee stock
compensation plans based on the
fair value method of accounting or
to continue to apply Accounting
Principles Board (APB) Opinion No.
25,  "Accounting for Stock Issued
to Employees" and provide pro
forma footnote disclosures under
the fair value method.  The
Company will continue to measure
costs for its employee stock
compensation plans using APB
Opinion No. 25 and will provide
pro forma disclosures, as
required, beginning in fiscal
1997.

Foreign Currency.  Assets and
liabilities of foreign operations,
where the functional currency is
the local currency, are translated
into U.S. dollars at the fiscal
year end exchange rates.  The
related translation adjustments
are recorded as a separate
component of shareholders' equity.
Foreign currency revenues and
expenses are translated using
average exchange rates prevailing
during the year.  Foreign currency
transaction gains and losses, as
well as translation adjustments of
foreign operations where the
functional currency is the dollar,
are included in net income.

Cash, Short-Term Investments and
Marketable Securities.  Cash
equivalents consist of highly
liquid debt instruments, time
deposits and certificates of
deposit with original maturities
of three months or less.  Time
deposits and certificates of
deposit with original maturities
of three months to one year are
classified as short-term
investments.  Short-term
investments, which include
marketable securities, are
recorded at cost which
approximates market value.

Accounts Receivable.  The Company
periodically sells accounts
receivable arising from business
conducted in Japan.  During the
fiscal years ended 1996, 1995 and
1994, the Company received cash
proceeds of $71.1 million, $101.4
million, and $43.8 million,
respectively, from the sale of
such receivables.  The Company
believes it has adequately
provided for any risk of loss
which may occur under these
arrangements.

Investments.  The equity method of
accounting for investments in 50%
or less owned joint ventures is
used.  Investments where ownership
is less than 20% are carried at
cost.

Inventories.  Inventories are
stated at the lower of cost (on a
first-in, first-out basis) or
market.  Inventories at June 30,
1996 and 1995 included the
following components:

(Dollar amounts in millions)        1996        1995
Raw materials and supplies       $  31.1     $  29.2
Work-in-process                     19.8        18.9
Finished products                  156.4       164.8
Total inventories                $ 207.3     $ 212.9


Property, Plant and Equipment and
Depreciation.  Property, plant and
equipment are recorded at cost and
consisted of the following at June
30, 1996 and 1995:

(Dollar amounts in millions)                 1996        1995
Land                                      $  22.4     $  24.1
Buildings and leasehold improvements        133.0       132.9
Machinery and equipment                     213.1       205.3
Property, plant and equipment, at cost      368.5       362.3
Accumulated depreciation and
 amortization                               220.5       206.9
Property, plant and equipment, net        $ 148.0     $ 155.4


  Provisions for depreciation of
owned property, plant and
equipment are based upon the
expected useful lives of the
assets and computed primarily by
the straight-line method.
Leasehold improvements are
amortized over their estimated
useful lives or the term of the
applicable lease, whichever is
less, using the straight-line
method.
  Major renewals and improvements
that significantly add to
productive capacity or extend the
life of an asset are capi-


talized. Repairs, maintenance and
minor renewals and improvements are
expensed when incurred.

Intangible Assets.  The excess of
purchase price over the net asset
value of companies acquired is
amortized on a straight-line
method over periods not exceeding
40 years.  Patents and trademarks
are amortized using the straight-
line method over their expected
useful lives.

Revenues.  Revenues from service
contracts are recorded as deferred
service contract revenues and
reflected in net revenues over the
term of the contract.

Research, Development and
Engineering.  Research,
development and engineering costs
are expensed when incurred.

Income Taxes.  The Company expects
to permanently reinvest
substantially all of the
undistributed earnings of its
foreign subsidiaries.

Net Income (Loss) Per Share.  Net
income (loss) per share is
computed by dividing net income
(loss) by the weighted average
number of common shares and
dilutive common stock equivalents
outstanding.  Common stock
equivalents include stock options.
The difference between weighted
average shares for primary and
fully diluted net income (loss)
per share was not significant for
the years presented.

Supplemental Cash Flow
Information.  Cash paid for
interest expense and income taxes
for the fiscal years ended 1996,
1995 and 1994 was as follows:

(Dollar amounts in millions)    1996    1995    1994
Interest                      $  5.6   $ 8.0   $ 7.0
Income taxes                    15.0    27.3    16.1



Note 2 Acquisitions and
Dispositions
Tropix, Inc.  During the fourth
quarter of fiscal 1996, the
Company acquired Tropix, Inc., a
world leader in the development,
manufacture and sale of
chemiluminescent detection
technology for life sciences.  The
acquisition cost, net of cash
acquired was $36.0 million and was
accounted for as a purchase.  The
purchase price was allocated to
the net assets acquired and to
purchased in-process research and
development (R&D).  Purchased in-
process R&D includes the value of
products in the development stage
and not considered to have reached
technological feasibility.  In
accordance with applicable
accounting rules, purchased in-
process R&D is required to be
expensed.  Accordingly, $22.3
million of the acquisition cost
was expensed in the fourth quarter
of fiscal 1996.

Other Acquisitions.  During the
fourth quarter of fiscal 1996, the
Company acquired Zoogen, Inc., a
leading provider of genetic
analysis services, and a minority
equity interest in Paracel, Inc.,
a provider of information
filtering technologies, for $6.5
million in cash.  The acquisition
of Zoogen, Inc. was accounted for
as a purchase.  In connection with
these acquisitions, $4.8 million
was expensed as purchased in-
process R&D.

Photovac Inc.  The Company
acquired Photovac Inc., a leading
developer and manufacturer of
field portable analytical
instrumentation, during the fourth
quarter of fiscal 1995, for $11.0
million in cash.  The acquisition
was accounted for as a purchase.

The net assets and results of
operations for the above
acquisitions have been included in
the consolidated financial
statements since the date of each
acquisition.  The pro forma effect
on the Company's consolidated
financial statements was not
significant.

Dispositions
Etec Systems, Inc.  During the
fourth quarter of fiscal 1996, the
Company sold part of its equity
interest in Etec Systems, Inc. for
net cash proceeds of $16.6
million, resulting in a before-tax
gain of $11.7 million, or $.21 per
share after-tax.

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

Discontinued Operations
Legal Settlement.  The Company
paid $15.5 million to settle
potential claims related to the
Hubble Space Telescope mirror in
the first quarter of fiscal 1994.
This payment, which included legal
costs, resulted in an after-tax
charge of $15.2 million.

Material Sciences Segment.  The
Company received $64.8 million in
the first quarter of fiscal 1995
from the sale of its Material
Sciences segment (Metco) to Sulzer
Inc., a wholly-owned subsidiary of
Sulzer, Ltd., Winterthur,
Switzerland.  An after-tax loss of
$7.7 million was recorded during
the fourth quarter of fiscal 1994.


  The following table summarizes
discontinued operations reflected
in the fiscal 1994 consolidated
financial statements:

(Dollar amounts in millions)
For the year ended June 30,         1994
Loss on disposal of Metco
  including a provision of
  $5.0 for operating losses
  during the phase-out period,
  less applicable income taxes
  of $.8                         $  (7.7)
Legal settlement, less
  applicable income taxes
  of $.3                           (15.2)
Loss from discontinued
operations                       $ (22.9)


Note 3 Debt and Lines of Credit
There were no domestic borrowings
outstanding at June 30, 1996 or
1995.  Foreign loans payable and
long-term debt at June 30, 1996
and 1995 are summarized below:

(Dollar amounts in millions)      1996   1995
Loans payable:
 Notes payable, banks            $ 25.4 $ 50.3
 Current maturities of
  long-term debt                   25.7    4.5
Total loans payable              $ 51.1 $ 54.8
Long-term debt:
 3.255% Yen term loan maturing
  in fiscal 1997                 $    - $ 33.2
Other                                .9     .9
Total long-term debt             $   .9 $ 34.1


  The weighted average interest
rates at June 30, 1996 and 1995
for foreign bank borrowings were
3.7% and 7.2%, respectively.
  On June 1, 1994, the Company
entered into a $100 million three-
year revolving credit agreement.
The agreement was amended in
fiscal 1996 to extend the maturity
an additional three years to June
1, 2000.  Commitment and facility
fees are based on the leverage and
interest coverage ratios.
Interest rates on amounts borrowed
vary depending on whether
borrowings are undertaken in the
domestic or Eurodollar markets.
There were no borrowings under the
facility at June 30, 1996 or 1995.
  The Company's wholly-owned
subsidiary, Perkin-Elmer Japan,
borrowed 2.8 billion Yen at a
fixed interest rate of 3.255% in
fiscal 1994.  The final maturity
date is scheduled for February
1997.
  At June 30, 1996, the Company
had unused credit facilities for
short-term borrowings from
domestic and foreign banks in
various currencies totaling $297
million.
  Under various debt and credit
agreements, the Company is
required to maintain certain
minimum net worth and interest
coverage ratios.
  The annual maturity of long-term
debt for fiscal year 1997 is $25.7
million.  Maturities for fiscal
years 1998, 1999, 2000, 2001 and
beyond total $.9 million.

Note 4 Income Taxes
Income before income taxes for
fiscal years ended 1996, 1995 and
1994 was as follows:

(Dollar amounts in millions)        1996    1995    1994
United States                      $16.3   $58.8   $65.0
Foreign                             19.2    23.8    24.1
Total                              $35.5   $82.6   $89.1

  The components of the provision
for income taxes for fiscal years
ended 1996, 1995 and 1994
consisted of the following:

(Dollar amounts in millions)        1996    1995    1994
Currently payable:
 Federal                          $  9.4  $  2.2  $ (1.3)
 Foreign                            23.8    17.2    12.6
 State and local                     1.0      .9     2.1
Total currently payable             34.2    20.3    13.4
Deferred:
 Federal                            (4.4)   (7.5)
 Foreign                            (8.2)    2.9     1.8
Total deferred                     (12.6)   (4.6)    1.8
Total provision for
 income taxes                     $ 21.6  $ 15.7  $ 15.2


  Significant components of
deferred tax assets and
liabilities at June 30, 1996 and
1995 are summarized below:
                                             Deferred
                                            Tax Assets
(Dollar amounts in millions)               1996     1995
Intangibles                             $  10.4  $  12.4
Inventories                                 6.7      9.4
Postretirement and postemployment
 benefits                                  35.9     35.6
Other reserves and accruals                76.8     62.6
Tax credit carryforwards                   10.4     10.6
Foreign loss carryforwards                 10.0     16.4
Subtotal                                  150.2    147.0
Valuation allowance                      (105.6)  (116.6)
Total deferred tax assets               $  44.6  $  30.4


                                            Deferred Tax
                                            Liabilities
(Dollar amounts in millions)               1996     1995
Inventories                               $  .7    $ 1.1
Other reserves and accruals                 6.0      4.2
Total deferred tax liabilities              6.7      5.3
Total deferred tax assets, net            $37.9    $25.1


  A reconciliation of the federal
statutory tax provision to the
Company's tax provision for the
fiscal years ended 1996, 1995 and
1994 was as follows:

(Dollar amounts
in millions)                        1996    1995    1994
Federal statutory rate               35%     35%     35%
Tax at federal statutory rate      $12.4   $28.9   $31.2
State income taxes (net of
 federal benefit)                     .7      .6     1.4
Effect on income from foreign
 operations                         14.7    13.4     (.2)
Effect on income from
foreign sales corporation           (3.2)
Acquired research and
 development                         9.5
Utilization of tax benefit
 carryforwards                     (10.0)  (18.3)  (16.5)
U.S. gain from foreign
 reorganization                                      4.6
Domestic temporary
 differences for which
 benefit is recognized              (2.7)   (5.4)   (7.4)
Other                                 .2    (3.5)    2.1
Total provision for income
  taxes                            $21.6   $15.7   $15.2

  At June 30, 1996, the Company
has a U.S. alternative minimum tax
credit of $10.4 million with an
indefinite carryforward period.
The Company has loss carryforwards
of approximately $22 million in
various foreign countries,
primarily in Germany and Japan,
with varying expiration dates.
  The Company's federal tax
returns have been examined by the
Internal Revenue Service (IRS) for
the years 1975 through 1989, and
the IRS is currently examining the
years 1990 through 1992.  The
years 1988 and 1989 are under
consideration at the IRS appeals
level.  In addition, the IRS has
examined the tax returns of
Applied Biosystems, Inc. (ABI)
through 1991, and has proposed
adjustments which also will be
considered at the IRS appeals
level.  The IRS is currently
examining ABI's years 1992 and
1993 (prior to its merger with the
Company).  It is the Company's
opinion that it has adequately
provided in the financial
statements for any potential IRS
adjustments for these open years.


Note 5 Retirement and Other
Benefits
Pension Plans.  The Company
maintains or sponsors pension
plans that cover substantially all
worldwide employees.  Pension
benefits earned are generally
based on years of service and
compensation during active
employment.  However, the level of
benefits and terms of vesting vary
among the plans.  Pension plan
assets are administered by
trustees and are principally
invested in equity and fixed
income securities.  The funding of
pension plans is determined in
accordance with statutory funding
requirements.
  The total worldwide pension
expense for all employee pension
plans was $15.2 million, $15.0
million and $17.3 million for
fiscal years 1996, 1995, and 1994,
respectively.  The actuarial
assumptions used in the
determination of net pension
expense, as well as the components
thereof, are set forth in the
following tables:

                                         Domestic Plans
(Dollar amounts in millions)       1996        1995        1994
Assumptions:
Discount rate                     8 1/2%       8 1/2%     8 1/2%
Compensation
 increase                            4%          4%         4%
Long-term rate of
 return                      8 1/2-9 1/4%    8 1/2-9 1/4%   8 1/2-10%
Components:
Service cost                    $   7.6      $   7.8      $  9.1
Interest cost                      33.0         30.7        30.6
Actual return on
  assets                          (32.1)       (29.9)      (19.5)
Net amortization
  and deferral                     (1.4)         (.9)       (9.8)
Net pension expense             $   7.1      $    7.7     $ 10.4


                                         Foreign Plans
(Dollar amounts in millions)       1996        1995        1994
Assumptions:
Discount rate                      6-8%      6 1/2-8%     6-8 1/2%
Compensation
 increase                       4-4 1/2%   4 1/4-4 1/2%    4 1/2%
Long-term rate of
 return                        6 1/2-9 1/2%  6 1/2-10%   6 1/2-10%
Components:
Service cost                       $3.2        $3.0        $2.9
Interest cost                       6.7         6.2         6.0
Actual return on
  assets                           (4.0)       (2.6)       (1.7)
Net amortization
  and deferral                      2.2          .7        ( .3)
Net pension
expense                            $8.1        $7.3        $6.9


  The funded status of the plans
and amounts recognized in the
Company's Consolidated Statements
of Financial Position at June 30,
1996 and 1995:

                                                   Domestic
                                                     Plans
(Dollar amounts in millions)                   1996        1995

Plan assets at fair value                    $422.2      $368.4
Projected benefit obligation                  435.1       392.1
Plan assets less than
 projected benefit obligation                 (12.9)      (23.7)
Unrecognized items:
Net actuarial loss                             48.1        55.2
Prior service cost                             (5.1)       (5.3)
Net transition asset                           (9.0)      (11.3)
Minimum pension liability
 adjustment                                   (31.5)      (37.4)
Accrued pension expense                      $(10.4)     $(22.5)
Actuarial present value
 of accumulated benefits                     $432.5      $390.8
Accumulated benefit obligation
 related to vested benefits                  $424.1      $381.6


  A minimum pension liability
adjustment is required when the
actuarial present value of
accumulated benefits exceeds plan
assets and accrued pension
liabilities.  The minimum
liability adjustment, less
allowable intangible assets, net
of tax benefit, is reported as a
reduction of shareholders' equity.

                                    Foreign Plans
                             Assets Exceed        Accumulated
                               Accumulated           Benefits
                                  Benefits      Exceed Assets
(Dollar amounts in millions)    1996  1995       1996    1995
Plan assets at fair value      $27.9 $25.6
Projected benefit obligation    28.0  25.8      $70.2   $72.8
Plan assets less than
 projected benefit obligation    (.1)  (.2)     (70.2)  (72.8)
Unrecognized items:
Net actuarial (gain) loss        3.9   4.6       (2.3)   (2.5)
Prior service cost               1.1    .3
Net transition (asset)
  obligation                    (2.2) (2.7)       5.0     7.8
Prepaid (accrued) pension
 expense                       $ 2.7 $ 2.0      $(67.5)$(67.5)
Actuarial present value
  of accumulated benefits      $26.0 $23.6      $ 60.1 $ 58.7
Accumulated benefit
 obligation related to
 vested benefits                                $ 56.3 $ 53.8


Savings Plan.  Effective October
1, 1995, the Company's domestic
profit sharing and savings plan
was reconfigured to form a Company
matched 401(k) savings plan.  The
amended plan provides for
automatic Company contributions
for 2% of eligible compensation
and a dollar-for-dollar matching
contribution up to 4% of eligible
compensation.  The Company's
contribution to this plan was $7.4
million for fiscal 1996.
  Prior to the amendment, the
profit sharing and savings plan
allowed for Company contributions
in an amount equal to 8% of
consolidated income before income
taxes, as defined by the plan,
provided the Company's
contribution did not reduce
earnings below $.3125 per share of
common stock.  The profit sharing
payment by the Company was
allocated among its domestic
employees in direct proportion to
their earnings.  PE's contribution
to this plan was $7.6 million for
fiscal 1995 and $7.5 million for
fiscal 1994.

Retiree Health Care and Life
Insurance Benefits.  PE provides
certain health care and life
insurance benefits to domestic
employees, hired prior to January
1, 1993, who retire from the
Company and satisfy certain
service and age requirements.
Generally, medical coverage pays a
stated percentage of most medical
expenses, reduced for any
deductible and payments made by
Medicare or other group coverage.
The cost of providing these
benefits is shared with retirees.
The plan is unfunded.
  The following table sets forth
the accrued postretirement benefit
liability recognized in the
Company's Consolidated Statements
of Financial Position at June 30,
1996 and 1995:

(Dollar amounts in millions)                 1996       1995
Actuarial present value of
 postretirement benefit obligation:
    Retirees                                $64.4      $68.2
    Fully eligible active participants         .8        1.4
    Other active participants                 9.4       10.2
Accumulated postretirement
 benefit obligation (APBO)                   74.6       79.8
Unrecognized net gain                        21.5       16.5
Accrued postretirement benefit liability    $96.1      $96.3



  The net postretirement benefit
cost for fiscal 1996 and 1995
included the following components:

(Dollar amounts in millions)                  1996      1995
Service cost                                 $  .6     $  .7
Interest cost                                  6.0       6.8
Amortization of unrecognized gain             (1.1)      (.1)
Net postretirement benefit cost              $ 5.5     $ 7.4


  The discount rate used in
determining the APBO was 8.5% in
fiscal 1996 and 1995.  The assumed
health care cost trend rate used
for measuring the APBO was divided
into three categories:


                                              1996      1995
Pre-65 participants                          11.0%     11.6%
Post-65 participants                          8.1%      8.4%
Medicare                                      8.1%      8.4%


  All three rates were assumed to
decline to 5.5% over 9 and 10
years in fiscal 1996 and 1995,
respectively.
  If the health care cost trend
rate was increased 1%, the APBO,
as of June 30, 1996, would have
increased 10%.  The effect of this
change on the aggregate of service
and interest cost for fiscal 1996
would be an increase of 11%.

Postemployment Benefits.  The
Company provides certain
postemployment benefits to
eligible employees.  These
benefits generally include
severance, disability, and medical-
related costs paid after
employment but before retirement.



Note 6 Business Segments and
Geographic Area Information
Business Segments.  In order to
concentrate on two different
strategies for the analytical
instruments and life sciences
businesses, the Company reorganized
into two separate operating segments
in fiscal 1996.  The analytical
instruments segment is comprised of
equipment and systems used for
determining the composition and
molecular structure of chemical
substances (both organic and
inorganic), data handling devices, and
real time, process analysis systems to
monitor process quality and
environmental purity.  The life
sciences segment is comprised of
biochemical instrument systems and
associated consumable products for
life science research and related
applications.  These automated systems
are used for synthesis, amplification,
purification, isolation, analysis and
sequencing of nucleic acids, proteins,
and other biological molecules.  In
addition, through a joint venture, the
Company manufactures and sells mass
spectrometry instrument systems in
both industry segments.

Geographic Areas.  Revenues between
geographic areas are primarily
comprised of the sale of instruments
and consumables by the Company's
manufacturing units.  The sale amounts
reflect the rules and regulations of
the respective governing tax
authorities.  Third-party export net
revenues and operating profits are
reported in the region of destination.
Operating income is determined by
deducting from net revenues the related
costs and operating expenses
attributable to the region.  Research,
development and engineering expenses
are reflected in the area where the
activity was performed.  Identifiable
assets include all assets directly
identified with those geographic areas.
Corporate assets include cash and short-
term investments, deferred tax assets,
property, plant, and equipment,
minority equity investments, and other
assets which are corporate in nature.
 .
     Export net revenues for the fiscal
years ended June 30, 1996, 1995 and
1994 were $44.6 million, $45.4 million
and $63.8 million, respectively.


Business Segments
(Dollar amounts in millions)
                             Analytical      Life
1996                         Instruments   Sciences  Corporate  Consolidated
Net revenues                   $630.6       $532.3   $    -       $1,162.9
Segment income (loss)            28.7        120.6     (24.5)        124.8
Restructuring charge            (71.6)                               (71.6)
Acquired research and
 development                                 (27.1)                  (27.1)
   Operating income (loss)      (42.9)        93.5     (24.5)         26.1
Identifiable assets             401.6        319.3     220.4         941.3
Capital expenditures             13.6         18.2        .6          32.4
Depreciation and
 amortization                    28.7         12.1        .4          41.2

1995
Net revenues                   $625.4       $438.1   $    -       $1,063.5
Segment income (loss)            26.7         81.7     (17.5)         90.9
Restructuring charge            (19.2)                  (3.8)        (23.0)
   Operating income (loss)        7.5         81.7     (21.3)         67.9
Identifiable assets             440.8        269.7     178.3         888.8
Capital expenditures             16.3         12.2        .4          28.9
Depreciation and
 amortization                    29.5         10.7        .5          40.7

1994
Net revenues                   $637.8       $386.7   $    -       $1,024.5
Operating income (loss)          32.9         77.5     (14.4)         96.0
Identifiable assets             447.2        222.3     158.8         828.3
Discontinued assets                                                   56.2
Capital expenditures             18.5         15.6        .4          34.5
Depreciation and
 amortization                    31.3         10.9        .5          42.7

Geographic Areas
(Dollar amounts in millions)
                    United                     Other
1996                States  Europe  Far East Countries  Corporate Consolidated
Total revenues      $461.8  $581.2    $346.6     $79.3    $   -       $1,468.9
Transfers between
 geographic areas    (43.6) (119.9)   (124.6)    (17.9)                 (306.0)
Revenues to
 unaffiliated
 customers           418.2   461.3     222.0      61.4                 1,162.9
Income (loss)         (9.4)   76.7      72.6       9.4     (24.5)        124.8
Restructuring
 charge              (12.4)  (59.2)                                      (71.6)
Acquired research
 and development     (27.1)                                              (27.1)
Operating
 income (loss)       (48.9)   17.5      72.6       9.4     (24.5)         26.1
Identifiable
 assets              344.1   255.3      98.4      23.1     220.4         941.3

1995
Total revenues      $447.7  $542.0    $296.6     $71.3    $   -       $1,357.6
Transfers between
 geographic areas    (54.0) (119.7)   (101.3)    (19.1)                 (294.1)
Revenues to
 unaffiliated
 customers           393.7   422.3     195.3      52.2                 1,063.5
Income (loss)        (20.5)   68.4      52.2       8.3     (17.5)         90.9
Restructuring
 charge               (9.4)   (8.3)     (1.4)      (.1)     (3.8)        (23.0)
Operating
 income (loss)       (29.9)   60.1      50.8       8.2     (21.3)         67.9
Identifiable
 assets              322.0   253.8     102.5      32.2     178.3         888.8

1994
Total revenues      $461.3  $476.9    $297.5     $67.9    $   -       $1,303.6
Transfers between
 geographic areas    (43.5) (114.3)   (102.2)    (19.1)                 (279.1)
Revenues to
 unaffiliated
 customers           417.8   362.6     195.3      48.8                 1,024.5
Operating income
(loss)               (11.0)   49.2      62.5       9.7     (14.4)         96.0
Identifiable
 assets              318.9   224.6     102.7      23.3     158.8         828.3
Discontinued
 assets                                                                   56.2


Note 7 Shareholders' Equity
Treasury Stock.  Common stock
purchases were made in support of
the Company's various stock plans
and as part of a share repurchase
authorization.  The Company has no
specific share repurchase targets
but expects to make periodic open
market purchases from time to time.
For the years ended June 30, 1996,
1995 and 1994, the Company
purchased .8 million, .5 million
and .8 million shares,
respectively, to support various
stock plans.  The remaining number
of shares available under the
purchase authorization at June 30,
1996 is 4.2 million.

Shareholders' Protection Rights
Plan.  The Company has a
Shareholders' Protection Rights
Plan designed to protect
shareholders against abusive
takeover tactics by declaring a
dividend of one right on each
outstanding share of common stock.
Each right entitles shareholders
to buy one one-hundredth of a
newly issued share of
participating preferred stock
having economic and voting terms
similar to those of one share of
common stock at an exercise price
of $90, subject to adjustment.
  The rights will be exercisable
only if a person or a group: (a)
acquires 20% or more of the
Company's shares or (b) commences
a tender offer that will result in
such person or group owning 20% or
more of the Company's shares.
Before that time, the rights trade
with the common stock, but
thereafter they become separately
tradeable.
  Upon exercise, after a person or
a group acquires 20% or more of
the Company's shares, each right
(other than rights held by the
acquiring person) will entitle the
shareholder to purchase a number
of shares of preferred stock of
the Company having a market value
of two times the exercise price.
If the Company is acquired in a
merger or other business
combination, each right will
entitle the shareholder to
purchase at the then exercise
price a number of shares of common
stock of the acquiring company
having a market value of two times
such exercise price.  If any
person or group acquires between
20% and 50% of PE's shares, the
Company's Board of Directors may,
at its option, exchange one share
of the Company's common stock for
each right.  The rights are
redeemable at the Company's option
at one cent per right prior to a
person or group becoming an
acquiring person.


Note 8 Stock Plans
Stock Option Plans.  Under the
Company's stock option plans,
officers and other key employees
may be granted options, each of
which allows for the purchase of
common stock at a price of not
less than 100% of fair market
value at the date of grant.
  Transactions relating to the
stock option plans of the Company
are summarized below:

                                            Number of
                                             Options
Outstanding at June 30, 1993                4,360,143
Granted at $30.25-$37.75 per share            970,150
Exercised at $10.70-$35.32 per share          763,085
Cancelled                                     253,458
Outstanding at June 30, 1994                4,313,750
Granted at $28.81-$31.25 per share            543,300
Exercised at $10.70-$35.13 per share          424,017
Cancelled                                     315,742
Outstanding at June 30, 1995                4,117,291
Granted at $34.56-$54.81 per share            511,650
Exercised at $10.70-$37.75 per share        1,359,054
Cancelled                                     133,059
Outstanding at June 30, 1996                3,136,828
Options exercisable at June 30, 1996        2,307,692


  The options granted during
fiscal 1996 reflected in the above
table do not include those subject
to shareholder approval of the new
1996 Stock Incentive Plan.  At
June 30, 1996, 6,835 shares
remained available for option
grant under the 1993 Stock
Incentive Plan.

Employee Stock Purchase Plan.  The
Employee Stock Purchase Plan
offers domestic employees the
right to purchase, over a two-year
period, shares of common stock on
an annual offering date.  The
purchase price is equal to the
lower of 85% of the average market
price of the common stock on the
offering date or 85% of the
average market price of the common
stock on the last day of the 24-
month purchase period.
  Common stock issued under the
Employee Stock Purchase Plan was
 .1 million shares in each of
fiscal 1996, 1995 and 1994.  At
June 30, 1996, .7 million shares
remained available for issuance.


Director Stock Purchase and
Deferred Compensation Plan.  The
Company has a Director Stock
Purchase and Deferred Compensation
Plan which requires non-employee
directors of the Company to apply
at least 50% of their annual
retainer to the purchase of common
stock.  The purchase price is the
fair market value on the first
calendar day of the third month of
each fiscal quarter.  At June 30,
1996, approximately .1 million
shares were available for
issuance.


Restricted Stock.  As part of the
Company's 1993 Stock Incentive
Plan, a total of 100,000 shares of
restricted stock may be granted to
key employees.  Such stock will
vest when certain continuous
employment restrictions and/or
specified performance goals are
achieved.  The value of shares
granted is generally expensed over
the restricted periods, which may
vary depending on the estimated
achievement of performance goals.
  Restricted stock granted to key
employees under the plan during
fiscal 1996 and fiscal 1995 was
30,000 and 70,000 shares,
respectively.  In fiscal 1994, no
shares were granted.  During fiscal
1996, compensation expense of $5.1
million was recognized as the
vesting schedule for these awards
was amended.  There were no amounts
charged to expense for fiscal 1995
and 1994.

1996 Stock Incentive Plan.  The
Company has granted, subject to
shareholder approval of the new
1996 Stock Incentive Plan, 293,000
employee stock options, 185,000
performance shares, and 12,000
stock awards.

Note 9 Additional Information
Selected Accounts.  The following
table provides the major
components of selected accounts
of the Consolidated Statements of
Financial Position:

(Dollar amounts in millions)
At June 30,                              1996     1995
Other accrued expenses
Deferred service contract revenues     $ 40.1   $ 38.3
Accrued pension liabilities              19.4     21.1
Restructuring provisions                 63.6     18.5
Other                                    83.5     78.3
Total other accrued expenses           $206.6   $156.2
Other long-term liabilities
Accrued pension liabilities            $ 63.6   $ 72.1
Accrued postretirement benefits          93.8     91.3
Other                                    18.4     16.8
Total other long-term liabilities      $175.8   $180.2

Related Party Transactions.  One
of the Company's directors is an
employee of F. Hoffmann-La Roche
Ltd. (Roche), a pharmaceutical
manufacturer and strategic partner
of the Company in the
biotechnology field.  During
fiscal 1996, the Company made
payments to Roche and its
affiliates of $59.7 million for
the purchase of reagents and
consumables for resale in the life
sciences segment compared to $33.2
million in fiscal 1995.


Note 10 Provision for Restructured
Operations
Fiscal 1996.  As part of
continuing efforts to strengthen
the analytical instruments
business, the Company identified a
series of actions in fiscal 1996
which included asset redeployment,
reduction of overhead, and
improved operating efficiency.
The cost of this plan totaled
$71.6 million ($62.3 million, or
$1.44 per share, after-tax) and
was recorded in the third quarter
of fiscal 1996.  The plan's
principal objective was to
reorganize the worldwide
analytical instruments business
into three vertically integrated,
fiscally accountable divisions.
The charge included $37.8 million
for worldwide workforce reductions
of approximately 390 positions in
manufacturing, sales and support,
and administrative functions.  The
charge also included $33.8 million
for the reduction of excess
European manufacturing capacity,
the consolidation of facilities in
Europe, and the write-off of
certain tangible and intangible
assets associated with the
discontinuance of various product
lines.
  The Company will transfer the
development and manufacturing of
certain analytical instrument
product lines from its facility in
Germany to other sites, primarily
in the U.S.  The facility in
Germany will remain the principal
site for the development of atomic
absorption products.  These
changes are scheduled to be
completed by March 1997.
  The restructuring actions also
include the establishment of a
distribution center in Holland,
which will provide an integrated
sales, shipment and administration
support infrastructure for the
Company's European operations, and
the integration of certain
operating and business activities.
The European distribution center
will include certain
administrative, financial, and
information systems functions
which are currently being
transacted at individual locations
throughout Europe.  These changes
are scheduled to be substantially
completed by June 1997.
  These actions, when completed,
should result in improved customer
focus, increased product and
service revenues, and higher
operating income.  The benefits of
the program will begin to be
realized in fiscal 1997 with
expected reduced operating costs
of approximately $25 million.
When the program is fully
implemented, the Company expects
to achieve annual operating cost
benefits of more than $40 million
and increased operating cash flow
of a similar amount.
  As of June 30, 1996, severance
and related payments of $5.6
million were paid to approximately
150 employees separated under this
plan.  The Company also incurred
$4.0 million for costs associated
with changes in the European
operations infrastructure and $5.0
million in asset write-offs
related to the discontinuance of
various product lines.  The
balance of the cost to complete
the restructuring was $57.0
million at June 30, 1996.


Fiscal 1995.  During the fourth
quarter of fiscal 1995, the
Company recorded a $23.0 million
before-tax charge for
restructuring actions.  The
restructuring plan focused
primarily on reducing costs within
the analytical instruments
business infrastructure.  The
charge included $20.7 million of
severance and related costs for
workforce reductions and $2.3
million of closure and facility
consolidation expenses.  All costs
resulted in cash outlays and the
actions were implemented by the
third quarter of fiscal 1996.
  The workforce reductions were
accomplished through involuntary
terminations worldwide as well as
a voluntary retirement incentive
plan in the U.S.  The reductions
affected all geographic areas of
operation and all disciplines
ranging from production labor to
executive management.  This
included product departments,
manufacturing, engineering, sales,
service and support as well as
corporate administrative staff.
The voluntary retirement incentive
plan was accepted by 91 employees
at a cost of $6.8 million.  Some
of these positions were replaced,
but at a lower overall cost basis.
As of June 30, 1996, the Company
made severance and related
payments of $14.5 million to
approximately 227 employees
separated under the plan.
  The closure and facility
consolidation actions included the
shutdown of the Company's Puerto
Rico manufacturing facility,
consolidation of sales offices in
the Far East and consolidation of
administrative departments in the
U.S.  The closure of operations in
Puerto Rico included severance
costs for 46 employees, lease
termination payments and other
related costs.  The Far East costs
included lease penalties and
restoration of vacated offices.
As of June 30, 1996, payments of
$1.9 million were made for closure
and facility consolidation costs.
  Benefits from this restructuring
program were offset in part by the
costs of hiring and training of
new employees, moving and
relocation.  The restructuring
actions resulted in approximately
$20 million of before-tax savings
in fiscal 1996, and should
approximate $25 million in
succeeding years.
  There have been no adjustments
made to increase or decrease the
liabilities originally accrued for
this restructuring plan.  The
balance remaining at June 30, 1996
was $6.6 million, representing
future severance and deferred
payments.



Note 11 Commitments and Contingencies
Future minimum payments at June
30, 1996 under noncancellable
operating leases for real estate
and equipment were as follows:

(Dollar amounts in millions)
1997                         $21.0
1998                          16.5
1999                          13.0
2000                           5.7
2001                           6.7
2002 and thereafter           17.4
Total                        $80.3


  Rental expense was $31.3 million
in fiscal 1996, $32.5 million in
fiscal 1995 and $32.9 million in
fiscal 1994.
  The Company has been named as a
defendant in several legal actions
arising from the conduct of its
normal business activities.
Although the amount of any
liability that might arise with
respect to any of these matters
cannot be accurately predicted,
the resulting liability, if any,
will not in the opinion of
management have a material adverse
effect on the financial statements
of the Company.


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

Concentrations of Credit Risk. The
forward contracts and options used by
the Company in managing its foreign cur-


rency positions contain an element of
risk that the counterparties may be
unable to meet the terms of the
agreements.  However, the Company
minimizes such risk exposure by
limiting the counterparties to
highly rated major domestic or
international financial
institutions.  Management does not
expect to record any losses as a
result of counterparty default.
The Company does not require and
is not required to place
collateral for these financial
instruments.

Fair Value.  The following methods
are used in estimating the fair
value of significant financial
instruments held or owed by the
Company.  Cash and short-term
investments approximate their
carrying amount due to the short
duration of these instruments.
Fair values of minority equity
investments and notes receivable
are estimated based on quoted
market prices, if available, or
quoted market prices of financial
instruments with similar
characteristics.  The fair value
of debt is based on the current
rates offered to the Company for
debt of similar remaining
maturities.  Fiscal year end
foreign currency exchange rates
are used to estimate the fair
value of foreign currency
contracts.

  The following table presents the
carrying amounts and estimated
fair values of the Company's
financial instruments:

                               Carrying     Fair     Carrying     Fair
                                 Amount    Value       Amount    Value
(Dollar amounts in millions)
At June 30,                            1996                  1995
Cash and short-term
 investments                      $96.6    $96.6        $80.0    $80.0

Minority equity
 investments                       35.6     35.6          5.1      4.7

Notes receivable                    7.2      7.2         15.5     15.9

Short-term debt                    51.1     51.5         54.8     54.8

Long-term debt                       .9       .9         34.1     35.1

Foreign currency
 contracts                         89.9     90.2         70.1     73.8

  Those investments in equity
securities, which are categorized
as available-for-sale, are stated
at a fair value of $31.5 million
with a cost basis of $8.3 million.
As a result, an unrealized holding
gain of $23.2 million is reported
as a separate component of
shareholders' equity.  The prior
year amount was not material.



Note 13 Quarterly Financial Information (Unaudited)
The following is a summary of quarterly financial results:


                                              First Quarter  Second Quarter  Third Quarter   Fourth Quarter
(Dollar amounts in millions except per share   1996    1995    1996    1995   1996    1995     1996    1995
amounts)
Net revenues                                 $264.4  $247.3  $294.0  $261.0 $299.1  $274.6   $305.4  $280.6
Gross margin                                  128.9   118.3   141.2   123.2  145.8   128.7    151.2   132.9
Net income (loss)                              17.6    14.9    22.8    17.1  (36.0)   36.7      9.5    (1.8)
Net income (loss) per share                     .41     .35     .53     .40   (.84)    .86      .22    (.04)


Events impacting comparability:

Fiscal 1996.   Third quarter results include a restructuring charge of
$71.6 million, or $1.44 per share after-tax  (see Note 10).   Fourth
quarter results include a $27.1 million charge, or $.62 per share after-tax, for acquired research and development, and a gain of $11.7 million, or $.21 per share after-tax, on the partial sale of the Company's equity interest in Etec Systems, Inc. (see Note 2).

Fiscal 1995. Third quarter results include a $20.8 million gain, or $.40 per share after-tax, on the sale of the Company's equity interest in Silicon Valley Group, Inc. (see Note 2). Fourth quarter results include a restructuring charge of $23.0 million, or $.44 per share after-tax (see
Note 10).

Stock Prices           1996                1995
and Dividends
Stock prices      High      Low      High      Low
First Quarter      $38    $31 1/2   $32 1/4  $26 1/2
Second Quarter   $40 1/4  $33 1/8   $33 1/8  $25 1/4
Third Quarter    $54 1/2  $37 5/8   $29 7/8  $25 3/4
Fourth Quarter   $56 1/4  $46 5/8   $37 1/4  $29

Dividends per share          1996                1995
First Quarter                $.17                $.17
Second Quarter               $.17                $.17
Third Quarter                $.17                $.17
Fourth Quarter               $.17                $.17
Total dividends per share    $.68                $.68

REPORT OF MANAGEMENT


To the Shareholders of The Perkin-Elmer Corporation

Management is responsible for the
accompanying consolidated
financial statements, which have
been prepared in conformity with
generally accepted accounting
principles.  In preparing the
financial statements, it is
necessary for management to make
informed judgments and estimates
which it believes are in
accordance with generally accepted
accounting principles appropriate
in the circumstances.  Financial
information presented elsewhere in
this annual report is consistent
with that in the financial
statements.
  In meeting its responsibility
for preparing reliable financial
statements, the Company maintains
a system of internal accounting
controls designed to provide
reasonable assurance that assets
are safeguarded and transactions
are properly recorded and executed
in accordance with corporate policy and
management authorization.  The
Company believes its accounting
controls provide reasonable
assurance that errors or
irregularities which could be
material to the financial
statements are prevented or would
be detected within a timely
period.  In designing such control
procedures, management recognizes
judgments are required to assess
and balance the costs and expected
benefits of a system of internal
accounting controls.  Adherence to
these policies and procedures is
reviewed through a coordinated
audit effort of the Company's
internal audit staff and
independent accountants.
  The Audit Committee of the Board
of Directors is comprised solely
of outside directors and is
responsible for overseeing and
monitoring the quality of the
Company's accounting and auditing
practices.  The independent
accountants and internal auditors
have full and free access to the
Audit Committee and meet
periodically with the committee to
discuss accounting, auditing, and
financial reporting matters.




/s/ Stephen O. Jaeger
Stephen O. Jaeger
Vice President, Chief Financial
Officer and Treasurer





/s/ Tony L. White
Tony L. White
Chairman, President and
Chief Executive Officer

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of
Directors of
The Perkin-Elmer Corporation

  In our opinion, the accompanying
consolidated statements of
financial position and the related
consolidated statements of
operations, of shareholders'
equity and of cash flows present
fairly, in all material respects,
the financial position of The
Perkin-Elmer Corporation and its
subsidiaries at June 30, 1996 and
1995, and the results of their
operations and their cash flows
for each of the three fiscal years
in the period ended June 30, 1996,
in conformity with generally
accepted accounting principles.
These financial statements are the
responsibility of the Company's
management; our responsibility is
to express an opinion on these
financial statements based on our
audits.  We conducted our audits
of these statements in accordance
with generally accepted auditing
standards which require that we
plan and perform the audit to
obtain reasonable assurance about
whether the financial statements
are free of material misstatement.
An audit includes examining, on a
test basis, evidence supporting
the amounts and disclosures in the
financial statements, assessing
the accounting principles used and
significant estimates made by
management, and evaluating the
overall financial statement
presentation.  We believe that our
audits provide a reasonable basis
for the opinion expressed above.



/s/ Price Waterhouse
Stamford, Connecticut
July 24, 1996


