Form 10-K, Exhibit 13
period 1997-06-30
PERKIN ELMER CORP
filed 1997-09-12
CIK 77551

SELECTED FINANCIAL DATA             The Perkin-Elmer Corporation


(Dollar amounts in thousands except per share amounts)
For the years ended June 30,                                    1997          1996          1995           1994            1993
Financial Operations
Net revenues                                              $1,276,766    $1,162,949     $1,063,506     $1,024,467     $1,011,297
Income from operations before special items                  128,789        94,317         68,659         73,978         60,860
   Per share of common stock                                    2.88          2.17           1.61           1.66           1.35
Special items, net of taxes                                  (13,634)      (80,373)        (1,782)                      (36,416)
Income from continuing operations                            115,155        13,944         66,877         73,978         24,444
   Per share of common stock                                    2.58           .32           1.57           1.66            .54
Discontinued operations                                                                                  (22,851)         1,714
Accounting changes                                                                                                      (83,098)
Net income (loss)                                            115,155        13,944         66,877         51,127        (56,940)
   Per share of common stock                                    2.58           .32           1.57           1.14          (1.27)
Dividends per share                                              .68           .68            .68            .68            .68
Other Information
Cash and short-term investments                           $  195,971    $   96,588     $   80,010     $   25,003     $   30,331
Working capital                                              338,991       199,560        227,644        136,400        100,929
Capital expenditures                                          62,167        32,367         28,863         34,512         28,378
Total assets                                               1,104,798       941,324        888,842        884,500        851,070
Long-term debt                                                33,599           890         34,124         34,270          7,069
Total debt                                                    51,653        51,965         88,881        117,822         81,051
Shareholders' equity                                         436,872       323,442        304,700        290,432        306,605

Results for fiscal years 1997, 1996, and 1995 included net before-tax restructuring charges of $13.0 million, $71.6 million, and $23.0 million, respectively, and before-tax gains on the sale of investments of $37.4 million, $11.7 million, and $20.8 million, respectively. Other special items affecting comparability included acquired research and development charges of $26.8 million and $27.1 million in fiscal 1997 and 1996, respectively; a $7.5 million before-tax charge in fiscal 1997 for the impairment of assets; a $22.9 million charge for discontinued operations in fiscal 1994; and a $41.0 million charge in fiscal 1993 for the merger with ABI. The accounting changes related to the adoption of accounting standards for postretirement and postemployment benefits.

Management's Discussion and Analysis

Management's Discussion of Operations
The following discussion should be read
in conjunction with the consolidated
financial statements and related notes
included on pages 42 through 61.
Historical results and percentage
relationships are not necessarily
indicative of operating results for any
future periods.

Events Impacting Comparability
Restructuring Charges.  The Perkin-Elmer
Corporation (the Company) implemented
restructuring actions in fiscal 1997,
1996, and 1995 primarily targeted to
improve the profitability and cash flow
performance of the Analytical Instruments
Division.  The fiscal 1995 plan focused
solely on cost reduction.  The fiscal
1996 plan was a broader program to reduce administrative and manufacturing overhead and improve operating efficiency, primarily in Europe and the United
States. The fiscal 1997 plan focuses on the transition from highly vertical manufacturing operations to more reliance on outsourcing functions not considered core competencies. The before-tax charges associated with the implementation of these actions were
$24.2 million, $71.6 million, and $23.0
million in fiscal 1997, 1996, and 1995, respectively. On an after-tax basis, the charges were $.34, $1.44, and $.44 per share, respectively. Fiscal 1997 also reflected an $11.2 million before-tax, or $.15 per share after-tax, reduction of charges associated with the fiscal 1996 plan. A complete discussion of the Company's restructuring actions is provided in Note 10.

Acquired Research and Development.
During fiscal 1997 and 1996, the Company recorded charges for purchased in-process research and development in connection with certain acquisitions for the Applied
Biosystems Division.  The charges
recorded in fiscal 1997 and 1996 were
$26.8 million and $27.1 million,
respectively (see Note 2).

Impairment of Assets. During the fourth quarter of fiscal 1997, the Company recorded a $7.5 million cost of sales charge to write-down $5.6 million of goodwill associated with the fiscal 1995 acquisition of Photovac Inc. and $1.9
million of other assets associated
primarily with the Analytical Instruments
Division (see Note 1).

Sale of Investments. Fiscal 1997, 1996, and 1995 included before-tax gains of $37.4 million, $11.7 million, and $20.8 million, respectively, for the sale of non-strategic equity investments. The after-tax gains were $.65, $.21, and $.40 per share, respectively (see Note 2).

Results of Operations - 1997 Compared With 1996
The Company reported net income of $115.2 million, or $2.58 per share, for fiscal
1997 compared with $13.9 million, or $.32 per share, for fiscal 1996. Excluding the special items previously described, net income and earnings per share increased
36.5%, and 32.7%, respectively.
 Net revenues for fiscal 1997 were
$1,276.8 million, an increase of 9.8%
over the $1,162.9 million reported in
fiscal 1996.  The effects of currency
rate movements decreased net revenues by approximately $45 million, or 4%, as the U.S. dollar strengthened against the
Japanese Yen and certain European
currencies.
 All geographic markets experienced
revenue growth in fiscal 1997.  Net
revenues in the United States increased
15.8% over the prior year, benefiting
from growth in both the Applied
Biosystems and Analytical Instruments
Divisions.  Net revenues in Europe and
the Far East increased 7.7% and 5.3%,
respectively, as higher revenues from the Applied Biosystems Division were partially offset by decreases in the Analytical Instruments Division's revenues. In Europe, a 25.6% increase in revenues from the Applied Biosystems
Division was partially offset by a 2.3%
decline in the Analytical Instruments
Division's revenues.  In the Far East, a
12% increase in the Applied Biosystems
Division's revenues was partially offset by a 2.3% decrease in the Analytical
Instruments Division's revenues.
Excluding currency effects, total
revenues in Europe and the Far East would have increased approximately 12% and 16%, respectively.

Net Revenues by Business Segment

(Dollar amounts in millions)


                                   1997        1996

Applied Biosystems           $    652.7  $    532.3
Analytical Instruments            624.1       630.6
                             $  1,276.8  $  1,162.9



 Including currency effects, which
reduced reported revenues by
approximately $25 million, or 5%, net
revenues of the Applied Biosystems
Division increased 22.6% over fiscal
1996.  Net revenues in the United States,
Europe, and the Far East increased 26.4%,
25.6%, and 12%, respectively. Increased demand for genetic analysis, liquid chromatography-mass spectrometry (LC/MS), and the polymerase chain reaction (PCR) product lines were the primary contributors.
 The Analytical Instruments Division
experienced a 1% decline in net revenues compared with the prior year. Currency rate movements reduced revenues by approximately $20 million, or

3%. While revenues in the United States increased 2.5%, this was offset by a decrease of 2.3% in both Europe and the Far East.
Excluding the effects of currency,
revenues in Europe and the Far East would have increased approximately 2% and 4%, respectively.
 Gross margin, excluding the $7.5
million charge for impaired assets, was
50.3% in fiscal 1997 compared with 48.8% in fiscal 1996. Both divisions experienced improved gross margin in fiscal 1997. The Applied Biosystems
Division's improvement was the result of the overall unit volume increase and product mix. The benefits realized from the fiscal 1996 restructuring plan, combined with a more favorable product mix, contributed to improved gross margin for the Analytical Instruments Division.
 Selling, general and administrative
(SG&A) expenses were $375.9 million in
fiscal 1997 compared with $340.0 million in fiscal 1996. As a percentage of net revenues, SG&A expenses increased from
29.2% in fiscal 1996 to 29.4% in fiscal
1997.  Lower expense levels resulting
from cost control and the actions of the restructuring program in the Analytical
Instruments Division were more than
offset by increased expenses of 26.8% in the Applied Biosystems Division and costs for the Company's restricted stock and performance based compensation programs, including a long-term division plan which became effective in fiscal 1997.
The total expense for the restricted
stock, performance based programs, and
long-term division plan was $26.3 million and $11.8 million in fiscal 1997 and 1996, respectively.
 Research, development and engineering
(R&D) expenses were $105.7 million in
fiscal 1997 compared with $102.3 million in fiscal 1996. R&D spending in the Applied Biosystems Division increased 28% over the prior year as the Company continued its product development efforts for the bioresearch markets. In fiscal
1997, the Analytical Instruments Division recorded a 20.9% decrease in R&D expenditures, which reflected the objectives of restructuring actions and product line reviews.
 Total operating expenses were $521.3
million in fiscal 1997 compared with
$541.0 million in fiscal 1996.  Fiscal
1997 operating expenses included a $26.8 million charge for acquired research and development related to acquisitions in the Applied Biosystems Division compared with $27.1 million recorded in fiscal
1996. Fiscal 1997 expenses also included a net restructuring charge of $13.0 million compared with $71.6 million in fiscal 1996. On a comparable basis, excluding the special items, operating expenses as a percentage of net revenues decreased to 37.7% in fiscal 1997 from 38.0% in fiscal 1996.
 During the fourth quarter of fiscal
1997, the Company announced a follow-on
phase to the Analytical Instruments
Division's profit improvement program.
The restructuring cost for this action
was $24.2 million, or $.34 per share
after-tax, and included $19.4 million for costs focused on further improving the operating efficiency of manufacturing facilities in the United States, Germany, and the United Kingdom. These actions are designed to transition the Analytical
Instruments Division from a highly
vertical manufacturing operation to one
that relies more on outsourcing functions not considered core competencies. The restructuring charge also included $4.8 million to finalize the consolidation of sales and administrative support, primarily in Europe where seventeen facilities will be closed.
  The workforce reductions under this
plan total approximately 285 employees in production labor and 25 employees in sales and administrative support. The charge included $11.9 million for severance related costs. The $12.3 million provided for facility consolidation and asset related write-offs included $1.2 million for lease termination payments and $11.1 million for the write-off of machinery, equipment, and tooling associated with those functions to be outsourced. These changes are scheduled to be substantially completed by June 1998. The Company expects to achieve before-tax savings from these actions of approximately $8 million in fiscal 1998 and $16 million in succeeding fiscal years.
  In the fourth quarter of fiscal 1997,
the Company finalized the actions
associated with the restructuring plan
announced in fiscal 1996.  The Company
achieved operating cost savings of
approximately $25 million in fiscal 1997 and expects to achieve cost savings in excess of $40 million for fiscal 1998.
The costs to implement the program were
$11.2 million less than the $71.6 million charge recorded in fiscal 1996. As a result, during the fourth quarter of fiscal 1997, the Company recorded an $11.2 million reduction of charges required to implement the fiscal 1996 plan.
 Operating income for fiscal 1997 was
$113.2 million compared with $26.1
million in fiscal 1996. On a comparable basis, excluding special items, operating income increased 28.6% in fiscal 1997.

Operating Income (Loss) by Business Segment

(Dollar amounts in millions)

                               Applied      Analytical
1997                           Biosystems   Instruments
Segment income                  $135.6        $ 56.1
Restructuring charge                           (13.0)
Acquired R&D                     (26.8)
Impairment of assets               (.7)         (6.8)
   Operating income             $108.1        $ 36.3

1996
Segment income                  $120.6        $ 28.7
Restructuring charge                           (71.6)
Acquired R&D                     (27.1)
   Operating income (loss)      $ 93.5        $(42.9)

 Operating income for the Applied
Biosystems Division, excluding the
charges for acquired R&D and impairment
of assets, increased $15.0 million, or
12.4%, as a result of volume and
increased margin. All geographic markets contributed to the improved segment income. The United States increased
40.1%, Europe 35.7%, and the Far East
12.8% compared with the prior year.  A
29.2% increase in operating income from
high margin sequencing and mapping
systems was the primary contributor.
Excluding currency effects, segment
income would have increased by approximately
23%.  As a percentage of net revenues,
segment income, before special items,
decreased to 20.8% in fiscal 1997 from
22.7% in fiscal 1996.
 Operating income for the Analytical
Instruments Division, excluding the
charges for restructuring and impairment of assets, increased to $56.1 million in fiscal 1997 from $28.7 million in fiscal
1996.  As a percentage of net revenues,
segment income increased to 9.0% in
fiscal 1997 from 4.6% in fiscal 1996.
The cost savings realized from the
restructuring actions and cost control
were the primary reasons for the
improvement.  Lower operating income in
Europe of 2.9%, resulting primarily from the effects of a stronger U.S. dollar, was more than offset by improvements in other geographic areas, primarily the
United States.
 In fiscal 1997, the Company completed
the sale of its entire equity interest in Etec Systems, Inc. As a result, before-tax gains of $37.4 million, or $.65 per share after-tax, and $11.7 million, or $.21 per share after-tax, were recorded in fiscal 1997 and 1996, respectively.
 Interest expense was $2.3 million in
fiscal 1997 compared with $5.0 million in fiscal 1996. Lower average borrowing levels in fiscal 1997 and lower weighted average interest rates on short-term debt accounted for the reduction in interest costs. As a result of maintaining higher cash and cash equivalent balances, interest income increased by $2.7 million to $7.6 million in fiscal 1997.
 Net other income was $1.5 million in
fiscal 1997 compared with net other
expense of $2.2 million in fiscal 1996.
The fiscal 1997 amount consisted
primarily of a fourth quarter gain on the sale of real estate.
 The effective income tax rate for
fiscal 1997 was 27% compared with 61% for fiscal 1996. These rates were impacted by the special items occurring in both fiscal years. The charges for acquired research and development were not deductible for tax purposes.
Additionally, the fiscal 1996 charge for restructuring and the fiscal 1997 charge for impairment of assets were only partially deductible. Excluding the special items, the effective income tax rate would have been 23% for both fiscal 1997 and 1996. An analysis of the differences between the federal statutory income tax rate and the effective rates is provided in Note 4.
 During the fourth quarter of fiscal
1997, the Company reduced its deferred
tax valuation allowance, resulting in the recognition of a $50.0 million deferred tax benefit. Based on continued improvement in the Company's outlook for sustained profitability, management believes it is more likely than not it will generate taxable income sufficient to realize the Company's $66.2 million net deferred tax asset. The valuation allowance adjustment incorporates management's assessment of the significant cumulative progress made by the Company over the past years to increase taxable income in certain geographic areas. Such reassessment is reinforced by the positive effect of the recent restructuring charges. The benefit resulting from the valuation allowance release was substantially offset by a fourth quarter accrual for tax costs related to gains on foreign reorganizations.

Results of Operations - 1996 Compared With 1995
Net revenues for fiscal 1996 were
$1,162.9 million, an increase of 9.4%
over the $1,063.5 million reported in
fiscal 1995.  Although the effects of
foreign currency translation were not
significant for the full year, the
continued strengthening of the U.S.
dollar adversely affected fourth quarter revenues by approximately 4%, or $12 million.
 All geographic markets experienced
revenue growth in fiscal 1996. Revenues for the United States market increased
6.2% over fiscal 1995.  While revenues
for the Analytical Instruments Division
decreased 10.4%, this was more than
offset by a 24.5% increase for the
Applied Biosystems Division. In Europe, revenues from the Applied Biosystems and Analytical Instruments divisions increased 18.2% and 4.8%, respectively.
In total, net revenues for Europe
increased $39.0 million, or 9.2%, over
fiscal 1995. Approximately $9 million of the increase was the result of currency translation compared with approximately
$35 million in fiscal 1995.  In the Far
East, increased revenues for the Applied
Biosystems and Analytical Instruments
divisions of 22.7% and 5.0%,
respectively, led to a total increase of $26.7 million, or 13.7%, over the prior year. Excluding currency effects, revenues in the Far East increased approximately $34 million, or 18%, as the Company benefited from higher public and private spending for both life science and analytical products in Japan.

Net Revenues by Business Segment

(Dollar amounts in millions)        1996      1995

Applied Biosystems              $  532.3  $  438.1
Analytical Instruments             630.6     625.4
                                $1,162.9  $1,063.5


 The Applied Biosystems Division
demonstrated strong revenue growth in
fiscal 1996.  Increased demand for DNA
sequencing and LC/MS products
primarily accounted for the

21.5% increase in net revenues.
Net revenues of the Analytical
Instruments Division increased $5.2
million, or 1%, over fiscal 1995.
Increased revenues from inorganic
products, primarily inductively coupled
plasma-mass spectrometers, were offset by lower demand for organic and chromatography products.
 Gross margin as a percentage of net
revenues was 48.8% in fiscal 1996
compared with 47.3% in fiscal 1995. The improvement was the result of increased unit sales and higher margin for the Applied Biosystems Division. This was partially offset by lower margin in the Analytical Instruments Division.
 SG&A expenses were $340.0 million in
fiscal 1996 compared with $317.1 million in fiscal 1995. The primary contributors were increased worldwide expenses for the Applied Biosystems Division of 14.5%, reflecting substantially higher revenue and order growth, a $5.1 million non-cash charge for compensation expense under the Company's restricted stock program (see
Note 8), and increased incentive
compensation expense. As a percentage of net revenues, SG&A expenses decreased from 29.8% in fiscal 1995 to 29.2% in fiscal 1996.
 R&D expenses were $102.3 million in
fiscal 1996 compared with $95.1 million
in fiscal 1995.  A 17% increase in
spending for the Applied Biosystems
Division was the major contributor.
 Total operating expenses were $541.0
million in fiscal 1996 compared with
$435.2 million in fiscal 1995.  Fiscal
1996 operating expenses included a $27.1 million charge for acquired research and development related to fourth quarter acquisitions for the Applied Biosystems
Division, and a $71.6 million charge for restructuring actions. Fiscal 1995 operating expenses included a charge for restructuring actions of $23.0 million.
On a comparable basis, excluding the
special charges, operating expenses as a percentage of net revenues decreased from 38.8% in fiscal 1995 to 38.0% in fiscal
1996.
 The fiscal 1996 before-tax
restructuring charge of $71.6 million was the first phase of a plan focused on improving the profitability and cash flow performance of the Analytical Instruments
Division.  In connection with the plan,
the division was reorganized into three
vertically integrated, fiscally
accountable operating units, a
distribution center in Holland was
established to centralize the European
infrastructure for shipping,
administration, and related functions,
and a program was implemented to
eliminate excess production capacity in
Germany.  The charge included $37.8
million for worldwide workforce
reductions of approximately 390 positions in manufacturing, sales and support, and administrative functions. The charge also included $33.8 million for facility consolidation costs and asset related write-offs associated with the discontinuation of various product lines.
 During fiscal 1997, the Company
finalized the actions associated with
this restructuring plan.  The costs
associated with the reduction of excess
European manufacturing capacity were
$11.2 million less than the $42.7 million originally provided in fiscal 1996. The
$11.2 million reduction consisted of $4.7
million for personnel costs and $6.5
million for facility consolidation costs and asset related write-offs (see Note
10).
 In fiscal 1996, the Company transferred
the development and manufacturing of
certain analytical instrument product
lines from its facility in Germany to
other sites, primarily in the United
States. The facility in Germany remains the principal site for the development of atomic absorption products.
	In fiscal 1996, a distribution center
in Holland was established to provide an integrated sales, shipment, and administration support infrastructure for the Company's European operations, and to integrate certain operating and business activities. The European distribution center includes certain administrative, financial, and information systems functions previously transacted at individual locations throughout Europe.
 The Company's fiscal 1995 restructuring
charge of $23.0 million was taken for
actions focused on reducing costs in the Analytical Instruments Division infrastructure. These actions included the workforce reduction of 227 employees, shutdown of the Company's manufacturing facility in Puerto Rico, consolidation of sales offices in the Far East, and consolidation of administrative departments in the United States.

Operating Income (Loss) by Business Segment

(Dollar amounts in millions)

                                Applied    Analytical
1996                         Biosystems   Instruments
Segment income                 $120.6      $  28.7
Restructuring charge                         (71.6)
Acquired R&D                    (27.1)
   Operating income (loss)     $ 93.5      $ (42.9)

1995
Segment income                 $ 81.7       $ 26.7
Restructuring charge                         (19.2)
   Operating income            $ 81.7       $  7.5

 Fiscal 1996 operating income for the
Applied Biosystems Division, excluding
the charge for acquired R&D, increased
$38.9 million, or 47.6%, as a result of
growth in unit volumes and increased
margin.  In particular, the DNA
sequencing and to a lesser extent, the
LC/MS product lines were the primary
contributors.  All geographic markets
contributed to the improved segment
income, with the United States, Europe
and the Far East increasing 23.3%, 12.1%, and 32.3%, respectively.

 On a comparable basis, excluding the
restructuring charges, operating income
for the Analytical Instruments Division
increased from $26.7 million in fiscal
1995 to $28.7 million in fiscal 1996.
The increased revenues in the European
and Far East markets, coupled with the
benefits realized from the fiscal 1995
restructuring actions, accounted for the
7.5% growth in segment income.
 During the fourth quarter of fiscal
1996, the Company sold part of its equity interest in Etec Systems, Inc., resulting in a before-tax gain of $11.7 million.
 Interest expense was $5.0 million in
fiscal 1996 compared with $8.2 million in fiscal 1995. Lower overall borrowing levels in fiscal 1996 and lower weighted average interest rates on short-term debt accounted for the reduction in interest costs.
 Interest income was $4.9 million in
fiscal 1996 compared with $3.5 million in fiscal 1995. The increase was the result of maintaining higher cash and short-term investment balances throughout the fiscal year.
 Net other expense was $2.2 million in
fiscal 1996 compared with $1.5 million in fiscal 1995. Expenses in fiscal 1995 were partially offset by a third quarter gain on the sale of real estate.
 The effective income tax rate for
fiscal 1996 was 61% compared with 19% for fiscal 1995. Fiscal 1996 included the charge for acquired research and development which was not deductible for tax purposes, as well as the restructuring charge which was not fully deductible in the year of the charge.
Excluding the special charges, the
effective income tax rate for fiscal 1996 would have been 23%. The lower effective rate for fiscal 1995 was primarily due to the greater utilization of domestic tax benefit carryforwards and temporary differences than in fiscal 1996.

Foreign Currency and Interest Rate Risk Management
The Company's international operations
are subject to foreign currency
fluctuations. As a result, the reported and anticipated cash flows associated with the sale of products in foreign locations may be adversely affected by changes in foreign currency exchange rates. The Company uses foreign exchange forward and option contracts to manage its exposure to currency fluctuations.
At June 30, 1997, outstanding hedge
contracts covered approximately 50% of
the estimated foreign currency exposures related to cross-currency cash flows to be realized in fiscal 1998. The outstanding hedges were a combination of forward and option contracts maturing in fiscal 1998.
 In fiscal 1997, the Company executed an
interest rate swap in conjunction with
the refinancing of its Yen loan.  Under
the terms of the contract, the Company
pays a fixed rate of interest at 2.1%,
and receives a floating LIBOR interest
rate.  At June 30, 1997, the notional
amount of indebtedness covered by the
interest rate swap was Yen 3.8 billion
($33.6 million).  The maturity date of
the swap coincides with the maturity of
the Yen loan in fiscal 2002. The Company had no interest rate swaps outstanding at June 30, 1996. Further discussion of the
Company's foreign currency and interest
rate management activities is provided in
Note 12.

Management's Discussion of Financial
Resources and Liquidity
The following discussion of financial
resources and liquidity focuses on the
Consolidated Statements of Financial
Position (page 43) and the Consolidated
Statements of Cash Flows (page 44).
 The Company's financial position
remained strong with cash and cash
equivalents totaling $194.7 million at
June 30, 1997, compared with $95.4
million at June 30, 1996.  The working
capital position increased from $199.6
million at the end of fiscal 1996 to
$339.0 million at the end of fiscal 1997.
Debt to total capitalization decreased
from 14% in fiscal 1996 to 11% in fiscal
1997.

Significant Changes in the Consolidated
Statements of Financial Position
Prepaid expenses and other current assets increased 24.2% to $102.3 million at June
30, 1997 from $82.4 million at June 30,
1996. The increase was primarily due to a $9.1 million increase in current deferred tax assets resulting from the Company's reduction of the deferred tax valuation allowance, and the reclassification of a $9.7 million note receivable (including accrued interest) from long-term to current. During fiscal
1997, the Company reduced the deferred
tax valuation allowance, based upon
management's assessment of the
significant cumulative progress made by
the Company over the past years to
increase taxable income in certain
geographic areas.  The remaining
valuation allowance relates to domestic
deferred tax assets that are long-term in nature and foreign tax loss carryforward benefits with limited carryforward periods. An analysis of the significant components of deferred tax assets and liabilities is provided in Note 4.
 Other long-term assets decreased to
$137.6 million at June 30, 1997 from
$152.5 million at June 30, 1996.  The
sale of the Company's equity interest in Etec Systems, Inc. and other non-operating assets, and the reclassification of a note receivable, was partially offset by an $18.2 million increase in long-term deferred tax assets and a $31.6 million increase in prepaid pension expense. The change in long-term deferred tax assets resulted primarily from the reduction of the deferred tax valuation allowance.
 The changes in loans payable and long-
term debt reflect the Company's
refinancing of its Yen denominated loan
during the third quarter of fiscal 1997.
The Company replaced its Yen 2.8 billion
($25.7 million at June 30, 1996) loan,
which matured in February 1997, with a
Yen 3.8 billion ($33.6 million at June
30, 1997) variable rate long-term loan
which matures in March 2002.

Through an interest rate swap agreement, the effective interest rate for the new loan is 2.1% compared with 3.3% for the previous loan (see Note 12).

Statement of Cash Flows
Operating activities generated $131.9
million of cash in fiscal 1997 compared
with $111.9 million in fiscal 1996 and
$72.0 million in fiscal 1995.  The
increase in fiscal 1997 was primarily due to substantially higher income related cash flow, lower inventory levels, and increased liabilities, which more than offset the increase in accounts receivable, which was primarily due to the fourth quarter's 13.8% revenue increase.
 Net cash used by investing activities
was $16.2 million in fiscal 1997 compared with $45.5 million in fiscal 1996.
During fiscal 1997, the Company generated
$70.4 million in net cash proceeds from
the sale of its equity interest in Etec
Systems, Inc. and certain other non-
operating assets.  These proceeds
partially offset the $27.7 million used
for acquisitions, primarily GenScope,
Inc. (see Note 2), and $62.2 million for capital expenditures. In fiscal 1996,
$42.5 million of cash was used for
acquisition outlays, primarily the
purchase of Tropix, Inc. (see Note 2),
and $32.4 million for capital
expenditures. This was partially offset by $21.6 million of cash proceeds generated from the sale of non-operating assets.
 Fiscal 1997 capital expenditures were
$34.5 million for the Applied Biosystems
Division, $14.1 million for the
Analytical Instruments Division, and
$13.6 million for corporate.  The
Company's expenditures included $11.5
million as part of a strategic program to improve its information technology infrastructure, and $12.1 million for the acquisition of a corporate airplane.
Capital expenditures for fiscal 1996
totaled $32.4 million, with $18.2 million for the Applied Biosystems Division and $13.6 million for the Analytical
Instruments Division.
 Net cash used by financing activities
was $18.3 million for fiscal 1997
compared with $41.6 million used during
fiscal 1996.  During fiscal 1997, the
Company generated $1.8 million from the
sale of equity put warrants (see Note 7), and $31.5 million in proceeds from employee stock plan option exercises, compared with $46.7 million from employee stock exercises in fiscal 1996. This was more than offset by cash used for the payment of shareholder dividends and for the purchase of common stock for treasury. During fiscal 1997, .4 million shares were repurchased at a cost of $25.1 million compared with .8 million shares at a cost of $41.0 million in fiscal 1996. Common stock purchases for treasury were made in support of the Company's various stock plans.
 As previously mentioned, the Company
recorded before-tax restructuring charges of $24.2 million, $71.6 million, and $23.0 million in fiscal 1997, 1996, and 1995, respectively. Fiscal 1997 also reflected an $11.2 million before-tax reduction of charges associated with the fiscal 1996 plan. During fiscal 1997, the Company made cash payments of $29.6 million for obligations under these restructuring plans. Liabilities remaining at June 30, 1997 were $19.5 million and $13.8 million for the fiscal
1997 and 1996 plans, respectively (see
Note 10).  The funding for the remaining
restructuring liabilities will be from
current cash balances, including realized benefits from the restructuring activities. The before-tax cash benefits from these actions was approximately $50 million and $20 million in fiscal 1997
and 1996, respectively.  Additional
savings are targeted to be approximately
$73 million in fiscal 1998 and $81
million in succeeding fiscal years.
 In addition to the $11.5 million
spending in fiscal 1997 for the Company's information technology infrastructure, a capital commitment of approximately $40 million is expected to be paid in fiscal
1998 when the improvements are delivered, implemented, and accepted. The Company currently intends to fund this obligation from operating cash flow.
  The Company believes its cash and
short-term investments, funds generated
from operating activities, and available borrowing facilities are sufficient to provide for its future financing needs.
At June 30, 1997, the Company had unused credit facilities totaling $319 million.

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

Outlook
As the underlying demand for life science products continues to grow, the Applied
Biosystems Division is expected to
continue its revenue growth and maintain profitability. The Company intends to continue to grow this business through increased internal development efforts, and in part through acquisitions, equity, and other collaborations to expand its technology base. The fiscal 1997 acquisitions and investments are indicators of the Company's continued focus on this segment. The Company is optimistic the fiscal 1997 and 1996 restructuring actions will continue to increase the profitability and cash flow of the Analytical Instruments Division.
However, the division's revenues did not meet its budget target in fiscal
1997, and the Company continues
to examine its product portfolio to determine an appropriate growth strategy for that business. Future profitability for both divisions could be adversely affected if the relationship of the U.S. dollar to certain currencies is maintained or strengthens.

Forward Looking Statements
Certain statements contained in this
annual report may be forward looking and are subject to a variety of risks and uncertainties. Many factors could cause actual results to differ materially from these statements. These factors include, but are not limited to, (1) complexity and uncertainty regarding the development of new high-technology products; (2) loss of market share through competition; (3) introduction of competing products or technologies by other companies; (4) pricing pressures from competitors and/or customers; (5) changes in the life science or analytical instrument industries; (6) changes in the pharmaceutical, environmental, research or chemical markets; (7) variable government funding in key geographical regions; (8) the Company's ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; (9) the loss of key employees;
(10) fluctuations in foreign currency
exchange rates; and (11) other factors
that might be described from time to time in the Company's filings with the Securities and Exchange Commission.
 A significant portion of the Applied
Biosystems Division's operations are
located near major California earthquake faults. The ultimate impact of earthquakes on the Company, significant suppliers and the general infrastructure is unknown, but operating results could be materially affected in the event of a major earthquake. The Company maintains insurance to reduce its exposure to losses and interruptions caused by earthquakes.
 Although the Company believes it has
the product offerings and resources
needed for continuing success, future
revenue and margin trends cannot be
reliably predicted and may cause the
Company to adjust its operations.
Factors external to the Company can
result in volatility of the Company's
common stock price.  Because of the
foregoing factors, recent trends should
not be considered reliable indicators of future stock prices or financial results.

CONSOLIDATED STATEMENTS OF OPERATIONS            The Perkin-Elmer Corporation


(Dollar amounts in thousands except per share amounts)
For the years ended June 30,                                        1997              1996              1995
Net revenues                                             $     1,276,766   $     1,162,949   $     1,063,506
Cost of sales                                                    642,264           595,857           560,402
Gross margin                                                     634,502           567,092           503,104
Selling, general and administrative                              375,880           339,994           317,120
Research, development and engineering                            105,660           102,338            95,088
Provision for restructured operations                             13,000            71,600            23,000
Acquired research and development                                 26,801            27,093
Operating income                                                 113,161            26,067            67,896
Gain on sale of investment                                        37,420            11,704            20,800
Interest expense                                                   2,325             4,971             8,180
Interest income                                                    7,574             4,894             3,500
Other income (expense), net                                        1,548            (2,193)           (1,452)
Income before income taxes                                       157,378            35,501            82,564
Provision for income taxes                                        42,223            21,557            15,687
Net income                                                   $   115,155       $    13,944       $    66,877
Net income per share                                         $      2.58       $       .32       $      1.57

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION    The Perkin-Elmer Corporation

(Dollar amounts in thousands)
At June 30,                                                                                           1997               1996
Assets
Current assets
  Cash and cash equivalents                                                                    $   194,745        $    95,361
  Short-term investments                                                                             1,226              1,227
  Accounts receivable, less allowances for doubtful accounts of $5,444 ($6,845 - 1996)             307,230            254,531
  Inventories                                                                                      188,720            207,297
  Prepaid expenses and other current assets                                                        102,263             82,360
Total current assets                                                                               794,184            640,776
Property, plant and equipment, net                                                                 173,037            148,008
Other long-term assets                                                                             137,577            152,540
Total assets                                                                                   $ 1,104,798        $   941,324

Liabilities and Shareholders' Equity
Current liabilities
  Loans payable                                                                                $    18,054        $    51,075
  Accounts payable                                                                                 115,374             86,885
  Accrued salaries and wages                                                                        46,470             39,607
  Accrued taxes on income                                                                           97,307             57,097
  Other accrued expenses                                                                           177,988            206,552
Total current liabilities                                                                          455,193            441,216
Long-term debt                                                                                      33,599                890
Other long-term liabilities                                                                        179,134            175,776
Total liabilities                                                                                  667,926            617,882
Commitments and contingencies (see Note 11)
Shareholders' equity
  Capital stock
    Preferred stock $1 par value: 1,000,000 shares authorized; none issued
    Common stock $1 par value: 90,000,000 shares authorized; 45,599,755 shares issued               45,600             45,600
  Capital in excess of par value                                                                   198,570            186,058
  Retained earnings                                                                                278,760            194,613
  Foreign currency translation adjustments                                                            (267)               446
  Unrealized gain on investment                                                                                        23,245
  Minimum pension liability adjustment                                                                (705)           (29,365)
  Treasury stock, at cost (shares: 1997 - 1,795,563; 1996 - 2,701,186)                             (85,086)           (97,155)
Total shareholders' equity                                                                         436,872            323,442
Total liabilities and shareholders' equity                                                     $ 1,104,798        $   941,324

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS         The Perkin-Elmer Corporation

(Dollar amounts in thousands)
For the years ended June 30,                                                         1997             1996             1995
Operating Activities
Net income                                                                   $    115,155      $    13,944      $    66,877
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization                                                  36,017           41,240           40,670
    Restricted stock amortization                                                  11,678            5,072
    Deferred income taxes                                                         (37,799)         (12,683)          (4,568)
    Gains from the sale of assets                                                 (39,155)         (11,704)         (22,129)
    Provision for restructured operations                                          13,000           71,600           23,000
    Acquired research and development                                              26,801           27,093
    Impairment of assets                                                            7,500
Changes in operating assets and liabilities:
    (Increase) decrease in accounts receivable                                    (62,128)         (34,162)          13,675
    (Increase) decrease in inventories                                              7,678           (4,322)           1,540
    Increase in prepaid expenses and other assets                                  (2,438)          (9,794)         (11,860)
    Increase (decrease) in accounts payable and other liabilities                  55,546           25,638          (35,199)
Net cash provided by operating activities                                         131,855          111,922           72,006
Investing Activities
Additions to property, plant and equipment
  (net of disposals of $2,226, $2,070 and $1,733, respectively)                   (59,941)         (30,297)         (27,130)
Acquisitions, net                                                                 (27,676)         (42,542)         (10,898)
Proceeds from the sale of assets, net                                              70,447           21,562           54,499
Proceeds from the collection of note receivable                                       978
Proceeds from short-term investments                                                                 5,773
Proceeds from the sale of discontinued operations                                                                    64,847
Net cash (used) provided by investing activities                                  (16,192)         (45,504)          81,318
Financing Activities
Net change in loans payable                                                        (5,234)         (18,129)         (40,850)
Proceeds from long-term debt                                                       31,033
Principal payments on long-term debt                                              (22,908)                           (1,901)
Dividends                                                                         (29,459)         (29,095)         (28,618)
Purchases of common stock for treasury                                            (25,126)         (41,028)         (40,297)
Proceeds from issuance of equity put warrants                                       1,846
Proceeds from stock issued for stock plans                                         31,511           46,656           10,279
Net cash used by financing activities                                             (18,337)         (41,596)        (101,387)
Effect of exchange rate changes on cash                                             2,058           (2,471)          (3,930)
Net change in cash and cash equivalents                                            99,384           22,351           48,007
Cash and cash equivalents beginning of year                                        95,361           73,010           25,003
Cash and cash equivalents end of year                                        $    194,745      $    95,361      $    73,010

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY   The Perkin-Elmer Corporation

                                                                                    Foreign               Minimum
                                                  Common  Capital In               Currency Unrealized    Pension
                                             Stock $1.00   Excess Of   Retained Translation    Gain on  Liability   Treasury Stock
(Dollar amounts and shares in thousands)       Par Value   Par Value   Earnings Adjustments Investment Adjustment    At Cost Shares
Balance at June 30, 1994                       $  45,600  $ 178,739  $ 181,130   $   5,521  $     -    $ (36,259) $ (84,299)(2,651)
Net income                                                              66,877
Cash dividends declared                                                (28,618)
Share repurchases                                                                                                   (40,297)(1,386)
Shares issued under stock plans                                         (3,929)                                      14,208    477
Tax benefit related to employee stock options                    34
Minimum pension liability adjustment                                                                       1,814
Restricted stock plan                                        (2,074)         8                                        2,066     70
Foreign currency translation adjustments                                             4,284
Other                                                                     (105)
Balance at June 30, 1995                          45,600    176,699    215,363       9,805        -      (34,445)  (108,322)(3,490)
Net income                                                              13,944
Cash dividends declared                                                (29,095)
Share repurchases                                                                                                   (41,028)  (800)
Shares issued under stock plans                                         (5,627)                                      52,283  1,559
Tax benefit related to employee stock options                 5,280
Minimum pension liability adjustment                                                                       5,080
Restricted stock plan                                         4,079                                                     993     30
Unrealized gain on investment                                                                  23,245
Foreign currency translation adjustments                                            (9,359)
Other                                                                       28                                       (1,081)
Balance at June 30, 1996                          45,600    186,058    194,613         446     23,245    (29,365)   (97,155)(2,701)
Net income                                                             115,155
Cash dividends declared                                                (29,536)
Share repurchases                                                                                                   (25,126)  (428)
Shares issued under stock plans                                         (1,459)                                      32,970  1,146
Tax benefit related to employee stock options                 4,568
Minimum pension liability adjustment                                                                      28,660
Restricted stock plan                                         6,098                                                   5,580    187
Sale of equity investment                                                                     (23,245)
Sale of equity put warrants                                   1,846
Foreign currency translation adjustments                                              (713)
Other                                                                      (13)                                      (1,355)
Balance at June 30, 1997                       $  45,600  $ 198,570  $ 278,760   $    (267) $     -    $    (705) $ (85,086)(1,796)


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

Changes in Accounting Principles. The Company adopted Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the Impairment of
Long-Lived Assets and for Long-Lived Assets to Be
Disposed Of," in fiscal 1997. The statement requires that long-lived assets and certain identifiable intangibles, including goodwill, to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. During the fourth quarter of fiscal 1997, the Company recorded a $7.5 million cost of sales charge to write-down $5.6 million of goodwill associated with the fiscal
1995 acquisition of Photovac Inc. and $1.9 million of other assets primarily associated with the Analytical Instruments Division. The impairment loss was determined based upon estimated future cash flows and fair values.
 SFAS No. 123, "Accounting for Stock-Based
Compensation," requires companies to measure employee stock compensation plans based on the fair value method of accounting or to continue to apply
Accounting Principles Board (APB) Opinion No. 25,
"Accounting for Stock Issued to Employees," and provide pro forma footnote disclosures under the fair value method. In fiscal 1997, the Company adopted the disclosure provisions of SFAS No. 123 and will continue to measure costs for its employee stock compensation plans using APB Opinion No. 25.
Pro forma disclosure is provided in Note 8.
 The Company is required to implement SFAS No.
128, "Earnings per Share," in the second quarter of fiscal 1998. This statement replaces the presentation of earnings per share (EPS) with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement. Basic EPS excludes common stock equivalents and is computed by dividing income available to shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to fully diluted EPS under the provisions of APB Opinion No.
15, "Earnings per Share." The following table illustrates the pro forma disclosure of EPS data in accordance with SFAS No. 128:


                                 1997     1996     1995

As Presented Under APB
Opinion No. 15
Primary EPS                     $2.58     $.32    $1.57
Fully diluted EPS               $2.57     $.32    $1.56

As Calculated Under
SFAS No. 128
Basic EPS                       $2.65     $.33    $1.59
Diluted EPS                     $2.58     $.32    $1.57

Foreign Currency. Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated into U.S.
dollars at the fiscal year end exchange rates. The related translation adjustments are recorded as a separate component of shareholders' equity.
Foreign currency revenues and expenses are translated using monthly average exchange rates prevailing during the year. Foreign currency transaction gains and losses, as well as translation adjustments of foreign operations where the functional currency is the U.S. dollar, are included in net income.

Derivative Financial Instruments. The Company uses derivative financial instruments to offset exposure to market risks arising from changes in foreign currency exchange rates and interest rates.
Derivative financial instruments currently utilized by the Company include foreign currency forward contracts, foreign currency options, and an interest rate swap (see Note 12 for further discussion).

Cash, Short-Term Investments, and Marketable
Securities. Cash equivalents consist of highly liquid debt instruments, time deposits, and certificates of deposit with original maturities of three months or less. Time deposits and certificates of deposit with original maturities of three months to one year are classified as short-term investments. Short-term investments, which include marketable securities, are recorded at cost which generally approximates market value.

Accounts Receivable. The Company periodically sells accounts receivable arising from business conducted in Japan. During fiscal 1997, 1996, and 1995, the Company received cash proceeds of $66.5 million, $71.1 million, and $101.4 million, respectively, from the sale of such receivables. The Company believes it has adequately provided for any risk of loss which may occur under these arrangements.

Investments. The equity method of accounting is used for investments in 50% or less owned joint ventures. Investments where ownership is less than 20% are carried at cost. Investments accounted for under the cost or equity methods were not material for the years presented.

Inventories. Inventories are stated at the lower of cost (on a first-in, first-out basis) or market.
Inventories at June 30, 1997 and 1996 included the following components:

(Dollar amounts in millions)              1997       1996

Raw materials and supplies             $  23.7    $  31.1
Work-in-process                           15.7       19.8
Finished products                        149.3      156.4
Total inventories                      $ 188.7    $ 207.3


Property, Plant and Equipment and Depreciation.
Property, plant and equipment are recorded at cost and consisted of the following at June 30, 1997 and 1996:

(Dollar amounts in millions)              1997       1996

Land                                   $  21.8    $  22.4
Buildings and leasehold improvements     138.1      133.0
Machinery and equipment                  246.7      213.1
Property, plant and equipment, at cost   406.6      368.5
Accumulated depreciation and
  amortization                           233.6      220.5
Property, plant and equipment, net     $ 173.0    $ 148.0


 Provisions for depreciation of owned property, plant and equipment are based upon the expected useful lives of the assets and computed primarily by the straight-line method. Leasehold improvements are amortized over their estimated useful lives or the term of the applicable lease, whichever is less, using the straight-line method.
 Major renewals and improvements that
significantly add to productive capacity or extend the life of an asset are capitalized. Repairs, maintenance and minor renewals, and improvements are expensed when incurred.

Intangible Assets. The excess of purchase price over the net asset value of companies acquired is amortized on a straight-line method over periods not exceeding forty years. Patents and trademarks are amortized using the straight-line method over their expected useful lives. The Company periodically reviews the recoverability of intangible and other long-lived assets based upon anticipated cash flows generated from such underlying assets.

Revenues. Revenues are recorded at the time of shipment of products or performance of services.
Revenues from service contracts are recorded as deferred service contract revenues and reflected in net revenues over the term of the contract, primarily one year.

Research, Development and Engineering. Research, development and engineering costs are expensed when incurred.

Income Taxes. The Company accounts for certain income and expense items differently for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities, and are measured by applying enacted tax rates applicable to taxable years in which the differences are expected to reverse.

Net Income (Loss) Per Share. Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding.
Common stock equivalents include stock options.
The difference between weighted average shares for primary and fully diluted net income (loss) per share was not significant for the years presented.

Supplemental Cash Flow Information. Cash paid for interest expense and income taxes for the fiscal years ended 1997, 1996, and 1995 was as follows:

(Dollar amounts in millions)     1997    1996    1995

Interest                       $  2.7  $  5.6  $  8.0
Income taxes                   $ 31.3  $ 15.0  $ 27.3


Note 2 Acquisitions and Dispositions
GenScope, Inc.  During the third quarter of fiscal
1997, the Company acquired GenScope, Inc., a company solely engaged in the development of gene expression technology. The acquisition cost of $26.8 million was accounted for as a purchase. The acquisition represented the purchase of technology in the development stage that is not presently considered commercially viable in the health care applications which the Company intends to pursue.
As a result, $25.4 million of the acquisition cost was allocated to purchased in-process research and development (R&D) and, in accordance with applicable accounting rules, was expensed in the third quarter of fiscal 1997. The Company recorded a $5.5 million contingent liability, payable if certain performance criteria are achieved, in connection with the acquisition.

Other Acquisitions. The Company acquired a minority equity interest in Hyseq, Inc., during the fourth quarter of fiscal 1997, for an initial cash investment of $5.0 million. Hyseq, Inc. is engaged in the development of gene-based therapeutic product candidates and diagnostic products and tests.
 The Company acquired Linkage Genetics, Inc., a provider of genetic services in the agriculture industry, during the fourth quarter of fiscal 1997.
The cash acquisition cost of $1.4 million was accounted for as a purchase. The entire acquisition cost was expensed as purchased in-process R&D.
 During the fourth quarter of fiscal 1996, the Company acquired Zoogen, Inc., a leading provider of genetic analysis services, and a minority equity interest in Paracel, Inc., a provider of information filtering technologies, for $6.5 million in cash. The acquisition of Zoogen, Inc.
was accounted for as a purchase. In connection with these acquisitions, $4.8 million was expensed as purchased in-process R&D.

Tropix, Inc.  During the fourth quarter of fiscal
1996, the Company acquired Tropix, Inc., a world leader in the development, manufacture, and sale of chemiluminescent detection technology for life sciences. The acquisition cost, net of cash acquired, was $36.0 million and was accounted for as a purchase. A portion of the purchase price was allocated to the net assets acquired and $22.3 million was expensed as purchased in-process R&D.

Photovac Inc. The Company acquired Photovac Inc., a leading developer and manufacturer of field portable analytical instrumentation, during the fourth quarter of fiscal 1995, for $11.0 million in cash. The acquisition was accounted for as a purchase.
 Based upon a review of estimated future cash flows, the Company recorded a $5.6 million charge to write-down goodwill associated with this acquisition in fiscal 1997.

The net assets and results of operations for the above acquisitions have been included in the consolidated financial statements since the date of each acquisition. The pro forma effect on the Company's consolidated financial statements was not significant.


Dispositions
Etec Systems, Inc. In fiscal 1997, the Company completed the sale of its entire equity interest in Etec Systems, Inc. Before-tax gains of $37.4 million, or $.65 per share after-tax, and $11.7 million, or $.21 per share after-tax, were recognized in fiscal 1997 and 1996, respectively.
Net cash proceeds received from the sales were $45.8 million and $16.6 million, respectively.

Silicon Valley Group, Inc. During the third quarter of fiscal 1995, the Company sold its equity interest in Silicon Valley Group, Inc. for net cash proceeds of $49.8 million, resulting in a before-tax gain of $20.8 million, or $.40 per share after-tax.

Discontinued Operations
Material Sciences Segment.  The Company received
$64.8 million in the first quarter of fiscal 1995 from the sale of its Material Sciences segment
(Metco) to Sulzer Inc., a wholly-owned subsidiary of Sulzer, Ltd., Winterthur, Switzerland. During fiscal 1994, Metco was reported as a discontinued operation.


Note 3 Debt and Lines of Credit
There were no domestic borrowings outstanding at June 30, 1997 or 1996. Foreign loans payable and long-term debt at June 30, 1997 and 1996 are summarized below:

(Dollar amounts in millions)      1997     1996

Loans Payable
Notes payable, banks             $18.1    $25.4
Current maturity of Yen loan               25.7
Total loans payable              $18.1    $51.1

Long-term Debt
Yen loan                         $33.6    $  -
Other                                        .9
Total long-term debt             $33.6    $  .9


 The weighted average interest rates at June 30, 1997 and 1996 for notes payable to foreign banks were 2.4% and 3.7%, respectively.
 During the third quarter of fiscal 1997, the Company replaced its Yen 2.8 billion ($25.7 million at June 30, 1996) loan, which matured in February
1997, with a Yen 3.8 billion ($33.6 million at June
30, 1997) variable rate long-term loan which matures in March 2002. Through an interest rate swap agreement (see Note 12), the effective interest rate for the new loan is 2.1% compared with 3.3% for the previous loan.

 On June 1, 1994, the Company entered into a $100 million three year revolving credit agreement. The agreement was amended in fiscal 1996 to extend the maturity an additional three years to June 1, 2000.
Commitment and facility fees are based on leverage and interest coverage ratios. Interest rates on amounts borrowed vary depending on whether borrowings are undertaken in the domestic or Eurodollar markets. There were no borrowings under the facility at June 30, 1997 or 1996.
 At June 30, 1997, the Company had unused credit facilities for short-term borrowings from domestic and foreign banks in various currencies totaling
$319 million.
 Under various debt and credit agreements, the Company is required to maintain certain minimum net worth and interest coverage ratios.
 There are no maturities of long-term debt scheduled for fiscal 1998, 1999, 2000, or 2001.
The Yen 3.8 billion loan matures in fiscal 2002.


Note 4 Income Taxes
Income before income taxes for fiscal 1997, 1996, and 1995 is summarized below:

(Dollar amounts in millions)     1997       1996      1995

United States                 $  98.6    $  16.3   $  58.8
Foreign                          58.8       19.2      23.8
Total                         $ 157.4    $  35.5   $  82.6


 The components of the provision for income taxes for fiscal 1997, 1996 and 1995 consisted of the following:

(Dollar amounts in millions)     1997       1996      1995

Currently Payable
Federal                       $  55.9    $   9.4   $   2.2
Foreign                          23.8       23.8      17.2
State and local                    .3        1.0        .9
Total currently payable          80.0       34.2      20.3

Deferred
Federal                         (41.0)      (4.4)     (7.5)
Foreign                           3.2       (8.2)      2.9
Total deferred                  (37.8)     (12.6)     (4.6)
Total provision for
  income taxes                $  42.2    $  21.6   $  15.7

 Significant components of deferred tax assets and liabilities at June 30, 1997 and 1996 are summarized below:

(Dollar amounts in millions)                1997      1996

Deferred Tax Assets
Intangibles                              $   6.4   $  10.4
Inventories                                  6.1       6.7
Postretirement and
  postemployment benefits                   35.7      35.9
Other reserves and accruals                 48.2      76.8
Tax credit carryforwards                     4.9      10.4
Foreign loss carryforwards                  12.3      10.0
Subtotal                                   113.6     150.2
Valuation allowance                        (41.7)   (105.6)
Total deferred tax assets                   71.9      44.6

Deferred Tax Liabilities
Inventories                                   .6        .7
Other reserves and accruals                  5.1       6.0
Total deferred tax liabilities               5.7       6.7
Total deferred tax assets, net           $  66.2   $  37.9



 A reconciliation of the federal statutory tax to the Company's tax provision for fiscal 1997, 1996, and 1995 is set forth in the following table:


(Dollar amounts in millions)     1997       1996      1995

Federal statutory rate            35%        35%       35%
Tax at federal statutory rate $  55.1    $  12.4   $  28.9
State income taxes
  (net of federal benefit)         .2         .7        .6
Effect on income from
  foreign operations             40.4       14.7      13.4
Effect on income from
  foreign sales corporation      (4.8)      (3.2)
Acquired research and
  development                     9.4        9.5
Domestic temporary
  differences for which
  benefit is recognized         (60.6)     (12.7)    (23.7)
Other                             2.5         .2      (3.5)
Total provision for
  income taxes                $  42.2    $  21.6   $  15.7

 At June 30, 1997, the Company had a U.S.
alternative minimum tax credit carryforward of $4.8 million with an indefinite carryforward period.
The Company has loss carryforwards of approximately
$29 million in various foreign countries, primarily in Germany and Japan, with varying expiration dates.
 During the fourth quarter of fiscal 1997, the Company reduced its deferred tax valuation allowance, resulting in the recognition of a $50.0 million deferred tax benefit. Based on continued improvement in the Company's outlook for sustained profitability, management believes it is more likely than not it will generate taxable income sufficient to realize the Company's $66.2 million net deferred tax asset. The valuation allowance adjustment incorporates management's assessment of the significant cumulative progress made by the Company over the past years to increase taxable income in certain geographic areas. Such reassessment is reinforced by the positive effect of the recent restructuring charges. The benefit resulting from the valuation allowance release was substantially offset by a fourth quarter accrual for tax costs related to gains on foreign reorganizations.
 U.S. income taxes have not been provided on approximately $124 million of net unremitted earnings from foreign subsidiaries since the Company intends to permanently reinvest substantially all of such earnings in the operations of the subsidiaries. In those instances where the Company expects to remit earnings, the effect on the results of operations, after considering available tax credits and amounts previously accrued, was not significant.
 The Company's federal tax returns have been examined by the Internal Revenue Service (IRS) for the years 1975 through 1989, and the IRS is currently examining the years 1990 through 1992.
It is anticipated that an agreement with the IRS to settle all years through 1987 will be finalized during fiscal 1998, including the years litigated before the U.S. Tax Court. The years 1988 and 1989 are under consideration at the IRS appeals level.
It is expected the field work for the IRS examination of the years 1990 to 1992 and the written report of findings will be completed in fiscal 1998. The tax returns for Applied
Biosystems Inc. (ABI), acquired by the Company in 1993, are also being examined by the IRS. ABI years 1989 to 1991 are under consideration at the IRS appeals level, while 1992 and 1993 are currently under examination by the IRS. It is management's opinion that it has adequately provided in the financial statements for any IRS adjustments for these years.


Note 5 Retirement and Other Benefits
Pension Plans. The Company maintains or sponsors pension plans that cover substantially all worldwide employees. Pension benefits earned are generally based on years of service and compensation during active employment. However, the level of benefits and terms of vesting vary among the plans. Pension plan assets are administered by trustees and are principally invested in equity and fixed income securities.
The funding of pension plans is determined in accordance with statutory funding requirements.
 The total worldwide pension expense for all employee pension plans was $15.1 million, $15.2 million, and $15.0 million for fiscal 1997, 1996, and 1995, respectively. The actuarial assumptions used in the determination of net pension expense, as well as the components thereof, are set forth in the following tables:


Domestic Plans

(Dollar amounts in millions)      1997          1996          1995

Assumptions
Discount rate                    8 1/2%        8 1/2%        8 1/2%
Compensation increase                4%            4%            4%
Long-term rate of return   8 1/2-9 1/4%  8 1/2-9 1/4%  8 1/2-9 1/4%

Components
Service cost                   $   8.0       $   7.6       $   7.8
Interest cost                     37.0          33.0          30.7
Actual return on assets          (35.6)        (32.1)        (29.9)
Net amortization
   and deferral                   (1.0)         (1.4)          (.9)
Net pension expense            $   8.4      $    7.1        $  7.7

Foreign Plans

(Dollar amounts in millions)      1997          1996          1995

Assumptions
Discount rate                      6-8%          6-8%      6 1/2-8%
Compensation increase      3 1/2-4 1/2%      4-4 1/2%  4 1/4-4 1/2%
Long-term rate of return   6 1/2-9 1/2%  6 1/2-9 1/2%     6 1/2-10%

Components
Service cost                   $   2.7       $   3.2       $   3.0
Interest cost                      6.3           6.7           6.2
Actual return on assets           (3.5)         (4.0)         (2.6)
Net amortization
   and deferral                    1.2           2.2            .7
Net pension expense            $   6.7       $   8.1        $  7.3

 The following table sets forth the funded status of the plans and amounts recognized in the Company's Consolidated Statements of Financial
Position at June 30, 1997 and 1996:


Domestic Plans
                                  Assets Exceed        Accumulated
                                    Accumulated           Benefits
                                       Benefits      Exceed Assets

(Dollar amounts in millions)               1997     1997      1996

Plan assets at fair value              $  474.2  $    -   $  422.2
Projected benefit obligation              475.0     10.7     435.1
Plan assets less than
  projected benefit
  obligation                                (.8)   (10.7)    (12.9)
Unrecognized items:
  Net actuarial loss                       43.3      1.7      48.1
  Prior service cost                       (5.5)     3.0      (5.1)
Net transition (asset)
  obligation                               (7.2)      .5      (9.0)
Minimum pension
  liability adjustment                              (3.8)    (31.5)
Prepaid (accrued)
  pension expense                       $   29.8 $  (9.3) $  (10.4)
Actuarial present value
  of accumulated
  benefits                              $  470.2 $   9.3  $  432.5
Accumulated benefit
  obligation related
  to vested benefits                    $  461.7 $   8.0  $  424.1




 A minimum pension liability adjustment is required when the actuarial present value of accumulated benefits exceeds plan assets and accrued pension liabilities. The minimum liability adjustment, less allowable intangible assets, net of tax benefit, is reported as a reduction of shareholders' equity. At June 30 1997, pension plan assets exceeded the present value of accumulated benefits for most plans. Accordingly, the additional minimum liability was reduced to $.7 million at June 30, 1997 from $29.4 million at June
30, 1996.


Foreign Plans

                                  Assets Exceed        Accumulated
                                    Accumulated           Benefits
                                       Benefits      Exceed Assets

(Dollar amounts in millions)      1997     1996     1997      1996

Plan assets at fair value       $ 32.0   $ 27.9   $  -      $  -
Projected benefit obligation      30.3     28.0     64.9      70.2
Plan assets greater (less)
  than projected benefit
  obligation                       1.7      (.1)   (64.9)    (70.2)
Unrecognized items:
  Net actuarial (gain) loss        3.2      3.9     (2.5)     (2.3)
  Prior service cost               1.5      1.1
  Net transition (asset)
    obligation                    (1.9)    (2.2)     4.0       5.0
Prepaid (accrued)
  pension expense               $  4.5   $  2.7   $(63.4)   $(67.5)
Actuarial present value
  of accumulated
  benefits                      $ 28.0   $ 26.0   $ 56.1    $ 60.1
Accumulated benefit
  obligation related
  to vested benefits            $ 27.8   $ 25.7   $ 52.5    $ 56.3


Savings Plan.  Effective October 1, 1995, the
Company's domestic profit sharing and savings plan was reconfigured to form a Company matched 401(k) savings plan. The amended plan provides for automatic Company contributions of 2% of eligible compensation and a dollar-for-dollar matching contribution of up to 4% of eligible compensation.
The Company's contributions to this plan were $9.6 million and $7.4 million for fiscal 1997 and 1996, respectively.
 Prior to the amendment, the profit sharing and savings plan allowed for Company contributions in an amount equal to 8% of consolidated income before income taxes, as defined by the plan, provided the Company's contribution did not reduce earnings below $.3125 per share of common stock. The profit sharing payment by the Company was allocated among its domestic employees in direct proportion to their earnings. The Company's contribution to this plan was $7.6 million for fiscal 1995.

Retiree Health Care and Life Insurance Benefits.
The Company provides certain health care and life insurance benefits to domestic employees, hired prior to January 1, 1993, who retire and satisfy certain service and age requirements.
Generally, medical coverage pays a stated percentage of most medical expenses, reduced for any deductible and payments made by Medicare or other group coverage.
The cost of providing these benefits is shared with retirees. The plan is unfunded.
 The following table sets forth the accrued postretirement benefit liability recognized in the Company's Consolidated Statements of Financial
Position at June 30, 1997 and 1996:

(Dollar amounts in millions)               1997       1996

Actuarial Present Value
of Postretirement Benefit
Obligation
Retirees                                 $ 60.6     $ 64.4
Fully eligible active participants          1.0         .8
Other active participants                   9.7        9.4
Accumulated postretirement
  benefit obligation (APBO)                71.3       74.6
Unrecognized net gain                      24.4       21.5
Accrued postretirement benefit liability $ 95.7     $ 96.1


 The net postretirement benefit cost for fiscal
1997 and 1996 included the following components:

(Dollar amounts in millions)               1997       1996

Service cost                             $   .6     $   .6
Interest cost                               5.8        6.0
Amortization of unrecognized gain          (1.3)      (1.1)
Net postretirement benefit cost          $  5.1     $  5.5

 The discount rate used in determining the APBO was 8.5% in fiscal 1997 and 1996. The assumed health care cost trend rate used for measuring the APBO was divided into three categories:


                                           1997       1996

Pre-65 participants                       10.3%      11.0%
Post-65 participants                       7.7%       8.1%
Medicare                                   7.7%       8.1%




 All three rates were assumed to decline to 5.5% over eight and nine years in fiscal 1997 and 1996, respectively.
 If the health care cost trend rate was increased
1%, the APBO, as of June 30, 1997, would have increased 10%. The effect of this change on the aggregate of service and interest cost for fiscal
1997 would be an increase of 11%.

Postemployment Benefits. The Company provides certain postemployment benefits to eligible employees. These benefits generally include severance, disability, and medical-related costs paid after employment but before retirement.


Note 6 Business Segments and Geographic Area Information
Business Segments. The Company reorganized into two separate segments in fiscal 1996. This change incorporated the Company's decentralized management philosophy and recognized the differing business and strategic objectives of both divisions. The Applied
Biosystems Division is comprised of biochemical instrument systems and associated consumable products for life science research and related applications. These automated systems are used for synthesis, amplification, purification, isolation, analysis and sequencing of nucleic acids, proteins, and other biological molecules.
The Analytical Instruments Division is comprised of equipment and systems used for determining the composition and molecular structure of chemical substances (both organic and inorganic), data handling devices, and real time, process analysis systems to monitor process quality and environmental purity.
Through a joint venture, the Company manufactures and sells mass spectrometry instrument systems in both industry segments.

Geographic Areas. Revenues between geographic areas are primarily comprised of the sale of products by the Company's manufacturing units. The revenues reflect the rules and regulations of the respective governing tax authorities. Net revenues and operating profits are reported in the region of destination. Operating income is determined by deducting from net revenues the related costs and operating expenses attributable to the region.
Research, development and engineering expenses are reflected in the area where the activity was performed.
Identifiable assets include all assets directly identified with those geographic areas. Corporate assets include cash and short-term investments, deferred tax assets, property, plant, and equipment, minority equity investments, and other assets that are corporate in nature.
    Export net revenues for fiscal 1997, 1996, and 1995 were $43.7 million, $44.6 million and $45.4 million, respectively.

Business Segments

                                              Applied        Analytical
(Dollar amounts in millions)                Biosystems      Instruments        Corporate       Consolidated

1997
Net revenues                               $     652.7      $     624.1       $      -        $     1,276.8
Segment income (loss)                      $     135.6      $      56.1       $    (31.2)     $       160.5
Restructuring charge                                              (13.0)                              (13.0)
Acquired research and development                (26.8)                                               (26.8)
Impairment of assets                               (.7)            (6.8)                               (7.5)
   Operating income (loss)                 $     108.1      $      36.3       $    (31.2)     $       113.2
Identifiable assets                        $     391.3      $     384.5       $    329.0      $     1,104.8
Capital expenditures                       $      34.5      $      14.1       $     13.6      $        62.2
Depreciation and amortization              $      15.7      $      18.6       $      1.7      $        36.0

1996
Net revenues                               $     532.3      $     630.6       $      -        $     1,162.9
Segment income (loss)                      $     120.6      $      28.7       $    (24.5)     $       124.8
Restructuring charge                                              (71.6)                              (71.6)
Acquired research and development                (27.1)                                               (27.1)
   Operating income (loss)                 $      93.5      $     (42.9)      $    (24.5)     $        26.1
Identifiable assets                        $     319.3      $     401.6       $    220.4      $       941.3
Capital expenditures                       $      18.2      $      13.6       $       .6      $        32.4
Depreciation and amortization              $      12.1      $      28.7       $       .4      $        41.2

1995
Net revenues                               $     438.1      $     625.4       $      -        $     1,063.5
Segment income (loss)                      $      81.7      $      26.7       $    (17.5)     $        90.9
Restructuring charge                                              (19.2)            (3.8)             (23.0)
   Operating income (loss)                 $      81.7      $       7.5       $    (21.3)     $        67.9
Identifiable assets                        $     269.7      $     440.8       $    178.3      $       888.8
Capital expenditures                       $      12.2      $      16.3       $       .4      $        28.9
Depreciation and amortization              $      10.7      $      29.5       $       .5      $        40.7


Geographic Areas


                                             United                                  Other
(Dollar amounts in millions)                 States       Europe      Far East   Countries    Corporate    Consolidated

1997
Total revenues                          $     524.8   $     632.3  $     381.1  $     83.5  $       -     $     1,621.7
Transfers between geographic areas            (40.4)       (135.5)      (147.3)      (21.7)                      (344.9)
Revenues to unaffiliated customers      $     484.4   $     496.8  $     233.8  $     61.8  $             $     1,276.8
Income (loss)                           $       4.0   $     105.5  $      73.8  $      8.4  $     (31.2)  $       160.5
Restructuring charge                           (5.2)         (5.9)         (.9)       (1.0)                       (13.0)
Acquired research and development             (26.8)                                                              (26.8)
Impairment of assets                           (1.9)                                  (5.6)                        (7.5)
   Operating income (loss)              $     (29.9)  $      99.6  $      72.9  $      1.8  $     (31.2)  $       113.2
Identifiable assets                     $     356.7   $     270.0  $     120.4  $     28.7  $     329.0   $     1,104.8

1996
Total revenues                          $     461.8   $     581.2  $     346.6  $     79.3  $       -     $     1,468.9
Transfers between geographic areas            (43.6)       (119.9)      (124.6)      (17.9)                      (306.0)
Revenues to unaffiliated customers      $     418.2   $     461.3  $     222.0  $     61.4  $             $     1,162.9
Income (loss)                           $      (9.4)  $      76.7  $      72.6  $      9.4  $     (24.5)  $       124.8
Restructuring charge                          (12.4)        (59.2)                                                (71.6)
Acquired research and development             (27.1)                                                              (27.1)
   Operating income (loss)              $     (48.9)  $      17.5  $      72.6  $      9.4  $     (24.5)  $        26.1
Identifiable assets                     $     336.6   $     255.3  $      98.4  $     30.6  $     220.4   $       941.3

1995
Total revenues                          $     447.7   $     542.0  $     296.6  $     71.3  $       -     $     1,357.6
Transfers between geographic areas            (54.0)       (119.7)      (101.3)      (19.1)                      (294.1)
Revenues to unaffiliated customers      $     393.7   $     422.3  $     195.3  $     52.2  $             $     1,063.5
Income (loss)                           $     (20.5)  $      68.4  $      52.2  $      8.3  $     (17.5)  $        90.9
Restructuring charge                           (9.4)         (8.3)        (1.4)        (.1)        (3.8)          (23.0)
   Operating income (loss)              $     (29.9)  $      60.1  $      50.8  $      8.2  $     (21.3)  $        67.9
Identifiable assets                     $     322.0   $     253.8  $     102.5  $     32.2  $     178.3   $       888.8


Note 7 Shareholders' Equity
Treasury Stock. Common stock purchases were made in support of the Company's various stock plans. The
Company has no specific share repurchase targets but may make periodic open market purchases from time to time. During fiscal 1997, 1996, and 1995, the Company purchased .4 million, .8 million, and .5 million shares, respectively, to support various stock plans. The remaining number of shares available under a purchase authorization at June 30, 1997 is 4.2 million.

Equity Put Warrants. During the first quarter of fiscal 1997, the Company sold in a private placement
600,000 put warrants on shares of its common stock.
Each warrant obligated the Company to purchase the shares from the holder, at specified prices, if the closing price of the common stock was below the exercise price on the maturity date. The cash proceeds from the sale of the put warrants were $1.8 million and have been included in capital in excess of par value. During fiscal 1997, all 600,000 warrants expired unexercised.

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




Note 8 Stock Plans
Stock Option Plans. Under the Company's stock option plans, officers and other key employees may be granted options, each of which allows for the purchase of common stock at a price of not less than 100% of fair market value at the date of grant. Under the vesting requirements, 50% of the options are exercisable after one year and 100% after two years. Options expire ten years from the date of grant.
 Transactions relating to the stock option plans of the Company are summarized below:


                                                     Weighted
                                                      Average
                                       Number of     Exercise
(Option prices per share)                Options        Price

Outstanding at June 30, 1994           4,313,750      $ 28.36
Granted at $28.81-$31.25                 543,300      $ 30.97
Exercised at $10.70-$35.13               424,017      $ 22.72
Cancelled                                315,742      $ 31.99
Outstanding at June 30, 1995           4,117,291      $ 29.00
Granted at $34.56-$54.81                 511,650      $ 49.45
Exercised at $10.70-$37.75             1,359,054      $ 29.53
Cancelled                                133,059      $ 33.50
Outstanding at June 30, 1996           3,136,828      $ 32.61
Granted at $51.31-$80.44               1,278,650      $ 65.54
Exercised at $10.70-$54.81             1,117,109      $ 29.61
Cancelled                                 67,006      $ 45.17
Outstanding at June 30, 1997           3,231,363      $ 46.48
Options exercisable at June 30, 1997   1,873,438      $ 33.78


  Fiscal 1997 options grants do not include
160,000 options that were granted subject to shareholder approval. At June 30, 1997, 57,200 shares remained available for option grant.
  The following table summarizes options outstanding and exercisable at June 30, 1997:



                                          Weighted Average
                                           Con-
                                       tractual
                          Number of        Life     Exercise
(Option prices per share    Options   Remaining        Price

Options Outstanding
   At $10.70-$25.00          258,373         2.9     $ 19.76
   At $25.45-$54.81        2,004,690         6.7     $ 38.95
   At $54.94-$80.44          968,300         9.6     $ 69.19
Options Exercisable
   At $10.70-$25.00          258,373         2.9     $ 19.76
   At $25.45-$54.81        1,615,065         5.9     $ 36.03


Employee Stock Purchase Plan.  The Employee Stock
Purchase Plan offers domestic employees the right to purchase, over a certain period, shares of common stock on an annual offering date. The purchase price is equal to the lower of 85% of the average market price of the common stock on the offering date or 85% of the average market price of the common stock on the last day of the purchase period.
	Common stock issued under the Employee Stock
Purchase Plan was .1 million shares in each of fiscal 1997, 1996, and 1995. At June 30, 1997, .6 million shares remained available for issuance.

Director Stock Purchase and Deferred Compensation
Plan. The Company has a Director Stock Purchase and Deferred Compensation Plan that requires non-employee directors of the Company to apply at least
50% of their annual retainer to the purchase of common stock. The purchase price is the fair market value on the first business day of the third month of each fiscal quarter. At June 30, 1997, approximately .1 million shares were available for issuance.

Restricted Stock.  As part of the Company's Stock
Incentive Plan, key employees may be granted shares of restricted stock that will vest when certain continuous employment restrictions and/or specified performance goals are achieved. The fair value of shares granted is generally expensed over the restricted periods, which may vary depending on the estimated achievement of performance goals.
 Restricted stock granted to key employees during fiscal 1997, 1996, and 1995 was 42,000 shares,
185,000 shares (155,000 of which were subject to shareholder approval in fiscal 1997), and 70,000 shares, respectively. Compensation expense recognized for these awards was $11.7 million and $5.1 million in fiscal 1997 and 1996, respectively.
No amount was required to be charged to expense for fiscal 1995.

Accounting for Stock-Based Compensation.  The
Company applies APB Opinion No. 25, "Accounting for
Stock Issued to Employees," in accounting for its stock-based compensation plans (see Note 1).
Accordingly, no compensation expense has been recognized for its stock option and employee stock purchase plans.
 Pro forma net income and earnings per share information, as required by SFAS No. 123, "Accounting for Stock-Based Compensation," has been determined for employee stock plans under the statement's fair value method. The fair value of the options was estimated at grant date using a Black-Scholes option pricing model with the following weighted average assumptions for fiscal
1997 and 1996, respectively: dividend yields of 1.06% and 1.43%; volatility factors of the expected market price of the Company's common stock of 22%;
an expected option life of five years; and the five year U.S. treasury interest rate on the grant dates as the risk-free interest rate. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is presented below:


(Dollar amounts in millions, except per share amounts)
For the years ended June 30,                              1997         1996

Net income - as reported                             $   115.2     $   13.9
Net income - pro forma                               $   107.6     $   12.5
Earnings per share - as reported                     $    2.58     $    .32
Earnings per share - pro forma                       $    2.41     $    .28


 The fair value method of accounting has not been applied to options granted prior to July 1, 1995.
Therefore, this disclosure is not likely to be representative of the effects on reported net earnings for future years since options vest over several years and additional awards generally are made each year.
 The weighted average fair value of options granted was $19.78 and $14.09 per share for fiscal
1997 and 1996, respectively.


Note 9 Additional Information
Selected Accounts. The following table provides the major components of selected accounts of the Consolidated Statements of Financial Position:


(Dollar amounts in millions)
At June 30,                                        1997      1996

Prepaid Expenses & Other Current Assets
Current deferred tax assets                   $    40.6 $    31.5
Other                                              61.7      50.9
Total prepaid expenses and
    other current assets                      $   102.3 $    82.4

Other Accrued Expenses
Deferred service contract revenues            $    45.1 $    40.1
Accrued pension liabilities                        17.9      19.4
Restructuring provisions                           33.3      63.6
Other                                              81.7      83.5
Total other accrued expenses                  $   178.0 $   206.6

Other Long-term Liabilities
Accrued pension liabilities                   $    62.3 $    63.6
Accrued postretirement benefits                    91.2      93.8
Other                                              25.6      18.4
Total other long-term liabilities             $   179.1 $   175.8


Related Party Transactions. One of the Company's directors is an employee of F. Hoffmann-La Roche
Ltd. (Roche), a pharmaceutical manufacturer and strategic partner of the Company in the biotechnology field. The Company made payments to Roche and its affiliates, for the purchase of reagents and consumables, of $68.2 million in fiscal 1997 and $59.7 million in fiscal 1996.


Note 10 Provision for Restructured Operations
The Company initiated restructuring actions in fiscal 1997, 1996, and 1995 primarily targeted to improve the profitability and cash flow performance of the Analytical Instruments Division. The fiscal
1995 plan focused solely on cost reduction. The fiscal 1996 plan was a broader program to reduce administrative and manufacturing overhead and improve operating efficiency, primarily in Europe and the United States. The fiscal 1997 plan focuses on the transition from highly vertical manufacturing operations to more reliance on outsourcing functions not considered core competencies. The before-tax charges associated with the implementation of these restructuring plans were $24.2 million, $71.6 million, and $23.0 million in fiscal 1997, 1996, and 1995, respectively. In addition, fiscal 1997 reflected an $11.2 million before-tax reduction of charges required to implement the fiscal 1996 plan.

Fiscal 1997.  During the fourth quarter of fiscal
1997, the Company announced a follow-on phase to the Analytical Instrument Division's profit improvement program. The restructuring cost for this action was $24.2 million before-tax and included $19.4 million for costs focused on further improving the operating efficiency of manufacturing facilities in the United States, Germany, and the United Kingdom.
These actions are designed to help transition the Analytical Instruments Division from a highly vertical manufacturing operation to one that relies more on outsourcing functions not considered core competencies. The restructuring charge also included $4.8 million to finalize the consolidation of sales and administrative support, primarily in Europe where seventeen facilities will be closed.
  The workforce reductions under this plan total approximately 285 employees in production labor and 25 employees in sales and administrative support.
The charge included $11.9 million for severance related costs. The $12.3 million provided for facility consolidation and asset related write-offs included $1.2 million for lease termination payments and $11.1 million for the write-off of machinery, equipment, and tooling associated with those functions to be outsourced. These changes are scheduled to be substantially completed by June
1998. The Company expects to achieve before-tax savings from these actions of approximately $8 million in fiscal 1998 and $16 million in succeeding fiscal years.
 The following table details the major components of the fiscal 1997 restructuring provision:


                                                       Facility
                                                       Consolidation
                                                       and Asset
                                                       Related
(Dollar amounts in millions)                 Personnel Write-offs   Total

Provision
Changes in manufacturing
   operations                                 $  9.6    $  9.8    $  19.4
Consolidation of sales and
   administrative support                        2.3       2.5        4.8
Total provision                               $ 11.9    $ 12.3    $  24.2

Fiscal 1997 Activity
Changes in manufacturing
   operations                                 $   .1    $  4.6    $   4.7
Consolidation of sales and
   administrative support
Total fiscal 1997 activity                    $   .1    $  4.6    $   4.7

Balance at June 30, 1997
Changes in manufacturing
   operations                                 $  9.5    $  5.2    $  14.7
Consolidation of sales and
   administrative support                        2.3       2.5        4.8
Balance
   at June 30, 1997                           $ 11.8    $  7.7    $  19.5


Fiscal 1996.   The fiscal 1996 before-tax
restructuring charge of $71.6 million was the first
phase of a plan focused on improving the
profitability and cash flow performance of the
Analytical Instruments Division.  In connection
with the plan, the division was reorganized into
three vertically integrated, fiscally accountable
operating units, a distribution center in Holland
was established to centralize the European
infrastructure for shipping, administration, and
related functions, and a program was implemented to
eliminate excess production capacity in Germany.
The charge included $37.8 million for worldwide
workforce reductions of approximately 390 positions
in manufacturing, sales and support, and
administrative functions.  The charge also included
$33.8 million for facility consolidation and asset
related write-offs associated with the
discontinuation of various product lines.
 In fiscal 1996, the Company transferred the
development and manufacturing of certain analytical
instrument product lines from its facility in
Germany to other sites, primarily in the United States.
The facility in Germany remains the principal site for
the development of atomic absorption products.
 In fiscal 1996, a distribution center in
Holland as established to provide an integrated
sales, shipment and administration

support infrastructure for the Company's European
operations, and to integrate certain operating and
business activities.  The European distribution center
includes certain administrative, financial, and
information systems functions that were previously
transacted at individual locations throughout Europe.
  In the fourth quarter of fiscal 1997, the
Company finalized the actions associated with the
restructuring plan announced in fiscal 1996.   The
costs to implement the program were $11.2 million
below the $71.6 million charge recorded in fiscal
1996.  As a result, during the fourth quarter of
fiscal 1997, the Company recorded an $11.2 million
reduction of charges required to implement the
fiscal 1996 plan.

 The following table details the major components of the fiscal 1996 restructuring provision:



                                            Facility
                                            Consolidation
                                            and Asset
                                            Related
(Dollar amounts in millions)     Personnel  Write-offs   Total

Provision
Reduction of excess
   European manufacturing
   capacity                     $  19.7    $  23.0    $   42.7
Reduction of European
   distribution and
   administrative capacity         11.5        6.0        17.5
Other worldwide workforce
   reductions and facility
   closings                         6.6        4.8        11.4
Total provision                 $  37.8    $  33.8    $   71.6

Fiscal 1996 Activity
Reduction of excess
   European manufacturing
   capacity                     $   2.1    $   6.7    $    8.8
Reduction of European
   distribution and
   administrative capacity          1.6         .7         2.3
Other worldwide workforce
   reductions and facility
   closings                         1.9        1.6         3.5
Total fiscal 1996 activity      $   5.6    $   9.0    $   14.6

Fiscal 1997 Activity
Reduction of excess
   European manufacturing
   capacity                     $  10.9    $   6.6    $   17.5
Adjustment to decrease
   liabilities originally
   accrued for excess
   European manufacturing
   capacity                         4.7        6.5        11.2
Reduction of European
   distribution and
   administrative capacity          6.2        4.4        10.6
Other worldwide workforce
   reductions and facility
   closings                         1.9        2.0         3.9
Total fiscal 1997 activity      $  23.7    $  19.5    $   43.2

Balance at June 30, 1997
Reduction of excess
   European manufacturing
   capacity                     $   2.0    $   3.2    $    5.2
Reduction of European
   distribution and
   administrative capacity          3.7         .9         4.6
Other worldwide workforce
   reductions and facility
   closings                         2.8        1.2         4.0
Balance
   at June 30, 1997             $   8.5    $   5.3    $   13.8


  As of June 30, 1997 approximately 335 employees were separated under the plan. During fiscal 1997, the Company achieved operating cost savings of approximately $25 million related to these actions, and expects to achieve cost savings in excess of $40 million for fiscal 1998.

Fiscal 1995. The Company recorded a $23.0 million before-tax charge in the fourth quarter of fiscal
1996 for restructuring actions focused on reducing costs within the Analytical Instruments Division infrastructure. The charge included $20.7 million of severance and related costs for workforce reductions and $2.3 million of closure and facility consolidation expenses. All costs resulted in cash outlays and the actions were implemented by the third quarter of fiscal 1996.

 The workforce reductions were accomplished through involuntary terminations worldwide as well as a voluntary retirement incentive plan in the United States. The reductions affected all geographic areas of operation and all disciplines ranging from production labor to executive management. This included product departments, manufacturing, engineering, sales, service and support as well as corporate administrative staff.
The voluntary retirement incentive plan was accepted by 91 employees at a cost of $6.8 million.
Some of these positions were replaced, but at a lower overall cost basis.
 The closure and facility consolidation actions included the shutdown of the Company's Puerto Rico manufacturing facility, consolidation of sales offices in the Far East, and consolidation of administrative departments in the United States.
The closure of operations in Puerto Rico included severance costs for 46 employees, lease termination payments, and other related costs. The Far East costs included lease penalties and restoration of vacated offices.
 There were no adjustments made to increase or decrease the liabilities originally accrued for this restructuring plan. Through June 30, 1997, all costs associated with the plan were incurred, and the balance remaining was not material.
 Benefits from this restructuring program were offset in part by the costs of hiring and training of new employees, moving, and relocation. The restructuring actions resulted in approximately $25 million and $20 million of before-tax savings in fiscal 1997 and 1996, respectively.


Note 11 Commitments and Contingencies
Future minimum payments at June 30, 1997 under non-cancelable operating leases for real estate and equipment were as follows:

(Dollar amounts in millions)



1998                              $   18.2
1999                                  15.1
2000                                  13.1
2001                                   9.9
2002                                   9.5
2003 and thereafter                   61.9
Total                             $  127.7

 Rental expense was $29.7 million in fiscal 1997, $31.3 million in fiscal 1996, and $32.5 million in fiscal 1995.
 The Company has entered into a fifteen year non-cancelable lease for a facility in Foster City, California, effective July 1, 2000. Total lease payments over the fifteen year period will be approximately $42 million.
 The Company has implemented a program to improve its information technology infrastructure. A capital commitment of approximately $40 million is expected to be paid in fiscal 1998 when the improvements are delivered, implemented and accepted. The Company currently intends to fund this obligation from operating cash flow.
 The Company has been named as a defendant in several legal actions arising from the conduct of its normal business activities. Although the amount of any liability that might arise with respect to any of these matters cannot be accurately predicted, the resulting liability, if any, will not in the opinion of management have a material adverse effect on the financial statements of the Company.


Note 12 Financial Instruments
Derivatives. The Company utilizes foreign exchange forward and option contracts and an interest rate swap agreement to manage foreign currency and interest rate exposures. The principal objective of these contracts is to minimize the risks and/or costs associated with global financial and operating activities. The Company does not use derivative financial instruments for trading or other speculative purposes, nor is the Company a party to leveraged derivatives.

Foreign Currency Risk Management. Foreign exchange forward and option contracts are used primarily to hedge reported and anticipated cash flows resulting from the sale of products in foreign locations.
Option contracts outstanding at June 30, 1997 were purchased at a cost of $1.5 million. Under these contracts the Company has the right, but not the obligation, to purchase or sell foreign currencies at fixed rates at various maturity dates. These contracts are utilized primarily when the amount and/or timing of the foreign currency exposures are not certain. At June 30, 1997 and 1996, the
Company had forward and option contracts outstanding for the sale and purchase of foreign currencies at fixed rates as summarized in the table below:





(Dollar amounts in millions)   Sold   Purchased        Sold   Purchased
At June 30,                    1997        1997        1996        1996

Japanese Yen                $  83.5     $   -       $   7.9     $   -
French Francs                  18.1                    14.4
Australian Dollars             13.7                     1.4
German Marks                   13.4         2.3        22.1        11.8
Italian Lira                    5.6         1.2         9.8
British Pounds                              8.3         3.8         3.7
Other                          15.3                    14.8          .2
Total                       $ 149.6     $  11.8     $  74.2     $  15.7

 Foreign exchange contracts are accounted for as hedges of net investments, firm commitments, and foreign currency transactions. Unrealized gains and losses on hedges of net investments are reported as equity adjustments from translation on the statement of financial position. With respect to firm commitments, unrealized gains and losses are deferred and included in the basis of the transaction underlying the commitment. Gains and losses on foreign currency transactions are recognized in income and offset the foreign exchange gains and losses on the related transactions. The costs associated with entering into these contracts are amortized over the life of the contracts. Unrealized gains and losses on outstanding hedge contracts were not material for the years presented.

Interest Rate Risk Management.  In fiscal 1997, the
Company entered into an interest rate swap in conjunction with a five year Japanese Yen debt obligation (see Note 3). The interest rate swap agreement involves the payment of a fixed rate of interest and the receipt of a floating rate of interest without the exchange of the underlying notional loan principal amount. Under this contract, the Company will make fixed interest payments of 2.1% while receiving interest at a LIBOR floating rate. No other cash payments will be made unless the contract is terminated prior to maturity, in which case the amount to be paid or received in settlement is established by agreement at the time of termination. The agreed upon amount usually represents the net present value at the then existing interest rates of the remaining obligations to exchange payments under the terms of the contract.
 Based on the level of interest rates prevailing at June 30, 1997, the fair value of the Company's floating rate debt approximated its carrying value.
There would be a receipt of $.2 million to terminate the related interest rate swap contract which would equal the unrealized gain. Unrealized gains or losses on debt or interest rate swap contracts are not recognized for financial reporting purposes unless the debt is retired or the contracts are terminated prior to maturity. A change in interest rates would have no impact on the Company's reported interest expense and related cash payments since the floating rate debt and fixed rate swap contract have the same maturity and are based on the same interest rate index.

Concentrations of Credit Risk. The forward contracts, options, and swaps used by the Company in managing its foreign currency and interest rate exposures contain an element of risk that the counterparties may be unable to meet the terms of the agreements. However, the Company minimizes such risk exposure by limiting the counterparties to a diverse group of highly rated major domestic and international financial institutions with which the Company has other financial relationships. The
Company is exposed to potential losses in the event of non-performance by these counterparties;
however, the Company does not expect to record any losses as a result of counterparty default. The
Company does not require and is not required to place collateral for these financial instruments.

Fair Value. The fair value of foreign currency forward and option contracts, as well as interest rate swaps, is estimated based on quoted market prices of comparable contracts and reflects the amounts the Company would receive or pay to terminate the contracts at the reporting date. The following table presents notional amounts and fair values of the Company's derivatives:



                              Notional     Fair   Notional     Fair
(Dollar amounts in millions)    Amount    Value     Amount    Value
At June 30,                       1997     1997       1996     1996

Forward contracts              $ 114.0   $ (3.7)    $ 89.9    $  .3
Purchased options              $  47.4   $   .7
Interest rate swap             $  33.6   $   .2



 The following methods are used in estimating the fair value of other significant financial instruments held or owed by the Company. Cash and short-term investments approximate their carrying amount due to the duration of these instruments.
Fair values of minority equity investments and notes receivable are estimated based on quoted market prices, if available, or quoted market prices of financial instruments with similar characteristics. The fair value of debt is based on the current rates offered to the Company for debt of similar remaining maturities. The following table presents the carrying amounts and fair values of the Company's other financial instruments:



                            Carrying    Fair Carrying    Fair
(Dollar amounts in millions)  Amount   Value   Amount    Value
At June 30,                    1997     1997     1996     1996

Cash and short-term
   investments               $196.0   $196.0   $ 96.6   $ 96.6
Minority equity
   investments               $  9.0   $  9.0   $ 35.6   $ 35.6
Note receivable              $  7.2   $  7.2   $  7.2   $  7.2
Short-term debt              $ 18.1   $ 18.1   $ 51.1   $ 51.5
Long-term debt               $ 33.6   $ 33.4   $   .9   $   .9

 At June 30, 1996, the Company's investment in
Etec Systems, Inc. was stated at a fair value of $31.5 million with a cost basis of $8.3 million.
As a result, an unrealized holding gain of $23.2 million was reported for fiscal 1996 as a separate component of shareholders' equity. The equity interest was sold during fiscal 1997 (see Note 2).


Note 13 Quarterly Financial Information (Unaudited)
The following is a summary of quarterly financial results:





(Dollar amounts in millions                      First Quarter      Second Quarter       Third Quarter      Fourth Quarter
 except per share amounts)                       1997      1996      1997      1996      1997      1996      1997      1996
Net revenues                                $   275.7 $   264.4 $   330.8 $   294.0 $   322.9 $   299.1 $   347.4 $   305.4
Gross margin                                $   134.7 $   128.9 $   163.5 $   141.2 $   165.8 $   145.8 $   170.5 $   151.2
Net income (loss)                           $    32.4 $    17.6 $    50.9 $    22.8 $    10.4 $   (36.0)$    21.5 $     9.5
Net income (loss) per share                 $     .73 $     .41 $    1.15 $     .53 $     .23 $    (.84)$     .48 $     .22


Events Impacting Comparability:

Fiscal 1997. First and second quarter results included gains of $11.3 million and $26.1 million, or $.23 and $.42 per share after-tax, respectively, from the sale of the Company's remaining equity interest in Etec Systems, Inc. (see Note 2). Third quarter results included a $25.4 million charge, or $.57 per share after-tax, for acquired research and development (see Note 2). Fourth quarter results included a net restructuring charge of $13.0 million, or $.19 per share after-tax (see Note 10), a $1.4 million charge, or $.03 per share after-tax, for acquired research and development (see Note 2), and a $7.5 million charge, or $.15 per share after-tax, for asset impairment (see Note 1). In addition, the Company recognized deferred royalty income, other miscellaneous income, and recorded certain compensation related expenses. The net effect of these items increased fourth quarter net income by approximately $5.0 million, or $.11 per share.

Fiscal 1996.   Third quarter results included a restructuring
charge of $71.6 million, or $1.44 per share after-tax  (see Note
10). Fourth quarter results included a $27.1 million charge, or $.62 per share after-tax, for acquired research and development, and a gain of $11.7 million, or $.21 per share after-tax, on the partial sale of the Company's equity interest in Etec Systems, Inc. (see Note 2).



Stock Prices
                                   High         Low       High       Low
                                   1997        1997       1996       1996
First Quarter                  $ 58 1/8    $ 44 1/4   $     38   $ 31 1/2
Second Quarter                 $ 61 7/8    $ 52 1/2   $ 40 1/4   $ 33 1/8
Third Quarter                  $ 77 1/8    $ 57 7/8   $ 54 1/2   $ 37 5/8
Fourth Quarter                 $ 81 1/8    $ 60 3/8   $ 56 1/4   $ 46 5/8

Dividends per share
                                               1997                  1996

First Quarter                                $  .17                $  .17
Second Quarter                                  .17                   .17
Third Quarter                                   .17                   .17
Fourth Quarter                                  .17                   .17
Total dividends per share                    $  .68                $  .68

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




/s/ Stephen O. Jaeger
Stephen O. Jaeger
Vice President, Chief Financial
Officer and Treasurer





/s/ Tony L. White
Tony L. White
Chairman, President and
Chief Executive Officer



REPORT OF INDEPENDENT ACCOUNTANTS

To The Shareholders And Board Of Directors of
The Perkin-Elmer Corporation

In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations, of shareholders' equity, and of cash flows present fairly, in all material respects, the financial position of The Perkin-Elmer Corporation and its subsidiaries at June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ Price Waterhouse
Stamford, Connecticut
July 23, 1997