Form 10-K, Exhibit 13
period 1999-06-30
PE CORP
filed 1999-09-28
CIK 77551

PE Biosystems Group
Selected Financial Data


(Dollar amounts in thousands except per share amounts)
For the years ended June 30,                        1999           1998          1997          1996           1995
------------------------------------------------------------------------------------------------------------------
Financial Operations
Net revenues                                  $1,221,691     $  940,095    $  767,465      $642,059       $543,945
Income from continuing operations                148,365         24,009       132,739         3,899         38,569
   Per share of common stock
     Basic                                          1.48
     Diluted                                        1.44
Income (loss) from discontinued
   operations (net of income taxes)               79,058         40,694        27,906       (37,833)         7,738
Net income (loss)                                227,423         64,703       160,645       (33,934)        46,307
   Per share of common stock
     Basic                                          2.27
     Diluted                                        2.21
Dividends per share                                 .085
------------------------------------------------------------------------------------------------------------------
Other Information
Cash and short-term investments               $  236,530     $   84,091    $  217,222      $121,145       $103,826
Working capital                                  274,638        289,151       355,163       226,414        256,607
Capital expenditures                              92,077         68,172        57,646        27,125         33,891
Total assets                                   1,347,550      1,128,937     1,003,810       809,856        797,970
Note payable to the Celera Genomics group        150,000
Long-term debt                                    31,452         33,726        59,152        33,694         64,524
Total allocated debt                              35,363         45,825        89,068        89,801        123,224
Group equity                                     534,332        565,507       507,734       373,116        369,807
------------------------------------------------------------------------------------------------------------------


The selected financial data should be read with the combined financial statements and the consolidated financial statements.

On May 6, 1999, The Perkin-Elmer Corporation was merged into a subsidiary of PE Corporation, a new Delaware corporation. The recapitalization of the Company resulted in the issuance of two new classes of common stock called PE Corporation-PE Biosystems Group Common Stock and PE Corporation-Celera Genomics Group Common Stock.

On June 17, 1999, the Board of Directors announced a two-for-one split of PE Biosystems group common stock. The two-for-one stock split was effected in the form of a 100% stock dividend paid to stockholders of record as of the close of business on July 12, 1999. All PE Biosystems group share and per share data reflect this split.

A number of items impact the comparability of the data from continuing operations. Before-tax amounts include:
o Charges of $13.7 million for fiscal 1999 relating to the recapitalization and transformation of the Company;
o Restructuring and other merger costs of $6.1 million for fiscal 1999, $48.1 million for fiscal 1998, $17.5 million for fiscal 1996, and $15.5 million for fiscal 1995;
o Restructuring reserve adjustment of $9.2 million for fiscal 1999 relating to excess fiscal 1998 restructuring liabilities;
o Gains on investments of $6.1 million for fiscal 1999, $1.6 million for fiscal 1998, $64.9 million for fiscal 1997, $11.7 million for fiscal 1996, and $20.8 million for fiscal 1995;
o Acquired research and development charges of $28.9 million for fiscal 1998 and $31.8 million for fiscal 1996;
o Charges for the impairment of assets of $14.5 million for fiscal 1999, $.7 million for fiscal 1997, and $9.9 million for fiscal 1996;
o Foreign currency hedge contract related gain of $2.3 million for fiscal 1999;
o Tax benefit and valuation allowance reductions of $22.2 million for fiscal 1999; and
o A charge of $3.5 million for a donation to the Company's charitable foundation for fiscal 1999.

PE Biosystems Group
Management's Discussion and Analysis

Management's Discussion of
Continuing Operations

The PE Corporation ("PE" or "the Company") is comprised of two separate business segments in continuing operations: the PE Biosystems group and the Celera Genomics group. The performance of these businesses is reflected separately by two classes of common stock: PE Biosystems stock and Celera Genomics stock. The PE Biosystems group manufactures and markets biochemical instrument systems and associated consumable products for life science research and related applications. The Celera Genomics group is engaged principally in the generation, sale and support of genomic information databases and related information management and analysis software; discovery, validation and licensing of proprietary gene products, genetic markers and information regarding genetic variability; and related consulting and contract research and development services.

You should read this discussion with our combined financial statements and consolidated financial statements. Historical results and percentage relationships are not necessarily indicative of operating results for any future periods.

Throughout the following discussion of operations we refer to the impact on our reported results of the movement in foreign currency exchange rates from one reporting period to another as "foreign currency translation."


Discontinued Operations

Effective May 28, 1999, PE completed the sale of its Analytical Instruments business to EG&G, Inc. Analytical Instruments, formerly a unit of the PE Biosystems group, develops, manufactures, markets, sells, and services analytical instruments used in a variety of markets. As part of the sale, the rights to the "Perkin-Elmer" name were transferred to EG&G.

The aggregate consideration received by our company was $425 million, consisting of $275 million in cash and one-year secured promissory notes in the aggregate principal amount of $150 million which bear interest at a rate of 5% per annum. Our company recognized a net gain on disposal of discontinued operations of $100.2 million, net of $87.8 million of income taxes. The transaction is subject to post-closing adjustments pursuant to the terms of the agreement with EG&G.

Amounts previously reported for Analytical Instruments have been reclassified and stated as discontinued operations. See Note 15 to the PE Biosystems group combined financial statements.


Events Impacting Comparability

Acquisitions, Investments, and Dispositions

On January 22, 1998, we acquired PerSeptive. The acquisition was accounted for as a pooling of interests and, accordingly, the PE Biosystems group's financial results were restated to include the combined operations.

We acquired Molecular Informatics and a 14.5% interest, and approximately 52% of the voting rights, in Tecan during the second quarter of fiscal 1998. The results of operations for these acquisitions, each of which was accounted for as a purchase, have been included in the combined financial statements since the date of each respective acquisition. During the fourth quarter of fiscal 1999, our company divested its interest in Tecan. A before-tax gain of $1.6 million was recognized on the sale.

A discussion of significant acquisitions, investments, and dispositions is provided in Note 2 to the PE Biosystems group combined financial statements.


Restructuring and Other Special Charges

In fiscal 1999, the PE Biosystems group was allocated non-recurring before-tax special charges of $4.6 million. These costs were incurred in connection with the recapitalization of our company. The PE Biosystems group and the Celera Genomics group were each allocated 50% of the $9.2 million total recapitalization costs incurred by our company. See Note 1 to the PE Biosystems group combined financial statements for a discussion of the recapitalization.

During fiscal 1998, $48.1 million of before-tax charges were recorded for restructuring and other merger costs to integrate PerSeptive into the PE Biosystems group following the acquisition. The objectives of the integration plan were to lower PerSeptive's cost structure by reducing excess manufacturing capacity, achieve broader worldwide distribution of PerSeptive's products, and combine sales, marketing, and administrative functions. The charge included:
$33.9 million for restructuring the combined operations; $8.6 million for transaction costs; and $4.1 million of inventory-related write-offs, recorded in cost of sales, associated with the rationalization of certain product lines. Additional merger-related period costs of $6.1 million for fiscal 1999 and $1.5 million for fiscal 1998 were incurred for training, relocation, and communication in connection with the integration.

During the fourth quarter of fiscal 1999, the PE Biosystems group completed the restructuring actions. The cost to implement the program were $9.2 million below the $48.1 million charge recorded for fiscal 1998. As a result, during the fourth quarter of fiscal 1999, the PE Biosystems group recorded a $9.2 million reduction of charges required to implement the fiscal 1998 plan. A discussion of the PE Biosystems group's restructuring program is provided in Note 10 to the PE Biosystems group combined financial statements.

PE Biosystems Group
Management's Discussion and Analysis continued


Acquired Research and Development

In the second quarter of fiscal 1998, we expensed $28.9 million of the Molecular Informatics acquisition cost as in-process research and development, representing 53.6% of the purchase price. This amount was attributed and supported by a discounted probable cash flow analysis on a project-by-project basis. At the acquisition date, the technological feasibility of the acquired technology had not been established and the acquired technology had no future alternative uses.

We attributed approximately 10% of the in-process research and development value to BioLIMS, a software system that manages data, initiates analysis programs, and captures the results in a centralized, relational database for sequencing instruments; 6% to GA SFDB, a client-side add-on product to several existing gene sequencing instruments; 38% to BioMERGE, a client-server management and integration system that organizes proprietary, public and third-party results in a single relational database for the drug discovery and genomic research markets; 9% to BioCLINIC, a client-server management and integration system that organizes proprietary, public and third-party results generated from DNA and protein sequence analysis in a single database for the clinical trials phase of drug development; and 37% to SDK, an open architecture software platform from which all of Molecular Informatics' future software applications were expected to be derived.

As of the acquisition date, all of the major functionality for BioLIMS 2.0 had been completed and the product was subsequently released in September 1998. As of the acquisition date, BioLIMS 3.0 was in the design and scoping phase. As of the acquisition date, GA SFDB was in early alpha phase and had been completed concurrent with the development of BioLIMS 2.0 and was released in September 1998. As of the acquisition date, BioMerge's 3.0 functional scope was defined and the requirements assessment had been completed and was subsequently released in November 1998. As of the acquisition date, the BioCLINIC product requirements had been specified and discussions had begun with two potential customers to begin the specific software modifications. Development efforts were terminated in April 1998 due to unsuccessful marketing efforts. As of the acquisition date, the SDK requirements assessment had been completed and the functional scope had been defined.

We attributed $11.8 million of the purchase price to core technology and existing products, primarily related to the BioMERGE product. We applied a risk-adjusted discount to the project's cash flows of 20% for existing technology and 23% for in-process technology. The risk premium of 3% for in-process technologies was determined by management based on the associated risks of releasing these in-process technologies versus the existing technologies for the emerging bioinformatics software industry. The significant risks associated with these products include the limited operating history of Molecular Informatics, uncertainties surrounding the market acceptance of such in-process products, competitive threats from other bioinformatics companies and other risks. Management is primarily responsible for estimating the fair value of such existing and in-process technology.


Asset Impairment

During the fourth quarter of fiscal 1999, the PE Biosystems group incurred a $14.5 million charge to cost of sales for the impairment of intangible assets associated with the Molecular Informatics business. This impairment resulted primarily from a decline in management's assessment of future cash flows from this business which included the discontinuance of certain product lines in the fourth quarter.

During fiscal 1997, a $.7 million charge was recorded to cost of sales for the write-down of certain impaired assets.

See Note 1 to the PE Biosystems group combined financial statements.


Gain on Investments

Fiscal 1999, 1998, and 1997 included before-tax gains of $4.5 million, $1.6 million, and $64.9 million, respectively, related to the sale and release of contingencies on minority equity investments. As previously described, fiscal 1999 also included a before tax gain of $1.6 million related to the sale of our interest in Tecan. See Note 2 to the PE Biosystems group combined financial statements.


Other Events Impacting Comparability

During the fourth quarter of fiscal 1999, the PE Biosystems group was allocated a $9.1 million charge, recorded to selling, general and administrative expenses, for costs related to the acceleration of certain long-term compensation programs as a result of the recapitalization of our company and the attainment of performance targets.

During the fourth quarter of fiscal 1999, PE made a $3.5 million donation to our company's charitable foundation, which supports educational and other charitable programs. The charge was recorded to the PE Biosystems group's selling, general and administrative expenses.

A gain of $2.3 million related to foreign currency hedge contracts was recognized in other income, net during the fourth quarter of fiscal 1999.

The effective income tax rate for fiscal 1999 included certain tax benefit and valuation reductions of $22.2 million. See Note 4 to the PE Biosystems group combined financial statements.

PE Biosystems Group
Management's Discussion and Analysis continued

Results of Continuing Operations--1999 Compared With 1998

The PE Biosystems group reported income from continuing operations of $148.4 million for fiscal 1999 compared with $24.0 million for fiscal 1998. On a comparable basis, excluding the special items previously described, income from continuing operations increased 44.8% to $137.5 million for fiscal 1999 compared with $95.2 million for fiscal 1998.

Net revenues were $1,221.7 million for fiscal 1999 compared with $940.1 million for fiscal 1998, an increase of 30.0%. Excluding the results of Tecan, revenues increased 25.9% compared with the prior year. The effects of foreign currency translation increased net revenues by less than 1% compared with the prior year. Net revenues from shipments to the Celera Genomics group were $17.3 million for fiscal 1999 and represented less than 2% of the group's net revenues. There were no revenues to the Celera Genomics group for fiscal 1998.

Geographically, excluding the net revenues of Tecan, the PE Biosystems group reported revenue growth in all regions for fiscal 1999 compared with the prior year. Revenues increased 32.5% in the United States, 19.5% in Europe, 20.9% in the Far East and 12.6% in Latin America and other markets, compared with the prior year. Demand for the PE Biosystems group's new ABI PRISM(R) 3700 DNA Analyzer, which began shipping in the second quarter of fiscal 1999, was strong. Shipments for sequence detection systems and liquid chromatography/mass spectrometry ("LC/MS") products also contributed to the growth.

Gross margin as a percentage of net revenues was 53.9% for fiscal 1999 compared with 54.1% for fiscal 1998. Fiscal 1999 gross margin included $14.5 million for the impairment of intangible assets associated with the Molecular Informatics business. Fiscal 1998 gross margin included $4.1 million of inventory-related write-offs associated with the rationalization of certain product lines in connection with the acquisition of PerSeptive. On a comparable basis, excluding the special items for both years, gross margin as a percentage of net revenues was 55.1% for fiscal 1999 and 54.5% for fiscal 1998. The improved gross margin was primarily the result of a change in product mix. Increased unit sales of reagents to support genetic analysis systems, increased royalty revenues, and continued demand in instrument sales of higher margin genetic analysis product offerings contributed to the growth.

SG&A expenses were $335.9 million for fiscal 1999 compared with $276.7 million for fiscal 1998, an increase of 21.4%. Excluding Tecan, SG&A expenses increased 15.6% for fiscal 1999 compared with the prior year. Fiscal 1999 expenses included a charge of $9.1 million for costs related to the acceleration of certain long-term compensation programs as a result of the recapitalization of our company and the attainment of performance targets. Fiscal 1999 expenses also included $3.5 million for a contribution to our company's charitable foundation which supports educational and other charitable programs. On a comparable basis, excluding the special items, SG&A expenses increased 10.8%. This increase was due to higher planned expenses, reflecting the growth in sales and orders. As a percentage of net revenues, excluding Tecan and the special items, SG&A expenses were 25.9% for fiscal 1999 compared with 29.4% for the prior year.

R&D expenses increased 26.6% to $133.5 million for fiscal 1999. Excluding Tecan, expenses increased 19.5% compared with the prior year in support of the introduction of new products and the acceleration of product development. As a percentage of net revenues, excluding Tecan, R&D expenses were 10.7% for fiscal 1999 compared with 11.2% for the prior year.

During fiscal 1998, $48.1 million of before-tax charges were recorded for restructuring and other merger costs to integrate PerSeptive into the PE Biosystems group following the acquisition. The objectives of the integration plan were to lower PerSeptive's cost structure by reducing excess manufacturing capacity, achieve broader worldwide distribution of PerSeptive's products, and combine sales, marketing, and administrative functions. The charge included:
$33.9 million for restructuring the combined operations; $8.6 million for transaction costs; and $4.1 million of inventory-related write-offs, recorded in cost of sales, associated with the rationalization of certain product lines. Additional merger-related period costs of $6.1 million for fiscal 1999 and $1.5 million for fiscal 1998 were incurred for training, relocation, and communication costs.

The $33.9 million restructuring charge included $13.8 million for severance-related costs and workforce reductions of approximately 170 employees, consisting of 114 employees in production labor and 56 employees in sales and administrative support. The remaining $20.1 million represented facility consolidation and asset-related write-offs that included: $11.7 million for contract and lease terminations and facility-related expenses in connection with the reduction of excess manufacturing capacity; $3.2 million for dealer termination payments, sales office consolidations, and consolidation of sales and administrative support functions; and $5.2 million for the write-off of certain tangible and intangible assets and the termination of certain contractual obligations. Transaction costs of $8.6 million included acquisition-related investment banking and professional fees.

During the fourth quarter of fiscal 1999, the PE Biosystems group completed the restructuring actions. The costs to implement the program were $9.2 million below the $48.1 million charge recorded for fiscal 1998. As a result, during the fourth quarter of fiscal 1999, the PE Biosystems group recorded a $9.2 million reduction of charges required to implement the fiscal 1998 plan. See Note 10 to the PE Biosystems group combined financial statements.

During fiscal 1999, the PE Biosystems group was allocated a before-tax special charge of $4.6 million for costs incurred in connection with the recapitalization of our company. The PE Biosystems group and the Celera Genomics group were each allocated 50% of the $9.2 million total recapitalization costs incurred by our company. These costs included investment banking and professional fees.

PE Biosystems Group
Management's Discussion and Analysis continued


Fiscal 1998 included $28.9 million of purchased in-process research and development associated with our company's acquisition of Molecular Informatics for the PE Biosystems group.

Operating Income
(Dollar amounts in millions)              1999        1998
-----------------------------------------------------------
Operating income before special items   $216.5      $130.4
   Asset impairment                      (14.5)
   Long-term compensation programs        (9.1)
   Charitable foundation contribution     (3.5)
   Restructuring and other
      merger costs, net                    3.1       (48.1)
   Recapitalization costs                 (4.6)
   Acquired research and development                 (28.9)
-----------------------------------------------------------
Operating income                        $187.9      $ 53.4
-----------------------------------------------------------

Operating income increased to $187.9 million for fiscal 1999 compared with $53.4 million for the prior year. On a comparable basis, excluding the results of Tecan and the special items previously described, operating income increased 60.7% for fiscal 1999 compared with the prior year. The PE Biosystems group benefited from increased revenues, higher gross margins, and lower operating expenses as a percentage of net revenues. Higher operating income from sequencing, mapping systems, and LC/MS products were the primary contributors. The effects of currency translation for the PE Biosystems group increased operating income by less than 1% for fiscal 1999 compared with the prior year. Operating income as a percentage of net revenues, excluding the results of Tecan and the special items, increased to 17.6% for fiscal 1999 compared with 13.8% for the prior year.

For fiscal 1999 and 1998, the PE Biosystems group recorded gains of $4.5 million and $1.6 million, respectively, on the sale and release of contingencies on minority equity investments. Fiscal 1999 also included a gain of $1.6 million related to the sale of our interest in Tecan.

Interest expense was $4.5 million for fiscal 1999 compared with $4.9 million for the prior year. This decrease was primarily due to the refinancing of PerSeptive's 8-1/4% Convertible Subordinated Notes ("the Perseptive Notes") and lower average interest rates. Fiscal 1999 included $.7 million of interest expense with the Celera Genomics group. Interest income was $2.3 million for fiscal 1999 compared with $5.9 million for the prior year, primarily because of lower average cash balances during the year.

Other income, net for fiscal 1999 was $.5 million compared with $3.1 million for the prior year. Fiscal 1999 other income, net primarily related to the revaluation of foreign exchange contracts and a legal settlement that were partially offset by the loss on the disposal of certain assets and other non-operating costs. The other income, net for fiscal 1998 resulted from a gain on the sale of certain operating and non-operating assets.

The effective income tax rate was 16% for fiscal 1999 and 50% for fiscal 1998. Excluding Tecan, and the special items, the effective income tax rate was 29% for fiscal 1999 and 25% for fiscal 1998. The effective income tax rate for fiscal 1999 included the release of valuation allowances of $17.4 million. The valuation allowance was reduced because management believes, now that the sale of the Analytical Instruments business has been completed, that it is more likely than not that the deferred tax assets to which the valuation allowance related will be realized. An analysis of the differences between the federal statutory income tax rate and the effective tax rate is provided in Note 4 to the PE Biosystems group combined financial statements.

The PE Biosystems group incurred minority interest expense of $13.4 million for fiscal 1999 and $5.6 million for fiscal 1998 relating to our company's 14.5% financial interest in Tecan. As previously indicated, our company divested its interest in Tecan during the fourth quarter of fiscal 1999.


Results of Continuing Operations--1998 Compared With 1997

The PE Biosystems group reported income from continuing operations of $24.0 million for fiscal 1998 compared with $132.7 million for fiscal 1997. On a comparable basis, excluding the special items previously described, income from continuing operations increased 23.2% to $95.2 million for fiscal 1998 compared with $77.1 million for fiscal 1997.

Net revenues were $940.1 million for fiscal 1998 compared with $767.5 million for fiscal 1997, an increase of 22.5%. Excluding Tecan, net revenues increased 15.9% compared with the prior year. The effects of currency translation decreased net revenues by approximately $33 million, or 4%, compared with the prior year, as the U.S. dollar strengthened against most European and Far Eastern currencies. On a worldwide basis, excluding Tecan and the effects of currency translation, revenues would have increased approximately 20% compared with the prior year. Increased demand for genetic analysis, LC/MS, and polymerase chain reaction product lines was the primary contributor.

All geographic markets reported increased revenues over the prior year. Excluding Tecan, net revenues in the United States, Europe, and the Far East increased 24.0%, 10.7%, and 4.6%, respectively. Before the effects of currency translation, and excluding Tecan, revenues in Europe and the Far East would have increased approximately 18% and 14%, respectively, compared with the prior year. The PE Biosystems group believes slower Japanese government funding in the second half of fiscal 1998 and the lack of a supplemental budget, which added to fiscal 1997 revenues, contributed to a lower growth rate of only 3% in the Japanese market.

Gross margin as a percentage of net revenues was 54.1% for fiscal 1998 compared with 52.9% for fiscal 1997. Fiscal 1998 gross margin included $4.1 million of inventory-related write-offs associated with the rationalization of certain product lines in connection with the acquisition of PerSeptive. Fiscal 1997 included a charge of $.7 million for the write-down of certain other assets. Excluding the special items, gross margin as a percentage of net revenues increased to 54.5% for fiscal 1998. Benefits realized from the sale

PE Biosystems Group
Management's Discussion and Analysis continued



of higher-margin genetic analysis products and increased royalty revenues in the United States more than offset the negative effects of currency translation.

SG&A expenses were $276.7 million for fiscal 1998 compared with $227.7 million for the prior year. The 21.5% increase in expenses, or 14.7% excluding Tecan, was due to higher planned worldwide selling and marketing expenses commensurate with the substantially higher revenue and order growth. Before the effects of currency translation and excluding Tecan, SG&A expenses increased approximately 18% compared with the prior year. As a percentage of net revenues, SG&A expenses for the PE Biosystems group were essentially unchanged at 29.4% for fiscal 1998 compared with 29.7% for the prior year.

R&D expenses of $105.5 million for fiscal 1998 increased 35.0% over the prior year, or 27.7% excluding Tecan. R&D spending increased 40.6%, or 33.3% excluding Tecan, over the prior year as the PE Biosystems group continued its product development efforts and preparation for new product launches. As a percentage of net revenues, R&D expenses increased to 11.2% compared with 10.2% for the prior year.

Fiscal 1998 included $28.9 million of purchased in-process research and development associated with the acquisition of Molecular Informatics.

Operating Income
(Dollar amounts in millions)                 1998        1997
---------------------------------------------------------------
Operating income before special items        $130.4      $101.0
   Asset impairment                                         (.7)
   Restructuring and other merger costs       (48.1)
   Acquired research and development          (28.9)
---------------------------------------------------------------
Operating income                             $ 53.4      $100.3
---------------------------------------------------------------

Operating income decreased to $53.4 million for fiscal 1998 compared with $100.3 million for fiscal 1997. Excluding the special charges for restructuring and other merger costs, acquired research and development, and the impairment of assets, operating income increased $29.4 million, or 29.1%, primarily as a result of increased volume and improved margins. A 23.5% increase in operating income from higher-margin sequencing and mapping systems was the primary contributor. Excluding Tecan, operating income before special items increased 21.6% compared with the prior year. Before the effects of currency translation and excluding Tecan, fiscal 1998 operating income increased 38.5% compared with the prior year. Geographically, excluding Tecan, fiscal 1998 operating income before special items increased 48.0% in the United States, 20.1% in the Far East, and 8.0% in Europe compared with fiscal 1997. As a percentage of net revenues, operating income before special items increased to 13.8% for fiscal 1998 compared with 13.2% for the prior year.

For fiscal 1998 and 1997, the PE Biosystems group recorded gains of $1.6 million and $64.9 million, respectively, on the sale and release of contingencies on minority equity investments. See Note 2 to the PE Biosystems group combined financial statements.

Interest expense was $4.9 million for fiscal 1998 compared with $5.9 million for the prior year. The decrease was primarily due to the refinancing of the PerSeptive Notes together with slightly lower outstanding debt balances and lower average interest rates. Interest income was $5.9 million for fiscal 1998 compared with $8.8 million for the prior year, primarily because of lower cash balances resulting from the use of cash to fund the PE Biosystems group's continued investments and acquisitions, as well as from lower interest rates.

Other income, net for fiscal 1998 of $3.1 million, primarily related to the sale of certain operating and non-operating assets, compared with other income, net of $1.9 million for the prior year.

Our effective income tax rate was 50% for fiscal 1998 and 22% for fiscal 1997. Excluding Tecan in fiscal 1998, and special items in fiscal 1998 and fiscal 1997, the effective income tax rate was 25% for fiscal 1998 compared with 27% for fiscal 1997. Increased earnings in low tax jurisdictions reduced our tax rate for fiscal 1998. An analysis of the differences between the federal statutory income tax rate and the effective rate is provided in Note 4 to the PE Biosystems group combined financial statements.

Minority interest expense of $5.6 million was recognized in fiscal 1998 relating to our company's 14.5% financial interest in Tecan. See Note 2 to the PE Biosystems group combined financial statements.


Market Risk

The PE Biosystems group operates internationally, with manufacturing and distribution facilities in various countries throughout the world. For fiscal 1999 and fiscal 1998, the PE Biosystems group derived approximately 50% and 52%, respectively, of its revenues from countries outside of the United States. Results continue to be affected by market risk, including fluctuations in foreign currency exchange rates and changes in economic conditions in foreign markets.

The risk management strategy for the PE Biosystems group utilizes derivative financial instruments, including forwards, swaps, purchased options, and synthetic forward contracts to hedge certain foreign currency and interest rate exposures, with the intent of offsetting losses and gains that occur on the underlying exposures with gains and losses on the derivatives. The PE Biosystems group does not use derivative financial instruments for trading or other speculative purposes, nor is the PE Biosystems group a party to leveraged derivatives. At June 30, 1999 and June 30, 1998, outstanding hedge contracts covered approximately 80% of the estimated foreign currency exposures related to cross-currency cash flows to be realized over the next twelve months. The outstanding hedges were a combination of forward, option, and synthetic forward contracts maturing over the next twelve months.

We performed sensitivity analyses as of June 30, 1999 and June 30, 1998. Assuming a hypothetical adverse change of 10% in foreign exchange rates, i.e., a weakening of the U.S. Dollar, at June 30, 1999 and June 30, 1998, we calculated hypothetical losses in future cash flows of $6.1 million and $4.1 million, respectively.

PE Biosystems Group
Management's Discussion and Analysis continued


We calculated the hypothetical losses by comparing the difference between the change in market value of both the foreign currency contracts outstanding and the underlying exposures being hedged at June 30, 1999 and June 30, 1998, assuming the 10% adverse change in exchange rates. Actual gains and losses in the future could, however, differ materially from these analyses, based on changes in the timing and amount of foreign currency exchange rate movements and actual exposures and hedges.

Interest rate swaps are used to hedge underlying debt obligations. In fiscal 1997, PE executed an interest rate swap, allocated to the PE Biosystems group, in conjunction with PE entering into a five-year Japanese Yen debt obligation. Under the terms of the swap agreement, PE pays a fixed rate of interest at 2.1% and receives a floating LIBOR interest rate. At June 30, 1999, the notional amount of indebtedness covered by the interest rate swap was Yen 3.8 billion or $31.5 million. The maturity date of the swap coincides with the maturity of the Yen loan in March 2002. A change in interest rates would have no impact on our reported interest expense and related cash payments because the floating rate debt and fixed rate swap contract have the same maturity and are based on the same rate index.


Management's Discussion of Financial Resources and Liquidity

The following discussion of financial resources and liquidity focuses on the Combined Statements of Financial Position and the Combined Statements of Cash Flows.

All historical cash and debt balances prior to the recapitalization of our company were allocated to the PE Biosystems group, as the results of the Celera Genomics group were not significant for any of the historical periods presented prior to the recapitalization.

Cash and cash equivalents of continuing operations were $236.5 million at June 30, 1999 and $82.9 million at June 30, 1998, with total debt of $185.4 million at June 30, 1999 and $45.8 million at June 30, 1998. Fiscal 1999 debt included a $150.0 million note payable to the Celera Genomics group.

Working capital was $274.6 million at June 30, 1999. Excluding the $150.0 million note payable to the Celera Genomics group, working capital was $424.6 million. Working capital was $289.2 million at June 30, 1998. Excluding the current net assets of discontinued operations, working capital was $149.2 million. Debt to total capitalization increased to 26% at June 30, 1999 from 7% at June 30, 1998. Excluding the note payable at June 30, 1999, debt to total capitalization decreased to 6% as a result of a decrease in loans payable.

At September 30, 1998, our company allocated to the Celera Genomics group a $330 million short-term note payable of the PE Biosystems group. The $330 million note represented an allocation of our company's capital to the Celera Genomics group and did not result in the PE Biosystems group holding an equity interest in the Celera Genomics group. Accordingly, no interest was ascribed to the note. The allocation of capital represented management's decision to allocate a portion of our company's capital to the Celera Genomics group and the remaining capital to the PE Biosystems group prior to the effective date of the recapitalization. The note payable was liquidated on May 28, 1999, in exchange for a portion of the proceeds received from the sale of the Analytical Instruments business and a new note payable to the Celera Genomics group for $150 million was established. The new note payable is for a term of one-year, bears an interest rate of 5% per annum, and is payable on demand without penalty. At June 30, 1999, the outstanding balance of the note payable was $150 million.

In addition, our board of directors has adopted a financing policy, included in
Note 1 to the PE Biosystems group combined financial statements, which will permit the PE Biosystems group to make loans to the Celera Genomics group and to make equity contributions to the Celera Genomics group in exchange for an equity interest in the Celera Genomics group.


Significant Changes in the Combined Statements of Financial Position

Effective May 28, 1999, our company completed the sale of our Analytical Instruments business to EG&G. The aggregate consideration received by our company was $425 million, consisting of $275 million in cash and one-year secured promissory notes in the aggregate principal amount of $150 million, which bear interest at a rate of 5% per annum.

Accounts receivable increased by $78.0 million and the inventory balance increased by $12.7 million from June 30, 1998 to June 30, 1999. On a comparable basis, excluding Tecan from the June 30, 1998 balance, accounts receivable and inventory levels increased by $99.5 million and $22.4 million, respectively, from June 30, 1998 to June 30, 1999, reflecting the growth in net revenues and backlog.

Prepaid expenses and other current assets increased to $75.8 million at June 30, 1999 from $61.8 million at June 30, 1998, or $57.2 million excluding Tecan. The increase of $18.6 million, excluding Tecan, related primarily to the growth in non-trade receivables, royalties and prepaid dealer commissions.

Other long-term assets decreased to $247.1 million at June 30, 1999 from $262.8 million at June 30, 1998. Excluding Tecan from the June 30, 1998 balance, other long-term assets increased $31.7 million. The change was primarily a result of a $9.4 million increase in prepaid pension assets, a net $17.0 million increase in our equity investments, a $15.6 million increase in non-current deferred tax asset, offset by the write-off of $14.5 million of impaired intangible assets associated with the Molecular Informatics business.

We reduced our total deferred tax asset and related valuation allowance from $115.5 million and $62.8 million at June 30, 1998 to $112.1 million and $37.5 million at June 30, 1999. This resulted in an overall increase to the total deferred tax asset after valuation allowance of $21.9 million. The valuation allowance relates primarily to foreign and domestic tax loss carryforwards, domestic tax credit carryforwards and other domestic deferred tax assets. A portion of

PE Biosystems Group
Management's Discussion and Analysis continued


the valuation allowance is attributable to tax loss and credit carryforwards and other deferred tax assets which we acquired as part of the purchase of PerSeptive in fiscal 1998. In evaluating our need for a valuation allowance, we considered all available positive and negative evidence, including historical information supplemented by information about future years. We evaluate the need for the valuation allowance periodically for each tax-paying component in each tax jurisdiction. The following factors significantly influenced our conclusion regarding the need for a valuation allowance: (1) the limitation under the Internal Revenue Code on the amount of annual utilization of domestic loss carryforwards and credits of PerSeptive, and (2) the various expiration dates of the foreign loss carryforwards.

At June 30, 1999, the PE Biosystems group had a $9.9 million tax benefit payable to the Celera Genomics group. See Note 1 to the PE Biosystems group combined financial statements.

Accounts payable increased to $147.7 million at June 30, 1999 from $119.1 million at June 30, 1998. Excluding Tecan from the June 30, 1998 balance, accounts payable increased $33.1 million. The increase resulted primarily from higher purchases to support production and operating requirements.

Accrued salaries and wages increased $13.5 million to $43.3 million at June 30, 1999 from $29.8 million at June 30, 1998. Excluding Tecan from the June 30, 1998 balance, accrued salaries and wages increased $16.8 million reflecting the timing of payments.

Accrued taxes on income increased $52.3 million to $132.2 million at June 30, 1999 compared with $79.9 million at June 30, 1998. Excluding Tecan from the June 30, 1998 balance, accrued taxes on income increased $56.1 million as a result of the tax on the gain from the sale of the Analytical Instruments business in foreign tax jurisdictions.

Other accrued expenses increased by $35.4 million to $156.6 million at June 30, 1999 from $121.2 million at June 30, 1998. Excluding Tecan from the June 30, 1998 balance, other accrued expenses increased by $41.8 million as a result of higher warranty and installation accruals, reflecting the increase in volume, an increase in deferred revenues, and higher benefit and certain compensation accruals.

At June 30, 1998, $43.8 million of minority interest was recognized in connection with Tecan. During the fourth quarter of fiscal 1999 our company divested its interest in Tecan.


Combined Statements of Cash Flows

Operating activities from continuing operations generated $102.4 million of cash for fiscal 1999 compared with $74.9 million for fiscal 1998 and $76.5 million for fiscal 1997. For fiscal 1999, higher income-related cash flow and increased operating liabilities were only partially offset by cash used for operating assets.

For fiscal 1999, net cash provided by investing activities from continuing operations was $239.3 million, compared with net cash used of $125.7 million for fiscal 1998. During fiscal 1999, the PE Biosystems group generated $325.8 million in net cash proceeds from the sale of various assets. Net cash proceeds included $275.0 million from the sale of the Analytical Instruments business, $30.0 million from the sale of Tecan, and $20.8 million from the sale of minority equity investments and certain non-operating assets. The proceeds were partially offset by $92.1 million of capital expenditures, which included $12.9 million as part of the strategic program to improve our information technology infrastructure, $17.5 million for the acquisition of an airplane, and $10.6 million of capital equipment leased to the Celera Genomics group. For fiscal 1999, $4.0 million was used for various acquisitions and investments.

For fiscal 1998, net cash used by investing activities from continuing operations was $125.7 million, compared with net cash provided by investing activities of $47.8 million for fiscal 1997. During fiscal 1998, the PE Biosystems group generated $19.5 million in net cash proceeds from the sale of assets and $9.7 million from the collection of a note receivable. The proceeds were more than offset by $68.2 million of capital expenditures, which included $33.7 million as part of the strategic program to improve our information technology infrastructure, and $98.0 million for acquisitions and investments, primarily Tecan and Molecular Informatics.

For fiscal 1997, the PE Biosystems group generated $99.7 million in net cash proceeds from the sale of our company's equity interests in Etec Systems, Inc. and Millennium Pharmaceuticals, Inc. and from the sale of certain other non-operating assets. These proceeds were partially offset by $5.0 million used for acquisitions and $57.6 million for capital expenditures that included $9.5 million for information technology infrastructure improvements and $12.1 million for the acquisition of an airplane.

Net cash used by financing activities was $146.4 million for fiscal 1999 compared with $48.2 million for fiscal 1998. For fiscal 1999, the PE Biosystems group received $94.9 million of proceeds from employee stock option plan exercises compared with $33.6 million for fiscal 1998. Fiscal 1999 included $2.2 million for the purchase of shares of common stock for treasury. No shares were repurchased during fiscal 1998. Dividends paid were $34.2 million for fiscal 1999 and $39.1 million for fiscal 1998. Reduction in allocated loans payable and principal payments on long-term debt was $16.4 million for fiscal 1999, compared with $32.2 million for fiscal 1998. The fiscal 1998 principal payment on long-term debt included $24.7 million for the redemption of the PerSeptive Notes. Net cash allocated for fiscal 1999 to the Celera Genomics group was $188.5 million compared with $10.5 million for fiscal 1998. The fiscal 1999 amount represented payments against the $330 million note payable established at September 30, 1998 and cash funding for the first quarter of fiscal 1999.

During fiscal 1997, the PE Biosystems group generated $1.8 million from the sale of equity put warrants and $33.6 million in proceeds from employee stock plan exercises. These were offset by stockholder dividends of $29.5 million for fiscal 1997. Fiscal 1997 included $25.1 million for the purchase of shares of common stock for treasury. Purchases of common stock for treasury were made in support of PE's various stock plans.

PE Biosystems Group
Management's Discussion and Analysis continued



During fiscal 1999, the PE Biosystems group made cash payments of $8.1 million for obligations related to restructuring plans and other merger costs. Restructuring liabilities remaining at June 30, 1999 were $5.8 million. See Note 10 to the PE Biosystems group combined financial statements. The funding for the remaining restructuring liabilities will be from current cash balances and funds generated from operating activities.

The PE Biosystems group believes its cash and short-term investments, funds generated from operating activities, and available borrowing facilities are sufficient to provide for its anticipated financing needs over the next two years. At June 30, 1999, PE had unused credit facilities totaling $339 million.


Impact of Inflation and Changing Prices

Inflation and changing prices are continually monitored. The PE Biosystems group attempts to minimize the impact of inflation by improving productivity and efficiency through continual review of both manufacturing capacity and operating expense levels. When operating costs and manufacturing costs increase, the PE Biosystems group attempts to recover such costs by increasing, over time, the selling price of its products and services. The PE Biosystems group believes the effects of inflation have been appropriately managed and therefore have not had a material impact on its historic operations and resulting financial position.


Year 2000

In fiscal 1997, PE initiated a worldwide program to assess the expected impact of the Year 2000 date recognition problem on our existing internal computer systems; our non-information technology systems, including embedded and process control systems; our product offerings; and our significant suppliers. The purpose of this program is to ensure the event does not have a material adverse effect on our business operations.

The operations of the PE Biosystems group are included within this program. At this time, PE is not able to determine the relative resources required to implement this program in the PE Biosystems group. However, PE believes that a substantial portion of the resources required were allocated to the PE Biosystems group.

Regarding PE's existing internal computer systems, the program involves a mix of purchasing new systems and modifying existing systems, with the emphasis on replacement of applications developed in-house. Replacement projects are currently underway, and are anticipated to be substantially completed for all business-critical systems worldwide by December 31, 1999. The program includes replacement of applications that, for reasons other than Year 2000 noncompliance, had been previously selected for replacement. The replacement projects, which began in fiscal 1997, are expected to offer improved functionality and commonality over current systems, while at the same time addressing the Year 2000 problem.

With respect to PE's current product offerings, the program involves performing an inventory of current products, assessing their compliance status, and constructing a remediation plan where appropriate. Significant progress has been made in each of these three phases and PE expects the PE Biosystems group's current product offerings to be Year 2000 compliant by December 31, 1999. A substantial portion of the PE Biosystems group's current product offerings is Year 2000 compliant.

The program also addresses the Year 2000 compliance efforts of PE's significant suppliers, vendors, and third-party interface systems. As part of this analysis, PE has identified and prioritized these suppliers, vendors, and third parties and has sought written assurances from them that they will be Year 2000 compliant. There can be no assurance that the systems of other companies with which PE deals, or on which PE's systems rely will be timely converted, or that any such failure to convert by another company could not have a material adverse effect on PE. PE has not fully determined the extent to which PE's interface systems may be impacted by third parties' systems, which may not be Year 2000 compliant but are addressing this issue in our contingency plans noted below.

As of June 1999, PE was over 90% complete in accomplishing the objectives established in its program. PE's preliminary estimate of the total cost for this multi-year program covering 3-4 years is approximately $150 million. This includes amounts previously budgeted for information technology infrastructure improvements and estimates of remediation costs on components not yet fully assessed. Incremental spending has not been and is not expected to be material because most Year 2000 compliance costs will be met with amounts that are normally budgeted for procurement and maintenance of PE's information systems, production, and facilities equipment. The redirection of spending to implement Year 2000 compliance plans may in some instances delay productivity improvements.

PE has also engaged a consulting firm to provide periodic assessments of PE's Year 2000 project plans and progress. Because of the importance of addressing the Year 2000 problem, PE has created a Year 2000 business continuity planning team which has developed, and will continue to develop, business contingency plans to address any issues that may not be corrected by implementation of PE's Year 2000 compliance plan in a timely manner. Contingency plans include identification of systems and third party risks, an analysis of strategies and available resources to restore operations, and a recovery program that identifies participants, processes, and significant equipment. If PE is not successful in implementing its Year 2000 compliance plan, or there are delays in and/or increased costs associated with implementing such changes, the Year 2000 problem could have a materially adverse effect on PE's consolidated results of operations and financial condition.

PE Biosystems Group
Management's Discussion and Analysis continued


At this stage of the process, PE believes that it is difficult to specifically identify the cause of the most reasonable worst case Year 2000 scenario. A reasonable worst case Year 2000 scenario would be the failure of significant suppliers and vendors to have corrected their own Year 2000 issues which could cause disruption of PE's operations and have a materially adverse effect on PE's financial condition. The impact of such disruption cannot be estimated at this time. In the event PE believes that any of its significant suppliers or vendors are unlikely to be able to resolve their own Year 2000 issues, PE's contingency plans include seeking additional sources of supply.


Euro Conversion

A single currency called the euro was introduced in Europe on January 1, 1999. Eleven of the fifteen member countries of the European Union agreed to adopt the euro as their common legal currency on that date. Fixed conversion rates between these participating countries' existing currencies (the "legacy currencies") and the euro were established as of that date. The legacy currencies are scheduled to remain legal tender as denominations of the euro until at least January 1, 2002, but not later than July 1, 2002. During this transition period, parties may settle transactions using either the euro or a participating country's legal currency.

The PE Biosystems group is currently evaluating the impact of the euro conversion on its computer and financial systems, business processes, market risk, and price competition. The PE Biosystems group does not expect this conversion to have a material impact on its results of operations, financial position, or cash flows.


Recently Issued Accounting Standards and Other

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of the statement require the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The PE Biosystems group is required to implement the statement in the first quarter of fiscal 2001. Management is currently analyzing the statement to determine the impact, if any, on the combined financial statements.

We continue to apply APB No. 25 in accounting for our stock-based compensation plans. Accordingly, no compensation expense has been recognized for these plans, as all options have been issued at fair value. The effect of accounting for such plans at fair value, under SFAS No. 123, "Accounting for Stock Based Compensation," would be to decrease fiscal 1999 income from continuing operations by $20.5 million and diluted earnings per share from continuing operations by $.20. The method used to determine the fair value is the Black-Scholes option pricing model. Accordingly, changes in dividend yield, volatility, interest risks and option life could have a material effect on the fair value. See Note 8 to the PE Biosystems group combined financial statements for a more detailed discussion regarding the accounting for stock-based compensation at fair value.


Outlook

The PE Biosystems group expects to continue to grow and maintain profitability for fiscal 2000 on the strength of robust demand and several new products. Fiscal 2000 will focus on growing product lines across a broad array of base technologies and exploring the needs of evolving markets. Orders for genetic analysis systems and reagents, sequence detection systems, and mass spectroscopy products continue to be strong. At June 30, 1999, backlog increased to approximately $200 million.

We remain concerned about adverse currency effects because approximately 50% of our revenues were derived from regions outside the United States for fiscal 1999.


Forward-Looking Statements

Certain statements contained in this report, including the Outlook section, are forward-looking and are subject to a variety of risks and uncertainties. These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are based on our current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of our businesses include, but are not limited to:

Rapidly changing technology in life sciences could make PE Biosystems' product line obsolete unless it continues to improve existing products and develop new products. A significant portion of the net revenues for PE Biosystems each year is derived from products that did not exist in the prior year. PE Biosystems' future success will depend on its ability to continually improve its current products and to develop and introduce, on a timely and cost-effective basis, new products that address the evolving needs of its customers. PE Biosystems' products are based on complex technology which is subject to rapid change as new technologies are developed and introduced in the marketplace. Unanticipated difficulties or delays in replacing existing products with new products could adversely affect PE Biosystems' future operating results.

A significant portion of sales depends on customers' capital spending policies and government funding which may be subject to significant and unexpected decreases. A significant portion of PE Biosystems' instrument product sales are capital purchases by its customers. PE Biosystems' customers include pharmaceutical,

PE Biosystems Group
Management's Discussion and Analysis continued



environmental, research and chemical companies, and the capital spending policies of these companies can have a significant effect on the demand for PE Biosystems' products. These policies are based on a wide variety of factors, including the resources available to make purchases, the spending priorities among various types of research equipment and policies regarding capital expenditures during recessionary periods. Any decrease in capital spending or change in spending policies of these companies could significantly reduce the demand for PE Biosystems' products.

In addition, a substantial portion of PE Biosystems' sales is to customers at universities or research laboratories whose funding is dependent on both the level and timing of funding from government sources. As a result, the timing and amount of revenues from these sources may vary significantly due to factors that can be difficult to forecast. Although research funding has increased during the past several years, grants have, in the past, been frozen for extended periods or otherwise become unavailable to various institutions, sometimes without advance notice. Budgetary pressures, particularly in the United States and Japan, may result in reduced allocations to government agencies that fund research and development activities. If government funding necessary to purchase PE Biosystems' products were to become unavailable to researchers for any extended period of time or if overall research funding were to decrease, the business of PE Biosystems could be adversely affected.

Due to rapidly-developing technology and lack of legal precedents, PE Biosystems' products could be subject to claims for patent infringement. PE Biosystems' products are based on complex, rapidly-developing technologies. These products could be developed without knowledge of previously filed but unpublished patent applications that cover some aspect of these technologies. In addition, there are relatively few decided court cases interpreting the scope of patent claims in these technologies. PE Biosystems could be made a party to litigation regarding intellectual property matters in the future. PE Biosystems has from time to time been notified that it may be infringing certain patents and other intellectual property rights of others. It may be necessary or desirable in the future to obtain licenses relating to one or more products or relating to current or future technologies, and we cannot assure you that PE Biosystems will be able to obtain these licenses or other rights on commercially reasonable terms.

Since PE Biosystems' business is dependent on foreign sales, fluctuating currencies will make our revenues and operating results more volatile. Approximately 50% of PE Biosystems' net revenues during fiscal 1999 were derived from sales to customers outside of the United States. The majority of these sales was based on the relevant customer's local currency. As a result, PE Biosystems' reported and anticipated operating results and cash flows are subject to fluctuations due to material changes in foreign currency exchange rates that are beyond PE Biosystems' control.

Integrating acquired technologies may be costly and may not result in technological advances. The future growth of PE Biosystems depends in part on its ability to acquire complementary technologies through acquisitions and investments. Since January 1, 1996, PE Biosystems has acquired a number of companies, including PerSeptive Biosystems, Inc., Molecular Informatics, Inc., and Tropix, Inc., and made investments in others. The consolidation of employees, operations, and marketing and distribution methods could present significant managerial challenges. For example, PE Biosystems may encounter operational difficulties in the integration of manufacturing or other facilities. In addition, technological advances resulting from the integration of technologies may not be achieved as successfully or rapidly as anticipated, if at all.

Failure of PE Biosystems' Year 2000 compliance plan or failure of the compliance plans of PE Biosystems' limited source suppliers could materially disrupt the sales of affected products. In fiscal 1997, PE Biosystems initiated a world-wide program to assess the expected impact of the Year 2000 date recognition problem on our existing computer systems; non-information technology systems, including embedded and process-control systems; product offerings; and significant suppliers. Portions of this program are not expected to be completed until December 31, 1999. If we are not successful in implementing our Year 2000 compliance plan, or if our limited source suppliers are not successful in implementing compliance plans, the Year 2000 problem could materially disrupt PE Biosystems' sales of affected products.

Earthquakes could disrupt operations in California. A significant portion of PE Biosystems' operations is located near major California earthquake faults. The ultimate impact of earthquakes on PE Biosystems, significant suppliers and the general infrastructure is unknown, but operating results could be materially affected in the event of a major earthquake.

PE Biosystems Group
Combined Statements of Operations

(Dollar amounts in thousands except per share amounts)
For the years ended June 30,                                                  1999           1998          1997
---------------------------------------------------------------------------------------------------------------
Net Revenues                                                           $ 1,221,691      $ 940,095     $ 767,465
Cost of sales                                                              562,867        431,738       361,315
---------------------------------------------------------------------------------------------------------------
Gross Margin                                                               658,824        508,357       406,150
---------------------------------------------------------------------------------------------------------------
Selling, general and administrative                                        335,873        276,674       227,687
Research, development and engineering                                      133,525        105,485        78,141
Restructuring and other special charges                                      1,500         43,980
Acquired research and development                                                          28,850
---------------------------------------------------------------------------------------------------------------
Operating Income                                                           187,926         53,368       100,322
Gain on investments                                                          6,126          1,605        64,850
Interest expense                                                             4,503          4,905         5,859
Interest income                                                              2,344          5,938         8,826
Other income, net                                                              522          3,147         1,881
---------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                                 192,415         59,153       170,020
Provision for income taxes                                                  30,688         29,547        37,281
Minority interest                                                           13,362          5,597
---------------------------------------------------------------------------------------------------------------
Income From Continuing Operations                                          148,365         24,009       132,739
---------------------------------------------------------------------------------------------------------------
Discontinued Operations, Net of Income Taxes
Income (loss) from discontinued operations                                 (21,109)        40,694        27,906
Gain on disposal of discontinued operations                                100,167
---------------------------------------------------------------------------------------------------------------
Net Income                                                             $   227,423      $  64,703     $ 160,645
---------------------------------------------------------------------------------------------------------------
Income per Share From Continuing Operations (see Note 1)
     Basic                                                             $      1.48
     Diluted                                                           $      1.44
Income per Share From Discontinued Operations
     Basic                                                             $       .79
     Diluted                                                           $       .77
Net Income per Share
     Basic                                                             $      2.27
     Diluted                                                           $      2.21
---------------------------------------------------------------------------------------------------------------

See accompanying notes to the PE Biosystems group combined financial statements.

PE Biosystems Group
Combined Statements of Financial Position


(Dollar amounts in thousands)
At June 30,                                                                                    1999            1998
-------------------------------------------------------------------------------------------------------------------
Assets
Current assets
   Cash and cash equivalents                                                             $  236,530      $   82,865
   Short-term investments                                                                                     1,226
   Note receivable                                                                          150,000
   Accounts receivable, less allowances for doubtful accounts of $4,518 ($4,783 - 1998)     306,225         228,229
   Inventories                                                                              149,670         137,015
   Prepaid expenses and other current assets                                                 75,801          61,835
   Current net assets of discontinued operations                                                            139,959
-------------------------------------------------------------------------------------------------------------------
Total current assets                                                                        918,226         651,129
Property, plant and equipment, net                                                          182,183         159,127
Other long-term assets                                                                      247,141         262,754
Long-term net assets of discontinued operations                                                              55,927
-------------------------------------------------------------------------------------------------------------------
Total Assets                                                                             $1,347,550      $1,128,937
-------------------------------------------------------------------------------------------------------------------

Liabilities and Group Equity
Current liabilities
   Loans payable                                                                         $    3,911      $   12,099
   Note payable to the Celera Genomics group (see Note 3)                                   150,000
   Tax benefit payable to the Celera Genomics group (see Note 1)                              9,935
   Accounts payable                                                                         147,704         119,067
   Accrued salaries and wages                                                                43,316          29,800
   Accrued taxes on income                                                                  132,170          79,860
   Other accrued expenses                                                                   156,552         121,152
-------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                   643,588         361,978
Long-term debt                                                                               31,452          33,726
Other long-term liabilities                                                                 138,178         123,969
-------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                           813,218         519,673
-------------------------------------------------------------------------------------------------------------------
Minority interest                                                                                            43,757
Commitments and contingencies (see Note 11)
Group Equity                                                                                534,332         565,507
-------------------------------------------------------------------------------------------------------------------
Total Liabilities and Group Equity                                                       $1,347,550      $1,128,937
-------------------------------------------------------------------------------------------------------------------

See accompanying notes to the PE Biosystems group combined financial statements.

PE Biosystems Group
Combined Statements of Cash Flows


(Dollar amounts in thousands)
For the years ended June 30,                                                          1999             1998            1997
---------------------------------------------------------------------------------------------------------------------------
Operating Activities From Continuing Operations
Income from continuing operations                                                 $148,365         $ 24,009        $132,739
Adjustments to reconcile income from continuing operations
   to net cash provided by operating activities
     Depreciation and amortization                                                  44,309           35,278          25,405
     Long-term compensation programs                                                14,680            6,853           9,103
     Deferred income taxes                                                         (25,533)          10,234         (40,819)
     Gains from the sale of assets                                                  (6,126)          (3,052)        (66,636)
     Provision for restructured operations and other merger costs                   (9,200)          48,080
     Acquired research and development                                                               28,850
     Asset impairment                                                               14,464
     Recapitalization costs                                                          9,232
Changes in operating assets and liabilities
     Increase in accounts receivable                                              (105,018)         (23,153)        (43,169)
     Increase in inventories                                                       (22,387)         (21,362)         (4,421)
     Increase in prepaid expenses and other assets                                 (43,207)         (30,858)         (6,712)
     Increase in accounts payable and other liabilities                             82,820               68          71,009
---------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                          102,399           74,947          76,499
---------------------------------------------------------------------------------------------------------------------------
Investing Activites From Continuing Operations
Additions to property, plant and equipment
   (net of disposals of $9,614, $11,339, and $5,738, respectively)                 (82,463)         (56,833)        (51,908)
Acquisitions and investments, net                                                   (4,025)         (97,998)         (5,000)
Proceeds from the sale of assets, net                                              325,766           19,496          99,710
Proceeds from the collection of notes receivable                                                      9,673           4,978
---------------------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) by Investing Activites                                    239,278         (125,662)         47,780
---------------------------------------------------------------------------------------------------------------------------
Net Cash From Continuing Operations Before Financing Activities                    341,677          (50,715)        124,279
---------------------------------------------------------------------------------------------------------------------------
Discontinued Operations
Net cash provided (used) by operating activities                                   (16,297)          10,084          39,781
Net cash used by investing activities                                              (26,970)         (40,639)        (11,315)
---------------------------------------------------------------------------------------------------------------------------
Net Cash From Discontinued Operations Before Financing Activities                  (43,267)         (30,555)         28,466
---------------------------------------------------------------------------------------------------------------------------
Financing Activities
Net change in loans payable                                                         (9,572)          (6,797)         (4,914)
Proceeds from long-term debt                                                                                         31,033
Principal payments on long-term debt                                                (6,843)         (25,449)        (22,908)
Dividends                                                                          (34,156)         (39,072)        (29,459)
Purchases of common stock for treasury                                              (2,187)                         (25,126)
Proceeds from issuance of equity put warrants on PE Corporation common stock                                          1,846
Proceeds from stock issued for stock plans                                          94,894           33,629          33,637
Net cash allocated to the Celera Genomics group                                   (188,535)         (10,520)        (26,172)
---------------------------------------------------------------------------------------------------------------------------
Net Cash Used For Financing Activities                                            (146,399)         (48,209)        (42,063)
---------------------------------------------------------------------------------------------------------------------------
Elimination of PerSeptive results from
   July 1, 1997 to September 30, 1997 (see Note 1)                                                    2,590
Effect of Exchange Rate Changes on Cash                                              1,654           (3,274)          1,601
---------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                            153,665         (130,163)        112,283
Cash and Cash Equivalents Beginning of Year                                         82,865          213,028         100,745
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents End of Year                                             $236,530         $ 82,865        $213,028
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to the PE Biosystems group combined financial statements.

PE Biosystems Group
Combined Statements of Group Equity
and Comprehensive Income (Loss)

                                                                                           Accumulated
                                                                                                 Other
                                                                               Retained  Comprehensive          Group
(Dollar amounts in thousands)                                       Other      Earnings  Income (Loss)         Equity
----------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1996                                         $308,125      $ 72,108       $ (7,117)      $373,116
Comprehensive income
   Net income                                                                   160,645                       160,645
   Other comprehensive income, net of tax
     Foreign currency translation adjustments                                                   (4,125)
     Minimum pension liability adjustment                                                       28,660
     Unrealized gain on investments, net                                                         3,156
     Sale of equity investment                                                                 (23,245)
                                                                                              --------
   Other comprehensive income                                                                    4,446          4,446
                                                                                                             --------
Comprehensive income                                                                                          165,091
                                                                                                             --------
Cash dividends declared on PE Corporation common stock                          (29,536)                      (29,536)
Repurchases of PE Corporation common stock                        (25,126)                                    (25,126)
Issuances under PE Corporation common stock plans                  33,741        (1,459)                       32,282
Tax benefit related to PE Corporation employee stock options        4,568                                       4,568
PE Corporation restricted stock plan                               11,678                                      11,678
Sale of equity put warrants on PE Corporation common stock          1,846                                       1,846
Net cash allocated to the Celera Genomics group                   (26,172)                                    (26,172)
Other                                                               1,427        (1,440)                          (13)
----------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1997                                          310,087       200,318         (2,671)       507,734
Comprehensive income
   Net income                                                                    64,703                        64,703
   Other comprehensive loss, net of tax
     Foreign currency translation adjustments                                                   (2,747)
     Minimum pension liability adjustment                                                          354
     Unrealized loss on investments, net                                                        (4,449)
                                                                                              --------
   Other comprehensive loss                                                                     (6,842)        (6,842)
                                                                                                             --------
Comprehensive income                                                                                           57,861
                                                                                                             --------
Cash dividends declared on PE Corporation common stock                          (31,604)                      (31,604)
Issuances under PE Corporation common stock plans                  39,143        (3,468)                       35,675
Tax benefit related to PE Corporation employee stock options        2,335                                       2,335
PE Corporation restricted stock plan                                1,858          (136)                        1,722
Elimination of PerSeptive results from
   July 1,1997 to September 30, 1997 (see Note 1)                                 2,590                         2,590
Net cash allocated to the Celera Genomics group                   (10,520)                                    (10,520)
Other                                                                              (286)                         (286)
----------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1998                                          342,903       232,117         (9,513)       565,507
Comprehensive income
   Net income                                                                   227,423                       227,423
   Other comprehensive income, net of tax
     Foreign currency translation adjustments                                                   (5,415)
     Minimum pension liability adjustment                                                       (1,779)
     Unrealized gain on investments, net                                                        11,887
                                                                                              --------
   Other comprehensive income                                                                    4,693          4,693
                                                                                                             --------
Comprehensive income                                                                                          232,116
                                                                                                             --------
Cash dividends declared on PE Corporation common stock                          (25,479)                      (25,479)
Cash dividends declared on PE Biosystems common stock                            (8,677)                       (8,677)
Repurchases of PE Biosystems common stock                          (2,187)                                     (2,187)
Issuances under PE Corporation common stock plans                  89,550       (14,862)                       74,688
Issuances under PE Biosystems common stock plans                   20,157        (1,290)                       18,867
Tax benefit related to PE Corporation employee stock options       15,735                                      15,735
PE Corporation restricted stock plan                                1,090         1,207                         2,297
Allocated capital to the Celera Genomics group                   (338,535)                                   (338,535)
----------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1999                                         $128,713      $410,439       $ (4,820)      $534,332
----------------------------------------------------------------------------------------------------------------------

See accompanying notes to the PE Biosystems group combined financial statements.

PE Biosystems Group
Notes to Combined Financial Statements


Note 1--Accounting Policies And Practices

Basis of Presentation

The PE Corporation ("PE" or the "Company") is comprised of two separate business segments in continuing operations: the PE Biosystems group and the Celera Genomics group. The PE Biosystems group manufactures and markets biochemical instrument systems and associated consumable products for life science research and related applications. The Celera Genomics group is engaged principally in the generation, sale and support of genomic information databases and related information management and analysis software; discovery, validation and licensing of proprietary gene products, genetic markers and information regarding genetic variability; and related consulting and contract research and development services.

On January 22, 1998, the Company acquired PerSeptive Biosystems, Inc. The acquisition was accounted for as a pooling of interests and, accordingly, the PE Biosystems group's financial results were restated to include the combined operations (see Note 2). The PE Biosystems group's fiscal year ended June 30 and PerSeptive's fiscal year ended September 30. The fiscal 1998 Combined Statements of Operations combined the PE Biosystems group's operating results for the fiscal year ended June 30, 1998 with PerSeptive's operating results for the nine months ended June 30, 1998 and the three months ended September 30, 1997 (PerSeptive's fiscal 1997 fourth quarter). The fiscal 1997 Combined Statements of Operations combined the PE Biosystems group's results of operations for the fiscal year ended June 30, 1997 with PerSeptive's results of operations for the fiscal year ended September 30, 1997. In order to conform PerSeptive to a June 30 fiscal year-end in fiscal 1998, PerSeptive's results of operations for the three months ended September 30, 1997 have been included in the PE Biosystems group's Combined Statements of Operations for the fiscal years ended June 30, 1998 and 1997.


Recapitalization

On May 6, 1999, The Perkin-Elmer Corporation was merged into a subsidiary of PE Corporation, a new Delaware corporation. The recapitalization of the Company resulted in the issuance of two new classes of common stock called PE Corporation-PE Biosystems Group Common Stock ("PE Biosystems stock") and PE Corporation-Celera Genomics Group Common Stock ("Celera Genomics stock"). PE Biosystems stock is intended to reflect separately the performance of the established PE Biosystems' life sciences and the discontinued Analytical instruments businesses ("PE Biosystems group"), and Celera Genomics stock is intended to reflect separately the performance of the Celera Genomics business ("Celera Genomics group"). Each share of common stock of The Perkin-Elmer Corporation was converted into one share of PE Biosystems stock and 0.5 of a share of Celera Genomics stock.

The combined financial statements of the PE Biosystems group and the Celera Genomics group (individually referred to as a "group") comprise all of the accounts included in the corresponding consolidated financial statements of the Company. Intergroup transactions between the PE Biosystems group and the Celera Genomics group have not been eliminated in the PE Biosystems group combined financial statements but have been eliminated in the PE Corporation consolidated financial statements. The PE Biosystems group and the Celera Genomics group combined financial statements have been prepared on a basis that management believes to be reasonable and appropriate and reflect (1) the financial position, results of operations, and cash flows of businesses that comprise each of the groups, with all significant intragroup transactions and balances eliminated, (2) in the case of the Celera Genomics group combined financial statements, corporate assets and liabilities of the Company and related transactions identified with the Celera Genomics group, including allocated portions of the Company's debt and selling, general and administrative costs, and (3) in the case of the PE Biosystems group combined financial statements, all other corporate assets and liabilities and related transactions of the Company, including allocated portions of the Company's debt and selling, general and administrative costs.

Holders of PE Biosystems stock and Celera Genomics stock are stockholders of the Company. The PE Biosystems group and the Celera Genomics group are not separate legal entities. As a result, stockholders are subject to all of the risks associated with an investment in the Company and all of its businesses, assets, and liabilities. The issuance of PE Biosystems stock and Celera Genomics stock and the allocations of assets and liabilities between the PE Biosystems group and the Celera Genomics group did not result in a distribution or spin-off of any assets or liabilities of the Company or otherwise affect ownership of any assets or responsibility for the liabilities of the Company or any of its subsidiaries. The assets the Company attributes to one group could be subject to the liabilities of the other group, whether such liabilities arise from lawsuits, contracts or indebtedness attributable to the other group. If the Company is unable to satisfy one group's liabilities out of assets attributed to it, the Company may be required to satisfy these liabilities with assets attributed to the other group.

Financial effects arising from one group that affect the Company's results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the class of common stock relating to the other group. Any net losses of the PE Biosystems group or the Celera Genomics group and dividends or distributions on, or repurchases of, PE Biosystems stock or Celera Genomics stock or repurchases of preferred stock of the Company will reduce the assets of the Company legally available for payment of dividends.

The management and allocation policies applicable to the preparation of the financial statements of the PE Biosystems group and the Celera Genomics group may be modified or rescinded, or additional policies may be adopted, at the sole discretion of the Board of Directors at any time without approval of the stockholders. The PE Biosystems group's combined financial statements reflect the application of the management and allocation policies adopted by the Board of Directors to various corporate activities, as described

PE Biosystems Group
Notes to Combined Financial Statements continued


below. The PE Biosystems group's combined financial statements should be read in conjunction with the Company's consolidated financial statements.


Financing Activities

As a matter of policy, the Company manages most financial activities of the PE Biosystems group and the Celera Genomics group on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt and the issuance and repayment of any preferred stock. As the financing activities of the Celera Genomics group were not significant for any of the periods prior to the recapitalization, all historical cash and debt balances for those periods presented were allocated to the PE Biosystems group.

The Board has adopted the following financing policy which will affect the combined statements of the PE Biosystems group and the Celera Genomics group.

The Company will allocate the Company's debt between the PE Biosystems group and the Celera Genomics group ("pooled debt") or, if the Company so determines, in its entirety to a particular group. The Company will allocate preferred stock, if issued, in a similar manner.

Cash allocated to one group that is used to repay pooled debt or redeem pooled preferred stock will decrease such group's allocated portion of the pooled debt or preferred stock. Cash or other property allocated to one group that is transferred to the other group will, if so determined by the Board, decrease the transferring group's allocated portion of the pooled debt or preferred stock and, correspondingly, increase the recipient group's allocated portion of the pooled debt or preferred stock.

Pooled debt will bear interest for group financial statement purposes at a rate equal to the weighted average interest rate of the debt calculated on a quarterly basis and applied to the average pooled debt balance during the period. Preferred stock, if issued and if pooled in a manner similar to the pooled debt, will bear dividends for group financial statement purposes at a rate based on the weighted average dividend rate of the preferred stock similarly calculated and applied. Any expense related to increases in pooled debt or preferred stock will be reflected in the weighted average interest or dividend rate of such pooled debt or preferred stock as a whole.

If the Company allocates debt for a particular financing in its entirety to one group, that debt will bear interest for group financial statement purposes at the rate determined by the Board. If the Company allocates preferred stock in its entirety to one group, the Company will charge the dividend cost to that group in a similar manner. If the interest or dividend cost is higher than the Company's actual cost, the other group will receive a credit for an amount equal to the difference as compensation for the use of the Company's credit capacity. Any expense related to debt or preferred stock of the Company that is allocated in its entirety to a group will be allocated in whole to that group.

Cash or other property that the Company allocates to one group that is transferred to the other group, could, if so determined by the Board, be accounted for either as a short-term loan or as a long-term loan. Short-term loans will bear interest at a rate equal to the weighted average interest rate of the Company's pooled debt. If the Company does not have any pooled debt, the Board will determine the rate of interest for such loan. The Board will establish the terms on which long-term loans between the groups will be made, including interest rate, amortization schedule, maturity and redemption terms.

Although the Company may allocate its debt and preferred stock between groups, the debt and preferred stock will remain obligations of the Company and all stockholders of the Company will be subject to the risks associated with those obligations.

In addition, cash allocated to the PE Biosystems group may be contributed to the Celera Genomics group in exchange for an equity interest in the Celera Genomics group.


Allocation of Corporate Overhead and Administrative Shared Services

A portion of the Company's corporate overhead (such as executive management, human resources, legal, accounting, auditing, tax, treasury, strategic planning and environmental services) has been allocated to the PE Biosystems group based upon the use of services by that group. A portion of the Company's costs of administrative shared services (such as information technology services) has been allocated in a similar manner. Where determination based on use alone is not practical, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the cost attributable to the PE Biosystems group. The totals for these allocations were $33.7 million, $38.1 million, and $34.4 million for fiscal 1999, 1998, and 1997, respectively. It is not practicable to provide a detailed estimate of the expenses which would be recognized if the PE Biosystems group were a separate legal entity.


Allocation of Federal and State Income Taxes

The federal income taxes of the Company and its subsidiaries which own assets allocated between the groups are determined on a consolidated basis. Consolidated federal income tax provisions and related tax payments or refunds are allocated between the groups based principally on the taxable income and tax credits directly attributable to each group. Such allocations reflect each group's contribution (positive or negative) to the Company's consolidated federal taxable income and the consolidated federal tax liability and tax credit position. Tax benefits that cannot be used by the group generating those benefits but can be used on a consolidated basis are credited to the group that generated such benefits. Intergroup transactions will be taxed as if each group were a stand alone Company. Tax benefits generated by the Celera Genomics group commencing July 1, 1998, which then can be utilized on a consolidated basis, will be credited to the Celera Genomics group

PE Biosystems Group
Notes to Combined Financial Statements continued


up to a maximum limit of $75 million. For the year ended June 30, 1999, $22.6 million of tax benefits were credited to the Celera Genomics group.

Had the groups filed separate tax returns, the provision (benefit) for income taxes and net income (loss) for each group would not have differed from the amounts reported in the groups' combined statements of operations for the years ended June 30, 1999, 1998, and 1997. However, the amount of current and deferred taxes and taxes payable or refundable allocated to each group in these historical combined financial statements may differ from those that would have been allocated to each group had they filed separate income tax returns.

Depending on the tax laws of the respective jurisdictions, state and local income taxes are calculated on either a consolidated or combined basis between the groups based on their respective contribution to such consolidated or combined state taxable incomes. State and local income tax provisions and related tax payments or refunds which are determined on a separate corporation basis will be allocated between the groups in a manner designed to reflect the respective contributions of the groups to the Company's separate or local taxable income.

The discussion of the PE Biosystems group's income taxes (see Note 4) should be read in conjunction with the Company's consolidated financial statements and notes thereto.


Transfers of Assets Between Groups

Transfers of assets can be made between groups without stockholder approval. Such transfers will be made at fair value, as determined by the Company's Board of Directors. The consideration for such transfers may be paid by one group to the other in cash or other consideration, as determined by the Company's Board of Directors.


Dividends

For purposes of the historical (periods prior to the recapitalization) combined financial statements of the PE Biosystems group and the Celera Genomics group, all dividends declared and paid by the Company were allocated to the PE Biosystems group.

Principles of Combination

The PE Biosystems group's combined financial statements have been prepared in accordance with generally accepted accounting principles and, taken together with the Celera Genomics group's combined financial statements, comprise all the accounts included in the corresponding consolidated financial statements of the Company. Intergroup transactions between the PE Biosystems group and the Celera Genomics group have not been eliminated in the PE Biosystems group's combined financial statements but have been eliminated in the PE Corporation consolidated financial statements. The combined financial statements of each group reflect the financial condition, results of operations, and cash flows of the businesses included therein. The combined financial statements of the PE Biosystems group include the assets and liabilities of the Company specifically identified with or allocated to the PE Biosystems group. The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Certain amounts in the combined financial statements and notes have been reclassified for comparative purposes.


Discontinued Operations

The PE Biosystems group's combined financial statements were restated to reflect the net assets and operating results of the Analytical Instruments business as discontinued operations for all periods presented (see Note 15). The net assets have been reclassified in both the current and long-term asset sections of the Combined Statements of Financial Position for all periods presented. The operating results are reflected in the Combined Statements of Operations as income (loss) from discontinued operations for all periods presented. The accompanying notes, except Note 15, relate only to continuing operations.


Recent Accounting Standards

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of the statement require the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The PE Biosystems group is required to implement the statement in the first quarter of fiscal 2001. The PE Biosystems Group is currently analyzing the statement to determine the impact, if any, on the combined financial statements.


Earnings per Share

Earnings per share information prior to the recapitalization is omitted from the PE Biosystems group's Combined Statements of Operations because PE Biosystems stock was not part of the capital structure of the Company until fiscal 1999. Basic earnings per share is computed by dividing income from continuing operations for the period by the weighted average number of shares of PE Biosystems stock outstanding. Diluted earnings per share is computed by dividing income from continuing operations for the period by the weighted average number of shares of PE Biosystems stock outstanding including the dilutive effect of PE Biosystems stock equivalents.

PE Biosystems Group
Notes to Combined Financial Statements continued


The following table presents a reconciliation of basic and diluted earnings per share from continuing operations:

(Amounts in thousands except per share amounts)
For the year ended June 30,                                  1999
-----------------------------------------------------------------
Weighted average number of common
   shares used in the calculation of basic
   earnings per share from continuing operations          100,406
Common stock equivalents                                    2,698
-----------------------------------------------------------------
Shares used in the calculation of diluted earnings
   per share from continuing operations                   103,104
-----------------------------------------------------------------
Income from continuing operations used in the
   calculation of basic and diluted earnings
   per share from continuing operations                  $148,365
Income per share from continuing operations
   Basic                                                 $   1.48
   Diluted                                               $   1.44
-----------------------------------------------------------------

The reconciliation for fiscal 1998 and 1997 is omitted since PE Biosystems group stock was not part of the capital structure of the Company.

Options to purchase 20,000 shares of PE Biosystems stock were outstanding at June 30, 1999, but were not included in the computation of diluted earnings per share because the effect was antidilutive.

On June 17, 1999, the Board of Directors announced a two-for-one split of PE Biosystems stock. The two-for-one stock split was effected in the form of a 100% stock dividend paid to stockholders of record as of the close of business on July 12, 1999. All PE Biosystems share and per share data reflect this split.


Foreign Currency

Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated into U.S. dollars at the fiscal year-end exchange rates. The related translation adjustments are recorded as a separate component of group equity. Foreign currency revenues and expenses are translated using monthly average exchange rates prevailing during the year. Foreign currency transaction gains and losses, as well as translation adjustments of foreign operations where the functional currency is the U.S. dollar, are included in net income. Transaction gains and losses for the periods ended June 30, 1999, 1998, and 1997 were a loss of $5.6 million, a loss of $2.5 million, and a gain of $1.5 million, respectively.


Derivative Financial Instruments

The Company uses derivative financial instruments to offset exposure to market risks arising from changes in foreign currency exchange rates and interest rates. Derivative financial instruments currently utilized by the Company include foreign currency forward contracts, synthetic forward contracts, foreign currency options, and an interest rate swap (see Note 12). All of the Company's financial statement amounts have been allocated to the PE Biosystems group.


Cash, Short-Term Investments, and Marketable Securities

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


Accounts Receivable

The Company periodically sells accounts receivable arising from business conducted in Japan. During fiscal 1999, 1998, and 1997, the PE Biosystems group was allocated all cash proceeds received of $40.5 million, $98.8 million, and $65.7 million, respectively, from the sale of such receivables. The PE Biosystems group accounts for such sales in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" and believes it has adequately provided for any risk of loss that may occur under these arrangements.


Investments

The equity method of accounting is used for investments in joint ventures that are 20% to 50% owned and the cost method is used for investments that are less than 20% owned. Minority equity investments are generally classified as available-for-sale and carried at market value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."


Inventories

Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Inventories at June 30, 1999 and 1998, included the following components:

(Dollar amounts in millions)         1999           1998
--------------------------------------------------------
Raw materials and supplies         $ 42.8         $ 45.2
Work-in-process                      10.3            7.3
Finished products                    96.6           84.5
--------------------------------------------------------
Total inventories                  $149.7         $137.0
--------------------------------------------------------


Property, Plant and Equipment, and Depreciation

Property, plant and equipment are recorded at cost and consisted of the following at June 30, 1999 and 1998:


(Dollar amounts in millions)         1999           1998
--------------------------------------------------------
Land                               $ 11.2         $ 11.7
Buildings and leasehold
   improvements                      88.6           92.1
Machinery and equipment             208.6          173.1
--------------------------------------------------------
Property, plant and equipment,
   at cost                          308.4          276.9
Accumulated depreciation and
   amortization                     126.2          117.8
--------------------------------------------------------
Property, plant and equipment, net $182.2         $159.1
--------------------------------------------------------

PE Biosystems Group
Notes to Combined Financial Statements continued


Major renewals and improvements that significantly add to productive capacity or extend the life of an asset are capitalized. Repairs, maintenance, and minor renewals and improvements are expensed when incurred.

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

Machinery and equipment included capitalized internal-use software, primarily related to the Company's worldwide strategic program to improve its information technology infrastructure, of $53.2 million and $43.3 million at June 30, 1999 and 1998, respectively. Net of accumulated amortization the capitalized internal-use software was $43.4 million and $39.3 million at June 30, 1999 and 1998, respectively.


Capitalized Software

Internal software development costs, as used in the Company's products, incurred from the time technological feasibility of the software is established until the software is ready for its intended use are capitalized and included in other long-term assets. The costs are amortized using the straight-line method over a maximum of three years or the expected life of the product, whichever is less. At June 30, 1999 and 1998, capitalized software costs, net of accumulated amortization, were $12.5 million and $ 4.4 million, respectively. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred.


Intangible Assets

The excess of purchase price over the net asset value of companies acquired is amortized on a straight-line method over periods not exceeding 40 years. Patents and trademarks are amortized using the straight-line method over their expected useful lives. At June 30, 1999 and 1998, other long-term assets included goodwill, net of accumulated amortization, of $17.6 million and $69.8 million, respectively. Accumulated amortization of goodwill was $6.6 million and $6.1 million at June 30, 1999 and 1998, respectively.


Asset Impairment

The PE Biosystems group reviews long-lived assets for impairment, in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Assets are written down to fair value when the carrying costs exceed this amount. During fiscal 1999, the PE Biosystems group recorded a $14.5 million charge to cost of sales for the impairment of assets associated with the Molecular Informatics business (see Note 2). During fiscal 1997, the PE Biosystems group recorded a $.7 million charge to cost of sales charge for the write-down of certain impaired assets. The impairment losses were determined based upon estimated future cash flows and fair values.


Revenues

Revenues are recorded at the time of shipment of products or performance of services. Revenues from service contracts are recorded as deferred service contract revenues and reflected in net revenues over the term of the contract, generally one year.


Research, Development and Engineering

Research, development and engineering costs are expensed when incurred.


Supplemental Cash Flow Information

Cash paid for interest and income taxes and significant non-cash investing and financing activities for the following periods were as follows:

(Dollar amounts in millions)             1999     1998      1997
----------------------------------------------------------------
Interest                               $  3.4    $ 5.7     $ 6.0
Interest paid to the
   Celera Genomics group               $   .2
Income taxes                           $ 30.3    $60.5     $31.3
Significant non-cash investing
   and financing activities
      Unrealized gain (loss) on
         investments                   $ 11.9    $(4.4)    $ 3.1
      Note payable to the
         Celera Genomics
         group                         $150.0
      Dividends declared not
         paid                                              $ 7.5
      Common shares issued
         in PerSeptive pooling                     4.6
      Minority interest assumed                  $41.3
----------------------------------------------------------------

PE Biosystems Group
Notes to Combined Financial Statements continued


Note 2--Acquisitions, Investments,
and Dispositions


PerSeptive Biosystems, Inc.

The merger (the "Merger") of Seven Acquisition Corp., a wholly-owned subsidiary of the Company, and PerSeptive was consummated on January 22, 1998. PerSeptive develops, manufactures, and markets an integrated line of proprietary consumable products and advanced instrumentation systems for the purification, analysis, and synthesis of biomolecules. As a result of the Merger, PerSeptive, which was the surviving corporation of the Merger, became a wholly-owned subsidiary of the Company on that date. Each outstanding share of PerSeptive common stock was converted into shares of the Company's common stock at an exchange ratio equal to 0.1926. Accordingly, the Company issued 4.6 million shares of its common stock for all outstanding shares of PerSeptive common stock. Each outstanding option and warrant for shares of PerSeptive common stock was converted into options and warrants for the number of shares of the Company's common stock that would have been received if such options and warrants had been exercised immediately prior to the effective time of the Merger. All shares of Series
A Redeemable Convertible Preferred Stock of PerSeptive outstanding immediately prior to the effective time of the Merger were converted in accordance with their terms into shares of PerSeptive common stock which were then converted into shares of the Company's common stock. As a result of the Merger, PerSeptive's 8-1/4% Convertible Subordinated Notes Due 2001 (the "PerSeptive Notes") became convertible into shares of the Company's common stock. On March 23, 1998, the Company redeemed the PerSeptive Notes for a total of $26.1 million representing $24.7 million of principal and $1.4 million of accrued interest and premium relating to the PerSeptive Notes. Additionally, $2.5 million of the principal amount of the PerSeptive Notes was converted by the holders thereof into 35,557 shares of the Company's common stock.

The Merger qualified as a tax-free reorganization and has been accounted for as a pooling of interests. Accordingly, the PE Biosystems group's financial results have been restated to include the combined operations.

Combined and separate results of the PE Biosystems group and PerSeptive during the periods preceding the Merger were as follows:

                             PE Biosystems                         Adjust-
(Dollar amounts in millions)         Group     PerSeptive             ment       Combined
-----------------------------------------------------------------------------------------
Six Months Ended
   December 31, 1997
   (Unaudited)
Net revenues                        $356.8          $52.6                          $409.4
Income (loss) from
   continuing operations            $ 17.2          $(5.4)             $.6         $ 12.4

Fiscal Year Ended
   June 30, 1997
Net revenues                        $671.0          $96.5                          $767.5
Income from
   continuing operations            $117.5          $15.2                          $132.7
-----------------------------------------------------------------------------------------

The adjustment for the six months ended December 31, 1997 reflects the inclusion of PerSeptive's operating results within the Company's consolidated tax provision. There were no material intercompany transactions between the PE Biosystems group and PerSeptive during any period presented.


Tecan AG

The Company acquired a 14.5% interest and approximately 52% of the voting rights in Tecan AG ("Tecan") in December 1997. Tecan is a world leader in the development and manufacturing of automated sample processors, liquid handling systems, and microplate photometry. Used in research, industrial, and clinical markets, these products provide automated solutions for pharmaceutical drug discovery, molecular biology, genomic testing, and clinical diagnostics. The acquisition cost was $53.2 million in cash and was accounted for as a purchase with a minority interest of $41.3 million. The excess purchase price over the fair market value of the underlying assets was $46.2 million and was being amortized over fifteen years.

During the fourth quarter of fiscal 1999, the Company divested its interest in Tecan through a public offering in Switzerland and private sales outside of Switzerland. Cash proceeds, net of transaction costs, from the divestiture were $53.8 million. The PE Biosystems group recognized a before-tax gain of $1.6 million on the sale.


Molecular Informatics, Inc.

During the second quarter of fiscal 1998, the Company acquired Molecular Informatics, Inc. ("Molecular Informatics"), a leader in the development of infrastructure software for the pharmaceutical, biotechnology, and agrochemical industries as well as for applied markets such as forensics and human identification. The acquisition cost was $53.9 million and was accounted for as a purchase. In connection with the acquisition, $28.9 million was expensed as purchased in-process research and development, $9.0 million was allocated to goodwill and $15.7 million was allocated to other intangible assets. The amortization period was ten years for the goodwill and four to seven years for the other intangible assets.

The $28.9 million expensed as in-process research and development represented 53.6% of the purchase price and was attributed and supported by a discounted probable cash flow analysis on a project-by-project basis. At the acquisition date, the technological feasibility of the acquired technology had not been established and the acquired technology had no future alternative uses.

Approximately 10% of the in-process research and development value was attributed to BioLIMS, a software system that manages data, initiates analysis programs, and captures the results in a centralized, relational database for sequencing instruments; 6% was attributed to GA SFDB, a client-side add-on product to several existing gene sequencing instruments; 38% was attributed to BioMERGE, a client-server management and integration system that organizes proprietary, public, and third-party results in a single relational database for the drug discovery and genomic research markets; 9% was attributed to BioCLINIC, a client-server management and integration system that organizes proprietary, public, and

PE Biosystems Group
Notes to Combined Financial Statements continued


third-party results generated from DNA and protein sequence analysis in a single database for the clinical trials phase of drug development; and 37% was attributed to SDK, an open architecture software platform from which all of Molecular Informatics' future software applications were expected to be derived.

As of the acquisition date, all of the major functionality for BioLIMS 2.0 had been completed and the product was subsequently released in September 1998. As of the acquisition date, BioLIMS 3.0 was in the design and scoping phase. As of the acquisition date, GA SFDB was in early alpha phase and had been completed concurrent with the development of BioLIMS 2.0 and was released in September 1998. As of the acquisition date, BioMerge 3.0 functional scope was defined and the requirements assessment had been completed and was subsequently released in November 1998. As of the acquisition date, the BioCLINIC product requirements had been specified and discussions had begun with two potential customers to begin the specific software modifications. Development efforts were terminated in April 1998 due to unsuccessful marketing efforts. As of the acquisition date, the SDK requirements assessment had been completed and the functional scope had been defined.

At the date of the acquisition, management expected to complete the majority of these projects and commence generating significant revenues in 1999. A total of $11.8 million of the purchase price was attributed to core technology and existing products, primarily related to the BioMERGE product. The risk-adjusted discount rate applied to the project's cash flows was 20% for existing technology and 23% for in-process technology. The risk premium of 3% for in-process technologies was determined by management based upon the associated risks of rolling out these in-process technologies versus the existing technologies for the emerging bioinformatics software industry. The significant risks associated with these products include the limited operating history of Molecular Informatics, uncertainties surrounding market acceptance of such in-process products, competitive threats from other bioinformatics companies, and other risks. Management is primarily responsible for estimating the fair value of such existing and in-process technology.

During the fourth quarter of fiscal 1999, the PE Biosystems group incurred a $14.5 million charge to cost of sales for the impairment of intangible assets associated with the Molecular Informatics business. This impairment resulted primarily from a decline in management's assessment of future cash flows from this business which included the discontinuance of certain product lines in the fourth quarter. The charge to cost of sales included $5.6 million for the write-down of goodwill and $8.9 million for the write-down of other intangible assets. The remaining goodwill of $1.9 million and other intangible assets of $1.9 million are being amortized over 4 years.


Biometric Imaging, Inc.

The Company acquired a minority equity interest in Biometric Imaging, Inc. for $4.0 million during fiscal 1998. The collaboration was for the development and manufacturing of a high-throughput screening system for use by pharmaceutical research companies to accelerate the drug discovery process. The Company received exclusive worldwide marketing rights for products developed for that market.

During the third quarter of fiscal 1999, the PE Biosystems group recorded a before-tax gain of $2.6 million on the sale of the Company's entire equity interest in Biometric Imaging.


Other Acquisitions

During the fourth quarter of fiscal 1998, the Company made a minority equity investment of $2.5 million in ACLARA BioSciences, Inc. The companies are collaborating on the development of advanced genetic analysis systems.

The Company entered into a strategic partnership with Hyseq, Inc., acquiring a minority equity interest for a cash investment of $5.0 million, during the fourth quarter of fiscal 1997. Hyseq, Inc. applies proprietary DNA array technology to develop gene-based therapeutic product candidates and diagnostic products and tests. In the first quarter of fiscal 1998, the Company increased its investment by $5.0 million.

The net assets and results of operations for the above acquisitions accounted for under the purchase method have been included in the combined financial statements of the PE Biosystems group since the date of each acquisition. The pro forma effect of these acquisitions, individually or in the aggregate, on the PE Biosystems group's combined financial statements was not significant.


Other Dispositions of Minority Equity Investments
Millennium Pharmaceuticals, Inc.

During fiscal 1999 and 1998, the PE Biosystems group recorded before-tax gains of $1.9 million and $1.6 million, respectively, in connection with the release of previously existing contingencies on shares of Millennium Pharmaceuticals, Inc. ("Millennium") common stock. During fiscal 1997, the Company recognized a before-tax gain of $ 27.5 million associated with the sale of approximately 50% of its investment in Millennium and the release of previously existing contingencies. The gain included $25.9 million from the Company's exchange of a 34% equity interest in ChemGenics Pharmaceuticals, Inc. for an approximate 6% equity interest in Millennium.


Etec Systems, Inc.

During fiscal 1997, the PE Biosystems group recognized a before-tax gain of $34.7 million from the sale of the Company's entire equity interest in Etec Systems, Inc. Net cash proceeds from the sale were $45.8 million.

PE Biosystems Group
Notes to Combined Financial Statements continued


Note 3--Debt and Lines of Credit


Allocated Debt Activity

All historical debt activity of the Company was allocated to the PE Biosystems group. Loans payable and long-term debt at June 30, 1999 and 1998 are summarized below:

(Dollar amounts in millions)         1999           1998
--------------------------------------------------------
Loans Payable
Short-term loans                    $ 3.9          $12.1
--------------------------------------------------------

Long-Term Debt
Yen loan                            $31.5          $27.0
Other                                                6.7
--------------------------------------------------------
Total long-term debt                $31.5          $33.7
--------------------------------------------------------

The weighted average interest rates at June 30, 1999 and 1998 for loans payable were 4.5% and 1.8%, respectively.

On March 23, 1998, the Company redeemed PerSeptive's 8-1/4% convertible subordinated notes (see Note 2).

The Company maintains a Yen 3.8 billion variable rate long-term loan which matures in March 2002. Through an interest rate swap agreement (see Note 12), the effective interest rate for the loan is fixed at 2.1%.

The Company maintains a $100 million revolving credit agreement that matures on June 1, 2000. Commitment and facility fees are based on leverage and interest coverage ratios. Interest rates on amounts borrowed vary depending on whether borrowings are undertaken in the domestic or Eurodollar markets. There were no borrowings under the facility at June 30, 1999 or 1998.

At June 30, 1999, in addition to the $100 million revolving credit agreement, the Company had $239 million of unused credit facilities for short-term borrowings from domestic and foreign banks in various currencies. These credit facilities consisted of uncommitted overdraft credit lines that are provided at the discretion of local banks. A PE Corporation guarantee is usually required if the local unit borrows any funds.

Under various debt and credit agreements, the Company is required to maintain certain minimum net worth and interest coverage ratios.

There are no maturities of long-term debt scheduled for fiscal 2000, 2001, 2003, or 2004. The Yen 3.8 billion loan matures in fiscal 2002.


Note Payable to the Celera Genomics Group

At September 30, 1998, the Company allocated to the Celera Genomics group a $330 million short-term note payable of the PE Biosystems group. The $330 million note represented an allocation of the Company's capital to the Celera Genomics group and did not result in the PE Biosystems group holding an equity interest in the Celera Genomics group. Accordingly, no interest was ascribed to the note. The allocation of capital represented management's decision to allocate a portion of the Company's capital to the Celera Genomics group and the remaining capital to the PE Biosystems group prior to the effective date of the recapitalization. The group financial statements do not include any intergroup equity interests. The note payable was liquidated on May 28, 1999 in exchange for a portion of the proceeds received from the sale of the Analytical Instruments business and a new note payable to the Celera Genomics group for $150 million was established. The new note payable is for a term of one-year, bears interest at a rate of 5% per annum, and is payable on demand without penalty. At June 30, 1999, the outstanding balance of the note payable was $150 million.

Note 4--Income Taxes

Income before income taxes from continuing operations for fiscal 1999, 1998, and 1997 is summarized below:

(Dollar amounts in millions)           1999      1998      1997
---------------------------------------------------------------
United States                        $ 36.5    $(25.2)   $130.4
Foreign                               155.9      84.4      39.6
---------------------------------------------------------------
Total                                $192.4    $ 59.2    $170.0
---------------------------------------------------------------

The provision for income taxes from continuing operations included the PE Biosystems group's allocated portion of income taxes currently payable and those deferred because of differences between the financial statement and tax bases of assets and liabilities. The PE Biosystems group's provision for income taxes from continuing operations consisted of the following:

(Dollar amounts in millions)           1999     1998      1997
---------------------------------------------------------------
Currently Payable
Domestic                              $ 6.2    $ 8.3    $ 59.1
Foreign                                23.5     17.7      18.7
---------------------------------------------------------------
Total currently payable                29.7     26.0      77.8
---------------------------------------------------------------

Deferred
Domestic                               (2.5)     6.1     (45.8)
Foreign                                 3.5     (2.6)      5.3
---------------------------------------------------------------
Total deferred                          1.0      3.5     (40.5)
---------------------------------------------------------------
Total provision for income taxes
   from continuing operations         $30.7    $29.5    $ 37.3
---------------------------------------------------------------

Significant components of deferred tax assets and liabilities from continuing operations at June 30, 1999 and 1998 are summarized below:

(Dollar amounts in millions)                      1999     1998
----------------------------------------------------------------
Deferred Tax Assets
Inventories                                     $  2.3   $  4.0
Postretirement and postemployment benefits        32.2     35.0
Other reserves and accruals                        8.8     44.3
Tax credit and loss carryforwards                 68.8     32.2
----------------------------------------------------------------
Subtotal                                         112.1    115.5
Valuation allowance                              (37.5)   (62.8)
----------------------------------------------------------------
Total deferred tax assets                         74.6     52.7
----------------------------------------------------------------

Deferred Tax Liabilities
Depreciation                                       3.1
Other reserves and accruals                       12.3      6.9
----------------------------------------------------------------
Total deferred tax liabilities                    15.4      6.9
----------------------------------------------------------------
Total deferred tax assets, net                  $ 59.2   $ 45.8
----------------------------------------------------------------

PE Biosystems Group
Notes to Combined Financial Statements continued


A reconciliation of the federal statutory tax to the PE Biosystems group's continuing tax provision for fiscal 1999, 1998, and 1997 is set forth in the following table:

(Dollar amounts in millions)               1999     1998      1997
-------------------------------------------------------------------
Federal statutory rate                      35%      35%       35%
-------------------------------------------------------------------
Tax at federal statutory rate            $ 67.3    $20.7    $ 59.5
State income taxes (net of federal
   benefit)                                  .4       .1        .1
Effect on income from foreign
   operations                             (21.4)     1.2      41.1
Effect on income from foreign sales
   corporation                             (4.8)    (2.5)     (1.6)
Acquired research and development                   10.1
Restructuring and other merger costs                 5.2
Domestic temporary differences
   for which benefit is recognized        (17.4)    (4.8)    (56.6)
Utilization of net operating losses                           (7.7)
Effect of goodwill write-off                2.1       .4        .6
Recapitalization costs                      1.6
Other                                       2.9      (.9)      1.9
-------------------------------------------------------------------
Total provision for income taxes
   from continuing operations            $ 30.7    $29.5    $ 37.3
-------------------------------------------------------------------


The category "domestic temporary differences for which benefit is recognized" reported in the table above reflects the current year benefit attributable to a reduction in the valuation allowance. The benefit is primarily due to releases of the valuation allowance in 1999 and 1997 in the amounts of $17.4 million and $50.0 million, respectively. The remainder of the benefit resulted from the utilization of domestic tax credit carryforwards and the recognition of various other deferred tax assets that were previously subject to a valuation allowance. During the fourth quarter of 1999 the Company reduced its domestic deferred tax valuation allowance, resulting in the recognition of a $17.4 million deferred tax benefit. The valuation allowance was reduced because management believes, now that the sale of the Analytical Instrument business has been completed, that it is more likely than not that the deferred tax assets to which the valuation allowance related will be realized.

At June 30, 1999, the Company's worldwide valuation allowance of $37.5 million related to foreign tax loss carryforwards, as well as the domestic tax loss carryforwards, temporary differences and tax credit carryforwards recorded as a result of the stock acquisition of PerSeptive in January 1998.

The Company's subsidiary, PerSeptive, has domestic loss carryforwards of approximately $68 million that will expire between the years 2003 and 2012 which have been allocated to the PE Biosystems group. The amount of these net operating loss carryforwards that can be utilized annually to offset future taxable income or tax liability has been limited under the Internal Revenue Code as a result of the acquisition. The PE Biosystems group also has been allocated a consolidated domestic loss carryforward of $34 million which will expire in 2019 and loss carryforwards of approximately $28 million in various foreign countries with varying expiration dates.

U.S. income taxes have not been provided on approximately $302 million of net unremitted earnings from foreign subsidiaries since the Company intends to permanently reinvest substantially all of such earnings in the operations of the subsidiaries. These earnings include income from manufacturing operations in Singapore, which is tax exempt through the year 2004. In those instances where the Company expects to remit earnings, the effect on the PE Biosystems group's results of operations, after considering available tax credits and amounts previously accrued, was not significant.

The Company and its subsidiaries are subject to tax examinations in various U.S. and foreign jurisdictions. During the current year, the Company filed a petition in the U.S. Tax Court which contested a deficiency asserted by the IRS for 1992. The Company will vigorously contest the proposed adjustments. The Company believes that adequate tax payments have been made and adequate accruals have been recorded for all years.


Note 5--Retirement and Other Benefits


Pension Plans, Retiree Health Care, and
Life Insurance Benefits

The Company maintains or sponsors pension plans that cover a substantial portion of all worldwide employees. Pension benefits earned are generally based on years of service and compensation during active employment. However, the level of benefits and terms of vesting may vary among plans. Pension plan assets are administered by trustees and are principally invested in equity and fixed income securities. The funding of pension plans is determined in accordance with statutory funding requirements.

The Company's domestic pension plans cover a substantial portion of the U.S. employees. During fiscal 1999, the plan was amended to terminate the accrual of benefits under the plan as of June 30, 2004 and to improve the benefit for participants who retire between the ages of 55 and 60. The pension plan is not available to employees hired on or after July 1, 1999.

The postretirement plan provides certain health care and life insurance benefits to domestic employees hired prior to January 1, 1993, who retire and satisfy certain service and age requirements. Generally, medical coverage pays a stated percentage of most medical expenses, reduced for any deductible and for payments made by Medicare or other group coverage. The cost of providing these benefits is shared with retirees. The plan is unfunded.

As the pension and postretirement activity attributable to the Celera Genomics group was not material for the three years ended June 30, 1999, all pension and postretirement amounts recognized in the Company's Consolidated Statements of Financial Position were allocated to the PE Biosystems group.

PE Biosystems Group
Notes to Combined Financial Statements continued


The components of net pension and postretirement expenses for fiscal 1999, 1998, and 1997 are set forth in the following table:

(Dollar amounts in millions)             1999      1998      1997
------------------------------------------------------------------
Pension
Service cost                           $  5.2    $  4.8    $  3.5
Interest cost                            38.7      36.4      32.0
Expected return on plan assets          (38.6)    (35.6)    (30.5)
Amortization of transition asset         (1.9)     (1.9)     (1.2)
Amortization of prior service cost        (.4)
Amortization of losses                     .5        .5        .8
Curtailments and settlements               .1
------------------------------------------------------------------
Net periodic expense                   $  3.6    $  4.2    $  4.6
------------------------------------------------------------------

Postretirement
Service cost                           $   .2    $   .1    $   .1
Interest cost                             4.8       4.7       4.8
Amortization of gains                    (1.5)     (1.2)     (1.1)
------------------------------------------------------------------
Net periodic expense                   $  3.5    $  3.6    $  3.8
------------------------------------------------------------------

The following tables set forth the changes in the benefit obligations and the plan assets and the funded status of the plans of continuing operations and the amounts recognized in the PE Biosystems group's Combined Statements of Financial Position at June 30, 1999 and 1998:

                                            Pension       Postretirement
                                      ----------------   ----------------
(Dollar amounts in millions)            1999      1998     1999     1998
-------------------------------------------------------------------------
Change in Benefit
   Obligation
Benefit obligation,
   beginning of year                  $560.5    $488.9    $72.4    $71.3
Service cost                             5.2       4.8       .2       .1
Interest cost                           38.7      36.4      4.8      4.7
Participant contributions                 .1        .1
Benefits paid                          (30.8)    (27.6)    (5.3)    (6.7)
Actuarial loss (gain)                   17.7      21.6     (3.3)     1.5
Variable annuity
   unit value change                     2.8      26.6
Amendments                              (2.0)       .4
Currency translation                     (.1)      (.1)
Other                                    2.0       9.4     (6.3)     1.5
-------------------------------------------------------------------------
Benefit obligation                    $594.1    $560.5    $62.5    $72.4
-------------------------------------------------------------------------

Change in Plan Assets
Fair value of plan assets,
   beginning of year                  $561.8    $476.1    $   -    $   -
Actual return on plan assets            56.8      96.7
Participant contributions                 .1        .1
Company contribution                    11.4      15.6      5.3      6.7
Benefits paid                          (29.5)    (26.6)    (5.3)    (6.7)
Currency translation                               (.1)
-------------------------------------------------------------------------
Fair value of plan assets             $600.6    $561.8    $   -    $   -
-------------------------------------------------------------------------

                                            Pension        Postretirement
                                      ----------------   ------------------
(Dollar amounts in millions)            1999      1998      1999      1998
---------------------------------------------------------------------------
Funded Status
   Reconciliation
Funded status                         $  6.5    $  1.3    $(62.5)  $ (72.4)
Unrecognized prior
   service gain                         (2.5)     (2.1)
Unrecognized transition asset           (2.2)     (4.4)
Unrecognized losses (gains)             37.7      37.2     (23.2)    (21.5)
---------------------------------------------------------------------------
Net amount recognized                 $ 39.5    $ 32.0    $(85.7)  $ (93.9)
---------------------------------------------------------------------------
Amounts Recognized
   in the Statement of
   Financial Position
Prepaid benefit cost                  $ 48.3    $ 38.4    $    -   $     -
Accrued benefit liability              (11.6)    (10.5)    (85.7)
Intangible asset                          .7       3.7
Minimum pension
   liability adjustment                  2.1        .4
---------------------------------------------------------------------------
Net amount recognized                 $ 39.5    $ 32.0    $(85.7)  $ (93.9)
---------------------------------------------------------------------------

Other changes in benefit obligation represents changes in benefit obligation related to the Analytical Instruments business for periods prior to the sale.

A minimum pension liability adjustment is required when the actuarial present value of accumulated benefits exceeds plan assets and accrued pension liabilities. The projected benefit obligation and accumulated benefit obligation for the pension plans with accumulated benefit obligations in excess of plan assets were $12.1 million and $11.6 million, respectively, at June 30, 1999, and $12.2 million and $9.5 million, respectively, at June 30, 1998.

The following actuarial assumptions were used for the pension and postretirement plans:

                                     1999              1998
-----------------------------------------------------------
Domestic Plans
Discount rate                      7-1/2%                8%
Compensation increase                  5%                4%
Expected rate of return    7-1/2 - 9-1/4%    8-1/2 - 9-1/4%
-----------------------------------------------------------
Foreign Plans
Discount rate                  5 - 5-3/4%            5-1/2%
Compensation increase                  4%            4-1/4%
Expected rate of return        6-1/2 - 9%            6-1/2%
-----------------------------------------------------------

For measurement purposes, an 8.2% annual rate of increase in the per capita cost of covered health care benefits was assumed for plan year 2000, gradually reducing to 5.5% in 2003 and thereafter. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                   One-Percentage      One-Percentage
(Dollar amounts in millions)       Point Increase      Point Decrease
----------------------------------------------------------------------
Effect on the total of service and
   interest cost components                  $ .3               $ (.3)
Effect on postretirement benefit
   obligation                                $5.0               $(5.0)
----------------------------------------------------------------------

PE Biosystems Group
Notes to Combined Financial Statements continued

Savings Plan

The Company provides a 401(k) savings plan, for most domestic employees, with automatic Company contributions of 2% of eligible compensation and a dollar-for-dollar matching contribution of up to 4% of eligible compensation. Employees who are not eligible for the employee pension plan will receive an extra 2% contribution in addition to the automatic 2% company contribution to their employee savings plan accounts through June 30, 2004, while pension plan participants will continue to receive the automatic 2% contribution. Company contributions to this plan for continuing operations were $8.0 million, $5.7 million, and $4.6 million for fiscal 1999, 1998, and 1997, respectively, and were allocated to the PE Biosystems group.


Postemployment Benefits

The Company provides certain postemployment benefits to eligible employees. These benefits generally include severance, disability, and medical-related costs paid after employment but before retirement.


Note 6--Segment, Geographic, and Customer Information


Business Segments

In fiscal 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The statement established annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products and services, geographic areas, and major customers. The adoption of the statement did not affect the results of operations or financial position of the PE Biosystems group.

The PE Biosystems group operates in one business segment, which is engaged in the development, manufacture, sale and service of instrument systems and associated consumable products for life science research and related applications.


Geographic Areas

Information concerning principal geographical areas follows:

(Dollar amounts in millions)     1999     1998      1997
--------------------------------------------------------
Net Revenues From
   External Customers
United States                $  596.5   $452.9    $349.1
Europe                          370.1    291.9     239.9
Japan                           154.8    129.5     118.8
Other Far East countries         56.1     42.0      40.9
Latin America and other          26.9     23.8      18.8
--------------------------------------------------------
Combined                     $1,204.4   $940.1    $767.5
--------------------------------------------------------

Net revenues are attributable to geographic areas based on the region of destination.


                                      At June 30,
                               -------------------------
(Dollar amounts in millions)     1999               1998
--------------------------------------------------------
Long-Lived Assets
United States                  $172.6             $148.3
Europe                           15.1               18.2
Japan                            14.1               12.7
Other Far East countries           .7                 .5
Latin America and other            .3                1.2
--------------------------------------------------------
Combined                       $202.8             $180.9
--------------------------------------------------------

Long-lived assets exclude goodwill and other intangible assets.


Customer Information

The PE Biosystems group has a large and diverse customer base. No single customer accounted for more than 10% of total net revenues during fiscal 1999, 1998, and 1997.


Note 7--Group Equity

PE Biosystems group stock represents a separate class of the Company's common stock. Additional shares of PE Biosystems stock may be issued from time to time upon exercise of stock options or at the discretion of the Company's Board of Directors.


Treasury Stock

Common stock purchases have been made in support of the PE Biosystem group's various stock plans. During fiscal 1999, 20,000 shares of PE Biosystems group stock were purchased to support various stock plans.


Stock Purchase Warrants

As a result of the Merger with PerSeptive, each outstanding warrant for shares of PerSeptive common stock was converted into warrants for the number of shares of the Company's common stock that would have been received by the holder if such warrants had been exercised immediately prior to the effective time of the Merger.

As a result of the recapitalization, each outstanding warrant for shares of PerSeptive common stock was further converted into warrants to acquire .3852 share of PE Biosystems stock and .0963 share of Celera Genomics stock. The warrants are not separately exercisable into solely PE Biosystems stock or Celera Genomics stock. The exercise price and expiration date of each warrant were not affected by the recapitalization.

At June 30, 1999, there were warrants outstanding to purchase 107,598 shares of PE Biosystems stock and 26,900 shares of Celera Genomics stock at an exercise price of $32.87. The warrants expire in September, 2003.


Stockholders' Protection Rights Plan

In connection with the recapitalization, the Company adopted a new Stockholder Rights Plan (the "Rights Agreement") to protect stockholders against abusive takeover tactics. Under the Rights Agreement, the Company will issue one right for each share of PE Biosystems stock (a "PE Biosystems Right"), which will allow

PE Biosystems Group
Notes to Combined Financial Statements continued


holders to purchase one-thousandth of a share of a newly designated Series A participating junior preferred stock of the Company at a purchase price of $425, subject to adjustment (the "Series A Purchase Price"), and one right for each share of Celera Genomics stock (a "Celera Genomics Right"), which will allow holders to purchase one-thousandth of a share of a newly designated Series B participating junior preferred stock of the Company at a purchase price of $125, subject to adjustment (the "Series B Purchase Price").

A PE Biosystems Right or Celera Genomics Right will be exercisable only if a person or group ("Acquiring Person"): (a) acquires 15% or more of the shares of PE Biosystems stock then outstanding or 15% or more of the shares of Celera Genomics stock then outstanding or (b) commences a tender offer that would result in such person or group owning such number of shares.

If any person or group becomes an Acquiring Person, each PE Biosystems Right and each Celera Genomics Right will entitle its holder to purchase, for the Series A Purchase Price or the Series B Purchase Price, a number of shares of the related class of common stock of the Company having a market value equal to twice such purchase price.

If following the time a person or group becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation; any person consolidates or merges with the Company and all or part of the common stock is converted or exchanged for securities, cash or property of any other person; or 50% or more of the Company's assets or earnings power is sold or transferred, each PE Biosystems Right and each Celera Genomics Right will entitle its holder to purchase, for the Series A Purchase Price or Series B Purchase Price, a number of shares of common stock of the surviving entity in any such merger, consolidation or business combination or the purchaser in any such sale or transfer having a market value equal to twice the Series A Purchase Price or Series B Purchase Price.

The rights are redeemable at the Company's option at one cent per right to a person or group becoming an Acquiring Person.


Capital Stock

The Company's authorized capital stock consists of 500 million shares of PE Corporation-PE Biosystems group common stock, 225 million shares of PE Corporation-Celera Genomics group common stock and 10 million shares of PE Corporation preferred stock. Of the 10 million shares of preferred stock at June 30, 1999, the Company had designated 80,000 shares of two series of participating junior preferred stock in connection with the Company's stockholders' protection rights plan as previously described.


Note 8--Stock Plans


Stock Option Plans

Under the Company's stock option plans, officers and other key employees may be, and directors are, granted options, each of which allows for the purchase of existing common stock at a price of not less than 100% of fair market value at the date of grant. Prior to the recapitalization, most option grants had a two-year vesting schedule, whereby 50% of the option grant vested at the end of each year from the date of grant. The Board of Directors has extended that schedule for most options granted subsequent to the recapitalization whereby 25% will vest annually, resulting in 100% vesting after four years. Options generally expire ten years from the date of grant.

Transactions relating to the stock option plans of the Company are summarized below:

                                      PE Corporation
                                ------------------------
                                                Weighted
                                Number of        Average
                                  Options Exercise Price
--------------------------------------------------------
Fiscal 1997
Outstanding at June 30, 1996    3,822,535         $34.05
Granted                         1,595,528         $59.78
Exercised                       1,167,179         $29.73
Cancelled                          95,281         $43.17
--------------------------------------------------------
Outstanding at June 30, 1997    4,155,603         $45.03
Exercisable at June 30, 1997    2,254,052         $35.24

Fiscal 1998
Granted                         1,997,041         $70.41
Exercised                         780,994         $34.76
Cancelled                         154,686         $71.42
--------------------------------------------------------
Outstanding at June 30, 1998    5,216,964         $55.51
Exercisable at June 30, 1998    2,936,389         $43.12

Fiscal 1999
Granted                            37,000         $86.61
Exercised                       1,549,364         $45.74
Cancelled                         108,914         $67.92
--------------------------------------------------------
Outstanding at May 5, 1999      3,595,686         $60.23
Exercisable at May 5, 1999      2,639,696         $55.43
--------------------------------------------------------


                                    PE Biosystems Group
                                ------------------------
                                                Weighted
                                Number of        Average
                                  Options Exercise Price
--------------------------------------------------------
Fiscal 1999
Outstanding at May 6, 1999      7,191,372         $27.33
Granted                         2,948,046         $54.69
Exercised                         687,316         $26.50
Cancelled                         240,479         $32.76
--------------------------------------------------------
Outstanding at June 30, 1999    9,211,623         $35.98
Exercisable at June 30, 1999    4,349,453         $24.68
--------------------------------------------------------

PE Biosystems Group
Notes to Combined Financial Statements continued


As a result of the recapitalization, each outstanding stock option under the Company's stock option plans was converted into separately exercisable options to acquire one share of PE Biosystems stock and 0.5 of a share of Celera Genomics stock. The exercise price for the resulting PE Biosystems stock options and Celera Genomics stock options was calculated by multiplying the exercise price under the original option from which they were converted by a fraction, the numerator of which was the opening price of PE Biosystems stock or Celera Genomics stock, as the case may be, on May 6, 1999 (the first date such stocks were traded on the New York Stock Exchange) and the denominator of which was the sum of such PE Biosystems stock and Celera Genomics stock prices. However, the aggregate intrinsic value of the options was not increased, and the ratio of the exercise price per option to the market value per share was not reduced. In addition, the vesting provisions and option periods of the original grants remained the same on conversion.

The following table summarizes information regarding options outstanding and exercisable for the PE Biosystems group at June 30, 1999:

                                      Weighted Average
                                    --------------------
                                    Contractual
                                           Life
                           Number of  Remaining Exercise
(Option Prices per Share)    Options   in Years    Price
--------------------------------------------------------
Options Outstanding
   At $.93 - $14.84          982,816        4.1   $11.25
   At $14.85 - $29.68      1,355,230        5.8   $21.21
   At $29.69 - $51.94      3,907,247        7.8   $33.08
   At $51.95 - $74.21      2,966,330        9.8   $54.74
Options Exercisable
   At $.93 - $14.84          927,537        4.1   $11.70
   At $14.85 - $29.68      1,315,103        5.8   $21.01
   At $29.69 - $51.94      2,087,553        7.8   $32.40
   At $51.95 - $74.21         19,260        9.8   $62.90
--------------------------------------------------------

1999 Stock Incentive Plans

The PE Corporation/PE Biosystems Group 1999 Stock Incentive Plan (the "PE Biosystems Group Plan") and the PE Corporation/Celera Genomics Group 1999 Stock Incentive Plan (the "Celera Genomics Group Plan") were approved in April, 1999. The PE Biosystems Group Plan authorizes grants of stock options, stock awards and performance shares with respect to PE Biosystems stock. The Celera Genomics Group Plan authorizes grants of stock options, stock awards and performance shares with respect to Celera Genomics stock. Directors and certain officers and key employees with responsibilities involving both the PE Biosystems group and the Celera Genomics group may be granted awards under both incentive plans in a manner which reflects their responsibilities. The Board of Directors believes that granting participants awards tied to performance of the group in which the participants work and, in certain cases the other group, is in the best interest of the Company and its stockholders.


Employee Stock Purchase Plan

The Employee Stock Purchase Plan offers domestic and certain foreign employees the right to purchase shares of PE Biosystems stock and/or Celera Genomics stock on a quarterly basis. The purchase price in the United States is equal to the lower of 85% of the average market price of the applicable class of common stock on the offering date or 85% of the average market price of such class of common stock on the last day of the purchase period. Provisions of the plan for employees in foreign countries vary according to local practice and regulations.

Common stock issued under the Employee Stock Purchase Plan during fiscal 1999, 1998, and 1997 totaled 168,000 shares, 174,000 shares, and 111,000 shares, respectively, of PE Corporation (predecessor) common stock. Additionally, 49,000 shares of PE Biosystems stock and 12,000 shares of Celera Genomics stock were issued during fiscal 1999.


Director Stock Purchase and Deferred Compensation Plan

The Company has a Director Stock Purchase and Deferred Compensation Plan that requires non-employee directors of the Company to apply at least 50% of their annual retainer to the purchase of common stock. Purchases of PE Biosystems stock and Celera Genomics stock are made in a ratio approximately equal to the number of shares of PE Biosystems stock and Celera Genomics stock outstanding. The purchase price is the fair market value on the date of purchase. At June 30, 1999, the Company had approximately 85,000 shares of PE Biosystems stock and approximately 43,000 shares of Celera Genomics stock available for issuance.


Restricted Stock

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

As a result of the recapitalization, each share of restricted stock held was redesignated as one share of PE Biosystems stock and 0.5 of a share of Celera Genomics stock. Restricted stock granted prior to the recapitalization to key employees and non-employee directors during fiscal 1999, 1998, and 1997 totaled 42,900 shares, 4,350 shares, and 42,000 shares, respectively, of PE Corporation (predecessor) common stock. Compensation expense of continuing operations recognized by the PE Biosystems group for these awards was $2.3 million, $1.8 million, and $9.1 million for fiscal 1999, 1998, and 1997, respectively.


Performance Unit Bonus Plan

The Company has a Performance Unit Bonus Plan whereby employees may be awarded performance units in conjunction with an equal number of stock options. A performance unit represents the right to receive a cash or stock payment from the Company at

PE Biosystems Group
Notes to Combined Financial Statements continued


a specified date in the future. The amount of the payment is equal to the fair market value of a share of common stock on the date of the grant. The performance units vest upon shares of the Company's common stock attaining and maintaining specified common stock price levels for a specified period, and are payable on or after a specified future date subject to continued employment through the date of payment. As of June 30, 1999, two series of performance units totaling 498,399 units had been granted under the plan. Compensation expense of continuing operations, pertaining to the first of the series, for the PE Biosystems group was $4.4 million and $5.1 million for fiscal 1999 and 1998, respectively.

At June 30, 1999, all stock price targets applicable to the first series of performance units, totaling 294,499 units, net of cancellations, granted to members of senior management under the Plan had been attained and the Company became obligated to make payments under the Plan. In recognition of the efforts of the participants in reaching these performance targets and the change in the underlying securities of the Company as a result of the recapitalization of the Company, the Board of Directors decided to accelerate these payments to fiscal year 2000. The related stock options were not accelerated. Compensation expense of continuing operations recognized by the PE Biosystems group as a result of the acceleration of these payments totaled $9.1 million for fiscal 1999.


Accounting for Stock-Based Compensation

Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," is applied in accounting for stock-based compensation plans. Accordingly, no compensation expense has been recognized for its stock option and employee stock purchase plans, as all options have been issued at fair market value.

Pro forma net income and earnings per share information, as required by SFAS No. 123, "Accounting for Stock-Based Compensation," have been determined for employee stock plans under the statement's fair value method. The fair value of the options was estimated at grant date using a Black-Scholes option pricing model with the following weighted average assumptions:

For the year ended June 30,                         1999
--------------------------------------------------------
Dividend yield                                      .63%
Volatility                                        34.40%
Risk-free interest rates                           5.25%
Expected option life in years                       5.23
--------------------------------------------------------


For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. Pro forma information for the year ended June 30, 1999 is presented below:

(Dollar amounts in millions
except per share amounts)                           1999
--------------------------------------------------------
Income from continuing operations
   As reported                                    $148.4
   Pro forma                                      $127.9
Basic earnings from continuing
 operations per share
   As reported                                    $ 1.48
   Pro forma                                      $ 1.27
Diluted earnings from continuing
 operations per share
   As reported                                    $ 1.44
   Pro forma                                      $ 1.24
--------------------------------------------------------

For the fiscal years ended June 30, 1998 and 1997, income from continuing operations was $24.0 million and $132.7 million, respectively. Pro forma information for fiscal 1998 and 1997 is omitted since PE Biosystems stock was not part of the capital structure of the Company.

The weighted average fair value of PE Corporation options granted was $33.54, $24.83, and $20.17 per share for fiscal 1999, 1998, and 1997, respectively. The weighted average fair value of PE Biosystems options granted was $20.23 for fiscal 1999.

Since PE Biosystems stock and Celera Genomics stock were not part of the capital structure of the Company prior to May 6, 1999, there were no stock options outstanding prior to that date. Therefore, the pro forma effect of PE Biosystems stock options is not representative of what the effect will be in future years.

PE Biosystems Group
Notes to Combined Financial Statements continued


Note 9--Additional Information

The following table provides the major components of selected accounts of the Combined Statements of Financial Position:

(Dollar amounts in millions)
At June 30,                                1999           1998
--------------------------------------------------------------
Other Long-Term Assets
Goodwill                                 $ 17.6         $ 69.8
Other                                     229.5          193.0
--------------------------------------------------------------
Total other long-term assets             $247.1         $262.8
--------------------------------------------------------------

Other Accrued Expenses
Deferred service contract revenues       $ 39.7         $ 28.4
Restructuring liability                     5.8           26.9
Other                                     111.1           65.9
--------------------------------------------------------------
Total other accrued expenses             $156.6         $121.2
--------------------------------------------------------------

Other Long-Term Liabilities
Accrued postretirement benefits          $ 80.2         $ 87.4
Other                                      58.0           36.6
--------------------------------------------------------------
Total other long-term liabilities        $138.2         $124.0
--------------------------------------------------------------


Note 10--Restructuring and
Other Merger Costs

During fiscal 1998, the PE Biosystems group recorded a $48.1 million before-tax charge for restructuring and other merger costs to integrate PerSeptive into the PE Biosystems group following the acquisition. The objectives of the integration plan were to lower PerSeptive's cost structure by reducing excess manufacturing capacity, achieve broader worldwide distribution of PerSeptive's products, and combine sales, marketing, and administrative functions. The charge included:
$33.9 million for restructuring the combined operations; $8.6 million for transaction costs; and $4.1 million of inventory-related write-offs, recorded in cost of sales, associated with the rationalization of certain product lines. Additional merger-related period costs of $6.1 million for fiscal 1999 and $1.5 million for fiscal 1998 were incurred for training, relocation, and communication in connection with the integration.

The $33.9 million restructuring charge included $13.8 million for severance-related costs and workforce reductions of approximately 170 employees, consisting of 114 employees in production labor and 56 employees in sales and administrative support. The remaining $20.1 million represented facility consolidation and asset-related write-offs and included: $11.7 million for contract and lease terminations and facility-related expenses in connection with the reduction of excess manufacturing capacity; $3.2 million for dealer termination payments, sales office consolidations, and consolidation of sales and administrative support functions; and $5.2 million for the write-off of certain tangible and intangible assets and the termination of certain contractual obligations. Transaction costs of $8.6 million included acquisition-related investment banking and professional fees.

During the fourth quarter of fiscal 1999, the PE Biosystems group completed the restructuring actions. The costs to implement the program were $9.2 million below the $48.1 million charge recorded for fiscal 1998. As a result, during the fourth quarter of fiscal 1999, the PE Biosystems group recorded a $9.2 million reduction of charges required to implement the fiscal 1998 plan.

The following table details the major components of the fiscal 1998 restructuring plan:

                                                          Facility
                                                     Consolidation
                                                         and Asset
                                                           Related
(Dollar amounts in millions)              Personnel     Write-Offs          Total
---------------------------------------------------------------------------------
Provision
Reduction of excess
   manufacturing capacity                     $ 5.1          $11.7          $16.8
Consolidation of sales and
   administrative support                       8.7            3.2           11.9
Other                                                          5.2            5.2
---------------------------------------------------------------------------------
Total provision                               $13.8          $20.1          $33.9
---------------------------------------------------------------------------------

Fiscal 1998 Activity
Reduction of excess
   manufacturing capacity                     $   -          $  .4          $  .4
Consolidation of sales and
   administrative support                        .3            1.2            1.5
Other                                                          5.1            5.1
---------------------------------------------------------------------------------
Total fiscal 1998 activity                    $  .3          $ 6.7          $ 7.0
---------------------------------------------------------------------------------

Fiscal 1999 Activity
Reduction of excess
   manufacturing capacity                     $  .7          $ 6.9          $ 7.6
Adjustment to decrease liabilities
   originally accrued for excess
   manufacturing capacity                       4.1            3.3            7.4
Consolidation of sales and
   administrative support                       3.4             .9            4.3
Adjustment to decrease liabilities
   originally accrued for
   consolidation of sales and
   administrative support                       1.8                           1.8
---------------------------------------------------------------------------------
Total fiscal 1999 activity                    $10.0          $11.1          $21.1
---------------------------------------------------------------------------------

Balance At June 30, 1999
Reduction of excess
   manufacturing capacity                     $  .3          $ 1.1          $ 1.4
Consolidation of sales and
   administrative support                       3.2            1.1            4.3
Other                                                           .1             .1
---------------------------------------------------------------------------------
Balance at June 30, 1999                      $ 3.5          $ 2.3          $ 5.8
---------------------------------------------------------------------------------

PE Biosystems Group
Notes to Combined Financial Statements continued


Note 11--Commitments and Contingencies

Future minimum payments at June 30, 1999 under non-cancelable operating leases for real estate and equipment were as follows:

(Dollar amounts in millions)
--------------------------------------------------------
2000                                              $ 19.0
2001                                                21.7
2002                                                18.3
2003                                                15.1
2004                                                12.8
2005 and thereafter                                 49.8
--------------------------------------------------------
Total                                             $136.7
--------------------------------------------------------

Rental expense was $34.6 million for fiscal 1999, $28.7 million for fiscal 1998, and $22.2 million for fiscal 1997.

In fiscal 1997, the Company entered into a fifteen-year non-cancelable lease for a facility in Foster City, California, effective July 1, 2000. Total lease payments over the fifteen-year period will be approximately $42 million.

As a result of the sale of the Analytical Instruments business, EG&G assumed the responsibility for the Company's German employee pension obligations. In the event EG&G fails to fulfill such German obligations, the employees may have recourse against PE Corporation.

On March 13, 1998, the Company filed a patent infringement action against Amersham Pharmacia Biotech, Inc. ("Amersham") and Molecular Dynamics, Inc. in the United States District Court for the Northern District of California. The Company asserts that two of its patents (U.S. 5,207,886 and U.S. 4,811,218) are infringed by reason of Molecular Dynamics' and Amersham's sale of certain DNA analysis systems (e.g., the MegaBACE 1000 System). In response, the defendants have asserted various affirmative defenses and several counterclaims, including that the Company is infringing two patents (U.S. 5,091,652 and U.S. 5,459,325) owned by or licensed to Molecular Dynamics by selling the ABI PRISM 377 DNA Sequencing Systems.

On April 2, 1998, Amersham filed a patent infringement action against the Company in the United States District Court for the Northern District of California. The complaint alleges that the Company is directly, contributorily or by inducement infringing U.S. Patent No. 5,688,648 ("the '648 patent"), entitled "Probes Labeled with Energy Transfer Coupled Dyes." The complaint seeks declaratory judgment that the use of the PE BigDye(TM) Primer and BigDye(TM) Terminator kits would infringe the '648 patent, as well as injunctive and monetary relief. The Company answered the complaint, alleging that the '648 patent is invalid and that the Company has not infringed the '648 patent.

On May 21, 1998, Amersham filed a patent infringement action against the Company in the United States District Court for the Southern District of New York. The complaint alleges that the Company is infringing, contributing to the infringement and inducing the infringement of U.S. Patent No. 4,707,235 ("the '235 patent") entitled "Electrophoresis Method and Apparatus having Continuous Detection Means." The complaint seeks injunctive and monetary relief. The Company answered the complaint, alleging that the '235 patent is invalid and that the Company does not infringe the '235 patent.

The Company has been named as a defendant in several legal actions, including patent, commercial, and environmental, arising from the conduct of the PE Biosystems group's normal business activities. Although the amount of any liability that might arise with respect to any of these matters cannot be accurately predicted, the resulting liability, if any, will not in the opinion of management have a material adverse effect on the financial statements of the PE Biosystems group or the Company.

The holders of PE Biosystems stock are stockholders of the Company and will continue to be subject to all risks associated with an investment in the Company, including any legal proceedings and claims affecting the Celera Genomics group.


Note 12--Financial Instruments


Derivatives

The PE Biosystems group utilizes foreign exchange forward, option, and synthetic forward contracts and an interest rate swap agreement to manage foreign currency and interest rate exposures. The principal objective of these contracts is to minimize the risks and/or costs associated with global financial and operating activities. The PE Biosystems group does not use derivative financial instruments for trading or other speculative purposes, nor is the PE Biosystems group a party to leveraged derivatives.


Foreign Currency Risk Management

Foreign exchange forward, option, and synthetic forward contracts are used primarily to hedge reported and anticipated cash flows resulting from the sale of products in foreign locations. Option contracts outstanding at June 30, 1999 were purchased at a cost of $2.5 million. Under these contracts, the Company has the right, but not the obligation, to purchase or sell foreign currencies at fixed rates at various maturity dates. These contracts are utilized primarily when the amount and/or timing of the foreign currency exposures are not certain. Synthetic forward contracts outstanding at June 30, 1999 were purchased having no up-front cost. Under these contracts, the Company may participate in some favorable currency movements but is protected against adverse currency changes. These contracts are used as an alternative to options to reduce the cost of the Company's hedging program.

PE Biosystems Group
Notes to Combined Financial Statements continued


At June 30, 1999 and 1998, the Company had forward, option, and synthetic forward contracts outstanding for the sale and purchase of foreign currencies at fixed rates as summarized in the table below:

                              1999              1998
                       ---------------   ---------------
(Dollar amounts
in millions)             Sale Purchase     Sale Purchase
--------------------------------------------------------
Japanese Yen           $104.2    $ 6.0   $ 99.4    $   -
French Francs             4.3              16.9       .2
Australian Dollars       12.0               7.5
German Marks             25.4              17.2
Italian Lira             10.4      2.6     21.4       .8
British Pounds           18.6     50.6     27.0     12.6
Swiss Francs              7.5       .7      8.2      4.0
Swedish Krona             8.9               6.1
Danish Krona              8.1               5.3
Singapore Dollars         9.3      3.3       .2
Netherland Guilders               16.1
Euro                     28.2
Other                    17.1              21.3       .2
--------------------------------------------------------
Total                  $254.0    $79.3   $230.5    $17.8
--------------------------------------------------------

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


Interest Rate Risk Management

The Company maintains an interest rate swap in conjunction with a five-year Japanese Yen debt obligation (see Note 3). The interest rate swap agreement involves the payment of a fixed rate of interest and the receipt of a floating rate of interest without the exchange of the underlying notional loan principal amount. Under the terms of this contract, the Company will make fixed interest payments of 2.1% while receiving interest at a LIBOR floating rate. No other cash payments will be made unless the contract is terminated prior to maturity, in which case the amount to be paid or received in settlement is established by agreement at the time of termination. The agreed upon amount usually represents the net present value at current interest rates of the remaining obligation to exchange payments under the terms of the contract.

Based on the level of interest rates prevailing at June 30, 1999, the fair value of the Company's floating rate debt approximated its carrying value. There would be a payment of $1.0 million to terminate the related interest rate swap contract, which would equal the unrealized loss. Unrealized gains or losses on debt or interest rate swap contracts are not recognized for financial reporting purposes unless the debt is retired or the contracts are terminated prior to maturity.

A change in interest rates would have no impact on the Company's reported interest expense and related cash payments because the floating rate debt and fixed rate swap contract have the same maturity and are based on the same interest rate index.


Concentration of Credit Risk

The forward contracts, options, synthetic forwards, and swaps used by the Company in managing its foreign currency and interest rate exposures contain an element of risk that the counterparties may be unable to meet the terms of the agreements. However, the Company minimizes such risk by limiting the counterparties to a diverse group of highly rated major domestic and international financial institutions with which the Company has other financial relationships. The Company is exposed to potential losses in the event of non-performance by these counterparties; however, the Company does not expect to record any losses as a result of counterparty default. The Company does not require and is not required to place collateral for these financial instruments.


Fair Value

The fair value of foreign currency forward, option and synthetic forward contracts, as well as interest rate swaps, is estimated based on quoted market prices of comparable contracts and reflects the amounts the Company would receive (or pay) to terminate the contracts at the reporting date. The following table presents notional amounts and fair values of the Company's derivatives at June 30, 1999 and 1998:

                            1999             1998
                     ---------------   -----------------
(Dollar amounts      Notional   Fair   Notional    Fair
in millions)           Amount  Value     Amount   Value
--------------------------------------------------------
Forward contracts      $187.9  $ 2.6     $123.9    $2.1
Purchased options      $ 44.0  $ 3.4     $ 76.7    $1.3
Synthetic forwards     $101.4  $ 2.9     $ 41.5    $1.7
Interest rate swap     $ 31.5  $(1.0)    $ 27.0    $(.9)
--------------------------------------------------------

PE Biosystems Group
Notes to Combined Financial Statements continued


The fair value of other significant financial instruments held or owed by the Company is estimated using various methods. Cash and short-term investments approximate their carrying amount due to the duration of these instruments. Fair values of minority equity investments and notes receivable are estimated based on quoted market prices, if available, or quoted market prices of financial instruments with similar characteristics. The fair value of debt is based on the current rates offered to the Company for debt of similar remaining maturities. The following table presents the carrying amounts and fair values of the Company's other financial instruments at June 30, 1999 and 1998:

                            1999                1998
                    -----------------   -----------------
(Dollar amounts     Carrying     Fair   Carrying     Fair
in millions)          Amount    Value     Amount    Value
---------------------------------------------------------
Cash and short-term
   investments        $236.5   $236.5      $84.1    $84.1
Minority equity
   investments        $ 43.4   $ 43.4      $29.2    $29.2
Note receivable       $150.0   $150.0
Short-term debt       $  3.9   $  3.9      $12.1    $12.1
Note payable to the
   Celera Genomics
   group              $150.0   $150.0
Long-term debt        $ 31.5   $ 32.5      $33.7    $34.6
---------------------------------------------------------

Net unrealized gains and losses on minority equity investments are reported as a separate component of comprehensive income (loss).


Note 13--Quarterly Financial Information
(Unaudited)

The following is a summary of quarterly financial results:

                                                   First Quarter   Second Quarter     Third Quarter    Fourth Quarter
                                                   -------------   ---------------    -------------    --------------
(Dollar amounts in millions
except per share amounts)                          1999     1998     1999     1998    1999     1998     1999     1998
---------------------------------------------------------------------------------------------------------------------
Net revenues                                     $251.2   $194.1   $296.2   $215.3  $329.3   $247.5   $345.0   $283.2
Gross margin                                      139.0    100.4    163.8    120.7   177.9    131.3    178.1    156.0
Income (loss) from continuing operations           21.5     18.4     27.6     (6.1)   46.3    (16.9)    53.0     28.6
Income (loss) from discontinued operations         (0.9)     3.9     (3.2)    13.4     5.2     12.3     77.9     11.1
Net income (loss)                                  20.6     22.3     24.4      7.3    51.5     (4.6)   130.9     39.7
---------------------------------------------------------------------------------------------------------------------
Dividends per share                                                                                   $ .085
Income per share from continuing operations
   Basic                                                                                              $  .52
   Diluted                                                                                            $  .50
Income per share from discontinued operations
   Basic                                                                                              $  .76
   Diluted                                                                                            $  .74
Net income per share
   Basic                                                                                              $ 1.28
   Diluted                                                                                            $ 1.24
---------------------------------------------------------------------------------------------------------------------
Price range of common stock
   High                                                                                               $   60-5/8
   Low                                                                                                $   50
---------------------------------------------------------------------------------------------------------------------

PE Biosystems Group
Notes to Combined Financial Statements continued


Fiscal 1999 price ranges are for the period from May 6, 1999 through June 30, 1999. On May 6, 1999, the Perkin-Elmer Corporation was merged into PE Corporation, a new Delaware corporation. The recapitalization of the company resulted in the issuance of two new classes of common stock called PE Corporation-PE Biosystems Group Common Stock and PE Corporation-Celera Genomics Group Common Stock.

On June 17, 1999, the Board of Directors announced a two-for-one split of PE Biosystems group common stock. The two-for-one stock split was effected in the form of a 100% stock dividend paid to stockholders of record as of the close of business on July 12, 1999. All PE Biosystems share and per share data reflect this split.


Events Impacting Comparability

Fiscal 1999    First, second, third, and fourth quarter results included
before-tax costs of $.9 million, $1.1 million, $1.6 million, and $7.7 million, respectively, related to acquisitions. The fourth quarter charge included a cost of sales write-off of $14.5 million for the impairment of assets associated with Molecular Informatics (see Note 1), and a $9.2 million reduction of liabilities in connection with the PerSeptive acquisition (see Note 10). Second, third, and fourth quarter results included before-tax costs of $1.1 million, $1.6 million, and $12.1 million, respectively, in connection with the recapitalization and transformation of the Company. Third and fourth quarter results included before-tax gains of $2.6 million and $5.8 million, respectively, related to the Company's investments. The fourth quarter included a before-tax gain of $2.3 million on foreign exchange contracts. Second and fourth quarter results included certain tax benefits of $4.8 million and $17.4 million, respectively. The tax benefit recorded in the fourth quarter reflects a reduction in the tax valuation allowance (see Note 4). The aggregate after-tax effect of the above items reduced first and second quarter income from continuing operations by $.8 million and $2.0 million, respectively, and increased third and fourth quarter income from continuing operations by $4.1 million and $3.9 million, respectively. The aggregate net effect of the above items for the fourth quarter increased income from continuing operations by $.08 per diluted share.

Fiscal 1998    First and fourth quarter results included before-tax gains of $.8 million in each quarter relating to the release of contingencies on minority equity investments (see Note 2). Second quarter results included a $28.9 million before-tax charge for acquired research and development (see Note 2). Third and fourth quarter results included before-tax charges for restructuring and other merger costs of $47.0 million and $1.1 million, respectively (see Note 10).The third quarter also included one-time royalty revenues and capitalized certain legal expenses relating to the successful defense of certain patents. The net effect of these items increased third quarter income from continuing operations by approximately $4.2 million.


Note 14--Accumulated Other Comprehensive Income (Loss)

During fiscal 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." The provisions of this statement require disclosure of total comprehensive income. Total comprehensive income includes net income, foreign currency translation adjustments, unrealized gains and losses on available-for-sale investments, and minimum pension liability adjustments.

Accumulated other comprehensive income (loss) for fiscal 1999, 1998, and 1997 was as follows:

                                  Foreign      Unrealized         Minimum
                                 Currency            Gain         Pension
                              Translation       (Loss) on       Liability
(Dollar amounts in millions)  Adjustments     Investments      Adjustment
--------------------------------------------------------------------------
Balance at June 30, 1996          $   (.9)        $  23.2         $ (29.4)
Activity                             (4.2)          (20.1)           28.7
--------------------------------------------------------------------------
Balance at June 30, 1997             (5.1)            3.1             (.7)
Activity                             (2.7)           (4.5)             .3
--------------------------------------------------------------------------
Balance at June 30, 1998             (7.8)           (1.4)            (.4)
Activity                             (5.4)           11.9            (1.7)
--------------------------------------------------------------------------
Balance at June 30, 1999          $ (13.2)        $  10.5         $  (2.1)
--------------------------------------------------------------------------


Note 15--Discontinued Operations

Effective May 28, 1999, the Company completed the sale of its Analytical Instruments business to EG&G, Inc. Analytical Instruments, formerly a unit of the Company's PE Biosystems group, develops, manufactures, markets, sells, and services analytical instruments used in a variety of markets. As part of the sale, the rights to the "Perkin-Elmer" name were transferred to EG&G.

The aggregate consideration received by the Company was $425 million, consisting of $275 million in cash and one-year secured promissory notes in the aggregate principal amount of $150 million which bear interest at a rate of 5% per annum. The Company recognized a net gain on disposal of discontinued operations of $100.2 million, net of $87.8 million of income taxes. The transaction is subject to post-closing adjustments pursuant to the terms of the agreement with EG&G.

Summary results prior to discontinuance were as follows:

                                       For the Years Ended
                        For the Eleven       June 30,
(Dollar amounts           Months Ended   ---------------
in millions)              May 28, 1999    1998      1997
--------------------------------------------------------
Net revenues                    $479.4  $586.8    $604.9
Restructuring charges                               13.0
Total costs and expenses         509.7   532.6     570.2
(Benefit) provision for
   income taxes                   (9.2)   13.5       6.8
--------------------------------------------------------
(Loss) income from
   discontinued operations      $(21.1) $ 40.7    $ 27.9
--------------------------------------------------------

PE Biosystems Group
Notes to Combined Financial Statements continued


There were no remaining assets and liabilities within discontinued operations at June 30, 1999. The components of net assets of discontinued operations included in the Combined Statements of Financial Position at June 30, 1998 were as follows:

(Dollar amounts in millions)                        1998
--------------------------------------------------------
Current Assets
   Accounts receivable, net                       $145.9
   Inventories                                     103.0
   Prepaid expenses and other current assets        35.2
Current Liabilities
   Accounts payable                                 45.7
   Accrued expenses                                 98.4
--------------------------------------------------------
Current net assets                                 140.0
--------------------------------------------------------
Long-term Assets
   Property, plant and equipment, net               73.3
   Other long-term assets                           37.7
Long-term Liabilities
   Other long-term liabilities                      55.1
--------------------------------------------------------
Long-term net assets                                55.9
--------------------------------------------------------
Net assets of discontinued operations             $195.9
--------------------------------------------------------


Income Taxes

(Loss) income before income taxes of discontinued operations for the eleven months ended May 28, 1999, and fiscal 1998 and 1997 is summarized below:

(Dollar amounts in millions)      1999      1998      1997
----------------------------------------------------------
United States                   $(36.2)    $34.1     $22.7
Foreign                            5.9      20.1      12.0
----------------------------------------------------------
Total                           $(30.3)    $54.2     $34.7
----------------------------------------------------------


The components of the (benefit) provision for income taxes of discontinued operations for the eleven months ended May 28, 1999, and fiscal 1998 and 1997, consisted of the following:

(Dollar amounts in millions)      1999    1998     1997
--------------------------------------------------------
Currently payable
   Domestic                     $(13.7)  $(3.7)   $(1.0)
   Foreign                         4.5     7.8      5.1
--------------------------------------------------------
   Total currently payable        (9.2)    4.1      4.1
--------------------------------------------------------

Deferred
   Domestic                                4.9      4.8
   Foreign                                 4.5     (2.1)
--------------------------------------------------------
   Total deferred                          9.4      2.7
--------------------------------------------------------
(Benefit) provision for
   income taxes
   from discontinued operations $ (9.2)  $13.5    $ 6.8
--------------------------------------------------------

For the eleven months ended May 28, 1999, and fiscal 1998 and 1997, the effective tax rates for discontinued operations were 30%, 25%, and 20%, respectively. The difference between the effective tax rate and the statutory tax rate of 35% was mainly attributed to benefits from the use of U.S. alternative minimum tax credit carryforwards, the benefits from the use of a foreign sales corporation and federal research tax credits, and restructuring charges.

PE Biosystems Group
Report of Management


To the Stockholders of
PE Corporation

Management is responsible for the accompanying combined financial statements, which have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, it is necessary for management to make informed judgments and estimates which it believes are in accordance with generally accepted accounting principles appropriate in the circumstances. Financial information presented elsewhere in this annual report is consistent with that in the financial statements.

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

/s/ Dennis L. Winger

Dennis L. Winger
Senior Vice President and
Chief Financial Officer

/s/ Tony L. White

Tony L. White
Chairman, President, and
Chief Executive Officer



Report of Independent Accountants


To the Stockholders and Board of Directors of PE Corporation

In our opinion, the accompanying combined statements of financial position and the related combined statements of operations, of group equity and comprehensive income (loss), and of cash flows present fairly, in all material respects, the financial position of the PE Biosystems Group of PE Corporation at June 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three fiscal years in the period ended June 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of PE Corporation; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described above and more fully in Note 1 to the PE Biosystems Group combined financial statements, the PE Biosystems Group is a group of PE Corporation; accordingly, the combined financial statements of the PE Biosystems Group should be read in conjunction with the audited financial statements of PE Corporation.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Stamford, Connecticut
July 30, 1999

Celera Genomics Group
Selected Financial Data


(Dollar amounts in thousands except per share amounts)
For the years ended June 30,                                       1999          1998          1997           1996
-------------------------------------------------------------------------------------------------------------------
Financial Operations
Net revenues                                                   $ 12,541       $ 4,211      $    903        $   159
Net loss                                                        (44,894)       (8,315)      (30,247)        (2,589)
   Per share of common stock
     Basic and diluted                                            (1.79)
-------------------------------------------------------------------------------------------------------------------
Other Information
Cash and cash equivalents                                      $ 71,491       $     -      $      -        $     -
Note receivable from the PE Biosystems group                    150,000
Working capital (deficit)                                       192,803        (1,160)         (421)          (340)
Capital expenditures                                             94,541         3,648           411          1,073
Total assets                                                    344,720         6,339         2,983            977
Group equity (deficit)                                          293,867        (1,259)       (3,464)           611
-------------------------------------------------------------------------------------------------------------------


The selected financial data should be read with the combined financial statements and the consolidated financial statements. There is no selected financial data for fiscal 1995 since the Celera Genomics group commenced business in fiscal 1996.

On May 6, 1999, The Perkin-Elmer Corporation was merged into a subsidiary of PE Corporation, a new Delaware corporation. The recapitalization of the Company resulted in the issuance of two new classes of common stock called PE Corporation-Celera Genomics Group Common Stock and PE Corporation-PE Biosystems Group Common Stock.

Items impacting the comparability of information included $5.6 million of charges for fiscal 1999 relating to the recapitalization and transformation of the Company; and acquired research and development charges of $26.8 million for fiscal 1997 and $2.1 million for fiscal 1996.

Celera Genomics Group
Management's Discussion and Analysis


Management's Discussion of Operations

The PE Corporation ("PE" or the "Company") is comprised of two separate business segments in continuing operations: the Celera Genomics group and the PE Biosystems group. The performance of these businesses is reflected separately by two classes of common stock: Celera Genomics stock and PE Biosystems stock. The Celera Genomics group was formed for the purpose of generating and commercializing genomic information to accelerate the understanding of biological processes and assisting pharmaceutical, biotechnology and life science research entities. The Celera Genomics group is engaged principally in the generation, sale and support of genomic information databases and related information management and analysis software; discovery, validation and licensing of proprietary gene products, genetic markers and information regarding genetic variability; and related consulting and contract research and development services. A key component of the Celera Genomics group's strategy is the sequencing of the entire human genome, which it expects to be ready in calendar year 2001. The PE Biosystems group manufactures and markets biochemical instrument systems and associated consumable products for life science research and related applications.

The Celera Genomics group also includes the business and operations of GenScope and AgGen. GenScope provides genomic-related contract research and discovery services, utilizing AFLP-based gene expression profiling technology. AgGen is a provider of genetic analysis services for plant and animal breeding. The purchase of Linkage Genetics, Inc. in 1997 and Zoogen Inc. in 1996 were combined with our company's applied agriculture unit to form AgGen. In fiscal 1999, these businesses were integrated into the core business of providing genomic information, and related gene discovery and genomic services.

Operations prior to September 30, 1998 were principally funded from working capital, collaborative arrangements and contract research services. Net losses for fiscal 1999, 1998, and 1997 were $44.9 million, $8.3 million, and $30.2 million, respectively. Fiscal 1999 results reflected the significant increase in R&D expenditures to support the genomic sequencing efforts. Fiscal 1999 included a non-recurring before-tax cost of $4.6 million incurred in connection with the recapitalization of our company and $1.0 million for costs related to the acceleration of certain long-term compensation programs. Results through fiscal 1998 primarily reflected the operations of GenScope and AgGen. Fiscal 1997 results included charges of $26.8 million for purchased in-process research and development. The Celera Genomics group anticipates that net losses will continue and will increase through at least fiscal 2001.

You should read this discussion with our combined financial statements and consolidated financial statements. Historical results and percentage relationships are not necessarily indicative of operating results for any future periods.


Events Impacting Comparability


Acquisitions and Investments

During the third quarter of fiscal 1999, our company acquired a 49% interest in Agrogene S.A. for $1.2 million. The investment complements the Celera Genomics group's automated DNA sequencing and genotyping services in the agricultural field.

During the fourth quarter of fiscal 1997, our company acquired Linkage, Inc., a provider of genetic analysis services in the agriculture industry. At the acquisition date, the technological feasibility of the acquired technology had not been established and the acquired technology had no future alternative uses. The acquisition cost of $1.4 million was expensed as purchased in-process research and development.

During the third quarter of fiscal 1997, our company acquired GenScope, Inc. for $26.8 million. GenScope, founded in 1995, represented a development stage venture with no operating history. GenScope had effectively no revenues and only limited R&D contract services. At the acquisition date, technological feasibility of the acquired technology right had not been established and the acquired technology right had no future alternative uses. Our company obtained the right to utilize AFLP-based gene expression profiling technology in the field of human health, but did not obtain any core technology or other rights. GenScope's limited balance sheet, with assets of approximately $.2 million, had yet to deliver commercial value. Therefore, of the $26.8 million paid for GenScope, $25.4 million was charged to purchased in-process technology and $1.4 million was allocated to technology rights attributable to GenScope's AFLP-based gene expression profiling technology. AFLP is an enhancement of the polymerase chain reaction ("PCR") process that allows selective analysis of any portion of genetic material without the specific, prior sequence information normally required for PCR. Of the $25.4 million expensed as in-process research and development, $5.5 million represented a contingent liability due on the issuance of a process patent for technology under development. Through June 30, 1999, GenScope incurred approximately $12.2 million in additional research and development costs to further develop the AFLP technology in the field of human health. Our company anticipates spending an additional $2.2 million in fiscal 2000 to substantially complete such project.

Results of Operations--1999 Compared
With 1998

The Celera Genomics group reported a net loss of $44.9 million for fiscal 1999 compared with a net loss of $8.3 million for fiscal 1998. The significant increase in the net loss reflected the establishment and start-up of operations to support the expanded sequencing, data management, and software development activities of the business.

Celera Genomics Group
Management's Discussion and Analysis continued


Net revenues for the Celera Genomics group were $12.5 million for fiscal 1999 compared with $4.2 million for fiscal 1998. Net revenues for agricultural genotyping and gene discovery services were $8.4 million for fiscal 1999, an increase of $4.5 million over the prior period. The increase included $3.2 million attributable to a three-year contract to provide expression-based gene discovery services in the agricultural market. The contract commenced in the first quarter of fiscal 1999. Revenues from the Celera Genomics group's new genomic information and database products were $2.8 million for fiscal 1999, mainly from early access subscriptions. Revenues for genomic contract services increased $1.0 million for fiscal 1999 as a result of increased contract research services using AFLP technology.

R&D expenses increased $38.1 million to $48.4 million for fiscal 1999 from $10.3 million for fiscal 1998 primarily as a result of establishing and operating the sequencing facility and computing center of the new genomic information business.

SG&A expenses were $28.3 million for fiscal 1999 compared with $6.7 million for the prior year. The increase resulted from expenses associated with the start-up and ongoing operations of the new genomic information business. Corporate overhead and administrative shared services were $5.1 million for fiscal 1999 compared with $1.7 million for fiscal 1998. Fiscal 1999 SG&A expenses included $1.0 million for costs related to the acceleration of certain long-term compensation programs as a result of the recapitalization of our company and the attainment of performance targets.

During fiscal 1999, the Celera Genomics group was allocated a before-tax special charge of $4.6 million for costs incurred in connection with the recapitalization of our company. The Celera Genomics group and the PE Biosystems group were each allocated 50% of the $9.2 million total recapitalization costs incurred by our company. These costs included investment banking and professional fees.

Interest income was $1.2 million for fiscal 1999. Interest income included $.5 million of interest on cash balances and $.7 million of interest on the $150 million note receivable from the PE Biosystems group.

The effective income tax rate was 34% for fiscal 1999 and 35% for fiscal 1998. See Note 1 to the Celera Genomics group combined financial statements for a discussion of allocations of federal and state income taxes.


Results of Operations--1998 Compared
With 1997

The Celera Genomics group reported a net loss of $8.3 million for fiscal 1998 compared with a net loss of $30.2 million for the prior year, or a net loss of $3.4 million excluding the $26.8 million for purchased in-process research and development charged in connection with the GenScope and Linkage acquisitions.

Net revenues for the Celera Genomics group were $4.2 million for fiscal 1998 compared with $.9 million for fiscal 1997. Revenues from genetic analysis services increased to $3.9 million for fiscal 1998 primarily from the animal business. Revenues were $.3 million in fiscal 1998 from contract research utilizing AFLP-based gene expression profiling technology. Fiscal 1997 revenues were entirely attributable to genetic analysis services.

R&D expenses were $10.3 million for fiscal 1998 compared with $4.0 million for fiscal 1997. Fiscal 1997 included the operations of Linkage and GenScope from the date of acquisition.

SG&A expenses were $6.7 million for fiscal 1998 compared with $2.2 million for fiscal 1997. Fiscal 1998 included $1.7 million of corporate overhead and administrative shared services. The amount of allocated corporate overhead and shared services for fiscal 1997 was $.2 million. Fiscal 1997 included the operations of Linkage and GenScope from the date of acquisition.

The effective income tax rate was 35% for both fiscal 1998 and fiscal 1997. Fiscal 1997 included a tax benefit of $1.9 million on a before-tax loss of $32.1 million. The fiscal 1997 charge of $26.8 million for acquired research and development was not deductible for tax purposes. See Note 1 to the Celera Genomics group combined financial statements for a discussion of allocations of federal and state income taxes.


Management's Discussion of Financial Resources and Liquidity

The development of the Celera Genomics group's products and services requires substantial funding. No organization has ever attempted to combine in one business organization all of the Celera Genomics group's businesses. At September 30, 1998, our company allocated to the Celera Genomics group a $330 million short-term note receivable from the PE Biosystems group. The $330 million note represented an allocation of the Company's capital to the Celera Genomics group and did not result in the PE Biosystems group holding an equity interest in the Celera Genomics group. Accordingly, no interest was ascribed to the note. The allocation of capital represented management's decision to allocate a portion of our company's capital to the Celera Genomics group and the remaining capital to the PE Biosystems group prior to the effective date of the recapitalization. The note receivable was liquidated on May 28, 1999 in exchange for a portion of the proceeds received from the sale of the Analytical Instruments business and a new note receivable from the PE Biosystems group for $150 million was established. The new note receivable is for a term of one year, bears an interest rate of 5% per annum, and is payable on demand without penalty. At June 30, 1999, the outstanding balance of the note receivable was $150 million.

PE intends to allocate tax benefits to the Celera Genomics group for losses incurred, resulting in up to $75 million of additional cash resources for the Celera Genomics group. PE also intends to secure financing of $46 million in fiscal 2000 specifically for the Rockville, Maryland facility acquired in fiscal 1999. Management

Celera Genomics Group
Management's Discussion and Analysis continued


believes that the $330 million funding, allocated tax benefits, financing for the facility, and anticipated revenues of the Celera Genomics group should be sufficient to fund its current business objectives through 2001.

In addition, our board of directors has adopted a financing policy, included in
Note 1 to the Celera Genomics group combined financial statements, which will permit the PE Biosystems group to make loans to the Celera Genomics group and to make equity contributions to the Celera Genomics group in exchange for an equity interest in the Celera Genomics group.


Significant Changes in the Combined Statements of Financial Position

Net property, plant and equipment increased $100.0 million to $104.2 million at June 30, 1999. The increase was primarily a result of significant capital expenditures to establish the Celera Genomics group's Rockville, Maryland facilities.

At June 30, 1999, the Celera Genomics group had a $9.9 million tax benefit receivable from the PE Biosystems group. This amount represents the tax benefit for the fourth quarter of fiscal 1999. Management settles the tax benefit receivable on a quarterly basis. See Note 1 to the Celera Genomics group combined financial statements for a discussion of allocations of federal and state income taxes.

Accounts payable increased by $19.4 million to $19.9 million at June 30, 1999 as a result of the Celera Genomics group's rapid progress in establishing its infrastructure. The balance at June 30, 1999 included $9.0 million for capital expenditures, as previously described, and $5.2 million for purchases from the PE Biosystems group.

Accrued salaries and wages increased $4.0 million to $4.2 million at June 30, 1999 from $.2 million at June 30, 1998. The increase reflected the growth in the number of employees during fiscal 1999 and the timing of payments.

Deferred revenues were $12.0 million at June 30, 1999 compared with $.3 million at June 30, 1998. The increase pertains primarily to early access subscriptions to the new genomic information database product.

Other accrued expenses were $9.3 million at June 30, 1999, an increase of $8.2 million. At June 30, 1999, the Celera Genomics group accrued a liability of $2.5 million for its portion of our company's costs associated with the recapitalization of PE and a liability of $1.3 million for certain long-term compensation program costs.


Combined Statements of Cash Flows

Cash used by operating activities was $22.8 million for fiscal 1999 compared with $6.9 million for the prior year. The increase in cash used by operating activities resulted primarily from net operating losses and the tax benefit receivable from the PE Biosystems group. This was offset partially by an increase of $11.7 million in deferred revenues and an increase of $19.4 million in accounts payable. For fiscal 1998, net cash used by operating activities was $6.9 million compared with $3.1 million for fiscal 1997 reflecting higher net operating losses for fiscal 1998.

Net cash used by investing activities of $95.8 million for fiscal 1999 was comprised of capital expenditures of $94.5 million and an equity investment in Agrogene of $1.2 million. Capital expenditures were $3.6 million for the prior year. Capital expenditures increased significantly as a result of the establishment and start-up of operations at the Celera Genomics group's Rockville, Maryland facilities. Included in the increase was $46.3 million for land and buildings to house its headquarters and $22.9 million for improvements thereon. Additionally, the increase included $9.0 million for assets received but not yet paid, $8.1 million related to data management software licenses and $.9 million for facility-related items. Fiscal 1999 capital expenditures also included $8.4 million for the PE Biosystems group's ABI PRISM(R) 3700 DNA Analyzers and $1.6 million for other instrumentation purchased from the PE Biosystems group. Net cash used by investing activities of $3.6 million for fiscal 1998 primarily reflected our company's capital investment in the genomics services business. Net cash used by investing activities for fiscal 1997 was $23.1 million and related to the acquisition of GenScope in the third quarter of fiscal 1997 and Linkage in the fourth quarter of fiscal 1997. See Note 2 to the Celera Genomics group combined financial statements.

Net cash provided by financing activities was $190.0 million for fiscal 1999 reflecting the initial capitalization of $330 million offset partially by the note receivable of $150 million. Net cash provided by financing activities for fiscal 1998 was $10.5 million, attributable entirely to the funding of that year's operations by PE.


Year 2000

In fiscal 1997, PE initiated a worldwide program to assess the expected impact of the Year 2000 date recognition problem on our existing internal computer systems; our non-information technology systems, including embedded and process control systems; our product offerings; and our significant suppliers. The operations of the Celera Genomics group are included within this program. The purpose of this program is to ensure the event does not have a material adverse effect on our business operations.

Regarding PE's existing internal computer systems, the program involves a mix of purchasing new systems and modifying existing systems, with the emphasis on replacement of applications developed in-house. Replacement projects are currently underway, and are anticipated to be substantially completed for all business-critical systems worldwide by December 31, 1999. The program includes replacement of applications that, for reasons other than Year 2000 noncompliance, had been previously selected for replacement. The replacement projects, which began in fiscal 1997, are expected to offer improved functionality and commonality over current systems, while at the same time addressing the Year 2000 problem.

Celera Genomics Group
Management's Discussion and Analysis continued


With respect to PE's current product offerings, the program involves performing an inventory of current products, assessing their compliance status, and constructing a remediation plan where appropriate. All of the Celera Genomics group's current product offerings are Year 2000 compliant.

The program also addresses the Year 2000 compliance efforts of PE's significant suppliers, vendors, and third-party interface systems. As part of this analysis, PE has identified and prioritized these suppliers, vendors, and third parties and has sought written assurances from them that they will be Year 2000 compliant. There can be no assurance that the systems of other companies with which PE deals, or on which PE's systems rely will be timely converted, or that any such failure to convert by another company could not have a material adverse effect on PE. PE has not fully determined the extent to which PE's interface systems may be impacted by third parties' systems, which may not be Year 2000 compliant, but are addressing this issue in our contingency plans noted below.

As of June 1999, PE was over 90% complete in accomplishing the objectives established in its program. PE's preliminary estimate of the total cost for this multi-year program covering 3-4 years is approximately $150 million. This includes amounts previously budgeted for information technology infrastructure improvements and estimates of remediation costs on components not yet fully assessed. Incremental spending has not been and is not expected to be material because most Year 2000 compliance costs will be met with amounts that are normally budgeted for procurement and maintenance of PE's information systems, production, and facilities equipment. The redirection of spending to implement Year 2000 compliance plans may in some instances delay productivity improvements.

PE has also engaged a consulting firm to provide periodic assessments of PE's Year 2000 project plans and progress. Because of the importance of addressing the Year 2000 problem, PE has created a Year 2000 business continuity planning team which has developed, and will continue to develop, business contingency plans to address issues that may not be corrected by implementation of PE's Year 2000 compliance plan in a timely manner. Contingency plans include identification of systems and third party risks, an analysis of strategies and available resources to restore operations, and a recovery program that identifies participants, processes, and significant equipment. If PE is not successful in implementing its Year 2000 compliance plan, or there are delays in and/or increased costs associated with implementing such changes, the Year 2000 problem could have a materially adverse effect on PE's consolidated results of operations and financial condition.

At this stage of the process, PE believes that it is difficult to specifically identify the cause of the most reasonable worst case Year 2000 scenario. A reasonable worst case Year 2000 scenario would be the failure of significant suppliers and vendors to have corrected their own Year 2000 issues which could cause disruption of PE's operations and have a materially adverse effect on PE's financial condition. The impact of such disruption cannot be estimated at this time. In the event PE believes that any of its significant suppliers or vendors are unlikely to be able to resolve their own Year 2000 issues, PE's contingency plans include seeking additional sources of supply.


Recently Issued Accounting Standards
and Other

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of the statement require the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Celera Genomics group is required to implement the statement in the first quarter of fiscal 2001. The Celera Genomics group currently believes the statement will not have a material impact on its combined financial statements.

We continue to apply APB No. 25 in accounting for our stock-based compensation plans. Accordingly, no compensation expense has been recognized for these plans, as all options have been issued at fair value. The effect of accounting for such plans at fair value, under SFAS No. 123, "Accounting for Stock Based Compensation," would be to increase fiscal 1999 net loss by $2.6 million and diluted loss per share by $.10. The method used to determine the fair value is the Black-Scholes option pricing model. Accordingly, changes in dividend yield, volatility, interest risk and option life could have a material effect on the fair value. See Note 7 to the Celera Genomics group combined financial statements for a more detailed discussion regarding the accounting for stock-based compensation at fair value.


Outlook

The Celera Genomics group expects to see an expansion in the customer base for the new genomic information and database products, with corresponding increases in revenues throughout fiscal 2000. Additionally, the group expects to benefit from a three-year gene discovery agreement with Rhone-Poulenc Rorer ("RPR") to identify therapeutic targets for a variety of human diseases by applying AFLP-based gene expression profiling technology to RPR's disease model systems. Under the terms of the agreement, RPR will pay upfront fees, as well as milestone payments and royalties in connection with commercialization of any drugs resulting from the alliance.

Despite the potential for increased revenues, the group expects that it will continue to incur significant operating losses for fiscal 2000. Higher R&D spending will be needed to support the expected ramp-up in sequencing activities. Also, development costs associated with information management and analysis software will

Celera Genomics Group
Management's Discussion and Analysis continued


increase. Our company believes the Celera Genomics group has adequate funding to meet its working capital requirements through 2001.


Forward-Looking Statements

Certain statements contained in this report, including the Outlook section, are forward-looking and are subject to a variety of risks and uncertainties. These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are based on our current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of our businesses include, but are not limited to:

Celera Genomics may not achieve profitability. Celera Genomics has earned small amounts of revenues to date and expects that it will continue to incur net operating losses at least through 2001. As a new business, Celera Genomics faces significant challenges in simultaneously launching and integrating its operations, pursuing key scientific goals, and attracting customers for its information products and services. Celera Genomics has a small number of customers, the revenues from which will offset only a small portion of its expenses. In order to meet its business plan, Celera Genomics will require additional customers in the next few years. In addition, even if Celera Genomics is able to enter into contracts with additional customers, those contracts may be subject to milestones that may not be achieved. As a result, there is a high degree of uncertainty that Celera Genomics will be able to achieve profitable operations.

Celera Genomics' business plan is unique and untested. No organization has ever attempted to combine in one business organization all of Celera Genomics' businesses. The creation of a genomics database targeted at a wide variety of customers, from pharmaceutical companies to university researchers, has a number of risks, including pricing and volume issues, technology and access concerns, computer security, pursuit of key scientific goals, and protection of intellectual property. As a result, the creation of a business that includes all of Celera Genomics' businesses has unique risks.

Shotgun sequencing strategy has not yet been tested on the scale and complexity of the human genome. Some genomic scientists have criticized Celera Genomics' sequencing strategy, known as "whole genome shotgun sequencing," as having limitations when applied on a large scale in sequencing the human genome. Others have stated that the human genome cannot be sequenced using whole genome shotgun sequencing. Although scientists at The Institute for Genomic Research have used the whole genome shotgun strategy to sequence the genomes of other organisms, the strategy has not been used to sequence a genome with the size and complexity of the human genome. Failure to sequence or assemble the human genome in a timely manner may have a material adverse effect on Celera Genomics' ability to satisfy customer requirements and achieve its business goals.

New DNA sequencers may not perform at expected levels and the integration of over 300 sequencers may be difficult. Celera Genomics' success is heavily dependent on the successful operation of PE Biosystems' new DNA sequencer. Celera Genomics plans to use more than 300 of the new DNA sequencers on a full-time basis, a scale of operation never before attempted. Failure of the DNA sequencers to perform at expected levels, or failure of Celera Genomics to integrate successfully its DNA sequencers in its laboratory, would materially adversely affect Celera Genomics' ability to sequence at the rate required to complete the human genome on a timely basis, to achieve milestones in contracts with customers, and to perform research services effectively.

Realizing revenues from polymorphism data may be difficult. Celera Genomics believes that the polymorphisms it discovers will add considerable value to its integrated information system. Polymorphism data reveals information about genetic variability among individuals. Its use in the testing of new drugs and the diagnosis of disease, however, is largely untested. Although there has been some early success in linking certain polymorphisms to susceptibility to disease and outcomes of drug therapy, pharmaceutical companies are not yet certain how polymorphism data can be used, or if it can be used on a cost-effective basis, in clinical trials or in drug development. Furthermore, public acceptance of the use of polymorphism data is uncertain. Current and future patient privacy and health care laws and regulations issued by the U.S. Food and Drug Administration may also limit the use of this data.

The ability of Celera Genomics to protect its intellectual property rights will affect its polymorphism program. Such protection is uncertain due to the uncertainty of patent law relating to genomics in general and the novelty of this particular aspect of genomics. In addition, Celera Genomics will be dependent on new technology, including technology provided by PE Biosystems, to make the use of polymorphism information cost-effective so as to make it marketable to the public. This technology is still in early stages of development and its application to this area remains uncertain.

Potential initial customers are limited in number and belong to a single industry. Celera Genomics believes that for the next few years it will derive a significant portion of its revenues from fees paid by pharmaceutical companies and larger biotechnology companies for its information products and services. Celera Genomics has also had preliminary discussions with certain universities and similar research organizations about becoming customers, but expects this market to develop at a slower rate. The number of potential subscribers for Celera Genomics' products during this period may be limited due to their nature and price. Pharmaceutical and biotechnology companies could decide not to subscribe to some or all of Celera Genomics' information products or services, or could decide to conduct their own polymorphism discovery and analysis or work

Celera Genomics Group
Management's Discussion and Analysis continued


with Celera Genomics' competitors. There have been published reports of a proposed consortium of pharmaceutical companies to create and make public polymorphism information.

Scientific and management staff have unique expertise which is key to Celera Genomics' commercial viability and which would be difficult to replace. Celera Genomics is highly dependent on the principal members of its scientific and management staff, particularly Dr. Venter, its President. For the sequencing and assembly of the human genome, Celera Genomics believes the following members of its staff are essential: Dr. Venter; Dr. Mark Adams, Vice President for Genome Programs; and Drs. Eugene Myers and Granger Sutton, who are responsible for assembling the genome. Additional members of its medical, scientific, and bioinformatics staff are important to the development of information, tools, and services required for implementation of its business plan, including Dr. Sam Broder, Executive Vice President and Chief Medical Officer. The loss of any of these persons' expertise would be difficult to replace and could have a material adverse effect on Celera Genomics' ability to achieve its goals, particularly the completion of its information products.

Celera Genomics' competitive position will depend on patent and copyright protection, which may not be available for genomics information and technology. Celera Genomics' ability to compete and to achieve profitability may be affected by its ability to protect its proprietary technology and intellectual property. While Celera Genomics will be primarily dependent on revenues from access fees to its discovery and information system, obtaining patent protection may also be important to its business. Patent law affecting Celera Genomics' business, particularly gene sequences and polymorphisms, is uncertain.

Moreover, Celera Genomics may be dependent on protecting, through copyright law or otherwise, its databases to prevent other organizations from taking information from databases and copying and reselling it. Copyright law currently provides uncertain protection to organizations like Celera Genomics that seek to prevent others from reselling their data. Changes in copyright and patent law could expand or reduce the extent to which Celera Genomics and its customers are able to protect their intellectual property.

Public disclosure of genomic sequence data could jeopardize intellectual property protection and have an adverse effect on the value of Celera Genomics' products and services. Celera Genomics, the federally funded Human Genome Project, and others engaged in similar research have committed to make available to the public basic human sequence data. The release of sequence data could undermine the ability of Celera Genomics and its customers to obtain intellectual property protection. Customers may conclude that uncertainties of such protection decrease the value of Celera Genomics' information products and services and, as a result, it may not be able to charge fees sufficient to allow it to achieve profitability.

Others may succeed in commercializing genomic information before Celera Genomics. A number of companies, institutions, and government-financed entities are engaged in various genomics initiatives. At least two other companies, Genset, S.A. and Incyte Pharmaceuticals, Inc., have announced their intention to market to the pharmaceutical industry products and services similar to those being offered by Celera Genomics. Additional competitors may attempt to compete with Celera Genomics in the future, including companies that may seek to resell publicly available genomic data. In addition, there have been published reports of a proposed consortium of pharmaceutical companies to create and make public polymorphism information.

Expected rapid growth in the number of our employees could absorb valuable management resources and be disruptive to the development of Celera Genoimics' business. Celera Genomics expects to continue to grow the number of employees. This growth will require substantial effort to hire new employees and train and integrate them in Celera Genomics' business and to develop and implement management information systems, financial controls and facility plans. In addition, Celera Genomics will be required to create a sales and marketing organization and develop customer support resources as sales of its information products increase. Celera Genomics' inability to manage growth effectively would have a materially adverse effect on its future operating results.

Integration of Genscope and AgGen could be difficult and costly. The success of Celera Genomics depends in part on its ability to integrate the businesses of GenScope and AgGen, which were previously operated by PE Biosystems. In particular, we believe that coordinating the separate scientific research efforts will be a challenge to Celera Genomics.

Failure of Celera Genomics' Year 2000 Compliance Plan could jeopardize Celera Genomic's information products and services. In fiscal 1997, we initiated a world-wide program to assess the expected impact of the Year 2000 date recognition problem on our existing computer systems; non-information technology systems, including embedded and process-control systems; product offerings; and significant suppliers. Portions of this program are not expected to be completed until December 31, 1999. If we are not successful in implementing our Year 2000 compliance plan, customers may encounter difficulty in accessing and searching Celera Genomics' databases.

Celera Genomics Group
Combined Statements of Operations


(Dollar amounts in thousands except per share amounts)
For the years ended June 30,                                                  1999             1998            1997
--------------------------------------------------------------------------------------------------------------------
Net Revenues                                                              $ 12,541          $ 4,211        $    903
--------------------------------------------------------------------------------------------------------------------
Costs and Expenses
Research and development                                                    48,448           10,279           3,976
Selling, general and administrative                                         28,255            6,725           2,228
Special charges                                                              4,616
Acquired research and development                                                                            26,801
--------------------------------------------------------------------------------------------------------------------
Operating Loss                                                             (68,778)         (12,793)        (32,102)
Interest income                                                              1,245
--------------------------------------------------------------------------------------------------------------------
Loss Before Income Taxes                                                   (67,533)         (12,793)        (32,102)
Benefit for income taxes                                                    22,639            4,478           1,855
--------------------------------------------------------------------------------------------------------------------
Net Loss                                                                  $(44,894)         $(8,315)       $(30,247)
--------------------------------------------------------------------------------------------------------------------
Net Loss per Share (see Note 1)
   Basic and diluted                                                      $  (1.79)
--------------------------------------------------------------------------------------------------------------------

See accompanying notes to the Celera Genomics group combined financial statements.

Celera Genomics Group
Combined Statements of Financial Position


(Dollar amounts in thousands)
At June 30,                                                                                    1999            1998
--------------------------------------------------------------------------------------------------------------------
Assets
Current assets
   Cash and cash equivalents                                                               $ 71,491         $     -
   Note receivable from the PE Biosystems group (see Note 6)                                150,000
   Tax benefit receivable from the PE Biosystems group (see Note 1)                           9,935
   Accounts receivable                                                                        3,276             756
   Prepaid expenses and other current assets                                                  3,454             138
--------------------------------------------------------------------------------------------------------------------
Total current assets                                                                        238,156             894
Property, plant and equipment, net                                                          104,192           4,198
Other long-term assets                                                                        2,372           1,247
--------------------------------------------------------------------------------------------------------------------
Total Assets                                                                               $344,720         $ 6,339
--------------------------------------------------------------------------------------------------------------------

Liabilities and Group Equity
Current liabilities
   Accounts payable                                                                        $ 19,861         $   488
   Accrued salaries and wages                                                                 4,179             236
   Deferred revenues                                                                         12,032             250
   Other accrued expenses                                                                     9,281           1,080
--------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                    45,353           2,054
Other long-term liabilities                                                                   5,500           5,544
--------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                            50,853           7,598
--------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (see Note 9)
Group Equity (Deficit)                                                                      293,867          (1,259)
--------------------------------------------------------------------------------------------------------------------
Total Liabilities and Group Equity                                                         $344,720         $ 6,339
--------------------------------------------------------------------------------------------------------------------

See accompanying notes to the Celera Genomics group combined financial statements.

Celera Genomics Group
Combined Statements of Cash Flows


(Dollar amounts in thousands)
For the years ended June 30,                                                  1999             1998            1997
--------------------------------------------------------------------------------------------------------------------
Operating Activities
Net loss                                                                  $(44,894)         $(8,315)       $(30,247)
Adjustments to reconcile net loss to net cash used by
 operating activities
   Depreciation and amortization                                             3,757              650             241
   Long-term compensation programs                                           2,802
   Acquired research and development                                                                         26,801
Changes in operating assets and liabilities
   Increase in tax benefit receivable from the PE Biosystems group          (9,935)
   Increase in accounts receivable                                          (2,520)            (354)           (379)
   Increase in prepaid expenses and other assets                            (3,458)              (4)            (82)
   Increase in accounts payable and other liabilities                       31,496            1,151             581
--------------------------------------------------------------------------------------------------------------------
Net Cash Used by Operating Activities                                      (22,752)          (6,872)         (3,085)
--------------------------------------------------------------------------------------------------------------------
Investing Activities
Additions to property, plant and equipment                                 (94,541)          (3,648)           (411)
Acquisitions and investments, net                                           (1,236)                         (22,676)
--------------------------------------------------------------------------------------------------------------------
Net Cash Used by Investing Activities                                      (95,777)          (3,648)        (23,087)
--------------------------------------------------------------------------------------------------------------------
Financing Activities
Net cash allocated from the PE Biosystems group                            188,535           10,520          26,172
Proceeds from stock issued for Celera Genomics group stock plans             1,485
--------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                                  190,020           10,520          26,172
--------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                     71,491
Cash and Cash Equivalents Beginning of Year
--------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents End of Year                                     $ 71,491          $     -        $      -
--------------------------------------------------------------------------------------------------------------------

See accompanying notes to the Celera Genomics group combined financial statements.

Celera Genomics Group
Combined Statements of Group Equity


                                                                                        Accumulated           Group
(Dollar amounts in thousands)                                                Other          Deficit          Equity
--------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1996                                                  $  3,200         $ (2,589)       $    611
Net loss                                                                                    (30,247)        (30,247)
Net cash allocated from the PE Biosystems group                             26,172                           26,172
--------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1997                                                    29,372          (32,836)         (3,464)
Net loss                                                                                     (8,315)         (8,315)
Net cash allocated from the PE Biosystems group                             10,520                           10,520
--------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1998                                                    39,892          (41,151)         (1,259)
Net loss                                                                                    (44,894)        (44,894)
Net cash allocated from the PE Biosystems group                              8,535                            8,535
Allocated capital from the PE Biosystems group                             330,000                          330,000
Issuances under Celera Genomics group stock plans                            1,485                            1,485
--------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1999                                                  $379,912         $(86,045)       $293,867
--------------------------------------------------------------------------------------------------------------------

See accompanying notes to the Celera Genomics group combined financial statements.

Celera Genomics Group
Notes to Combined Financial Statements


Note 1--Accounting Policies and Practices

Basis of Presentation

The PE Corporation ("PE" or the "Company") is comprised of two separate business segments in continuing operations: the Celera Genomics group and the PE Biosystems group. The Celera Genomics group is engaged principally in the generation, sale and support of genomic information databases and related information management and analysis software; discovery, validation and licensing of proprietary gene products, genetic markers and information regarding genetic variability; and related consulting and contract research and development services. The PE Biosystems group manufactures and markets biochemical instrument systems and associated consumable products for life science research and related applications.


Recapitalization

On May 6, 1999, The Perkin-Elmer Corporation was merged into a subsidiary of PE Corporation, a new Delaware corporation. The recapitalization of the Company resulted in the issuance of two new classes of common stock called PE Corporation-Celera Genomics Group Common Stock ("Celera Genomics stock") and PE Corporation-PE Biosystems Group Common Stock ("PE Biosystems stock."). Celera Genomics stock is intended to reflect separately the performance of the Celera Genomics business ("Celera Genomics group"), and PE Biosystems stock is intended to reflect separately the performance of the established PE Biosystems' life sciences and the discontinued Analytical Instrument businesses ("PE Biosystems group"). Each share of common stock of The Perkin-Elmer Corporation was converted into 0.5 of a share of Celera Genomics stock and one share of PE Biosystems stock.

The combined financial statements of the Celera Genomics group and the PE Biosystems group (individually referred to as a "group") comprise all of the accounts included in the corresponding consolidated financial statements of the Company. Intergroup transactions between the Celera Genomics group and the PE Biosystems group have not been eliminated in the Celera Genomics group combined financial statements but have been eliminated in the PE Corporation consolidated financial statements. The Celera Genomics group and the PE Biosystems group combined financial statements have been prepared on a basis that management believes to be reasonable and appropriate and reflect (1) the financial position, results of operations, and cash flows of businesses that comprise each of the groups, with all significant intragroup transactions and balances eliminated, (2) in the case of the Celera Genomics group combined financial statements, corporate assets and liabilities of the Company and related transactions identified with the Celera Genomics group, including allocated portions of the Company's debt and selling, general and administrative costs, and (3) in the case of the PE Biosystems group combined financial statements, all other corporate assets and liabilities and related transactions of the Company, including allocated portions of the Company's debt and selling, general and administrative costs.

Holders of Celera Genomics stock and PE Biosystems stock are stockholders of the Company. The Celera Genomics Group and the PE Biosystems group are not separate legal entities. As a result, stockholders are subject to all of the risks associated with an investment in the Company and all of its businesses, assets, and liabilities. The issuance of Celera Genomics stock and PE Biosystems stock and the allocations of assets and liabilities between the Celera Genomics group and the PE Biosystems group did not result in a distribution or spin-off of any assets or liabilities of the Company or otherwise affect ownership of any assets or responsibility for the liabilities of the Company or any of its subsidiaries. The assets the Company attributes to one group could be subject to the liabilities of the other group, whether such liabilities arise from lawsuits, contracts or indebtedness attributable to the other group. If the Company is unable to satisfy one group's liabilities out of assets attributed to it, the Company may be required to satisfy these liabilities with assets attributed to the other group.

Financial effects arising from one group that affect the Company's results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the class of common stock relating to the other group. Any net losses of the Celera Genomics group or the PE Biosystems group and dividends or distributions on, or repurchases of, Celera Genomics stock or PE Biosystems stock or repurchases of preferred stock of the Company will reduce the assets of the Company legally available for payment of dividends.

The management and allocation policies applicable to the preparation of the financial statements of the Celera Genomics group and the PE Biosystems group may be modified or rescinded, or additional policies may be adopted, at the sole discretion of the Board of Directors at any time without approval of the stockholders. The Celera Genomics group's combined financial statements reflect the application of the management and allocation policies adopted by the Board to various corporate activities, as described below. The Celera Genomics group's combined financial statements should be read in conjunction with the Company's consolidated financial statements.


Financing Activities

As a matter of policy, the Company manages most financial activities of the Celera Genomics group and the PE Biosystems group on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt and the issuance and repayment of any preferred stock. As the financing activities of the Celera Genomics group were not significant for any of the periods prior to the recapitalization, all historical cash and debt balances for those periods presented were allocated to the PE Biosystems group.

The Board has adopted the following financing policy which will affect the combined statements of the Celera Genomics group and the PE Biosystems group.

Celera Genomics Group
Notes to Combined Financial Statements continued


The Company will allocate the Company's debt between the Celera Genomics group and the PE Biosystems group ("pooled debt") or, if the Company so determines, in its entirety to a particular group. The Company will allocate preferred stock, if issued, in a similar manner.

Cash allocated to one group that is used to repay pooled debt or redeem pooled preferred stock will decrease such group's allocated portion of the pooled debt or preferred stock. Cash or other property allocated to one group that is transferred to the other group will, if so determined by the Board, decrease the transferring group's allocated portion of the pooled debt or preferred stock and, correspondingly, increase the recipient group's allocated portion of the pooled debt or preferred stock.

Pooled debt will bear interest for group financial statement purposes at a rate equal to the weighted average interest rate of the debt calculated on a quarterly basis and applied to the average pooled debt balance during the period. Preferred stock, if issued and if pooled in a manner similar to the pooled debt, will bear dividends for group financial statement purposes at a rate based on the weighted average dividend rate of the preferred stock similarly calculated and applied. Any expense related to increases in pooled debt or preferred stock will be reflected in the weighted average interest or dividend rate of such pooled debt or preferred stock as a whole.

If the Company allocates debt for a particular financing in its entirety to one group, that debt will bear interest for group financial statement purposes at the rate determined by the Board. If the Company allocates preferred stock in its entirety to one group, the Company will charge the dividend cost to that group in a similar manner. If the interest or dividend cost is higher than the Company's actual cost, the other group will receive a credit for an amount equal to the difference as compensation for the use of the Company's credit capacity. Any expense related to debt or preferred stock of the Company that is allocated in its entirety to a group will be allocated in whole to that group.

Cash or other property that the Company allocates to one group that is transferred to the other group, could, if so determined by the Board, be accounted for either as a short-term loan or as a long-term loan. Short-term loans will bear interest at a rate equal to the weighted average interest rate of the Company's pooled debt. If the Company does not have any pooled debt, the Board will determine the rate of interest for such loan. The Board will establish the terms on which long-term loans between the groups will be made, including interest rate, amortization schedule, maturity and redemption terms.

Although the Company may allocate its debt and preferred stock between groups, the debt and preferred stock will remain obligations of the Company and all stockholders of the Company will be subject to the risks associated with those obligations.

In addition, cash allocated to the PE Biosystems group may be contributed to the Celera Genomics group in exchange for an equity interest in the Celera Genomics group.


Allocation of Corporate Overhead and Administrative Shared Services

A portion of the Company's corporate overhead (such as executive management, human resources, legal, accounting, auditing, tax, treasury, strategic planning and environmental services) has been allocated to the Celera Genomics group based upon the use of services by that group. A portion of the Company's costs of administrative shared services (such as information technology services) has been allocated in a similar manner. Where determination based on use alone is not practical, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the cost attributable to the Celera Genomics group. The total of these allocations was $5.1 million, $1.7 million, and $.2 million for fiscal 1999, 1998, and 1997, respectively. It is not practicable to provide a detailed estimate of the expenses which would be recognized if the Celera Genomics group were a separate legal entity.


Allocation of Federal and State Income Taxes

The federal income taxes of the Company and its subsidiaries which own assets allocated between the groups are determined on a consolidated basis. Consolidated federal income tax provisions and related tax payments or refunds are allocated between the groups based principally on the taxable income and tax credits directly attributable to each group. Such allocations reflect each group's contribution (positive or negative) to the Company's consolidated federal taxable income and the consolidated federal tax liability and tax credit position. Tax benefits that cannot be used by the group generating those benefits but can be used on a consolidated basis are credited to the group that generated such benefits. Intergroup transactions are taxed as if each group were a stand alone company. Tax benefits generated by the Celera Genomics group commencing July 1, 1998, which then can be utilized on a consolidated basis, will be credited to the Celera Genomics group up to a maximum limit of $75 million. The Celera Genomics group generated $22.6 million of tax benefits for the year ended June 30, 1999.

Had the groups filed separate tax returns, the provision (benefit) for income taxes and net income (loss) for each group would not have differed from the amounts reported in the groups' combined statements of operations for the years ended June 30, 1999, 1998, and 1997. However, the amount of current and deferred taxes and taxes payable or refundable allocated to each group in these historical combined financial statements may differ from those that would have been allocated to each group had they filed separate income tax returns.

Depending on the tax laws of the respective jurisdictions, state and local income taxes are calculated on either a consolidated or combined basis between the groups based on their respective contribution to such consolidated or combined state taxable incomes. State and local income tax provisions and related tax payments or refunds which are determined on a separate corporation basis will be allocated between the groups in a manner designed to reflect the respective contributions of the groups to the Company's separate or local taxable income.

Celera Genomics Group
Notes to Combined Financial Statements continued


The discussion of the Celera Genomics group's income taxes (see Note 3) should be read in conjunction with the Company's consolidated financial statements and the notes thereto.


Transfers of Assets Between Groups

Transfers of assets can be made between groups without stockholder approval. Such transfers will be made at fair value, as determined by the Company's Board of Directors. The consideration for such transfers may be paid by one group to the other in cash or other consideration, as determined by the Company's Board of Directors.


Dividends

For purposes of the historical (periods prior to the recapitalization) combined financial statements of the Celera Genomics group and the PE Biosystems group, all dividends declared and paid by the Company were allocated to the PE Biosystems group.


Principles of Combination

The Celera Genomic group's combined financial statements have been prepared in accordance with generally accepted accounting principles and, taken together with the PE Biosystems group's combined financial statements, comprise all the accounts included in the corresponding consolidated financial statements of the Company. Intergroup transactions between the Celera Genomics group and the PE Biosystems group have not been eliminated in the Celera Genomics group's combined financial statements but have been eliminated in the PE Corporation consolidated financial statements. The combined financial statements of each group reflect the financial condition, results of operations, and cash flows of the businesses included therein. The combined financial statements of the Celera Genomics group include the assets and liabilities of the Company specifically identified with or allocated to the Celera Genomics group. The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Certain amounts in the combined financial statements and notes have been reclassified for comparative purposes.


Recent Accounting Standards

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of the statement require the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Celera Genomics group is required to implement the statement in the first quarter of fiscal 2001. The Celera Genomics group currently believes the statement will not have a material impact on its combined financial statements.


Earnings per Share

Earnings per share information prior to the recapitalization is omitted from the Celera Genomics group's Combined Statements of Operations because Celera Genomics stock was not part of the capital structure of the Company until fiscal 1999. Basic loss per share is computed by dividing net loss for the period by the weighted average number of shares of Celera Genomics stock outstanding. Diluted loss per share is computed by dividing net loss for the period by the weighted average number of shares of Celera Genomics stock outstanding including the dilutive effect of Celera Genomics stock equivalents.

The table below presents a reconciliation of basic and diluted loss per share:

(Amounts in thousands except per share amounts)
For the year ended June 30,                        1999
--------------------------------------------------------
Weighted average number of common
   shares used in the calculation of basic
   loss per share                                25,100
Common stock equivalents
--------------------------------------------------------
Shares used in the calculation of diluted
   loss per share                                25,100
--------------------------------------------------------
Net loss used in the calculation of basic
   and diluted loss per share                  $(44,894)
Net loss per share
   Basic and diluted                           $  (1.79)
--------------------------------------------------------

The reconciliation for fiscal 1998 and 1997 is omitted since Celera Genomics stock was not part of the capital structure of the Company.

Options and warrants to purchase 5.6 million shares of Celera Genomics stock were outstanding at June 30, 1999, but were not included in the computation of diluted loss per share because the effect was antidilutive.


Cash and Cash Equivalents

Cash equivalents consist of highly liquid debt instruments, time deposits, and certificates of deposit with original maturities of three months or less.


Investments

The Company's investment in Agrogene is accounted for on the equity method.

Celera Genomics Group
Notes to Combined Financial Statements continued


Property, Plant and Equipment, and Depreciation

Property, plant and equipment are recorded at cost and consisted of the following at June 30, 1999 and 1998:

(Dollar amounts in millions)                   1999   1998
----------------------------------------------------------
Land                                         $ 10.0  $   -
Buildings and leasehold improvements           66.4    4.2
Machinery and equipment                        33.3    1.7
----------------------------------------------------------
Property, plant and equipment, at cost        109.7    5.9
Accumulated depreciation and amortization       5.5    1.7
----------------------------------------------------------
Property, plant and equipment, net           $104.2  $ 4.2
----------------------------------------------------------

Major renewals and improvements that significantly add to productive capacity or extend the life of an asset are capitalized. Repairs, maintenance, and minor renewals and improvements are expensed when incurred.

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

Machinery and equipment included $8.1 million of data management software licenses at June 30, 1999. There were no corresponding amounts at June 30, 1998.


Intangible Assets

The excess of purchase price over the net asset value of companies acquired is amortized on a straight-line method over periods not exceeding 40 years. Purchased technology rights are amortized using the straight-line method over their expected useful lives.

At June 30, 1999, other long-term assets included goodwill, net of accumulated amortization, of $.9 million. Accumulated amortization of goodwill was $.1 million at June 30, 1999. There was no goodwill at June 30, 1998.

At June 30, 1999 and 1998, other long-term assets included purchased technology rights, net of accumulated amortization, of $1.1 million and $1.2 million, respectively. Accumulated amortization of purchased technology rights was $.3 million and $.2 million at June 30, 1999 and 1998, respectively.


Revenues

Subscription fees for access to the Company's genome databases are recognized ratably over the contracted period in accordance with the provisions of the contract. Contract research service revenues are earned and recognized generally on a percentage of completion or as contract research costs are incurred according to the provisions of the underlying agreement. In some instances revenue recognition may be contingent upon the achievement of certain milestones at each anniversary date. Amounts received in advance of performance are recorded as deferred revenue.


Research and Development

Costs incurred for internal, contract and grant-sponsored research and development are expensed when incurred. Grant-sponsored research and development expense was $.2 million for the year ended June 30, 1999.


Supplemental Cash Flow Information

Significant non-cash investing and financing activities were as follows:

(Dollar amounts in millions)                        1999
--------------------------------------------------------
Capital expenditures liability                    $  8.9
Note receivable from the PE Biosystems group      $150.0
--------------------------------------------------------


Note 2--Acquisitions


GenScope, Inc.

During the third quarter of fiscal 1997, the Company acquired GenScope, Inc., for $26.8 million. GenScope, founded in 1995, represented a development stage venture with no operating history. GenScope had effectively no revenues and only limited R&D contract services. At the acquisition date, technological feasibility of the acquired technology right had not been established and the acquired technology right had no future alternative uses. The Company obtained the right to utilize AFLP-based gene expression profiling technology in the field of human health, but did not obtain any core technology or other rights. GenScope's limited balance sheet, with assets of approximately $.2 million, had yet to deliver commercial value. Accordingly, the Company recorded a charge of $25.4 million attributable to the in-process technology purchased. The Company based this amount upon the early development stage of this life science business acquired, the technological hurdles to apply this technology to the field of human health and the underlying cash flow projections. The acquisition represented the purchase of development stage technology, not at the time considered commercially viable in the health care applications that the Company intends to pursue. The Company's intent was to first develop the technology into a set of molecular screening tools for use in the enhancement of pharmaceutical product development. The Company allocated $1.4 million of the purchase price to technology rights attributable to GenScope's AFLP-based gene expression profiling technology. AFLP is an enhancement of the polymerase chain reaction ("PCR") process that allows selective analysis of any portion of genetic material without the specific, prior sequence information normally required for PCR. Of the $25.4 million expensed as in-process research and development, $5.5 million represented a contingent liability due on the issuance of a process patent for technology under development.


Other Acquisitions

During the third quarter of fiscal 1999, the Company acquired a 49% interest in Agrogene S.A., an agricultural DNA testing laboratory in France for $1.2 million. The investment complements the Celera Genomics group's automated DNA sequencing and geno-

Celera Genomics Group
Notes to Combined Financial Statements continued


typing services in the agricultural field. The excess of cost over net assets acquired of $1.0 million is being amortized on a straight-line basis over a 3 year period.

The Company acquired Linkage Genetics, Inc., a provider of genetic analysis services in the agriculture industry, during the fourth quarter of fiscal 1997. At the acquisition date, the technological feasibility of the acquired technology had not been established and the acquired technology had no future alternative uses. The cash acquisition cost of $1.4 million was accounted for as a purchase. The entire acquisition cost was expensed as purchased in-process research and development.

The net assets and results of operations for all of the above acquisitions were accounted for under the purchase method and have been included in the combined financial statements of the Celera Genomics group since the date of each acquisition. The pro forma effect of these acquisitions, individually or in the aggregate, on the Celera Genomics group combined financial statements was not significant.


Note 3--Income Taxes

The income tax benefit included the Celera Genomics group's allocated portion of the Company's consolidated provision for income taxes.

Loss before income taxes, consisting of losses generated in the United States, for fiscal 1999, 1998, and 1997 was $67.5 million, $12.8 million, and $32.1 million, respectively. The current domestic income tax benefit for fiscal 1999, 1998, and 1997 was $22.6 million, $4.5 million, and $1.9 million, respectively.

A reconciliation of the federal statutory tax to the Celera Genomics group's tax benefit for fiscal 1999, 1998, and 1997 is set forth in the following table:

(Dollar amounts in millions)          1999     1998     1997
-------------------------------------------------------------
Federal statutory rate                 35%      35%      35%
-------------------------------------------------------------
Tax at federal statutory rate        $23.6     $4.5    $11.2
Recapitalization costs                (1.6)
Acquired research and development                       (9.3)
Miscellaneous                           .6                 -
-------------------------------------------------------------
Benefit for income taxes             $22.6     $4.5    $ 1.9
------------------------------------------------------------


Note 4--Retirement and Other Benefits


Pension

The Company maintains or sponsors a pension plan that cover certain employees of the Celera Genomics group. Pension benefits earned are generally based on years of service and compensation during active employment. Pension plan assets are administered by a trustee and are principally invested in equity and fixed income securities. The funding of the pension plan is determined in accordance with statutory funding requirements.

The Company's domestic pension plans cover a substantial portion of the U.S. employees. During fiscal 1999, the plan was amended to terminate the accrual of benefits under the plan as of June 30, 2004 and to improve the benefit for participants who retire between the ages of 55 and 60. The pension plan is not available to employees hired on or after July 1, 1999.

Pension expense, consisting primarily of service cost, allocated to the Celera Genomics group was less than $.1 million for fiscal 1999, $.1 million for fiscal 1998, and $.1 million for fiscal 1997.


Retiree Health Care and Life Insurance Benefits

The postretirement plan provides certain health care and life insurance benefits to domestic employees hired prior to January 1, 1993, who retire and satisfy certain service and age requirements. Generally, medical coverage pays a stated percentage of most medical expenses, reduced for any deductible and for payments made by Medicare or other group coverage. The cost of providing these benefits is shared with retirees. The plan is unfunded. The postretirement benefit expense allocated to the Celera Genomics group was not material for fiscal 1999, 1998, and 1997. Amounts allocated to the Celera Genomics group were less than $.05 million for all periods presented.


Savings Plan

The Company provides a 401(k) savings plan, for domestic employees, with automatic Company contributions of 2% of eligible compensation and a dollar-for-dollar matching contribution of up to 4% of eligible compensation. The Company contributions allocated to the Celera Genomics group for fiscal 1999, 1998, and 1997 were $.5 million, $.2 million and $.1 million, respectively.


Postemployment Benefits

The Company provides certain postemployment benefits to eligible employees. These benefits generally include severance, disability, and medical-related costs paid after employment but before retirement.


Note 5--Segment, Geographic, and
Customer Information


Business Segments and Geographic

In fiscal 1999, the PE Celera Genomics group adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The statement established annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products and services, geographic areas, and major customers. The adoption of the statement did not affect the results of operations or financial position of the Celera Genomics group.

The Celera Genomics group operates in one business segment, which is engaged principally in the generation, sale and support of genomic information database and related information management and analysis software; discovery, validation and licensing of proprietary gene products, genetic markers and information con-

Celera Genomics Group
Notes to Combined Financial Statements continued


cerning genetic variability; and related consulting and contract research and development services. The Celera Genomics group operates primarily in the United States.


Customer Information

Revenues from any single customer, comprising 10% or more of the total revenues of the Celera Genomics group, were $3.1 million, $.4 million, and $.2 million, for fiscal 1999, 1998, and 1997 respectively.


Note 6--Group Equity and Note Receivable

Celera Genomics stock represents a separate class of the Company's common stock. Additional shares of Celera Genomics stock may be issued from time to time upon exercise of stock options or at the discretion of the Company's Board of Directors. There were no repurchases of Celera Genomics stock for fiscal 1999.


Note Receivable From the PE Biosystems Group

The initial capitalization of the Celera Genomics group included a $330 million short-term note receivable from the PE Biosystems group established at September 30, 1998. The $330 million note represented an allocation of the Company's capital to the Celera Genomics group and did not result in the PE Biosystems group holding an equity interest in the Celera Genomics group. Accordingly, no interest was ascribed to the note. The allocation of capital represented management's decision to allocate a portion of the Company's capital to the Celera Genomics group and the remaining capital to the PE Biosystems group prior to the effective date of the recapitalization. The group financial statements do not include any intergroup equity interests. The note receivable was liquidated on May 28, 1999 in exchange for a portion of the proceeds received from the sale of the Analytical Instruments business and a new note receivable from the PE Biosystems group for $150 million was established. The new note receivable is for a term of one-year, bears an interest rate of 5% per annum, and is payable on demand without penalty. At June 30, 1999, the outstanding balance of the note receivable was $150 million.


Tax Benefit Receivable From the PE Biosystems Group

The Company reimburses the Celera Genomics group for tax benefits generated. These reimbursements are intended to provide additional cash resources to the Celera Genomics group up to a maximum of $75 million. For fiscal 1999, the Celera Genomics group generated $22.6 million of tax benefits. At June 30, 1999, the tax benefit receivable was $9.9 million.


Third Party Equity Transaction

On June 30, 1999, the Company granted an option to purchase 1.3 million shares of Celera Genomics group stock to a third party and entered into a one year non-compete agreement with such party. The fair value of such option approximated $7.2 million and will be amortized over the life of the non-compete agreement.


Stock Purchase Warrants

On January 22, 1998, the Company acquired PerSeptive BioSystems, Inc. The acquisition was accounted for as a pooling of interests, and the PE Biosystems group's financial results were restated to include the combined operations. As a result of the merger each outstanding warrant for shares of PerSeptive common stock was converted into warrants for the number of shares of the Company's common stock that would have been received by the holder if such warrants had been exercised immediately prior to the effective time of the merger.

As a result of the recapitalization, each outstanding warrant for shares of PerSeptive common stock was further converted into warrants to acquire .0963 share of Celera Genomics stock and .3852 share of PE Biosystems stock. The warrants are not separately exercisable into solely Celera Genomics stock or PE Biosystems stock. The exercise price and expiration date of each warrant were not affected by the recapitalization.

At June 30, 1999, there were warrants outstanding to purchase 107,598 shares of PE Biosystems stock and 26,900 shares of Celera Genomics stock at an exercise price of $32.87. The warrants expire in September, 2003.


Stockholders' Protection Rights Plan

In connection with the recapitalization, the Company adopted a new Stockholder Rights Plan (the "Rights Agreement") to protect stockholders against abusive takeover tactics. Under the Rights Agreement, the Company will issue one right for each share of Celera Genomics stock (a "Celera Genomics Right"), which will allow holders to purchase one-thousandth of a share of a newly designated Series B participating junior preferred stock of the Company at a purchase price of $125, subject to adjustment (the "Series B Purchase Price"), and one right for each share of PE Biosystems stock (a "PE Biosystems Right"), which will allow holders to purchase one-thousandth of a share of a newly designated Series A participating junior preferred stock of the Company at a purchase price of $425, subject to adjustment (the "Series A Purchase Price").

A Celera Genomics Right or PE Biosystems Right will be exercisable only if a person or group ("Acquiring Person"): (a) acquires 15% or more of the shares of Celera Genomics stock then outstanding or 15% or more of the shares of PE Biosystems stock then outstanding or (b) commences a tender offer that would result in such person or group owning such number of shares.

If any person or group becomes an Acquiring Person, each Celera Genomics Right and each PE Biosystems Right will entitle its holder to purchase, for the Series B Purchase Price or the Series A Purchase Price, a number of shares of the related class of common stock of the Company having a market value equal to twice such purchase price.

Celera Genomics Group
Notes to Combined Financial Statements continued


If following the time a person or group becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation; any person consolidates or merges with the Company and all or part of the common stock is converted or exchanged for securities, cash or property of any other person; or 50% or more of the Company's assets or earnings power is sold or transferred, each Celera Genomics Right and each PE Biosystems Right will entitle its holder to purchase, for the Series B Purchase Price or Series A Purchase Price, a number of shares of common stock of the surviving entity in any such merger, consolidation or business combination or the purchaser in any such sale or transfer having a market value equal to twice the Series A Purchase Price or Series B Purchase Price.

The rights are redeemable at the Company's option at one cent per right to a person or group becoming an Acquiring Person.


Capital Stock

The Company's authorized capital stock consists of 225 million shares of PE Corporation-Celera Genomics group common stock, 500 million shares of PE Corporation-PE Biosystems group common stock and 10 million shares of PE Corporation preferred stock. Of the 10 million shares of preferred stock at June 30, 1999, the Company had designated 80,000 shares of two series of participating junior preferred stock in connection with the Company's stockholders' protection rights plan as previously described.


Note 7--Stock Plans


Stock Option Plans

Under the Company's stock option plans, officers and other key employees may be, and directors are, granted options, each of which allows for the purchase of existing common stock at a price of not less than 100% of fair market value at the date of grant. Prior to the recapitalization, most option grants had a two-year vesting schedule, whereby 50% of the option grant vested at the end of each year from the date of grant. The Board of Directors has extended that schedule for most options granted subsequent to the recapitalization whereby 25% will vest annually, resulting in 100% vesting after four years. Options generally expire ten years from the date of grant.

Transactions relating to the stock option plans are summarized below:

                                     PE Corporation
                               ------------------------
                                               Weighted
                               Number of        Average
                                 Options Exercise Price
-------------------------------------------------------
Fiscal 1997
Outstanding at June 30, 1996   3,822,535         $34.05
Granted                        1,595,528         $59.78
Exercised                      1,167,179         $29.73
Cancelled                         95,281         $43.17
-------------------------------------------------------
Outstanding at June 30, 1997   4,155,603         $45.03
Exercisable at June 30, 1997   2,254,052         $35.24

Fiscal 1998
Granted                        1,997,041         $70.41
Exercised                        780,994         $34.76
Cancelled                        154,686         $71.42
-------------------------------------------------------
Outstanding at June 30, 1998   5,216,964         $55.51
Exercisable at June 30, 1998   2,936,389         $43.12

Fiscal 1999
Granted                           37,000         $86.61
Exercised                      1,549,364         $45.74
Cancelled                        108,914         $67.92
-------------------------------------------------------
Outstanding at May 5, 1999     3,595,686         $60.23
Exercisable at May 5, 1999     2,639,696         $55.43
-------------------------------------------------------

                                  Celera Genomics Group
                               ------------------------
                                               Weighted
                               Number of        Average
                                 Options Exercise Price
-------------------------------------------------------
Fiscal 1999
Outstanding at May 6, 1999     1,797,843         $11.04
Granted                        3,976,018         $17.44
Exercised                        140,894         $10.49
Cancelled                         66,303         $13.34
-------------------------------------------------------
Outstanding at June 30, 1999   5,566,664         $15.62
Exercisable at June 30, 1999   1,818,116         $12.78
-------------------------------------------------------

As a result of the recapitalization, each outstanding stock option under the Company's stock option plans was converted into separately exercisable options to acquire one share of PE Biosystems stock and 0.5 of a share of Celera Genomics stock. The exercise price for the resulting PE Biosystems stock options and Celera Genomics stock options was calculated by multiplying the exercise price under the original option from which they were converted by a fraction, the numerator of which was the opening price of PE Biosystems stock or Celera Genomics stock, as the case may be, on May 6, 1999 (the first date such stocks were traded on the New York Stock Exchange) and the denominator of which was the sum of such PE Biosystems stock and Celera Genomics stock prices. However, the aggregate intrinsic value of the options was not increased, and the ratio of the exercise price per option to the market value per share was not reduced. In addition, the vesting provision and option periods of the original grants has remained the same on conversion.

Celera Genomics Group
Notes to Combined Financial Statements continued


The following table summarizes information regarding options outstanding and exercisable for the Celera Genomics group at June 30, 1999:

                                        Weighted Average
                                     ---------------------
                                    Contractual
                                           Life
                          Number of   Remaining   Exercise
(Option Prices Per Share)   Options    in Years      Price
----------------------------------------------------------
Options Outstanding
   At $.37 - $12.10         600,294         5.1     $ 6.95
   At $12.11 - $15.13       961,784         7.8     $13.39
   At $15.14 - $17.12     3,652,464         9.5     $17.11
   At $17.13 - $30.26       352,122         9.8     $21.00
Options Exercisable
   At $.37 - $12.10         578,766         5.1     $ 6.98
   At $12.11 - $15.13       523,132         7.8     $13.14
   At $15.14 - $17.12       705,020         9.5     $17.10
   At $17.13 - $30.26        11,198         9.8     $22.65
----------------------------------------------------------


1999 Stock Incentive Plans

The PE Corporation/PE Biosystems Group 1999 Stock Incentive Plan (the "PE Biosystems plan") and the PE Corporation/Celera Genomics Group 1999 Stock Incentive Plan (the "Celera Genomics plan") were approved in April 1999. The Celera Genomics plan authorizes grants of stock options, stock awards and performance shares with respect to Celera Genomics stock. The PE Biosystems plan authorizes grants of stock options, stock awards and performance shares with respect to PE Biosystems stock. Directors and certain officers and key employees with responsibilities involving both the PE Biosystems group and the Celera Genomics group may be granted awards under both incentive plans in a manner which reflects their responsibilities. The Board of Directors believes that granting participants awards tied to performance of the group in which the participants work and, in certain cases the other group, is in the best interest of the Company and its stockholders.


Employee Stock Purchase Plan

The Employee Stock Purchase Plan offers domestic and certain foreign employees the right to purchase shares of Celera Genomics stock and/or PE Biosystems stock on a quarterly basis. The purchase price in the United States is equal to the lower of 85% of the average market price of such class of common stock on the offering date or 85% of the average market price of the applicable class of common stock on the last day of the purchase period. Provisions of the plan for employees in foreign countries vary according to local practice and regulations.

Common stock issued under the Employee Stock Purchase Plan during fiscal 1999, 1998, and 1997 totaled 168,000 shares, 174,000 shares, and 111,000 shares, respectively, of PE Corporation (predecessor) common stock. Additionally, 12,000 shares of Celera Genomics stock and 49,000 shares of PE Biosystems stock were issued during fiscal 1999.


Director Stock Purchase and Deferred Compensation Plan

The Company has a Director Stock Purchase and Deferred Compensation Plan that requires non-employee directors of the Company to apply at least 50% of their annual retainer to the purchase of common stock. Purchases of Celera Genomics stock and PE Biosystems stock are made in a ratio approximately equal to the number of shares of Celera Genomics stock and PE Biosystems stock outstanding. The purchase price is the fair market value on the date of purchase. At June 30, 1999, the Company had approximately 43,000 shares of Celera Genomics stock and approximately 85,000 shares of PE Biosystems stock available for issuance.


Restricted Stock

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

As a result of the recapitalization, each share of restricted stock held was redesignated as 0.5 of a share of Celera Genomics stock and one share of PE Biosystems stock. Restricted stock granted prior to the recapitalization to key employees and non-employee directors during fiscal 1999, 1998, and 1997 totaled 42,900 shares, 4,350 shares, and 42,000 shares, respectively, of PE Corporation (predecessor) common stock.


Performance Unit Bonus Plan

The Company has a Performance Unit Bonus Plan whereby employees may be awarded performance units in conjunction with an equal number of stock options. A performance unit represents the right to receive a cash or stock payment from the Company at a specified date in the future. The amount of the payment is equal to the fair market value of a share of common stock on the date of the grant. The performance units vest upon shares of the Company's common stock attaining and maintaining specified stock price levels for a specified period, and are payable on or after a specified future date subject to continued employment through the date of payment. As of June 30, 1999 two series of performance units totaling 498,399 units had been granted under the plan. Compensation expense, pertaining to the first of the series, for the Celera Genomics group was $.3 million for fiscal 1999.

At June 30, 1999, all stock price targets applicable to the first series of performance units, totaling 294,499 units, net of cancellations, units initially granted to members of senior management under the plan had been attained and the Company became obligated to make payments under the plan. In recognition of the efforts of the participants in reaching these performance targets and the change in the underlying securities of the Company as a result of the recapitalization of the Company, the Board of Directors decided to accelerate these payments to fiscal year 2000. The

Celera Genomics Group
Notes to Combined Financial Statements continued


related stock options were not accelerated. Compensation expense recognized by the Celera Genomics group as a result of the acceleration of these payments totaled $1.0 million for fiscal 1999.


Accounting for Stock-Based Compensation

Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," is applied in accounting for stock-based compensation plans. Accordingly, no compensation expense has been recognized for its stock option and employee stock purchase plans, as all options have been issued at fair market value.

Pro forma net income and earnings per share information, as required by SFAS No. 123, "Accounting for Stock-Based Compensation," have been determined for employee stock plans under the statement's fair value method. The fair value of the options was estimated at grant date using a Black-Scholes option pricing model with the following weighted average assumptions for the Celera Genomics group:

For the year ended June 30,                        1999
-------------------------------------------------------
Dividend yield                                       -%
Volatility                                       34.40%
Risk-free interest rates                           5.0%
Expected option life in years                      5.23
-------------------------------------------------------

For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.

Pro forma information for the Celera Genomics group for fiscal 1999 is presented below:

(Dollar amounts in millions
except per share amounts)                           1999
--------------------------------------------------------
Net loss
      As reported                               $ (44.9)
      Pro forma                                 $ (47.5)
Basic and diluted loss per share
      As reported                               $ (1.79)
      Pro forma                                 $ (1.89)
--------------------------------------------------------

For the fiscal years ended June 30, 1998 and 1997, the net loss was $8.3 million and $30.2 million, respectively. Pro forma information for fiscal 1998 and 1997 is omitted since Celera Genomics stock was not part of the capital structure of the Company.

The weighted average fair value of PE Corporation options granted was $33.54, $24.83, and $20.17 per share for fiscal 1999, 1998, and 1997, respectively. The weighted average fair value of Celera Genomics options granted was $8.26 for fiscal 1999.

Since Celera Genomics stock and PE Biosystems were not part of the capital structure of the Company prior to May 6, 1999, there were no stock options outstanding prior to that date. Therefore, the pro forma effect of Celera Genomics stock options is not representative of what the effect will be in future years.


Note 8--Related Party Transactions


Sales of Products and Services Between Groups

A group will sell products or services to the other group on terms that would be available from third parties in commercial transactions. If terms for such transaction are not available, the purchasing group will pay fair value as determined by the Board of Directors for such products and services or at the cost (including overhead) of the selling group. For fiscal 1999, R&D expenses included $15.2 million for purchases of instruments, lease payments on instruments and the purchase of consumables, and $2.1 million of contracted R&D services from the PE Biosystems group.


Access to Technology and Know-How

Each group will have free access to all Company technology and know-how (excluding products and services of the other group) that may be useful in that group's business, subject to obligations and limitations applicable to the Company and to such exceptions that the Board of Directors may determine. The groups will consult with each other on a regular basis concerning technology issues that affect both groups. The costs of developing this technology remain in the group responsible for its development.


Note 9--Commitments and Contingencies

Future minimum payments at June 30, 1999 under non-cancelable operating leases for real estate and equipment were as follows:

(Dollar amounts in millions)
-------------------------------------------------------
2000                                              $20.7
2001                                               18.3
2002                                                1.6
2003
2004
2005 and thereafter
-------------------------------------------------------
Total                                             $40.6
-------------------------------------------------------

Rental expense was $8.5 million for fiscal 1999, $.3 million for fiscal 1998, and $.1 million for fiscal 1997.

Celera Genomics Group
Notes to Combined Financial Statements continued


On March 13, 1998, the Company filed a patent infringement action against American Pharmacia Biotech, Inc. ("Amersham") and Molecular Dynamics, Inc. in the United States District Court for the Northern District of California. The Company asserts that two of its patents (U.S. 5,207,886 and U.S. 4,811,218) are infringed by reason of Molecular Dynamics' and Amersham's sale of certain DNA analysis systems (e.g., the MegaBACE 1000 System). In response, the defendants have asserted various affirmative defenses and several counterclaims, including that the Company is infringing two patents (U.S. 5,091,652 and U.S. 5,459,325) owned by or licensed to Molecular Dynamics by selling the ABI PRISM(R) 377 DNA Sequencing Systems.

On April 2, 1998, Amersham filed a patent infringement action against the Company in the United States District Court for the Northern District of California. The complaint alleges that the Company is directly, contributorily or by inducement infringing U.S. Patent No. 5,688,648 ("the '648 patent"), entitled "Probes Labeled with Energy Transfer Coupled Dyes." The complaint seeks declaratory judgment that the use of the PE BigDye(TM) Primer and BigDye(TM) Terminator kits would infringe the '648 patent, as well as injunctive and monetary relief. The Company answered the complaint, alleging that the '648 patent is invalid and that the Company has not infringed the '648 patent.

On May 21, 1998, Amersham filed a patent infringement action against the Company in the United States District Court for the Southern District of New York. The complaint alleges that the Company is infringing, contributing to the infringement and inducing the infringement of U.S. Patent No. 4,707,235 ("the '235 patent") entitled "Electrophoresis Method and Apparatus having Continuous Detection Means." The complaint seeks injunctive and monetary relief. The Company answered the complaint, alleging that the '235 patent is invalid and that the Company does not infringe the '235 patent.

The Company has been named as a defendant in several legal actions, including patent, commercial, and environmental, arising from the conduct of normal business activities. Although the amount of any liability that might arise with respect to any of these matters cannot be accurately predicted, the resulting liability, if any, will not in the opinion of management have a material adverse effect on the financial statements of the Celera Genomics group or the Company.

The holders of Celera Genomics stock are stockholders of the Company and will continue to be subject to all of the risks associated with an investment in the Company, including any legal proceeding and claims affecting the PE Biosystems group.

Celera Genomics Group
Notes to Combined Financial Statements continued


Note 10--Quarterly Financial Information
(Unaudited)

The following is a summary of quarterly financial results:


                                                  First Quarter      Second Quarter      Third Quarter      Fourth Quarter
                                                  -------------      --------------      -------------      --------------
(Dollar amounts in millions
except per share amounts)                         1999     1998      1999      1998      1999     1998      1999      1998
--------------------------------------------------------------------------------------------------------------------------
Net revenues                                      $3.9     $ .6      $ 1.7     $1.2      $ 1.8    $1.3      $ 5.1     $1.1
Operating loss                                    (5.6)    (1.4)     (12.9)    (2.1)     (19.3)   (3.6)     (31.0)    (5.7)
Net loss                                          (3.6)     (.9)      (8.6)    (1.4)     (12.8)   (2.3)     (19.9)    (3.7)
--------------------------------------------------------------------------------------------------------------------------
Net loss per share
   Basic and diluted                                                                                        $(.78)
--------------------------------------------------------------------------------------------------------------------------
Price range of common stock
   High                                                                                                     $  22-1/2
   Low                                                                                                      $  14-3/16
--------------------------------------------------------------------------------------------------------------------------

There were no dividends on Celera Genomics stock for the periods presented.

Fiscal 1999 price ranges are for the period from May 6, 1999 through June 30, 1999. On May 6, 1999, The Perkin-Elmer Corporation was merged into PE Corporation, a new Delaware corporation. The recapitalization of the Company resulted in the issuance of two new classes of common stock called PE Corporation-Celera Genomics Group Common Stock and PE Corporation-PE Biosystems Group Common Stock.


Events Impacting Comparability -- Fiscal 1999

Second, third, and fourth quarter results included before-tax costs of $.6 million, $.8 million, and $3.2 million, respectively in connection with the recapitalization of the Company. Fourth quarter results also included before-tax costs of $1.0 million for the Company's long-term compensation programs. The aggregate after-tax effect of these items increased second, third, and fourth quarter net loss by $.6 million, $.8 million, and $3.9 million, respectively, and increased fourth quarter net loss by $.15 per diluted share.

Celera Genomics Group
Report of Management


To the Stockholders of
PE Corporation

Management is responsible for the accompanying combined financial statements, which have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, it is necessary for management to make informed judgments and estimates which it believes are in accordance with generally accepted accounting principles appropriate in the circumstances. Financial information presented elsewhere in this annual report is consistent with that in the financial statements.

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

/s/ Dennis L. Winger

Dennis L. Winger
Senior Vice President and
Chief Financial Officer

/s/ Tony L. White

Tony L. White
Chairman, President, and
Chief Executive Officer



Report of Independent Accountants


To the Stockholders and Board of Directors of PE Corporation

In our opinion, the accompanying combined statements of financial position and the related combined statements of operations, of group equity, and of cash flows present fairly, in all material respects, the financial position of the Celera Genomics Group of PE Corporation at June 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three fiscal years in the period ended June 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of PE Corporation; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described above and more fully in Note 1 to the Celera Genomics Group combined financial statements, the Celera Genomics Group is a group of PE Corporation; accordingly, the combined financial statements of the Celera Genomics Group should be read in conjunction with the audited financial statements of PE Corporation.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Stamford, Connecticut
July 30, 1999

PE Corporation
Selected Financial Data


(Dollar amounts in thousands except per share amounts)
For the years ended June 30,                        1999           1998          1997          1996           1995
------------------------------------------------------------------------------------------------------------------
Financial Operations
Net revenues                                  $1,216,897     $  944,306    $  768,368      $642,218       $543,945
Income from continuing operations                 96,797         15,694       102,492         1,310         38,569
   Per share of common stock
     Basic                                                          .32          2.16           .03            .87
     Diluted                                                        .31          2.07           .03            .85
Income (loss) from discontinued
   operations (net of income taxes)               79,058         40,694        27,906       (37,833)         7,738
Net income (loss)                                175,855         56,388       130,398       (36,523)        46,307
   Per share of common stock
     Basic                                                         1.16          2.74          (.80)          1.04
     Diluted                                                       1.12          2.63          (.77)          1.02
Dividends per share                                  .51            .68           .68           .68            .68
------------------------------------------------------------------------------------------------------------------
Attributable to PE Biosystems Group
Income from continuing operations             $  148,365     $   24,009    $  132,739      $  3,899       $ 38,569
   Per share of common stock
     Basic                                          1.48
     Diluted                                        1.44
Income (loss) from discontinued
   operations (net of income taxes)               79,058         40,694        27,906       (37,833)         7,738
Net income (loss)                                227,423         64,703       160,645       (33,934)        46,307
   Per share of common stock
     Basic                                          2.27
     Diluted                                        2.21
Dividends per share                                 .085
------------------------------------------------------------------------------------------------------------------
Attributable to Celera Genomics Group
Net loss                                      $  (44,894)    $   (8,315)   $  (30,247)     $ (2,589)      $      -
   Per share of common stock
     Basic and diluted                             (1.79)
------------------------------------------------------------------------------------------------------------------
Other Information
Cash and short-term investments               $  308,021     $   84,091    $  217,222      $121,145       $103,826
Working capital                                  471,350        287,991       354,742       229,639        256,607
Capital expenditures                             176,035         71,820        58,057        28,198         33,891
Total assets                                   1,519,307      1,135,276     1,006,793       809,856        797,970
Long-term debt                                    31,452         33,726        59,152        33,694         64,524
Total debt                                        35,363         45,825        89,068        89,801        123,224
Stockholders' equity                             821,525        564,248       504,270       373,727        369,807
------------------------------------------------------------------------------------------------------------------

The selected financial data should be read with the consolidated financial statements.

On May 6, 1999, The Perkin-Elmer Corporation was merged into a subsidiary of PE Corporation, a new Delaware corporation. The recapitalization of the Company resulted in the issuance of two new classes of common stock called PE Corporation-PE Biosystems Group Common Stock and PE Corporation-Celera Genomics Group Common Stock.

On June 17, 1999, the Board of Directors announced a two-for-one split of PE Biosystems group common stock. The two-for-one stock split was effected in the form of a 100% stock dividend paid to stockholders of record as of the close of business on July 12, 1999. All PE Biosystems group share and per share data reflect this split.

A number of items impact the comparability of the data from continuing operations. Before-tax amounts include:
o Charges of $19.3 million for fiscal 1999 relating to the recapitalization and transformation of the Company;
o Restructuring and other merger costs of $6.1 million for fiscal 1999, $48.1 million for fiscal 1998, $17.5 million for fiscal 1996, and $15.5 million for fiscal 1995;
o Restructuring reserve adjustment of $9.2 million for fiscal 1999 relating to excess fiscal 1998 restructuring liabilities;
o Gains on investments of $6.1 million for fiscal 1999, $1.6 million for fiscal 1998, $64.9 million for fiscal 1997, $11.7 million for fiscal 1996, and $20.8 million for fiscal 1995;
o Acquired research and development charges of $28.9 million for fiscal 1998, $26.8 million for fiscal 1997, and $33.9 million for fiscal 1996;
o Charges for the impairment of assets of $14.5 million for fiscal 1999, $.7 million for fiscal 1997, and $9.9 million for fiscal 1996;
o Foreign currency hedge contract related gain of $2.3 million for fiscal 1999;
o Tax benefit and valuation allowance reductions of $22.2 million for fiscal 1999; and
o A charge of $3.5 million for a donation to the Company's charitable foundation for fiscal 1999.

PE Corporation
Management's Discussion and Analysis


Management's Discussion of Continuing Operations

The PE Corporation ("PE" or the "Company") is comprised of two separate business segments in continuing operations: the PE Biosystems group and the Celera Genomics group. The performance of these businesses is reflected separately by two classes of common stock: PE Biosystems stock and Celera Genomics stock. The PE Biosystems group manufactures and markets biochemical instrument systems and associated consumable products for life science research and related applications. The Celera Genomics group is engaged principally in the generation, sale and support of genomic information databases and related information management and analysis software; discovery, validation and licensing of proprietary gene products, genetic markers and information regarding genetic variability; and related consulting and contract research and development services.

You should read this discussion with our consolidated financial statements. Historical results and percentage relationships are not necessarily indicative of operating results for any future periods.

Throughout the following discussion of operations we refer to the impact on our reported results of the movement in foreign currency exchange rates from one reporting period to another as "foreign currency translation."


Discontinued Operations

Effective May 28, 1999, we completed the sale of our Analytical Instruments business to EG&G, Inc. ("EG&G"). Analytical Instruments, formerly a unit of our PE Biosystems group, develops, manufactures, markets, sells, and services analytical instruments used in a variety of markets. As part of the sale, the rights to the "Perkin-Elmer" name were transferred to EG&G.

The aggregate consideration we received was $425 million, consisting of $275 million in cash and one-year secured promissory notes in the aggregate principal amount of $150 million which bear interest at a rate of 5% per annum. We recognized a net gain on disposal of discontinued operations of $100.2 million, net of $87.8 million of income taxes. The transaction is subject to post-closing adjustments pursuant to the terms of the agreement with EG&G.

Amounts previously reported for Analytical Instruments have been reclassified and stated as discontinued operations. See Note 15 to the consolidated financial statements.


Events Impacting Comparability

Acquisitions, Investments, and Dispositions

On January 22, 1998, we acquired PerSeptive Biosystems, Inc. ("PerSeptive"). The acquisition was accounted for as a pooling of interests and, accordingly, our financial results were restated to include the combined operations.

We acquired Molecular Informatics, Inc. ("Molecular Informatics") and a 14.5% interest, and approximately 52% of the voting rights, in Tecan AG ("Tecan") during the second quarter of fiscal 1998, and GenScope, Inc. ("GenScope") during the third quarter of fiscal 1997. The results of operations for these acquisitions, each of which was accounted for as a purchase, have been included in the consolidated financial statements since the date of each respective acquisition. During the fourth quarter of fiscal 1999, we divested our interest in Tecan. A before-tax gain of $1.6 million was recognized on the sale.

A discussion of significant acquisitions, investments and dispositions is provided in Note 2 to the consolidated financial statements.


Restructuring and Other Special Charges

In fiscal 1999, non-recurring before-tax costs of $9.2 million were incurred in connection with the recapitalization of our company. See Note 1 to the consolidated financial statements for a discussion of the recapitalization.

During fiscal 1998, $48.1 million of before-tax charges were recorded for restructuring and other merger costs to integrate PerSeptive into PE following the acquisition. The objectives of the integration plan were to lower PerSeptive's cost structure by reducing excess manufacturing capacity, achieve broader worldwide distribution of PerSeptive's products, and combine sales, marketing, and administrative functions. The charge included: $33.9 million for restructuring the combined operations; $8.6 million for transaction costs; and $4.1 million of inventory-related write-offs, recorded in cost of sales, associated with the rationalization of certain product lines. Additional merger-related period costs of $6.1 million for fiscal 1999 and $1.5 million for fiscal 1998, were incurred for training, relocation, and communication in connection with the integration.

During the fourth quarter of fiscal 1999, we completed the restructuring actions. The cost to implement the program were $9.2 million below the $48.1 million charge recorded for fiscal 1998. As a result, during the fourth quarter of fiscal 1999, we recorded a $9.2 million reduction of charges required to implement the fiscal 1998 plan. A discussion of our restructuring program is provided in Note 10 to the consolidated financial statements.


Acquired Research and Development

During fiscal 1998 and 1997, we recorded charges of $28.9 million and $26.8 million, respectively, for purchased in-process research and development in connection with certain acquisitions. See Note 2 to the consolidated financial statements.

In the second quarter of fiscal 1998, we expensed $28.9 million of the Molecular Informatics acquisition cost as in-process research and development, representing 53.6% of the purchase price. This amount was attributed and supported by a discounted probable cash flow analysis on a project-by-project basis. At the acquisition

PE Corporation
Management's Discussion and Analysis continued


date, the technological feasibility of the acquired technology had not been established and the acquired technology had no future alternative uses.

We attributed approximately 10% of the in-process research and development value to BioLIMS, a software system that manages data, initiates analysis programs, and captures the results in a centralized, relational database for sequencing instruments; 6% to GA SFDB, a client-side add-on product to several existing gene sequencing instruments; 38% to BioMERGE, a client-server management and integration system that organizes proprietary, public and third-party results in a single relational database for the drug discovery and genomic research markets; 9% to BioCLINIC, a client-server management and integration system that organizes proprietary, public and third-party results generated from DNA and protein sequence analysis in a single database for the clinical trials phase of drug development; and 37% to SDK, an open architecture software platform from which all of Molecular Informatics' future software applications were expected to be derived.

As of the acquisition date, all of the major functionality for BioLIMS 2.0 had been completed and the product was subsequently released in September 1998. As of the acquisition date, BioLIMS 3.0 was in the design and scoping phase. As of the acquisition date, GA SFDB was in early alpha phase and had been completed concurrent with the development of BioLIMS 2.0 and was released in September 1998. As of the acquisition date, BioMerge's 3.0 functional scope was defined and the requirements assessment had been completed and was subsequently released in November 1998. As of the acquisition date, the BioCLINIC product requirements had been specified and discussions had begun with two potential customers to begin the specific software modifications. Development efforts were terminated in April 1998 due to unsuccessful marketing efforts. As of the acquisition date, the SDK requirements assessment had been completed and the functional scope had been defined.

We attributed $11.8 million of the purchase price to core technology and existing products, primarily related to the BioMERGE product. We applied a risk-adjusted discount to the project's cash flows of 20% for existing technology and 23% for in-process technology. The risk premium of 3% for in-process technologies was determined by management based on the associated risks of releasing these in-process technologies versus the existing technologies for the emerging bioinformatics software industry. The significant risks associated with these products include the limited operating history of Molecular Informatics, uncertainties surrounding the market acceptance of such in-process products, competitive threats from other bioinformatics companies and other risks. Management is primarily responsible for estimating the fair value of such existing and in-process technology.

During the third quarter of fiscal 1997, we acquired GenScope for $26.8 million. GenScope, founded in 1995, represented a development stage venture with no operating history. GenScope had effectively no revenues and only limited R&D contract services. At the acquisition date, technological feasibility of the acquired technology right had not been established and the acquired technology right had no future alternative uses. We obtained the right to utilize AFLP-based gene expression profiling technology in the field of human health, but did not obtain any core technology or other rights. GenScope's limited balance sheet, with assets of approximately $.2 million, had yet to deliver commercial value. Accordingly, we recorded a charge of $25.4 million attributable to the in-process technology purchased. We based this amount upon the early development stage of this life science business acquired, the technological hurdles to apply this technology to the field of human health and the underlying cash flow projections. The acquisition represented the purchase of development stage technology, not at the time considered commercially viable in the health care applications that we intend to pursue. Our intent was to first develop the technology into a set of molecular screening tools for use in the enhancement of pharmaceutical product development. We allocated $1.4 million of the purchase price to technology rights attributable to GenScope's AFLP-based gene expression profiling technology. AFLP is an enhancement of the polymerase chain reaction ("PCR") process that allows selective analysis of any portion of genetic material without the specific, prior sequence information normally required for PCR. Of the $25.4 million expensed as in-process research and development, $5.5 million represented a contingent liability due on the issuance of a process patent for technology under development.

Through June 30, 1999, we incurred approximately $12.2 million in additional research and development costs to further develop the AFLP technology in the field of human health. We anticipate spending an additional $2.2 million in fiscal 2000 to substantially complete such project. Such costs approximate those anticipated at the date of acquisition.


Asset Impairment

During the fourth quarter of fiscal 1999, we incurred a $14.5 million charge to cost of sales for the impairment of intangible assets associated with the Molecular Informatics business. This impairment resulted primarily from a decline in management's assessment of future cash flows from this business which included the discontinuance of certain product lines in the fourth quarter.

During fiscal 1997, a $.7 million charge was recorded to cost of sales for the write-down of certain impaired assets.

See Note 1 to the consolidated financial statements.


Gain on Investments

Fiscal 1999, 1998, and 1997 included before-tax gains of $4.5 million, $1.6 million, and $64.9 million, respectively, related to the sale and release of contingencies on minority equity investments. As previously described, fiscal 1999 also included a before-tax gain of $1.6 million related to the sale of our interest in Tecan. See Note 2 to the consolidated financial statements.

PE Corporation
Management's Discussion and Analysis continued


Other Events Impacting Comparability

During the fourth quarter of fiscal 1999, a $10.1 million charge was recorded to selling, general and administrative expenses for costs related to the acceleration of certain long-term compensation programs as a result of the recapitalization of our company and the attainment of performance targets.

During the fourth quarter of fiscal 1999, we made a $3.5 million donation to our company's charitable foundation, which supports educational and other charitable programs. The charge was recorded to selling, general and administrative expenses.

A gain of $2.3 million related to foreign currency hedge contracts was recognized in other income, net during the fourth quarter of fiscal 1999.

The effective income tax rate for fiscal 1999 included certain tax benefit and valuation allowance reductions of $22.2 million. See Note 4 to the consolidated financial statements.


Results of Continuing Operations--1999 Compared With 1998

We reported income from continuing operations of $96.8 million for fiscal 1999 compared with $15.7 million for fiscal 1998. On a segment basis, the PE Biosystems group reported income from continuing operations of $148.4 million for fiscal 1999 compared with $24.0 million for fiscal 1998 and the Celera Genomics group reported a net loss of $44.9 million for fiscal 1999, compared with $8.3 million for fiscal 1998.

Income from continuing operations for our company, on a comparable basis excluding the special items previously described, increased 4.0% to $91.4 million for fiscal 1999 compared with $87.9 million for fiscal 1998. On a segment basis, the PE Biosystems group, excluding the special items, reported an increase of 44.8% in income from continuing operations for fiscal 1999 compared with the prior year. Excluding the fiscal 1999 special items allocated to the Celera Genomics group of $4.6 million for costs incurred in connection with the recapitalization and $1.0 million for costs related to the acceleration of certain compensation programs, the group reported a net loss of $39.6 million compared with $8.3 million for fiscal 1998.

Net revenues were $1,216.9 million for fiscal 1999 compared with $944.3 million for fiscal 1998, an increase of 28.9%. On a segment basis, net revenues for the PE Biosystems group increased 30.0% to $1,221.7 million for fiscal 1999, compared with $940.1 million for the prior year. The Celera Genomics group reported net revenues of $12.5 million for fiscal 1999, compared with $4.2 million for fiscal 1998.

Net revenues for the PE Biosystems group, excluding the results of Tecan, increased 25.9% compared with the prior year. The effects of foreign currency translation increased net revenues by less than 1% compared with the prior year. Net revenues from shipments to the Celera Genomics group were $17.3 million for fiscal 1999 and represented less than 2% of the group's net revenues. There were no revenues to the Celera Genomics group for fiscal 1998. Geographically, excluding the net revenues of Tecan, the PE Biosystems group reported revenue growth in all regions for fiscal 1999 compared with the prior year. Revenues increased 32.5% in the United States, 19.5% in Europe, 20.9% in the Far East and 12.6% in Latin America and other markets, compared with the prior year. Demand for the PE Biosystems group's new ABI PRISM(R) 3700 DNA Analyzer, which began shipping in the second quarter of fiscal 1999, was strong. Shipments for sequence detection systems and liquid chromatography/mass spectrometry ("LC/MS") products also contributed to the growth.

Net revenues for the Celera Genomics group increased $8.3 million for fiscal 1999 compared with the prior year. Revenues for contract research services increased $4.5 million, relating primarily to expression-based gene discovering services in the agricultural market, and $2.8 million from the group's new genomic information and database products, mainly from early access subscriptions.

Gross margin for our company as a percentage of net revenues was 54.1% for fiscal 1999, compared with 54.3% for the prior year. The PE Biosystems group's fiscal 1999 gross margin included $14.5 million for the impairment of intangible assets associated with the Molecular Informatics business. Fiscal 1998 gross margin included $4.1 million of inventory-related write-offs associated with the rationalization of certain product lines in connection with the acquisition of PerSeptive. On a comparable basis, excluding the special items for both years, gross margin as a percentage of net revenues was 55.1% for fiscal 1999 and 54.5% for fiscal 1998. The improved gross margin was primarily the result of a change in product mix. Increased unit sales of reagents to support genetic analysis systems, increased royalty revenues, and continued demand in instrument sales of higher margin genetic analysis product offerings contributed to the growth.

SG&A expenses for our company were $364.1 million for fiscal 1999, compared with $283.4 million for fiscal 1998, an increase of 28.5%. On a segment basis, SG&A expenses were $335.9 million compared with $276.7 million for fiscal 1999 and 1998, respectively, for the PE Biosystems group, and $28.3 million compared with $6.7 million for fiscal 1999 and 1998, respectively, for the Celera Genomics group.

SG&A expenses for the PE Biosystems group, excluding Tecan, increased 15.6% for fiscal 1999 compared with the prior year. Fiscal 1999 expenses included a charge of $9.1 million for costs related to the acceleration of certain long-term compensation programs as a result of the recapitalization of our company and the attainment of performance targets. Fiscal 1999 expenses also included $3.5 million for a contribution to our company's charitable foundation which supports educational and other charitable programs. On a comparable basis, excluding the special items, SG&A expenses increased 10.8%. This increase was due to higher planned expenses, reflecting the growth in sales and orders. As a percentage of net revenues, excluding Tecan and the special items, SG&A expenses were 25.9% for fiscal 1999 compared with 29.4% for the prior year.

PE Corporation
Management's Discussion and Analysis continued


The Celera Genomics group's SG&A expenses increased $21.5 million for fiscal 1999 compared with the prior year. The increase was primarily related to the start-up and ongoing operations of the new genomic information business. SG&A expenses for fiscal 1999 included $1.0 million for costs related to the acceleration of certain compensation programs as a result of the recapitalization of our company and the attainment of performance targets.

R&D expenses for our company were $179.3 million for fiscal 1999 compared with $115.8 million for fiscal 1998, an increase of 54.9%. R&D expenses for the PE Biosystems group increased 26.6% compared with the prior year to $133.5 million for fiscal 1999. Excluding Tecan, expenses increased 19.5% compared with the prior year in support of the introduction of new products and the acceleration of product development. As a percentage of net revenues, excluding Tecan, R&D expenses were 10.7% for fiscal 1999 compared with 11.2% for the prior year. The Celera Genomics group's R&D expenses increased to $48.4 million for fiscal 1999 compared with $10.3 million for fiscal 1998, primarily as a result of establishing and operating the sequencing facility and computing center of the new genomic information business.

During fiscal 1998, $48.1 million of before-tax charges were recorded for restructuring and other merger costs to integrate PerSeptive into the PE Biosystems group of our company following the acquisition. The objectives of the integration plan were to lower PerSeptive's cost structure by reducing excess manufacturing capacity, achieve broader worldwide distribution of PerSeptive's products, and combine sales, marketing, and administrative functions. The charge included: $33.9 million for restructuring the combined operations; $8.6 million for transaction costs; and $4.1 million of inventory-related write-offs, recorded in cost of sales, associated with the rationalization of certain product lines. Additional merger-related period costs of $6.1 million for fiscal 1999 and $1.5 million for fiscal 1998 were incurred for training, relocation, and communication costs.

The $33.9 million restructuring charge included $13.8 million for severance-related costs and workforce reductions of approximately 170 employees, consisting of 114 employees in production labor and 56 employees in sales and administrative support. The remaining $20.1 million represented facility consolidation and asset-related write-offs that included: $11.7 million for contract and lease terminations and facility-related expenses in connection with the reduction of excess manufacturing capacity; $3.2 million for dealer termination payments, sales office consolidations, and consolidation of sales and administrative support functions; and $5.2 million for the write-off of certain tangible and intangible assets and the termination of certain contractual obligations. Transaction costs of $8.6 million included acquisition-related investment banking and professional fees.

During the fourth quarter of fiscal 1999, our company completed the restructuring actions. The costs to implement the program were $9.2 million below the $48.1 million charge recorded for fiscal 1998. As a result, during the fourth quarter of fiscal 1999, the PE Biosystems group recorded a $9.2 million reduction of charges required to implement the fiscal 1998 plan. See Note 10 to the consolidated financial statements.

During fiscal 1999, our company recorded a before-tax special charge of $9.2 million for costs incurred in connection with the recapitalization of our company. These costs included investment banking and professional fees. On a segment basis, the PE Biosystems group and the Celera Genomics group were each allocated 50% of the total costs.

Fiscal 1998 included $28.9 million of purchased in-process research and development associated with our company's acquisition of Molecular Informatics for the PE Biosystems group.

Operating Income
(Dollar amounts in millions)                  1999       1998
--------------------------------------------------------------
Operating income before special items       $142.8     $117.6
   Asset impairment                          (14.5)
   Long-term compensation programs           (10.1)
   Charitable foundation contribution         (3.5)
   Restructuring and other
      merger costs, net                        3.1      (48.1)
   Recapitalization costs                     (9.2)
   Acquired research and development                    (28.9)
--------------------------------------------------------------
Operating income                            $108.6     $ 40.6
--------------------------------------------------------------

Operating income for our company increased to $108.6 million for fiscal 1999 compared with $40.6 million for fiscal 1998. On a comparable basis, excluding the special items previously described, operating income increased 21.4% to $142.8 million for fiscal 1999 compared with $117.6 million for the prior year.

On a segment basis, operating income for the PE Biosystems group increased to $187.9 million for fiscal 1999 compared with $53.4 million for the prior year. On a comparable basis, excluding the results of Tecan and the special items previously described, operating income increased 60.7% for fiscal 1999 compared with the prior year. The PE Biosystems group benefited from increased revenues, higher gross margins, and lower operating expenses as a percentage of net revenues. Higher operating income from sequencing, mapping systems, and LC/MS products were the primary contributors. The effects of currency translation for the PE Biosystems group increased operating income by less than 1% for fiscal 1999 compared with the prior year. Operating income as a percentage of net revenues, excluding the results of Tecan and the special items, increased to 17.6% for fiscal 1999 compared with 13.8% for the prior year.

Operating loss for the Celera Genomics group was $68.8 million for fiscal 1999 compared with $12.8 million for fiscal 1998. Excluding the $4.6 million of special charges for costs incurred in connection with the recapitalization and the $1.0 million of costs related to the acceleration of certain long-term compensation programs, the operating loss was $63.2 million for fiscal 1999.

PE Corporation
Management's Discussion and Analysis continued


For fiscal 1999 and 1998, the PE Biosystems group recorded gains of $4.5 million and $1.6 million, respectively, on the sale and release of contingencies on minority equity investments. Fiscal 1999 also included a gain of $1.6 million related to the sale of our interest in Tecan.

Interest expense was $3.8 million for fiscal 1999 compared with $4.9 million for the prior year. This decrease was primarily due to the refinancing of PerSeptive's 8-1/4% Convertible Subordinated Notes ("the PerSeptive Notes") and lower average interest rates. Interest income was $2.9 million for fiscal 1999 compared with $5.9 million for the prior year, primarily because of lower average cash balances during the year.

Other income, net for fiscal 1999 was $.5 million compared with $3.1 million for the prior year. Fiscal 1999 other income, net primarily related to the revaluation of foreign exchange contracts and a legal settlement that were partially offset by the loss on the disposal of certain assets and other non-operating costs. The other income, net for fiscal 1998 resulted from a gain on the sale of certain operating and non-operating assets.

The effective income tax rate was 4% for fiscal 1999 and 54% for fiscal 1998. Excluding Tecan and the special items, the effective income tax rate was 25% for fiscal 1999 and 24% for fiscal 1998. The effective income tax rate for fiscal 1999 included the release of valuation allowances of $17.4 million. The valuation allowance was reduced because management believes, now that the sale of the Analytical Instruments business has been completed, that it is more likely than not that the deferred tax assets to which the valuation allowance related will be realized. An analysis of the differences between the federal statutory income tax rate and the effective tax rate is provided in Note 4 to the consolidated financial statements.

The PE Biosystems group incurred minority interest expense of $13.4 million for fiscal 1999 and $5.6 million for fiscal 1998 relating to our company's 14.5% financial interest in Tecan. As previously indicated, we divested our interest in Tecan during the fourth quarter of fiscal 1999.


Results of Continuing Operations--1998 Compared With 1997

We reported income from continuing operations of $15.7 million for fiscal 1998 compared with $102.5 million for the prior year. On a comparable basis, excluding the special items previously described, income from continuing operations was $87.9 million for fiscal 1998 compared with $73.7 million for fiscal 1997.

On a segment basis, the PE Biosystems group reported income from continuing operations of $24.0 million for fiscal 1998 compared with $132.7 million for fiscal 1997. On a comparable basis, excluding the special items previously described, income from continuing operations increased 23.2% to $95.0 million for fiscal 1998 compared with $77.1 million for fiscal 1997. The Celera Genomics group reported a net loss of $8.3 million for fiscal 1998 compared with $30.2 million for the prior year, or $3.4 million excluding the $26.8 million for purchased research and development charged in connection with the GenScope acquisition.

Net revenues for our company were $944.3 million for fiscal 1998 compared with $768.4 million for the prior year, an increase of $22.9%. On a segment basis, net revenues for the PE Biosystems group were $940.1 million for fiscal 1998 compared with $767.5 million for fiscal 1997, an increase of 22.5%. Celera Genomics group's net revenues increased from $.9 million for fiscal 1997 to $4.2 million for fiscal 1998, primarily related to AgGen.

Net revenues for the PE Biosystems group, excluding Tecan, increased 15.9% compared with the prior year. The effects of currency translation decreased net revenues by approximately $33 million, or 4%, compared with the prior year, as the U.S. dollar strengthened against most European and Far Eastern currencies. On a worldwide basis, excluding Tecan and the effects of currency translation, revenues would have increased approximately 20% compared with the prior year. Increased demand for genetic analysis, LC/MS, and polymerase chain reaction ("PCR") product lines was the primary contributor. All geographic markets for the PE Biosystems group reported increased revenues over the prior year. Excluding Tecan, net revenues in the United States, Europe, and the Far East increased 24.0%, 10.7%, and 4.6%, respectively. Before the effects of currency translation, and excluding Tecan, revenues in Europe and the Far East would have increased approximately 18% and 14%, respectively, compared with the prior year. The PE Biosystems group believes slower Japanese government funding in the second half of fiscal 1998 and the lack of a supplemental budget, which added to fiscal 1997 revenues, contributed to a lower growth rate of only 3% in the Japanese market.

Gross margin for our company as a percentage of net revenues was 54.3% for fiscal 1998 compared with 53.0% for fiscal 1997. The PE Biosystems group's fiscal 1998 gross margin included $4.1 million of inventory-related write-offs associated with the rationalization of certain product lines in connection with the acquisition of PerSeptive. Fiscal 1997 included a charge of $.7 million for the write-down of certain other assets. Excluding the special items, gross margin as a percentage of net revenues increased to 54.5% for fiscal 1998. Benefits realized from the sale of higher-margin genetic analysis products and increased royalty revenues in the United States more than offset the negative effects of currency translation.

SG&A expenses for our company were $283.4 million for fiscal 1998 compared with $229.9 million for fiscal 1997, an increase of 23.3%. On a segment basis, the PE Biosystems group's SG&A expenses increased to $276.7 million for fiscal 1998 compared with $227.7 million for the prior year. The 21.5% increase in expenses, or 14.7% excluding Tecan, was due to higher planned worldwide selling and marketing expenses commensurate with the substantially higher revenue and order growth. Before the effects of currency translation and excluding Tecan, SG&A expenses increased approximately 18% compared with the prior year. As a percentage of net revenues, SG&A expenses for the

PE Corporation
Management's Discussion and Analysis continued


PE Biosystems group were essentially unchanged at 29.4% for fiscal 1998 compared with 29.7% for the prior year. SG&A expenses for the Celera Genomics group increased from $2.2 million for fiscal 1997 to $6.7 million for fiscal 1998, primarily reflecting the operations of the AgGen and GenScope businesses.

R&D expenses for our company increased to $115.8 million for fiscal 1998 from $82.1 million for fiscal 1997. On a segment basis, R&D expenses for the PE Biosystems group of $105.5 million increased 35.0% over the prior year, or 27.7% excluding Tecan. R&D spending increased 40.6%, or 33.3% excluding Tecan, over the prior year as the PE Biosystems group continued its product development efforts and preparation for new product launches. As a percentage of net revenues, the PE Biosystems group's R&D expenses increased to 11.2% compared with 10.2% for the prior year. Celera Genomics group's R&D expenses were $10.3 million for fiscal 1998 compared with $4.0 million for fiscal 1997. Fiscal 1997 included the operations of GenScope and Linkage from the date of acquisition.

During fiscal 1998, $48.1 million of before-tax charges were recorded for restructuring and other merger costs to integrate PerSeptive into the PE Biosystems group of our company following the aquisition. Additional merger-related period costs of $1.5 million for training, relocation, and communication costs were recognized in the third and fourth quarters of fiscal 1998.

Fiscal 1998 included $28.9 million of purchased in-process research and development associated with our company's acquisition of Molecular Informatics for the PE Biosystems group. Fiscal 1997 included a charge of $26.8 million for in-process research and development, related to our company's acquisitions of GenScope and Linkage for the Celera Genomics group.

Operating Income
(Dollar amounts in millions)                    1998     1997
--------------------------------------------------------------
Operating income before special items         $117.6   $ 95.7
   Asset impairment                                       (.7)
   Restructuring and other merger costs        (48.1)
   Acquired research and development           (28.9)   (26.8)
-------------------------------------------------------------
Operating income                              $ 40.6   $ 68.2
-------------------------------------------------------------

Operating income for our company was $40.6 million for fiscal 1998 compared with $68.2 million for fiscal 1997. On a comparable basis, excluding the items previously described, operating income increased to $117.6 million for fiscal 1998 compared with $95.7 million for the prior year, an increase of 22.9%.

On a segment basis, operating income for the PE Biosystems group decreased to $53.4 million for fiscal 1998 compared with $100.3 million for fiscal 1997. Excluding the special charges for restructuring and other merger costs, acquired research and development, and the impairment of assets, operating income increased $29.4 million, or 29.1%, primarily as a result of increased volume and improved margins. A 23.5% increase in operating income from higher-margin sequencing and mapping systems was the primary contributor. Excluding Tecan, operating income before special items increased 21.6% compared with the prior year. Before the effects of currency translation and excluding Tecan, fiscal 1998 operating income increased 38.5% compared with the prior year. Geographically, excluding Tecan, fiscal 1998 operating income before special items increased 48.0% in the United States, 20.1% in the Far East, and 8.0% in Europe compared with fiscal 1997. As a percentage of net revenues, operating income before special items increased to 13.9% for fiscal 1998 compared with 13.2% for the prior year.

Operating loss for the Celera Genomics group was $12.8 million for fiscal 1998 compared with $32.1 million for fiscal 1997. On a comparable basis, excluding the $26.8 million charge for acquired research and development, the operating loss for fiscal 1997 was $5.3 million.

For fiscal 1998 and 1997, the PE Biosystems group recorded gains of $1.6 million and $64.9 million, respectively, on the sale and release of contingencies on minority equity investments. See Note 2 to the consolidated financial statements.

Interest expense was $4.9 million for fiscal 1998 compared with $5.9 million for the prior year. The decrease was primarily due to the refinancing of the PerSeptive Notes together with slightly lower outstanding debt balances and lower average interest rates. Interest income was $5.9 million for fiscal 1998 compared with $8.8 million for the prior year, primarily because of lower cash balances resulting from the use of cash to fund the PE Biosystems group's continued investments and acquisitions, as well as from lower interest rates.

Other income, net for fiscal 1998 of $3.1 million, primarily related to the sale of certain operating and non-operating assets, compared with other income, net of $1.9 million for the prior year.

Our effective income tax rate was 54% for fiscal 1998 and 26% for fiscal 1997. Excluding Tecan in fiscal 1998, and special items in fiscal 1998 and fiscal 1997, the effective income tax rate was 24% for fiscal 1998 compared with 27% for fiscal 1997. Increased earnings in low tax jurisdictions reduced our tax rate for fiscal 1998. An analysis of the differences between the federal statutory income tax rate and the effective rate is provided in Note 4 to the consolidated financial statements.

Minority interest expense of $5.6 million was recognized in fiscal 1998, by the PE Biosystems group, relating to our company's 14.5% financial interest in Tecan. See Note 2 to the consolidated financial statements.


Market Risk

The PE Biosystems group of our company operates internationally, with manufacturing and distribution facilities in various countries throughout the world. For fiscal 1999 and fiscal 1998, approximately 50% and 52%, respectively, of revenues were derived from countries outside of the United States. Results continue to be

PE Corporation
Management's Discussion and Analysis continued


affected by market risk, including fluctuations in foreign currency exchange rates and changes in economic conditions in foreign markets.

Our risk management strategy utilizes derivative financial instruments, including forwards, swaps, purchased options, and synthetic forward contracts to hedge certain foreign currency and interest rate exposures, with the intent of offsetting losses and gains that occur on the underlying exposures with gains and losses on the derivatives. We do not use derivative financial instruments for trading or other speculative purposes, nor is our company a party to leveraged derivatives. At June 30, 1999 and June 30, 1998, outstanding hedge contracts covered approximately 80% of the estimated foreign currency exposures related to cross-currency cash flows to be realized over the next twelve months. The outstanding hedges were a combination of forward, option, and synthetic forward contracts maturing over the next twelve months.

We performed sensitivity analyses as of June 30, 1999 and June 30, 1998. Assuming a hypothetical adverse change of 10% in foreign exchange rates, i.e., a weakening of the U.S. Dollar, at June 30, 1999 and June 30, 1998, we calculated hypothetical losses in future cash flows of $6.1 million and $4.1 million, respectively. We calculated the hypothetical losses by comparing the difference between the change in market value of both the foreign currency contracts outstanding and the underlying exposures being hedged at June 30, 1999 and June 30, 1998, assuming the 10% adverse change in exchange rates. Actual gains and losses in the future could, however, differ materially from these analyses, based on changes in the timing and amount of foreign currency exchange rate movements and actual exposures and hedges.

Interest rate swaps are used to hedge underlying debt obligations. In fiscal 1997, we executed an interest rate swap, allocated to the PE Biosystems group, in conjunction with our entering into a five-year Japanese Yen debt obligation. Under the terms of the swap agreement, we pay a fixed rate of interest at 2.1% and receive a floating LIBOR interest rate. At June 30, 1999, the notional amount of indebtedness covered by the interest rate swap was Yen 3.8 billion or $31.5 million. The maturity date of the swap coincides with the maturity of the Yen loan in March 2002. A change in interest rates would have no impact on our reported interest expense and related cash payments because the floating rate debt and fixed rate swap contract have the same maturity and are based on the same rate index.


Management's Discussion of Financial Resources and Liquidity

The following discussion of financial resources and liquidity focuses on the Consolidated Statements of Financial Position and the Consolidated Statements of Cash Flows.

Cash and cash equivalents of continuing operations were $308.0 million at June 30, 1999 and $82.9 million at June 30, 1998, with total debt of $35.4 million at June 30, 1999 and $45.8 million at June 30, 1998.

Working capital was $471.4 million at June 30, 1999 and $288.0 million at June 30, 1998. Excluding the current net assets of discontinued operations at June 30, 1998, working capital was $148.0 million. Debt to total capitalization decreased to 4% at June 30, 1999 from 8% at June 30, 1998, as a result of a decrease in loans payable.


Significant Changes in the Consolidated Statements of Financial Position

Effective May 28, 1999, we completed the sale of our Analytical Instruments business to EG&G. The aggregate consideration received by our company was $425 million, consisting of $275 million in cash and one-year secured promissory notes in the aggregate principal amount of $150 million which bear interest at a rate of 5% per annum.

Accounts receivable increased by $78.1 million and the inventory balance increased by $12.7 million from June 30, 1998 to June 30, 1999. On a comparable basis, excluding Tecan from the June 30, 1998 balances, accounts receivable and inventory levels increased by $99.6 million and $22.4 million, respectively, from June 30, 1998 to June 30, 1999, reflecting the growth in net revenues and backlog of the PE Biosystems group.

Prepaid expenses and other current assets increased to $79.3 million at June 30, 1999 from $62.0 million at June 30, 1998, or $57.2 million excluding Tecan. The increase of $22.1 million, excluding Tecan, was related primarily to growth in non-trade receivables, royalties and prepaid dealer commissions.

Other long-term assets decreased to $249.5 million at June 30, 1999 from $264.1 million at June 30, 1998. Excluding Tecan from the June 30, 1998 balance, other long-term assets increased $32.8 million. The change was primarily a result of a $9.4 million increase in prepaid pension assets, a net $17.0 million increase in our equity investments, a $15.6 million increase in non-current deferred tax asset, offset by the write-off of $14.5 million of impaired intangible assets associated with the Molecular Informatics business.

We reduced our total deferred tax asset and related valuation allowance from $115.5 million and $62.8 million at June 30, 1998 to $112.1 million and $37.5 million at June 30, 1999. This resulted in an overall increase to the total deferred tax asset after valuation allowance of $21.9 million. The valuation allowance relates primarily to foreign and domestic tax loss carryforwards, domestic tax credit carryforwards and other domestic deferred tax assets. A portion of the valuation allowance is attributable to tax loss and credit carryforwards and other deferred tax assets which we acquired as part of the purchase of PerSeptive in fiscal 1998. In evaluating our need for a valuation allowance, we considered all available positive and negative evidence, including historical information supplemented by information about future years. We evaluate the need for the valuation allowance periodically for each tax-paying component in each tax jurisdiction. The following factors significantly influenced our conclusion regarding the need for a valuation allowance: (1) the limitation under the Internal Revenue Code on the amount of

PE Corporation
Management's Discussion and Analysis continued


annual utilization of domestic loss carryforwards and credits of PerSeptive, and
(2) the various expiration dates of the foreign loss carryforwards.

Accounts payable increased to $165.1 million at June 30, 1999 from $119.6 million at June 30, 1998. Excluding Tecan from the June 30, 1998 balance, accounts payable increased $50.0 million. The increase resulted primarily from higher purchases to support production and operating requirements of the PE Biosystems group and the rapid progress in establishing the infrastructure of the Celera Genomics group.

Accrued salaries and wages increased $17.5 million to $47.5 million at June 30, 1999 from $30.0 million at June 30, 1998. Excluding Tecan from the June 30, 1998 balance, accrued salaries and wages increased $20.7 million reflecting the timing of payments for both groups and the increased headcount of the Celera Genomics group.

Accrued taxes on income increased $48.4 million to $128.3 million at June 30, 1999 from $79.9 million at June 30, 1998. Excluding Tecan from the June 30, 1998 balance, accrued taxes on income increased $52.2 million as a result of the tax on the gain from the sale of the Analytical Instruments business in foreign tax jurisdictions.

Other accrued expenses increased by $55.4 million to $177.9 million at June 30, 1999 from $122.5 million at June 30, 1998. Excluding Tecan from the June 30, 1998 balance, other accrued expenses increased by $61.7 million as a result of higher warranty and installation accruals, reflecting the increase in volume of the PE Biosystems group, an increase in deferred revenues, and higher benefit and certain compensation accruals of both groups.

At June 30, 1998, $43.8 million of minority interest was recognized in connection with Tecan. During the fourth quarter of fiscal 1999 we divested our interest in Tecan.


Consolidated Statements of Cash Flows

Operating activities from continuing operations generated $69.1 million of cash for fiscal 1999 compared with $68.1 million for fiscal 1998 and $73.4 million for fiscal 1997. For fiscal 1999, higher income-related cash flow and increased operating liabilities were only partially offset by cash used for operating assets.

For fiscal 1999, net cash provided by investing activities from continuing operations was $154.1 million, compared with net cash used of $129.3 million for fiscal 1998. During fiscal 1999, we generated $325.8 million in net cash proceeds from the sale of various assets. Net cash proceeds included $275.0 million from the sale of the Analytical Instruments business, $30.0 million from the sale of Tecan, and $20.8 million from the sale of minority equity investments and certain non-operating assets. The proceeds were partially offset by $176.0 million of capital expenditures. Fiscal 1999 capital expenditures were $92.1 million for the PE Biosystems group, which included $12.9 million as part of the strategic program to improve our information technology infrastructure, $17.5 million for the acquisition of an airplane, and $10.6 million of capital equipment leased to the Celera Genomics group. Capital expenditures for the Celera Genomics group were $94.5 million for fiscal 1999. The capital expenditures included $46.3 million for the purchase of land and buildings in Rockville, Maryland and $22.9 million for improvements thereon. For fiscal 1999, $5.3 million was used for various acquisitions and investments. See Note 2 to the consolidated financial statements.

For fiscal 1998, net cash used by investing activities from continuing operations was $129.3 million compared with net cash provided by investing activities of $24.7 million for fiscal 1997. During fiscal 1998, the PE Biosystems group generated $19.5 million in net cash proceeds from the sale of assets and $9.7 million from the collection of a note receivable. The proceeds were more than offset by $71.8 million of capital expenditures by our company, which included $33.7 million as part of the strategic program to improve our information technology infrastructure, and $98.0 million for acquisitions and investments, primarily Tecan and Molecular Informatics.

For fiscal 1997, we generated $99.7 million in net cash proceeds from the sale of our company's equity interests in Etec Systems, Inc. and Millennium Pharmaceuticals, Inc. and from the sale of certain other non-operating assets. These proceeds were partially offset by $5.0 million used for acquisitions and $58.1 million for capital expenditures that included $9.5 million for information technology infrastructure improvements and $12.1 million for the acquisition of an airplane.

Net cash provided by financing activities was $43.6 million for fiscal 1999 compared with net cash used of $37.7 million for fiscal 1998. For fiscal 1999, we received $96.4 million of proceeds from employee stock option plan exercises compared with $33.6 million for fiscal 1998. Fiscal 1999 included $2.2 million for the purchase of shares of common stock for treasury. No shares were repurchased during fiscal 1998. Dividends paid were $34.2 million for fiscal 1999 and $39.1 million for fiscal 1998. Reduction in loans payable and principal payments on long-term debt were $16.4 million for fiscal 1999, compared with $32.2 million for fiscal 1998. The fiscal 1998 principal payment on long-term debt included $24.7 million for the redemption of the PerSeptive Notes.

During fiscal 1997, we generated $1.8 million from the sale of equity put warrants and $33.6 million of proceeds from employee stock plan exercises. These were offset by stockholder dividends of $29.5 million. Fiscal 1997 included $25.1 million for the purchase of shares of common stock for treasury. Purchases of common stock for treasury were made in support of various stock plans.

During fiscal 1999, we made cash payments of $8.1 million for obligations related to restructuring plans and other merger costs. Restructuring liabilities remaining at June 30, 1999 were $5.8 million for the fiscal 1998 plan. See Note 10 to the consolidated financial statements. The funding for the remaining restructuring liabilities will be from current cash balances and funds generated from operating activities.

PE Corporation
Management's Discussion and Analysis continued


We believe our cash and short-term investments, funds generated from operating activities, and available borrowing facilities are sufficient to provide for our anticipated financing needs over the next two years. At June 30, 1999, we had unused credit facilities totaling $339 million.


Impact of Inflation and Changing Prices

Inflation and changing prices are continually monitored. We attempt to minimize the impact of inflation by improving productivity and efficiency through continual review of both manufacturing capacity and operating expense levels. When operating costs and manufacturing costs increase, we attempt to recover such costs by increasing, over time, the selling price of our products and services. We believe the effects of inflation have been appropriately managed and therefore have not had a material impact on our historic operations and resulting financial position.


Year 2000

In fiscal 1997, we initiated a worldwide program to assess the expected impact of the Year 2000 date recognition problem on our existing internal computer systems; our non-information technology systems, including embedded and process control systems; our product offerings; and our significant suppliers. The purpose of this program is to ensure the event does not have a material adverse effect on our business operations.

Regarding our existing internal computer systems, the program involves a mix of purchasing new systems and modifying existing systems, with the emphasis on replacement of applications developed in-house. Replacement projects are currently underway, and are anticipated to be substantially completed for all business-critical systems worldwide by December 31, 1999. The program includes replacement of applications that, for reasons other than Year 2000 noncompliance, had been previously selected for replacement. The replacement projects, which began in fiscal 1997, are expected to offer improved functionality and commonality over current systems, while at the same time addressing the Year 2000 problem.

With respect to our current product offerings, the program involves performing an inventory of current products, assessing their compliance status, and constructing a remediation plan where appropriate. Significant progress has been made in each of these three phases and we expect our current product offerings to be Year 2000 compliant by December 31, 1999. A substantial portion of the PE Biosystems group's current product offerings is Year 2000 compliant. All of Celera Genomics group's current product offerings are Year 2000 compliant.

The program also addresses the Year 2000 compliance efforts of our significant suppliers, vendors, and third-party interface systems. As part of this analysis, we identified and prioritized these suppliers, vendors, and third parties and have sought written assurances from them that they will be Year 2000 compliant. There can be no assurance that the systems of other companies with which we deal, or on which our systems rely will be timely converted, or that any such failure to convert by another company could not have a material adverse effect on our company. We have not fully determined the extent to which our interface systems may be impacted by third parties' systems, which may not be Year 2000 compliant but are addressing this issue in our contingency plans noted below.

As of June 1999, we were over 90% complete in accomplishing the objectives established in our program. Our preliminary estimate of the total cost for this multi-year program covering 3-4 years is approximately $150 million. This includes amounts previously budgeted for information technology infrastructure improvements and estimates of remediation costs on components not yet fully assessed. Incremental spending has not been and is not expected to be material because most Year 2000 compliance costs will be met with amounts that are normally budgeted for procurement and maintenance of PE's information systems, production, and facilities equipment. The redirection of spending to implement Year 2000 compliance plans may in some instances delay productivity improvements.

We have also engaged a consulting firm to provide periodic assessments of our Year 2000 project plans and progress. Because of the importance of addressing the Year 2000 problem, we have created a Year 2000 business continuity planning team which has developed, and will continue to develop, business contingency plans to address any issues that may not be corrected by implementation of our Year 2000 compliance plan in a timely manner. Contingency plans include identification of systems and third party risks, an analysis of strategies and available resources to restore operations, and a recovery program that identifies participants, processes, and significant equipment. If we are not successful in implementing our Year 2000 compliance plan, or there are delays in and/or increased costs associated with implementing such changes, the Year 2000 problem could have a materially adverse effect on our consolidated results of operations and financial condition.

At this stage of the process, we believe that it is difficult to specifically identify the cause of the most reasonable worst case Year 2000 scenario. A reasonable worst case Year 2000 scenario would be the failure of significant suppliers and vendors to have corrected their own Year 2000 issues which could cause disruption of our operations and have a materially adverse effect on our financial condition. The impact of such disruption cannot be estimated at this time. In the event we believe that any of our significant suppliers or vendors are unlikely to be able to resolve their own Year 2000 issues, our contingency plans include seeking additional sources of supply.

PE Corporation
Management's Discussion and Analysis continued


Euro Conversion

A single currency called the euro was introduced in Europe on January 1, 1999. Eleven of the fifteen member countries of the European Union agreed to adopt the euro as their common legal currency on that date. Fixed conversion rates between these participating countries' existing currencies (the "legacy currencies") and the euro were established as of that date. The legacy currencies are scheduled to remain legal tender as denominations of the euro until at least January 1, 2002, but not later than July 1, 2002. During this transition period, parties may settle transactions using either the euro or a participating country's legal currency.

We are currently evaluating the impact of the euro conversion on our computer and financial systems, business processes, market risk, and price competition. We do not expect this conversion to have a material impact on our results of operations, financial position, or cash flows.


Recently Issued Accounting Standards
and Other

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of the statement require the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. We are required to implement the statement in the first quarter of fiscal 2001. Management is currently analyzing the statement to determine the impact, if any, on the consolidated financial statements.

We continue to apply APB No. 25 in accounting for our stock-based compensation plans. Accordingly, no compensation expense has been recognized for these plans, as all options have been issued at fair value. The effect of accounting for such plans at fair value, under SFAS No. 123, "Accounting for Stock Based Compensation," would be to decrease fiscal 1999 income from continuing operations by $23.1 million. The effect of accounting for such plans at fair value would be to decrease the PE Biosystems group's fiscal 1999 income from continuing operations by $.20 per diluted share, and to increase the Celera Genomics group's fiscal 1999 net loss by $.10 per diluted share. The method used to determine the fair value is the Black-Scholes option pricing model. Accordingly, changes in dividend yield, volatility, interest risks and option life could have a material effect on the fair value. See Note 8 to the consolidated financial statements for a more detailed discussion regarding the accounting for stock-based compensation at fair value.


Outlook

The PE Biosystems group expects to continue to grow and maintain profitability for fiscal 2000 on the strength of robust demand and several new products. Fiscal 2000 will focus on growing product lines across a broad array of base technologies and exploring the needs of evolving markets. Orders for genetic analysis systems and reagents, sequence detection systems, and mass spectroscopy products continue to be strong. At June 30, 1999, backlog increased to approximately $200 million.

We remain concerned about adverse currency effects because approximately 50% of the PE Biosystems group's revenues were derived from regions outside the United States for fiscal 1999.

The Celera Genomics group expects to see an expansion of its customer base for the new genomic information and database products, with corresponding increases in revenues throughout fiscal 2000. Additionally, the group expects to benefit from a three-year gene discovery agreement with Rhone-Poulenc Rorer ("RPR") to identify therapeutic targets for a variety of human diseases by applying GenScope's proprietary technology to RPR's disease model systems.

Despite the potential for increased revenues, the Celera Genomics group expects that it will continue to incur significant operating losses for fiscal 2000. Higher R&D spending will be needed to support the expected ramp-up in sequencing activities. Also, development costs associated with information management and analysis software will increase. We believe the Celera Genomics group has adequate funding to meet its working capital requirements through 2001.


Forward-Looking Statements

Certain statements contained in this report, including the Outlook section, are forward-looking and are subject to a variety of risks and uncertainties. These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are based on our current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of our businesses include, but are not limited to:


Factors Relating to PE Biosystems

Rapidly changing technology in life sciences could make PE Biosystems' product line obsolete unless it continues to improve existing products and develop new products. A significant portion of the net revenues for PE Biosystems each year is derived from products that did not exist in the prior year. PE Biosystems' future success will depend on its ability to continually improve

PE Corporation
Management's Discussion and Analysis continued


its current products and to develop and introduce, on a timely and cost-effective basis, new products that address the evolving needs of its customers. PE Biosystems' products are based on complex technology which is subject to rapid change as new technologies are developed and introduced in the marketplace. Unanticipated difficulties or delays in replacing existing products with new products could adversely affect PE Biosystems' future operating results.

A significant portion of sales depends on customers' capital spending policies and government funding which may be subject to significant and unexpected decreases. A significant portion of PE Biosystems' instrument product sales are capital purchases by its customers. PE Biosystems' customers include pharmaceutical, environmental, research and chemical companies, and the capital spending policies of these companies can have a significant effect on the demand for PE Biosystems' products. These policies are based on a wide variety of factors, including the resources available to make purchases, the spending priorities among various types of research equipment and policies regarding capital expenditures during recessionary periods. Any decrease in capital spending or change in spending policies of these companies could significantly reduce the demand for PE Biosystems' products.

In addition, a substantial portion of PE Biosystems' sales is to customers at universities or research laboratories whose funding is dependent on both the level and timing of funding from government sources. As a result, the timing and amount of revenues from these sources may vary significantly due to factors that can be difficult to forecast. Although research funding has increased during the past several years, grants have, in the past, been frozen for extended periods or otherwise become unavailable to various institutions, sometimes without advance notice. Budgetary pressures, particularly in the United States and Japan, may result in reduced allocations to government agencies that fund research and development activities. If government funding necessary to purchase PE Biosystems' products were to become unavailable to researchers for any extended period of time or if overall research funding were to decrease, the business of PE Biosystems could be adversely affected.

Due to rapidly-developing technology and lack of legal precedents, PE Biosystems' products could be subject to claims for patent infringement. PE Biosystems' products are based on complex, rapidly-developing technologies. These products could be developed without knowledge of previously filed but unpublished patent applications that cover some aspect of these technologies. In addition, there are relatively few decided court cases interpreting the scope of patent claims in these technologies. PE Biosystems could be made a party to litigation regarding intellectual property matters in the future. PE Biosystems has from time to time been notified that it may be infringing certain patents and other intellectual property rights of others. It may be necessary or desirable in the future to obtain licenses relating to one or more products or relating to current or future technologies, and we cannot assure you that PE Biosystems will be able to obtain these licenses or other rights on commercially reasonable terms.

Since PE Biosystems' business is dependent on foreign sales, fluctuating currencies will make our revenues and operating results more volatile. Approximately 50% of PE Biosystems' net revenues during fiscal 1999 were derived from sales to customers outside of the United States. The majority of these sales was based on the relevant customer's local currency. As a result, PE Biosystems' reported and anticipated operating results and cash flows are subject to fluctuations due to material changes in foreign currency exchange rates that are beyond PE Biosystems' control.

Integrating acquired technologies may be costly and may not result in technological advances. The future growth of PE Biosystems depends in part on its ability to acquire complementary technologies through acquisitions and investments. Since January 1, 1996, PE Biosystems has acquired a number of companies, including PerSeptive Biosystems, Inc., Molecular Informatics, Inc., and Tropix, Inc., and made investments in others. The consolidation of employees, operations, and marketing and distribution methods could present significant managerial challenges. For example, PE Biosystems may encounter operational difficulties in the integration of manufacturing or other facilities. In addition, technological advances resulting from the integration of technologies may not be achieved as successfully or rapidly as anticipated, if at all.

Failure of PE Biosystems' Year 2000 compliance plan or failure of the compliance plans of PE Biosystems' limited source suppliers could materially disrupt the sales of affected products. In fiscal 1997, PE Biosystems initiated a world-wide program to assess the expected impact of the Year 2000 date recognition problem on our existing computer systems; non-information technology systems, including embedded and process-control systems; product offerings; and significant suppliers. Portions of this program are not expected to be completed until December 31, 1999. If we are not successful in implementing our Year 2000 compliance plan, or if our limited source suppliers are not successful in implementing compliance plans, the Year 2000 problem could materially disrupt PE Biosystems' sales of affected products.

Earthquakes could disrupt operations in California. A significant portion of PE Biosystems' operations is located near major California earthquake faults. The ultimate impact of earthquakes on PE Biosystems, significant suppliers and the general infrastructure is unknown, but operating results could be materially affected in the event of a major earthquake.


Factors Relating to Celera Genomics

Celera Genomics may not achieve profitability. Celera Genomics has earned small amounts of revenues to date and expects that it will continue to incur net operating losses at least through 2001. As a new business, Celera Genomics faces significant challenges in simultaneously launching and integrating its operations, pursuing key scientific goals, and attracting customers for its information products and services. Celera Genomics has a small number of

PE Corporation
Management's Discussion and Analysis continued


customers, the revenues from which will offset only a small portion of its expenses. In order to meet its business plan, Celera Genomics will require additional customers in the next few years. In addition, even if Celera Genomics is able to enter into contracts with additional customers, those contracts may be subject to milestones that may not be achieved. As a result, there is a high degree of uncertainty that Celera Genomics will be able to achieve profitable operations.

Celera Genomics' business plan is unique and untested. No organization has ever attempted to combine in one business organization all of Celera Genomics' businesses. The creation of a genomics database targeted at a wide variety of customers, from pharmaceutical companies to university researchers, has a number of risks, including pricing and volume issues, technology and access concerns, computer security, pursuit of key scientific goals, and protection of intellectual property. As a result, the creation of a business that includes all of Celera Genomics' businesses has unique risks.

Shotgun sequencing strategy has not yet been tested on the scale and complexity of the human genome. Some genomic scientists have criticized Celera Genomics' sequencing strategy, known as "whole genome shotgun sequencing," as having limitations when applied on a large scale in sequencing the human genome. Others have stated that the human genome cannot be sequenced using whole genome shotgun sequencing. Although scientists at The Institute for Genomic Research have used the whole genome shotgun strategy to sequence the genomes of other organisms, the strategy has not been used to sequence a genome with the size and complexity of the human genome. Failure to sequence or assemble the human genome in a timely manner may have a material adverse effect on Celera Genomics' ability to satisfy customer requirements and achieve its business goals.

New DNA sequencers may not perform at expected levels and the integration of over 300 sequencers may be difficult. Celera Genomics' success is heavily dependent on the successful operation of PE Biosystems' new DNA sequencer. Celera Genomics plans to use more than 300 of the new DNA sequencers on a full-time basis, a scale of operation never before attempted. Failure of the DNA sequencers to perform at expected levels, or failure of Celera Genomics to integrate successfully its DNA sequencers in its laboratory, would materially adversely affect Celera Genomics' ability to sequence at the rate required to complete the human genome on a timely basis, to achieve milestones in contracts with customers, and to perform research services effectively.

Realizing revenues from polymorphism data may be difficult. Celera Genomics believes that the polymorphisms it discovers will add considerable value to its integrated information system. Polymorphism data reveals information about genetic variability among individuals. Its use in the testing of new drugs and the diagnosis of disease, however, is largely untested. Although there has been some early success in linking certain polymorphisms to susceptibility to disease and outcomes of drug therapy, pharmaceutical companies are not yet certain how polymorphism data can be used, or if it can be used on a cost-effective basis, in clinical trials or in drug development. Furthermore, public acceptance of the use of polymorphism data is uncertain. Current and future patient privacy and health care laws and regulations issued by the U.S. Food and Drug Administration may also limit the use of this data.

The ability of Celera Genomics to protect its intellectual property rights will affect its polymorphism program. Such protection is uncertain due to the uncertainty of patent law relating to genomics in general and the novelty of this particular aspect of genomics. In addition, Celera Genomics will be dependent on new technology, including technology provided by PE Biosystems, to make the use of polymorphism information cost-effective so as to make it marketable to the public. This technology is still in early stages of development and its application to this area remains uncertain.

Potential initial customers are limited in number and belong to a single industry. Celera Genomics believes that for the next few years it will derive a significant portion of its revenues from fees paid by pharmaceutical companies and larger biotechnology companies for its information products and services. Celera Genomics has also had preliminary discussions with certain universities and similar research organizations about becoming customers, but expects this market to develop at a slower rate. The number of potential subscribers for Celera Genomics' products during this period may be limited due to their nature and price. Pharmaceutical and biotechnology companies could decide not to subscribe to some or all of Celera Genomics' information products or services, or could decide to conduct their own polymorphism discovery and analysis or work with Celera Genomics' competitors. There have been published reports of a proposed consortium of pharmaceutical companies to create and make public polymorphism information.

Scientific and management staff have unique expertise which is key to Celera Genomics' commercial viability and which would be difficult to replace. Celera Genomics is highly dependent on the principal members of its scientific and management staff, particularly Dr. Venter, its President. For the sequencing and assembly of the human genome, Celera Genomics believes the following members of its staff are essential: Dr. Venter; Dr. Mark Adams, Vice President for Genome Programs; and Drs. Eugene Myers and Granger Sutton, who are responsible for assembling the genome. Additional members of its medical, scientific, and bioinformatics staff are important to the development of information, tools, and services required for implementation of its business plan, including Dr. Sam Broder, Executive Vice President and Chief Medical Officer. The loss of any of these persons' expertise would be difficult to replace and could have a material adverse effect on Celera Genomics' ability to achieve its goals, particularly the completion of its information products.

Celera Genomics' competitive position will depend on patent and copyright protection, which may not be available for genomics information and technology. Celera Genomics' ability to compete and to achieve profitability may be affected by its ability to protect its proprietary technology and intellectual property. While Celera Genomics will be primarily dependent on revenues from access

PE Corporation
Management's Discussion and Analysis continued


fees to its discovery and information system, obtaining patent protection may also be important to its business. Patent law affecting Celera Genomics' business, particularly gene sequences and polymorphisms, is uncertain.

Moreover, Celera Genomics may be dependent on protecting, through copyright law or otherwise, its databases to prevent other organizations from taking information from databases and copying and reselling it. Copyright law currently provides uncertain protection to organizations like Celera Genomics that seek to prevent others from reselling their data. Changes in copyright and patent law could expand or reduce the extent to which Celera Genomics and its customers are able to protect their intellectual property.

Public disclosure of genomic sequence data could jeopardize intellectual property protection and have an adverse effect on value of Celera Genomics' products and services. Celera Genomics, the federally funded Human Genome Project, and others engaged in similar research have committed to make available to the public basic human sequence data. The release of sequence data could undermine the ability of Celera Genomics and its customers to obtain intellectual property protection. Customers may conclude that uncertainties of such protection decrease the value of Celera Genomics' information products and services and, as a result, it may not be able to charge fees sufficient to allow it to achieve profitability.

Others may succeed in commercializing genomic information before Celera Genomics. A number of companies, institutions, and government-financed entities are engaged in various genomics initiatives. At least two other companies, Genset, S.A. and Incyte Pharmaceuticals, Inc., have announced their intention to market to the pharmaceutical industry products and services similar to those being offered by Celera Genomics. Additional competitors may attempt to compete with Celera Genomics in the future, including companies that may seek to resell publicly available genomic data. In addition, there have been published reports of a proposed consortium of pharmaceutical companies to create and make public polymorphism information.


Expected growth in the number of our employees could absorb valuable management resources and be disruptive to the development of Celera Genomics' business. Celera Genomics expects to continue to grow the number of employees. This growth will require substantial effort to hire new employees and train and integrate them in Celera Genomics' business and to develop and implement management information systems, financial controls and facility plans. In addition, Celera Genomics will be required to create a sales and marketing organization and develop customer support resources as sales of its information products increase. Celera Genomics' inability to manage growth effectively would have a materially adverse effect on its future operating results.

Integration of GenScope and AgGen could be difficult and costly. The success of Celera Genomics depends in part on its ability to integrate the businesses of GenScope and AgGen, which were previously operated by PE Biosystems. In particular, we believe that coordinating the separate scientific research efforts will be a challenge to Celera Genomics.

Failure of Celera Genomics' Year 2000 Compliance Plan could jeopardize Celera Genomic's information products and services. In fiscal 1997, we initiated a world-wide program to assess the expected impact of the Year 2000 date recognition problem on our existing computer systems; non-information technology systems, including embedded and process-control systems; product offerings; and significant suppliers. Portions of this program are not expected to be completed until December 31, 1999. If we are not successful in implementing our Year 2000 compliance plan, customers may encounter difficulty in accessing and searching Celera Genomics' databases.

PE Corporation
Consolidated Statements of Operations


(Dollar amounts in thousands except per share amounts)
For the years ended June 30,                                                  1999             1998            1997
--------------------------------------------------------------------------------------------------------------------
Net Revenues                                                            $1,216,897         $944,306        $768,368
Cost of sales                                                              558,813          431,738         361,315
--------------------------------------------------------------------------------------------------------------------
Gross Margin                                                               658,084          512,568         407,053
--------------------------------------------------------------------------------------------------------------------
Selling, general and administrative                                        364,128          283,399         229,915
Research, development and engineering                                      179,275          115,764          82,117
Restructuring and other special charges                                      6,116           43,980
Acquired research and development                                                            28,850          26,801
--------------------------------------------------------------------------------------------------------------------
Operating Income                                                           108,565           40,575          68,220
Gain on investments                                                          6,126            1,605          64,850
Interest expense                                                             3,783            4,905           5,859
Interest income                                                              2,869            5,938           8,826
Other income, net                                                              522            3,147           1,881
--------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                                 114,299           46,360         137,918
Provision for income taxes                                                   4,140           25,069          35,426
Minority interest                                                           13,362            5,597
--------------------------------------------------------------------------------------------------------------------
Income From Continuing Operations                                           96,797           15,694         102,492
--------------------------------------------------------------------------------------------------------------------
Discontinued Operations, Net of Income Taxes
Income (loss) from discontinued operations                                 (21,109)          40,694          27,906
Gain on disposal of discontinued operations                                100,167
--------------------------------------------------------------------------------------------------------------------
Net Income                                                              $  175,855         $ 56,388        $130,398
--------------------------------------------------------------------------------------------------------------------
Attributable to PE Biosystems Group (see Note 1)
Income From Continuing Operations                                       $  148,365         $ 24,009        $132,739
   Basic per share                                                      $     1.48
   Diluted per share                                                    $     1.44
Income From Discontinued Operations                                     $   79,058         $ 40,694        $ 27,906
   Basic per share                                                      $      .79
   Diluted per share                                                    $      .77
Net Income                                                              $  227,423         $ 64,703        $160,645
   Basic per share                                                      $     2.27
   Diluted per share                                                    $     2.21
--------------------------------------------------------------------------------------------------------------------
Attributable to Celera Genomics Group (see Note 1)
Net Loss                                                                $  (44,894)        $ (8,315)       $(30,247)
   Basic and diluted per share                                          $    (1.79)
--------------------------------------------------------------------------------------------------------------------
PE Corporation (see Note 1)
Income From Continuing Operations
   Basic per share                                                                         $    .32        $   2.16
   Diluted per share                                                                       $    .31        $   2.07
Income From Discontinued Operations
   Basic per share                                                                         $    .84        $    .58
   Diluted per share                                                                       $    .81        $    .56
Net Income
   Basic per share                                                                         $   1.16        $   2.74
   Diluted per share                                                                       $   1.12        $   2.63
--------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

PE Corporation
Consolidated Statements of Financial Position


(Dollar amounts in thousands except share data)
At June 30,                                                                                    1999            1998
--------------------------------------------------------------------------------------------------------------------
Assets
Current assets
   Cash and cash equivalents                                                             $  308,021      $   82,865
   Short-term investments                                                                                     1,226
   Note receivable                                                                          150,000
   Accounts receivable, less allowances for doubtful accounts of $4,518 ($4,783 - 1998)     307,056         228,985
   Inventories                                                                              149,670         137,015
   Prepaid expenses and other current assets                                                 79,255          61,973
   Current net assets of discontinued operations                                                            139,959
--------------------------------------------------------------------------------------------------------------------
Total current assets                                                                        994,002         652,023
Property, plant and equipment, net                                                          275,792         163,325
Other long-term assets                                                                      249,513         264,001
Long-term net assets of discontinued operations                                                              55,927
--------------------------------------------------------------------------------------------------------------------
Total Assets                                                                             $1,519,307      $1,135,276
--------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
Current liabilities
   Loans payable                                                                         $    3,911      $   12,099
   Accounts payable                                                                         165,120         119,555
   Accrued salaries and wages                                                                47,495          30,036
   Accrued taxes on income                                                                  128,261          79,860
   Other accrued expenses                                                                   177,865         122,482
--------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                   522,652         364,032
Long-term debt                                                                               31,452          33,726
Other long-term liabilities                                                                 143,678         129,513
--------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                           697,782         527,271
--------------------------------------------------------------------------------------------------------------------
Minority interest                                                                                            43,757
Commitments and contingencies (see Note 11)
Stockholders' Equity
Capital stock
   Preferred stock
     PE Corporation: $.01 par value; 10,000,000 shares and no shares authorized at June 30, 1999 and 1998, respectively; no shares issued at June 30,
        1999 and 1998
     PE Corporation (predecessor): $1.00 par value; no shares and 1,000,000 shares authorized at June 30, 1999 and 1998, respectively; no shares issued at June 30, 1999 and 1998
   Common stock
     PE Corporation - PE Biosystems group: $.01 par value; 500,000,000 shares and no shares authorized at June 30, 1999 and 1998, respectively;
        102,707,006 shares and no shares issued and outstanding at June 30, 1999
        and 1998, respectively                                                                1,027
     PE Corporation - Celera Genomics group: $.01 par value; 225,000,000 shares and no shares authorized at June 30, 1999 and 1998, respectively;
        25,658,020 shares and no shares issued and outstanding
        at June 30, 1999 and 1998, respectively                                                 257
     PE Corporation (predecessor): $1.00 par value; no shares and 180,000,000 shares authorized at June 30, 1999 and 1998, respectively; no shares and 50,148,384
        shares issued and outstanding at June 30, 1999 and 1998, respectively                                50,148
Capital in excess of par value                                                              507,341         379,974
Retained earnings                                                                           317,720         190,966
Accumulated other comprehensive loss                                                         (4,820)         (9,513)
Treasury stock, at cost
   PE Corporation common stock (shares: 1999 - none, 1998 - 831,213)                                        (47,327)
--------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                                  821,525         564,248
--------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                               $1,519,307      $1,135,276
--------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

PE Corporation
Consolidated Statements of Cash Flows


(Dollar amounts in thousands)
For the years ended June 30,                                                  1999             1998            1997
--------------------------------------------------------------------------------------------------------------------
Operating Activities From Continuing Operations
Income from continuing operations                                         $ 96,797         $ 15,694        $102,492
Adjustments to reconcile income from continuing operations
   to net cash provided by operating activities
     Depreciation and amortization                                          48,066           35,928          25,646
     Long-term compensation programs                                        17,482            6,853           9,103
     Deferred income taxes                                                 (25,533)          10,234         (40,819)
     Gains from the sale of assets                                          (6,126)          (3,052)        (66,636)
     Provision for restructured operations and other merger costs           (9,200)          48,080
     Acquired research and development                                                       28,850          26,801
     Asset impairment                                                       14,464
     Recapitalization costs                                                  9,232
Changes in operating assets and liabilities
     Increase in accounts receivable                                      (105,093)         (23,507)        (43,548)
     Increase in inventories                                               (22,387)         (21,362)         (4,421)
     Increase in prepaid expenses and other assets                         (46,665)         (30,862)         (6,794)
     Increase in accounts payable and other liabilities                     98,027            1,219          71,590
--------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                   69,064           68,075          73,414
--------------------------------------------------------------------------------------------------------------------
Investing Activities From Continuing Operations
Additions to property, plant and equipment
   (net of disposals of $9,614, $11,339, and $5,738, respectively)        (166,421)         (60,481)        (52,319)
Acquisitions and investments, net                                           (5,261)         (97,998)        (27,676)
Proceeds from the sale of assets, net                                      325,766           19,496          99,710
Proceeds from the collection of notes receivable                                              9,673           4,978
--------------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) by Investing Activities                           154,084         (129,310)         24,693
--------------------------------------------------------------------------------------------------------------------
Net Cash From Continuing Operations Before Financing Activities            223,148          (61,235)         98,107
--------------------------------------------------------------------------------------------------------------------
Discontinued Operations
Net cash provided (used) by operating activities                           (16,297)          10,084          39,781
Net cash used by investing activities                                      (26,970)         (40,639)        (11,315)
--------------------------------------------------------------------------------------------------------------------
Net Cash From Discontinued Operations Before Financing Activities          (43,267)         (30,555)         28,466
--------------------------------------------------------------------------------------------------------------------
Financing Activities
Net change in loans payable                                                 (9,572)          (6,797)         (4,914)
Proceeds from long-term debt                                                                                 31,033
Principal payments on long-term debt                                        (6,843)         (25,449)        (22,908)
Dividends                                                                  (34,156)         (39,072)        (29,459)
Purchases of common stock for treasury                                      (2,187)                         (25,126)
Proceeds from issuance of equity put warrants                                                                 1,846
Proceeds from stock issued for stock plans                                  96,379           33,629          33,637
--------------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) by Financing Activities                            43,621          (37,689)        (15,891)
--------------------------------------------------------------------------------------------------------------------
Elimination of PerSeptive results from
   July 1, 1997 to September 30, 1997 (see Note 1)                                            2,590
Effect of Exchange Rate Changes on Cash                                      1,654           (3,274)          1,601
--------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                    225,156         (130,163)        112,283
Cash and Cash Equivalents Beginning of Year                                 82,865          213,028         100,745
--------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents End of Year                                     $308,021         $ 82,865        $213,028
--------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

PE Corporation
Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss)


                                                                   PE           PE       Celera
                                                          Corporation   Biosystems     Genomics   Capital In
                                                               Common       Common       Common    Excess Of    Retained
(Dollar amounts and shares in thousands)                        Stock        Stock        Stock    Par Value    Earnings
-------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1996                                    $  50,026    $       -    $       -    $ 358,454   $  69,519
Comprehensive income
   Net income                                                                                                    130,398
   Other comprehensive income, net of tax
     Foreign currency translation adjustments
     Minimum pension liability adjustment
     Unrealized gain on investments, net
     Sale of equity investment
   Other comprehensive income
Comprehensive income
Cash dividends declared                                                                                          (29,536)
Repurchases of common stock
Issuances under stock plans                                        61                                  2,065      (1,459)
Tax benefit related to employee stock options                                                          4,568
Restricted stock plan                                                                                  6,098
Sale of equity put warrants                                                                            1,846
Other                                                              35                                  1,392      (1,440)
-------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1997                                       50,122                                374,423     167,482
Comprehensive income
   Net income                                                                                                     56,388
   Other comprehensive loss, net of tax
     Foreign currency translation adjustments
     Minimum pension liability adjustment
     Unrealized loss on investments, net
   Other comprehensive loss
Comprehensive income
Cash dividends declared                                                                                          (31,604)
Issuances under stock plans                                        26                                  1,358      (3,468)
Tax benefit related to employee stock options                                                          2,335
Restricted stock plan                                                                                  1,858        (136)
Elimination of PerSeptive results from
    July 1, 1997 to September 30, 1997 (see Note 1)                                                                2,590
Other                                                                                                               (286)
-------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1998                                       50,148                                379,974     190,966
Comprehensive income
   Net income                                                                                                    175,855
   Other comprehensive income, net of tax
     Foreign currency translation adjustments
     Minimum pension liability adjustment
     Unrealized gain on investments, net
   Other comprehensive income
Comprehensive income
Cash dividends declared on PE Corporation common stock                                                           (25,479)
Cash dividends declared on PE Biosystems common stock                                                             (8,677)
PE Corporation restricted stock plan                                                                    (883)      1,207
Tax benefit related to employee stock options                                                         15,735
Issuances under PE Corporation common stock plans                 873                                 43,323     (14,862)
Recapitalization (May 6, 1999)                                (51,021)         510          255       50,256
Repurchases of PE Biosystems common stock
Issuances under PE Biosystems common stock plans                                 3                    17,967      (1,290)
Issuances under Celera Genomics common stock plans                                            2        1,483
PE Biosystems two-for-one stock split                                          514                      (514)
-------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1999                                    $       -    $   1,027    $     257    $ 507,341   $ 317,720
-------------------------------------------------------------------------------------------------------------------------


                                                             Accumulated                                                   Total
                                                                   Other      Treasury          Treasury                  Stock-
                                                           Comprehensive         Stock             Stock                holders'
(Dollar amounts and shares in thousands)                   Income (Loss)       At Cost            Shares                  Equity
--------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1996                                       $  (7,117)     $(97,155)           (2,701)              $ 373,727
Comprehensive income
   Net income                                                                                                            130,398
   Other comprehensive income, net of tax
     Foreign currency translation adjustments                     (4,125)
     Minimum pension liability adjustment                         28,660
     Unrealized gain on investments, net                           3,156
     Sale of equity investment                                   (23,245)
                                                                --------
   Other comprehensive income                                      4,446                                                   4,446
                                                                                                                        --------
Comprehensive income                                                                                                     134,844
                                                                                                                        --------
Cash dividends declared                                                                                                  (29,536)
Repurchases of common stock                                                    (25,126)             (428)                (25,126)
Issuances under stock plans                                                     31,615             1,146                  32,282
Tax benefit related to employee stock options                                                                              4,568
Restricted stock plan                                                            5,580               187                  11,678
Sale of equity put warrants                                                                                                1,846
Other                                                                                                                        (13)
--------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1997                                          (2,671)      (85,086)           (1,796)                504,270
Comprehensive income
   Net income                                                                                                             56,388
   Other comprehensive loss, net of tax
     Foreign currency translation adjustments                     (2,747)
     Minimum pension liability adjustment                            354
     Unrealized loss on investments, net                          (4,449)
                                                                --------
   Other comprehensive loss                                       (6,842)                                                 (6,842)
                                                                                                                        --------
Comprehensive income                                                                                                      49,546
                                                                                                                        --------
Cash dividends declared                                                                                                  (31,604)
Issuances under stock plans                                                     37,759               965                  35,675
Tax benefit related to employee stock options                                                                              2,335
Restricted stock plan                                                                                                      1,722
Elimination of PerSeptive results from
    July 1, 1997 to September 30, 1997 (see Note 1)                                                                        2,590
Other                                                                                                                       (286)
--------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1998                                          (9,513)      (47,327)             (831)                564,248
Comprehensive income
   Net income                                                                                                            175,855
   Other comprehensive income, net of tax
     Foreign currency translation adjustments                     (5,415)
     Minimum pension liability adjustment                         (1,779)
     Unrealized gain on investments, net                          11,887
                                                                --------
   Other comprehensive income                                      4,693                                                   4,693
                                                                                                                        --------
Comprehensive income                                                                                                     180,548
                                                                                                                        --------
Cash dividends declared on PE Corporation common stock                                                                   (25,479)
Cash dividends declared on PE Biosystems common stock                                                                     (8,677)
PE Corporation restricted stock plan                                             1,973                42                   2,297
Tax benefit related to employee stock options                                                                             15,735
Issuances under PE Corporation common stock plans                               45,354               789                  74,688
Recapitalization (May 6, 1999)
Repurchases of PE Biosystems common stock                                       (2,187)              (20)                 (2,187)
Issuances under PE Biosystems common stock plans                                 2,187                20                  18,867
Issuances under Celera Genomics common stock plans                                                                         1,485
PE Biosystems two-for-one stock split
--------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1999                                       $  (4,820)     $      -                 -               $ 821,525
--------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

PE Corporation
Notes to Consolidated Financial Statements


Note 1--Accounting Policies and Practices

Principles of Consolidation

The consolidated financial statements include the accounts of all majority-owned subsidiaries of PE Corporation ("PE" or "the Company"). The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Certain amounts in the consolidated financial statements and notes have been reclassified for comparative purposes.

On January 22, 1998, the Company acquired PerSeptive Biosystems, Inc. The acquisition was accounted for as a pooling of interests and, accordingly, the Company's financial results were restated to include the combined operations (see Note 2). The Company's fiscal year ended June 30 and PerSeptive's fiscal year ended September 30. The fiscal 1998 Consolidated Statements of Operations combined the Company's operating results for the fiscal year ended June 30, 1998 with PerSeptive's operating results for the nine months ended June 30, 1998 and the three months ended September 30, 1997 (PerSeptive's fiscal 1997 fourth quarter). The fiscal 1997 Consolidated Statements of Operations combined the Company's results of operations for the fiscal year ended June 30, 1997 with PerSeptive's results of operations for the fiscal year ended September 30, 1997. In order to conform PerSeptive to a June 30 fiscal year-end in fiscal 1998, PerSeptive's results of operations for the three months ended September 30, 1997 have been included in the Company's Consolidated Statements of Operations for the fiscal years ended June 30, 1998 and 1997.


Recapitalization

On May 6, 1999, The Perkin-Elmer Corporation was merged into a subsidiary of PE Corporation, a new Delaware corporation. The recapitalization of the Company resulted in the issuance of two new classes of common stock called PE Corporation-PE Biosystems Group Common Stock ("PE Biosystems stock") and PE Corporation-Celera Genomics Group Common Stock ("Celera Genomics stock"). PE Biosystems stock is intended to reflect separately the performance of the established PE Biosystems' life sciences and the discontinued Analytical Instruments businesses ("PE Biosystems group"), and Celera Genomics stock is intended to reflect separately the performance of the Celera Genomics business ("Celera Genomics group"). Each share of common stock of The Perkin-Elmer Corporation was converted into one share of PE Biosystems stock and 0.5 of a share of Celera Genomics stock.

Holders of PE Biosystems stock and Celera Genomics stock are stockholders of the Company. The PE Biosystems group and the Celera Genomics group are not separate legal entities. As a result, stockholders are subject to all of the risks associated with an investment in the Company and all of its businesses, assets, and liabilities.

Financial effects arising from one group that affect the Company's results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the class of common stock relating to the other group. Any net losses of the PE Biosystems group or the Celera Genomics group and dividends or distributions on, or repurchases of, PE Biosystems stock or Celera Genomics stock or repurchases of preferred stock of the Company will reduce the assets of the Company legally available for payment of dividends.

The Company has presented financial statements of each group in addition to the Company's consolidated financial information in order to assist investors in making informed financial decisions.


Discontinued Operations

The Company's consolidated financial statements were restated to reflect the net assets and operating results of the Analytical Instruments business as discontinued operations for all periods presented (see Note 15). The net assets have been reclassified in both the current and long-term asset sections of the Consolidated Statements of Financial Position for all periods presented. The operating results are reflected in the Consolidated Statements of Operations as income (loss) from discontinued operations for all periods presented. The accompanying notes, except Note 15, relate only to continuing operations.


Recent Accounting Standards

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of the statement require the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company is required to implement the statement in the first quarter of fiscal 2001. The Company is currently analyzing the statement to determine the impact, if any, on the consolidated financial statements.


Earnings per Share

Basic earnings per share is computed by dividing income from continuing operations for the period by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing income from continuing operations for the period by the weighted average number of common shares outstanding including the dilutive effect of common stock equivalents.

PE Corporation
Notes to Consolidated Financial Statements continued


The following tables present a reconciliation of basic and diluted earnings per share from continuing operations:

                                                       Celera
                                     PE Biosystems   Genomics
                                             Group      Group
                                     ------------------------
(Amounts in thousands except
per share amounts)
For the year ended June 30,                   1999       1999
-------------------------------------------------------------
Weighted average number of common
   shares used in the calculation of
   basic earnings (loss) per share
   from continuing operations              100,406     25,100
Common stock equivalents                     2,698
-------------------------------------------------------------
Shares used in the calculation of
   diluted earnings (loss) per share
   from continuing operations              103,104     25,100
-------------------------------------------------------------
Income from continuing operations
   used in the calculation of basic
   and diluted earnings (loss) per
   share from continuing operations       $148,365  $(44,894)
Income (loss) per share from
   continuing operations
      Basic                               $   1.48  $  (1.79)
      Diluted                             $   1.44  $  (1.79)
-------------------------------------------------------------

                                             PE Corporation
                                          -------------------
(Amounts in thousands except
per share amounts)
For the years ended June 30,                  1998       1997
-------------------------------------------------------------
Weighted average number of common
   shares used in the calculation of
   basic earnings per share
   from continuing operations               48,560     47,517
Common stock equivalents                     1,592      1,996
-------------------------------------------------------------
Shares used in the calculation of
   diluted earnings per share
   from continuing operations               50,152     49,513
-------------------------------------------------------------
Income from continuing operations
   used in the calculation of basic
   and diluted earnings per
   share from continuing operations       $ 15,694  $ 102,492
Income per share from
   continuing operations
      Basic                               $    .32  $    2.16
      Diluted                             $    .31  $    2.07
-------------------------------------------------------------

Options to purchase 20,000 shares of PE Biosystems stock were outstanding at June 30, 1999, but were not included in the computation of diluted earnings per share because the effect was antidilutive. Options and warrants to purchase 5.6 million shares of Celera Genomics stock were outstanding at June 30, 1999, but were not included in the computation of diluted loss per share because the effect was antidilutive. Options and warrants to purchase 1.4 million, and .2 million shares of the Company's common stock were outstanding at June 30, 1998, and 1997, respectively, but were not included in the computation of diluted earnings per share because the effect was antidilutive.

On June 17, 1999, the Board of Directors announced a two-for-one split of PE Biosystems group common stock. The two-for-one stock split was effected in the form of a 100% stock dividend paid to stockholders of record as of the close of business on July 12, 1999. All PE Biosystems share and per share data reflect this split.


Foreign Currency

Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated into U.S. dollars at the fiscal year-end exchange rates. The related translation adjustments are recorded as a separate component of stockholders' equity. Foreign currency revenues and expenses are translated using monthly average exchange rates prevailing during the year. Foreign currency transaction gains and losses, as well as translation adjustments of foreign operations where the functional currency is the U.S. dollar, are included in net income. Transaction gains and losses for the periods ended June 30, 1999, 1998, and 1997 were a loss of $5.6 million, a loss of $2.5 million, and a gain of $1.5 million, respectively.


Derivative Financial Instruments

The Company uses derivative financial instruments to offset exposure to market risks arising from changes in foreign currency exchange rates and interest rates. Derivative financial instruments currently utilized by the Company include foreign currency forward contracts, synthetic forward contracts, foreign currency options, and an interest rate swap (see Note 12).


Cash, Short-Term Investments, and Marketable Securities

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


Accounts Receivable

The Company periodically sells accounts receivable arising from business conducted in Japan. During fiscal 1999, 1998, and 1997, the Company received cash proceeds of $40.5 million, $98.8 million, and $65.7 million, respectively, from the sale of such receivables. The Company accounts for such sales in accordance with SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" and believes it has adequately provided for any risk of loss that may occur under these arrangements.

PE Corporation
Notes to Consolidated Financial Statements continued


Investments

The equity method of accounting is used for investments in joint ventures that are 20% to 50% owned and the cost method is used for investments that are less than 20% owned. Minority equity investments are generally classified as available-for-sale and carried at market value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."


Inventories

Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Inventories at June 30, 1999 and 1998, included the following components:

(Dollar amounts in millions)        1999           1998
-------------------------------------------------------
Raw materials and supplies        $ 42.8         $ 45.2
Work-in-process                     10.3            7.3
Finished products                   96.6           84.5
-------------------------------------------------------
Total inventories                 $149.7         $137.0
-------------------------------------------------------


Property, Plant and Equipment, and Depreciation

Property, plant and equipment are recorded at cost and consisted of the following at June 30, 1999 and 1998:

(Dollar amounts in millions)             1999      1998
-------------------------------------------------------
Land                                   $ 21.2    $ 11.7
Buildings and leasehold improvements    154.9      96.3
Machinery and equipment                 231.4     174.9
-------------------------------------------------------
Property, plant and equipment, at cost  407.5     282.9
Accumulated depreciation and
 amortization                           131.7     119.6
-------------------------------------------------------
Property, plant and equipment, net     $275.8    $163.3
-------------------------------------------------------

Major renewals and improvements that significantly add to productive capacity or extend the life of an asset are capitalized. Repairs, maintenance, and minor renewals and improvements are expensed when incurred.

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

Machinery and equipment includes capitalized internal-use software, primarily related to the Company's worldwide strategic program to improve its information technology infrastructure, of $53.2 million and $43.3 million at June 30, 1999 and 1998, respectively. Net of accumulated amortization the capitalized internal-use software was $43.4 million and $39.3 million at June 30, 1999 and 1998, respectively.


Capitalized Software

Internal software development costs, as used in the Company's products, that are incurred from the time technological feasibility of the software is established until the software is ready for its intended use are capitalized and included in other long-term assets. The costs are amortized using the straight-line method over a maximum of three years or the expected life of the product, whichever is less. At June 30, 1999 and 1998, capitalized software costs, net of accumulated amortization, were $12.5 million and $4.4 million, respectively. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred.


Intangible Assets

The excess of purchase price over the net asset value of companies acquired is amortized on a straight-line method over periods not exceeding 40 years. Patents and trademarks are amortized using the straight-line method over their expected useful lives. At June 30, 1999 and 1998, other long-term assets included goodwill, net of accumulated amortization, of $18.5 million and $69.8 million, respectively. Accumulated amortization of goodwill was $6.7 million and $6.1 million, at June 30, 1999 and 1998, respectively.


Asset Impairment

The Company reviews long-lived assets for impairment, in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Assets are written-down to fair value when the carrying costs exceed this amount. During fiscal 1999, the Company's PE Biosystems group recorded a $14.5 million charge to cost of sales for the impairment of assets associated with the Molecular Informatics business (see Note 2). During fiscal 1997, the Company's PE Biosystems group recorded a $.7 million charge to cost of sales for the write-down of certain impaired assets. The impairment losses were determined based upon estimated future cash flows and fair values.


Revenues

Revenues are recorded at the time of shipment of products or performance of services. Revenues from service contracts are recorded as deferred service contract revenues and reflected in net revenues over the term of the contract, generally one year. Subscription fees for access to the Company's genome databases are recognized ratably over the contracted period in accordance with the provisions of the contract. Contract research service revenues are earned and recognized generally on a percentage of completion or as contract research costs are incurred according to the provisions of the underlying agreement. In some instances revenue recognition may be contingent upon the achievement of certain milestones at each anniversary date. Amounts received in advance of performance are recorded as deferred revenue.


Research, Development and Engineering

Research, development and engineering costs are expensed when incurred.

PE Corporation
Notes to Consolidated Financial Statements continued


Supplemental Cash Flow Information

Cash paid for interest and income taxes and significant non-cash investing and financing activities for the following periods were as follows:

(Dollar amounts in millions)         1999     1998       1997
-------------------------------------------------------------
Interest                            $ 3.4    $ 5.7      $ 6.0
Income taxes                        $30.3    $60.5      $31.3
Significant non-cash investing
    and financing activities
      Unrealized gains (loss)
          on investments            $11.9    $(4.4)     $ 3.1
      Dividends declared not
          paid                                          $ 7.5
      Common shares issued
          in PerSeptive pooling                4.6
      Minority interest assumed              $41.3
-------------------------------------------------------------


Note 2--Acquisitions, Investments, and Dispositions


Perseptive Biosystems, Inc.

The merger (the "Merger") of Seven Acquisition Corp., a wholly-owned subsidiary of the Company, and PerSeptive was consummated on January 22, 1998. PerSeptive develops, manufactures, and markets an integrated line of proprietary consumable products and advanced instrumentation systems for the purification, analysis, and synthesis of biomolecules. As a result of the Merger, PerSeptive, which was the surviving corporation of the Merger, became a wholly-owned subsidiary of the Company on that date. Each outstanding share of PerSeptive common stock was converted into shares of the Company's common stock at an exchange ratio equal to 0.1926. Accordingly, the Company issued 4.6 million shares of its common stock for all outstanding shares of PerSeptive common stock. Each outstanding option and warrant for shares of PerSeptive common stock was converted into options and warrants for the number of shares of the Company's common stock that would have been received if such options and warrants had been exercised immediately prior to the effective time of the Merger. All shares of Series A Redeemable Convertible Preferred Stock of PerSeptive outstanding immediately prior to the effective time of the Merger were converted in accordance with their terms into shares of PerSeptive common stock which were then converted into shares of the Company's common stock. As a result of the Merger, PerSeptive's 8-1/4% Convertible Subordinated Notes Due 2001 (the "PerSeptive Notes") became convertible into shares of the Company's common stock. On March 23, 1998, the Company redeemed the PerSeptive Notes for a total of $26.1 million representing $24.7 million of principal and $1.4 million of accrued interest and premium relating to the PerSeptive Notes. Additionally, $2.5 million of the principal amount of the PerSeptive Notes was converted by the holders thereof into 35,557 shares of the Company's common stock.

The Merger qualified as a tax-free reorganization and has been accounted for as a pooling of interests. Accordingly, the Company's financial results have been restated to include the combined operations.

Combined and separate results of the Company and PerSeptive during the periods preceding the Merger were as follows:

(Dollar amounts                                     Adjust-
in millions)                      PE   PerSeptive      ment   Combined
-----------------------------------------------------------------------
Six Months Ended
December 31, 1997
(Unaudited)
Net revenues                  $358.7       $ 52.6                $411.3
Income (loss) from
  continuing operations       $ 14.9       $ (5.4)      $.6      $ 10.1

Fiscal Year Ended
June 30, 1997
Net revenues                  $671.9       $ 96.5                $768.4
Income from
  continuing operations       $ 87.3       $ 15.2                $102.5
-----------------------------------------------------------------------

The adjustment for the six months ended December 31, 1997 reflects the inclusion of PerSeptive's operating results within the Company's consolidated tax provision. There were no material intercompany transactions between the Company and PerSeptive during any period presented.


Tecan AG

The Company acquired a 14.5% interest and approximately 52% of the voting rights in Tecan AG ("Tecan") in December 1997. Tecan is a world leader in the development and manufacturing of automated sample processors, liquid handling systems, and microplate photometry. Used in research, industrial, and clinical markets, these products provide automated solutions for pharmaceutical drug discovery, molecular biology, genomic testing, and clinical diagnostics. The acquisition cost was $53.2 million in cash and was accounted for as a purchase with a minority interest of $41.3 million. The excess purchase price over the fair market value of the underlying assets was $46.2 million and was being amortized over fifteen years.

During the fourth quarter of fiscal 1999, the Company divested its interest in Tecan through a public offering in Switzerland and private sales outside of Switzerland. Cash proceeds, net of transaction costs, from the divestiture were $53.8 million. The Company recognized a before-tax gain of $1.6 million on the sale.

PE Corporation
Notes to Consolidated Financial Statements continued


Molecular Informatics, Inc.

During the second quarter of fiscal 1998, the Company acquired Molecular Informatics, Inc. ("Molecular Informatics"), a leader in the development of infrastructure software for the pharmaceutical, biotechnology, and agrochemical industries as well as for applied markets such as forensics and human identification. The acquisition cost was $53.9 million and was accounted for as a purchase. In connection with the acquisition, $28.9 million was expensed as purchased in-process research and development, $9.0 million was allocated to goodwill and $15.7 million was allocated to other intangible assets. The initial amortization period was ten years for the goodwill and four to seven years for the other intangible assets.

The $28.9 million expensed as in-process research and development represented 53.6% of the purchase price and was attributed and supported by a discounted probable cash flow analysis on a project-by-project basis. At the acquisition date, the technological feasibility of the acquired technology had not been established and the acquired technology had no future alternative uses.

Approximately 10% of the in-process research and development value was attributed to BioLIMS, a software system that manages data, initiates analysis programs, and captures the results in a centralized, relational database for sequencing instruments; 6% was attributed to GA SFDB, a client-side add-on product to several existing gene sequencing instruments; 38% was attributed to BioMERGE, a client-server management and integration system that organizes proprietary, public, and third-party results in a single relational database for the drug discovery and genomic research markets; 9% was attributed to BioCLINIC, a client-server management and integration system that organizes proprietary, public, and third-party results generated from DNA and protein sequence analysis in a single database for the clinical trials phase of drug development; and 37% was attributed to SDK, an open architecture software platform from which all of Molecular Informatics' future software applications were expected to be derived.

As of the acquisition date, all of the major functionality for BioLIMS 2.0 had been completed and the product was subsequently released in September 1998. As of the acquisition date, BioLIMS 3.0 was in the design and scoping phase. As of the acquisition date, GA SFDB was in early alpha phase and had been completed concurrent with the development of BioLIMS 2.0 and was released in September 1998. As of the acquisition date, BioMerge 3.0 functional scope was defined and the requirements assessment had been completed and was subsequently released in November 1998. As of the acquisition date, the BioCLINIC product requirements had been specified and discussions had begun with two potential customers to begin the specific software modifications. Development efforts were terminated in April 1998 due to unsuccessful marketing efforts. As of the acquisition date, the SDK requirements assessment had been completed and the functional scope had been defined.

At the date of the acquisition, management expected to complete the majority of these projects and commence generating significant revenues in 1999. A total of $11.8 million of the purchase price was attributed to core technology and existing products, primarily related to the BioMERGE product. The risk-adjusted discount rate applied to the projects' cash flows was 20% for existing technology and 23% for in-process technology. The risk premium of 3% for in-process technologies was determined by management based upon the associated risks of rolling out these in-process technologies versus the existing technologies for the emerging bioinformatics software industry. The significant risks associated with these products include the limited operating history of Molecular Informatics, uncertainties surrounding market acceptance of such in-process products, competitive threats from other bioinformatics companies, and other risks. Management is primarily responsible for estimating the fair value of such existing and in-process technology.

During the fourth quarter of fiscal 1999, the Company incurred a $14.5 million charge to cost of sales for the impairment of intangible assets associated with the Molecular Informatics business. This impairment resulted primarily from a decline in management's assessment of future cash flows from this business which included the discontinuance of certain product lines in the fourth quarter. The charge to cost of sales included $5.6 million for the write-down of goodwill and $8.9 million for the write-down of other intangible assets. The remaining goodwill of $1.9 million and other intangible assets of $1.9 million are being amortized over 4 years.


Biometric Imaging, Inc.

The Company acquired a minority equity interest in Biometric Imaging, Inc. for $4.0 million during fiscal 1998. The collaboration was for the development and manufacturing of a high-throughput screening system for use by pharmaceutical research companies to accelerate the drug discovery process. The Company received exclusive worldwide marketing rights for products developed for that market.

During the third quarter of fiscal 1999, the Company recorded a before-tax gain of $2.6 million on the sale of its entire equity interest in Biometric Imaging.


GenScope, Inc.

During the third quarter of fiscal 1997, the Company acquired GenScope, Inc., for $26.8 million. GenScope, founded in 1995, represented a development stage venture with no operating history. GenScope had effectively no revenues and only limited R&D contract services. At the acquisition date, technological feasibility of the acquired technology right had not been established and the acquired technology right had no future alternative uses. The Company obtained the right to utilize AFLP-based gene expression profiling technology in the field of human health, but did not obtain any core technology or other rights. GenScope's limited balance sheet, with assets of approximately $.2 million, had yet to deliver commercial value. Accordingly, the Company recorded a charge of $25.4 million attributable to the in-process technology purchased. The Company based this amount upon the early development stage of this life science business acquired, the technological hurdles to the application of this technology to the field of human health and the underlying cash flow projections. The acquisition

PE Corporation
Notes to Consolidated Financial Statements continued


represented the purchase of development stage technology, not at the time considered commercially viable in the health care applications that the Company intends to pursue. The Company's intent was to first develop the technology into a set of molecular screening tools for use in the enhancement of pharmaceutical product development. The Company allocated $1.4 million of the purchase price to technology rights attributable to GenScope's AFLP-based gene expression profiling technology. AFLP is an enhancement of the polymerase chain reaction ("PCR") process that allows selective analysis of any portion of genetic material without the specific, prior sequence information normally required for PCR. Of the $25.4 million expensed as in-process research and development, $5.5 million represented a contingent liability due on the issuance of a process patent for technology under development.


Other Acquisitions

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


Other Dispositions of Minority Equity Investments
Millennium Pharmaceuticals, Inc.

During fiscal 1999 and 1998, the Company recorded before-tax gains of $1.9 million and $1.6 million, respectively, in connection with the release of previously existing contingencies on shares of Millennium Pharmaceuticals, Inc. ("Millennium") common stock. During fiscal 1997, the Company recognized a before-tax gain of $27.5 million associated with the sale of approximately 50% of its investment in Millennium and the release of previously existing contingencies. The gain included $25.9 million from the Company's exchange of a 34% equity interest in ChemGenics Pharmaceuticals, Inc. for an approximate 6% equity interest in Millennium.


Etec Systems, Inc.

During fiscal 1997, the Company recognized a before-tax gain of $34.7 million from the sale of the Company's entire equity interest in Etec Systems, Inc. Net cash proceeds from the sale were $45.8 million.


Note 3--Debt and Lines of Credit

Loans payable and long-term debt at June 30, 1999 and 1998 are summarized below:

(Dollar amounts in millions)            1999       1998
-------------------------------------------------------
Loans Payable
Short-term loans                       $ 3.9      $12.1
-------------------------------------------------------

Long-Term Debt
Yen loan                               $31.5      $27.0
Other                                               6.7
-------------------------------------------------------
Total long-term debt                   $31.5      $33.7
-------------------------------------------------------

The weighted average interest rates at June 30, 1999 and 1998 for loans payable were 4.5%, and 1.8%, respectively.

On March 23, 1998, the Company redeemed PerSeptive's 8-1/4% convertible subordinated notes (see Note 2).

The Company maintains a Yen 3.8 billion variable rate long-term loan which matures in March 2002. Through an interest rate swap agreement (see Note 12), the effective interest rate for the loan is fixed at 2.1%.

The Company maintains a $100 million revolving credit agreement that matures on June 1, 2000. Commitment and facility fees are based on leverage and interest coverage ratios. Interest rates on amounts borrowed vary depending on whether borrowings are undertaken in the domestic or Eurodollar markets. There were no borrowings under the facility at June 30, 1999 or 1998.

At June 30, 1999, in addition to the $100 million revolving credit agreement, the Company had $239 million of unused credit facilities for short-term borrowings from domestic and foreign banks in various currencies. These credit facilities consist of uncommitted overdraft credit lines that are provided at the discretion of local banks. A PE Corporation guarantee is usually required if the local unit borrows any funds.

Under various debt and credit agreements, the Company is required to maintain certain minimum net worth and interest coverage ratios.

There are no maturities of long-term debt scheduled for fiscal 2000, 2001, 2003, or 2004. The Yen 3.8 billion loan matures in fiscal 2002.

PE Corporation
Notes to Consolidated Financial Statements continued


Note 4--Income Taxes

Income before income taxes from continuing operations for fiscal 1999, 1998, and 1997 follows:

(Dollar amounts in millions)       1999    1998      1997
---------------------------------------------------------
United States                    $(41.6) $(38.0)   $ 98.3
Foreign                           155.9    84.4      39.6
---------------------------------------------------------
Total                            $114.3  $ 46.4    $137.9
---------------------------------------------------------

The components of the provision for income taxes from continuing operations for fiscal 1999, 1998, and 1997 consisted of the following:

(Dollar amounts in millions)       1999    1998      1997
----------------------------------------------------------
Currently Payable
Domestic                          $ 6.1   $ 3.8    $ 57.2
Foreign                            23.5    17.8      18.7
----------------------------------------------------------
Total currently payable            29.6    21.6      75.9
----------------------------------------------------------

Deferred
Domestic                          (29.1)    6.1     (45.8)
Foreign                             3.6    (2.6)      5.3
----------------------------------------------------------
Total deferred                    (25.5)    3.5     (40.5)
----------------------------------------------------------
Total provision for income taxes
   from continuing operations     $ 4.1   $25.1    $ 35.4
----------------------------------------------------------

Significant components of deferred tax assets and liabilities from continuing operations at June 30, 1999 and 1998 follows:

(Dollar amounts in millions)                     1999      1998
----------------------------------------------------------------
Deferred Tax Assets
Inventories                                     $ 2.3    $  4.0
Postretirement and postemployment benefits       32.2      35.0
Other reserves and accruals                       8.8      44.3
Tax credit and loss carryforwards                68.8      32.2
----------------------------------------------------------------
Subtotal                                        112.1     115.5
Valuation allowance                             (37.5)    (62.8)
----------------------------------------------------------------
Total deferred tax assets                        74.6      52.7
----------------------------------------------------------------

Deferred Tax Liabilities
Depreciation                                      3.1
Other reserves and accruals                      12.3       6.9
----------------------------------------------------------------
Total deferred tax liabilities                   15.4       6.9
----------------------------------------------------------------
Total deferred tax assets, net                  $59.2    $ 45.8
----------------------------------------------------------------


A reconciliation of the federal statutory tax to the Company's continuing tax provision for fiscal 1999, 1998 and 1997 is set forth in the following table:

(Dollar amounts in millions)            1999     1998     1997
---------------------------------------------------------------
Federal statutory rate                   35%      35%      35%
---------------------------------------------------------------
Tax at federal statutory rate          $40.0    $16.2    $48.3
State income taxes (net of
   federal benefit)                       .4       .1       .1
Effect on income from foreign
   operations                          (21.4)     1.2     41.1
Effect on income from foreign
   sales corporation                    (4.9)    (2.5)    (1.6)
Acquired research and development                10.1      9.4
Restructuring and other merger
   costs                                          5.2
Domestic temporary differences for
   which benefit is recognized         (17.4)    (4.8)   (56.6)
Utilization of net operating
   losses                                                 (7.7)
Effect of goodwill write-off             1.2       .4       .6
Recapitalization costs                   3.3
Other                                    2.9      (.8)     1.8
---------------------------------------------------------------
Total provision for income
   taxes from continuing
   operations                          $ 4.1    $25.1    $35.4
---------------------------------------------------------------

The category "domestic temporary differences for which benefit is recognized" reported in the table above reflects the current year benefit attributable to a reduction in the valuation allowance. The benefit is primarily due to releases of the valuation allowance in 1999 and 1997 in the amounts of $17.4 million and $50.0 million, respectively. The remainder of the benefit resulted from the utilization of domestic tax credit carryforwards and the recognition of various other deferred tax assets that were previously subject to a valuation allowance. During the fourth quarter of fiscal year 1999 the Company reduced its domestic deferred tax valuation allowance, resulting in a recognition of $17.4 million deferred tax benefit. The valuation allowance was reduced because management believes, now that the sale of the Analytical Instruments business has been completed, that it is more likely than not that the deferred tax assets to which the valuation allowance related will be realized.

At June 30, 1999, the Company's worldwide valuation allowance of $37.5 million related to foreign tax loss carryforwards, as well as the domestic tax loss carryforwards, temporary differences and tax credit carryforwards recorded as a result of the stock acquisition of PerSeptive in January 1998.

The Company's subsidiary, PerSeptive, has domestic loss carryforwards of approximately $68 million that will expire between the years 2003 and 2012. The amount of these net operating loss carryforwards that can be utilized annually to offset future taxable income or tax liability has been limited under the Internal Revenue Code as a result of the acquisition. The Company also has a con-

PE Corporation
Notes to Consolidated Financial Statements continued


solidated domestic loss carryforward of approximately $34 million that will expire in 2019 and loss carryforwards of approximately $28 million in various foreign countries with varying expiration dates.

U.S. income taxes have not been provided on approximately $302 million of net unremitted earnings from foreign subsidiaries since the Company intends to permanently reinvest substantially all of such earnings in the operations of the subsidiaries. These earnings include income from manufacturing operations in Singapore, which is tax exempt through the year 2004. In those instances where the Company expects to remit earnings, the effect on the results of operations, after considering available tax credits and amounts previously accrued, was not significant.

The Company and its subsidiaries are subject to tax examinations in various U.S. and foreign jurisdictions. During the current year, the Company filed a petition in the U.S. Tax Court which contested a deficiency asserted by the IRS for 1992. The Company will vigorously contest the proposed adjustments. The Company believes that adequate tax payments have been made and adequate accruals have been recorded for all years.


Note 5--Retirement and Other Benefits


Pension Plans, Retiree Health Care, and
Life Insurance Benefits

The Company maintains or sponsors pension plans that cover a substantial portion of all worldwide employees. Pension benefits earned are generally based on years of service and compensation during active employment. However, the level of benefits and terms of vesting may vary among plans. Pension plan assets are administered by trustees and are principally invested in equity and fixed income securities. The funding of pension plans is determined in accordance with statutory funding requirements.

The Company's domestic pension plans cover a substantial portion of the U.S. employees. During fiscal 1999, the plan was amended to terminate the accrual of benefits under the plan as of June 30, 2004 and to improve the benefit for participants who retire between the ages of 55 and 60. The pension plan is not available to employees hired on or after July 1, 1999.

The postretirement plan provides certain health care and life insurance benefits to domestic employees hired prior to January 1, 1993, who retire and satisfy certain service and age requirements. Generally, medical coverage pays a stated percentage of most medical expenses, reduced for any deductible and for payments made by Medicare or other group coverage. The cost of providing these benefits is shared with retirees. The plan is unfunded.


The components of net pension and postretirement expenses for fiscal 1999, 1998, and 1997 are set forth in the following table:

(Dollar amounts in millions)          1999     1998      1997
--------------------------------------------------------------
Pension
Service cost                         $ 5.2   $  4.9    $  3.6
Interest cost                         38.7     36.4      32.0
Expected return on plan assets       (38.6)   (35.6)    (30.5)
Amortization of transition
     asset                            (1.9)    (1.9)     (1.2)
Amortization of prior service
     cost                              (.4)
Amortization of losses                  .5       .5        .8
Curtailments and settlements            .1
--------------------------------------------------------------
Net periodic expense                 $ 3.6   $  4.3    $  4.7
--------------------------------------------------------------

Postretirement
Service cost                         $  .2   $   .1    $   .1
Interest cost                          4.8      4.7       4.8
Amortization of gains                 (1.5)    (1.2)     (1.1)
--------------------------------------------------------------
Net periodic expense                 $ 3.5   $  3.6    $  3.8
--------------------------------------------------------------

The following tables set forth the changes in the benefit obligations and the plan assets, and the funded status of the plans of continuing operations and the amounts recognized in the Company's Consolidated Statements of Financial Position at June 30, 1999 and 1998:

                            Pension        Postretirement
                       ---------------  ------------------
(Dollar amounts
in millions)             1999     1998    1999       1998
----------------------------------------------------------
Change in Benefit
   Obligation
Benefit obligation,
   beginning of year   $560.5   $488.9   $72.4      $71.3
Service cost              5.2      4.9      .2         .1
Interest cost            38.7     36.4     4.8        4.7
Participant
   contributions           .1       .1
Benefits paid           (30.8)   (27.6)   (5.3)      (6.7)
Actuarial loss (gain)    17.7     21.6    (3.3)       1.5
Variable annuity
   unit value change      2.8     26.6
Amendments               (2.0)      .4
Currency translation      (.1)     (.1)
Other                     2.0      9.3    (6.3)       1.5
----------------------------------------------------------
Benefit obligation     $594.1   $560.5   $62.5      $72.4
----------------------------------------------------------

PE Corporation
Notes to Consolidated Financial Statements continued


                                  Pension        Postretirement
                             ---------------  ------------------
(Dollar amounts
in millions)                   1999     1998    1999       1998
----------------------------------------------------------------
Change in Plan Assets
Fair value of plan
   assets,
   beginning of year          $561.8   $476.1   $    -   $    -
Actual return on
   plan assets                  56.8     96.7
Participants
   contributions                  .1       .1
Company contribution            11.4     15.6      5.3      6.7
Benefits paid                  (29.5)   (26.6)    (5.3)    (6.7)
Currency translation                      (.1)
----------------------------------------------------------------
Fair value of plan
   assets                     $600.6   $561.8   $    -   $    -
----------------------------------------------------------------

Funded Status
   Reconciliation
Funded status                 $  6.5   $  1.3   $(62.5)  $(72.4)
Unrecognized prior
   service gain                 (2.5)    (2.1)
Unrecognized transition
   asset                        (2.2)    (4.4)
Unrecognized
   losses (gains)               37.7     37.2    (23.2)   (21.5)
----------------------------------------------------------------
Net amount
   recognized                 $ 39.5   $ 32.0   $(85.7)  $(93.9)
----------------------------------------------------------------

Amounts Recognized
   in the Statement of
   Financial Position
Prepaid benefit cost          $ 48.3   $ 38.4   $    -   $    -
Accrued benefit
   liability                   (11.6)   (10.5)   (85.7)   (93.9)
Intangible asset                  .7      3.7
Minimum pension
   liability adjustment          2.1       .4
----------------------------------------------------------------
Net amount
   recognized                 $ 39.5   $ 32.0   $(85.7)  $(93.9)
----------------------------------------------------------------

Other changes in benefit obligation represents changes in benefit obligation related to the Analytical Instruments business for periods prior to the sale.

A minimum pension liability adjustment is required when the actuarial present value of accumulated benefits exceeds plan assets and accrued pension liabilities. The projected benefit obligation and accumulated benefit obligation for the pension plans with accumulated benefit obligations in excess of plan assets were $12.1 million and $11.6 million, respectively, at June 30, 1999, and $12.2 million and $9.5 million, respectively, at June 30, 1998.


The following actuarial assumptions were used for the Company's pension and postretirement plans:

                                   1999                 1998
------------------------------------------------------------
Domestic Plans
Discount rate                    7-1/2%                   8%
Compensation increase                5%                   4%
Expected rate of return  7-1/2 - 9-1/4%       8-1/2 - 9-1/4%
------------------------------------------------------------

Foreign Plans
Discount rate                5 - 5-3/4%               5-1/2%
Compensation increase                4%               4-1/4%
Expected rate of return      6-1/2 - 9%               6-1/2%
------------------------------------------------------------

For measurement purposes, an 8.2% annual rate of increase in the per capita cost of covered health care benefits was assumed for plan year 2000, gradually reducing to 5.5% in 2003 and thereafter. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                    One-Percentage     One-Percentage
(Dollar amounts in millions)        Point Increase     Point Decrease
----------------------------------------------------------------------
Effect on the total of service and
   interest cost components                   $ .3              $ (.3)
Effect on postretirement benefit
   obligation                                 $5.0              $(5.0)
----------------------------------------------------------------------


Savings Plan

The Company provides a 401(k) savings plan, for most domestic employees, with automatic Company contributions of 2% of eligible compensation and a dollar-for-dollar matching contribution of up to 4% of eligible compensation. Employees who are not eligible for the employee pension plan receive an extra 2% contribution in addition to the automatic 2% company contribution to their employee savings plan accounts through June 30, 2004, while pension plan participants will continue to receive the automatic 2% contribution. The Company's contributions to this plan for continuing operations were $8.5 million, $5.9 million, and $4.7 million for fiscal 1999, 1998, and 1997, respectively.


Postemployment Benefits

The Company provides certain postemployment benefits to eligible employees. These benefits generally include severance, disability, and medical-related costs paid after employment but before retirement.


Note 6--Segment, Geographic, and
Customer Information


Business Segments

In fiscal 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The statement established annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products and services, geographic areas, and major customers. The adoption of the statement did not affect the results of operations or financial position of the Company.

PE Corporation
Notes to Consolidated Financial Statements continued


The Company operates in the life science industry through two reportable segments, the PE Biosystems group and the Celera Genomics group. The PE Biosystems group is engaged in the development, manufacture, sale and service of instrument systems and associated consumable products for life science research and related applications. The Celera Genomics group is engaged in the generation, sale and support of genomic information and related information management and analysis software; discovery, validation and licensing of proprietary gene products, genetic markers and information concerning genetic variability; and related consulting and contract research and development services.

As a result of the recapitalization, the Company established two separate stocks to track the individual performance of the reportable segments. Operating income (loss) excludes other income (expense), gain on investments, net interest income, provision (benefit) for income taxes, and minority interest. The accounting policies of the operating segments are the same as those described in
Note 1. Sales of products and services between segments are based on terms that would be available from third parties in commercial transactions. Other consists of the elimination of intersegment activity. Other total assets of $173.0 million includes the elimination of $150 million Celera Genomics group note receivable from the PE Biosystems group.

Segment information follows:

                                             PE       Celera
                                     Biosystems     Genomics                      Consoli-
(Dollar amounts in millions)              Group        Group          Other          dated
------------------------------------------------------------------------------------------
1999
Net revenues from
    external customers                 $1,204.4       $ 12.5       $      -       $1,216.9
Intersegment revenues                      17.3                       (17.3)
------------------------------------------------------------------------------------------
Total revenues                         $1,221.7       $ 12.5       $  (17.3)      $1,216.9
------------------------------------------------------------------------------------------
Operating income (loss)                $  187.9       $(68.8)      $  (10.5)      $  108.6
Depreciation and
    amortization expense               $   44.3       $  3.8                      $   48.1
Capital expenditures                   $   92.0       $ 94.5       $  (10.5)      $  176.0
Total assets                           $1,347.6       $344.7       $ (173.0)      $1,519.3
------------------------------------------------------------------------------------------

1998
Net revenues from
    external customers                 $  940.1       $  4.2       $      -       $  944.3
Operating income (loss)                $   53.4       $(12.8)                     $   40.6
Depreciation and
    amortization expense               $   35.2       $   .7                      $   35.9
Capital expenditures                   $   68.2       $  3.6                      $   71.8
Total assets                           $1,128.9       $  6.4                      $1,135.3
------------------------------------------------------------------------------------------

1997
Net revenues from
    external customers                 $  767.5       $   .9       $      -       $  768.4
Operating income (loss)                $  100.3       $(32.1)                     $   68.2
Depreciation and
    amortization expense               $   25.4       $   .2                      $   25.6
Capital expenditures                   $   57.7       $   .4                      $   58.1
Total assets                           $1,003.8       $  3.0                      $1,006.8
------------------------------------------------------------------------------------------


Events Impacting Comparability

PE Biosystems Group

Fiscal 1999 operating income included before-tax costs of $13.7 million related to the recapitalization and transformation of the Company, $6.1 million for restructuring and other merger costs, $14.5 million for the impairment of assets, and $3.5 million of donations to the Company's charitable foundation, offset by a $9.2 million reduction of charges required to implement the fiscal 1998 restructuring plan. Fiscal 1998 operating income included $48.1 million related to restructuring and other merger costs and $28.9 million for acquired research and development. Fiscal 1997 operating income included $.7 million related to the impairment of assets.

Celera Genomics Group

Fiscal 1999 operating loss included before-tax costs of $5.6 million related to the recapitalization and transformation of the Company. Fiscal 1997 operating loss included $26.8 million for acquired research and development.


Geographic Areas

Information concerning principal geographical areas follows:

(Dollar amounts in millions)    1999     1998      1997
-------------------------------------------------------
Net Revenues From
   External Customers
United States               $  609.0   $457.1    $350.0
Europe                         370.1    291.9     239.9
Japan                          154.8    129.5     118.8
Other Far East countries        56.1     42.0      40.9
Latin America and other         26.9     23.8      18.8
-------------------------------------------------------
Consolidated                $1,216.9   $944.3    $768.4
-------------------------------------------------------

Net revenues are attributable to geographic areas based on the region of destination.

                                          At June 30,
                                       ----------------
(Dollar amounts in millions)             1999      1998
-------------------------------------------------------
Long-Lived Assets
United States                          $266.2    $152.5
Europe                                   15.1      18.2
Japan                                    14.1      12.7
Other Far East countries                   .7        .5
Latin America and other                    .3       1.2
-------------------------------------------------------
Consolidated                           $296.4    $185.1
-------------------------------------------------------

Long-lived assets exclude goodwill and other intangible assets.


Customer Information

The Company has a large and diverse customer base. No single customer accounted for more than 10% of total net revenues during fiscal 1999, 1998, and 1997.

PE Corporation
Notes to Consolidated Financial Statements continued


Note 7--Stockholders' Equity


Treasury Stock

Common Stock purchases have been made in support of the Company's various stock plans and as part of a general share repurchase authorization. During fiscal 1999, 20,000 shares of PE Biosystems group stock were purchased to support various stock plans. There were no share purchases in fiscal 1998. During fiscal 1997, the Company purchased .4 million shares of common stock to support various stock plans.

Stock Purchase Warrants

As a result of the Merger with PerSeptive, each outstanding warrant for shares of PerSeptive common stock was converted into warrants for the number of shares of the Company's common stock that would have been received by the holder if such warrants had been exercised immediately prior to the effective time of the Merger.

As a result of the recapitalization, each outstanding warrant for shares of PerSeptive common stock was further converted into warrants to acquire .3852 share of PE Biosystems stock and .0963 share of Celera Genomics stock. The warrants are not separately exercisable into solely PE Biosystems stock or Celera Genomics stock. The exercise price and expiration date of each warrant were not affected by the recapitalization.

At June 30, 1999, there were warrants outstanding to purchase 107,598 shares of PE Biosystems stock and 26,900 shares of Celera Genomics stock at an exercise price of $32.87. The warrants expire in September, 2003.


Equity Put Warrants

During the first quarter of fiscal 1997, the Company sold in a private placement 600,000 put warrants on shares of its common stock. Each warrant obligated the Company to purchase the shares from the holder, at specified prices, if the closing price of the common stock was below the exercise price on the maturity date. The cash proceeds from the sale of the put warrants were $1.8 million and have been included in capital in excess of par value. During fiscal 1997, all 600,000 warrants expired unexercised. No equity put warrants were sold in fiscal 1999 and 1998.


Stockholders' Protection Rights Plan

In connection with the recapitalization, the Company adopted a new Stockholder Rights Plan (the "Rights Agreement") to protect stockholders against abusive takeover tactics. Under the Rights Agreement, the Company will issue one right for each share of PE Biosystems stock (a "PE Biosystems Right"), which will allow holders to purchase one-thousandth of a share of a newly designated Series A participating junior preferred stock of the Company at a purchase price of $425, subject to adjustment (the "Series A Purchase Price"), and one right for each share of Celera Genomics stock (a "Celera Genomics Right"), which will allow holders to purchase one-thousandth of a share of a newly designated Series B participating junior preferred stock of the Company at a purchase price of $125, subject to adjustment (the "Series B Purchase Price").

A PE Biosystems Right or Celera Genomics Right will be exercisable only if a person or group ("Acquiring Person"): (a) acquires 15% or more of the shares of PE Biosystems stock then outstanding or 15% or more of the shares of Celera Genomics stock then outstanding or (b) commences a tender offer that would result in such person or group owning such number of shares.

If any person or group becomes an Acquiring Person, each PE Biosystems Right and each Celera Genomics Right will entitle its holder to purchase, for the Series A Purchase Price or the Series B Purchase Price, a number of shares of the related class of common stock of the Company having a market value equal to twice such purchase price.

If following the time a person or group becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation; any person consolidates or merges with the Company and all or part of the common stock is converted or exchanged for securities, cash or property of any other person; or 50% or more of the Company's assets or earnings power is sold or transferred, each PE Biosystems Right and each Celera Genomics Right will entitle its holder to purchase, for the Series A Purchase Price or Series B Purchase Price, a number of shares of common stock of the surviving entity in any such merger, consolidation or business combination or the purchaser in any such sale or transfer having a market value equal to twice the Series A Purchase Price or Series B Purchase Price.

The rights are redeemable at the Company's option at one cent per right to a person or group becoming an Acquiring Person.


Capital Stock

The Company's authorized capital stock consists of 500 million shares of PE Corporation-PE Biosystems group common stock, 225 million shares of PE Corporation-Celera Genomics group common stock and 10 million shares of PE Corporation preferred stock. Of the 10 million shares of preferred stock at June 30, 1999, the Company had designated 80,000 shares of two series of participating junior preferred stock in connection with the Company's stockholders' protection rights plan as previously described.

PE Corporation
Notes to Consolidated Financial Statements continued


Note 8--Stock Plans


Stock Option Plans

Under the Company's stock option plans, officers and other key employees may be, and directors are, granted options, each of which allows for the purchase of existing common stock at a price of not less than 100% of fair market value at the date of grant. Prior to the recapitalization, most option grants had a two-year vesting schedule, whereby 50% of the option grant vested at the end of each year from the date of the grant. The Board of Directors has extended that schedule for most options granted subsequent to the recapitalization whereby 25% will vest annually, resulting in 100% vesting after four years. Options generally expire ten years from the date of grant.

Transactions relating to the stock option plans of the Company follow:

                                     PE Corporation
                                ------------------------
                                                Weighted
                                Number of        Average
                                  Options Exercise Price
--------------------------------------------------------
Fiscal 1997
Outstanding at June 30, 1996    3,822,535         $34.05
Granted                         1,595,528         $59.78
Exercised                       1,167,179         $29.73
Cancelled                          95,281         $43.17
--------------------------------------------------------
Outstanding at June 30, 1997    4,155,603         $45.03
Exercisable at June 30, 1997    2,254,052         $35.24

Fiscal 1998
Granted                         1,997,041         $70.41
Exercised                         780,994         $34.76
Cancelled                         154,686         $71.42
--------------------------------------------------------
Outstanding at June 30, 1998    5,216,964         $55.51
Exercisable at June 30, 1998    2,936,389         $43.12

Fiscal 1999
Granted                            37,000         $86.61
Exercised                       1,549,364         $45.74
Cancelled                         108,914         $67.92
--------------------------------------------------------
Outstanding at May 5, 1999      3,595,686         $60.23
Exercisable at May 5, 1999      2,639,696         $55.43
--------------------------------------------------------

                                    PE Biosystems Group
                                ------------------------
                                                Weighted
                                Number of        Average
                                  Options Exercise Price
--------------------------------------------------------
Fiscal 1999
Outstanding at May 6, 1999      7,191,372         $27.33
Granted                         2,948,046         $54.69
Exercised                         687,316         $26.50
Cancelled                         240,479         $32.76
--------------------------------------------------------
Outstanding at June 30, 1999    9,211,623         $35.98
Exercisable at June 30, 1999    4,349,453         $24.68
--------------------------------------------------------

                                  Celera Genomics Group
                                ------------------------
                                                Weighted
                                Number of        Average
                                  Options Exercise Price
--------------------------------------------------------
Fiscal 1999
Outstanding at May 6, 1999      1,797,843         $11.04
Granted                         3,976,018         $17.44
Exercised                         140,894         $10.49
Cancelled                          66,303         $13.34
--------------------------------------------------------
Outstanding at June 30, 1999    5,566,664         $15.62
Exercisable at June 30, 1999    1,818,116         $12.78
--------------------------------------------------------

As a result of the recapitalization, each outstanding stock option under the Company's stock option plans was converted into separately exercisable options to acquire one share of PE Biosystems stock and 0.5 of a share of Celera Genomics stock. The exercise price for the resulting PE Biosystems stock options and Celera Genomics stock options was calculated by multiplying the exercise price under the original option from which they were converted by a fraction, the numerator of which was the opening price of PE Biosystems stock or Celera Genomics stock, as the case may be, on May 6, 1999 (the first date such stocks were traded on the New York Stock Exchange) and the denominator of which was the sum of such PE Biosystems stock and Celera Genomics stock prices. However, the aggregate intrinsic value of the options was not increased, and the ratio of the exercise price per option to the market value per share was not reduced. In addition, the vesting provisions and option periods of the original grants remained the same on conversion.

The following tables summarize information regarding options outstanding and exercisable at June 30, 1999:

                                        Weighted Average
                                    -----------------------
                                    Contractual
                                           Life
                           Number of  Remaining    Exercise
(Option Prices per Share)    Options   in Years       Price
-----------------------------------------------------------
PE Biosystems Group
Options Outstanding
   At $.93 - $14.84          982,816        4.1      $11.25
   At $14.85 - $29.68      1,355,230        5.8      $21.21
   At $29.69 - $51.94      3,907,247        7.8      $33.08
   At $51.95 - $74.21      2,966,330        9.8      $54.74
Options Exercisable
   At $.93 - $14.84          927,537        4.1      $11.70
   At $14.85 - $29.68      1,315,103        5.8      $21.01
   At $29.69 - $51.94      2,087,553        7.8      $32.40
   At $51.95 - $74.21         19,260        9.8      $62.90
-----------------------------------------------------------

PE Corporation
Notes to Consolidated Financial Statements continued


                                        Weighted Average
                                    -----------------------
                                    Contractual
                                           Life
                           Number of  Remaining    Exercise
(Option Prices per Share)    Options   in Years       Price
-----------------------------------------------------------
Celera Genomics Group
Options Outstanding
   At $.37 - $12.10          600,294        5.1      $ 6.95
   At $12.11 - $15.13        961,784        7.8      $13.39
   At $15.14 - $17.12      3,652,464        9.5      $17.11
   At $17.13 - $30.26        352,122        9.8      $21.00
Options Exercisable
   At $.37 - $12.10          578,766        5.1      $ 6.98
   At $12.11 - $15.13        523,132        7.8      $13.14
   At $15.14 - $17.12        705,020        9.5      $17.10
   At $17.13 - $30.26         11,198        9.8      $22.65
-----------------------------------------------------------


1999 Stock Incentive Plans

The PE Corporation/PE Biosystems Group 1999 Stock Incentive Plan (the "PE Biosystems Group Plan") and the PE Corporation/Celera Genomics Group 1999 Stock Incentive Plan (the "Celera Genomics Group Plan") were approved in April, 1999. The PE Biosystems Group Plan authorizes grants of stock options, stock awards and performance shares with respect to PE Biosystems stock. The Celera Genomics Group Plan authorizes grants of stock options, stock awards and performance shares with respect to Celera Genomics stock. Directors and certain officers and key employees with responsibilities involving both the PE Biosystems group and the Celera Genomics group may be granted awards under both incentive plans in a manner which reflects their responsibilities. The Board of Directors believes that granting participants awards tied to performance of the group in which the participants work and, in certain cases the other group, is in the best interest of the Company and its stockholders.


Employee Stock Purchase Plan

The Employee Stock Purchase Plan offers domestic and certain foreign employees the right to purchase shares of PE Biosystems stock and/or Celera Genomics stock on a quarterly basis. The purchase price in the United States is equal to the lower of 85% of the average market price of the applicable class of common stock on the offering date or 85% of the average market price of such class of common stock on the last day of the purchase period. Provisions of the plan for employees in foreign countries vary according to local practice and regulations.

Common stock issued under the Employee Stock Purchase Plan during fiscal 1999, 1998, and 1997 totaled 168,000 shares, 174,000 shares, and 111,000 shares, respectively of PE Corporation (predecessor) common stock. Additionally, 49,000 shares of PE Biosystems stock and 12,000 shares of Celera Genomics stock were issued during fiscal 1999.


Director Stock Purchase and Deferred Compensation Plan

The Company has a Director Stock Purchase and Deferred Compensation Plan that requires non-employee directors of the Company to apply at least 50% of their annual retainer to the purchase of common stock. Purchases of PE Biosystems stock and Celera Genomics stock are made in a ratio approximately equal to the number of shares of PE Biosystems stock and Celera Genomics stock outstanding. The purchase price is the fair market value on the date of purchase. At June 30, 1999, the Company had approximately 85,000 shares of PE Biosystems stock and approximately 43,000 shares of Celera Genomics stock available for issuance.


Restricted Stock

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

As a result of the recapitalization, each share of restricted stock held was redesignated as one share of PE Biosystems stock and 0.5 of a share of Celera Genomics stock. Restricted stock granted prior to the recapitalization to key employees and non-employee directors during fiscal 1999, 1998, and 1997 totaled 42,900 shares, 4,350 shares, and 42,000 shares, respectively, of PE Corporation (predecessor) common stock. Compensation expense of continuing operations recognized by the Company for these awards was $2.3 million, $1.8 million, and $9.1 million for fiscal 1999, 1998, and 1997, respectively.


Performance Unit Bonus Plan

The Company has a Performance Unit Bonus Plan whereby employees may be awarded performance units in conjunction with an equal number of stock options. A performance unit represents the right to receive a cash or stock payment from the Company at a specified date in the future. The amount of the payment is equal to the fair market value of a share of common stock on the date of the grant. The performance units vest upon shares of the Company's common stock attaining and maintaining specified common stock price levels for a specified period, and are payable on or after a specified future date subject to continued employment through the date of payment. As of June 30, 1999, two series of performance units totaling 498,399 units had been granted under the plan. Compensation expense of continuing operations, pertaining to the first of the series, was $4.4 million and $5.1 million for fiscal 1999 and 1998, respectively.

At June 30, 1999, all stock price targets applicable to the first series of performance units, totaling 294,499 units net of cancellations, granted to members of senior management under the Plan had been attained and the Company became obligated to make

PE Corporation
Notes to Consolidated Financial Statements continued


payments under the Plan. In recognition of the efforts of the participants in reaching these performance targets and the change in the underlying securities of the Company as a result of the recapitalization of the Company, the Board of Directors decided to accelerate these payments to fiscal year 2000. The related stock options were not accelerated. Compensation expense of continuing operations recognized as a result of the acceleration of these payments totaled $10.1 million for fiscal 1999.


Accounting for Stock-Based Compensation

Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," is applied in accounting for stock-based compensation plans. Accordingly, no compensation expense has been recognized for its stock option and employee stock purchase plans, as all options have been issued at fair market value.

Pro forma net income and earnings per share information, as required by SFAS No. 123, "Accounting for Stock-Based Compensation," have been determined for employee stock plans under the statement's fair value method. The fair value of the options was estimated at grant date using a Black-Scholes option pricing model with the following weighted average assumptions:

For the years ended June 30,          1999     1998    1997
-----------------------------------------------------------
PE Biosystems Group
Dividend yield                        .63%
Volatility                          34.40%
Risk-free interest rates             5.25%
Expected option life in years         5.23
-----------------------------------------------------------

Celera Genomics Group
Dividend yield                          -%
Volatility                          34.40%
Risk-free interest rates             5.00%
Expected option life in years         5.23
-----------------------------------------------------------

PE Corporation
Dividend yield                        .62%     .94%    .85%
Volatility                          34.40%   27.00%  29.07%
Risk-free interest rates             4.71%    5.64%   6.42%
Expected option life in years         5.23     5.70    5.12
-----------------------------------------------------------


For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for the years ended June 30, 1999, 1998, and 1997 is presented below:


                                                          Celera
                             PE Biosystems              Genomics
                                     Group                 Group
                             -------------              --------
(Dollar amounts in millions
except per share amounts)             1999                  1999
----------------------------------------------------------------
Income (loss) from
   continuing operations
      As reported                   $148.4                $(44.9)
      Pro forma                     $127.9                $(47.5)
Basic earnings (loss) from
   continuing operations
   per share
      As reported                   $ 1.48                $(1.79)
      Pro forma                     $ 1.27                $(1.89)
Diluted earnings (loss) from
   continuing operations
   per share
      As reported                   $ 1.44                $(1.79)
      Pro forma                     $ 1.24                $(1.89)
----------------------------------------------------------------


                                            PE Corporation
                                    ----------------------------
(Dollar amounts in millions
except per share amounts)             1999       1998       1997
----------------------------------------------------------------
Income (loss) from
    continuing operations
      As reported                   $ 96.8     $ 15.7     $102.5
      Pro forma                     $ 73.7     $(15.0)    $ 92.3
Basic earnings (loss) from
    continuing operations
    per share
      As reported                              $  .32     $ 2.16
      Pro forma                                $ (.31)    $ 1.94
Diluted earnings (loss) from
    continuing operations
    per share
      As reported                              $  .31     $ 2.07
      Pro forma                                $ (.31)    $ 1.86
----------------------------------------------------------------

Pro forma information for PE Biosystems group and Celera Genomics group for fiscal 1998 and 1997 is omitted since PE Biosystems stock and Celera Genomics stock were not part of the capital structure of the Company.

The weighted average fair value of PE Corporation options granted was $33.54, $24.83, and $20.17 per share for fiscal 1999, 1998, and 1997, respectively. The weighted average fair value of PE Biosystems options granted and Celera Genomics options granted was $20.23 and $8.26 for fiscal 1999, respectively.

PE Corporation
Notes to Consolidated Financial Statements continued


Since PE Biosystems stock and Celera Genomics stock were not part of the capital structure of the Company prior to May 6, 1999, there were no stock options outstanding prior to that date. Therefore, the pro forma effect of PE Biosystems stock options and Celera Genomics stock options is not representative of what the effect will be in future years.


Note 9--Additional Information


Selected Accounts

The following table provides the major components of selected accounts of the Consolidated Statements of Financial Position:

(Dollar amounts in millions)
At June 30,                          1999           1998
--------------------------------------------------------
Other Long-Term Assets
Goodwill                           $ 18.5         $ 69.8
Other                               231.0          194.2
--------------------------------------------------------
Total other long-term assets       $249.5         $264.0
--------------------------------------------------------

Other Accrued Expenses
Deferred revenues                  $ 51.7         $ 28.7
Restructuring liability               5.8           26.9
Other                               120.4           66.9
--------------------------------------------------------
Total other accrued expenses       $177.9         $122.5
--------------------------------------------------------

Other Long-Term Liabilities
Accrued postretirement benefits    $ 80.2         $ 87.4
Other                                63.5           42.1
--------------------------------------------------------
Total other long-term liabilities  $143.7         $129.5
--------------------------------------------------------


Related Party Transactions

One of the Company's directors is a former employee of the Roche Group, a pharmaceutical manufacturer and strategic partner of the Company in the biotechnology field. The Company made payments to the Roche Group and its affiliates, for the purchase of reagents and consumables, of $98.3 million, $72.5 million, and $68.2 million in fiscal 1999, 1998, and 1997, respectively.


Third Party Equity Transaction

On June 30, 1999, the Company granted an option to purchase 1.3 million shares of Celera Genomics group stock to a third party and entered into a one year non-compete agreement with such party. The fair value of such option approximated $7.2 million and will be amortized over the life of the non-compete agreement.


Note 10--Restructuring and
Other Merger Costs

During fiscal 1998, the Company recorded a $48.1 million before-tax charge for restructuring and other merger costs to integrate PerSeptive into the Company following the acquisition. The objectives of the integration plan were to lower PerSeptive's cost structure by reducing excess manufacturing capacity, achieve broader worldwide distribution of PerSeptive's products, and combine sales, marketing, and administrative functions. The charge included: $33.9 million for restructuring the combined operations; $8.6 million for transaction costs; and $4.1 million of inventory-related write-offs, recorded in costs of sales, associated with the rationalization of certain product lines. Additional merger-related period costs of $6.1 million for fiscal 1999 and $1.5 million for fiscal 1998 were incurred for training, relocation, and communication in connection with the integration.

The $33.9 million restructuring charge included $13.8 million for severance-related costs and workforce reductions of approximately 170 employees, consisting of 114 employees in production labor and 56 employees in sales and administrative support. The remaining $20.1 million represented facility consolidation and asset-related write-offs and included: $11.7 million for contract and lease terminations and facility-related expenses in connection with the reduction of excess manufacturing capacity; $3.2 million for dealer termination payments, sales office consolidations, and consolidation of sales and administrative support functions; and $5.2 million for the write-off of certain tangible and intangible assets and the termination of certain contractual obligations. Transaction costs of $8.6 million included acquisition-related investment banking and professional fees.

During the fourth quarter of fiscal 1999, the Company completed the restructuring actions. The costs to implement the program were $9.2 million below the $48.1 million charge recorded for fiscal 1998. As a result, during the fourth quarter of fiscal 1999, the Company recorded a $9.2 million reduction of charges required to implement the fiscal 1998 plan.

The following table details the major components of the fiscal 1998 restructuring plan:

                                                          Facility
                                                     Consolidation
                                                         and Asset
                                                           Related
(Dollar amounts in millions)              Personnel     Write-Offs          Total
---------------------------------------------------------------------------------
Provision
Reduction of excess
   manufacturing capacity                     $ 5.1          $11.7          $16.8
Consolidation of sales and
   administrative support                       8.7            3.2           11.9
Other                                                          5.2            5.2
---------------------------------------------------------------------------------
Total provision                               $13.8          $20.1          $33.9
---------------------------------------------------------------------------------

Fiscal 1998 Activity
Reduction of excess
   manufacturing capacity                     $   -          $  .4          $  .4
Consolidation of sales and
   administrative support                        .3            1.2            1.5
Other                                                          5.1            5.1
---------------------------------------------------------------------------------
Total fiscal 1998 activity                    $  .3          $ 6.7          $ 7.0
---------------------------------------------------------------------------------

PE Corporation
Notes to Consolidated Financial Statements continued


                                                          Facility
                                                     Consolidation
                                                         and Asset
                                                           Related
(Dollar amounts in millions)              Personnel     Write-Offs          Total
---------------------------------------------------------------------------------
Fiscal 1999 Activity
Reduction of excess
   manufacturing capacity                     $  .7          $ 6.9          $ 7.6
Adjustment to decrease liabilities
   originally accrued for excess
   manufacturing capacity                       4.1            3.3            7.4
Consolidation of sales and
   administrative support                       3.4             .9            4.3
Adjustment to decrease
   liabilities originally accrued
   for consolidation of sales
   and administrative support                   1.8                           1.8
---------------------------------------------------------------------------------
Total fiscal 1999 activity                    $10.0          $11.1          $21.1
---------------------------------------------------------------------------------

Balance At June 30, 1999
Reduction of excess
   manufacturing capacity                     $  .3          $ 1.1          $ 1.4
Consolidation of sales and
   administrative support                       3.2            1.1            4.3
Other                                                           .1             .1
---------------------------------------------------------------------------------
Balance at June 30, 1999                      $ 3.5          $ 2.3          $ 5.8
---------------------------------------------------------------------------------


Note 11--Commitments and Contingencies


Future minimum payments at June 30, 1999 under non-cancelable operating leases for real estate and equipment were as follows:

(Dollar amounts in millions)
--------------------------------------------------------
2000                                              $ 21.2
2001                                                23.9
2002                                                19.9
2003                                                15.1
2004                                                12.8
2005 and thereafter                                 49.8
--------------------------------------------------------
Total                                             $142.7
--------------------------------------------------------

Rental expense was $43.1 million for fiscal 1999, $29.0 million in fiscal 1998, and $22.3 million for fiscal 1997.

In fiscal 1997, the Company entered into a fifteen-year non-cancelable lease for a facility in Foster City, California, effective July 1, 2000. Total lease payments over the fifteen-year period will be approximately $42 million.

As a result of the sale of the Analytical Instruments business, EG&G assumed the responsibility for the Company's German employee pension obligations. In the event EG&G fails to fulfill such German obligations, the employees may have recourse against PE Corporation.

On March 13, 1998, the Company filed a patent infringement action against Amersham Pharmacia Biotech, Inc. ("Amersham") and Molecular Dynamics, Inc. in the United States District Court for the Northern District of California. The Company asserts that two of its patents (U.S. 5,207,886 and U.S. 4,811,218) are infringed by reason of Molecular Dynamics' and Amersham's sale of certain DNA analysis systems (e.g., the MegaBACE 1000 System). In response, the defendants have asserted various affirmative defenses and several counterclaims, including that the Company is infringing two patents (U.S. 5,091,562 and U.S. 5,459,325) owned by or licensed to Molecular Dynamics by selling the ABI PRISM(R) 377 DNA Sequencing Systems.

On April 2, 1998, Amersham filed a patent infringement action against the Company in the United States District Court for the Northern District of California. The complaint alleges that the Company is directly, contributorily or by inducement infringing U.S. Patent No. 5,688,648 ("the '648 patent"), entitled "Probes Labeled with Energy Transfer Coupled Dyes." The complaint seeks declaratory judgment that the use of the PE BigDye(TM) Primer and BigDye(TM) Terminator kits would infringe the '648 patent, as well as injunctive and monetary relief. The Company answered the complaint, alleging that the '648 patent is invalid and that the Company has not infringed the '648 patent.

On May 21, 1998, Amersham filed a patent infringement action against the Company in the United States District Court for the Southern District of New York. The complaint alleges that the Company is infringing, contributing to the infringement and inducing the infringement of U.S. Patent No. 4,707,235 ("the '235 patent") entitled "Electrophoresis Method and Apparatus having Continuous Detection Means." The complaint seeks injunctive and monetary relief. The Company answered the Complaint, alleging that the '235 patent is invalid and that the Company does not infringe the '235 patent.

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


Note 12--Financial Instruments


Derivatives

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


Foreign Currency Risk Management

Foreign exchange forward, option, and synthetic forward contracts are used primarily to hedge reported and anticipated cash flows resulting from the sale of products in foreign locations. Option contracts outstanding at June 30, 1999 were purchased at a cost of

PE Corporation
Notes to Consolidated Financial Statements continued


$2.5 million. Under these contracts, the Company has the right, but not the obligation, to purchase or sell foreign currencies at fixed rates at various maturity dates. These contracts are utilized primarily when the amount and/or timing of the foreign currency exposures are not certain. Synthetic forward contracts outstanding at June 30, 1999 were purchased having no up-front cost. Under these contracts, the Company may participate in some favorable currency movements but is protected against adverse currency changes. These contracts are used as an alternative to options to reduce the cost of the Company's hedging program.

At June 30, 1999 and 1998, the Company had forward, option, and synthetic forward contracts outstanding for the sale and purchase of foreign currencies at fixed rates as summarized in the table below:

                             1999               1998
                       ---------------     -------------
(Dollar amounts
in millions)             Sale Purchase     Sale Purchase
--------------------------------------------------------
Japanese Yen           $104.2    $ 6.0   $ 99.4    $   -
French Francs             4.3              16.9       .2
Australian Dollars       12.0               7.5
German Marks             25.4              17.2
Italian Lira             10.4      2.6     21.4       .8
British Pounds           18.6     50.6     27.0     12.6
Swiss Francs              7.5       .7      8.2      4.0
Swedish Krona             8.9               6.1
Danish Krona              8.1               5.3
Singapore Dollars         9.3      3.3       .2
Netherland Guilder                16.1
Euro                     28.2
Other                    17.1              21.3       .2
--------------------------------------------------------
Total                  $254.0    $79.3   $230.5    $17.8
--------------------------------------------------------

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


Interest Rate Risk Management

The Company maintains an interest rate swap in conjunction with a five-year Japanese Yen debt obligation (see Note 3). The interest rate swap agreement involves the payment of a fixed rate of interest and the receipt of a floating rate of interest without the exchange of the underlying notional loan principal amount. Under the terms of this contract, the Company will make fixed interest payments of 2.1% while receiving interest at a LIBOR floating rate. No other cash payments will be made unless the contract is terminated prior to maturity, in which case the amount to be paid or received in settlement is established by agreement at the time of termination. The agreed upon amount usually represents the net present value at current interest rates of the remaining obligation to exchange payments under the terms of the contract.

Based on the level of interest rates prevailing at June 30, 1999, the fair value of the Company's floating rate debt approximated its carrying value. There would be a payment of $1.0 million to terminate the related interest rate swap contract, which would equal the unrealized loss. Unrealized gains or losses on debt or interest rate swap contracts are not recognized for financial reporting purposes unless the debt is retired or the contracts are terminated prior to maturity. A change in interest rates would have no impact on the Company's reported interest expense and related cash payments because the floating rate debt and fixed rate swap contract have the same maturity and are based on the same interest rate index.


Concentration of Credit Risk

The forward contracts, options, synthetic forwards, and swaps used by the Company in managing its foreign currency and interest rate exposures contain an element of risk that the counterparties may be unable to meet the terms of the agreements. However, the Company minimizes such risk by limiting the counterparties to a diverse group of highly rated major domestic and international financial institutions with which the Company has other financial relationships. The Company is exposed to potential losses in the event of non-performance by these counterparties; however, the Company does not expect to record any losses as a result of counterparty default. The Company does not require and is not required to place collateral for these financial instruments.


Fair Value

The fair value of foreign currency forward, option and synthetic forward contracts, as well as interest rate swaps, is estimated based on quoted market prices of comparable contracts and reflects the amounts the Company would receive (or pay) to terminate the contracts at the reporting date. The following table presents notional amounts and fair values of the Company's derivatives at June 30, 1999 and 1998:

                           1999                 1998
                     -----------------   -----------------
(Dollar amounts      Notional     Fair   Notional    Fair
in millions)           Amount    Value     Amount   Value
----------------------------------------------------------
Forward contracts      $187.9    $ 2.6     $123.9    $2.1
Purchased options      $ 44.0    $ 3.4     $ 76.7    $1.3
Synthetic forwards     $101.4    $ 2.9     $ 41.5    $1.7
Interest rate swap     $ 31.5    $(1.0)    $ 27.0    $(.9)
----------------------------------------------------------

The fair value of other significant financial instruments held or owed by the Company is estimated using various methods. Cash and short-term investments approximate their carrying amount due to the duration of these instruments. Fair values of minority equity investments and notes receivable are estimated based on quoted market prices, if available, or quoted market prices of financial instruments with similar characteristics. The fair value of debt is based on the current rates offered to the Company for debt of similar remaining maturities. The following table presents the carrying amounts and fair values of the Company's other financial instruments at June 30, 1999 and 1998:

PE Corporation
Notes to Consolidated Financial Statements continued


                           1999              1998
                    ----------------- -----------------
(Dollar amounts     Carrying     Fair Carrying     Fair
in millions)          Amount    Value   Amount    Value
-------------------------------------------------------
Cash and short-term
   investments        $308.0   $308.0    $84.1    $84.1
Minority equity
   investments        $ 43.4   $ 43.4    $29.2    $29.2
Note receivable       $150.0   $150.0
Short-term debt       $  3.9   $  3.9    $12.1    $12.1
Long-term debt        $ 31.5   $ 32.5    $33.7    $34.6
-------------------------------------------------------

Net unrealized gains and losses on minority equity investments are reported as a separate component of comprehensive income (loss).



Note 13--Quarterly Financial Information (Unaudited)

The following is a summary of quarterly financial results:

                                                   First Quarter      Second Quarter        Third Quarter       Fourth Quarter
                                                   -------------      ---------------       -------------       --------------
(Dollar amounts in millions
except per share amounts)                          1999     1998        1999     1998       1999     1998        1999     1998
------------------------------------------------------------------------------------------------------------------------------
Net revenues                                     $254.7   $194.7      $288.5   $216.6     $325.8   $248.7      $347.8   $284.3
Gross margin                                      142.5    101.0       157.8    122.0      176.2    132.5       181.7    157.1
Income (loss) from continuing operations           17.9     17.5        18.2     (7.4)      31.3    (19.3)       29.4     24.9
Income (loss) from discontinued operations         (0.9)     3.9        (3.2)    13.4        5.2     12.3        77.9     11.1
Net income (loss)                                  17.0     21.4        15.0      6.0       36.5     (7.0)      107.3     36.0
------------------------------------------------------------------------------------------------------------------------------
Attributable to PE Corporation
Dividends per share                              $  .17   $  .17      $  .17   $  .17     $  .17   $  .17               $  .17
Income (loss) per share from continuing
 operations
   Basic                                            .36      .37         .36     (.15)       .62     (.40)                 .51
   Diluted                                          .36      .35         .36     (.15)       .60     (.40)                 .49
Income (loss) per share from discontinued
 operations
   Basic                                           (.02)     .08        (.06)     .27        .10      .26                  .22
   Diluted                                         (.02)     .08        (.06)     .27        .10      .26                  .22
Net income (loss) per share
   Basic                                            .34      .45         .30      .12        .72     (.14)                 .73
   Diluted                                          .34      .43         .30      .12        .70     (.14)                 .71
------------------------------------------------------------------------------------------------------------------------------
Attributable to PE Biosystems Group
Dividends per share                                                                                            $ .085
Income per share from continuing operations
   Basic                                                                                                       $  .52
   Diluted                                                                                                     $  .50
Income per share from discontinued operations
   Basic                                                                                                       $  .76
   Diluted                                                                                                     $  .74
Net income per share
   Basic                                                                                                       $ 1.28
   Diluted                                                                                                     $ 1.24
------------------------------------------------------------------------------------------------------------------------------
Attributable to Celera Genomics Group
Net loss per share:
   Basic                                                                                                       $ (.78)
   Diluted                                                                                                     $ (.78)
------------------------------------------------------------------------------------------------------------------------------
Price range of common stock
PE Corporation (through May 5, 1999)
   High                                       $70-15/16  $86-1/8  $100-11/16  $    74   $110-1/2 $      76   $117-1/2  $  75-1/8
   Low                                        $  54-1/2  $72-1/8  $       65  $59-1/4   $ 87-7/8 $55-13/16   $ 96-1/2  $58-11/16
PE Biosystems Group
   High                                                                                                      $ 60-5/8
   Low                                                                                                       $     50
Celera Genomics Group
   High                                                                                                      $ 22-1/2
   Low                                                                                                       $14-3/16
---------------------------------------------------------------------------------------------------------------------------------

PE Corporation
Notes to Consolidated Financial Statements continued


Fiscal 1999 price ranges for PE Biosystems group common stock and Celera Genomics group common stock are for the period from May 6, 1999 through June 30, 1999. On May 6, 1999, the Company recapitalized its former common stock into PE Biosystems group common stock and Celera Genomics group common stock. Therefore, neither the PE Biosystems group nor the Celera Genomics group had common stock issued or outstanding for periods prior to May 6, 1999.

On June 17, 1999, the Board of Directors announced a two-for-one split of PE Biosystems group common stock. The two-for-one stock split was effected in the form of a 100% stock dividend paid to stockholders of record as of the close of business on July 12, 1999. All PE Biosystems share and per share data reflect this split.


Events Impacting Comparability

Fiscal 1999    First, second, third, and fourth quarter results included
before-tax costs of $.9 million, $1.1 million, $1.6 million, and $7.7 million, respectively, related to acquisitions. The fourth quarter charge included a cost of sales write-off of $14.5 million for the impairment of assets associated with Molecular Informatics (see Note 1) and a $9.2 million reduction of liabilities in connection with the PerSeptive acquisition (see Note 10). Second, third, and fourth quarter results included before-tax costs of $1.1 million, $1.6 million, and $16.7 million, respectively, in connection with the recapitalization and transformation of the Company. Third and fourth quarter results included before-tax gains of $2.6 million and $5.8 million, respectively, related to the Company's investments. The fourth quarter included a before-tax gain of $2.3 million on foreign exchange contracts. Second and fourth quarter results included certain tax benefits of $4.8 million and $17.4 million, respectively. The tax benefit recorded in the fourth quarter reflects a reduction in the PE Biosystems' group tax valuation allowance (see Note 4). The aggregate after-tax effect of the above items reduced first and second quarter income from continuing operations by $.8 million and $2.0 million, respectively, and increased third and fourth quarter income from continuing operations by $4.1 million and $3.9 million, respectively. The aggregate net effect of the above items reduced first and second quarter income from continuing operations by $.01 and $.04 per diluted share, respectively, and increased third quarter income from continuing operations by $.08 per diluted share. The aggregate net effect of the above items for the fourth quarter increased income from continuing operations for the PE Biosystems group by $.08 per diluted share, and increased Celera Genomics group net loss by $.15 per diluted share.

Fiscal 1998    First and fourth quarter results included before-tax gains of $.8 million in each quarter, or $.02 and $.01 per diluted share after-tax, respectively, relating to the release of contingencies on minority equity investments (see Note 2). Second quarter results included a $28.9 million before-tax charge, or $.57 per diluted share after-tax, for acquired research and development (see Note 2). Third and fourth quarter results included before-tax charges for restructuring and other merger costs of $47.0 million and $1.1 million, respectively, or $.85 and $.02 per diluted share after-tax, respectively (see Note 10). The third quarter also included one-time royalty revenues and capitalized certain legal expenses relating to the successful defense of certain patents. The net effect of these items increased third quarter income from continuing operations by approximately $4.2 million, or $.08 per diluted share.


Note 14--Accumulated Other Comprehensive Income (Loss)

During fiscal 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." The provisions of this statement require disclosure of total comprehensive income. Total comprehensive income includes net income, foreign currency translation adjustments, unrealized gains and losses on available-for-sale investments, and minimum pension liability adjustments.

Accumulated other comprehensive income (loss) for fiscal 1999, 1998, and 1997 was as follows:

                                  Foreign      Unrealized         Minimum
                                 Currency            Gain         Pension
                              Translation       (Loss) on       Liability
(Dollar amounts in millions)  Adjustments     Investments      Adjustment
-------------------------------------------------------------------------
Balance at June 30, 1996           $  (.9)         $ 23.2          $(29.4)
Activity                             (4.2)          (20.1)           28.7
-------------------------------------------------------------------------
Balance at June 30, 1997             (5.1)            3.1             (.7)
Activity                             (2.7)           (4.5)             .3
-------------------------------------------------------------------------
Balance at June 30, 1998             (7.8)           (1.4)            (.4)
Activity                             (5.4)           11.9            (1.7)
-------------------------------------------------------------------------
Balance at June 30, 1999           $(13.2)         $ 10.5          $ (2.1)
-------------------------------------------------------------------------


Note 15--Discontinued Operations

Effective May 28, 1999, the Company completed the sale of its Analytical Instruments business to EG&G, Inc. Analytical Instruments, formerly a unit of the Company's PE Biosystems group, develops, manufactures, markets, sells, and services analytical instruments used in a variety of markets. As part of the sale, the rights to the "Perkin-Elmer" name were transferred to EG&G.

The aggregate consideration received by the Company was $425 million, consisting of $275 million in cash and one-year secured promissory notes in the aggregate principal amount of $150 million which bear interest at a rate of 5% per annum. The Company recognized a net gain on disposal of discontinued operations of $100.2 million, net of $87.8 million of income taxes. The transaction is subject to post-closing adjustments pursuant to the terms of the agreement with EG&G.

PE Corporation
Notes to Consolidated Financial Statements continued

Summary results prior to discontinuance were as follows:

                                             For the Years Ended
                              For the Eleven       June 30,
(Dollar amounts                 Months Ended   ---------------
in millions)                    May 28, 1999    1998      1997
--------------------------------------------------------------
Net revenues                          $479.4  $586.8    $604.9
Restructuring charges                                     13.0
Total costs and expenses               509.7   532.6     570.2
(Benefit) provision for income
   taxes                                (9.2)   13.5       6.8
--------------------------------------------------------------
(Loss) income from discontinued
   operations                         $(21.1) $ 40.7    $ 27.9
--------------------------------------------------------------

There were no remaining assets and liabilities within discontinued operations at June 30, 1999. The components of net assets of discontinued operations included in the Consolidated Statements of Financial Position at June 30, 1998 were as follows:

(Dollar amounts in millions)                        1998
--------------------------------------------------------
Current Assets
   Accounts receivable, net                      $ 145.9
   Inventories                                     103.0
   Prepaid expenses and other current assets        35.2
Current Liabilities
   Accounts payable                                 45.7
   Accrued expenses                                 98.4
--------------------------------------------------------
Current net assets                                 140.0
--------------------------------------------------------

Long-term Assets
   Property, plant and equipment, net               73.3
   Other long-term assets                           37.7
Long-term Liabilities
   Other long-term liabilities                      55.1
--------------------------------------------------------
Long-term net assets                                55.9
--------------------------------------------------------
Net assets of discontinued operations             $195.9
--------------------------------------------------------


Income Taxes

(Loss) income before income taxes of discontinued operations for the eleven months ended May 28, 1999, and fiscal 1998 and 1997 is summarized below:

(Dollar amounts in millions)      1999    1998      1997
--------------------------------------------------------
United States                   $(36.2)  $34.1     $22.7
Foreign                            5.9    20.1      12.0
--------------------------------------------------------
Total                           $(30.3)  $54.2     $34.7
--------------------------------------------------------

The components of the (benefit) provision for income taxes of discontinued operations for the eleven months ended May 28, 1999 and fiscal 1998 and 1997, consisted of the following:

(Dollar amounts in millions)            1999    1998     1997
--------------------------------------------------------------
Currently Payable
   Domestic                           $(13.7)  $(3.7)   $(1.0)
   Foreign                               4.5     7.8      5.1
--------------------------------------------------------------
   Total currently (receivable)
      payable                           (9.2)    4.1      4.1
--------------------------------------------------------------

Deferred
   Domestic                                      4.9      4.8
   Foreign                                       4.5     (2.1)
--------------------------------------------------------------
   Total deferred                                9.4      2.7
--------------------------------------------------------------
(Benefit) provision for
   income taxes
   from discontinued
   operations                         $ (9.2)  $13.5    $ 6.8
--------------------------------------------------------------

For the eleven months ended May 28, 1999, and fiscal 1998 and 1997, the effective tax rates for discontinued operations were 30%, 25%, and 20%, respectively. The difference between the effective tax rate and the statutory tax rate of 35% was mainly attributed to benefits from the use of U.S. alternative minimum tax credit carryforwards, the benefits from the use of a foreign sales corporation and federal research tax credits, and restructuring charges.

PE Corporation
Report of Management


To the Stockholders of
PE Corporation

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

/s/ Dennis L. Winger

Dennis L. Winger
Senior Vice President and
Chief Financial Officer

/s/ Tony L. White

Tony L. White
Chairman, President, and
Chief Executive Officer



Report of Independent Accountants


To the Stockholders and Board of Directors of PE Corporation

In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations, of stockholders' equity and comprehensive income (loss), and of cash flows present fairly, in all material respects, the financial position of PE Corporation and its subsidiaries at June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Stamford, Connecticut
July 30, 1999