Form 10-K, Exhibit 13
period 2000-06-30
PE CORP
filed 2000-09-28
CIK 77551

APPLIED BIOSYSTEMS   Selected Financial Data


(Dollar amounts in thousands except per share amounts)
For the years ended June 30,                     1996            1997            1998            1999            2000
=====================================================================================================================
Financial Operations
Net revenues                                $ 642,059     $   767,465     $   940,095     $ 1,221,691     $ 1,388,100
Income from continuing operations               3,899         132,739          24,009         148,365         186,247
   Per share of common stock
     Basic                                                                                        .74             .90
     Diluted                                                                                      .72             .86
Income (loss) from discontinued
   operations (net of income taxes)           (37,833)         27,906          40,694          79,058
Net income (loss)                             (33,934)        160,645          64,703         227,423         186,247
   Per share of common stock
     Basic                                                                                       1.13             .90
     Diluted                                                                                     1.10             .86
Dividends per share                                                                             .0425             .17
=====================================================================================================================
Other Information
Cash and short-term investments             $ 121,145     $   217,222     $    84,091     $   236,530     $   394,608
Working capital                               226,414         355,163         289,151         274,638         395,149
Capital expenditures                           27,125          57,646          68,172          92,077          95,475
Total assets                                  809,856       1,003,810       1,128,937       1,347,550       1,698,156
Note payable to the
   Celera Genomics group                                                                      150,000
Long-term debt                                 33,694          59,152          33,726          31,452          36,115
Total allocated debt                           89,801          89,068          45,825          35,363          51,808
Group equity                                  373,116         507,734         565,507         534,332         934,364
=====================================================================================================================

The selected financial data should be read with the combined financial statements and the consolidated financial statements.

The recapitalization of the Company on May 6, 1999 resulted in the issuance of two new classes of common stock called PE Corporation-PE Biosystems Group
Common Stock and PE Corporation-Celera Genomics Group Common Stock. The PE Biosystems group is currently doing business as Applied Biosystems and will seek formal approval of a change to this name at the 2000 annual meeting. The PE Biosystems group is referred to as Applied Biosystems.

Per share data reflects the two-for-one stock splits effective July 1999 and February 2000.

A number of items impact the comparability of the data from continuing operations. Before-tax amounts include:
o Restructuring, other merger costs, and acquisition-related costs of $17.5 million for fiscal 1996, $48.1 million for fiscal 1998, $6.1 million for fiscal 1999, and $2.1 million for fiscal 2000;
o A restructuring reserve adjustment of $9.2 million for fiscal 1999 relating to excess fiscal 1998 restructuring liabilities;
o Gains on investments of $11.7 million for fiscal 1996, $64.9 million for fiscal 1997, $1.6 million for fiscal 1998, $6.1 million for fiscal 1999, and $48.6 million for fiscal 2000;
o Acquired research and development charges of $31.8 million for fiscal 1996 and $28.9 million for fiscal 1998;
o Charges for the impairment of assets of $9.9 million for fiscal 1996, $.7 million for fiscal 1997, and $14.5 million for fiscal 1999;
o Tax benefit and valuation allowance reductions of $22.2 million for fiscal
  1999;
o A charge of $3.5 million for a donation to the Company's charitable foundation for fiscal 1999;
o Foreign currency hedge contract-related gain of $2.3 million for fiscal 1999;
o Charges of $4.6 million for fiscal 1999 relating to the recapitalization of the Company;
o Charges relating to the acceleration of certain long-term compensation programs as a result of the attainment of performance targets of $9.1 million for fiscal 1999 and $45.0 million for fiscal 2000; and
o A gain of $8.2 million on the sale of real estate for fiscal 2000.

================================================================================
                                        9      PE CORPORATION 2000 ANNUAL REPORT

APPLIED BIOSYSTEMS  Management's Discussion and Analysis


Management's Discussion of
Continuing Operations

PE Corporation ("PE" or "our company") is comprised of two separate business segments in continuing operations: the PE Biosystems group and the Celera Genomics group. The performance of these businesses is reflected separately by two classes of common stock: PE Corporation-PE Biosystems Group Common Stock ("PE Biosystems stock") and PE Corporation-Celera Genomics Group Common Stock ("Celera Genomics stock"). The PE Biosystems group manufactures and markets biochemical instrument systems and associated consumable products for life science research and related applications. The PE Biosystems group is currently doing business as Applied Biosystems and will seek formal approval of a change to this name at our company's 2000 annual meeting. We refer to the PE Biosystems group as Applied Biosystems. The Celera Genomics group is engaged principally in the generation, sale, and support of genomic information and enabling data management and analysis software. The Celera Genomics group's customers use this information for commercial applications in the pharmaceutical and life sciences industries in the specific areas of target identification, drug discovery, and drug development. The Celera Genomics group also provides gene discovery, genotyping, and related genomics services. The Celera Genomics group has recently expanded its business into the emerging fields of functional genomics, in particular, proteomics and personalized health/medicine.

You should read this discussion with the combined financial statements and consolidated financial statements. Historical results and percentage relationships are not necessarily indicative of operating results for any future periods.

Throughout the following discussion of operations we refer to the impact on our reported results of the movement in foreign currency exchange rates from one reporting period to another as "foreign currency translation."

Discontinued Operations

Effective May 28, 1999, PE completed the sale of its Analytical Instruments business to EG&G, Inc. Analytical Instruments, formerly a unit of Applied Biosystems, developed, manufactured, marketed, sold, and serviced analytical instruments used in a variety of markets. The aggregate consideration received from the sale was $425 million, consisting of $275 million in cash and one-year secured promissory notes in the aggregate principal amount of $150 million bearing interest at a rate of 5% per annum. The promissory notes were collected in fiscal 2000. In fiscal 1999, our company recognized a net gain on disposal of discontinued operations of $100.2 million, net of $87.8 million of income taxes.

Amounts previously reported for Analytical Instruments were reclassified and stated as discontinued operations. See Note 15 to Applied Biosystems' combined financial statements.

Events Impacting Comparability

Acquisitions, Investments, and Dispositions

On January 22, 1998, our company acquired PerSeptive Biosystems, Inc. The acquisition was accounted for as a pooling of interests and, accordingly, Applied Biosystems' financial results were restated to include the combined operations.

Our company acquired Molecular Informatics, Inc. and a 14.5% interest, and approximately 52% of the voting rights, in Tecan AG during the second quarter of fiscal 1998. The results of operations for these acquisitions, each of which was accounted for as a purchase, were included in Applied Biosystems' combined financial statements since the date of acquisition. During the fourth quarter of fiscal 1999, our company divested its interest in Tecan. A before-tax gain of $1.6 million was recognized on the sale.

A discussion of significant acquisitions, investments, and dispositions is provided in Note 2 to Applied Biosystems' combined financial statements.

Restructuring and Other Special Charges

During fiscal 2000, Applied Biosystems incurred $2.1 million of before-tax costs associated with acquisitions which were not consummated.

In fiscal 1999, Applied Biosystems was allocated non-recurring before-tax special charges of $4.6 million. These costs were incurred in connection with the recapitalization of our company. Applied Biosystems and the Celera Genomics group were each allocated 50% of the $9.2 million total recapitalization costs incurred by our company. See Note 1 to Applied Biosystems' combined financial statements for a discussion of the recapitalization.

During fiscal 1998, $48.1 million of before-tax charges were recorded for restructuring and other merger costs to integrate PerSeptive into Applied Biosystems following the acquisition. The objectives of the integration plan were to lower PerSeptive's cost structure by reducing excess manufacturing capacity, achieve broader worldwide distribution of PerSeptive's products, and combine sales, marketing, and administrative functions. The charge included:
$33.9 million for restructuring the combined operations; $8.6 million for transaction costs; and $4.1 million of inventory-related write-offs, recorded in cost of sales, associated with the rationalization of certain product lines. Additional merger-related period costs of $6.1 million for fiscal 1999 and $1.5 million for fiscal 1998 were incurred for training, relocation, and communication in connection with the integration.

During the fourth quarter of fiscal 1999, Applied Biosystems completed the restructuring actions. The costs to implement the program were $9.2 million below the $48.1 million charge recorded for fiscal 1998. As a result, during the fourth quarter of fiscal 1999, Applied Biosystems recorded a $9.2 million reduction of charges required to implement the fiscal 1998 plan. A discussion of the restructuring program is provided in Note 14 to Applied Biosystems' combined financial statements.

================================================================================
PE CORPORATION 2000 ANNUAL REPORT     10

APPLIED BIOSYSTEMS  Management's Discussion and Analysis continued


Acquired Research and Development

During the second quarter of fiscal 1998, Applied Biosystems expensed $28.9 million of the Molecular Informatics acquisition cost as in-process research and development, representing 53.6% of the purchase price. This amount was attributed and supported by a discounted probable cash flow analysis on a project-by-project basis. At the acquisition date, the technological feasibility of the acquired technology had not been established and the acquired technology had no future alternative uses.

We attributed approximately 10% of the in-process research and development value to BioLIMS, a software system that manages data, initiates analysis programs, and captures the results in a centralized, relational database for sequencing instruments; 6% to GA SFDB, a client-side add-on product to several existing gene sequencing instruments; 38% to BioMERGE, a client-server management and integration system that organizes proprietary, public, and third-party results in a single relational database for the drug discovery and genomic research markets; 9% to BioCLINIC, a client-server management and integration system that organizes proprietary, public, and third-party results generated from DNA and protein sequence analysis in a single database for the clinical trials phase of drug development; and 37% to SDK, an open architecture software platform from which all of Molecular Informatics' future software applications were expected to be derived.

As of the acquisition date, all of the major functionality for BioLIMS 2.0 had been completed and the product was subsequently released in September 1998. As of the acquisition date, BioLIMS 3.0 was in the design and scoping phase. As of the acquisition date, GA SFDB was in early alpha phase and had been completed concurrent with the development of BioLIMS 2.0. The product was released in September 1998. As of the acquisition date, BioMERGE 3.0's functional scope was defined and the requirements assessment had been completed. The product was subsequently released in November 1998. As of the acquisition date, the BioCLINIC product requirements had been specified and discussions had begun with two potential customers to begin the specific software modifications. Development efforts were terminated in April 1998 due to unsuccessful marketing efforts. As of the acquisition date, the SDK requirements' assessment had been completed and the functional scope had been defined.

We attributed $11.8 million of the purchase price to core technology and existing products, primarily related to the BioMERGE product. We applied a risk-adjusted discount rate to the project's cash flows of 20% for existing technology and 23% for in-process technology. The risk premium of 3% for in-process technologies was determined by management based on the associated risks of releasing these in-process technologies versus the existing technologies for the emerging bioinformatics software industry. The significant risks associated with these products include the limited operating history of Molecular Informatics, uncertainties surrounding the market acceptance of such in-process products, competitive threats from other bioinformatics companies, and other risks. Management is primarily responsible for estimating the fair value of such existing and in-process technology.

Asset Impairment

During the fourth quarter of fiscal 1999, Applied Biosystems incurred a $14.5 million charge to cost of sales for the impairment of intangible assets associated with the Molecular Informatics business. This impairment resulted primarily from a decline in management's assessment of future cash flows from this business, which included the discontinuance of certain product lines in the fourth quarter.

Gain on Investments

Fiscal 2000 included a before-tax gain of $48.6 million related to the sale of minority equity investments. Fiscal 1999 and 1998 included before-tax gains of $4.5 million and $1.6 million, respectively, related to the sale and release of contingencies on minority equity investments. As previously described, fiscal 1999 also included a before-tax gain of $1.6 million related to the sale of our company's interest in Tecan. See Note 2 to Applied Biosystems' combined financial statements.

Other Events Impacting Comparability

Fiscal 2000 and 1999 included charges of $45.0 million and $9.1 million, respectively, to selling, general and administrative expenses, for costs related to the acceleration of certain long-term compensation programs as a result of the attainment of performance targets.

During the fourth quarter of fiscal 2000, Applied Biosystems recorded a gain of $8.2 million to other income, net from the sale of real estate. A gain of $2.3 million related to foreign currency hedge contracts was recognized in other income, net during the fourth quarter of fiscal 1999.

During the fourth quarter of fiscal 1999, PE made a $3.5 million donation to our company's charitable foundation, which supports educational and other charitable programs. The charge was recorded to Applied Biosystems' selling, general and administrative expenses.

The effective income tax rate for fiscal 1999 included certain tax benefit and valuation allowance reductions of $22.2 million. See Note 4 to Applied Biosystems' combined financial statements for a discussion of income taxes.

Results of Continuing Operations--2000 Compared With 1999

Applied Biosystems reported income from continuing operations of $186.2 million for fiscal 2000 compared with $148.4 million for fiscal 1999. On a comparable basis, excluding the special items previously described from both fiscal years and Tecan from the prior fiscal year, income from continuing operations increased 35.4% to $186.2 million for fiscal 2000 compared with $137.5 million for fiscal 1999. This increase is attributable primarily to the growth in net revenues and lower operating expenses as a percentage of net revenues.

================================================================================
                                       11      PE CORPORATION 2000 ANNUAL REPORT

APPLIED BIOSYSTEMS  Management's Discussion and Analysis continued


Net revenues were $1.4 billion for fiscal 2000 compared with $1.2 billion for fiscal 1999. Excluding the results of Tecan for the prior fiscal year, net revenues increased 24.0%. Increased net revenues for sequence detection systems, including reagents and instrument systems for gene expression analysis and single nucleotide polymorphism ("SNP") detection, mass spectrometry products, and DNA sequencing consumables were contributors. The effects of foreign currency translation decreased net revenues by approximately $1.8 million compared with the prior fiscal year as weakness in the euro was essentially offset by strengthening of the Japanese yen. Net revenues from leased instruments and shipments of consumables and project materials to the Celera Genomics group were $59.8 million for fiscal 2000, or 4.3% of Applied Biosystems' net revenues. For fiscal 1999, net revenues from leased instruments, shipments of instruments and consumables, and contracted R&D services to the Celera Genomics group were $17.3 million and represented less than 2% of Applied Biosystems' net revenues.

Geographically, excluding the net revenues of Tecan for fiscal 1999, Applied Biosystems reported revenue growth in all regions for fiscal 2000 compared with the prior fiscal year. Net revenues increased 21.6% in the United States, 18.5% in Europe, 35.8% in the Far East, and 50.7% in Latin America and other markets. Excluding the favorable effects of foreign currency translation in Japan, net revenues increased approximately 23% in the Far East, partly reflecting increased government funding for genomics-related research. Excluding the negative effects of foreign currency translation in Europe, net revenues increased by approximately 27%.

Gross margin as a percentage of net revenues was 54.1% for fiscal 2000 compared with 53.9% for fiscal 1999. Excluding Tecan and the asset impairment charge from the prior fiscal year, gross margin as a percentage of net revenues was 54.1% for fiscal 1999.

SG&A expenses were $393.9 million for fiscal 2000 compared with $335.9 million for fiscal 1999, an increase of 17.3%. On a comparable basis, excluding the long-term compensation charges for fiscal 2000 and 1999, Tecan, and the $3.5 million charge for a contribution to our company's charitable foundation for fiscal 1999, SG&A expenses for Applied Biosystems increased 20.5%. This increase was due to higher planned worldwide selling and marketing expenses commensurate with the higher revenue growth. As a percentage of net revenues, excluding the special charges from both fiscal years and Tecan from the prior fiscal year, SG&A expenses were 25.1% for fiscal 2000 compared with 25.9% for fiscal 1999.

R&D expenses were $141.2 million for fiscal 2000 compared with $133.5 million for fiscal 1999, an increase of 5.7%. Excluding Tecan from the prior fiscal year, R&D expenses for fiscal 2000 increased 18.4% compared with fiscal 1999. As a percentage of net revenues, excluding Tecan from fiscal 1999, R&D expenses were 10.2% for fiscal 2000 compared with 10.7% for the prior fiscal year. The prior fiscal year's R&D expense level was higher as a percentage of net revenues due to the development of new products released in the second half of fiscal 1999.

During fiscal 2000, Applied Biosystems incurred $2.1 million of costs associated with acquisitions which were not consummated. Merger-related period costs of $6.1 million were incurred during fiscal 1999 for training, relocation, and communication in connection with the integration of PerSeptive into Applied Biosystems. During the fourth quarter of fiscal 1999, Applied Biosystems completed the restructuring actions associated with integration of PerSeptive following the acquisition. The costs to implement the program were $9.2 million below the $48.1 million charge recorded for fiscal 1998. As a result, during the fourth quarter of fiscal 1999, Applied Biosystems recorded a $9.2 million reduction of charges required to implement the fiscal 1998 plan. See Note 14 to Applied Biosystems' combined financial statements for a discussion of the restructuring. Also during fiscal 1999, Applied Biosystems was allocated a non-recurring charge of $4.6 million for costs incurred in connection with the recapitalization of our company. These costs included investment banking and professional fees.

Operating Income
(Dollar amounts in millions)                 1999        2000
=============================================================
Operating income before
   special items                          $ 216.5     $ 260.3
     Asset impairment                       (14.5)
     Long-term compensation
        programs                             (9.1)      (45.0)
     Charitable foundation
        contribution                         (3.5)
     Restructuring and other
        merger costs, net                     3.1
     Recapitalization costs                  (4.6)
     Acquisition-related costs                           (2.1)
-------------------------------------------------------------
Operating income                          $ 187.9     $ 213.2
=============================================================

Operating income increased to $213.2 million for fiscal 2000 compared with $187.9 million for the prior fiscal year. On a comparable basis, excluding the special items previously described from both fiscal years and Tecan from the prior fiscal year, operating income increased 32.0% for fiscal 2000 compared with fiscal 1999. Applied Biosystems benefited from increased revenues as a result of strong worldwide demand and lower operating expenses as a percentage of net revenues, partially as a result of a slower than planned increase in staffing during the fiscal year. Operating income as a percentage of net revenues, excluding the special items from both fiscal years and Tecan from the prior fiscal year, increased to 18.8% for fiscal 2000 compared with 17.6% for fiscal 1999.

Fiscal 2000 and 1999 included before-tax gains of $48.6 million and $4.5 million, respectively, related to the sale of minority equity investments. Fiscal 1999 also included a gain of $1.6 million related to the sale of our company's interest in Tecan.

================================================================================
PE CORPORATION 2000 ANNUAL REPORT     12

APPLIED BIOSYSTEMS  Management's Discussion and Analysis continued


Interest expense was $8.1 million for fiscal 2000 compared with $4.5 million for the prior fiscal year. This increase was primarily due to the interest on the $150 million note payable to the Celera Genomics group. Interest income was $18.6 million for fiscal 2000, compared with $2.3 million for the prior fiscal year. The increase in interest income was due to the interest on the note receivable related to the sale of the Analytical Instruments business, higher balances of cash and cash equivalents, and higher interest rates.

Other income, net for fiscal 2000 was $3.4 million, primarily related to a gain on the sale of real estate, and was partially offset by costs associated with a portion of our company's foreign currency management program. Other income, net was $.5 million for fiscal 1999, which related primarily to the revaluation of foreign exchange contracts and a legal settlement that were partially offset by the loss on the disposal of certain assets and other non-operating costs.

The effective income tax rate was 32% for fiscal 2000 compared with 16% for fiscal 1999. Excluding special items in both fiscal years and Tecan in fiscal 1999, the effective income tax rate was 30% for fiscal 2000 compared with 29% for the prior fiscal year. The effective income tax rate for fiscal 1999 included the release of valuation allowances of $17.4 million. Because the sale of the Analytical Instruments business had been completed, the valuation allowance was reduced as management believed that it was more likely than not that the deferred tax assets to which the valuation allowance related would be realized. An analysis of the differences between the federal statutory income tax rate and the effective income tax rate is provided in Note 4 to Applied Biosystems' combined financial statements.

For fiscal 1999, Applied Biosystems incurred minority interest expense of $13.4 million relating to our company's 14.5% financial interest in Tecan.

Results of Continuing Operations--1999 Compared With 1998

Applied Biosystems reported income from continuing operations of $148.4 million for fiscal 1999 compared with $24.0 million for fiscal 1998. On a comparable basis, excluding the special items previously described, income from continuing operations increased 44.8% to $137.5 million for fiscal 1999 compared with $95.2 million for fiscal 1998.

Net revenues were $1.2 billion for fiscal 1999 compared with $940.1 million for fiscal 1998, an increase of 30.0%. Excluding the results of Tecan, net revenues for fiscal 1999 increased 25.9% compared with fiscal 1998. The effects of foreign currency translation increased net revenues by less than 1% compared with fiscal 1998. Net revenues from shipments to the Celera Genomics group were $17.3 million for fiscal 1999 and represented less than 2% of Applied Biosystems' net revenues. There were no revenues from shipments to the Celera Genomics group for fiscal 1998.

Geographically, excluding the net revenues of Tecan, Applied Biosystems reported revenue growth in all regions for fiscal 1999 compared with fiscal 1998. Revenues increased 32.5% in the United States, 19.5% in Europe, 20.9% in the Far East, and 12.6% in Latin America and other markets, compared with fiscal 1998. Demand for Applied Biosystems' ABI PRISM(R) 3700 DNA Analyzer, which began shipping in the second quarter of fiscal 1999, was strong. Shipments for sequence detection systems and liquid chromatography/mass spectrometry ("LC/MS") products also contributed to the growth.

Gross margin as a percentage of net revenues was 53.9% for fiscal 1999 compared with 54.1% for fiscal 1998. Fiscal 1999 gross margin included $14.5 million for the impairment of intangible assets associated with the Molecular Informatics business. Fiscal 1998 gross margin included $4.1 million of inventory-related write-offs associated with the rationalization of certain product lines in connection with the acquisition of PerSeptive. On a comparable basis, excluding the special items from both fiscal years, gross margin as a percentage of net revenues was 55.1% for fiscal 1999 and 54.5% for fiscal 1998. The improved gross margin was primarily the result of a change in product mix. Increased unit sales of reagents to support genetic analysis systems, increased royalty revenues, and continued demand in instrument sales of higher margin genetic analysis product offerings contributed to the growth.

SG&A expenses were $335.9 million for fiscal 1999 compared with $276.7 million for fiscal 1998, an increase of 21.4%. Excluding Tecan, SG&A expenses increased 15.6% for fiscal 1999 compared with fiscal 1998. Fiscal 1999 expenses included a charge of $9.1 million for costs related to the acceleration of certain long-term compensation programs as a result of the recapitalization of our company and the attainment of performance targets. Fiscal 1999 expenses also included $3.5 million for a contribution to our company's charitable foundation. On a comparable basis, excluding the special items, SG&A expenses increased 10.8%. This increase was due to higher planned expenses, reflecting the growth in sales and orders. As a percentage of net revenues, excluding Tecan and the special items, SG&A expenses were 25.9% for fiscal 1999 compared with 29.4% for fiscal 1998.

R&D expenses increased 26.6% to $133.5 million for fiscal 1999 compared with $105.5 million for fiscal 1998. Excluding Tecan, expenses increased 19.5% compared with fiscal 1998 in support of the introduction of new products and the acceleration of product development. As a percentage of net revenues, excluding Tecan, R&D expenses were 10.7% for fiscal 1999 compared with 11.2% for fiscal 1998.

During fiscal 1998, $48.1 million of before-tax charges were recorded for restructuring and other merger-related costs to integrate PerSeptive into Applied Biosystems following the acquisition. The objectives of the integration plan were to lower PerSeptive's cost structure by reducing excess manufacturing capacity; achieve broader worldwide distribution of PerSeptive's products; and combine sales, marketing, and administrative functions. The charge included:
$33.9 million for restructuring the combined operations; $8.6 million for transaction costs; and $4.1 million of inventory-related write-offs, recorded in cost of sales, associated with the

================================================================================
                                       13      PE CORPORATION 2000 ANNUAL REPORT

APPLIED BIOSYSTEMS  Management's Discussion and Analysis continued


rationalization of certain product lines. Additional merger-related period costs of $6.1 million for fiscal 1999 and $1.5 million for fiscal 1998 were incurred for training, relocation, and communication costs.

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

During the fourth quarter of fiscal 1999, Applied Biosystems completed the restructuring actions. The costs to implement the program were $9.2 million below the $48.1 million charge recorded for fiscal 1998. As a result, during the fourth quarter of fiscal 1999, Applied Biosystems recorded a $9.2 million reduction of charges required to implement the fiscal 1998 plan. See Note 14 to Applied Biosystems' combined financial statements for a discussion of the restructuring.

During fiscal 1999, Applied Biosystems was allocated a before-tax special charge of $4.6 million for costs incurred in connection with the recapitalization of our company. Applied Biosystems and the Celera Genomics group were each allocated 50% of the $9.2 million total recapitalization costs incurred by our company.

Fiscal 1998 included $28.9 million of purchased in-process research and development associated with the acquisition of Molecular Informatics.

Operating Income
(Dollar amounts in millions)                 1998        1999
=============================================================
Operating income before
   special items                          $ 130.4     $ 216.5
     Asset impairment                                   (14.5)
     Long-term compensation
        programs                                         (9.1)
     Charitable foundation
        contribution                                     (3.5)
     Restructuring and other
        merger costs, net                   (48.1)        3.1
     Recapitalization costs                              (4.6)
     Acquired research and
        development                         (28.9)
-------------------------------------------------------------
Operating income                           $ 53.4     $ 187.9
=============================================================

Operating income increased to $187.9 million for fiscal 1999 compared with $53.4 million for fiscal 1998. On a comparable basis, excluding the results of Tecan and the special items previously described, operating income increased 60.7% for fiscal 1999 compared with fiscal 1998. Applied Biosystems benefited from increased revenues, higher gross margins, and lower operating expenses as a percentage of net revenues. Higher operating income from sequencing, mapping systems, and LC/MS products were the primary contributors. The effects of foreign currency translation for Applied Biosystems increased operating income by less than 1% for fiscal 1999 compared with fiscal 1998. Operating income as a percentage of net revenues, excluding the results of Tecan and the special items, increased to 17.6% for fiscal 1999 compared with 13.8% for fiscal 1998.

For fiscal 1999 and 1998, Applied Biosystems recorded gains of $4.5 million and $1.6 million, respectively, on the sale and release of contingencies on minority equity investments. Fiscal 1999 also included a gain of $1.6 million related to the sale of our company's interest in Tecan.

Interest expense was $4.5 million for fiscal 1999 compared with $4.9 million for fiscal 1998. This decrease was primarily due to the refinancing of PerSeptive's 8-1/4% Convertible Subordinated Notes (the "PerSeptive Notes") and lower average interest rates. Fiscal 1999 included $.7 million of interest expense associated with the note payable to the Celera Genomics group. Interest income was $2.3 million for fiscal 1999 compared with $5.9 million for fiscal 1998, primarily because of lower average cash balances during the fiscal year.

Other income, net for fiscal 1999 was $.5 million compared with $3.1 million for fiscal 1998. Fiscal 1999 other income, net primarily related to the revaluation of foreign exchange contracts and a legal settlement that were partially offset by the loss on the disposal of certain assets and other non-operating costs. Other income, net for fiscal 1998 resulted from a gain on the sale of certain operating and non-operating assets.

The effective income tax rate was 16% for fiscal 1999 and 50% for fiscal 1998. Excluding Tecan, and the special items, the effective income tax rate was 29% for fiscal 1999 and 25% for fiscal 1998. The effective income tax rate for fiscal 1999 included the release of valuation allowances of $17.4 million. Because the sale of the Analytical Instruments business had been completed, the valuation allowance was reduced as management believed that it was more likely than not that the deferred tax assets to which the valuation allowance related would be realized. An analysis of the differences between the federal statutory income tax rate and the effective income tax rate is provided in Note 4 to Applied Biosystems' combined financial statements.

Applied Biosystems incurred minority interest expense of $13.4 million for fiscal 1999 and $5.6 million for fiscal 1998 relating to our company's 14.5% financial interest in Tecan. As previously indicated, our company divested its interest in Tecan during the fourth quarter of fiscal 1999.

================================================================================
PE CORPORATION 2000 ANNUAL REPORT     14

APPLIED BIOSYSTEMS  Management's Discussion and Analysis continued


Market Risk

Applied Biosystems operates internationally, with manufacturing and distribution facilities in various countries throughout the world. For fiscal 2000 and 1999, Applied Biosystems derived approximately 50% of its revenues from countries outside of the United States. Results continue to be affected by market risk, including fluctuations in foreign currency exchange rates and changes in economic conditions in foreign markets.

The risk management strategy for Applied Biosystems utilizes derivative financial instruments, including forward, swap, and purchased option contracts, to hedge certain foreign currency and interest rate exposures, with the intent of offsetting losses and gains that occur on the underlying exposures with gains and losses, respectively, on the derivatives. Applied Biosystems does not use derivative financial instruments for trading purposes, nor is Applied Biosystems a party to leveraged derivatives. At June 30, 2000, outstanding hedge contracts covered approximately 50% of the estimated foreign currency exposures to be realized over the next twelve months. The outstanding hedges were a combination of forward and option contracts maturing over this period.

We performed sensitivity analyses as of June 30, 2000 and June 30, 1999. Assuming a hypothetical adverse change of 10% in foreign exchange rates in relation to the U.S. dollar at June 30, 2000, we calculated a hypothetical loss of $1.9 million when comparing the change in fair value of both the foreign currency contracts outstanding and the underlying exposures being hedged. Performing a similar hypothetical calculation at June 30, 1999, we calculated a hypothetical loss of $6.1 million. These hypothetical analyses exclude the impact of foreign currency translation on Applied Biosystems' operations. Actual gains and losses in the future could, however, differ materially from these analyses, based on changes in the timing and amount of foreign currency exchange rate movements and actual exposures and hedges.

Interest rate swaps are used to hedge underlying debt obligations. In fiscal 1997, PE executed an interest rate swap, allocated to Applied Biosystems, in conjunction with our company entering into a five-year Japanese yen debt obligation. Under the terms of the swap agreement, we pay a fixed rate of interest at 2.1% and receive a floating LIBOR interest rate. At June 30, 2000, the notional amount of indebtedness covered by the interest rate swap was yen
3.8 billion or $36.1 million. The maturity date of the swap coincides with the maturity of the yen loan in March 2002. A change in interest rates would have no impact on our reported interest expense and related cash payments because the floating rate debt and fixed rate swap contract have the same maturity and are based on the same rate index.

Management's Discussion of Financial Resources and Liquidity

The following discussion of financial resources and liquidity focuses on the Combined Statements of Financial Position and the Combined Statements of Cash Flows.

Cash and cash equivalents were $394.6 million at June 30, 2000 and $236.5 million at June 30, 1999, with total debt of $51.8 million at June 30, 2000 and $185.4 million at June 30, 1999. Fiscal 1999 debt included a $150.0 million note payable to the Celera Genomics group, which was paid during fiscal 2000.

Working capital was $395.1 million at June 30, 2000 and $274.6 million at June 30, 1999. Excluding the $150.0 million note payable to the Celera Genomics group, working capital was $424.6 million at June 30, 1999. Debt to total capitalization decreased to 5% at June 30, 2000 from 26% at June 30, 1999. Excluding the note payable, debt to total capitalization was 6% at June 30, 1999.

At September 30, 1998, our company allocated to the Celera Genomics group a $330 million short-term note payable from Applied Biosystems. The $330 million note represented an allocation of our company's capital to the Celera Genomics group and did not result in Applied Biosystems holding an equity interest in the Celera Genomics group. Accordingly, no interest was ascribed to the note. The allocation of capital represented management's decision to allocate a portion of our company's capital to the Celera Genomics group and the remaining capital to Applied Biosystems prior to the effective date of the recapitalization. The note payable was liquidated on May 28, 1999 in exchange for a portion of the proceeds received from the sale of the Analytical Instruments business and a new note payable to the Celera Genomics group for $150 million. The new note payable was for a term of one-year, bearing an interest rate of 5% per annum. During fiscal 2000, Applied Biosystems transferred the funds received upon collection of the promissory notes associated with the sale of the Analytical Instruments business to satisfy the note payable to the Celera Genomics group.

In addition, our Board of Directors adopted a financing policy, included in Note 1 to Applied Biosystems' combined financial statements, that permits Applied Biosystems to make loans to the Celera Genomics group and to make equity contributions to the Celera Genomics group in exchange for an equity interest in the Celera Genomics group.

Significant Changes in the Combined Statements of Financial Position

Accounts receivable increased $61.2 million to $367.4 million at June 30, 2000 from $306.2 million at June 30, 1999, reflecting the growth in net revenues.

Other long-term assets increased to $469.4 million at June 30, 2000 from $247.1 million at June 30, 1999. The change was primarily a result of a net $251.5 million increase in minority equity investments, offset by a $28.3 million decrease in non-current deferred tax asset.

================================================================================
                                       15      PE CORPORATION 2000 ANNUAL REPORT

APPLIED BIOSYSTEMS  Management's Discussion and Analysis continued


The decrease in non-current deferred tax asset was primarily due to the increase in the tax liability established for unrealized gains on equity securities of minority investments.

The tax benefit payable to the Celera Genomics group increased to $16.7 million at June 30, 2000 from $9.9 million at June 30, 1999. See Note 1 to Applied Biosystems' combined financial statements.

Accounts payable increased to $173.6 million at June 30, 2000 from $147.7 million at June 30, 1999. The increase was primarily related to higher purchases to support production and operating requirements as a result of revenue growth in fiscal 2000.

Accrued salaries and wages increased $36.1 million to $79.4 million at June 30, 2000 from $43.3 million at June 30, 1999, primarily reflecting the timing of payments.

Accrued taxes on income increased $17.3 million to $149.5 million at June 30, 2000 from $132.2 million at June 30, 1999, as a result of the increased income before taxes in foreign tax jurisdictions.

Combined Statements of Cash Flows

Operating activities from continuing operations generated $166.9 million of cash for fiscal 2000 compared with $102.4 million for fiscal 1999 and $74.9 million for fiscal 1998. For fiscal 2000, effective working capital management was the primary contributor to the increase in operating cash flow.

For fiscal 2000, net cash provided by investing activities from continuing operations was $117.6 million, compared with $239.3 million for fiscal 1999. For fiscal 2000, Applied Biosystems' capital expenditures were $95.5 million. The capital expenditures included $8.6 million related to improvement of its information technology infrastructure and $21.6 million for the acquisition of a new corporate airplane. Applied Biosystems realized net cash proceeds of $82.8 million from the sale of minority equity investments and real estate during fiscal 2000. Applied Biosystems invested $20.7 million in minority investments in fiscal 2000. The $150 million note receivable resulting from the sale of the Analytical Instruments business was collected during fiscal 2000.

For fiscal 1999, Applied Biosystems generated $325.8 million in net cash proceeds from the sale of various assets. Net cash proceeds included $275.0 million from the sale of the Analytical Instruments business, $30.0 million from the sale of Tecan, and $20.8 million from the sale of minority equity investments and certain non-operating assets. The proceeds were partially offset by $92.1 million of capital expenditures, which included $12.9 million as part of the strategic program to improve its information technology infrastructure, $17.5 million for the acquisition of an airplane, and $10.6 million of capital equipment leased to the Celera Genomics group. For fiscal 1999, $4.0 million was used for various acquisitions and investments.

For fiscal 1998, net cash used by investing activities from continuing operations was $125.7 million. During fiscal 1998, Applied Biosystems generated $19.5 million in net cash proceeds from the sale of assets and $9.7 million from the collection of a note receivable. The proceeds were more than offset by $68.2 million of capital expenditures, which included $33.7 million as part of the strategic program to improve its information technology infrastructure, and $98.0 million for acquisitions and investments, primarily Tecan and Molecular Informatics.

Net cash used by financing activities was $98.9 million for fiscal 2000 compared with $146.4 million for fiscal 1999. For fiscal 2000, Applied Biosystems received $43.4 million of proceeds from stock issued for stock plans compared with $94.9 million for fiscal 1999. Fiscal 1999 included $2.2 million for the purchase of shares of common stock for treasury. No shares were repurchased during fiscal 2000 or 1998. Dividends paid were $26.4 million for fiscal 2000 and $34.2 million for fiscal 1999. Increases in loans payable were $6.7 million for fiscal 2000 compared with a reduction in loans payable and principal payments on long-term debt of $16.4 million for fiscal 1999. During fiscal 2000, Applied Biosystems transferred the $150 million received on the collection of the promissory notes associated with the sale of the Analytical Instruments business to satisfy the note payable to the Celera Genomics group. In connection with the Celera Genomics group's acquisition of Paracel, Inc. during fiscal 2000, the transfer of the Paracel shares allocated to Applied Biosystems resulted in a $27.3 million cash payment from the Celera Genomics group, which represented the fair market value of those shares at the transfer date. See Note 2 to Applied Biosystems' combined financial statements for a discussion of the Paracel transaction. Net cash allocated for fiscal 1999 to the Celera Genomics group was $188.5 million, representing payments against the $330 million note payable established at September 30, 1998 and cash funding for the first quarter of fiscal 1999.

During fiscal 1998, Applied Biosystems received $33.6 million of proceeds from stock issued for stock plans. These were more than offset by stockholder dividend payments of $39.1 million and a reduction in loans payable and principal payments on long-term debt of $32.2 million. The fiscal 1998 principal payment on long-term debt included $24.7 million for the redemption of the PerSeptive Notes. Net cash allocated for fiscal 1998 to the Celera Genomics group was $10.5 million.

During fiscal 2000, Applied Biosystems made cash payments of $3.5 million for obligations related to restructuring plans. Restructuring liabilities remaining at June 30, 2000 were $2.3 million. See Note 14 to Applied Biosystems' combined financial statements. The funding for the remaining restructuring liabilities will be from current cash balances and funds generated from operating activities.

Our company's $100 million revolving credit agreement was replaced effective April 20, 2000 with a new $100 million revolving credit agreement with four banks that matures on

================================================================================
PE CORPORATION 2000 ANNUAL REPORT     16

APPLIED BIOSYSTEMS  Management's Discussion and Analysis continued


April 20, 2005. Terms of this new revolving credit agreement are substantially similar to those of the previous credit agreement.

Applied Biosystems believes its cash and cash equivalents, funds generated from operating activities, and available borrowing facilities are sufficient to provide for its anticipated financing needs for at least the next two years. At June 30, 2000, our company had unused credit facilities totaling $341 million which is available to the groups.

Impact of Inflation and Changing Prices

Inflation and changing prices are continually monitored. Applied Biosystems attempts to minimize the impact of inflation by improving productivity and efficiency through continual review of both manufacturing capacity and operating expense levels. When operating costs and manufacturing costs increase, Applied Biosystems attempts to recover such costs by increasing, over time, the selling price of its products and services. Applied Biosystems believes the effects of inflation have been appropriately managed and therefore have not had a material impact on its historic operations and resulting financial position.

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

Applied Biosystems is currently evaluating the impact of the euro conversion on its computer and financial systems, business processes, market risk, and price competition. Applied Biosystems does not expect this conversion to have a material impact on its results of operations, financial position, or cash flows.

Recently Issued Accounting Standards

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," amended in June 2000 by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." The provisions of the statements require the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Applied Biosystems is required to implement the statements in the first quarter of fiscal 2001. Applied Biosystems estimates that, upon adoption, it will record an immaterial adjustment for a change in accounting principles in its Combined Statements of Operations and in accumulated other comprehensive income in the Combined Statements of Financial Position.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Applied Biosystems does not expect any impact from the application of SAB No. 101.

In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN No. 44"), "Accounting for Certain Transactions Involving Stock Compensation-An Interpretation of Accounting Principles Board ("APB") Opinion No. 25." FIN No. 44 clarifies the following: the definition of an employee for purposes of applying APB No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 is effective July 1, 2000, but certain conclusions in FIN No. 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. Management does not expect the application of FIN No. 44 to have a material impact on Applied Biosystems' combined financial statements.

Applied Biosystems continues to apply APB No. 25 in accounting for stock-based compensation plans. Accordingly, no compensation expense has been recognized for these plans, as all options have been issued with an exercise price equal to fair value. The effect of accounting for such plans at fair value, under SFAS No. 123, "Accounting for Stock-Based Compensation," would be to decrease fiscal 2000 income from continuing operations by $46.0 million and diluted earnings per share from continuing operations by $.21. The method used to determine the fair value is the Black-Scholes option pricing model. Accordingly, changes in dividend yield, volatility, interest risk, and option life could have a material effect on the fair value. See Note 8 to Applied Biosystems' combined financial statements for a more detailed discussion regarding the accounting for stock-based compensation.

Outlook

Applied Biosystems expects to continue to grow and maintain profitability in fiscal 2001. Applied Biosystems should continue to benefit from its customers in basic medical research, pharmaceutical development, and applied markets for sophisticated, automated, and cost-effective life science tools.

================================================================================
                                       17      PE CORPORATION 2000 ANNUAL REPORT

APPLIED BIOSYSTEMS  Management's Discussion and Analysis continued


Sales of Applied Biosystems' genetic analysis systems are increasingly moving beyond the basic research markets to a wider group of commercial customers and public agencies. Applied Biosystems should also benefit from shipments of new high-throughput screening products such as the FMAT(TM) 8100 HTS System, the NorthStar(TM) HTS Workstation, and the ABI PRISM(TM) 6700 Automated Nucleic Acid Workstation. Applied Biosystems recently announced new products and initiatives in proteomics and a new genetic analyzer system. Applied Biosystems expects that the ABI PRISM(R) 3100 Genetic Analyzer and the forthcoming MALDI-Q-STAR(TM) for proteomics will be important new products during fiscal 2001. During the next year, Applied Biosystems expects to introduce other new products to serve unmet customer needs in the areas of gene expression, SNP analysis, and proteomics.

We remain concerned about adverse currency effects because approximately 50% of our revenues were derived from regions outside the United States in fiscal 2000.

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

Rapidly changing technology in life sciences could make Applied Biosystems' product line obsolete unless it continues to improve existing products and develop new products. A significant portion of the net revenues for Applied Biosystems each year is derived from products that did not exist in the prior year. Applied Biosystems' future success will depend on its ability to continually improve its current products and to develop and introduce, on a timely and cost-effective basis, new products that address the evolving needs of its customers. Applied Biosystems' products are based on complex technology which is subject to rapid change as new technologies are developed and introduced in the marketplace. Unanticipated difficulties or delays in replacing existing products with new products could adversely affect Applied Biosystems' future operating results.

A significant portion of sales depends on customers' capital spending policies which may be subject to significant and unexpected decreases. A significant portion of Applied Biosystems' instrument product sales are capital purchases by its customers. Applied Biosystems' customers include pharmaceutical, environmental, research, and chemical companies, and the capital spending policies of these companies can have a significant effect on the demand for Applied Biosystems' products. These policies are based on a wide variety of factors, including the resources available to make purchases, the spending priorities among various types of research equipment, and policies regarding capital expenditures during recessionary periods. Any decrease in capital spending or change in spending policies of these companies could significantly reduce the demand for Applied Biosystems' products.

A substantial portion of Applied Biosystems' sales is to customers at universities or research laboratories whose funding is dependent on both the level and timing of funding from government sources. As a result, the timing and amount of revenues from these sources may vary significantly due to factors that can be difficult to forecast. Although research funding has increased during the past several years, grants have, in the past, been frozen for extended periods or otherwise become unavailable to various institutions, sometimes without advance notice. Budgetary pressures, particularly in the United States and Japan, may result in reduced allocations to government agencies that fund research and development activities. If government funding necessary to purchase Applied Biosystems' products were to become unavailable to researchers for any extended period of time, or if overall research funding were to decrease, the business of Applied Biosystems could be adversely affected.

Due to rapidly developing technology and lack of legal precedents, Applied Biosystems' products could be subject to claims for patent infringement and trade secret theft. Applied Biosystems' products are based on complex, rapidly developing technologies. These products could be developed without knowledge of previously filed but unpublished patent applications that cover some aspect of these technologies. In addition, there are relatively few decided court cases interpreting the scope of patent claims in these technologies, and Applied Biosystems' belief that its products do not infringe the technology covered by patents and patent applications could be successfully challenged by third parties. Also, in the course of its business, Applied Biosystems may from time to time have access to confidential or proprietary information of third parties, and such parties could bring a theft of trade secret claim against Applied Biosystems asserting that Applied Biosystems' products improperly utilize technologies which are not patented but which are protected as trade secrets. Applied Biosystems has been and could be in the future made a party to litigation regarding intellectual property matters. Applied Biosystems has from time to time been notified that it may be infringing certain patents and other intellectual property rights of others. It may be necessary or desirable in the future to obtain licenses relating to one or more products or relating to current or future technologies, and we cannot assure you that Applied Biosystems will be able to obtain these licenses or other rights on commercially reasonable terms.

================================================================================
PE CORPORATION 2000 ANNUAL REPORT     18

APPLIED BIOSYSTEMS  Management's Discussion and Analysis continued


Since Applied Biosystems' business is dependent on foreign sales, fluctuating currencies will make our revenues and operating results more volatile. Approximately 50% of Applied Biosystems' net revenues during fiscal 2000 were derived from sales to customers outside of the United States. The majority of these sales were based on the relevant customer's local currency. As a result, Applied Biosystems' reported and anticipated operating results and cash flows are subject to fluctuations due to material changes in foreign currency exchange rates that are beyond Applied Biosystems' control.

Integrating acquired technologies may be costly and may not result in technological advances. The future growth of Applied Biosystems depends in part on its ability to acquire complementary technologies through acquisitions and investments. Since January 1, 1996, Applied Biosystems has acquired a number of companies, including PerSeptive Biosystems, Inc., Molecular Informatics, Inc., and Tropix, Inc., and made investments in others. The consolidation of employees, operations, and marketing and distribution methods could present significant managerial challenges. For example, Applied Biosystems may encounter operational difficulties in the integration of manufacturing or other facilities. In addition, technological advances resulting from the integration of technologies may not be achieved as successfully or rapidly as anticipated, if at all.

Earthquakes could disrupt operations in California. A significant portion of Applied Biosystems' operations is located near major California earthquake faults. The ultimate impact of earthquakes on Applied Biosystems, significant suppliers and the general infrastructure is unknown, but operating results could be materially affected in the event of a major earthquake.




================================================================================
                                       19      PE CORPORATION 2000 ANNUAL REPORT

APPLIED BIOSYSTEMS  Combined Statements of Operations


(Dollar amounts in thousands except per share amounts)
For the years ended June 30,                                       1998                 1999                 2000
=================================================================================================================
Net Revenues                                                  $ 940,095          $ 1,221,691          $ 1,388,100
Cost of sales                                                   431,738              562,867              637,693
-----------------------------------------------------------------------------------------------------------------
Gross Margin                                                    508,357              658,824              750,407
-----------------------------------------------------------------------------------------------------------------
Selling, general and administrative                             276,674              335,873              393,889
Research, development and engineering                           105,485              133,525              141,194
Restructuring and other special charges                          43,980                1,500                2,142
Acquired research and development                                28,850
-----------------------------------------------------------------------------------------------------------------
Operating Income                                                 53,368              187,926              213,182
Gain on investments                                               1,605                6,126               48,603
Interest expense                                                  4,905                4,503                8,126
Interest income                                                   5,938                2,344               18,620
Other income, net                                                 3,147                  522                3,446
-----------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                       59,153              192,415              275,725
Provision for income taxes                                       29,547               30,688               89,478
Minority interest                                                 5,597               13,362
-----------------------------------------------------------------------------------------------------------------
Income From Continuing Operations                                24,009              148,365              186,247
-----------------------------------------------------------------------------------------------------------------
Discontinued Operations, Net Of Income Taxes
Income (loss) from discontinued operations                       40,694              (21,109)
Gain on disposal of discontinued operations                                          100,167
-----------------------------------------------------------------------------------------------------------------
Net Income                                                    $  64,703          $   227,423          $   186,247
=================================================================================================================
Income Per Share From Continuing Operations
   (see Note 1)
     Basic                                                                       $       .74          $       .90
     Diluted                                                                     $       .72          $       .86
Income Per Share From Discontinued Operations
     Basic                                                                       $       .39
     Diluted                                                                     $       .38
Net Income Per Share
     Basic                                                                       $      1.13          $       .90
     Diluted                                                                     $      1.10          $       .86
=================================================================================================================

See accompanying notes to Applied Biosystems' combined financial statements.

The PE Biosystems group is currently doing business as Applied Biosystems and will seek formal approval of a change to this name at the 2000 annual meeting. The PE Biosystems group is referred to as Applied Biosystems.



================================================================================
PE CORPORATION 2000 ANNUAL REPORT     20

APPLIED BIOSYSTEMS  Combined Statements of Financial Position

(Dollar amounts in thousands)
At June 30,                                                                1999                 2000
====================================================================================================
Assets
Current assets
   Cash and cash equivalents                                        $   236,530          $   394,608
   Note receivable                                                      150,000
   Accounts receivable (less allowances for doubtful
     accounts of $3,834 and $3,965, respectively)                       306,225              367,370
   Inventories                                                          149,670              154,491
   Prepaid expenses and other current assets                             75,801               81,338
----------------------------------------------------------------------------------------------------
Total current assets                                                    918,226              997,807
Property, plant and equipment, net                                      182,183              230,940
Other long-term assets                                                  247,141              469,409
----------------------------------------------------------------------------------------------------
Total Assets                                                        $ 1,347,550          $ 1,698,156
====================================================================================================

Liabilities And Group Equity
Current liabilities
   Loans payable                                                    $     3,911          $    15,693
   Note payable to the Celera Genomics group (see Note 3)               150,000
   Tax benefit payable to the Celera Genomics group (see Note 1)          9,935               16,702
   Accounts payable                                                     147,704              173,631
   Accrued salaries and wages                                            43,316               79,409
   Accrued taxes on income                                              132,170              149,505
   Other accrued expenses                                               156,552              167,718
----------------------------------------------------------------------------------------------------
Total current liabilities                                               643,588              602,658
Long-term debt                                                           31,452               36,115
Other long-term liabilities                                             138,178              125,019
----------------------------------------------------------------------------------------------------
Total Liabilities                                                       813,218              763,792
----------------------------------------------------------------------------------------------------
Commitments and contingencies (see Note 10)
Group Equity                                                            534,332              934,364
----------------------------------------------------------------------------------------------------
Total Liabilities And Group Equity                                  $ 1,347,550          $ 1,698,156
====================================================================================================

See accompanying notes to Applied Biosystems' combined financial statements.

The PE Biosystems group is currently doing business as Applied Biosystems and will seek formal approval of a change to this name at the 2000 annual meeting. The PE Biosystems group is referred to as Applied Biosystems.



================================================================================
                                       21      PE CORPORATION 2000 ANNUAL REPORT

APPLIED BIOSYSTEMS  Combined Statements of Cash Flows

(Dollar amounts in thousands)
For the years ended June 30,                                      1998                 1999                 2000
================================================================================================================
Operating Activities From Continuing Operations
Income from continuing operations                            $  24,009            $ 148,365            $ 186,247
Adjustments to reconcile income from continuing
   operations to net cash provided by operating activities
     Depreciation and amortization                              35,278               44,309               54,513
     Long-term compensation programs                             6,853               14,680                9,652
     Deferred income taxes                                      10,234              (25,533)             (19,428)
     Gains from sales of assets                                 (3,052)              (6,126)             (56,801)
     Provision for restructured operations and other
        merger costs                                            48,080               (9,200)
     Acquired research and development                          28,850
     Asset impairment                                                                14,464
Changes in operating assets and liabilities
     Increase in accounts receivable                           (23,153)            (105,018)             (62,186)
     Increase in inventories                                   (21,362)             (22,387)              (2,795)
     Increase in prepaid expenses and other assets             (30,858)             (43,207)             (22,396)
     Increase in accounts payable and other liabilities             68               92,052               80,061
----------------------------------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities                       74,947              102,399              166,867
----------------------------------------------------------------------------------------------------------------
Investing Activities From Continuing Operations
Additions to property, plant and equipment (net of
   disposals of $11,339, $9,614, and $1,026, respectively)     (56,833)             (82,463)             (94,449)
Acquisitions and investments, net                              (97,998)              (4,025)             (20,748)
Proceeds from the sale of assets, net                           19,496              325,766               82,763
Proceeds from the collection of notes receivable                 9,673                                   150,000
----------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) By Investing Activities              (125,662)             239,278              117,566
----------------------------------------------------------------------------------------------------------------
Net Cash From Continuing Operations Before
   Financing Activities                                        (50,715)             341,677              284,433
----------------------------------------------------------------------------------------------------------------
Discontinued Operations
Net cash provided (used) by operating activities                10,084              (16,297)             (15,081)
Net cash used by investing activities                          (40,639)             (26,970)
----------------------------------------------------------------------------------------------------------------
Net Cash From Discontinued Operations Before
   Financing Activities                                        (30,555)             (43,267)             (15,081)
----------------------------------------------------------------------------------------------------------------
Financing Activities
Net change in loans payable                                     (6,797)              (9,572)               6,701
Principal payments on long-term debt                           (25,449)              (6,843)
Dividends                                                      (39,072)             (34,156)             (26,358)
Purchases of common stock for treasury                                               (2,187)
Proceeds from stock issued for stock plans                      33,629               94,894               43,434
Payment of note payable to the Celera Genomics group                                                    (150,000)
Net cash allocated (to) from the Celera Genomics group         (10,520)            (188,535)              27,283
----------------------------------------------------------------------------------------------------------------
Net Cash Used By Financing Activities                          (48,209)            (146,399)             (98,940)
----------------------------------------------------------------------------------------------------------------
Elimination of PerSeptive results from
   July 1, 1997 to September 30, 1997 (see Note 1)               2,590
Effect Of Exchange Rate Changes On Cash                         (3,274)               1,654              (12,334)
----------------------------------------------------------------------------------------------------------------
Net Change In Cash And Cash Equivalents                       (130,163)             153,665              158,078
Cash And Cash Equivalents Beginning Of Year                    213,028               82,865              236,530
----------------------------------------------------------------------------------------------------------------
Cash And Cash Equivalents End Of Year                        $  82,865            $ 236,530            $ 394,608
================================================================================================================

See accompanying notes to Applied Biosystems' combined financial statements.

The PE Biosystems group is currently doing business as Applied Biosystems and will seek formal approval of a change to this name at the 2000 annual meeting. The PE Biosystems group is referred to as Applied Biosystems.


================================================================================
PE CORPORATION 2000 ANNUAL REPORT     22

APPLIED BIOSYSTEMS  Combined Statements of Group Equity and Comprehensive Income


                                                                                         Accumulated
                                                                                               Other
                                                                           Retained    Comprehensive          Group
(Dollar amounts in thousands)                                 Other        Earnings    Income (Loss)         Equity
===================================================================================================================
Balance At June 30, 1997                                  $ 310,087       $ 200,318       $  (2,671)      $ 507,734
Comprehensive income
   Net income                                                                64,703                          64,703
   Other comprehensive loss, net of tax
     Foreign currency translation adjustments                                                (2,747)
     Minimum pension liability adjustment                                                       354
     Unrealized loss on investments, net                                                     (4,449)
                                                                                          ---------
   Other comprehensive loss                                                                  (6,842)         (6,842)
                                                                                                          ---------
Comprehensive income                                                                                         57,861
                                                                                                          ---------
Cash dividends declared on PE Corporation
   common stock                                                             (31,604)                        (31,604)
Issuances under PE Corporation common stock plans            39,143          (3,468)                         35,675
Tax benefit related to employee stock options                 2,335                                           2,335
Stock compensation                                            1,858            (136)                          1,722
Elimination of PerSeptive results from
   July 1, 1997 to September 30, 1997 (see Note 1)                            2,590                           2,590
Net cash allocated to the Celera Genomics group             (10,520)                                        (10,520)
Other                                                                          (286)                           (286)
-------------------------------------------------------------------------------------------------------------------
Balance At June 30, 1998                                    342,903         232,117          (9,513)        565,507
Comprehensive income
   Net income                                                               227,423                         227,423
   Other comprehensive income, net of tax
     Foreign currency translation adjustments                                                (5,415)
     Minimum pension liability adjustment                                                    (1,779)
     Unrealized gain on investments, net                                                     11,887
                                                                                          ---------
   Other comprehensive income                                                                 4,693           4,693
                                                                                                          ---------
Comprehensive income                                                                                        232,116
                                                                                                          ---------
Cash dividends declared on PE Corporation stock                             (25,479)                        (25,479)
Cash dividends declared on PE Biosystems stock                               (8,677)                         (8,677)
Issuances under PE Corporation stock plans                   89,550         (14,862)                         74,688
Issuances under PE Biosystems stock plans                    20,157          (1,290)                         18,867
Repurchases of PE Biosystems stock                           (2,187)                                         (2,187)
Tax benefit related to employee stock options                15,735                                          15,735
Stock compensation                                            1,090           1,207                           2,297
Allocated capital to the Celera Genomics group             (338,535)                                       (338,535)
-------------------------------------------------------------------------------------------------------------------
Balance At June 30, 1999                                    128,713         410,439          (4,820)        534,332
Comprehensive income
   Net income                                                               186,247                         186,247
   Other comprehensive income, net of tax
     Foreign currency translation adjustments                                               (25,196)
     Minimum pension liability adjustment                                                       (60)
     Unrealized gain on investments, net                                                    155,522
                                                                                          ---------
   Other comprehensive income                                                               130,266         130,266
                                                                                                          ---------
Comprehensive income                                                                                        316,513
                                                                                                          ---------
Cash dividends declared on stock                                            (35,220)                        (35,220)
Issuances under common stock plans                           43,434                                          43,434
Tax benefit related to employee stock options                44,618                                          44,618
Stock compensation                                            5,190                                           5,190
Net cash allocated from the Celera Genomics group            27,283                                          27,283
Allocation of investment to the Celera Genomics group        (1,786)                                         (1,786)
-------------------------------------------------------------------------------------------------------------------
Balance At June 30, 2000                                  $ 247,452       $ 561,466       $ 125,446       $ 934,364
===================================================================================================================

See accompanying notes to Applied Biosystems' combined financial statements.

The PE Biosystems group is currently doing business as Applied Biosystems and will seek formal approval of a change to this name at the 2000 annual meeting. The PE Biosystems group is referred to as Applied Biosystems.

================================================================================
                                       23      PE CORPORATION 2000 ANNUAL REPORT

APPLIED BIOSYSTEMS  Notes to Combined Financial Statements


Note 1--Accounting Policies and Practices

Basis of Presentation

PE Corporation ("PE" or "the Company") is comprised of two separate business segments in continuing operations: the PE Biosystems group and the Celera Genomics group. The PE Biosystems group manufactures and markets biochemical instrument systems and associated consumable products for life science research and related applications. The PE Biosystems group is currently doing business as Applied Biosystems and will seek formal approval of a change to this name at the Company's 2000 annual meeting. The PE Biosystems group is referred to as Applied Biosystems. The Celera Genomics group is engaged principally in the generation, sale, and support of genomic information and enabling data management and analysis software. The Celera Genomics group's customers use this information for commercial applications in the pharmaceutical and life sciences industries in the specific areas of target identification, drug discovery, and drug development. The Celera Genomics group also provides gene discovery, genotyping, and related genomics services. The Celera Genomics group has recently expanded its business into the emerging fields of functional genomics, in particular, proteomics and personalized health/medicine.

On January 22, 1998, the Company acquired PerSeptive Biosystems, Inc. The acquisition was accounted for as a pooling of interests and, accordingly, Applied Biosystems' financial results were restated to include the combined operations (see Note 2). Applied Biosystems' fiscal year ended June 30 and PerSeptive's fiscal year ended September 30. The fiscal 1998 Combined Statements of Operations combined Applied Biosystems' operating results for the year ended June 30, 1998 with PerSeptive's operating results for the nine months ended June 30, 1998 and the three months ended September 30, 1997 (PerSeptive's fiscal 1997 fourth quarter). In order to conform PerSeptive to a June 30 fiscal year-end in fiscal 1998, PerSeptive's results of operations for the three months ended September 30, 1997 have been included in Applied Biosystems' Combined Statements of Operations for the fiscal year ended June 30, 1998.

Recapitalization

The recapitalization of the Company on May 6, 1999 resulted in the issuance of two new classes of common stock called PE Corporation-PE Biosystems Group Common Stock ("PE Biosystems stock") and PE Corporation-Celera Genomics Group Common Stock ("Celera Genomics stock"). PE Biosystems stock is intended to reflect separately the performance of the Applied Biosystems life sciences business ("Applied Biosystems"), and Celera Genomics stock is intended to reflect separately the performance of the Celera Genomics business ("Celera Genomics group"). As part of the recapitalization, each share of common stock of The Perkin-Elmer Corporation was converted into one share of PE Biosystems stock and
0.5 of a share of Celera Genomics stock.

The combined financial statements of Applied Biosystems and the Celera Genomics group (individually referred to as a "group") comprise all of the accounts included in the corresponding consolidated financial statements of the Company. Intergroup transactions between Applied Biosystems and the Celera Genomics group have not been eliminated in the Applied Biosystems combined financial statements but have been eliminated in the PE Corporation consolidated financial statements. Applied Biosystems and the Celera Genomics group combined financial statements have been prepared on a basis that management believes to be reasonable and appropriate and reflect (1) the financial position, results of operations, and cash flows of businesses that comprise Applied Biosystems and the Celera Genomics group, with all significant intragroup transactions and balances eliminated, (2) in the case of the Celera Genomics group combined financial statements, corporate assets and liabilities of the Company, and related transactions identified with the Celera Genomics group, including allocated portions of the Company's debt and selling, general and administrative costs, and (3) in the case of Applied Biosystems' combined financial statements, all other corporate assets and liabilities and related transactions of the Company, including allocated portions of the Company's debt and selling, general and administrative costs.

Holders of PE Biosystems stock and Celera Genomics stock are stockholders of the Company. Applied Biosystems and the Celera Genomics group are not separate legal entities. As a result, stockholders are subject to all of the risks associated with an investment in the Company and all of its businesses, assets, and liabilities. The issuance of PE Biosystems stock and Celera Genomics stock and the allocations of assets and liabilities between Applied Biosystems and the Celera Genomics group did not result in a distribution or spin-off of any assets or liabilities of the Company or otherwise affect ownership of any assets or responsibility for the liabilities of the Company or any of its subsidiaries. The assets the Company attributes to one group could be subject to the liabilities of the other group, whether such liabilities arise from lawsuits, contracts, or indebtedness attributable to the other group. If the Company is unable to satisfy one group's liabilities out of assets attributed to it, the Company may be required to satisfy these liabilities with assets attributed to the other group.

Financial effects arising from one group that affect the Company's results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the class of common stock relating to the other group. Any net losses of Applied Biosystems or the Celera Genomics group and dividends or distributions on, or repurchases of, PE Biosystems stock or Celera Genomics stock or repurchases of preferred stock of the Company will reduce the assets of the Company legally available for payment of dividends.

================================================================================
PE CORPORATION 2000 ANNUAL REPORT     24

APPLIED BIOSYSTEMS  Notes to Combined Financial Statements continued


The management and allocation policies applicable to the preparation of the financial statements of Applied Biosystems and the Celera Genomics group may be modified or rescinded, or additional policies may be adopted, at the sole discretion of the Board of Directors at any time without approval of the stockholders. Applied Biosystems' combined financial statements reflect the application of the management and allocation policies adopted by the Board of Directors to various corporate activities, as described below. Applied Biosystems' combined financial statements should be read in conjunction with the Company's consolidated financial statements.

Financing Activities

As a matter of policy, the Company manages most financial activities of Applied Biosystems and the Celera Genomics group on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt, and the issuance and repayment of any preferred stock. As the financing activities of the Celera Genomics group were not significant for any of the periods prior to the recapitalization, all historical cash and debt balances for those periods presented were allocated to Applied Biosystems.

The Board of Directors has adopted the following financing policy which will affect the combined statements of Applied Biosystems and the Celera Genomics group.

The Company will allocate the Company's debt between Applied Biosystems and the Celera Genomics group ("pooled debt") or, if the Company so determines, in its entirety to a particular group. The Company will allocate preferred stock, if issued, in a similar manner.

Cash allocated to one group that is used to repay pooled debt or redeem pooled preferred stock will decrease such group's allocated portion of the pooled debt or preferred stock. Cash or other property allocated to one group that is transferred to the other group will, if so determined by the Board of Directors, decrease the transferring group's allocated portion of the pooled debt or preferred stock and, correspondingly, increase the recipient group's allocated portion of the pooled debt or preferred stock.

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

If the Company allocates debt for a particular financing in its entirety to one group, that debt will bear interest for group financial statement purposes at the rate determined by the Board of Directors. If the Company allocates preferred stock in its entirety to one group, the Company will charge the dividend cost to that group in a similar manner. If the interest or dividend cost is higher than the Company's actual cost, the other group will receive a credit for an amount equal to the difference as compensation for the use of the Company's credit capacity. Any expense related to debt or preferred stock of the Company that is allocated in its entirety to a group will be allocated in whole to that group.

Cash or other property that the Company allocates to one group that is transferred to the other group, could, if so determined by the Board of Directors, be accounted for either as a short-term loan or as a long-term loan. Short-term loans will bear interest at a rate equal to the weighted average interest rate of the Company's pooled debt. If the Company does not have any pooled debt, the Board of Directors will determine the rate of interest for such loan. The Board of Directors will establish the terms on which long-term loans between the groups will be made, including interest rate, amortization schedule, maturity, and redemption terms.

Although the Company may allocate its debt and preferred stock between groups, the debt and preferred stock will remain obligations of the Company and all stockholders of the Company will be subject to the risks associated with those obligations.

In addition, cash allocated to Applied Biosystems may be contributed to the Celera Genomics group in exchange for an equity interest in the Celera Genomics group.

Allocation of Corporate Overhead and Administrative Shared Services

A portion of the Company's corporate overhead (such as executive management, human resources, legal, accounting, auditing, tax, treasury, strategic planning, and environmental services) has been allocated to Applied Biosystems based upon the use of services by that group. A portion of the Company's costs of administrative shared services (such as information technology services) has been allocated in a similar manner. Where determination based on use alone is not practical, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the cost attributable to Applied Biosystems. The totals for these allocations were $38.1 million, $33.7 million, and $45.9 million for fiscal 1998, 1999, and 2000, respectively. It is not practicable to provide a detailed estimate of the expenses which would be recognized if Applied Biosystems were a separate legal entity.

Allocation of Federal and State Income Taxes

The federal income taxes of the Company and its subsidiaries which own assets allocated between the groups are determined on a consolidated basis. Consolidated federal income tax provisions and related tax payments or refunds are allocated between the groups based principally on the taxable income and tax credits directly attributable to each group. Such allocations reflect each group's contribution (positive or negative) to the Company's consolidated federal taxable income and the consolidated federal tax liability and

================================================================================
                                       25      PE CORPORATION 2000 ANNUAL REPORT

APPLIED BIOSYSTEMS  Notes to Combined Financial Statements continued


tax credit position. Tax benefits that cannot be used by the group generating those benefits but can be used on a consolidated basis are credited to the group that generated such benefits. Intergroup transactions are taxed as if each group were a stand-alone company. Tax benefits generated by the Celera Genomics group commencing July 1, 1998, which can then be utilized on a consolidated basis, will be credited to the Celera Genomics group up to a limit of $75 million. As of June 30, 2000, $68.5 million of tax benefits were credited to the Celera Genomics group since July 1, 1998.

Had the groups filed separate tax returns, the provision (benefit) for income taxes and net income (loss) for each group would not have differed from the amounts reported in the groups' combined statements of operations for the years ended June 30, 1998, 1999, and 2000. However, the amount of current and deferred taxes and taxes payable or refundable allocated to each group in these historical combined financial statements may differ from those that would have been allocated to each group had they filed separate income tax returns.

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

The discussion of Applied Biosystems' income taxes (see Note 4) should be read in conjunction with the Company's consolidated financial statements and notes thereto.

Transfers of Assets Between Groups

Transfers of assets can be made between groups without stockholder approval. Such transfers will be made at fair value, as determined by the Company's Board of Directors. The consideration for such transfers may be paid by one group to the other in cash or other consideration, as determined by the Company's Board of Directors.

Dividends

For purposes of the historical (periods prior to recapitalization) combined financial statements of Applied Biosystems and the Celera Genomics group, all dividends declared and paid by the Company were allocated to Applied Biosystems.

Principles of Combination

Applied Biosystems' combined financial statements have been prepared in accordance with generally accepted accounting principles and, taken together with the Celera Genomics group's combined financial statements, comprise all the accounts included in the corresponding consolidated financial statements of the Company. Intergroup transactions between Applied Biosystems and the Celera Genomics group have not been eliminated in Applied Biosystems' combined financial statements but have been eliminated in the PE Corporation consolidated financial statements. The combined financial statements of each group reflect the financial condition, results of operations, and cash flows of the businesses included therein. The combined financial statements of Applied Biosystems include the assets and liabilities of the Company specifically identified with or allocated to Applied Biosystems. The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Certain amounts in the combined financial statements and notes have been reclassified for comparative purposes.

Discontinued Operations

Applied Biosystems' combined financial statements were restated to reflect the net assets and operating results of the Analytical Instruments business as discontinued operations (see Note 15). The operating results are reflected in the Combined Statements of Operations as income (loss) from discontinued operations for fiscal 1998 and fiscal 1999. The accompanying notes, except Note 15, relate only to continuing operations.

Recently Issued Accounting Standards

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," amended in June 2000 by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." The provisions of the statements require the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Applied Biosystems is required to implement the statements in the first quarter of fiscal 2001. Applied Biosystems estimates that, upon adoption, it will record an immaterial adjustment for a change in accounting principles in the Combined Statements of Operations and in accumulated other comprehensive income in the Combined Statements of Financial Position.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. SAB No. 101 is required to be implemented in the fourth quarter of fiscal 2001. Applied Biosystems does not expect any impact from the application of SAB No. 101.

================================================================================
PE CORPORATION 2000 ANNUAL REPORT     26

APPLIED BIOSYSTEMS  Notes to Combined Financial Statements continued


In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN No. 44"), "Accounting for Certain Transactions Involving Stock Compensation-An Interpretation of Accounting Principles Board ("APB") Opinion No. 25." FIN No. 44 clarifies the following: the definition of an employee for purposes of applying APB No. 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of the previously fixed stock options or awards, and the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 is effective July 1, 2000, but certain conclusions in FIN No. 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. Management does not expect the application of FIN No. 44 to have a material impact on Applied Biosystems' combined financial statements.

Earnings Per Share

Earnings per share information prior to the recapitalization is omitted from Applied Biosystems' Combined Statements of Operations because PE Biosystems stock was not part of the capital structure of the Company until fiscal 1999. Basic earnings per share is computed by dividing income from continuing operations for the period by the weighted average number of shares of PE Biosystems stock outstanding. Diluted earnings per share is computed by dividing income from continuing operations for the period by the weighted average number of shares of PE Biosystems stock outstanding, including the dilutive effect of PE Biosystems stock equivalents.

The following table presents a reconciliation of basic and diluted earnings per share from continuing operations for the years ended June 30, 1999 and 2000:

(Amounts in thousands except per share amounts)        1999        2000
=======================================================================
Weighted average number of
   common shares used in the
   calculation of basic earnings
   per share from continuing
   operations                                       200,811     207,010
Common stock equivalents                              5,398      10,006
-----------------------------------------------------------------------
Shares used in the calculation of
   diluted earnings per share from
   continuing operations                            206,209     217,016
=======================================================================
Income from continuing operations
   used in the calculation of basic
   and diluted earnings per share
   from continuing operations                     $ 148,365   $ 186,247
Income per share from continuing
   operations
     Basic                                        $     .74   $     .90
     Diluted                                      $     .72   $     .86
=======================================================================


The reconciliation for fiscal 1998 is omitted since PE Biosystems stock was not part of the capital structure of the Company.

Options to purchase 40,000 shares and 5.9 million shares of PE Biosystems stock were outstanding at June 30, 1999 and 2000, respectively, but were not included in the computation of diluted earnings per share because the effect was antidilutive.

Applied Biosystems' share and per share data reflect the two-for-one stock splits effective July 1999 and February 2000.

Foreign Currency

Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated into U.S. dollars at the fiscal year-end exchange rates. The related translation adjustments are recorded as a separate component of group equity. Foreign currency revenues and expenses are translated using monthly average exchange rates prevailing during the year. Foreign currency transaction gains and losses, as well as translation adjustments of foreign operations where the functional currency is the U.S. dollar, are included in net income. Transaction losses for the fiscal years ended June 30, 1998, 1999, and 2000 were $2.5 million, $5.6 million, and $.1 million, respectively.

Derivative Financial Instruments

The Company uses derivative financial instruments to offset exposure to market risks arising from changes in foreign currency exchange rates and interest rates. Derivative financial instruments currently utilized by the Company include foreign currency forward contracts, foreign currency options, and an interest rate swap (see Note 11). All of the Company's derivative financial instruments have been allocated to Applied Biosystems.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid debt instruments, time deposits, and certificates of deposit with original maturities of three months or less.

Accounts Receivable

The Company periodically sold accounts receivable arising from business conducted in Japan. During fiscal 1998, 1999, and 2000, Applied Biosystems was allocated all cash proceeds received, $98.8 million, $40.5 million, and $7.8 million, respectively, from the sale of such receivables. There were no sales of accounts receivable after July 28, 1999. Applied Biosystems accounted for such sales in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities."

Investments

The equity method of accounting is used for investments in joint ventures that are 20% to 50% owned and the cost method is used for investments that are less than 20% owned. Minority equity investments are generally classified as available-for-sale and carried at market value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The specific identification method is used to determine the cost of securities disposed of.

================================================================================
                                       27      PE CORPORATION 2000 ANNUAL REPORT

APPLIED BIOSYSTEMS  Notes to Combined Financial Statements continued


Inventories

Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Inventories at June 30, 1999 and 2000 included the following components:

(Dollar amounts in millions)                 1999        2000
=============================================================
Raw materials and supplies                $  42.8     $  51.2
Work-in-process                              10.3         6.3
Finished products                            96.6        97.0
-------------------------------------------------------------
Total inventories                         $ 149.7     $ 154.5
=============================================================

Property, Plant and Equipment, and Depreciation

Property, plant and equipment are recorded at cost and consisted of the following at June 30, 1999 and 2000:

(Dollar amounts in millions)                 1999        2000
=============================================================
Land                                      $  11.2     $  13.5
Buildings and leasehold
   improvements                              88.6       115.3
Machinery and equipment                     208.6       267.8
-------------------------------------------------------------
Property, plant and equipment,
   at cost                                  308.4       396.6
Accumulated depreciation and
   amortization                             126.2       165.7
-------------------------------------------------------------
Property, plant and equipment, net        $ 182.2     $ 230.9
=============================================================

Major renewals and improvements that significantly add to productive capacity or extend the life of an asset are capitalized. Repairs, maintenance, and minor renewals and improvements are expensed when incurred.

Provisions for depreciation of owned property, plant and equipment are based upon the expected useful lives of the assets and computed primarily by the straight-line method. Leasehold improvements are amortized over their estimated useful lives or the term of the applicable lease, whichever is less, using the straight-line method. Internal-use software costs are amortized primarily over the expected useful lives, not to exceed 7 years.

Machinery and equipment, which included capitalized internal-use software primarily related to the Company's worldwide strategic program to improve its information technology infrastructure, was $53.2 million and $61.8 million at June 30, 1999 and 2000, respectively. Net of accumulated amortization, the capitalized internal-use software was $43.4 million and $43.5 million at June 30, 1999 and 2000, respectively.

Capitalized Software

Internal software development costs, for software used in Applied Biosystems' products, which are incurred from the time technological feasibility of the software is established until the software is ready for its intended use, are capitalized and included in other long-term assets. The costs are amortized using the straight-line method over a maximum of 3 years or the expected life of the product, whichever is less. At June 30, 1999 and 2000, capitalized software costs, net of accumulated amortization, were $12.5 million and $21.3 million, respectively. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred.

Intangible Assets

The excess of purchase price over the net asset value of companies acquired is amortized on a straight-line method over periods not exceeding 20 years. Patents and trademarks are amortized using the straight-line method over their expected useful lives. At June 30, 1999 and 2000, other long-term assets included goodwill, net of accumulated amortization, of $17.6 million and $15.8 million, respectively. Accumulated amortization of goodwill was $6.6 million and $8.4 million at June 30, 1999 and 2000, respectively.

Asset Impairment

Applied Biosystems reviews long-lived assets for impairment, in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Assets are written-down to fair value when the carrying costs exceed this amount. During fiscal 1999, Applied Biosystems recorded a $14.5 million charge to cost of sales for the impairment of assets associated with the Molecular Informatics business (see Note 2). The impairment loss was determined based upon estimated future cash flows and fair values.

Revenues

Revenues are recorded at the time of shipment of products or performance of services. Revenues from service contracts are recorded as deferred service contract revenues and reflected in net revenues over the term of the contract, generally one year.

Research, Development and Engineering

Research, development and engineering costs are expensed when incurred.

================================================================================
PE CORPORATION 2000 ANNUAL REPORT     28

APPLIED BIOSYSTEMS  Notes to Combined Financial Statements continued


Supplemental Cash Flow Information

Cash paid for interest and income taxes and significant non-cash investing and financing activities for the following periods was as follows:

(Dollar amounts in millions)          1998     1999      2000
=============================================================
Interest                            $  5.7  $   3.4   $    .9
Interest paid to the
   Celera Genomics group                    $    .2   $   6.8
Income taxes                        $ 60.5  $  30.3   $  48.2
Tax benefits paid to the
   Celera Genomics group                              $  39.1
Significant non-cash investing
   and financing activities
   Unrealized gain (loss)
     on investments                 $ (4.4) $  11.9   $ 155.5
   Note payable to the
     Celera Genomics group                  $ 150.0
   Dividends declared not paid                         $  8.9
   Common shares issued in
     PerSeptive pooling             $  4.6
   Minority interest assumed        $ 41.3
=============================================================

Note 2--Acquisitions, Investments, and Dispositions
PerSeptive Biosystems, Inc.

The merger of Seven Acquisition Corp., a wholly owned subsidiary of the Company, and PerSeptive was consummated on January 22, 1998. PerSeptive develops, manufactures, and markets an integrated line of proprietary consumable products and advanced instrumentation systems for the purification, analysis, and synthesis of biomolecules. As a result of the merger, PerSeptive, which was the surviving corporation of the merger, became a wholly owned subsidiary of the Company on that date. Each outstanding share of PerSeptive common stock was converted into shares of the Company's (predecessor) common stock at an exchange ratio equal to 0.1926. Accordingly, the Company issued 4.6 million shares of its (predecessor) common stock for all outstanding shares of PerSeptive common stock. Each outstanding option and warrant for shares of PerSeptive common stock was converted into options and warrants for the number of shares of the Company's (predecessor) common stock that would have been received if such options and warrants had been exercised immediately prior to the effective time of the merger. All shares of Series A Redeemable Convertible Preferred Stock of PerSeptive outstanding immediately prior to the effective time of the merger were converted in accordance with their terms into shares of PerSeptive common stock which were then converted into shares of the Company's (predecessor) common stock. As a result of the merger, PerSeptive's 8-1/4% Convertible Subordinated Notes due 2001 became convertible into shares of the Company's (predecessor) common stock. On March 23, 1998, the Company redeemed the PerSeptive Notes for a total of $26.1 million, representing $24.7 million of principal and $1.4 million of accrued interest and premium relating to the PerSeptive Notes. Additionally, $2.5 million of the principal amount of the PerSeptive Notes was converted by the holders thereof into 35,557 shares of the Company's (predecessor) common stock. The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests.

Tecan AG

The Company acquired a 14.5% interest and approximately 52% of the voting rights in Tecan AG during the second quarter of fiscal 1998. Tecan is a leader in the development and manufacturing of automated sample processors, liquid handling systems, and microplate photometry. The acquisition cost was $53.2 million in cash and was accounted for as a purchase with a minority interest of $41.3 million. The excess purchase price over the fair market value of the underlying assets was $46.2 million and was being amortized over 15 years.

During the fourth quarter of fiscal 1999, the Company divested its interest in Tecan through a public offering in Switzerland and private sales outside of Switzerland. Net cash proceeds from the divestiture were $53.8 million. Applied Biosystems recognized a before-tax gain of $1.6 million on the divestiture.

Molecular Informatics, Inc.

In fiscal 1998, the Company acquired Molecular Informatics, Inc., a leader in the development of infrastructure software for the pharmaceutical, biotechnology, and agrochemical industries as well as for applied markets such as forensics and human identification. The acquisition cost was $53.9 million and was accounted for as a purchase. In connection with the acquisition, $28.9 million was expensed as purchased in-process research and development, $9.0 million was allocated to goodwill, and $15.7 million was allocated to other intangible assets. The amortization period was 10 years for the goodwill and 4 to 7 years for the other intangible assets.

The $28.9 million expensed as in-process research and development represented 53.6% of the purchase price and was attributed to and supported by a discounted probable cash flow analysis on a project-by-project basis. At the acquisition date, the technological feasibility of the acquired technology had not been established and the acquired technology had no future alternative uses.

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

================================================================================
                                       29      PE CORPORATION 2000 ANNUAL REPORT

APPLIED BIOSYSTEMS  Notes to Combined Financial Statements continued


SDK, an open architecture software platform from which all of Molecular Informatics' future software applications were expected to be derived.

As of the acquisition date, all of the major functionality for BioLIMS 2.0 had been completed and the product was subsequently released in September 1998. As of the acquisition date, BioLIMS 3.0 was in the design and scoping phase. As of the acquisition date, GA SFDB was in early alpha phase and had been completed concurrent with the development of BioLIMS 2.0. The product was released in September 1998. As of the acquisition date, BioMerge 3.0's functional scope was defined and the requirements assessment had been completed. The product was subsequently released in November 1998. As of the acquisition date, the BioCLINIC product requirements had been specified and discussions had begun with two potential customers to begin the specific software modifications. Development efforts were terminated in April 1998 due to unsuccessful marketing efforts. As of the acquisition date, the SDK requirements assessment had been completed and the functional scope had been defined.

At the date of the acquisition, a total of $11.8 million of the purchase price was attributed to core technology and existing products, primarily related to the BioMERGE product. The risk-adjusted discount rate applied to the project's cash flows was 20% for existing technology and 23% for in-process technology. The risk premium of 3% for in-process technologies was determined by management based upon the associated risks of rolling out these in-process technologies versus the existing technologies for the emerging bioinformatics software industry. The significant risks associated with these products include the limited operating history of Molecular Informatics, uncertainties surrounding market acceptance of such in-process products, competitive threats from other bioinformatics companies, and other risks. Management is primarily responsible for estimating the fair value of such existing and in-process technology.

In fiscal 1999, Applied Biosystems incurred a $14.5 million charge to cost of sales for the impairment of intangible assets associated with the Molecular Informatics business. This impairment resulted primarily from a decline in management's assessment of future cash flows from this business which included the discontinuance of certain product lines in the fourth quarter. The charge to cost of sales included $5.6 million for the write-down of goodwill and $8.9 million for the write-down of other intangible assets. The remaining goodwill of $1.9 million and other intangible assets of $1.9 million are being amortized over 4 years.

Millennium Pharmaceuticals, Inc.

In fiscal 2000, Applied Biosystems recognized a before-tax gain of $41.0 million from the sale of a portion of the Company's equity interest in Millennium Pharmaceuticals, Inc. Net cash proceeds from the sale were $48.0 million. During fiscal 1999 and 1998, Applied Biosystems recorded before-tax gains of $1.9 million and $1.6 million, respectively, in connection with the release of previously existing contingencies on shares of Millennium common stock.

Boston Probes, Inc.

In fiscal 2000, the Company made a minority equity investment of $6.0 million in Boston Probes, Inc. Additionally, the Company committed to make term loans in the aggregate of up to $2.0 million, subject to market terms and conditions. The loan commitment and the loan maturity may not extend beyond May 1, 2003. Applied Biosystems and Boston Probes are collaborating on the development and commercialization of products employing peptide nucleic acid technology. The acquisition was accounted for under the cost method and was included in Applied Biosystems' Combined Statements of Financial Position.

Epoch Biosciences, Inc.

The Company made a minority equity investment in Epoch Biosciences, Inc. of $1.0 million in fiscal 2000. The Company also converted into equity $1.0 million of funds advanced to Epoch as part of a licensing transaction in fiscal 1999. Epoch is a biomedical company utilizing nucleoside and nucleotide chemistry to develop molecular tools for genetic analysis. The acquisition was accounted for under the cost method and was included in Applied Biosystems' Combined Statements of Financial Position.

Illumina, Inc.

In fiscal 2000, the Company made a minority equity investment of $5.0 million in Illumina, Inc. and will provide a portion of the research and development funding for a strategic collaboration. The strategic collaboration is for the purpose of developing, manufacturing, and marketing array-based systems for high-throughput DNA analysis. Under the agreement, Applied Biosystems and Illumina will jointly develop systems based on Illumina's BeadArray technology and Applied Biosystems' proprietary DNA chemistry. The acquisition was accounted for under the cost method and was included in Applied Biosystems' Combined Statements of Financial Position.

ACLARA BioSciences, Inc.

The Company made a minority equity investment of $2.5 million in ACLARA BioSciences, Inc. in fiscal 1998. Applied Biosystems and ACLARA are collaborating on the development of advanced genetic analysis systems. In fiscal 1999 and fiscal 2000, the Company increased its investment by $3.0 million and $5.0 million, respectively. The acquisition was accounted for under the cost method and was included in Applied Biosystems' Combined Statements of Financial Position.

Biometric Imaging, Inc.

In fiscal 1998, the Company acquired a minority equity investment in Biometric Imaging, Inc. for $4.0 million. Applied Biosystems and Biometric Imaging were collaborating on the development and manufacturing of a high-throughput screening system for use by pharmaceutical research companies to accelerate the drug discovery process. The Company received exclusive worldwide marketing rights for products developed for that market. In fiscal 1999, Applied Biosystems recorded a

================================================================================
PE CORPORATION 2000 ANNUAL REPORT     30

APPLIED BIOSYSTEMS  Notes to Combined Financial Statements continued


before-tax gain of $2.6 million on the sale of the Company's entire equity interest in Biometric Imaging. Net cash proceeds from the sale were $6.6 million.

Hyseq, Inc.

In fiscal 1997, the Company entered into a strategic relationship with Hyseq, Inc., acquiring a minority equity interest for a cash investment of $5.0 million. Hyseq applies proprietary DNA array technology to develop gene-based therapeutic product candidates and diagnostic products and tests. In fiscal 1998, Applied Biosystems increased its investment by $5.0 million. During the fourth quarter of fiscal 2000, Applied Biosystems recognized a before-tax gain of $4.4 million from the sale of a portion of the Company's equity interest in Hyseq. Net cash proceeds from the sale were $6.4 million.

Paracel, Inc.

The Company issued approximately 1.6 million shares of Celera Genomics stock in exchange for all the outstanding shares of Paracel common stock not previously owned by the Company. At the time of the acquisition, the Company owned 14% of Paracel, which was allocated to Applied Biosystems. The transfer of the Paracel shares to the Celera Genomics group resulted in a $27.3 million cash payment to Applied Biosystems, which represented the fair market value of those shares at the transfer date. The Celera Genomics group recorded the previously owned investment at the Company's original cost value. The transfer of the original cost value and the $27.3 million cash payment was recorded as an adjustment to group equity in Applied Biosystems' Combined Statements of Financial Position and the Celera Genomics group's Combined Statements of Financial Position.

Other Dispositions

In fiscal 2000, Applied Biosystems recognized a before-tax gain of $3.3 million from the sale of the Company's equity interest in various other companies. Net cash proceeds from the sales were $4.3 million.

Note 3--Debt and Lines of Credit

Allocated Debt Activity

Loans payable and long-term debt at June 30, 1999 and 2000 are summarized as follows:

(Dollar amounts in millions)                 1999        2000
=============================================================
Loans Payable
Short-term loans                           $  3.9      $ 15.7
=============================================================
Long-Term Debt
Yen loan                                   $ 31.5      $ 36.1
=============================================================

The weighted average interest rates at June 30, 1999 and 2000 for loans payable were 4.5% and .6%, respectively.

The Company maintains a yen 3.8 billion variable rate long-term loan, which matures in March 2002. Through an interest rate swap agreement (see Note 11), the effective interest rate for the loan is fixed at 2.1%.

The Company's $100 million revolving credit agreement was replaced effective April 20, 2000 with a new $100 million revolving credit agreement with four banks that matures on April 20, 2005. Commitment and facility fees are based on public debt ratings, or net worth and leverage ratios. Interest rates on amounts borrowed vary depending on whether borrowings are undertaken in the domestic or eurodollar markets. There were no borrowings outstanding under the facility at June 30, 2000.

At June 30, 2000, in addition to the $100 million revolving credit facility, the Company had $241 million of unused credit facilities for short-term borrowings from domestic and foreign banks in various currencies. These credit facilities consist of uncommitted overdraft credit lines that are provided at the discretion of various local banks. A PE Corporation guarantee is usually required if a local unit borrows any funds.

Under various debt and credit agreements, the Company is required to maintain certain minimum net worth and leverage ratios.

There are no maturities of long-term debt scheduled for fiscal 2001, 2003, 2004, or 2005. The yen 3.8 billion loan matures in fiscal 2002.

Note Payable to the Celera Genomics Group

At September 30, 1998, the Company allocated to the Celera Genomics group a $330 million note payable of Applied Biosystems. The $330 million note represented an allocation of the Company's capital to the Celera Genomics group and did not result in Applied Biosystems holding an equity interest in the Celera Genomics group. This allocation of capital represented management's decision to allocate a portion of the Company's capital to the Celera Genomics group and the remaining capital to Applied Biosystems prior to the effective date of the recapitalization. The group financial statements do not include any intergroup equity interests. The note payable was liquidated on May 28, 1999 in exchange for a portion of the proceeds received from the sale of the Analytical Instruments business and a new note payable to the Celera Genomics group for $150 million. The new note payable was for a term of one year, bearing an interest rate of 5% per annum, and was payable on demand without penalty. The new note was paid during fiscal 2000.

Note 4--Income Taxes

Income (loss) before income taxes from continuing operations for fiscal 1998, 1999, and 2000 is summarized below:

(Dollar amounts in millions)      1998       1999        2000
=============================================================
United States                  $ (25.2)   $  36.5     $  93.1
Foreign                           84.4      155.9       182.6
-------------------------------------------------------------
Total                           $ 59.2    $ 192.4     $ 275.7
=============================================================


================================================================================
                                       31      PE CORPORATION 2000 ANNUAL REPORT

APPLIED BIOSYSTEMS  Notes to Combined Financial Statements continued


The provision for income taxes from continuing operations includes Applied Biosystems' allocated portion of income taxes currently payable and those deferred because of differences between the financial statement and tax bases of assets and liabilities. Applied Biosystems' provision for income taxes from continuing operations for fiscal 1998, 1999, and 2000 consisted of the following:

(Dollar amounts in millions)      1998       1999        2000
=============================================================
Currently Payable
Domestic                        $  8.3     $  6.2     $  60.3
Foreign                           17.7       23.5        48.6
-------------------------------------------------------------
Total currently payable           26.0       29.7       108.9
-------------------------------------------------------------
Deferred
Domestic                           6.1       (2.5)       (7.0)
Foreign                           (2.6)       3.5       (12.4)
-------------------------------------------------------------
Total deferred                     3.5        1.0       (19.4)
-------------------------------------------------------------
Total provision for income
   taxes from continuing
   operations                   $ 29.5    $  30.7     $  89.5
=============================================================

Significant components of deferred tax assets and liabilities from continuing operations at June 30, 1999 and 2000 are summarized below:

(Dollar amounts in millions)                 1999        2000
=============================================================
Deferred Tax Assets
Inventories                                $  2.3      $  4.0
Postretirement and
   postemployment benefits                   32.2        31.4
Other reserves and accruals                   8.8         9.7
Tax credit and loss carryforwards            68.8       136.1
-------------------------------------------------------------
Subtotal                                    112.1       181.2
Valuation allowance                         (37.5)      (37.2)
-------------------------------------------------------------
Total deferred tax assets                    74.6       144.0
-------------------------------------------------------------
Deferred Tax Liabilities
Depreciation                                  3.1        14.5
Other reserves and accruals                  12.3         4.9
Unrealized gains on investments                          89.2
-------------------------------------------------------------
Total deferred tax liabilities               15.4       108.6
-------------------------------------------------------------
Total deferred tax assets, net            $  59.2     $  35.4
=============================================================

A reconciliation of the federal statutory tax to Applied Biosystems' continuing tax provision for fiscal 1998, 1999, and 2000 is set forth in the following table:

(Dollar amounts in millions)      1998       1999        2000
=============================================================
Federal statutory rate              35%        35%         35%
=============================================================
Tax at federal statutory rate   $ 20.7     $ 67.3      $ 96.5
State income taxes (net of
   federal benefit)                 .1         .4          .2
Effect on income taxes from
   foreign operations              1.2      (21.4)       (6.2)
Effect on income taxes from
   foreign sales corporation      (2.5)      (4.8)       (7.1)
Acquired research and
   development                    10.1
Reorganization,
   restructuring, and
   other costs                     5.2                    6.5
Domestic temporary
   differences for which
   benefit is recognized          (4.8)     (17.4)
Effect of goodwill amor-
   tization and write-off           .4        2.1          .3
R&D tax credit                                           (6.0)
Long-term compensation                                    8.7
Recapitalization costs                        1.6
Other                              (.9)       2.9        (3.4)
-------------------------------------------------------------
Total provision for income
   taxes from continuing
   operations                   $ 29.5     $ 30.7      $ 89.5
=============================================================

The category "domestic temporary differences for which benefit is recognized" reported in the preceding table reflects the fiscal 1998 and 1999 benefit attributable to a reduction in the valuation allowance. The benefit is primarily due to release of the valuation allowance in fiscal 1999 in the amount of $17.4 million. The valuation allowance was reduced in fiscal 1999 because management believed, once the sale of the Analytical Instruments business was completed, that it was more likely than not that the deferred tax assets to which the valuation allowance related would be realized. The fiscal 1998 benefit resulted from the utilization of domestic tax credit carryforwards and reversing temporary differences and the recognition of various other deferred tax assets that were previously subject to a valuation allowance.

At June 30, 2000, the Company's worldwide valuation allowance of $37.2 million related to foreign tax loss carryforwards, as well as domestic tax loss carryforwards, temporary differences, and tax credit carryforwards.

PerSeptive has domestic loss carryforwards of approximately $68 million that will expire between the fiscal years 2003 and 2012 which were allocated to Applied Biosystems. The amount of these net operating loss carryforwards that can be utilized annually to offset future taxable income or tax liability has been limited under the Internal Revenue Code as a result of the acquisition. Applied Biosystems also was allocated a consolidated domestic loss carryforward of $173.0

================================================================================
PE CORPORATION 2000 ANNUAL REPORT     32

APPLIED BIOSYSTEMS  Notes to Combined Financial Statements continued


million and domestic tax credit carryforwards of $36.7 million, which will expire between the fiscal years 2005 and 2020, and loss carryforwards of approximately $49 million in various foreign countries with varying expiration dates.

U.S. income taxes were not provided on approximately $352 million of net unremitted earnings from foreign subsidiaries since the Company intends to permanently reinvest substantially all of such earnings outside the U.S. These earnings include income from manufacturing operations in Singapore, which is tax-exempt through fiscal 2004. In those instances where the Company expects to remit earnings, the effect on Applied Biosystems' results of operations, after considering available tax credits and amounts previously accrued, is not significant.

The Company and its subsidiaries are subject to tax examinations in various U.S. and foreign jurisdictions. On December 17, 1998, the Company filed a petition in the U.S. Tax Court which contested a deficiency asserted by the IRS for fiscal 1992. The Company has entered into settlement discussions with the IRS Appeals Office in order to determine whether this dispute can be resolved on a favorable basis to the Corporation without the necessity of a trial. The Company will vigorously contest the proposed adjustments. The Company believes that adequate tax payments have been made and adequate accruals have been recorded for all years.

Note 5--Retirement and Other Benefits

Pension Plans, Retiree Healthcare, and
Life Insurance Benefits

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

The Company's domestic pension plan covers a substantial portion of U.S. employees. During fiscal 1999, the plan was amended to terminate the accrual of benefits as of June 30, 2004 and to improve the benefit for participants who retire between the ages of 55 and 60. The pension plan is not available to employees hired on or after July 1, 1999.

The postretirement benefit plan provides certain healthcare and life insurance benefits to domestic employees hired prior to January 1, 1993, who retire and satisfy certain service and age requirements. Generally, medical coverage pays a stated percentage of most medical expenses, reduced for any deductible and for payments made by Medicare or other group coverage. The cost of providing these benefits is shared with retirees. The plan is unfunded.

As the pension and postretirement activity attributable to the Celera Genomics group was not material for the two years ended June 30, 1999, all pension and postretirement amounts recognized in the Company's Consolidated Statements of Financial Position were allocated to Applied Biosystems.

The components of net pension and postretirement benefit expenses for fiscal 1998, 1999, and 2000 are set forth in the following table:

(Dollar amounts in millions)      1998       1999        2000
=============================================================
Pension
Service cost                    $  4.8     $  5.2      $  7.4
Interest cost                     36.4       38.7        44.0
Expected return on
   plan assets                   (35.6)     (38.6)      (45.6)
Amortization of transition
   asset                          (1.9)      (1.9)       (2.4)
Amortization of prior
   service cost                               (.4)        (.4)
Amortization of losses              .5         .5          .2
Curtailments and
   settlements                                 .1
-------------------------------------------------------------
Net periodic expense            $  4.2     $  3.6      $  3.2
=============================================================
Postretirement Benefit
Service cost                    $   .1     $   .2      $   .3
Interest cost                      4.7        4.8         4.6
Amortization of gains             (1.2)      (1.5)       (1.8)
-------------------------------------------------------------
Net periodic expense            $  3.6     $  3.5      $  3.1
=============================================================


================================================================================
                                       33      PE CORPORATION 2000 ANNUAL REPORT

APPLIED BIOSYSTEMS  Notes to Combined Financial Statements continued


The following tables set forth the changes in the benefit obligations and the plan assets, the funded status of the plans, and the amounts recognized in Applied Biosystems' Combined Statements of Financial Position at June 30, 1999 and 2000:

                                     Pension          Postretirement
                                 ---------------      ---------------
(Dollar amounts in millions)     1999       2000      1999       2000
=====================================================================
Change In Benefit
Obligation
Benefit obligation,
   beginning of year          $ 560.5    $ 594.1   $  72.4    $  62.5
Service cost                      5.2        7.4        .2         .3
Interest cost                    38.7       44.0       4.8        4.6
Participants' contributions        .1
Benefits paid                   (30.8)     (36.7)     (5.3)      (5.4)
Actuarial (gain) loss            17.7        7.9      (3.3)       (.1)
Variable annuity unit
   value change                   2.8      (12.9)
Addition of plan                             3.9
Amendments                       (2.0)
Currency translation              (.1)       (.2)
Other                             2.0                 (6.3)
---------------------------------------------------------------------
Benefit obligation            $ 594.1    $ 607.5   $  62.5    $  61.9
=====================================================================
Change In Plan Assets
Fair value of plan assets,
   beginning of year          $ 561.8    $ 600.6   $     -    $     -
Actual return on plan
   assets                        56.8       47.9
Participants' contributions        .1
Company contribution             11.4                  5.3        5.4
Benefits paid                   (29.5)     (34.3)     (5.3)      (5.4)
Addition of plan                             1.0
Currency translation                         (.2)
---------------------------------------------------------------------
Fair value of plan assets     $ 600.6    $ 615.0   $     -    $     -
=====================================================================
Funded Status
Reconciliation
Funded status                 $   6.5     $  7.5   $ (62.5)   $ (61.9)
Unrecognized prior
   service gain                  (2.5)      (2.0)
Unrecognized transition
   asset (obligation)            (2.2)        .9
Unrecognized (gains)
   losses                        37.7       29.6     (23.2)     (21.5)
---------------------------------------------------------------------
Net amount recognized         $  39.5    $  36.0   $ (85.7)   $ (83.4)
=====================================================================
Amounts Recognized
In The Statement Of
Financial Position
Prepaid benefit cost          $  48.3    $  47.4   $     -    $     -
Accrued benefit liability       (11.6)     (15.4)    (85.7)     (83.4)
Intangible asset                   .7         .6
Minimum pension
   liability adjustment           2.1        3.4
---------------------------------------------------------------------
Net amount recognized         $  39.5    $  36.0   $ (85.7)   $ (83.4)
=====================================================================

Other changes in benefit obligation represented changes in benefit obligation related to the Analytical Instruments business for periods prior to the sale.

A minimum pension liability adjustment is required when the actuarial present value of accumulated benefits exceeds plan assets and accrued pension liabilities. The projected benefit obligation and accumulated benefit obligation for the pension plans with accumulated benefit obligations in excess of plan assets were $12.1 million and $11.6 million, respectively, at June 30, 1999, and $14.0 million and $12.8 million, respectively, at June 30, 2000.

The following actuarial assumptions were used for the pension and postretirement plans:

                                                    1999         2000
=====================================================================
Domestic Plans
Discount rate                                      7-1/2%           8%
Compensation increase                                  5%           6%
Expected rate of return                   7-1/2 -- 9-1/4%  8 -- 9-1/4%
=====================================================================
Foreign Plans
Discount rate                                 5 -- 5-3/4%  3 -- 5-3/4%
Compensation increase                                  4%      2 -- 4%
Expected rate of return                       6-1/2 -- 9%      4 -- 9%
=====================================================================

The Company recorded expenses for foreign defined benefit plans of $1.4 million, $1.7 million and $2.2 million in fiscal 1998, 1999, and 2000, respectively.

For measurement purposes, an 8.2% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for plan year 2001, gradually reducing to 5.5% in 2004 and thereafter. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects on postretirement benefits:

                               One-Percentage-    One-Percentage-
(Dollar amounts in millions)    Point Increase     Point Decrease
=================================================================
Effect on the total of
   service and interest
   cost components                       $  .4             $  (.4)
Effect on postretirement
   benefit obligation                    $ 4.8             $ (4.8)
=================================================================

Savings Plan

The Company provides a 401(k) savings plan, for domestic employees, with automatic Company contributions of 2% of eligible compensation and a dollar-for-dollar matching contribution of up to 4% of eligible compensation. Employees not eligible for the employee pension plan receive an extra 2% contribution in addition to the automatic 2% Company contribution through June 30, 2004, while pension plan participants continue to receive the automatic 2% contribution. The Company contributions allocated to Applied Biosystems for fiscal 1998, 1999, and 2000 were $5.7 million, $8.0 million, and $10.2 million, respectively.


================================================================================
PE CORPORATION 2000 ANNUAL REPORT     34

APPLIED BIOSYSTEMS  Notes to Combined Financial Statements continued


Postemployment Benefits

The Company provides certain postemployment benefits to eligible employees. These benefits generally include severance, disability, and medical-related costs paid after employment but before retirement.

Note 6--Segment, Geographic, and Customer Information
Business Segments

Applied Biosystems operates in one business segment, which is the manufacturing and marketing of biochemical instrument systems and associated consumable products for life science research and related applications.

Geographic Areas

Information concerning principal geographical areas for fiscal 1998, 1999, and 2000 follows:

(Dollar amounts in millions)      1998       1999        2000
=============================================================
Net Revenues From
External Customers
United States                  $ 452.9  $   596.5   $   638.3
Europe                           291.9      370.1       376.0
Japan                            129.5      154.8       213.6
Other Far East countries          42.0       56.1        60.8
Latin America and other           23.8       26.9        39.6
-------------------------------------------------------------
Combined                       $ 940.1  $ 1,204.4   $ 1,328.3
=============================================================

Net revenues are attributable to geographic areas based on the region of destination.

Information concerning long-lived assets at June 30, 1999 and 2000 follows:

(Dollar amounts in millions)                 1999        2000
=============================================================
Long-Lived Assets
United States                             $ 172.6     $ 198.3
Europe                                       15.1        15.3
Japan                                        14.1        18.1
Other Far East countries                       .7         2.1
Other countries                                .3          .8
-------------------------------------------------------------
Combined                                  $ 202.8     $ 234.6
=============================================================

Long-lived assets exclude goodwill and other intangible assets.

Customer Information

Applied Biosystems has a large and diverse customer base. No single customer accounted for more than 10% of total net revenues during fiscal 1998, 1999, or 2000.

Related-Party Information

Sales of Products and Services Between Groups

A group will sell products or services to the other group on terms that would be available from third parties in commercial transactions. If terms for such transactions are not available, the purchasing group will pay fair value as determined by the Board of Directors for such products and services or at the cost (including overhead) of the selling group. For fiscal 1999, net revenues from leased instruments, shipments of instruments and consumables, and contracted R&D services to the Celera Genomics group were $17.3 million. For fiscal 2000, net revenues from leased instruments and shipments of consumables and project materials to the Celera Genomics group were $59.8 million.

Access to Technology and Know-How

Each group has free access to all Company technology and know-how (excluding products and services of the other group) that may be useful in that group's business, subject to obligations and limitations applicable to the Company and to such exceptions that the Board of Directors may determine. The groups consult with each other on a regular basis concerning technology issues that affect both groups. The costs of developing technology remain in the group responsible for its development.

Note 7--Group Equity

PE Biosystems stock represents a separate class of the Company's common stock. Additional shares of PE Biosystems stock may be issued from time to time upon exercise of stock options or at the discretion of the Company's Board of Directors.

In January 2000, the Board of Directors announced a two-for-one split of PE Biosystems stock effective February 2000 in the form of a stock dividend. All Applied Biosystems share data reflect this split and the two-for-one split of PE Biosystems stock effective July 1999.

Treasury Stock

Common stock repurchases were made in support of Applied Biosystems' various stock plans. During fiscal 1999, 20,000 shares of PE Biosystems stock, before giving effect to the February 2000 stock split, were repurchased to support various stock plans. There were no repurchases of PE Biosystems stock during fiscal 2000.

Stock Purchase Warrants

As a result of the merger with PerSeptive, each outstanding warrant for shares of PerSeptive common stock was converted into warrants for the number of shares of the Company's common stock that would have been received by the holder if such warrants had been exercised immediately prior to the effective time of the merger.

As a result of the recapitalization and subsequent stock splits, each outstanding warrant for shares of PerSeptive common stock was further converted into warrants to acquire .7704 share of PE Biosystems stock and .1926 share of Celera Genomics stock. The warrants are not separately exercisable into solely PE Biosystems stock or Celera Genomics stock. The exercise price and expiration date of each warrant were not affected by the recapitalization or the stock splits.

================================================================================
                                       35      PE CORPORATION 2000 ANNUAL REPORT

APPLIED BIOSYSTEMS  Notes to Combined Financial Statements continued


At June 30, 2000, there were 53,799 warrants outstanding at an exercise price of $65.73. Upon exercise of all of the warrants, the holders would receive 215,196 shares of PE Biosystems stock and 53,799 shares of Celera Genomics stock. The warrants expire in September 2003.

Stockholders' Rights Plan

In connection with the recapitalization, the Company adopted a new Stockholders' Rights Plan (the "Rights Agreement") to protect stockholders against abusive takeover tactics. Under the Rights Agreement, the Company will issue one right for every four shares of PE Biosystems stock (a "PE Biosystems Right"), which will allow holders to purchase one-thousandth of a share of Series A participating junior preferred stock of the Company at a purchase price of $425, subject to adjustment (the "Series A Purchase Price"), and one right for every two shares of Celera Genomics stock (a "Celera Genomics Right"), which will allow holders to purchase one-thousandth of a share of Series B participating junior preferred stock of the Company at a purchase price of $125, subject to adjustment (the "Series B Purchase Price").

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

If following the time a person or group becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation; any person consolidates or merges with the Company and all or part of the common stock is converted or exchanged for securities, cash, or property of any other person; or 50% or more of the Company's assets or earnings power is sold or transferred, each PE Biosystems Right and each Celera Genomics Right will entitle its holder to purchase, for the Series A Purchase Price or Series B Purchase Price, a number of shares of common stock of the surviving entity in any such merger, consolidation or business combination or the purchaser in any such sale or transfer having a market value equal to twice the Series A Purchase Price or Series B Purchase Price.

The rights are redeemable at the Company's option at one cent per right to a person or group becoming an Acquiring Person.

Capital Stock

The Company's authorized capital stock consists of 500 million shares of PE Biosystems stock, 225 million shares of Celera Genomics stock, and 10 million shares of PE Corporation preferred stock. Of the 10 million authorized shares of preferred stock, the Company has designated 80,000 shares of two series of participating junior preferred stock in connection with the Company's stockholders' rights plan as previously described.

Note 8--Stock Plans

Stock Option Plans

Under the Company's stock option plans, officers, directors, and other key employees may be granted options, each of which allows for the purchase of existing common stock at a price of not less than 100% of fair market value at the date of grant. Prior to the recapitalization, most option grants had a two-year vesting schedule, whereby 50% of the option grant vested at the end of each year from the date of grant. The Board of Directors has extended that schedule for most options granted subsequent to the recapitalization whereby 25% will vest annually, resulting in 100% vesting after four years. Options generally expire ten years from the date of grant.

Transactions relating to the stock option plans of the Company follow:

                                         PE Corporation
                                    --------------------------
                                                      Weighted
                                     Number of         Average
                                       Options  Exercise Price
==============================================================
Fiscal 1998
Outstanding at June 30, 1997         4,155,603         $ 45.03
Granted                              1,997,041         $ 70.41
Exercised                              780,994         $ 34.76
Cancelled                              154,686         $ 71.42
--------------------------------------------------------------
Outstanding at June 30, 1998         5,216,964         $ 55.51
Exercisable at June 30, 1998         2,936,389         $ 43.12
==============================================================
Fiscal 1999
Granted                                 37,000         $ 86.61
Exercised                            1,549,364         $ 45.74
Cancelled                              108,914         $ 67.92
--------------------------------------------------------------
Outstanding at May 5, 1999           3,595,686         $ 60.23
Exercisable at May 5, 1999           2,639,696         $ 55.43
==============================================================

                                      PE Biosystems Stock
                                    --------------------------
                                                      Weighted
                                     Number of         Average
                                       Options  Exercise Price
==============================================================
Fiscal 1999
Outstanding at May 6, 1999          14,382,744         $ 13.67
Granted                              5,896,092         $ 27.35
Exercised                            1,374,632         $ 13.25
Cancelled                              480,958         $ 16.38
--------------------------------------------------------------
Outstanding at June 30, 1999        18,423,246         $ 17.99
Exercisable at June 30, 1999         8,698,906         $ 12.34
==============================================================
Fiscal 2000
Granted                              9,000,611         $ 86.06
Exercised                            3,146,903         $ 12.37
Cancelled                              661,236         $ 26.68
--------------------------------------------------------------
Outstanding at June 30, 2000        23,615,718         $ 44.04
Exercisable at June 30, 2000         9,879,917         $ 15.53
==============================================================


================================================================================
PE CORPORATION 2000 ANNUAL REPORT     36

APPLIED BIOSYSTEMS  Notes to Combined Financial Statements continued


As a result of the recapitalization, each outstanding stock option under the Company's stock option plans was converted into separately exercisable options to acquire one share of PE Biosystems stock and 0.5 of a share of Celera Genomics stock prior to giving effect of PE Biosystems stock splits and the Celera Genomics stock split. The exercise price for the resulting PE Biosystems stock options and Celera Genomics stock options was calculated by multiplying the exercise price under the original option from which they were converted by a fraction, the numerator of which was the opening price of PE Biosystems stock or Celera Genomics stock, as the case may be, on May 6, 1999 (the first date such stocks were traded on the New York Stock Exchange) and the denominator of which was the sum of such PE Biosystems stock and Celera Genomics stock prices. However, the aggregate intrinsic value of the options was not increased, and the ratio of the exercise price per option to the market value per share was not reduced. In addition, the vesting provisions and option periods of the original grants remained the same on conversion.

The following tables summarize information regarding options outstanding and exercisable at June 30, 2000:

                                          Weighted Average
                                        ---------------------
                                                  Contractual
                                                         Life
                             Number of  Exercise    Remaining
(Option prices per share)      Options     Price     in Years
=============================================================
Options Outstanding
At $.47 - $10.00             2,184,420   $  6.69          4.0
At $10.01 - $20.00           6,892,195   $ 15.84          6.9
At $20.01 - $50.00           6,453,162   $ 28.12          8.8
At $50.01 - $100.50          8,085,941   $ 90.86          9.6
=============================================================
Options Exercisable
At $.47 - $10.00             2,131,665   $  6.81
At $10.01 - $20.00           6,427,239   $ 15.72
At $20.01 - $50.00           1,286,613   $ 27.05
At $50.01 - $100.50             34,400   $ 89.38
=============================================================

1999 Stock Incentive Plans

The PE Corporation/PE Biosystems Group 1999 Stock Incentive Plan (the "PE Biosystems Group Plan") and the PE Corporation/Celera Genomics Group 1999 Stock Incentive Plan (the "Celera Genomics Group Plan") were approved in April 1999, as amended. The PE Biosystems Group Plan authorizes grants of stock options, stock awards, and performance shares with respect to PE Biosystems stock. The Celera Genomics Group Plan authorizes grants of stock options, stock awards, and performance shares with respect to Celera Genomics stock. Directors, certain officers, and key employees with responsibilities involving both Applied Biosystems and the Celera Genomics group may be granted awards under both incentive plans in a manner which reflects their responsibilities. The Board of Directors believes that granting awards tied to the performance of the group in which the participants work and, in certain cases the other group, is in the best interests of the Company and its stockholders.

Employee Stock Purchase Plan

The Company's employee stock purchase plans offer U.S. and certain non-U.S. employees the right to purchase shares of PE Biosystems stock and/or Celera Genomics stock. The purchase price in the U.S. is equal to the lower of 85% of the average market price of the applicable class of common stock on the offering date or 85% of the average market price of such class of common stock on the last day of the purchase period. Provisions of the plan for employees in countries outside the U.S. vary according to local practice and regulations.

PE Biosystems stock issued under the employee stock purchase plans during fiscal 1999 and 2000 totaled 98,000 shares and 161,000 shares, respectively. Celera Genomics stock issued under the employee stock purchase plans during fiscal 1999 and 2000 totaled 24,000 shares and 303,000 shares, respectively. Common stock issued under the employee stock purchase plans during fiscal 1998 and 1999 totaled 174,000 shares and 168,000 shares, respectively, of PE Corporation (predecessor) common stock.

Director Stock Purchase and Deferred Compensation Plan

The Company has a Director Stock Purchase and Deferred Compensation Plan that requires non-employee directors of the Company to apply at least 50% of their annual retainer to the purchase of common stock. Purchases of PE Biosystems stock and Celera Genomics stock are made in a ratio approximately equal to the number of shares of PE Biosystems stock and Celera Genomics stock outstanding. The purchase price is the fair market value on the date of purchase. At June 30, 2000, the Company had approximately 341,000 shares of PE Biosystems stock and approximately 85,000 shares of Celera Genomics stock available for issuance under the plan.

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

As a result of the recapitalization, each share of restricted stock held was redesignated as one share of PE Biosystems stock and 0.5 of a share of Celera Genomics stock prior to giving effect of PE Biosystems stock splits and the Celera Genomics stock split. Restricted stock granted to key employees and non-employee directors during fiscal 2000 totaled 3,600 shares of PE Biosystems stock and 900 shares of Celera Genomics stock. Restricted stock granted prior to the recapitalization to key employees and non-employee directors during fiscal 1998 and 1999 totaled 4,350 shares and 42,900 shares, respectively, of the PE Corporation (predecessor) common stock. Compensation expense of continuing operations recognized by

================================================================================
                                       37      PE CORPORATION 2000 ANNUAL REPORT

APPLIED BIOSYSTEMS  Notes to Combined Financial Statements continued


Applied Biosystems for these awards was $1.8 million, $2.3 million, and $5.5 million for fiscal 1998, 1999, and 2000, respectively.

Performance Unit Bonus Plan

The Company adopted a Performance Unit Bonus Plan in fiscal 1997. The plan utilized stock options and a performance unit bonus pool. Performance units granted under the plan represented the right to receive a cash or stock payment from the Company at a specified date in the future. The amount of the payment was determined on the date of the grant. The performance units vested upon shares of the Company's common stock attaining and maintaining specified price levels for a specified period. As of June 30, 2000, three series of performance units were granted under the plan. Compensation expense recognized under the plan for fiscal 1998, 1999, and 2000 was $5.1 million, $13.5 million, and $53.1 million, respectively. Fiscal 1999 and 2000 compensation expense included $9.1 million and $45.0 million, respectively, related to the acceleration of payments under the plan's three series as a result of the attainment of the performance targets. The vesting of the related stock options was not accelerated.

The plan was modified in fiscal 2000 to replace the performance units with performance stock options. Performance stock options vest in equal portions upon the earlier of the shares of PE Biosystems stock attaining and maintaining specified price levels for a specified period of time or after a specified future date.

Accounting for Stock-Based Compensation

APB No. 25, "Accounting for Stock Issued to Employees," is applied in accounting for stock-based compensation plans. Accordingly, no compensation expense has been recognized for stock option and employee stock purchase plans, as all options have been issued at fair market value.

Pro forma net income and earnings per share information, as required by SFAS No. 123, "Accounting for Stock-Based Compensation," have been determined for employee stock plans under the statement's fair value method. The fair value of the options was estimated at grant date using a Black-Scholes option pricing model with the following weighted average assumptions:

For the years ended June 30,                  1999        2000
==============================================================
Dividend yield                                .63%        .17%
Volatility                                  34.40%      52.68%
Risk-free interest rates                     5.25%       5.88%
Expected option life in years                 5.23        4.12
==============================================================

For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.

Pro forma information for the years ended June 30, 1999 and 2000 is presented below:

(Dollar amounts in millions,
except per share amounts)                    1999        2000
=============================================================
Income from continuing operations
     As reported                          $ 148.4     $ 186.2
     Pro forma                            $ 127.9     $ 140.2
Basic earnings from continuing
   operations per share
     As reported                          $   .74     $   .90
     Pro forma                            $   .64     $   .68
Diluted earnings from continuing
   operations per share
     As reported                          $   .72     $   .86
     Pro forma                            $   .62     $   .65
=============================================================

Pro forma information for fiscal 1998 is omitted since PE Biosystems stock was not part of the capital structure of the Company at that time.

The weighted average fair value of PE Corporation (predecessor) stock options granted was $24.83 and $33.54 for fiscal 1998 and 1999, respectively. The weighted average fair value of PE Biosystems stock options granted was $10.12 and $38.00 for fiscal 1999 and 2000, respectively.

Since PE Biosystems stock and Celera Genomics stock were not part of the capital structure of the Company prior to May 6, 1999, there were no stock options outstanding prior to that date. Therefore, the fiscal 1999 pro forma effect of PE Biosystems stock options is not representative of what the effect would be in future years.

Note 9--Additional Information

Selected Accounts

The following table provides the major components of selected accounts of the Combined Statements of Financial Position at June 30, 1999 and 2000:

(Dollar amounts in millions)                 1999        2000
=============================================================
Other Long-Term Assets
Minority equity investments               $  46.2     $ 297.7
Goodwill                                     17.6        15.8
Other                                       183.3       155.9
-------------------------------------------------------------
Total other long-term assets              $ 247.1     $ 469.4
=============================================================
Other Accrued Expenses
Deferred service contract revenues        $  39.7     $  46.7
Other                                       116.9       121.0
-------------------------------------------------------------
Total other accrued expenses              $ 156.6     $ 167.7
=============================================================
Other Long-Term Liabilities
Accrued postretirement benefits           $  80.2     $  77.9
Other                                        58.0        47.1
-------------------------------------------------------------
Total other long-term liabilities         $ 138.2     $ 125.0
=============================================================

================================================================================
PE CORPORATION 2000 ANNUAL REPORT     38

APPLIED BIOSYSTEMS  Notes to Combined Financial Statements continued


Note 10--Commitments and Contingencies

Future minimum payments at June 30, 2000 under non-cancelable operating leases for real estate and equipment were as follows:

(Dollar amounts in millions)
=============================================================
2001                                                  $  31.2
2002                                                     26.2
2003                                                     22.1
2004                                                     17.4
2005                                                     13.5
2006 and thereafter                                      60.0
-------------------------------------------------------------
Total                                                 $ 170.4
=============================================================

Rental expense was $28.7 million for fiscal 1998, $34.6 million for fiscal 1999, and $35.6 million for fiscal 2000.

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

On November 18, 1997, Amersham Pharmacia Biotech, Inc. ("Amersham") filed a patent infringement action against the Company in the United States District Court for the Northern District of California. The complaint alleges that the Company is directly, contributorily, or by inducement infringing U.S. Patent No. 5,688,648 ("the '648 patent"), entitled "Probes Labelled with Energy Transfer Coupled Dyes." Amersham asserts that the Company's sale of DNA analysis reagents and systems that incorporate "BigDye" fluorescence detection technology would infringe the '648 patent, and seeks injunctive and monetary relief. The Company answered the complaint, alleging that the '648 patent is invalid and that the Company has not infringed the '648 patent. This case is scheduled for trial in January 2001.

On March 13, 1998, the Company filed a patent infringement action against Amersham and Molecular Dynamics, Inc. in the United States District Court for the Northern District of California. The Company asserts that one of its patents (U.S. 4,811,218) is infringed by reason of Molecular Dynamics' and Amersham's sale of certain DNA analysis systems (e.g., the MegaBACE 1000 System). In response, the defendants have asserted various affirmative defenses and several counterclaims, including that the Company is infringing two patents (U.S. 5,091,652 and U.S. 5,459,325) owned by or licensed to Molecular Dynamics by selling the ABI PRISM(TM) 377 DNA Sequencing Systems.

On May 21, 1998, Amersham filed a patent infringement action against the Company in the United States District Court for the Southern District of New York. The complaint alleges that the Company is infringing, contributing to the infringement, and inducing the infringement of U.S. Patent No. 4,707,235 ("the '235 patent") entitled "Electrophoresis Method and Apparatus having Continuous Detection Means." The complaint seeks injunctive and monetary relief. The Company answered the complaint, alleging that the '235 patent is invalid and that the Company does not infringe the '235 patent. The matters described in this paragraph and the immediately preceding paragraph have been consolidated into a single case to be heard in the United States District Court for the Northern District of California. This case has not yet been scheduled for trial.

On May 30, 2000, the Company filed a patent infringement action against Amersham in the United States District Court for the Northern District of California. The Company asserts that one of its patents (U.S. 5,945,526) is infringed by reason of Amersham's sale of DNA analysis reagents and systems that incorporate ET Terminator fluorescence detection technology. This case is in the early stages of discovery.

The Company has been named as a defendant in several legal actions, including patent, commercial, and environmental, arising from conduct of normal business activities. Although the amount of any liability that might arise with respect to any of these matters cannot be accurately predicted, the resulting liability, if any, will not in the opinion of management have a material adverse effect on the financial statements of Applied Biosystems or the Company.

The holders of PE Biosystems stock are stockholders of the Company and will continue to be subject to all risks associated with an investment in the Company, including any legal proceedings and claims affecting the Celera Genomics group.

Note 11--Financial Instruments

Derivatives

Applied Biosystems utilizes foreign exchange forward and option contracts and an interest rate swap agreement to manage foreign currency and interest rate exposures. The principal objective of these contracts is to minimize the risks and/or costs associated with global financial and operating activities. Applied Biosystems does not use derivative financial instruments for trading purposes, nor is Applied Biosystems a party to leveraged derivatives.

Foreign Currency Risk Management

Foreign exchange forward and option contracts are used primarily to hedge reported and anticipated cash flows resulting from the sale of products in foreign locations. Option contracts outstanding at June 30, 2000 were purchased at a cost of $3.1 million. Under these contracts, the Company has the right, but not the obligation, to purchase or sell foreign currencies at fixed rates at various maturity dates. These contracts are utilized primarily when the amount and/or timing of the foreign currency exposures are not certain.

================================================================================
                                       39      PE CORPORATION 2000 ANNUAL REPORT

APPLIED BIOSYSTEMS  Notes to Combined Financial Statements continued


At June 30, 1999 and 2000, the Company had forward and option contracts outstanding, as well as synthetic forward contracts outstanding in 1999, for the sale and purchase of foreign currencies at fixed rates as summarized in the following table:

                                   1999                2000
                             ----------------    ----------------
(Dollar amounts in millions)    Sale Purchase       Sale Purchase
=================================================================
Japanese Yen                 $ 104.2   $  6.0    $  92.3   $    -
Euro                            28.2                43.8      8.0
British Pounds                  18.6     50.6       31.1     26.4
Singapore Dollars                9.3      3.3       10.0       .8
Australian Dollars              12.0                 3.1
German Marks                    25.4
Italian Lira                    10.4      2.6
Swedish Krona                    8.9
Danish Krona                     8.1
Swiss Francs                     7.5       .7
French Francs                    4.3
Netherlands Guilder                      16.1
Other                           17.1                 4.7
-----------------------------------------------------------------
Total                        $ 254.0   $ 79.3    $ 185.0   $ 35.2
=================================================================

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

Interest Rate Risk Management

The Company maintains an interest rate swap in conjunction with a five-year Japanese yen debt obligation (see Note 3). The interest rate swap agreement involves the payment of a fixed rate of interest and the receipt of a floating rate of interest without the exchange of the underlying notional loan principal amount. Under the terms of this contract, the Company will make fixed interest payments of 2.1% while receiving interest at a LIBOR floating rate. No other cash payments will be made unless the contract is terminated prior to maturity, in which case the amount to be paid or received in settlement will be established by agreement at the time of termination. The agreed upon amount usually represents the net present value at current interest rates of the remaining obligation to exchange payments under the terms of the contract.

Based on the level of interest rates prevailing at June 30, 2000, the fair value of the Company's floating rate debt approximated its carrying value. There would be a payment of $1.0 million to terminate the related interest rate swap contract, which would equal the unrealized loss. Unrealized gains or losses on debt or interest rate swap contracts are not recognized for financial reporting purposes unless the debt is retired or the contracts are terminated prior to maturity. A change in interest rates would have no impact on the Company's reported interest expense and related cash payments because the floating rate debt and fixed rate swap contract have the same maturity and are based on the same interest rate index.

Concentration of Credit Risk

The forward contracts, options, and swaps used by the Company in managing its foreign currency and interest rate exposures contain an element of risk in that the counterparties may be unable to meet the terms of the agreements. However, the Company minimizes such risk by limiting the counterparties to a diverse group of highly rated major domestic and international financial institutions with which the Company has other financial relationships. The Company is exposed to potential losses in the event of non-performance by these counterparties; however, the Company does not expect to record any losses as a result of counterparty default. The Company does not require and is not required to place collateral for these financial instruments.

Fair Value

The fair value of foreign currency forward, option, and synthetic forward contracts, as well as the interest rate swap, is estimated based on quoted market prices of comparable contracts and reflects the amounts the Company would receive (or pay) to terminate the contracts at the reporting date. The following table presents notional amounts and fair values of the Company's derivatives at June 30, 1999 and 2000:

                                    1999               2000
                              ----------------   ----------------
                              Notional    Fair   Notional    Fair
(Dollar amounts in millions)    Amount   Value     Amount   Value
=================================================================
Forward contracts              $ 187.9  $  2.6    $ 103.6  $   .6
Purchased options              $  44.0  $  3.4    $ 116.6  $  2.6
Synthetic forwards             $ 101.4  $  2.9
Interest rate swap             $  31.5  $ (1.0)   $  36.1  $ (1.0)
=================================================================

The fair value of other significant financial instruments held or owned by the Company is estimated using various methods. Cash and cash equivalents approximate their carrying amount. Fair values of minority equity investments and notes receivable are estimated based on quoted market prices, if available, or quoted market prices of financial instruments with similar characteristics. The fair value of debt is based on the current rates offered to the Company for debt of similar remaining maturities. The following table presents the carrying amounts and fair values of Applied Biosystems' other financial instruments at June 30, 1999 and 2000:

================================================================================
PE CORPORATION 2000 ANNUAL REPORT     40

APPLIED BIOSYSTEMS  Notes to Combined Financial Statements continued


                                    1999                2000
                              -----------------   -----------------
                              Carrying     Fair   Carrying     Fair
(Dollar amounts in millions)    Amount    Value     Amount    Value
===================================================================
Cash and cash
   equivalents                 $ 236.5  $ 236.5    $ 394.6  $ 394.6
Minority equity
   investments                 $  35.7  $  46.2    $  42.5  $ 297.7
Note receivable                $ 150.0  $ 150.0
Short-term debt                $   3.9  $   3.9    $  15.7  $  15.7
Note payable to the
   Celera Genomics
   group                       $ 150.0  $ 150.0
Long-term debt                 $  31.5  $  31.5    $  36.1  $  36.1
===================================================================

Net unrealized gains and losses on minority equity investments are reported as a separate component of accumulated other comprehensive income (loss).

Note 12--Quarterly Financial Information (Unaudited)

The following is a summary of quarterly financial results:

                                                   First Quarter       Second Quarter       Third Quarter          Fourth Quarter
(Dollar amounts in millions except                ------------------  -------------------  -----------------    --------------------
per share amounts)                                  1999       2000     1999        2000     1999      2000         1999        2000
====================================================================================================================================
Net revenues                                     $ 251.2  $   292.3  $ 296.2  $    335.9  $ 329.3   $ 368.1    $   345.0  $    391.8
Gross margin                                       139.0      154.8    163.8       180.7    177.9     202.3        178.1       212.6
Income from continuing operations                   21.5       29.7     27.6        43.8     46.3      56.1         53.0        56.6
Income (loss) from discontinued
  operations                                        (0.9)               (3.2)                 5.2                   77.9
Net income                                          20.6       29.7     24.4        43.8     51.5      56.1        130.9        56.6
====================================================================================================================================
Dividends per share                                       $   .0425           $    .0425            $  .085    $   .0425
Income per share from continuing
  operations
    Basic                                                 $     .14           $      .21            $   .27    $     .26  $      .27
    Diluted                                                     .14                  .20                .26          .25         .26
Income per share from discontinued
  operations
    Basic                                                                                                      $     .38
    Diluted                                                                                                          .37
Net income per share
    Basic                                                 $     .14           $      .21            $   .27    $     .64  $      .27
    Diluted                                                     .14                  .20                .26          .62         .26
====================================================================================================================================
Price range of common stock
    High                                                  $ 38-5/16           $ 62-15/16            $   160    $ 30-5/16  $ 111-7/16
    Low                                                   $ 26-9/16           $   30-5/8            $    50    $      25  $ 42-13/16
====================================================================================================================================

Fiscal 1999 price ranges are for the period from May 6, 1999 through June 30, 1999. The recapitalization of the Company on May 6, 1999 resulted in the issuance of two new classes of common stock called PE Biosystems stock and Celera Genomics stock.

Per share and price range of common stock reflect the two-for-one stock splits effective July 1999 and February 2000.

Events Impacting Comparability

Fiscal 1999 First, second, third, and fourth quarter results included net before-tax costs of $.9 million, $1.1 million, $1.6 million, and $7.7 million, respectively, related to acquisitions. The fourth quarter charge included a cost of sales write-off of $14.5 million for the impairment of assets associated with Molecular Informatics (see Note 1) and a $9.2 million reduction of liabilities in connection with the PerSeptive acquisition (see Note 14). Second, third, and fourth quarter results included before-tax costs of $.5 million, $.8 million, and $3.3 million, respectively, in connection with the recapitalization of the Company. Third and fourth quarter results included before-tax gains of $2.6 million and $5.8 million, respectively, in non-recurring gains, primarily related to the Company's investments. The fourth quarter gain included a $2.3 million before-tax gain on foreign exchange contracts. Fourth quarter results included before-tax costs of $9.1 million related to the acceleration of certain long-term compensation programs of the Company. Fourth

================================================================================
                                       41      PE CORPORATION 2000 ANNUAL REPORT

APPLIED BIOSYSTEMS  Notes to Combined Financial Statements continued


quarter results also included a $3.5 million donation to the Company's charitable foundation. Third and fourth quarter results included certain tax benefits of $4.8 million and $17.4 million, respectively. The tax benefit recorded in the fourth quarter reflected a reduction in the tax valuation allowance (see Note 4). The aggregate after-tax effect of the above items reduced first and second quarter income from continuing operations by $.7 million and $1.4 million, respectively, and increased third and fourth quarter income from continuing operations by $4.9 million and $7.8 million, respectively. The aggregate after-tax effect of the above items increased income from continuing operations by $.04 per diluted share for the fourth quarter.

Fiscal 2000 Second and fourth quarter results included before-tax gains of $25.8 million and $22.8 million, respectively, in non-recurring gains primarily related to the sale of a portion of the Company's minority equity investments. Second and fourth quarter results included before-tax charges of $21.6 million and $23.4 million, respectively, related to the acceleration of certain long-term compensation programs. Fourth quarter results included $2.1 million of acquisition-related before-tax costs and a before-tax gain of $8.2 million from the sale of real estate. There was no aggregate after-tax effect of the above items for the second and fourth quarters.

Note 13--Accumulated Other Comprehensive Income (Loss)

During fiscal 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." The provisions of this statement require disclosure of total comprehensive income. Total comprehensive income includes net income, foreign currency translation adjustments, unrealized gains and losses on available-for-sale investments, and minimum pension liability adjustments.

Accumulated other comprehensive income (loss) for fiscal 1998, 1999, and 2000 was as follows:

                                  Foreign     Unrealized        Minimum
                                 Currency           Gain        Pension
                              Translation      (Loss) on      Liability
(Dollar amounts in millions)  Adjustments    Investments     Adjustment
=======================================================================
Balance at
   June 30, 1997                   $ (5.1)       $   3.1         $  (.7)
Activity                             (2.7)          (4.5)            .3
-----------------------------------------------------------------------
Balance at
   June 30, 1998                     (7.8)          (1.4)           (.4)
Activity                             (5.4)          11.9           (1.7)
-----------------------------------------------------------------------
Balance at
   June 30, 1999                    (13.2)          10.5           (2.1)
Activity                            (25.2)         155.5            (.1)
-----------------------------------------------------------------------
Balance at
   June 30, 2000                  $ (38.4)       $ 166.0         $ (2.2)
=======================================================================

The change in unrealized gain on investments for fiscal 2000 includes reclassification adjustments, net of tax, of $31.6 million of gains realized from the sale of investments. The deferred tax effect on the unrealized gain on investments and minimum pension liability adjustment was an expense of $89.2 million and a benefit of $1.2 million, respectively, in fiscal 2000. The currency translation adjustments are not currently adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries.

Note 14--Restructuring and Other Merger Costs

During fiscal 1998, Applied Biosystems recorded a $48.1 million before-tax charge for restructuring and other merger costs to integrate PerSeptive into Applied Biosystems following the acquisition. The objectives of the integration plan were to lower PerSeptive's cost structure by reducing excess manufacturing capacity; achieve broader worldwide distribution of PerSeptive's products; and combine sales, marketing, and administrative functions. The charge included:
$33.9 million for restructuring the combined operations; $8.6 million for transaction costs; and $4.1 million of inventory-related write-offs, recorded in cost of sales, associated with the rationalization of certain product lines. Additional merger-related period costs of $1.5 million for fiscal 1998 and $6.1 million for fiscal 1999 were incurred for training, relocation, and communication in connection with the integration.

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

During the fourth quarter of fiscal 1999, Applied Biosystems completed the restructuring actions. The costs to implement the program were $9.2 million below the $48.1 million charge recorded for fiscal 1998. As a result, during the fourth quarter of fiscal 1999, Applied Biosystems recorded a $9.2 million reduction of charges required to implement the fiscal 1998 plan.



================================================================================
PE CORPORATION 2000 ANNUAL REPORT     42

APPLIED BIOSYSTEMS  Notes to Combined Financial Statements continued


The following table details the major components of the fiscal 1998 restructuring plan:

                                            Facility
                                       Consolidation
                                          and Asset-
                                             Related
(Dollar amounts in millions)    Personnel Write-Offs    Total
=============================================================
Provision
Reduction of excess
   manufacturing capacity          $  5.1     $ 11.7   $ 16.8
Consolidation of sales and
   administrative support             8.7        3.2     11.9
Other                                            5.2      5.2
-------------------------------------------------------------
Total provision                    $ 13.8     $ 20.1   $ 33.9
-------------------------------------------------------------
Fiscal 1998 Activity
Reduction of excess
   manufacturing capacity          $    -     $   .4   $   .4
Consolidation of sales and
   administrative support              .3        1.2      1.5
Other                                            5.1      5.1
-------------------------------------------------------------
Total fiscal 1998 activity         $   .3     $  6.7   $  7.0
-------------------------------------------------------------
Fiscal 1999 Activity
Reduction of excess
   manufacturing capacity          $   .7     $  6.9   $  7.6
Adjustment to decrease
   liabilities originally
   accrued for excess
   manufacturing capacity             4.1        3.3      7.4
Consolidation of sales and
   administrative support             3.4         .9      4.3
Adjustment to decrease
   liabilities originally
   accrued for consolidation
   of sales and administrative
   support                            1.8                 1.8
-------------------------------------------------------------
Total fiscal 1999 activity         $ 10.0     $ 11.1   $ 21.1
-------------------------------------------------------------
Fiscal 2000 Activity
Reduction of excess
   manufacturing capacity          $   .3     $   .5   $   .8
Consolidation of sales and
   administrative support             2.3         .3      2.6
Other                                             .1       .1
-------------------------------------------------------------
Total fiscal 2000 activity         $  2.6     $   .9   $  3.5
-------------------------------------------------------------
Balance At June 30, 2000
Reduction of excess
   manufacturing capacity          $    -     $   .6   $   .6
Consolidation of sales and
   administrative support              .9         .8   $  1.7
-------------------------------------------------------------
Balance at June 30, 2000           $   .9     $  1.4   $  2.3
=============================================================

Note 15--Discontinued Operations

Effective May 28, 1999, the Company completed the sale of its Analytical Instruments business to EG&G, Inc. Analytical Instruments, formerly a unit of Applied Biosystems, developed, manufactured, marketed, sold, and serviced analytical instruments used in a variety of markets. As part of the sale, the rights to the "Perkin-Elmer" name were transferred.

The aggregate consideration received by the Company was $425 million, consisting of $275 million in cash and one-year secured promissory notes in the aggregate principal amount of $150 million bearing an interest rate of 5% per annum. The promissory notes were collected in fiscal 2000. In fiscal 1999, the Company recognized a net gain on disposal of discontinued operations of $100.2 million, net of $87.8 million of income taxes.

Amounts previously reported for Analytical Instruments were reclassified and stated as discontinued operations. There were no remaining assets, liabilities, or operations within discontinued operations at or for the fiscal year ended June 30, 2000. Summary results prior to discontinuance were as follows:

                                  For the Year For the Eleven
                                         Ended   Months Ended
(Dollar amounts in millions)     June 30, 1998   May 28, 1999
=============================================================
Net revenues                           $ 586.8        $ 479.4
Total costs and expenses                 532.6          509.7
Provision (benefit) for
   income taxes                           13.5           (9.2)
-------------------------------------------------------------
Income (loss) from
   discontinued operations             $  40.7        $ (21.1)
=============================================================

Income Taxes

Income (loss) before income taxes of discontinued operations for fiscal 1998 and the eleven months ended May 28, 1999 consisted of the following:

(Dollar amounts in millions)              1998           1999
=============================================================
United States                          $  34.1        $ (36.2)
Foreign                                   20.1            5.9
-------------------------------------------------------------
Total                                  $  54.2        $ (30.3)
=============================================================

The components of the provision (benefit) for income taxes of discontinued operations for fiscal 1998 and the eleven months ended May 28, 1999 consisted of the following:

                                          1998           1999
=============================================================
Currently Payable
Domestic                                $ (3.7)       $ (13.7)
Foreign                                    7.8            4.5
-------------------------------------------------------------
Total currently payable                    4.1           (9.2)
-------------------------------------------------------------
Deferred
Domestic                                   4.9
Foreign                                    4.5
-------------------------------------------------------------
Total deferred                             9.4
-------------------------------------------------------------
Provision (benefit) for income taxes
   of discontinued operations          $  13.5         $ (9.2)
=============================================================

For fiscal 1998 and the eleven months ended May 28, 1999, the effective tax rates for discontinued operations were 25% and 30%, respectively. The difference between the effective tax rate and the statutory tax rate of 35% was mainly attributed to benefits from the use of U.S. alternative minimum tax credit carryforwards, benefits from the use of a foreign sales corporation and federal research tax credits, and restructuring charges.

================================================================================
                                       43      PE CORPORATION 2000 ANNUAL REPORT

APPLIED BIOSYSTEMS  Report of Management and
                    Report of Independent Accountants


Report of Management

To the Stockholders of
PE Corporation

Management is responsible for the accompanying combined financial statements, which have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, it is necessary for management to make informed judgments and estimates which it believes are in accordance with generally accepted accounting principles appropriate under the circumstances. Financial information presented elsewhere in this annual report is consistent with that in the financial statements.

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

The Audit/Finance Committee of the Board of Directors is comprised solely of outside directors and is responsible for overseeing and monitoring the quality of the Company's accounting and auditing practices. The independent accountants and internal auditors have full and free access to the Audit/Finance Committee and meet periodically with the committee to discuss accounting, auditing, and financial reporting matters.

/s/ Dennis L. Winger

Dennis L. Winger
Senior Vice President and
Chief Financial Officer


/s/ Tony L. White

Tony L. White
Chairman, President, and
Chief Executive Officer


Report of Independent Accountants

To the Stockholders and Board of Directors of PE Corporation

In our opinion, the accompanying combined statements of financial position and the related combined statements of operations, of group equity and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of the PE Biosystems group ("Applied Biosystems") of PE Corporation at June 30, 2000 and 1999, and the results of its operations and its cash flows for each of the three fiscal years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the management of PE Corporation; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described above and more fully in Note 1 to Applied Biosystems' combined financial statements, Applied Biosystems is a group of PE Corporation; accordingly, the combined financial statements of Applied Biosystems should be read in conjunction with the audited financial statements of PE Corporation.



/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Stamford, Connecticut
July 25, 2000




================================================================================
PE CORPORATION 2000 ANNUAL REPORT     44

CELERA GENOMICS GROUP   Selected Financial Data

(Dollar amounts in thousands except per share amounts)
For the years ended June 30,                          1996            1997            1998            1999            2000
==========================================================================================================================
Financial Operations
Net revenues                                      $    159       $     903        $  4,211       $  12,541     $    42,747
Net loss                                            (2,589)        (30,247)         (8,315)        (44,894)        (92,737)
   Per share of common stock
     Basic and diluted                                                                                (.89)          (1.73)
==========================================================================================================================
Other Information
Cash and short-term investments                   $      -       $       -        $      -       $  71,491     $ 1,111,034
Note receivable from
   Applied Biosystems                                                                              150,000
Working capital (deficit)                             (340)           (421)         (1,160)        192,803       1,081,039
Capital expenditures                                 1,073             411           3,648          94,541          30,673
Total assets                                           977           2,983           6,339         344,720       1,413,257
Total allocated debt                                                                                                46,000
Group equity (deficit)                                 611          (3,464)         (1,259)        293,867       1,290,816
==========================================================================================================================

The selected financial data should be read with the combined financial statements and the consolidated financial statements.

The recapitalization of the Company on May 6, 1999 resulted in the issuance of two new classes of common stock called PE Corporation-Celera Genomics Group Common Stock and PE Corporation-PE Biosystems Group Common Stock. The PE Biosystems group is currently doing business as Applied Biosystems and will seek formal approval of a change to this name at the 2000 annual meeting. The PE Biosystems group is referred to as Applied Biosystems.

Per share data reflects the two-for-one stock split effective February 2000.

Items impacting the comparability of information included acquired research and development charges of $2.1 million for fiscal 1996 and $26.8 million for fiscal 1997, and $5.6 million of charges for fiscal 1999 relating to the recapitalization and transformation of the Company.

================================================================================
                                           45 PE CORPORATION 2000 ANNUAL REPORT

CELERA GENOMICS GROUP    Management's Discussion and Analysis


Management's Discussion of Operations

PE Corporation ("PE" or "our company") is comprised of two separate business segments in continuing operations: the Celera Genomics group and the PE Biosystems group. The performance of these businesses is reflected separately by two classes of common stock: PE Corporation-Celera Genomics Group Common Stock ("Celera Genomics stock") and PE Corporation-PE Biosystems Group Common Stock ("PE Biosystems stock"). The Celera Genomics group is engaged principally in the generation, sale, and support of genomic information and enabling data management and analysis software. The Celera Genomics group's customers use this information for commercial applications in the pharmaceutical and life sciences industries in the specific areas of target identification, drug discovery, and drug development. The Celera Genomics group also provides gene discovery, genotyping, and related genomics services. The Celera Genomics group has recently expanded its business into the emerging fields of functional genomics, in particular, proteomics and personalized health/medicine. The PE Biosystems group manufactures and markets biochemical instrument systems and associated consumable products for life science research and related applications. The PE Biosystems group is currently doing business as Applied Biosystems and will seek formal approval of a change to this name at our company's 2000 annual meeting. We refer to the PE Biosystems group as Applied Biosystems.

Operations prior to September 30, 1998 were principally funded from working capital, collaborative arrangements, and contract research services. Net losses for fiscal 2000, 1999, and 1998 were $92.7 million, $44.9 million and $8.3 million, respectively. Fiscal 2000 and 1999 results reflected a significant increase in R&D expenditures to support the genomic sequencing, bioinformatics, and software development activities. Fiscal 1999 included a non-recurring before-tax charge of $4.6 million incurred in connection with the recapitalization of our company and $1.0 million for costs related to the acceleration of certain long-term compensation programs. Results for fiscal 1998 primarily reflected the operations of GenScope and AgGen. In fiscal 1999, these businesses were integrated into the core business of providing genomic information, and related gene discovery and genomics services.

You should read this discussion with our combined financial statements and consolidated financial statements. Historical results and percentage relationships are not necessarily indicative of operating results for any future periods.

Events Impacting Comparability

Acquisitions and Investments

During the fourth quarter of fiscal 2000, our company acquired Paracel, Inc. in a stock-for-stock transaction. Paracel produces advanced genomic and text analysis technologies. Its products include a hardware accelerator for sequence comparison, a hardware accelerator for text search, and sequence analysis software tools. Approximately 1.6 million shares of Celera Genomics stock were issued in exchange for the outstanding shares of Paracel common stock not previously owned by our company. At the time of the acquisition, our company owned 14% of Paracel, which was allocated to Applied Biosystems. The transfer of the Paracel shares to the Celera Genomics group resulted in a $27.3 million cash payment to Applied Biosystems, which represented the fair market value of those shares at the transfer date.

During the third quarter of fiscal 1999, our company acquired a 49% interest in Agrogene S.A. The investment complements the Celera Genomics group's capabilities in the agricultural genomics field.

See Note 2 of the Celera Genomics group's combined financial statements for a further description of acquisitions and investments.

Results of Operations--2000 Compared With 1999

The Celera Genomics group reported a net loss of $92.7 million for fiscal 2000 compared with a net loss of $44.9 million for fiscal 1999. The increase in the net loss reflected the increased sequencing activity; increased investment in research and development activities relating to expanded scientific and annotation teams, and bioinformatics staff; and increased operating expenses required to support the expanded product and business development activities.

Net revenues for the Celera Genomics group were $42.7 million for fiscal 2000 compared with $12.5 million for fiscal 1999. The increased revenues resulted primarily from database subscription agreements initiated during fiscal 2000 and the second half of fiscal 1999 and an increase in related genomics services revenues. Revenues for genotyping services remained essentially unchanged.

R&D expenses increased $119.4 million to $167.8 million for fiscal 2000 from $48.4 million for fiscal 1999, primarily as a result of a full year of sequencing operations and significantly expanded bioinformatics and software development capabilities. The group also continued to expand its scientific and annotation research teams, and bioinformatics and software engineering staff. R&D expenses for fiscal 2000 included $4.5 million of amortization of goodwill and other intangibles primarily associated with the Paracel acquisition.

SG&A expenses were $43.0 million for fiscal 2000 compared with $28.3 million for fiscal 1999. The increase was related to the planned scale-up in business development, marketing, and administrative activities in support of the database business. Corporate expenses and administrative shared services were $7.5 million for fiscal 2000 compared with $5.1 million for fiscal 1999. Fiscal 1999 SG&A expenses included $1.0 million for costs related to the acceleration of certain long-term compensation programs as a result of the recapitalization of our company and the attainment of performance targets.

================================================================================
PE CORPORATION 2000 ANNUAL REPORT  46

CELERA GENOMICS GROUP    Management's Discussion and Analysis continued


The Celera Genomics group was allocated a non-recurring before-tax charge of $4.6 million in fiscal 1999. These costs were incurred in connection with the recapitalization of our company. The Celera Genomics group and Applied Biosystems were each allocated 50% of the total recapitalization costs incurred in fiscal 1999. These costs included investment banking and professional fees. See Note 1 to the Celera Genomics group's combined financial statements for a description of the recapitalization.

Interest expense was $2.1 million for fiscal 2000 as a result of financing the purchase of the Celera Genomics group's Rockville, Maryland facilities. Interest income was $27.5 million for fiscal 2000 compared with $1.2 million for fiscal 1999. The increase of $26.3 million was attributable to higher balances of cash and cash equivalents, and short-term investments balances, which increased during the third quarter of fiscal 2000 due to a follow-on public offering of Celera Genomics stock and to interest on the $150 million note receivable from Applied Biosystems, which was outstanding for most of fiscal 2000.

The effective income tax rate was 35% for fiscal 2000 and 34% for fiscal 1999. Excluding the recapitalization costs, the effective income tax rate for fiscal 1999 was 35%. See Note 1 to the Celera Genomics group's combined financial statements for a discussion of allocation of federal and state income taxes.

Results of Operations--1999 Compared With 1998

The Celera Genomics group reported a net loss of $44.9 million for fiscal 1999 compared with a net loss of $8.3 million for fiscal 1998. The significant increase in the net loss reflected the establishment and start-up of operations to support the expanded sequencing, data management, and software development activities of the business.

Net revenues for the Celera Genomics group were $12.5 million for fiscal 1999 compared with $4.2 million for fiscal 1998. Net revenues for genotyping and gene discovery services were $8.4 million for fiscal 1999, an increase of $4.5 million over fiscal 1998. The increase included $3.2 million attributable to a three-year contract to provide expression-based gene discovery services in the agricultural market. The contract commenced in the first quarter of fiscal 1999. Revenues from the Celera Genomics group's genomics information and database products were $2.8 million for fiscal 1999, mainly from early-access subscriptions. Revenues for genomics contract services increased $1.0 million for fiscal 1999 as a result of increased contract research services.

R&D expenses increased $38.1 million to $48.4 million for fiscal 1999 from $10.3 million for fiscal 1998, primarily as a result of the establishment and operation of the sequencing facility and computing center of the new genomics information business.

SG&A expenses were $28.3 million for fiscal 1999 compared with $6.7 million for fiscal 1998. The increase resulted from expenses associated with the start-up and ongoing operations of the new genomics information business. Corporate overhead and administrative shared services were $5.1 million for fiscal 1999 compared with $1.7 million for fiscal 1998. Fiscal 1999 SG&A expenses included $1.0 million for costs related to the acceleration of certain long-term compensation programs as a result of the recapitalization of our company and the attainment of performance targets.

During fiscal 1999, the Celera Genomics group was allocated a before-tax charge of $4.6 million for costs incurred in connection with the recapitalization of our company. The Celera Genomics group and Applied Biosystems were each allocated 50% of the $9.2 million total recapitalization costs incurred by our company.

Interest income was $1.2 million for fiscal 1999. Interest income included $.5 million of interest on cash and cash equivalents and $.7 million of interest on the $150 million note receivable from Applied Biosystems.

The effective income tax rate was 34% for fiscal 1999 and 35% for fiscal 1998. Excluding the recapitalization costs, the effective income tax rate for fiscal 1999 was 35%. See Note 1 to the Celera Genomics group's combined financial statements for a discussion of allocation of federal and state income taxes.

Management's Discussion of Financial Resources and Liquidity

At September 30, 1998, our company allocated to the Celera Genomics group a $330 million short-term note receivable from Applied Biosystems. The $330 million note represented an allocation of the Company's capital to the Celera Genomics group and did not result in Applied Biosystems holding an equity interest in the Celera Genomics group. Accordingly, no interest was ascribed to the note. The allocation of capital represented management's decision to allocate a portion of our company's capital to the Celera Genomics group and the remaining capital to Applied Biosystems prior to the effective date of the recapitalization. The note receivable was liquidated on May 28, 1999 in exchange for a portion of the proceeds received from the sale of the Analytical Instruments business and a new note receivable from Applied Biosystems for $150 million. The new note receivable was for a term of one-year, bearing an interest rate of 5% per annum. The Celera Genomics group received payment of the note during fiscal 2000.

In addition, our Board of Directors adopted a financing policy, included in Note 1 to the Celera Genomics group's combined financial statements, that permits Applied Biosystems to make loans to the Celera Genomics group and to make equity contributions to the Celera Genomics group in exchange for an equity interest in the Celera Genomics group.

================================================================================
                                           47 PE CORPORATION 2000 ANNUAL REPORT

CELERA GENOMICS GROUP    Management's Discussion and Analysis continued


Significant Changes in the Combined Statements of Financial Position

Cash and cash equivalents and short-term investments were $1.1 billion at June 30, 2000 compared with $71.5 million at June 30, 1999. In March 2000, our company completed a follow-on public offering of Celera Genomics stock from which net proceeds of $943.3 million were realized. During the first quarter of fiscal 2000, our company obtained financing of $46 million specifically for the purchase of the Celera Genomics group's Rockville, Maryland facilities.

At June 30, 2000 and 1999, the Celera Genomics group had tax benefit receivables from Applied Biosystems of $16.7 million and $9.9 million, respectively. The tax benefit receivable is settled on a quarterly basis. See Note 1 to the Celera Genomics group's combined financial statements for a discussion of allocation of federal and state income taxes.

Accounts receivable increased $11.6 million to $14.9 million at June 30, 2000 from $3.3 million at June 30, 1999, primarily as a result of increased genomics services revenue.

Inventory at June 30, 2000 was $3.3 million pertaining to the operations of Paracel.

Other long-term assets increased $151.1 million to $153.5 million at June 30, 2000 from $2.4 million at June 30, 1999, primarily as a result of goodwill and other intangibles, net of accumulated amortization, of $125.3 million associated with the acquisition of Paracel and the recognition of a $23.0 million deferred tax asset due primarily to net operating losses and other tax credits.

Accrued salaries and wages increased $6.1 million to $10.3 million at June 30, 2000 from $4.2 million at June 30, 1999. The increase reflected the growth in the number of employees during fiscal 2000 and the timing of payments.

Deferred revenues increased $12.2 million to $24.2 million at June 30, 2000 from $12.0 million at June 30, 1999, primarily due to the timing of subscriptions received for database and gene discovery agreements offset by revenue recognized under these agreements.

Other long-term liabilities increased $3.7 million to $9.2 million at June 30, 2000 from $5.5 million at June 30, 1999, due to long-term deferred revenues from subscription payments received for periods beyond fiscal 2001.

Combined Statements of Cash Flows

Net cash used by operating activities was $58.3 million for fiscal 2000 compared with $22.8 million for the prior fiscal year. The increase in net cash used by operating activities resulted primarily from net operating losses, an increase in accounts receivable, and an increase in the tax benefit receivable from Applied Biosystems. This was partially offset by an increase of $15.9 million in deferred revenues and an increase of $6.1 million in accrued salaries and wages. Net cash used by operating activities was $22.8 million for fiscal 1999 compared with $6.9 million for fiscal 1998, reflecting higher net operating losses for fiscal 1999.

Net cash used by investing activities was $572.9 million for fiscal 2000 compared with $95.8 million for fiscal 1999. During fiscal 2000, short-term investments of $541.1 million were purchased with funds received from a follow-on public offering. Capital expenditures for fiscal 2000 were $30.7 million. The capital expenditures for fiscal 2000 included payments for software licenses acquired during the fourth quarter of fiscal 1999 and expenditures associated with the continued development of the laboratories, facilities, and data center at the Rockville, Maryland headquarters. Fiscal 2000 capital expenditures also included $.4 million for purchases of instrumentation from Applied Biosystems. The Celera Genomics group's investments during fiscal 2000 included acquisitions of the Panther(TM) technology from Molecular Applications Group and a 47.5% equity interest in Shanghai GeneCore BioTechnologies Co., Ltd. Net cash used by investing activities for fiscal 1999 of $95.8 million was comprised of capital expenditures of $94.5 million and an equity investment in Agrogene of $1.2 million. Capital expenditures for fiscal 1999 increased significantly compared with fiscal 1998 as a result of the establishment and start-up of operations at the Celera Genomics group's Rockville, Maryland facilities. Included in the increase was $46.3 million for land and buildings to house the Celera Genomics group's headquarters and $22.9 million for improvements thereon. Additionally, the increase included $9.0 million for assets received but not yet paid, $8.1 million related to data management software licenses, and $.9 million for facility-related items. Fiscal 1999 capital expenditures also included $8.4 million for the purchase of Applied Biosystems' ABI PRISM(R) 3700 DNA Analyzers and $1.6 million for other instrumentation purchased from Applied Biosystems. Net cash used by investing activities of $3.6 million for fiscal 1998 primarily reflected capital investment in the genomics services business.

Net cash provided by financing activities was $1.1 billion for fiscal 2000. In March 2000, our company completed a follow-on public offering of Celera Genomics stock from which net proceeds of $943.3 million were realized. During fiscal 2000, our company obtained financing of $46 million specifically for the purchase of the Rockville, Maryland facilities and received payment of the $150 million note receivable from Applied Biosystems. In connection with the acquisition of Paracel, the transfer of the Paracel shares allocated to Applied Biosystems resulted in a $27.3 million cash payment to Applied Biosystems, which represented the fair market value of those shares at the transfer date. See Note 2 to the Celera Genomics group's combined financial statements for a discussion of the acquisition of Paracel. During fiscal 2000, $17.6 million in proceeds were recognized from stock issued for the Celera Genomics group's stock plans. Net cash provided by financing activities was $190.0 million for fiscal 1999, reflecting the initial capitalization of $330 million partially offset by the $150 million note receivable from Applied Biosystems. Net cash provided by financing activities for fiscal 1998 was $10.5 million, attributable entirely to the funding of that year's operations by Applied Biosystems.

================================================================================
PE CORPORATION 2000 ANNUAL REPORT  48

CELERA GENOMICS GROUP    Management's Discussion and Analysis continued


Our company's $100 million revolving credit agreement was replaced, effective April 20, 2000, with a new $100 million revolving credit agreement with four banks that matures on April 20, 2005. Terms of this new revolving credit agreement are substantially similar to those of the previous credit agreement. At June 30, 2000, our company had unused credit facilities, including the revolving credit agreement, totaling $341 million, which is available to the groups.

Recently Issued Accounting Standards

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," amended in June 2000 by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." The provisions of the statements require the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Celera Genomics group is required to implement the statements in the first quarter of fiscal 2001. The Celera Genomics group estimates that, upon adoption, there will be no adjustment for a change in accounting principles in its Combined Statements of Operations or in accumulated other comprehensive income in the Combined Statements of Financial Position.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Celera Genomics group does not expect any impact from the application of SAB No. 101.

In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN No. 44"), "Accounting for Certain Transactions Involving Stock Compensation-An Interpretation of Accounting Principles Board ("APB") Opinion No. 25." FIN No. 44 clarifies the following: the definition of an employee for purposes of applying APB No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 is effective July 1, 2000, but certain conclusions in FIN No. 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. Management does not expect the application of FIN No. 44 to have a material impact on the Celera Genomics group's combined financial statements.

The Celera Genomics group continues to apply APB No. 25 in accounting for stock-based compensation plans. Accordingly, no compensation expense has been recognized for these plans, as all options have been issued with an exercise price equal to fair value. The effect of accounting for such plans at fair value, under SFAS No. 123, "Accounting for Stock-Based Compensation," would be to increase fiscal 2000 net loss by $13.9 million and diluted net loss per share by $.25. The method used to determine the fair value is the Black-Scholes option pricing model. Accordingly, changes in dividend yield, volatility, interest risk, and option life could have a material effect on the fair value. See Note 8 to the Celera Genomics group's combined financial statements for a more detailed discussion regarding the accounting for stock-based compensation.

Outlook

The Celera Genomics group expects to see a continued expansion in its customer base for online genomics information products and related genomics services, with corresponding increases in revenues during fiscal 2001. Revenue growth should come primarily from increasing the customer base among the major pharmaceutical and biotech companies and non-profit research organizations and strengthening our research collaborations and services business.

The expected increase in revenues could be offset as the Celera Genomics group contemplates investments in the discovery aspects of the business. The Celera Genomics group expects to continue staffing the organization throughout fiscal 2001. R&D expenses are expected to continue to grow as the research and bioinformatics areas are expanded. SG&A expenses are also expected to increase as a sales and marketing function is established to expand potential customer contact.

Our company believes the Celera Genomics group's existing cash and cash equivalents and short-term investments are sufficient to fund its operating expenses and capital requirements related to its original business plan, which relates to the sequencing and assembly of the human genome and the development of information products and related genomics services from this data. While our company intends to use the net proceeds from the Celera Genomics group's follow-on public offering primarily to fund its new product and technology development activities in functional genomics, with an emphasis on proteomics and personalized health/medicine, such funds may not be sufficient to support these new business activities as they develop. The Celera Genomics group's actual future capital uses and requirements with respect to its new activities will depend on many factors, including those discussed under "Forward-Looking Statements."

================================================================================
                                           49 PE CORPORATION 2000 ANNUAL REPORT

CELERA GENOMICS GROUP    Management's Discussion and Analysis continued


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

The Celera Genomics group has incurred net losses to date and may not achieve profitability. The Celera Genomics group has accumulated net losses of $178.8 million as of June 30, 2000 and expects that it will continue to incur additional net losses for the foreseeable future. These losses may increase as Celera expands its investments in new technology and product development, including the development of its functional genomics and personalized health/medicine efforts. As an early-stage business, the Celera Genomics group faces significant challenges in simultaneously expanding its operations, pursuing key scientific goals, and attracting customers for its information products and services. As a result, there is a high degree of uncertainty that the Celera Genomics group will be able to achieve profitable operations.

Celera Genomics' business plan is unique and expanding. No organization has ever attempted to combine in one business organization all of the Celera Genomics group's businesses. In addition, as Celera Genomics moves beyond completion of the sequencing of the human genome, it is expanding its business plan to provide new scientific services to customers in areas such as functional genomics, personalized health/medicine, and proteomics. The offering of genomics databases, functional genomics, proteomics, and personalized health/medicine capabilities targeted at a wide variety of customers, from pharmaceutical companies to university researchers, has a number of risks, including pricing and volume issues, technology and access concerns, computer security, pursuit of key scientific goals, and protection of intellectual property. The addition of the functional genomics, personalized health/medicine, and proteomics efforts will add further complexity and require additional management attention and resources as these new markets are addressed.

Celera Genomics' business plan depends heavily on final assembly and annotation of the human genome. The Celera Genomics group is assembling human genome sequence data obtained using "whole genome shotgun sequencing." Although we believe that the Celera Genomics group's sequencing and assembly efforts will be successfully completed based on Celera Genomics' experience to date, Celera Genomics is using mehods, together with data from whole genome shotgun sequencing, which have not previously been applied to complete final assembly of a genome with the size and complexity of the human genome. The Celera Genomics group's ability to retain its existing customers and attract new customers is heavily dependent upon the final assembly and continued annotation of the human genome. This information is essential to the functional genomics and personalized health/medicine components of Celera Genomics' business strategy in which Celera Genomics intends to make substantial investments in the near future. As a result, failure to complete the assembly and annotation efforts in a timely manner may have a material adverse effect on the Celera Genomics group's business.

Celera Genomics' revenue growth depends on retaining existing and adding new customers. The Celera Genomics group has a small number of customers, the revenues from which will offset only a small portion of its expenses. In order to generate significant additional revenues, the Celera Genomics group must obtain additional customers and retain its existing customers. Celera Genomics' ability to retain existing and add new customers depends upon customers' continued belief that Celera Genomics' products can help accelerate their drug discovery and development efforts and fundamental discoveries in biology. Although customer agreements typically have multi-year terms, there can be no assurance that any will be renewed upon expiration. The Celera Genomics group's future revenues are also affected by the extent to which existing customers expand their agreements to include new services and database products. In some cases, the Celera Genomics group may accept milestone payments or future royalties on products developed by its customers as consideration for access to Celera Genomics' databases and products in lieu of a portion of subscription fees. Such arrangements are unlikely to produce revenue for the Celera Genomics group for a number of years, if ever, and depend heavily on the research and product development, sales and marketing, and intellectual property protection abilities of the customer.

Use of genomics information to develop or commercialize products is unproven. The development of new drugs and the diagnosis of disease based on genomic information is unproven. Few therapeutic or diagnostic products based on genomic discoveries have been developed and commercialized, and to date no one has developed or commercialized any therapeutic, diagnostic, or agricultural products based on the Celera Genomics group's technologies. If the Celera Genomics group's customers are unsuccessful in developing and commercializing products based on the group's databases or other products or services, customers and the group may be unable to generate sufficient revenues, and its business may suffer as a result. Development of such products will be subject to risks of failure, including that such products will be found to be toxic, found to be ineffective, fail to receive regulatory approvals, fail to be developed prior to the successful marketing of similar products by competitors, or infringe on proprietary rights of third parties.

================================================================================
PE CORPORATION 2000 ANNUAL REPORT  50

CELERA GENOMICS GROUP    Management's Discussion and Analysis continued


The genomics industry is intensely competitive and evolving. There is intense competition among entities attempting to sequence segments of the human genome and identify genes associated with specific diseases and develop products, services, and intellectual property based on these discoveries. Celera Genomics faces competition in these areas from genomic, pharmaceutical, biotechnology and diagnostic companies, academic and research institutions, and government or other publicly funded agencies, both in the United States and abroad. A number of companies, other institutions, and government-financed entities are engaged in gene sequencing, gene discovery, gene expression analysis, positional cloning, the study of genetic variation, functional genomics, and other genomic service businesses. Some of these competitors are developing databases containing gene sequence, gene expression, genetic variation, or other biological information and are marketing or plan to market their data to pharmaceutical and biotechnology companies and academic and research institutions. Additional competitors may attempt to establish databases containing this information in the future. The Celera Genomics group has licensed some of its key technology on a non-exclusive basis from third parties, and therefore such technology may be available for license by PE Corporation's competitors.

Competitors may also discover, characterize, or develop important genes, drug targets or leads, drug discovery technologies, or drugs in advance of Celera Genomics or its customers, or which are more effective than those developed by Celera Genomics or its customers, or may obtain regulatory approvals of their drugs more rapidly than Celera Genomics' customers do, any of which could have a material adverse effect on any of Celera Genomics' similar programs. Moreover, these competitors may obtain patent protection or other intellectual property rights that would limit Celera Genomics' rights or its customers' ability to use Celera Genomics' products to commercialize therapeutic, diagnostic, or agricultural products. In addition, a customer may use the Celera Genomic group's services to develop products that compete with products separately developed by the Group or its other customers.

Future competition will come from existing competitors as well as other companies seeking to develop new technologies for drug discovery, drug development, and diagnostics based on gene sequencing, target gene identification, bioinformatics, and related technologies. In addition, certain pharmaceutical and biotechnology companies have significant needs for genomic information and may choose to develop or acquire competing technologies to meet such needs. Celera Genomics also faces competition from providers of software. A number of companies have announced their intent to develop and market software to assist pharmaceutical companies and academic researchers in managing and analyzing their own genomic data and publicly available data.

Celera Genomics' current and potential customers are primarily from, and are subject to risks faced by, the pharmaceutical and biotechnology industries. The Celera Genomics group derives a substantial portion of its revenues from fees paid by pharmaceutical companies and larger biotechnology companies for its information products and services, including Amgen Inc., Novartis Pharma AG, Pharmacia & Upjohn, Pfizer Inc., Takeda Chemical Industries, Ltd., American Home Products Corporation, and Immunex Corporation. The Celera Genomics group expects that pharmaceutical companies and larger biotechnology companies will continue to be the Celera Genomics group's primary source of revenues for the foreseeable future. As a result, the Celera Genomics group is subject to risks and uncertainties that affect the pharmaceutical and biotechnology industries and to reduction and delays in research and development expenditures by companies in these industries.

In addition, the Celera Genomics group's future revenues may be adversely affected by mergers and consolidation in the pharmaceutical and biotechnology industries, which will reduce the number of the group's potential customers. Large pharmaceutical and biotechnology customers could also decide to conduct their own genomics programs or seek other providers instead of using Celera Genomics' products and services.

Celera Genomics relies on its strategic relationship with Applied Biosystems. The Celera Genomics group believes that its strategic relationship with Applied Biosystems has provided it with a significant competitive advantage in its efforts to date to sequence the human genome. Celera Genomics' timely completion of that work and successful extension of its business into the functional genomics, personalized health/medicine, and proteomics arenas will depend on Applied Biosystems' ability to continue to provide leading-edge, proprietary technology and products, including technologies relating to genetic analysis, protein analysis, and high-throughput screening. If Applied Biosystems is unable to supply these technologies, Celera will need to obtain access to alternative technologies, which may not be available, or may only be available on unfavorable terms. Any change in the relationship with Applied Biosystems that adversely affects the Celera Genomics group's access to Applied Biosystems' technology or failure by Applied Biosystems to continue to develop new technologies or protect its proprietary technology could adversely affect Celera Genomics' business.

Introduction of new products may expose Celera Genomics to product liability claims. New products developed by Celera Genomics could expose Celera Genomics to potential product liability risks which are inherent in the testing, manufacturing, and marketing of human therapeutic and diagnostic products. Product liability claims or product recalls, regardless of the ultimate outcome, could require Celera Genomics to spend significant time and money in litigation and to pay significant damages.

================================================================================
                                           51 PE CORPORATION 2000 ANNUAL REPORT

CELERA GENOMICS GROUP    Management's Discussion and Analysis continued


Celera Genomics could incur liabilities relating to hazardous materials that it uses in its research and development activities. Celera Genomics' research and development activities involve the controlled use of hazardous materials and chemicals, and may in the future involve various radioactive materials. In the event of an accidental contamination or injury from these materials, Celera could be held liable for damages in excess of its resources.

Celera Genomics' sales cycle is lengthy and it may spend considerable resources on unsuccessful sales efforts or may not be able to complete deals on the schedule anticipated. The Celera Genomics group's ability to obtain new customers for genomic information products, value-added services and licenses to intellectual property depends on its customers' belief that the group can help accelerate their drug discovery efforts. The Celera Genomics group's sales cycle is typically lengthy because the group needs to educate potential customers and sell the benefits of its products and services to a variety of constituencies within such companies. In addition, each agreement involves the negotiation of unique terms. Celera may expend substantial funds and management effort with no assurance that an agreement will be reached with a potential customer. Actual and proposed consolidations of pharmaceutical companies have affected, and may in the future affect, the timing and progress of the Celera Genomics group's sales efforts.

Scientific and management staff have unique expertise which is key to Celera Genomics' commercial viability and which would be difficult to replace. Celera Genomics is highly dependent on the principal members of its scientific and management staff, particularly J. Craig Venter, its President. For the sequencing and assembly of the human genome, the Celera Genomics group believes the following members of its staff are essential: Dr. Venter; Mark Adams, Vice President for Genome Programs; and Eugene Myers, Vice President of Informatics Research, who is responsible for the group assembling the genome. None of these individuals are party to employment agreements, non-competition agreements, or non-solicitation agreements with the Celera Genomics group. Additional members of the Celera Genomics group's medical, scientific, and bioinformatics staff are important to the development of information, tools, and services required for implementation of its business plan. Also, in an effort to meet the demands of its growing business, the group recently hired other key management personnel in the areas of operations, sales, marketing, and business development, and the group believes that these persons will be important to the successful growth of the group's business. The loss of any of these persons' expertise would be difficult to replace and could have a material adverse effect on the Celera Genomics group's ability to achieve its goals.

Celera Genomics' competitive position may depend on patent and copyright protection, which may not be sufficiently available. The Celera Genomics group's ability to compete and to achieve profitability may be affected by its ability to protect its proprietary technology and other intellectual property. While Celera Genomics' business is currently primarily dependent on revenues from access fees to its discovery and information system, obtaining patent protection may also be important to its business, in that Celera Genomics would be able to prevent competitors from making, using, or selling any of its technology for which it obtains a patent. Patent law affecting Celera Genomics' business, particularly gene sequences, gene function, and polymorphisms, is uncertain, and as a result, the Celera Genomics group is uncertain as to its ability to obtain intellectual property protection covering its information discoveries sufficient to prevent competitors from developing similar subject matter. Patents may not issue from patent applications that the Celera Genomics group may own or license. In addition, because patent applications in the United States are maintained in secrecy until patents issue, third parties may have filed patent applications for technology used by Celera Genomics or covered by Celera Genomics' pending patent applications without Celera Genomics being aware of such applications.

Moreover, the Celera Genomics group may be dependent on protecting, through copyright law or otherwise, its databases to prevent other organizations from taking information from such databases and copying and reselling it. Copyright law currently provides uncertain protection regarding the copying and resale of factual data. As such, Celera Genomics is uncertain whether it could prevent such copying or resale. Changes in copyright and patent law could either expand or reduce the extent to which the Celera Genomics group and its customers are able to protect their intellectual property.

Celera Genomics' position may depend on its ability to protect trade secrets. The Celera Genomics group relies on trade secret protection for its confidential and proprietary information and procedures, including procedures related to sequencing genes and to searching and identifying important regions of genetic information. The Celera Genomics group currently protects such information and procedures as trade secrets. The Celera Genomics group protects its trade secrets through recognized practices, including access control, confidentiality, and non-use agreements with employees, consultants, collaborators and customers, and other security measures. These confidentiality and non-use agreements may be breached, however, and the group may not have adequate remedies for any such breach. In addition, the group's trade secrets may otherwise become known or be independently developed by competitors.

================================================================================
PE CORPORATION 2000 ANNUAL REPORT  52

CELERA GENOMICS GROUP    Management's Discussion and Analysis continued


Public disclosure of genomics sequence data could jeopardize Celera Genomics' intellectual property protection and have an adverse effect on the value of our products and services. The Celera Genomics group, the federally funded Human Genome Project, and others engaged in similar research have committed to make available to the public basic human sequence data. Such disclosures might limit the scope of the Celera Genomics group's claims or make subsequent discoveries related to full-length genes unpatentable. While the Celera Genomics group believes that the publication of sequence data will not preclude it or others from being granted patent protection on genes, there can be no assurance that such publication has not affected, and will not affect, the ability to obtain patent protection. Customers may conclude that uncertainties of such protection decrease the value of the Celera Genomics group's information products and services and, as a result, it may be required to reduce the fees it charges for such products and services.

Celera Genomics may infringe the intellectual property rights of third parties and may become involved in expensive intellectual property litigation. The intellectual property rights of biotechnology companies, including Celera Genomics, are generally uncertain and involve complex legal, scientific, and factual questions. Celera Genomics' success in the functional genomics field may depend, in part, on its ability to operate without infringing on the intellectual property rights of others and to prevent others from infringing on its intellectual property rights.

There has been substantial litigation regarding patents and other intellectual property rights in the genomics industry. The Celera Genomics group may become a party to patent litigation or proceedings in the federal courts or at the U.S. Patent and Trademark Office to determine its patent rights with respect to third parties which may include subscribers to Celera Genomics' database information services. Interference proceedings may be necessary to establish which party was the first to discover such intellectual property. Celera Genomics may become involved in patent litigation against third parties to enforce the Celera Genomics group's patent rights, to invalidate patents held by such third parties, or to defend against such claims. The cost to Celera Genomics of any patent litigation or similar proceeding could be substantial, and it may absorb significant management time. If an infringement litigation against Celera Genomics is resolved unfavorably to Celera Genomics, Celera Genomics may be enjoined from manufacturing or selling certain of its products or services without a license from a third party. Celera Genomics may not be able to obtain such a license on commercially acceptable terms, or at all.

The U.S. Patent and Trademark Office has issued several patents to third parties relating to single nucleotide polymorphisms ("SNPs"). If other important SNPs receive patents, Celera Genomics will need to obtain rights to those important SNPs in order to develop, use, and sell related assays. Such licenses may not be available to Celera Genomics on commercially acceptable terms, or at all.

Celera Genomics' business is dependent on the continuous, effective, reliable, and secure operation of its computer hardware, software, and internet applications and related tools and functions. Because the Celera Genomics group's business requires manipulating and analyzing large amounts of data, and communicating the results of such analysis to customers via the internet, the Celera Genomics group depends on the continuous, effective, reliable, and secure operation of its computer hardware, software, networks, internet servers, and related infrastructure. To the extent that the Celera Genomics group's hardware or software malfunctions or the Celera Genomics group's customers' access to products through the Internet is interrupted, its business could suffer. The Celera Genomics group's computer and communications hardware is protected through physical and software safeguards. However, it is still vulnerable to fire, storm, flood, power loss, earthquakes, telecommunications failures, physical or software break-ins, and similar events. In addition, Celera Genomics' database products are complex and sophisticated, and as such, could contain data, design, or software errors that could be difficult to detect and correct. Software defects could be found in current or future products. If the Celera Genomics group fails to maintain and further develop the necessary computer capacity and data to support computational needs and its customers' drug efforts, it could result in loss of or delay in revenues and market acceptance. In addition, any sustained disruption in Internet access provided by third parties could adversely impact the Celera Genomics group's business.

Celera Genomics' research and product development depends on access to tissue samples and other biological materials. To continue to build its product base, Celera Genomics will need access to normal and diseased human and other tissue samples, other biological materials, and related clinical and other information, which may be in limited supply. Celera Genomics may not be able to obtain or maintain access to these materials and information on acceptable terms. In addition, government regulation in the United States and foreign countries could result in restricted access to, or use of, human and other tissue samples. If Celera Genomics loses access to sufficient numbers or sources of tissue samples, or if tighter restrictions are imposed on its use of the information generated from tissue samples, its business may be harmed.

Ethical, legal, and social issues related to the use of genetic information and genetic testing may cause less demand for our products. Genetic testing has raised issues regarding confidentiality and the appropriate uses of the resulting information. For example, concerns have been expressed toward insurance carriers and employers using such tests to discriminate on the basis of such information, resulting in barriers to the acceptance of such tests by consumers. This could lead to governmental authorities calling for limits on, or regulation of, the use of genetic testing, or prohibit testing for genetic predisposition to certain diseases, particularly those that have no known cure. Any of these scenarios could reduce the potential markets for PE Corporation's products.

================================================================================
                                           53 PE CORPORATION 2000 ANNUAL REPORT

CELERA GENOMICS GROUP    Management's Discussion and Analysis continued


Expected rapid growth in the number of its employees could absorb valuable management resources and be disruptive to the development of Celera Genomics' business. The Celera Genomics group expects to grow significantly. This growth will require substantial effort to hire new employees and train and integrate them into the Celera Genomics group's business and to develop and implement management information systems, financial controls, and facility plans. In addition, the Celera Genomics group will be required to create a sales and marketing organization and expand customer support resources as sales of its information products increase. The Celera Genomics group's inability to manage growth effectively would have a material adverse effect on its future operating results.

The use of Celera Genomics' products and services by its customers may be subject to government regulation. Within the field of genomics, the use of the Celera Genomics group's products by pharmaceutical and biotechnology customers may be subject to certain U.S. Food and Drug Administration or other regulatory approvals. For example, any new drug developed by the efforts of the Celera Genomics group's customers as a result of their use of the Celera Genomics group's databases must undergo an extensive regulatory review process. This process can take many years and require substantial expense.

Within the field of personalized health/medicine, current and future patient privacy and healthcare laws and regulations issued by the FDA may limit the use of polymorphism data. To the extent that use of the Celera Genomics group's databases is limited, or additional costs are imposed on the Celera Genomics group's customers due to regulation, the Celera Genomics group's business may be adversely affected.

Furthermore, the Celera Genomics group may be directly subject to the regulations as a provider of diagnostic information. To the extent that such regulations restrict the sale of the Celera Genomics group's products or impose other costs, the Celera Genomics group's business may be materially adversely affected.

Future acquisitions may absorb significant resources and may be unsuccessful. As part of the Celera Genomics group's strategy, it expects to pursue acquisitions, investments, and other relationships and alliances. Acquisitions may involve significant cash expenditures, debt incurrence, additional operating losses, dilutive issuances of equity securities, and expenses that could have a material effect on the Celera Genomics group's financial condition and results of operations. For example, to the extent that it elects to pay the purchase price for such acquisitions in shares of Celera Genomics stock, such issuance of additional shares of Celera Genomics stock will be dilutive to holders of Celera Genomics stock. Acquisitions involve numerous other risks, including:

o difficulties integrating acquired technologies and personnel into the business of the Celera Genomics group;

o diversion of management from daily operations;

o inability to obtain required financing on favorable terms;

o entry into new markets in which the Celera Genomics group has little previous experience;

o potential loss of key employees or customers of acquired companies;

o assumption of the liabilities and exposure to unforeseen liabilities of acquired companies; and

o amortization of the intangible assets of acquired companies.

It may be difficult for the Celera Genomics group to complete such transactions quickly and to integrate such business efficiently into its current business. Any such acquisitions or investments by the Celera Genomics group may ultimately have a negative impact on its business and financial condition.

PE Corporation is subject to a purported class action lawsuit relating to its recent offering of shares of Celera Genomics stock which may be expensive and time consuming. As of August 25, 2000, PE Corporation and certain of its officers had been served in five lawsuits purportedly on behalf of purchasers of Celera Genomics stock in PE Corporation's offering of Celera Genomics stock completed on March 6, 2000. In the offering, PE Corporation sold an aggregate of approximately 4.4 million shares of Celera Genomics common stock at a public offering price of $225 per share. The complaints in these lawsuits generally allege that the prospectus used in connection with the offering contained inaccurate and misleading statements in violation of federal securities laws. The complaints seek unspecified damages, rescission, costs and expenses, and such other relief as the court deems proper. All of these lawsuits have been consolidated into a single case. Although PE Corporation believes the asserted claims are without merit and intends to defend the case vigorously, the outcome of this or any other litigation is inherently uncertain. The defense of this case will require management attention and resources.

================================================================================
PE CORPORATION 2000 ANNUAL REPORT  54

CELERA GENOMICS GROUP    Combined Statements of Operations


(Dollar amounts in thousands except per share amounts)
For the years ended June 30,               1998         1999         2000
=========================================================================
Net Revenues                          $   4,211    $  12,541    $  42,747
-------------------------------------------------------------------------
Costs And Expenses
Research and development                 10,279       48,448      167,831
Selling, general and administrative       6,725       28,255       43,022
Special charges                                        4,616
-------------------------------------------------------------------------
Operating Loss                          (12,793)     (68,778)    (168,106)
Interest expense                                                    2,115
Interest income                                        1,245       27,548
-------------------------------------------------------------------------
Loss Before Income Taxes                (12,793)     (67,533)    (142,673)
Benefit for income taxes                  4,478       22,639       49,936
-------------------------------------------------------------------------
Net Loss                              $  (8,315)   $ (44,894)   $ (92,737)
=========================================================================
Net Loss Per Share (see Note 1)
     Basic and diluted                             $    (.89)   $   (1.73)
=========================================================================

See accompanying notes to the Celera Genomics group's combined financial statements.

================================================================================
                                           55 PE CORPORATION 2000 ANNUAL REPORT

CELERA GENOMICS GROUP  Combined Statements of Financial Position

(Dollar amounts in thousands)
At June 30,                                                            1999         2000
========================================================================================
Assets
Current assets
   Cash and cash equivalents                                      $  71,491  $   569,894
   Short-term investments                                                        541,140
   Note receivable from Applied Biosystems (see Note 7)             150,000
   Tax benefit receivable from Applied Biosystems (see Note 1)        9,935       16,702
   Accounts receivable                                                3,276       14,936
   Inventories                                                                     3,336
   Prepaid expenses and other current assets                          3,454        2,283
----------------------------------------------------------------------------------------
Total current assets                                                238,156    1,148,291
Property, plant and equipment, net                                  104,192      111,442
Other long-term assets                                                2,372      153,524
----------------------------------------------------------------------------------------
Total Assets                                                      $ 344,720  $ 1,413,257
========================================================================================

Liabilities And Group Equity
Current liabilities
   Accounts payable                                               $  19,861  $    21,566
   Accrued salaries and wages                                         4,179       10,251
   Deferred revenues                                                 12,032       24,169
   Other accrued expenses                                             9,281       11,266
----------------------------------------------------------------------------------------
Total current liabilities                                            45,353       67,252
Long-term debt                                                                    46,000
Other long-term liabilities                                           5,500        9,189
----------------------------------------------------------------------------------------
Total Liabilities                                                    50,853      122,441
----------------------------------------------------------------------------------------
Commitments and contingencies (see Note 10)
Group Equity                                                        293,867    1,290,816
----------------------------------------------------------------------------------------
Total Liabilities And Group Equity                                $ 344,720  $ 1,413,257
========================================================================================

See accompanying notes to the Celera Genomics group's combined financial statements.

The PE Biosystems group is currently doing business as Applied Biosystems and will seek formal approval of a change to this name at the 2000 annual meeting. The PE Biosystems group is referred to as Applied Biosystems.

================================================================================
PE CORPORATION 2000 ANNUAL REPORT  56

CELERA GENOMICS GROUP   Combined Statements of Cash Flows

(Dollar amounts in thousands)
For the years ended June 30,                                                  1998         1999         2000
============================================================================================================
Operating Activities
Net loss                                                                $   (8,315)   $ (44,894) $   (92,737)
Adjustments to reconcile net loss to net cash used by
   operating activities
     Depreciation and amortization                                             650        3,757       29,575
     Long-term compensation programs                                                      2,802          883
     Deferred income taxes                                                                            (6,971)
Changes in operating assets and liabilities
     Increase in tax benefit receivable from
       Applied Biosystems                                                                (9,935)      (6,767)
     Increase in accounts receivable                                          (354)      (2,520)     (11,620)
     Decrease in inventories                                                                             615
     Increase in prepaid expenses and other assets                              (4)      (3,458)        (446)
     Increase in accounts payable and other liabilities                      1,151       31,496       29,138
------------------------------------------------------------------------------------------------------------
Net Cash Used By Operating Activities                                       (6,872)     (22,752)     (58,330)
------------------------------------------------------------------------------------------------------------
Investing Activities
Additions to property, plant and equipment
   (net of disposals of $1,175 for fiscal 2000)                             (3,648)     (94,541)     (29,498)
Purchases of short-term investments                                                                 (541,127)
Acquisitions and investments, net                                                        (1,236)      (2,275)
------------------------------------------------------------------------------------------------------------
Net Cash Used By Investing Activities                                       (3,648)     (95,777)    (572,900)
------------------------------------------------------------------------------------------------------------
Financing Activities
Net change in debt                                                                                    46,000
Net proceeds from follow-on stock offering                                                           943,303
Proceeds from stock issued for Celera Genomics
   group stock plans                                                                      1,485       17,613
Proceeds from the collection of note receivable
   from Applied Biosystems                                                                           150,000
Net cash allocated (to) from Applied Biosystems                             10,520      188,535      (27,283)
------------------------------------------------------------------------------------------------------------
Net Cash Provided By Financing Activities                                   10,520      190,020    1,129,633
------------------------------------------------------------------------------------------------------------
Net Change In Cash And Cash Equivalents                                                  71,491      498,403
Cash And Cash Equivalents Beginning Of Year                                                           71,491
------------------------------------------------------------------------------------------------------------
Cash And Cash Equivalents End Of Year                                   $        -    $  71,491  $   569,894
============================================================================================================

See accompanying notes to the Celera Genomics group's combined financial statements.

The PE Biosystems group is currently doing business as Applied Biosystems and will seek formal approval of a change to this name at the 2000 annual meeting. The PE Biosystems group is referred to as Applied Biosystems.

================================================================================
                                          57  PE CORPORATION 2000 ANNUAL REPORT

CELERA GENOMICS GROUP  Combined Statements of Group Equity
                       and Comprehensive Loss

                                                                                 Accumulated
                                                                                       Other          Group
                                                                  Accumulated  Comprehensive         Equity
(Dollar amounts in thousands)                            Other        Deficit         Income      (Deficit)
===========================================================================================================
Balance At June 30, 1997                           $    29,372     $  (32,836)           $ -    $    (3,464)
Net loss                                                               (8,315)                       (8,315)
Net cash allocated from Applied Biosystems              10,520                                       10,520
-----------------------------------------------------------------------------------------------------------
Balance At June 30, 1998                                39,892        (41,151)                       (1,259)
Net loss                                                              (44,894)                      (44,894)
Issuances under stock plans                              1,485                                        1,485
Net cash allocated from Applied Biosystems               8,535                                        8,535
Allocated capital from Applied Biosystems              330,000                                      330,000
-----------------------------------------------------------------------------------------------------------
Balance At June 30, 1999                               379,912        (86,045)                      293,867
Comprehensive loss
   Net loss                                                           (92,737)                      (92,737)
   Other comprehensive income, net of tax
     Unrealized gain on investments, net                                                   8
                                                                                         ---
   Other comprehensive gain                                                                8              8
                                                                                                -----------
Comprehensive loss                                                                                  (92,729)
                                                                                                -----------
Issuances under stock plans                             17,613                                       17,613
Tax benefit related to employee stock options           21,090                                       21,090
Stock compensation                                       8,076                                        8,076
Issuances under follow-on stock offering               943,303                                      943,303
Purchase business combination                          125,093                                      125,093
Net cash allocated to Applied Biosystems               (27,283)                                     (27,283)
Allocation of investment from Applied Biosystems         1,786                                        1,786
-----------------------------------------------------------------------------------------------------------
Balance At June 30, 2000                           $ 1,469,590     $ (178,782)           $ 8    $ 1,290,816
===========================================================================================================

See accompanying notes to the Celera Genomics group's combined financial statements.

The PE Biosystems group is currently doing business as Applied Biosystems and will seek formal approval of a change to this name at the 2000 annual meeting. The PE Biosystems group is referred to as Applied Biosystems.

================================================================================
PE CORPORATION 2000 ANNUAL REPORT  58

CELERA GENOMICS GROUP  Notes to Combined Financial Statements


Note 1--Accounting Policies and Practices

Basis of Presentation

PE Corporation ("PE" or "the Company") is comprised of two separate business segments in continuing operations: the Celera Genomics group and the PE Biosystems group. The Celera Genomics group is engaged principally in the generation, sale, and support of genomic information and enabling data management and analysis software. The Celera Genomics group's customers use this information for commercial applications in the pharmaceutical and life sciences industries in the specific areas of target identification, drug discovery, and drug development. The Celera Genomics group also provides gene discovery, genotyping, and related genomics services. The Celera Genomics group has recently expanded its business into the emerging fields of functional genomics, in particular, proteomics and personalized health/medicine. The PE Biosystems group manufactures and markets biochemical instrument systems and associated consumable products for life science research and related applications. The PE Biosystems group is currently doing business as Applied Biosystems and will seek formal approval of a change to this name at the Company's 2000 annual meeting. The PE Biosystems group is referred to as Applied Biosystems.

Recapitalization

The recapitalization of the Company on May 6, 1999 resulted in the issuance of two new classes of common stock called PE Corporation-Celera Genomics Group Common Stock ("Celera Genomics stock") and PE Corporation-PE Biosystems Group Common Stock ("PE Biosystems stock"). Celera Genomics stock is intended to reflect separately the performance of the Celera Genomics business ("Celera Genomics group"), and PE Biosystems stock is intended to reflect separately the performance of the Applied Biosystems' life sciences business ("Applied Biosystems"). As part of the recapitalization, each share of common stock of The Perkin-Elmer Corporation was converted into 0.5 of a share of Celera Genomics stock and one share of PE Biosystems stock.

The combined financial statements of the Celera Genomics group and Applied Biosystems (individually referred to as a "group") comprise all of the accounts included in the corresponding consolidated financial statements of the Company. Intergroup transactions between the Celera Genomics group and Applied Biosystems have not been eliminated in the Celera Genomics group combined financial statements but have been eliminated in the PE Corporation consolidated financial statements. The Celera Genomics group and Applied Biosystems combined financial statements have been prepared on a basis that management believes to be reasonable and appropriate, and reflect (1) the financial position, results of operations, and cash flows of businesses that comprise the Celera Genomics group and Applied Biosystems, with all significant intragroup transactions and balances eliminated, (2) in the case of the Celera Genomics group's combined financial statements, corporate assets and liabilities of the Company, and related transactions identified with the Celera Genomics group, including allocated portions of the Company's debt and selling, general and administrative costs, and (3) in the case of Applied Biosystems' combined financial statements, all other corporate assets and liabilities and related transactions of the Company, including allocated portions of the Company's debt and selling, general and administrative costs.

Holders of Celera Genomics stock and PE Biosystems stock are stockholders of the Company. The Celera Genomics group and Applied Biosystems are not separate legal entities. As a result, stockholders are subject to all the risks associated with an investment in the Company and all of its businesses, assets, and liabilities. The issuance of Celera Genomics stock and PE Biosystems stock and the allocations of assets and liabilities between the Celera Genomics group and Applied Biosystems did not result in a distribution or spin-off of any assets or liabilities of the Company or otherwise affect ownership of any assets or responsibility for the liabilities of the Company or any of its subsidiaries. The assets the Company attributes to one group could be subject to the liabilities of the other group, whether such liabilities arise from lawsuits, contracts, or indebtedness attributable to the other group. If the Company is unable to satisfy one group's liabilities out of assets attributed to it, the Company may be required to satisfy these liabilities with assets attributed to the other group.

Financial effects arising from one group that affect the Company's results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the class of common stock relating to the other group. Any net losses of the Celera Genomics group or Applied Biosystems and dividends or distributions on, or repurchases of, Celera Genomics stock or PE Biosystems stock or repurchases of preferred stock of the Company will reduce the assets of the Company legally available for payment of dividends.

The management and allocation policies applicable to the preparation of the financial statements of the Celera Genomics group and Applied Biosystems may be modified or rescinded, or additional policies may be adopted, at the sole discretion of the Board of Directors at any time without approval of the stockholders. The Celera Genomics group's combined financial statements reflect the application of the management and allocation policies adopted by the Board of Directors to various corporate activities, as described below. The Celera Genomics group's combined financial statements should be read in conjunction with the Company's consolidated financial statements.

Financing Activities

As a matter of policy, the Company manages most financial activities of the Celera Genomics group and Applied Biosystems on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt, and the issuance and repayment of any preferred stock. As the financing activities of the Celera Genomics group were not significant for any of the periods prior to the recapitalization, all historical cash and debt balances for those periods presented were allocated to Applied Biosystems.

================================================================================
                                          59  PE CORPORATION 2000 ANNUAL REPORT

CELERA GENOMICS GROUP  Notes to Combined Financial Statements continued


The Board of Directors has adopted the following financing policy which will affect the combined statements of the Celera Genomics group and Applied Biosystems.

The Company will allocate the Company's debt between the Celera Genomics group and Applied Biosystems ("pooled debt") or, if the Company so determines, in its entirety to a particular group. The Company will allocate preferred stock, if issued, in a similar manner.

Cash allocated to one group that is used to repay pooled debt or redeem pooled preferred stock will decrease such group's allocated portion of the pooled debt or preferred stock. Cash or other property allocated to one group that is transferred to the other group will, if so determined by the Board of Directors, decrease the transferring group's allocated portion of the pooled debt or preferred stock and, correspondingly, increase the recipient group's allocated portion of the pooled debt or preferred stock.

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

If the Company allocates debt for a particular financing in its entirety to one group, that debt will bear interest for group financial statement purposes at the rate determined by the Board of Directors. If the Company allocates preferred stock in its entirety to one group, the Company will charge the dividend cost to that group in a similar manner. If the interest or dividend cost is higher than the Company's actual cost, the other group will receive a credit for an amount equal to the difference as compensation for the use of the Company's credit capacity. Any expense related to debt or preferred stock of the Company that is allocated in its entirety to a group will be allocated in whole to that group.

Cash or other property that the Company allocates to one group that is transferred to the other group, could, if so determined by the Board of Directors, be accounted for either as a short-term loan or as a long-term loan. Short-term loans will bear interest at a rate equal to the weighted average interest rate of the Company's pooled debt. If the Company does not have any pooled debt, the Board of Directors will determine the rate of interest for such loan. The Board of Directors will establish the terms on which long-term loans between the groups will be made, including interest rate, amortization schedule, maturity, and redemption terms.

Although the Company may allocate its debt and preferred stock between groups, the debt and preferred stock will remain obligations of the Company and all stockholders of the Company will be subject to the risks associated with those obligations.

In addition, cash allocated to Applied Biosystems may be contributed to the Celera Genomics group in exchange for an equity interest in the Celera Genomics group.

Allocation of Corporate Overhead and Administrative Shared Services

A portion of the Company's corporate overhead (such as executive management, human resources, legal, accounting, auditing, tax, treasury, strategic planning, and environmental services) has been allocated to the Celera Genomics group based upon the use of services by that group. A portion of the Company's costs of administrative shared services (such as information technology services) has been allocated in a similar manner. Where determination based on use alone is not practical, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the cost attributable to the Celera Genomics group. The totals for these allocations were $1.7 million, $5.1 million, and $7.5 million for fiscal 1998, 1999, and 2000, respectively. It is not practicable to provide a detailed estimate of the expenses which would be recognized if the Celera Genomics group were a separate legal entity.

Allocation of Federal and State Income Taxes

The federal income taxes of the Company and its subsidiaries which own assets allocated between the groups are determined on a consolidated basis. Consolidated federal income tax provisions and related tax payments or refunds are allocated between the groups based principally on the taxable income and tax credits directly attributable to each group. Such allocations reflect each group's contribution (positive or negative) to the Company's consolidated federal taxable income and the consolidated federal tax liability and tax credit position. Tax benefits that cannot be used by the group generating those benefits but can be used on a consolidated basis are credited to the group that generated such benefits. Intergroup transactions are taxed as if each group were a stand-alone company. Tax benefits generated by the Celera Genomics group commencing July 1, 1998, which can then be utilized on a consolidated basis, will be credited to the Celera Genomics group up to a limit of $75 million. As of June 30, 2000, the Celera Genomics group generated $68.5 million of tax benefits utilized by Applied Biosystems since July 1, 1998.

Had the groups filed separate tax returns, the provision (benefit) for income taxes and net income (loss) for each group would not have differed from the amounts reported in the groups' combined statements of operations for the years ended June 30, 1998, 1999, and 2000. However, the amount of current and deferred taxes and taxes payable or refundable allocated to each group in these historical

================================================================================
PE CORPORATION 2000 ANNUAL REPORT  60

CELERA GENOMICS GROUP  Notes to Combined Financial Statements continued


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

The discussion of the Celera Genomics group's income taxes (see Note 4) should be read in conjunction with the Company's consolidated financial statements and notes thereto.

Transfers of Assets Between Groups

Transfers of assets can be made between groups without stockholder approval. Such transfers will be made at fair value, as determined by the Company's Board of Directors. The consideration for such transfers may be paid by one group to the other in cash or other consideration, as determined by the Company's Board of Directors.

Dividends

For purposes of the historical (periods prior to the recapitalization) combined financial statements of the Celera Genomics group and Applied Biosystems, all dividends declared and paid by the Company were allocated to Applied Biosystems.

Principles of Combination

The Celera Genomics group's combined financial statements have been prepared in accordance with generally accepted accounting principles and, taken together with Applied Biosystems' combined financial statements, comprise all the accounts included in the corresponding consolidated financial statements of the Company. Intergroup transactions between the Celera Genomics group and Applied Biosystems have not been eliminated in the Celera Genomics group's combined financial statements but have been eliminated in the PE Corporation consolidated financial statements. The combined financial statements of each group reflect the financial condition, results of operations, and cash flows of the businesses included therein. The combined financial statements of the Celera Genomics group include the assets and liabilities of the Company specifically identified with or allocated to the Celera Genomics group. The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Certain amounts in the combined financial statements and notes have been reclassified for comparative purposes.

Recently Issued Accounting Standards

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," amended in June 2000 by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." The provisions of the statements require the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Celera Genomics group is required to implement the statements in the first quarter of fiscal 2001. The Celera Genomics group estimates that, upon adoption, there will be no adjustment for a change in accounting principles in the Combined Statements of Operations or in accumulated other comprehensive income in the Combined Statements of Financial Position.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. SAB No. 101 is required to be implemented in the fourth quarter of fiscal 2001. The Celera Genomics group does not expect any impact from the application of SAB No. 101.

In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN No. 44"), "Accounting for Certain Transactions Involving Stock Compensation-An Interpretation of Accounting Principles Board ("APB") Opinion No. 25." FIN No. 44 clarifies the following: the definition of an employee for purposes of applying APB No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 is effective July 1, 2000, but certain conclusions in FIN No. 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. Management does not expect the application of FIN No. 44 to have a material impact on the Celera Genomics group's combined financial statements.

Loss Per Share

Loss per share information prior to the recapitalization is omitted from the Celera Genomics group's Combined Statements of Operations because Celera Genomics stock was not part of the capital structure of the Company until fiscal 1999. Basic loss per share is computed by dividing net loss for the period by the weighted average number of shares

================================================================================
                                          61  PE CORPORATION 2000 ANNUAL REPORT

CELERA GENOMICS GROUP  Notes to Combined Financial Statements continued


of Celera Genomics stock outstanding. Diluted loss per share is computed by dividing net loss for the period by the weighted average number of shares of Celera Genomics stock outstanding, including the dilutive effect of Celera Genomics stock equivalents.

The following table presents a reconciliation of basic and diluted loss per share for the years ended June 30, 1999 and 2000:

(Amounts in thousands except per share amounts)          1999         2000
==========================================================================
Weighted average number of
   common shares used in the
   calculation of basic loss
   per share                                           50,200       53,725
Common stock equivalents
--------------------------------------------------------------------------
Shares used in the calculation of
   diluted loss per share                              50,200       53,725
==========================================================================
Net loss used in the calculation
   of basic and diluted
   loss per share                                   $ (44,894)   $ (92,737)
Net loss per share
   Basic and diluted                                $    (.89)   $   (1.73)
==========================================================================

The reconciliation for fiscal 1998 is omitted since Celera Genomics stock was not part of the capital structure of the Company.

Options and warrants to purchase 11.2 million and 12.3 million shares of Celera Genomics stock were outstanding at June 30, 1999 and 2000, respectively, but were not included in the computation of diluted loss per share because the effect was antidilutive.

The Celera Genomics group's share and per share data reflect the two-for-one stock split effective February 2000.

Cash and Cash Equivalents and Short-Term Investments

Cash equivalents consist of highly liquid debt instruments, time deposits, and certificates of deposit with original maturities of three months or less.

Short-term investments have maturities of less than one year, are carried at fair value, and are classified as available for sale with unrealized gains and losses included as a separate component of equity, net of any related tax effect. The specific identification method is used to determine the cost of securities disposed of, with realized gains and losses recorded to other income, net. These short-term investments include certificates of deposit, commercial paper, U.S. government securities, and corporate bonds. These investments are held with two major financial institutions in the Company's name.

The fair value of short-term investments at June 30, 2000 was as follows:

(Dollar amounts in millions)                             2000
=============================================================
Certificates of deposit                               $ 107.3
Commercial paper                                        364.5
U.S. government notes and bonds                          49.2
Corporate bonds                                          20.1
-------------------------------------------------------------
Total short-term investments                          $ 541.1
=============================================================

There were no short-term investments at June 30, 1999. Gross unrealized gains and losses on short-term investments were each $.1 million at June 30, 2000. There were no realized gains or losses for fiscal 2000.

Investments

The Company's investments in Shanghai GeneCore BioTechnologies Co., Ltd. and Agrogene S.A. are accounted for under the equity method of accounting.

Inventories

Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Inventories at June 30, 2000 included the following components:

(Dollar amounts in millions)                             2000
=============================================================
Raw materials and supplies                              $ 1.9
Finished products                                         1.4
-------------------------------------------------------------
Total inventories                                       $ 3.3
=============================================================

There were no inventories at June 30, 1999.

Property, Plant and Equipment, and Depreciation

Property, plant and equipment are recorded at cost and consisted of the following at June 30, 1999 and 2000:

(Dollar amounts in millions)                 1999        2000
=============================================================
Land                                      $  10.0     $  10.0
Buildings and leasehold
   improvements                              66.4        69.8
Machinery and equipment                      33.3        54.6
-------------------------------------------------------------
Property, plant and equipment,
   at cost                                  109.7       134.4
Accumulated depreciation and
   amortization                               5.5        23.0
-------------------------------------------------------------
Property, plant and equipment, net        $ 104.2     $ 111.4
=============================================================

Major renewals and improvements that significantly add to productive capacity or extend the life of an asset are capitalized. Repairs, maintenance, and minor renewals and improvements are expensed when incurred.

Provisions for depreciation of owned property, plant and equipment are based upon the expected useful lives of the assets and computed primarily by the straight-line method. Leasehold improvements are amortized over their estimated useful lives or the term of the applicable lease, whichever is less, using the straight-line method. Internal-use software costs are amortized primarily over the expected useful lives, not to exceed 7 years.

Machinery and equipment included $11.6 million and $13.4 million of software licenses at June 30, 1999 and 2000, respectively.

================================================================================
PE CORPORATION 2000 ANNUAL REPORT  62

CELERA GENOMICS GROUP  Notes to Combined Financial Statements continued


Intangible Assets

The excess of purchase price over the net asset value of companies acquired is amortized on a straight-line method over periods not exceeding 3 years. Purchased technology rights are amortized using the straight-line method over their expected useful lives.

At June 30, 1999 and 2000, other long-term assets included goodwill, net of accumulated amortization, of $.9 million and $113.4 million, respectively. Accumulated amortization of goodwill was $.1 million and $3.7 million at June 30, 1999 and 2000, respectively.

At June 30, 1999 and 2000, other long-term assets included other intangible assets, net of accumulated amortization, of $1.1 million and $14.1 million, respectively. Accumulated amortization of purchased technology rights was $.3 million and $.9 million at June 30, 1999 and 2000, respectively.

Revenues

Subscription fees for access to the Company's genomic databases are recognized ratably over the contracted period in accordance with the provisions of the contract. Contract research service revenues are earned and recognized in accordance with the contract provisions. Revenue may be recognized on a percentage of completion, as contract research costs are incurred, or may be contingent upon the achievement of certain milestones. Amounts received in advance of performance are recorded as deferred revenue.

Research and Development

Costs incurred for internal, contract, and grant-sponsored research and development are expensed when incurred.

Supplemental Cash Flow Information

Cash paid for interest and income taxes and significant non-cash investing and financing activities for the following periods was as follows:

(Dollar amounts in millions)                 1999        2000
=============================================================
Interest                                              $   2.1
Income taxes                                          $   1.1
Capital expenditures liability            $   8.9
Note receivable from Applied
   Biosystems                             $ 150.0
Equity instruments issued in
   Paracel acquisition                                $ 125.1
=============================================================

Note 2--Acquisitions and Investments

Paracel, Inc.

During the fourth quarter of fiscal 2000, the Company acquired Paracel, Inc. in a stock-for-stock transaction. Paracel produces advanced genomic and text analysis technologies. Its products include a hardware accelerator for sequence comparison, a hardware accelerator for text search, and sequence analysis software tools.

The Company issued approximately 1.6 million shares of Celera Genomics stock in exchange for all the outstanding shares of Paracel common stock not previously owned by the Company. At the time of the acquisition, the Company owned 14% of Paracel, which was allocated to Applied Biosystems. The transfer of the Paracel shares to the Celera Genomics group resulted in a $27.3 million cash payment to Applied Biosystems, which represented the fair market value of those shares at the transfer date. The Celera Genomics group recorded the previously owned investment at the Company's original cost value. The transfer of the original cost value and the $27.3 million cash payment were recorded as an adjustment to group equity in the Celera Genomics group's Combined Statements of Financial Position and Applied Biosystems' Combined Statements of Financial Position.

The acquisition of the shares of Paracel not previously owned by the Company was valued at $125.6 million and was accounted for under the purchase method of accounting. In connection with the acquisition, $115.2 million was allocated to goodwill, including $5.3 million of deferred tax, and $13.6 million was allocated to other intangible assets. The goodwill and the other intangible assets are being amortized on a straight-line method over 3 years.

The net assets and results of operations of Paracel were included in the Celera Genomics group's combined financial statements from the date of acquisition. The following selected unaudited pro forma information for the Celera Genomics group assumes the acquisition had occurred at the beginning of fiscal 1999 and fiscal 2000, and gives effect to purchase accounting adjustments:

(Dollar amounts in millions except per share amounts)         1999        2000
==============================================================================
Net revenues                                               $  22.7    $   51.1
Net loss                                                   $ (90.4)   $ (140.5)
Net loss per share
   Basic and diluted                                       $ (1.75)   $  (2.54)
==============================================================================

The unaudited pro forma data is for informational purposes only and may not be indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of fiscal 1999 or at the beginning of fiscal 2000 or of the future operations of the combined companies.

Panther(TM) Technology

During the second quarter of fiscal 2000, the Company acquired the Panther(TM) technology from Molecular Applications Group. Panther(TM) is a software tool designed for rapid and accurate determination of gene and protein function. As part of the agreement, members of the Molecular Applications Group research team who developed the Panther(TM) technology became employees of the Celera Genomics group. The cost of the acquisition was $2.5 million and was accounted for under the purchase method of accounting.

================================================================================
                                          63  PE CORPORATION 2000 ANNUAL REPORT

CELERA GENOMICS GROUP  Notes to Combined Financial Statements continued


Shanghai GeneCore BioTechnologies Co., Ltd.

During the second quarter of fiscal 2000, the Company acquired an additional 47.5% equity interest in Shanghai GeneCore BioTechnologies Co., Ltd., allocated to the Celera Genomics group, from Axys Pharmaceuticals, Inc. for $.5 million. The Company previously owned a 47.5% equity interest in Shanghai GeneCore, which was allocated to Applied Biosystems. Shanghai GeneCore is a genomics service company with expertise in nucleotide synthesis, DNA sequencing, bioinformatics analysis, and mutation detection. The Celera Genomics group's combined financial statements reflect the investment under the equity method of accounting.

Agrogene S.A.

During the third quarter of fiscal 1999, the Company acquired a 49% interest in Agrogene S.A., an agricultural DNA testing laboratory in France, for $1.2 million. The excess of cost over net assets acquired of $1.0 million is being amortized on a straight-line basis over 3 years. This investment has been accounted for under the equity method of accounting.

Note 3--Debt and Lines of Credit

Allocated Debt Activity

Long-term debt consisted of $46.0 million of commercial paper with an average interest rate of 6.84% at June 30, 2000. The Company established the necessary credit facilities, through its revolving credit agreement, to refinance the commercial paper borrowings on a long-term basis. These borrowings were classified as noncurrent because it is the Company's intent to refinance these obligations on a long-term basis.

The Company's $100 million revolving credit agreement was replaced effective April 20, 2000 with a new $100 million revolving credit agreement with four banks that matures on April 20, 2005. Commitment and facility fees are based on public debt ratings, or net worth and leverage ratios. Interest rates on amounts borrowed vary depending on whether borrowings are undertaken in the domestic or eurodollar markets. There were no borrowings outstanding under the facility at June 30, 2000.

At June 30, 2000, in addition to the $100 million revolving credit facility, the Company had $241 million of unused credit facilities for short-term borrowings from domestic and foreign banks in various currencies. These credit facilities consist of uncommitted overdraft credit lines that are provided at the discretion of various local banks. A PE Corporation guarantee is usually required if a local unit borrows any funds.

Under various debt and credit agreements, the Company is required to maintain certain minimum net worth and leverage ratios.

Note 4--Income Taxes

Loss before income taxes for fiscal 1998, 1999, and 2000 related to operations in the United States.

The benefit for income taxes includes the Celera Genomics group's allocated portion of income taxes currently payable and those deferred because of differences between the financial statement and tax bases of assets and liabilities. The Celera Genomics group's benefit for income taxes for fiscal 1998, 1999, and 2000 consisted of the following:

(Dollar amounts in millions)      1998        1999       2000
=============================================================
Currently payable               $ (4.5)    $ (22.6)   $ (42.9)
Deferred                                                 (7.0)
-------------------------------------------------------------
Total benefit for income
   taxes                        $ (4.5)    $ (22.6)   $ (49.9)
=============================================================

Significant components of deferred tax assets and liabilities at June 30, 2000 are summarized below:

(Dollar amounts in millions)                             2000
=============================================================
Deferred Tax Assets
Reserves and accruals                                  $  2.2
Tax credit and loss carryforwards                        26.5
-------------------------------------------------------------
Total deferred tax assets                                28.7
-------------------------------------------------------------
Deferred Tax Liabilities
Depreciation                                              1.3
Intangibles                                               4.6
-------------------------------------------------------------
Total deferred tax liabilities                            5.9
-------------------------------------------------------------
Total deferred tax assets, net                         $ 22.8
=============================================================

There were no deferred tax assets or liabilities at June 30, 1999.

A reconciliation of the federal statutory tax to the Celera Genomics group's benefit for income taxes for fiscal 1998, 1999, and 2000 is set forth in the following table:

(Dollar amounts in millions)      1998        1999       2000
=============================================================
Federal statutory rate             35%         35%        35%
=============================================================
Tax at federal statutory
   rate                         $ (4.5)   $ (23.6)    $ (49.9)
State income taxes (net
   of federal benefit)                                     .2
Reorganization,
   restructuring, and
   other costs                                            1.4
Effect of goodwill
   amortization                                            .2
R&D tax credit                                           (5.4)
Recapitalization costs                        1.6
Other                                         (.6)        3.6
-------------------------------------------------------------
Total benefit for income
   taxes                        $ (4.5)   $ (22.6)    $ (49.9)
=============================================================

The Celera Genomics group was allocated a consolidated domestic loss carryforward of $57.0 million and domestic credit carryforward of $6.5 million, which will expire between the fiscal years 2005 and 2020.

================================================================================
PE CORPORATION 2000 ANNUAL REPORT  64

CELERA GENOMICS GROUP  Notes to Combined Financial Statements continued


Note 5--Retirement and Other Benefits

Pension Plan

The Company maintains or sponsors a pension plan that covers certain employees of the Celera Genomics group. Pension benefits earned are generally based on years of service and compensation during active employment. Pension plan assets are administered by a trustee and are principally invested in equity and fixed-income securities. The funding of the pension plan is determined in accordance with statutory funding requirements.

The Company's domestic pension plan covers a substantial portion of U.S. employees. During fiscal 1999, the plan was amended to terminate the accrual of benefits under the plan as of June 30, 2004 and to improve the benefit for participants who retire between the ages of 55 and 60. The pension plan is not available to employees hired on or after July 1, 1999.

Pension expense, consisting primarily of service cost allocated to the Celera Genomics group, was $.1 million for fiscal 1998, less than $.1 million for fiscal 1999, and $.3 million for fiscal 2000.

Retiree Healthcare and Life Insurance Benefits

The postretirement benefit plan provides certain healthcare and life insurance benefits to domestic employees hired prior to January 1, 1993, who retire and satisfy certain service and age requirements. Generally, medical coverage pays a stated percentage of most medical expenses, reduced for any deductible and for payments made by Medicare or other group coverage. The cost of providing these benefits is shared with retirees. The plan is unfunded. The postretirement benefit expense allocated to the Celera Genomics group was not material for fiscal 1998, 1999, and 2000. Amounts allocated to the Celera Genomics group were less than $.1 million for all periods presented.

Savings Plan

The Company provides a 401(k) savings plan, for domestic employees, with automatic Company contributions of 2% of eligible compensation and a dollar-for-dollar matching contribution of up to 4% of eligible compensation. Employees not eligible for the employee pension plan receive an extra 2% Company contribution in addition to the automatic 2% Company contribution through June 30, 2004, while pension plan participants continue to receive the automatic 2% contribution. The Company contributions allocated to the Celera Genomics group for fiscal 1998, 1999, and 2000 were $.2 million, $.5 million, and $1.9 million, respectively.

Postemployment Benefits

The Company provides certain postemployment benefits to eligible employees. These benefits generally include severance, disability, and medical-related costs paid after employment but before retirement.

Note 6--Segment, Geographic, and Customer Information

Business Segments and Geographic

The Celera Genomics group operates in one business segment, which is the generation, sale, and support of genomic information and enabling data management and analysis software. The Celera Genomics group's customers use this information for commercial applications in the pharmaceutical and life sciences industries in the specific areas of target identification, drug discovery, and drug development. The Celera Genomics group also provides gene discovery, genotyping, and related genomics services. The Celera Genomics group has recently expanded its business in the emerging fields of functional genomics, in particular, proteomics and personalized health/medicine. The Celera Genomics group has a small number of customers and derives a substantial portion of its revenues from fees paid by multinational pharmaceutical companies and larger biotechnology companies. The Celera Genomics group operates in the United States.

Note 7--Group Equity and Note Receivable

Celera Genomics stock represents a separate class of the Company's common stock. Additional shares of Celera Genomics stock may be issued from time to time upon exercise of stock options or at the discretion of the Company's Board of Directors. There were no repurchases of Celera Genomics stock for fiscal 1999 and 2000.

In January 2000, the Board of Directors announced a two-for-one split of Celera Genomics stock effective February 2000 in the form of a stock dividend. All Celera Genomics group share data reflect this split.

Note Receivable from Applied Biosystems

The initial capitalization of the Celera Genomics group included a $330 million short-term note receivable from Applied Biosystems established at September 30, 1998. The $330 million note represented an allocation of the Company's capital to the Celera Genomics group and did not result in Applied Biosystems holding an equity interest in the Celera Genomics group. Accordingly, no interest was ascribed to the note. The allocation of capital represented management's decision to allocate a portion of the Company's capital to the Celera Genomics group and the remaining capital to Applied Biosystems prior to the effective date of the recapitalization. The group financial statements do not include any intergroup equity interests. The note receivable was liquidated on May 28, 1999 in exchange for a portion of the proceeds received from the sale of the Analytical Instruments business and a new note receivable from Applied Biosystems for $150 million. The new note receivable was for a term of one-year, bearing an interest rate of 5% per annum, and was payable on demand without penalty. The Celera Genomics group received payment of the new note during fiscal 2000.

================================================================================
                                          65  PE CORPORATION 2000 ANNUAL REPORT

CELERA GENOMICS GROUP  Notes to Combined Financial Statements continued


Tax Benefit Receivable from Applied Biosystems

Applied Biosystems reimburses the Celera Genomics group for tax benefits generated, which then can be utilized on a consolidated basis. These reimbursements are intended to provide additional cash resources to the Celera Genomics group up to a maximum of $75 million. As of June 30, 2000, the Celera Genomics group had generated $68.5 million of tax benefits utilized by Applied Biosystems. At June 30, 1999 and 2000, the tax benefit receivable was $9.9 million and $16.7 million, respectively.

Third-Party Equity Transaction

In June 1999, the Company granted an option to purchase 2.6 million shares of Celera Genomics stock to a third party and entered into a one-year non-compete agreement with such party. The fair value of such option approximated $7.2 million and was amortized over the life of the non-compete agreement.

Stock Purchase Warrants

On January 22, 1998, the Company acquired PerSeptive Biosystems, Inc. The acquisition was accounted for as a pooling of interests, and Applied Biosystems' financial results were restated to include the combined operations. As a result of the merger, each outstanding warrant for shares of PerSeptive common stock was converted into warrants for the number of shares of the Company's common stock that would have been received by the holder if such warrants had been exercised immediately prior to the effective time of the merger.

As a result of the recapitalization and subsequent stock splits, each outstanding warrant for shares of PerSeptive common stock was further converted into warrants to acquire .1926 share of Celera Genomics stock and .7704 share of PE Biosystems stock. The warrants are not separately exercisable into solely Celera Genomics stock or PE Biosystems stock. The exercise price and expiration date of each warrant were not affected by the recapitalization or the stock splits.

At June 30, 2000, there were 53,799 warrants outstanding at an exercise price of $65.73. Upon exercise of all of the warrants, the holders would receive 53,799 shares of Celera Genomics stock and 215,196 shares of PE Biosystems stock. The warrants expire in September 2003.

Stockholders' Rights Plan

In connection with the recapitalization, the Company adopted a new Stockholders' Rights Plan (the "Rights Agreement") to protect stockholders against abusive takeover tactics. Under the Rights Agreement, the Company will issue one right for every two shares of Celera Genomics stock (a "Celera Genomics Right"), which will allow holders to purchase one-thousandth of a share of Series B participating junior preferred stock of the Company at a purchase price of $125, subject to adjustment (the "Series B Purchase Price"), and one right for every four shares of PE Biosystems stock (a "PE Biosystems Right"), which will allow holders to purchase one-thousandth of a share of Series A participating junior preferred stock of the Company at a purchase price of $425, subject to adjustment (the "Series A Purchase Price").

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

If following the time a person or group becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation; any person consolidates or merges with the Company and all or part of the common stock is converted or exchanged for securities, cash, or property of any other person; or 50% or more of the Company's assets or earnings power is sold or transferred, each Celera Genomics Right and each PE Biosystems Right will entitle its holder to purchase, for the Series B Purchase Price or Series A Purchase Price, a number of shares of common stock of the surviving entity in any such merger, consolidation or business combination or the purchaser in any such sale or transfer having a market value equal to twice the Series A Purchase Price or Series B Purchase Price.

The rights are redeemable at the Company's option at one cent per right to a person or group becoming an Acquiring Person.

Capital Stock

The Company's authorized capital stock consists of 225 million shares of Celera Genomics stock, 500 million shares of PE Biosystems stock, and 10 million shares of PE Corporation preferred stock. Of the 10 million authorized shares of preferred stock, the Company has designated 80,000 shares of two series of participating junior preferred stock in connection with the Company's stockholders' rights plan as previously described.

In March 2000, the Company completed a follow-on public offering of Celera Genomics stock. In this offering, 4.4 million shares of Celera Genomics stock were sold, resulting in net proceeds of $943.3 million.

================================================================================
PE CORPORATION 2000 ANNUAL REPORT  66

CELERA GENOMICS GROUP  Notes to Combined Financial Statements continued


Note 8--Stock Plans

Stock Option Plans

Under the Company's stock option plans, officers, directors, and other key employees may be granted options, each of which allows for the purchase of existing common stock at a price of not less than 100% of fair market value at the date of grant. Prior to the recapitalization, most option grants had a two-year vesting schedule, whereby 50% of the option grant vested at the end of each year from the date of grant. The Board of Directors has extended that schedule for most options granted subsequent to the recapitalization whereby 25% will vest annually, resulting in 100% vesting after four years. Options generally expire ten years from the date of grant.

Transactions relating to the stock option plans are summarized below:

                                          PE Corporation
                                    --------------------------
                                                      Weighted
                                     Number of         Average
                                       Options  Exercise Price
==============================================================
Fiscal 1998
Outstanding at June 30, 1997         4,155,603         $ 45.03
Granted                              1,997,041         $ 70.41
Exercised                              780,994         $ 34.76
Cancelled                              154,686         $ 71.42
--------------------------------------------------------------
Outstanding at June 30, 1998         5,216,964         $ 55.51
Exercisable at June 30, 1998         2,936,389         $ 43.12
==============================================================
Fiscal 1999
Granted                                 37,000         $ 86.61
Exercised                            1,549,364         $ 45.74
Cancelled                              108,914         $ 67.92
--------------------------------------------------------------
Outstanding at May 5, 1999           3,595,686         $ 60.23
Exercisable at May 5, 1999           2,639,696         $ 55.43
==============================================================
                                       Celera Genomics Stock
                                    --------------------------
                                                      Weighted
                                     Number of         Average
                                       Options  Exercise Price
==============================================================
Fiscal 1999
Outstanding at May 6, 1999           3,595,686         $  5.52
Granted                              7,952,036         $  8.72
Exercised                              281,788         $  5.25
Cancelled                              132,606         $  6.67
--------------------------------------------------------------
Outstanding at June 30, 1999        11,133,328         $  7.81
Exercisable at June 30, 1999         3,636,232         $  6.39
==============================================================
Fiscal 2000
Granted                              2,838,848         $ 77.55
Exercised                            1,392,069         $  6.44
Cancelled                              311,266         $ 11.04
--------------------------------------------------------------
Outstanding at June 30, 2000        12,268,841         $ 20.49
Exercisable at June 30, 2000         3,945,450         $  7.47
==============================================================

As a result of the recapitalization, each outstanding stock option under the Company's stock option plans was converted into separately exercisable options to acquire one share of PE Biosystems stock and 0.5 of a share of Celera Genomics stock prior to giving effect of the Celera Genomics stock split and PE Biosystems stock splits. The exercise price for the resulting PE Biosystems stock options and Celera Genomics stock options was calculated by multiplying the exercise price under the original option from which they were converted by a fraction, the numerator of which was the opening price of PE Biosystems stock or Celera Genomics stock, as the case may be, on May 6, 1999 (the first date such stocks were traded on the New York Stock Exchange) and the denominator of which was the sum of such PE Biosystems stock and Celera Genomics stock prices. However, the aggregate intrinsic value of the options was not increased, and the ratio of the exercise price per option to the market value per share was not reduced. In addition, the vesting provisions and option periods of the original grants has remained the same on conversion.

In connection with the acquisition of Paracel, the Company assumed Paracel's stock option plans. Options granted to Paracel employees and directors in exchange for their Paracel options at the acquisition date have been included in Celera Genomics stock options granted amount for fiscal 2000.

The following table summarizes information regarding options outstanding and exercisable for the Celera Genomics group at June 30, 2000:

                                               Weighted Average
                                           ------------------------
                                                        Contractual
                                                               Life
                             Number of     Exercise       Remaining
(Option prices per share)      Options        Price        in Years
===================================================================
Options Outstanding
At $.19 - $6.00                812,644      $  3.49             4.6
At $6.01 - $8.50             1,446,691      $  6.77             7.2
At $8.51 - $10.00            6,706,186      $  8.56             8.5
At $10.01 - $135.00          3,303,320      $ 54.91             8.8
===================================================================
Options Exercisable
At $.19 - $6.00                797,252      $  3.52
At $6.01 - $8.50             1,290,681      $  6.69
At $8.51 - $10.00            1,482,797      $  8.56
At $10.01 - $135.00            374,720      $ 14.30
===================================================================

1999 Stock Incentive Plans

The PE Corporation/PE Biosystems Group 1999 Stock Incentive Plan (the "PE Biosystems Plan") and the PE Corporation/Celera Genomics Group 1999 Stock Incentive Plan (the "Celera Genomics Plan") were approved in April 1999, as amended. The Celera Genomics Plan authorizes grants of stock options, stock awards, and performance shares with respect to Celera Genomics stock. The PE Biosystems Group Plan authorizes grants of stock options, stock awards, and performance shares with respect to PE Biosystems stock. Directors, certain officers, and key employees with responsibilities involving both Applied Biosystems and the Celera Genomics group may be granted awards under both incentive plans in a manner which reflects their responsibilities. The Board of Directors believes that granting awards tied to the performance of the group in which the participants work and, in certain cases the other group, is in the best interests of the Company and its stockholders.

================================================================================
                                          67  PE CORPORATION 2000 ANNUAL REPORT

CELERA GENOMICS GROUP  Notes to Combined Financial Statements continued


Employee Stock Purchase Plans

The Company's employee stock purchase plan offers domestic and certain non-U.S. employees the right to purchase shares of Celera Genomics stock and/or PE Biosystems stock. The purchase price in the U.S. is equal to the lower of 85% of the average market price of the applicable class of common stock on the offering date or 85% of the average market price of such class of common stock on the last day of the purchase period. Provisions of the plan for employees in countries outside the U.S. vary according to local practice and regulations.

Celera Genomics stock issued under the employee stock purchase plans during fiscal 1999 and 2000 totaled 24,000 shares and 303,000 shares, respectively. PE Biosystems stock issued under the employee stock purchase plans during fiscal 1999 and 2000 totaled 98,000 shares and 161,000 shares, respectively. Common stock issued under the employee stock purchase plans during fiscal 1998 and 1999 totaled 174,000 shares and 168,000 shares, respectively, of PE Corporation (predecessor) common stock.

Director Stock Purchase and Deferred Compensation Plan

The Company has a Director Stock Purchase and Deferred Compensation Plan that requires non-employee directors of the Company to apply at least 50% of their annual retainer to the purchase of common stock. Purchases of Celera Genomics stock and PE Biosystems stock are made in a ratio approximately equal to the number of shares of Celera Genomics and PE Biosystems stock outstanding. The purchase price is the fair market value on the date of purchase. At June 30, 2000, the Company had approximately 85,000 shares of Celera Genomics stock and 341,000 shares of PE Biosystems stock available for issuance under this plan.

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

As a result of the recapitalization, each share of restricted stock held was redesignated as 0.5 of a share of Celera Genomics stock and one share of PE Biosystems stock prior to giving effect of the Celera Genomics stock split and PE Biosystems stock splits. Restricted stock granted to key employees and non-employee directors during fiscal 2000 totaled 900 shares of Celera Genomics stock and 3,600 shares of PE Biosystems stock. Restricted stock granted prior to recapitalization to key employees and non-employee directors during fiscal 1998 and 1999 totaled 4,350 shares and 42,900 shares, respectively, of the PE Corporation (predecessor) common stock. Compensation expense recognized by the Celera Genomics group for these awards was $1.0 million for fiscal 2000.

Performance Unit Bonus Plan

The Company adopted a Performance Unit Bonus Plan in fiscal 1997. The plan utilized stock options and a performance unit bonus pool. Performance units granted under the plan represented the right to receive a cash or stock payment from the Company at a specified date in the future. The amount of the payment was determined on the date of the grant. The performance units vested upon shares of the Company's common stock attaining and maintaining specified price levels for a specified period. As of June 30, 2000, three series of performance units were granted under the plan. Certain members of the Celera Genomics group senior management participated in the first series of the plan, which was prior to the recapitalization. Compensation expense, pertaining to the first of the series, for the Celera Genomics group was $1.3 million for fiscal 1999. Fiscal 1999 compensation expense included $1.0 million related to the acceleration of payments under the plan as a result of the attainment of the performance targets. The vesting of the related stock options was not accelerated. No compensation expense pertaining to the plan was recognized in fiscal 1998 or 2000.

The plan was modified in fiscal 2000 to replace the performance units with performance stock options. Performance stock options vest in equal portions upon the earlier of the shares of PE Biosystems stock attaining and maintaining specified price levels for a specified period of time or after a specified future date. Members of the Celera Genomics group are not participants in this modified plan.

Accounting for Stock-Based Compensation

APB No. 25, "Accounting for Stock Issued to Employees," is applied in accounting for stock-based compensation plans. Accordingly, no compensation expense has been recognized for stock option and employee stock purchase plans, as all options have been issued at fair market value.

Pro forma net income and earnings per share information, as required by SFAS No. 123, "Accounting for Stock-Based Compensation," have been determined for employee stock plans under the statement's fair value method. The fair value of the options was estimated at grant date using a Black-Scholes option pricing model with the following weighted average assumptions:

For the years ended June 30,                  1999        2000
==============================================================
Dividend yield                                  -%          -%
Volatility                                  34.40%      99.30%
Risk-free interest rates                      5.0%       6.21%
Expected option life in years                 5.23         3.5
==============================================================

For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.

================================================================================
PE CORPORATION 2000 ANNUAL REPORT  68

CELERA GENOMICS GROUP  Notes to Combined Financial Statements continued


Pro forma information for fiscal years 1999 and 2000 is presented below:

(Dollar amounts in millions, except per share amounts)         1999          2000
=================================================================================
Net loss
   As reported                                              $ (44.9)     $  (92.7)
   Pro forma                                                $ (47.5)     $ (106.6)
Basic and diluted loss per share
   As reported                                              $  (.89)     $  (1.73)
   Pro forma                                                $  (.95)     $  (1.98)
=================================================================================

Pro forma information for fiscal 1998 is omitted since Celera Genomics stock was not part of the capital structure of the Company at that time.

The weighted average fair value of PE Corporation (predecessor) stock options granted was $24.83 and $33.54 for fiscal 1998 and 1999, respectively. The weighted average fair value of Celera Genomics stock options granted was $4.13 and $46.41 for fiscal 1999 and 2000, respectively.

Since Celera Genomics stock and Applied Biosystems were not part of the capital structure of the Company prior to May 6, 1999, there were no stock options outstanding prior to that date. Therefore, the fiscal 1999 pro forma effect of Celera Genomics stock options is not representative of what the effect would be in future years.

Note 9--Related-Party Transactions

Sales of Products and Services Between Groups

A group will sell products or services to the other group on terms that would be available from third parties in commercial transactions. If terms for such transactions are not available, the purchasing group will pay fair value as determined by the Board of Directors for such products and services or at the cost (including overhead) of the selling group. For fiscal 1999 and fiscal 2000, R&D expenses included $15.2 million and $53.9 million, respectively, for purchases of instruments, lease payments on instruments, and the purchase of consumables, and $2.1 million and $.5 million, respectively, of contracted R&D services from Applied Biosystems.

Access to Technology and Know-How

Each group has free access to all Company technology and know-how (excluding products and services of the other group) that may be useful in that group's business, subject to obligations and limitations applicable to the Company and to such exceptions that the Board of Directors may determine. The groups consult with each other on a regular basis concerning technology issues that affect both groups. The costs of developing technology remain in the group responsible for its development.

Note 10--Commitments and Contingencies

Future minimum payments at June 30, 2000 under non-cancelable operating leases for real estate and equipment were as follows:

(Dollar amounts in millions)
=============================================================
2001                                                   $ 35.6
2002                                                     14.5
2003                                                      5.1
2004                                                      1.4
2005                                                      1.4
2006 and thereafter                                       1.1
-------------------------------------------------------------
Total                                                  $ 59.1
=============================================================

Rental expense was $.3 million for fiscal 1998, $8.5 million for fiscal 1999, and $30.5 million for fiscal 2000.

On November 18, 1997, Amersham Pharmacia Biotech, Inc. ("Amersham") filed a patent infringement action against the Company in the United States District Court for the Northern District of California. The complaint alleges that the Company is directly, contributorily, or by inducement infringing U.S. Patent No. 5,688,648 ("the '648 patent"), entitled "Probes Labelled with Energy Transfer Coupled Dyes." Amersham asserts that the Company's sale of DNA analysis reagents and systems that incorporate "BigDye" fluorescence detection technology would infringe the '648 patent, and seeks injunctive and monetary relief. The Company answered the complaint, alleging that the '648 patent is invalid and that the Company has not infringed the '648 patent. This case is scheduled for trial in January 2001.

On March 13, 1998, the Company filed a patent infringement action against Amersham and Molecular Dynamics, Inc. in the United States District Court for the Northern District of California. The Company asserts that one of its patents (U.S. 4,811,218) is infringed by reason of Molecular Dynamics' and Amersham's sale of certain DNA analysis systems (e.g., the MegaBACE 1000 System). In response, the defendants have asserted various affirmative defenses and several counterclaims, including that the Company is infringing two patents (U.S. 5,091,652 and U.S. 5,459,325) owned by or licensed to Molecular Dynamics by selling the ABI PRISM(TM) 377 DNA Sequencing Systems.

On May 21, 1998, Amersham filed a patent infringement action against the Company in the United States District Court for the Southern District of New York. The complaint alleges that the Company is infringing, contributing to the infringement, and inducing the infringement of U.S. Patent No. 4,707,235 ("the '235 patent") entitled "Electrophoresis Method and Apparatus having Continuous Detection Means." The complaint seeks injunctive and monetary relief. The Company answered the complaint, alleging that the '235 patent is invalid and that the Company does not infringe the '235 patent. The matters described in this paragraph and the immediately preceding paragraph have been consolidated into a single case to be heard in the United States District Court for the Northern District of California. This case has not yet been scheduled for trial.

================================================================================
                                          69  PE CORPORATION 2000 ANNUAL REPORT

CELERA GENOMICS GROUP  Notes to Combined Financial Statements continued


On May 30, 2000, the Company filed a patent infringement action against Amersham in the United States District Court for the Northern District of California. The Company asserts that one of its patents (U.S. 5,945,526) is infringed by reason of Amersham's sale of DNA analysis reagents and systems that incorporate ET Terminator fluorescence detection technology. This case is in the early stages of discovery.

The Company has been named as a defendant in several legal actions, including patent, commercial, and environmental, arising from conduct of normal business activities. Although the amount of any liability that might arise with respect to any of these matters cannot be accurately predicted, the resulting liability, if any, will not in the opinion of management have a material adverse effect on the financial statements of the Celera Genomics group or the Company.

The holders of Celera Genomics stock are stockholders of the Company and will continue to be subject to all risks associated with an investment in the Company, including any legal proceedings and claims affecting Applied Biosystems.

Note 11--Financial Instruments

The fair value of significant financial instruments held or owned by the Company is estimated using various methods. Cash and cash equivalents approximate their carrying amount. Fair values of short-term investments and notes receivable are estimated based on quoted market prices, if available, or quoted market prices of financial instruments with similar characteristics. The fair value of debt is based on the current rates offered to the Company for debt of similar remaining maturities. The following table presents the carrying amounts and fair values of significant financial instruments at June 30, 1999 and 2000:

                                        1999                      2000
                                -------------------       ------------------
                                Carrying       Fair       Carrying      Fair
(Dollar amounts in millions)      Amount      Value         Amount     Value
============================================================================
Cash and cash
   equivalents                   $  71.5    $  71.5        $ 569.9   $ 569.9
Short-term
   investments                                             $ 541.1   $ 541.1
Note receivable from
   Applied Biosystems            $ 150.0    $ 150.0
Long-term debt                                             $  46.0   $  46.0
============================================================================

Net unrealized gains and losses on short-term investments are reported as a separate component of accumulated other comprehensive income.

Note 12--Quarterly Financial Information (Unaudited)

The following is a summary of quarterly financial results:

                                First Quarter         Second Quarter
                             -------------------  ---------------------
(Dollar amounts in millions
except per share amounts)       1999        2000      1999         2000
=======================================================================
Net revenues                 $   3.9  $      8.3  $    1.7   $      8.3
Operating loss                  (5.6)      (32.3)    (12.9)       (39.3)
Net loss                        (3.6)      (19.4)     (8.6)       (24.3)
=======================================================================
Net loss per share
   Basic and diluted                  $     (.38)            $     (.47)
=======================================================================
Price range of
   common stock
     High                             $ 26-29/32             $ 96-13/32
     Low                              $    7-7/8             $  15-3/16
=======================================================================


                                Third Quarter         Fourth Quarter
                             -------------------  ---------------------
(Dollar amounts in millions
except per share amounts)       1999        2000      1999         2000
=======================================================================
Net revenues                 $   1.8  $     11.1  $    5.1   $     15.0
Operating loss                 (19.3)      (42.9)    (31.0)       (53.6)
Net loss                       (12.8)      (24.1)    (19.9)       (24.9)
=======================================================================
Net loss per share
   Basic and diluted                  $     (.45) $   (.39)  $     (.43)
=======================================================================
Price range of
   common stock
     High                             $      276  $ 11-1/4   $      151
     Low                              $       73  $ 7-3/32   $  50-3/16
=======================================================================

There were no dividends on Celera Genomics stock for the periods presented.

Fiscal 1999 price ranges are for the period from May 6, 1999 through June 30, 1999. The recapitalization of the Company on May 6, 1999 resulted in the issuance of two new classes of common stock called Celera Genomics stock and PE Biosystems stock.

Per share and price range of common stock reflect the two-for-one stock split effective February 2000.

Events Impacting Comparability

Fiscal 1999 Second, third, and fourth quarter results included before-tax costs of $.6 million, $.8 million, and $3.2 million, respectively, in connection with the recapitalization of the Company. Fourth quarter results also included before-tax costs of $1.0 million related to the acceleration of certain long-term compensation programs of the Company. The aggregate after-tax effect of these items increased second, third, and fourth quarter net loss by $.6 million, $.8 million, and $3.9 million, respectively, and increased fourth quarter net loss by $.08 per diluted share.

================================================================================
PE CORPORATION 2000 ANNUAL REPORT  70

CELERA GENOMICS GROUP  Report of Management and
                       Report of Independent Accountants


Report of Management

To the Stockholders of
PE Corporation

Management is responsible for the accompanying combined financial statements, which have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, it is necessary for management to make informed judgments and estimates which it believes are in accordance with generally accepted accounting principles appropriate under the circumstances. Financial information presented elsewhere in this annual report is consistent with that in the financial statements.

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

The Audit/Finance Committee of the Board of Directors is comprised solely of outside directors and is responsible for overseeing and monitoring the quality of the Company's accounting and auditing practices. The independent accountants and internal auditors have full and free access to the Audit/Finance Committee and meet periodically with the committee to discuss accounting, auditing, and financial reporting matters.

/s/ Dennis L. Winger
Dennis L. Winger
Senior Vice President and
Chief Financial Officer

/s/ Tony L. White
Tony L. White
Chairman, President, and
Chief Executive Officer


Report of Independent Accountants

To the Stockholders and Board of Directors of PE Corporation

In our opinion, the accompanying combined statements of financial position and the related combined statements of operations, of group equity and comprehensive loss, and of cash flows present fairly, in all material respects, the financial position of the Celera Genomics group of PE Corporation at June 30, 2000 and 1999, and the results of its operations and its cash flows for each of the three fiscal years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the management of PE Corporation; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described above and more fully in Note 1 to the Celera Genomics group combined financial statements, the Celera Genomics group is a group of PE Corporation; accordingly, the combined financial statements of the Celera Genomics group should be read in conjunction with the audited financial statements of PE Corporation.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Stamford, Connecticut
July 25, 2000



================================================================================
                                          71  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION   Selected Financial Data

(Dollar amounts in thousands except per share amounts)
For the years ended June 30,                 1996           1997           1998           1999           2000
=============================================================================================================
Financial Operations
Net revenues                            $ 642,218    $   768,368    $   944,306    $ 1,216,897    $ 1,371,035
Income from continuing operations           1,310        102,492         15,694         96,797         95,496
   Per share of common stock
     Basic                                    .03           2.16            .32
     Diluted                                  .03           2.07            .31
Income (loss) from discontinued
   operations (net of income taxes)       (37,833)        27,906         40,694         79,058
Net income (loss)                         (36,523)       130,398         56,388        175,855         95,496
   Per share of common stock
     Basic                                   (.80)          2.74           1.16
     Diluted                                 (.77)          2.63           1.12
Dividends per share                           .68            .68            .68            .51
=============================================================================================================
Applied Biosystems
Income from continuing operations       $   3,899    $   132,739    $    24,009    $   148,365    $   186,247
   Per share of common stock
     Basic                                                                                 .74            .90
     Diluted                                                                               .72            .86
Income (loss) from discontinued
   operations (net of income taxes)       (37,833)        27,906         40,694         79,058
Net income (loss)                         (33,934)       160,645         64,703        227,423        186,247
   Per share of common stock
     Basic                                                                                1.13            .90
     Diluted                                                                              1.10            .86
Dividends per share                                                                      .0425            .17
=============================================================================================================
Celera Genomics Group
Net loss                                $  (2,589)   $   (30,247)   $    (8,315)   $   (44,894)   $   (92,737)
   Per share of common stock
     Basic and diluted                                                                    (.89)         (1.73)
=============================================================================================================
Other Information
Cash and short-term investments         $ 121,145    $   217,222    $    84,091    $   308,021    $ 1,505,642
Working capital                           229,639        354,742        287,991        471,350      1,479,027
Capital expenditures                       28,198         58,057         71,820        176,035        125,815
Total assets                              809,856      1,006,793      1,135,276      1,519,307      3,083,315
Long-term debt                             33,694         59,152         33,726         31,452         82,115
Total debt                                 89,801         89,068         45,825         35,363         97,808
Stockholders' equity                      373,727        504,270        564,248        821,525      2,220,492
=============================================================================================================

The selected financial data should be read with the consolidated financial statements.

The recapitalization of the Company on May 6,1999 resulted in the issuance of two new classes of common stock called PE Corporation-PE Biosystems Group Common Stock and PE Corporation-Celera Genomics Group Common Stock. The PE Biosystems group is currently doing business as Applied Biosystems and will seek formal approval of a change to this name at the 2000 annual meeting. The PE Biosystems group is referred to as Applied Biosystems.

Applied Biosystems per share data reflects the two-for-one stock splits effective July 1999 and February 2000. Celera Genomics group per share data reflects the two-for-one stock split effective February 2000.

A number of items impact the comparability of the data from continuing operations. Before-tax amounts include:
o Restructuring, other merger costs, and acquisition-related costs of $17.5 million for fiscal 1996, $48.1 million for fiscal 1998, $6.1 million for fiscal 1999, and $2.1 million for fiscal 2000;
o A restructuring reserve adjustment of $9.2 million for fiscal 1999 relating to excess fiscal 1998 restructuring liabilities;
o Gain on investments of $11.7 million for fiscal 1996, $64.9 million for fiscal 1997, $1.6 million for fiscal 1998, $6.1 million for fiscal 1999, and $48.6 million for fiscal 2000;
o Acquired research and development charges of $33.9 million for fiscal 1996, $26.8 million for fiscal 1997, and $28.9 million for fiscal 1998;
o Charges for the impairment of assets of $9.9 million for fiscal 1996, $.7 million for fiscal 1997, and $14.5 million for fiscal 1999;
o Tax benefit and valuation allowance reductions of $22.2 million for fiscal
  1999;
o A charge of $3.5 million for a donation to the Company's charitable foundation for fiscal 1999;
o Foreign currency hedge contract-related gain of $2.3 million for fiscal 1999;
o Charges of $9.2 million for fiscal 1999 relating to the recapitalization of the Company;
o Charges relating to the acceleration of certain long-term compensation programs as a result of the attainment of performance targets of $10.1 million for fiscal 1999 and $45.0 million for fiscal 2000; and
o A gain of $8.2 million on the sale of real estate for fiscal 2000.


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  72

PE CORPORATION  Management's Discussion and Analysis


Management's Discussion of
Continuing Operations

PE Corporation ("PE" or "our company") is comprised of two separate business segments in continuing operations: the PE Biosystems group and the Celera Genomics group. The performance of these businesses is reflected separately by two classes of common stock: PE Corporation-PE Biosystems Group Common Stock ("PE Biosystems stock") and PE Corporation-Celera Genomics Group Common Stock ("Celera Genomics stock"). The PE Biosystems group manufactures and markets biochemical instrument systems and associated consumable products for life science research and related applications. The PE Biosystems group is currently doing business as Applied Biosystems and will seek formal approval of a change to this name at our company's 2000 annual meeting. We refer to the PE Biosystems group as Applied Biosystems. The Celera Genomics group is engaged principally in the generation, sale, and support of genomic information and enabling data management and analysis software. The Celera Genomics group's customers use this information for commercial applications in the pharmaceutical and life sciences industries in the specific areas of target identification, drug discovery, and drug development. The Celera Genomics group also provides gene discovery, genotyping, and related genomics services. The Celera Genomics group has recently expanded its business into the emerging fields of functional genomics, in particular, proteomics and personalized health/medicine.

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

Discontinued Operations

Effective May 28, 1999, we completed the sale of our Analytical Instruments business to EG&G, Inc. Analytical Instruments, formerly a unit of Applied Biosystems, developed, manufactured, marketed, sold, and serviced analytical instruments used in a variety of markets. The aggregate consideration received from the sale was $425 million, consisting of $275 million in cash and one-year secured promissory notes in the aggregate principal amount of $150 million bearing interest at a rate of 5% per annum. The promissory notes were collected in fiscal 2000. In fiscal 1999, we recognized a net gain on disposal of discontinued operations of $100.2 million, net of $87.8 million of income taxes.

Amounts previously reported for Analytical Instruments were reclassified and stated as discontinued operations. See Note 15 to our consolidated financial statements.

Events Impacting Comparability

Acquisitions, Investments, and Dispositions

During the fourth quarter of fiscal 2000, we acquired Paracel, Inc. in a stock-for-stock transaction. Paracel produces advanced genomic and text analysis technologies. Its products include a hardware accelerator for sequence comparison, a hardware accelerator for text search, and sequence analysis software tools. Approximately 1.6 million shares of Celera Genomics stock were issued in exchange for the outstanding shares of Paracel common stock not previously owned by our company. At the time of the acquisition, our company owned 14% of Paracel.

On January 22, 1998, we acquired PerSeptive Biosystems, Inc. The acquisition was accounted for as a pooling of interests and, accordingly, our financial results were restated to include the combined operations.

We acquired Molecular Informatics, Inc. and a 14.5% interest, and approximately 52% of the voting rights, in Tecan AG during the second quarter of fiscal 1998. The results of operations for these acquisitions, each of which was accounted for as a purchase, were included in our consolidated financial statements since the date of acquisition. During the fourth quarter of fiscal 1999, we divested our interest in Tecan. A before-tax gain of $1.6 million was recognized on the sale.

A discussion of significant acquisitions, investments, and dispositions is provided in Note 2 to our consolidated financial statements.

Restructuring and Other Special Charges

During fiscal 2000, we incurred $2.1 million of before-tax costs associated with acquisitions for Applied Biosystems which were not consummated.

In fiscal 1999, non-recurring before-tax costs of $9.2 million were incurred in connection with the recapitalization of our company. See Note 1 to our consolidated financial statements for a discussion of the recapitalization.

During fiscal 1998, $48.1 million of before-tax charges were recorded for restructuring and other merger costs to integrate PerSeptive into our company following the acquisition. The objectives of the integration plan were to lower PerSeptive's cost structure by reducing excess manufacturing capacity, achieve broader worldwide distribution of PerSeptive's products, and combine sales, marketing, and administrative functions. The charge included: $33.9 million for restructuring the combined operations; $8.6 million for transaction costs; and $4.1 million of inventory-related write-offs, recorded in cost of sales, associated with the rationalization of certain product lines. Additional merger-related period costs of $6.1 million for fiscal 1999 and $1.5 million for fiscal 1998 were incurred for training, relocation, and communication in connection with the integration.


================================================================================
                                           73  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Management's Discussion and Analysis continued


During the fourth quarter of fiscal 1999, we completed the restructuring actions. The costs to implement the program were $9.2 million below the $48.1 million charge recorded for fiscal 1998. As a result, during the fourth quarter of fiscal 1999, Applied Biosystems recorded a $9.2 million reduction of charges required to implement the fiscal 1998 plan. A discussion of the restructuring program is provided in Note 14 to our consolidated financial statements.

Acquired Research and Development

During the second quarter of fiscal 1998, we expensed $28.9 million of the Molecular Informatics acquisition cost as in-process research and development, representing 53.6% of the purchase price. This amount was attributed to and supported by a discounted probable cash flow analysis on a project-by-project basis. At the acquisition date, the technological feasibility of the acquired technology had not been established and the acquired technology had no future alternative uses.

We attributed approximately 10% of the in-process research and development value to BioLIMS, a software system that manages data, initiates analysis programs, and captures the results in a centralized, relational database for sequencing instruments; 6% to GA SFDB, a client-side add-on product to several existing gene sequencing instruments; 38% to BioMERGE, a client-server management and integration system that organizes proprietary, public, and third-party results in a single relational database for the drug discovery and genomic research markets; 9% to BioCLINIC, a client-server management and integration system that organizes proprietary, public, and third-party results generated from DNA and protein sequence analysis in a single database for the clinical trials phase of drug development; and 37% to SDK, an open architecture software platform from which all of Molecular Informatics' future software applications were expected to be derived.

As of the acquisition date, all of the major functionality for BioLIMS 2.0 had been completed and the product was subsequently released in September 1998. As of the acquisition date, BioLIMS 3.0 was in the design and scoping phase. As of the acquisition date, GA SFDB was in early alpha phase and had been completed concurrent with the development of BioLIMS 2.0. This product was released in September 1998. As of the acquisition date, BioMERGE 3.0's functional scope was defined and the requirements assessment had been completed. The product was released in November 1998. As of the acquisition date, the BioCLINIC product requirements had been specified and discussions had begun with two potential customers to begin the specific software modifications. Development efforts were terminated in April 1998 due to unsuccessful marketing efforts. As of the acquisition date, the SDK requirements' assessment had been completed and the functional scope had been defined.

We attributed $11.8 million of the purchase price to core technology and existing products, primarily related to the BioMERGE product. We applied a risk-adjusted discount rate to the project's cash flows of 20% for existing technology and 23% for in-process technology. The risk premium of 3% for in-process technologies was determined by management based on the associated risks of releasing these in-process technologies versus the existing technologies for the emerging bioinformatics software industry. The significant risks associated with these products include the limited operating history of Molecular Informatics, uncertainties surrounding the market acceptance of such in-process products, competitive threats from other bioinformatics companies, and other risks. Management is primarily responsible for estimating the fair value of such existing and in-process technology.

Asset Impairment

During the fourth quarter of fiscal 1999, we incurred a $14.5 million charge to cost of sales for the impairment of intangible assets associated with the Molecular Informatics business. This impairment resulted primarily from a decline in management's assessment of future cash flows from this business, which included the discontinuance of certain product lines in the fourth quarter.

Gain on Investments

Fiscal 2000 included a before-tax gain of $48.6 million related to the sale of minority equity investments. Fiscal 1999 and 1998 included before-tax gains of $4.5 million and $1.6 million, respectively, related to the sale and release of contingencies on minority equity investments. As previously described, fiscal 1999 also included a before-tax gain of $1.6 million related to the sale of our interest in Tecan. See Note 2 to our consolidated financial statements.

Other Events Impacting Comparability

Fiscal 2000 and 1999 included charges of $45.0 million and $10.1 million, respectively, to selling, general and administrative expenses, for costs related to the acceleration of certain long-term compensation programs as a result of the attainment of performance targets.

During the fourth quarter of fiscal 2000, we recorded a gain of $8.2 million to other income, net from the sale of real estate. A gain of $2.3 million related to foreign currency hedge contracts was recognized in other income, net during the fourth quarter of fiscal 1999.

During the fourth quarter of fiscal 1999, we made a $3.5 million donation to our company's charitable foundation, which supports educational and other charitable programs. The charge was recorded to selling, general and administrative expenses.

The effective income tax rate for fiscal 1999 included certain tax benefit and valuation allowance reductions of $22.2 million. See Note 4 to our consolidated financial statements for a discussion of income taxes.


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  74

PE CORPORATION  Management's Discussion and Analysis continued


Results of Continuing Operations--2000 Compared With 1999

We reported income from continuing operations of $95.5 million for fiscal 2000 compared with $96.8 million for fiscal 1999. On a segment basis, Applied Biosystems reported income from continuing operations of $186.2 million for fiscal 2000 compared with $148.4 million for fiscal 1999 and the Celera Genomics group reported a net loss of $92.7 million for fiscal 2000 compared with a net loss of $44.9 million for fiscal 1999.

Income from continuing operations for our company, on a comparable basis excluding the special items previously described from both fiscal years and Tecan from the prior fiscal year, increased 4.5%, to $95.5 million for fiscal 2000 compared with $91.4 million for fiscal 1999. On a segment basis, Applied Biosystems, excluding the special items from both fiscal years and Tecan from the prior fiscal year, income from continuing operations increased 35.4% to $186.2 million for fiscal 2000 compared with $137.5 million for fiscal 1999. The Celera Genomics group reported a net loss of $92.7 million for fiscal 2000 compared with a net loss of $39.6 million for fiscal 1999, excluding the special items allocated to the group. The special items consisted of a before-tax charge of $4.6 million for costs incurred in connection with the recapitalization of our company and $1.0 million of before-tax costs related to the acceleration of certain long-term compensation programs as a result of the recapitalization and the attainment of performance targets.

Net revenues were $1.4 billion for fiscal 2000 compared with $1.2 billion for fiscal 1999, an increase of 12.7%. On a segment basis, net revenues for Applied Biosystems were $1.4 billion for fiscal 2000 compared with $1.2 billion for fiscal 1999. The Celera Genomics group reported net revenues of $42.7 million for fiscal 2000 compared with $12.5 million for fiscal 1999.

Net revenues for Applied Biosystems, excluding the results of Tecan for the prior fiscal year, increased 24.0% compared with fiscal 1999. Increased net revenues for sequence detection systems, including reagents and instrument systems for gene expression analysis and single nucleotide polymorphism ("SNP") detection, mass spectrometry products, and DNA sequencing consumables were contributors. The effects of foreign currency translation decreased net revenues by approximately $1.8 million compared with the prior fiscal year as weakness in the euro was essentially offset by strengthening of the Japanese yen. Net revenues from leased instruments and shipments of consumables and project materials to the Celera Genomics group were $59.8 million for fiscal 2000, or 4.3% of Applied Biosystems' net revenues. For fiscal 1999, net revenues from leased instruments, shipments of instruments and consumables, and contracted R&D services to the Celera Genomics group were $17.3 million and represented less than 2% of Applied Biosystems' net revenues. Geographically, excluding the net revenues of Tecan for fiscal 1999, Applied Biosystems reported revenue growth in all regions for fiscal 2000 compared with the prior fiscal year. Net revenues increased 21.6% in the United States, 18.5% in Europe, 35.8% in the Far East, and 50.7% in Latin America and other markets. Excluding the favorable effects of foreign currency translation in Japan, net revenues increased approximately 23% in the Far East, partly reflecting increased government funding for genomics-related research. Excluding the negative effects of foreign currency translation in Europe, net revenues increased by approximately 27%.

Net revenues for the Celera Genomics group increased $30.2 million for fiscal 2000 compared with fiscal 1999. The increased revenues resulted primarily from database subscription agreements initiated during fiscal 2000 and the second half of fiscal 1999 and an increase in related genomics services revenues. Revenues for genotyping services remained essentially unchanged.

Gross margin as a percentage of net revenues for our company was 55.6% for fiscal 2000 compared with 54.1% for fiscal 1999. Gross margin for Applied Biosystems as a percentage of net revenues was 54.1% for fiscal 2000 compared with 53.9% for fiscal 1999. Excluding Tecan and the asset impairment charge from the prior fiscal year, gross margin as a percentage of net revenues for Applied Biosystems was 54.1% for fiscal 1999.

SG&A expenses for our company were $436.9 million for fiscal 2000 compared with $364.1 million for fiscal 1999. On a segment basis, SG&A expenses were $393.9 million and $335.9 million for fiscal 2000 and 1999, respectively, for Applied Biosystems, and $43.0 million and $28.3 million for fiscal 2000 and 1999, respectively, for the Celera Genomics group.

SG&A expenses for Applied Biosystems, excluding the long-term compensation charges for fiscal 2000 and 1999, Tecan, and the $3.5 million charge for a contribution to our company's charitable foundation for fiscal 1999, increased 20.5%. This increase was due to higher planned worldwide selling and marketing expenses commensurate with the higher revenue growth. As a percentage of net revenues, excluding the special charges from both fiscal years and Tecan from the prior fiscal year, SG&A expenses were 25.1% for fiscal 2000 compared with 25.9% for fiscal 1999.

The Celera Genomics group's SG&A expenses increased to $43.0 million for fiscal 2000 compared with $28.3 million for fiscal 1999. The increase was related to the planned scale-up in business development, marketing, and administrative activities in support of the database business. Fiscal 1999 SG&A expenses included $1.0 million for costs related to the acceleration of certain long-term compensation programs as a result of the recapitalization of our company and the attainment of performance targets.

R&D expenses for our company increased to $274.8 million for fiscal 2000 compared with $179.3 million for the prior fiscal year. R&D expenses for Applied Biosystems were $141.2 million for fiscal 2000 compared with $133.5 million for fiscal 1999, an increase of 5.7%. Excluding Tecan from the prior fiscal year, R&D expenses for fiscal 2000 increased 18.4% compared with fiscal 1999. As a percentage of net revenues, excluding Tecan from fiscal 1999, R&D expenses


================================================================================
                                           75  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Management's Discussion and Analysis continued


were 10.2% for fiscal 2000 compared with 10.7% for fiscal 1999. The prior fiscal year's R&D expense level was higher as a percentage of net revenues due to the development of new products released in the second half of fiscal 1999.

The Celera Genomics group's R&D expenses increased $119.4 million to $167.8 million for fiscal 2000 from $48.4 million for fiscal 1999, primarily as a result of a full year of sequencing operations and significantly expanded bioinformatics and software development capabilities. The group also continued to expand its scientific and annotation research teams, and bioinformatics and software engineering staff. R&D expenses for fiscal 2000 included $4.5 million of amortization of goodwill and other intangibles primarily associated with the Paracel acquisition.

During fiscal 2000, our company incurred $2.1 million of costs associated with acquisitions for Applied Biosystems which were not consummated. During fiscal 1999, we incurred merger-related period costs of $6.1 million for training, relocation, and communication in connection with the integration of PerSeptive into Applied Biosystems. During the fourth quarter of fiscal 1999, our company completed the restructuring actions associated with integration of PerSeptive following the acquisition. The costs to implement the program were $9.2 million below the $48.1 million charge recorded for fiscal 1998. As a result, during the fourth quarter of fiscal 1999, Applied Biosystems recorded a $9.2 million reduction of charges required to implement the fiscal 1998 plan. See Note 14 to our consolidated financial statements for a discussion of the restructuring. Also during fiscal 1999, our company recorded a non-recurring charge of $9.2 million for costs incurred in connection with the recapitalization of our company. These costs included investment banking and professional fees. On a segment basis, Applied Biosystems and the Celera Genomics group were each allocated 50% of the charge. These costs included investment banking and professional fees.

Operating Income
(Dollar amounts in millions)                 1999        2000
=============================================================
Operating income before
   special items                          $ 142.8     $  95.2
     Asset impairment                       (14.5)
     Long-term compensation
        programs                            (10.1)      (45.0)
     Charitable foundation
        contribution                         (3.5)
     Restructuring and other
        merger costs, net                     3.1
     Recapitalization costs                  (9.2)
     Acquisition-related costs                           (2.1)
-------------------------------------------------------------
Operating income                          $ 108.6     $  48.1
=============================================================

Operating income for our company decreased to $48.1 million for fiscal 2000 compared with $108.6 million for fiscal 1999. On a comparable basis, excluding the special items previously described, operating income decreased 33.3% to $95.2 million for fiscal 2000 compared with $142.8 million for fiscal 1999.

On a segment basis, operating income for Applied Biosystems increased to $213.2 million for fiscal 2000 compared with $187.9 million for the prior fiscal year. On a comparable basis, excluding the special items previously described from both fiscal years and Tecan from the prior fiscal year, operating income increased 32.0% for fiscal 2000 compared with fiscal 1999. Applied Biosystems benefited from increased revenues as a result of strong worldwide demand and lower operating expenses as a percentage of net revenues, partially as a result of a slower than planned increase in staffing during the fiscal year. Operating income as a percentage of net revenues, excluding the special items from both fiscal years and Tecan from the prior fiscal year, increased to 18.8% for fiscal 2000 compared with 17.6% for fiscal 1999.

The operating loss for the Celera Genomics group was $168.1 million for fiscal 2000 compared with $68.8 million for fiscal 1999. The increase in the Celera Genomics group's operating loss reflected: the increased sequencing activity; increased investment in research and development activities related to expanded scientific and annotation teams, and bioinformatics staff; and increased operating expenses required to support the expanded product and business development activities.

For fiscal 2000 and 1999, Applied Biosystems recorded before-tax gains of $48.6 million and $4.5 million, respectively, related to the sale of minority equity investments. Fiscal 1999 also included a gain of $1.6 million related to the sale of our interest in Tecan.

Interest expense was $3.5 million for fiscal 2000 compared with $3.8 million for fiscal 1999. This decrease was primarily due to lower average interest rates. Interest income was $39.4 million for fiscal 2000 compared with $2.9 million for fiscal 1999. This increase was primarily a result of higher balances of cash and cash equivalents and short-term investments, which increased during the third quarter of fiscal 2000 due to a follow-on public offering of Celera Genomics stock, as well as interest on the note receivable related to the sale of the Analytical Instruments business.

Other income, net for fiscal 2000 was $3.4 million, primarily related to a gain on the sale of real estate, and was partially offset by costs associated with a portion of our company's foreign currency management program. Other income, net was $.5 million for fiscal 1999, which related primarily to the revaluation of foreign exchange contracts and a legal settlement that were partially offset by the loss on the disposal of certain assets and other non-operating costs.

Our company's effective income tax rate was 30% for fiscal 2000 compared with 4% for the prior fiscal year. Excluding special items in both fiscal years and Tecan in fiscal 1999, the effective income tax rate was 24% for fiscal 2000 compared with 25% for the prior fiscal year. The effective income tax rate for fiscal 1999 included the release of valuation allowances of $17.4 million. Because the sale of the Analytical Instruments business had been completed, the valuation allowance was reduced as management believed that it was more likely than not that the deferred tax assets to which the valuation allowance related would be realized.


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  76

PE CORPORATION  Management's Discussion and Analysis continued


An analysis of the differences between the federal statutory income tax rate and the effective income tax rate is provided in Note 4 to our consolidated financial statements.

For fiscal 1999, we incurred minority interest expense of $13.4 million relating to our company's 14.5% financial interest in Tecan.

Results of Continuing Operations--1999 Compared With 1998

We reported income from continuing operations of $96.8 million for fiscal 1999 compared with $15.7 million for fiscal 1998. On a segment basis, Applied Biosystems reported income from continuing operations of $148.4 million for fiscal 1999 compared with $24.0 million for fiscal 1998 and the Celera Genomics group reported a net loss of $44.9 million for fiscal 1999 compared with $8.3 million for fiscal 1998.

Income from continuing operations for our company, on a comparable basis excluding the special items previously described, increased 4.0% to $91.4 million for fiscal 1999 compared with $87.9 million for fiscal 1998. On a segment basis, Applied Biosystems, excluding the special items, reported an increase of 44.8% in income from continuing operations for fiscal 1999 compared with fiscal 1998. Excluding the fiscal 1999 special items allocated to the Celera Genomics group of $4.6 million for costs incurred in connection with the recapitalization and $1.0 million for costs related to the acceleration of certain long-term compensation programs, the group reported a net loss of $39.6 million for fiscal 1999 compared with a net loss of $8.3 million for fiscal 1998.

Net revenues were $1.2 billion for fiscal 1999 compared with $944.3 million for fiscal 1998, an increase of 28.9%. On a segment basis, net revenues for Applied Biosystems increased 30.0% to $1.2 billion for fiscal 1999 compared with $940.1 million for fiscal 1998. The Celera Genomics group reported net revenues of $12.5 million for fiscal 1999 compared with $4.2 million for fiscal 1998.

Net revenues for Applied Biosystems, excluding the results of Tecan, increased 25.9% compared with fiscal 1998. The effects of foreign currency translation increased net revenues by less than 1% compared with fiscal 1998. Net revenues from shipments to the Celera Genomics group were $17.3 million for fiscal 1999 and represented less than 2% of Applied Biosystems' net revenues. There were no revenues recorded by Applied Biosystems from shipments to the Celera Genomics group for fiscal 1998. Geographically, excluding the net revenues of Tecan, Applied Biosystems reported revenue growth in all regions for fiscal 1999 compared with fiscal 1998. Revenues increased 32.5% in the United States, 19.5% in Europe, 20.9% in the Far East, and 12.6% in Latin America and other markets compared with fiscal 1998. Demand for Applied Biosystems' ABI PRISM(R) 3700 DNA Analyzer, which began shipping in the second quarter of fiscal 1999, was strong. Shipments for sequence detection systems and liquid chromatography/mass spectrometry ("LC/MS") products also contributed to the growth.

Net revenues for the Celera Genomics group increased $8.3 million for fiscal 1999 compared with fiscal 1998. Net revenues for contract research services increased $4.5 million, related primarily to expression-based gene discovery services in the agricultural market, and $2.8 million from the group's new genomics information and database products, mainly from early-access subscriptions.

Gross margin for our company as a percentage of net revenues was 54.1% for fiscal 1999 compared with 54.3% for fiscal 1998. Applied Biosystems' fiscal 1999 gross margin included $14.5 million for the impairment of intangible assets associated with the Molecular Informatics business. Fiscal 1998 gross margin included $4.1 million of inventory-related write-offs associated with the rationalization of certain product lines in connection with the acquisition of PerSeptive. On a comparable basis, excluding the special items from both fiscal years, gross margin as a percentage of net revenues was 55.1% for fiscal 1999 and 54.5% for fiscal 1998. The improved gross margin was primarily the result of a change in product mix. Increased unit sales of reagents to support genetic analysis systems, increased royalty revenues, and continued demand in instrument sales of higher-margin genetic analysis product offerings contributed to the growth.

SG&A expenses for our company were $364.1 million for fiscal 1999 compared with $283.4 million for fiscal 1998, an increase of 28.5%. On a segment basis, SG&A expenses were $335.9 million compared with $276.7 million for fiscal 1999 and 1998, respectively, for Applied Biosystems, and $28.3 million compared with $6.7 million for fiscal 1999 and 1998, respectively, for the Celera Genomics group.

SG&A expenses for Applied Biosystems, excluding Tecan, increased 15.6% for fiscal 1999 compared with fiscal 1998. Fiscal 1999 expenses included a charge of $9.1 million for costs related to the acceleration of certain long-term compensation programs as a result of the recapitalization of our company and the attainment of performance targets. Fiscal 1999 expenses also included $3.5 million for a contribution to our company's charitable foundation. On a comparable basis, excluding the special items, SG&A expenses increased 10.8%. This increase was due to higher planned expenses, reflecting the growth in sales and orders. As a percentage of net revenues, excluding Tecan and the special items, SG&A expenses were 25.9% for fiscal 1999 compared with 29.4% for fiscal 1998.

The Celera Genomics group's SG&A expenses increased $21.5 million for fiscal 1999 compared with fiscal 1998. The increase was primarily related to the start-up and ongoing operations of the new genomics information business. SG&A expenses for fiscal 1999 included $1.0 million for costs related to the acceleration of certain compensation programs as a result of the recapitalization of our company and the attainment of performance targets.

R&D expenses for our company were $179.3 million for fiscal 1999 compared with $115.8 million for fiscal 1998, an increase of 54.9%. R&D expenses for Applied Biosystems increased 26.6% to $133.5 million for fiscal 1999 compared


================================================================================
                                           77  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Management's Discussion and Analysis continued


with $105.5 million for fiscal 1998. Excluding Tecan, expenses increased 19.5% compared with fiscal 1998 in support of the introduction of new products and the acceleration of product development. As a percentage of net revenues, excluding Tecan, R&D expenses were 10.7% for fiscal 1999 compared with 11.2% for fiscal 1998.

The Celera Genomics group's R&D expenses increased to $48.4 million for fiscal 1999 compared with $10.3 million for fiscal 1998, primarily as a result of the establishment and operation of the sequencing facility and computing center of the new genomics information business.

During fiscal 1998, $48.1 million of before-tax charges were recorded for restructuring and other merger costs to integrate PerSeptive into Applied Biosystems following the acquisition. The objectives of the integration plan were to lower PerSeptive's cost structure by reducing excess manufacturing capacity; achieve broader worldwide distribution of PerSeptive's products; and combine sales, marketing, and administrative functions. The charge included:
$33.9 million for restructuring the combined operations; $8.6 million for transaction costs; and $4.1 million of inventory-related write-offs, recorded in cost of sales, associated with the rationalization of certain product lines. Additional merger-related period costs of $6.1 million for fiscal 1999 and $1.5 million for fiscal 1998 were incurred for training, relocation, and communication costs.

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

During the fourth quarter of fiscal 1999, our company completed the restructuring actions. The costs to implement the program were $9.2 million below the $48.1 million charge recorded for fiscal 1998. As a result, during the fourth quarter of fiscal 1999, we recorded a $9.2 million reduction of charges required to implement the fiscal 1998 plan. See Note 14 to our consolidated financial statements for a discussion of the restructuring.

During fiscal 1999, our company recorded a before-tax special charge of $9.2 million for costs incurred in connection with the recapitalization of our company. On a segment basis, Applied Biosystems and the Celera Genomics group were each allocated 50% of the charge.

Fiscal 1998 included $28.9 million of purchased in-process research and development associated with our company's acquisition of Molecular Informatics for Applied Biosystems.

Operating Income
(Dollar amounts in millions)                 1998        1999
=============================================================
Operating income before
   special items                          $ 117.6     $ 142.8
     Asset impairment                                   (14.5)
     Long-term compensation
        programs                                        (10.1)
     Charitable foundation
        contribution                                     (3.5)
     Restructuring and other
        merger costs, net                   (48.1)        3.1
     Recapitalization costs                              (9.2)
     Acquired research and
        development                         (28.9)
-------------------------------------------------------------
Operating income                          $  40.6     $ 108.6
=============================================================

Operating income for our company increased to $108.6 million for fiscal 1999 compared with $40.6 million for fiscal 1998. On a comparable basis, excluding the special items previously described, operating income increased 21.4% to $142.8 million for fiscal 1999 compared with $117.6 million for fiscal 1998.

On a segment basis, operating income for Applied Biosystems increased to $187.9 million for fiscal 1999 compared with $53.4 million for fiscal 1998. On a comparable basis, excluding the results of Tecan and the special items previously described, operating income increased 60.7% for fiscal 1999 compared with fiscal 1998. Applied Biosystems benefited from increased revenues, higher gross margins, and lower operating expenses as a percentage of net revenues. Higher operating income from sequencing, mapping systems, and LC/MS products were the primary contributors. The effects of foreign currency translation for Applied Biosystems increased operating income by less than 1% for fiscal 1999 compared with fiscal 1998. Operating income as a percentage of net revenues, excluding the results of Tecan and the special items, increased to 17.6% for fiscal 1999 compared with 13.8% for fiscal 1998.

Operating loss for the Celera Genomics group was $68.8 million for fiscal 1999 compared with $12.8 million for fiscal 1998. Excluding the $4.6 million of special charges for costs incurred in connection with the recapitalization and the $1.0 million of costs related to the acceleration of certain long-term compensation programs, the operating loss was $63.2 million for fiscal 1999.

For fiscal 1999 and 1998, Applied Biosystems recorded gains of $4.5 million and $1.6 million, respectively, on the sale and release of contingencies on minority equity investments. Fiscal 1999 also included a gain of $1.6 million related to the sale of our interest in Tecan.

Interest expense was $3.8 million for fiscal 1999 compared with $4.9 million for fiscal 1998. This decrease was primarily due to the refinancing of PerSeptive's 8-1/4% Convertible Subordinated Notes (the "PerSeptive Notes") and lower average interest rates. Interest income was $2.9 million for fiscal 1999 compared with $5.9 million for fiscal 1998, primarily because of lower average cash balances during the fiscal year.


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  78

PE CORPORATION  Management's Discussion and Analysis continued


Other income, net for fiscal 1999 was $.5 million compared with $3.1 million for fiscal 1998. Fiscal 1999 other income, net related primarily to the revaluation of foreign exchange contracts and a legal settlement that were partially offset by the loss on the disposal of certain assets and other non-operating costs. The other income, net for fiscal 1998 resulted from a gain on the sale of certain operating and non-operating assets.

The effective income tax rate was 4% for fiscal 1999 and 54% for fiscal 1998. Excluding Tecan and the special items, the effective income tax rate was 25% for fiscal 1999 and 24% for fiscal 1998. The effective income tax rate for fiscal 1999 included the release of valuation allowances of $17.4 million. Because the sale of the Analytical Instruments business had been completed, the valuation allowance was reduced as management believed that it was more likely than not that the deferred tax assets to which the valuation allowance related would be realized. An analysis of the differences between the federal statutory income tax rate and the effective income tax rate is provided in Note 4 to our consolidated financial statements.

Applied Biosystems incurred minority interest expense of $13.4 million for fiscal 1999 and $5.6 million for fiscal 1998 relating to our company's 14.5% financial interest in Tecan. As previously indicated, we divested our interest in Tecan during the fourth quarter of fiscal 1999.

Market Risk

Applied Biosystems operates internationally, with manufacturing and distribution facilities in various countries throughout the world. For fiscal 2000 and 1999, Applied Biosystems derived approximately 50% of its revenues from countries outside of the United States. Results continue to be affected by market risk, including fluctuations in foreign currency exchange rates and changes in economic conditions in foreign markets.

Our risk management strategy utilizes derivative financial instruments, including forward, swap, and purchased option contracts to hedge certain foreign currency and interest rate exposures, with the intent of offsetting losses and gains that occur on the underlying exposures with gains and losses, respectively, on the derivatives. We do not use derivative financial instruments for trading purposes, nor are we a party to leveraged derivatives. At June 30, 2000, outstanding hedge contracts covered approximately 50% of the estimated foreign currency exposures to be realized over the next twelve months. The outstanding hedges were a combination of forward and option contracts maturing over this period.

We performed sensitivity analyses as of June 30, 2000 and June 30, 1999. Assuming a hypothetical adverse change of 10% in foreign exchange rates in relation to the U.S. dollar at June 30, 2000, we calculated a hypothetical loss of $1.9 million when comparing the change in fair value of both the foreign currency contracts outstanding and the underlying exposures being hedged. Performing a similar hypothetical calculation at June 30, 1999, we calculated a hypothetical loss of $6.1 million. These hypothetical analyses exclude the impact of foreign currency translation on our operations. Actual gains and losses in the future could, however, differ materially from these analyses, based on changes in the timing and amount of foreign currency exchange rate movements and actual exposures and hedges.

Interest rate swaps are used to hedge underlying debt obligations. In fiscal 1997, we executed an interest rate swap in conjunction with our company entering into a five-year Japanese yen debt obligation. Under the terms of the swap agreement, we pay a fixed rate of interest at 2.1% and receive a floating LIBOR interest rate. At June 30, 2000, the notional amount of indebtedness covered by the interest rate swap was yen 3.8 billion or $36.1 million. The maturity date of the swap coincides with the maturity of the yen loan in March 2002. A change in interest rates would have no impact on our reported interest expense and related cash payments because the floating rate debt and fixed rate swap contract have the same maturity and are based on the same rate index.

Management's Discussion of Financial Resources and Liquidity

The following discussion of financial resources and liquidity focuses on our Consolidated Statements of Financial Position and our Consolidated Statements of Cash Flows.

Cash and cash equivalents and short-term investments were $1.5 billion at June 30, 2000 and $308.0 million at June 30, 1999, with total debt of $97.8 million at June 30, 2000 and $35.4 million at June 30, 1999. In March 2000, we completed a follow-on public offering of Celera Genomics stock from which net proceeds of $943.3 million were realized. During the first quarter of fiscal 2000, we obtained financing of $46 million specifically for the purchase of the Celera Genomics group's Rockville, Maryland facilities. We received payment of $150 million for the promissory notes associated with the sale of the Analytical Instruments business during the fourth quarter of fiscal 2000.

Working capital was $1.5 billion at June 30, 2000 and $471.4 million at June 30, 1999. Debt to total capitalization was 4% at June 30, 2000 and June 30, 1999.

Significant Changes in the Consolidated Statements of Financial Position

Accounts receivable increased by $71.5 million to $378.6 million at June 30, 2000 from $307.1 million at June 30, 1999, reflecting the growth in net revenues.

Other long-term assets increased to $622.9 million at June 30, 2000 from $249.5 million at June 30, 1999. The change was primarily a result of a net $251.5 million increase in minority equity investments and $125.3 million of goodwill and other intangibles, net of accumulated amortization, associated with the acquisition of Paracel.

================================================================================
                                           79  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Management's Discussion and Analysis continued


Accounts payable increased to $191.5 million at June 30, 2000 from $165.1 million at June 30, 1999. The increase was primarily related to higher purchases to support production and operating requirements as a result of revenue growth in fiscal 2000.

Accrued salaries and wages increased $42.2 million to $89.7 million at June 30, 2000 from $47.5 million at June 30, 1999, primarily reflecting the timing of payments for both groups and increased headcount of the Celera Genomics group.

Accrued taxes on income increased $21.3 million to $149.6 million at June 30, 2000 from $128.3 million at June 30, 1999 as a result of Applied Biosystems' increased income before taxes in foreign tax jurisdictions.

Other accrued expenses increased by $22.2 million to $200.1 million at June 30, 2000 from $177.9 million at June 30, 1999, primarily due to an increase in deferred revenues.

Consolidated Statements of Cash Flows

Operating activities from continuing operations generated $108.2 million of cash for fiscal 2000 compared with $69.1 million for fiscal 1999 and $68.1 million for fiscal 1998. For fiscal 2000, higher operating losses of the Celera Genomics group were more than offset by effective working capital management of Applied Biosystems.

For fiscal 2000, net cash used by investing activities from continuing operations was $455.0 million compared with net cash provided of $154.1 million for fiscal 1999. During fiscal 2000, we realized $82.8 million in net cash proceeds from the sale of minority equity investments and real estate, and we received payment of the $150.0 million promissory notes associated with the sale of the Analytical Instruments business. During fiscal 2000, short-term investments of $541.1 million were purchased, with funds received from a follow-on public offering of Celera Genomics stock. For fiscal 2000, capital expenditures were $125.8 million. The capital expenditures included $8.6 million related to improvement of our information technology infrastructure and $21.6 million for the acquisition of a new corporate airplane. Fiscal 2000 capital expenditures also included payments for software licenses acquired during the fourth quarter of fiscal 1999 and expenditures associated with the continued development of the laboratories, facilities, and data center at the Celera Genomics group's Rockville, Maryland headquarters. For fiscal 2000, $23.0 million was used for various investments and acquisitions. See Note 2 to the consolidated financial statements for a description of these investments and acquisitions.

For fiscal 1999, net cash provided by investing activities from continuing operations was $154.1 million compared with net cash used of $129.3 million for fiscal 1998. During fiscal 1999, we generated $325.8 million in net cash proceeds from the sale of various assets. Net cash proceeds included $275.0 million from the sale of the Analytical Instruments business, $30.0 million from the sale of Tecan, and $20.8 million from the sale of minority equity investments and certain non-operating assets. The proceeds were partially offset by $176.0 million of capital expenditures. Fiscal 1999 capital expenditures were $92.1 million for Applied Biosystems, which included $12.9 million as part of the strategic program to improve our information technology infrastructure, $17.5 million for the acquisition of an airplane, and $10.6 million of capital equipment leased to the Celera Genomics group. Capital expenditures for the Celera Genomics group were $94.5 million for fiscal 1999. The capital expenditures included $46.3 million for the purchase of land and buildings in Rockville, Maryland and $22.9 million for improvements thereon. For fiscal 1999, $5.3 million was used for various acquisitions and investments. See Note 2 to our consolidated financial statements for a description of these acquisitions and investments.

For fiscal 1998, we generated $19.5 million in net cash proceeds from the sale of assets and $9.7 million from the collection of a note receivable. The proceeds were more than offset by $71.8 million of capital expenditures by our company, which included $33.7 million as part of the strategic program to improve our information technology infrastructure, and $98.0 million for acquisitions and investments, primarily Tecan and Molecular Informatics.

Net cash provided by financing activities was $1.0 billion for fiscal 2000 compared with $43.6 million for fiscal 1999. For fiscal 2000, we completed a follow-on public offering of Celera Genomics stock from which net proceeds of $943.3 million were realized, and we obtained financing of $46 million specifically for the purchase of the Rockville, Maryland facilities. Reduction in loans payable and principal payments on long-term debt were $16.4 million for fiscal 1999. For fiscal 2000, we received $61.0 million of proceeds from stock issued for stock plans compared with $96.4 million for fiscal 1999. Dividends paid were $26.4 million for fiscal 2000 and $34.2 million for fiscal 1999. Fiscal 1999 included $2.2 million for the purchase of shares of common stock for treasury. No shares were repurchased during fiscal 2000 or 1998.

During fiscal 1998, we received $33.6 million of proceeds from stock issued for stock plans. These proceeds were offset by stockholder dividend payments of $39.1 million and reduction in loans payable and principal payments on long-term debt of $32.2 million. The fiscal 1998 principal payment on long-term debt included $24.7 million for the redemption of the PerSeptive Notes.

During fiscal 2000, we made cash payments of $3.5 million for obligations related to restructuring plans. Restructuring liabilities remaining at June 30, 2000 were $2.3 million. See Note 14 to our consolidated financial statements. The funding for the remaining restructuring liabilities will be from current cash balances and funds generated from operating activities.

Our company's $100 million revolving credit agreement was replaced effective April 20, 2000 with a new $100 million revolving credit agreement with four banks that matures on April 20, 2005. Terms of this new revolving credit agreement are substantially similar to those of the previous credit agreement.


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  80

PE CORPORATION  Management's Discussion and Analysis continued


We believe our cash and cash equivalents, short-term investments, funds generated from operating activities, and available borrowing facilities are sufficient to provide for our anticipated financing needs for at least the next two years. At June 30, 2000, we had unused credit facilities totaling $341 million.

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

Recently Issued Accounting Standards

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," amended in June 2000 by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." The provisions of the statements require the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. We are required to implement the statements in the first quarter of fiscal 2001. We estimate that, upon adoption, we will record an immaterial adjustment for a change in accounting principles in our Consolidated Statements of Operations and in accumulated other comprehensive income in our Consolidated Statements of Financial Position.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We do not expect any impact from the application of SAB No. 101.

In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN No. 44"), "Accounting for Certain Transactions Involving Stock Compensation-An Interpretation of Accounting Principles Board ("APB") Opinion No. 25." FIN No. 44 clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 is effective July 1, 2000, but certain conclusions in FIN No. 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. We do not expect the application of FIN No. 44 to have a material impact on our consolidated financial statements.

We continue to apply APB No. 25 in accounting for stock-based compensation plans. Accordingly, no compensation expense has been recognized for these plans, as all options have been issued with an exercise price equal to fair value. The effect of accounting for such plans at fair value, under SFAS No. 123, "Accounting for Stock-Based Compensation," would be to decrease fiscal 2000 income from continuing operations by $59.9 million. The effect of accounting for such plans at fair value would be to decrease Applied Biosystems' fiscal 2000 diluted earnings per share from continuing operations by $.21, and to increase the Celera Genomics group's diluted net loss per share by $.25. The method used to determine the fair value is the Black-Scholes option pricing model. Accordingly, changes in dividend yield, volatility, interest risk, and option life could have a material effect on the fair value. See Note 8 to the consolidated financial statements for a more detailed discussion regarding the accounting for stock-based compensation.

Outlook

Applied Biosystems expects to continue to grow and maintain profitability in fiscal 2001. Applied Biosystems should continue to benefit from its customers in basic medical research, pharmaceutical development, and applied markets for sophisticated, automated, and cost-effective life science tools.

Sales of Applied Biosystems' genetic analysis systems are increasingly moving beyond the basic research markets to a wider group of commercial customers and public agencies. Applied Biosystems should also benefit from shipments of new high-throughput screening products such as the FMAT(TM) 8100 HTS System, the NorthStar(TM) HTS


================================================================================
                                           81  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Management's Discussion and Analysis continued


Workstation, and the ABI PRISM(TM) 6700 Automated Nucleic Acid Workstation. Applied Biosystems recently announced new products and initiatives in proteomics and a new genetic analyzer system. Applied Biosystems expects that the ABI PRISM(R) 3100 Genetic Analyzer and the forthcoming MALDI-Q-STAR(TM) for proteomics will be important new products during fiscal 2001. During the next year, Applied Biosystems expects to introduce other new products to serve unmet customer needs in the areas of gene expression, SNP analysis, and proteomics.

We remain concerned about adverse currency effects because approximately 50% of Applied Biosystems' revenues were derived from regions outside the United States for fiscal 2000.

The Celera Genomics group expects to see a continued expansion in its customer base for online genomics information products and related genomics services, with corresponding increases in revenues during fiscal 2001. Revenue growth should come primarily from increasing the customer base among the major pharmaceutical and biotech companies and non-profit research organizations and strengthening its research collaborations and services business.

The expected increase in revenues could be offset as the Celera Genomics group contemplates investments in the discovery aspects of the business. The Celera Genomics group expects to continue staffing the organization throughout fiscal 2001. R&D expenses are expected to continue to grow as the research and bioinformatics areas are expanded. SG&A expenses are also expected to increase as a sales and marketing function is established to expand potential customer contact.

We believe the Celera Genomics group's existing cash and cash equivalents and short-term investments are sufficient to fund its operating expenses and capital requirements related to its original business plan, which relates to the sequencing and assembly of the human genome and the development of information products and related genomics services from this data. While we intend to use the net proceeds from the Celera Genomics group's follow-on public offering primarily to fund its new product and technology development activities in functional genomics, with an emphasis on proteomics and personalized health/medicine, such funds may not be sufficient to support these new business activities as they develop. The Celera Genomics group's actual future capital uses and requirements with respect to its new activities will depend on many factors, including those discussed under "Forward-Looking Statements."

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

Factors Relating to Applied Biosystems

Rapidly changing technology in life sciences could make Applied Biosystems' product line obsolete unless it continues to improve existing products and develop new products. A significant portion of the net revenues for Applied Biosystems each year is derived from products that did not exist in the prior year. Applied Biosystems' future success will depend on its ability to continually improve its current products and to develop and introduce, on a timely and cost-effective basis, new products that address the evolving needs of its customers. Applied Biosystems' products are based on complex technology which is subject to rapid change as new technologies are developed and introduced in the marketplace. Unanticipated difficulties or delays in replacing existing products with new products could adversely affect Applied Biosystems' future operating results.

A significant portion of sales depends on customers' capital spending policies which may be subject to significant and unexpected decreases. A significant portion of Applied Biosystems' instrument product sales are capital purchases by its customers. Applied Biosystems' customers include pharmaceutical, environmental, research, and chemical companies, and the capital spending policies of these companies can have a significant effect on the demand for Applied Biosystems' products. These policies are based on a wide variety of factors, including the resources available to make purchases, the spending priorities among various types of research equipment, and policies regarding capital expenditures during recessionary periods. Any decrease in capital spending or change in the spending policies of these companies could significantly reduce the demand for Applied Biosystems' products.

A substantial portion of Applied Biosystems' sales is to customers at universities or research laboratories whose funding is dependent on both the level and timing of funding from government sources. As a result, the timing and amount of revenues from these sources may vary significantly due to factors that can be difficult to forecast. Although research funding has increased during the past several years, grants have, in the past, been frozen for extended periods or otherwise become unavailable to various institutions, sometimes without advance notice. Budgetary pressures, particularly in the United States and Japan, may result in reduced allocations to government agencies that fund research and development activities. If government funding necessary to purchase Applied Biosystems' products were to become unavailable to researchers for any extended period of time, or if overall research funding were to decrease, the business of Applied Biosystems could be adversely affected.


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  82

PE CORPORATION  Management's Discussion and Analysis continued


Due to rapidly developing technology and lack of legal precedents, Applied Biosystems' products could be subject to claims for patent infringement and trade secret theft. Applied Biosystems' products are based on complex, rapidly developing technologies. These products could be developed without knowledge of previously filed but unpublished patent applications that cover some aspect of these technologies. In addition, there are relatively few decided court cases interpreting the scope of patent claims in these technologies, and Applied Biosystems' belief that its products do not infringe the technology covered by patents and patent applications could be successfully challenged by third parties. Also, in the course of its business, Applied Biosystems may from time to time have access to confidential or proprietary information of third parties, and such parties could bring a theft of trade secret claim against Applied Biosystems asserting that Applied Biosystems' products improperly utilize technologies which are not patented but which are protected as trade secrets. Applied Biosystems has been and could in the future be made a party to litigation regarding intellectual property matters. Applied Biosystems has from time to time been notified that it may be infringing certain patents and other intellectual property rights of others. It may be necessary or desirable in the future to obtain licenses relating to one or more products or relating to current or future technologies, and we cannot assure you that Applied Biosystems will be able to obtain these licenses or other rights on commercially reasonable terms.

Since Applied Biosystems' business is dependent on foreign sales, fluctuating currencies will make our revenues and operating results more volatile. Approximately 50% of Applied Biosystems' net revenues during fiscal 2000 were derived from sales to customers outside of the United States. The majority of these sales were based on the relevant customer's local currency. As a result, Applied Biosystems' reported and anticipated operating results and cash flows are subject to fluctuations due to material changes in foreign currency exchange rates that are beyond Applied Biosystems' control.

Integrating acquired technologies may be costly and may not result in technological advances. The future growth of Applied Biosystems depends in part on its ability to acquire complementary technologies through acquisitions and investments. Since January 1, 1996, Applied Biosystems has acquired a number of companies, including PerSeptive Biosystems, Inc., Molecular Informatics, Inc., and Tropix, Inc., and made investments in others. The consolidation of employees, operations, and marketing and distribution methods could present significant managerial challenges. For example, Applied Biosystems may encounter operational difficulties in the integration of manufacturing or other facilities. In addition, technological advances resulting from the integration of technologies may not be achieved as successfully or rapidly as anticipated, if at all.

Earthquakes could disrupt operations in California. A significant portion of Applied Biosystems' operations is located near major California earthquake faults. The ultimate impact of earthquakes on Applied Biosystems, significant suppliers, and the general infrastructure is unknown, but operating results could be materially affected in the event of a major earthquake.

Factors Relating to the Celera Genomics Group

The Celera Genomics group has incurred net losses to date and may not achieve profitability. The Celera Genomics group has accumulated net losses of $178.8 million as of June 30, 2000 and expects that it will continue to incur additional net losses for the foreseeable future. These losses may increase as Celera expands its investments in new technology and product development, including the development of its functional genomics and personalized health/medicine efforts. As an early-stage business, the Celera Genomics group faces significant challenges in simultaneously expanding its operations, pursuing key scientific goals, and attracting customers for its information products and services. As a result, there is a high degree of uncertainty that the Celera Genomics group will be able to achieve profitable operations.

Celera Genomics' business plan is unique and expanding. No organization has ever attempted to combine in one business organization all of the Celera Genomics group's businesses. In addition, as Celera Genomics moves beyond completion of the sequencing of the human genome, it is expanding its business plan to provide new scientific services to customers in areas such as functional genomics, personalized health/medicine, and proteomics. The offering of genomics databases, functional genomics, proteomics, and personalized health/medicine capabilities targeted at a wide variety of customers, from pharmaceutical companies to university researchers, has a number of risks, including pricing and volume issues, technology and access concerns, computer security, pursuit of key scientific goals, and protection of intellectual property. The addition of the functional genomics, personalized health/medicine, and proteomics efforts will add further complexity and require additional management attention and resources as these new markets are addressed.

Celera Genomics' business plan depends heavily on final assembly and annotation of the human genome. The Celera Genomics group is assembling human genome sequence data obtained using "whole genome shotgun sequencing." Although we believe that the Celera Genomics group's sequencing and assembly efforts will be successfully completed based on Celera Genomics' experience to date, Celera Genomics is using methods, together with data from whole genome shotgun sequencing, which have not previously been applied to complete final assembly of a genome with the size and complexity of the human genome. The Celera Genomics group's ability to retain its existing customers and attract new customers is heavily dependent upon the final assembly and continued annotation of the human genome. This information is essential to the functional genomics and personalized health/medicine components of Celera Genomics' business strategy, in which Celera Genomics intends to make substantial investments in the near future. As a result, failure to complete the assembly and annotation efforts in a timely manner may have a material adverse effect on the Celera Genomics group's business.


================================================================================
                                           83  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Management's Discussion and Analysis continued


Celera Genomics' revenue growth depends on retaining existing and adding new customers. The Celera Genomics group has a small number of customers, the revenues from which will offset only a small portion of its expenses. In order to generate significant additional revenues, the Celera Genomics group must obtain additional customers and retain its existing customers. Celera Genomics' ability to retain existing and add new customers depends upon customers' continued belief that Celera Genomics' products can help accelerate their drug discovery and development efforts and fundamental discoveries in biology. Although customer agreements typically have multi-year terms, there can be no assurance that any will be renewed upon expiration. The Celera Genomics group's future revenues are also affected by the extent to which existing customers expand their agreements to include new services and database products. In some cases, the Celera Genomics group may accept milestone payments or future royalties on products developed by its customers as consideration for access to Celera Genomics' databases and products in lieu of a portion of subscription fees. Such arrangements are unlikely to produce revenue for the Celera Genomics group for a number of years, if ever, and depend heavily on the research and product development, sales and marketing, and intellectual property protection abilities of the customer.

Use of genomics information to develop or commercialize products is unproven. The development of new drugs and the diagnosis of disease based on genomic information is unproven. Few therapeutic or diagnostic products based on genomic discoveries have been developed and commercialized, and to date no one has developed or commercialized any therapeutic, diagnostic, or agricultural products based on the Celera Genomics group's technologies. If the Celera Genomics group's customers are unsuccessful in developing and commercializing products based on the group's databases or other products or services, customers and the group may be unable to generate sufficient revenues, and its business may suffer as a result. Development of such products will be subject to risks of failure, including that such products will be found to be toxic, found to be ineffective, fail to receive regulatory approvals, fail to be developed prior to the successful marketing of similar products by competitors, or infringe on proprietary rights of third parties.

The genomics industry is intensely competitive and evolving. There is intense competition among entities attempting to sequence segments of the human genome and identify genes associated with specific diseases and develop products, services, and intellectual property based on these discoveries. Celera Genomics faces competition in these areas from genomic, pharmaceutical, biotechnology and diagnostic companies, academic and research institutions, and government or other publicly funded agencies, both in the United States and abroad. A number of companies, other institutions, and government-financed entities are engaged in gene sequencing, gene discovery, gene expression analysis, positional cloning, the study of genetic variation, functional genomics, and other genomic service businesses. Some of these competitors are developing databases containing gene sequence, gene expression, genetic variation, or other biological information and are marketing or plan to market their data to pharmaceutical and biotechnology companies and academic and research institutions. Additional competitors may attempt to establish databases containing this information in the future. The Celera Genomics group has licensed some of its key technology on a non-exclusive basis from third parties, and therefore such technology may be available for license by PE Corporation's competitors.

Competitors may also discover, characterize, or develop important genes, drug targets or leads, drug discovery technologies, or drugs in advance of Celera Genomics or its customers, or which are more effective than those developed by Celera Genomics or its customers, or may obtain regulatory approvals of their drugs more rapidly than Celera Genomics' customers do, any of which could have a material adverse effect on any of Celera Genomics' similar programs. Moreover, these competitors may obtain patent protection or other intellectual property rights that would limit Celera Genomics' rights or its customers' ability to use Celera Genomics' products to commercialize therapeutic, diagnostic, or agricultural products. In addition, a customer may use the Celera Genomic group's services to develop products that compete with products separately developed by the Group or its other customers.

Future competition will come from existing competitors as well as other companies seeking to develop new technologies for drug discovery, drug development, and diagnostics based on gene sequencing, target gene identification, bioinformatics, and related technologies. In addition, certain pharmaceutical and biotechnology companies have significant needs for genomic information and may choose to develop or acquire competing technologies to meet such needs. Celera Genomics also faces competition from providers of software. A number of companies have announced their intent to develop and market software to assist pharmaceutical companies and academic researchers in managing and analyzing their own genomic data and publicly available data.

Celera Genomics' current and potential customers are primarily from, and are subject to risks faced by, the pharmaceutical and biotechnology industries. The Celera Genomics group derives a substantial portion of its revenues from fees paid by pharmaceutical companies and larger biotechnology companies for its information products and services, including Amgen Inc., Novartis Pharma AG, Pharmacia & Upjohn, Pfizer Inc., Takeda Chemical Industries, Ltd., American Home Products Corporation, and Immunex Corporation. The Celera Genomics group expects that pharmaceutical companies and larger biotechnology companies will continue to be the Celera Genomics group's primary source of revenues for the foreseeable future. As a result, the Celera Genomics group is subject to risks and uncertainties that affect the pharmaceutical and biotechnology industries and to reduction and delays in research and development expenditures by companies in these industries.

In addition, the Celera Genomics group's future revenues may be adversely affected by mergers and consolidation in the pharmaceutical and biotechnology industries, which will


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  84

PE CORPORATION  Management's Discussion and Analysis continued


reduce the number of the group's potential customers. Large pharmaceutical and biotechnology customers could also decide to conduct their own genomics programs or seek other providers instead of using Celera Genomics' products and services.

Celera Genomics relies on its strategic relationship with Applied Biosystems. The Celera Genomics group believes that its strategic relationship with Applied Biosystems has provided it with a significant competitive advantage in its efforts to date to sequence the human genome. Celera Genomics' timely completion of that work and successful extension of its business into the functional genomics, personalized health/medicine, and proteomics arenas will depend on Applied Biosystems' ability to continue to provide leading-edge, proprietary technology and products, including technologies relating to genetic analysis, protein analysis, and high-throughput screening. If Applied Biosystems is unable to supply these technologies, Celera will need to obtain access to alternative technologies, which may not be available, or may only be available on unfavorable terms. Any change in the relationship with Applied Biosystems that adversely affects the Celera Genomics group's access to Applied Biosystems' technology or failure by Applied Biosystems to continue to develop new technologies or protect its proprietary technology could adversely affect Celera Genomics' business.

Introduction of new products may expose Celera Genomics to product liability claims. New products developed by Celera Genomics could expose Celera Genomics to potential product liability risks which are inherent in the testing, manufacturing, and marketing of human therapeutic and diagnostic products. Product liability claims or product recalls, regardless of the ultimate outcome, could require Celera Genomics to spend significant time and money in litigation and to pay significant damages.

Celera Genomics could incur liabilities relating to hazardous materials that it uses in its research and development activities. Celera Genomics' research and development activities involve the controlled use of hazardous materials and chemicals, and may in the future involve various radioactive materials. In the event of an accidental contamination or injury from these materials, Celera could be held liable for damages in excess of its resources.

Celera Genomics' sales cycle is lengthy and it may spend considerable resources on unsuccessful sales efforts or may not be able to complete deals on the schedule anticipated. The Celera Genomics group's ability to obtain new customers for genomic information products, value-added services and licenses to intellectual property depends on its customers' belief that the group can help accelerate their drug discovery efforts. The Celera Genomics group's sales cycle is typically lengthy because the group needs to educate potential customers and sell the benefits of its products and services to a variety of constituencies within such companies. In addition, each agreement involves the negotiation of unique terms. Celera may expend substantial funds and management effort with no assurance that an agreement will be reached with a potential customer. Actual and proposed consolidations of pharmaceutical companies have affected, and may in the future affect, the timing and progress of the Celera Genomics group's sales efforts.

Scientific and management staff have unique expertise which is key to Celera Genomics' commercial viability and which would be difficult to replace. Celera Genomics is highly dependent on the principal members of its scientific and management staff, particularly J. Craig Venter, its President. For the sequencing and assembly of the human genome, the Celera Genomics group believes the following members of its staff are essential: Dr. Venter; Mark Adams, Vice President for Genome Programs; and Eugene Myers, Vice President of Informatics Research, who is responsible for the group assembling the genome. None of these individuals are party to employment agreements, non-competition agreements, or non-solicitation agreements with the Celera Genomics group. Additional members of the Celera Genomics group's medical, scientific, and bioinformatics staff are important to the development of information, tools, and services required for implementation of its business plan. Also, in an effort to meet the demands of its growing business, the group recently hired other key management personnel in the areas of operations, sales, marketing, and business development, and the group believes that these persons will be important to the successful growth of the group's business. The loss of any of these persons' expertise would be difficult to replace and could have a material adverse effect on the Celera Genomics group's ability to achieve its goals.

Celera Genomics' competitive position may depend on patent and copyright protection, which may not be sufficiently available. The Celera Genomics group's ability to compete and to achieve profitability may be affected by its ability to protect its proprietary technology and other intellectual property. While Celera Genomics' business is currently primarily dependent on revenues from access fees to its discovery and information systems, obtaining patent protection may also be important to its business, in that Celera Genomics would be able to prevent competitors from making, using, or selling any of its technology for which it obtains a patent. Patent law affecting Celera Genomics' business, particularly gene sequences, gene function, and polymorphisms, is uncertain, and as a result, the Celera Genomics group is uncertain as to its ability to obtain intellectual property protection covering its information discoveries sufficient to prevent competitors from developing similar subject matter. Patents may not issue from patent applications that the Celera Genomics group may own or license. In addition, because patent applications in the United States are maintained in secrecy until patents issue, third parties may have filed patent applications for technology used by Celera Genomics or covered by Celera Genomics' pending patent applications without Celera Genomics being aware of such applications.

Moreover, the Celera Genomics group may be dependent on protecting, through copyright law or otherwise, its databases to prevent other organizations from taking information


================================================================================
                                           85  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Management's Discussion and Analysis continued


from such databases and copying and reselling it. Copyright law currently provides uncertain protection regarding the copying and resale of factual data. As such, Celera Genomics is uncertain whether it could prevent such copying or resale. Changes in copyright and patent law could either expand or reduce the extent to which the Celera Genomics group and its customers are able to protect their intellectual property.

Celera Genomics' position may depend on its ability to protect trade secrets. The Celera Genomics group relies on trade secret protection for its confidential and proprietary information and procedures, including procedures related to sequencing genes and to searching and identifying important regions of genetic information. The Celera Genomics group currently protects such information and procedures as trade secrets. The Celera Genomics group protects its trade secrets through recognized practices, including access control, confidentiality, and non-use agreements with employees, consultants, collaborators and customers, and other security measures. These confidentiality and non-use agreements may be breached, however, and the group may not have adequate remedies for any such breach. In addition, the group's trade secrets may otherwise become known or be independently developed by competitors.

Public disclosure of genomics sequence data could jeopardize Celera Genomics' intellectual property protection and have an adverse effect on the value of our products and services. The Celera Genomics group, the federally funded Human Genome Project, and others engaged in similar research have committed to make available to the public basic human sequence data. Such disclosures might limit the scope of the Celera Genomics group's claims or make subsequent discoveries related to full-length genes unpatentable. While the Celera Genomics group believes that the publication of sequence data will not preclude it or others from being granted patent protection on genes, there can be no assurance that such publication has not affected, and will not affect, the ability to obtain patent protection. Customers may conclude that uncertainties of such protection decrease the value of the Celera Genomics group's information products and services and, as a result, it may be required to reduce the fees it charges for such products and services.

Celera Genomics may infringe the intellectual property rights of third parties and may become involved in expensive intellectual property litigation. The intellectual property rights of biotechnology companies, including Celera Genomics, are generally uncertain and involve complex legal, scientific, and factual questions. Celera Genomics' success in the functional genomics field may depend, in part, on its ability to operate without infringing on the intellectual property rights of others and to prevent others from infringing on its intellectual property rights.

There has been substantial litigation regarding patents and other intellectual property rights in the genomics industry. The Celera Genomics group may become a party to patent litigation or proceedings in the federal courts or at the U.S. Patent and Trademark Office to determine its patent rights with respect to third parties which may include subscribers to Celera Genomics' database information services. Interference proceedings may be necessary to establish which party was the first to discover such intellectual property. Celera Genomics may become involved in patent litigation against third parties to enforce the Celera Genomics group's patent rights, to invalidate patents held by such third parties, or to defend against such claims. The cost to Celera Genomics of any patent litigation or similar proceeding could be substantial, and it may absorb significant management time. If an infringement litigation against Celera Genomics is resolved unfavorably to Celera Genomics, Celera Genomics may be enjoined from manufacturing or selling certain of its products or services without a license from a third party. Celera Genomics may not be able to obtain such a license on commercially acceptable terms, or at all.

The U.S. Patent and Trademark Office has issued several patents to third parties relating to single nucleotide polymorphisms ("SNPs"). If other important SNPs receive patents, Celera Genomics will need to obtain rights to those important SNPs in order to develop, use, and sell related assays. Such licenses may not be available to Celera Genomics on commercially acceptable terms, or at all.

Celera Genomics' business is dependent on the continuous, effective, reliable, and secure operation of its computer hardware, software, and internet applications and related tools and functions. Because the Celera Genomics group's business requires manipulating and analyzing large amounts of data, and communicating the results of such analysis to customers via the internet, the Celera Genomics group depends on the continuous, effective, reliable, and secure operation of its computer hardware, software, networks, internet servers, and related infrastructure. To the extent that the Celera Genomics group's hardware or software malfunctions or the Celera Genomics group's customers' access to products through the internet is interrupted, its business could suffer. The Celera Genomics group's computer and communications hardware is protected through physical and software safeguards. However, it is still vulnerable to fire, storm, flood, power loss, earthquakes, telecommunications failures, physical or software break-ins, and similar events. In addition, Celera Genomics' database products are complex and sophisticated, and as such, could contain data, design, or software errors that could be difficult to detect and correct. Software defects could be found in current or future products. If the Celera Genomics group fails to maintain and further develop the necessary computer capacity and data to support computational needs and its customers' drug efforts, it could result in loss of or delay in revenues and market acceptance. In addition, any sustained disruption in Internet access provided by third parties could adversely impact the Celera Genomics group's business.

Celera Genomics' research and product development depends on access to tissue samples and other biological materials. To continue to build its product base, Celera Genomics will need access to normal and diseased human and other tissue samples, other biological materials, and related clinical and other information, which may be in limited supply. Celera Genomics may not be able to obtain or maintain access to these materials and information on acceptable terms. In addition, government regulation in the United States and foreign countries could result in restricted


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  86

PE CORPORATION  Management's Discussion and Analysis continued


access to, or use of, human and other tissue samples. If Celera Genomics loses access to sufficient numbers or sources of tissue samples, or if tighter restrictions are imposed on its use of the information generated from tissue samples, its business may be harmed.

Ethical, legal, and social issues related to the use of genetic information and genetic testing may cause less demand for our products. Genetic testing has raised issues regarding confidentiality and the appropriate uses of the resulting information. For example, concerns have been expressed toward insurance carriers and employers using such tests to discriminate on the basis of such information, resulting in barriers to the acceptance of such tests by consumers. This could lead to governmental authorities calling for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain diseases, particularly those that have no known cure. Any of these scenarios could reduce the potential markets for PE Corporation's products.

Expected rapid growth in the number of its employees could absorb valuable management resources and be disruptive to the development of Celera Genomics' business. The Celera Genomics group expects to grow significantly. This growth will require substantial effort to hire new employees and train and integrate them into the Celera Genomics group's business and to develop and implement management information systems, financial controls, and facility plans. In addition, the Celera Genomics group will be required to create a sales and marketing organization and expand customer support resources as sales of its information products increase. The Celera Genomics group's inability to manage growth effectively would have a material adverse effect on its future operating results.

The use of Celera Genomics' products and services by its customers may be subject to government regulation. Within the field of genomics, the use of the Celera Genomics group's products by pharmaceutical and biotechnology customers may be subject to certain U.S. Food and Drug Administration or other regulatory approvals. For example, any new drug developed by the efforts of the Celera Genomics group's customers as a result of their use of the Celera Genomics group's databases must undergo an extensive regulatory review process. This process can take many years and require substantial expense.

Within the field of personalized health/medicine, current and future patient privacy and healthcare laws and regulations issued by the FDA may limit the use of polymorphism data. To the extent that use of the Celera Genomics group's databases is limited, or additional costs are imposed on the Celera Genomics group's customers due to regulation, the Celera Genomics group's business may be adversely affected.

Furthermore, the Celera Genomics group may be directly subject to the regulations as a provider of diagnostic information. To the extent that such regulations restrict the sale of the Celera Genomics group's products or impose other costs, the Celera Genomics group's business may be materially adversely affected.

Future acquisitions may absorb significant resources and may be unsuccessful. As part of the Celera Genomics group's strategy, it expects to pursue acquisitions, investments, and other relationships and alliances. Acquisitions may involve significant cash expenditures, debt incurrence, additional operating losses, dilutive issuances of equity securities, and expenses that could have a material effect on the Celera Genomics group's financial condition and results of operations. For example, to the extent that it elects to pay the purchase price for such acquisitions in shares of Celera Genomics stock, such issuance of additional shares of Celera Genomics stock will be dilutive to holders of Celera Genomics stock. Acquisitions involve numerous other risks, including:

o difficulties integrating acquired technologies and personnel into the business of the Celera Genomics group;

o diversion of management from daily operations;

o inability to obtain required financing on favorable terms;

o entry into new markets in which the Celera Genomics group has little previous experience;

o potential loss of key employees or customers of acquired companies;

o assumption of the liabilities and exposure to unforeseen liabilities of acquired companies; and

o amortization of the intangible assets of acquired companies.

It may be difficult for the Celera Genomics group to complete such transactions quickly and to integrate such business efficiently into its current business. Any such acquisitions or investments by the Celera Genomics group may ultimately have a negative impact on its business and financial condition.

PE Corporation is subject to a purported class action lawsuit relating to its recent offering of shares of Celera Genomics stock which may be expensive and time consuming. As of August 25, 2000, PE Corporation and certain of its officers had been served in five lawsuits purportedly on behalf of purchasers of Celera Genomics stock in PE Corporation's offering of Celera Genomics stock completed on March 6, 2000. In the offering, PE Corporation sold an aggregate of approximately 4.4 million shares of Celera Genomics stock at a public offering price of $225 per share. The complaints in these lawsuits generally allege that the prospectus used in connection with the offering contained inaccurate and misleading statements in violation of federal securities laws. The complaints seek unspecified damages, rescission, costs and expenses, and such other relief as the court deems proper. All of these lawsuits have been consolidated into a single case. Although PE Corporation believes the asserted claims are without merit and intends to defend the case vigorously, the outcome of this or any other litigation is inherently uncertain. The defense of this case will require management attention and resources.


================================================================================
                                           87  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Consolidated Statements of Operations

(Dollar amounts in thousands except per share amounts)
For the years ended June 30,                                                1998                 1999                 2000
==========================================================================================================================
Net Revenues                                                           $ 944,306          $ 1,216,897          $ 1,371,035
Cost of sales                                                            431,738              558,813              609,054
--------------------------------------------------------------------------------------------------------------------------
Gross Margin                                                             512,568              658,084              761,981
--------------------------------------------------------------------------------------------------------------------------
Selling, general and administrative                                      283,399              364,128              436,911
Research, development and engineering                                    115,764              179,275              274,796
Restructuring and other special charges                                   43,980                6,116                2,142
Acquired research and development                                         28,850
--------------------------------------------------------------------------------------------------------------------------
Operating Income                                                          40,575              108,565               48,132
Gain on investments                                                        1,605                6,126               48,603
Interest expense                                                           4,905                3,783                3,501
Interest income                                                            5,938                2,869               39,428
Other income, net                                                          3,147                  522                3,446
--------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                                46,360              114,299              136,108
Provision for income taxes                                                25,069                4,140               40,612
Minority interest                                                          5,597               13,362
--------------------------------------------------------------------------------------------------------------------------
Income From Continuing Operations                                         15,694               96,797               95,496
--------------------------------------------------------------------------------------------------------------------------
Discontinued Operations, Net Of Income Taxes
Income (loss) from discontinued operations                                40,694              (21,109)
Gain on disposal of discontinued operations                                                   100,167
--------------------------------------------------------------------------------------------------------------------------
Net Income                                                             $  56,388          $   175,855          $    95,496
==========================================================================================================================
Applied Biosystems (see Note 1)
Income From Continuing Operations                                      $  24,009          $   148,365          $   186,247
     Basic per share                                                                      $       .74          $       .90
     Diluted per share                                                                    $       .72          $       .86
Income From Discontinued Operations                                    $  40,694          $    79,058
     Basic per share                                                                      $       .39
     Diluted per share                                                                    $       .38
Net Income                                                             $  64,703          $   227,423          $   186,247
     Basic per share                                                                      $      1.13          $       .90
     Diluted per share                                                                    $      1.10          $       .86
==========================================================================================================================
Celera Genomics Group (see Note 1)
Net Loss                                                               $  (8,315)         $   (44,894)         $   (92,737)
     Basic and diluted per share                                                          $      (.89)         $     (1.73)
==========================================================================================================================
PE Corporation (see Note 1)
Income Per Share From Continuing Operations
     Basic                                                             $     .32
     Diluted                                                           $     .31
Income Per Share From Discontinued Operations
     Basic                                                             $     .84
     Diluted                                                           $     .81
Net Income Per Share
     Basic                                                             $    1.16
     Diluted                                                           $    1.12
==========================================================================================================================

See accompanying notes to consolidated financial statements.

The PE Biosystems group is currently doing business as Applied Biosystems and will seek formal approval of a change to this name at the 2000 annual meeting. The PE Biosystems group is referred to as Applied Biosystems.


================================================================================
                                           88  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Consolidated Statements of Financial Position

(Dollar amounts in thousands except share data)
At June 30,                                                                                      1999                 2000
==========================================================================================================================
Assets
Current assets
   Cash and cash equivalents                                                              $   308,021          $   964,502
   Short-term investments                                                                                          541,140
   Note receivable                                                                            150,000
   Accounts receivable (less allowances for doubtful
     accounts of $3,834 and $3,965)                                                           307,056              378,593
   Inventories                                                                                149,670              157,827
   Prepaid expenses and other current assets                                                   79,255               83,465
--------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                          994,002            2,125,527
Property, plant and equipment, net                                                            275,792              334,855
Other long-term assets                                                                        249,513              622,933
--------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                              $ 1,519,307          $ 3,083,315
==========================================================================================================================

Liabilities And Stockholders' Equity
Current liabilities
   Loans payable                                                                          $     3,911          $    15,693
   Accounts payable                                                                           165,120              191,484
   Accrued salaries and wages                                                                  47,495               89,660
   Accrued taxes on income                                                                    128,261              149,584
   Other accrued expenses                                                                     177,865              200,079
--------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                     522,652              646,500
Long-term debt                                                                                 31,452               82,115
Other long-term liabilities                                                                   143,678              134,208
--------------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                             697,782              862,823
--------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (see Note 10)
Stockholders' Equity
Capital stock
   Preferred stock
     PE Corporation: $.01 par value; 10,000,000 shares authorized at
        June 30, 1999 and 2000, respectively; no shares issued at
        June 30, 1999 and 2000
   Common stock
     PE Corporation - PE Biosystems stock: $.01 par value;
        500,000,000 shares authorized at June 30, 1999 and 2000,
        respectively; 102,707,006 shares and 208,651,594 shares issued
        and outstanding at June 30, 1999 and 2000, respectively                                 1,027                2,087
     PE Corporation - Celera Genomics stock: $.01 par value;
        225,000,000 shares authorized at June 30, 1999 and 2000,
        respectively; 25,658,020 shares and 59,335,885 shares issued
        and outstanding at June 30, 1999 and 2000, respectively                                   257                  593
Capital in excess of par value                                                                507,341            1,714,362
Retained earnings                                                                             317,720              377,996
Accumulated other comprehensive income (loss)                                                  (4,820)             125,454
--------------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                                    821,525            2,220,492
--------------------------------------------------------------------------------------------------------------------------
Total Liabilities And Stockholders' Equity                                                $ 1,519,307          $ 3,083,315
==========================================================================================================================

See accompanying notes to consolidated financial statements.


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  89

PE CORPORATION  Consolidated Statements of Cash Flows

(Dollar amounts in thousands)
For the years ended June 30,                                                1998                 1999                 2000
==========================================================================================================================
Operating Activities From Continuing Operations
Income from continuing operations                                     $   15,694           $   96,797          $    95,496
Adjustments to reconcile income from continuing
   operations to net cash provided by operating activities
     Depreciation and amortization                                        35,928               48,066               80,699
     Long-term compensation programs                                       6,853               17,482               10,535
     Deferred income taxes                                                10,234              (25,533)             (26,399)
     Gains from sales of assets                                           (3,052)              (6,126)             (56,801)
     Provision for restructured operations and other
        merger costs                                                      48,080               (9,200)
     Acquired research and development                                    28,850
     Asset impairment                                                                          14,464
Changes in operating assets and liabilities
     Increase in accounts receivable                                     (23,507)            (105,093)             (72,538)
     Increase in inventories                                             (21,362)             (22,387)              (2,180)
     Increase in prepaid expenses and other assets                       (30,862)             (46,665)             (22,842)
     Increase in accounts payable and other liabilities                    1,219              107,259              102,234
--------------------------------------------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities                                 68,075               69,064              108,204
--------------------------------------------------------------------------------------------------------------------------
Investing Activities From Continuing Operations
Additions to property, plant and equipment (net of disposals
   of $11,339, $9,614, and $2,201, respectively)                         (60,481)            (166,421)            (123,614)
Purchases of short-term investments                                                                               (541,127)
Acquisitions and investments, net                                        (97,998)              (5,261)             (23,023)
Proceeds from the sale of assets, net                                     19,496              325,766               82,763
Proceeds from the collection of notes receivable                           9,673                                   150,000
--------------------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) By Investing Activities                        (129,310)             154,084             (455,001)
--------------------------------------------------------------------------------------------------------------------------
Net Cash From Continuing Operations Before
   Financing Activities                                                  (61,235)             223,148             (346,797)
--------------------------------------------------------------------------------------------------------------------------
Discontinued Operations
Net cash provided (used) by operating activities                          10,084              (16,297)             (15,081)
Net cash used by investing activities                                    (40,639)             (26,970)
--------------------------------------------------------------------------------------------------------------------------
Net Cash From Discontinued Operations Before
   Financing Activities                                                  (30,555)             (43,267)             (15,081)
--------------------------------------------------------------------------------------------------------------------------
Financing Activities
Net change in loans payable                                               (6,797)              (9,572)              52,701
Principal payments on long-term debt                                     (25,449)              (6,843)
Dividends                                                                (39,072)             (34,156)             (26,358)
Purchases of common stock for treasury                                                         (2,187)
Net proceeds from follow-on stock offering                                                                         943,303
Proceeds from stock issued for stock plans                                33,629               96,379               61,047
--------------------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) By Financing Activities                         (37,689)              43,621            1,030,693
--------------------------------------------------------------------------------------------------------------------------
Elimination of PerSeptive results from
   July 1, 1997 to September 30, 1997 (see Note 1)                         2,590
Effect Of Exchange Rate Changes On Cash                                   (3,274)               1,654              (12,334)
--------------------------------------------------------------------------------------------------------------------------
Net Change In Cash And Cash Equivalents                                 (130,163)             225,156              656,481
Cash And Cash Equivalents Beginning Of Year                              213,028               82,865              308,021
--------------------------------------------------------------------------------------------------------------------------
Cash And Cash Equivalents End Of Year                                 $   82,865           $  308,021          $   964,502
==========================================================================================================================

See accompanying notes to consolidated financial statements.


================================================================================
                                           90  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Consolidated Statements of Stockholders' Equity
                and Comprehensive Income

                                                        PE            PE        Celera    Capital in
                                               Corporation    Biosystems      Genomics     Excess of     Retained
(Dollar amounts and shares in thousands)             Stock         Stock         Stock     Par Value     Earnings
=================================================================================================================
Balance at June 30, 1997                          $ 50,122        $    -          $  -   $   374,423    $ 167,482
Comprehensive income
   Net income                                                                                              56,388
   Other comprehensive loss, net of tax
     Foreign currency translation adjustments
     Minimum pension liability adjustment
     Unrealized loss on investments, net
   Other comprehensive loss
Comprehensive income
Cash dividends declared                                                                                   (31,604)
Issuances under stock plans                             26                                     1,358       (3,468)
Tax benefit related to employee stock options                                                  2,335
Stock compensation                                                                             1,858         (136)
Elimination of PerSeptive results from
   July 1, 1997 to September 30, 1997
   (see Note 1)                                                                                             2,590
Other                                                                                                        (286)
-----------------------------------------------------------------------------------------------------------------
Balance at June 30, 1998                            50,148                                   379,974      190,966
Comprehensive income
   Net income                                                                                             175,855
   Other comprehensive income, net of tax
     Foreign currency translation adjustments
     Minimum pension liability adjustment
     Unrealized gain on investments, net
   Other comprehensive income
Comprehensive income
Cash dividends declared on PE Corporation
   stock                                                                                                  (25,479)
Cash dividends declared on PE Biosystems
   stock                                                                                                   (8,677)
Issuances under PE Corporation
   stock plans                                         873                                    43,323      (14,862)
Recapitalization (May 6, 1999)                     (51,021)          510           255        50,256
Repurchases of PE Biosystems stock
Issuances under PE Biosystems stock
   plans                                                               3                      17,967       (1,290)
Issuances under Celera Genomics
   stock plans                                                                       2         1,483
Tax benefit related to employee stock options                                                 15,735
Stock compensation                                                                              (883)       1,207
Two-for-one stock split                                              514                        (514)
-----------------------------------------------------------------------------------------------------------------
Balance at June 30, 1999                                           1,027           257       507,341      317,720
Comprehensive income
   Net income                                                                                              95,496
   Other comprehensive income, net of tax
     Foreign currency translation adjustments
     Minimum pension liability adjustment
     Unrealized gain on investments, net
   Other comprehensive income
Comprehensive income
Cash dividends declared on PE Biosystems
   stock                                                                                                  (35,220)
Issuances under PE Biosystems stock plans                             23                      43,411
Issuances under Celera Genomics stock plans                                         15        17,598
Issuances under Celera Genomics follow-on
   stock offering                                                                   44       943,259
Tax benefit related to employee stock options                                                 65,708
Stock compensation                                                                            13,266
Celera Genomics group purchase business
   combination                                                                      16       125,077
Two-for-one stock split                                            1,037           261        (1,298)
-----------------------------------------------------------------------------------------------------------------
Balance at June 30, 2000                          $      -    $    2,087    $      593   $ 1,714,362    $ 377,996
=================================================================================================================

                                               Accumulated
                                                     Other                                     Total
                                             Comprehensive      Treasury      Treasury        Stock-
                                                    Income         Stock         Stock      holders'
(Dollar amounts and shares in thousands)            (Loss)       At Cost        Shares        Equity
====================================================================================================
Balance at June 30, 1997                         $  (2,671)    $ (85,086)       (1,796)  $   504,270
Comprehensive income
   Net income                                                                                 56,388
   Other comprehensive loss, net of tax
     Foreign currency translation adjustments       (2,747)
     Minimum pension liability adjustment              354
     Unrealized loss on investments, net            (4,449)
                                                 ---------
   Other comprehensive loss                         (6,842)                                   (6,842)
                                                                                         -----------
Comprehensive income                                                                          49,546
                                                                                         -----------
Cash dividends declared                                                                      (31,604)
Issuances under stock plans                                       37,759           965        35,675
Tax benefit related to employee stock options                                                  2,335
Stock compensation                                                                             1,722
Elimination of PerSeptive results from
   July 1, 1997 to September 30, 1997
   (see Note 1)                                                                                2,590
Other                                                                                           (286)
----------------------------------------------------------------------------------------------------
Balance at June 30, 1998                            (9,513)      (47,327)         (831)      564,248
Comprehensive income
   Net income                                                                                175,855
   Other comprehensive income, net of tax
     Foreign currency translation adjustments       (5,415)
     Minimum pension liability adjustment           (1,779)
     Unrealized gain on investments, net            11,887
                                                 ---------
   Other comprehensive income                        4,693                                     4,693
                                                                                         -----------
Comprehensive income                                                                         180,548
                                                                                         -----------
Cash dividends declared on PE Corporation
   stock                                                                                     (25,479)
Cash dividends declared on PE Biosystems
   stock                                                                                      (8,677)
Issuances under PE Corporation
   stock plans                                                    45,354           789        74,688
Recapitalization (May 6, 1999)
Repurchases of PE Biosystems stock                                (2,187)          (20)       (2,187)
Issuances under PE Biosystems stock
   plans                                                           2,187            20        18,867
Issuances under Celera Genomics
   stock plans                                                                                 1,485
Tax benefit related to employee stock options                                                 15,735
Stock compensation                                                 1,973            42         2,297
Two-for-one stock split
----------------------------------------------------------------------------------------------------
Balance at June 30, 1999                            (4,820)                                  821,525
Comprehensive income
   Net income                                                                                 95,496
   Other comprehensive income, net of tax
     Foreign currency translation adjustments      (25,196)
     Minimum pension liability adjustment              (60)
     Unrealized gain on investments, net           155,530
                                                 ---------
   Other comprehensive income                      130,274                                   130,274
                                                                                         -----------
Comprehensive income                                                                         225,770
                                                                                         -----------
Cash dividends declared on PE Biosystems
   stock                                                                                     (35,220)
Issuances under PE Biosystems stock plans                                                     43,434
Issuances under Celera Genomics stock plans                                                   17,613
Issuances under Celera Genomics follow-on
   stock offering                                                                            943,303
Tax benefit related to employee stock options                                                 65,708
Stock compensation                                                                            13,266
Celera Genomics group purchase business
   combination                                                                               125,093
Two-for-one stock split
----------------------------------------------------------------------------------------------------
Balance at June 30, 2000                         $ 125,454     $       -             -   $ 2,220,492
====================================================================================================

See accompanying notes to consolidated financial statements.


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  91

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

On January 22, 1998, the Company acquired PerSeptive Biosystems, Inc. The acquisition was accounted for as a pooling of interests and, accordingly, the Company's financial results were restated to include the combined operations (see Note 2). The Company's fiscal year ended June 30 and PerSeptive's fiscal year ended September 30. The fiscal 1998 Consolidated Statements of Operations combined the Company's operating results for the year ended June 30, 1998 with PerSeptive's operating results for the nine months ended June 30, 1998 and the three months ended September 30, 1997 (PerSeptive's fiscal 1997 fourth quarter). In order to conform PerSeptive to a June 30 fiscal year-end in fiscal 1998, PerSeptive's results of operations for the three months ended September 30, 1997 have been included in the Company's Consolidated Statements of Operations for the fiscal year ended June 30, 1998.

Recapitalization

The recapitalization of the Company on May 6, 1999 resulted in the issuance of two new classes of common stock called PE Corporation-PE Biosystems Group Common Stock ("PE Biosystems stock") and PE Corporation-Celera Genomics Group Common Stock ("Celera Genomics stock"). PE Biosystems stock is intended to reflect separately the performance of the PE Biosystems life sciences business ("PE Biosystems group"), and Celera Genomics stock is intended to reflect separately the performance of the Celera Genomics business ("Celera Genomics group"). As part of the recapitalization, each share of common stock of The Perkin-Elmer Corporation was converted into one share of PE Biosystems stock and 0.5 of a share of Celera Genomics stock.

The PE Biosystems group is currently doing business as Applied Biosystems and will seek formal approval of a change to this name at the Company's 2000 annual meeting. The PE Biosystems group is referred to as Applied Biosystems.

Holders of PE Biosystems stock and Celera Genomics stock are stockholders of the Company. Applied Biosystems and the Celera Genomics group (individually referred to as a "group") are not separate legal entities. As a result, stockholders are subject to all of the risks associated with an investment in the Company and all of its businesses, assets, and liabilities.

Financial effects arising from one group that affect the Company's results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the class of common stock relating to the other group. Any net losses of Applied Biosystems or the Celera Genomics group and dividends or distributions on, or repurchases of, PE Biosystems stock or Celera Genomics stock or repurchases of preferred stock of the Company will reduce the assets of the Company legally available for payment of dividends.

The Company has presented financial statements of each group in addition to the Company's consolidated financial information in order to assist investors in making informed financial statements.

Discontinued Operations

The Company's consolidated financial statements were restated to reflect the net assets and operating results of the Analytical Instruments business as discontinued operations (see Note 15). The operating results are reflected in the Consolidated Statements of Operations as income (loss) from discontinued operations for fiscal 1998 and fiscal 1999. The accompanying notes, except Note 15, relate only to continuing operations.

Recently Issued Accounting Standards

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," amended in June 2000 by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." The provisions of the statements require the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company is required to implement the statements in the first quarter of fiscal 2001. The Company estimates that, upon adoption, it will record an immaterial adjustment for a change in accounting principles in the Consolidated Statements of Operations and in accumulated other comprehensive income in the Consolidated Statements of Financial Position.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. SAB No. 101 is required to be implemented in the fourth quarter of fiscal 2001. The Company does not expect any impact from the application of SAB No. 101.

In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN No. 44"), "Accounting for Certain Transactions Involving Stock Compensation-An Interpretation


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  92

PE CORPORATION  Notes to Consolidated Financial Statements continued


of Accounting Principles Board ("APB") Opinion No. 25." FIN No. 44 clarifies the following: the definition of an employee for purposes of applying APB No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 is effective July 1, 2000, but certain conclusions in FIN No. 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. Management does not expect the application of FIN No. 44 to have a material impact on the Company's consolidated financial statements.

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

The following tables present a reconciliation of basic and diluted earnings per share from continuing operations:

                                                 PE Corporation
                                                 --------------
(Amounts in thousands except per share amounts)
For the year ended June 30,                                1998
===============================================================
Weighted average number
   of common shares used in
   the calculation of basic earnings
   per share from continuing
   operations                                            48,560
Common stock equivalents                                  1,592
---------------------------------------------------------------
Shares used in the calculation of
   diluted earnings per share
   from continuing operations                            50,152
===============================================================
Income from continuing operations
   used in the calculation of basic
   and diluted earnings per share
   from continuing operations                          $ 15,694
Income per share from
   continuing operations
     Basic                                             $    .32
     Diluted                                           $    .31
===============================================================

                                                  Applied Biosystems
                                                 --------------------
(Amounts in thousands except per share amounts)
For the years ended June 30,                          1999       2000
=====================================================================
Weighted average number
   of common shares used in
   the calculation of basic earnings
   per share from continuing
   operations                                      200,811    207,010
Common stock equivalents                             5,398     10,006
---------------------------------------------------------------------
Shares used in the calculation of
   diluted earnings per share
   from continuing operations                      206,209    217,016
=====================================================================
Income from continuing operations
   used in the calculation of basic
   and diluted earnings per share
   from continuing operations                    $ 148,365  $ 186,247
Income per share from
   continuing operations
     Basic                                       $     .74  $     .90
     Diluted                                     $     .72  $     .86
=====================================================================


                                                 Celera Genomics Group
                                                 ---------------------
(Amounts in thousands except per share amounts)
For the years ended June 30,                          1999        2000
======================================================================
Weighted average number
   of common shares used in
   the calculation of basic loss
   per share                                        50,200      53,725
Common stock equivalents
----------------------------------------------------------------------
Shares used in the calculation of
   diluted loss per share                           50,200      53,725
======================================================================
Net loss used in the calculation of
   basic and diluted loss per share              $ (44,894)  $ (92,737)
Net loss per share
     Basic and diluted                           $    (.89)  $   (1.73)
======================================================================

Options to purchase 40,000 and 5.9 million shares of PE Biosystems stock were outstanding at June 30, 1999 and 2000, respectively, but were not included in the computation of diluted earnings per share because the effect was antidilutive. Options and warrants to purchase 11.2 million and 12.3 million shares of Celera Genomics stock were outstanding at June 30, 1999 and 2000, respectively, but were not included in the computation of diluted earnings per share because the effect was antidilutive. Options and warrants to purchase 1.4 million shares of the Company's common stock were outstanding at June 30, 1998 but were not included in the computation of diluted earnings per share because the effect was antidilutive.

Applied Biosystems' share and per share data reflect the two-for-one stock splits effective July 1999 and February 2000. Celera Genomics group's share and per share data reflect the two-for-one stock split effective February 2000.


================================================================================
                                           93  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Notes to Consolidated Financial Statements continued


Foreign Currency

Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated into U.S. dollars at the fiscal year-end exchange rates. The related translation adjustments are recorded as a separate component of stockholders' equity. Foreign currency revenues and expenses are translated using monthly average exchange rates prevailing during the year. Foreign currency transaction gains and losses, as well as translation adjustments of foreign operations where the functional currency is the U.S. dollar, are included in net income. Transaction losses for the fiscal years ended June 30, 1998, 1999, and 2000 were $2.5 million, $5.6 million, and $.1 million, respectively.

Derivative Financial Instruments

The Company uses derivative financial instruments to offset exposure to market risks arising from changes in foreign currency exchange rates and interest rates. Derivative financial instruments currently utilized by the Company include foreign currency forward contracts, foreign currency options, and an interest rate swap (see Note 11).

Cash and Cash Equivalents and Short-Term Investments

Cash equivalents consist of highly liquid debt instruments, time deposits, and certificates of deposit with original maturities of three months or less.

Short-term investments have maturities of less than one year, are carried at fair value and are classified as available for sale with unrealized gains and losses included as a separate component of equity, net of any related tax effect. The specific identification method is used to determine the cost of securities disposed of, with realized gains and losses recorded to other income, net. These short-term investments include certificates of deposit, commercial paper, U.S. government securities, and corporate bonds. These investments are held with two major financial institutions in the Company's name.

The fair value of short-term investments at June 30, 2000 was as follows:

(Dollar amounts in millions)                             2000
=============================================================
Certificates of deposit                               $ 107.3
Commercial paper                                        364.5
U.S. government notes and bonds                          49.2
Corporate bonds                                          20.1
-------------------------------------------------------------
Total short-term investments                          $ 541.1
=============================================================

There were no short-term investments at June 30, 1999. Gross unrealized gains and losses on short-term investments were each $.1 million at June 30, 2000. There were no realized gains or losses for fiscal 2000.

Accounts Receivable

The Company periodically sold accounts receivable arising from business conducted in Japan. During fiscal 1998, 1999, and 2000, the Company received cash proceeds of $98.8 million, $40.5 million, and $7.8 million, respectively, from the sale of such receivables. There were no sales of accounts receivable after July 28, 1999. The Company accounted for such sales in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities."

Investments

The equity method of accounting is used for investments in joint ventures that are 20% to 50% owned and the cost method is used for investments that are less than 20% owned. Minority equity investments are generally classified as available-for-sale and carried at market value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The specific identification method is used to determine the cost of securities disposed of.

Inventories

Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Inventories at June 30, 1999 and 2000 included the following components:

(Dollar amounts in millions)                 1999        2000
=============================================================
Raw materials and supplies                $  42.8     $  53.1
Work-in-process                              10.3         6.3
Finished products                            96.6        98.4
-------------------------------------------------------------
Total inventories                         $ 149.7     $ 157.8
=============================================================

Property, Plant and Equipment, and Depreciation

Property, plant and equipment are recorded at cost and consisted of the following at June 30, 1999 and 2000:

(Dollar amounts in millions)                 1999        2000
=============================================================
Land                                      $  21.2     $  23.5
Buildings and leasehold improvements        154.9       185.1
Machinery and equipment                     231.4       311.6
-------------------------------------------------------------
Property, plant and equipment, at cost      407.5       520.2
Accumulated depreciation
   and amortization                         131.7       185.3
-------------------------------------------------------------
Property, plant and equipment, net        $ 275.8     $ 334.9
=============================================================

Major renewals and improvements that significantly add to productive capacity or extend the life of an asset are capitalized. Repairs, maintenance, and minor renewals and improvements are expensed when incurred.

Provisions for depreciation of owned property, plant and equipment are based upon the expected useful lives of the assets and computed primarily by the straight-line method. Leasehold improvements are amortized over their estimated useful lives or the term of the applicable lease, whichever is less, using the straight-line method. Internal-use software costs are amortized primarily over the expected useful lives, not to exceed 7 years.

Machinery and equipment, which included capitalized internal-use software primarily related to the Company's worldwide strategic program to improve its information technology infrastructure, was $53.2 million and $61.8 million at June 30, 1999 and 2000, respectively. Net of accumulated amortization, the capitalized internal-use software was $43.4 million and $43.5 million at June 30, 1999 and 2000, respectively.


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  94

PE CORPORATION  Notes to Consolidated Financial Statements continued


Capitalized Software

Internal software development costs, for software in the Company's products, which are incurred from the time technological feasibility of the software is established until the software is ready for its intended use, are capitalized and included in other long-term assets. The costs are amortized using the straight-line method over a maximum of 3 years or the expected life of the product, whichever is less. At June 30, 1999 and 2000, capitalized software costs, net of accumulated amortization, were $12.5 million and $21.3 million, respectively. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred.

Intangible Assets

The excess of purchase price over the net asset value of companies acquired is amortized on a straight-line method over periods not exceeding 20 years. Patents and trademarks are amortized using the straight-line method over their expected useful lives. At June 30, 1999 and 2000, other long-term assets included goodwill, net of accumulated amortization, of $18.5 million and $129.2 million, respectively. Accumulated amortization of goodwill was $6.7 million and $12.1 million at June 30, 1999 and 2000, respectively.

Asset Impairment

The Company reviews long-lived assets for impairment, in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Assets are written-down to fair value when the carrying costs exceed this amount. During fiscal 1999, Applied Biosystems recorded a $14.5 million charge to cost of sales for the impairment of assets associated with the Molecular Informatics business (see
Note 2). The impairment loss was determined based upon estimated future cash flows and fair values.

Revenues

Revenues are recorded at the time of shipment of products or performance of services. Revenues from service contracts are recorded as deferred service contract revenues and reflected in net revenues over the term of the contract, generally one year. Subscription fees for access to the Company's genomic databases are recognized ratably over the contracted period in accordance with the provisions of the contract. Contract research service revenues are earned and recognized in accordance with contract provisions. Revenues may be recognized on a percentage of completion, as contract research costs are incurred, or may be contingent upon the achievement of certain milestones. Amounts received in advance of performance are recorded as deferred revenue.

Research, Development and Engineering

Research, development and engineering costs are expensed when incurred.

Supplemental Cash Flow Information

Cash paid for interest and income taxes and significant non-cash investing and financing activities for the following periods was as follows:

(Dollar amounts in millions)          1998     1999      2000
=============================================================
Interest                            $  5.7   $  3.4   $   3.0
Income taxes                        $ 60.5   $ 30.3   $  49.3
Significant non-cash investing
   and financing activities
      Capital expenditures
         liability                           $  8.9
      Unrealized gain (loss) on
         investments                $ (4.4)  $ 11.9   $ 155.5
      Dividends declared
         not paid                                       $ 8.9
      Common shares issued
         in PerSeptive pooling      $  4.6
      Equity instruments issued
         in Paracel acquisition                       $ 125.1
      Minority interest assumed     $ 41.3
=============================================================

Note 2--Acquisitions, Investments, and Dispositions

PerSeptive Biosystems, Inc.

The merger of Seven Acquisition Corp., a wholly owned subsidiary of the Company, and PerSeptive was consummated on January 22, 1998. PerSeptive develops, manufactures, and markets an integrated line of proprietary consumable products and advanced instrumentation systems for the purification, analysis, and synthesis of biomolecules. As a result of the merger, PerSeptive, which was the surviving corporation of the merger, became a wholly owned subsidiary of the Company on that date. Each outstanding share of PerSeptive common stock was converted into shares of the Company's (predecessor) common stock at an exchange ratio equal to 0.1926. Accordingly, the Company issued 4.6 million shares of its (predecessor) common stock for all outstanding shares of PerSeptive common stock. Each outstanding option and warrant for shares of PerSeptive common stock was converted into options and warrants for the number of shares of the Company's (predecessor) common stock that would have been received if such options and warrants had been exercised immediately prior to the effective time of the merger. All shares of Series A Redeemable Convertible Preferred Stock of PerSeptive outstanding immediately prior to the effective time of the merger were converted in accordance with their terms into shares of PerSeptive common stock which were then converted into shares of the Company's (predecessor) common stock. As a result of the merger, PerSeptive's 8-1/4% Convertible Subordinated Notes Due 2001 became convertible into shares of the Company's (predecessor) common stock. On March 23, 1998, the Company redeemed the PerSeptive Notes for a total of $26.1 million, representing $24.7 million of principal and $1.4 million of accrued interest and premium relating to the PerSeptive Notes. Additionally, $2.5 million of the principal amount of the PerSeptive Notes was


================================================================================
                                           95  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Notes to Consolidated Financial Statements continued


converted by the holders thereof into 35,557 shares of the Company's (predecessor) common stock. The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests.

Tecan AG

The Company acquired a 14.5% interest and approximately 52% of the voting rights in Tecan AG during the second quarter of fiscal 1998. Tecan is a leader in the development and manufacturing of automated sample processors, liquid handling systems, and microplate photometry. The acquisition cost was $53.2 million in cash and was accounted for as a purchase with a minority interest of $41.3 million. The excess purchase price over the fair market value of the underlying assets was $46.2 million and was being amortized over 15 years.

During the fourth quarter of fiscal 1999, the Company divested its interest in Tecan through a public offering in Switzerland and private sales outside of Switzerland. Net cash proceeds from the divestiture were $53.8 million. The Company recognized a before-tax gain of $1.6 million on the divestiture.

Molecular Informatics, Inc.

In fiscal 1998, the Company acquired Molecular Informatics, Inc., a leader in the development of infrastructure software for the pharmaceutical, biotechnology, and agrochemical industries as well as for applied markets such as forensics and human identification. The acquisition cost was $53.9 million and was accounted for as a purchase. In connection with the acquisition, $28.9 million was expensed as purchased in-process research and development, $9.0 million was allocated to goodwill, and $15.7 million was allocated to other intangible assets. The amortization period was 10 years for the goodwill and 4 to 7 years for the other intangible assets.

The $28.9 million expensed as in-process research and development represented 53.6% of the purchase price and was attributed to and supported by a discounted probable cash flow analysis on a project-by-project basis. At the acquisition date, the technological feasibility of the acquired technology had not been established and the acquired technology had no future alternative uses.

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

As of the acquisition date, all of the major functionality for BioLIMS 2.0 had been completed and the product was subsequently released in September 1998. As of the acquisition date, BioLIMS 3.0 was in the design and scoping phase. As of the acquisition date, GA SFDB was in early alpha phase and had been completed concurrent with the development of BioLIMS 2.0. The product was released in September 1998. As of the acquisition date, BioMerge 3.0's functional scope was defined and the requirements assessment had been completed. The product was subsequently released in November 1998. As of the acquisition date, the BioCLINIC product requirements had been specified and discussions had begun with two potential customers to begin the specific software modifications. Development efforts were terminated in April 1998 due to unsuccessful marketing efforts. As of the acquisition date, the SDK requirements assessment had been completed and the functional scope had been defined.

At the date of the acquisition, a total of $11.8 million of the purchase price was attributed to core technology and existing products, primarily related to the BioMERGE product. The risk-adjusted discount rate applied to the project's cash flows was 20% for existing technology and 23% for in-process technology. The risk premium of 3% for in-process technologies was determined by management based upon the associated risks of rolling out these in-process technologies versus the existing technologies for the emerging bioinformatics software industry. The significant risks associated with these products include the limited operating history of Molecular Informatics, uncertainties surrounding market acceptance of such in-process products, competitive threats from other bioinformatics companies, and other risks. Management is primarily responsible for estimating the fair value of such existing and in-process technology.

In fiscal 1999, the Company incurred a $14.5 million charge to cost of sales for the impairment of intangible assets associated with the Molecular Informatics business. This impairment resulted primarily from a decline in management's assessment of future cash flows from this business which included the discontinuance of certain product lines in the fourth quarter. The charge to cost of sales included $5.6 million for the write-down of goodwill and $8.9 million for the write-down of other intangible assets. The remaining goodwill of $1.9 million and other intangible assets of $1.9 million are being amortized over 4 years.

Paracel, Inc.

During the fourth quarter of fiscal 2000, the Company acquired Paracel, Inc. in a stock-for-stock transaction. Paracel produces advanced genomic and text analysis technologies. Its products include a hardware accelerator for sequence comparison, a hardware accelerator for text search, and sequence analysis software tools.


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  96

PE CORPORATION  Notes to Consolidated Financial Statements continued


The Company issued approximately 1.6 million shares of Celera Genomics stock in exchange for all the outstanding shares of Paracel common stock not previously owned by the Company. At the time of the acquisition, the Company owned 14% of Paracel. The acquisition of the shares of Paracel not previously owned by the Company was valued at $125.6 million and was accounted for under the purchase method of accounting. In connection with the acquisition, $115.2 million was allocated to goodwill, including $5.3 million of deferred tax, and $13.6 million was allocated to other intangible assets. The goodwill and the other intangible assets are being amortized on a straight-line method over 3 years.

The net assets and results of operations of Paracel were included in the Company's consolidated financial statements from the date of acquisition. The following selected unaudited pro forma information assumes the acquisition had occurred at the beginning of fiscal 1999 and fiscal 2000, and gives effect to purchase accounting adjustments:

(Dollar amounts in millions except per share amounts)          1999       2000
==============================================================================
Net revenues                                              $ 1,226.8  $ 1,379.4
Net income                                                $   130.3  $    47.7
==============================================================================
Applied Biosystems
Net income per share
   Basic                                                  $    1.13  $     .90
   Diluted                                                $    1.10  $     .86
==============================================================================
Celera Genomics Group
Net loss per share
   Basic and diluted                                      $   (1.75) $   (2.54)
==============================================================================

The unaudited pro forma data is for informational purposes only and may not be indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of fiscal 1999 or at the beginning of fiscal 2000 or of the future operations of the combined companies.

Millennium Pharmaceuticals, Inc.

In fiscal 2000, Applied Biosystems recognized a before-tax gain of $41.0 million from the sale of a portion of the Company's equity interest in Millennium Pharmaceuticals, Inc. Net cash proceeds from the sale were $48.0 million. During fiscal 1999 and 1998, the Company recorded before-tax gains of $1.9 million and $1.6 million, respectively, in connection with the release of previously existing contingencies on shares of Millennium common stock.

Boston Probes, Inc.

In fiscal 2000, the Company made a minority equity investment of $6.0 million in Boston Probes, Inc. Additionally, the Company committed to make term loans in the aggregate of up to $2.0 million, subject to market terms and conditions. The loan commitment and the loan maturity may not extend beyond May 1, 2003. Applied Biosystems and Boston Probes are collaborating on the development and commercialization of products employing peptide nucleic acid technology. The acquisition was accounted for under the cost method and was included in the Company's Consolidated Statements of Financial Position.

Epoch Biosciences, Inc.

The Company made a minority equity investment in Epoch Biosciences, Inc. of $1.0 million in fiscal 2000. The Company also converted into equity $1.0 million of funds advanced to Epoch as part of a licensing transaction in fiscal 1999. Epoch is a biomedical company utilizing nucleoside and nucleotide chemistry to develop molecular tools for genetic analysis. The acquisition was accounted for under the cost method and was included in the Company's Consolidated Statements of Financial Position.

Illumina, Inc.

In fiscal 2000, the Company made a minority equity investment of $5.0 million in Illumina, Inc. and will provide a portion of the research and development funding for a strategic collaboration. The strategic collaboration is for the purpose of developing, manufacturing, and marketing array-based systems for high-throughput DNA analysis. Under the agreement, Applied Biosystems and Illumina will jointly develop systems based on Illumina's BeadArray technology and Applied Biosystems' proprietary DNA chemistry. The acquisition was accounted for under the cost method and was included in the Company's Consolidated Statements of Financial Position.

ACLARA BioSciences, Inc.

The Company made a minority equity investment of $2.5 million in ACLARA BioSciences, Inc. in fiscal 1998. Applied Biosystems and ACLARA are collaborating on the development of advanced genetic analysis systems. In fiscal 1999 and fiscal 2000, the Company increased its investment by $3.0 million and $5.0 million, respectively. The acquisition was accounted for under the cost method and was included in the Company's Consolidated Statements of Financial Position.

Biometric Imaging, Inc.

In fiscal 1998, the Company acquired a minority equity investment in Biometric Imaging, Inc. for $4.0 million. Applied Biosystems and Biometric Imaging were collaborating on the development and manufacturing of a high-throughput screening system for use by pharmaceutical research companies to accelerate the drug discovery process. The Company received exclusive worldwide marketing rights for products developed for that market. In fiscal 1999, the Company recorded a before-tax gain of $2.6 million on the sale of the Company's entire equity interest in Biometric Imaging. Net cash proceeds from the sale were $6.6 million.

Hyseq, Inc.

In fiscal 1997, the Company entered into a strategic relationship with Hyseq, Inc., acquiring a minority equity interest for a cash investment of $5.0 million. Hyseq applies proprietary DNA array technology to develop gene-based therapeutic product candidates and diagnostic products and tests. In fiscal 1998, the Company increased its investment by $5.0 million. During the fourth quarter of fiscal 2000, the Company recognized a before-tax gain of $4.4 million from the sale of a portion of its equity interest in Hyseq. Net cash proceeds from the sale were $6.4 million.


================================================================================
                                           97  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Notes to Consolidated Financial Statements continued


Panther(TM) Technology

During the second quarter of fiscal 2000, the Company acquired the Panther(TM) technology from Molecular Applications Group. Panther(TM) is a software tool designed for rapid and accurate determination of gene and protein function. As part of the agreement, members of the Molecular Applications Group research team who developed the Panther(TM) technology became employees of the Celera Genomics group. The cost of the acquisition was $2.5 million and was accounted for under the purchase method of accounting.

Shanghai GeneCore BioTechnologies Co., Ltd.

During the second quarter of fiscal 2000, the Company acquired an additional 47.5% equity interest in Shanghai GeneCore BioTechnologies Co., Ltd. from Axys Pharmaceuticals, Inc. for $.5 million. The Company previously owned a 47.5% equity interest in Shanghai GeneCore. Shanghai GeneCore is a genomics service company with expertise in nucleotide synthesis, DNA sequencing, bioinformatics analysis, and mutation detection. The 95% equity interest in Shanghai GeneCore was accounted for under the purchase method of accounting in the consolidated financial statements of the Company.

Agrogene S.A.

During the third quarter of fiscal 1999, the Company acquired a 49% interest in Agrogene S.A., an agricultural DNA testing laboratory in France, for $1.2 million. The excess of cost over net assets acquired of $1.0 million is being amortized on a straight-line basis over 3 years. This investment has been accounted for under the equity method of accounting.

Other Dispositions

In fiscal 2000, the Company recognized a before-tax gain of $3.3 million from the sale of its equity interest in various other companies. Net cash proceeds from the sales were $4.3 million.

Note 3--Debt and Lines of Credit

Loans payable and long-term debt at June 30, 1999 and 2000 are summarized as follows:

(Dollar amounts in millions)                 1999        2000
=============================================================
Loans Payable
Short-term loans                           $  3.9      $ 15.7
=============================================================
Long-Term Debt
Commercial paper                           $    -      $ 46.0
Yen loan                                     31.5        36.1
-------------------------------------------------------------
Total long-term debt                       $ 31.5      $ 82.1
=============================================================

The weighted average interest rates at June 30, 1999 and 2000 for loans payable were 4.5% and .6%, respectively.

The Company maintains a yen 3.8 billion variable rate long-term loan, which matures in March 2002. Through an interest rate swap agreement (see Note 11), the effective interest rate for the loan is fixed at 2.1%.

Long-term debt includes $46.0 million of commercial paper with an average interest rate of 6.84% at June 30, 2000. The Company established the necessary credit facilities, through its revolving credit agreement, to refinance the commercial paper borrowings on a long-term basis. These borrowings were classified as noncurrent because it is the Company's intent to refinance these obligations on a long-term basis.

The Company's $100 million revolving credit agreement was replaced effective April 20, 2000 with a new $100 million revolving credit agreement with four banks that matures on April 20, 2005. Commitment and facility fees are based on public debt ratings, or net worth and leverage ratios. Interest rates on amounts borrowed vary depending on whether borrowings are undertaken in the domestic or eurodollar markets. There were no borrowings outstanding under the facility at June 30, 2000.

At June 30, 2000, in addition to the $100 million revolving credit facility, the Company had $241 million of unused credit facilities for short-term borrowings from domestic and foreign banks in various currencies. These credit facilities consist of uncommitted overdraft credit lines that are provided at the discretion of various local banks. A PE Corporation guarantee is usually required if a local unit borrows any funds.

Under various debt and credit agreements, the Company is required to maintain certain minimum net worth and leverage ratios.

There are no maturities of long-term debt scheduled for fiscal 2001, 2003, 2004, or 2005. The yen 3.8 billion loan matures in fiscal 2002.


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  98

PE CORPORATION  Notes to Consolidated Financial Statements continued


Note 4--Income Taxes

Income (loss) before income taxes from continuing operations for fiscal 1998, 1999, and 2000 is summarized in the following table:

(Dollar amounts in millions)       1998      1999        2000
=============================================================
United States                   $ (38.0)  $ (41.6)    $ (46.5)
Foreign                            84.4     155.9       182.6
-------------------------------------------------------------
Total                           $  46.4   $ 114.3     $ 136.1
=============================================================

The Company's provision for income taxes from continuing operations for fiscal 1998, 1999, and 2000 consisted of the following:

(Dollar amounts in millions)       1998      1999        2000
=============================================================
Currently Payable
Domestic                         $  3.8   $   6.1     $  18.4
Foreign                            17.8      23.5        48.6
-------------------------------------------------------------
Total currently payable            21.6      29.6        67.0
-------------------------------------------------------------
Deferred
Domestic                            6.1     (29.1)      (14.0)
Foreign                            (2.6)      3.6       (12.4)
-------------------------------------------------------------
Total deferred                      3.5     (25.5)      (26.4)
-------------------------------------------------------------
Total provision for income
   taxes from continuing
   operations                    $ 25.1   $   4.1     $  40.6
=============================================================

Significant components of deferred tax assets and liabilities from continuing operations at June 30, 1999 and 2000 are summarized in the following table:

(Dollar amounts in millions)                 1999        2000
=============================================================
Deferred Tax Assets
Inventories                               $   2.3     $   4.0
Postretirement and
   postemployment benefits                   32.2        31.4
Other reserves and accruals                   8.8        11.9
Tax credit and loss carryforwards            68.8       162.6
-------------------------------------------------------------
Subtotal                                    112.1       209.9
Valuation allowance                         (37.5)      (37.2)
-------------------------------------------------------------
Total deferred tax assets                    74.6       172.7
-------------------------------------------------------------
Deferred Tax Liabilities
Depreciation                                  3.1        15.8
Other reserves and accruals                  12.3         4.9
Intangibles                                               4.6
Unrealized gains on investments                          89.2
-------------------------------------------------------------
Total deferred tax liabilities               15.4       114.5
-------------------------------------------------------------
Total deferred tax assets, net            $  59.2     $  58.2
=============================================================

A reconciliation of the federal statutory tax to the Company's continuing tax provision for fiscal 1998, 1999, and 2000 is set forth in the following table:

(Dollar amounts in millions)       1998      1999        2000
=============================================================
Federal statutory rate              35%       35%         35%
=============================================================
Tax at federal statutory rate    $ 16.2   $  40.0     $  47.6
State income taxes (net of
   federal benefit)                  .1        .4          .4
Effect on income taxes from
   foreign operations               1.2     (21.4)       (6.2)
Effect on income taxes from
   foreign sales corporation       (2.5)     (4.9)       (7.1)
Acquired research and
   development                     10.1
Reorganization, restructuring,
   and other costs                  5.2                   7.9
Domestic temporary
   differences for which
   benefit is recognized           (4.8)    (17.4)
Effect of goodwill
   amortization and write-off        .4       1.2          .5
R&D tax credit                                          (11.4)
Long-term compensation                                    8.7
Recapitalization costs                        3.3
Other                               (.8)      2.9          .2
-------------------------------------------------------------
Total provision for income
   taxes from continuing
   operations                    $ 25.1   $   4.1     $  40.6
=============================================================

The category "domestic temporary differences for which benefit is recognized" reported in the preceding table reflects the fiscal 1998 and 1999 benefit attributable to a reduction in the valuation allowance. The benefit is primarily due to release of the valuation allowance in fiscal 1999 in the amount of $17.4 million. The valuation allowance was reduced in fiscal 1999 because management believed, once the sale of the Analytical Instruments business was completed, that it was more likely than not that the deferred tax assets to which the valuation allowance related would be realized. The fiscal 1998 benefit resulted from the utilization of domestic tax credit carryforwards and reversing temporary differences and the recognition of various other deferred tax assets that were previously subject to a valuation allowance.

At June 30, 2000, the Company's worldwide valuation allowance of $37.2 million related to foreign tax loss carryforwards, as well as domestic tax loss carryforwards, temporary differences, and tax credit carryforwards.

PerSeptive has domestic loss carryforwards of approximately $68 million that will expire between the fiscal years 2003 and 2012. The amount of these net operating loss carryforwards that can be utilized annually to offset future taxable income or tax liability has been limited under the Internal Revenue Code as a result of the acquisition. The Company also has a consolidated domestic loss carryforward of approximately $230 million and consolidated domestic credit carryforwards of $43.2 million that will expire between the fiscal years


================================================================================
                                           99  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Notes to Consolidated Financial Statements continued


2005 and 2020, and loss carryforwards of approximately $49 million in various foreign countries with varying expiration dates.

U.S. income taxes were not provided on approximately $352 million of net unremitted earnings from foreign subsidiaries since the Company intends to permanently reinvest substantially all of such earnings outside the U.S. These earnings include income from manufacturing operations in Singapore, which is tax-exempt through fiscal 2004. In those instances where the Company expects to remit earnings, the effect on the results of operations, after considering available tax credits and amounts previously accrued, is not significant.

The Company and its subsidiaries are subject to tax examinations in various U.S. and foreign jurisdictions. On December 17, 1998, the Company filed a petition in the U.S. Tax Court which contested a deficiency asserted by the IRS for fiscal 1992. The Company has entered into settlement discussions with the IRS Appeals Office in order to determine whether this dispute can be resolved on a favorable basis to the Corporation without the necessity of a trial. The Company will vigorously contest the proposed adjustments. The Company believes that adequate tax payments have been made and adequate accruals have been recorded for all years.

Note 5--Retirement and Other Benefits

Pension Plans, Retiree Healthcare, and
Life Insurance Benefits

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

The Company's domestic pension plan covers a substantial portion of U.S. employees. During fiscal 1999, the plan was amended to terminate the accrual of benefits as of June 30, 2004 and to improve the benefit for participants who retire between the ages of 55 and 60. The pension plan is not available to employees hired on or after July 1, 1999.

The postretirement benefit plan provides certain healthcare and life insurance benefits to domestic employees hired prior to January 1, 1993, who retire and satisfy certain service and age requirements. Generally, medical coverage pays a stated percentage of most medical expenses, reduced for any deductible and for payments made by Medicare or other group coverage. The cost of providing these benefits is shared with retirees. The plan is unfunded.

The components of net pension and postretirement benefit expenses for fiscal 1998, 1999, and 2000 are set forth in the following table:

(Dollar amounts in millions)       1998      1999        2000
=============================================================
Pension
Service cost                    $   4.9   $   5.2     $   7.7
Interest cost                      36.4      38.7        44.1
Expected return on
   plan assets                    (35.6)    (38.6)      (45.7)
Amortization of
   transition asset                (1.9)     (1.9)       (2.4)
Amortization of prior
   service cost                               (.4)        (.4)
Amortization of losses               .5        .5          .2
Curtailments and
   settlements                                 .1
-------------------------------------------------------------
Net periodic expense            $   4.3   $   3.6     $   3.5
=============================================================
Postretirement Benefit
Service cost                    $    .1   $    .2     $    .3
Interest cost                       4.7       4.8         4.6
Amortization of gains              (1.2)     (1.5)       (1.8)
-------------------------------------------------------------
Net periodic expense            $   3.6   $   3.5     $   3.1
=============================================================


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  100

PE CORPORATION  Notes to Consolidated Financial Statements continued


The following tables set forth the changes in the benefit obligations and the plan assets, the funded status of the plans, and the amounts recognized in the Company's Consolidated Statements of Financial Position at June 30, 1999 and 2000:

                                       Pension           Postretirement
                                 ------------------    ------------------
(Dollar amounts in millions)        1999       2000       1999       2000
=========================================================================
Change In Benefit
Obligation
Benefit obligation,
   beginning of year             $ 560.5    $ 594.1    $  72.4    $  62.5
Service cost                         5.2        7.7         .2         .3
Interest cost                       38.7       44.1        4.8        4.6
Participants' contributions           .1
Benefits paid                      (30.8)     (36.7)      (5.3)      (5.4)
Actuarial (gain) loss               17.7        7.9       (3.3)       (.1)
Variable annuity
   unit value change                 2.8      (12.9)
Addition of plan                                3.9
Amendments                          (2.0)
Currency translation                 (.1)       (.2)
Other                                2.0                  (6.3)
-------------------------------------------------------------------------
Benefit obligation               $ 594.1    $ 607.9    $  62.5    $  61.9
=========================================================================
Change In Plan Assets
Fair value of plan assets,
   beginning of year             $ 561.8    $ 600.6    $     -    $     -
Actual return on
   plan assets                      56.8       47.9
Participants' contributions           .1
Company contribution                11.4                   5.3        5.4
Benefits paid                      (29.5)     (34.3)      (5.3)      (5.4)
Addition of plan                                1.0
Currency translation                            (.2)
-------------------------------------------------------------------------
Fair value of plan assets        $ 600.6    $ 615.0    $     -    $     -
=========================================================================
Funded Status
Reconciliation
Funded status                    $   6.5    $   7.1    $ (62.5)   $ (61.9)
Unrecognized prior
   service gain                     (2.5)      (2.0)
Unrecognized transition
   asset (obligation)               (2.2)        .9
Unrecognized (gains)
   losses                           37.7       29.6      (23.2)     (21.5)
-------------------------------------------------------------------------
Net amount recognized            $  39.5    $  35.6    $ (85.7)   $ (83.4)
=========================================================================
Amounts Recognized
In The Statement Of
Financial Position
Prepaid benefit cost             $  48.3    $  47.4    $     -    $     -
Accrued benefit liability          (11.6)     (15.8)     (85.7)     (83.4)
Intangible asset                      .7         .6
Minimum pension
   liability adjustment              2.1        3.4
-------------------------------------------------------------------------
Net amount recognized            $  39.5    $  35.6    $ (85.7)   $ (83.4)
=========================================================================

Other changes in benefit obligation represented changes in benefit obligation related to the Analytical Instruments business for periods prior to the sale.

A minimum pension liability adjustment is required when the actuarial present value of accumulated benefits exceeds plan assets and accrued pension liabilities. The projected benefit obligation and accumulated benefit obligation for the pension plans with accumulated benefit obligations in excess of plan assets were $12.1 million and $11.6 million, respectively, at June 30, 1999, and $14.0 million and $12.8 million, respectively, at June 30, 2000.

The following actuarial assumptions were used for the Company's pension and postretirement plans:

                                           1999          2000
=============================================================
Domestic Plans
Discount rate                            7-1/2%            8%
Compensation increase                        5%            6%
Expected rate of return         7-1/2 -- 9-1/4%   8 -- 9-1/4%
=============================================================
Foreign Plans
Discount rate                       5 -- 5-3/4%   3 -- 5-3/4%
Compensation increase                        4%       2 -- 4%
Expected rate of return             6-1/2 -- 9%       4 -- 9%
=============================================================

The Company recorded expenses for foreign defined benefit plans of $1.4 million, $1.7 million, and $2.2 million in fiscal 1998, 1999, and 2000, respectively.

For measurement purposes, an 8.2% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for plan year 2001, gradually reducing to 5.5% in 2004 and thereafter. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects on postretirement benefits:

                              One-Percentage-     One-Percentage-
(Dollar amounts in millions)   Point Increase      Point Decrease
=================================================================
Effect on the total of
   service and interest cost
   components                           $  .4              $  (.4)
Effect on postretirement
   benefit obligation                   $ 4.8              $ (4.8)
=================================================================

Savings Plan

The Company provides a 401(k) savings plan, for domestic employees, with automatic Company contributions of 2% of eligible compensation and a dollar-for-dollar matching contribution of up to 4% of eligible compensation. Employees not eligible for the employee pension plan receive an extra 2% Company contribution in addition to the automatic 2% Company contribution through June 30, 2004, while pension plan participants continue to receive the automatic 2% contribution. The Company's contributions to this plan were $5.9 million, $8.5 million, and $12.1 million for fiscal 1998, 1999, and 2000, respectively.


================================================================================
                                          101  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Notes to Consolidated Financial Statements continued


Postemployment Benefits

The Company provides certain postemployment benefits to eligible employees. These benefits generally include severance, disability, and medical-related costs paid after employment but before retirement.

Note 6--Segment, Geographic, and Customer Information

Business Segments

The Company operates in the life science industry through two reportable segments, Applied Biosystems and the Celera Genomics group. Applied Biosystems manufactures and markets biochemical instrument systems and associated consumable products for life science research and related applications. The Celera Genomics group is engaged principally in the generation, sale, and support of genomic information and enabling data management and analysis software. The Celera Genomics group's customers use this information for commercial applications in the pharmaceutical and life sciences industries in the specific areas of target identification, drug discovery, and drug development. The Celera Genomics group also provides gene discovery, genotyping, and related genomics services. The Celera Genomics group has recently expanded its business in the emerging fields of functional genomics, in particular, proteomics and personalized health/medicine.

As a result of the recapitalization, the Company established two separate stocks to track the individual performance of the reportable segments. Segment operating income (loss) excludes other income (expense), gain on investments, net interest income, provision (benefit) for income taxes, and minority interest. The accounting policies of the operating segments are the same as those described in Note 1. Sales of products and services between segments are based on terms that would be available from third parties in commercial transactions. "Other" consists of the elimination of intersegment activity. Other total assets of $173.0 million for fiscal 1999 included the $150 million Celera Genomics group note receivable from Applied Biosystems.

Segment information follows:

                                                   Celera
                                   Applied       Genomics                       Consol-
(Dollar amounts in millions)    Biosystems          Group         Other          idated
=======================================================================================
1998
Net revenues from
   external customers            $   940.1      $     4.2      $      -       $   944.3
Operating income
   (loss)                        $    53.4      $   (12.8)                    $    40.6
Depreciation and
   amortization
   expense                       $    35.2      $      .7                     $    35.9
Capital expenditures             $    68.2      $     3.6                     $    71.8
Total assets                     $ 1,128.9      $     6.4                     $ 1,135.3
=======================================================================================
1999
Net revenues from
   external customers            $ 1,204.4      $    12.5      $      -       $ 1,216.9
Intersegment
   revenues                           17.3                        (17.3)
---------------------------------------------------------------------------------------
Total revenues                   $ 1,221.7      $    12.5      $  (17.3)      $ 1,216.9
=======================================================================================
Operating income
   (loss)                        $   187.9      $   (68.8)     $  (10.5)      $   108.6
Depreciation and
   amortization
   expense                       $    44.3      $     3.8                     $    48.1
Capital expenditures             $    92.0      $    94.5      $  (10.5)      $   176.0
Total assets                     $ 1,347.6      $   344.7      $ (173.0)      $ 1,519.3
=======================================================================================
2000
Net revenues from
   external customers            $ 1,328.3      $    42.7      $      -       $ 1,371.0
Intersegment
   revenues                      $    59.8                     $  (59.8)
---------------------------------------------------------------------------------------
Total revenues                   $ 1,388.1      $    42.7      $  (59.8)      $ 1,371.0
=======================================================================================
Operating income
   (loss)                        $   213.2      $  (168.1)     $    3.0       $    48.1
Depreciation and
   amortization
   expense                       $    54.5      $    29.6      $   (3.4)      $    80.7
Capital expenditures             $    95.5      $    30.7      $    (.4)      $   125.8
Total assets                     $ 1,698.2      $ 1,413.3      $  (28.2)      $ 3,083.3
=======================================================================================

Events Impacting Comparability

Applied Biosystems

Fiscal 1998 operating income included $48.1 million related to restructuring and other merger costs and $28.9 million for acquired research and development. Fiscal 1999 operating income included: $9.1 million for costs related to the acceleration of certain long-term compensation programs as a result of the attainment of performance targets; charges of $4.6 million related to the recapitalization of the Company; other merger costs of $6.1 million; a $14.5 million charge for the impairment of assets; a $3.5 million donation to the


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  102

PE CORPORATION  Notes to Consolidated Financial Statements continued


Company's charitable foundation; and a $9.2 million reduction of charges required to implement the fiscal 1998 restructuring plan. Fiscal 2000 operating income included a charge of $45.0 million related to the acceleration of certain long-term compensation programs as a result of the attainment of performance targets and $2.1 million of acquisition-related costs.

Celera Genomics Group

Fiscal 1999 operating loss included costs of $5.6 million related to the recapitalization and transformation of the Company.

Geographic Areas

Information concerning principal geographical areas for fiscal 1998, 1999, and 2000 follows:

(Dollar amounts in millions)      1998       1999        2000
=============================================================
Net Revenues From
External Customers
United States                  $ 457.1  $   609.0   $   681.0
Europe                           291.9      370.1       376.0
Japan                            129.5      154.8       213.6
Other Far East countries          42.0       56.1        60.8
Latin America and other           23.8       26.9        39.6
-------------------------------------------------------------
Consolidated                   $ 944.3  $ 1,216.9   $ 1,371.0
=============================================================

Net revenues are attributable to geographic areas based on the region of destination.

Information concerning long-lived assets at June 30, 1999 and 2000 follows:

(Dollar amounts in millions)                 1999        2000
=============================================================
Long-Lived Assets
United States                             $ 266.2     $ 302.2
Europe                                       15.1        15.3
Japan                                        14.1        18.1
Other Far East countries                       .7         2.1
Latin America and other                        .3          .8
-------------------------------------------------------------
Consolidated                              $ 296.4     $ 338.5
=============================================================

Long-lived assets exclude goodwill and other intangible assets.

Customer Information

The Company has a large and diverse customer base. No single customer accounted for more than 10% of total net revenues during fiscal 1998, 1999, or 2000.

Note 7--Stockholders' Equity

In January 2000, the Board of Directors announced two-for-one splits of PE Biosystems stock and Celera Genomics stock, effective February 2000 in the form of stock dividends. All Applied Biosystems and Celera Genomics group share data reflect these splits. Applied Biosystems share data also reflect the two-for-one split of PE Biosystems stock effective July 1999.

Treasury Stock

Common stock repurchases were made in support of the Company's various stock plans and as part of a general share repurchase authorization. During fiscal 1999, 20,000 shares of PE Biosystems stock, before giving effect to the February 2000 stock split, were repurchased to support various stock plans. There were no repurchases of common stock during fiscal 1998 or fiscal 2000.

Stock Purchase Warrants

As a result of the merger with PerSeptive, each outstanding warrant for shares of PerSeptive common stock was converted into warrants for the number of shares of the Company's common stock that would have been received by the holder if such warrants had been exercised immediately prior to the effective time of the merger.

As a result of the recapitalization and stock splits, each outstanding warrant for shares of PerSeptive common stock was further converted into warrants to acquire .7704 share of PE Biosystems stock and .1926 share of Celera Genomics stock. The warrants are not separately exercisable into solely PE Biosystems stock or Celera Genomics stock. The exercise price and expiration date of each warrant were not affected by the recapitalization or the stock splits.

At June 30, 2000, there were 53,799 warrants outstanding at an exercise price of $65.73. Upon exercise of the warrants, the holders would receive 215,196 shares of PE Biosystems stock and 53,799 shares of Celera Genomics stock. The warrants expire in September 2003.

Stockholders' Rights Plan

In connection with the recapitalization, the Company adopted a new Stockholders' Rights Plan (the "Rights Agreement") to protect stockholders against abusive takeover tactics. Under the Rights Agreement, the Company will issue one right for every four shares of PE Biosystems stock (a "PE Biosystems Right"), which will allow holders to purchase one-thousandth of a share of Series A participating junior preferred stock of the Company at a purchase price of $425, subject to adjustment (the "Series A Purchase Price"), and one right for every two shares of Celera Genomics stock (a "Celera Genomics Right"), which will allow holders to purchase one-thousandth of a share of Series B participating junior preferred stock of the Company at a purchase price of $125, subject to adjustment (the "Series B Purchase Price").


================================================================================
                                          103  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Notes to Consolidated Financial Statements continued


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

If following the time a person or group becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation; any person consolidates or merges with the Company and all or part of the common stock is converted or exchanged for securities, cash, or property of any other person; or 50% or more of the Company's assets or earnings power is sold or transferred, each PE Biosystems Right and each Celera Genomics Right will entitle its holder to purchase, for the Series A Purchase Price or Series B Purchase Price, a number of shares of common stock of the surviving entity in any such merger, consolidation, or business combination or the purchaser in any such sale or transfer having a market value equal to twice the Series A Purchase Price or Series B Purchase Price.

The rights are redeemable at the Company's option at one cent per right to a person or group becoming an Acquiring Person.

Capital Stock

The Company's authorized capital stock consists of 500 million shares of PE Biosystems stock, 225 million shares of Celera Genomics stock, and 10 million shares of PE Corporation preferred stock. Of the 10 million authorized shares of preferred stock, the Company had designated 80,000 shares of two series of participating junior preferred stock in connection with the Company's stockholders' rights plan as previously described.

In March 2000, PE Corporation completed a follow-on public offering of Celera Genomics stock. In this offering, 4.4 million shares of Celera Genomics stock were sold, resulting in net proceeds of $943.3 million.

Note 8--Stock Plans

Stock Option Plans

Under the Company's stock option plans, officers, directors, and other key employees may be granted options, each of which allows for the purchase of existing common stock at a price of not less than 100% of fair market value at the date of grant. Prior to the recapitalization, most option grants had a two-year vesting schedule, whereby 50% of the option grant vested at the end of each year from the date of grant. The Board of Directors has extended that schedule for most options granted subsequent to the recapitalization whereby 25% will vest annually, resulting in 100% vesting after four years. Options generally expire ten years from the date of grant.

Transactions relating to the stock option plans of the Company follow:

                                           PE Corporation
                                      ------------------------
                                                      Weighted
                                                       Average
                                      Number of       Exercise
                                        Options          Price
==============================================================
Fiscal 1998
Outstanding at June 30, 1997          4,155,603        $ 45.03
Granted                               1,997,041        $ 70.41
Exercised                               780,994        $ 34.76
Cancelled                               154,686        $ 71.42
--------------------------------------------------------------
Outstanding at June 30, 1998          5,216,964        $ 55.51
Exercisable at June 30, 1998          2,936,389        $ 43.12
==============================================================
Fiscal 1999
Granted                                  37,000        $ 86.61
Exercised                             1,549,364        $ 45.74
Cancelled                               108,914        $ 67.92
--------------------------------------------------------------
Outstanding at May 5, 1999            3,595,686        $ 60.23
Exercisable at May 5, 1999            2,639,696        $ 55.43
==============================================================

                                        PE Biosystems Stock
                                     -------------------------
                                                      Weighted
                                                       Average
                                      Number of       Exercise
                                        Options          Price
==============================================================
Fiscal 1999
Outstanding at May 6, 1999           14,382,744        $ 13.67
Granted                               5,896,092        $ 27.35
Exercised                             1,374,632        $ 13.25
Cancelled                               480,958        $ 16.38
--------------------------------------------------------------
Outstanding at June 30, 1999         18,423,246        $ 17.99
Exercisable at June 30, 1999          8,698,906        $ 12.34
==============================================================
Fiscal 2000
Granted                               9,000,611        $ 86.06
Exercised                             3,146,903        $ 12.37
Cancelled                               661,236        $ 26.68
--------------------------------------------------------------
Outstanding at June 30, 2000         23,615,718        $ 44.04
Exercisable at June 30, 2000          9,879,917        $ 15.53
==============================================================


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  104

PE CORPORATION  Notes to Consolidated Financial Statements continued


                                       Celera Genomics Stock
                                     -------------------------
                                                      Weighted
                                                       Average
                                      Number of       Exercise
                                        Options          Price
==============================================================
Fiscal 1999
Outstanding at May 6, 1999            3,595,686        $  5.52
Granted                               7,952,036        $  8.72
Exercised                               281,788        $  5.25
Cancelled                               132,606        $  6.67
--------------------------------------------------------------
Outstanding at June 30, 1999         11,133,328        $  7.81
Exercisable at June 30, 1999          3,636,232        $  6.39
==============================================================
Fiscal 2000
Granted                               2,838,848        $ 77.55
Exercised                             1,392,069        $  6.44
Cancelled                               311,266        $ 11.04
--------------------------------------------------------------
Outstanding at June 30, 2000         12,268,841        $ 20.49
Exercisable at June 30, 2000          3,945,450        $  7.47
==============================================================

As a result of the recapitalization, each outstanding stock option under the Company's stock option plans was converted into separately exercisable options to acquire one share of PE Biosystems stock and 0.5 of a share of Celera Genomics stock prior to giving effect of PE Biosystems stock splits and the Celera Genomics stock split. The exercise price for the resulting PE Biosystems stock options and Celera Genomics stock options was calculated by multiplying the exercise price under the original option from which they were converted by a fraction, the numerator of which was the opening price of PE Biosystems stock or Celera Genomics stock, as the case may be, on May 6, 1999 (the first date such stocks were traded on the New York Stock Exchange) and the denominator of which was the sum of such PE Biosystems stock and Celera Genomics stock prices. However, the aggregate intrinsic value of the options was not increased, and the ratio of the exercise price per option to the market value per share was not reduced. In addition, the vesting provisions and option periods of the original grants remained the same on conversion.

In connection with the acquisition of Paracel, the Company has assumed Paracel's stock option plans. Options granted to Paracel employees and directors in exchange for their Paracel options at the acquisition date have been included in Celera Genomics stock options granted amount for fiscal 2000.

The following tables summarize information regarding options outstanding and exercisable at June 30, 2000:

                                        Weighted Average
                                      ---------------------
                                                Contractual
                                                       Life
                             Number of  Exercise  Remaining
(Option prices per share)      Options     Price   in Years
===========================================================
PE Biosystems Stock
Options Outstanding
At $.47 - $10.00             2,184,420   $  6.69        4.0
At $10.01 - $20.00           6,892,195   $ 15.84        6.9
At $20.01 - $50.00           6,453,162   $ 28.12        8.8
At $50.01 - $100.50          8,085,941   $ 90.86        9.6
===========================================================
Options Exercisable
At $.47 - $10.00             2,131,665   $  6.81
At $10.01 - $20.00           6,427,239   $ 15.72
At $20.01 - $50.00           1,286,613   $ 27.05
At $50.01 - $100.50             34,400   $ 89.38
===========================================================
===========================================================
Celera Genomics Stock
Options Outstanding
At $.19 - $6.00                812,644   $  3.49        4.6
At $6.01 - $8.50             1,446,691   $  6.77        7.2
At $8.51 - $10.00            6,706,186   $  8.56        8.5
At $10.01 - $135.00          3,303,320   $ 54.91        8.8
===========================================================
Options Exercisable
At $.19 - $6.00                797,252   $  3.52
At $6.01 - $8.50             1,290,681   $  6.69
At $8.51 - $10.00            1,482,797   $  8.56
At $10.01 - $135.00            374,720   $ 14.30
===========================================================

1999 Stock Incentive Plans

The PE Corporation/PE Biosystems Group 1999 Stock Incentive Plan (the "PE Biosystems Group Plan") and the PE Corporation/Celera Genomics Group 1999 Stock Incentive Plan (the "Celera Genomics Group Plan") were approved in April 1999, as amended. The PE Biosystems Group Plan authorizes grants of stock options, stock awards, and performance shares with respect to PE Biosystems stock. The Celera Genomics Group Plan authorizes grants of stock options, stock awards, and performance shares with respect to Celera Genomics stock. Directors, certain officers, and key employees with responsibilities involving both Applied Biosystems and the Celera Genomics group may be granted awards under both incentive plans in a manner which reflects their responsibilities. The Board of Directors believes that granting awards tied to the performance of the group in which the participants work and, in certain cases the other group, is in the best interests of the Company and its stockholders.


================================================================================
                                          105  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Notes to Consolidated Financial Statements continued


Employee Stock Purchase Plans

The Company's employee stock purchase plans offer U.S. and certain non-U.S. employees the right to purchase shares of PE Biosystems stock and/or Celera Genomics stock. The purchase price in the U.S. is equal to the lower of 85% of the average market price of the applicable class of common stock on the offering date or 85% of the average market price of such class of common stock on the last day of the purchase period. Provisions of the plan for employees in countries outside the U.S. vary according to local practice and regulations.

PE Biosystems stock issued under the employee stock purchase plans during fiscal 1999 and 2000 totaled 98,000 shares and 161,000 shares, respectively. Celera Genomics stock issued under the employee stock purchase plans during fiscal 1999 and 2000 totaled 24,000 shares and 303,000 shares, respectively. Common stock issued under the employee stock purchase plans during fiscal 1998 and 1999 totaled 174,000 shares and 168,000 shares, respectively, of PE Corporation (predecessor) common stock.

Director Stock Purchase and Deferred Compensation Plan

The Company has a Director Stock Purchase and Deferred Compensation Plan that requires non-employee directors of the Company to apply at least 50% of their annual retainer to the purchase of common stock. Purchases of PE Biosystems stock and Celera Genomics stock are made in a ratio approximately equal to the number of shares of PE Biosystems stock and Celera Genomics stock outstanding. The purchase price is the fair market value on the date of purchase. At June 30, 2000, the Company had approximately 341,000 shares of PE Biosystems stock and approximately 85,000 shares of Celera Genomics stock available for issuance under this plan.

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

As a result of the recapitalization, each share of restricted stock held was redesignated as one share of PE Biosystems stock and 0.5 of a share of Celera Genomics stock prior to giving effect of PE Biosystems stock splits and the Celera Genomics stock split. Restricted stock granted to key employees and non-employee directors during fiscal 2000 totaled 3,600 shares of PE Biosystems stock and 900 shares of Celera Genomics stock. Restricted stock granted prior to the recapitalization to key employees and non-employee directors during fiscal 1998 and 1999 totaled 4,350 shares and 42,900 shares, respectively, of the PE Corporation (predecessor) common stock. Compensation expense of continuing operations recognized by the Company for these awards was $1.8 million, $2.3 million, and $6.5 million for fiscal 1998, 1999, and 2000, respectively.

Performance Unit Bonus Plan

The Company adopted a Performance Unit Bonus Plan in fiscal 1997. The plan utilized stock options and a performance unit bonus pool. Performance units granted under the plan represented the right to receive a cash or stock payment from the Company at a specified date in the future. The amount of the payment was determined on the date of the grant. The performance units vested upon shares of the Company's common stock attaining and maintaining specified price levels for a specified period. As of June 30, 2000, three series of performance units were granted under the plan. Compensation expense recognized under the plan for fiscal 1998, 1999, and 2000 was $5.1 million, $14.8 million, and $53.1 million, respectively. Fiscal 1999 and 2000 compensation expense included $10.1 million and $45.0 million, respectively, related to the acceleration of payments under the plan's three series as a result of the attainment of the performance targets. The vesting of the related stock options was not accelerated.

The plan was modified in fiscal 2000 to replace the performance units with performance stock options. Performance stock options vest in equal portions upon the earlier of the shares of PE Biosystems stock attaining and maintaining specified price levels for a specified period of time or after a specified future date.

Accounting for Stock-Based Compensation

APB No. 25, "Accounting for Stock Issued to Employees," is applied in accounting for stock-based compensation plans. Accordingly, no compensation expense has been recognized for stock option and employee stock purchase plans, as all options have been issued at fair market value.


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  106

PE CORPORATION  Notes to Consolidated Financial Statements continued


Pro forma net income and earnings per share information, as required by SFAS No. 123, "Accounting for Stock-Based Compensation," have been determined for employee stock plans under the statement's fair value method. The fair value of the options was estimated at grant date using a Black-Scholes option pricing model with the following weighted average assumptions:

For the years ended June 30,         1998      1999        2000
===============================================================
Applied Biosystems
Dividend yield                                 .63%        .17%
Volatility                                   34.40%      52.68%
Risk-free interest rates                      5.25%       5.88%
Expected option life in years                  5.23        4.12
===============================================================
Celera Genomics Group
Dividend yield                                   -%          -%
Volatility                                   34.40%      99.30%
Risk-free interest rates                      5.00%       6.21%
Expected option life in years                  5.23         3.5
===============================================================
PE Corporation
Dividend yield                       .94%      .62%
Volatility                         27.00%    34.40%
Risk-free interest rates            5.64%     4.71%
Expected option life in years        5.70      5.23
===============================================================

For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.

The Company's pro forma information for the years ended June 30, 1998, 1999, and 2000 is presented below:

                                    Applied       Celera Genomics
                                   Biosystems          Group
                                ----------------  -----------------
(Dollar amounts in millions,
except per share amounts)          1999     2000     1999      2000
===================================================================
Income (loss) from
   continuing
   operations
     As reported                $ 148.4  $ 186.2  $ (44.9) $  (92.7)
     Pro forma                  $ 127.9  $ 140.2  $ (47.5) $ (106.6)
Basic earnings (loss)
   from continuing
   operations per share
     As reported                $   .74  $   .90  $  (.89) $  (1.73)
     Pro forma                  $   .64  $   .68  $  (.95) $  (1.98)
Diluted earnings (loss)
   from continuing
   operations per share
     As reported                $   .72  $   .86  $  (.89) $  (1.73)
     Pro forma                  $   .62  $   .65  $  (.95) $  (1.98)
====================================================================


                                         PE Corporation
                                   --------------------------
(Dollar amounts in millions,
except per share amounts)             1998     1999      2000
=============================================================
Income (loss) from
   continuing operations
     As reported                   $  15.7   $ 96.8    $ 95.5
     Pro forma                     $ (15.0)  $ 73.7    $ 35.6
Basic earnings (loss) from
   continuing operations
   per share
     As reported                   $   .32
     Pro forma                     $  (.31)
Diluted earnings (loss) from
   continuing operations
   per share
     As reported                   $   .31
     Pro forma                     $  (.31)
=============================================================

Pro forma information for Applied Biosystems and Celera Genomics group for fiscal 1998 is omitted since PE Biosystems stock and Celera Genomics stock were not part of the capital structure of the Company at that time.

The weighted average fair value of PE Corporation (predecessor) stock options granted was $24.83 and $33.54 per share for fiscal 1998 and 1999, respectively. The weighted average fair value of PE Biosystems stock options granted was $10.12 and $38.00 for fiscal 1999 and 2000, respectively. The weighted average fair value of Celera Genomics stock options granted was $4.13 and $46.41 for fiscal 1999 and 2000, respectively.

Note 9--Additional Information

Selected Accounts

The following table provides the major components of selected accounts of the Consolidated Statements of Financial Position at June 30, 1999 and 2000:

(Dollar amounts in millions)                 1999        2000
=============================================================
Other Long-Term Assets
Minority equity investments               $  46.2     $ 297.7
Goodwill                                     18.5       129.2
Other                                       184.8       196.0
-------------------------------------------------------------
Total other long-term assets              $ 249.5     $ 622.9
=============================================================
Other Accrued Expenses
Deferred revenues                         $  51.7     $  70.9
Other                                       126.2       129.2
-------------------------------------------------------------
Total other accrued expenses              $ 177.9     $ 200.1
=============================================================
Other Long-Term Liabilities
Accrued postretirement benefits           $  80.2     $  77.9
Other                                        63.5        56.3
-------------------------------------------------------------
Total other long-term liabilities         $ 143.7     $ 134.2
=============================================================


================================================================================
                                          107  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Notes to Consolidated Financial Statements continued


Third-Party Equity Transactions

In June 1999, the Company granted an option to purchase 2.6 million shares of Celera Genomics stock to a third party and entered into a one-year non-compete agreement with such party. The fair value of such option approximated $7.2 million and was amortized over the life of the non-compete agreement.

Note 10--Commitments and Contingencies

Future minimum payments at June 30, 2000 under non-cancelable operating leases for real estate and equipment were as follows:

(Dollar amounts in millions)
=============================================================
2001                                                  $  41.6
2002                                                     35.5
2003                                                     26.5
2004                                                     18.1
2005                                                     14.2
2006 and thereafter                                      60.0
-------------------------------------------------------------
Total                                                 $ 195.9
=============================================================

Rental expense was $29.0 million for fiscal 1998, $43.1 million for fiscal 1999, and $45.2 million for fiscal 2000.

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

On November 18, 1997, Amersham Pharmacia Biotech, Inc. ("Amersham") filed a patent infringement action against the Company in the United States District Court for the Northern District of California. The complaint alleges that the Company is directly, contributorily, or by inducement infringing U.S. Patent No. 5,688,648 ("the '648 patent"), entitled "Probes Labelled with Energy Transfer Coupled Dyes." Amersham asserts that the Company's sale of DNA analysis reagents and systems that incorporate "BigDye" fluorescence detection technology would infringe the '648 patent, and seeks injunctive and monetary relief. The Company answered the complaint, alleging that the '648 patent is invalid and that the Company has not infringed the '648 patent. This case is scheduled for trial in January 2001.

On March 13, 1998, the Company filed a patent infringement action against Amersham and Molecular Dynamics, Inc. in the United States District Court for the Northern District of California. The Company asserts that one of its patents (U.S. 4,811,218) is infringed by reason of Molecular Dynamics' and Amersham's sale of certain DNA analysis systems (e.g., the MegaBACE 1000 System). In response, the defendants have asserted various affirmative defenses and several counterclaims, including that the Company is infringing two patents (U.S. 5,091,652 and U.S. 5,459,325) owned by or licensed to Molecular Dynamics by selling the ABI PRISM(TM) 377 DNA Sequencing Systems.

On May 21, 1998, Amersham filed a patent infringement action against the Company in the United States District Court for the Southern District of New York. The complaint alleges that the Company is infringing, contributing to the infringement, and inducing the infringement of U.S. Patent No. 4,707,235 ("the '235 patent") entitled "Electrophoresis Method and Apparatus having Continuous Detection Means." The complaint seeks injunctive and monetary relief. The Company answered the complaint, alleging that the '235 patent is invalid and that the Company does not infringe the '235 patent. The matters described in this paragraph and the immediately preceding paragraph have been consolidated into a single case to be heard in the United States District Court for the Northern District of California. This case has not yet been scheduled for trial.

On May 30, 2000, the Company filed a patent infringement action against Amersham in the United States District Court for the Northern District of California. The Company asserts that one of its patents (U.S. 5,945,526) is infringed by reason of Amersham's sale of DNA analysis reagents and systems that incorporate ET Terminator fluorescence detection technology. This case is in the early stages of discovery.

The Company has been named as a defendant in several legal actions, including patent, commercial, and environmental, arising from conduct of normal business activities. Although the amount of any liability that might arise with respect to any of these matters cannot be accurately predicted, the resulting liability, if any, will not in the opinion of management have a material adverse effect on the financial statements of the Company.

Note 11--Financial Instruments

Derivatives

The Company utilizes foreign exchange forward and option contracts and an interest rate swap agreement to manage foreign currency and interest rate exposures. The principal objective of these contracts is to minimize the risks and/or costs associated with global financial and operating activities. The Company does not use derivative financial instruments for trading purposes, nor is the Company a party to leveraged derivatives.

Foreign Currency Risk Management

Foreign exchange forward and option contracts are used primarily to hedge reported and anticipated cash flows resulting from the sale of products in foreign locations. Option contracts outstanding at June 30, 2000 were purchased at a cost of $3.1 million. Under these contracts, the Company has the right, but not the obligation, to purchase or sell foreign currencies at fixed rates at various maturity dates. These contracts are utilized primarily when the amount and/or timing of the foreign currency exposures are not certain.


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  108

PE CORPORATION  Notes to Consolidated Financial Statements continued


At June 30, 1999 and 2000, the Company had forward and option contracts outstanding, as well as synthetic forward contracts outstanding in 1999, for the sale and purchase of foreign currencies at fixed rates as summarized in the following table:

                                     1999                2000
                               ----------------    ----------------
(Dollar amounts in millions)      Sale Purchase       Sale Purchase
===================================================================
Japanese Yen                   $ 104.2   $  6.0    $  92.3   $    -
Euro                              28.2                43.8      8.0
British Pounds                    18.6     50.6       31.1     26.4
Singapore Dollars                  9.3      3.3       10.0       .8
Australian Dollars                12.0                 3.1
German Marks                      25.4
Italian Lira                      10.4      2.6
Swedish Krona                      8.9
Danish Krona                       8.1
Swiss Francs                       7.5       .7
French Francs                      4.3
Netherlands Guilder                        16.1
Other                             17.1                 4.7
-------------------------------------------------------------------
Total                          $ 254.0   $ 79.3    $ 185.0   $ 35.2
===================================================================

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

Based on the level of interest rates prevailing at June 30, 2000, the fair value of the Company's floating rate debt approximated its carrying value. There would be a payment of $1.0 million to terminate the related interest rate swap contract, which would equal the unrealized loss. Unrealized gains or losses on debt or interest rate swap contracts are not recognized for financial reporting purposes unless the debt is retired or the contracts are terminated prior to maturity. A change in interest rates would have no impact on the Company's reported interest expense and related cash payments because the floating rate debt and fixed rate swap contract have the same maturity and are based on the same interest rate index.

Concentration of Credit Risk

The forward contracts, options, and swaps used by the Company in managing its foreign currency and interest rate exposures contain an element of risk in that the counterparties may be unable to meet the terms of the agreements. However, the Company minimizes such risk by limiting the counterparties to a diverse group of highly rated major domestic and international financial institutions with which the Company has other financial relationships. The Company is exposed to potential losses in the event of non-performance by these counterparties; however, the Company does not expect to record any losses as a result of counterparty default. The Company does not require and is not required to place collateral for these financial instruments.

Fair Value

The fair value of foreign currency forward, option, and synthetic forward contracts, as well as for the interest rate swap, is estimated based on quoted market prices of comparable contracts and reflects the amounts the Company would receive (or pay) to terminate the contracts at the reporting date. The following table presents notional amounts and fair values of the Company's derivatives at June 30, 1999 and 2000:

                                      1999                          2000
                             ----------------------        ----------------------
                             Notional          Fair        Notional          Fair
(Dollar amounts in millions)   Amount         Value          Amount         Value
=================================================================================
Forward contracts             $ 187.9        $  2.6         $ 103.6        $   .6
Purchased options             $  44.0        $  3.4         $ 116.6        $  2.6
Synthetic forwards            $ 101.4        $  2.9
Interest rate swap            $  31.5        $ (1.0)        $  36.1        $ (1.0)
=================================================================================

The fair value of other significant financial instruments held or owned by the Company is estimated using various methods. Cash and cash equivalents approximate their carrying amount. Fair values of short-term investments, minority equity investments, and notes receivable are estimated based on quoted market prices, if available, or quoted market prices of financial instruments with similar characteristics. The fair value of debt is based on the current rates offered to the Company for debt of similar remaining maturities. The following table presents the carrying amounts and fair values of the Company's other financial instruments at June 30, 1999 and 2000:

                                      1999                          2000
                             ----------------------        ----------------------
                             Carrying          Fair        Carrying          Fair
(Dollar amounts in millions)   Amount         Value          Amount         Value
=================================================================================
Cash and cash
   equivalents                $ 308.0       $ 308.0         $ 964.5       $ 964.5
Short-term
   investments                                              $ 541.1       $ 541.1
Minority equity
   investments                $  35.7       $  46.2         $  42.5       $ 297.7
Note receivable               $ 150.0       $ 150.0
Short-term debt               $   3.9       $   3.9         $  15.7       $  15.7
Long-term debt                $  31.5       $  31.5         $  82.1       $  82.1
=================================================================================

Net unrealized gains and losses on short-term investments and minority equity investments are reported as a separate component of accumulated other comprehensive income.


================================================================================
                                          109  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Notes to Consolidated Financial Statements continued


Note 12--Quarterly Financial Information (Unaudited)

The following is a summary of quarterly financial results:

                                      First Quarter          Second Quarter          Third Quarter        Fourth Quarter
(Dollar amounts in millions      ----------------------  -----------------------  ------------------  ---------------------
except per share amounts)              1999        2000         1999        2000       1999     2000       1999        2000
===========================================================================================================================
Net revenues                     $    254.7  $    288.8  $     288.5  $    327.4  $   325.8  $ 363.1  $   347.8  $    391.7
Gross margin                          142.5       156.3        157.8       180.1      176.2    204.5      181.7       221.1
Income from continuing operations      17.9        10.1         18.2        19.2       31.3     32.8       29.4        33.4
Income (loss) from discontinued
   operations                          (0.9)                    (3.2)                   5.2                77.9
Net income                             17.0        10.1         15.0        19.2       36.5     32.8      107.3        33.4
===========================================================================================================================
PE Corporation
Dividends per share              $      .17              $       .17              $     .17
Income per share from
   continuing operations
     Basic                       $      .36              $       .36              $     .62
     Diluted                            .36                      .36                    .60
Income (loss) per share from
   discontinued operations
     Basic                       $     (.02)             $      (.06)             $     .10
     Diluted                           (.02)                    (.06)                   .10
Net income per share
     Basic                       $      .34              $       .30              $     .72
     Diluted                            .34                      .30                    .70
===========================================================================================================================
Applied Biosystems
Dividends per share                          $    .0425               $    .0425             $  .085  $   .0425
Income per share from
   continuing operations
     Basic                                   $      .14               $      .21             $   .27  $     .26  $      .27
     Diluted                                        .14                      .20                 .26        .25         .26
Income per share from
   discontinued operations
     Basic                                                                                            $     .38
     Diluted                                                                                                .37
Net income per share
     Basic                                   $      .14               $      .21             $   .27  $     .64  $      .27
     Diluted                                        .14                      .20                 .26        .62         .26
===========================================================================================================================
Celera Genomics Group
Net loss per share
     Basic and diluted                             (.38)                    (.47)               (.45)      (.39)       (.43)
===========================================================================================================================
Price range of common stock
PE Corporation
(through May 5, 1999)
     High                        $ 70-15/16              $ 100-11/16              $ 110-1/2           $ 117-1/2
     Low                         $   54-1/2              $        65              $  87-7/8           $  96-1/2
Applied Biosystems
     High                                    $  38-5/16               $ 62-15/16             $   160  $ 30-5/16  $ 111-7/16
     Low                                     $  26-9/16               $   30-5/8             $    50  $      25  $ 42-13/16
Celera Genomics Group
     High                                    $ 26-29/32               $ 96-13/32             $   276  $  11-1/4  $      151
     Low                                     $    7-7/8               $  15-3/16             $    73  $  7-3/32  $  50-3/16
===========================================================================================================================



There were no dividends on Celera Genomics stock for the periods presented.

Fiscal 1999 price ranges for PE Biosystems stock and Celera Genomics stock are for the period from May 6, 1999 through June 30, 1999. The recapitalization of the Company on May 6, 1999 resulted in the issuance of two new classes of common stock called PE Biosystems stock and Celera Genomics stock. Therefore, neither group had common stock issued or outstanding for periods prior to May 6, 1999.

Applied Biosystems' per share and price range of common stock reflect the two-for-one stock splits effective July 1999 and February 2000. Celera Genomics group per share and price range of common stock reflect the two-for-one stock split effective February 2000.


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  110

PE CORPORATION  Notes to Consolidated Financial Statements continued


Events Impacting Comparability

Fiscal 1999 First, second, third, and fourth quarter results included net before-tax costs of $.9 million, $1.1 million, $1.6 million, and $7.8 million, respectively, related to acquisitions. The fourth quarter charge included a cost of sales write-off of $14.5 million for the impairment of assets associated with Molecular Informatics (see Note 1) and a $9.2 million reduction of liabilities in connection with the PerSeptive acquisition (see Note 14). Second, third, and fourth quarter results included before-tax costs of $1.1 million, $1.6 million, and $6.5 million, respectively, in connection with the recapitalization of the Company. Third and fourth quarter results included before-tax gains of $2.6 million, and $5.8 million, respectively, in non-recurring gains, primarily related to the Company's investments. The fourth quarter gain included a $2.3 million before-tax gain on foreign exchange contracts. Fourth quarter results included before-tax costs of $10.1 million related to the acceleration of certain long-term compensation programs of the Company. Fourth quarter results also included a $3.5 million donation to the Company's charitable foundation. Third and fourth quarter results included certain tax benefits of $4.8 million and $17.4 million, respectively. The tax benefit recorded in the fourth quarter reflected a reduction in the tax valuation allowance (see Note 4). The aggregate after-tax effect of the above items reduced first and second quarter income from continuing operations by $.7 million and $2.0 million, respectively, and increased third and fourth quarter income from continuing operations by $4.1 million and $3.9 million, respectively. The aggregate after-tax effect of the above items reduced first and second quarter income from continuing operations by $.01 and $.04 per diluted share, respectively, and increased third quarter income from continuing operations by $.08 per diluted share. The aggregate after-tax effect of the above items for the fourth quarter increased income from continuing operations for Applied Biosystems by $.04 per diluted share, and increased Celera Genomics group's net loss by $.08 per diluted share.

Fiscal 2000 Second and fourth quarter results included before-tax gains of $25.8 million and $22.8 million, respectively, in non-recurring gains primarily related to the sale of a portion of the Company's minority equity investments. Second and fourth quarter results included before-tax charges of $21.6 million and $23.4 million, respectively, related to the acceleration of certain long-term compensation programs. Fourth quarter results included $2.1 million of acquisition-related before-tax costs and a before-tax gain of $8.2 million from the sale of real estate. There was no aggregate after-tax effect of the above items for the second and fourth quarters.

Note 13--Accumulated Other Comprehensive Income (Loss)

During fiscal 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." The provisions of this statement require disclosure of total comprehensive income. Total comprehensive income includes net income, foreign currency translation adjustments, unrealized gains and losses on available-for-sale investments, and minimum pension liability adjustments.

Accumulated other comprehensive income (loss) for fiscal 1998, 1999, and 2000 was as follows:

                                       Foreign          Unrealized            Minimum
                                      Currency                Gain            Pension
                                   Translation           (Loss) on          Liability
(Dollar amounts in millions)       Adjustments         Investments         Adjustment
=====================================================================================
Balance at June 30, 1997               $  (5.1)            $   3.1             $  (.7)
Activity                                  (2.7)               (4.5)                .3
-------------------------------------------------------------------------------------
Balance at June 30, 1998                  (7.8)               (1.4)               (.4)
Activity                                  (5.4)               11.9               (1.7)
-------------------------------------------------------------------------------------
Balance at June 30, 1999                 (13.2)               10.5               (2.1)
Activity                                 (25.2)              155.6                (.1)
-------------------------------------------------------------------------------------
Balance at June 30, 2000               $ (38.4)            $ 166.1             $ (2.2)
=====================================================================================

The change in unrealized gain on investments for fiscal 2000 includes reclassification adjustments, net of tax, of $31.6 million of gains realized from the sale of investments. The deferred tax effect on the unrealized gain on investments and minimum pension liability adjustment was an expense of $89.3 million and a benefit of $1.2 million, respectively, in fiscal 2000. The currency translation adjustments are not currently adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries.

Note 14--Restructuring and Other Merger Costs

During fiscal 1998, the Company recorded a $48.1 million before-tax charge for restructuring and other merger costs to integrate PerSeptive into the Company following the acquisition. The objectives of the integration plan were to lower PerSeptive's cost structure by reducing excess manufacturing capacity; achieve broader worldwide distribution of PerSeptive's products; and combine sales, marketing, and administrative functions. The charge included: $33.9 million for restructuring the combined operations; $8.6 million for transaction costs; and $4.1 million of inventory-related write-offs, recorded in costs of sales, associated with the rationalization of certain product lines. Additional merger-related period costs of $1.5 million for fiscal 1998 and $6.1 million for fiscal 1999 were incurred for training, relocation, and communication in connection with the integration.


================================================================================
                                          111  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Notes to Consolidated Financial Statements continued


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

The following table details the major components of the fiscal 1998 restructuring plan:

                                                    Facility
                                               Consolidation
                                                  and Asset-
                                                     Related
(Dollar amounts in millions)       Personnel      Write-Offs           Total
=============================================================================
Provision
Reduction of excess
   manufacturing capacity             $  5.1          $ 11.7          $ 16.8
Consolidation of sales and
   administrative support                8.7             3.2            11.9
Other                                                    5.2             5.2
----------------------------------------------------------------------------
Total provision                       $ 13.8          $ 20.1          $ 33.9
----------------------------------------------------------------------------
Fiscal 1998 Activity
Reduction of excess
   manufacturing capacity             $    -          $   .4          $   .4
Consolidation of sales and
   administrative support                 .3             1.2             1.5
Other                                                    5.1             5.1
----------------------------------------------------------------------------
Total fiscal 1998 activity            $   .3          $  6.7          $  7.0
----------------------------------------------------------------------------

                                                    Facility
                                               Consolidation
                                                  and Asset-
                                                     Related
(Dollar amounts in millions)       Personnel      Write-Offs           Total
============================================================================
Fiscal 1999 Activity
Reduction of excess
   manufacturing capacity             $   .7          $  6.9          $  7.6
Adjustment to decrease
   liabilities originally
   accrued for excess
   manufacturing capacity                4.1             3.3             7.4
Consolidation of sales and
   administrative support                3.4              .9             4.3
Adjustment to decrease
   liabilities originally
   accrued for consolidation
   of sales and administrative
   support                               1.8                             1.8
----------------------------------------------------------------------------
Total fiscal 1999 activity            $ 10.0          $ 11.1          $ 21.1
----------------------------------------------------------------------------
Fiscal 2000 Activity
Reduction of excess
   manufacturing capacity             $   .3          $   .5          $   .8
Consolidation of sales and
   administrative support                2.3              .3             2.6
Other                                                     .1              .1
----------------------------------------------------------------------------
Total fiscal 2000 activity            $  2.6          $   .9          $  3.5
----------------------------------------------------------------------------
Balance At June 30, 2000
Reduction of excess
   manufacturing capacity             $    -          $   .6          $   .6
Consolidation of sales and
   administrative support                 .9              .8             1.7
----------------------------------------------------------------------------
Balance at June 30, 2000              $   .9          $  1.4          $  2.3
============================================================================


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  112

PE CORPORATION  Notes to Consolidated Financial Statements continued


Note 15--Discontinued Operations

Effective May 28, 1999, the Company completed the sale of its Analytical Instruments business to EG&G, Inc. Analytical Instruments, formerly a unit of Applied Biosystems, developed, manufactured, marketed, sold, and serviced analytical instruments used in a variety of markets. As part of the sale, the rights to the "Perkin-Elmer" name were transferred.

The aggregate consideration received by the Company was $425 million, consisting of $275 million in cash and one-year secured promissory notes in the aggregate principal amount of $150 million bearing an interest rate of 5% per annum. The promissory notes were collected in fiscal 2000. In fiscal 1999, the Company recognized a net gain on disposal of discontinued operations of $100.2 million, net of $87.8 million of income taxes.

Amounts previously reported for Analytical Instruments were reclassified and stated as discontinued operations. There were no remaining assets, liabilities, or operations within discontinued operations at or for the fiscal year ended June 30, 2000. Summary results prior to discontinuance were as follows:

                                  For the Year    For the Eleven
                                         Ended      Months Ended
(Dollar amounts in millions)     June 30, 1998      May 28, 1999
================================================================
Net revenues                           $ 586.8           $ 479.4
Total costs and expenses                 532.6             509.7
Provision (benefit) for
   income taxes                           13.5              (9.2)
----------------------------------------------------------------
Income (loss) from
   discontinued operations             $  40.7           $ (21.1)
================================================================

Income Taxes

Income (loss) before income taxes of discontinued operations for fiscal 1998 and the eleven months ended May 28, 1999 consisted of the following:

(Dollar amounts in millions)                 1998        1999
=============================================================
United States                              $ 34.1     $ (36.2)
Foreign                                      20.1         5.9
-------------------------------------------------------------
Total                                      $ 54.2     $ (30.3)
=============================================================

The components of the provision (benefit) for income taxes of discontinued operations for fiscal 1998 and the eleven months ended May 28, 1999 consisted of the following:

(Dollar amounts in millions)                 1998        1999
=============================================================
Currently Payable
   Domestic                                $ (3.7)    $ (13.7)
   Foreign                                    7.8         4.5
-------------------------------------------------------------
   Total currently payable                    4.1        (9.2)
-------------------------------------------------------------
Deferred
   Domestic                                   4.9
   Foreign                                    4.5
-------------------------------------------------------------
   Total deferred                             9.4
-------------------------------------------------------------
Provision (benefit) for income taxes
   of discontinued operations              $ 13.5     $  (9.2)
=============================================================

For fiscal 1998 and the eleven months ended May 28, 1999, the effective tax rates for discontinued operations were 25% and 30%, respectively. The difference between the effective tax rate and the statutory tax rate of 35% was mainly attributed to benefits from the use of U.S. alternative minimum tax credit carryforwards, the benefits from the use of a foreign sales corporation and federal research tax credits, and restructuring charges.


================================================================================
                                          113  PE CORPORATION 2000 ANNUAL REPORT

PE CORPORATION  Report of Management and
                Report of Independent Accountants


Report of Management

To the Stockholders of
PE Corporation

Management is responsible for the accompanying consolidated financial statements, which have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, it is necessary for management to make informed judgments and estimates which it believes are in accordance with generally accepted accounting principles appropriate under the circumstances. Financial information presented elsewhere in this annual report is consistent with that in the financial statements.

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

The Audit/Finance Committee of the Board of Directors is comprised solely of outside directors and is responsible for overseeing and monitoring the quality of the Company's accounting and auditing practices. The independent accountants and internal auditors have full and free access to the Audit/Finance Committee and meet periodically with the committee to discuss accounting, auditing, and financial reporting matters.


/s/ Dennis L. Winger
Dennis L. Winger
Senior Vice President and
Chief Financial Officer

/s/ Tony L. White
Tony L. White
Chairman, President, and
Chief Executive Officer


Report of Independent Accountants

To the Stockholders and Board of Directors of PE Corporation

In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations, of stockholders' equity and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of PE Corporation and its subsidiaries at June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Stamford, Connecticut
July 25, 2000


================================================================================
PE CORPORATION 2000 ANNUAL REPORT  114