Form 10-K, Exhibit 13
period 2001-06-30
APPLERA CORP
filed 2001-09-26
CIK 77551

                                                                      EXHIBIT 13


APPLERA CORPORATION Annual Report
2001









APPLIED BIOSYSTEMS | CELERA GENOMICS

Table of CONTENTS

Letter to Stockholders

         Applera Corporation        3

         Applied Biosystems Group   5

         Celera Genomics Group      7

         Celera Diagnostics         8

Financial Review                    10

Directors and Officers              109

Stockholder Information             110

--------------------------------------------------------------------------------
APPLERA CORPORATION

Mission: To provide the world's leading technology and information solutions that help life scientists understand and use the power of biology.

Business Groups: Applied Biosystems and Celera Genomics
Headquarters: Norwalk, Connecticut

                                   ----------

APPLIED BIOSYSTEMS GROUP

Profile: A leading provider of technology solutions for life science research and related applications, with customers in over 100 countries.

Headquarters: Foster City, California
New York Stock Exchange Symbol: ABI

CELERA GENOMICS GROUP

Profile: A biopharmaceutical business and leading provider of genomic and related medical information, enabling therapeutics discovery using proprietary scientific capabilities for the group's internal efforts and in partnership with pharmaceutical and biotechnology companies.

Headquarters: Rockville, Maryland
New York Stock Exchange Symbol: CRA

                                   ----------

CELERA DIAGNOSTICS

Profile: A joint venture between Applied Biosystems and Celera Genomics that is leveraging capabilities from both businesses to develop new molecular and protein diagnostics.

Headquarters: Alameda, California

To our stockholders:

         Applera Corporation continues to be a leader in the life science revolution - a revolution many believe could define this new century. We enter fiscal year 2002 at the threshold of major advances in the field of disease diagnosis and therapeutics discoveries, made possible in part by life science technology from Applera businesses. As we go forward, we have the scale, financial strength, and technology leadership required to remain at the forefront of discovery.

         In any time of major change, there are victories to celebrate and challenges to face. In fiscal 2001 we experienced both. We published the sequence of the human genome in a major scientific journal - a seminal event in the history of science. We also experienced challenges in some markets resulting in financial performance that was not up to the level of the past several years. But more importantly, we completed a comprehensive look at our organizations to determine how best to capitalize on the unprecedented opportunities we have to make a difference in the treatment of disease.

         In late July, we announced a bold step towards realizing a return on our substantial investment in sequencing the human genome. We are moving into the next phase of our multi-year genomics strategy - a comprehensive program for commercializing products based on discoveries from the genome. The program is designed to leverage the combined scientific and commercial expertise of the three Applera businesses to discover genetic variations called single nucleotide polymorphisms (SNPs) in genes and regulatory regions, to identify disease-related gene associations, to monitor how genes are expressed and to develop and market products based on those discoveries. Over the next year, we plan to invest approximately $75 million in this program to capitalize on the discovery foundation we have built.

         Within the Applied Biosystems Group, we evolved from a business unit structure to a more integrated marketing and research organization. This should allow us to more effectively anticipate customers' needs and bring products to market in a more timely manner, while maintaining the technological innovation that has made us a premier provider of life science tools. At the Celera Genomics Group, we are now organized to build a drug discovery business on the strong foundation established by our pioneering work on the human genome. And we initiated a new joint venture called Celera Diagnostics, which we believe will help us apply our significant knowledge of genomics to improved disease diagnosis.

         At Applied Biosystems, our efforts have been focused on defining and executing the strategies that should ensure long-term sustainable growth after a period of extraordinary sales related to the sequencing and assembly of the human genome. While sequencing continues to represent a significant portion of Applied Biosystems' revenue, the investments we have made in sequence detection products and services for analyzing human genetic variation are also creating significant opportunities. A significant need exists to better characterize specific diseases as well as the genetic profile of each patient. The high-throughput genotyping enabled by our sequence detection systems is expected to play an important role in answering these challenges.

         Technologies and services that help researchers determine which human proteins are present under certain conditions, the function of those proteins, and which ones could be affected by new therapies, make up another critical chapter of the Applied Biosystems story for the future. Although protein study presents a unique set of challenges, the Voyager(TM) TOF/TOF(TM) Workstation has the potential to modernize proteomics in much the same way as the ABI PRISM(R) 3700 DNA Analyzer revolutionized genomics. These Voyager systems, in combination with a broad spectrum of other proteomics technologies from Applied Biosystems, form the core of the new proteomics facility at Celera Genomics.

                                     APPLERA CORPORATION Annual Report 2001 | 3

         Fiscal 2001 was a year of important achievements at Celera Genomics. Celera now has information subscription agreements in place with more than 50 academic and commercial customers. Publishing an accurate assembly and initial interpretation of the human genome in February and completing sequencing, assembly and annotation of the mouse genome in April were both remarkable achievements. Celera also made its first significant steps to evolve from a business focused on gene sequencing to one that uses its genomic information to pursue drug discovery. This activity was illustrated in the proposed acquisition of Axys Pharmaceuticals, a company focused on biopharmaceutical drug discovery.

         The principal element of Celera's next phase is scale, similar to what was accomplished during Celera's formation. Going forward, we intend to leverage our extensive bioinformatics infrastructure and unparalleled information resources into drug development and disease therapies in an effort to speed medical advances.

         The formation of Celera Diagnostics, a joint venture between Applied Biosystems and Celera Genomics, is intended to take advantage of Celera Genomics' discovery capabilities and Applied Biosystems' broad instrument platforms and technologies. Taken together, these resources give us a unique competitive advantage in molecular diagnostics and the opportunity to play a significant role in this new high-growth market, which is predicted to grow by 25 to 35 percent annually. Our development efforts will focus on specific tests that may have the potential to predict and diagnose some of the world's most devastating health problems. We anticipate that this new venture will add to the long-term value of Applera.

         To lead this effort, we were very pleased to add Kathy Ordonez, formerly president and chief executive officer of Roche Molecular Systems, to our senior management team.

         These events and achievements took place against a backdrop of fluctuating stock values in many technology sectors, life science included. For the first time during my tenure, we experienced significant stock price reduction.

         Nevertheless, our overall financial status remains strong. While down substantially from last year, our market capitalization has grown from $1.5 billion at fiscal 1995 year-end to $8.1 billion at the end of fiscal 2001, a compound annual growth rate of 33 percent. Applera remains a healthy corporation with numerous growth prospects and strong technologies. We have a committed group of people and significant capital resources at our disposal, and the ability to make investments where we see fit.

         In the coming year, we intend to expand our position as one of the world's preeminent suppliers and developers of technologies and information solutions for the life sciences. At Applied Biosystems, this means determining where the market opportunities are and getting there first. At Celera Genomics, this includes building the skill sets needed to create the biopharmaceutical business of the future.

         Ultimately, the goal of our work remains the same: delivering maximum long-term stockholder value by providing technology and information solutions that help life scientists understand and use the power of biology. Our objective is to accelerate the transformation of healthcare - from the way discoveries are made to the way drugs and therapies are developed and delivered. With each passing year, the value of this mission becomes clearer.

         My confidence in our ongoing ability to develop and realize our vision of innovation continues to be bolstered by our Applera team, over 5,000 strong, around the world. They are one of the major reasons for our great success over the past several years and will surely be the major driver of our future achievements.


/s/ Tony L. White
Tony L. White
Chairman, President and Chief Executive Officer
Applera Corporation


4 | APPLERA CORPORATION Annual Report 2001

APPLIED BIOSYSTEMS GROUP

         The past year at Applied Biosystems was one of new opportunities as genomic research evolved and protein research re-emerged as part of a broader regimen of biological discovery. These trends were driven in part by the publication of the human genome sequence in February.

         Fiscal 2001 was also a challenging year. Revenues were $1.6 billion, an increase of 17 percent over last year. Earnings per diluted share rose 12 percent, to $0.96. These results reflected decreases in instrument revenues in the fourth quarter of the year, partially due to lower demand from commercial customers due to the current economic slowdown. Consumables sales grew strongly throughout the year, reflecting continued demand for sequencing and sequence detection reagents. To meet this demand, we continue aggressive reagent development programs. Successful introduction of our new ABI PRISM(R) BigDye(TM) Terminator v 3.0 chemistry is one example. Creation of genome-wide assay sets - which will be used on our sequence detection systems platform under the new Applera SNP discovery, gene expression, and gene association program - could represent a potential business opportunity that may be larger than any Applied Biosystems has addressed in the past. The first products from this program should be available from Applied Biosystems during fiscal 2002.

         Our core genetic analysis business continues to provide a strong foundation for growth and profitability for two reasons. First, at the production-sequencing end of the market, the public human genome sequencing effort still has several years of work left to annotate the complete human genetic sequence. This and other programs, such as the sequencing of model organisms like mouse and rat, continue to require substantial numbers of our ABI PRISM(R) 3700 DNA Analyzers and sequencing reagents.

         Second, many small and midsize labs are resequencing regions of interest in the genome with samples from large numbers of individuals to discover sites of sequence diversity that can be assayed for correlation with medically important traits. This trend has helped to drive sales of our ABI PRISM(R) 3100 Genetic Analyzer, which we introduced in 2000 and which continues to enjoy strong response. We are also seeing expanded use of the 3700 DNA Analyzer and 3100 Genetic Analyzer for linkage mapping and DNA forensic analysis. We also envision significant use of the same systems for clinical diagnostics in the future.

         Applied Biosystems sequence detection systems (SDS) that incorporate TaqMan(R), our real-time, quantitative PCR chemistry, continue to experience strong sales growth. These systems have become recognized as a standard for precise, high-throughput assays for expression of selected genes. They are also becoming established as a key component in large-scale genotyping programs based on single nucleotide polymorphism (SNP) assays.

         Functional genomics studies based on gene expression and genotyping represent rapidly expanding business opportunities as researchers worldwide begin to exploit the core sequencing information generated by various genome sequencing programs. During the past year, we have ramped up our custom oligonucleotide manufacturing operation to meet the need for real-time PCR probes for both gene expression and genotyping.

         Our second-generation SDS platform, the ABI PRISM(R) 7900HT Sequence Detection System, incorporates automation features designed to meet the throughput and operating cost requirements we anticipate in key segments of the gene expression and genotyping markets. We expect our sequence detection systems to be a key tool used by Celera Diagnostics. We also foresee exciting new products for the gene expression and genotyping markets through our development programs with partners such as Illumina.

         Sales were strong in both our mass spectrometry markets: drug metabolism/ pharmacokinetics (DMPK) and proteomics.


                                     APPLERA CORPORATION Annual Report 2001 | 5

The new API 4000(TM) LC/MS/MS System, which began shipping last spring, has established a new standard in performance for pharmacokinetic applications thanks to its tenfold increase in sensitivity.

         A key proteomics introduction was the Voyager(TM) TOF/TOF(TM) Workstation to early access partners. Developed at our Proteomics Research Center (PRC) in Framingham, Mass., in collaboration with other ABI scientists, this tandem time-of-flight technology could provide the throughput for the identification of thousands of proteins per day, as well as attamole-range sensitivity. We are planning a broader array of mass spectrometry platforms based on the technology incorporated in the Voyager workstation. The PRC was launched late last year as an incubator for new technologies in high-throughput protein analysis. New licensing collaborations in proteomics that have yielded or are expected to yield commercial products include:

o ICAT(TM) reagents for differential high-throughput protein expression, developed by Ruedi Aebersold, Ph.D., of the Institute for Systems Biology, while at the University of Washington

o Next-generation sample preparation consumables for high-throughput proteomics, under development through a strategic alliance with Millipore Corporation

o A vacuum deposition interface between MALDI-TOF mass spectrometry and high-resolution biomolecule separations, developed by Barry Karger, Ph.D., and colleagues from Northeastern University

         In short, the fundamentals of our key product lines and their markets are intact and healthy. Genomics will continue to be the mainstay of our business as it moves toward functional research. Additionally, the finding that the human genome contains only about 30,000 genes means that many genes (and their corresponding proteins) are responsible for several functions and that the functions of several genes overlap. This added complexity, which complicates research efforts to devise effective and safe medical therapies, should drive increased demand for functional genomics and proteomics tools.

         In general, trends in government funding for biomedical research in the regions that contribute most of our sales are favorable. In addition, several recently announced publicly funded local initiatives in both genomics and proteomics should add to national-government-funded programs. Legislation and funding for DNA forensics has been very encouraging as states and countries move to establish or expand their programs to create DNA databases.

         As we move forward, Applied Biosystems will continue to set the standard in innovating biology for the next paradigm - the age of personalized medicine. As always, thanks to our stockholders and employees for their support and confidence in this venture.

/s/ Michael W. Hunkapiller
Michael W. Hunkapiller, Ph.D.
President
Applied Biosystems Group


6 | APPLERA CORPORATION Annual Report 2001

CELERA GENOMICS GROUP

         Fiscal 2001 was an exciting year of transition at Celera Genomics. We made advances in creating our reference information business for drug discovery research and have begun the next stage of Celera's development as a major therapeutics discovery business. Our accomplishments to date have created a foundation for us to build on in our next bold phase of development.

         When Celera was launched three years ago, we set as our initial aggressive goal the sequencing of the human genome, using exciting advances in sequencing, computing power, and computation. With these innovations, we delivered to our customers an updated, assembled and annotated version of the human genome; the completed sequence and assembly of the mouse genome; and a reference database of more than three million unique single nucleotide polymorphisms (SNPs) - all within this past 12-month period and all faster than we originally expected. We also published our initial findings on the assembled human genome on February 12, 2001, in the journal Science and offered this version on our Web site to academic researchers worldwide.

         During the year, we launched an advanced version of the Celera Discovery System(TM) (CDS), the engine of our online information business. More than 50 academic and commercial customers around the world are now using CDS' integrated tools and proprietary and public data to make and publish their own discoveries. New subscribers this year include American Home Products, Yamanouchi Pharmaceuticals, researchers at the National Cancer Institute, Harvard University and the University of California system. The expansion of this subscriber base has continued to validate the quality of our data and contribute to revenue growth, leading to fiscal 2001 revenues of $89.4 million, 109 percent higher than the revenues of $42.7 million last year.

         In the coming year, along with our colleagues at Applied Biosystems and Celera Diagnostics, Celera Genomics will be making a major contribution to the Applera discovery program to identify and develop products based on information in the human genome. Celera Genomics will use our industrial-scale genomics factory and bioinformatics expertise to resequence the genes and regulatory regions from 40 to 50 individuals selected to reveal a set of SNPs and haplotypes with health-related implications. While our database currently contains more than three million SNPs, less than two percent are found in genes. The new initiative focuses on the discovery of SNPs and haplotypes in genes, which we consider to be more important to medicine. We will use this information in our internal discovery programs for future partner collaborations and as a new database product in CDS.

         Based on our success in sequencing important genomes, and our automated, industrialized scientific approaches, we are now extending our scientific platforms to include all of the essential steps required to build a new therapeutics business. As we move into high-throughput protein sequencing and protein expression, RNA expression analysis and genetic variation determinations, our ultimate objective remains making and helping others to make key scientific advances toward diagnosing and treating human disease. We believe that the new era of medical discovery begun by our sequencing of the human genome will ultimately impact unmet medical needs. Initially, our discovery efforts will focus on one of these needs - cancer - specifically pancreatic and lung cancer.

         As a central element of our discovery strategy, we have also built and continue to scale up operations in our industrial-scale proteomics facility. During the year, we took delivery of several high-throughput, production-level mass spectrometry machines built by Applied Biosystems. These Voyager(TM) TOF/TOF(TM) Workstations, along with Celera's proprietary cell separation and fractionation methods, are enabling our proteomics team to generate

                                      APPLERA CORPORATION Annual Report 2001 | 7
valuable data. We believe this could lead in the future to the identification of numerous promising protein-based markers and targets for therapeutic intervention.

         Late in the fiscal year, we announced the proposed acquisition of Axys Pharmaceuticals, Inc., a biopharmaceutical company with small-molecule therapeutics development and protein structure expertise. This acquisition is an important step toward Celera's goal of becoming a therapeutics business. Axys brings us a highly skilled team of chemists and biologists, combined with exceptional capabilities in chemical libraries and facilities, high-throughput screening, medicinal chemistry, structural biology and pre-clinical development. These capabilities are particularly relevant, as they may facilitate the rapid identification of small-molecule therapeutics candidates to address novel protein targets discovered through Celera's proteomics and genomics programs. As we continue to focus on the identification and optimization of therapeutics opportunities, we will evaluate other capabilities needed to meet our goals.

         The foundation built over the past three years has positioned Celera to focus on creating a major business in the discovery of new therapeutics. We are excited about the opportunity to work with the team at Celera Diagnostics, a joint venture between Celera Genomics and Applied Biosystems, and believe that the combined capabilities of Applera can make major scientific and commercial breakthroughs in this field. An integrated research plan being developed with Celera Diagnostics will focus on commercializing discoveries with diagnostic applications.

         We will continue to invest in our online information business as it grows and becomes a significant operation, providing critical scientific content and product applications for use by customers and in our internal therapeutics research efforts, as well as contributing financial resources to our discovery programs. And while we cannot pursue every opportunity that our scientific capabilities bring, we are focusing on those that we believe are the most promising and exciting.

         Celera has achieved many significant milestones over the last year. Yet many new challenges are now ahead of us. We hope you share the enthusiasm of our Celera team for the opportunities and growth prospects in the new fiscal year. The discovery and development of new therapeutics is a challenging enterprise. However, when done successfully, the rewards for patients and investors can be substantial. With Celera's technologies and novel approaches to discovery, we believe we can begin to build a significant biopharmaceutical business of the future.

/s/ J. Craig Venter
J. Craig Venter, Ph.D.
President and Chief Scientific Officer
Celera Genomics Group

--------------------------------------------------------------------------------

CELERA DIAGNOSTICS

         Celera Diagnostics was established with the ultimate goal of improving human health through the discovery, development and commercialization of novel diagnostic tests.

         Established as a joint venture between Applied Biosystems and Celera Genomics, Celera Diagnostics is uniquely positioned to contribute to the future of diagnostic medicine by leveraging the instrument and technology expertise of Applied Biosystems with the discovery and informatics power of Celera Genomics. These existing Applera proficiencies are now complemented by the experience and capabilities of the team being assembled at Celera Diagnostics.

More than 100 scientists and business executives experienced in genetic research and diagnostic product development and commercialization have already been assembled at Celera Diagnostics. This team includes members of the previous Applied Biosystems molecular diagnostics (sequencing) group in Foster City as well as a large number of recently



8 | APPLERA CORPORATION Annual Report 2001 hired people working in Alameda. This team provides our new organization with a full range of capabilities - from discovery through development and GMP manufacturing.

         An immediate focus for our staff is participation with scientists from Celera Genomics and Applied Biosystems in a comprehensive discovery project to identify variations in the sequence and expression of genes and their association with disease and therapy. These discoveries will be incorporated into new molecular diagnostic tests on our instrument platforms. We also intend to validate and prepare protein markers discovered at Celera Genomics for commercialization as diagnostic immunochemistry tests.

         The fruits of the extensive discovery effort with Applied Biosystems and Celera Genomics are expected to provide a medium-term strategy for our new business. Near term, Celera Diagnostics will focus on commercialization of molecular diagnostic tests on Applied Biosystems sequencing platforms, including the ViroSeq(TM) HIV Genotyping System.

         Our objective is to create an environment that attracts innovative people and provides optimal opportunities for all of us to contribute to the achievement of balanced scientific and business objectives. We are most fortunate to work in this field as the significance and function of the human genome are being elucidated and put into practical application through new diagnostic and therapeutic approaches to medicine. The new team at Celera Diagnostics is eager to participate in a pivotal way in this revolution in healthcare.


/s/ Kathy Ordonez
Kathy Ordonez
President
Celera Diagnostics



                                     APPLERA CORPORATION Annual Report 2001 | 9

APPLERA CORPORATION | Financial Review

APPLERA CORPORATION

Selected Consolidating
Financial Data                                      11

Management's Discussion and
Analysis                                            13

Forward-Looking Statements                          26

Consolidated Statements of
Operations                                          33

Consolidated Statements of
Financial Position                                  34

Consolidated Statements of
Cash Flows                                          35

Consolidated Statements of
Stockholders' Equity                                36

Notes to Consolidated Financial
Statements                                          37

Report of Management                                67

Report of Independent
Accountants                                         67

APPLIED BIOSYSTEMS GROUP

Combined Statements of
Operations                                          69

Combined Statements of
Financial Position                                  70

Combined Statements of
Cash Flows                                          71

Combined Statements of
Allocated Net Worth                                 72

Notes to Combined Financial
Statements                                          73

Report of Management                                90

Report of Independent
Accountants                                         90

CELERA GENOMICS GROUP

Combined Statements of
Operations                                          91

Combined Statements of
Financial Position                                  92

Combined Statements of
Cash Flows                                          93

Combined Statements of
Allocated Net Worth                                 94

Notes to Combined Financial
Statements                                          95

Report of Management                               108

Report of Independent
Accountants                                        108


10 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Selected Consolidating Financial Data



(Dollar amounts in thousands except per share amounts)
Fiscal years ended June 30,                                          1997          1998           1999           2000          2001
===================================================================================================================================
Financial Operations
Net revenues
   Applied Biosystems group                                   $   767,465   $   940,095    $ 1,221,691    $ 1,388,100   $ 1,619,495
   Celera Genomics group                                              903         4,211         12,541         42,747        89,385
   Eliminations                                                                                (17,335)       (59,812)      (64,754)
   Applera Corporation                                            768,368       944,306      1,216,897      1,371,035     1,644,126
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations
   Applied Biosystems group                                   $   132,739   $    24,009    $   148,365    $   186,247   $   212,391
   Celera Genomics group                                          (30,247)       (8,315)       (44,894)       (92,737)     (186,229)
   Eliminations                                                                                 (6,674)         1,986         1,072
   Applera Corporation                                            102,492        15,694         96,797         95,496        27,234
-----------------------------------------------------------------------------------------------------------------------------------
Per Share Information
Applera Corporation
Income per share from continuing operations
   Basic                                                      $      2.16   $      0.32
   Diluted                                                    $      2.07   $      0.31
Dividends per share                                           $      0.68   $      0.68    $      0.51
-----------------------------------------------------------------------------------------------------------------------------------
Applied Biosystems Group
Income per share from continuing operations
   Basic                                                                                   $      0.74    $      0.90   $      1.01
   Diluted                                                                                 $      0.72    $      0.86   $      0.96
Dividends per share                                                                        $    0.0425    $      0.17   $      0.17
-----------------------------------------------------------------------------------------------------------------------------------
Celera Genomics Group
Net loss per share
   Basic and diluted                                                                       $     (0.89)   $     (1.73)  $     (3.07)
===================================================================================================================================

Other Information
Cash and cash equivalents and
 short-term investments
   Applied Biosystems group                                   $   217,222   $    84,091    $   236,530    $   394,608   $   392,459
   Celera Genomics group                                                                        71,491      1,111,034       995,558
   Eliminations
   Applera Corporation                                            217,222        84,091        308,021      1,505,642     1,388,017
-----------------------------------------------------------------------------------------------------------------------------------
Total assets
   Applied Biosystems group                                   $ 1,003,810   $ 1,128,937    $ 1,347,550    $ 1,698,156   $ 1,677,887
   Celera Genomics group                                            2,983         6,339        344,720      1,413,257     1,220,136
   Eliminations                                                                               (172,963)       (28,098)      (10,165)
   Applera Corporation                                          1,006,793     1,135,276      1,519,307      3,083,315     2,887,858
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt
   Applied Biosystems group                                   $    59,152   $    33,726    $    31,452    $    36,115
   Celera Genomics group                                                                                       46,000
   Eliminations
   Applera Corporation                                             59,152        33,726         31,452         82,115
===================================================================================================================================



The selected financial data should be read with Applera Corporation's consolidated financial statements, the Applied Biosystems group's combined financial statements and the Celera Genomics group's combined financial statements and related notes thereto.

The recapitalization of the Company on May 6,1999 resulted in the issuance of two new classes of common stock called Applera Corporation-Applied Biosystems Group Common Stock and Applera Corporation-Celera Genomics Group Common Stock.

The Applied Biosystems group per share data and the Celera Genomics group per share data reflect all stock splits.


                                    APPLERA CORPORATION Annual Report 2001 | 11

APPLERA CORPORATION | Selected Consolidating Financial Data
                      continued


A number of items impact the comparability of Applera Corporation's data from continuing operations. Before-tax amounts include:

Applied Biosystems Group
   o Restructuring, other merger costs, and acquisition-related costs of $48.1 million for fiscal 1998, $6.1 million for fiscal 1999, and $2.1 million for fiscal 2000;
   o A restructuring reserve adjustment of $9.2 million for fiscal 1999 relating to excess fiscal 1998 restructuring liabilities;
   o Gains on investments of $64.9 million for fiscal 1997, $1.6 million for fiscal 1998, $6.1 million for fiscal 1999, $48.6 million for fiscal 2000, and $15.0 million for fiscal 2001;
   o Acquired research and development charges of $28.9 million for fiscal
     1998;
   o Charges for the impairment of assets of $.7 million for fiscal 1997 and $14.5 million for fiscal 1999;
   o Tax benefit and valuation allowance reductions of $22.2 million for fiscal 1999;
   o A charge of $3.5 million for a donation to the Company's charitable foundation for fiscal 1999;
   o A foreign currency hedge contract-related gain of $2.3 million for fiscal 1999;
   o Charges of $4.6 million for fiscal 1999 relating to the recapitalization of the Company;
   o Charges relating to the acceleration of certain long-term compensation programs as a result of the attainment of performance targets of $9.1 million for fiscal 1999 and $45.0 million for fiscal 2000; and
   o A gain of $8.2 million on the sale of real estate for fiscal 2000.

Celera Genomics Group
   o Acquired research and development charges of $26.8 million for fiscal
     1997;
   o Charges of $4.6 million for fiscal 1999 relating to the recapitalization of the Company;
   o A charge relating to the acceleration of certain long-term compensation programs as a result of the attainment of performance targets of $1.0 million for fiscal 1999;
   o A charge for the impairment of goodwill and other intangibles of $69.1 million for fiscal 2001; and
   o A loss of $5.0 million from the Celera Genomics group's interest in Celera Diagnostics for fiscal 2001.

12 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Management's Discussion and Analysis

Management's Discussion of Operations

Applera Corporation ("Applera" or "our company") is comprised of two separate business segments: the Applied Biosystems group and the Celera Genomics group. The performance of these businesses is reflected separately by two classes of common stock: Applera Corporation - Applied Biosystems Group Common Stock ("Applera - Applied Biosystems stock") and Applera Corporation - Celera Genomics Group Common Stock ("Applera - Celera stock"). The Applied Biosystems group is engaged principally in the development, manufacture, sale, and service of instrument systems and associated consumable products for life science research and related applications. Its products are used in various applications including synthesis, amplification, purification, isolation, analysis, and sequencing of nucleic acids, proteins, and other biological molecules. The Celera Genomics group is engaged principally in integrating high throughput technologies to create therapeutic discovery and development capabilities for internal use and for its customers and collaborators. The Celera Genomics group's businesses are its online information business and its therapeutics discovery business. The online information business is a leading provider of genomic and related biological and medical information. Pharmaceutical, biotechnology, and academic customers use this information, along with customized information technology solutions provided by the Celera Genomics group, to enhance their capabilities in the fields of life science research and pharmaceutical and diagnostic discovery and development. The Celera Genomics group recently expanded its focus to include therapeutic discovery and development. The Celera Genomics group intends to leverage its capabilities in genomics, proteomics, and bioinformatics, both in internal programs and through collaborations, to identify drug targets and diagnostic markers, and to discover and develop novel therapeutic candidates. Initially, the Celera Genomics group intends to focus its therapeutic discovery efforts in the field of oncology.

Celera Diagnostics has been established as a joint venture between the Applied Biosystems group and the Celera Genomics group during the fourth quarter of fiscal 2001. This new venture is focused on discovery, development and commercialization of novel diagnostic tests.

You should read this discussion in conjunction with our company's consolidated financial statements and related notes. Historical results and percentage relationships are not necessarily indicative of operating results for any future periods.

Throughout the following discussion of operations, we refer to the impact on our reported results of the movement in foreign currency exchange rates from one reporting period to another as "foreign currency translation."

Discontinued Operations

Effective May 28, 1999, we completed the sale of our Analytical Instruments business to EG&G, Inc. Analytical Instruments, formerly a unit of the Applied Biosystems group, developed, manufactured, marketed, sold, and serviced analytical instruments used in a variety of markets.

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

Amounts previously reported for Analytical Instruments were reclassified and stated as discontinued operations. See Note 14 to our company's consolidated financial statements.

Events Impacting Comparability

Acquisitions, Investments, and Dispositions

Tecan

The Applied Biosystems group acquired a 14.5% interest, and approximately 52% of the voting rights, in Tecan AG during the second quarter of fiscal 1998. During the fourth quarter of fiscal 1999, the Applied Biosystems group divested its interest in Tecan. A before-tax gain of $1.6 million was recognized on the sale.

Paracel

During the fourth quarter of fiscal 2000, the Celera Genomics group acquired Paracel, Inc. in a stock-for-stock transaction. Paracel produces advanced genomic and text analysis technologies. Its products include a hardware accelerator for sequence comparison, a hardware accelerator for text search, and sequence analysis software tools. Approximately 1.6 million shares of Applera - Celera stock were issued in exchange for the outstanding shares of Paracel common stock not previously owned by our company. At the time of the acquisition, our company owned 14% of Paracel.

A discussion of significant acquisitions, investments, and dispositions is provided in Note 2 to our company's consolidated financial statements.

Restructuring and Other Special Charges

During the fourth quarter of fiscal 2001, the Celera Genomics group recognized a before-tax, non-cash charge of $69.1 million for the impairment of goodwill and other intangible assets associated with Paracel. This special charge reduced the carrying value of the net assets of Paracel to their estimated fair value. Management based the need for this assessment on Paracel's substantially lower than originally anticipated performance and the future outlook of this business.

During fiscal 2000, we incurred $2.1 million of before-tax costs associated with acquisitions for the Applied Biosystems group which were not consummated.

In fiscal 1999, non-recurring, before-tax special charges of $9.2 million were incurred in connection with the recapitalization of our company. The Applied Biosystems group and the Celera Genomics group were each allocated 50% of the $9.2 million total recapitalization costs incurred

                                    APPLERA CORPORATION Annual Report 2001 | 13

APPLERA CORPORATION | Management's Discussion and Analysis
                      continued

by our company. See Note 1 to the consolidated financial statements for a discussion of the recapitalization.

During fiscal 1998, $48.1 million of before-tax charges were recorded for restructuring and other merger costs to integrate PerSeptive Biosystems, Inc. into the Applied Biosystems group of our company following the acquisition. The objectives of the integration plan were to lower PerSeptive's cost structure by reducing excess manufacturing capacity, achieve broader worldwide distribution of PerSeptive's products, and combine sales, marketing, and administrative functions. The charge included: $33.9 million for restructuring the combined operations; $8.6 million for transaction costs; and $4.1 million of inventory-related write-offs, recorded in cost of sales, associated with the rationalization of certain product lines. Additional merger-related period costs of $6.1 million for fiscal 1999 were incurred for training, relocation, and communication in connection with the integration.

During the fourth quarter of fiscal 1999, we completed the restructuring actions. The costs to implement the program were $9.2 million below the $48.1 million charge recorded for fiscal 1998. As a result, during the fourth quarter of fiscal 1999, the Applied Biosystems group recorded a $9.2 million reduction of charges required to implement the fiscal 1998 restructuring plan. The reduction in the overall cost of the program was primarily caused by the sale of a plant, which was originally expected to be abandoned, and the associated reduction of estimated personnel costs related to the facility.

During the fourth quarter of fiscal 1999, we incurred a $14.5 million charge for the impairment of goodwill and other intangibles associated with the Applied Biosystems group's Molecular Informatics business. This impairment resulted primarily from management's assessment of a decline in future cash flows from this business, due to the abandonment of certain product lines, including the SDK software platform, in the fourth quarter of fiscal 1999.

Gain on Investments

During fiscal 2001 and 2000, the Applied Biosystems group recorded before-tax gains of $15.0 million and $48.6 million, respectively, related to the sales of minority equity investments. Fiscal 1999 included before-tax gains of $4.5 million related to the sale of and release of contingencies on minority equity investments by the Applied Biosystems group. As previously described, fiscal 1999 also included a before-tax gain of $1.6 million related to the sale of our company's interest in Tecan by the Applied Biosystems group. See Note 2 to our company's consolidated financial statements.

Other Events Impacting Comparability

Fiscal 2000 and 1999 included charges of $45.0 million and $10.1 million, respectively, to selling, general and administrative expenses, for costs related to the acceleration of certain long-term compensation programs as a result of the attainment of performance targets. All of the fiscal 2000 charge and $9.1 million of the fiscal 1999 charge were allocated to the Applied Biosystems group, while $1.0 million of the fiscal 1999 charge was allocated to the Celera Genomics group.

During the fourth quarter of fiscal 2000, the Applied Biosystems group recorded a gain of $8.2 million in other income from the sale of real estate. A gain of $2.3 million related to foreign currency hedge contracts was recognized in other income during the fourth quarter of fiscal 1999 by the Applied Biosystems group.

During the fourth quarter of fiscal 1999, the Applied Biosystems group made a $3.5 million donation to our company's charitable foundation, which supports educational and other charitable programs. The charge was recorded to selling, general and administrative expenses.

The effective income tax rate for fiscal 1999 included certain tax benefit and valuation allowance reductions of $22.2 million. See Note 4 to our company's consolidated financial statements for a discussion of income taxes.

Discussion of Consolidated Operations

Results of Operations--
2001 Compared With 2000

We reported net income of $27.2 million for fiscal 2001 compared with $95.5 million for fiscal 2000. Net income for our company, on a comparable basis excluding the special items previously described from both fiscal years, decreased 11.3% to $84.7 million for fiscal 2001 compared with $95.5 million for fiscal 2000. The decrease in net income reflected an increased investment in research and development activities, the amortization of goodwill and intangibles primarily due to Paracel and the negative effects of foreign currency. These increased expenses were partially offset by the growth in net revenues, higher interest income, and lower SG&A as a percentage of net revenues. On a segment basis excluding the special items from both fiscal years, the Applied Biosystems group reported net income of $202.7 million for fiscal 2001 compared with $186.2 million for fiscal 2000, and the Celera Genomics group reported a net loss of $119.0 million for fiscal 2001 compared with a net loss of $92.7 million for fiscal 2000.

Net revenues for our company were $1.6 billion for fiscal 2001 compared with $1.4 billion for fiscal 2000, an increase of 19.9%. Geographically, we reported revenue growth in all regions for fiscal 2001 compared with fiscal 2000. Net revenues increased 20.3% in the United States, 16.1% in Europe, 20.9% in Asia Pacific, and 41.9% in Latin America and other markets, compared with the prior fiscal year. The effects of foreign currency reduced net revenues by approximately $46 million, or 3%, compared with the prior year due primarily to weakness in the euro, the British pound and the Japanese yen. On a segment basis, net revenues for the Applied Biosystems group were $1.6 billion for fiscal 2001 compared with $1.4 billion for fiscal 2000. The Celera Genomics group reported net revenues of $89.4 million for fiscal 2001 compared with $42.7 million for fiscal 2000.

Gross margin as a percentage of net revenues for our company was 52.5% for fiscal 2001 compared with 54.5%

14 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Management's Discussion and Analysis
                      continued

for fiscal 2000 due primarily to investment in new products and the negative effects of foreign currency.

SG&A expenses for our company were $440.1 million for fiscal 2001 compared with $436.9 million for fiscal 2000. On a comparable basis excluding the long-term compensation charge from fiscal 2000, SG&A expenses increased 12.3% in fiscal 2001 as compared with fiscal 2000. This increase was due to higher planned worldwide selling and marketing expenses commensurate with the growth in revenues and orders. On a segment basis, SG&A expenses for the Applied Biosystems group were $380.7 million and $393.9 million for fiscal years 2001 and 2000, respectively. SG&A expenses for the Celera Genomics group were $58.3 million and $43.0 million for fiscal years 2001 and 2000, respectively.

R&D expenses increased $67.8 million for fiscal 2001 to $323.4 million from $255.6 million for fiscal 2000 primarily due to investment in new products and technologies such as novel, high-throughput instruments for gene and protein studies and related consumable products, as well as increased expenses attributed to the development of the Celera Genomics group's discovery program and gene discovery work and the acceleration of its capabilities in proteomics and functional genomics. Substantially offsetting the fiscal 2001 increases in R&D expenses was the change in classification of the costs of certain activities, previously performed for R&D purposes, to cost of sales as such activities evolved into commercial business for the Celera Genomics group during fiscal 2001. On a segment basis, R&D expenses for the Applied Biosystems group were $184.5 million and $141.2 million for fiscal years 2001 and 2000, respectively. R&D expenses for the Celera Genomics group were $164.7 million and $148.6 million for fiscal years 2001 and 2000, respectively.

We recorded non-cash expenses of $43.9 million in fiscal 2001 compared to $4.2 million in fiscal 2000 relating to the amortization of goodwill and other intangibles, primarily due to Paracel, which was acquired during the fourth quarter of fiscal 2000.

During the fourth quarter of fiscal 2001, we recorded a before-tax, non-cash charge of $69.1 million for the impairment of goodwill and other intangible assets associated with Paracel. During fiscal 2000, we incurred $2.1 million of costs associated with acquisitions which were not consummated.

Operating Income (Loss)

(Dollar amounts in millions)                                     2000     2001
===============================================================================
Operating income before special items                           $ 95.2   $ 56.0
 Asset impairment                                                         (69.1)
 Long-term compensation programs                                 (45.0)
 Acquisition-related costs                                        (2.1)
-------------------------------------------------------------------------------
Operating income (loss)                                         $ 48.1   $(13.1)
===============================================================================

Operating income (loss) for our company was a loss of $13.1 million for fiscal 2001 compared with income of $48.1 million for fiscal 2000. On a comparable basis, excluding the special items previously described, operating income decreased 41.2% to $56.0 million for fiscal 2001 compared with $95.2 million for fiscal 2000.

On a segment basis, operating income for the Applied Biosystems group increased to $279.9 million for fiscal 2001 compared with $213.2 million for the prior fiscal year. On a comparable basis, excluding the special items previously discussed from fiscal 2000, operating income in fiscal 2001 increased $19.5 million, or 7.5%, compared with fiscal 2000. The Applied Biosystems group benefited from increased revenues and lower SG&A expenses as a percentage of net revenues, partially offset by an increase in R&D spending, investments in new products, including start-up costs related to oligonucleotide production capacity, and the negative effect of foreign currency. Excluding the negative effect of foreign currency and the special charge from the prior year, operating income increased approximately 15%. Operating income as a percentage of net revenues for the Applied Biosystems group was 17.3% in fiscal 2001 compared with 18.8% excluding the long-term compensation charge in fiscal 2000. Excluding the effects of foreign currency in fiscal 2001 and the long-term compensation charge in fiscal 2000, operating income as a percentage of net revenues was 18% for fiscal 2001 compared with 18.8% in the prior fiscal year.

The operating loss for the Celera Genomics group was $289.6 million for fiscal 2001 compared with $168.1 million for fiscal 2000. Excluding the special charge in fiscal 2001 for the impairment of goodwill and other intangibles relating to Paracel, the operating loss for fiscal 2001 was $220.5 million. The increase in the Celera Genomics group's operating loss reflected, in addition to the special charge in fiscal 2001, the increased investment in research and development activities, amortization of goodwill and intangibles primarily due to Paracel, and expansion of sales and marketing capabilities. These increased expenses were partially offset by higher net revenues.

Interest expense was $2.1 million for fiscal 2001 compared with $3.5 million for fiscal 2000. The higher interest expense for fiscal 2000 reflected the financing of the purchase of the Celera Genomics group's Rockville, Maryland facilities. The financing, entered into during the first quarter of fiscal 2000, was repaid in the second quarter of fiscal 2001. Interest income was $80.3 million for fiscal 2001 compared with $39.4 million for fiscal 2000. This increase was primarily attributable to higher average cash and cash equivalents and short-term investments in fiscal 2001. Interest income in fiscal 2000 included interest on a $150 million note receivable relating to the sale of the Analytical Instruments business. The note, which was outstanding for most of fiscal 2000, was collected in the fourth quarter of fiscal 2000.

For fiscal 2001, other income (expense), net was an expense of $6.7 million, which related primarily to our company's foreign currency management program. For fiscal 2000, other income (expense), net was income of $3.4 million, which related primarily to a gain on the sale of real estate, and was partially offset by costs associated with our company's foreign currency management program. Our company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective July 1, 2000. See Note 11

                                     APPLERA CORPORATION Annual Report 2001 | 15

APPLERA CORPORATION | Management's Discussion and Analysis
                      continued

to our consolidated financial statements for further discussion of our company's policy for financial instruments.

Our company's effective income tax rate was 63% for fiscal 2001 compared with 30% for fiscal 2000. Excluding the special items in both fiscal years and the amortization of goodwill primarily relating to Paracel, the effective tax rate was 26% for fiscal 2001 compared with 24% for fiscal 2000. An analysis of the differences between the federal statutory income tax rate and the effective income tax rate is provided in Note 4 to our consolidated financial statements.

Results of Continuing Operations--
2000 Compared With 1999

Our company reported income from continuing operations of $95.5 million for fiscal 2000 compared with $96.8 million for fiscal 1999. Income from continuing operations for our company, on a comparable basis, excluding the special items previously described from both fiscal years and Tecan from fiscal 1999, increased 4.5%, to $95.5 million for fiscal 2000 compared with $91.4 million for fiscal 1999. On a segment basis, the Applied Biosystems group's income from continuing operations, excluding the special items from both fiscal years and Tecan from fiscal 1999, increased 35.4% to $186.2 million for fiscal 2000 compared with $137.5 million for fiscal 1999. The Celera Genomics group reported a net loss of $92.7 million for fiscal 2000 compared with a net loss of $39.6 million for fiscal 1999, excluding the special items allocated to the group during fiscal 1999.

Net revenues were $1.4 billion for fiscal 2000 compared with $1.2 billion for fiscal 1999, an increase of 12.7%. Geographically, net revenues increased 11.8% in the United States, 1.6% in Europe, 30.1% in Asia Pacific, and 47.2% in Latin America and other markets. Foreign currency translation had a negative effect on the growth rate of revenues in Europe. On a segment basis, net revenues for the Applied Biosystems group were $1.4 billion for fiscal 2000 compared with $1.2 billion for fiscal 1999. The Celera Genomics group reported net revenues of $42.7 million for fiscal 2000 compared with $12.5 million for fiscal 1999.

Gross margin as a percentage of net revenues for our company was 54.5% for fiscal 2000 compared with 54.9% for fiscal 1999. Gross margin for the Applied Biosystems group as a percentage of net revenues was 54.1% for fiscal 2000 compared with 55.1% for fiscal 1999.

SG&A expenses for our company were $436.9 million for fiscal 2000 compared with $364.1 million for fiscal 1999. SG&A expenses, excluding the long-term compensation charges for fiscal 2000 and 1999, and Tecan and the $3.5 million charge for a contribution to our company's charitable foundation for fiscal 1999, increased 23.8%. This increase was due to higher planned worldwide selling and marketing expenses commensurate with the higher revenue growth. On a segment basis, SG&A expenses were $393.9 million and $335.9 million for fiscal 2000 and 1999, respectively, for the Applied Biosystems group, and $43.0 million and $28.3 million for fiscal 2000 and 1999, respectively, for the Celera Genomics group. SG&A expenses for the Applied Biosystems group, excluding special items and Tecan, increased 20.5% in fiscal 2000 as compared to fiscal 1999.

R&D expenses for our company increased to $255.6 million for fiscal 2000 compared with $174.6 million for fiscal 1999. Excluding Tecan from fiscal 1999, R&D expenses for fiscal 2000 increased 59.4% compared with fiscal 1999, primarily as a result of a full year of sequencing operations in fiscal 2000 and significantly expanded bioinformatics and software development capabilities for the Celera Genomics group. On a segment basis, R&D expenses for the Applied Biosystems group were $141.2 million for fiscal 2000 compared with $133.5 million for fiscal 1999, an increase of 5.7%. The Celera Genomics group's R&D expenses increased $104.9 million to $148.6 million for fiscal 2000 from $43.7 million for fiscal 1999.

We recorded non-cash expenses of $4.2 million in fiscal 2000 relating to the amortization of goodwill and other intangibles primarily due to Paracel, which was acquired during the fourth quarter of fiscal 2000.

During fiscal 2000, our company incurred $2.1 million of costs associated with acquisitions for the Applied Biosystems group that were not consummated. During the fourth quarter of fiscal 1999, our company recorded a charge of $14.5 million for the impairment of goodwill and other intangibles associated with its Molecular Informatics business. During fiscal 1999, our company incurred merger-related period costs of $6.1 million for training, relocation, and communication in connection with the integration of PerSeptive into the Applied Biosystems group. During the fourth quarter of fiscal 1999, our company completed the restructuring actions associated with the integration of PerSeptive following the acquisition. The costs to implement the program were $9.2 million below the $48.1 million charge recorded for fiscal 1998. As a result, during the fourth quarter of fiscal 1999, the Applied Biosystems group recorded a $9.2 million reduction of charges required to implement the fiscal 1998 integration plan. Also during fiscal 1999, our company recorded a non-recurring charge of $9.2 million for costs incurred in connection with the recapitalization of our company. On a segment basis, the Applied Biosystems group and the Celera Genomics group were each allocated 50% of the charge. These costs included investment banking and professional fees.

Operating Income (Loss)

(Dollar amounts in millions)                                   1999      2000
==============================================================================
Operating income before special items                         $ 142.8   $ 95.2
 Asset impairment                                               (14.5)
 Long-term compensation programs                                (10.1)   (45.0)
 Charitable foundation contribution                              (3.5)
 Restructuring and other merger costs, net                        3.1
 Recapitalization costs                                          (9.2)
 Acquisition-related costs                                                (2.1)
------------------------------------------------------------------------------
Operating income                                              $ 108.6   $ 48.1
==============================================================================

Operating income for our company decreased to $48.1 million for fiscal 2000 compared with $108.6 million for fiscal 1999. On a comparable basis, excluding the special

16 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Management's Discussion and Analysis
                      continued

items previously described, operating income decreased 33.3% to $95.2 million for fiscal 2000 compared with $142.8 million for fiscal 1999.

On a segment basis, operating income for the Applied Biosystems group increased to $213.2 million for fiscal 2000 compared with $187.9 million for fiscal 1999. On a comparable basis, excluding the special items previously described from both fiscal years and Tecan from fiscal 1999, operating income increased 20.2% for fiscal 2000 compared with fiscal 1999. The Applied Biosystems group benefited from increased revenues as a result of strong worldwide demand and lower operating expenses as a percentage of net revenues, partially as a result of a slower than planned increase in staffing during the fiscal year. Operating income as a percentage of net revenues, excluding the special items from both fiscal years and Tecan from fiscal 1999, increased to 18.8% for fiscal 2000 compared with 17.6% for fiscal 1999.

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

For fiscal 2000 and 1999, the Applied Biosystems group recorded before-tax gains of $48.6 million and $4.5 million, respectively, related to the sale of minority equity investments. Fiscal 1999 also included a gain of $1.6 million related to the sale of our interest in Tecan.

Interest expense was $3.5 million for fiscal 2000 compared with $3.8 million for fiscal 1999. This decrease was primarily due to lower average interest rates, partially offset by the financing of the purchase of the Celera Genomics group's Rockville, MD facilities. Interest income was $39.4 million for fiscal 2000 compared with $2.9 million for fiscal 1999. This increase in interest income during fiscal 2000 was primarily a result of higher average balances of cash and cash equivalents and short-term investments, which increased during the third quarter of fiscal 2000 due to a follow-on public offering of Applera - Celera stock, as well as interest on the note receivable related to the sale of the Analytical Instruments business.

Other income (expense), net for fiscal 2000 was income of $3.4 million, primarily related to a gain on the sale of real estate, and was partially offset by costs associated with a portion of our company's foreign currency management program. Other income (expense), net was income of $.5 million for fiscal 1999, which related primarily to the revaluation of foreign exchange contracts and a legal settlement that were partially offset by the loss on the disposal of certain assets and other non-operating costs.

Our company's effective income tax rate was 30% for fiscal 2000 compared with 4% for fiscal 1999. Excluding special items in both fiscal years and Tecan in fiscal 1999, the effective income tax rate was 24% for fiscal 2000 compared with 25% for fiscal 1999. The effective income tax rate for fiscal 1999 included the release of valuation allowances of $17.4 million. Because the sale of the Analytical Instruments business had been completed, the valuation allowance was reduced as management believed that it was more likely than not that the deferred tax assets to which the valuation allowance related would be realized. An analysis of the differences between the federal statutory income tax rate and the effective income tax rate is provided in Note 4 to our company's consolidated financial statements.

For fiscal 1999, we incurred minority interest expense of $13.4 million relating to our company's 14.5% financial interest in Tecan.

Discussion of Segment Operations

Applied Biosystems Group

Results of Operations--
2001 Compared With 2000

The Applied Biosystems group reported net income of $212.4 million for fiscal 2001 compared with $186.2 million for fiscal 2000. On a comparable basis excluding the special items from both fiscal years, net income increased 8.8% to $202.7 million for fiscal 2001 compared with $186.2 million for fiscal 2000. This increase was primarily attributable to the growth in net revenues, lower selling, general and administrative expenses as a percentage of net revenues and lower interest expense, partially offset by higher R&D expenses. The negative effects of foreign currency reduced net income by approximately $18 million, or 10%, as compared with fiscal 2000.

Net revenues were $1.6 billion for fiscal 2001 compared with $1.4 billion for fiscal 2000, an increase of 16.7%. The effects of foreign currency reduced net revenues by approximately $46 million, or 3%, compared with the prior year due primarily to weakness in the euro, the British pound and the Japanese yen. Net revenues to the Celera Genomics group, primarily from leased instruments and consumables shipments, were $64.1 million for fiscal 2001, or 4.0% of the Applied Biosystems group's net revenues, and $59.8 million for fiscal 2000, or 4.3%.

Geographically, the Applied Biosystems group reported revenue growth in all regions for fiscal 2001 compared with fiscal 2000. Net revenues increased 17.7% in the United States, 11.8% in Europe, 20.9% in Asia Pacific, and 16.2% in Latin America and other markets, compared with the prior fiscal year. Excluding the effects of foreign currency, revenues grew approximately 21.1% in Europe and 24.2% in Asia Pacific.

For fiscal year 2001, revenues from instrument sales were $813.3 million, an increase of 7.7% from $755.2 million last year. The increase in instrument sales resulted primarily from the introductions of new products for genetic analysis, sequence detection, and mass spectrometry. The new instrument introductions included in these product lines that contributed to the growth were the ABI PRISM(R) 3100 Genetic Analyzer, introduced in the latter part of fiscal 2000, and the ABI PRISM(R) 7900 HT Sequence Detection System

                                    APPLERA CORPORATION Annual Report 2001 | 17

APPLERA CORPORATION | Management's Discussion and Analysis
                      continued

and the API 4000(TM) LC/MS/MS/ System, both of which were introduced during fiscal 2001. Instrument sales growth was restrained in the latter half of fiscal 2001 due to the economic slowdown that resulted in lower demand from commercial customers. Consumables sales grew to $592.1 million from $473.7 million last year, a 25.0% increase, reflecting continued demand for sequencing and sequence detection reagents. Revenues from other sources, which included service contracts, royalties, licenses, and contract research, increased 34.5% to $214.1 million from $159.2 million in fiscal 2000.

Gross margin as a percentage of net revenues declined to 52.2% for fiscal 2001 compared with 54.1% for fiscal 2000 due primarily to investment in new products, including start-up costs related to product testing and validation for a substantial expansion in oligonucleotide production capacity. This expansion is designed to meet expected customer demand for assays for gene expression and single nucleotide polymorphisms (SNPs). The negative effects of foreign currency also contributed to the decline in gross margin as a percentage of net revenues.

SG&A expenses were $380.7 million for fiscal 2001 compared with $393.9 million for fiscal 2000, a decrease of 3.4%. On a comparable basis, excluding the long-term compensation charge for fiscal 2000, SG&A expenses increased 9.1% over the prior year. This increase was due to higher planned worldwide selling and marketing expenses commensurate with the growth in revenues and orders. As a percentage of net revenues, SG&A expenses were 23.5% for fiscal 2001 compared with 25.1% for fiscal 2000, excluding the long-term compensation charge, primarily due to the realization of economies of scale.

R&D expenses were $184.5 million for fiscal 2001 compared with $141.2 million for fiscal 2000, an increase of 30.7%, as a result of investment in new products and technologies such as novel, high-throughput instruments for gene and protein studies and related consumable products. As a percentage of net revenues, R&D expenses were 11.4% for fiscal 2001 compared with 10.2% for the prior year. The increase in R&D expenses as a percentage of net revenues was primarily due to the investment in new products, as well as the negative effects of currency on revenues, as R&D costs are predominantly based in U.S. dollars.

During fiscal 2000, the Applied Biosystems group incurred $2.1 million of costs associated with acquisitions which were not consummated.

Operating income increased to $279.9 million for fiscal 2001 compared with $213.2 million for the prior fiscal year. On a comparable basis, excluding the special items previously discussed from fiscal 2000, operating income in fiscal 2001 increased $19.5 million, or 7.5%, compared with fiscal 2000. The Applied Biosystems group benefited from increased revenues and lower SG&A expenses as a percentage of net revenues, partially offset by an increase in R&D spending, investments in new products, including start-up costs related to oligonucleotide production capacity, and the negative effect of foreign currency. Excluding the negative effect of foreign currency and the special charge from the prior year, operating income increased approximately 15%. Operating income as a percentage of net revenues was 17.3% in fiscal 2001 compared with 18.8% excluding the long-term compensation charge in fiscal 2000. Excluding the effects of foreign currency in fiscal 2001 and the long-term compensation charge in fiscal 2000, operating income as a percentage of net revenues was 18% for fiscal 2001 compared with 18.8% in the prior fiscal year.

Fiscal years 2001 and 2000 included before-tax gains of $15.0 million and $48.6 million, respectively, related to the sales of minority equity investments.

Interest expense was $1.3 million for fiscal 2001 compared with $8.1 million for fiscal 2000. The higher interest expense for fiscal 2000 reflected interest on the $150 million note payable to the Celera Genomics group. The note was paid in the fourth quarter of fiscal 2000. Interest income was $16.8 million for fiscal 2001 compared with $18.6 million for the prior year. The decrease was primarily due to the collection of the $150 million note receivable relating to the sale of the Analytical Instruments business in the fourth quarter of fiscal 2000, substantially offset by larger average cash balances and higher average interest rates for fiscal 2001 compared with fiscal 2000.

For fiscal 2001, other income (expense), net was an expense of $5.8 million, which related primarily to our company's foreign currency management program. For fiscal 2000, other income (expense), net was income of $3.4 million, which related primarily to a gain on the sale of real estate, and was partially offset by costs associated with our company's foreign currency management program. The Applied Biosystems group adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective July 1, 2000. See Note 11 to the Applied Biosystems group's combined financial statements for further discussion of the Applied Biosystems group's policy for financial instruments.

The effective income tax rate was 30% for fiscal 2001 compared with 32% for fiscal 2000. Excluding special items in both fiscal years, the effective income tax rate was 30% for both fiscal 2001 and fiscal 2000. An analysis of the differences between the federal statutory income tax rate and the effective income tax rate is provided in Note 4 to the Applied Biosystems group's combined financial statements.

Results of Continuing Operations--
2000 Compared With 1999

The Applied Biosystems group reported income from continuing operations of $186.2 million for fiscal 2000 compared with $148.4 million for fiscal 1999. On a comparable basis, excluding the special items previously described from both fiscal years and Tecan from fiscal 1999, income from continuing operations increased 35.4% to $186.2 million for fiscal 2000 compared with $137.5 million for fiscal 1999. This increase was attributable primarily to the growth in net revenues and lower operating expenses as a percentage of net revenues.

Net revenues were $1.4 billion for fiscal 2000 compared with $1.2 billion for fiscal 1999. Excluding the results of

18 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Management's Discussion and Analysis
                      continued

Tecan from fiscal 1999, net revenues increased 24.0%. Increased net revenues for sequence detection systems, including reagents and instrument systems for gene expression analysis and SNP detection, mass spectrometry products, and DNA sequencing consumables were contributors. The effects of foreign currency translation decreased net revenues by approximately $1.8 million compared with fiscal 1999 as weakness in the euro was essentially offset by strengthening of the Japanese yen. Net revenues from leased instruments and shipments of consumables and project materials to the Celera Genomics group were $59.8 million for fiscal 2000, or 4.3% of the Applied Biosystems group's net revenues. For fiscal 1999, net revenues from leased instruments, shipments of instruments and consumables, and contracted R&D services to the Celera Genomics group were $17.3 million and represented less than 2% of the Applied Biosystems group's net revenues.

Geographically, excluding the net revenues of Tecan for fiscal 1999, the Applied Biosystems group reported revenue growth in all regions for fiscal 2000 compared with fiscal 1999. Net revenues increased 21.6% in the United States, 18.5% in Europe, 35.8% in Asia Pacific, and 50.7% in Latin America and other markets. Excluding the favorable effects of foreign currency translation in Japan, net revenues increased approximately 23% in Asia Pacific, partly reflecting increased government funding for genomics-related research. Excluding the negative effects of foreign currency translation in Europe, net revenues increased by approximately 27%.

Excluding the effects of Tecan in fiscal 1999, revenues from instrument sales increased 18.1% to $775.2 in fiscal 2000 from $656.3 million in fiscal 1999. The increase in instrument sales resulted primarily from higher demand for DNA sequencers and genetic analyzers, partially caused by introductions of the ABI PRISM(R) 3700 Genetic Analyzer in the second quarter of fiscal 1999 and the ABI PRISM(R) 3100 Genetic Analyzer in the fourth quarter of fiscal 2000. PCR sequencing detection systems experienced increased demand as well as increased sales from the introduction of the GeneAmp(R) 5700 Sequence Detection System early in fiscal 2000. Sales from mass spectrometry systems benefited from the introduction of the API QSTAR(TM) Pulsar Hybrid LC/MS/MS System during the first half of fiscal 2000. Excluding the effects of Tecan in fiscal 1999, consumables sales grew to $473.7 million in fiscal 2000 from $334.2 million in fiscal 1999, a 41.7% increase, reflecting continued demand for sequencing and sequence detection reagents. Excluding the effects of Tecan in fiscal 1999, revenues from other sources, which included service contracts, royalties, licenses, and contract research, increased 23.4% in fiscal 2000 to $159.2 million from $129.0 million in fiscal 1999.

Gross margin as a percentage of net revenues was 54.1% for fiscal 2000 compared with 55.1% for fiscal 1999. Excluding Tecan, gross margin as a percentage of net revenues was 54.1% for fiscal 1999.

SG&A expenses were $393.9 million for fiscal 2000 compared with $335.9 million for fiscal 1999, an increase of 17.3%. On a comparable basis, excluding the long-term compensation charges for fiscal 2000 and 1999, Tecan, and the $3.5 million charge for a contribution to our company's charitable foundation for fiscal 1999, SG&A expenses for the Applied Biosystems group increased 20.5%. This increase was due to higher planned worldwide selling and marketing expenses commensurate with the higher revenue growth. As a percentage of net revenues, excluding the special charges from both fiscal years and Tecan from fiscal 1999, SG&A expenses were 25.1% for fiscal 2000 compared with 25.9% for fiscal 1999.

R&D expenses were $141.2 million for fiscal 2000 compared with $133.5 million for fiscal 1999, an increase of 5.7%. Excluding Tecan from fiscal 1999, R&D expenses for fiscal 2000 increased 18.4% compared with fiscal 1999. As a percentage of net revenues, excluding Tecan from fiscal 1999, R&D expenses were 10.2% for fiscal 2000 compared with 10.7% for fiscal 1999. R&D expense for fiscal 1999 was higher as a percentage of net revenues due to the development of new products released in the second half of fiscal 1999.

During fiscal 2000, the Applied Biosystems group incurred $2.1 million of costs associated with acquisitions which were not consummated. During the fourth quarter of fiscal 1999, the Applied Biosystems group recorded a charge of $14.5 million for the impairment of goodwill and other intangibles associated with its Molecular Informatics business. Merger-related period costs of $6.1 million were incurred during fiscal 1999 for training, relocation, and communication in connection with the integration of PerSeptive into the Applied Biosystems group. During the fourth quarter of fiscal 1999, the Applied Biosystems group completed the restructuring actions associated with the integration of PerSeptive following the acquisition. The costs to implement the program were $9.2 million below the $48.1 million charge recorded for fiscal 1998. As a result, during the fourth quarter of fiscal 1999, the Applied Biosystems group recorded a $9.2 million reduction of charges required to implement the fiscal 1998 integration plan. Also during fiscal 1999, the Applied Biosystems group was allocated a non-recurring charge of $4.6 million for costs incurred in connection with the recapitalization of our company. These costs included investment banking and professional fees.

Operating Income

(Dollar amounts in millions)                                   1999       2000
================================================================================
Operating income before special items                         $ 216.5   $ 260.3
 Asset impairment                                               (14.5)
 Long-term compensation programs                                 (9.1)    (45.0)
 Charitable foundation contribution                              (3.5)
 Restructuring and other merger costs, net                        3.1
 Recapitalization costs                                          (4.6)
 Acquisition-related costs                                                 (2.1)
-------------------------------------------------------------------------------
Operating income                                              $ 187.9   $ 213.2
================================================================================
Operating income increased to $213.2 million for fiscal 2000 compared with $187.9 million for fiscal 1999. On a comparable basis, excluding the special items previously described from both fiscal years and Tecan from fiscal 1999, operating income increased 20.2% for fiscal 2000 compared with fiscal 1999.
The Applied Biosystems group benefited

                                    APPLERA CORPORATION Annual Report 2001 | 19

APPLERA CORPORATION | Management's Discussion and Analysis
                      continued

from increased revenues as a result of strong worldwide demand and lower operating expenses as a percentage of net revenues, partially as a result of a slower than planned increase in staffing during the fiscal year. Operating income as a percentage of net revenues, excluding the special items from both fiscal years and Tecan from fiscal 1999, increased to 18.8% for fiscal 2000 compared with 17.6% for fiscal 1999.

Fiscal years 2000 and 1999 included before-tax gains of $48.6 million and $4.5 million, respectively, related to the sale of minority equity investments. Fiscal 1999 also included a gain of $1.6 million related to the sale of our company's interest in Tecan.

Interest expense was $8.1 million for fiscal 2000 compared with $4.5 million for fiscal 1999. This increase was primarily due to the interest on the $150 million note payable to the Celera Genomics group. Interest income was $18.6 million for fiscal 2000, compared with $2.3 million for fiscal 1999. The increase in interest income during fiscal 2000 was due to the interest on the note receivable related to the sale of the Analytical Instruments business, higher balances of cash and cash equivalents, and higher interest rates.

Other income (expense), net for fiscal 2000 was income of $3.4 million, primarily related to a gain on the sale of real estate, and was partially offset by costs associated with a portion of our company's foreign currency management program. Other income (expense), net was income of $.5 million for fiscal 1999, which related primarily to the revaluation of foreign exchange contracts and a legal settlement that were partially offset by the loss on the disposal of certain assets and other non-operating costs.

The effective income tax rate was 32% for fiscal 2000 compared with 16% for fiscal 1999. Excluding special items in both fiscal years and Tecan in fiscal 1999, the effective income tax rate was 30% for fiscal 2000 compared with 29% for the prior fiscal year. The effective income tax rate for fiscal 1999 included the release of valuation allowances of $17.4 million. Because the sale of the Analytical Instruments business had been completed, the valuation allowance was reduced as management believed that it was more likely than not that the deferred tax assets to which the valuation allowance related would be realized. An analysis of the differences between the federal statutory income tax rate and the effective income tax rate is provided in Note 4 to the Applied Biosystems group's combined financial statements.

For fiscal 1999, the Applied Biosystems group incurred minority interest expense of $13.4 million relating to our company's 14.5% financial interest in Tecan.

Celera Genomics Group

Results of Operations--
2001 Compared With 2000

The Celera Genomics group reported a net loss of $186.2 million for fiscal 2001 compared with a net loss of $92.7 million for fiscal 2000. Excluding the special charge in fiscal 2001 for the impairment of goodwill and other intangible assets related to Paracel, the net loss for fiscal 2001 was $119.0 million. The increase in the net loss, in addition to the special charge in fiscal 2001, reflected the increased investment in research and development activities, amortization of goodwill and intangibles primarily due to Paracel, and expansion of sales and marketing capabilities. These increased expenses were partially offset by higher net revenues and higher interest income.

Net revenues for the Celera Genomics group were $89.4 million for fiscal 2001 compared with $42.7 million for fiscal 2000. The increased revenues resulted primarily from database subscription agreements with commercial and academic customers, as well as revenues from genomic services and collaborations. The acquisition of Paracel during the fourth quarter of fiscal 2000 also contributed to the increase in net revenues.

Cost of sales increased $28.0 million to $43.0 million for fiscal 2001 from $15.0 million in fiscal 2000. As the Celera Genomics group's activities developed into a commercial business, costs for activities previously performed as R&D in fiscal 2000 have been appropriately classified as cost of sales during fiscal 2001. The increase in cost of sales during fiscal 2001 is also due to the inclusion of Paracel in the Celera Genomics group's results for the entire twelve months in fiscal 2001.

R&D expenses increased $16.1 million to $164.7 million for fiscal 2001 from $148.6 million in fiscal 2000, after the reclassification of $15.0 million from R&D expenses to cost of sales for fiscal 2000, primarily relating to non-sequencing activities. Increased R&D expenses were attributed to the development of its discovery program and gene discovery work as well as the acceleration of its capabilities in proteomics and functional genomics. R&D expenses also increased as a result of the expansion of scientific and annotation research teams and bioinformatics and software engineering staff. During the latter half of fiscal 2001, the Celera Genomics group shifted its research spending to expand its technical capabilities for therapeutic and diagnostic discovery, as the recent completion of major strategic whole genome sequences has resulted in a lower level of R&D investment being necessary to support the Celera Genomics group's on-line information business. The acquisition of Paracel during the fourth quarter of fiscal 2000 also contributed to the increase in R&D expenses. Substantially offsetting the fiscal 2001 increases in R&D expenses was the change in classification of the costs of certain activities, previously performed for R&D purposes, to cost of sales as such activities evolved into commercial business during fiscal 2001.

SG&A expenses were $58.3 million for fiscal 2001 compared with $43.0 million for fiscal 2000. The increase was caused primarily by the acquisition of Paracel during the fourth quarter of fiscal 2000 and the Celera Genomics group's expansion of its sales and marketing capabilities. Corporate expenses and a portion of administrative shared services were $9.3 million for fiscal 2001 compared with $7.5 million for fiscal 2000.

The Celera Genomics group recorded non-cash expenses of $43.9 million in fiscal 2001 compared to $4.2 million in

20 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Management's Discussion and Analysis
                      continued

fiscal 2000 relating to the amortization of goodwill and other intangibles, primarily due to Paracel, which was acquired during the fourth quarter of fiscal 2000. During the fourth quarter of fiscal 2001, the Celera Genomics group recorded a before-tax, non-cash charge of $69.1 million for the impairment of goodwill and other intangible assets associated with Paracel.

Interest expense was $.8 million for fiscal 2001 compared with $2.1 million for fiscal 2000. Interest expense in both fiscal years reflected the financing of the purchase of the Celera Genomics group's Rockville, Maryland facilities. The financing, entered into during the first quarter of fiscal 2000, was repaid in the second quarter of fiscal 2001. Interest income was $63.6 million for fiscal 2001 compared with $27.5 million for fiscal 2000. The increase was attributable to higher average cash and cash equivalents and short-term investments during fiscal 2001. Interest income in fiscal 2000 also reflected interest on a $150 million note receivable from the Applied Biosystems group, which was collected in the fourth quarter of fiscal 2000.

The effective income tax rate was 20% for fiscal 2001 and 35% for fiscal 2000. Excluding amortization expense related to goodwill in both fiscal years and the special charge for the impairment of goodwill and other intangibles related to Paracel in fiscal 2001, the effective income tax rate for both fiscal years was 36%. An analysis of the differences between the federal statutory income tax rate and the effective income tax rate is provided in
Note 4 to the Celera Genomics group's combined financial statements.

Results of Operations--
2000 Compared With 1999

The Celera Genomics group reported a net loss of $92.7 million for fiscal 2000 compared with a net loss of $44.9 million for fiscal 1999. The increase in the net loss reflected the increased sequencing activity, increased investment in research and development activities relating to expanded scientific and annotation teams and bioinformatics staff, and increased operating expenses required to support the expanded product and business development activities.

Net revenues for the Celera Genomics group were $42.7 million for fiscal 2000 compared with $12.5 million for fiscal 1999. The increased revenues resulted primarily from database subscription agreements initiated during fiscal 2000 and the second half of fiscal 1999 and an increase in related genomic services revenues. Revenues for genotyping services remained essentially unchanged for fiscal 2000 as compared to fiscal 1999.

Cost of sales was $15.0 million for fiscal 2000 compared with $4.7 million for fiscal 1999. The increase in cost of sales was primarily due to the increase in revenues from genomic services.

R&D expenses increased $104.9 million to $148.6 million for fiscal 2000 from $43.7 million for fiscal 1999, primarily as a result of a full year of sequencing operations and significantly expanded bioinformatics and software development capabilities. During fiscal 2000, the Celera Genomics group also continued to expand its scientific and annotation research teams and bioinformatics and software engineering staff.

SG&A expenses were $43.0 million for fiscal 2000 compared with $28.3 million for fiscal 1999. The increase was related to the planned scale-up in business development, marketing, and administrative activities in support of the on-line information business during fiscal 2000. Corporate expenses and a portion of administrative shared services were $7.5 million for fiscal 2000 compared with $5.1 million for fiscal 1999. Fiscal 1999 SG&A expenses included $1.0 million for costs related to the acceleration of certain long-term compensation programs as a result of the recapitalization of our company and the attainment of performance targets.

The Celera Genomics group recorded non-cash expenses of $4.2 million in fiscal 2000 relating to the amortization of goodwill and other intangibles primarily due to Paracel, which was acquired during the fourth quarter of fiscal 2000.

The Celera Genomics group was allocated a non-recurring pre-tax charge of $4.6 million in fiscal 1999 relating to costs incurred in connection with the recapitalization of our company. The Celera Genomics group and the Applied Biosystems group were each allocated 50% of the total recapitalization costs incurred in fiscal 1999 including investment banking and professional fees. See Note 1 to the Celera Genomics group's combined financial statements for a description of the recapitalization.

Interest expense was $2.1 million for fiscal 2000 as a result of financing the purchase of the Celera Genomics group's Rockville, Maryland facilities. Interest income was $27.5 million for fiscal 2000 compared with $1.2 million for fiscal 1999. The increase of $26.3 million was attributable to higher average balances of cash and cash equivalents and short-term investments during fiscal 2000, which increased during the third quarter of fiscal 2000 due to a follow-on public offering of Applera - Celera stock as well as interest income on the $150 million note receivable from the Applied Biosystems group, which was outstanding for most of fiscal 2000.

The effective income tax rate was 35% for fiscal 2000 and 34% for fiscal 1999. Excluding amortization expense related to goodwill, the effective income tax rate for fiscal 2000 was 36%. Excluding the recapitalization costs, the effective income tax rate for fiscal 1999 was 35%. See Note 1 to the Celera Genomics group's combined financial statements for a discussion of allocation of federal and state income taxes.

Market Risk

Our company is exposed to potential loss from exposure to market risks represented principally by changes in foreign exchange rates, interest rates, and equity prices.

Our company operates internationally, with manufacturing and distribution facilities in various countries throughout the world. For fiscal 2001 and 2000, we derived approximately 50% of our revenues from countries outside of the United States while a significant portion of the related costs are based in U.S. dollars. Results continue to be affected by market risk, including changes in economic conditions in

                                    APPLERA CORPORATION Annual Report 2001 | 21

APPLERA CORPORATION | Management's Discussion and Analysis
                      continued

foreign markets and fluctuations in foreign currency exchange rates, primarily the euro, Japanese yen, and British pound.

Our foreign currency risk management strategy utilizes derivative instruments to hedge certain foreign currency forecasted revenues and to offset the impact of changes in foreign currency exchange rates on certain foreign currency-denominated receivables and payables. The principal objective of this strategy is to minimize the risks and/or costs associated with our global financial and operating activities. We utilize foreign exchange forward, option, and range forward contracts to manage our foreign currency exposures. Foreign exchange forward contracts commit us to buy or sell a foreign currency at a contracted rate on a specified future date. Option contracts grant us the right, but not the obligation, to buy or sell a foreign currency at a certain rate in exchange for a fee. Option contracts provide us with an effective hedge against a negative movement in foreign currencies at a fixed cost. Range forward contracts consist of the simultaneous purchase and sale of options to create a range in which we can benefit from changes in currency rates. We generally use foreign exchange forward contracts to offset the impact of changes in foreign currency-denominated receivables and payables. In hedging certain foreign currency forecasted revenues where we have functional currency exposure, we use a combination of foreign exchange forward, option and range forward contracts in a cost beneficial manner. We use an interest rate swap to manage our interest rate exposure. We do not use derivative financial instruments for trading purposes, nor are we a party to leveraged derivatives.

We performed a sensitivity analysis as of June 30, 2001. Assuming a hypothetical adverse change of 10% in foreign exchange rates in relation to the U.S. dollar as of June 30, 2001, we calculated a hypothetical after-tax loss of $8.7 million. Our analysis included the change in value of the derivative financial instruments, along with the impact of translation on foreign currency denominated assets and liabilities. Our analysis excluded the impact of translation of foreign currency denominated forecasted sales. If foreign currency exchange rates actually change in a manner similar to the assumed change in the foregoing calculation, the hypothetical loss calculated would be more than offset by the recognition of higher U.S. dollar equivalent foreign revenues. Actual gains and losses in the future could, however, differ materially from this analysis, based on changes in the timing and amount of foreign currency exchange rate movements and actual exposures and hedges.

Interest rate swaps are used to hedge underlying debt obligations. In fiscal 1997, we executed an interest rate swap in conjunction with our company entering into a five-year Japanese yen debt obligation. Under the terms of the swap agreement, we pay a fixed rate of interest at 2.1% and receive a floating LIBOR interest rate. At June 30, 2001, the notional amount of indebtedness covered by the interest rate swap was 3.8 billion yen or $30.5 million. The maturity date of the swap coincides with the maturity of the yen loan in March 2002. A change in interest rates would have no impact on our reported interest expense and related cash payments because the floating rate debt and fixed rate swap contract both have the same maturity and are based on the same rate index.

We do not hedge our equity positions in other companies or our short-term investments. Our exposure on these instruments is limited to changes in quoted market prices. The fair value of our minority equity positions in other companies was $111.1 million at June 30, 2001.

Management's Discussion of Financial Resources and Liquidity

The following discussion of financial resources and liquidity focuses on our company's Consolidated Statements of Financial Position and Consolidated Statements of Cash Flows.

Cash and cash equivalents and short-term investments were $1.4 billion at June 30, 2001 and $1.5 billion at June 30, 2000, with total debt of $45.2 million at June 30, 2001 and $97.8 million at June 30, 2000. Working capital was $1.5 billion both at June 30, 2001 and 2000. Debt to total capitalization was 2% at June 30, 2001 and 4% at June 30, 2000.

During the first quarter of fiscal 2000, we obtained financing of $46 million, specifically for the purchase of the Celera Genomics group's Rockville, Maryland facilities. This debt was repaid during the second quarter of fiscal 2001. At June 30, 2001, long-term debt consisted of a 3.8 billion yen variable rate loan that is scheduled to mature in March 2002. Through an interest rate swap, the effective interest rate for the loan is fixed at 2.1%. See Note 11 of the Applied Biosystems group's combined financial statements for additional discussion of financial instruments.

Significant Changes in the Consolidated Statements of Financial Position

Accounts receivable increased by $22.2 million to $400.8 million at June 30, 2001 from $378.6 million at June 30, 2000, reflecting the growth in net revenues.

Prepaid expenses and other current assets increased $19.5 million to $103.0 million at June 30, 2001 from $83.5 million at June 30, 2000, primarily due to the increase in fair value of financial instruments used for hedging.

Property, plant and equipment, net increased $100.7 million to $435.6 million at June 30, 2001 from $334.9 million at June 30, 2000, primarily due to the Applied Biosystems group's purchase of property in Pleasanton, California for approximately $54 million, capital expenditures for production equipment related to oligonucleotide manufacturing and other capital spending related to the construction of laboratory facilities. The Celera Genomics group had capital expenditures for building improvements and equipment related to the development of a laboratory to support its proteomics and discovery capabilities efforts and costs related to internally developed software.

Other long-term assets decreased to $410.8 million at June 30, 2001 from $622.9 million at June 30, 2000. Our company's minority equity investments decreased $186.6


22 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Management's Discussion and Analysis
                      continued


million due to a $178.1 million decrease in the fair value of the investments, primarily caused by the decline in market prices of the securities of Aclara Biosciences, Inc., Millennium Pharmaceuticals, Inc., and Hyseq, Inc., and decreased $11.6 million because of sales of certain investments previously discussed. These decreases were partially offset by the acquisition of minority equity investments. Other factors that contributed to the decrease in other long-term assets were an impairment charge of $69.1 million, recorded during the fourth quarter of fiscal 2001 to reduce the net assets of Paracel to their estimated fair value and the amortization of goodwill and other intangibles also primarily related to Paracel. These decreases were partially offset by increases in noncurrent deferred tax assets and purchased license agreements and the acquisitions of minority equity interest in Hubit Genomix, Inc.

Accrued salaries and wages decreased $24.8 million to $64.9 million at June 30, 2001 from $89.7 million at June 30, 2000. Accrued salaries and wages were higher at June 30, 2000 primarily due to accruals for costs related to the acceleration of certain long-term compensation programs during the fourth quarter of fiscal 2000 as a result of the attainment of performance targets. This decrease was partially offset by the growth in the number of employees of the Celera Genomics group during fiscal 2001, primarily due to the Celera Genomics group's expansion of its sales and marketing team, its scientific and annotation research teams, its bioinformatics and software engineering teams, and its proteomics and functional genomics teams.

Accrued taxes on income decreased $66.6 million to $83.0 million at June 30, 2001 from $149.6 million at June 30, 2000, primarily due to the timing of income tax payments.

Other accrued expenses increased by $15.7 million to $215.8 million at June 30, 2001 from $200.1 million at June 30, 2000, primarily due to the payments received by the Celera Genomics group for database subscription and service agreements, partially offset by revenue recognized under these agreements.

Other long-term liabilities increased $18.2 million to $152.4 million at June 30, 2001 from $134.2 million at June 30, 2000 primarily due to advance payments received for database subscription agreements for periods beyond fiscal 2002.

Consolidated Statements of Cash Flows

Operating activities generated $86.4 million of cash for fiscal 2001 compared with $108.2 million for fiscal 2000 and $69.1 million for fiscal 1999. For fiscal 2001, compared with fiscal 2000, higher tax-related payments, payments of certain compensation-related accruals, and higher payments for technology licenses were only partially offset by higher income-related cash flows, cash collected on subscription and services agreements for which revenue has been deferred, and lower increases in accounts receivable balances.

For fiscal 2001, net cash used by investing activities was $408.9 million, compared with $455.0 million for fiscal 2000. For fiscal 2001, capital expenditures were $185.9 million, primarily due to the Applied Biosystems group's purchase of property in Pleasanton, California for approximately $54 million, capital expenditures for production equipment related primarily to oligonucleotide manufacturing, and other capital spending related to the construction of laboratory facilities for the Applied Biosystems group. Fiscal 2001 capital expenditures also included payments for building improvements and equipment related to the development of a laboratory to support the Celera Genomics group's proteomics and discovery capabilities efforts and costs related to internally developed software. During fiscal 2001, we realized $15.5 million in net cash proceeds from the sale of minority equity investments. Investments during fiscal 2001 included Genomica Corporation and Hubit Genomix. Also during fiscal 2001, our company had net purchases of short-term investments of $238.1 million.

For fiscal 2000, net cash used by investing activities from continuing operations of $455.0 million consisted primarily of short-term investments of $541.1 million, purchased with funds received from the follow-on public offering of Applera - Celera stock. Capital expenditures of $125.8 million included $8.6 million related to improvement of our company's information technology infrastructure and $21.6 million for the acquisition of an airplane. Fiscal 2000 capital expenditures also included payments of $8.1 million for software licenses acquired during the fourth quarter of fiscal 1999 and expenditures associated with the continued development of the laboratories, facilities, and data center at the Celera Genomics group's Rockville, Maryland facilities. We collected the $150 million note receivable resulting from the sale of the Analytical Instruments business and realized net cash proceeds of $82.8 million from the sale of minority equity investments and real estate during fiscal 2000. In addition, we spent $23.0 million for various investments and acquisitions during fiscal 2000.

For fiscal 1999, net cash provided by investing activities from continuing operations was $154.1 million. During fiscal 1999, we generated $325.8 million in net cash proceeds from the sale of various assets, including $275.0 million from the sale of the Analytical Instruments business, $30.0 million from the sale of Tecan, and $20.8 million from the sale of minority equity investments and certain non-operating assets. The fiscal 1999 proceeds were partially offset by $176.0 million of capital expenditures, which included $12.9 million as part of the strategic program to improve our information technology infrastructure, $17.5 million for the acquisition of an airplane, $46.3 million for the purchase of land and buildings to house the Celera Genomic group's headquarters in Rockville, Maryland and $22.9 million for improvements thereon. For fiscal 1999, we spent $5.3 million for various acquisitions and investments.

Net cash used by financing activities was $20.0 million for fiscal 2001 compared with $1.0 billion provided by financing activities for fiscal 2000. In fiscal 2001, our company received $60.1 million of proceeds from stock issued for stock plans compared with $61.0 million in fiscal 2000. Dividends paid were $35.7 million for fiscal 2001 and $26.4 million for fiscal 2000. Increases in loans payable provided $1.6 million of cash during fiscal 2001 compared with $52.7



                                    APPLERA CORPORATION Annual Report 2001 | 23

APPLERA CORPORATION | Management's Discussion and Analysis
                      continued


million during fiscal 2000. During fiscal 2001, our company repaid $46.0 million of its commercial paper borrowing which it had secured in fiscal 2000 specifically for the purchase of the Rockville, Maryland facilities. In March 2000, our company completed a follow-on public offering of Applera - Celera stock from which net proceeds of $943.3 million were realized.

Net cash provided by financing activities was $43.6 million for fiscal 1999 primarily due to the receipt of $96.4 million of proceeds from stock issued for stock plans. These cash receipts were offset by a reduction in loans payable and principal payments on long-term debt of $16.4 million, dividend payments of $34.2 million, and the purchase of shares of common stock for treasury for $2.2 million.

Our company maintains a $100 million revolving credit agreement with four banks that matures on April 20, 2005. There were no borrowings outstanding under the facility at June 30, 2001, and we also had other unused credit facilities totaling $122 million.

Our company believes our cash and cash equivalents, short-term investments, funds generated from operating activities, and available borrowing facilities are sufficient to provide for our company's anticipated financing needs for at least the next two years.

Impact of Inflation and Changing Prices

Inflation and changing prices are continually monitored. Our company attempts to minimize the impact of inflation by improving productivity and efficiency through continual review of both manufacturing capacity and operating expense levels. When operating costs and manufacturing costs increase, our company attempts to recover such costs by increasing, over time, the selling price of our products and services. Our company believes the effects of inflation have been appropriately managed and therefore have not had a material impact on our company's historic operations and resulting financial position.

Euro Conversion

A single currency called the euro was introduced in Europe on January 1, 1999. Twelve of the fifteen member countries of the European Union agreed to adopt the euro as their common legal currency on that date. Fixed conversion rates between these participating countries' existing currencies (the "legacy currencies") and the euro were established as of that date. The legacy currencies are scheduled to remain legal tender as denominations of the euro until at least January 1, 2002. During this transition period, parties may settle transactions using either the euro or a participating country's legal currency.

Our company is currently taking the necessary actions ensuring that our company's computer and financial systems as well as the business processes can deal effectively with the euro and the conversion to the euro. Our company does not expect this conversion to have a material impact on our results of operations, financial position, or cash flows.

Recently Issued Accounting Standards

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," which applies to all business combinations initiated after June 30, 2001. The provisions of this statement require business combinations to be accounted for using the purchase method of accounting. Also in July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill from acquisitions occurring after June 30, 2001 will not be amortized, and for goodwill existing prior to June 30, 2001, our company expects to adopt the nonamortization provisions of the statement on July 1, 2001. Goodwill for which the nonamortization provisions are applied will be required to be reviewed for impairment at least on an annual basis. If an impairment is found to exist, a charge will be taken against operations. SFAS No. 142 requires that, upon adoption, goodwill and certain intangible assets be reviewed for classification and useful life. We expect that, aside from the nonamortization of goodwill on a prospective basis, the effect upon adoption of SFAS No. 142 will be immaterial.

Outlook

In July 2001, we announced the next phase of our genomics strategy - a comprehensive program for commercializing products derived from information obtained through analysis of the human genome. These products will be based on the identification of variations in the sequence and expression of genes, and their association with disease and therapy. This program is being implemented collaboratively by our company's three businesses - the Applied Biosystems group, the Celera Genomics group, and Celera Diagnostics. For fiscal 2002, we plan to invest approximately $75 million in this program to be funded equally by the businesses. These funds will be used for a resequencing effort to be completed at the Celera Genomics group, to develop validated reagent sets at the Applied Biosystems group, and to initiate disease association studies at Celera Diagnostics.

Applied Biosystems Group

The Applied Biosystems group anticipates lower growth rates for the first three quarters of fiscal 2002 compared to the strong performance in the corresponding periods of fiscal 2001. Sales growth rates for the first three quarters of fiscal 2002 are currently expected to be in the mid-single digits, rising to double digits in the fourth fiscal quarter and accelerating in the second half of calendar 2002. For fiscal 2002 overall, the Applied Biosystems group anticipates sales growth of approximately 7 to 9 percent before the effects of foreign currency.

The financial impact on the Applied Biosystems group of our company's planned investment in our genomics strategy is expected to be twofold. First, the Applied Biosystems group would incur incremental R&D spending of approximately $20 million to $25 million for this program. Second, the Applied Biosystems group will not recognize revenue or profits from the Celera Genomics group's or Celera Diagnostics' share of expenditures related to this program. The effort is expected to consume a substantial



24 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Management's Discussion and Analysis
                      continued



portion of the Celera Genomics group's sequencing capacity that in prior years generated revenues for the Applied Biosystems group. As a result, while sales from the Applied Biosystems group to the Celera Genomics group totaled approximately $64 million in fiscal 2001, sales from the Applied Biosystems group to the Celera Genomics group are anticipated to be approximately only $25 million in fiscal 2002. This lower level of sales to the Celera Genomics group is part of the reason for the lower sales growth forecast for the Applied Biosystems group in fiscal 2002.

We expect diluted earnings per share of Applera - Applied Biosystems stock for fiscal 2002 to be in the range of $0.95 to $1.00. We anticipate fiscal 2002 R&D expenditures, including the Applied Biosystems group's share of the new Applera genomics commercialization program, to increase approximately 15 to 17 percent over fiscal 2001 levels. R&D spending should approximate 12 percent of sales in fiscal 2002 as the Applied Biosytems group increases investment spending to support the introduction of new products and platforms in this year and in the future. Selling, general and administrative expenses are expected to rise somewhat more slowly than revenue during fiscal 2002. The Applied Biosystems group's capital spending in fiscal 2002 is anticipated to be approximately $110 million.

The results of our company remain subject to adverse currency effects because approximately 50% of revenues were derived from regions outside the United States in fiscal 2001.

Celera Genomics Group

In June 2001, our company signed a definitive merger agreement to acquire Axys Pharmaceuticals, Inc. ("Axys") in a stock-for-stock transaction. Axys is an integrated small molecule drug discovery and development company that is developing products for chronic therapeutic applications through collaborations with pharmaceutical companies and has a proprietary product portfolio in oncology.

The transaction, which is subject to customary closing conditions, including approval by Axys stockholders and regulatory approvals, has been structured as a tax-free reorganization and will be accounted for under the purchase method. Under the terms of the merger agreement, Axys shareholders will receive shares of Applera - Celera stock per Axys share based on an exchange ratio which is calculated based on the average closing price of Applera - Celera stock over the 10 trading days immediately preceding (but excluding) the second trading day prior to the closing of the merger. If the closing had occurred at the time the merger agreement was signed, each share of Axys common stock would have been exchanged for a fractional share of Applera - Celera stock having an average closing price during the calculation period equivalent to $4.65 per share of Axys common stock. Depending on the average closing price of Applera - Celera stock at the time of the closing of the merger, our company will issue between
3.3 million shares and 5.4 million shares of Applera - Celera stock.

For fiscal 2002, the Celera Genomics group anticipates revenue growth of approximately 40 to 50 percent over fiscal 2001. This revenue growth is expected to result from new subscriptions from academic and research organizations and commercial entities, as well as the signing of additional academic users under existing subscription agreements. The Celera Genomics group also expects additional collaborations with commercial partners to contribute to this growth.

The Celera Genomics group's fiscal 2002 expenses associated with R&D are estimated to be between $145 million and $160 million. These expenditures are expected to be directed primarily to internal discovery programs, including the completion and operation of the proteomics facility, the development of informatics and algorithms for the management and interpretation of data from protein analysis, the construction and operation of the biologics laboratory, which is expected to focus on biological sample acquisition, target validation and immunotherapeutics, DNA resequencing associated with the next phase of our company's genomics strategy, and ongoing content development for the on-line business. This projected R&D spending does not include any effect of the proposed acquisition of Axys.

Our company believes cash and cash equivalents and short-term investments allocated to the Celera Genomics group are sufficient to fund the Celera Genomics group's new R&D activities in therapeutic and diagnostic discovery and support the efforts of the Celera Diagnostics joint venture. The Celera Genomics group's actual future capital uses and requirements with respect to its new activities will depend on many factors, including those referenced under "Forward-Looking Statements."


                                    APPLERA CORPORATION Annual Report 2001 | 25

APPLERA CORPORATION | Forward-Looking Statements


Forward-Looking Statements

Certain statements contained in this report, including the Outlook section, are forward-looking and are subject to a variety of risks and uncertainties. These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "plan," "estimate," and "potential," among others. These forward-looking statements are based on our company's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, our company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of our businesses include, but are not limited to:

Factors Relating to the
Applied Biosystems Group

Rapidly changing technology in life sciences could make the Applied Biosystems group's product line obsolete unless it continues to improve existing products, develop new products, and pursue new market opportunities. A significant portion of the net revenues for the Applied Biosystems group each year is derived from products that did not exist in the prior year. The Applied Biosystems group's future success depends on its ability to continually improve its current products, develop and introduce, on a timely and cost-effective basis, new products that address the evolving needs of its customers, and pursue new market opportunities that develop as a result of technological and scientific advances in life sciences. The Applied Biosystems group's products are based on complex technology which is subject to rapid change as new technologies are developed and introduced in the marketplace. Unanticipated difficulties or delays in replacing existing products with new products could adversely affect the Applied Biosystems group's future operating results. The pursuit of new market opportunities will add further complexity and require additional management attention and resources as these markets are addressed.

A significant portion of sales depends on customers' capital spending policies which may be subject to significant and unexpected decreases. A significant portion of the Applied Biosystems group's instrument product sales are capital purchases by its customers. The Applied Biosystems group's customers include pharmaceutical, environmental, research, biotechnology, and chemical companies, and the capital spending policies of these companies can have a significant effect on the demand for the Applied Biosystems group's products. These policies are based on a wide variety of factors, including the resources available to make purchases, the spending priorities among various types of research equipment, and policies regarding capital expenditures during recessionary periods. Any decrease in capital spending or change in spending policies of these companies could significantly reduce the demand for the Applied Biosystems group's products.

A substantial portion of the Applied Biosystems group's sales is to customers at universities or research laboratories whose funding is dependent on both the level and timing of funding from government sources. As a result, the timing and amount of revenues from these sources may vary significantly due to factors that can be difficult to forecast. Although research funding has increased during the past several years, grants have, in the past, been frozen for extended periods or otherwise become unavailable to various institutions, sometimes without advance notice. Budgetary pressures may result in reduced allocations to government agencies that fund research and development activities. If government funding necessary to purchase the Applied Biosystems group's products were to become unavailable to researchers for any extended period of time, or if overall research funding were to decrease, the business of the Applied Biosystems group could be adversely affected.

The Applied Biosystems group has been and could in the future be subject to claims for infringement of patents and other intellectual property rights. The Applied Biosystems group's products are based on complex, rapidly developing technologies. These products could be developed without knowledge of previously filed but unpublished patent applications that cover some aspect of these technologies. In addition, there are relatively few decided court cases interpreting the scope of patent claims in these technologies, and the Applied Biosystems group's belief that its products do not infringe the technology covered by valid patents could be successfully challenged by third parties. Also, in the course of its business, the Applied Biosystems group may from time to time have access to confidential or proprietary information of third parties, and such parties could bring a theft of trade secret claim against the Applied Biosystems group asserting that the Applied Biosystems group's products improperly use technologies which are not patented but which are protected as trade secrets. The Applied Biosystems group has been made a party to litigation regarding intellectual property matters, including the patent litigation described in the next paragraph, some of which, if determined adversely, could have a material adverse effect on the Applied Biosystems group. Due to the fact that the Applied Biosystems group's business depends in large part on rapidly developing and dynamic technologies, there remains a constant risk of intellectual property litigation affecting the group. The Applied Biosystems group has from time to time been notified that it may be infringing patents and other intellectual property rights of others. It may be necessary or desirable in the future to obtain licenses relating to one or more products or relating to current or future technologies, and the Applied Biosystems group cannot be assured that it will be able to obtain these licenses or other rights on commercially reasonable terms.

Applera is currently subject to patent litigation with Amersham Pharmacia Biotech, Inc. and Molecular Dynamics, Inc. In the litigation, Amersham and Molecular Dynamics allege that the Applied Biosystems group has infringed four Amersham patents as a result of the Applied Biosystems group's sale of certain DNA sequencing instrumentation and reagents. Also in the litigation, Applera has brought suit against Amersham and Molecular Dynamics


26 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Forward-Looking Statements
                      continued



alleging that they have infringed two of Applera's patents as a result of their sale of their DNA sequencing instrumentation and reagents. At present, these lawsuits are not scheduled for trial. If they proceed to trial, the cost of the litigation, and the amount of management time that will be devoted to the litigation, will be significant. There can be no assurance that this litigation will be resolved favorably to Applera or either the Celera Genomics group or the Applied Biosystems group, that Applera and both of its groups will not be enjoined from selling the products in question or other products as a result, or that any monetary or other damages assessed against Applera will not have a material adverse effect on the financial condition of Applera, the Celera Genomics group, or the Applied Biosystems group.

Since the Applied Biosystems group's business is dependent on foreign sales, fluctuating currencies will make revenues and operating results more volatile. Approximately 50% of the Applied Biosystems group's net revenues during fiscal 2001 were derived from sales to customers outside of the United States. The majority of these sales were based on the relevant customer's local currency. A significant portion of the related costs for the Applied Biosystems group are based on the U.S. dollar. As a result, the Applied Biosystems group's reported and anticipated operating results and cash flows are subject to fluctuations due to material changes in foreign currency exchange rates that are beyond the Applied Biosystems group's control.

Integrating acquired technologies may be costly and may not result in technological advances. The future growth of the Applied Biosystems group depends in part on its ability to acquire complementary technologies through acquisitions and investments. The consolidation of employees, operations, and marketing and distribution methods could present significant managerial challenges. For example, the Applied Biosystems group may encounter operational difficulties in the integration of manufacturing or other facilities. In addition, technological advances resulting from the integration of technologies may not be achieved as successfully or rapidly as anticipated, if at all.

Electricity shortages and earthquakes could disrupt operations in California. The headquarters and principal operations of the Applied Biosystems group are located in Foster City, California. The State of California and its principal electrical utility companies have recently indicated that there is a statewide electricity shortage and that these utility companies are in poor financial condition. As a result, California has experienced temporary localized electricity outages, or rolling blackouts, which may continue or worsen into blackouts of longer duration in the future. Blackouts in Foster City, even of modest duration, could impair or cause a temporary suspension of the group's operations, including the manufacturing and shipment of new products. Power disruptions of an extended duration or high frequency could have a material adverse effect on operating results. In addition, Foster City is located near major California earthquake faults. The ultimate impact of earthquakes on the Applied Biosystems group, its significant suppliers, and the general infrastructure is unknown, but operating results could be materially affected in the event of a major earthquake.

The Celera Genomics/Applied Biosystems Joint Venture's ability to develop proprietary diagnostic products is unproven. Our Company has announced the formation of Celera Diagnostics, a joint venture between the Applied Biosystems group and the Celera Genomics group in the field of diagnostics. Celera Diagnostics faces the difficulties inherent in developing and commercializing diagnostic tests and in building and operating a commercial research and development program. Celera Diagnostics' ability to develop proprietary diagnostic products is unproven, and it is possible that its discovery process will not result in any commercial products or services. Even if Celera Diagnostics is able to develop products and services, it is possible that these products and services may not be commercially viable or successful due to a variety of reasons, including difficulty obtaining regulatory approvals, competitive conditions, the inability to obtain necessary intellectual property protection, the need to build distribution channels, failure to get adequate reimbursement for these products from insurance or government payors, or the inability of Celera Diagnostics to recover its development costs in a reasonable period.

Factors Relating to the
Celera Genomics Group

The Celera Genomics group has incurred net losses to date and may not achieve profitability. The Celera Genomics group has accumulated net losses of $365.0 million as of June 30, 2001, and expects that it will continue to incur additional net losses for the foreseeable future. These losses are expected to increase as the Celera Genomics group increases its investments in new technology and product development, including investments for the development of its therapeutics discovery and development business and investments in Celera Diagnostics, its joint venture with the Applied Biosystems group, for the development of Celera Diagnostics' diagnostics business. As an early stage business, the Celera Genomics group faces significant challenges in simultaneously expanding its operations, pursuing key scientific goals and attracting customers for its information products and services. As a result, there is a high degree of uncertainty that the Celera Genomics group will be able to achieve profitable operations.

The Celera Genomics group's business plan depends heavily on continued assembly and annotation of the human and mouse genomes. In June 2000, the Celera Genomics group and the Human Genome Project each announced the "first assembly" of the human genome, and in April 2001, the Celera Genomics group announced the assembly of the mouse genome. Assembly is the process by which individual fragments of DNA, the molecule that forms the basis of the genetic material in virtually all living organisms, are pieced together into their appropriate order and place on each chromosome within the genome. The Celera Genomics group's first assembly of the human genome covered approximately 95% of that genome, and its assembly of the mouse genome covered approximately 99% of that genome. The Celera Genomics group intends to continue updating its assembly of the human and mouse genomes as it continues to annotate these genomes. Annotation is the process of assigning features or characteristics to each chromosome.



                                    APPLERA CORPORATION Annual Report 2001 | 27

APPLERA CORPORATION | Forward-Looking Statements
                      continued



Each gene on each chromosome is given a name, its structural features are described, and proteins encoded by the genes are classified into possible or known function.

The Celera Genomics group's ability to retain its existing customers and attract new customers for its genome database business is heavily dependent upon the continued assembly and annotation of these genomes. This information is also essential to the therapeutics discovery and development components of the Celera Genomics group's business strategy in which the Celera Genomics group intends to make substantial investments in the near future. As a result, failure to update the assembly and annotation efforts in a timely manner may have a material adverse effect on the Celera Genomics group's business.

The Celera Genomics group's revenue growth depends on retaining existing customers and adding new customers. The revenues that the Celera Genomics group expects to receive from its existing customers will offset only a small portion of its expenses. In order to generate significant additional revenues, the Celera Genomics group must obtain additional customers and retain its existing customers. The Celera Genomics group's ability to retain existing customers and add new customers depends upon customers' continued belief that the Celera Genomics group's products can help accelerate their drug discovery and development efforts and fundamental discoveries in biology. Although customer agreements typically have multiple year terms, there can be no assurance that any will be renewed upon expiration. The Celera Genomics group's future revenues are also affected by the extent to which existing customers expand their agreements to include new services and database products. In some cases, the Celera Genomics group may accept milestone payments or future royalties on products developed by its customers as consideration for access to the Celera Genomics group's databases and products in lieu of a portion of subscription fees. These arrangements are unlikely to produce revenue for the Celera Genomics group for a number of years, if ever, and depend heavily on the research and product development, sales and marketing and intellectual property protection abilities of the customer.

Use of genomics information to develop or commercialize products is unproven. The development of new drugs and the diagnosis of disease based on information derived from the study of genetic material of organisms, or genomics, is unproven. Few therapeutic or diagnostic products based on genome discoveries have been developed and commercialized and to date no one has developed or commercialized any therapeutic or diagnostic products based on the Celera Genomics group's technologies. If the Celera Genomics group or its customers are unsuccessful in developing and commercializing products based on the group's databases or other products or services, customers and the Celera Genomics group may be unable to generate sufficient revenues and the Celera Genomics group's business may suffer as a result. Development of these products will be subject to risks of failure, including that these products will be found to be toxic, be found to be ineffective, fail to receive regulatory approvals, fail to be developed prior to the successful marketing of similar products by competitors or infringe on proprietary rights of third parties.

The industry in which the Celera Genomics group operates is intensely competitive and evolving. There is intense competition among entities attempting to interpret segments of the human genome and identify genes associated with specific diseases and develop products, services and intellectual property based on these discoveries. The Celera Genomics group faces competition in these areas from genomic, pharmaceutical, biotechnology and diagnostic companies, academic and research institutions and government or other publicly-funded agencies, both in the United States and abroad. A number of companies, other institutions and government-financed entities are engaged in gene and protein analysis, and some of them are developing databases containing gene, protein, and related biological information and are marketing or plan to market their data to pharmaceutical and biotechnology companies and academic and research institutions. Additional competitors may attempt to establish databases containing this information in the future. In addition, some pharmaceutical and biotechnology companies may choose to develop or acquire competing technologies to meet their needs rather than purchase products and services from the Celera Genomics group. The Celera Genomics group has licensed some of its key technology on a non-exclusive basis from third parties and therefore this technology may be available for license by competitors of the Celera Genomics group or pharmaceutical or biotechnology companies seeking to develop their own databases for their own use. Also, a customer of the Celera Genomics group may use the products and services of the Celera Genomics group to develop products or services that compete with the products or services separately developed by the Celera Genomics group or its customers.

Competitors may also discover and characterize genes or proteins involved in disease processes, potential candidates for new therapeutics, drug discovery and development technologies, or drugs in advance of the Celera Genomics group or its customers, or which are more effective than those developed by the Celera Genomics group or its customers, or may obtain regulatory approvals of their drugs more rapidly than the Celera Genomics group or its customers do, any of which could have a material adverse effect on any of the similar programs of the Celera Genomics group or its customers. Moreover, these competitors may obtain patent protection or other intellectual property rights that would limit the Celera Genomics group's rights or its customers' ability to use the Celera Genomics group's products to commercialize therapeutic, diagnostic or agricultural products. In addition, a customer may use the Celera Genomics group's services to develop products that compete with products separately developed by the group or its other customers.

The Celera Genomics group also faces competition from software providers. A number of companies have announced their intent to develop and market software to assist pharmaceutical and biotechnology companies and academic researchers in managing and analyzing their own genomic data and publicly available data.




28 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Forward-Looking Statements
                      continued

The Celera Genomics group's current and potential customers are primarily from, and are subject to risks faced by, the pharmaceutical and biotechnology industries. The Celera Genomics group derives a substantial portion of its revenues from fees for its information products and services paid by pharmaceutical companies and biotechnology companies engaged in drug discovery and development. These fees accounted for approximately 70% of the Celera Genomics group's revenue in fiscal year 2001. The Celera Genomics group expects that these companies will continue to be the Celera Genomics group's primary source of revenues for the foreseeable future. As a result, the Celera Genomics group is subject to risks and uncertainties that affect the pharmaceutical and biotechnology industries and to reduction and delays in research and development expenditures by companies in these industries.

In addition, the Celera Genomics group's future revenues may be adversely affected by mergers and consolidation in the pharmaceutical and biotechnology industries, which may reduce the number of the group's existing and potential customers. Large pharmaceutical and biotechnology customers could also decide to conduct their own genomics programs or seek other providers instead of using the Celera Genomics group's products and services.

The Celera Genomics group relies on its strategic relationship with the Applied Biosystems group. The Celera Genomics group believes that its strategic relationship with the Applied Biosystems group has provided it with a significant competitive advantage in its efforts to date to sequence the human and other genomes. The Applied Biosystems group leases instruments, sells consumables and project materials and provides research and development services to the Celera Genomics group. The Celera Genomics group paid the Applied Biosystems group $17.3 million in fiscal year 1999, $54.4 million in fiscal year 2000 and $60.1 million in fiscal year 2001 for these products and services. The Celera Genomics group's continued development and expansion of its business will depend on the Applied Biosystems group's ability to continue to provide leading edge, proprietary technology and products, including advanced technologies for gene and protein analysis. If the Applied Biosystems group is unable to supply these technologies, the Celera Genomics group will need to obtain access to alternative technologies, which may not be available, or may only be available on unfavorable terms. Any change in the relationship with the Applied Biosystems group that adversely affects the Celera Genomics group's access to the Applied Biosystems group's technology or failure by the Applied Biosystems group to continue to develop new technologies or protect its proprietary technology could adversely affect the Celera Genomics group's business.

Introduction of new products may expose the Celera Genomics group to product liability claims. New products developed by the Celera Genomics group could expose the Celera Genomics group to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic and diagnostic products. Product liability claims or product recalls, regardless of the ultimate outcome, could require the Celera Genomics group to spend significant time and money in litigation and to pay significant damages.

The Celera Genomics group could incur liabilities relating to hazardous materials that it uses in its research and development activities. The Celera Genomics group's research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive materials. In the event of an accidental contamination or injury from these materials, the Celera Genomics group could be held liable for damages in excess of its resources.

The Celera Genomics group's sales cycle is lengthy and it may spend considerable resources on unsuccessful sales efforts or may not be able to complete deals on the schedule anticipated. The Celera Genomics group's sales cycle is typically lengthy because the group needs to educate potential customers and sell the benefits of its products and services to a variety of constituencies within those companies. In addition, each agreement involves the negotiation of unique terms. The Celera Genomics group's ability to obtain new customers for genomic information products, collaborative services, and licenses to intellectual property depends on its customers' belief that the Celera Genomics group can help accelerate their drug discovery efforts. The Celera Genomics group may expend substantial funds and management effort with no assurance that an agreement will be reached with a potential customer. Actual and proposed consolidations of pharmaceutical and biotechnology companies have affected and may in the future affect the timing and progress of the Celera Genomics group's sales efforts.

Scientific and management staff has unique expertise which is key to the Celera Genomics group's commercial viability and which would be difficult to replace. The Celera Genomics group is highly dependent on the principal members of its scientific and management staff, particularly J. Craig Venter, its President and Chief Scientific Officer. Additional members of the Celera Genomics group's medical, scientific and information technology staff are important to the development of its business plan. The loss of any of these persons' expertise would be difficult to replace and could have a material adverse effect on the Celera Genomics group's ability to achieve its goals.

The Celera Genomics group's competitive position may depend on patent and copyright protection and licenses to the important intellectual property patented by others, which may not be sufficiently available. The Celera Genomics group's ability to compete and to achieve profitability may be affected by its ability to protect its proprietary technology and other intellectual property. While the Celera Genomics group's business is currently primarily dependent on revenues from access fees to its on-line information system, the Celera Genomics group expects that obtaining patent protection may become increasingly important to its business as it moves beyond the on-line database business. The Celera Genomics group would be able to prevent competitors from making, using or selling any of its technology for which it obtains a patent. However, patent law affecting the Celera Genomics group's business, particularly gene sequences, gene function, and genetic variations, or polymorphisms, is uncertain. As a result, the Celera Genomics group is



                                    APPLERA CORPORATION Annual Report 2001 | 29

APPLERA CORPORATION | Forward-Looking Statements
                      continued

uncertain as to its ability to obtain intellectual property protection covering its information discoveries sufficient to prevent competitors from developing similar subject matter. The United States Patent and Trademark Office has recently adopted new guidelines for use in the review of the utility of inventions, particularly biotechnology inventions. These guidelines increased the amount of evidence required to illustrate utility in order to obtain a patent in the biotechnology field, making patent protection more difficult to obtain. Although others have been successful in obtaining patents to biotechnology inventions, since the adoption of these guidelines these patents have been issued with increasingly less frequency. As a result, patents may not issue from patent applications that the Celera Genomics group may own or license if the applicant is unable to satisfy the new guidelines. In addition, because patent applications in the United States are maintained in secrecy until patents issue, third parties may have filed patent applications for technology used by the Celera Genomics group or covered by the Celera Genomics group's pending patent applications without the Celera Genomics group being aware of those applications. No patents have been issued to the Celera Genomics group to date.

The United States Patent and Trademark Office has issued several patents to third parties covering inventions involving single nucleotide polymorphisms
(SNPs), naturally occurring genetic variations that scientists believe can be correlated with susceptibility to disease, disease prognosis, drug efficiency, and drug toxicity. These inventions are subject to the same new guidelines as other biotechnology inventions. In addition, the Celera Genomics group may need to obtain rights to patented SNPs in order to develop, use and sell analyses of the overall human genome or particular full-length genes. These licenses may not be available to the Celera Genomics group on commercially acceptable terms, or at all.

Moreover, the Celera Genomics group may be dependent on protecting, through copyright law or otherwise, its databases to prevent other organizations from taking information from those databases and copying and reselling it. Copyright law currently provides uncertain protection regarding the copying and resale of factual data. As such, the Celera Genomics group is uncertain whether it could prevent that copying or resale. Changes in copyright and patent law could either expand or reduce the extent to which the Celera Genomics group and its customers are able to protect their intellectual property.

The Celera Genomics group's position may depend on its ability to protect trade secrets. The Celera Genomics group relies on trade secret protection for its confidential and proprietary information and procedures, including procedures related to sequencing genes and to searching and identifying important regions of genetic information. The Celera Genomics group currently protects its information and procedures as trade secrets. The Celera Genomics group protects its trade secrets through recognized practices, including access control, confidentiality and nonuse agreements with employees, consultants, collaborators, and customers, and other security measures. These confidentiality and nonuse agreements may be breached, however, and the Celera Genomics group may not have adequate remedies for a breach. In addition, the Celera Genomics group's trade secrets may otherwise become known or be independently developed by competitors.

Public disclosure of genomics sequence data could jeopardize the Celera Genomics group's intellectual property protection and have an adverse effect on the value of its products and services. The Celera Genomics group, the federally funded Human Genome Project and others engaged in similar research have made and are expected to continue making available to the public basic human sequence data. These disclosures might limit the scope of the Celera Genomics group's claims or make subsequent discoveries related to full-length genes and proteins unpatentable. While the Celera Genomics group believes that the publication of sequence data will not preclude it or others from being granted patent protection on genes and proteins, there can be no assurance that the publication has not affected and will not affect the ability to obtain patent protection. Customers may conclude that uncertainties of that protection and that the basic human sequence data is available for free decrease the value of the Celera Genomics group's information products and services and as a result, it may be required to reduce the fees it charges for its products and services.

The Celera Genomics group may infringe the intellectual property rights of third parties and may become involved in expensive intellectual property litigation. The intellectual property rights of biotechnology companies, including the Celera Genomics group, are generally uncertain and involve complex legal, scientific and factual questions. The Celera Genomics group's success in the therapeutic discovery and development fields may depend, in part, on its ability to operate without infringing on the intellectual property rights of others and to prevent others from infringing on its intellectual property rights.

There has been substantial litigation regarding patents and other intellectual property rights in the genomics industry. The Celera Genomics group may become a party to patent litigation or proceedings at the United States Patent and Trademark Office to determine its patent rights with respect to third parties, which may include subscribers to the Celera Genomics group's database information services. Interference proceedings may be necessary to establish which party was the first to discover the intellectual property. The Celera Genomics group may become involved in patent litigation against third parties to enforce the Celera Genomics group's patent rights, to invalidate patents held by the third parties, or to defend against these claims. The cost to the Celera Genomics group of any patent litigation or similar proceeding could be substantial, and it may absorb significant management time. If an infringement litigation against the Celera Genomics group is resolved unfavorably to the Celera Genomics group, the Celera Genomics group may be enjoined from manufacturing or selling its products or services without a license from a third party. The Celera Genomics group may not be able to obtain a license on commercially acceptable terms, or at all.





30 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Forward-Looking Statements
                      continued


The Celera Genomics group's business is dependent on the continuous, effective, reliable and secure operation of its computer hardware, software and internet applications and related tools and functions. Because the Celera Genomics group's business requires manipulating and analyzing large amounts of data, and communicating the results of the analysis to its internal research personnel and to its customers via the Internet, the Celera Genomics group depends on the continuous, effective, reliable and secure operation of its computer hardware, software, networks, Internet servers and related infrastructure. To the extent that the Celera Genomics group's hardware or software malfunctions or access to the Celera Genomics group's data by the Celera Genomics group's internal research personnel or customers through the Internet is interrupted, its business could suffer.

The Celera Genomics group's computer and communications hardware is protected through physical and software safeguards. However, it is still vulnerable to fire, storm, flood, power loss, earthquakes, telecommunications failures, physical or software break-ins, and similar events. In addition, the Celera Genomics group's database products are complex and sophisticated, and as such, could contain data, design or software errors that could be difficult to detect and correct. Software defects could be found in current or future products. If the Celera Genomics group fails to maintain and further develop the necessary computer capacity and data to support its computational needs and its customers' drug discovery efforts, it could result in loss of or delay in revenues and market acceptance. In addition, any sustained disruption in Internet access provided by third parties could adversely impact the Celera Genomics group's business.

The Celera Genomics group's research and product development depends on access to tissue samples and other biological materials. The Celera Genomics group will need access to normal and diseased human and other tissue samples, other biological materials and related clinical and other information, which may be in limited supply. The Celera Genomics group may not be able to obtain or maintain access to these materials and information on acceptable terms. In addition, government regulation in the United States and foreign countries could result in restricted access to, or use of, human and other tissue samples. If the Celera Genomics group loses access to sufficient numbers or sources of tissue samples, or if tighter restrictions are imposed on its use of the information generated from tissue samples, its business may be harmed.

Ethical, legal and social issues related to the use of genetic information and genetic testing may cause less demand for the Celera Genomics group's products. Genetic testing has raised issues regarding confidentiality and the appropriate uses of the resulting information. For example, concerns have been expressed towards insurance carriers and employers using these tests to discriminate on the basis of this information, resulting in barriers to the acceptance of these tests by consumers. This could lead to governmental authorities calling for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain diseases, particularly those that have no known cure. Any of these scenarios could reduce the potential markets for products of the Celera Genomics group.

Expected rapid growth in the number of its employees could absorb valuable management resources and be disruptive to the development of the Celera Genomics group's business. The Celera Genomics group expects to increase its employee base significantly, including the addition of Axys' employees. This growth will require substantial effort to hire new employees and train and integrate them into the Celera Genomics group's business, and to develop and implement management information systems, financial controls and facility plans. The Celera Genomics group's inability to manage growth effectively would have a material adverse effect on its future operating results.

Products and services developed using the Celera Genomics group's databases may be subject to government regulation. The Celera Genomics group's pharmaceutical and biotechnology customers use the Celera Genomics group's databases primarily for drug discovery and development, which is subject to regulation by the United States Food and Drug Administration. Any new drug developed as a result of the use of the Celera Genomics group's databases must undergo an extensive regulatory review and approval process. This process can take many years and require substantial expense. The Celera Genomics group's customers may also use its databases to develop products or services in the field of personalized health/medicine. However, current and future patient privacy and health care laws and regulations issued by the United States Food and Drug Administration may limit the use of data concerning an individual's genetic information. To the extent that such regulations restrict or discourage the Celera Genomics group's customers from developing these products and services, the Celera Genomics group's business may be adversely affected.

Future acquisitions may absorb significant resources and may be unsuccessful. As part of the Celera Genomics group's strategy, it expects to pursue acquisitions (in addition to the Axys acquisition), investments and other strategic relationships and alliances. Acquisitions, investments and other strategic relationships and alliances may involve significant cash expenditures, debt incurrence, additional operating losses, dilutive issuances of equity securities, and expenses that could have a material effect on the Celera Genomics group's financial condition and results of operations. For example, to the extent that it elects to pay the purchase price for acquisitions in shares of Applera - Celera stock, the issuance of additional shares of Applera - Celera stock will be dilutive to holders of Applera - Celera stock. Acquisitions involve numerous other risks, including:

   o difficulties integrating acquired technologies and personnel into the business of the Celera Genomics group;

   o diversion of management from daily operations;

   o inability to obtain required financing on favorable terms;

   o entry into new markets in which the Celera Genomics group has little previous experience;

   o potential loss of key employees or customers of acquired companies or from the Celera Genomics group; and



                                    APPLERA CORPORATION Annual Report 2001 | 31

APPLERA CORPORATION | Forward-Looking Statements
                      continued



   o assumption of the liabilities and exposure to unforeseen liabilities of acquired companies. It may be difficult for the Celera Genomics group to complete these transactions quickly and to integrate these businesses efficiently into its current business. Any acquisitions, investments or other strategic relationships and alliances by the Celera Genomics group may ultimately have a negative impact on its business and financial condition.

Applera - Celera stock price is highly volatile. The market price of Applera - Celera stock has been and may continue to be highly volatile due to the risks and uncertainties described in this section of this annual report, as well as other factors, including:

   o conditions and publicity regarding the genomics, biotechnology, pharmaceutical, or life sciences industries generally;

   o price and volume fluctuations in the stock market at large which do not relate to the Celera Genomics group's operating performance; and

   o comments by securities analysts, or the Celera Genomics group's failure to meet market expectations.

The stock market has from time to time experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies. In the past, companies that have experienced volatility have sometimes been the subject of securities class action litigation. If litigation was instituted on this basis, it could result in substantial costs and a diversion of management's attention and resources.

Our company is subject to a purported class action lawsuit relating to its 2000 offering of shares of Applera - Celera stock that may be expensive and time consuming. Our company and some of its officers have been served in five lawsuits purportedly on behalf of purchasers of Applera - Celera stock in our company's follow-on public offering of Applera - Celera stock completed on March 6, 2000. In the offering, our company sold an aggregate of approximately
4.4 million shares of Applera - Celera stock at a public offering price of $225 per share. All of these lawsuits have been consolidated into a single case, and an amended consolidated complaint was filed on August 21, 2001. The consolidated complaint generally alleges that the prospectus used in connection with the offering was inaccurate or misleading because it failed to adequately disclose the alleged opposition of the Human Genome Project and two of its supporters, the governments of the United States and the United Kingdom, to providing patent protection to our company's genomic-based products. The consolidated complaint seeks unspecified money damages, rescission, costs and expenses, and other relief as the court deems proper. Although our company believes the asserted claims are without merit and intends to defend the case vigorously, the outcome of this or any other litigation is inherently uncertain. The defense of this case will require management attention and resources.

The Celera Genomics group's ability to develop proprietary therapeutics and the Celera Genomics/Applied Biosystems Joint Venture's ability to develop proprietary diagnostic products is unproven. The development and commercialization of new drugs by determining the causes of diseases through the study of genes, variations in genes, and the proteins expressed by genes is unproven. As the Celera Genomics group expands its efforts into this new business area, it faces the difficulties inherent in developing and commercializing therapeutic products, and it has limited experience in operating a commercial research and development program. In addition, our company has announced the formation of Celera Diagnostics, a joint venture between the Applied Biosystems group and the Celera Genomics group in the field of diagnostics. Celera Diagnostics faces the difficulties inherent in developing and commercializing diagnostic tests and in building and operating a commercial research and development program. Given the Celera Genomics group's unproven ability to develop proprietary therapeutics and Celera Diagnostics' unproven ability to develop proprietary diagnostic products, it is possible that the Celera Genomics group's and Celera Diagnostics' discovery processes will not result in any commercial products or services. Even if the Celera Genomics group or Celera Diagnostics is able to develop products and services, it is possible that these products and services may not be commercially viable or successful due to a variety of reasons, including difficulty obtaining regulatory approvals, competitive conditions, the inability to obtain necessary intellectual property protection, the need to build distribution channels, failure to get adequate reimbursement for these products from insurance or government payors, or the inability of the Celera Genomics group or Celera Diagnostics to recover its development costs in a reasonable period.





32 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Consolidated Statements of Operations





(Dollar amounts in thousands except per share amounts)
For the years ended June 30,                                       1999              2000          2001
=======================================================================================================
Net Revenues                                                $ 1,216,897       $ 1,371,035   $ 1,644,126
Cost of sales                                                   549,048           624,099       780,712
-------------------------------------------------------------------------------------------------------
Gross Margin                                                    667,849           746,936       863,414
-------------------------------------------------------------------------------------------------------
Selling, general and administrative                             364,128           436,911       440,059
Research, development and engineering                           174,576           255,585       323,417
Amortization of goodwill and intangibles                                            4,166        43,934
Restructuring and other special charges                          20,580             2,142        69,069
-------------------------------------------------------------------------------------------------------
Operating Income (Loss)                                         108,565            48,132       (13,065)
Gain on investments                                               6,126            48,603        14,985
Interest expense                                                 (3,783)           (3,501)       (2,125)
Interest income                                                   2,869            39,428        80,348
Other income (expense), net                                         522             3,446        (6,671)
-------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                      114,299           136,108        73,472
Provision for income taxes                                        4,140            40,612        46,238
Minority interest                                                13,362
-------------------------------------------------------------------------------------------------------
Income From Continuing Operations                                96,797            95,496        27,234
-------------------------------------------------------------------------------------------------------
Discontinued Operations, Net Of Income Taxes
Loss from discontinued operations                               (21,109)
Gain on disposal of discontinued operations                     100,167
-------------------------------------------------------------------------------------------------------
Net Income                                                  $   175,855       $    95,496   $    27,234
=======================================================================================================
Applied Biosystems Group (see Note 1)
Income From Continuing Operations                           $   148,365       $   186,247   $   212,391
 Basic per share                                            $       .74       $       .90   $      1.01
 Diluted per share                                          $       .72       $       .86   $       .96
Income From Discontinued Operations                         $    79,058
 Basic per share                                            $       .39
 Diluted per share                                          $       .38
Net Income                                                  $   227,423       $   186,247   $   212,391
 Basic per share                                            $      1.13       $       .90   $      1.01
 Diluted per share                                          $      1.10       $       .86   $       .96
=======================================================================================================
Celera Genomics Group (see Note 1)
Net Loss                                                    $   (44,894)      $   (92,737)  $  (186,229)
 Basic and diluted per share                                $      (.89)      $     (1.73)  $     (3.07)
=======================================================================================================


See accompanying notes to Applera Corporation's consolidated financial statements.





                                    APPLERA CORPORATION Annual Report 2001 | 33

APPLERA CORPORATION | Consolidated Statements of Financial Position




(Dollar amounts in thousands except share data)
At June 30,                                                   2000          2001
================================================================================
Assets
Current assets
 Cash and cash equivalents                             $   964,502   $   608,535
 Short-term investments                                    541,140       779,482
 Accounts receivable (net of allowances for
  doubtful accounts of $3,965
   and $5,070, respectively)                               378,593       400,803
 Inventories, net                                          157,827       149,658
 Prepaid expenses and other current assets                  83,465       103,006
--------------------------------------------------------------------------------
Total current assets                                     2,125,527     2,041,484
Property, plant and equipment, net                         334,855       435,560
Other long-term assets                                     622,933       410,814
--------------------------------------------------------------------------------
Total Assets                                           $ 3,083,315   $ 2,887,858
================================================================================
Liabilities And Stockholders' Equity
Current liabilities
 Loans payable                                         $    15,693   $    14,678
 Current portion of long-term debt                                        30,480
 Accounts payable                                          191,484       178,264
 Accrued salaries and wages                                 89,660        64,854
 Accrued taxes on income                                   149,584        83,016
 Other accrued expenses                                    200,079       215,823
--------------------------------------------------------------------------------
Total current liabilities                                  646,500       587,115
Long-term debt                                              82,115
Other long-term liabilities                                134,208       152,432
--------------------------------------------------------------------------------
Total Liabilities                                          862,823       739,547
--------------------------------------------------------------------------------
Commitments and contingencies (see Note 10)
Stockholders' Equity
Capital stock
 Preferred stock
   Applera Corporation: $.01 par value; 10,000,000
     shares authorized at June 30, 2000 and 2001; no
     shares issued and outstanding at June 30, 2000 and
     2001
 Common stock
   Applera Corporation - Applied Biosystems stock:
     $.01 par value; 500,000,000 shares and 1,000,000,000
     shares authorized at June 30, 2000 and 2001,
     respectively; 208,651,594 shares and 211,473,057 shares
     issued and outstanding at June 30, 2000 and 2001,
     respectively                                            2,087         2,115
   Applera Corporation - Celera Genomics stock:
     $.01 par value; 225,000,000 shares authorized at
     June 30, 2000 and 2001; 59,335,885 shares and
     61,693,504 shares issued and outstanding at
     June 30, 2000 and 2001, respectively                      593           617
Capital in excess of par value                           1,714,362     1,832,000
Retained earnings                                          377,996       369,444
Accumulated other comprehensive income (loss)              125,454       (55,865)
--------------------------------------------------------------------------------
Total Stockholders' Equity                               2,220,492     2,148,311
--------------------------------------------------------------------------------
Total Liabilities And Stockholders' Equity             $ 3,083,315   $ 2,887,858
================================================================================


See accompanying notes to Applera Corporation's consolidated financial statements.


34 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Consolidated Statements of Cash Flows





(Dollar amounts in thousands)
For the years ended June 30,                                                        1999           2000         2001
====================================================================================================================
Operating Activities From Continuing Operations
Income from continuing operations                                             $   96,797    $    95,496   $   27,234
Adjustments to reconcile income from
  continuing operations to net cash provided by
  operating activities
   Depreciation and amortization                                                  48,066         80,699      129,151
   Impairment of goodwill and other intangibles                                   14,464                      69,069
   Long-term compensation programs                                                17,482         10,535        6,082
   Deferred income taxes                                                         (25,533)       (26,399)      15,981
   Gains from sales of assets                                                     (6,126)       (56,801)     (14,985)
   Provision for restructured operations and other
    merger costs                                                                  (9,200)
Changes in operating assets and liabilities
   Increase in accounts receivable                                              (105,093)       (72,538)     (49,299)
   (Increase) decrease in inventories                                            (22,387)        (2,180)         997
   Increase in prepaid expenses and other assets                                 (46,665)       (22,842)     (34,446)
   Increase (decrease) in accounts payable and other
    liabilities                                                                  107,259        102,234      (63,380)
--------------------------------------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities                                         69,064        108,204       86,404
--------------------------------------------------------------------------------------------------------------------
Investing Activities From Continuing Operations
Additions to property, plant and equipment
  (net of disposals of $9,614, $2,201, and $8,526, respectively)                (166,421)      (123,614)    (177,336)
Purchases of short-term investments, net                                                       (541,127)    (238,115)
Acquisitions and investments, net                                                 (5,261)       (23,023)      (8,912)
Proceeds from the sale of assets, net                                            325,766         82,763       15,498
Proceeds from the collection of notes receivable                                                150,000
--------------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) By Investing Activities                                 154,084       (455,001)    (408,865)
--------------------------------------------------------------------------------------------------------------------
Net Cash From Continuing Operations Before Financing Activities                  223,148       (346,797)    (322,461)
--------------------------------------------------------------------------------------------------------------------
Discontinued Operations
Net cash used by operating activities                                            (16,297)       (15,081)      (2,860)
Net cash used by investing activities                                            (26,970)
--------------------------------------------------------------------------------------------------------------------
Net Cash From Discontinued Operations Before Financing Activities                (43,267)       (15,081)      (2,860)
--------------------------------------------------------------------------------------------------------------------
Financing Activities
Net change in loans payable                                                       (9,572)        52,701        1,553
Principal payments on long-term debt                                              (6,843)                    (46,000)
Dividends                                                                        (34,156)       (26,358)     (35,669)
Purchases of common stock for treasury                                            (2,187)
Net proceeds from follow-on stock offering                                                      943,303
Proceeds from stock issued for stock plans                                        96,379         61,047       60,074
--------------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) By Financing Activities                                  43,621      1,030,693      (20,042)
--------------------------------------------------------------------------------------------------------------------
Effect Of Exchange Rate Changes On Cash                                            1,654        (12,334)     (10,604)
--------------------------------------------------------------------------------------------------------------------
Net Change In Cash And Cash Equivalents                                          225,156        656,481     (355,967)
Cash And Cash Equivalents Beginning Of Year                                       82,865        308,021      964,502
--------------------------------------------------------------------------------------------------------------------
Cash And Cash Equivalents End Of Year                                         $  308,021    $   964,502   $  608,535
====================================================================================================================


See accompanying notes to Applera Corporation's consolidated financial statements.




                                    APPLERA CORPORATION Annual Report 2001 | 35

APPLERA CORPORATION | Consolidated Statements of Stockholders' Equity





                                            Applera        Applera --                                                 Accumulated
                                        Corporation           Applied      Applera --     Capital in                        Other
(Dollar amounts and                   (predecessor)        Biosystems          Celera      Excess of      Retained  Comprehensive
shares in thousands)                          Stock             Stock           Stock      Par Value      Earnings   Income (Loss)
===================================================================================================================================
Balance At June 30, 1998                    $50,148            $   -         $      -      $ 379,974    $  190,966      $  (9,513)
Comprehensive income
 Net income                                                                                                175,855
 Other comprehensive income:
  Foreign currency
   translation adjustments                                                                                                 (5,415)
  Minimum pension
   liability adjustment                                                                                                    (1,779)
  Unrealized gain on
   investments, net of tax                                                                                                 11,887
                                                                                                                           ------
 Other comprehensive income                                                                                                 4,693

Comprehensive income

Cash dividends declared on Applera
 Corporation stock                                                                                         (25,479)
Cash dividends declared on
 Applera - Applied Biosystems stock                                                                         (8,677)
Issuances under Applera Corporation
 stock plans                                    873                                           43,323       (14,862)
Recapitalization (May 6, 1999)              (51,021)              510             255         50,256
Repurchases of Applera -
 Applied Biosystems stock
Issuances under Applera -
 Applied Biosystems stock plans                                     3                         17,967        (1,290)
Issuances under Applera -
 Celera stock plans                                                                 2          1,483
Tax benefit related
 to employee stock options                                                                    15,735
Stock compensation                                                                              (883)        1,207
Two-for-one stock split                                           514                           (514)
----------------------------------------------------------------------------------------------------------------------------------
Balance At June 30, 1999                                        1,027             257        507,341       317,720         (4,820)
Comprehensive income
 Net income                                                                                                 95,496
 Other comprehensive income:
  Foreign currency
   translation adjustments                                                                                                (25,196)
  Minimum pension liability
   adjustment                                                                                                                 (60)
  Unrealized gain on
   investments, net of tax                                                                                                155,530
                                                                                                                        ---------
 Other comprehensive income                                                                                               130,274

Comprehensive income

Cash dividends declared on
 Applera - Applied Biosystems stock                                                                        (35,220)
Issuances under Applera -
 Applied Biosystems stock plans                                    23                         43,411
Issuances under Applera -
 Celera stock plans                                                                15         17,598
Issuances under Applera -
 Celera stock follow-on stock
 offering                                                                          44        943,259
Tax benefit related to employee
 stock options                                                                                65,708
Stock compensation                                                                            13,266
Celera Genomics group purchase
 business combination                                                              16        125,077
Two-for-one stock split                                         1,037             261         (1,298)
----------------------------------------------------------------------------------------------------------------------------------
Balance At June 30, 2000                                        2,087             593      1,714,362       377,996        125,454
Comprehensive loss
 Net income                                                                                                 27,234
 Other comprehensive loss:
  Foreign currency translation adjustments                                                                                (34,203)
  Unrealized gain on hedge
    contracts, net of tax                                                                                                  11,158
  Minimum pension liability adjustment                                                                                    (35,151)
  Unrealized loss on investments, net of tax                                                                             (113,382)
  Reclassification adjustment for
    realized gains included in net income                                                                                  (9,741)
                                                                                                                        ---------
 Other comprehensive loss                                                                                                (181,319)

Comprehensive loss

Cash dividends declared on Applera -
  Applied Biosystems stock                                                                                 (35,786)
Issuance under Applera - Applied
  Biosystems stock plans                                           28                          37,807
Issuances under Applera - Celera stock
  plans                                                                            24          22,214
Tax benefit related to employee stock
  options                                                                                      51,535
Stock compensation                                                                              6,082
-----------------------------------------------------------------------------------------------------------------------------------
Balance At June 30, 2001                    $     -            $2,115        $    617      $1,832,000     $369,444      $ (55,865)
===================================================================================================================================




                                                Treasury  Treasury               Total
(Dollar amounts and                                Stock     Stock       Stockholders'
shares in thousands)                             At Cost    Shares              Equity
========================================================================================
Balance At June 30, 1998                        $(47,327)     (831)          $ 564,248
Comprehensive income
 Net income                                                                    175,855
 Other comprehensive income:
  Foreign currency translation adjustments
  Minimum pension liability adjustment
  Unrealized gain on
   investments, net of tax

 Other comprehensive income                                                      4,693
                                                                             ---------
Comprehensive income                                                           180,548
                                                                             ---------
Cash dividends declared on Applera
  Corporation stock                                                            (25,479)
Cash dividends declared on
  Applera - Applied Biosystems stock                                            (8,677)
Issuances under Applera Corporation
 stock plans                                      45,354       789              74,688
Recapitalization (May 6, 1999)
Repurchases of Applera -
  Applied Biosystems stock                        (2,187)      (20)             (2,187)
Issuances under Applera -
 Applied Biosystems stock plans                    2,187        20              18,867
Issuances under Applera -
 Celera stock plans                                                              1,485
Tax benefit related
 to employee stock options                                                      15,735
Stock compensation                                 1,973        42               2,297
Two-for-one stock split
---------------------------------------------------------------------------------------
Balance At June 30, 1999                                                        821,525
Comprehensive income
 Net income                                                                     95,496
 Other comprehensive income:
  Foreign currency translation adjustments
  Minimum pension liability adjustment
  Unrealized gain on
   investments, net of tax

 Other comprehensive income                                                    130,274
                                                                             ---------
Comprehensive income                                                           225,770
                                                                             ---------
Cash dividends declared on
 Applera - Applied Biosystems stock                                            (35,220)
Issuances under Applera -
 Applied Biosystems stock plans                                                 43,434
Issuances under Applera -
 Celera stock plans                                                             17,613
Issuances under Applera -
 Celera stock follow-on stock
 offering                                                                      943,303
Tax benefit related to employee
 stock options                                                                  65,708
Stock compensation                                                              13,266
Celera Genomics group purchase
  business combination                                                         125,093
Two-for-one stock split
---------------------------------------------------------------------------------------
Balance At June 30, 2000                                                     2,220,492
Comprehensive loss
 Net income                                                                     27,234
 Other comprehensive loss:
  Foreign currency translation adjustments
  Unrealized gain on hedge
   contracts, net of tax
  Minimum pension
   liability adjustment
  Unrealized loss on
   investments, net of tax
  Reclassification adjustment for
   realized gains included in net
   income

 Other comprehensive loss                                                     (181,319)
                                                                            ----------
Comprehensive loss                                                            (154,085)
                                                                            ----------
Cash dividends declared on Applera -
  Applied Biosystems stock                                                     (35,786)
Issuance under Applera - Applied
  Biosystems stock plans                                                        37,835
Issuances under Applera - Celera stock
  plans                                                                         22,238
Tax benefit related to employee stock
  options                                                                       51,535
Stock compensation                                                               6,082
---------------------------------------------------------------------------------------
Balance At June 30, 2001                        $      -                    $2,148,311
=======================================================================================

See accompanying notes to Applera Corporation's consolidated financial statements.

36 | APPLERA CORPORATION   Annual Report 2001

APPLERA CORPORATION | Notes to Consolidated Financial Statements


Note 1--Accounting Policies And Practices

Principles of Consolidation

The consolidated financial statements include the accounts of all majority-owned subsidiaries of Applera Corporation ("Applera" or "the Company"). All significant intracompany transactions and balances have been eliminated in consolidation. Certain amounts in the consolidated financial statements and notes have been reclassified to conform to the current year's presentation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Recapitalization

The recapitalization of the Company on May 6, 1999 resulted in the issuance of two new classes of common stock called Applera Corporation - Applied Biosystems Group Common Stock ("Applera - Applied Biosystems stock") and Applera Corporation - Celera Genomics Group Common Stock ("Applera - Celera stock"). Applera - Applied Biosystems stock is intended to reflect separately the performance of the Applied Biosystems business ("Applied Biosystems group"), and Applera - Celera stock is intended to reflect separately the performance of the Celera Genomics business ("Celera Genomics group"). As part of the recapitalization, each share of common stock of The Perkin-Elmer Corporation ("predecessor common stock") was converted into one share of Applera - Applied Biosystems stock and 0.5 of a share of Applera - Celera stock, prior to giving effect to the stock splits since May 6, 1999.

The name of the Company was changed from PE Corporation to Applera Corporation and the name of the PE Biosystems group was changed to the Applied Biosystems group effective November 30, 2000.

Holders of Applera - Applied Biosystems stock and Applera - Celera stock are stockholders of the Company. The Applied Biosystems group and the Celera Genomics group (individually referred to as a "group") are not separate legal entities. As a result, stockholders are subject to all of the risks associated with an investment in the Company and all of its businesses, assets, and liabilities.

Financial effects arising from one group that affect the Company's consolidated results of operations or consolidated financial condition could, if significant, affect the combined results of operations or combined financial condition of the other group and the per share market price of the class of common stock relating to the other group. Any net losses of the Applied Biosystems group or the Celera Genomics group and dividends or distributions on, or repurchases of, Applera - Applied Biosystems stock or Applera - Celera stock or repurchases of preferred stock of the Company will reduce the assets of the Company legally available for payment of dividends.

The Company has presented combined financial statements of each group in addition to the Company's consolidated financial information in order to assist investors in making informed financial decisions. The Applied Biosystems group's and the Celera Genomics group's combined financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto.

Discontinued Operations

The Company's consolidated financial statements were restated to reflect the net assets and operating results of the Analytical Instruments business as discontinued operations (see Note 14). The operating results are reflected in the Consolidated Statements of Operations as loss from discontinued operations for fiscal 1999. The accompanying notes, except Note 14, relate only to continuing operations.

Recently Issued Accounting Standards

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," which applies to all business combinations initiated after June 30, 2001. The provisions of this statement require business combinations to be accounted for using the purchase method of accounting. Also in July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill from acquisitions occurring after June 30, 2001 will not be amortized, and for goodwill existing prior to June 30, 2001, the Company expects to adopt the nonamortization provisions of the statement on July 1, 2001. Goodwill for which the nonamortization provisions are applied will be required to be reviewed for impairment at least on an annual basis. If an impairment is found to exist, a charge will be taken against operations. SFAS No. 142 requires that, upon adoption, goodwill and certain intangible assets be reviewed for classification and useful life. The Company expects that, aside from the nonamortization of goodwill on a prospective basis, the effect upon adoption of SFAS No. 142 will be immaterial.

Earnings per Share

Basic earnings per share for each class of common stock is computed by dividing the earnings allocated to each class of common stock by the weighted average number of outstanding shares of that class of common stock. Diluted earnings per share is computed by dividing the earnings allocated to each class of common stock by the weighted average number of outstanding shares of that class of common stock including the dilutive effect of common stock equivalents.

The earnings allocated to each class of common stock is determined by the Company's Board of Directors. This determination is generally based on the net income or loss amounts of the corresponding group determined in accordance with generally accepted accounting principles consistently applied. The Company believes this method of allocation is systematic and reasonable. The Board of



                                    APPLERA CORPORATION Annual Report 2001 | 37

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued



Directors can, at its discretion, change the method of allocating earnings to each class of common stock at any time.

The following table presents a reconciliation of basic and diluted earnings
(loss) per share from continuing operations:


(Amounts in thousands                                                       Applied Biosystems Group
except per share amounts)                                            -----------------------------------
For the years ended June 30,                                            1999        2000         2001
========================================================================================================
Weighted average number of common shares
  used in the calculation of basic earnings per
  share from continuing operations                                     200,811      207,010      210,188
Common stock equivalents                                                 5,398       10,006       10,288
--------------------------------------------------------------------------------------------------------
Shares used in the calculation of diluted
  earnings per share from continuing operations                        206,209      217,016      220,476
========================================================================================================

Income from continuing operations used in the
  calculation of basic and diluted earnings per
  share from continuing operations                                   $ 148,365    $ 186,247   $  212,391
Income per share from continuing operations
  Basic                                                              $     .74    $     .90   $     1.01
  Diluted                                                            $     .72    $     .86   $      .96
========================================================================================================


(Amounts in thousands                                                       Celera Genomics Group
except per share amounts)                                            -----------------------------------
For the years ended June 30,                                            1999        2000         2001
========================================================================================================
Weighted average number of common shares used in
  the calculation of basic loss per share                               50,200       53,725       60,718
Common stock equivalents
--------------------------------------------------------------------------------------------------------
Shares used in the calculation of diluted loss per share                50,200       53,725       60,718
========================================================================================================

Net loss used in the calculation of
  basic and diluted loss per share                                   $ (44,894)   $ (92,737)  $ (186,229)
Net loss per share
  Basic and diluted                                                  $    (.89)   $   (1.73)  $    (3.07)
========================================================================================================



Options to purchase 40,000, 5.9 million, and 9.1 million shares of Applera - Applied Biosystems stock were outstanding at June 30, 1999, 2000, and 2001, respectively, but were not included in the computation of diluted earnings per share because the effect was antidilutive. Options and warrants to purchase
11.2 million, 12.3 million, and 14.7 million shares of Applera - Celera stock were outstanding at June 30, 1999, 2000, and 2001, respectively, but were not included in the computation of diluted earnings per share because the effect was antidilutive.

All Applera - Applied Biosystems stock and Applera - Celera stock share and per share data reflects all stock splits.

Foreign Currency

Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated into U.S. dollars at the fiscal year-end exchange rates. The related translation adjustments are recorded as a separate component of stockholders' equity. Foreign currency revenues and expenses are translated using monthly average exchange rates prevailing during the year. Foreign currency transaction gains and losses are included in net income. Transaction gains and losses occur from fluctuations in exchange rates when assets and liabilities are denominated in currencies other than the functional currency of an entity. Net transaction losses for the fiscal years ended June 30, 1999, 2000, and 2001 were $5.6 million, $.1 million, and $1.3 million, respectively. The net transaction loss for fiscal year 2001 included the gains and losses on the revaluation of non-functional currency- denominated net assets offset by the losses and gains on non-qualified hedges on these positions. See Note 11 for further information on the Company's hedging program.

Derivative Financial Instruments

The Company uses derivative financial instruments to offset exposure to market risks arising from changes in foreign currency exchange rates and interest rates. Derivative financial instruments currently utilized by the Company include foreign currency forward and range forward contracts, foreign currency options, and an interest rate swap (see Note 11).

Cash and Cash Equivalents and Short-Term Investments

Cash equivalents consist of highly liquid debt instruments, time deposits, and certificates of deposit with original maturities of three months or less.

Short-term investments, that are classified as available-for-sale, have maturities of less than one year and are carried at fair value with unrealized gains and losses included as a separate component of equity, net of any related tax effect. The specific identification method is used to determine the cost of securities disposed of, with realized gains and losses recorded to other income, net.



38 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued


The fair value of short-term investments at June 30, 2000 and 2001 was as follows:

(Dollar amounts in millions)                     2000       2001
=================================================================
Certificates of deposit                         $ 107.3   $ 151.5
Commercial paper                                  364.5     141.4
U.S. government notes and bonds                    49.2     194.8
Corporate bonds                                    20.1     109.2
Asset backed securities                                     113.0
Foreign debt                                                 69.6
-----------------------------------------------------------------
Total short-term investments                    $ 541.1   $ 779.5
=================================================================


Gross unrealized gains and losses on short-term investments were immaterial at June 30, 2000 and 2001. Realized gains and losses were less than $.1 million for both fiscal 2000 and 2001.

The Company also holds trading securities at June 30, 2001, which are recorded at fair value with realized and unrealized gains and losses included in income. During fiscal 2001, $1.4 million of unrealized net losses were included in income.

Investments

The equity method of accounting is used for investments in joint ventures that are 20% to 50% owned and the cost method of accounting is used for investments that are less than 20% owned. Minority equity investments are generally classified as available-for-sale and carried at market value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The specific identification method is used to determine the cost of securities disposed of.

Inventories

Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Inventories at June 30, 2000 and 2001 included the following components:


(Dollar amounts in millions)                2000       2001
============================================================
Raw materials and supplies                 $  53.1   $  58.8
Work-in-process                                6.3      12.9
Finished products                             98.4      78.0
------------------------------------------------------------
Total inventories                          $ 157.8   $ 149.7
============================================================


Property, Plant and Equipment, and Depreciation

Property, plant and equipment are recorded at cost and consisted of the following at June 30, 2000 and 2001:


(Dollar amounts in millions)                          2000       2001
======================================================================
Land                                                 $  23.5   $  77.1
Buildings and leasehold improvements                   185.1     220.5
Machinery and equipment                                311.6     375.0
----------------------------------------------------------------------
Property, plant and equipment,
  at cost                                              520.2     672.6
Accumulated depreciation and amortization              185.3     237.0
----------------------------------------------------------------------
Property, plant and equipment, net                   $ 334.9   $ 435.6
======================================================================


Major renewals and improvements that significantly add to productive capacity or extend the life of an asset are capitalized. Repairs, maintenance, and minor renewals and improvements are expensed when incurred. The cost of assets and related depreciation is removed from the related accounts on the balance sheet when such assets are disposed of, and any related gains or losses are reflected in current earnings.

Provisions for depreciation of owned property, plant and equipment are based upon the expected useful lives of the assets and computed primarily by the straight-line method. Leasehold improvements are amortized over their estimated useful lives or the term of the applicable lease, whichever is less, using the straight-line method. Useful lives are generally 30 to 40 years for buildings and three to seven years for machinery and equipment. Capitalized internal-use software costs are amortized primarily over the expected useful lives, not to exceed three years. Depreciation expense for property, plant and equipment was $42.5 million, $61.4 million, and $72.2 million for the fiscal years ended June 30, 1999, 2000, and 2001, respectively.

Machinery and equipment, at cost, included capitalized internal-use software primarily related to the Company's worldwide information technology infrastructure of $61.8 million and $65.8 million at June 30, 2000 and 2001, respectively. Net of accumulated amortization, capitalized internal-use software was $43.5 million and $38.2 million at June 30, 2000 and 2001, respectively.

Capitalized Software

Internal software development costs, for software in the Company's products, which are incurred from the time technological feasibility of the software is established until the software is ready for its intended use, are capitalized and included in other long-term assets. These costs are amortized using the straight-line method over a maximum of three years or the expected life of the product, whichever is less. At June 30, 2000 and 2001, capitalized software costs, net of accumulated amortization, were $21.3 million and $27.9 million, respectively. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred.

Intangible Assets

The excess of purchase price over the net asset value of companies acquired is amortized using a straight-line method over periods not exceeding 20 years. Patents and trademarks are amortized using the straight-line method over their expected useful lives. At June 30, 2000 and 2001, other long-term assets included goodwill, net of accumulated amortization, of $128.7 million and $24.4 million, respectively. Accumulated amortization of goodwill was $11.7 million and $52.2 million at June 30, 2000 and 2001, respectively.

Asset Impairment

The Company reviews long-lived assets and goodwill for impairment, in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," whenever events or


                                    APPLERA CORPORATION Annual Report 2001 | 39

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued


circumstances indicate that the carrying amount of an asset may not be recoverable. The assessment of possible impairment is based on the Company's ability to recover the carrying value of the asset from the estimated future undiscounted cash flows, before interest and taxes, of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. During fiscal 1999, the Company recorded a $14.5 million charge to other special charges for the impairment of assets associated with the Molecular Informatics business and during fiscal 2001, the Company recorded a $69.1 million charge to other special charges for the impairment of assets associated with the Paracel business (see Note 2).

Revenues

Revenues are generally recorded at the time of shipment of products or performance of services. When contractual acceptance clauses exist, revenue is recognized upon satisfaction of such clauses. Revenues from service contracts are recorded as deferred service contract revenues and reflected in net revenues over the term of the contract, generally one year. Subscription fees for access to the Company's on-line information databases are recognized ratably over the contracted period in accordance with the provisions of the contract. Contract research service revenues are earned and recognized in accordance with contract provisions. Revenues may be recognized on a percentage of completion basis, as contract research costs are incurred, or may be contingent upon the achievement of certain milestones. Amounts received in advance of performance or acceptance are recorded as deferred revenue.

Research, Development and Engineering

Research, development and engineering costs are expensed when incurred.

Supplemental Cash Flow Information

Cash paid for interest and income taxes and significant non-cash investing and financing activities for the following periods were as follows:


(Dollar amounts in millions)                                     1999      2000      2001
==========================================================================================
Interest                                                        $  3.4    $   3.0   $  1.8
Income taxes                                                    $ 30.3    $  49.3   $ 95.2
Significant non-cash investing and financing activities:
   Capital expenditures liability                               $  8.9
   Tax benefit related to employee stock options                $ 15.7    $  65.7   $ 51.5
   Dividends declared not paid                                            $   8.9   $  9.0
   Equity instruments issued in Paracel acquisition                       $ 125.1
==========================================================================================


Note 2--Acquisitions, Investments, and Dispositions

Tecan AG

During the fourth quarter of fiscal 1999, the Company divested its interest in Tecan, a developer and manufacturer of automated sample processors, liquid handling systems, and microplate photometry, through a public offering in Switzerland and private sales outside of Switzerland. Net cash proceeds from the divestiture were $30.0 million. The Company recognized a before-tax gain of $1.6 million on the divestiture.

Paracel, Inc.

During the fourth quarter of fiscal 2000, the Company acquired Paracel, Inc. in a stock-for-stock transaction. Paracel produces advanced genomic and text analysis technologies. Its products include a hardware accelerator for sequence comparison, a hardware accelerator for text search, and sequence analysis software tools.

The Company issued approximately 1.6 million shares of Applera - Celera stock in exchange for all the outstanding shares of Paracel common stock not previously owned by the Company. At the time of the acquisition, the Company owned 14% of Paracel. The acquisition of the shares of Paracel not previously owned by the Company was valued at $125.6 million and was accounted for under the purchase method of accounting. In connection with the acquisition, $115.2 million was allocated to goodwill, including $5.3 million of deferred taxes, and $13.6 million was allocated to other intangible assets. The goodwill and the other intangible assets were being amortized on a straight-line method over 3 years.

The net assets and results of operations of Paracel were included in the Company's consolidated financial statements from the date of acquisition. The following selected unaudited pro forma information for the Company assumes the acquisition had occurred at the beginning of fiscal 1999 and fiscal 2000, and gives effect to purchase accounting adjustments:


(Dollar amounts in millions
except per share amounts)                                    1999         2000
================================================================================
Net revenues                                               $ 1,226.8   $ 1,379.4
Net income                                                 $   130.3   $    47.7
================================================================================
Applied Biosystems Group
Net income per share
 Basic                                                     $    1.13   $     .90
 Diluted                                                   $    1.10   $     .86
================================================================================
Celera Genomics Group
Net loss per share
 Basic and diluted                                         $   (1.75)  $   (2.54)
================================================================================


The unaudited pro forma data is for informational purposes only and may not be indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of fiscal 1999 or at the beginning of fiscal 2000 or of the future operations of the combined companies.



40 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued


In fiscal 2001, the Company recorded a $69.1 million charge, before taxes, to other special charges for the impairment of goodwill and other intangibles associated with Paracel. Due to Paracel's substantially lower than originally anticipated performance and the future outlook of this business, management performed an assessment of future cash flows and determined that it was necessary to record an impairment charge to reduce the carrying value of Paracel's net assets to their estimated fair value. This charge included $63.7 million for the write-down of goodwill and $5.4 million for the write-down of other intangibles.

Millennium Pharmaceuticals, Inc.

In fiscal 2000, the Company recognized a before-tax gain of $41.0 million from the sale of a portion of its equity interest in Millennium Pharmaceuticals, Inc. Net cash proceeds from the sale were $48.0 million. During fiscal 1999, the Company recorded a before-tax gain of $1.9 million in connection with the release of previously existing contingencies on shares of Millennium common stock.

Other Acquisitions

During fiscal years 1999, 2000, and 2001, the Company acquired various equity interests in companies that were individually insignificant. The total amounts paid in fiscal years 1999, 2000, and 2001 were $5.3 million, $23.8 million, and $8.9 million, respectively, for these investments.

Other Dispositions

In fiscal years 1999, 2000, and 2001, the Company recognized before-tax gains of $2.6 million, $7.6 million, and $15.0 million, respectively, from the sale of its equity interest in various companies. Net cash proceeds from these sales were $7.8 million in fiscal 1999, $10.7 million in 2000, and $15.5 million in fiscal 2001.

Pending Acquisition
Axys Pharmaceuticals, Inc.

In June 2001, the Company signed a definitive merger agreement to acquire Axys Pharmaceuticals, Inc. ("Axys") in a stock-for-stock transaction. Axys is an integrated small molecule drug discovery and development company that is developing products for chronic therapeutic applications through collaborations with pharmaceutical companies and has a proprietary product portfolio in oncology.

The transaction, which is subject to customary closing conditions, including approval by Axys stockholders and regulatory approvals, has been structured as a tax-free reorganization and will be accounted for under the purchase method. Under the terms of the merger agreement, Axys shareholders will receive shares of Applera - Celera stock per Axys share based on an exchange ratio which is calculated based on the average closing price of Applera - Celera stock over the 10 trading days immediately preceding (but excluding) the second trading day prior to the closing of the merger. If the closing had occurred at the time the merger agreement was signed, each share of Axys common stock would have been exchanged for a fractional share of Applera - Celera stock having an average closing price during the calculation period equivalent to $4.65 per share of Axys common stock. Depending on the average closing price of Applera - Celera stock at the time of the closing of the merger, the Company will issue between 3.3 million shares and 5.4 million shares of Applera - Celera stock.

Note 3--Debt And Lines Of Credit

Short-term debt and long-term debt at June 30, 2000 and 2001 are summarized as follows:


(Dollar amounts in millions)                          2000     2001
====================================================================
Short-Term Debt
Short-term loans                                     $ 15.7   $ 14.7
Current portion of long-term debt (yen loan)                    30.5
--------------------------------------------------------------------
Total short-term debt                                $ 15.7   $ 45.2
====================================================================
Long-Term Debt
Commercial paper                                     $ 46.0   $    -
Yen loan                                               36.1
--------------------------------------------------------------------
Total long-term debt                                 $ 82.1   $    -
====================================================================


The weighted average interest rates at June 30, 2000 and 2001 for short-term loans payable were .6% and .5%, respectively.

Long-term debt consisted of a 3.8 billion yen variable rate loan that is scheduled to mature in March 2002. Through an interest rate swap (see Note
11), the effective interest rate for the loan is fixed at 2.1%. There are no maturities of long-term debt subsequent to fiscal 2002.

Long-term debt at June 30, 2000 included $46.0 million of commercial paper with an average interest rate of 6.84%. These borrowings were classified as noncurrent at June 30, 2000 because it was the Company's intent to refinance these obligations on a long-term basis. However, the Company repaid this debt during the second quarter of fiscal 2001.

The Company maintains a $100 million revolving credit agreement with four banks that expires on April 20, 2005. Commitment and facility fees are based on public debt ratings, or net worth and leverage ratios. Interest rates on amounts borrowed vary depending on whether borrowings are undertaken in the domestic or eurodollar markets. There were no outstanding borrowings under the facility at June 30, 2000 or 2001.

At June 30, 2001, in addition to the $100 million revolving credit facility, the Company had $122 million of unused credit facilities for short-term borrowings from domestic and foreign banks in various currencies. These credit facilities consist of uncommitted overdraft credit lines that are provided at the discretion of various local banks. An Applera Corporation guarantee is usually required if a local unit borrows funds.

Under various debt and credit agreements, the Company is required to maintain certain minimum net worth and leverage ratios. The Company was in compliance with all such covenants as of June 30, 2001.



                                    APPLERA CORPORATION Annual Report 2001 | 41

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued

Note 4--Income Taxes

Income (loss) before income taxes from continuing operations for fiscal 1999, 2000, and 2001 is summarized in the following table:

(Dollar amounts in millions)                1999       2000        2001
========================================================================
United States                          $   (41.6)  $  (46.5)   $  (86.8)
Foreign                                    155.9      182.6       160.2
------------------------------------------------------------------------
Total                                  $   114.3   $  136.1    $   73.4
========================================================================


The Company's provision for income taxes from continuing operations for fiscal 1999, 2000, and 2001 consisted of the following:

(Dollar amounts in millions)                1999       2000        2001
=======================================================================
Currently Payable
Domestic                               $     6.1   $   18.4    $    7.4
Foreign                                     23.5       48.6        22.8
-----------------------------------------------------------------------
Total currently payable                     29.6       67.0        30.2
-----------------------------------------------------------------------
Deferred
Domestic                                   (29.1)     (14.0)       12.1
Foreign                                      3.6      (12.4)        3.9
-----------------------------------------------------------------------
Total deferred                             (25.5)     (26.4)       16.0
-----------------------------------------------------------------------
Total provision for income taxes
  from continuing operations           $     4.1   $   40.6    $   46.2
=======================================================================


Significant components of deferred tax assets and liabilities from continuing operations at June 30, 2000 and 2001 are summarized below:

(Dollar amounts in millions)                           2000        2001
=======================================================================
Deferred Tax Assets
Inventories                                        $    4.0    $    4.3
Postretirement and
 postemployment benefits                               31.4        50.7
Other accruals                                         11.9        12.8
Tax credit and loss carryforwards                     162.6       134.0
Capitalized R&D expense                                            67.2
-----------------------------------------------------------------------
Subtotal                                              209.9       269.0
Valuation allowance                                   (37.2)      (45.5)
-----------------------------------------------------------------------
Total deferred tax assets                             172.7       223.5
-----------------------------------------------------------------------
Deferred Tax Liabilities
Depreciation                                           15.8        16.0
Other accruals                                          4.9         1.4
Intangibles                                             4.6         1.1
Unrealized gains on investments                        89.2        29.6
-----------------------------------------------------------------------
Total deferred tax liabilities                        114.5        48.1
-----------------------------------------------------------------------
Total deferred tax assets, net                     $   58.2    $  175.4
=======================================================================



A reconciliation of the federal statutory tax to the Company's continuing tax provision for fiscal 1999, 2000, and 2001 is set forth in the following table:

(Dollar amounts in millions)                1999       2000        2001
=======================================================================
Federal statutory rate                       35%        35%         35%
=======================================================================
Tax at federal statutory rate          $    40.0   $   47.6    $   25.7
State income taxes (net of federal
  benefit)                                    .4         .4          .3
Effect on income taxes from foreign
  operations                               (25.0)      (6.3)      (12.9)
Effect on income taxes from foreign
  sales corporation                         (4.9)      (7.1)      (10.3)
Reorganization, restructuring
  and other costs                                       7.9
Nondeductible goodwill                       1.2         .5        35.3
R&D tax credit                                        (11.4)       (3.4)
Valuation allowance                        (13.8)        .1         9.5
Long-term compensation                                  8.7
Recapitalization costs                       3.3
Other                                        2.9         .2         2.0
-----------------------------------------------------------------------
Total provision for income taxes
  from continuing operations           $     4.1   $   40.6    $   46.2
=======================================================================


The valuation allowance was increased in fiscal 2001 principally as a result of foreign tax credits generated by the Company that management believes may not be realized before the end of the statutory carryforward period, due to significant domestic tax loss carryforwards. The fiscal 2001 increase in the valuation allowance was also due to foreign loss carryforwards that management believes may not be realized because the Company will not generate sufficient taxable income in each of the respective foreign countries to utilize the tax loss carryforwards. The reduction in the valuation allowance in fiscal 1999, which was partially offset by an increase due to foreign loss carryforwards, was caused by management's belief that once the sale of the Analytical Instruments business was completed, it was more likely than not that the deferred tax assets to which the valuation allowance related would be realized.

At June 30, 2001, the Company's worldwide valuation allowance of $45.5 million principally related to foreign tax loss carryforwards and domestic tax credit carryforwards.

The Company has a consolidated domestic loss carryforward of approximately $201.4 million and consolidated domestic credit carryforwards of $50 million that will expire between the fiscal years 2003 and 2021, and loss carryforwards of approximately $37 million in various foreign countries with varying expiration dates.

U.S. income taxes were not provided on approximately $406 million of net unremitted earnings from foreign subsidiaries since the Company either intends to permanently reinvest substantially all of such earnings outside the U.S., or expects the effect of any remittance after considering available tax credits and amounts previously accrued, not to be significant to the results of operations. These earnings include income



42 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued



from manufacturing operations in Singapore, which is tax-exempt through fiscal 2004.

Note 5--Retirement and Other Benefits

Pension Plans, Retiree Healthcare, and Life Insurance Benefits

The Company maintains or sponsors pension plans that cover a portion of all worldwide employees. Pension benefits earned are generally based on years of service and compensation during active employment. However, the level of benefits and terms of vesting may vary among plans. Pension plan assets are administered by trustees and are principally invested in equity and fixed income securities. The funding of pension plans is determined in accordance with statutory funding requirements.

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

The components of net pension and postretirement benefit expenses for fiscal 1999, 2000, and 2001 are set forth in the following table:


(Dollar amounts in millions)                         1999      2000     2001
=============================================================================
Pension
Service cost                                        $  5.2    $  7.7   $  8.0
Interest cost                                         38.7      44.1     48.7
Expected return on plan assets                       (38.6)    (45.7)   (50.5)
Amortization of transition asset                      (1.9)     (2.4)     (.2)
Amortization of prior service cost                     (.4)      (.4)     (.5)
Amortization of losses                                  .5        .2       .1
Curtailments and settlements                            .1
-----------------------------------------------------------------------------
Net periodic expense                                $  3.6    $  3.5   $  5.6
=============================================================================
Postretirement Benefit
Service cost                                        $   .2    $   .3   $   .2
Interest cost                                          4.8       4.6      4.8
Amortization of gains                                 (1.5)     (1.8)    (1.7)
-----------------------------------------------------------------------------
Net periodic expense                                $  3.5    $  3.1   $  3.3
=============================================================================


The following tables set forth the changes in the benefit obligations and the plan assets, the funded status of the plans, and the amounts recognized in the Company's Consolidated Statements of Financial Position at June 30, 2000 and 2001:


                                                      Pension          Postretirement
                                                 -----------------    -----------------
(Dollar amounts in millions)                      2000       2001      2000       2001
=======================================================================================
Change In Benefit
Obligation
Benefit obligation, beginning of year            $ 594.1   $ 607.9    $  62.5   $  61.9
Service cost                                         7.7       8.0         .3        .2
Interest cost                                       44.1      48.7        4.6       4.8
Benefits paid                                      (36.7)    (37.1)      (5.4)     (5.6)
Actuarial (gain) loss                                7.9      35.1        (.1)      5.0
Variable annuity unit value change                 (12.9)    (70.5)
Addition of plan                                     3.9
Foreign currency translation                         (.2)     (1.1)
Other                                                          (.8)
---------------------------------------------------------------------------------------
Benefit obligation                               $ 607.9   $ 590.2    $  61.9   $  66.3
=======================================================================================

Change In Plan Assets
Fair value of plan assets,
  beginning of year                              $ 600.6   $ 615.0    $     -   $     -
Actual return on plan assets                        47.9     (23.5)
Company contributions                                           .8        5.4       5.6
Benefits paid                                      (34.3)    (34.7)      (5.4)     (5.6)
Addition of plan                                     1.0
Foreign currency translation                         (.2)      (.5)
Other                                                          (.1)
---------------------------------------------------------------------------------------
Fair value of plan assets                        $ 615.0   $ 557.0    $     -   $     -
=======================================================================================
Funded Status Reconciliation
Funded status                                    $   7.1   $ (33.2)   $ (61.9)  $ (66.3)
Unrecognized prior service gain                     (2.0)     (1.9)
Unrecognized transition
  asset                                               .9        .9
Unrecognized (gains) losses                         29.6      66.6      (21.5)    (14.7)
---------------------------------------------------------------------------------------
Net amount recognized                            $  35.6   $  32.4    $ (83.4)  $ (81.0)
---------------------------------------------------------------------------------------
Amounts Recognized
In The Statement Of
Financial Position
Prepaid benefit cost                             $  47.4   $     -    $     -   $     -
Accrued benefit liability                          (15.8)    (25.6)     (83.4)    (81.0)
Intangible asset                                      .6        .6
Minimum pension liability adjustment                 3.4      57.4
---------------------------------------------------------------------------------------
Net amount recognized                            $  35.6   $  32.4    $ (83.4)  $ (81.0)
=======================================================================================


A minimum pension liability adjustment is required when the actuarial present value of accumulated benefits exceeds plan assets and accrued pension liabilities. The projected benefit obligation and accumulated benefit obligation for the



                                    APPLERA CORPORATION Annual Report 2001 | 43

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued


pension plans with accumulated benefit obligations in excess of plan assets were $14.0 million and $12.8 million, respectively, at June 30, 2000, with no corresponding plan assets. The projected benefit obligation and the accumulated benefit obligation for the pension plans with accumulated benefit obligations in excess of plan assets were $582.5 million and $575.5 million, respectively, at June 30, 2001, with corresponding net plan assets having a fair value of $553.2 million.

The following actuarial assumptions were used for the pension and postretirement plans:

                                                 2000                2001
===========================================================================
Domestic Plans
Discount rate                                      8%              7 1/2%
Compensation increase                              6%                  6%
Expected rate of return                    8 - 9 1/4%      7 1/2 - 9 1/4%
===========================================================================
Foreign Plans
Discount rate                              3 - 5 3/4%                  3%
Compensation increase                          2 - 4%                  2%
Expected rate of return                        4 - 9%                  4%
===========================================================================


As part of the divestiture of the Analytical Instruments business in fiscal 1999, the Company guaranteed the pension benefits for employees of a former German subsidiary. These benefits were not transferable to the buyer under German law. The guarantee, which approximated $41.2 million and $35.4 million at June 30, 2000 and 2001, respectively, is not expected to have a material adverse effect on the Company's financial position or results of operations.

For measurement purposes, an 11% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for plan year 2002, gradually reducing to 5.5% in 2011 and thereafter. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects on postretirement benefits:

                                        One-Percentage-   One-Percentage-
(Dollar amounts in millions)             Point Increase    Point Decrease
===========================================================================
Effect on the total of service and
 interest cost components                         $  .4           $  (.4)
Effect on postretirement benefit
 obligation                                       $ 5.0           $ (4.8)
===========================================================================


Savings Plans

The Company provides a 401(k) savings plan, for domestic employees, with automatic Company contributions of 2% of eligible compensation and a dollar-for-dollar matching contribution of up to 4% of eligible compensation. Employees not eligible for the employee pension plan receive an extra 2% Company contribution in addition to the automatic 2% Company contribution through June 30, 2004, while pension plan participants continue to receive the automatic 2% contribution. The Company's contributions to this plan were $8.5 million, $12.1 million, and $16.3 million for fiscal 1999, 2000, and 2001, respectively. The Company recorded expenses for foreign defined contribution plans of $1.1 million, $1.3 million, and $1.8 million in fiscal 1999, 2000, and 2001, respectively.

Postemployment Benefits

The Company provides certain postemployment benefits to eligible employees. These benefits generally include severance, disability, and medical-related costs paid after employment but before retirement.

Note 6--Segment, Geographic, and Customer Information

Business Segments

The Company operates in the life science industry through two reportable segments, the Applied Biosystems group and the Celera Genomics group. The Applied Biosystems group is engaged principally in the development, manufacture, sale, and service of instrument systems and associated consumable products for life science research and related applications. Its products are used in various applications including the synthesis, amplification, purification, isolation, analysis, and sequencing of nucleic acids, proteins, and other biological molecules. The Celera Genomics group is engaged principally in integrating high throughput technologies to create therapeutic discovery and development capabilities for internal use and for its customers and collaborators. The Celera Genomics group's businesses are its online information business and its therapeutics discovery business. The online information business is a leading provider of genomic and related biological and medical information. Pharmaceutical, biotechnology, and academic customers use this information, along with customized information technology solutions provided by the Celera Genomics group, to enhance their capabilities in the fields of life science research and pharmaceutical and diagnostic discovery and development. The Celera Genomics group recently expanded its focus to include therapeutic discovery and development. The Celera Genomics group intends to leverage its capabilities in genomics, proteomics, and bioinformatics, both in internal programs and through collaborations, to identify drug targets and diagnostic markers, and to discover and develop novel therapeutic candidates. Initially, the Celera Genomics group intends to focus its therapeutic discovery efforts in the field of oncology.

Segment operating income (loss) excludes other income (expense), gain on investments, net interest income, provision (benefit) for income taxes, and minority interest. The accounting policies of the operating segments are the same as those described in Note 1. Sales of products and services between segments are based on terms that would be available from third parties in commercial transactions. "Other" consists of the elimination of intersegment activity and the results of the Celera Diagnostics business. Other total assets of $173.0 million for fiscal 1999 included the $150 million Celera Genomics group note receivable from the Applied Biosystems group.





44 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued



Segment information follows:



                             Applied      Celera
(Dollar amounts in        Biosystems    Genomics                 Consol-
millions)                      Group       Group      Other       idated
==========================================================================
1999
Net revenues from
  external customers       $ 1,204.4   $    12.5    $     -    $ 1,216.9
Intersegment revenues           17.3                  (17.3)
--------------------------------------------------------------------------
Total revenues             $ 1,221.7   $    12.5    $ (17.3)   $ 1,216.9
==========================================================================

Operating income (loss)    $   187.9   $   (68.8)   $ (10.5)   $   108.6
Depreciation and
  amortization expense     $    44.3   $     3.8               $    48.1
Capital expenditures       $    92.0   $    94.5    $ (10.5)   $   176.0
Total assets               $ 1,347.6   $   344.7    $(173.0)   $ 1,519.3
--------------------------------------------------------------------------
2000
Net revenues from
  external customers       $ 1,328.3   $    42.7    $     -    $ 1,371.0
Intersegment revenues           59.8                  (59.8)
--------------------------------------------------------------------------
Total revenues             $ 1,388.1   $    42.7    $ (59.8)   $ 1,371.0
==========================================================================

Operating income (loss)    $   213.2   $  (168.1)   $   3.0    $    48.1
Depreciation and
  amortization expense     $    54.5   $    29.6    $  (3.4)   $    80.7
Capital expenditures       $    95.5   $    30.7    $   (.4)   $   125.8
Total assets               $ 1,698.2   $ 1,413.3    $ (28.2)   $ 3,083.3
==========================================================================
2001
Net revenues from
  external customers       $ 1,555.4   $    88.7    $     -    $ 1,644.1
Intersegment revenues           64.1          .7      (64.8)
--------------------------------------------------------------------------
Total revenues             $ 1,619.5   $    89.4    $ (64.8)   $ 1,644.1
==========================================================================

Operating income (loss)    $   279.9   $  (289.6)   $  (3.4)   $   (13.1)
Depreciation and
  amortization expense     $    66.8   $    65.5    $  (3.1)   $   129.2
Capital expenditures       $   152.2   $    33.8    $   (.1)   $   185.9
Total assets               $ 1,677.9   $ 1,220.1    $ (10.1)   $ 2,887.9
==========================================================================



Events Impacting Comparability

Applied Biosystems Group

Fiscal 1999 operating income included $9.1 million for costs related to the acceleration of certain long-term compensation programs as a result of the attainment of performance targets; $4.6 million of charges related to the recapitalization of the Company; $6.1 million of other merger costs; a $14.5 million charge for the impairment of assets; a $3.5 million donation to the Company's charitable foundation; and a $9.2 million reduction of charges required to implement the fiscal 1998 restructuring plan. Fiscal 2000 operating income included a charge of $45.0 million related to the acceleration of certain long-term compensation programs as a result of the attainment of performance targets and $2.1 million of acquisition-related costs.

Celera Genomics Group

Fiscal 1999 operating loss included costs of $5.6 million related to the recapitalization and transformation of the Company. Fiscal 2001 operating loss included a $69.1 million charge for the impairment of goodwill and other intangible assets.

Geographic Areas

Information concerning principal geographical areas for fiscal 1999, 2000, and 2001 follows:


(Dollar amounts in millions)                    1999         2000        2001
=============================================================================
Net Revenues From
External Customers
United States                              $   609.0    $   681.0   $   819.3
Europe                                         370.1        376.0       436.6
Japan                                          154.8        213.6       251.2
Other Asian Pacific countries                   56.1         60.8        80.8
Latin America and other                         26.9         39.6        56.2
-----------------------------------------------------------------------------
Consolidated                               $ 1,216.9    $ 1,371.0   $ 1,644.1
=============================================================================


Net revenues are attributable to geographic areas based on the region of destination.

Information concerning long-lived assets at June 30, 2000 and 2001 follows:

(Dollar amounts in millions)                    2000        2001
==================================================================
Long-Lived Assets
United States                                 $  302.2    $  403.4
Europe                                            15.3        17.5
Japan                                             18.1        14.6
Other Asian Pacific countries                      2.1         3.1
Latin America and other                             .8          .6
------------------------------------------------------------------
Consolidated                                  $  338.5    $  439.2
==================================================================


Long-lived assets exclude goodwill and other intangible assets.

Customer Information

The Company has a large and diverse customer base. No single customer accounted for more than 10% of total net revenues during fiscal 1999, 2000, and 2001.




                                    APPLERA CORPORATION Annual Report 2001 | 45

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued


Note 7--Stockholders' Equity

The Applera - Applied Biosystems stock was split two-for-one in July 1999 and February 2000. The Applera - Celera stock was split two-for-one in February 2000. All such splits were in the form of stock dividends. Except for treasury stock data, all Applied Biosystems group and Celera Genomics group share data reflect these splits.

Capital Stock

The Company's authorized capital stock consists of one billion shares of a class of common stock designated as Applera Corporation - Applied Biosystems Group Common Stock, 225 million shares of a class of common stock designated as Applera Corporation - Celera Genomics Group Common Stock, and 10 million shares of preferred stock. Of the 10 million authorized shares of preferred stock, the Company had designated 80,000 shares of two series of participating junior preferred stock in connection with the Company's Stockholder Protection Rights Agreement as described below.

In March 2000, the Company completed a follow-on public offering of Applera - Celera stock. In this offering, 4.4 million shares of Applera - Celera stock were sold, resulting in net proceeds of $943.3 million.

Treasury Stock

Common stock repurchases have been made in support of the Company's various stock plans and as part of a general share repurchase authorization. During fiscal 1999, 20,000 shares of Applera - Applied Biosystems stock, before giving effect to the stock splits, were repurchased to support various stock plans. There were no repurchases of common stock during fiscal 2000 or fiscal 2001.

Stock Purchase Warrants

As a result of the Company's acquisition of PerSeptive Biosystems, Inc. in January 1998, each outstanding warrant for shares of PerSeptive common stock was converted into warrants issued by the Company for the number of shares of the Company's (predecessor) common stock that would have been received by the holder if such warrants had been exercised immediately prior to the effective time of the merger.

As a result of the recapitalization of the Company and stock splits, each outstanding warrant for shares of PerSeptive common stock was further converted into warrants to acquire .7704 share of Applera - Applied Biosystems stock and .1926 share of Applera - Celera stock. The warrants are not separately exercisable into solely shares of Applera - Applied Biosystems stock or Applera - Celera stock. The exercise price and expiration date of each warrant were not affected by the recapitalization or the stock splits.

At June 30, 2001, there were 279,300 warrants outstanding at an exercise price of $12.66. Upon exercise of all of the warrants, the holders would receive approximately 215,000 shares of Applera - Applied Biosystems stock and approximately 54,000 shares of Applera - Celera stock. The warrants expire in September 2003.

Stockholder Protection Rights Agreement

In connection with the recapitalization of the Company, a Stockholder Protection Rights Agreement (the "Rights Agreement") was adopted to protect stockholders against abusive takeover tactics. Under the Rights Agreement, the Company will issue one right for every four shares of Applera - Applied Biosystems stock (an "Applera - Applied Biosystems Right"), which will allow holders to purchase one-thousandth of a share of Series A participating junior preferred stock of the Company at a purchase price of $425, subject to adjustment (the "Series A Purchase Price"), and one right for every two shares of Applera - Celera stock (an "Applera - Celera Right"), which will allow holders to purchase one-thousandth of a share of Series B participating junior preferred stock of the Company at a purchase price of $125, subject to adjustment (the "Series B Purchase Price").

An Applera - Applied Biosystems Right or an Applera - Celera Right will be exercisable only if a person or group ("Acquiring Person"): (a) acquires 15% or more of the shares of Applera - Applied Biosystems stock then outstanding or 15% or more of the shares of Applera - Celera stock then outstanding or (b) commences a tender offer that would result in such person or group owning such number of shares.

If any person or group becomes an Acquiring Person, each Applera - Applied Biosystems Right and each Applera - Celera Right will entitle its holder to purchase, for the Series A Purchase Price or the Series B Purchase Price, as applicable, a number of shares of the related class of common stock of the Company having a market value equal to twice such purchase price.

If following the time a person or group becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation; any person consolidates or merges with the Company and all or part of the common stock is converted or exchanged for securities, cash, or property of any other person; or 50% or more of the Company's assets or earnings power is sold or transferred, each Applera - Applied Biosystems Right and each
Applera - Celera Right will entitle its holder to purchase, for the Series A Purchase Price or Series B Purchase Price, as applicable, a number of shares of common stock of the surviving entity in any such merger, consolidation, or business combination or the purchaser in any such sale or transfer having a market value equal to twice the Series A Purchase Price or Series B Purchase Price.

The rights are redeemable at the Company's option at one cent per right prior to a person or group becoming an Acquiring Person.

Note 8--Stock Plans

Stock Option Plans

Under the Company's stock option plans, officers, directors, and other employees may be granted options, each of which allows for the purchase of shares of existing classes of common stock at a price of not less than 100% of fair market value at the date of grant. Prior to the recapitalization



46 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued



of the Company, most option grants had a two-year vesting schedule, whereby 50% of the option grant vested at the end of each year from the date of grant. The Company's Board of Directors has extended that schedule for most options granted subsequent to the recapitalization whereby 25% will vest annually, resulting in 100% vesting after four years. Options generally expire ten years from the date of grant. At June 30, 2001, 27.6 million shares of Applera - Applied Biosystems stock and 14.2 million shares of Applera - Celera stock were authorized for grant of options.

Transactions relating to the stock option plans of the Company follow:

                                       Applera Corporation (predecessor)
                                       ---------------------------------
                                                                Weighted
                                            Number of            Average
                                              Options     Exercise Price
=========================================================================
Fiscal 1999
Outstanding at June 30, 1998                5,216,964            $ 55.51
Granted                                        37,000            $ 86.61
Exercised                                   1,549,364            $ 45.74
Cancelled                                     108,914            $ 67.92
-------------------------------------------------------------------------
Outstanding at May 5, 1999                  3,595,686            $ 60.23
Exercisable at May 5, 1999                  2,639,696            $ 55.43
=========================================================================



                                         Applera - Applied Biosystems
                                                     Stock
                                       ---------------------------------
                                                                Weighted
                                            Number of            Average
                                              Options     Exercise Price
========================================================================
Fiscal 1999
Outstanding at May 6, 1999                 14,382,744            $ 13.67
Granted                                     5,896,092            $ 27.35
Exercised                                   1,374,632            $ 13.25
Cancelled                                     480,958            $ 16.38
------------------------------------------------------------------------
Outstanding at June 30, 1999               18,423,246            $ 17.99
Exercisable at June 30, 1999                8,698,906            $ 12.34
========================================================================

Fiscal 2000
Granted                                     9,000,611            $ 86.06
Exercised                                   3,146,903            $ 12.37
Cancelled                                     661,236            $ 26.68
------------------------------------------------------------------------
Outstanding at June 30, 2000               23,615,718            $ 44.04
Exercisable at June 30, 2000                9,879,917            $ 15.53
========================================================================

Fiscal 2001
Granted                                     7,815,288            $ 32.69
Exercised                                   2,410,166            $ 14.10
Cancelled                                   1,099,092            $ 62.41
------------------------------------------------------------------------
Outstanding at June 30, 2001               27,921,748            $ 42.61
Exercisable at June 30, 2001               10,689,250            $ 30.12
========================================================================



                                            Applera - Celera Stock
                                       ---------------------------------
                                                                Weighted
                                            Number of            Average
                                              Options     Exercise Price
========================================================================
Fiscal 1999
Outstanding at May 6, 1999                  3,595,686            $  5.52
Granted                                     7,952,036            $  8.72
Exercised                                     281,788            $  5.25
Cancelled                                     132,606            $  6.67
------------------------------------------------------------------------
Outstanding at June 30, 1999               11,133,328            $  7.81
Exercisable at June 30, 1999                3,636,232            $  6.39
========================================================================

Fiscal 2000
Granted                                     2,838,848            $ 77.55
Exercised                                   1,392,069            $  6.44
Cancelled                                     311,266            $ 11.04
------------------------------------------------------------------------
Outstanding at June 30, 2000               12,268,841            $ 20.49
Exercisable at June 30, 2000                3,945,450            $  7.47
========================================================================

Fiscal 2001
Granted                                     2,445,678            $ 45.23
Exercised                                   1,298,815            $  7.70
Cancelled                                     303,468            $ 60.43
------------------------------------------------------------------------
Outstanding at June 30, 2001               13,112,236            $ 25.69
Exercisable at June 30, 2001                5,169,766            $ 14.81
-------------------------------------------------------------------------


As a result of the recapitalization of the Company, each outstanding stock option under the Company's stock option plans was converted into separately exercisable options to acquire one share of Applera - Applied Biosystems stock and 0.5 of a share of Applera - Celera stock prior to giving effect to the Applera - Applied Biosystems stock splits and the Applera - Celera stock split. The exercise price for the resulting Applera - Applied Biosystems stock options and Applera - Celera stock options was calculated by multiplying the exercise price under the original option from which they were converted by a fraction, the numerator of which was the opening price of Applera - Applied Biosystems stock or Applera - Celera stock, as the case may be, on May 6, 1999 (the first date such stocks were traded on the New York Stock Exchange) and the denominator of which was the sum of such Applera - Applied Biosystems stock and Applera - Celera stock prices. However, the aggregate intrinsic value of the options was not increased, and the ratio of the exercise price per option to the market value per share was not reduced. In addition, the vesting provisions and option periods of the original grants remained the same on conversion.

In connection with the acquisition of Paracel, the Company assumed Paracel's stock option plans. Options granted to Paracel employees and directors in exchange for their Paracel options at the acquisition date have been included in the Applera - Celera stock options granted amount for fiscal 2000.



                                    APPLERA CORPORATION Annual Report 2001 | 47

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued




The following tables summarize information regarding options outstanding and exercisable at June 30, 2001:

                                                                    Weighted Average
                                                               --------------------------
                                                                              Contractual
                                                                                     Life
                                                  Number of       Exercise      Remaining
(Option prices per share)                           Options          Price       in Years
==========================================================================================
Applera - Applied Biosystems Stock
Options Outstanding
At $ 1.82 - $ 20.00                               7,231,559       $  13.75            5.5
At $20.01 - $ 26.00                               6,323,738       $  25.54            9.6
At $26.01 - $ 60.00                               6,986,065       $  32.26            7.8
At $60.01 - $110.00                               7,380,386       $  95.33            8.6
==========================================================================================
Options Exercisable
At $ 1.82 - $ 20.00                               6,555,559       $  14.02
At $20.01 - $ 26.00                                  42,988       $  21.09
At $26.01 - $ 60.00                               2,210,415       $  28.12
At $60.01 - $110.00                               1,880,288       $  88.84
==========================================================================================

==========================================================================================
Applera - Celera Stock
Options Outstanding
At $ 0.74 - $  8.50                               1,776,552       $   5.74            5.6
At $ 8.51 - $ 10.00                               6,069,878       $   8.56            7.5
At $10.01 - $ 75.00                               3,697,792       $  27.55            8.5
At $75.01 - $135.00                               1,568,014       $ 110.25            8.2
==========================================================================================
Options Exercisable
At $ 0.74 - $  8.50                               1,580,112       $   5.83
At $ 8.51 - $ 10.00                               2,635,775       $   8.56
At $10.01 - $ 75.00                                 638,025       $  14.98
At $75.01 - $135.00                                 315,854       $ 111.59
==========================================================================================


1999 Stock Incentive Plans

The Applera Corporation/Applied Biosystems Group 1999 Stock Incentive Plan (the "Applera - Applied Biosystems Group Plan") and the Applera Corporation/ Celera Genomics Group 1999 Stock Incentive Plan (the "Applera - Celera Group Plan") were first approved in April 1999. The Applera - Applied Biosystems Group Plan authorizes grants of stock options, stock awards, and performance shares with respect to Applera - Applied Biosystems stock. The
Applera - Celera Group Plan authorizes grants of stock options, stock awards, and performance shares with respect to Applera - Celera stock. Directors, certain officers, and key employees with responsibilities involving both the Applied Biosystems group and the Celera Genomics group may be granted awards under both incentive plans in a manner which reflects their responsibilities. The Company's Board of Directors believes that granting awards tied to the performance of the group in which the participants work and, in certain cases the other group, is in the best interests of the Company and its stockholders.

Employee Stock Purchase Plans

The Company's employee stock purchase plans offer U.S. and certain non-U.S. employees the right to purchase shares of Applera - Applied Biosystems stock and/or Applera - Celera stock. The purchase price in the U.S. is equal to the lower of 85% of the average market price of the applicable class of common stock on the offering date or 85% of the average market price of such class of common stock on the last day of the purchase period. Provisions of the plan for employees in countries outside the U.S. vary according to local practice and regulations.

Applera - Applied Biosystems stock issued under the employee stock purchase plans during fiscal 1999, 2000, and 2001 totaled 98,000 shares, 161,000 shares, and 250,000 shares, respectively. Applera - Celera stock issued under the employee stock purchase plans during fiscal 1999, 2000, and 2001 totaled 24,000 shares, 303,000 shares, and 269,000 shares, respectively. Common stock issued under the employee stock purchase plans during fiscal 1999 totaled 168,000 shares of Applera Corporation (predecessor) common stock.

Director Stock Purchase and Deferred Compensation Plan

The Company has a Director Stock Purchase and Deferred Compensation Plan that requires non-employee directors of the Company to apply at least 50% of their annual retainer to the purchase of common stock. Purchases of Applera - Applied Biosystems stock and Applera - Celera stock are made in a ratio approximately equal to the number of shares of Applera - Applied Biosystems stock and Applera
- Celera stock outstanding. The purchase price is the fair market value on the date of purchase. At June 30, 2001, the Company had approximately 335,000 shares of Applera - Applied Biosystems stock and approximately 84,000 shares of Applera
- Celera stock available for issuance under this plan.

Restricted Stock

As part of the Company's stock incentive plans, employees may be, and non-employee directors are, granted shares of restricted stock that will vest when certain continuous employment/service restrictions and/or specified performance goals are achieved. The fair value of shares granted is generally expensed over the restricted periods, which may vary depending on the estimated achievement of performance goals.

As a result of the recapitalization of the Company, each share of restricted stock held was redesignated as one share of Applera - Applied Biosystems stock and 0.5 of a share of Applera - Celera stock prior to giving effect to the Applera - Applied Biosystems stock splits and the Applera - Celera stock split. Restricted stock granted to employees and non-employee directors totaled 3,600 shares of Applera - Applied Biosystems stock and 900 shares of Applera - Celera stock during fiscal 2000 and 255,225 shares of Applera - Applied Biosystems stock and 63,900 shares of Applera - Celera stock during fiscal 2001. Restricted stock granted prior to the recapitalization to employees and non-employee directors during fiscal 1999 totaled 42,900 shares of the Applera Corporation (predecessor) common stock. Compensation expense of continuing operations recognized by the Company for these awards was $2.3 million, $6.5 million, and $6.1 million for fiscal 1999, 2000, and 2001, respectively. Unearned compensation included in capital



48 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued



surplus within stockholders' equity was $16.6 million at June 30, 2001. There was no unearned compensation included in stockholders' equity at June 30, 2000.

Performance Unit Bonus Plan

The Company adopted a Performance Unit Bonus Plan in fiscal 1997. The plan utilized stock options and a performance unit bonus pool. Performance units granted under the plan represented the right to receive a cash or stock payment from the Company at a specified date in the future. The amount of the payment was determined on the date of the grant. The performance units vested upon shares of the Company's common stock attaining and maintaining specified price levels for a specified period. As of June 30, 2000, three series of performance units were granted under the plan. Compensation expense recognized under the plan for fiscal 1999 and 2000 was $14.8 million and $53.1 million, respectively. Fiscal 1999 and 2000 compensation expense included $10.1 million and $45.0 million, respectively, related to the acceleration of payments under the plan's three series as a result of the attainment of the performance targets. The vesting of the related stock options was not accelerated. No compensation expense pertaining to the plan was recognized in fiscal 2001.

The plan was modified in fiscal 2000 to replace the performance units with performance stock options. Performance stock options vest in equal portions upon the earlier of the shares of Applera - Applied Biosystems stock attaining and maintaining specified price levels for a specified period of time or after a specified future date.

Accounting for Stock-Based Compensation

APB No. 25, "Accounting for Stock Issued to Employees," and FASB Interpretation No. 44 ("FIN No. 44"), "Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of Accounting Principles Board Opinion No. 25" are applied in accounting for stock-based compensation plans. Accordingly, no compensation expense has been recognized for stock option and employee stock purchase plans, as all options have been issued at fair market value.

Pro forma net income and earnings per share information, as required by SFAS No. 123, "Accounting for Stock-Based Compensation," have been determined for employee stock plans under the statement's fair value method. The fair value of the options was estimated at grant date using a Black-Scholes option pricing model with the following weighted average assumptions:


For the years ended June 30,                 1999      2000       2001
=========================================================================
Applied Biosystems Group
Dividend yield                                .63%       .17%       .62%
Volatility                                  34.40%     52.68%     71.91%
Risk-free interest rate                      5.25%      5.88%      6.53%
Expected option life in years                 5.23       4.12          4
=========================================================================
Celera Genomics Group
Dividend yield                                  -%         -%         -%
Volatility                                  34.40%     99.30%    101.66%
Risk-free interest rate                      5.00%      6.21%      6.53%
Expected option life in years                 5.23        3.5        3.5
=========================================================================
Applera Corporation
(predecessor)
Dividend yield                                .62%
Volatility                                  34.40%
Risk-free interest rate                      4.71%
Expected option life in years                 5.23
=========================================================================


For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.

The Company's pro forma information for the years ended June 30, 1999, 2000, and 2001 is presented below:


                                           Applied Biosystems Group
                                         ----------------------------
(Dollar amounts in millions
except per share amounts)                   1999       2000       2001
======================================================================
Income from
 continuing operations
   As reported                           $ 148.4    $ 186.2   $ 212.4
   Pro forma                             $ 127.9    $ 140.2   $ 115.6
Basic earnings
 from continuing
 operations per share
   As reported                           $   .74    $   .90   $  1.01
   Pro forma                             $   .64    $   .68   $   .55
Diluted earnings
 from continuing
 operations per share
   As reported                           $   .72    $   .86   $   .96
   Pro forma                             $   .62    $   .65   $   .52
======================================================================





                                    APPLERA CORPORATION Annual Report 2001 | 49

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued





                                                     Celera Genomics Group
                                                ------------------------------
(Dollar amounts in millions
except per share amounts)                         1999       2000       2001
==============================================================================
Loss from continuing operations
   As reported                                  $ (44.9)   $  (92.7)  $ (186.2)
   Pro forma                                    $ (47.5)   $ (106.6)  $ (223.3)
Basic loss from continuing
  operations per share
   As reported                                  $  (.89)   $  (1.73)  $  (3.07)
   Pro forma                                    $  (.95)   $  (1.98)  $  (3.68)
Diluted loss from continuing
  operations per share
   As reported                                  $  (.89)   $  (1.73)  $  (3.07)
   Pro forma                                    $  (.95)   $  (1.98)  $  (3.68)
==============================================================================



                                                      Applera Corporation
                                                ------------------------------
(Dollar amounts in millions
except per share amounts)                         1999       2000       2001
------------------------------------------------------------------------------
Income (loss) from
  continuing operations
   As reported                                  $  96.8    $   95.5   $   27.2
   Pro forma                                    $  73.7    $   35.6   $ (106.6)
------------------------------------------------------------------------------


The weighted average fair value of Applera Corporation (predecessor) stock options granted was $33.54 per share for fiscal 1999. The weighted average fair value of Applera - Applied Biosystems stock options granted was $10.12, $38.00, and $19.94 for fiscal 1999, 2000, and 2001, respectively. The weighted average fair value of Applera - Celera stock options granted was $4.13, $46.41, and $32.79 for fiscal 1999, 2000, and 2001, respectively.


Note 9--Additional Information

Selected Accounts

The following table provides the major components of selected accounts of the Consolidated Statements of Financial Position at June 30, 2000 and 2001:


(Dollar amounts in millions)                     2000       2001
=================================================================
Other Long-Term Assets
Minority equity investments                     $ 297.7   $ 111.1
Goodwill                                          129.2      24.4
Noncurrent deferred tax asset                      52.8     166.6
Other                                             143.2     108.7
-----------------------------------------------------------------
Total other long-term assets                    $ 622.9   $ 410.8
=================================================================

Other Accrued Expenses
Deferred revenues                               $  70.9   $  92.5
Other                                             129.2     123.3
-----------------------------------------------------------------
Total other accrued expenses                    $ 200.1   $ 215.8
=================================================================

Other Long-Term Liabilities
Accrued postretirement benefits                 $  77.9   $  75.5
Other                                              56.3      76.9
-----------------------------------------------------------------
Total other long-term liabilities               $ 134.2   $ 152.4
=================================================================


Minority equity investments consist of common stock in publicly-traded companies and common stock and preferred stock in privately-held companies. Unrealized gains and losses on publicly-traded companies were $256.1 million and $.1 million, respectively, at June 30, 2000 and $69.9 million and $3.8 million, respectively, at June 30, 2001.

Related Party Transactions

In June 1999, the Company granted fully vested options to purchase 2.6 million shares of Applera - Celera stock at a price of $6.42 per share to the Institute of Genomic Research ("TIGR") and entered into a one-year non-compete agreement with such party. The fair value of such options approximated $7.2 million and was amortized over the life of the non-compete agreement. The fair value of these options were determined under the Black-Scholes model using a volatility assumption of 40%, an expected option life assumption of two years, and a risk-free interest rate of 5.75%. As of June 30, 2001, TIGR held approximately 1.4 million of these options. The President of the Celera Genomics group is also the current Chairman of the Board of Trustees of TIGR. Also, an immediate family member of the President of the Celera Genomics group currently serves as TIGR's President and is on TIGR's Board of Trustees.

During fiscal 2001, the Celera Genomics group entered into an agreement to perform sequencing services for TIGR and recognized revenues and collected cash of $7.0 million related to such services. Additionally, during fiscal 2001, the Applied Biosystems group recognized revenues of $7.0 million from TIGR, of which $1.8 million was receivable as of June 30, 2001.




50 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued



Note 10--Commitments and Contingencies

Future minimum payments at June 30, 2001 under non-cancelable operating leases for real estate and equipment were as follows:


(Dollar amounts in millions)
===================================================
2002                                        $  54.5
2003                                           39.4
2004                                           28.3
2005                                           21.1
2006                                           16.0
2007 and thereafter                            58.7
---------------------------------------------------
Total                                       $ 218.0
===================================================

Rental expense was $43.1 million for fiscal 1999, $45.2 million for fiscal 2000, and $65.2 million for fiscal 2001.

Amersham

On November 18, 1997, Amersham Pharmacia Biotech, Inc. ("Amersham") filed a patent infringement action against the Company in the United States District Court for the Northern District of California. The complaint alleges that the Company is directly, contributorily, or by inducement infringing U.S. Patent No. 5,688,648 ("the `648 patent"). Amersham asserts that the Company's use and sale of DNA analysis reagents and systems that incorporate "BigDye" fluorescence detection technology infringe the `648 patent, and seeks injunctive and monetary relief. The Company answered the complaint, alleging that the `648 patent is invalid and unenforceable, and that the Company has not infringed the '648 patent. In December 2000, the court granted Amersham's motion for summary judgment in part, finding that certain of the Company's activities infringe the claims of the `648 patent, but denied Amersham's motion for summary judgment that the Company induced its customers to infringe the claims of the `648 patent. On April 6, 2001, the court granted the Company's motion for summary judgment finding that the Company's recently introduced BigDye Version 3.0 dye technology does not infringe the `648 patent.

On March 13, 1998, the Company filed a patent infringement action against Amersham and Molecular Dynamics, Inc. in the United States District Court for the Northern District of California. The Company asserts that one of its patents (U.S. Patent No. 4,811,218) is infringed by reason of Molecular Dynamics' and Amersham's sale of certain DNA analysis systems (e.g., the MegaBACE 1000 System). In response, Amersham has asserted various affirmative defenses and several counterclaims, including that the Company is infringing two patents, U.S. Patent No. 5,091,652 ("the `652 patent") and U.S. Patent No. 5,459,325, each owned by or licensed to Molecular Dynamics, by selling certain ABI PRISM(TM) DNA sequencing systems. In December 2000, the court granted the Company's motion for summary judgment of non-infringement of the `652 patent. The trial date previously scheduled for August 6, 2001 was vacated in July 2001.

On May 21, 1998, Amersham filed a patent infringement action against the Company in the United States District Court for the Southern District of New York. The complaint alleges that the Company is infringing, contributing to the infringement of, and inducing the infringement of U.S. Patent No. 4,707,235 ("the `235 patent") by reason of the Company's sale of certain ABI PRISM(TM) DNA sequencing systems. The complaint seeks injunctive and monetary relief. The Company answered the complaint, alleging that the `235 patent is invalid and that the Company does not infringe the `235 patent. The matters described in this paragraph and the immediately preceding paragraph have been consolidated into a single case to be heard in the United States District Court for the Northern District of California. In December 2000, the court granted the Company's motion for summary judgment of non-infringement of the `235 patent. However, on December 18, 2000, Amersham filed a new complaint alleging that the Company is infringing the `235 patent by reason of the Company's sale of certain DNA sequencing systems, which allegations were not in the previous suit under the `235 patent. This action is in the early stages of discovery.

On May 30, 2000, the Company filed a patent infringement action against Amersham in the United States District Court for the Northern District of California. The Company asserts that one of its patents (U.S. Patent No. 5,945,526) is infringed by reason of Amersham's sale of DNA analysis reagents and systems that incorporate ET Terminator fluorescence detection technology. The claims construction hearing previously scheduled for June 7, 2001 has been postponed.

On July 10, 2001, United States Judge Charles R. Breyer stayed all cases in the litigation described above for the purpose of facilitating court ordered settlement mediation. The stay is scheduled to expire on March 11, 2002.

The Company believes that the claims asserted by Amersham and Molecular Dynamics in the foregoing cases are without merit and intends to defend the cases vigorously. However, the outcome of this or any other litigation is inherently uncertain, and the Company cannot be sure that it will prevail in any of these matters. An adverse determination in any of the actions brought by Amersham could have a material adverse effect on the financial statements of the Company.

Other

The Company has been named as a defendant in several other legal actions, including patent, commercial, and environmental, arising from the conduct of normal business activities. Although the amount of any liability that might arise with respect to any of these matters cannot be accurately predicted, the resulting liability, if any, will not in the opinion of management have a material adverse effect on the financial statements of the Company.




                                    APPLERA CORPORATION Annual Report 2001 | 51

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued



Note 11--Financial Instruments

In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," amended in June 2000 by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." These statements require the recognition of all derivative financial instruments as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative is driven by the intended use of the derivative and the resulting designation. The Company adopted these statements effective July 1, 2000. The cumulative effect of adoption resulted in an immaterial adjustment to the consolidated financial statements.

The Company's foreign currency risk management strategy utilizes derivative instruments to hedge certain foreign currency forecasted revenues and to offset the impact of changes in foreign currency exchange rates on certain foreign currency-denominated receivables and payables. The principal objective of this strategy is to minimize the risks and/or costs associated with the Company's global financing and operating activities. The Company utilizes foreign exchange forward, option, and range forward contracts to manage its foreign currency exposures, and an interest rate swap to manage its interest rate exposure. The Company does not use derivative financial instruments for trading purposes or for activities other than risk management, nor is it a party to leveraged derivatives.

The fair value of foreign currency derivative contracts is recorded in either prepaid expenses and other current assets or other accrued expenses. The fair value of the interest rate swap is recorded in other long-term liabilities.

Cash Flow Hedges

The Company's international sales are typically denominated in the customers' local (non-U.S. dollar) currency. The Company uses foreign exchange forward, option, and range forward contracts to hedge a portion of forecasted international sales not denominated in U.S. dollars. The Company utilizes hedge accounting on derivative contracts which are considered highly effective in offsetting the changes in fair value of the forecasted sales transactions caused by movements in foreign currency exchange rates. These contracts are designated as cash flow hedges and the effective portion of the change in the fair value of these contracts is recorded in other comprehensive income (loss) in the Consolidated Statements of Financial Position until the underlying external forecasted transaction affects earnings. At that time, the gain or loss on the derivative instrument, which had been deferred in other comprehensive income (loss), is reclassified to net revenues in the Consolidated Statements of Operations. During fiscal 2001, the Company recognized net gains of $17.8 million in net revenues from derivative instruments designated as cash flow hedges of anticipated sales. At June 30, 2001, $17.8 million of derivative gains ($11.2 million net of deferred taxes) recorded in other comprehensive income (loss) are expected to be reclassified to earnings during the next twelve months. During the fourth quarter of fiscal 2001, the Financial Accounting Standards Board's Derivative Implementation Group ("DIG") issued guidance that would allow a company to defer in other comprehensive income, all or part of the changes in the option's time value for option-based hedging strategies that are perfectly or highly effective. The Company changed its methodology of accounting for currency options during the fourth quarter of fiscal 2001 based on this new guidance from the DIG. Prior to this new guidance, any changes in the time value component of a currency option were recognized in earnings in the period in which they occurred. For fiscal 2001, the Company recognized expense of $3.4 million included in other income (expense), net in the Consolidated Statements of Operations, which represented the change in the time value component of the fair value of option contracts designated as cash flow hedges.

Other Foreign Currency Derivatives

The Company also uses derivative financial instruments to hedge against the adverse effects that foreign currency exchange rate fluctuations may have on its foreign currency-denominated net asset positions. The gains and losses on these derivatives are expected to largely offset transaction losses and gains, respectively, on the underlying foreign currency-denominated assets and liabilities, both of which are recorded in other income (expense), net in the Consolidated Statement of Operations.

Interest Rate Risk Management

The Company maintains an interest rate swap in conjunction with a five-year Japanese yen debt obligation (see Note 3). The interest rate swap involves the payment of a fixed rate of interest and the receipt of a floating rate of interest without the exchange of the underlying notional loan principal amount. Under the terms of this contract, the Company will make fixed interest payments of 2.1% while receiving interest at a LIBOR floating rate. No other cash payments will be made unless the contract is terminated prior to maturity, in which case the amount to be paid or received in settlement will be established by agreement at the time of termination. The agreed upon amount would usually represent the net present value at current interest rates of the remaining obligation to exchange payments under the terms of the contract.

At June 30, 2001, the Company had a liability of $.5 million which represented the fair value of the interest rate swap. Changes in the fair value of the interest rate swap are recognized in other comprehensive income. A change in interest rates would have no impact on the Company's reported interest expense and related cash payments because the floating rate debt and fixed rate interest swap have the same maturity and are based on the same interest rate index.

Concentration of Credit Risk

The forward contracts, options, and swap used by the Company in managing its foreign currency and interest rate exposures contain an element of risk in that the counterparties may be unable to meet the terms of the agreements. However, the Company minimizes this risk by limiting the counterparties to a diverse group of highly-rated



52 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued



major domestic and international financial institutions with which the Company has other financial relationships. The Company is exposed to potential losses in the event of non-performance by these counterparties; however, the Company does not expect to record any losses as a result of counterparty default. The Company does not require and is not required to place collateral for these financial instruments. Other financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents, short-term investments, and accounts receivable. The Company minimizes the risk related to cash and cash equivalents and short-term investments by utilizing highly-rated financial institutions that invest in a broad and diverse range of financial instruments. The Company has established guidelines relative to credit ratings and maturities that seek to maintain safety and liquidity.

Concentration of credit risk with respect to accounts receivable is limited due to the Company's large and diverse customer base, which is dispersed over differing geographic areas. Allowances are maintained for potential credit losses and such losses have been within management's expectations.

Fair Value

The fair value of significant financial instruments held or owned by the Company is estimated using various methods. Cash and cash equivalents approximate their carrying amount. The fair values of short-term investments and minority equity investments are estimated based on quoted market prices, if available, or quoted market prices of financial instruments with similar characteristics. The fair value of debt is based on the current rates offered to the Company for debt of similar remaining maturities. The following table presents the carrying amounts and fair values of the Company's significant financial instruments at June 30, 2000 and 2001:


                                               2000                  2001
                                        ------------------    ------------------
                                       Carrying       Fair    Carrying      Fair
(Dollar amounts in millions)             Amount      Value      Amount     Value
---------------------------------------------------------------------------------
Cash and cash
  equivalents                           $ 964.5    $ 964.5    $ 608.5    $ 608.5
Short-term investments                  $ 541.1    $ 541.1    $ 779.3    $ 779.5
Currency forwards and options           $   3.7    $   3.0    $   2.6    $  20.3
Interest rate swap                      $     -    $  (1.0)   $     -    $   (.5)
Other investments                       $     -    $     -    $   9.0    $   9.0
Minority equity investments             $  42.5    $ 297.7    $  45.0    $ 111.1
Short-term debt                         $  15.7    $  15.7    $  45.2    $  45.2
Long-term debt                          $  82.1    $  82.1    $     -    $     -
---------------------------------------------------------------------------------


Net unrealized gains and losses on short-term investments and minority equity investments are reported as a separate component of accumulated other comprehensive income (loss) in the Consolidated Statements of Financial Position.




                                    APPLERA CORPORATION Annual Report 2001 | 53

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued



Note 12--Quarterly Financial Information (Unaudited)

The following is a summary of quarterly financial results:

                                   First Quarter           Second Quarter            Third Quarter           Fourth Quarter
                               ---------------------    ---------------------    ---------------------    -------------------
(Dollar amounts in millions
except per share
amounts)                            2000        2001         2000        2001         2000        2001      2000      2001
-------------------------------------------------------------------------------------------------------------------------------
Net revenues                   $   288.8   $   367.4    $   327.4   $   413.3    $   363.1  $    447.1   $    391.7  $    416.3
Gross margin                       153.5       198.2        175.9       213.5        201.2       236.3        216.3       215.4
Net income (loss)                   10.1        24.4         19.2        27.5         32.8        28.3         33.4       (53.0)
-------------------------------------------------------------------------------------------------------------------------------
Applied Biosystems Group
Dividends per share            $   .0425   $   .0425    $   .0425   $   .0425    $    .085  $     .085
Net income per share
 Basic                         $     .14   $     .23    $     .21   $     .28    $     .27  $      .27   $      .27  $      .23
 Diluted                             .14         .22          .20         .26          .26         .26          .26         .22
-------------------------------------------------------------------------------------------------------------------------------
Celera Genomics Group
Net loss per share
 Basic and diluted             $    (.38)  $    (.43)   $    (.47)  $    (.49)   $    (.45) $     (.48)  $     (.43) $    (1.66)
-------------------------------------------------------------------------------------------------------------------------------
Price range of common stock
Applied Biosystems Group
 High                          $ 38 5/16   $ 126 3/4    $62 15/16   $133 5/16    $     160  $   94 1/4   $ 111 7/16  $36 15/100
 Low                           $ 26 9/16   $  64 3/4    $  30 5/8   $      75    $      50  $18 49/100   $ 42 13/16  $   24 1/2
Celera Genomics Group
 High                          $26 29/32   $118 9/16    $96 13/32   $ 100 1/2    $     276  $  54 9/10   $      151  $  49 9/10
 Low                           $   7 7/8   $ 80 3/16    $ 15 3/16   $  29 1/4    $      73  $       24   $  50 3/16  $  26 2/10
-------------------------------------------------------------------------------------------------------------------------------

There were no dividends on Applera - Celera stock for the periods presented.

Events Impacting Comparability

Fiscal 2000 - Second and fourth quarter results included before-tax gains of $25.8 million and $22.8 million, respectively, in non-recurring gains primarily related to the sale of a portion of the Company's minority equity investments. Second and fourth quarter results included before-tax charges of $21.6 million and $23.4 million, respectively, related to the acceleration of certain long-term compensation programs. Fourth quarter results included
$2.1 million of acquisition-related before-tax costs and a before-tax gain of $8.2 million from the sale of real estate. There was no aggregate after-tax effect of the above items for the second and fourth quarters.

Fiscal 2001 - First and second quarter results included before-tax non-recurring gains of $12.0 million and $3.0 million, respectively, primarily related to the sale of the Company's minority equity investments. The fourth quarter results included a before-tax charge of $69.1 million for the impairment of goodwill and other intangibles related to Paracel.





54 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued



Note 13--Accumulated Other Comprehensive Income (Loss)


Accumulated other comprehensive income (loss), net of tax, for fiscal 1999, 2000, and 2001 was as follows:


                                          Unrealized   Unrealized        Foreign       Minimum    Accumulated
                                                Gain      Gain on       Currency       Pension       Other
                                           (Loss) on        Hedge    Translation     Liability   Comprehensive
(Dollar amounts in millions)             Investments    Contracts    Adjustments    Adjustment   Income (Loss)
==============================================================================================================
Balance at June 30, 1998                    $   (1.4)      $    -        $  (7.8)      $   (.4)       $   (9.6)
Activity                                        11.9                        (5.4)         (1.7)            4.8
--------------------------------------------------------------------------------------------------------------
Balance at June 30, 1999                        10.5                       (13.2)         (2.1)           (4.8)
Activity                                       155.6                       (25.2)          (.1)          130.3
--------------------------------------------------------------------------------------------------------------
Balance at June 30, 2000                       166.1                       (38.4)         (2.2)          125.5
Activity                                      (123.2)        11.2          (34.2)        (35.2)         (181.4)
--------------------------------------------------------------------------------------------------------------
Balance at June 30, 2001                    $   42.9       $ 11.2        $ (72.6)      $ (37.4)       $  (55.9)
==============================================================================================================

Information regarding the income tax effects for items of other comprehensive income (loss) are as follows:


                                                                                   Before-       Tax       After-
                                                                                     Tax       Benefit       Tax
(Dollar amounts in millions)                                                       Amount     (Expense)    Amount
==================================================================================================================
For the Year Ended
June 30, 2000
Unrealized gains on investments                                                   $  293.5    $ (106.3)   $  187.2
Less: Reclassification adjustments for gains realized
  in net income                                                                       48.6       (17.0)       31.6
------------------------------------------------------------------------------------------------------------------
Net unrealized gains on investments                                                  244.9       (89.3)      155.6
Foreign currency translation adjustment                                              (25.2)                  (25.2)
Minimum pension liability adjustment                                                  (1.3)        1.2         (.1)
------------------------------------------------------------------------------------------------------------------
Other comprehensive income                                                        $  218.4    $  (88.1)   $  130.3
==================================================================================================================
For the Year Ended
June 30, 2001
Unrealized losses on investments                                                  $ (174.6)   $   61.1    $ (113.5)
Less: Reclassification adjustments for gains realized in net income                   14.9        (5.2)        9.7
------------------------------------------------------------------------------------------------------------------
Net unrealized losses on investments                                                (189.5)       66.3      (123.2)
Unrealized gains on hedge contracts                                                   35.1       (12.4)       22.7
Less: Reclassification adjustments for gains realized in net income                   17.8        (6.3)       11.5
------------------------------------------------------------------------------------------------------------------
Net unrealized gains on hedge contracts                                               17.3        (6.1)       11.2
Foreign currency translation adjustment                                              (34.2)                  (34.2)
Minimum pension liability adjustment                                                 (54.1)       18.9       (35.2)
------------------------------------------------------------------------------------------------------------------
Other comprehensive loss                                                          $ (260.5)   $   79.1    $ (181.4)
==================================================================================================================


The currency translation adjustments are not currently adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries.

Note 14--Discontinued Operations

Effective May 28, 1999, the Company completed the sale of its Analytical Instruments business to EG&G, Inc. Analytical Instruments, formerly a unit of the Applied Biosystems group, developed, manufactured, marketed, sold, and serviced analytical instruments used in a variety of markets.

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

Amounts previously reported for Analytical Instruments were reclassified and stated as discontinued operations. There were no remaining assets, liabilities, or operations within discontinued operations at or for the fiscal years ended June 30, 2000 and 2001. Summary results for the eleven months ended May 28, 1999 prior to discontinuance were as follows:


(Dollar amounts in millions)                                   1999
====================================================================
Net revenues                                                 $ 479.4
Total costs and expenses                                       509.7
Provision (benefit) for income taxes                            (9.2)
--------------------------------------------------------------------
Income (loss) from discontinued operations                   $ (21.1)
====================================================================


Income Taxes

Income (loss) before income taxes of discontinued operations for the eleven months ended May 28, 1999 consisted of the following:


(Dollar amounts in millions)                                1999
==================================================================
United States                                              $ (36.2)
Foreign                                                        5.9
------------------------------------------------------------------
Total                                                      $ (30.3)
==================================================================




                                    APPLERA CORPORATION Annual Report 2001 | 55

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued


The components of the provision (benefit) for income taxes of discontinued operations for the eleven months ended May 28, 1999 consisted of the following:


(Dollar amounts in millions)                                                1999
================================================================================
Currently Payable
Domestic                                                                 $ (13.7)
Foreign                                                                      4.5
--------------------------------------------------------------------------------
Provision (benefit) for income taxes from discontinued operations        $  (9.2)
================================================================================


For the eleven months ended May 28, 1999, the effective tax rate for discontinued operations was 30%. The difference between the effective tax rate and the statutory tax rate of 35% was mainly attributed to benefits from the use of U.S. alternative minimum tax credit carryforwards, benefits from the use of a foreign sales corporation and federal research tax credits, and restructuring charges.

Note 15--Consolidating Information

Presented below is the consolidating financial information reflecting the businesses of the individual groups, including the allocation of expenses between groups in accordance with the Company's allocation policies, as well as other related party transactions, such as sales of products between groups and interest income and expense on intercompany borrowings. Earnings attributable to each group has been determined in accordance with accounting principles generally accepted in the U.S.

The management and allocation policies applicable to the attribution of assets, liabilities, revenues and expenses to the Applied Biosystems group and the Celera Genomics group may be modified or rescinded, or additional policies may be adopted, at the sole discretion of the Company's Board of Directors at any time without stockholder approval. The Board of Directors would make any decision in accordance with its good faith business judgment that its decision is in the best interests of the Company and all of the stockholders as a whole.

The attribution of the assets, liabilities, revenues and expenses to each group is primarily based on specific identification of the businesses included in each group. Where specific identification was not practical, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the assets, liabilities, revenues and expenses attributable to each group. It is not practical to specifically identify a portion of corporate overhead expenses attributable to each of the groups. The Company allocates such corporate overhead expenses primarily based upon headcount, total expenses, and revenues attributable to each group.

Sales of products and services from one group to another group within Applera Corporation are recorded as intergroup revenues. These sales are made on terms that would be available from third parties in commercial transactions.

The Company's shared corporate services and related balance sheet amounts (such as executive management, human resources, legal, accounting, auditing, tax, treasury, strategic planning and environmental services) have been allocated to the Applied Biosystems group or the Celera Genomics group based upon identification of such services specifically benefiting each group. A portion of the Company's costs of administrative shared services (such as information technology services) has been allocated in a similar manner. Where determination based on specific usage alone is not practical, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the cost attributable to each group. Management believes that the allocation methods developed are reasonable and have been consistently applied.

The federal income taxes of the Company and its subsidiaries which own assets allocated between the groups are determined on a consolidated basis using the asset and liability approach prescribed by SFAS No. 109, "Accounting for Income Taxes." The federal income tax provisions and related tax payments or refunds are allocated between the groups based on a consolidated return approach taking into account each group's relative contribution (positive or negative) to the Company's consolidated federal taxable income, tax liability and tax credit position. Intergroup transactions are taxed as if each group were a stand-alone company. Tax benefits that cannot be used by the group generating those benefits, but can be used on a consolidated basis, are transferred to the group that can utilize such benefits. Existing tax benefits acquired by either group in a business combination which are utilized by the other group will be reimbursed to the group that acquired such benefits. Tax benefits generated by the Celera Genomics group commencing July 1, 1998, which could be utilized on a consolidated basis, were reimbursed by the Applied Biosystems group to the Celera Genomics group up to a limit of $75 million.

If the Company allocates debt for a particular financing in its entirety to one group, that debt will bear interest at the rate determined by the Company's Board of Directors. If the Company allocates preferred stock in its entirety to one group, the Company will charge the dividend cost to that group in a similar manner. If the interest or dividend cost is higher than the Company's actual cost, the other group will receive a credit for an amount equal to the difference as compensation for the use of the Company's credit capacity. Any expense related to debt or preferred stock of the Company that is allocated in its entirety to a group will be allocated in whole to that group.

Cash or other property that the Company allocates to one group that is transferred to the other group, could, if so determined by the Company's Board of Directors, be accounted for either as a short-term loan or as a long-term loan. Short-term loans bear interest at a rate equal to the weighted average interest rate of the Company's pooled debt. If the Company does not have any pooled debt, the Company's Board of Directors will determine the rate of interest for such loan. The Company's Board of Directors establishes the terms on which long-term loans between the groups will be made, including interest rate, amortization schedule, maturity, and redemption terms.




56 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued



During fiscal 2001, the Company formed Celera Diagnostics, a joint venture of the Applied Biosystems group and the Celera Genomics group. Refer to Note 2 of the Applied Biosystems group combined financial statements and Note 2 of the Celera Genomics group combined financial statements for a description of the Celera Diagnostics joint venture. As part of the formation of the joint venture, the Applied Biosystems group will reimburse the Celera Genomics group for tax benefits generated by Celera Diagnostics to the extent such tax benefits are utilized by the Applied Biosystems group. These tax benefits are not subject to the $75 million limit described above.

Transfers of assets can be made between groups without stockholder approval. Such transfers will be made at fair value, as determined by the Company's Board of Directors. The consideration for such transfers may be paid by one group to the other in cash or other consideration, as determined by the Company's Board of Directors.

See Note 1 to the Applied Biosystems group's and the Celera Genomics group's combined financial statements for a detailed description of allocation policies.

In the following tables, the "other" column represents the elimination of intergroup activity and the results of the Celera Diagnostics joint venture in fiscal year 2001. Other total assets of $173.0 million for fiscal 1999 included the $150 million Celera Genomics group note receivable from the Applied Biosystems group.




                                    APPLERA CORPORATION Annual Report 2001 | 57

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued


Consolidating Statement of Operations For the Year Ended June 30, 2001


                                                         Applied      Celera
                                                        Biosystems   Genomics    Eliminations/
(Dollar amounts in millions)                              Group        Group         Other       Consolidated
=============================================================================================================
Net revenues from external customers                     $ 1,555.4   $   88.7          $     -      $ 1,644.1
Intergroup revenues                                           64.1         .7            (64.8)
-------------------------------------------------------------------------------------------------------------
Net Revenues                                               1,619.5       89.4            (64.8)       1,644.1
Cost of sales                                                774.5       43.0            (36.8)         780.7
-------------------------------------------------------------------------------------------------------------
Gross Margin                                                 845.0       46.4            (28.0)         863.4
-------------------------------------------------------------------------------------------------------------
Selling, general and administrative                          337.8       49.0             53.3          440.1
Corporate allocated expenses                                  42.8        9.3            (52.1)
Research, development and engineering                        184.5      164.7            (25.8)         323.4
Amortization of goodwill and other intangibles                           43.9                            43.9
Restructuring and other special charges                                  69.1                            69.1
-------------------------------------------------------------------------------------------------------------
Operating Income (Loss)                                      279.9     (289.6)            (3.4)         (13.1)
Gain on investments                                           15.0                                       15.0
Interest expense                                              (1.3)       (.8)                           (2.1)
Interest income                                               16.8       63.5                            80.3
Other income (expense), net                                   (5.9)      (5.8)             5.0           (6.7)
-------------------------------------------------------------------------------------------------------------
Income (Loss) Before Income Taxes                            304.5     (232.7)             1.6           73.4
Provision (benefit) for income taxes                          92.1      (46.5)              .6           46.2
-------------------------------------------------------------------------------------------------------------
Net Income (Loss)                                        $   212.4   $ (186.2)         $   1.0      $    27.2
=============================================================================================================






58 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued


Consolidating Statement of Financial Position At June 30, 2001


                                                               Applied      Celera
                                                            Biosystems    Genomics    Eliminations/
(Dollar amounts in millions)                                     Group       Group            Other   Consolidated
==================================================================================================================
Assets
Current assets
 Cash and cash equivalents                                   $   392.4   $   216.1          $     -      $   608.5
 Short-term investments                                                      779.5                           779.5
 Accounts receivable, net                                        382.5        24.0             (5.7)         400.8
 Inventories                                                     140.8         6.2              2.7          149.7
 Prepaid expenses and other current assets                        98.2         4.8                           103.0
------------------------------------------------------------------------------------------------------------------
Total current assets                                           1,013.9     1,030.6             (3.0)       2,041.5
Property, plant and equipment, net                               315.4       123.5             (3.3)         435.6
Other long-term assets                                           348.6        66.0             (3.8)         410.8
------------------------------------------------------------------------------------------------------------------
Total Assets                                                 $ 1,677.9   $ 1,220.1          $ (10.1)     $ 2,887.9
==================================================================================================================

Liabilities And Stockholders' Equity
Current liabilities
 Loans payable                                               $    14.7   $       -          $     -      $    14.7
 Current portion of long-term debt                                30.5                                        30.5
 Accounts payable                                                162.1        21.0             (4.8)         178.3
 Accrued salaries and wages                                       49.5        15.1               .3           64.9
 Accrued taxes on income                                          82.7         2.6             (2.3)          83.0
 Other accrued expenses                                          168.6        46.9               .3          215.8
------------------------------------------------------------------------------------------------------------------
Total current liabilities                                        508.1        85.6             (6.5)         587.2
Other long-term liabilities                                      128.6        23.8                           152.4
------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                636.7       109.4             (6.5)         739.6
------------------------------------------------------------------------------------------------------------------
Stockholders' Equity
Applera Corporation--Applied Biosystems stock                                                   2.1            2.1
Applera Corporation--Celera Genomics stock                                                       .6             .6
Other stockholders' equity                                     1,041.2     1,110.7             (6.3)       2,145.6
------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                     1,041.2     1,110.7             (3.6)       2,148.3
------------------------------------------------------------------------------------------------------------------
Total Liabilities And Stockholders' Equity                   $ 1,677.9   $ 1,220.1          $ (10.1)     $ 2,887.9
==================================================================================================================





                                    APPLERA CORPORATION Annual Report 2001 | 59

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued



Consolidating Statement of Cash Flows For the Year Ended June 30, 2001


                                                                                Applied     Celera
                                                                             Biosystems   Genomics    Eliminations/
(Dollar amounts in millions)                                                      Group      Group            Other   Consolidated
==================================================================================================================================
Operating Activities From Continuing Operations
Net income (loss)                                                              $  212.4   $ (186.2)         $   1.0       $   27.2
Adjustments to reconcile net income (loss) to net cash provided by operating activities
   Depreciation and amortization                                                   66.8       65.5             (3.1)         129.2
   Impairment of goodwill and other intangibles                                               69.1                            69.1
   Long-term compensation programs                                                  4.5        1.6                             6.1
   Deferred income taxes                                                           20.5       (8.5)             4.0           16.0
   Gains from sales of assets                                                     (15.0)                                     (15.0)
   Loss from joint venture                                                                     5.0             (5.0)
   Nonreimbursable utilization of tax benefits generated by the Celera
    Genomics group                                                                 32.2      (32.2)
Changes in operating assets and liabilities
 Decrease in tax benefit receivable from the Applied Biosystems group                         16.7            (16.7)
 Increase in accounts receivable                                                  (42.3)      (9.1)             2.1          (49.3)
 (Increase) decrease in inventories                                                 4.2       (2.9)             (.4)            .9
 Increase in prepaid expenses and other assets                                    (34.3)       (.2)              .1          (34.4)
 Increase (decrease) in accounts payable and other liabilities                   (107.3)      32.6             11.3          (63.4)
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) By Operating Activities                                  141.7      (48.6)            (6.7)          86.4
----------------------------------------------------------------------------------------------------------------------------------
Investing Activities From Continuing Operations
Additions to property, plant and equipment, net                                  (143.6)     (33.8)              .1         (177.3)
Purchases of short-term investments, net                                                    (238.1)                         (238.1)
Acquisitions and investments, net                                                  (5.9)      (9.6)             6.6           (8.9)
Proceeds from the sale of assets, net                                              15.4                                       15.4
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Used By Investing Activities                                            (134.1)    (281.5)             6.7         (408.9)
----------------------------------------------------------------------------------------------------------------------------------
Net Cash From Continuing Operations Before Financing Activities                     7.6     (330.1)                         (322.5)
----------------------------------------------------------------------------------------------------------------------------------
Discontinued Operations
Net cash used by operating activities                                              (2.9)                                      (2.9)
----------------------------------------------------------------------------------------------------------------------------------
Net Cash From Discontinued Operations Before
 Financing Activities                                                              (2.9)                                      (2.9)
----------------------------------------------------------------------------------------------------------------------------------
Financing Activities
Net change in loans payable                                                         1.6                                        1.6
Principal payments on long-term debt                                                         (46.0)                          (46.0)
Dividends                                                                         (35.7)                                     (35.7)
Proceeds from stock issued for stock plans                                         37.8       22.3                            60.1
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) For Financing Activities                                   3.7      (23.7)                          (20.0)
----------------------------------------------------------------------------------------------------------------------------------
Effect Of Exchange Rate Changes On Cash                                           (10.6)                                     (10.6)
----------------------------------------------------------------------------------------------------------------------------------
Net Change In Cash And Cash Equivalents                                            (2.2)    (353.8)                         (356.0)
Cash And Cash Equivalents Beginning Of Year                                       394.6      569.9                           964.5
----------------------------------------------------------------------------------------------------------------------------------
Cash And Cash Equivalents End Of Year                                          $  392.4   $  216.1          $     -       $  608.5
==================================================================================================================================





60 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued


Consolidating Statement of Operations For the Year Ended June 30, 2000


                                                             Applied     Celera
                                                          Biosystems   Genomics    Eliminations/
(Dollar amounts in millions)                                   Group      Group            Other   Consolidated
===============================================================================================================
Net revenues from external customers                       $ 1,328.3   $   42.7          $     -      $ 1,371.0
Intergroup revenues                                             59.8                       (59.8)
---------------------------------------------------------------------------------------------------------------
Net Revenues                                                 1,388.1       42.7            (59.8)       1,371.0
Cost of sales                                                  637.7       15.0            (28.6)         624.1
---------------------------------------------------------------------------------------------------------------
Gross Margin                                                   750.4       27.7            (31.2)         746.9
---------------------------------------------------------------------------------------------------------------
Selling, general and administrative                            348.0       35.5             53.4          436.9
Corporate allocated expenses                                    45.9        7.5            (53.4)
Research, development and engineering                          141.2      148.6            (34.2)         255.6
Amortization of goodwill and intangibles                                    4.2                             4.2
Restructuring and other special charges                          2.1                                        2.1
---------------------------------------------------------------------------------------------------------------
Operating Income (Loss)                                        213.2     (168.1)             3.0           48.1
Gain on investments                                             48.6                                       48.6
Interest expense                                                (1.4)      (2.1)                           (3.5)
Intergroup interest expense                                     (6.7)                        6.7
Interest income                                                 18.6       20.8                            39.4
Intergroup interest income                                                  6.7             (6.7)
Other income (expense), net                                      3.4                          .1            3.5
---------------------------------------------------------------------------------------------------------------
Income (Loss) Before Income Taxes                              275.7     (142.7)             3.1          136.1
Provision (benefit) for income taxes                            89.5      (50.0)             1.1           40.6
---------------------------------------------------------------------------------------------------------------
Net Income (Loss)                                          $   186.2   $  (92.7)         $   2.0      $    95.5
===============================================================================================================





                                    APPLERA CORPORATION Annual Report 2001 | 61

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued


Consolidating Statement of Financial Position At June 30, 2000


                                                                      Applied      Celera
                                                                   Biosystems    Genomics    Eliminations/
(Dollar amounts in millions)                                            Group       Group            Other   Consolidated
=========================================================================================================================
Assets
Current assets
 Cash and cash equivalents                                          $   394.6   $   569.9          $     -      $   964.5
 Short-term investments                                                             541.1                           541.1
 Tax benefit receivable from the Applied Biosystems group                            16.7            (16.7)
 Accounts receivable, net                                               367.4        14.9             (3.7)         378.6
 Inventories                                                            154.5         3.3                           157.8
 Prepaid expenses and other current assets                               81.4         2.4              (.3)          83.5
-------------------------------------------------------------------------------------------------------------------------
Total current assets                                                    997.9     1,148.3            (20.7)       2,125.5
Property, plant and equipment, net                                      230.9       111.4             (7.4)         334.9
Other long-term assets                                                  469.4       153.6              (.1)         622.9
-------------------------------------------------------------------------------------------------------------------------
Total Assets                                                        $ 1,698.2   $ 1,413.3          $ (28.2)     $ 3,083.3
=========================================================================================================================

Liabilities And Stockholders' Equity
Current liabilities
 Loans payable                                                      $    15.7   $       -          $     -      $    15.7
 Tax benefit payable to Celera Genomics group                            16.7                        (16.7)
 Accounts payable                                                       173.7        21.5             (3.8)         191.4
 Accrued salaries and wages                                              79.4        10.3                            89.7
 Accrued taxes on income                                                149.5         2.9             (2.8)         149.6
 Other accrued expenses                                                 167.7        32.5              (.1)         200.1
-------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                               602.7        67.2            (23.4)         646.5
Long-term debt                                                           36.1        46.0                            82.1
Other long-term liabilities                                             125.0         9.2                           134.2
-------------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                       763.8       122.4            (23.4)         862.8
-------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity
Applera Corporation--Applied Biosystems stock                                                          2.1            2.1
Applera Corporation--Celera Genomics stock                                                              .6             .6
Other stockholders' equity                                              934.4     1,290.9             (7.5)       2,217.8
-------------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                              934.4     1,290.9             (4.8)       2,220.5
-------------------------------------------------------------------------------------------------------------------------
Total Liabilities And Stockholders' Equity                          $ 1,698.2   $ 1,413.3          $ (28.2)     $ 3,083.3
=========================================================================================================================





62 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued


Consolidating Statement of Cash Flows For the Year Ended June 30, 2000


                                                                               Applied      Celera
                                                                            Biosystems    Genomics    Eliminations/
(Dollar amounts in millions)                                                     Group       Group            Other   Consolidated
==================================================================================================================================
Operating Activities From Continuing Operations
Net income (loss)                                                             $  186.2   $   (92.7)          $  2.0      $    95.5
Adjustments to reconcile net income (loss) to net cash provided by operating activities
   Depreciation and amortization                                                  54.5        29.6             (3.4)          80.7
   Long-term compensation programs                                                 9.7          .8                            10.5
   Deferred income taxes                                                         (19.4)       (7.0)                          (26.4)
   Gains from sales of assets                                                    (56.8)                                      (56.8)
Changes in operating assets and liabilities
 Increase in tax benefit receivable from the Applied
   Biosystems group                                                                           (6.8)             6.8
 Increase in accounts receivable                                                 (62.2)      (11.6)             1.3          (72.5)
 (Increase) decrease in inventories                                               (2.8)         .6                            (2.2)
 Increase in prepaid expenses and other assets                                   (22.4)        (.4)                          (22.8)
 Increase in accounts payable and other liabilities                               80.0        29.2             (7.0)         102.2
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) By Operating Activities                                 166.8       (58.3)             (.3)         108.2
----------------------------------------------------------------------------------------------------------------------------------
Investing Activities From Continuing Operations
Additions to property, plant and equipment, net                                  (94.5)      (29.5)              .3         (123.7)
Purchases of short-term investments, net                                                    (541.1)                         (541.1)
Acquisitions and investments, net                                                (20.7)       (2.3)                          (23.0)
Proceeds from the sale of assets, net                                             82.8                                        82.8
Proceeds from the collection of notes receivable                                 150.0                                       150.0
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) By Investing Activities                                 117.6      (572.9)              .3         (455.0)
----------------------------------------------------------------------------------------------------------------------------------
Net Cash From Continuing Operations Before Financing Activities                  284.4      (631.2)                         (346.8)
----------------------------------------------------------------------------------------------------------------------------------
Discontinued Operations
Net cash used by operating activities                                            (15.1)                                      (15.1)
----------------------------------------------------------------------------------------------------------------------------------
Net Cash From Discontinued Operations Before Financing Activities                (15.1)                                      (15.1)
----------------------------------------------------------------------------------------------------------------------------------
Financing Activities
Net change in loans payable                                                        6.7        46.0                            52.7
Dividends                                                                        (26.3)                                      (26.3)
Net proceeds from follow-on stock Offering                                                   943.3                           943.3
Proceeds from stock issued for stock plans                                        43.4        17.6                            61.0
(Collection) payment of note (receivable) payable                               (150.0)      150.0
Net cash allocated (to) from groups                                               27.3       (27.3)
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) For Financing Activities                                (98.9)    1,129.6                         1,030.7
----------------------------------------------------------------------------------------------------------------------------------
Effect Of Exchange Rate Changes On Cash                                          (12.3)                                      (12.3)
----------------------------------------------------------------------------------------------------------------------------------
Net Change In Cash And Cash Equivalents                                          158.1       498.4                           656.5
Cash And Cash Equivalents Beginning Of Year                                      236.5        71.5                           308.0
----------------------------------------------------------------------------------------------------------------------------------
Cash And Cash Equivalents End Of Year                                         $  394.6   $   569.9           $    -      $   964.5
==================================================================================================================================





                                    APPLERA CORPORATION Annual Report 2001 | 63

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued



Consolidating Statement of Operations For the Year Ended June 30, 1999


                                                                 Applied     Celera
                                                              Biosystems   Genomics    Eliminations/
(Dollar amounts in millions)                                       Group      Group            Other   Consolidated
===================================================================================================================
Net revenues from external customers                           $ 1,204.4    $  12.5          $     -      $ 1,216.9
Intergroup revenues                                                 17.3                       (17.3)
-------------------------------------------------------------------------------------------------------------------
Net Revenues                                                     1,221.7       12.5            (17.3)       1,216.9
Cost of sales                                                      548.4        4.7             (4.0)         549.1
-------------------------------------------------------------------------------------------------------------------
Gross Margin                                                       673.3        7.8            (13.3)         667.8
-------------------------------------------------------------------------------------------------------------------
Selling, general and administrative                                302.2       23.1             38.8          364.1
Corporate allocated expenses                                        33.7        5.1            (38.8)
Research, development and engineering                              133.5       43.7             (2.7)         174.5
Restructuring and other special charges                             16.0        4.6                            20.6
-------------------------------------------------------------------------------------------------------------------
Operating Income (Loss)                                            187.9      (68.7)           (10.6)         108.6
Gain on investments                                                  6.1                                        6.1
Interest expense                                                    (3.8)                                      (3.8)
Intergroup interest expense                                          (.7)                         .7
Interest income                                                      2.4         .5                             2.9
Intergroup interest income                                                       .7              (.7)
Other income (expense), net                                           .5                                         .5
-------------------------------------------------------------------------------------------------------------------
Income (Loss) Before Income Taxes                                  192.4      (67.5)           (10.6)         114.3
Provision (benefit) for income taxes                                30.7      (22.6)            (4.0)           4.1
Minority interest                                                   13.3                                       13.3
-------------------------------------------------------------------------------------------------------------------
Income (Loss) From Continuing Operations                           148.4      (44.9)            (6.6)          96.9
-------------------------------------------------------------------------------------------------------------------
Discontinued Operations, Net Of Income Taxes
Loss from discontinued operations                                  (21.1)                                     (21.1)
Gain on disposal of discontinued operations                        100.1                                      100.1
-------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                                              $   227.4    $ (44.9)         $  (6.6)     $   175.9
===================================================================================================================





64 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued



Consolidating Statement of Financial Position At June 30, 1999


                                                                                Applied     Celera
                                                                             Biosystems   Genomics    Eliminations/
(Dollar amounts in millions)                                                      Group      Group            Other    Consolidated
===================================================================================================================================
Assets
Current assets
 Cash and cash equivalents                                                    $   236.5    $  71.5         $      -      $   308.0
 Note receivable                                                                  150.0                                      150.0
 Note receivable from the Applied Biosystems group                                           150.0           (150.0)
 Tax benefit receivable from the Applied Biosystems group                                      9.9             (9.9)
 Accounts receivable, net                                                         306.2        3.3             (2.4)         307.1
 Inventories                                                                      149.7                                      149.7
 Prepaid expenses and other current assets                                         75.9        3.5              (.2)          79.2
----------------------------------------------------------------------------------------------------------------------------------
Total current assets                                                              918.3      238.2           (162.5)         994.0
Property, plant and equipment, net                                                182.2      104.2            (10.6)         275.8
Other long-term assets                                                            247.1        2.3               .1          249.5
----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                  $ 1,347.6    $ 344.7         $ (173.0)     $ 1,519.3
===================================================================================================================================
Liabilities And Stockholders' Equity
Current liabilities
 Loans payable                                                                $     3.9    $     -         $      -      $     3.9
 Note payable to the Celera Genomics group                                        150.0                      (150.0)
 Tax benefit payable to the Celera Genomics group                                   9.9                        (9.9)
 Accounts payable                                                                 147.7       19.8             (2.5)         165.0
 Accrued salaries and wages                                                        43.3        4.2                            47.5
 Accrued taxes on income                                                          132.2                        (3.9)         128.3
 Other accrued expenses                                                           156.6       21.3                           177.9
----------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                         643.6       45.3           (166.3)         522.6
Long-term debt                                                                     31.5                                       31.5
Other long-term liabilities                                                       138.2        5.5                           143.7
----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                 813.3       50.8           (166.3)         697.8
----------------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity
Applera Corporation--Applied Biosystems stock                                                                   1.0            1.0
Applera Corporation--Celera Genomics stock                                                                       .3             .3
Other stockholders' equity                                                        534.3      293.9             (8.0)         820.2
----------------------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                        534.3      293.9             (6.7)         821.5
----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities And Stockholders' Equity                                    $ 1,347.6    $ 344.7         $ (173.0)     $ 1,519.3
===================================================================================================================================





                                    APPLERA CORPORATION Annual Report 2001 | 65

APPLERA CORPORATION | Notes to Consolidated Financial Statements
                      continued



Consolidating Statement of Cash Flows For the Year Ended June 30, 1999


                                                                                Applied     Celera
                                                                             Biosystems   Genomics    Eliminations/
(Dollar amounts in millions)                                                      Group      Group            Other   Consolidated
==================================================================================================================================
Operating Activities From Continuing Operations
Income (loss) from continuing operations                                       $  148.4   $  (44.9)         $  (6.6)      $   96.9
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities
   Depreciation and amortization                                                   44.3        3.8                            48.1
   Long-term compensation programs                                                 14.7        2.8                            17.5
   Deferred income taxes                                                          (25.5)                                     (25.5)
   Gains from sales of assets                                                      (6.1)                                      (6.1)
   Provision for restructured operations and other merger costs                    (9.2)                                      (9.2)
   Asset impairment                                                                14.5                                       14.5
Changes in operating assets and liabilities
 Increase in tax benefit receivable from the Applied Biosystems group                         (9.9)             9.9
 Increase in accounts receivable                                                 (105.0)      (2.5)             2.4         (105.1)
 Increase in inventories                                                          (22.4)                                     (22.4)
 Increase in prepaid expenses and other assets                                    (43.3)      (3.5)                          (46.8)
 Increase in accounts payable and other liabilities                                92.0       31.4            (16.3)         107.1
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) By Operating Activities                                  102.4      (22.8)           (10.6)          69.0
----------------------------------------------------------------------------------------------------------------------------------
Investing Activities From Continuing Operations
Additions to property, plant and equipment, net                                   (82.5)     (94.5)            10.6         (166.4)
Acquisitions and investments, net                                                  (4.0)      (1.3)                           (5.3)
Proceeds from the sale of assets, net                                             325.8                                      325.8
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) By Investing Activities                                  239.3      (95.8)            10.6          154.1
----------------------------------------------------------------------------------------------------------------------------------
Net Cash From Continuing Operations Before Financing Activities                   341.7     (118.6)                          223.1
----------------------------------------------------------------------------------------------------------------------------------
Discontinued Operations
Net cash used by operating activities                                             (16.3)                                     (16.3)
Net cash used by investing activities                                             (27.0)                                     (27.0)
----------------------------------------------------------------------------------------------------------------------------------
Net Cash From Discontinued Operations Before Financing Activities                 (43.3)                                     (43.3)
----------------------------------------------------------------------------------------------------------------------------------
Financing Activities
Net change in loans payable                                                        (9.6)                                      (9.6)
Principal payments on long-term debt                                               (6.8)                                      (6.8)
Dividends                                                                         (34.2)                                     (34.2)
Purchases of common stock for treasury                                             (2.2)                                      (2.2)
Proceeds from stock issued for stock plans                                         94.9        1.5                            96.4
Net cash allocated (to) from groups                                              (188.6)     188.6
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) For Financing Activities                                (146.5)     190.1                            43.6
----------------------------------------------------------------------------------------------------------------------------------
Effect Of Exchange Rate Changes On Cash                                             1.7                                        1.7
----------------------------------------------------------------------------------------------------------------------------------
Net Change In Cash And Cash Equivalents                                           153.6       71.5                           225.1
Cash And Cash Equivalents Beginning Of Year                                        82.9                                       82.9
----------------------------------------------------------------------------------------------------------------------------------
Cash And Cash Equivalents End Of Year                                          $  236.5   $   71.5          $     -       $  308.0
==================================================================================================================================


66 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Report of Management and
                      Report of Independent Accountants




Report of Management

To the Stockholders of
Applera Corporation

Management is responsible for the accompanying consolidated financial statements, which have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, it is necessary for management to make informed judgments and estimates which it believes are in accordance with accounting principles generally accepted in the United States appropriate under the circumstances. Financial information presented elsewhere in this annual report is consistent with that in the financial statements.

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

The Audit/Finance Committee of the Board of Directors is comprised solely of outside directors and is responsible for overseeing and monitoring the quality of the Company's accounting and auditing practices. The independent accountants and internal auditors have full and free access to the Audit/ Finance Committee and meet periodically with the committee to discuss accounting, auditing, and financial reporting matters.



/s/ Dennis L. Winger
Dennis L. Winger
Senior Vice President and
Chief Financial Officer



/s/ Tony L. White
Tony L. White
Chairman, President, and
Chief Executive Officer



Report of Independent Accountants

To the Stockholders and Board of Directors of Applera Corporation

In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations, of stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Applera Corporation and its subsidiaries at June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Stamford, Connecticut
July 26, 2001




                                    APPLERA CORPORATION Annual Report 2001 | 67

                     (This page intentionally left blank.)



68 | APPLERA CORPORATION Annual Report 2001

APPLIED BIOSYSTEMS GROUP | Combined Statements of Operations





(Dollar amounts in thousands)
For the years ended June 30,                                      1999           2000          2001
===================================================================================================
Net Revenues                                               $ 1,221,691    $ 1,388,100   $ 1,619,495
Cost of sales                                                  548,403        637,693       774,475
---------------------------------------------------------------------------------------------------
Gross Margin                                                   673,288        750,407       845,020
---------------------------------------------------------------------------------------------------
Selling, general and administrative                            335,873        393,889       380,668
Research, development and engineering                          133,525        141,194       184,491
Restructuring and other special charges                         15,964          2,142
---------------------------------------------------------------------------------------------------
Operating Income                                               187,926        213,182       279,861
Gain on investments                                              6,126         48,603        14,985
Interest expense                                                (4,503)        (8,126)       (1,296)
Interest income                                                  2,344         18,620        16,767
Other income (expense), net                                        522          3,446        (5,832)
---------------------------------------------------------------------------------------------------
Income Before Income Taxes                                     192,415        275,725       304,485
Provision for income taxes                                      30,688         89,478        92,094
Minority interest                                               13,362
---------------------------------------------------------------------------------------------------
Income From Continuing Operations                              148,365        186,247       212,391
---------------------------------------------------------------------------------------------------
Discontinued Operations, Net Of Income Taxes
Loss from discontinued operations                              (21,109)
Gain on disposal of discontinued operations                    100,167
---------------------------------------------------------------------------------------------------
Net Income                                                 $   227,423    $   186,247   $   212,391
===================================================================================================


See accompanying notes to the Applied Biosystems group's combined financial statements.


                                    APPLERA CORPORATION Annual Report 2001 | 69

APPLIED BIOSYSTEMS GROUP | Combined Statements of Financial Position





(Dollar amounts in thousands)
At June 30,                                                   2000          2001
================================================================================
Assets
Current assets
 Cash and cash equivalents                             $   394,608   $   392,459
 Accounts receivable (net of allowances for
   doubtful accounts of $3,965 and $4,740,
   respectively)                                           367,370       382,560
 Inventories, net                                          154,491       140,813
 Prepaid expenses and other current assets                  81,338        98,124
--------------------------------------------------------------------------------
Total current assets                                       997,807     1,013,956
Property, plant and equipment, net                         230,940       315,356
Other long-term assets                                     469,409       348,575
--------------------------------------------------------------------------------
Total Assets                                           $ 1,698,156   $ 1,677,887
================================================================================

Liabilities And Allocated Net Worth
Current liabilities
 Loans payable                                         $    15,693   $    14,678
 Current portion of long-term debt                                        30,480
 Tax benefit payable to the Celera Genomics group
  (see Note 1)                                              16,702
 Accounts payable                                          173,631       162,104
 Accrued salaries and wages                                 79,409        49,553
 Accrued taxes on income                                   149,505        82,717
 Other accrued expenses                                    167,718       168,552
--------------------------------------------------------------------------------
Total current liabilities                                  602,658       508,084
Long-term debt                                              36,115
Other long-term liabilities                                125,019       128,592
--------------------------------------------------------------------------------
Total Liabilities                                          763,792       636,676
--------------------------------------------------------------------------------
Commitments and contingencies (see Note 10)
Allocated Net Worth                                        934,364     1,041,211
--------------------------------------------------------------------------------
Total Liabilities And Allocated Net Worth              $ 1,698,156   $ 1,677,887
================================================================================


See accompanying notes to the Applied Biosystems group's combined financial statements.




70 | APPLERA CORPORATION Annual Report 2001

APPLIED BIOSYSTEMS GROUP | Combined Statements of Cash Flows




(Dollar amounts in thousands)
For the years ended June 30,                                                        1999          2000         2001
===================================================================================================================
Operating Activities From Continuing Operations
Income from continuing operations                                             $  148,365    $  186,247   $  212,391
Adjustments to reconcile income from continuing
  operations to net cash provided by
  operating activities
   Depreciation and amortization                                                  44,309        54,513       66,794
   Impairment of goodwill and other intangibles                                   14,464
   Long-term compensation programs                                                14,680         9,652        4,477
   Deferred income taxes                                                         (25,533)      (19,428)      20,488
   Gains from sales of assets                                                     (6,126)      (56,801)     (14,985)
   Nonreimbursable utilization of tax benefits
    generated by the Celera Genomics group                                                                   32,197
   Provision for restructured operations and other
    merger costs                                                                  (9,200)
Changes in operating assets and liabilities
 Increase in accounts receivable                                                (105,018)      (62,186)     (42,279)
 (Increase) decrease in inventories                                              (22,387)       (2,795)       4,231
 Increase in prepaid expenses and other assets                                   (43,207)      (22,396)     (34,327)
 Increase (decrease) in accounts payable and other
   liabilities                                                                    92,052        80,061     (107,315)
-------------------------------------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities                                        102,399       166,867      141,672
-------------------------------------------------------------------------------------------------------------------
Investing Activities From Continuing Operations
Additions to property, plant and equipment
 (net of disposals of $9,614, $1,026, and $8,524, respectively)                  (82,463)      (94,449)    (143,663)
Acquisitions and investments, net                                                 (4,025)      (20,748)      (5,912)
Proceeds from the sale of assets, net                                            325,766        82,763       15,498
Proceeds from the collection of notes receivable                                               150,000
-------------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) By Investing Activities                                 239,278       117,566     (134,077)
-------------------------------------------------------------------------------------------------------------------
Net Cash From Continuing Operations Before Financing Activities                  341,677       284,433        7,595
-------------------------------------------------------------------------------------------------------------------
Discontinued Operations
Net cash used by operating activities                                            (16,297)      (15,081)      (2,860)
Net cash used by investing activities                                            (26,970)
-------------------------------------------------------------------------------------------------------------------
Net Cash From Discontinued Operations Before Financing Activities                (43,267)      (15,081)      (2,860)
-------------------------------------------------------------------------------------------------------------------
Financing Activities
Net change in loans payable                                                       (9,572)        6,701        1,553
Principal payments on long-term debt                                              (6,843)
Dividends                                                                        (34,156)      (26,358)     (35,669)
Purchases of common stock for treasury                                            (2,187)
Proceeds from stock issued for stock plans                                        94,894        43,434       37,836
Payment of note payable to the Celera Genomics group                                          (150,000)
Net cash allocated (to) from the Celera Genomics group                          (188,535)       27,283
-------------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) By Financing Activities                                (146,399)      (98,940)       3,720
-------------------------------------------------------------------------------------------------------------------
Effect Of Exchange Rate Changes On Cash                                            1,654       (12,334)     (10,604)
-------------------------------------------------------------------------------------------------------------------
Net Change In Cash And Cash Equivalents                                          153,665       158,078       (2,149)
Cash And Cash Equivalents Beginning Of Year                                       82,865       236,530      394,608
-------------------------------------------------------------------------------------------------------------------
Cash And Cash Equivalents End Of Year                                         $  236,530    $  394,608   $  392,459
===================================================================================================================


See accompanying notes to the Applied Biosystems group's combined financial statements.




                                    APPLERA CORPORATION Annual Report 2001 | 71

APPLIED BIOSYSTEMS GROUP | Combined Statements of Allocated Net Worth




                                                                                                 Accumulated
                                                                                                       Other
                                                                                     Retained  Comprehensive    Allocated
(Dollar amounts in thousands)                                              Other     Earnings  Income (Loss)    Net Worth
=========================================================================================================================
Balance At June 30, 1998                                              $  342,903    $ 232,117    $   (9,513)  $   565,507
Comprehensive income
 Net income                                                                           227,423                     227,423
 Other comprehensive income:
   Foreign currency translation adjustments                                                          (5,415)
   Minimum pension liability adjustment                                                              (1,779)
   Unrealized gain on investments, net of tax                                                        11,887
                                                                                                 ----------
 Other comprehensive income                                                                           4,693         4,693
                                                                                                              -----------
Comprehensive income                                                                                              232,116
                                                                                                              -----------
Cash dividends declared on Applera Corporation stock                                  (25,479)                    (25,479)
Cash dividends declared on Applera - Applied Biosystems stock                          (8,677)                     (8,677)
Issuances under Applera Corporation stock plans                           89,550      (14,862)                     74,688
Issuances under Applera - Applied Biosystems stock plans                  20,157       (1,290)                     18,867
Repurchases of Applera - Applied Biosystems stock                         (2,187)                                  (2,187)
Tax benefit related to employee stock options                             15,735                                   15,735
Stock compensation                                                         1,090        1,207                       2,297
Allocated capital to the Celera Genomics group                          (338,535)                                (338,535)
-------------------------------------------------------------------------------------------------------------------------
Balance At June 30, 1999                                                 128,713      410,439        (4,820)      534,332
Comprehensive income
 Net income                                                                           186,247                     186,247
 Other comprehensive income:
   Foreign currency translation adjustments                                                         (25,196)
   Minimum pension liability adjustment                                                                 (60)
   Unrealized gain on investments, net of tax                                                       155,522
                                                                                                 ----------
 Other comprehensive income                                                                         130,266       130,266
                                                                                                              -----------
Comprehensive income                                                                                              316,513
                                                                                                              -----------
Cash dividends declared on Applera - Applied Biosystems stock                         (35,220)                    (35,220)
Issuances under common stock plans                                        43,434                                   43,434
Tax benefit related to employee stock options                             44,618                                   44,618
Stock compensation                                                         5,190                                    5,190
Net cash allocated from the Celera Genomics group                         27,283                                   27,283
Allocation of investment to the Celera Genomics group                     (1,786)                                  (1,786)
-------------------------------------------------------------------------------------------------------------------------
Balance At June 30, 2000                                                 247,452      561,466       125,446       934,364
Comprehensive income
 Net income                                                                           212,391                     212,391
 Other comprehensive loss:
   Foreign currency translation adjustments                                                         (33,973)
   Unrealized gain on hedge contracts, net of tax                                                    11,158
   Minimum pension liability adjustment                                                             (35,151)
   Unrealized loss on investments, net of tax                                                      (113,527)
   Reclassification adjustment for realized gains
    included in net income                                                                           (9,741)
                                                                                                 ----------
 Other comprehensive loss                                                                          (181,234)     (181,234)
                                                                                                              -----------
Comprehensive income                                                                                               31,157
                                                                                                              -----------
Cash dividends declared on Applera - Applied Biosystems stock                         (35,786)                    (35,786)
Issuances under common stock plans                                        37,835                                   37,835
Tax benefit related to employee stock options                             36,967                                   36,967
Stock compensation                                                         4,477                                    4,477
Nonreimbursible utilization of tax benefits
  generated by the Celera Genomics group                                  32,197                                   32,197
-------------------------------------------------------------------------------------------------------------------------
Balance At June 30, 2001                                              $  358,928    $ 738,071    $  (55,788)  $ 1,041,211
=========================================================================================================================



See accompanying notes to the Applied Biosystems group's combined financial statements.


72 | APPLERA CORPORATION Annual Report 2001

APPLIED BIOSYSTEMS GROUP | Notes to Combined Financial Statements


Note 1--Accounting Policies And Practices

Basis of Presentation

Applera Corporation ("Applera" or "the Company") is comprised of two separate business segments: the Applied Biosystems group and the Celera Genomics group. The Applied Biosystems group is engaged principally in the development, manufacture, sale, and service of instrument systems and associated consumable products for life science research and related applications. Its products are used in various applications including the synthesis, amplification, purification, isolation, analysis, and sequencing of nucleic acids, proteins, and other biological molecules. The name of the Company was changed from PE Corporation to Applera Corporation and the name of the PE Biosystems group was changed to the Applied Biosystems group effective November 30, 2000. The Celera Genomics group is engaged principally in integrating high throughput technologies to create therapeutic discovery and development capabilities for internal use and for its customers and collaborators. The Celera Genomics group recently expanded its focus to include therapeutic discovery and development.

Celera Diagnostics has been established as a joint venture between the Applied Biosystems group and the Celera Genomics group during the fourth quarter of fiscal 2001. This new venture is focused on discovery, development and commercialization of novel diagnostic tests.

Recapitalization

The recapitalization of the Company on May 6, 1999 resulted in the issuance of two new classes of common stock called Applera Corporation - Applied Biosystems Group Common Stock ("Applera - Applied Biosystems stock") and Applera Corporation - Celera Genomics Group Common Stock ("Applera - Celera stock"). Applera - Applied Biosystems stock is intended to reflect separately the performance of the Applied Biosystems business ("Applied Biosystems group"), and Applera - Celera stock is intended to reflect separately the performance of the Celera Genomics business ("Celera Genomics group"). As part of the recapitalization, each share of common stock of The Perkin-Elmer Corporation ("predecessor common stock") was converted into one share of Applera - Applied Biosystems stock and 0.5 of a share of Applera - Celera stock, prior to giving effect to the stock splits since May 6, 1999.

The combined financial statements of the Applied Biosystems group and the Celera Genomics group (individually referred to as a "group") comprise all of the accounts included in the corresponding consolidated financial statements of the Company. Intergroup transactions between the Applied Biosystems group and the Celera Genomics group have not been eliminated in the Applied Biosystems group's combined financial statements but have been eliminated in the Company's consolidated financial statements. The Applied Biosystems group's combined financial statements have been prepared on a basis that management believes to be reasonable and appropriate, and reflect (1) the financial position, results of operations, and cash flows of businesses that comprise the Applied Biosystems group, with all significant intragroup transactions and balances eliminated and (2) all other corporate assets and liabilities and related transactions of the Company, including allocated portions of the Company's cash, debt, and selling, general and administrative costs.

Holders of Applera - Applied Biosystems stock and Applera - Celera stock are stockholders of the Company. The Applied Biosystems group and the Celera Genomics group are not separate legal entities. As a result, stockholders are subject to all of the risks associated with an investment in the Company and all of its businesses, assets, and liabilities. The issuance of Applera - Applied Biosystems stock and Applera - Celera stock and the allocations of assets and liabilities between the Applied Biosystems group and the Celera Genomics group did not result in a distribution or spin- off of any assets or liabilities of the Company or otherwise affect ownership of any assets or responsibility for the liabilities of the Company or any of its subsidiaries. The assets the Company attributes to one group could be subject to the liabilities of the other group, whether such liabilities arise from lawsuits, contracts, or indebtedness attributable to the other group. If the Company is unable to satisfy one group's liabilities out of assets attributed to it, the Company may be required to satisfy these liabilities with assets attributed to the other group.

Financial effects arising from one group that affect the Company's consolidated results of operations or consolidated financial condition could, if significant, affect the combined results of operations or combined financial condition of the other group and the per share market price of the class of common stock relating to the other group. Any net losses of the Applied Biosystems group or the Celera Genomics group and dividends or distributions on, or repurchases of, Applera - Applied Biosystems stock or Applera - Celera stock or repurchases of preferred stock of the Company will reduce the assets of the Company legally available for payment of dividends.

The management and allocation policies applicable to the preparation of the combined financial statements of the Applied Biosystems group and the Celera Genomics group may be modified or rescinded, or additional policies may be adopted, at the sole discretion of the Company's Board of Directors at any time without prior approval of the stockholders. The Board of Directors would make any decision in accordance with its good faith business judgment that its decision is in the best interests of the Company and all of the stockholders as a whole.

The Applied Biosystems group's combined financial statements reflect the application of management and allocation policies adopted by the Company's Board of Directors to various corporate activities, as described below. The Applied Biosystems group's combined financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto.

Financing Activities

As a matter of policy, the Company manages most financing activities of the Applied Biosystems group and the Celera Genomics group on a centralized basis. These activities include the investment of surplus cash, the issuance and



                                    APPLERA CORPORATION Annual Report 2001 | 73

APPLIED BIOSYSTEMS GROUP | Notes to Combined Financial Statements
                           continued

repayment of short-term and long-term debt, and the issuance and repayment of any preferred stock. As the financing activities of the Celera Genomics group were not significant for any of the periods prior to the recapitalization of the Company, all historical cash and debt balances for those periods presented were allocated to the Applied Biosystems group.

The Company's Board of Directors has adopted the following financing policy that affects the combined financial statements of the Applied Biosystems group and the Celera Genomics group.

The Company allocates the Company's debt between the Applied Biosystems group and the Celera Genomics group ("pooled debt") or, if the Company so determines, in its entirety to a particular group. The Company will allocate preferred stock, if issued, in a similar manner.

Cash allocated to one group that is used to repay pooled debt or redeem pooled preferred stock decreases such group's allocated portion of the pooled debt or preferred stock. Cash or other property allocated to one group that is transferred to the other group, if so determined by the Company's Board of Directors, decreases the transferring group's allocated portion of the pooled debt or preferred stock and, correspondingly, increases the recipient group's allocated portion of the pooled debt or preferred stock.

Pooled debt bears interest for group financial statement purposes at a rate equal to the weighted average interest rate of the debt calculated on a quarterly basis and applied to the average pooled debt balance during the period. Preferred stock, if issued and if pooled in a manner similar to the pooled debt, will bear dividends for group financial statement purposes at a rate based on the weighted average dividend rate of the preferred stock similarly calculated and applied. Any expense related to increases in pooled debt or preferred stock will be reflected in the weighted average interest or dividend rate of such pooled debt or preferred stock as a whole.

If the Company allocates debt for a particular financing in its entirety to one group, that debt will bear interest for group financial statement purposes at the rate determined by the Company's Board of Directors. If the Company allocates preferred stock in its entirety to one group, the Company will charge the dividend cost to that group in a similar manner. If the interest or dividend cost is higher than the Company's actual cost, the other group will receive a credit for an amount equal to the difference as compensation for the use of the Company's credit capacity. Any expense related to debt or preferred stock of the Company that is allocated in its entirety to a group will be allocated in whole to that group.

Cash or other property that the Company allocates to one group that is transferred to the other group, could, if so determined by the Company's Board of Directors, be accounted for either as a short-term loan or as a long-term loan. Short-term loans bear interest at a rate equal to the weighted average interest rate of the Company's pooled debt. If the Company does not have any pooled debt, the Company's Board of Directors will determine the rate of interest for such loan. The Company's Board of Directors establishes the terms on which long-term loans between the groups will be made, including interest rate, amortization schedule, maturity, and redemption terms.

Although the Company may allocate its debt and preferred stock between the groups, the debt and preferred stock remain obligations of the Company and all stockholders of the Company are subject to the risks associated with those obligations.

In addition, cash allocated to the Applied Biosystems group may be reallocated to the Celera Genomics group in exchange for Celera Genomics Designated Shares as provided under the Company's Certificate of Incorporation. The number of Celera Genomics Designated Shares issued would be determined by dividing the amount of cash reallocated by the average market value of Applera - Celera stock over the 20-trading day period immediately prior to the date of the reallocation. As a result of such a reallocation, a relative percentage of future earnings or losses of the Celera Genomics group would be attributed to the Applied Biosystems group.

Allocation of Corporate Overhead and Administrative Shared Services

A portion of the Company's corporate overhead (such as executive management, human resources, legal, accounting, auditing, tax, treasury, strategic planning, and environmental services) has been allocated to the Applied Biosystems group based upon identification of such services specifically benefiting each group. A portion of the Company's costs of administrative shared services (such as information technology services) has been allocated in a similar manner. Where determination based on specific usage alone is not practical, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the cost attributable to the Applied Biosystems group. The totals for these allocations were $33.7 million, $45.9 million, and $42.8 million for fiscal 1999, 2000, and 2001, respectively. It is not practicable to provide a detailed estimate of the expenses which would be recognized if the Applied Biosystems group were a separate legal entity. Management believes that the allocation methods developed are reasonable and have been consistently applied.

Joint Transactions Between Groups

The groups may from time to time engage in transactions jointly, including with third parties. Research and development and other services performed by one group for a joint venture or other collaborative arrangement will be charged at fair value, as determined by the Company's Board of Directors.

Allocation of Federal and State Income Taxes

The federal income taxes of the Company and its subsidiaries which own assets allocated between the groups are determined on a consolidated basis using the asset and liability approach prescribed by SFAS No. 109, "Accounting for Income Taxes." The federal income tax provisions and related tax payments or refunds are allocated between the groups based on a consolidated return approach taking into account each group's relative contribution (positive or


74 | APPLERA CORPORATION Annual Report 2001

APPLIED BIOSYSTEMS GROUP | Notes to Combined Financial Statements
                           continued




negative) to the Company's consolidated federal taxable income, tax liability and tax credit position.

Tax benefits that cannot be used by the group generating those benefits, but can be used on a consolidated basis, are transferred to the group that can utilize such benefits. Existing tax benefits acquired by either group in a business combination which are utilized by the other group will be reimbursed to the group that acquired such benefits. Tax benefits generated by the Celera Genomics group commencing July 1, 1998, which could be utilized on a consolidated basis, were reimbursed by the Applied Biosystems group to the Celera Genomics group up to a limit of $75 million.

During fiscal 2001, the Company formed Celera Diagnostics, a joint venture of the Applied Biosystems group and the Celera Genomics group (see Note 2). As part of the formation of the joint venture, the Applied Biosystems group will reimburse the Celera Genomics group for tax benefits generated by Celera Diagnostics to the extent such tax benefits are utilized by the Applied Biosystems group. These tax benefits are not subject to the $75 million limit described above.

As a result of the above tax allocation policy, as of June 30, 2001, the Celera Genomics group generated cumulative tax benefits of $32.2 million that were utilized by the Applied Biosystems group with no reimbursement to the Celera Genomics group. The amounts utilized by the Applied Biosystems group that were not reimbursed to the Celera Genomics group were recorded to allocated net worth in the Applied Biosystems group's Combined Statements of Financial Position.

Depending on the tax laws of the respective jurisdictions, state and local income taxes are calculated on either a separate, consolidated, or combined basis. State and local income tax provisions and related tax payments or refunds will be allocated between the groups in a manner designed to reflect the respective contributions of the groups to the Company's state or local taxable income.

The discussion of the Applied Biosystems group's income taxes (see Note 4) should be read in conjunction with the Company's consolidated financial statements and notes thereto.

Transfers of Assets Between Groups

Transfers of assets can be made between groups without prior stockholder approval. Such transfers will be made at fair value, as determined by the Company's Board of Directors. The consideration for such transfers may be paid by one group to the other in cash or other consideration, as determined by the Company's Board of Directors.

Dividends

For purposes of the historical (periods prior to the recapitalization) combined financial statements of the Applied Biosystems group and the Celera Genomics group, all dividends declared and paid by the Company were allocated to the Applied Biosystems group.

Principles of Combination

The Applied Biosystems group's combined financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. and, taken together with the Celera Genomics group's combined financial statements, comprise all the accounts included in the corresponding consolidated financial statements of the Company. Intergroup transactions between the Applied Biosystems group and the Celera Genomics group have not been eliminated in the Applied Biosystems group's combined financial statements but have been eliminated in the Company's consolidated financial statements. The combined financial statements of each group reflect the financial condition, results of operations, and cash flows of the businesses included therein. The combined financial statements of the Applied Biosystems group include the assets and liabilities of the Company specifically identified with or allocated to the Applied Biosystems group. Certain amounts in the combined financial statements and notes have been reclassified to conform to the current year's presentation.

Use of Estimates

The preparation of the combined financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Discontinued Operations

The Applied Biosystems group's combined financial statements were restated to reflect the net assets and operating results of the Analytical Instruments business as discontinued operations (see Note 14). The operating results are reflected in the Combined Statements of Operations as loss from discontinued operations for fiscal 1999. The accompanying notes, except Note 14, relate only to continuing operations.

Recently Issued Accounting Standards

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," which applies to all business combinations initiated after June 30, 2001. The provisions of this statement require business combinations to be accounted for using the purchase method of accounting. Also in July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill from acquisitions occurring after June 30, 2001 will not be amortized, and for goodwill existing prior to June 30, 2001, the Company expects to adopt the nonamortization provisions of the statement on July 1, 2001. Goodwill for which the nonamortization provisions are applied will be required to be reviewed for impairment at least on an annual basis. If an impairment is found to exist, a charge will be taken against operations. SFAS No. 142 requires that, upon adoption, goodwill and certain intangible assets be reviewed for classification and useful life. The


                                    APPLERA CORPORATION Annual Report 2001 | 75

APPLIED BIOSYSTEMS GROUP | Notes to Combined Financial Statements
                           continued




Applied Biosystems group expects that, aside from the nonamortization of goodwill on a prospective basis, the effect upon adoption of SFAS No. 142 will be immaterial.

Foreign Currency

Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated into U.S. dollars at the fiscal year-end exchange rates. The related translation adjustments are recorded as a separate component of allocated net worth. Foreign currency revenues and expenses are translated using monthly average exchange rates prevailing during the year. Foreign currency transaction gains and losses are included in net income. Transaction gains and losses occur from fluctuations in exchange rates when assets and liabilities are denominated in currencies other than the functional currency of an entity. Net transaction losses for the fiscal years ended June 30, 1999, 2000, and 2001 were $5.6 million, $.1 million, and $1.3 million, respectively. The net transaction loss for fiscal year 2001 included the gains and losses on the revaluation of non-functional currency-denominated net assets offset by the losses and gains on non-qualified hedges on these positions. See Note 11 for further information on the Company's hedging program.

Derivative Financial Instruments

The Company uses derivative financial instruments to offset exposure to market risks arising from changes in foreign currency exchange rates and interest rates. Derivative financial instruments currently utilized by the Company include foreign currency forward and range forward contracts, foreign currency options, and an interest rate swap (see Note 11). All of the Company's derivative financial instruments have been allocated to the Applied Biosystems group.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid debt instruments, time deposits, and certificates of deposit with original maturities of three months or less.

Investments

The equity method of accounting is used for investments in joint ventures that are 20% to 50% owned and the cost method of accounting is used for investments that are less than 20% owned. Minority equity investments are generally classified as available-for-sale and carried at market value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The specific identification method is used to determine the cost of securities disposed of. Trading securities are recorded at fair value with realized and unrealized gains and losses included in income. During fiscal 2001, $1.4 million of unrealized net losses were included in income.


Inventories

Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Inventories at June 30, 2000 and 2001 included the following components:


(Dollar amounts in millions)                                    2000       2001
================================================================================
Raw materials and supplies                                     $  51.2   $  51.8
Work-in-process                                                    6.3      12.2
Finished products                                                 97.0      76.8
--------------------------------------------------------------------------------
Total inventories                                              $ 154.5   $ 140.8
================================================================================



Property, Plant and Equipment, and Depreciation

Property, plant and equipment are recorded at cost and consisted of the following at June 30, 2000 and 2001:


(Dollar amounts in millions)                                    2000       2001
================================================================================
Land                                                           $  13.5   $  67.1
Buildings and leasehold improvements                             115.3     143.6
Machinery and equipment                                          267.8     303.8
--------------------------------------------------------------------------------
Property, plant and equipment, at cost                           396.6     514.5
Accumulated depreciation and amortization                        165.7     199.1
--------------------------------------------------------------------------------
Property, plant and equipment, net                             $ 230.9   $ 315.4
================================================================================


Major renewals and improvements that significantly add to productive capacity or extend the life of an asset are capitalized. Repairs, maintenance, and minor renewals and improvements are expensed when incurred. The cost of assets and related depreciation is removed from the related accounts on the balance sheet when such assets are disposed of, and any related gains or losses are reflected in current earnings.

Provisions for depreciation of owned property, plant and equipment are based upon the expected useful lives of the assets and computed primarily by the straight-line method. Leasehold improvements are amortized over their estimated useful lives or the term of the applicable lease, whichever is less, using the straight-line method. Useful lives are generally 30 to 40 years for buildings and three to seven years for machinery and equipment. Capitalized internal-use software costs are amortized primarily over the expected useful lives, not to exceed three years. Depreciation expense for property, plant and equipment was $38.7 million, $49.1 million, and $53.9 million for the fiscal years ended June 30, 1999, 2000, and 2001, respectively.

Machinery and equipment, at cost, included capitalized internal-use software primarily related to the Company's worldwide information technology infrastructure of $61.8 million and $65.8 million at June 30, 2000 and 2001, respectively. Net of accumulated amortization, capitalized internal- use software was $43.5 million and $38.2 million at June 30, 2000 and 2001, respectively.




76 | APPLERA CORPORATION Annual Report 2001

APPLIED BIOSYSTEMS GROUP | Notes to Combined Financial Statements
                           continued


Capitalized Software

Internal software development costs, for software used in the Applied Biosystems group's products, which are incurred from the time technological feasibility of the software is established until the software is ready for its intended use, are capitalized and included in other long-term assets. These costs are amortized using the straight-line method over a maximum of three years or the expected life of the product, whichever is less. At June 30, 2000 and 2001, capitalized software costs, net of accumulated amortization, were $21.3 million and $27.9 million, respectively. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred.

Intangible Assets

The excess of purchase price over the net asset value of companies acquired is amortized using a straight-line method over periods not exceeding 20 years. Patents and trademarks are amortized using the straight-line method over their expected useful lives. At June 30, 2000 and 2001, other long-term assets included goodwill, net of accumulated amortization, of $15.8 million and $14.0 million, respectively. Accumulated amortization of goodwill was $8.4 million and $10.1 million at June 30, 2000 and 2001, respectively.

Asset Impairment

The Applied Biosystems group reviews long-lived assets and goodwill for impairment, in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. The assessment of possible impairment is based on the Company's ability to recover the carrying value of the asset from the estimated future undiscounted cash flows, before interest and taxes, of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. During fiscal 1999, the Applied Biosystems group recorded a $14.5 million charge to other special charges for the impairment of assets associated with the Molecular Informatics business (see Note 2).

Revenues

Revenues are generally recorded at the time of shipment of products or performance of services. When contractual acceptance clauses exist, revenue is recognized upon satisfaction of such clauses. Revenues from service contracts are recorded as deferred service contract revenues and reflected in net revenues over the term of the contract, generally one year.

Research, Development and Engineering

Research, development and engineering costs are expensed when incurred.

Supplemental Cash Flow Information

Cash paid for interest and income taxes and significant non-cash investing and financing activities for the following periods were as follows:


(Dollar amounts in millions)                                     1999      2000     2001
========================================================================================
Interest                                                      $   3.4    $   .9   $  1.0
Interest paid to the Celera Genomics group                    $    .2    $  6.8
Income taxes                                                  $  30.3    $ 48.2   $ 92.4
Tax benefits paid to the Celera Genomics group                $  12.7    $ 39.1   $ 24.9
Significant non-cash investing and financing activities:
   Note payable to the Celera Genomics group                  $ 150.0
   Tax benefit related to employee stock options              $  15.7    $ 44.6   $ 37.0
   Dividends declared not paid                                           $  8.9   $  9.0
   Nonreimbursable utilization of tax benefits
    generated by the Celera Genomics group                                        $ 32.2
========================================================================================


Note 2--Acquisitions, Investments, and Dispositions

Tecan AG

During the fourth quarter of fiscal 1999, the Company divested its interest in Tecan, a developer and manufacturer of automated sample processors, liquid handling systems, and microplate photometry, through a public offering in Switzerland and private sales outside of Switzerland. Net cash proceeds from the divestiture were $30.0 million. The Company recognized a before-tax gain of $1.6 million on the divestiture.

Paracel, Inc.

In the fourth quarter of fiscal 2000, the Company issued approximately 1.6 million shares of Applera - Celera stock in exchange for all the outstanding shares of Paracel common stock not previously owned by the Company. At the time of the acquisition, the Company owned 14% of Paracel, which was allocated to the Applied Biosystems group. The transfer of the Paracel shares to the Celera Genomics group resulted in a $27.3 million cash payment to the Applied Biosystems group, which represented the fair market value of those shares at the transfer date. The Celera Genomics group recorded the previously owned investment at the Company's original cost value. The transfer of the original cost value and the $27.3 million cash payment was recorded as an adjustment to allocated net worth in the Applied Biosystems group's Combined Statements of Financial Position and the Celera Genomics group's Combined Statements of Financial Position.



                                    APPLERA CORPORATION Annual Report 2001 | 77

APPLIED BIOSYSTEMS GROUP | Notes to Combined Financial Statements
                           continued


Celera Diagnostics

During the fourth quarter of fiscal 2001, Celera Diagnostics was established as a joint venture between the Applied Biosystems group and the Celera Genomics group. This new venture is focused on discovery, development and commercialization of novel diagnostic tests. The Company anticipates that Celera Diagnostics will leverage the instrument and technology expertise of the Applied Biosystems group with the discovery and informatics expertise of the Celera Genomics group in order to contribute to the future of diagnostic medicine.

The Applied Biosystems group has contributed to Celera Diagnostics its existing molecular diagnostics business. The Celera Genomics group will provide access to its genome databases and will fund all of the cash operating losses of Celera Diagnostics up to a maximum of $300 million ("initial losses"), after which, operating losses, if any, would be shared equally by the Celera Genomics group and the Applied Biosystems group. Celera Diagnostics' profits would be shared in the ratio of 65 percent to the Celera Genomics group and 35 percent to the Applied Biosystems group until the cumulative profits of Celera Diagnostics equal the initial losses. Subsequently, profits and losses and cash flows would be shared equally. Capital expenditures and working capital requirements of the joint venture will be funded equally by the Celera Genomics group and the Applied Biosystems group. The Applied Biosystems group will reimburse the Celera Genomics group for all tax benefits generated by Celera Diagnostics to the extent such tax benefits are utilized by the Applied Biosystems group.

The Celera Genomics group and the Applied Biosystems group will account for their investments in Celera Diagnostics under the equity method of accounting, with the Celera Genomics group recording 100 percent of the initial losses in its income statement as loss from joint venture.

In the event of liquidation of the assets attributable to Celera Diagnostics, including sale of such assets, the proceeds upon liquidation would be distributed to the Applied Biosystems group and the Celera Genomics group based on a proportion similar to their relative investment accounts. If the proceeds upon liquidation are in excess of the groups' combined investment accounts, the Celera Genomics group would be allocated a preference on the liquidation proceeds in an amount equal to 65 percent of the Celera Genomics group's funding of initial losses. If liquidation proceeds and the Celera Genomics group's share of profits generated by Celera Diagnostics exceed 65 percent of the Celera Genomics group's funding of initial losses, the excess liquidation proceeds would be allocated equally to the Celera Genomics group and the Applied Biosystems group.

Millennium Pharmaceuticals, Inc.

In fiscal 2000, the Applied Biosystems group recognized a before-tax gain of $41.0 million from the sale of a portion of the Company's equity interest in Millennium Pharmaceuticals, Inc. Net cash proceeds from the sale were $48.0 million. During fiscal 1999, the Company recorded a before-tax gain of $1.9 million in connection with the release of previously existing contingencies on shares of Millennium common stock.

Other Acquisitions

During fiscal years 1999, 2000, and 2001, the Company acquired various equity interests in companies that were individually insignificant. The total amounts paid in fiscal years 1999, 2000, and 2001 were $4.0 million, $20.7 million, and $4.8 million, respectively, for these investments.

Other Dispositions

In fiscal years 1999, 2000, and 2001, the Applied Biosystems group recognized before-tax gains of $2.6 million, $7.6 million, and $15.0 million, respectively, from the sale of its equity interest in various companies. Net cash proceeds from these sales were $7.8 million in fiscal 1999, $10.7 million in 2000, and $15.5 million in fiscal 2001.

Note 3--Debt And Lines Of Credit

Allocated Debt Activity

Short-term debt and long-term debt at June 30, 2000 and 2001 are summarized as follows:

(Dollar amounts in millions)                                      2000     2001
================================================================================
Short-Term Debt
Short-term loans                                                 $ 15.7   $ 14.7
Current portion of long-term debt
 (yen loan)                                                                 30.5
--------------------------------------------------------------------------------
Total short-term debt                                            $ 15.7   $ 45.2
================================================================================

Long-Term Debt
Yen loan                                                         $ 36.1   $    -
================================================================================



The weighted average interest rates at June 30, 2000 and 2001 for short-term loans payable were .6% and .5%, respectively.

Long-term debt consisted of a 3.8 billion yen variable rate loan that is scheduled to mature in March 2002. Through an interest rate swap (see Note
11), the effective interest rate for the loan is fixed at 2.1%. There are no maturities of long-term debt subsequent to 2002.

The Company maintains a $100 million revolving credit agreement with four banks that expires on April 20, 2005. Commitment and facility fees are based on public debt ratings, or net worth and leverage ratios. Interest rates on amounts borrowed vary depending on whether borrowings are undertaken in the domestic or eurodollar markets. There were no outstanding borrowings under the facility at June 30, 2000 or 2001.

At June 30, 2001, in addition to the $100 million revolving credit facility, the Company had $122 million of unused credit facilities for short-term borrowings from domestic and foreign banks in various currencies. These credit facilities consist of uncommitted overdraft credit lines that are provided at the discretion of various local banks. An Applera Corporation guarantee is usually required if a local unit borrows funds.



78 | APPLERA CORPORATION Annual Report 2001

APPLIED BIOSYSTEMS GROUP | Notes to Combined Financial Statements
                           continued


Under various debt and credit agreements, the Company is required to maintain certain minimum net worth and leverage ratios. The Company was in compliance with all such covenants as of June 30, 2001.

Note Payable to the Celera Genomics Group

At September 30, 1998, the Company allocated to the Celera Genomics group a $330 million note payable of the Applied Biosystems group. The $330 million note represented an allocation of the Company's capital to the Celera Genomics group and did not result in the Applied Biosystems group holding a residual interest in the allocated net worth attributed to the Celera Genomics group. Accordingly, no interest was ascribed to the note. This allocation of capital represented management's decision to allocate a portion of the Company's capital to the Celera Genomics group and the remaining capital to the Applied Biosystems group prior to the effective date of the recapitalization. The group combined financial statements do not include any residual interests in the allocated net worth of one group by the other group. The note payable was liquidated on May 28, 1999 in exchange for a portion of the proceeds received from the sale of the Analytical Instruments business and a new note payable to the Celera Genomics group for $150 million. The new note payable, which was for a term of one year, bearing an interest rate of 5% per annum and payable on demand without penalty, was paid during fiscal 2000.

Note 4--Income Taxes

Income before income taxes from continuing operations for fiscal 1999, 2000, and 2001 is summarized below:

(Dollar amounts in millions)               1999       2000      2001
====================================================================
United States                           $  36.5    $  93.1   $ 143.7
Foreign                                   155.9      182.6     160.8
--------------------------------------------------------------------
Total                                   $ 192.4    $ 275.7   $ 304.5
====================================================================


The provision for income taxes from continuing operations includes the Applied Biosystems group's allocated portion of income taxes currently payable and those deferred because of differences between the financial statement and tax bases of assets and liabilities. The Applied Biosystems group's provision for income taxes from continuing operations for fiscal 1999, 2000, and 2001 consisted of the following:


(Dollar amounts in millions)                        1999       2000      2001
=============================================================================
Currently Payable
Domestic                                         $   6.2    $  60.3   $  48.8
Foreign                                             23.5       48.6      22.8
-----------------------------------------------------------------------------
Total currently payable                             29.7      108.9      71.6
-----------------------------------------------------------------------------
Deferred
Domestic                                            (2.5)      (7.0)     16.6
Foreign                                              3.5      (12.4)      3.9
-----------------------------------------------------------------------------
Total deferred                                       1.0      (19.4)     20.5
-----------------------------------------------------------------------------
Total provision for income
  taxes from continuing operations               $  30.7    $  89.5   $  92.1
=============================================================================



Significant components of deferred tax assets and liabilities from continuing operations at June 30, 2000 and 2001 are summarized below:


(Dollar amounts in millions)                                      2000      2001
================================================================================
Deferred Tax Assets
Inventories                                                    $   4.0   $   4.3
Postretirement and
  postemployment benefits                                         31.4      50.7
Other accruals                                                     9.7       9.6
Tax credit and loss carryforwards                                136.1     101.8
Capitalized R&D expense                                                     50.4
--------------------------------------------------------------------------------
Subtotal                                                         181.2     216.8
Valuation allowance                                              (37.2)    (42.7)
--------------------------------------------------------------------------------
Total deferred tax assets                                        144.0     174.1
--------------------------------------------------------------------------------
Deferred Tax Liabilities
Depreciation                                                      14.5      13.6
Other accruals                                                     4.9       1.4
Unrealized gains on investments                                   89.2      29.5
--------------------------------------------------------------------------------
Total deferred tax liabilities                                   108.6      44.5
--------------------------------------------------------------------------------
Total deferred tax assets, net                                 $  35.4   $ 129.6
================================================================================


A reconciliation of the federal statutory tax to the Applied Biosystems group's continuing tax provision for fiscal 1999, 2000, and 2001 is set forth in the following table:


(Dollar amounts in millions)                                     1999      2000      2001
=========================================================================================
Federal statutory rate                                            35%       35%       35%
=========================================================================================
Tax at federal statutory rate                                 $  67.3    $ 96.5   $ 106.6
State income taxes (net of federal benefit)                        .4        .2        .1
Effect on income taxes from foreign operations                  (25.0)     (6.3)    (12.9)
Effect on income taxes from foreign sales corporation            (4.8)     (7.1)    (10.3)
Reorganization, restructuring and other costs                               6.5
Nondeductible goodwill                                            2.1        .3        .4
R&D tax credit                                                             (6.0)      (.5)
Valuation allowance                                             (13.8)       .1       6.7
Long-term compensation                                                      8.7
Recapitalization costs                                            1.6
Other                                                             2.9      (3.4)      2.0
-----------------------------------------------------------------------------------------
Total provision for income taxes from continuing operations   $  30.7    $ 89.5   $  92.1
=========================================================================================


As described in Note 1, the Company presents the income taxes allocated to the groups under the consolidated return approach in accordance with SFAS No. 109. If management had utilized the separate return basis of accounting, the tax provision of the Applied Biosystems group would not have changed.


                                    APPLERA CORPORATION Annual Report 2001 | 79

APPLIED BIOSYSTEMS GROUP | Notes to Combined Financial Statements
                           continued


The valuation allowance was increased in fiscal 2001 principally as a result of foreign tax credits generated by the Company that management believes may not be realized before the end of the statutory carryforward period, due to significant domestic tax loss carryforwards. The fiscal 2001 increase in the valuation allowance was also due to foreign loss carryforwards that management believes may not be realized because the Company will not generate sufficient taxable income in each of the respective foreign countries to utilize the tax loss carryforwards. The reduction in the valuation allowance in fiscal 1999, which was partially offset by an increase due to foreign loss carryforwards, was caused by management's belief that once the sale of the Analytical Instruments business was completed, it was more likely than not that the deferred tax assets to which the valuation allowance related would be realized.

At June 30, 2001, the Applied Biosystems group's allocated portion of the Company's worldwide valuation allowance of $42.7 million related to foreign tax loss carryforwards and domestic tax credit carryforwards.

The Applied Biosystems group has been allocated a consolidated domestic loss carryforward of $144.4 million and domestic tax credit carryforwards of $38 million that will expire between the fiscal years 2003 and 2021, and loss carryforwards of approximately $37 million in various foreign countries with varying expiration dates.

U.S. income taxes were not provided on approximately $406 million of net unremitted earnings from foreign subsidiaries since the Company either intends to permanently reinvest substantially all of such earnings outside the U.S., or expects the effect of any remittance after considering available tax credits and amounts previously accrued, not to be significant to the results of operations. These earnings include income from manufacturing operations in Singapore, which is tax-exempt through fiscal 2004.

Note 5--Retirement and Other Benefits

Pension Plans, Retiree Healthcare, and Life Insurance Benefits

The Company maintains or sponsors pension plans that cover a portion of all worldwide employees. Pension benefits earned are generally based on years of service and compensation during active employment. However, the level of benefits and terms of vesting may vary among plans. Pension plan assets are administered by trustees and are principally invested in equity and fixed income securities. The funding of pension plans is determined in accordance with statutory funding requirements.

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

As the pension and postretirement activity attributable to the Celera Genomics group was not material for the fiscal year ended June 30, 1999, all pension and postretirement amounts recognized in the Company's Consolidated Statements of Financial Position were allocated to the Applied Biosystems group.

The components of net pension and postretirement benefit expenses for fiscal 1999, 2000, and 2001 are set forth in the following table:

(Dollar amounts in millions)                      1999      2000     2001
=========================================================================
Pension
Service cost                                    $  5.2    $  7.4   $  7.7
Interest cost                                     38.7      44.0     48.5
Expected return on plan assets                   (38.6)    (45.6)   (50.3)
Amortization of transition asset                  (1.9)     (2.4)     (.2)
Amortization of prior service cost                 (.4)      (.4)     (.5)
Amortization of losses                              .5        .2       .1
Curtailments and settlements                        .1
-------------------------------------------------------------------------
Net periodic expense                            $  3.6    $  3.2   $  5.3
=========================================================================

Postretirement Benefit
Service cost                                    $   .2    $   .3   $   .2
Interest cost                                      4.8       4.6      4.8
Amortization of gains                             (1.5)     (1.8)    (1.7)
-------------------------------------------------------------------------
Net periodic expense                            $  3.5    $  3.1   $  3.3
=========================================================================


80 | APPLERA CORPORATION Annual Report 2001

APPLIED BIOSYSTEMS GROUP | Notes to Combined Financial Statements
                           continued



The following tables set forth the changes in the benefit obligations and the plan assets, the funded status of the plans, and the amounts recognized in the Applied Biosystems group's Combined Statements of Financial Position at
June 30, 2000 and 2001:


                                                         Pension          Postretirement
                                                    -----------------    -----------------
(Dollar amounts in millions)                         2000       2001      2000       2001
==========================================================================================
Change In Benefit Obligation
Benefit obligation, beginning of year               $ 594.1   $ 607.5    $  62.5   $  61.9
Service cost                                            7.4       7.7         .3        .2
Interest cost                                          44.0      48.5        4.6       4.8
Benefits paid                                         (36.7)    (37.1)      (5.4)     (5.6)
Actuarial (gain) loss                                   7.9      35.1        (.1)      5.0
Variable annuity unit value change                    (12.9)    (70.5)
Addition of plan                                        3.9
Foreign currency translation                            (.2)     (1.1)
Other                                                             (.8)
------------------------------------------------------------------------------------------
Benefit obligation                                  $ 607.5   $ 589.3    $  61.9   $  66.3
==========================================================================================

Change In Plan Assets
Fair value of plan assets,
  beginning of year                                 $ 600.6   $ 615.0    $     -   $     -
Actual return on plan assets                           47.9     (23.5)
Company contributions                                              .8        5.4       5.6
Benefits paid                                         (34.3)    (34.7)      (5.4)     (5.6)
Addition of plan                                        1.0
Foreign currency translation                            (.2)      (.5)
Other                                                             (.1)
------------------------------------------------------------------------------------------
Fair value of plan assets                           $ 615.0   $ 557.0    $     -   $     -
==========================================================================================

Funded Status Reconciliation
Funded status                                       $   7.5   $ (32.3)   $ (61.9)  $ (66.3)
Unrecognized prior service gain                        (2.0)     (1.9)
Unrecognized transition asset                            .9        .9
Unrecognized (gains) losses                            29.6      66.6      (21.5)    (14.7)
------------------------------------------------------------------------------------------
Net amount recognized                               $  36.0   $  33.3    $ (83.4)  $ (81.0)
==========================================================================================

Amounts Recognized
In The Statement Of
Financial Position
Prepaid benefit cost                                $  47.4   $     -    $     -   $     -
Accrued benefit liability                             (15.4)    (24.7)     (83.4)    (81.0)
Intangible asset                                         .6        .6
Minimum pension liability adjustment                    3.4      57.4
------------------------------------------------------------------------------------------
Net amount recognized                               $  36.0   $  33.3    $ (83.4)  $ (81.0)
==========================================================================================


A minimum pension liability adjustment is required when the actuarial present value of accumulated benefits exceeds plan assets and accrued pension liabilities. The projected benefit obligation and accumulated benefit obligation for the pension plans with accumulated benefit obligations in excess of plan assets were $14.0 million and $12.8 million, respectively, at June 30, 2000, with no corresponding plan assets. The projected benefit obligation and the accumulated benefit obligation for the pension plans with accumulated benefit obligations in excess of plan assets were $582.5 million and $575.5 million, respectively, at June 30, 2001, with corresponding net plan assets having a fair value of $553.2 million.

The following actuarial assumptions were used for the pension and postretirement plans:


                                   2000             2001
=============================================================
Domestic Plans
Discount rate                            8%            7 1/2%
Compensation increase                    6%                6%
Expected rate of return          8 - 9 1/4%    7 1/2 - 9 1/4%
=============================================================

Foreign Plans
Discount rate                    3 - 5 3/4%                3%
Compensation increase                2 - 4%                2%
Expected rate of return              4 - 9%                4%
=============================================================


As part of the divestiture of the Analytical Instruments business in fiscal 1999, the Company guaranteed the pension benefits for employees of a former German subsidiary. These benefits were not transferable to the buyer under German law. The guarantee, which approximated $41.2 million and $35.4 million at June 30, 2000 and 2001, respectively, is not expected to have a material adverse effect on the Company's financial position or results of operations.

For measurement purposes, an 11% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for plan year 2002, gradually reducing to 5.5% in 2011 and thereafter. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects on postretirement benefits:

(Dollar amounts in               One-Percentage-        One-Percentage-
 millions)                        Point Increase         Point Decrease
======================================================================
Effect on the total of service
 and interest cost components              $  .4               $  ( .4)
Effect on postretirement
 benefit obligation                        $ 5.0               $  (4.8)
======================================================================


Savings Plans

The Company provides a 401(k) savings plan, for domestic employees, with automatic Company contributions of 2% of eligible compensation and a dollar-for-dollar matching contribution of up to 4% of eligible compensation. Employees not eligible for the employee pension plan receive an extra 2% Company contribution in addition to the automatic 2% Company contribution through June 30, 2004, while pension plan participants continue to receive the automatic 2% contribution. The Company's contributions allocated to the Applied Biosystems group were $8.0 million, $10.2 million, and $12.5 million for fiscal 1999, 2000, and 2001, respectively. The Company recorded expenses for foreign defined contribution plans of $1.1 million, $1.3



                                    APPLERA CORPORATION Annual Report 2001 | 81

APPLIED BIOSYSTEMS GROUP | Notes to Combined Financial Statements
                           continued




million, and $1.8 million in fiscal 1999, 2000, and 2001, respectively.

Postemployment Benefits

The Company provides certain postemployment benefits to eligible employees. These benefits generally include severance, disability, and medical-related costs paid after employment but before retirement.

Note 6--Segment, Geographic, and Customer Information

Business Segments

The Applied Biosystems group, which operates in one business segment, is engaged principally in the development, manufacture, sale, and service of instrument systems and associated consumable products for life science research and related applications. Its products are used in various applications including the synthesis, amplification, purification, isolation, analysis, and sequencing of nucleic acids, proteins, and other biological molecules.

Geographic Areas

Information concerning principal geographical areas for fiscal 1999, 2000, and 2001 follows:


(Dollar amounts in millions)             1999        2000         2001
========================================================================
Net Revenues From
External Customers
United States                         $   596.5    $   638.3   $   757.4
Europe                                    370.1        376.0       419.9
Japan                                     154.8        213.6       251.2
Other Asian Pacific
  countries                                56.1         60.8        80.8
Latin America and other                    26.9         39.6        46.1
------------------------------------------------------------------------
Combined                              $ 1,204.4    $ 1,328.3   $ 1,555.4
========================================================================


Net revenues are attributable to geographic areas based on the region of destination.

Information concerning long-lived assets at June 30, 2000 and 2001 follows:


(Dollar amounts in millions)                      2000        2001
====================================================================
Long-Lived Assets
United States                                   $  198.3   $   283.1
Europe                                              15.3        17.5
Japan                                               18.1        14.6
Other Asian Pacific countries                        2.1         3.1
Other countries                                       .8          .6
--------------------------------------------------------------------
Combined                                        $  234.6   $   318.9
====================================================================


Long-lived assets exclude goodwill and other intangible assets.


Customer Information

The Applied Biosystems group has a large and diverse customer base. No single customer accounted for more than 10% of total net revenues during fiscal 1999, 2000, and 2001.

Note 7--Allocated Net Worth

Applera - Applied Biosystems stock represents a separate class of the Company's common stock. Additional shares of Applera - Applied Biosystems stock may be issued from time to time upon exercise of stock options or at the discretion of the Company's Board of Directors. Transactions in Applera - Applied Biosystems stock are attributed to the Applied Biosystems group's allocated net worth and transactions in Applera - Celera stock are attributed to the Celera Genomics group's allocated net worth.

The Company's authorized capital stock consists of one billion shares of a class of common stock designated as Applera Corporation - Applied Biosystems Group Common Stock, 225 million shares of a class of common stock designated as Applera Corporation - Celera Genomics Group Common Stock, and 10 million shares of preferred stock. Of the 10 million authorized shares of preferred stock, the Company has designated 80,000 shares of two series of participating junior preferred stock in connection with the Company's Stockholder Protection Rights Agreement. See Note 7 to the Applera Corporation Consolidated Financial Statements for information regarding the stockholders' equity of the Company.

Common stock repurchases have been made in support of the Company's various stock plans. During fiscal 1999, 20,000 shares of Applera - Applied Biosystems stock, before giving effect to the stock splits, were repurchased to support various stock plans. There were no repurchases of Applera - Applied Biosystems stock during fiscal 2000 or fiscal 2001.

Note 8--Stock Plans

Stock Option Plans

Under the Company's stock option plans, officers, directors, and other employees may be granted options, each of which allows for the purchase of shares of existing classes of common stock at a price of not less than 100% of fair market value at the date of grant. Prior to the recapitalization of the Company, most option grants had a two-year vesting schedule, whereby 50% of the option grant vested at the end of each year from the date of grant. The Company's Board of Directors has extended that schedule for most options granted subsequent to the recapitalization whereby 25% will vest annually, resulting in 100% vesting after four years. Options generally expire ten years from the date of grant. At June 30, 2001, 27.6 million shares of Applera - Applied Biosystems stock were authorized for grant of options. See Note 8 to the Applera Corporation Consolidated Financial Statements for information regarding transactions related to the Company's stock option plans and a summary of options outstanding and exercisable at June 30, 2001.


82 | APPLERA CORPORATION Annual Report 2001

APPLIED BIOSYSTEMS GROUP | Notes to Combined Financial Statements
                           continued

1999 Stock Incentive Plans

The Applera Corporation/Applied Biosystems Group 1999 Stock Incentive Plan (the "Applera - Applied Biosystems Group Plan") and the Applera Corporation/ Celera Genomics Group 1999 Stock Incentive Plan (the "Applera - Celera Group Plan") were first approved in April 1999. The Applera - Applied Biosystems Group Plan authorizes grants of stock options, stock awards, and performance shares with respect to Applera - Applied Biosystems stock. The Applera - Celera Group Plan authorizes grants of stock options, stock awards, and performance shares with respect to Applera - Celera stock. Directors, certain officers, and key employees with responsibilities involving both the Applied Biosystems group and the Celera Genomics group may be granted awards under both incentive plans in a manner which reflects their responsibilities. The Company's Board of Directors believes that granting awards tied to the performance of the group in which the participants work and, in certain cases the other group, is in the best interests of the Company and its stockholders.

Employee Stock Purchase Plan

The Company's employee stock purchase plans offer U.S. and certain non-U.S. employees the right to purchase shares of Applera - Applied Biosystems stock and/or Applera - Celera stock. The purchase price in the U.S. is equal to the lower of 85% of the average market price of the applicable class of common stock on the offering date or 85% of the average market price of such class of common stock on the last day of the purchase period. Provisions of the plan for employees in countries outside the U.S. vary according to local practice and regulations.

Applera - Applied Biosystems stock issued under the employee stock purchase plans during fiscal 1999, 2000, and 2001 totaled 98,000 shares, 161,000 shares, and 250,000 shares, respectively. Applera - Celera stock issued under the employee stock purchase plans during fiscal 1999, 2000, and 2001 totaled 24,000 shares, 303,000 shares, and 269,000 shares, respectively. Common stock issued under the employee stock purchase plans during fiscal 1999 totaled 168,000 shares of Applera Corporation (predecessor) common stock.

Director Stock Purchase and Deferred Compensation Plan

The Company has a Director Stock Purchase and Deferred Compensation Plan that requires non-employee directors of the Company to apply at least 50% of their annual retainer to the purchase of common stock. Purchases of Applera - Applied Biosystems stock and Applera - Celera stock are made in a ratio approximately equal to the number of shares of Applera - Applied Biosystems stock and Applera
- Celera stock outstanding. The purchase price is the fair market value on the date of purchase. At June 30, 2001, the Company had approximately 335,000 shares of Applera - Applied Biosystems stock and approximately 84,000 shares of Applera
- Celera stock available for issuance under this plan.

Restricted Stock

As part of the Company's stock incentive plans, employees may be, and non-employee directors are, granted shares of restricted stock that will vest when certain continuous employment/service restrictions and/or specified performance goals are achieved. The fair value of shares granted is generally expensed over the restricted periods, which may vary depending on the estimated achievement of performance goals.

As a result of the recapitalization of the Company, each share of restricted stock held was redesignated as one share of Applera - Applied Biosystems stock and 0.5 of a share of Applera - Celera stock prior to giving effect to the Applera - Applied Biosystems stock splits and the Applera - Celera stock split. Restricted stock granted to employees and non- employee directors totaled 3,600 shares of Applera - Applied Biosystems stock and 900 shares of Applera - Celera stock during fiscal 2000 and 255,225 shares of Applera - Applied Biosystems stock and 63,900 shares of Applera - Celera stock during fiscal 2001. Restricted stock granted prior to the recapitalization to employees and non-employee directors during fiscal 1999 totaled 42,900 shares of the Applera Corporation (predecessor) common stock. Compensation expense of continuing operations recognized by the Applied Biosystems group for these awards was $2.3 million, $5.5 million, and $4.8 million for fiscal 1999, 2000, and 2001, respectively. Unearned compensation included in allocated net worth was $14.0 million at June 30, 2001. There was no unearned compensation included in allocated net worth at June 30, 2000.

Performance Unit Bonus Plan

The Company adopted a Performance Unit Bonus Plan in fiscal 1997. The plan utilized stock options and a performance unit bonus pool. Performance units granted under the plan represented the right to receive a cash or stock payment from the Company at a specified date in the future. The amount of the payment was determined on the date of the grant. The performance units vested upon shares of the Company's common stock attaining and maintaining specified price levels for a specified period. As of June 30, 2000, three series of performance units were granted under the plan. Compensation expense recognized under the plan for fiscal 1999 and 2000 was $13.5 million and $53.1 million, respectively. Fiscal 1999 and 2000 compensation expense included $9.1 million and $45.0 million, respectively, related to the acceleration of payments under the plan's three series as a result of the attainment of the performance targets. The vesting of the related stock options was not accelerated. No compensation expense pertaining to the plan was recognized in fiscal 2001.

The plan was modified in fiscal 2000 to replace the performance units with performance stock options. Performance stock options vest in equal portions upon the earlier of the shares of Applera - Applied Biosystems stock attaining and maintaining specified price levels for a specified period of time or after a specified future date.


                                    APPLERA CORPORATION Annual Report 2001 | 83

APPLIED BIOSYSTEMS GROUP | Notes to Combined Financial Statements
                           continued


Accounting for Stock-Based Compensation

APB No. 25, "Accounting for Stock Issued to Employees," and FASB Interpretation No. 44 ("FIN No. 44"), "Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of Accounting Principles Board Opinion No. 25" are applied in accounting for stock-based compensation plans. Accordingly, no compensation expense has been recognized for stock option and employee stock purchase plans, as all options have been issued at fair market value.

Pro forma net income as required by SFAS No. 123, "Accounting for Stock-Based Compensation," has been determined for employee stock plans under the statement's fair value method. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.

Pro forma information for the years ended June 30, 1999, 2000, and 2001 is presented below:


(Dollar amounts in millions)                  1999      2000       2001
=========================================================================
Income from
 continuing operations
   As reported                              $ 148.4    $ 186.2   $ 212.4
   Pro forma                                $ 127.9    $ 140.2   $ 115.6
=========================================================================


Note 8 to the Applera Corporation Consolidated Financial Statements contains the information regarding the assumptions made in calculating pro forma compensation expense in accordance with SFAS No. 123.

Note 9--Additional Information

Selected Accounts

The following table provides the major components of selected accounts of the Combined Statements of Financial Position at June 30, 2000 and 2001:


(Dollar amounts in millions)                   2000       2001
===============================================================
Other Long-Term Assets
Minority equity investments                   $ 297.7   $ 111.1
Noncurrent deferred tax asset                    29.8     121.9
Other                                           141.9     115.6
---------------------------------------------------------------
Total other long-term assets                  $ 469.4   $ 348.6
===============================================================
Other Accrued Expenses
Deferred service contract revenues            $  46.7   $  55.0
Other                                           121.0     113.6
---------------------------------------------------------------
Total other accrued expenses                  $ 167.7   $ 168.6
===============================================================
Other Long-Term Liabilities
Accrued postretirement benefits               $  77.9   $  75.5
Other                                            47.1      53.1
---------------------------------------------------------------
Total other long-term liabilities             $ 125.0   $ 128.6
===============================================================



Minority equity investments consist of common stock in publicly-traded companies and common stock and preferred stock in privately-held companies. Unrealized gains and losses on publicly-traded companies were $256.1 million and $.1 million, respectively, at June 30, 2000 and $69.9 million and $3.8 million, respectively, at June 30, 2001.

Related-Party Information

Sales of Products and Services Between Groups

A group will sell products or services to the other group on terms that would be available from third parties in commercial transactions. If terms for such transactions are not available, the purchasing group will pay fair value as determined by the Company's Board of Directors for such products and services or at the cost (including overhead) of the selling group. For fiscal 1999, 2000, and 2001, net revenues from leased instruments, shipments of consumables and project materials, and contracted R&D services to the Celera Genomics group were $17.3 million, $59.8 million, and $64.1 million, respectively.

Access to Technology and Know-How

Each group has free access to all Company technology and know-how (excluding products and services of the other group) that may be useful in that group's business, subject to obligations and limitations applicable to the Company and to such exceptions that the Company's Board of Directors may determine. The groups consult with each other on a regular basis concerning technology issues that affect both groups. The costs of developing technology remain in the group responsible for its development.

Institute of Genomic Research ("TIGR")

During fiscal 2001, the Applied Biosystems group recognized revenues of $7.0 million from TIGR, of which $1.8 million was receivable as of June 30, 2001. The President of the Celera Genomics group is the current Chairman of the Board of Trustees of TIGR. Also, an immediate family member of the President of the Celera Genomics group currently serves as TIGR's President and is on TIGR's Board of Trustees. Additionally, as of June 30, 2001, TIGR owned fully vested options to purchase approximately 1.4 million shares of Applera - Celera stock.

Celera Diagnostics Joint Venture

During fiscal 2001, the Applied Biosystems group funded
$.9 million and $.2 million for capital expenditures and working capital needs, respectively, for the Celera Diagnostics joint venture (see Note 2).

Note 10--Commitments and Contingencies

Future minimum payments at June 30, 2001 under non-cancelable operating leases for real estate and equipment were as follows:


(Dollar amounts in millions)
=============================================
2002                                  $  39.9
2003                                     31.8
2004                                     24.3
2005                                     17.1
2006                                     12.4
2007 and thereafter                      45.6
---------------------------------------------
Total                                 $ 171.1
=============================================



Rental expense was $34.6 million for fiscal 1999, $35.6 million for fiscal 2000, and $52.7 million for fiscal 2001.




84 | APPLERA CORPORATION Annual Report 2001

APPLIED BIOSYSTEMS GROUP | Notes to Combined Financial Statements
                           continued




Amersham

On November 18, 1997, Amersham Pharmacia Biotech, Inc. ("Amersham") filed a patent infringement action against the Company in the United States District Court for the Northern District of California. The complaint alleges that the Company is directly, contributorily, or by inducement infringing U.S. Patent No. 5,688,648 ("the `648 patent"). Amersham asserts that the Company's use and sale of DNA analysis reagents and systems that incorporate "BigDye" fluorescence detection technology infringe the `648 patent, and seeks injunctive and monetary relief. The Company answered the complaint, alleging that the `648 patent is invalid and unenforceable, and that the Company has not infringed the `648 patent. In December 2000, the court granted Amersham's motion for summary judgment in part, finding that certain of the Company's activities infringe the claims of the `648 patent, but denied Amersham's motion for summary judgment that the Company induced its customers to infringe the claims of the `648 patent. On April 6, 2001, the court granted the Company's motion for summary judgment finding that the Company's recently introduced BigDye Version 3.0 dye technology does not infringe the `648 patent.

On March 13, 1998, the Company filed a patent infringement action against Amersham and Molecular Dynamics, Inc. in the United States District Court for the Northern District of California. The Company asserts that one of its patents (U.S. Patent No. 4,811,218) is infringed by reason of Molecular Dynamics' and Amersham's sale of certain DNA analysis systems (e.g., the MegaBACE 1000 System). In response, Amersham has asserted various affirmative defenses and several counterclaims, including that the Company is infringing two patents, U.S. Patent No. 5,091,652 ("the `652 patent") and U.S. Patent No. 5,459,325, each owned by or licensed to Molecular Dynamics, by selling certain ABI PRISM(TM) DNA sequencing systems. In December 2000, the court granted the Company's motion for summary judgment of non-infringement of the `652 patent. The trial date previously scheduled for August 6, 2001 was vacated in July 2001.

On May 21, 1998, Amersham filed a patent infringement action against the Company in the United States District Court for the Southern District of New York. The complaint alleges that the Company is infringing, contributing to the infringement of, and inducing the infringement of U.S. Patent No. 4,707,235 ("the `235 patent") by reason of the Company's sale of certain ABI PRISM(TM) DNA sequencing systems. The complaint seeks injunctive and monetary relief. The Company answered the complaint, alleging that the `235 patent is invalid and that the Company does not infringe the `235 patent. The matters described in this paragraph and the immediately preceding paragraph have been consolidated into a single case to be heard in the United States District Court for the Northern District of California. In December 2000, the court granted the Company's motion for summary judgment of non-infringement of the `235 patent. However, on December 18, 2000, Amersham filed a new complaint alleging that the Company is infringing the `235 patent by reason of the Company's sale of certain DNA sequencing systems, which allegations were not in the previous suit under the `235 patent. This action is in the early stages of discovery.

On May 30, 2000, the Company filed a patent infringement action against Amersham in the United States District Court for the Northern District of California. The Company asserts that one of its patents (U.S. Patent No. 5,945,526) is infringed by reason of Amersham's sale of DNA analysis reagents and systems that incorporate ET Terminator fluorescence detection technology. The claims construction hearing previously scheduled for June 7, 2001 has been postponed.

On July 10, 2001, United States Judge Charles R. Breyer stayed all cases in the litigation described above for the purpose of facilitating court ordered settlement mediation. The stay is scheduled to expire on March 11, 2002.

The Company believes that the claims asserted by Amersham and Molecular Dynamics in the foregoing cases are without merit and intends to defend the cases vigorously. However, the outcome of this or any other litigation is inherently uncertain, and the Company cannot be sure that it will prevail in any of these matters. An adverse determination in any of the actions brought by Amersham could have a material adverse effect on the financial statements of the Applied Biosystems group and the Company.

Other

The Company has been named as a defendant in several other legal actions, including patent, commercial, and environmental, arising from the conduct of normal business activities. Although the amount of any liability that might arise with respect to any of these matters cannot be accurately predicted, the resulting liability, if any, will not in the opinion of management have a material adverse effect on the financial statements of the Applied Biosystems group or the Company.

The holders of Applera - Applied Biosystems stock are stockholders of the Company and will continue to be subject to all risks associated with an investment in the Company, including any legal proceedings and claims affecting the Celera Genomics group.

Note 11--Financial Instruments

In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," amended in June 2000 by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." These statements require the recognition of all derivative financial instruments as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative is driven by the intended use of the derivative and the resulting designation. The Applied Biosystems group adopted these statements effective July 1, 2000. The cumulative effect of adoption resulted in an immaterial adjustment to the combined financial statements.

The Company's foreign currency risk management strategy utilizes derivative instruments to hedge certain foreign

                                    APPLERA CORPORATION Annual Report 2001 | 85

APPLIED BIOSYSTEMS GROUP | Notes to Combined Financial Statements
                           continued


currency forecasted revenues and to offset the impact of changes in foreign currency exchange rates on certain foreign currency-denominated receivables and payables. The principal objective of this strategy is to minimize the risks and/or costs associated with the Company's global financing and operating activities. The Company utilizes foreign exchange forward, option, and range forward contracts to manage its foreign currency exposures, and an interest rate swap to manage its interest rate exposure. The Company does not use derivative financial instruments for trading purposes or for activities other than risk management, nor is it a party to leveraged derivatives.

The fair value of foreign currency derivative contracts is recorded in either prepaid expenses and other current assets or other accrued expenses. The fair value of the interest rate swap is recorded in other long-term liabilities.

Cash Flow Hedges

The Applied Biosystems group's international sales are typically denominated in the customers' local (non-U.S. dollar) currency. The Applied Biosystems group uses foreign exchange forward, option, and range forward contracts to hedge a portion of forecasted international sales not denominated in U.S. dollars. The Company utilizes hedge accounting on derivative contracts which are considered highly effective in offsetting the changes in fair value of the forecasted sales transactions caused by movements in foreign currency exchange rates. These contracts are designated as cash flow hedges and the effective portion of the change in the fair value of these contracts is recorded in other comprehensive income (loss) in the Combined Statements of Financial Position until the underlying external forecasted transaction affects earnings. At that time, the gain or loss on the derivative instrument, which had been deferred in other comprehensive income (loss), is reclassified to net revenues in the Combined Statements of Operations. During fiscal 2001, the Applied Biosystems group recognized net gains of $17.8 million in net revenues from derivative instruments designated as cash flow hedges of anticipated sales. At June 30, 2001, $17.8 million of derivative gains ($11.2 million net of deferred taxes) recorded in other comprehensive income (loss) are expected to be reclassified to earnings during the next twelve months. During the fourth quarter of fiscal 2001, the Financial Accounting Standards Board's Derivative Implementation Group ("DIG") issued guidance that would allow a company to defer in other comprehensive income, all or part of the changes in the option's time value for option-based hedging strategies that are perfectly or highly effective. The Applied Biosystems group changed its methodology of accounting for currency options during the fourth quarter of fiscal 2001 based on this new guidance from the DIG. Prior to this new guidance, any changes in the time value component of a currency option were recognized in earnings in the period in which they occurred. For fiscal 2001, the Applied Biosystems group recognized expense of $3.4 million included in other income (expense), net in the Combined Statements of Operations, which represented the change in the time value component of the fair value of option contracts designated as cash flow hedges.

Other Foreign Currency Derivatives

The Applied Biosystems group also uses derivative financial instruments to hedge against the adverse effects that foreign currency exchange rate fluctuations may have on its foreign currency-denominated net asset positions. The gains and losses on these derivatives are expected to largely offset transaction losses and gains, respectively, on the underlying foreign currency-denominated assets and liabilities, both of which are recorded in other income (expense), net in the Combined Statements of Operations.

Interest Rate Risk Management

The Company maintains an interest rate swap in conjunction with a five-year Japanese yen debt obligation (see Note 3). The interest rate swap involves the payment of a fixed rate of interest and the receipt of a floating rate of interest without the exchange of the underlying notional loan principal amount. Under the terms of this contract, the Company will make fixed interest payments of 2.1% while receiving interest at a LIBOR floating rate. No other cash payments will be made unless the contract is terminated prior to maturity, in which case the amount to be paid or received in settlement will be established by agreement at the time of termination. The agreed upon amount would usually represent the net present value at current interest rates of the remaining obligation to exchange payments under the terms of the contract.

At June 30, 2001, the Company had a liability of $.5 million which represented the fair value of the interest rate swap. Changes in the fair value of the interest rate swap are recognized in other comprehensive income. A change in interest rates would have no impact on the Company's reported interest expense and related cash payments because the floating rate debt and fixed rate interest swap have the same maturity and are based on the same interest rate index.

Concentration of Credit Risk

The forward contracts, options, and swap used by the Company in managing its foreign currency and interest rate exposures contain an element of risk in that the counterparties may be unable to meet the terms of the agreements. However, the Company minimizes this risk by limiting the counterparties to a diverse group of highly-rated major domestic and international financial institutions with which the Company has other financial relationships. The Company is exposed to potential losses in the event of non-performance by these counterparties; however, the Company does not expect to record any losses as a result of counterparty default. The Company does not require and is not required to place collateral for these financial instruments. Other financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents and accounts receivable. The Company minimizes the risk related to cash and cash equivalents by utilizing highly-rated financial institutions that invest in a broad and diverse range of financial instruments. The Company has established guidelines relative to credit ratings and maturities that seek to maintain safety and liquidity.




86 | APPLERA CORPORATION Annual Report 2001

APPLIED BIOSYSTEMS GROUP | Notes to Combined Financial Statements
                           continued


Concentration of credit risk with respect to accounts receivable is limited due to the Applied Biosystems group's large and diverse customer base, which is dispersed over differing geographic areas. Allowances are maintained for potential credit losses and such losses have been within management's expectations.

Fair Value

The fair value of significant financial instruments held or owned by the Company is estimated using various methods. Cash and cash equivalents approximate their carrying amount. The fair value of minority equity investments is estimated based on quoted market prices, if available, or quoted market prices of financial instruments with similar characteristics. The fair value of debt is based on the current rates offered to the Company for debt of similar remaining maturities. The following table presents the carrying amounts and fair values of the Applied Biosystems group's significant financial instruments at June 30, 2000 and 2001:


                                           2000              2001
                                    ------------------  ---------------
                                    Carrying     Fair  Carrying   Fair
(Dollar amounts in millions)         Amount     Value   Amount   Value
========================================================================
Cash and cash equivalents           $ 394.6    $ 394.6  $ 392.5 $ 392.5
Currency forwards and options       $   3.7    $   3.0  $   2.6 $  20.3
Interest rate swap                  $     -    $  (1.0) $     - $   (.5)
Other investments                   $     -    $     -  $   9.0 $   9.0
Minority equity investments         $  42.5    $ 297.7  $  45.0 $ 111.1
Short-term debt                     $  15.7    $  15.7  $  45.2 $  45.2
Long-term debt                      $  36.1    $  36.1  $     - $     -
========================================================================


Net unrealized gains and losses on minority equity investments are reported as a separate component of accumulated other comprehensive income (loss) as part of allocated net worth in the Combined Statements of Financial Position.


Note 12--Quarterly Financial Information (Unaudited)

The following is a summary of quarterly financial results:


                                         First Quarter       Second Quarter
                                       -----------------    -----------------
(Dollar amounts in millions)            2000       2001      2000       2001
==============================================================================
Net revenues                           $ 292.3   $ 363.6    $ 335.9   $ 411.0
Gross margin                             154.8     193.9      180.7     213.2
Net income                                29.7      49.1       43.8      58.0
==============================================================================


                                        Third Quarter       Fourth Quarter
                                      -----------------    -----------------
(Dollar amounts in millions)           2000       2001      2000       2001
=============================================================================
Net revenues                          $ 368.1   $ 439.8    $ 391.8   $ 405.1
Gross margin                            202.3     231.2      212.6     206.7
Net income                               56.1      57.7       56.6      47.6
=============================================================================


Events Impacting Comparability

Fiscal 2000 - Second and fourth quarter results included before-tax gains of $25.8 million and $22.8 million, respectively, in non-recurring gains primarily related to the sale of a portion of the Company's minority equity investments. Second and fourth quarter results included before-tax charges of $21.6 million and $23.4 million, respectively, related to the acceleration of certain long-term compensation programs. Fourth quarter results included $2.1 million of acquisition-related before-tax costs and a before-tax gain of $8.2 million from the sale of real estate. There was no aggregate after-tax effect of the above items for the second and fourth quarters.

Fiscal 2001 - First and second quarter results included before-tax non-recurring gains of $12.0 million and $3.0 million, respectively, primarily related to the sale of the Company's minority equity investments.



                                    APPLERA CORPORATION Annual Report 2001 | 87

APPLIED BIOSYSTEMS GROUP | Notes to Combined Financial Statements
                           continued



Note 13--Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss), net of tax, for fiscal 1999, 2000, and 2001 was as follows:


                                   Unrealized   Unrealized     Foreign       Minimum     Accumulated
                                      Gain        Gain on      Currency      Pension        Other
                                   (Loss) on       Hedge     Translation    Liability   Comprehensive
(Dollar amounts in millions)      Investments    Contracts   Adjustments    Adjustment   Income (Loss)
=====================================================================================================
Balance at June 30, 1998              $   (1.4)  $    -        $  (7.8)     $   (.4)       $   (9.6)
Activity                                  11.9                    (5.4)        (1.7)            4.8
-----------------------------------------------------------------------------------------------------
Balance at June 30, 1999                  10.5                   (13.2)        (2.1)           (4.8)
Activity                                 155.5                   (25.2)         (.1)          130.2
-----------------------------------------------------------------------------------------------------
Balance at June 30, 2000                 166.0                   (38.4)        (2.2)          125.4
Activity                                (123.2)    11.2          (34.0)       (35.2)         (181.2)
-----------------------------------------------------------------------------------------------------
Balance at June 30, 2001              $   42.8   $ 11.2        $ (72.4)     $ (37.4)       $  (55.8)
=====================================================================================================



Information regarding the income tax effects for items of other comprehensive income (loss) are as follows:


                                                                              Before-       Tax       After-
                                                                                Tax       Benefit       Tax
(Dollar amounts in millions)                                                  Amount     (Expense)    Amount
=============================================================================================================
For the Year Ended
June 30, 2000
Unrealized gains on investments                                              $  293.3    $ (106.2)   $  187.1
Less: Reclassification adjustments for gains realized
  in net income                                                                  48.6       (17.0)       31.6
-------------------------------------------------------------------------------------------------------------
Net unrealized gains on investments                                             244.7       (89.2)      155.5
Foreign currency translation adjustment                                         (25.2)                  (25.2)
Minimum pension liability adjustment                                             (1.3)        1.2         (.1)
-------------------------------------------------------------------------------------------------------------
Other comprehensive income                                                   $  218.2    $  (88.0)   $  130.2
=============================================================================================================
For the Year Ended
June 30, 2001
Unrealized losses on investments                                             $ (174.7)   $   61.2    $ (113.5)
Less: Reclassification adjustments for gains realized in net income              14.9        (5.2)        9.7
-------------------------------------------------------------------------------------------------------------
Net unrealized losses on investments                                           (189.6)       66.4      (123.2)
Unrealized gains on hedge contracts                                              35.1       (12.4)       22.7
Less: Reclassification adjustments for gains realized in net income              17.8        (6.3)       11.5
-------------------------------------------------------------------------------------------------------------
Net unrealized gains on hedge contracts                                          17.3        (6.1)       11.2
Foreign currency translation adjustment                                         (34.0)                  (34.0)
Minimum pension liability adjustment                                            (54.1)       18.9       (35.2)
-------------------------------------------------------------------------------------------------------------
Other comprehensive loss                                                     $ (260.4)   $   79.2    $ (181.2)
=============================================================================================================


The foreign currency translation adjustments are not currently adjusted for income taxes as they relate to indefinite investments in non-U.S.
subsidiaries.

Note 14--Discontinued Operations

Effective May 28, 1999, the Company completed the sale of its Analytical Instruments business to EG&G, Inc. Analytical Instruments, formerly a unit of the Applied Biosystems group, developed, manufactured, marketed, sold, and serviced analytical instruments used in a variety of markets.

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

Amounts previously reported for Analytical Instruments were reclassified and stated as discontinued operations. There were no remaining assets, liabilities, or operations within discontinued operations at or for the fiscal years ended June 30, 2000 and 2001. Summary results for the eleven months ended May 28, 1999 prior to discontinuance were as follows:


(Dollar amounts in millions)                        1999
=========================================================
Net revenues                                      $ 479.4
Total costs and expenses                            509.7
Provision (benefit) for income taxes                 (9.2)
---------------------------------------------------------
Income (loss) from discontinued operations        $ (21.1)
=========================================================




88 | APPLERA CORPORATION Annual Report 2001

APPLIED BIOSYSTEMS GROUP | Notes to Combined Financial Statements
                           continued


Income Taxes

Income (loss) before income taxes of discontinued operations for the eleven months ended May 28, 1999 consisted of the following:


(Dollar amounts in millions)               1999
=================================================
United States                             $ (36.2)
Foreign                                       5.9
-------------------------------------------------
Total                                     $ (30.3)
=================================================


The components of the provision (benefit) for income taxes of discontinued operations for the eleven months ended May 28, 1999 consisted of the following:


(Dollar amounts in millions)                      1999
========================================================
Currently Payable
Domestic                                         $ (13.7)
Foreign                                              4.5
--------------------------------------------------------
Provision (benefit) for income taxes
  from discontinued operations                  $  (9.2)
========================================================


For the eleven months ended May 28, 1999, the effective tax rate for discontinued operations was 30%. The difference between the effective tax rate and the statutory tax rate of 35% was mainly attributed to benefits from the use of U.S. alternative minimum tax credit carryforwards, benefits from the use of a foreign sales corporation and federal research tax credits, and restructuring charges.



                                    APPLERA CORPORATION Annual Report 2001 | 89

APPLIED BIOSYSTEMS GROUP | Report of Management and
                           Report of Independent Accountants


Report of Management

To the Stockholders of
Applera Corporation

Management is responsible for the accompanying combined financial statements, which have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, it is necessary for management to make informed judgments and estimates which it believes are in accordance with accounting principles generally accepted in the United States appropriate under the circumstances. Financial information presented elsewhere in this annual report is consistent with that in the financial statements.

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

The Audit/Finance Committee of the Board of Directors is comprised solely of outside directors and is responsible for overseeing and monitoring the quality of the Company's accounting and auditing practices. The independent accountants and internal auditors have full and free access to the Audit/ Finance Committee and meet periodically with the committee to discuss accounting, auditing, and financial reporting matters.


/s/ Dennis L. Winger
Dennis L. Winger
Senior Vice President and
Chief Financial Officer


/s/ Dennis L. Winger
Tony L. White
Chairman, President, and
Chief Executive Officer


Report of Independent Accountants

To the Stockholders and Board of Directors of Applera Corporation

In our opinion, the accompanying combined statements of financial position and the related combined statements of operations, of allocated net worth, and of cash flows present fairly, in all material respects, the financial position of the Applied Biosystems group of Applera Corporation at June 30, 2001 and 2000, and the results of its operations and its cash flows for each of the three fiscal years in the period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of Applera Corporation; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described above and more fully in Note 1 to the Applied Biosystems group's combined financial statements, the Applied Biosystems group is a group of Applera Corporation; accordingly, the combined financial statements of the Applied Biosystems group should be read in conjunction with the audited financial statements of Applera Corporation.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Stamford, Connecticut
July 26, 2001




90 | APPLERA CORPORATION Annual Report 2001

CELERA GENOMICS GROUP | Combined Statements of Operations




(Dollar amounts in thousands)
For the years ended June 30,                         1999             2000         2001
=======================================================================================
Net Revenues                                    $  12,541       $   42,747   $   89,385
---------------------------------------------------------------------------------------
Costs And Expenses
Cost of sales                                       4,699           15,045       42,990
Research and development                           43,749          148,620      164,693
Selling, general and administrative                28,255           43,022       58,314
Amortization of goodwill and intangibles                             4,166       43,934
Other special charges                               4,616                        69,069
---------------------------------------------------------------------------------------
Operating Loss                                    (68,778)        (168,106)    (289,615)
Interest expense                                                    (2,115)        (829)
Interest income                                     1,245           27,548       63,581
Other expense, net                                                                 (839)
Loss from joint venture                                                          (4,960)
---------------------------------------------------------------------------------------
Loss Before Income Taxes                          (67,533)        (142,673)    (232,662)
Benefit for income taxes                           22,639           49,936       46,433
---------------------------------------------------------------------------------------
Net Loss                                        $ (44,894)      $  (92,737)  $ (186,229)
=======================================================================================


See accompanying notes to the Celera Genomics group's combined financial statements.



                                    APPLERA CORPORATION Annual Report 2001 | 91

CELERA GENOMICS GROUP | Combined Statements of Financial Position



(Dollar amounts in thousands)
At June 30,                                                   2000          2001
================================================================================
Assets
Current assets
 Cash and cash equivalents                             $   569,894   $   216,076
 Short-term investments                                    541,140       779,482
 Tax benefit receivable from the Applied
  Biosystems group (see Note 1)                             16,702
 Accounts receivable (net of allowances for
   doubtful accounts of $2 and $330, respectively)          14,936        24,019
 Inventories, net                                            3,336         6,239
 Prepaid expenses and other current assets                   2,283         4,838
--------------------------------------------------------------------------------
Total current assets                                     1,148,291     1,030,654
Property, plant and equipment, net                         111,442       123,497
Other long-term assets                                     153,524        65,985
--------------------------------------------------------------------------------
Total Assets                                           $ 1,413,257   $ 1,220,136
================================================================================
Liabilities And Allocated Net Worth
Current liabilities
 Accounts payable                                      $    21,566   $    21,024
 Accrued salaries and wages                                 10,251        15,088
 Deferred revenues                                          24,169        37,486
 Other accrued expenses                                     11,266        11,982
--------------------------------------------------------------------------------
Total current liabilities                                   67,252        85,580
Long-term debt                                              46,000
Other long-term liabilities                                  9,189        23,840
--------------------------------------------------------------------------------
Total Liabilities                                          122,441       109,420
--------------------------------------------------------------------------------
Commitments and contingencies (see Note 10)
Allocated Net Worth                                      1,290,816     1,110,716
--------------------------------------------------------------------------------
Total Liabilities And Allocated Net Worth              $ 1,413,257   $ 1,220,136
================================================================================


See accompanying notes to the Celera Genomics group's combined financial statements.




92 | APPLERA CORPORATION Annual Report 2001

CELERA GENOMICS GROUP | Combined Statements of Cash Flows






(Dollar amounts in thousands)
For the years ended June 30,                                                                    1999              2000         2001
===================================================================================================================================
Operating Activities
Net loss                                                                                   $ (44,894)      $   (92,737)  $ (186,229)
Adjustments to reconcile net loss to net cash used by
  operating activities
   Depreciation and amortization                                                               3,757            29,575       65,503
   Impairment of goodwill and other intangibles                                                                              69,069
   Long-term compensation programs                                                             2,802               883        1,605
   Loss from joint venture                                                                                                    4,960
   Deferred income taxes                                                                                        (6,971)      (8,449)
   Nonreimbursable utilization of tax benefits by the Applied Biosystems group                                              (32,197)
Changes in operating assets and liabilities
   (Increase) decrease in tax benefit receivable from the Applied Biosystems group            (9,935)           (6,767)      16,702
   Increase in accounts receivable                                                            (2,520)          (11,620)      (9,083)
   (Increase) decrease in inventories                                                                              615       (2,903)
   Increase in prepaid expenses and other assets                                              (3,458)             (446)        (158)
   Increase in accounts payable and other liabilities                                         31,496            29,138       32,629
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Used By Operating Activities                                                        (22,752)          (58,330)     (48,551)
-----------------------------------------------------------------------------------------------------------------------------------
Investing Activities
Additions to property, plant and equipment
  (net of disposals of $-, $1,175, and $5, respectively)                                     (94,541)          (29,498)     (33,817)
Purchases of short-term investments, net                                                                      (541,127)    (238,115)
Acquisitions and investments, net                                                             (1,236)           (2,275)      (9,573)
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Used By Investing Activities                                                        (95,777)         (572,900)    (281,505)
-----------------------------------------------------------------------------------------------------------------------------------
Financing Activities
Net change in debt                                                                                              46,000      (46,000)
Net proceeds from follow-on stock offering                                                                     943,303
Proceeds from stock issued for stock plans                                                     1,485            17,613       22,238
Proceeds from the collection of note receivable from
  the Applied Biosystems group                                                                                 150,000
Net cash allocated (to) from the Applied Biosystems group                                    188,535           (27,283)
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) By Financing Activities                                             190,020         1,129,633      (23,762)
-----------------------------------------------------------------------------------------------------------------------------------
Net Change In Cash And Cash Equivalents                                                       71,491           498,403     (353,818)
Cash And Cash Equivalents Beginning Of Year                                                                     71,491      569,894
-----------------------------------------------------------------------------------------------------------------------------------
Cash And Cash Equivalents End Of Year                                                      $  71,491       $   569,894   $  216,076
===================================================================================================================================


See accompanying notes to the Celera Genomics group's combined financial statements.



                                    APPLERA CORPORATION Annual Report 2001 | 93

CELERA GENOMICS GROUP | Combined Statements of Allocated Net Worth



                                                                                                           Accumulated
                                                                                                                 Other    Allocated
                                                                                            Accumulated  Comprehensive    Net Worth
(Dollar amounts in thousands)                                                       Other       Deficit  Income (Loss)    (Deficit)
===================================================================================================================================
Balance At June 30, 1998                                                      $    39,892    $  (41,151)    $     -     $    (1,259)
Net loss                                                                                        (44,894)                    (44,894)
Issuances under stock plans                                                         1,485                                     1,485
Net cash allocated from the Applied  Biosystems group                               8,535                                     8,535
Allocated capital from the Applied Biosystems group                               330,000                                   330,000
-----------------------------------------------------------------------------------------------------------------------------------
Balance At June 30, 1999                                                          379,912       (86,045)                    293,867
Comprehensive loss
 Net loss                                                                                       (92,737)                    (92,737)
 Other comprehensive income:
   Unrealized gain on investments, net of tax                                                                     8
                                                                                                           ----------
 Other comprehensive income                                                                                       8               8
                                                                                                                        -----------
Comprehensive loss                                                                                                          (92,729)
                                                                                                                        -----------
Issuances under stock plans                                                        17,613                                    17,613
Tax benefit related to employee stock options                                      21,090                                    21,090
Stock compensation                                                                  8,076                                     8,076
Issuances under follow-on stock offering                                          943,303                                   943,303
Purchase business combination                                                     125,093                                   125,093
Net cash allocated to the Applied Biosystems group                                (27,283)                                  (27,283)
Allocation of investment from the Applied Biosystems group                          1,786                                     1,786
-----------------------------------------------------------------------------------------------------------------------------------
Balance At June 30, 2000                                                        1,469,590      (178,782)          8       1,290,816
Comprehensive loss
 Net loss                                                                                      (186,229)                   (186,229)
 Other comprehensive loss:
   Foreign currency translation adjustment                                                                     (230)
   Unrealized gain on investments, net of tax                                                                   145
                                                                                                           ----------
 Other comprehensive loss                                                                                       (85)            (85)
                                                                                                                        -----------
Comprehensive loss                                                                                                         (186,314)
                                                                                                                        -----------
Issuances under stock plans                                                        22,238                                    22,238
Tax benefit related to employee stock options                                      14,568                                    14,568
Stock compensation                                                                  1,605                                     1,605
Nonreimbursible utilization of tax benefits by the Applied
  Biosystems group                                                                (32,197)                                  (32,197)
-----------------------------------------------------------------------------------------------------------------------------------
Balance At June 30, 2001                                                      $ 1,475,804    $ (365,011)    $   (77)    $ 1,110,716
-----------------------------------------------------------------------------------------------------------------------------------



See accompanying notes to the Celera Genomics group's combined financial statements.



94 | APPLERA CORPORATION Annual Report 2001

CELERA GENOMICS GROUP | Notes to Combined Financial Statements


Note 1--Accounting Policies And Practices

Basis of Presentation

Applera Corporation ("Applera" or "the Company") is comprised of two separate business segments: the Celera Genomics group and the Applied Biosystems group. The Celera Genomics group is engaged principally in integrating high throughput technologies to create therapeutic discovery and development capabilities for internal use and for its customers and collaborators. The Celera Genomics group's businesses are its online information business and its therapeutics discovery business. The online information business is a leading provider of genomic and related biological and medical information. Pharmaceutical, biotechnology, and academic customers use this information, along with customized information technology solutions provided by the Celera Genomics group, to enhance their capabilities in the fields of life science research and pharmaceutical and diagnostic discovery and development. The Celera Genomics group recently expanded its focus to include therapeutic discovery and development. The Celera Genomics group intends to leverage its capabilities in genomics, proteomics, and bioinformatics, both in internal programs and through collaborations, to identify drug targets and diagnostic markers, and to discover and develop novel therapeutic candidates. Initially, the Celera Genomics group intends to focus its therapeutic discovery efforts in the field of oncology. The Applied Biosystems group is engaged principally in the development, manufacture, sale and service of instrument systems and associated consumable products for life science research and related applications. The name of the Company was changed from PE Corporation to Applera Corporation and the name of the PE Biosystems group was changed to the Applied Biosystems group effective November 30, 2000.

Celera Diagnostics has been established as a joint venture between the Celera Genomics group and the Applied Biosystems group during the fourth quarter of fiscal 2001. This new venture is focused on discovery, development and commercialization of novel diagnostic tests.

Recapitalization

The recapitalization of the Company on May 6, 1999 resulted in the issuance of two new classes of common stock called Applera Corporation - Celera Genomics Group Common Stock ("Applera - Celera stock") and Applera Corporation - Applied Biosystems Group Common Stock ("Applera - Applied Biosystems stock"). Applera - Celera stock is intended to reflect separately the performance of the Celera Genomics business ("Celera Genomics group"), and Applera - Applied Biosystems stock is intended to reflect separately the performance of the Applied Biosystems business ("Applied Biosystems group"). As part of the recapitalization, each share of common stock of The Perkin-Elmer Corporation ("predecessor common stock") was converted into 0.5 of a share of Applera - Celera stock and one share of Applera - Applied Biosystems stock, prior to giving effect to the stock splits since May 6, 1999.

The combined financial statements of the Celera Genomics group and the Applied Biosystems group (individually referred to as a "group") comprise all of the accounts included in the corresponding consolidated financial statements of the Company. Intergroup transactions between the Celera Genomics group and the Applied Biosystems group have not been eliminated in the Celera Genomics group's combined financial statements but have been eliminated in the Company's consolidated financial statements. The Celera Genomics group's combined financial statements have been prepared on a basis that management believes to be reasonable and appropriate, and reflect (1) the financial position, results of operations, and cash flows of businesses that comprise the Celera Genomics group, with all significant intragroup transactions and balances eliminated and (2) all other corporate assets and liabilities and related transactions of the Company, including allocated portions of the Company's cash, debt, and selling, general and administrative costs.

Holders of Applera - Celera stock and Applera - Applied Biosystems stock are stockholders of the Company. The Celera Genomics group and the Applied Biosystems group are not separate legal entities. As a result, stockholders are subject to all the risks associated with an investment in the Company and all of its businesses, assets, and liabilities. The issuance of Applera - Celera stock and Applera - Applied Biosystems stock and the allocations of assets and liabilities between the Celera Genomics group and the Applied Biosystems group did not result in a distribution or spin-off of any assets or liabilities of the Company or otherwise affect ownership of any assets or responsibility for the liabilities of the Company or any of its subsidiaries. The assets the Company attributes to one group could be subject to the liabilities of the other group, whether such liabilities arise from lawsuits, contracts, or indebtedness attributable to the other group. If the Company is unable to satisfy one group's liabilities out of assets attributed to it, the Company may be required to satisfy these liabilities with assets attributed to the other group.

Financial effects arising from one group that affect the Company's consolidated results of operations or consolidated financial condition could, if significant, affect the combined results of operations or combined financial condition of the other group and the per share market price of the class of common stock relating to the other group. Any net losses of the Celera Genomics group or the Applied Biosystems group and dividends or distributions on, or repurchases of, Applera - Celera stock or Applera - Applied Biosystems stock or repurchases of preferred stock of the Company will reduce the assets of the Company legally available for payment of dividends.

The management and allocation policies applicable to the preparation of the combined financial statements of the Celera Genomics group and the Applied Biosystems group may be modified or rescinded, or additional policies may be adopted, at the sole discretion of the Company's Board of Directors at any time without prior approval of the stockholders. The Board of Directors would make any decision in accordance with its good faith business judgment that its decision is in the best interests of the Company and all of the stockholders as a whole.


                                    APPLERA CORPORATION Annual Report 2001 | 95

CELERA GENOMICS GROUP | Notes to Combined Financial Statements
                        continued


The Celera Genomics group's combined financial statements reflect the application of management and allocation policies adopted by the Company's Board of Directors to various corporate activities, as described below. The Celera Genomics group's combined financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto.

Financing Activities

As a matter of policy, the Company manages most financing activities of the Celera Genomics group and the Applied Biosystems group on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt, and the issuance and repayment of any preferred stock. As the financing activities of the Celera Genomics group were not significant for any of the periods prior to the recapitalization of the Company, all historical cash and debt balances for those periods presented were allocated to the Applied Biosystems group.

The Company's Board of Directors has adopted the following financing policy that affects the combined financial statements of the Celera Genomics group and the Applied Biosystems group.

The Company allocates the Company's debt between the Celera Genomics group and the Applied Biosystems group ("pooled debt") or, if the Company so determines, in its entirety to a particular group. The Company will allocate preferred stock, if issued, in a similar manner.

Cash allocated to one group that is used to repay pooled debt or redeem pooled preferred stock decreases such group's allocated portion of the pooled debt or preferred stock. Cash or other property allocated to one group that is transferred to the other group, if so determined by the Company's Board of Directors, decreases the transferring group's allocated portion of the pooled debt or preferred stock and, correspondingly, increases the recipient group's allocated portion of the pooled debt or preferred stock.

Pooled debt bears interest for group financial statement purposes at a rate equal to the weighted average interest rate of the debt calculated on a quarterly basis and applied to the average pooled debt balance during the period. Preferred stock, if issued and if pooled in a manner similar to the pooled debt, will bear dividends for group financial statement purposes at a rate based on the weighted average dividend rate of the preferred stock similarly calculated and applied. Any expense related to increases in pooled debt or preferred stock will be reflected in the weighted average interest or dividend rate of such pooled debt or preferred stock as a whole.

If the Company allocates debt for a particular financing in its entirety to one group, that debt will bear interest for group financial statement purposes at the rate determined by the Company's Board of Directors. If the Company allocates preferred stock in its entirety to one group, the Company will charge the dividend cost to that group in a similar manner. If the interest or dividend cost is higher than the Company's actual cost, the other group will receive a credit for an amount equal to the difference as compensation for the use of the Company's credit capacity. Any expense related to debt or preferred stock of the Company that is allocated in its entirety to a group will be allocated in whole to that group.

Cash or other property that the Company allocates to one group that is transferred to the other group, could, if so determined by the Company's Board of Directors, be accounted for either as a short-term loan or as a long-term loan. Short-term loans bear interest at a rate equal to the weighted average interest rate of the Company's pooled debt. If the Company does not have any pooled debt, the Company's Board of Directors will determine the rate of interest for such loan. The Company's Board of Directors establishes the terms on which long-term loans between the groups will be made, including interest rate, amortization schedule, maturity, and redemption terms.

Although the Company may allocate its debt and preferred stock between the groups, the debt and preferred stock remain obligations of the Company and all stockholders of the Company are subject to the risks associated with those obligations.

In addition, cash allocated to the Applied Biosystems group may be reallocated to the Celera Genomics group in exchange for Celera Genomics Designated Shares as provided under the Company's Certificate of Incorporation. The number of Celera Genomics Designated Shares issued would be determined by dividing the amount of cash reallocated by the average market value of Applera - Celera Genomics stock over the 20-trading day period immediately prior to the date of the reallocation. As a result of such a reallocation, a relative percentage of future earnings or losses of the Celera Genomics group would be attributed to the Applied Biosystems group.

Allocation of Corporate Overhead and Administrative Shared Services

A portion of the Company's corporate overhead (such as executive management, human resources, legal, accounting, auditing, tax, treasury, strategic planning, and environmental services) has been allocated to the Celera Genomics group based upon identification of such services specifically benefiting each group. A portion of the Company's costs of administrative shared services (such as information technology services) has been allocated in a similar manner. Where determination based on specific usage alone is not practical, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the cost attributable to the Celera Genomics group. The totals for these allocations were $5.1 million, $7.5 million, and $9.3 million for fiscal 1999, 2000, and 2001, respectively. It is not practicable to provide a detailed estimate of the expenses which would be recognized if the Celera Genomics group were a separate legal entity. Management believes that the allocation methods developed are reasonable and have been consistently applied.



96 | APPLERA CORPORATION Annual Report 2001

CELERA GENOMICS GROUP | Notes to Combined Financial Statements
                        continued



Joint Transactions Between Groups

The groups may from time to time engage in transactions jointly, including with third parties. Research and development and other services performed by one group for a joint venture or other collaborative arrangement will be charged at fair value, as determined by the Company's Board of Directors.

Allocation of Federal and State Income Taxes

The federal income taxes of the Company and its subsidiaries which own assets allocated between the groups are determined on a consolidated basis using the asset and liability approach prescribed by SFAS No. 109, "Accounting for Income Taxes." The federal income tax provisions and related tax payments or refunds are allocated between the groups based on a consolidated return approach taking into account each group's relative contribution (positive or negative) to the Company's consolidated federal taxable income, tax liability and tax credit position.

Tax benefits that cannot be used by the group generating those benefits, but can be used on a consolidated basis, are transferred to the group that can utilize such benefits. Existing tax benefits acquired by either group in a business combination which are utilized by the other group will be reimbursed to the group that acquired such benefits. Tax benefits generated by the Celera Genomics group commencing July 1, 1998, which could be utilized on a consolidated basis, were reimbursed by the Applied Biosystems group to the Celera Genomics group up to a limit of $75 million.

During fiscal 2001, the Company formed Celera Diagnostics, a joint venture of the Celera Genomics group and the Applied Biosystems group (see Note 2). As part of the formation of the joint venture, the Applied Biosystems group will reimburse the Celera Genomics group for tax benefits generated by Celera Diagnostics to the extent such tax benefits are utilized by the Applied Biosystems group. These tax benefits are not subject to the $75 million limit described above.

As a result of the above tax allocation policy, as of June 30, 2001, the Celera Genomics group generated cumulative tax benefits of $32.2 million that were utilized by the Applied Biosystems group with no reimbursement to the Celera Genomics group. The amounts utilized by the Applied Biosystems group that were not reimbursed to the Celera Genomics group were recorded to allocated net worth in the Celera Genomics group's Combined Statements of Financial Position.

Depending on the tax laws of the respective jurisdictions, state and local income taxes are calculated on either a separate, consolidated, or combined basis. State and local income tax provisions and related tax payments or refunds will be allocated between the groups in a manner designed to reflect the respective contributions of the groups to the Company's state or local taxable income.

The discussion of the Celera Genomics group's income taxes (see Note 4) should be read in conjunction with the Company's consolidated financial statements and notes thereto.

Transfers of Assets Between Groups

Transfers of assets can be made between groups without prior stockholder approval. Such transfers will be made at fair value, as determined by the Company's Board of Directors. The consideration for such transfers may be paid by one group to the other in cash or other consideration, as determined by the Company's Board of Directors.

Dividends

For purposes of the historical (periods prior to the recapitalization) combined financial statements of the Celera Genomics group and the Applied Biosystems group, all dividends declared and paid by the Company were allocated to the Applied Biosystems group.

Principles of Combination

The Celera Genomics group's combined financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. and, taken together with the Applied Biosystems group's combined financial statements, comprise all the accounts included in the corresponding consolidated financial statements of the Company. Intergroup transactions between the Celera Genomics group and the Applied Biosystems group have not been eliminated in the Celera Genomics group's combined financial statements but have been eliminated in the Company's consolidated financial statements. The combined financial statements of each group reflect the financial condition, results of operations, and cash flows of the businesses included therein. The combined financial statements of the Celera Genomics group include the assets and liabilities of the Company specifically identified with or allocated to the Celera Genomics group. Certain amounts in the combined financial statements and notes have been reclassified to conform to the current year's presentation.

Use of Estimates

The preparation of the combined financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Recently Issued Accounting Standards

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," which applies to all business combinations initiated after June 30, 2001. The provisions of this statement require business combinations to be accounted for using the purchase method of accounting. Also in July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill from acquisitions occurring after June 30, 2001 will not be amortized, and for goodwill existing prior to June 30, 2001, the Company expects to adopt the



                                    APPLERA CORPORATION Annual Report 2001 | 97

CELERA GENOMICS GROUP | Notes to Combined Financial Statements
                        continued



nonamortization provisions of the statement on July 1, 2001. Goodwill for which the nonamortization provisions are applied will be required to be reviewed for impairment at least on an annual basis. If an impairment is found to exist, a charge will be taken against operations. SFAS No. 142 requires that, upon adoption, goodwill and certain intangible assets be reviewed for classification and useful life. The Celera Genomics group expects that, aside from the nonamortization of goodwill on a prospective basis, the effect upon adoption of SFAS No. 142 will be immaterial.

Cash and Cash Equivalents and Short-Term Investments

Cash equivalents consist of highly liquid debt instruments, time deposits, and certificates of deposit with original maturities of three months or less.

Short-term investments, that are classified as available-for-sale, have maturities of less than one year and are carried at fair value with unrealized gains and losses included as a separate component of allocated net worth, net of any related tax effect. The specific identification method is used to determine the cost of securities disposed of, with realized gains and losses recorded to other income, net.

The fair value of short-term investments at June 30, 2000 and 2001 was as follows:

(Dollar amounts in millions)                 2000         2001
==============================================================
Certificates of deposit                $    107.3   $    151.5
Commercial paper                            364.5        141.4
U.S. government notes and bonds              49.2        194.8
Corporate bonds                              20.1        109.2
Asset backed securities                                  113.0
Foreign debt                                              69.6
--------------------------------------------------------------
Total short-term investments           $    541.1   $    779.5
==============================================================


Gross unrealized gains and losses on short-term investments were immaterial at June 30, 2000 and 2001. Realized gains and losses were less than $.1 million for both fiscal 2000 and 2001.

Investments

The Celera Genomics group's allocated investments in Shanghai GeneCore BioTechnologies Co., Ltd., Agrogene S.A., HuBit Genomix, Inc., and the Celera Diagnostics joint venture are accounted for under the equity method of accounting.

Inventories

Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Inventories at June 30, 2000 and 2001 included the following components:

(Dollar amounts in millions)                  2000         2001
===============================================================
Raw materials and supplies              $      1.9   $      4.9
Work-in-process                                              .6
Finished products                              1.4           .7
---------------------------------------------------------------
Total inventories                       $      3.3   $      6.2
===============================================================


Property, Plant and Equipment, and Depreciation

Property, plant and equipment are recorded at cost and consisted of the following at June 30, 2000 and 2001:

(Dollar amounts in millions)                                   2000         2001
================================================================================
Land                                                     $     10.0   $     10.0
Buildings and leasehold improvements                           69.8         76.9
Machinery and equipment                                        54.6         79.6
--------------------------------------------------------------------------------
Property, plant and equipment, at cost                        134.4        166.5
Accumulated depreciation and amortization                      23.0         43.0
--------------------------------------------------------------------------------
Property, plant and equipment, net                       $    111.4   $    123.5
================================================================================


Major renewals and improvements that significantly add to productive capacity or extend the life of an asset are capitalized. Repairs, maintenance, and minor renewals and improvements are expensed when incurred. The cost of assets and related depreciation is removed from the related accounts on the balance sheet when such assets are disposed of, and any related gains or losses are reflected in current earnings.

Provisions for depreciation of owned property, plant and equipment are based upon the expected useful lives of the assets and computed primarily by the straight-line method. Leasehold improvements are amortized over their estimated useful lives or the term of the applicable lease, whichever is less, using the straight-line method. Useful lives are generally 30 to 40 years for buildings and three to seven years for machinery and equipment. Capitalized internal-use software costs are amortized primarily over the expected useful lives, not to exceed three years. Depreciation expense for property, plant and equipment was $3.8 million, $15.7 million, and $21.8 million for the fiscal years ended June 30, 1999, 2000, and 2001, respectively.

Machinery and equipment, at cost, included $13.4 million and $17.1 million of software licenses at June 30, 2000 and 2001, respectively. At June 30, 2001, machinery and equipment also included capitalized internal-use software of $7.1 million, net of accumulated amortization of $1.4 million.

Intangible Assets

The excess of purchase price over the net asset value of companies acquired is amortized using a straight-line method over periods not exceeding 3 years. Other intangible assets, which included patents and purchased technology rights, are amortized using the straight-line method over their expected useful lives, not to exceed 15 years.

At June 30, 2000 and 2001, other long-term assets included goodwill, net of accumulated amortization, of $112.9 million and $10.4 million, respectively. Accumulated amortization of goodwill was $3.3 million and $42.1 million at June 30, 2000 and 2001, respectively.


98 | APPLERA CORPORATION Annual Report 2001

CELERA GENOMICS GROUP | Notes to Combined Financial Statements
                        continued


At June 30, 2000 and 2001, other long-term assets included other intangible assets, net of accumulated amortization, of $14.5 million and $4.4 million, respectively. Accumulated amortization was $.9 million and $5.7 million at June 30, 2000 and 2001, respectively.

Asset Impairment

The Celera Genomics group reviews long-lived assets and goodwill for impairment, in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. The assessment of possible impairment is based on the Company's ability to recover the carrying value of the asset from the estimated future undiscounted cash flows, before interest and taxes, of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. During fiscal 2001, the Celera Genomics group recorded a $69.1 million charge to other special charges for the impairment of assets associated with the Paracel business (see Note 2).

Revenues

Subscription fees for access to the Company's on-line information databases are recognized ratably over the contracted period in accordance with the provisions of the contract. Contract research service revenues are earned and recognized in accordance with contract provisions. Revenue may be recognized on a percentage of completion basis, as contract research costs are incurred, or may be contingent upon the achievement of certain milestones. Amounts received in advance of performance or acceptance are recorded as deferred revenue. Revenues derived from equipment sales are generally recorded at the time of shipment.

Research and Development

Costs incurred for internal, contract, and grant-sponsored research and development are expensed when incurred.

Supplemental Cash Flow Information

Cash paid for interest and income taxes and significant non-cash investing and financing activities for the following periods were as follows:



(Dollar amounts in millions)                                     1999      2000     2001
========================================================================================
Interest                                                                 $   2.1  $   .8
Income taxes                                                             $   1.1  $  2.8
Significant non-cash investing and financing activities:
   Capital expenditures liability                             $   8.9
   Note receivable from the Applied Biosystems group          $ 150.0
   Equity instruments issued in Paracel acquisition                      $ 125.1
   Tax benefit related to employee stock options                         $  21.1  $ 14.6
   Nonreimbursable utilization of tax benefits by the
    Applied Biosystems group                                                      $ 32.2
========================================================================================


Note 2--Acquisitions and Investments

Paracel, Inc.

During the fourth quarter of fiscal 2000, the Company acquired Paracel, Inc. in a stock-for-stock transaction. Paracel produces advanced genomic and text analysis technologies. Its products include a hardware accelerator for sequence comparison, a hardware accelerator for text search, and sequence analysis software tools.

The Company issued approximately 1.6 million shares of Applera - Celera stock in exchange for all the outstanding shares of Paracel common stock not previously owned by the Company. At the time of the acquisition, the Company owned 14% of Paracel, which was allocated to the Applied Biosystems group. The transfer of the Paracel shares to the Celera Genomics group resulted in a $27.3 million cash payment to the Applied Biosystems group, which represented the fair market value of those shares at the transfer date. The Celera Genomics group recorded the previously owned investment at the Company's original cost value. The transfer of the original cost value and the $27.3 million cash payment were recorded as an adjustment to allocated net worth in the Celera Genomics group's Combined Statements of Financial Position and the Applied Biosystems group's Combined Statements of Financial Position.

The acquisition of the shares of Paracel not previously owned by the Company was valued at $125.6 million and was accounted for under the purchase method of accounting. In connection with the acquisition, $115.2 million was allocated to goodwill, including $5.3 million of deferred taxes, and $13.6 million was allocated to other intangible assets. The goodwill and the other intangible assets were being amortized on a straight-line method over 3 years.


                                    APPLERA CORPORATION Annual Report 2001 | 99

CELERA GENOMICS GROUP | Notes to Combined Financial Statements
                        continued



The net assets and results of operations of Paracel were included in the Celera Genomics group's combined financial statements from the date of acquisition. The following selected unaudited pro forma information for the Celera Genomics group assumes the acquisition had occurred at the beginning of fiscal 1999 and fiscal 2000, and gives effect to purchase accounting adjustments:


(Dollar amounts in millions)               1999       2000
===========================================================
Net revenues                            $  22.7   $   51.1
Net loss                                $ (90.4)  $ (140.5)
===========================================================


The unaudited pro forma data is for informational purposes only and may not be indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of fiscal 1999 or at the beginning of fiscal 2000 or of the future operations of the combined companies.

In fiscal 2001, the Company recorded a $69.1 million charge, before taxes, to other special charges for the impairment of goodwill and other intangibles associated with Paracel. Due to Paracel's substantially lower than originally anticipated performance and the future outlook of this business, management performed an assessment of future cash flows and determined that it was necessary to record an impairment charge to reduce the carrying value of Paracel's net assets to their estimated fair value. This charge included $63.7 million for the write-down of goodwill and $5.4 million for the write-down of other intangibles.

Celera Diagnostics

During the fourth quarter of fiscal 2001, Celera Diagnostics was established as a joint venture between the Celera Genomics group and the Applied Biosystems group. This new venture is focused on discovery, development and commercialization of novel diagnostic tests. The Company anticipates that Celera Diagnostics will leverage the discovery and informatics expertise of the Celera Genomics group with the instrument and technology expertise of the Applied Biosystems group in order to contribute to the future of diagnostic medicine.

The Applied Biosystems group has contributed to Celera Diagnostics its existing molecular diagnostics business. The Celera Genomics group will provide access to its genome databases and will fund all of the cash operating losses of Celera Diagnostics up to a maximum of $300 million ("initial losses"), after which, operating losses, if any, would be shared equally by the Celera Genomics group and the Applied Biosystems group. Celera Diagnostics' profits would be shared in the ratio of 65 percent to the Celera Genomics group and 35 percent to the Applied Biosystems group until the cumulative profits of Celera Diagnostics equal the initial losses. Subsequently, profits and losses and cash flows would be shared equally. Capital expenditures and working capital requirements of the joint venture will be funded equally by the Celera Genomics group and the Applied Biosystems group. The Applied Biosystems group will reimburse the Celera Genomics group for all tax benefits generated by Celera Diagnostics to the extent such tax benefits are utilized by the Applied Biosystems group.

The Celera Genomics group and the Applied Biosystems group will account for their investments in Celera Diagnostics under the equity method of accounting, with the Celera Genomics group recording 100 percent of the initial losses in its income statement as loss from joint venture.

In the event of liquidation of the assets attributable to Celera Diagnostics, including sale of such assets, the proceeds upon liquidation would be distributed to the Applied Biosystems group and the Celera Genomics group based on a proportion similar to their relative investment accounts. If the proceeds upon liquidation are in excess of the groups' combined investment accounts, the Celera Genomics group would be allocated a preference on the liquidation proceeds in an amount equal to 65 percent of the Celera Genomics group's funding of initial losses. If liquidation proceeds and the Celera Genomics group's share of profits generated by Celera Diagnostics exceed 65 percent of the Celera Genomics group's funding of initial losses, the excess liquidation proceeds would be allocated equally to the Celera Genomics group and the Applied Biosystems group.

Other Acquisitions

During fiscal years 1999, 2000, and 2001, the Company acquired various equity interests in companies that were individually insignificant. The total amounts paid in fiscal years 1999, 2000, and 2001 were $1.3 million, $3.1 million, and $4.1 million, respectively, for these investments.

Pending Acquisition
Axys Pharmaceuticals, Inc.

In June 2001, the Company signed a definitive merger agreement to acquire Axys Pharmaceuticals, Inc. ("Axys") in a stock-for-stock transaction. Axys is an integrated small molecule drug discovery and development company that is developing products for chronic therapeutic applications through collaborations with pharmaceutical companies and has a proprietary product portfolio in oncology.

The transaction, which is subject to customary closing conditions, including approval by Axys stockholders and regulatory approvals, has been structured as a tax-free reorganization and will be accounted for under the purchase method. Under the terms of the merger agreement, Axys shareholders will receive shares of Applera - Celera stock per Axys share based on an exchange ratio which is calculated based on the average closing price of Applera - Celera stock over the 10 trading days immediately preceding (but excluding) the second trading day prior to the closing of the merger. If the closing had occurred at the time the merger agreement was signed, each share of Axys common stock would have been exchanged for a fractional share of Applera - Celera stock having an average closing price during the calculation period equivalent to $4.65 per share of Axys common stock. Depending on the average closing price of Applera - Celera stock at the time of the closing of the merger, the Company will issue between
3.3 million shares and 5.4 million shares of Applera - Celera stock.




100 | APPLERA CORPORATION Annual Report 2001

CELERA GENOMICS GROUP | Notes to Combined Financial Statements
                        continued


Note 3--Debt And Lines Of Credit

Allocated Debt Activity

Long-term debt at June 30, 2000 consisted of $46.0 million of commercial paper with an average interest rate of 6.84%. These borrowings were classified as noncurrent at June 30, 2000 because it was the Company's intent to refinance these obligations on a long-term basis. However, the Company repaid this debt during the second quarter of fiscal 2001.

The Company maintains a $100 million revolving credit agreement with four banks that expires on April 20, 2005. Commitment and facility fees are based on public debt ratings, or net worth and leverage ratios. Interest rates on amounts borrowed vary depending on whether borrowings are undertaken in the domestic or eurodollar markets. There were no outstanding borrowings under the facility at June 30, 2000 or 2001.

At June 30, 2001, in addition to the $100 million revolving credit facility, the Company had $122 million of unused credit facilities for short-term borrowings from domestic and foreign banks in various currencies. These credit facilities consist of uncommitted overdraft credit lines that are provided at the discretion of various local banks. An Applera Corporation guarantee is usually required if a local unit borrows funds.

Under various debt and credit agreements, the Company is required to maintain certain minimum net worth and leverage ratios. The Company was in compliance with all such covenants as of June 30, 2001.

Note 4--Income Taxes

Loss before income taxes for fiscal 1999, 2000, and 2001 primarily relates to operations in the United States.

The benefit for income taxes includes the Celera Genomics group's allocated portion of income taxes currently payable and those deferred because of differences between the financial statement and tax bases of assets and liabilities. The Celera Genomics group's benefit for income taxes for fiscal 1999, 2000, and 2001 consisted of the following:

(Dollar amounts in millions)               1999        2000         2001
============================================================================
Currently receivable                  $    22.6   $    42.9    $    41.9
Deferred                                                7.0          4.5
----------------------------------------------------------------------------
Total benefit for income taxes        $    22.6   $    49.9    $    46.4
============================================================================



Significant components of deferred tax assets and liabilities at June 30, 2000 and 2001 are summarized below:

(Dollar amounts in millions)                          2000          2001
============================================================================
Deferred Tax Assets
Accruals                                         $     2.2    $      3.0
Tax credit and loss carryforwards                     26.5          32.2
Research and development expense                                    16.8
----------------------------------------------------------------------------
Subtotal                                              28.7          52.0
Valuation allowance                                                 (2.8)
----------------------------------------------------------------------------
Total deferred tax assets                             28.7          49.2
----------------------------------------------------------------------------
Deferred Tax Liabilities
Depreciation                                           1.3           2.4
Intangibles                                            4.6           1.1
----------------------------------------------------------------------------
Total deferred tax liabilities                         5.9           3.5
----------------------------------------------------------------------------
Total deferred tax assets, net                   $    22.8    $     45.7
----------------------------------------------------------------------------


A reconciliation of the federal statutory tax to the Celera Genomics group's benefit for income taxes for fiscal 1999, 2000, and 2001 is set forth in the following table:

(Dollar amounts in millions)             1999         2000          2001
============================================================================
Federal statutory rate                    35%          35%           35%
============================================================================

Tax at federal statutory rate      $    (23.6)   $   (49.9)   $    (81.4)
State income taxes (net of
  federal benefit)                                      .2            .2
Reorganization, restructuring
   and other costs                                     1.4
Nondeductible goodwill                                  .2          34.9
R&D tax credit                                        (5.4)         (2.9)
Valuation allowance                                                  2.8
Recapitalization costs                    1.6
Other                                     (.6)         3.6
----------------------------------------------------------------------------
Total benefit from income taxes    $    (22.6)   $   (49.9)   $   (46.4)
============================================================================


As described in Note 1, the Company presents the income taxes allocated to the groups under the consolidated return approach in accordance with SFAS No. 109. If management had utilized the separate return basis of accounting, management would have determined that it was more likely than not a significant valuation allowance would have been required for the Celera Genomics group's tax benefits associated with losses and credits. The following pro forma presentation indicates the results of the Celera Genomics group had the separate return basis of accounting been applied.

(Dollar amounts in millions)             1999         2000          2001
----------------------------------------------------------------------------
Loss before income taxes           $    (67.5)   $  (142.7)   $   (232.7)
Provision for income taxes                 .2          2.8           3.0
----------------------------------------------------------------------------
Net loss                           $    (67.7)   $  (145.5)   $   (235.7)
----------------------------------------------------------------------------


                                   APPLERA CORPORATION Annual Report 2001 | 101

CELERA GENOMICS GROUP | Notes to Combined Financial Statements
                        continued

At June 30, 2001, the Celera Genomics group was allocated a valuation allowance of $2.8 million related to domestic tax credit carryforwards.

The Celera Genomics group was allocated a consolidated domestic loss carryforward of $57 million and domestic credit carryforward of $12 million, which will expire between the fiscal years 2005 and 2021.

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

Pension expense, consisting primarily of service cost allocated to the Celera Genomics group, was less than $.1 million for fiscal 1999 and $.3 million for both fiscal 2000 and 2001.

Retiree Healthcare and Life Insurance Benefits

The postretirement benefit plan provides certain healthcare and life insurance benefits to domestic employees hired prior to January 1, 1993, who retire and satisfy certain service and age requirements. Generally, medical coverage pays a stated percentage of most medical expenses, reduced for any deductible and for payments made by Medicare or other group coverage. The cost of providing these benefits is shared with retirees. The plan is unfunded. The postretirement benefit expense allocated to the Celera Genomics group was not material for fiscal 1999, 2000, and 2001. Amounts allocated to the Celera Genomics group were less than $.1 million for all periods presented.

Savings Plan

The Company provides a 401(k) savings plan, for domestic employees, with automatic Company contributions of 2% of eligible compensation and a dollar-for-dollar matching contribution of up to 4% of eligible compensation. Employees not eligible for the employee pension plan receive an extra 2% Company contribution in addition to the automatic 2% Company contribution through June 30, 2004, while pension plan participants continue to receive the automatic 2% contribution. The Company's contributions allocated to the Celera Genomics group were $.5 million, $1.9 million, and $3.8 million for fiscal 1999, 2000, and 2001, respectively.

Postemployment Benefits

The Company provides certain postemployment benefits to eligible employees. These benefits generally include severance, disability, and medical-related costs paid after employment but before retirement.

Note 6--Segment, Geographic, and Customer Information

Business Segments

The Celera Genomics group, which operates in one business segment, is engaged principally in integrating high throughput technologies to create therapeutic discovery and development capabilities for internal use and for its customers and collaborators. The Celera Genomics group's businesses are its online information business and its therapeutics discovery business. The online information business is a leading provider of genomic and related biological and medical information. Pharmaceutical, biotechnology, and academic customers use this information, along with customized information technology solutions provided by the Celera Genomics group, to enhance their capabilities in the fields of life science research and pharmaceutical and diagnostic discovery and development. The Celera Genomics group recently expanded its focus to include therapeutic discovery and development. The Celera Genomics group intends to leverage its capabilities in genomics, proteomics, and bioinformatics, both in internal programs and through collaborations, to identify drug targets and diagnostic markers, and to discover and develop novel therapeutic candidates. Initially, the Celera Genomics group intends to focus its therapeutic discovery efforts in the field of oncology.

Geographic Areas

Information concerning principal geographic areas for fiscal 2001 follows:

(Dollar amounts in millions)                   2001
====================================================
Net Revenues From
External Customers
United States                                $ 62.0
Europe                                         16.6
Other                                          10.1
---------------------------------------------------
Combined                                     $ 88.7
====================================================

Revenues prior to fiscal 2001 were attributable to the United States. Net revenues are attributable to geographic areas based on the region of destination. Long-lived assets are located in the United States.

Customer Information

The Celera Genomics group has a small number of customers and derives a substantial portion of its revenues from fees paid by multinational pharmaceutical companies and larger biotechnology companies. During fiscal 1999, one customer accounted for approximately 24% of the Celera Genomics group's net revenues. During fiscal 2000, five customers that were individually greater than 10% of net revenues accounted for approximately 70% of the Celera

102 | APPLERA CORPORATION Annual Report 2001

CELERA GENOMICS GROUP | Notes to Combined Financial Statements
                        continued

Genomics group's net revenues in the aggregate. During fiscal 2001, one customer accounted for approximately 10% of the Celera Genomics group's net revenues.

Note 7--Allocated Net Worth

Applera - Celera stock represents a separate class of the Company's common stock. Additional shares of Applera - Celera stock may be issued from time to time upon exercise of stock options or at the discretion of the Company's Board of Directors. Transactions in Applera - Celera stock are attributed to the Celera Genomics group's allocated net worth and transactions in Applera - Applied Biosystems stock are attributed to the Applied Biosystems group's allocated net worth. There were no repurchases of Applera - Celera stock for fiscal 1999, fiscal 2000, and fiscal 2001.

The Company's authorized capital stock consists of 225 million shares of a class of common stock designated as Applera Corporation - Celera Genomics Group Common Stock, one billion shares of a class of common stock designated as Applera Corporation - Applied Biosystems Group Common Stock, and 10 million shares of preferred stock. Of the 10 million authorized shares of preferred stock, the Company has designated 80,000 shares of two series of participating junior preferred stock in connection with the Company's Stockholder Protection Rights Agreement. See Note 7 to the Applera Corporation Consolidated Financial Statements for information regarding the stockholders' equity of the Company.

In March 2000, the Company completed a follow-on public offering of Applera - Celera stock. In this offering, 4.4 million shares of Applera - Celera stock were sold, resulting in net proceeds of $943.3 million.

Note Receivable from the Applied Biosystems group

The initial capitalization of the Celera Genomics group included a $330 million short-term note receivable from the Applied Biosystems group established at September 30, 1998. The $330 million note represented an allocation of the Company's capital to the Celera Genomics group and did not result in the Applied Biosystems group holding a residual interest in the allocated net worth attributed to the Celera Genomics group. Accordingly, no interest was ascribed to the note. This allocation of capital represented management's decision to allocate a portion of the Company's capital to the Celera Genomics group and the remaining capital to the Applied Biosystems group prior to the effective date of the recapitalization. The group combined financial statements do not include any residual interests in the allocated net worth of one group by the other group. The note receivable was liquidated on May 28, 1999 in exchange for a portion of the proceeds received from the sale of the Analytical Instruments business and a new note receivable from the Applied Biosystems group for $150 million. The new note receivable, which was for a term of one year, bearing an interest rate of 5% per annum and payable on demand without penalty, was paid during fiscal 2000.

Tax Benefit Receivable from the Applied Biosystems group

The Applied Biosystems group reimbursed the Celera Genomics group for tax benefits generated, which were utilized on a consolidated basis. These reimbursements were intended to provide additional cash resources to the Celera Genomics group up to a maximum of $75 million, excluding tax benefits generated by Celera Diagnostics. As of June 30, 2001, the Celera Genomics group had generated cumulative tax benefits of $32.2 million utilized by the Applied Biosystems group with no reimbursement to the Celera Genomics group. The amounts utilized by the Applied Biosystems group that were not reimbursed to the Celera Genomics group were recorded to allocated net worth in the Celera Genomics group's Combined Statements of Financial Position. The tax benefit receivable of $16.7 million at June 30, 2000 was reimbursed to the Celera Genomics group in fiscal 2001.

Third-Party Equity Transaction

In June 1999, the Company granted fully vested options to purchase 2.6 million shares of Applera - Celera stock at a price of $6.42 per share to the Institute for Genomic Research ("TIGR") and entered into a one-year non-compete agreement with such party. The fair value of such option approximated $7.2 million and was amortized over the life of the non-compete agreement. The fair value of these options were determined under the Black-Scholes model using a volatility assumption of 40%, an expected option life assumption of two years, and a risk-free interest rate of 5.75%. See Note 9 for further discussions of transactions with TIGR.

Note 8--Stock Plans

Stock Option Plans

Under the Company's stock option plans, officers, directors, and other employees may be granted options, each of which allows for the purchase of shares of existing classes of common stock at a price of not less than 100% of fair market value at the date of grant. Prior to the recapitalization of the Company, most option grants had a two-year vesting schedule, whereby 50% of the option grant vested at the end of each year from the date of grant. The Company's Board of Directors has extended that schedule for most options granted subsequent to the recapitalization whereby 25% will vest annually, resulting in 100% vesting after four years. Options generally expire ten years from the date of grant. At June 30, 2001, 14.2 million shares of Applera - Celera stock were authorized for grant of options. See Note 8 to the Applera Corporation Consolidated Financial Statements for information regarding transactions related to the Company's stock option plans and a summary of options outstanding and exercisable at June 30, 2001.

1999 Stock Incentive Plans

The Applera Corporation/Celera Genomics Group 1999 Stock Incentive Plan (the "Applera - Celera Group Plan") and the Applera Corporation/Applied Biosystems Group 1999 Stock Incentive Plan (the "Applera - Applied Biosystems Group Plan") were first approved in April 1999.



                                   APPLERA CORPORATION Annual Report 2001 | 103

CELERA GENOMICS GROUP | Notes to Combined Financial Statements
                        continued

The Applera - Celera Group Plan authorizes grants of stock options, stock awards, and performance shares with respect to Applera - Celera stock. The Applera - Applied Biosystems Group Plan authorizes grants of stock options, stock awards, and performance shares with respect to Applera - Applied Biosystems stock. Directors, certain officers, and key employees with responsibilities involving both Applied Biosystems group and the Celera Genomics group may be granted awards under both incentive plans in a manner which reflects their responsibilities. The Company's Board of Directors believes that granting awards tied to the performance of the group in which the participants work and, in certain cases the other group, is in the best interests of the Company and its stockholders.

Employee Stock Purchase Plan

The Company's employee stock purchase plans offer U.S. and certain non-U.S. employees the right to purchase shares of Applera - Celera stock and/or Applera - Applied Biosystems stock. The purchase price in the U.S. is equal to the lower of 85% of the average market price of the applicable class of common stock on the offering date or 85% of the average market price of such class of common stock on the last day of the purchase period. Provisions of the plan for employees in countries outside the U.S. vary according to local practice and regulations.

Applera - Celera stock issued under the employee stock purchase plans during fiscal 1999, 2000, and 2001 totaled 24,000 shares, 303,000 shares, and 269,000 shares, respectively. Applera - Applied Biosystems stock issued under the employee stock purchase plans during fiscal 1999, 2000, and 2001 totaled 98,000 shares, 161,000 shares, and 250,000 shares, respectively. Common stock issued under the employee stock purchase plans during fiscal 1999 totaled 168,000 shares of Applera Corporation (predecessor) common stock.

Director Stock Purchase and Deferred Compensation Plan

The Company has a Director Stock Purchase and Deferred Compensation Plan that requires non-employee directors of the Company to apply at least 50% of their annual retainer to the purchase of common stock. Purchases of Applera - Celera stock and Applera - Applied Biosystems stock are made in a ratio approximately equal to the number of shares of Applera - Celera stock and Applera - Applied Biosystems stock outstanding. The purchase price is the fair market value on the date of purchase. At June 30, 2001, the Company had approximately 84,000 shares of Applera - Celera stock and approximately 335,000 shares of the Applera - Applied Biosystems stock available for issuance under this plan.

Restricted Stock

As part of the Company's stock incentive plans, employees may be, and non-employee directors are, granted shares of restricted stock that will vest when certain continuous employment/service restrictions and/or specified performance goals are achieved. The fair value of shares granted is generally expensed over the restricted periods, which may vary depending on the estimated achievement of performance goals.

As a result of the recapitalization of the Company, each share of restricted stock held was redesignated as 0.5 of a share of Applera - Celera stock and one share of Applera - Applied Biosystems stock prior to giving effect to the Applera - Celera stock split and the Applera - Applied Biosystems stock splits. Restricted stock granted to employees and non-employee directors totaled 900 shares of Applera - Celera stock and 3,600 shares of Applera - Applied Biosystems stock during fiscal 2000 and 63,900 shares of Applera - Celera stock and 255,225 shares of Applera - Applied Biosystems stock during fiscal 2001. Restricted stock granted prior to recapitalization to employees and non-employee directors during fiscal 1999 totaled 42,900 shares of the Applera Corporation (predecessor) common stock. Compensation expense recognized by the Celera Genomics group for these awards was $1.0 million and $1.3 million for fiscal 2000 and 2001, respectively. Unearned compensation included in allocated net worth was $2.6 million at June 30, 2001. There was no unearned compensation included in allocated net worth at June 30, 2000.

Performance Unit Bonus Plan

The Company adopted a Performance Unit Bonus Plan in fiscal 1997. The plan utilized stock options and a performance unit bonus pool. Performance units granted under the plan represented the right to receive a cash or stock payment from the Company at a specified date in the future. The amount of the payment was determined on the date of the grant. The performance units vested upon shares of the Company's common stock attaining and maintaining specified price levels for a specified period. As of June 30, 2000, three series of performance units were granted under the plan. Certain members of the Celera Genomics group's senior management participated in the first series of the plan, which was prior to the recapitalization. Compensation expense, pertaining to the first series, for the Celera Genomics group was $1.3 million for fiscal 1999. Fiscal 1999 compensation expense included $1.0 million related to the acceleration of payments under the plan as a result of the attainment of the performance targets. The vesting of the related stock options was not accelerated. No compensation expense pertaining to the plan was recognized in fiscal 2000 or 2001.

The plan was modified in fiscal 2000 to replace the performance units with performance stock options. Performance stock options vest in equal portions upon the earlier of the shares of Applera - Applied Biosystems stock attaining and maintaining specified price levels for a specified period of time or after a specified future date. Members of the Celera Genomics group are not participants in this modified plan.

Accounting for Stock-Based Compensation

APB No. 25, "Accounting for Stock Issued to Employees," and FASB
Interpretation No. 44 ("FIN No. 44"), "Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of Accounting Principles



104 | APPLERA CORPORATION Annual Report 2001

CELERA GENOMICS GROUP | Notes to Combined Financial Statements
                        continued


Board Opinion No. 25" are applied in accounting for stock-based compensation plans. Accordingly, no compensation expense has been recognized for stock option and employee stock purchase plans, as all options have been issued at fair market value.

Pro forma net income as required by SFAS No. 123, "Accounting for Stock-Based Compensation," has been determined for employee stock plans under the statement's fair value method. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.

Pro forma information for the years ended June 30, 1999, 2000, and 2001 is presented below:

(Dollar amounts in millions)           1999          2000         2001
==========================================================================
Net loss
 As reported                      $   (44.9)   $    (92.7)  $   (186.2)
 Pro forma                        $   (47.5)   $   (106.6)  $   (223.3)
==========================================================================


Note 8 to the Applera Corporation Consolidated Financial Statements contains the information regarding the assumptions made in calculating pro forma compensation expense in accordance with SFAS No. 123.

Note 9--Additional Information

Selected Accounts

The following table provides the major components of selected accounts of the Combined Statements of Financial Position at June 30, 2000 and 2001:

(Dollar amounts in millions)                         2000         2001
==========================================================================
Other Long-Term Liabilities
Deferred service contract revenues             $      3.7   $     18.3
Other                                                 5.5          5.5
-------------------------------------------------------------------------
Total other long-term liabilities              $      9.2   $     23.8
==========================================================================



Related-Party Information

Sales of Products and Services Between Groups

A group will sell products or services to the other group on terms that would be available from third parties in commercial transactions. If terms for such transactions are not available, the purchasing group will pay fair value as determined by the Company's Board of Directors for such products and services or at the cost (including overhead) of the selling group. For fiscal 1999, 2000, and 2001, R&D expenses included $17.3 million, $54.4 million, and $60.1 million, respectively, for lease payments on instruments, the purchase of consumables and project materials, and contracted R&D services from the Applied Biosystems group.

Access to Technology and Know-How

Each group has free access to all Company technology and know-how (excluding products and services of the other group) that may be useful in that group's business, subject to obligations and limitations applicable to the Company and to such exceptions that the Company's Board of Directors may determine. The groups consult with each other on a regular basis concerning technology issues that affect both groups. The costs of developing technology remain in the group responsible for its development.

TIGR

During fiscal 2001, the Celera Genomics group entered into an agreement to perform sequencing services for TIGR and recognized revenues and collected cash of $7.0 million related to such services. The President of the Celera Genomics group is the current Chairman of the Board of Trustees of TIGR. Also, an immediate family member of the President of the Celera Genomics group currently serves as TIGR's President and is on TIGR's Board of Trustees. Additionally, as of June 30, 2001, TIGR owned fully vested options to purchase approximately 1.4 million shares of Applera - Celera stock.

Celera Diagnostics Joint Venture

During fiscal 2001, the Celera Genomics group funded $4.4 million of operating losses, $.9 million for capital expenditures and $.2 million for working capital needs related to the Celera Diagnostics joint venture (see Note 2).

Note 10--Commitments and Contingencies

Future minimum payments at June 30, 2001 under non-cancelable operating leases for real estate and equipment were as follows:


(Dollar amounts in millions)
========================================================
2002                                              $ 22.2
2003                                                10.7
2004                                                 2.6
2005                                                 2.6
2006                                                 2.6
2007 and thereafter                                 13.1
--------------------------------------------------------
Total                                             $ 53.8
========================================================



Rental expense was $8.5 million for fiscal 1999, $30.5 million for fiscal 2000, and $41.0 million for fiscal 2001.

Amersham

On November 18, 1997, Amersham Pharmacia Biotech, Inc. ("Amersham") filed a patent infringement action against the Company in the United States District Court for the Northern District of California. The complaint alleges that the Company is directly, contributorily, or by inducement infringing U.S. Patent No. 5,688,648 ("the `648 patent"). Amersham asserts that the Company's use and sale of DNA analysis reagents and systems that incorporate "BigDye" fluorescence detection technology infringe the `648 patent, and seeks injunctive and monetary relief. The Company answered the complaint, alleging that the `648 patent is invalid and unenforceable, and that the Company has not infringed the `648 patent. In December 2000, the court granted Amersham's motion for summary judgment in part, finding that certain of the Company's activities infringe the claims of the `648 patent, but denied Amersham's motion for summary judgment that the Company induced its customers to infringe the claims of the `648 patent. On April 6, 2001, the court granted the Company's motion for summary judgment finding that the Company's recently introduced


                                   APPLERA CORPORATION Annual Report 2001 | 105

CELERA GENOMICS GROUP | Notes to Combined Financial Statements
                        continued


BigDye Version 3.0 dye technology does not infringe the `648 patent.

On March 13, 1998, the Company filed a patent infringement action against Amersham and Molecular Dynamics, Inc. in the United States District Court for the Northern District of California. The Company asserts that one of its patents (U.S. Patent No. 4,811,218) is infringed by reason of Molecular Dynamics' and Amersham's sale of certain DNA analysis systems (e.g., the MegaBACE 1000 System). In response, Amersham has asserted various affirmative defenses and several counterclaims, including that the Company is infringing two patents, U.S. Patent No. 5,091,652 ("the `652 patent") and U.S. Patent No. 5,459,325, each owned by or licensed to Molecular Dynamics, by selling certain ABI PRISM(TM) DNA sequencing systems. In December 2000, the court granted the Company's motion for summary judgment of non-infringement of the `652 patent. The trial date previously scheduled for August 6, 2001 was vacated in July 2001.

On May 21, 1998, Amersham filed a patent infringement action against the Company in the United States District Court for the Southern District of New York. The complaint alleges that the Company is infringing, contributing to the infringement of, and inducing the infringement of U.S. Patent No. 4,707,235 ("the `235 patent") by reason of the Company's sale of certain ABI PRISM(TM) DNA sequencing systems. The complaint seeks injunctive and monetary relief. The Company answered the complaint, alleging that the `235 patent is invalid and that the Company does not infringe the `235 patent. The matters described in this paragraph and the immediately preceding paragraph have been consolidated into a single case to be heard in the United States District Court for the Northern District of California. In December 2000, the court granted the Company's motion for summary judgment of non-infringement of the `235 patent. However, on December 18, 2000, Amersham filed a new complaint alleging that the Company is infringing the `235 patent by reason of the Company's sale of certain DNA sequencing systems, which allegations were not in the previous suit under the `235 patent. This action is in the early stages of discovery.

On May 30, 2000, the Company filed a patent infringement action against Amersham in the United States District Court for the Northern District of California. The Company asserts that one of its patents (U.S. Patent No. 5,945,526) is infringed by reason of Amersham's sale of DNA analysis reagents and systems that incorporate ET Terminator fluorescence detection technology. The claims construction hearing previously scheduled for June 7, 2001 has been postponed.

On July 10, 2001, United States Judge Charles R. Breyer stayed all cases in the litigation described above for the purpose of facilitating court ordered settlement mediation. The stay is scheduled to expire on March 11, 2002.

The Company believes that the claims asserted by Amersham and Molecular Dynamics in the foregoing cases are without merit and intends to defend the cases vigorously. However, the outcome of this or any other litigation is inherently uncertain, and the Company cannot be sure that it will prevail in any of these matters. An adverse determination in any of the actions brought by Amersham could have a material adverse effect on the financial statements of the Celera Genomics group and the Company.

Other

The Company has been named as a defendant in several other legal actions, including patent, commercial, and environmental, arising from the conduct of normal business activities. Although the amount of any liability that might arise with respect to any of these matters cannot be accurately predicted, the resulting liability, if any, will not in the opinion of management have a material adverse effect on the financial statements of the Celera Genomics group or the Company.

The holders of Applera - Celera stock are stockholders of the Company and will continue to be subject to all risks associated with an investment in the Company, including any legal proceedings and claims affecting the Applied Biosystems group.

Note 11--Financial Instruments

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents, short-term investments, and accounts receivable. The Company minimizes the risk related to cash and cash equivalents and short-term investments by utilizing highly-rated financial institutions that invest in a broad and diverse range of financial instruments. The Company has established guidelines relative to credit ratings and maturities that seek to maintain safety and liquidity.

Accounts receivable balances are with a small number of customers, primarily multinational pharmaceutical companies and larger biotechnology companies. Allowances are maintained for potential credit losses and such losses have been within management's expectations.



106 |  APPLERA CORPORATION Annual Report 2001

CELERA GENOMICS GROUP | Notes to Combined Financial Statements
                        continued


Fair Value

The fair value of significant financial instruments held or owned by the Company is estimated using various methods. Cash and cash equivalents approximate their carrying amount. The fair value of short-term investments is estimated based on quoted market prices, if available, or quoted market prices of financial instruments with similar characteristics. The fair value of debt is based on the current rates offered to the Company for debt of similar remaining maturities. The following table presents the carrying amounts and fair values of the Company's significant financial instruments at June 30, 2000 and 2001:

                                               2000                  2001
                                        ------------------    ------------------
                                       Carrying       Fair    Carrying      Fair
(Dollar amounts in millions)             Amount      Value      Amount     Value
================================================================================
Cash and cash equivalents               $ 569.9    $ 569.9    $ 216.1    $ 216.1
Short-term investments                  $ 541.1    $ 541.1    $ 779.3    $ 779.5
Long-term debt                          $  46.0    $  46.0
================================================================================


Net unrealized gains and losses on short-term investments are reported as a separate component of accumulated other comprehensive income (loss) as part of allocated net worth in the Combined Statements of Financial Position.

Note 12--Quarterly Financial Information (Unaudited)

The following is a summary of quarterly financial results:


                                       First Quarter       Second Quarter
                                     -----------------    -----------------
(Dollar amounts in millions)          2000      2001       2000       2001
===========================================================================
Net revenues                        $   8.3    $  18.3   $   8.3    $  20.3
Cost of sales                           2.8        5.8       4.2       10.4
Research and development               29.4       41.0      34.0       42.3
Operating loss                        (32.3)     (52.6)    (39.3)     (57.7)
Net loss                              (19.4)     (25.7)    (24.3)     (29.7)
===========================================================================



                                        Third Quarter        Fourth Quarter
                                      -----------------     -----------------
(Dollar amounts in millions)          2000        2001      2000       2001
=============================================================================
Net revenues                        $  11.1    $  23.4   $  15.0    $   27.4
Cost of sales                           3.3       12.0       4.7        14.8
Research and development               40.1       40.2      45.1        41.2
Operating loss                        (42.9)     (54.9)    (53.6)     (124.4)
Net loss                              (24.1)     (29.1)    (24.9)     (101.7)
=============================================================================

Events Impacting Comparability

Fiscal 2001 - The fourth quarter results included a before-tax charge of $69.1 million for the impairment of goodwill and other intangibles related to Paracel. The fourth quarter results also included a loss of $5.0 million from the Celera Genomics group's interest in Celera Diagnostics.

Note 13--Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss, net of tax, for fiscal 2001 was as follows:

                                                Foreign     Accumulated
                             Unrealized        Currency           Other
(Dollar amounts in              Gain on     Translation   Comprehensive
millions)                   Investments     Adjustments            Loss
=======================================================================
Balance at June 30, 2000           $  -           $   -           $   -
Activity                             .1             (.2)            (.1)
-----------------------------------------------------------------------
Balance at June 30, 2001           $ .1           $ (.2)          $ (.1)
=======================================================================


Amounts recorded in accumulated other comprehensive income prior to fiscal 2001 were less than $0.1 million.

Information regarding the income tax effects for items of other comprehensive loss are as follows:

(Dollar amounts in           Before-Tax             Tax       After-Tax
millions)                        Amount         Expense          Amount
=======================================================================
For the Year Ended
  June 30, 2001
Unrealized gains on
  investments                      $ .2           $ (.1)          $  .1
Foreign currency translation
  adjustment                        (.2)                            (.2)
-----------------------------------------------------------------------
Other comprehensive loss           $  -           $ (.1)          $ (.1)
=======================================================================


The foreign currency translation adjustment is not currently adjusted for income taxes as it relates to indefinite investments in non-U.S. subsidiaries.


                                   APPLERA CORPORATION Annual Report 2001 | 107

CELERA GENOMICS GROUP | Report of Management and
                        Report of Independent Accountants



Report of Management

To the Stockholders of
Applera Corporation

Management is responsible for the accompanying combined financial statements, which have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, it is necessary for management to make informed judgments and estimates which it believes are in accordance with accounting principles generally accepted in the United States appropriate under the circumstances. Financial information presented elsewhere in this annual report is consistent with that in the financial statements.

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

The Audit/Finance Committee of the Board of Directors is comprised solely of outside directors and is responsible for overseeing and monitoring the quality of the Company's accounting and auditing practices. The independent accountants and internal auditors have full and free access to the Audit/ Finance Committee and meet periodically with the committee to discuss accounting, auditing, and financial reporting matters.



/s/ Dennis L. Winger
Dennis L. Winger
Senior Vice President and
Chief Financial Officer


/s/ Tony L. White
Tony L. White
Chairman, President, and
Chief Executive Officer



Report of Independent Accountants

To the Stockholders and Board of Directors of Applera Corporation

In our opinion, the accompanying combined statements of financial position and the related combined statements of operations, of allocated net worth, and of cash flows present fairly, in all material respects, the financial position of the Celera Genomics group of Applera Corporation at June 30, 2001 and 2000, and the results of its operations and its cash flows for each of the three fiscal years in the period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of Applera Corporation; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described above and more fully in Note 1 to the Celera Genomics group's combined financial statements, the Celera Genomics group is a group of Applera Corporation; accordingly, the combined financial statements of the Celera Genomics group should be read in conjunction with the audited financial statements of Applera Corporation.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Stamford, Connecticut
July 26, 2001


108 | APPLERA CORPORATION Annual Report 2001

APPLERA CORPORATION | Directors and Officers

BOARD OF DIRECTORS

Tony L. White
Chairman, President and
Chief Executive Officer
Applera Corporation
Director since 1995
(1,4)

Richard H. Ayers
Retired Chairman and
Chief Executive Officer
The Stanley Works
Director since 1988
(1,2)

Jean-Luc Belingard
Chief Executive Officer
bioMerieux-Pierre
Fabre Group
Director since 1993
(3,4,5)

Robert H. Hayes, Ph.D.
Philip Caldwell Professor, Emeritus
Harvard Business School
Director since 1985
(1,2,5)

Arnold J. Levine, Ph.D.
President and Chief
Executive Officer
Rockefeller University
Director since 1999
(2,5)

Theodore E. Martin
Retired President and
Chief Executive Officer
Barnes Group Inc.
Director since 1999
(2)

Carolyn W. Slayman, Ph.D.
Sterling Professor and
Deputy Dean
Yale University School of Medicine
Director since 1994
(1,3,4,5)

Orin R. Smith
Retired Chairman and
Chief Executive Officer
Engelhard Corporation
Director since 1995
(3,4)

Georges C. St. Laurent, Jr.
Principal
St. Laurent Properties
Former Chief Executive Officer
Western Bank
Director since 1996
(3,4,5)

James R. Tobin
President and
Chief Executive Officer
Boston Scientific Corporation
Director since 1999
(2)

Committee Memberships:
1  Executive Committee
2  Audit/Finance Committee
3  Management Resources Committee
4  Nominating Committee
5  Technology Advisory Committee

CORPORATE OFFICERS

Tony L. White*
Chairman, President and
Chief Executive Officer

Peter Barrett, Ph.D.
Vice President
Celera Genomics

Samuel E. Broder, M.D.
Vice President
Celera Genomics

Peter Chambre*
Chief Operating Officer
Celera Genomics

Ugo D. DeBlasi
Finance
Celera Genomics

Michael W.
Hunkapiller, Ph.D.*
Senior Vice President and President
Applied Biosystems

Vikram Jog
Corporate Controller

Robert C. Jones
Vice President
Applied Biosystems

Barbara J. Kerr*
Vice President
Human Resources

Thomas P. Livingston
Secretary

Stephen J. Lombardi
Vice President
Applied Biosystems

Joseph E. Malandrakis
Vice President
Applied Biosystems

Robert A. Millman
Intellectual Property
Celera Genomics

Kenneth D. Noonan, Ph.D.*
Senior Vice President
Corporate Development

Kathy Ordonez*
Vice President
and President
Celera Diagnostics

John S. Ostaszewski
Treasurer

Robert P. Ragusa
Vice President
Applied Biosystems

William B. Sawch*
Senior Vice President and
General Counsel

Deborah A. Smeltzer
Finance
Applied Biosystems

Joseph H. Smith
Intellectual Property
Applied Biosystems

J. Craig Venter, Ph.D.*
Senior Vice President and President
Celera Genomics

Dennis L. Winger*
Senior Vice President and
Chief Financial Officer

* Member, Management
  Executive Committee


                                    APPLERA CORPORATION Annual Report 2001 | 109

APPLERA CORPORATION | Stockholder Information

PRINCIPAL OFFICES

Applera Corporation
301 Merritt 7
Norwalk, CT 06851
T 203.840.2000
www.applera.com

Mailing Address:
Applera Corporation
P.O. Box 5435
Norwalk, CT 06856-5435

Applied Biosystems
850 Lincoln Centre Drive
Foster City, CA 94404
T 650.570.6667
www.appliedbiosystems.com

Celera Genomics
45 West Gude Drive
Rockville, MD 20850
T 240.453.3000
www.celera.com

Celera Diagnostics
1401 Harbor Bay Parkway
Alameda, CA 94502
T 510.749.4200
www.applera.com

STOCKHOLDER RESPONSE CENTER
Fleet National Bank, the stockholder services and transfer agent, will gladly answer questions about your accounts, certificates, and dividends. Please phone toll free: 800.730.4001 or write to:

Fleet National Bank
c/o EquiServe
P.O. Box 8040
Boston, MA 02266-8040
http://www.equiserve.com

DIVIDEND REINVESTMENT
The Applied Biosystems Dividend Reinvestment Plan provides owners of Applera-Applied Biosystems common stock with a convenient, automatic, and inexpensive way to purchase additional shares. For information and an enrollment form, contact Fleet National Bank at the address above.

STOCKHOLDER PUBLICATIONS
Applera Corporation information, including quarterly earnings releases, is available by phoning 800.762.6923. This menu-driven system allows callers to receive specific news releases by fax within minutes of a request. You may also leave a message to have corporate publications, including the annual report, proxy statement, and Securities and Exchange Commission filings (Forms 10-K, 10-Q, etc.), mailed to you directly.

STOCK EXCHANGE LISTINGS
The Applera-Applied Biosystems and Applera-Celera Genomics common stocks are listed on the New York and Pacific exchanges under the symbols ABI and CRA, respectively.

FORM 10-K
A copy of the annual report to the Securities and Exchange Commission on Form 10-K may be obtained without charge by writing to the Secretary at the 301 Merritt 7 corporate address.

INFORMATION VIA INTERNET
Internet users can access information on Applera Corporation, its public announcements, including press releases, quarterly conference calls, products and services, and other items of interest, through the following address: http://www.applera.com

Alternatively, you may request this information by writing to:

Applera Corporation
Corporate Communications
850 Lincoln Centre Drive
Foster City, CA 94404

ANNUAL MEETING
The Annual Meeting of Stockholders will be held on Thursday, October 18, 2001, at 9:30 a.m. at 301 Merritt 7, Norwalk, CT 06851.

INVESTOR RELATIONS
Vice President, Investor Relations
Peter Dworkin

Investment professionals should call 650.554.2449.

CORPORATE COMMUNICATIONS
Vice President, Corporate Communications
Carolyn E. Christenson

News media representatives and others seeking general information should call 650.554.2636.

TRADEMARKS
AB (Design), Applera, API 4000, BigDye, Celera, Celera Diagnostics,
Celera Discovery System, Celera Genomics, the Celera Spirit, TOF/TOF, ViroSeq, and Voyager are trademarks and ABI PRISM and Applied Biosystems are registered trademarks of Applera Corporation or its subsidiaries in the US and certain other countries. TaqMan is a registered trademark of Roche Molecular Systems, Inc. ICAT is a trademark of the University of Washington, exclusively licensed to the Applied Biosystems Group of Applera Corporation.

EQUAL EMPLOYMENT OPPORTUNITY AND
AFFIRMATIVE ACTION
Applera Corporation has long been committed to Equal Employment Opportunity and Affirmative Action. A policy of positive action is the foundation of this commitment and is typified at Applera Corporation by programs directed toward responsible community involvement.

Copyright (C) 2001 Applera Corporation

110 | APPLERA CORPORATION Annual Report 2001

Applera
Corporation

Applera Corporation
301 Merritt 7
Norwalk, CT 06851
tel 203.840.2000
www.applera.com

0604-AR-01