Form 10-K, Exhibit 13
period 2003-06-30
APPLERA CORP
filed 2003-09-25
CIK 77551

Applied Biosystems  |  Celera Genomics

Applera Mission
Our mission is to improve human health and society by understanding and applying the power of biology to develop breakthrough research technologies, diagnostic products, and drugs.

August 22, 2003

to our stockholders,

The practice of medicine is poised to change more in the next decade than it has since Watson and Crick discovered the structure of DNA 50 years ago. Applera Corporation has played and intends to continue to play a crtical role in driving this transformation.

With a track record of success and innovation in the life sciences, a culture of disciplined risk-taking, and substantial and broad resources, Applera is pursuing bold, sustainable strategies for turning biological advances into new products that we believe will improve human health and quality of life.>

Applera Corporation | 2003 Annual Report | 1

stockholders’ letter (cont.)

Opportunities The wealth of biological information now available creates unparalleled opportunities for life science researchers to interpret biology and develop more effective diagnostics and drugs. Through its three businesses, Applera is active in each of these vital areas. Applied Biosystems is integrating traditional laboratory research with computer-based science to provide customers with a broader set of tools and resources to conduct cutting-edge experiments. Celera Genomics is marshalling its unique scientific assets to identify novel drug targets and discover and develop pharmaceutical compounds aimed more precisely at the root cause of major diseases. And Celera Diagnostics, a joint venture between Applied Biosystems and Celera Genomics, is conducting large studies to understand the genetic patterns associated with common complex diseases such as Alzheimer’s and cardiovascular disease, and intends to turn its discoveries rapidly into novel molecular diagnostic products.

A cornerstone of these efforts, the Applera Genomics Initiative (AGI), has been completed with positive outcomes. Begun in July 2001, we believe the AGI is the most comprehensive effort undertaken to identify medically relevant variations in the human genome. We resequenced the genes and regulatory regions of 39 individuals and one chimpanzee to discover novel SNPs (single nucleotide polymorphisms) – the most common form of genetic variations. When SNPs are in genes and regulatory regions, they may alter the amount, function, and/or stability of proteins, making them potentially “functional SNPs” more likely to affect health. Our research identified approximately 45,000 novel functional SNPs, more than the number reported in the scientific literature to date by all other researchers combined. Applied Biosystems and Celera Diagnostics are developing research assays and diagnostic reagents, respectively, based on these findings. And as Celera Diagnostics and Celera Genomics analyze this unique collection of SNPs for their diagnostic or therapeutic value, we are filing patent applications to protect this valuable intellectual property.

Challenges These bold initiatives demonstrate Applera’s commitment to invest for the future while managing through a difficult business environment. In fiscal 2003, market conditions for Applied Biosystems were adversely affected by a variety of factors, including delayed expenditures of government funds for basic research in the United States, weak economic conditions that constrained public funding for medical research in Europe and Japan, and more cautious spending by the pharmaceutical industry. In December 2002, we made the difficult decision to reduce the Applied Biosystems worldwide staff by nine percent. This action has better positioned Applied Biosystems to weather any continuing short-term challenges in the business climate by moderating growth in R&D and other spending following completion of the AGI. The work force reduction has also allowed Applied Biosystems to add personnel to support new programs. Our goal with these measures is to achieve revenue growth and healthy levels of profitability while continuing to invest in new technology. It is important to keep in mind that during the last fiscal year, Applied Biosystems was solidly profitable, generating income from continuing operations of $200 million and $279 million in operating cash flow.

Progress Applera’s growth historically has come from introducing superior, and often breakthrough, products and technology. We expect our next chapter to be no different. Our commitment to R&D remains high, with total spending in fiscal 2003 of more than $400 million across our three businesses. At Applied Biosystems, we look to the greater productivity and ease-of-use of many new genomic, proteomic and small molecule products to expand our role in current markets while opening new ones. In the spirit of further innovation, Applied Biosystems is responding to changing customer needs by redefining its product development and marketing strategies around the far-reaching concept of integrated science, or iScienceSM, which is explained in detail on pages four and seven.

2 | Applera Corporation | 2003 Annual Report

Celera Genomics has become a more focused and disciplined organization. Executing the business and scientific plan communicated in December 2002, we are advancing drug candidates through pre-clinical development and using our expertise in proteomics, bioinformatics and genomics, as well as a close collaboration with Celera Diagnostics, to support programs to identify novel drug targets now and to develop targeted therapeutics in the future. Our R&D programs are focused in three therapeutic areas: inflammation, coagulation and oncology. We are expanding our internal development capabilities and strategically managing our capital – $802 million in cash and short-term securities at year-end fiscal 2003 – to help develop and conserve the resources needed to support clinical testing in the future.

At Celera Diagnostics, we are pleased that the U.S. Food and Drug Administration cleared the ViroSeq™ HIV-1 Genotyping System in December 2002. In addition, we began to manufacture new reagents for the hepatitis C virus and moved nine disease association studies forward. Presentation of data from the first of these studies is anticipated for the fall of 2003, followed by other studies later in fiscal 2004. These data should raise awareness of the scale and rigor of Celera Diagnostics’ research – the basis for what we expect to be a new generation of diagnostic tests intended to help clinicians more efficiently predict, detect, monitor and treat disease.

Applera Management Executive Committee, left to right: Kathy Ordoñez; Michael Hunkapiller; Dennis Winger; Tony White; William Sawch; Barbara Kerr.
The Applera businesses are engaged in a vital enterprise. We believe we have the financial, managerial, and technical resources and capabilities to face the challenges that go with ambitious goals. We are confident that our strategy of disciplined risk-taking will enable us to seize opportunities where we see them and to realize significant benefits from biological advances – for patients, physicians, stockholders, and customers alike. We recognize and thank our nearly 5,500 talented and dedicated employees for their contributions to this effort. It is their shared vision, enthusiasm, creativity and dedication that make our progress possible.

Tony L. White Chairman, President and Chief Executive Officer Applera Corporation

Applera Corporation | 2003 Annual Report | 3

what’s next

Integrated Science
visit: www.appliedbiosystems.com/iscience

Biology is being transformed by the increasing availability of high-quality biological data and advances in technology. A new interdisciplinary approach to life science discovery is emerging, marked by the integration of traditional laboratory research with computer-based science. To realize value from the growing abundance of biological data, researchers need to ask increasingly complex questions, and require more efficient and cost-effective methods to do so. A recognized market leader and proven innovator, Applied Biosystems is in a unique position to help define and enable this revolutionary new research approach, which we call integrated science, or iScienceSM. We are focused on providing not only cutting-edge research tools, but also information-rich, integrated solutions and services that help customers better apply and integrate technology and biological content to expedite their research and commercial goals.

—	Michael W. Hunkapiller, Ph.D., President, Applied Biosystems Senior Vice President, Applera Corporation

“The technology of the future is going to require a broader integration of different cross-disciplinary skills. You need to integrate the information from different data – DNA, RNA, proteins, networks, pathways and other data types – to really understand all the dimensions of a biological system and how it operates.”

—	Leroy Hood, M.D., Ph.D., President, Institute for Systems Biology, Seattle, Washington

4 | Applera Corporation | 2003 Annual Report

  what’s next

Targeted Medicine
visit: www.celera.com/targetedmedicine

The sequencing of the human genome was only the beginning. We believe that new genomic and proteomic discoveries can enable the prevention and earlier detection of many diseases, safer and more effective treatments, and reduced time- and cost-to-market for new drugs. At Celera Genomics and Celera Diagnostics, we are dedicated to deciphering the vital connection between genes and diseases and translating our knowledge into breakthrough therapeutic and diagnostic products. Our vision of Targeted Medicine starts with large-scale studies to find associations between a specific disease and patterns of genetic variation or gene activity. Celera Diagnostics can configure identified genetic markers into new molecular diagnostic tests intended to help physicians predict, characterize, monitor and select therapies for common, complex diseases. Celera Genomics may also utilize some of these genetic markers as therapeutic targets for new drugs and in the design of clinical trials, in order to create drugs with improved efficacy and safety.

—	Kathy Ordoñez, President, Celera Genomics and Celera Diagnostics Senior Vice President, Applera Corporation

“Ongoing studies can provide both clinical and genetic insights into coronary heart disease, leading to extraordinary scientific productivity and commercial success in the development of new clinical diagnostics and therapeutics. This approach could serve as a model for extension into many other conditions.”

—	John P. Kane, M.D., Ph.D., Professor of Medicine University of California, San Francisco

Applera Corporation | 2003 Annual Report | 5

applied biosystems

Transforming life science research Innovation drives the life sciences, and as one of the industry’s broadest providers of technology solutions for life science researchers, Applied Biosystems is committed to product innovations that facilitate the understanding of the genes, proteins and small molecules involved in human health and disease. Our ongoing investments in research and development continue to yield important new products with compelling performance and economic advantages.

In fiscal 2003, our more efficient next-generation mid-to-high throughput sequencers – the Applied Biosystems 3730 DNA Analyzer and 3730xl DNA Analyzer – gained strong acceptance from academic and commercial laboratories. In mass spectrometry, our fastest-growing business during the 2003 fiscal year, we expanded our line of systems used by pharmaceutical and proteomics researchers for protein and small molecule discovery. The unique 4000 Q TRAP® LC/MS/MS System, made by our joint venture with MDS Inc., should expand our share position in the ion trap market, a new one for Applied Biosystems. Applied Biosystems also introduced the 4700 Proteomics Discovery System, which enhances the capability of the previously available 4700 Proteomics Analyzer for automated analysis of highly complex protein samples.

6 | Applera Corporation | 2003 Annual Report

New Genomic Products In fiscal 2003, Applied Biosystems introduced several innovative consumable products for studying gene expression and genetic variation (genotyping). Our line of Assays-on-Demand™ products now includes more than 146,000 human SNP assays, 19,000 human gene expression assays, 9,000 mouse gene expression assays, and 3,000 rat expression assays, making it the broadest offering of functionally validated, ready-to-use genomic assays. (Our new assay manufacturing facility in Pleasanton, California, is shown below to the right.) Our 7900HT Micro Fluidic Card reduces the cost of performing gene expression analysis with these assays by measuring the activity of many genes while using less sample and reagents. To make the largest genotyping studies affordable, our forthcoming SNPlex™ System, a reagent product run on our sequencing platforms, should lower analysis costs to as little as one cent or less per genotype.

During the past year we defined and began to implement our vision of iScienceSM – providing our customers with products and services that integrate technology, informatics and traditional laboratory research. First steps in this direction can be seen in the way the 4700 Proteomics Discovery System, for a modest subscription fee, relates acquired protein identification and expression data from the mass spectrometer to molecular function and biological process information in the Celera Discovery System™ (CDS) online platform. Distributed by Applied Biosystems since the start of fiscal 2003, CDS provides access to up-to-date integrated sets of proprietary and public data for the human genome and other genomes, along with sophisticated visualization and analysis tools. Another system that will link to gene annotation data from CDS is the new Applied Biosystems Expression Array. Our first product for whole genome gene expression analysis, it will contain on a single porous nylon surface microscopic DNA probes to virtually all of the more than 30,000 human genes.

Web-based resources that will help enable iScience include our new myScienceSM site. This offers free access to curated genomic information and tools from CDS to help scientists plan experiments, including selection of Assays-on-Demand™ reagents, as well as fee-based access to the entire CDS online platform. Our goal is for myScienceSM to reduce the time and cost customers spend designing, conducting and analyzing their experiments, while creating more demand for our products and services.

Applera Corporation | 2003 Annual Report | 7

celera genomics

Developing targeted therapeutics Celera Genomics is focused on the discovery and development of new drugs and the discovery of therapeutic targets. In the past year, we completed our evolution to a biopharmaceutical business and are now focused on executing the business and scientific plan outlined in December 2002. We believe that this rigorous plan provides a roadmap to creating shareholder value through increased investment in development programs, greater efficiency and economy in target discovery, and the management of our cash as a strategic asset.

We are building our product portfolio in three therapeutic focus areas: inflammation, coagulation and oncology. Our intent is to advance selected proprietary small-molecule compounds into clinical trials before seeking a commercialization partner, thereby generating more value from our efforts. As a result, we have strengthened our pre-clinical and development capabilities and added senior managers and scientists with expertise in toxicology, formulation and clinical program management. These expanded capabilities should support the further development of our product pipeline, reprioritized in the past year to align resources behind our most promising small molecule programs.

8 | Applera Corporation | 2003 Annual Report

Proteomics Platform Celera Genomics has built a large-scale proteomics facility (shown on facing page) to evaluate cell surface proteins from normal and diseased cells in an effort to identify candidate targets for therapeutic antibodies. Rather than employing conventional 2-D gel technology, our approach combines liquid chromatography with mass spectrometry to allow for automation, greater sensitivity, and efficiency in the identification and quantification of proteins. We demonstrated the effectiveness of this platform during fiscal 2003 when we identified over 100 differentially expressed cell surface proteins in pancreatic cancer. We selected 38 proteins, including novel proteins with characteristics similar to known therapeutic targets, for further validation as potential drug targets.

For target finding and validation, we are leveraging our comparative genetics, proteomics, genotyping and gene expression platforms, integrated through powerful and proprietary bioinformatics. Our track record of rapidly sequencing the human and other genomes points to our success in demonstrating the power of industrialized biological research. We resequenced the genes and regulatory regions in the DNA from 39 individuals and one chimpanzee as part of the recently completed Applera Genomics Initiative, revealing approximately 45,000 novel functional SNPs with potential medical relevance. Another strategic asset is our close relationship with Celera Diagnostics, whose large-scale disease association studies are expected to produce targets for our drug discovery and development programs.

In the past year, we focused our proteomics effort exclusively on the identification of differentially expressed cell surface proteins. We believe this class of proteins includes the most promising targets for near-term drug candidates in the form of therapeutic antibodies. We have identified potential therapeutic targets in pancreatic cancer and are progressing in our studies of lung and colon cancer. We plan to advance these programs in partnership with companies that have capabilities in antibody development and manufacturing.

Applera Corporation | 2003 Annual Report | 9

celera diagnostics

     Advancing molecular diagnostics Celera Diagnostics is applying genomic and bioinformatic tools to discover, develop and commercialize novel molecular diagnostic tests that enable physicians to better diagnose, monitor and treat disease. We achieved significant momentum in the last year as we grew end-user sales, advanced new products, increased and strengthened our relationships with customers and collaborators, and expanded our efforts to identify new genetic markers associated with disease.

In December, the ViroSeq™ HIV-1 Genotyping System became our first product to receive marketing clearance from the U.S. Food and Drug Administration. Now cleared for use across a range of Applied Biosystems instrument platforms, the ViroSeq system is designed to detect viral genome mutations that correlate with drug resistance, thereby helping physicians select the best course of treatment for HIV-infected patients. Our Analyte Specific Reagents (ASRs) are used by major U.S. clinical laboratories to conduct “home brew” testing to detect genetic mutations associated with cystic fibrosis. We also began to manufacture new ASRs for the hepatitis C virus (HCV) for Abbott Laboratories.

In the past fiscal year, we announced collaborations with two key U.S. laboratories – Laboratory Corporation of America and Quest Diagnostics – to establish the clinical utility of new diagnostic tests based on discoveries from certain of our

10 | Applera Corporation | 2003 Annual Report

Discovery Platform Celera Diagnostics has established a discovery platform powered to identify the genetic signatures of major complex diseases and to validate results through replication. This platform leverages the instrument and technology expertise of Applied Biosystems and the informatics and discovery capabilities of Celera Genomics to identify and validate markers that can be configured into new diagnostic tests. The key to this effort is our industrial-scale facility for high-volume genotyping and gene expression analysis (pictured at left). Utilizing more than 50 Applied Biosystems high-throughput ABI PRISM® 7900HT Sequence Detection Systems, this facility is able to analyze more than one million genotypes and thousands of samples per day.

disease association studies. These collaborations complement the profit-sharing strategic alliance we initiated in June 2002 with Abbott, our development and commercialization partner for a broad range of molecular diagnostic tests. To support our discovery efforts, we have gained access to more than 30,000 patient samples and associated clinical data from a number of academic and corporate collaborators.

To advance the concept of Targeted Medicine, Celera Diagnostics is conducting large-scale disease association studies to link genetic markers to complex diseases. These studies compare genotype and gene expression profiles in samples from healthy and diseased populations to identify and validate markers for development of new molecular diagnostic products. These markers may indicate the risk or presence of disease before symptoms appear, predict the severity or expected rate of progression of a disease, or demonstrate a response to a drug therapy. In the past year, we made progress in nine disease association studies in areas such as Alzheimer’s disease, cardiovascular disease, rheumatoid arthritis, breast cancer and response to interferon therapy. We have identified and replicated novel associations between disease and single nucleotide polymorphisms in multiple genes in several of our disease association studies, and we are preparing to present selected findings, along with our plans for converting our discoveries into products.

Applera Corporation | 2003 Annual Report | 11

Financial Review

Selected Consolidating Financial Data	13-14

Management’s Discussion and Analysis	15-50
Discussion of Applera Corporation	23
Discussion of Applied Biosystems Group	27
Discussion of Celera Genomics Group	31
Discussion of Celera Diagnostics	34
Market Risks	34
Outlook	35
Forward-Looking Statements	37

Financial Statements	51-54
Consolidated Statements of Operations	51
Consolidated Statements of Financial Position	52
Consolidated Statements of Cash Flows	53
Consolidated Statements of Stockholders’ Equity	54

Notes to Consolidated Financial Statements	55-89

Report of Management	90

Report of Independent Auditors	90

Directors and Officers	91

Stockholder Information	92

12 | Applera Corporation | 2003 Annual Report

Selected Consolidating Financial Data	Applera Corporation

(Dollar amounts in thousands except per share amounts) Fiscal years ended June 30,	1999	2000	2001	2002	2003

Financial Operations
Net revenues
Applied Biosystems group	$1,221,691	$1,388,100	$1,619,495	$1,604,019	$1,682,943
Celera Genomics group	12,541	42,747	89,385	120,886	88,264
Celera Diagnostics			1,587	9,206	20,763
Eliminations	(17,335)	(59,812)	(66,341)	(32,893)	(14,738)
Applera Corporation	1,216,897	1,371,035	1,644,126	1,701,218	1,777,232

Income (loss) from continuing operations
Applied Biosystems group	$148,365	$186,247	$212,391	$168,481	$199,617
Celera Genomics group	(44,894)	(92,737)	(186,229)	(211,772)	(81,929)
Celera Diagnostics			(4,960)	(44,763)	(51,237)
Eliminations	(6,674)	1,986	6,032	47,473	52,029
Applera Corporation	96,797	95,496	27,234	(40,581)	118,480

Per Share Information
Applera Corporation
Dividends per share	$0.51

Applied Biosystems Group
Income per share from continuing operations
Basic	$0.74	$0.90	$1.01	$0.80	$0.96
Diluted	$0.72	$0.86	$0.96	$0.78	$0.95
Dividends per share	$0.0425	$0.17	$0.17	$0.17	$0.17

Celera Genomics Group
Net loss per share
Basic and diluted	$(0.89)	$(1.73)	$(3.07)	$(3.21)	$(1.15)

Other Information
Cash and cash equivalents and short-term investments
Applied Biosystems group	$236,530	$394,608	$392,459	$470,981	$601,666
Celera Genomics group	71,491	1,111,034	995,558	888,922	802,402
Applera Corporation	308,021	1,505,642	1,388,017	1,359,903	1,404,068

Total assets
Applied Biosystems group	$1,347,550	$1,698,156	$1,677,887	$1,818,582	$2,126,715
Celera Genomics group	344,720	1,413,257	1,220,136	1,250,044	1,122,066
Celera Diagnostics			14,164	21,826	35,902
Eliminations	(172,963)	(28,098)	(24,329)	(15,053)	(27,191)
Applera Corporation	1,519,307	3,083,315	2,887,858	3,075,399	3,257,492

Long-term debt
Applied Biosystems group	$31,452	$36,115	$—	$—	$—
Celera Genomics group		46,000		17,983	17,101
Applera Corporation	31,452	82,115		17,983	17,101

You should read this selected financial data in conjunction with our consolidated financial statements and related notes.

As part of our recapitalization on May 6, 1999, we issued two new classes of common stock called Applera Corporation — Applied Biosystems Group Common Stock and Applera Corporation — Celera Genomics Group Common Stock.

The Applied Biosystems group per share data and the Celera Genomics group per share data reflect all stock splits.

We established Celera Diagnostics in fiscal 2001 as a 50/50 joint venture between the Applied Biosystems group and the Celera Genomics group. This venture is focused on the discovery, development and commercialization of novel diagnostic products. The loss from continuing operations of Celera Diagnostics does not include the tax benefit recorded by the Celera Genomics group associated with such loss, as the Celera Genomics group recorded 100% of Celera Diagnostics’ losses in fiscal 2001, 2002 and 2003.

Applera Corporation | 2003 Annual Report | 13

Selected Consolidating Financial Data — (Continued)	Applera Corporation

A number of items, shown below, impact the comparability of our data from continuing operations. All amounts are pre-tax, with the exception of the tax liability and valuation allowance reduction recorded as a tax benefit in fiscal 1999 and 2003.

(Dollar amounts in millions) Fiscal years ended June 30,	1999	2000	2001	2002	2003

Applied Biosystems Group
Recapitalization costs	$(4.6)	$—	$—	$—	$—
Tax liability and valuation allowance reductions	22.2				27.8
Acceleration of long term compensation charges as a result of attainment of performance targets	(9.1)	(45.0)
Net gains/(losses) on investments	6.1	48.6	15.0	(8.2)
Charitable foundation donation	(3.5)
Foreign currency hedge contract-related gain	2.3
Gain on sale of real estate		8.2
Acquired in-process research and development charge				(2.2)
Asset impairment charges	(14.5)				(9.5)
Restructuring, other merger costs and acquisition-related costs	(6.1)	(2.1)
Restructuring reserve adjustment relating to excess fiscal 1998 restructuring liabilities	9.2
Severance, benefit costs and office closures related to workforce reduction					(20.0)
Gain on patent infringement lawsuit					25.8

Celera Genomics Group
Recapitalization costs	$(4.6)	$—	$—	$—	$—
Acceleration of long term compensation charge as a result of attainment of performance targets	(1.0)
Losses on investments				(6.0)
Acquired in-process research and development charge				(99.0)
Asset impairment charges			(69.1)	(15.6)
Excess lease space and severance costs				(13.1)
Impairment charge on an equity method investment					(15.1)

14 | Applera Corporation | 2003 Annual Report

Management’s Discussion and Analysis	Applera Corporation

Discussion of Operations

The purpose of the following management’s discussion and analysis is to provide an overview of the business of Applera Corporation to help facilitate the understanding of significant factors influencing the historical operating results, financial condition and cash flows and also to convey our expectations of the potential impact of known trends, events or uncertainties that may impact future results. You should read this discussion in conjunction with our consolidated financial statements and related notes. Historical results and percentage relationships are not necessarily indicative of operating results for future periods. When used in this management discussion, the terms “Applera,” “Company,” “we,” “us,” or “our” mean Applera Corporation and its subsidiaries.

Overview

We are comprised of three business segments: the Applied Biosystems group, the Celera Genomics group, and Celera Diagnostics.

The Applied Biosystems group develops and markets instrument-based systems, reagents, software, and contract services to the life science industry and research community. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing.

The Celera Genomics group is engaged principally in integrating advanced technologies to discover and develop new therapeutics. The Celera Genomics group intends to leverage its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop new therapeutics. Its Celera Discovery SystemTM (“CDS”) online platform, marketed exclusively through the Applied Biosystems group’s Knowledge Business, is an integrated source of information based on the human genome and other biological and medical sources.

Celera Diagnostics was established in fiscal 2001 as a 50/50 joint venture between the Applied Biosystems group and the Celera Genomics group. This venture is focused on the discovery, development, and commercialization of novel diagnostic products. Financial results of Celera Diagnostics for fiscal 2001 represent its first three months of operations.

In fiscal 1999, as part of a recapitalization of our Company, we created two classes of common stock referred to as “tracking” stocks. Tracking stock is a class of stock of a corporation intended to “track” or reflect the performance of a specific business within the corporation.

Applera Corporation — Applied Biosystems Group Common Stock (“Applera — Applied Biosystems stock”) is listed on the New York Stock Exchange under the ticker symbol “ABI” and is intended to reflect the relative performance of the Applied Biosystems group. Applera Corporation — Celera Genomics Group Common Stock (“Applera — Celera stock”)

is listed on the New York Stock Exchange under the ticker symbol “CRA” and is intended to reflect the relative performance of the Celera Genomics group. There is no single security that represents the performance of Applera Corporation as a whole, nor is there a separate security traded for Celera Diagnostics.

Holders of Applera — Applied Biosystems stock and Applera — Celera stock are stockholders of Applera. The Applied Biosystems group and the Celera Genomics group are not separate legal entities, and holders of these stocks are stockholders of a single company, Applera. As a result, holders of these stocks are subject to all of the risks associated with an investment in Applera and all of its businesses, assets, and liabilities.

The Applied Biosystems group and the Celera Genomics group do not have separate boards of directors. Applera has one board of directors, which will make any decision in accordance with its good faith business judgment that the decision is in the best interests of Applera and all of its stockholders as a whole.

Our fiscal year ends on June 30. The financial information for each segment is presented in Note 15 to our consolidated financial statements, Segment, Geographic, Customer and Consolidating Information. Management’s discussion and analysis addresses the consolidated financial results followed by the discussions of our three segments.

The following noteworthy developments occurred since the beginning of fiscal 2003:

Applied Biosystems Group

•
In August 2002, the Applied Biosystems group announced two collaborations to develop new technologies and applications for proteomics, one with Myriad Proteomics, Inc. and the other with the Institute for Systems Biology.

•
In September 2002, Applied Biosystems/MDS SCIEX Instruments, a partnership between the Applied Biosystems group and MDS Inc., introduced the QSTAR® XL LC/MS/MS system. This system is designed to provide improved sensitivity and resolution to proteomics researchers as well as improved sensitivity and mass accuracy to pharmaceutical drug discovery researchers.

•
In October 2002, the Applied Biosystems group, as successor to The Perkin-Elmer Corporation, received an adverse jury verdict in a patent lawsuit with TA Instruments, Inc., a subsidiary of Waters Corporation, relating to thermal analysis products. Please refer to Note 14 to our consolidated financial statements for more information.

•
In December 2002, the Applied Biosystems group announced organization-wide cost reductions in response to uncertain economic conditions and to return research and development investment to more traditional levels. Please refer to Note 13 to our consolidated financial statements for more information.

Applera Corporation | 2003 Annual Report | 15

Management’s Discussion and Analysis — (Continued)	Applera Corporation

•
In January 2003, the Applied Biosystems group announced the SNPlexTM system, a reagent and software product, designed to allow researchers to conduct ultra high throughput genotyping. This genotyping product could enable production scale laboratories to analyze more than one million genotypes per instrument per day. Commercial sales are expected to commence by the end of calendar year 2003.

•
In March 2003, the U.S. Court of Appeals for the Federal Circuit upheld a ruling in favor of the Applied Biosystems group and MDS Inc. in a patent infringement lawsuit against Micromass U.K. Ltd. and its U.S. subsidiary Micromass, Inc., both divisions of Waters Corporation. In April 2003, the Applied Biosystems group received a payment representing its share of the judgment proceeds upon the successful completion of the lawsuit. Please refer to Note 13 to our consolidated financial statements for more information.

•
In May 2003, the Applied Biosystems group announced the initial release of Mouse Assays-on-DemandTM Gene Expression Products. These are pre-formulated gene expression assays for researchers studying the mouse, an important animal model of human disease. The Mouse Assays-on-DemandTM Gene Expression Products are available through the Applied Biosystems group’s e-commerce web site.

•
Also in May 2003, the Applied Biosystems group introduced the 7900HT Micro Fluidic Card, an assay system for use on the ABI PRISM® 7900HT Sequence Detection System. The 7900HT Micro Fluidic Card allows high throughput, parallel analysis of gene expression patterns, and is expected to expedite customers’ target discovery programs by allowing researchers to investigate complex biological pathways more quickly and cost-effectively.

•
In June 2003, the Applied Biosystems group introduced two new products, the 4700 Proteomics Discovery System and the 4000 Q TRAP® LC/MS/MS linear ion trap mass spectrometer. The 4700 system is designed to enable a new category of automation for high-confidence protein identification and easy determination of protein expression. The 4000 Q TRAP® system provides expanded MS/MS capabilities and performance that are expected to offer improved workflows, deliver enhanced data quality, and be up to 10 times more sensitive than ion trap technologies currently available.

•	In July 2003, the Applied Biosystems group announced the first gene expression analysis product for whole human genome analysis on a single microarray, the Applied Biosystems Expression Array System.

Celera Genomics Group

•	In August 2002, Robert Booth, Ph.D., joined the Celera Genomics group, as Senior Vice President of Research & Development, responsible for integrating and leading all of the Celera Genomics group’s therapeutic discovery and development activities.

•
In December 2002, the Celera Genomics group announced its refined business and scientific plan, which supports increased investment in clinical development capabilities, and greater efficiency and economy in target discovery, while continuing to place emphasis on management of the Celera Genomics group’s cash as a strategic asset.

•
In January 2003, James P. Yee, M.D., Ph.D., joined the Celera Genomics group as Head of Development, responsible for building the development organization and for leading therapeutic development activities and clinical trial processes.

•
In April 2003, Steven M. Ruben, Ph.D., joined the Celera Genomics group as Vice President, Protein Therapeutics, responsible for programs to discover and validate novel targets for therapeutic antibody intervention.

•
Also in April 2003, the Celera Genomics group announced that its proteomics study in pancreatic cancer had identified over 100 differentially expressed cell surface proteins, and that it had selected 38 of these proteins for functional and expression validation.

Celera Diagnostics

•	In October 2002, Celera Diagnostics announced three new collaborations, with:

-	Bristol-Myers Squibb to study genes that may be useful in the diagnosis and treatment of cardiovascular disease and diabetes;

-	Laboratory Corporation of America Holdings to establish the clinical utility of laboratory tests based on novel diagnostic markers for Alzheimer’s disease, breast cancer and prostate cancer; and

-	Quest Diagnostics Incorporated to establish the clinical utility of laboratory tests based on novel diagnostic markers for cardiovascular disease and diabetes.

•
In November 2002, Celera Diagnostics announced a research initiative with the University of California, San Francisco (“UCSF”) to develop new diagnostic tools for breast cancer. The UCSF research activities will be funded in part by the UC Discovery Grant from the Industry-University Cooperative Research Program, and in part by Celera Diagnostics.

•
In December 2002, Celera Diagnostics received marketing clearance from the U.S. Food and Drug Administration for its 510(k) submission of the ViroSeqTM HIV-1 Genotyping System as an in vitro diagnostic product. The system is being manufactured by Celera Diagnostics and distributed by Abbott Diagnostics. In February and June 2003, the FDA granted additional marketing clearance for the ViroSeqTM HIV-1 Genotyping System.

16 | Applera Corporation | 2003 Annual Report

Management’s Discussion and Analysis — (Continued)	Applera Corporation

•
In January 2003, Celera Diagnostics announced a collaborative agreement with Genomics Collaborative, Inc. supporting Celera Diagnostics’ efforts to identify genetic patterns associated with rheumatoid arthritis.

•
During late fiscal 2003, Celera Diagnostics announced that growing demand for its Analyte Specific Reagents (“ASRs”) for cystic fibrosis were the primary factor leading fiscal 2003 revenues to more than double compared to the prior year.

•
In July 2003, Celera Diagnostics began to manufacture for Abbott Laboratories new ASRs for the hepatitis C virus (“HCV”). Established annual global market demand for comparable tests is believed to exceed $300 million. Future sales of HCV products manufactured by Celera Diagnostics will depend, in part, on Abbott’s ability to sell these ASRs in a competitive market environment.

Critical Accounting Policies

Our financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, or GAAP. In preparing these statements, we are required to use estimates and assumptions. While we believe we have considered all available information, actual results could affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. We believe that, of the significant accounting policies discussed in Note 1 to our consolidated financial statements, the following accounting policies require our most difficult, subjective or complex judgments:

•	Revenue recognition;

•	Asset impairment and valuation allowances;

•	Pension benefits;

•	Allocation of purchase price to acquired assets and liabilities in business combinations;

•	Restructuring;

•	Allocations to the Applied Biosystems group, the Celera Genomics group, and Celera Diagnostics; and

•	Related party transactions.

Revenue Recognition

We record revenue generally at the time of shipment of products or performance of services. Concurrently, we record provisions for warranty, returns, and installation based on historical experience and anticipated product performance. Revenue is not recognized at the time of shipment of products in situations where risks and rewards of ownership are transferred to the customer at a point other than shipment due to either the shipping terms or the existence of an acceptance clause. Additionally, for certain instruments that are deemed to have multiple revenue-generating activities, the portion of the sales price allocable to the fair value of the installation is deferred and recognized when installation is complete.

We recognize revenue on subscription fees for access to our on-line information databases ratably over the contracted period.

We recognize royalty revenues when earned over the term of the agreement in exchange for the grant of licenses to use our products or certain technologies for which we hold patents. We recognize revenue based on estimates of royalties earned during the applicable period and make revisions for actual royalties received in the following quarter, if applicable.

The Celera Genomics group recognizes revenue and profit on long-term contracts in accordance with the percentage-of-completion method. Under this method, the Celera Genomics group recognizes revenue based on either the costs incurred compared to total costs expected to be incurred as work is performed or on the relative costs for a completed phase compared to the estimate of total expected contract costs when delivery and/or acceptance provisions are present. Revenue from short-term contracts is recognized upon completion. The percentage-of-completion method relies on estimates of total expected contract revenues and costs. Material changes in estimated costs to complete could have a material impact on the profitability of such long-term contracts in future periods.

Asset Impairment and Valuation Allowances

Inventory

Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Reserves for obsolescence and excess inventory are provided based on historical experience and estimates of future product demand. If actual demand is less favorable than our estimates, inventory write-downs may be required.

Investments

Publicly traded minority equity investments are recorded at fair value, with the difference between cost and fair value recorded to other comprehensive income within stockholders’ equity. When the fair value of these investments declines below cost, and the decline is viewed as other-than-temporary, the cost basis is written down to fair value which becomes the new cost basis, and the write-down is included in current earnings. We determine whether a decline in fair value is other-than-temporary based on the extent to which cost exceeds fair value, the duration of the market decline, the intent to hold the investment, and the financial health of, and specific prospects for, the investee.

Deferred tax assets

Deferred taxes represent the difference between the tax bases of assets or liabilities, calculated under tax laws, and the reported amount in our financials statements. We record the tax effect of these temporary differences as deferred tax

Applera Corporation | 2003 Annual Report | 17

Management’s Discussion and Analysis — (Continued)	Applera Corporation

assets or deferred tax liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in our tax return in future years for which we have already recorded the tax benefit in our statement of operations. Deferred tax liabilities generally represent items that will result in a tax on our tax return in future years for which we have already recorded the expense in our statement of operations. We record a valuation allowance against deferred tax assets if it is more likely than not that we will not be able to utilize these assets to offset future taxes. This valuation allowance is based on estimates of future taxable profits and losses and tax planning strategies. Subsequent revisions to estimates of future taxable profits and losses and tax planning strategies could change the amount of the deferred tax asset we would be able to realize in the future, and therefore could increase or decrease the valuation allowance.

Long-lived assets, including goodwill

In July 2001, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” and as a result no longer amortize goodwill. Accordingly, we test goodwill for impairment using a fair value approach at the reporting unit level annually, or earlier if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. A reporting unit can be an operating segment or a business if discrete financial information is prepared and reviewed by management. Under the impairment test, if a reporting unit’s carrying amount exceeds its estimated fair value, goodwill impairment is recognized to the extent that the reporting unit’s carrying amount of goodwill exceeds the implied fair value of the goodwill. The fair value of reporting units were estimated using discounted cash flows, market multiples, and other valuation techniques.

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events which could trigger an impairment review include, among others, a decrease in the market value of an asset, the asset’s inability to generate income from operations and positive cash flow in future periods, a decision to change the manner in which an asset is used, a physical change to the asset or a change in business climate. We calculate estimated future undiscounted cash flows, before interest and taxes, resulting from the use of the asset and its eventual disposition and compare it to its carrying value in determining whether impairment potentially exists. If a potential impairment exists, a calculation is performed to determine the fair value of the long-lived asset. This calculation is based on a valuation model and discount rate commensurate with the risks involved. Third party appraised values may also be used in determining whether impairment potentially exists.

We may be required to record an impairment charge in the future for adverse changes in market conditions or poor operating results of a related reporting unit.

Pension Benefits

Pension plan expense and the requirements for funding our major pension plans are determined based on a number of actuarial assumptions. These assumptions include the expected rate of return on pension plan assets, the discount rate applied to pension plan obligations, and the rate of compensation increase of plan participants. Our most significant pension plan is our U.S. pension plan, which constituted over 95 percent of our consolidated pension plan assets and projected benefit obligations as of the end of fiscal 2003. The accrual of future service benefits for participants in our U.S. pension plan will terminate as of June 30, 2004. Please refer to Note 4 to our consolidated financial statements for information regarding our pension plans, expense recorded under our plans, and the actuarial assumptions used to determine those expenses and the corresponding liabilities.

The expected rate of return on assets is determined based on the historical results of the portfolio, the expected investment mix of the plans’ assets, and estimates of future long-term investment returns. Our assumption for the expected rate of return on assets in our U.S. pension plan ranges from 6.25% to 8.5% for fiscal 2004, a decline from our fiscal 2003 range of 7.25% to 9.0%. The discount rate used is based on rates available on high-quality fixed income debt instruments. At June 30, 2003, we calculated our U.S. pension obligation using a 6.25% discount rate, a 100 basis point decrease from the June 30, 2002 rate of 7.25%. For the determination of the expected rate of return on assets and the discount rate, we take into consideration external actuarial advice. The expected rate of compensation increase was lowered to 4.0% at June 30, 2003 from 5.0% at June 30, 2002 as part of our review process.

The decrease in our expected rate of return on pension plan assets, discount rate assumption, and rate of compensation increase is expected to increase our net periodic pension cost for our U.S. pension plan by approximately $5 million in fiscal 2004 compared to fiscal 2003. A one percentage point increase or decrease in the expected rate of return on pension assets for fiscal 2004 would decrease or increase our net periodic pension cost by approximately $2 million. A 50 basis point increase or decrease in the discount rate for fiscal 2004 would decrease or increase our net periodic pension cost by approximately $2 million. For our U.S. pension plan, we fund the plan in accordance with the minimum funding standard of the Employee Retirement Income Security Act regulations. We do not generally fund pension plans when our contributions would not be tax deductible. In fiscal 2003, we made a contribution of $7.4 million to the U.S. plan and we expect to fund approximately $30 million in fiscal 2004. Our estimate of contributions to be made in fiscal 2004 is based on significant assumptions, such as pension plan benefit levels, interest rate levels and the amount and timing of asset returns. Actual contributions could differ from this estimate.

18 | Applera Corporation | 2003 Annual Report

Management’s Discussion and Analysis — (Continued)	Applera Corporation

Allocation of Purchase Price to Acquired Assets and Liabilities in Business Combinations

The cost of an acquired business is assigned to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values at the date of acquisition. We assess fair value using a variety of methods, including the use of independent appraisers, present value models, and estimation of current selling prices and replacement values. Amounts recorded as intangible assets, including acquired in-process research and development, or IPR&D, are based on assumptions and estimates regarding the amount and timing of projected revenues and costs, appropriate risk-adjusted discount rates, as well as assessing the competition’s ability to commercialize products before we can. Also, upon acquisition, we determine the estimated economic lives of the acquired intangible assets for amortization purposes. Actual results may vary from projected results.

Restructuring

From time to time, we may undertake actions to improve profitability and cash flow performance, as appropriate. In January 2003, we adopted SFAS No. 146, “Accounting for Exit or Disposal Activities,” which requires us to record a liability for costs associated with an exit or disposal activity when the liability is incurred. Prior to adoption of SFAS No. 146, we expensed costs related to a restructuring plan that did not benefit future periods upon approval of the plan by management. These costs could include estimates of severance and termination benefits, facility-related expenses, elimination or reduction of product lines, asset-related write-offs, and termination of contractual obligations, among other items. We will periodically review these cost estimates and adjust the restructuring liability, as appropriate.

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

It is not practical to specifically identify the portion of corporate overhead expenses attributable to each of the businesses. As a result, we allocate these corporate overhead expenses primarily based on headcount, total expenses, or revenues attributable to each business.

The Applied Biosystems group contributed, among other things, its molecular diagnostics business to Celera Diagnostics as part of its initial contribution to the joint venture. The Celera Genomics group contributed, among other things, access to its genome databases. The Celera Genomics group and the Applied Biosystems group account for their investments in Celera Diagnostics under the equity method of accounting, with the Celera Genomics group recording 100 percent of the initial losses, up to $300 million, in its statement of operations as loss from joint venture. The Celera Genomics group and the Applied Biosystems group will share losses incurred by Celera Diagnostics in excess of $300 million equally. Celera Diagnostics has accumulated cash operating losses of approximately $91 million through June 30, 2003. Celera Diagnostics’ profits, if any, will be shared in the ratio of 65 percent to the Celera Genomics group and 35 percent to the Applied Biosystems group until the cumulative profits of Celera Diagnostics equal the initial losses. Once cumulative profits exceed initial losses up to $300 million, Celera Diagnostics’ profits will be shared equally between the groups. Refer to Note 15 to our consolidated financial statements for more information regarding Celera Diagnostics.

Our board of directors approves the method of allocating earnings to each class of common stock for purposes of calculating earnings per share. This determination is generally based on the net income or loss amounts of the corresponding group calculated in accordance with GAAP, consistently applied.

Our board of directors may modify, rescind, or adopt additional management and allocation policies applicable to the attribution of assets, liabilities, revenues and expenses to the businesses at its sole discretion at any time without stockholder approval. Our board of directors would make any decision in accordance with its good faith business judgment that its decision is in the best interests of Applera and all of its stockholders as a whole.

A decision to modify or rescind the management and allocation policies, or adopt additional policies, could have different effects on holders of Applera — Applied Biosystems stock and holders of Applera — Celera stock or could result in a benefit or detriment to one class of stockholders compared to the other class.

Related Party Transactions

The Applied Biosystems group is a supplier of instruments and consumables to the Celera Genomics group and Celera Diagnostics. The Celera Genomics group makes its genomic information and bioinformatic tools available to the Applied Biosystems group and Celera Diagnostics.

The Applied Biosystems group, the Celera Genomics group or Celera Diagnostics may sell or lease products to, or perform services for, one another at fair value to be used in the purchasing business’ commercial activities. If similar transactions with third parties are not available for purposes of determining fair value, the purchasing business will pay fair value as determined by our board of directors for such products and services or at the cost (including overhead) of the selling business. The selling business records revenues on

Applera Corporation | 2003 Annual Report | 19

Management’s Discussion and Analysis — (Continued)	Applera Corporation

these transactions when the product is shipped, as the service is performed, or over the term of the lease, as applicable.

The Applera businesses also may jointly undertake a project, such as the Applera Genomics Initiative, where the total costs and benefits of the project are shared. Shipments of products or performance of services related to such joint projects are not recorded as revenue by any of the businesses, but instead are included, at cost, in the total project costs that are shared based on each business’ expected benefit.

Our businesses may perform services for one another, which are not directly attributable to either businesses’ revenue generating activities. In these cases, the business performing the services charges the benefiting business the cost of performing the services, including overhead.

Beginning July 1, 2002, the Applied Biosystems group became the exclusive distributor of CDS, operated by the Celera Genomics group. As a result of this arrangement, the Applied Biosystems group is integrating CDS and other genomic and biological information into its Knowledge Business. In exchange for marketing and distribution rights to CDS and other genomic and biological information and access to CDS and related content, the Applied Biosystems group will provide the Celera Genomics group with royalty payments on revenues generated by sales of certain products of the Knowledge Business from July 1, 2002 through the end of fiscal 2012. The royalty rate is progressive, up to a maximum of 5%, with the level of sales through fiscal 2008. The royalty rate becomes a fixed percentage of sales starting in fiscal 2009, and the rate declines each succeeding fiscal year through fiscal 2012. Assays-on-DemandTM products, Assays- by-DesignSM service, some reagents for arrays, and new database subscriptions sold by the Knowledge Business are the products subject to royalties.

The Celera Genomics group will continue to be responsible for the performance of its obligations under all contracts relating to its information products and services existing on June 30, 2002 (including certain renewals, if any, of these contracts) and will receive all revenues and other benefits under, and be responsible for all costs and expenses associated with, such contracts. Assuming the Celera Genomics group continues to perform under its existing contracts, the Applied Biosystems group will reimburse the Celera Genomics group if earnings before interest, taxes, depreciation, and amortization from these contracts during the four fiscal years ending with fiscal year 2006 are below $62.5 million and the shortfall is due to business initiatives of the Applied Biosystems group.

Events Impacting Comparability

We are providing the following information on certain items that represent actions taken by us or events that occurred in the periods indicated. We describe the effect of these items on our reported earnings for the purpose of providing you with a better understanding of our on-going operations. You should consider these items when making comparisons to past performance and assessing prospects for future results.

Acquisitions and Investments

We acquired Axys Pharmaceuticals, Inc. and Boston Probes, Inc. during the second quarter of fiscal 2002. The results of operations of these acquired businesses, which were accounted for under the purchase method of accounting, have been included in the consolidated financial statements since the acquisition dates. We allocated the net assets and results of operations of Axys to the Celera Genomics group. We allocated the net assets and results of operations of Boston Probes to the Applied Biosystems group.

A discussion of significant acquisitions and investments is provided in Note 2 to our consolidated financial statements.

Acquired Research and Development

During fiscal 2002, we recorded charges to write-off the value of acquired IPR&D in connection with the Axys and Boston Probes acquisitions. The Applied Biosystems group recorded a charge of $2.2 million relating to Boston Probes, and the Celera Genomics group recorded a charge of $99.0 million relating to Axys. As of the acquisition dates, the technological feasibility of the related projects had not been established, and it was determined that the acquired projects had no future alternative uses.

The amounts attributed to acquired IPR&D were based on independent appraisals and were developed using an income approach. The in-process technologies were valued using a discounted cash flow model on a project-by-project basis.

The Axys projects acquired as part of the acquisition are either in various stages of research and development or no longer being pursued. The continuing projects will require additional research and development efforts by the Celera Genomics group or its collaborators before any eventual products can be marketed, if ever. These efforts include extensive pre-clinical and clinical testing and are subject to lengthy regulatory review and clearance or approval by the FDA. The nature and timing of these remaining efforts are dependent on successful testing and clearance or approval of the products as well as maintaining existing collaborative relationships and entering into new collaborative relationships. If collaboration partners terminate or elect to cancel their agreements or otherwise fail to conduct their collaborative activities in a timely manner, the development or commercialization process could be delayed or abandoned.

20 | Applera Corporation | 2003 Annual Report

Management’s Discussion and Analysis — (Continued)	Applera Corporation

The following table briefly describes the Axys IPR&D projects and their status as of June 30, 2003.

Project	Development Status and Nature/Timing of Remaining Efforts

Partnered Projects: Cathepsin S:
Collaboration with Aventis Pharmaceuticals Products, Inc. with the objective of discovery and development of small molecule drugs that inhibit Cathepsin S, a human cysteine protease associated with certain inflammatory diseases

Investigational New Drug (“IND”) enabling studies announced in January 2002. We expect Aventis to continue pre-clinical studies during calendar 2003. Our portion of collaboration completed in April 2002.

Cathepsin K:
Collaboration with Merck & Co., Inc. to develop small molecule inhibitors of Cathepsin K for the treatment of osteoporosis
We expect Merck to identify additional safety assessment candidate(s) and carry out further pre-clinical efficacy, safety and toxicology studies during calendar 2003. Our portion of collaboration was completed in February 2003.

Tryptase:
Collaboration with Bayer AG to identify oral tryptase inhibitors for the treatment of asthma
Lead compound series reacquired from Bayer in October 2002 is no longer being pursued. Our efforts have been shifted to new proprietary compounds in the program. Collaboration with Bayer has been terminated.

Proprietary Projects: Cathepsin F:
Development of compounds for inflammatory diseases such as asthma and rheumatoid arthritis	Project is no longer being pursued.

Urokinase:
Oncology program focused on development of inhibitors of the protease urokinase to interfere with angiogenesis and metastasis processes	Project is no longer being pursued.

Serm-beta:
Oncology program utilizing licenses granted by Celgene Corp. for exclusive rights to selective estrogen receptor-beta modulators	Project is no longer being pursued, and agreement with Celgene was terminated effective June 2003.

Factors VIIa & Xa:
Development of oral and parenteral therapeutics for blood clotting disorders, such as deep vein thrombosis, stroke, and myocardial infarction or heart attack	Efforts are focused on generation of selective Factor VIIa compounds. Expect to continue pre-clinical studies during calendar 2003. The Factor Xa project is not currently active.

The costs to complete the proprietary projects depend on how the Celera Genomics group decides to commercialize the projects, including whether to partner the project, and at what stage to partner. The Celera Genomics group has in the past reviewed and continues to review the proprietary pre-clinical projects. These reviews may lead to revised prioritization, resourcing and strategies to move toward clinical trials and commercialization. As a result of these actions, actual results for some programs have varied, and for others in the future may vary, from the valuation assumptions outlined in Note 2 to our consolidated financial statements.

Applera Corporation | 2003 Annual Report | 21

Management’s Discussion and Analysis — (Continued)	Applera Corporation

Restructuring and Other Special Charges

Fiscal 2003 Charges

During the second quarter of fiscal 2003, the Applied Biosystems group recorded pre-tax charges totaling $33.8 million for organization-wide cost reductions in response to uncertain economic conditions as well as the Applied Biosystems group’s overall strategy to return research and development investment to more traditional levels, following the completion of the Applera Genomics Initiative. The Applera Genomics Initiative included the resequencing of genes and regulatory regions at the Celera Genomics group and validation of single nucleotide polymorphisms (“SNPs”) at the Applied Biosystems group. The economic uncertainties included delays in appropriations for the National Institutes of Health and uncertainty about funding levels in Japan and parts of Europe as well as within the pharmaceutical industry. The $33.8 million charge consisted of $24.3 million in other special charges, of which $22.9 million was for severance and benefits costs and $1.4 million was for office closures. The Applied Biosystems group also recorded $9.5 million for the impairment of assets in cost of sales. During the fourth quarter of fiscal 2003, the Applied Biosystems group recorded a benefit of $4.3 million in other special charges for the reduction in anticipated employee-related costs associated with this program. This reduction was associated with lower than expected costs being incurred as the actions for this program are implemented.

The severance and benefits charge related to the termination of approximately 400 employees worldwide. Positions impacted, mainly in the U.S. and Europe, are primarily within the areas of research, manufacturing, sales, marketing and administration. The workforce reduction commenced in January 2003. The asset impairment charges resulted primarily from uncertainties surrounding the commercial introduction of products based on a collaboration with Illumina, Inc. and from a revised focus on products designed to offer the most efficient and newest technology with long-term earnings growth potential. The charge for office closures was primarily for one-time payments to terminate the leases of excess facilities and to write-off the fixed assets and leasehold improvements related to these facilities.

The following table details the major components of the special charges:

(Dollar amounts in millions)	Employee- Related Charges	Asset Impairment	Office Closures	Total

Total charges	$22.9	$9.5	$1.4	$33.8
Cash payments	14.2		0.2	14.4
Non-cash charges		9.5	0.5	10.0
Reduction of expected costs	4.3			4.3

Balance at June 30, 2003	$4.4	$—	$0.7	$5.1

Approximately 350 employees have been terminated as of June 30, 2003. The termination of the remaining employees and the cash expenditures relating to the workforce reductions and office closures are expected to be substantially complete by the end of calendar year 2003, and will be funded primarily by cash provided from operating activities.

These actions are expected to make funds available for new research and development programs and marketing initiatives.

Fiscal 2002 charges

During fiscal 2002, the Celera Genomics group recorded a before-tax charge of $2.8 million related to the restructuring of its organization to focus on drug discovery and development. The charge related to a workforce reduction. All actions under this plan were taken as of June 30, 2002, and all cash payments were made by March 31, 2003.

Additionally, during fiscal 2002, the Celera Genomics group recorded a before-tax charge of $25.9 million related to the Paracel business. This charge was primarily comprised of $23.0 million recorded in other special charges primarily for the impairment of goodwill and other intangible assets and a provision for the estimated cost of excess lease space, of which approximately $8 million remains at June 30, 2003. This charge also included $2.9 million recorded in cost of sales for impairment of Paracel inventory. The charge resulted from Paracel’s unfavorable performance against the lowered profitability outlook for the business established during fiscal 2001, at the time of the initial charge described below.

Fiscal 2001 charges

During fiscal 2001, the Celera Genomics group recorded a before-tax, non-cash charge of $69.1 million for the impairment of goodwill and other intangible assets associated with Paracel. This special charge reduced the carrying value of the net assets of Paracel to its estimated fair value at that time. We based the need for this assessment on Paracel’s substantially lower than originally anticipated performance and its future outlook.

Investments

Our investment in Discovery Partners International, Inc. (“DPI”) common stock, which resulted from our acquisition of Axys, is accounted for under the equity method of accounting. Based on the decline in its market capitalization, DPI re-assessed the value of its goodwill and other long-lived assets and recorded an impairment charge as a result of this evaluation. Accordingly, the Celera Genomics group recognized a non-cash charge of $15.1 million in other income (expense), net in fiscal 2003, representing its share of the impairment charge.

During fiscal 2002, the Applied Biosystems group recorded $8.2 million and the Celera Genomics group recorded $6.0 million of before-tax charges for other-than-temporary impairments of minority equity investments, net of gains from sales.

22 | Applera Corporation | 2003 Annual Report

Management’s Discussion and Analysis — (Continued)	Applera Corporation

The Applied Biosystems group recorded before-tax gains of $15.0 million during fiscal 2001 related to sales of minority equity investments.

Other Events Impacting Comparability

In March 2003, we received a ruling in favor of the Applied Biosystems group and MDS Inc. in a patent infringement lawsuit against Micromass U.K. Ltd. and its U.S. subsidiary, Micromass, Inc., both divisions of Waters Corporation. In April 2003, the Applied Biosystems group received a payment that represented its share of the judgment proceeds upon the successful completion of the lawsuit. We recorded a gain in the fourth quarter of fiscal 2003 of $25.8 million in other income, net, which represented the amount received, net of related fees and costs.

The effective tax rate for fiscal 2003 included a reduction of the valuation allowance on deferred tax assets resulting from the expected utilization of foreign tax credits and a reduction of the income tax liability due to the settlement of overseas tax audits for $27.8 million recorded in the fourth quarter of fiscal 2003. See Note 3 to our consolidated financial statements.

Discussion of Applera Corporation’s Consolidated Operations

Results of Continuing Operations — 2003 Compared with 2002

(Dollar amounts in millions)	2002	2003	% Increase/ (Decrease)

Net revenues	$1,701.2	$1,777.2	4.5%
Cost of sales	799.0	849.6	6.3%

Gross margin	902.2	927.6	2.8%
SG&A expenses	438.4	435.0	(0.8%	)
R&D	381.9	401.6	5.2%
Amortization of intangible assets	7.4	5.9	(20.3%	)
Other special charges	25.8	20.0	(22.5%	)
Acquired IPR&D	101.2		(100.0%	)

Operating income (loss)	(52.5)	65.1	(224.0%	)
Loss on investments, net	(14.5)	(2.6)	(82.1%	)
Interest income, net	43.5	29.6	(32.0%	)
Other income (expense), net	(5.1)	13.5	(364.7%	)

Income (loss) before income taxes	(28.6)	105.6	(469.2%	)
Provision (benefit) for income taxes	12.0	(12.9)	(207.5%	)

Income (loss) from continuing operations	$(40.6)	$118.5	(391.9%	)

Effective income tax (benefit) rate	42%	(12)%

As previously described in events impacting comparability, fiscal 2003 and 2002 results were impacted by the following items:

•	$25.9 million pre-tax charge, including $2.9 million recorded in cost of sales, related to the Paracel business in fiscal 2002;

•	$2.8 million pre-tax charge for restructuring the Celera Genomics group’s business in fiscal 2002;

•	$14.2 million pre-tax charge for other-than-temporary impairment of minority equity investments in fiscal 2002;

•	$101.2 million pre-tax charge to write-off acquired IPR&D in fiscal 2002 with no associated tax benefit;

•	$15.1 million pre-tax charge included in the loss from our equity interest in DPI in fiscal 2003. This amount was recorded in other income (expense), net;

•	$29.5 million pre-tax charge, including $9.5 million recorded in cost of sales, for cost reductions, asset impairments, and other special charges in fiscal 2003;

•	$25.8 million pre-tax gain for the successful completion of the patent infringement lawsuit in fiscal 2003; and

•	$27.8 million tax benefit for the reduction of valuation allowances on deferred tax assets and the reduction of the income tax liability in fiscal 2003.

We reported income from continuing operations of $118.5 million for fiscal 2003 compared with a loss from continuing operations of $40.6 million in fiscal 2002. Income from continuing operations for fiscal 2003 included the cost reduction, asset impairment and other special charges, the loss from our equity interest in DPI, the successful completion of the patent infringement litigation, and the reduction of valuation allowances on deferred tax assets and the reduction of the income tax liability described above. The loss from continuing operations for fiscal 2002 included the acquired IPR&D, Paracel-related charges, loss on investments, and restructuring charge described above. Also impacting the increase in income from continuing operations were higher net revenues and a change in the effective tax rate, partially offset by higher R&D expenses and lower interest income. Please read our discussion of segments for information on their financial results.

Our net revenues increased 4.5% in fiscal 2003 compared with fiscal 2002. The effects of foreign currency increased net revenues by approximately $32 million, or 2%, when comparing fiscal 2003 with fiscal 2002. Revenues increased primarily due to improved instrument sales and higher service revenues and license fees at the Applied Biosystems group, partially offset by lower revenues at the Celera Genomics group primarily resulting from the group’s decision not to pursue additional sequencing service business. Net revenues increased 7.7% in the U.S., 7.7% in Europe, and 6.9% in Latin America and other markets and decreased 6.8% in Asia Pacific, compared with the prior fiscal year. The effects of foreign currency increased

Applera Corporation | 2003 Annual Report | 23

Management’s Discussion and Analysis — (Continued)	Applera Corporation

revenues by approximately $30 million, or 7%, in Europe during fiscal 2003 compared to fiscal 2002. The decrease in Asia Pacific was due in large part to the delays by the Japanese government in releasing appropriated funds from their budget.

Gross margin, as a percentage of net revenues, was 52.2% for fiscal 2003 compared with 53.0% for fiscal 2002. The lower gross margin percentage in fiscal 2003 was due primarily to the asset impairment charges recorded in fiscal 2003 and a change in product sales and geographic mix at the Applied Biosystems group, partially offset by a decrease in the lower margin sequencing service business for the Celera Genomics group. The fiscal 2003 and 2002 special charges reduced gross margin by less than one percentage point in both fiscal years.

SG&A expenses, as a percentage of net revenues, decreased to 24.5% for fiscal 2003 compared with 25.8% for fiscal 2002. This decrease was primarily due to revenue growth at the Applied Biosystems group as well as a workforce reduction at the Celera Genomics group, resulting from the June 2002 restructuring of the organization. Partially offsetting this decrease was an increased number of employees resulting from the acquisition of Axys in November 2001 and increased staffing at Celera Diagnostics.

R&D expenses increased $19.7 million for fiscal 2003 to $401.6 million from $381.9 million for fiscal 2002. This increase was primarily due to spending on: the development of new products and technologies by the Applied Biosystems group, including support for Knowledge Business initiatives; therapeutic discovery and development programs by the Celera Genomics group, including the programs acquired with Axys; and diagnostics discovery and development programs by Celera Diagnostics. Partially offsetting this increase was lower spending on the Applera Genomics Initiative, the costs of which are shared among our three businesses.

Interest income, net decreased by $13.9 million for fiscal 2003, primarily due to lower average interest rates and, to a lesser extent, lower average cash and cash equivalents and short-term investment balances during fiscal 2003 as compared to fiscal 2002.

Other income, net increased in fiscal 2003 due primarily to the successful completion of a patent infringement lawsuit and, to a lesser extent, benefits associated with our foreign currency risk management program, partially offset by losses recorded for equity method investments, including the DPI charge described above. In fiscal 2002, other expense, net included our share of losses from equity method investments and other non-operating costs, partially offset by a net gain on the sale of the Celera Genomics group’s AgGen plant genotyping business.

The change in the effective tax rate is primarily due to a reduction of the valuation allowance on deferred tax assets resulting from the current and expected utilization of foreign tax credits and a reduction of the income tax liability due to the settlement of overseas tax audits, as well as a non-cash charge related to amended returns and the previously discussed special charges recorded in both years. An analysis of the differences between the federal statutory income tax rate and the effective income tax rate is provided in Note 3 to our consolidated financial statements.

Discussion of Applera Corporation’s Consolidated Operations

Results of Operations — 2002 Compared with 2001

(Dollar amounts in millions)	2001	2002	% Increase/ (Decrease)

Net revenues	$1,644.1	$1,701.2	3.5%
Cost of sales	780.7	799.0	2.3%

Gross margin	863.4	902.2	4.5%
SG&A expenses	440.1	438.4	(0.4%	)
R&D	323.4	381.9	18.1%
Amortization of intangibles assets	43.9	7.4	(83.1%	)
Other special charges	69.1	25.8	(62.7%	)
Acquired IPR&D		101.2

Operating loss	(13.1)	(52.5)	300.8%
Gain (loss) on investments, net	15.0	(14.5)	(196.7%	)
Interest income, net	78.2	43.5	(44.4%	)
Other income (expense), net	(6.7)	(5.1)	(23.9%	)

Income (loss) before income taxes	73.4	(28.6)	(139.0%	)
Provision for income taxes	46.2	12.0	(74.0%	)

Net income (loss)	$27.2	$(40.6)	(249.3%	)

Effective income tax rate	63%	42%

As previously described in events impacting comparability, fiscal 2002 and 2001 results were impacted by the following pre-tax items:

•	$69.1 million in fiscal 2001 and $25.9 million, including $2.9 million recorded in cost of sales, in fiscal 2002 of charges related to the Paracel business;

•	Gains related to the sale of investments of $15.0 million in fiscal 2001;

•	$2.8 million charge for restructuring the Celera Genomics group’s business in fiscal 2002;

•	$14.2 million charge for other-than-temporary impairment of minority equity investments in fiscal 2002; and

•	$101.2 million charge to write-off acquired IPR&D in fiscal 2002.

The total tax benefit recorded on the fiscal 2001 items was $3.3 million and the total tax benefit recorded on the fiscal 2002 charges was $10.9 million. There was no tax benefit associated with the fiscal 2002 acquired IPR&D charge.

We reported a net loss of $40.6 million for fiscal 2002 compared with net income of $27.2 million in fiscal 2001. Net loss for fiscal 2002 included the acquired IPR&D, Paracel-related charges, loss on investments, and restructuring charge described above. Net income in fiscal 2001 included the Paracel-related charges and the gain on

24 | Applera Corporation | 2003 Annual Report

Management’s Discussion and Analysis — (Continued)	Applera Corporation

investments described above. Also impacting the results were increased net revenues and the non-amortization of goodwill, which were partially offset by lower interest income and higher R&D expenses. Please read our discussion of segments for information on their financial results.

Our net revenues increased 3.5% in fiscal 2002. Revenues increased due to growth in the Online/Information Business at the Celera Genomics group and a full fiscal year of operations at Celera Diagnostics, partially offset by lower instrument sales at the Applied Biosystems group. Net revenues increased 5.6% in the U.S., 0.9% in Europe, and 5.0% in Asia Pacific, and decreased 16.7% in Latin America and other markets, compared with the prior fiscal year. The effects of foreign currency reduced net revenues by approximately $13 million, or 1%, when comparing fiscal 2002 with fiscal 2001.

Gross margin as a percentage of net revenues was 53.0% for fiscal 2002 compared with 52.5% for fiscal 2001. Fiscal 2002 gross margin included $2.9 million of inventory-related write-offs related to the Paracel business. The higher gross margin percentage for fiscal 2002 was due primarily to increased subscription revenues for the Celera Genomics group, changes in product mix at the Applied Biosystems group, and price increases in certain product lines of the Applied Biosystems group, partially offset by lower margins from increased revenue generated by contract sequencing at the Celera Genomics group and the negative effects of foreign currency. The fiscal 2002 special charge reduced gross margin by less than one percentage point.

SG&A expenses, as a percentage of net revenues, decreased to 25.8% for fiscal 2002 compared with 26.8% for fiscal 2001 primarily due to revenue growth as well as the refocus towards drug discovery at the Celera Genomics group, partially offset by increased expenses at Celera Diagnostics as it increased its staff to meet business objectives.

R&D expenses increased $58.5 million to $381.9 million for fiscal 2002 as compared to fiscal 2001 due primarily to spending on: the Applera Genomics Initiative; diagnostics programs associated with the Celera Diagnostics business; the continued development of new products and technologies by the Applied Biosystems group; therapeutic discovery programs at the Celera Genomics group; and higher compensation-related expenses. These increases were partially offset by lower R&D expenses associated with genome sequencing programs conducted by the Celera Genomics group.

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

Other expense, net was $5.1 million for fiscal 2002, which consisted primarily of our share of losses from equity method investments and other non-operating costs, partially offset by a net gain on the sale of the Celera Genomics group’s AgGen plant genotyping business. Other expense, net was $6.7 million for fiscal 2001, which was primarily related to costs associated with our foreign currency risk management program.

The change in the effective tax rate was primarily due to the implementation of certain tax planning strategies allowing for the use of foreign tax credits, as well as the previously discussed special charges recorded in both periods. In addition to the use of foreign tax credits, the effective income tax rate for fiscal 2002 was favorably impacted by R&D tax credits and tax benefits of export operations when comparing the effective income tax rate to the federal statutory rate of 35%. The fiscal 2001 effective income tax rate also benefited from the same items as in fiscal 2002, as well as relatively higher income in foreign tax jurisdictions with lower rates than the federal statutory rate. An analysis of the differences between the federal statutory income tax rate and the effective income tax rate is provided in Note 3 to our consolidated financial statements.

Applera Corporation

Discussion of Consolidated Financial Resources and Liquidity

We had cash and cash equivalents and short-term investments of $1.4 billion at June 30, 2003 and 2002. We maintain a $50 million revolving credit agreement with three banks that expires on April 20, 2005, under which there were no borrowings outstanding at June 30, 2003 or 2002. Cash provided by operating activities has been our primary source of funds over the last fiscal year.

We believe that existing funds, cash generated from operations, and existing sources of debt financing are adequate to satisfy our normal operating cash flow needs, planned capital expenditures, and dividends for the foreseeable future. However, we may raise additional capital from time to time.

(Dollar amounts in millions)	2002	2003

Cash and cash equivalents	$470.2	$654.3
Short-term investments	889.7	749.8

Total cash and cash equivalents and short-term investments	$1,359.9	1,404.1
Total debt	18.3	17.1
Working capital	1,385.3	1,442.8
Debt to total capitalization	0.8%	0.7%

During fiscal 2003, we purchased $18.1 million of non-callable U.S. government obligations to serve as collateral for the 8% senior secured convertible notes assumed in connection with the Axys acquisition. We substituted these government obligations for our shares of DPI common stock that originally collateralized the notes. The government obligations are required to be held in a trust and the

Applera Corporation | 2003 Annual Report | 25

Management’s Discussion and Analysis — (Continued)	Applera Corporation

proceeds from the maturation of, and interest payments on, these obligations will fund the interest and principal payments under the notes. The government obligations, which mature over the next two fiscal years, are classified as available for sale at June 30, 2003, with $0.9 million in short-term investments and $16.4 million in other long-term assets. During fiscal 2002, we repaid $10.0 million of these senior secured convertible notes.

Cash and cash equivalents increased in fiscal 2003 as cash generated from operating activities, which included the amount received related to the previously described patent infringement lawsuit, and proceeds from the sales and maturities of short-term investments and proceeds from stock issuances were only partially offset by expenditures for capital assets and long-term investments, payment of dividends, and the repurchase of Applera — Applied Biosystems stock. Net cash flows of continuing operations for the fiscal years ending June 30 were as follows:

(Dollar amounts in millions)	2001	2002	2003

Net cash from operating activities	$86.4	$212.9	$195.9
Net cash from investing activities	(408.9)	(259.4)	(14.7)
Net cash from financing activities	(20.0)	(120.4)	(22.6)

Operating activities

Net cash from operating activities of continuing operations for fiscal 2003 decreased $17.0 million in comparison to fiscal 2002 resulting primarily from approximately $16 million of severance payments made under the Applied Biosystems group’s fiscal 2003 cost reduction program and the Celera Genomics group’s fiscal 2002 restructuring program, higher compensation-related payments, the timing of accounts receivable collections, and lower deferred revenues. Partially offsetting this decrease was higher income-related cash flows, including the amount received related to the previously described patent infringement lawsuit.

Net cash from operating activities for fiscal 2002 was $126.5 million higher than the fiscal 2001 level. This increase was primarily due to strong working capital management, partially offset by lower income-related cash flows. Accounts payable and other liabilities increased in fiscal 2002 due to increases in the accruals for compensation and benefits and taxes other than income.

Investing activities

Capital expenditures, net of disposals, were $144.4 million in fiscal 2003, $114.1 million in fiscal 2002, and $177.3 million in fiscal 2001. Fiscal 2003 capital expenditures included the Applied Biosystems group’s facilities expansions in Pleasanton, CA and Bedford, MA, and capital expenditures for production equipment for these facilities; improvements made to the Celera Genomics group’s therapeutics facilities and instrument purchases used to support the therapeutics business; and improvements to existing Celera Diagnostics’ facilities to meet FDA requirements. Fiscal 2002 capital expenditures included the Applied Biosystems group’s facilities expansion in Pleasanton, CA and capital spending related to the expansion of laboratory facilities for therapeutics research and development purposes for the Celera Genomics group as well as software purchases for both groups. Fiscal 2001 capital expenditures were primarily for the Applied Biosystems group’s purchase of the property in Pleasanton, CA, where the facilities expansion is occurring, for approximately $54 million, capital expenditures for production equipment related primarily to oligonucleotide manufacturing, and other capital spending related to the construction of laboratory facilities for the Applied Biosystems group. Fiscal 2001 capital expenditures also included payments for building improvements and equipment related to the development of a laboratory to support the Celera Genomics group’s proteomics and discovery capabilities efforts and costs related to internally developed software.

Cash paid in connection with our acquisitions and investments in equity interests of other companies was $0.3 million in fiscal 2003, $41.9 million in fiscal 2002, and $8.9 million in fiscal 2001. In fiscal 2003, cash was generated from the sales and maturities of short-term investments. We used a portion of these proceeds to purchase investments to secure the 8% senior secured convertible notes. We acquired the remaining 87% of Boston Probes, not previously owned, for approximately $37 million in fiscal 2002. Net cash proceeds from the sale of minority equity investments and real estate were $6.6 million in fiscal 2003, $5.2 million in fiscal 2002, and $15.5 million in fiscal 2001.

In fiscal 2001, we purchased short-term investments with funds received from the fiscal 2000 follow-on public offering of Applera — Celera stock.

Financing activities

In fiscal 2002, we repaid a yen 3.8 billion, or $29.0 million, loan on its scheduled maturity and we repaid $10.0 million of the 8% senior secured convertible notes. In fiscal 2001, we repaid $46 million of long-term debt, obtained specifically for the purchase of the Celera Genomics group’s Rockville, Maryland facilities.

In fiscal 2003, we repurchased 1.1 million shares of Applera — Applied Biosystems stock for $19.8 million. In fiscal 2002, we repurchased 3.9 million shares of Applera — Applied Biosystems stock for $69.0 million and 47,700 shares of Applera — Celera stock for $0.9 million.

For information regarding our financial obligations and commitments, see Notes 8 and 9 to our consolidated financial statements.

26 | Applera Corporation | 2003 Annual Report

Management’s Discussion and Analysis — (Continued)	Applera Corporation

Discussion of Segments’ Operations, Financial Resources and Liquidity

Applied Biosystems Group

Results of Continuing Operations — 2003 Compared with 2002

(Dollar amounts in millions)	2002	2003	% Increase/ (Decrease)

Net revenues	$1,604.0	$1,682.9	4.9%
Cost of sales	768.5	833.5	8.5%

Gross margin	835.5	849.4	1.7%
SG&A expenses	379.2	393.1	3.7%
R&D	219.6	238.4	8.6%
Other special charges		20.0
Acquired IPR&D	2.2		(100.0%	)

Operating income	234.5	197.9	(15.6%	)
Loss on investments, net	(8.6)	(2.3)	(73.3%	)
Interest income, net	12.2	12.7	4.1%
Other income (expense), net	(0.6)	30.4

Income before income taxes	237.5	238.7	0.5%
Provision for income taxes	69.0	39.1	(43.3%	)

Income from continuing operations	$168.5	$199.6	18.5%

Percentage of net revenues:
Gross margin	52.1%	50.5%
SG&A expenses	23.6%	23.4%
R&D	13.7%	14.2%
Operating income	14.6%	11.8%

Effective income tax rate	29%	16%

As previously described in events impacting comparability, fiscal 2003 and 2002 results were impacted by the following items:

•	$8.2 million pre-tax charge for other-than-temporary impairment of minority equity investments in fiscal 2002;

•	$2.2 million pre-tax charge to write-off acquired IPR&D in fiscal 2002 with no associated tax benefit;

•	$29.5 million pre-tax charge, including $9.5 million recorded in cost of sales, for cost reductions, asset impairments, and other special charges in fiscal 2003;

•	$25.8 million pre-tax gain for the successful completion of the patent infringement lawsuit, net of related expenses, in fiscal 2003; and

•	$27.8 million tax benefit for the reduction of valuation allowances on deferred tax assets and the reduction of the income tax liability in fiscal 2003.

Income from continuing operations increased for fiscal 2003 primarily due to the special items described above, as well as due to higher instrument, service, and license revenues and a lower provision for income taxes. This increase was partially offset by higher R&D spending related to products in development and support for Knowledge Business initiatives and higher SG&A expenses resulting from the revenue growth. The favorable effects of foreign currency increased net income by approximately $5.0 million for fiscal 2003.

Net revenues from the Celera Genomics group and Celera Diagnostics, primarily from leased instruments, consumables, and project materials and contracted R&D services, were $9.5 million for fiscal 2003, or 0.6% of the Applied Biosystems group’s net revenues, and $24.1 million for fiscal 2002, or 1.5%. The favorable effects of foreign currency increased net revenues in fiscal 2003 by approximately $32 million, or 2%, as compared to fiscal 2002. The following table sets forth the Applied Biosystems group’s revenues by geographic area for the fiscal years ended June 30:

(Dollar amounts in millions)	2002	2003	% Increase/ (Decrease)

United States	$762.3	$824.8	8.2%
Europe	439.2	474.9	8.1%
Asia Pacific	355.7	333.1	(6.4%	)
Latin America and other markets	46.8	50.1	7.1%

Total	$1,604.0	$1,682.9	4.9%

The effects of foreign currency increased revenues by approximately $30 million, or 7%, in Europe during fiscal 2003 compared to fiscal 2002. The decrease in Asia Pacific was due to weakness in Japan partially offset by revenue growth in the rest of Asia. The weakness in Japan resulted in large part from delays by the Japanese government in releasing appropriated funds from its budget.

For fiscal 2003, revenues from instrument sales were $829.2 million, an increase of 8.7% from $762.9 million in the prior fiscal year. Instrument sales increased in the DNA Sequencing and most mass spectrometry product lines and decreased in the Sequence Detection Systems (“SDS”) product line. The DNA Sequencing instrument growth was driven primarily by shipments of the 3730xl DNA Analyzer to some of the large genome centers, as well as demand for the 3730 and the 3730xl systems from smaller academic and commercial laboratories. This growth was partially offset by revenue declines in other DNA Sequencing instruments, including the ABI PRISM® 3100 Genetic Analyzer. Although the overall SDS and Other Applied Genomics product line grew in fiscal 2003 compared to the prior fiscal year, SDS instrument sales decreased due primarily to restrained pharmaceutical spending on certain high-end instruments, partially offset by strong sales of the ABI Prism® 7000 system. Demand in the drug metabolism and pharmacokinetics and the protein discovery markets helped drive sales increases of mass spectrometry instruments compared to the prior fiscal year.

Consumables sales were $575.4 million for fiscal 2003 compared to $601.4 million for fiscal 2002, a decrease of 4.3%. This decrease was primarily due to declines in sales of DNA Sequencing consumables and Core DNA Synthesis and PCR consumables, which more than offset the growth of SDS and other consumables revenues. Within the SDS and Other Applied Genomics product category, revenue from the TaqMan® chemistry-based consumable products, which are used for both gene expression and genotyping, increased.

Applera Corporation | 2003 Annual Report | 27

Management’s Discussion and Analysis — (Continued)	Applera Corporation

Revenues from other sources, which included service, royalties, and licenses, increased 16.1% to $278.3 million for fiscal 2003 from $239.7 million for fiscal 2002. The increase in revenues resulted primarily from increased service revenues and higher than normal license fees, including $5.4 million for licenses related to certain mass spectrometry technology and $6.7 million for licenses related to certain genetic analysis technology.

The following table sets forth the Applied Biosystems group’s revenues by product categories for the fiscal years ended June 30:

(Dollar amounts in millions)	2002	2003	% Increase/ (Decrease)

DNA Sequencing products	$602.9	$631.7	5%
% of total revenues	37%	37%

SDS and Other Applied Genomics products	322.6	351.9	9%
% of total revenues	20%	21%

Mass Spectrometry	285.2	349.8	23%
% of total revenues	18%	21%

Core DNA Synthesis and PCR products	236.9	202.9	(14%	)
% of total revenues	15%	12%

Other	156.4	146.6	(6%	)
% of total revenues	10%	9%

Total	$1,604.0	$1,682.9	5%

Gross margin, as a percentage of net revenues, decreased from the prior fiscal year, primarily due to the asset impairment charges, additional costs associated with changes in the oligo manufacturing processes which rendered certain equipment obsolete, and changes in product sales mix, including increased sales of lower-margin LC/MS products and lower-margin service revenues. The above items were only partially offset by higher margins from increased royalty and license revenues.

As a percentage of net revenues, SG&A expenses slightly decreased as compared to fiscal 2002 due to revenue growth.

The increase in R&D expenses was primarily due to the support for Knowledge Business initiatives and new products in development, partially offset by a decline in the funding of the Applera Genomics Initiative and the associated reduction in personnel announced in December 2002.

Interest income, net slightly increased as higher average cash and cash equivalents and short-term investments balances for fiscal 2003 compared with fiscal 2002 were only partially offset by the impact of lower average interest rates.

Other income, net increased primarily due to the successful completion of the patent infringement lawsuit previously described and the benefits associated with our foreign currency risk management program.

The effective income tax rate was 16% for fiscal 2003 compared to 29% for fiscal 2002. The decrease in the effective income tax rate was primarily due to a reduction of the valuation allowance on deferred tax assets resulting from the current and expected utilization of foreign tax credits, a reduction of the income tax liability due to the settlement of overseas tax audits, as well as the previously discussed special charges recorded in both years. The effective income tax rate for fiscal 2003 also included a non-cash charge related to amended returns.

Applied Biosystems Group

Results of Operations — 2002 Compared with 2001

(Dollar amounts in millions)	2001	2002	% Increase/ (Decrease)

Net revenues	$1,619.5	$1,604.0	(1.0%	)
Cost of sales	774.5	768.5	(0.8%	)

Gross margin	845.0	835.5	(1.1%	)
SG&A expenses	380.6	379.2	(0.4%	)
R&D	184.5	219.6	19.0%
Acquired IPR&D		2.2

Operating income	279.9	234.5	(16.2%	)
Gain (loss) on investments, net	15.0	(8.6)	(157.3%	)
Interest income, net	15.5	12.2	(21.3%	)
Other income (expense), net	(5.9)	(0.6)	(89.8%	)

Income before income taxes	304.5	237.5	(22.0%	)
Provision for income taxes	92.1	69.0	(25.1%	)

Net income	$212.4	$168.5	(20.7%	)

Percentage of net revenues:
Gross margin	52.2%	52.1%
SG&A expenses	23.5%	23.6%
R&D	11.4%	13.7%
Operating income	17.3%	14.6%

Effective income tax rate	30%	29%

As previously described in events impacting comparability, fiscal 2002 and 2001 results were impacted by the following pre-tax items:

•	Gains related to the sale of investments of $15.0 million in fiscal 2001;

•	$8.2 million charge for other-than-temporary impairment of minority equity investments in fiscal 2002; and

•	$2.2 million charge to write-off acquired IPR&D in fiscal 2002.

The total tax expense recorded on the fiscal 2001 gains was $5.2 million and the total tax benefit recorded on the fiscal 2002 charges was $2.9 million. There was no tax benefit associated with the fiscal 2002 acquired IPR&D charge.

Net income for fiscal 2002 decreased primarily due to the special items described above, as well as due to lower revenues and higher R&D expenses. The negative effects of foreign currency reduced net income by approximately $3 million, or 1%, as compared with fiscal 2001.

Net revenues from the Celera Genomics group, primarily from leased instruments and consumables shipments, were $22.4 million for fiscal 2002, or 1.4% of the Applied Biosystems group’s net revenues, and $64.1 million for fiscal 2001, or 4.0% of net revenues. The negative effects of currency reduced net revenues during fiscal 2002 by approximately $13 million, or 1%, as compared to fiscal

28 | Applera Corporation | 2003 Annual Report

Management’s Discussion and Analysis — (Continued)	Applera Corporation

2001. The following table sets forth the Applied Biosystems group’s revenues by geographic area for the fiscal years ended June 30:

(Dollar amounts in millions)	2001	2002	% Increase/ (Decrease)

United States	$812.4	$762.3	(6.2%	)
Europe	419.9	439.2	4.6%
Asia Pacific	341.1	355.7	4.3%
Latin America and other markets	46.1	46.8	1.5%

Total	$1,619.5	$1,604.0	(1.0%	)

For fiscal 2002, revenues from instrument sales were $762.9 million, a decrease of 6.2% from $813.3 million in the prior fiscal year. The decrease in instrument sales was caused primarily by weakened economic and equity market conditions for biotechnology companies, as well as from significant placements of the ABI PRISM® 3700 DNA Analyzer at large genome centers during fiscal 2001. These factors were partially offset by significant increases in sales of SDS instruments for gene expression and SNP analysis and strong increases in revenues from Mass Spectrometry systems in fiscal 2002 compared to fiscal 2001. The Mass Spectrometry revenue increase was led by the API 4000 triple-quadrupole mass spectrometer for studies of drug metabolism and pharmacokinetics, which began shipping in the fourth quarter of fiscal 2001.

Consumables sales increased to $601.4 million in fiscal 2002 from $592.1 million in fiscal 2001, an increase of 1.6%. Sales of consumables were strong in TaqMan® reagents for gene expression and SNP analysis. DNA Sequencing consumables sales declined largely due to a lower rate of growth in our installed sequencer base and lower sales of DNA Sequencing consumables to the Celera Genomics group and five large genome labs. Reagent dilution, a shift of much of the Celera Genomics group’s sequencing capacity to the Applera Genomics Initiative, for which the Applied Biosystems group does not recognize revenue, and a winding down of the sequencing phase of the Japanese Millennium Project contributed to the decline in consumables.

Revenues from other sources, which included service contracts, royalties, licenses, and contract research, increased 12.0% to $239.7 million in fiscal 2002 from $214.1 million in fiscal 2001.

The following table sets forth the Applied Biosystems group’s revenues by product categories for the fiscal years ended June 30:

(Dollar amounts in millions)	2001	2002	% Increase/ (Decrease)

DNA Sequencing products	$724.6	$602.9	(17%	)
% of total revenues	45%	37%

SDS and Other Applied Genomics products	262.1	322.6	23%
% of total revenues	15%	20%

Mass Spectrometry	222.7	285.2	28%
% of total revenues	14%	18%

Core DNA Synthesis and PCR products	253.1	236.9	(6%	)
% of total revenues	16%	15%

Other	157.0	156.4	—%
% of total revenues	10%	10%

Total	$1,619.5	$1,604.0	(1%	)

Revenues from DNA Sequencing products decreased due to lower sales of the ABI PRISM® 3700 DNA Analyzer during fiscal 2002 as compared to fiscal 2001, lower sales of DNA Sequencing consumables to the Celera Genomics group and five large genome labs, and reagent dilution. Revenues from SDS and Other Applied Genomics products increased due to sales of the ABI PRISM® 7000 systems, which were introduced in fiscal 2002. The API 4000 triple-quadrupole mass spectrometer led the increase in Mass Spectrometry sales as previously noted.

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

R&D expenses in fiscal 2002 increased primarily due to the continued development of new products and technologies such as novel, high-throughput instruments for gene and protein studies, including the ABI 3730 and ABI 3730xl DNA Analyzers, SDS systems, the 4700 Proteomics Analyzer with TOF/TOFTM Optics, ICAT® software, Assays-on-DemandTM products and QTRAP® introduced during fiscal 2002, and related consumable products. Additionally, R&D expenses included $18.2 million in fiscal 2002 related to the Applied Biosystems group’s participation in the Applera Genomics Initiative.

Interest income decreased in fiscal 2002 primarily due to lower average interest rates, partially offset by higher average cash balances during fiscal 2002 compared with fiscal 2001.

Other income (expense), net was a higher expense in fiscal 2001, due primarily to changes in the time value of foreign currency options, used as part of the Applied Biosystems group’s foreign currency risk management program, which were expensed during fiscal 2001. During the fourth quarter of fiscal 2001, the FASB issued guidance that allowed deferral of these changes in the option’s time value in other comprehensive income. As a result, the change in the time value of options has not been recorded in other income (expense), net during fiscal 2002. See Note 10 to our consolidated financial statements for a further discussion of cash flow hedges.

The effective income tax rate decreased during fiscal 2002 due to the implementation of certain tax planning strategies allowing for the utilization of foreign tax credits.

Applera Corporation | 2003 Annual Report | 29

Management’s Discussion and Analysis — (Continued)	Applera Corporation

Applied Biosystems Group

Discussion of Financial Resources and Liquidity

The Applied Biosystems group had cash and cash equivalents and short-term investments of $601.7 million at June 30, 2003 and $471.0 million at June 30, 2002. We maintain a $50 million revolving credit agreement with three banks that expires on April 20, 2005, under which there were no borrowings outstanding at June 30, 2003 or 2002. Cash provided by operating activities has been the Applied Biosystems group’s primary source of funds.

We believe that existing funds, cash generated from operations, and existing sources of debt financing are adequate to satisfy the Applied Biosystems group’s normal operating cash flow needs, planned capital expenditures, its share of funding of the Celera Diagnostics joint venture, and dividends for the foreseeable future. However, we may raise additional capital from time to time and allocate it to the Applied Biosystems group.

We manage the investment of surplus cash and the issuance and repayment of short-term and long-term debt for the Applied Biosystems group and the Celera Genomics group on a centralized basis and allocate activity within these balances to the group that uses or generates such resources.

(Dollar amounts in millions)	2002	2003

Cash and cash equivalents	$441.3	$601.7
Short-term investments	29.7

Total cash and cash equivalents and short-term investments	$471.0	$601.7
Total debt	0.3
Working capital	549.8	691.3
Debt to total capitalization	—%	—%

Cash and cash equivalents in fiscal 2003 increased as cash generated from operating activities, which included the amount received related to the previously described patent infringement lawsuit, maturities of short-term investments and proceeds from stock issuances were only partially offset by expenditures for capital assets, the funding of the Celera Diagnostics joint venture, the payment of dividends, and the repurchase of Applera — Applied Biosystems stock. Net cash flows of continuing operations for the fiscal years ended June 30 were as follows:

(Dollar amounts in millions)	2001	2002	2003

Net cash from operating activities	$141.7	$300.6	$279.4
Net cash from investing activities	(134.1)	(152.2)	(104.2)
Net cash from financing activities	3.7	(128.2)	(40.3)

Operating activities

Net cash from operating activities of continuing operations for fiscal 2003 was $21.2 million lower than fiscal 2002. This decrease resulted primarily from approximately $14 million of severance payments made under the fiscal 2003 cost reduction program, higher compensation-related payments, and an increase in accounts receivable. Partially offsetting this decrease were higher income-related cash flows, including the amount received related to the previously described patent infringement lawsuit and the timing of vendor and royalty payments. Net cash from operating activities for fiscal 2002 was $158.9 million higher than the fiscal 2001 level. This increase was primarily due to strong working capital management, partially offset by lower income-related cash flows. The Applied Biosystems group’s days sales outstanding was 75 days at June 30, 2003 compared to 72 days at June 30, 2002 and 79 days at June 30, 2001. Inventory on hand was 3.3 months at June 30, 2003 and 2002 and 3.2 months at June 30, 2001.

Accounts payable and other liabilities increased in fiscal 2002 due primarily to increases in the accruals for compensation and benefits. Accounts payable and other liabilities decreased in fiscal 2001 due to the timing of income tax payments and higher compensation costs accrued at the end of fiscal 2000 relating to the acceleration of certain long-term compensation programs.

Investing activities

Capital expenditures, net of disposals, were $131.9 million in fiscal 2003, $88.3 million in fiscal 2002, and $143.7 million in fiscal 2001. Fiscal 2003 capital expenditures included approximately $87 million for the expansion of facilities, primarily in Pleasanton, CA and Bedford, MA, as well as purchases of production, tool and testing equipment for these facilities. Fiscal 2002 capital expenditures included approximately $47 million for the expansion of facilities, primarily in Pleasanton, CA and the U.K., as well as purchases of production and laboratory equipment for these facilities. Fiscal 2001 capital expenditures were primarily for the purchase of property in Pleasanton, CA for approximately $54 million, capital expenditures for production equipment related primarily to oligonucleotide manufacturing, and other capital spending related to the construction of laboratory facilities.

Cash paid in connection with acquisitions and investments in equity interest of other companies was $0.3 million in fiscal 2003, $37.2 million in fiscal 2002, and $5.9 million in fiscal 2001. The Applied Biosystems group acquired the remaining 87% of Boston Probes, not previously owned, for approximately $37 million in fiscal 2002.

Financing activities

In fiscal 2002, the Applied Biosystems group repaid its yen 3.8 billion, or $29.0 million, loan on its scheduled maturity. In fiscal 2003, we repurchased 1.1 million shares of Applera — Applied Biosystems stock for $19.8 million. In fiscal 2002, we repurchased 3.9 million shares of Applera — Applied Biosystems stock for $69.0 million.

30 | Applera Corporation | 2003 Annual Report

Management’s Discussion and Analysis — (Continued)	Applera Corporation

Celera Genomics Group

Results of Operations — 2003 Compared with 2002

(Dollar amounts in millions)	2002	2003	% Increase/ (Decrease)

Net revenues	$120.9	$88.3	(27.0%	)
Cost of sales	51.9	14.1	(72.8%	)
R&D	132.7	120.9	(8.9%	)
SG&A expenses	50.4	30.2	(40.1%	)
Amortization of intangible assets	7.4	5.9	(20.3%	)
Other special charges	25.8		(100.0%	)
Acquired IPR&D	99.0		(100.0%	)

Operating loss	(246.3)	(82.8)	(66.4%	)
Loss on investments, net	(6.0)	(0.3)	(95.0%	)
Interest income, net	31.3	16.9	(46.0%	)
Other income (expense), net	(4.6)	(16.9)	267.4%
Loss from joint venture	(44.7)	(51.2)	14.5%

Loss before income taxes	(270.3)	(134.3)	(50.3%	)
Benefit for income taxes	58.5	52.4	(10.4%	)

Net loss	$(211.8)	$(81.9)	(61.3%	)

Effective income tax benefit rate	22%	39%

As previously described in events impacting comparability, fiscal 2003 and 2002 results were impacted by the following pre-tax items:

•	$25.9 million charge, including $2.9 million recorded in cost of sales, related to the Paracel business in fiscal 2002;

•	$99.0 million charge to write-off acquired IPR&D in fiscal 2002;

•	$2.8 million charge for restructuring the business in fiscal 2002;

•	$6.0 million charge for other-than-temporary impairment of minority equity investments in fiscal 2002; and

•	$15.1 million charge included in the loss from our equity interest in DPI in fiscal 2003. This amount was recorded in other income (expense), net.

The total tax benefit recorded was $8.0 million on the fiscal 2002 charges and $5.9 million on the fiscal 2003 charge. There was no tax benefit associated with the fiscal 2002 acquired IPR&D charge.

The lower net loss for fiscal 2003 primarily resulted from the higher special charges listed above that were recorded in fiscal 2002, as well as lower cost of sales, R&D and SG&A expenses in fiscal 2003, partially offset by lower interest income in fiscal 2003. Higher Online/Information Business operating income of $29.7 million for fiscal 2003 compared to $15.0 million for fiscal 2002 resulted from slightly higher subscription revenue and reduced operating expenses as a result of the Celera Genomics group’s decision to forgo new business unrelated to drug discovery. Expenses related to the Applera Genomics Initiative are not allocated to the Online/Information Business.

Revenues decreased primarily as a result of the Celera Genomics group’s decision not to pursue additional contract sequencing service business. Online/Information Business revenues increased to $74.5 million for fiscal 2003, compared to $72.7 million for fiscal 2002.

Cost of sales decreased primarily due to the decrease in the sequencing service business and, to a lesser extent, the Paracel inventory-related write-offs recorded in fiscal 2002 as described above.

R&D expenses decreased for fiscal 2003 in comparison to fiscal 2002 due primarily to: lower R&D expenses related to programs eliminated in the June 2002 restructuring of the organization and the wind-down of the Applera Genomics Initiative, partially offset by higher expenses for therapeutic discovery and development programs, including programs acquired with Axys.

SG&A expenses decreased for fiscal 2003 compared to the prior fiscal year primarily due to a workforce reduction resulting from the June 2002 restructuring, partially offset by an increased number of employees resulting from the acquisition of Axys in November 2001. Corporate expenses and administrative shared services allocated to the Celera Genomics group were $0.8 million lower for fiscal 2003 compared with fiscal 2002.

Interest income, net decreased primarily due to lower average interest rates and, to a lesser extent, lower average cash and cash equivalents and short-term investments balances during fiscal 2003 compared to the prior fiscal year.

Other expense, net increased for fiscal 2003 due primarily to the loss recorded for the DPI equity method investment, including our $15.1 million share of the impairment charge recorded by DPI described above.

The effective income tax benefit rate was 39% for fiscal 2003 compared to 22% for fiscal 2002. The increase in the effective income tax benefit rate was primarily attributable to the previously discussed special charges recorded in both fiscal years.

Applera Corporation | 2003 Annual Report | 31

Management’s Discussion and Analysis — (Continued)	Applera Corporation

Celera Genomics Group

Results of Operations — 2002 Compared with 2001

(Dollar amounts in millions)	2001	2002	% Increase/ (Decrease)

Net revenues	$89.4	$120.9	35.2%
Cost of sales	43.0	51.9	20.7%
R&D	164.7	132.7	(19.4%	)
SG&A expenses	58.3	50.4	(13.6%	)
Amortization of goodwill and intangible assets	43.9	7.4	(83.1%	)
Other special charges	69.1	25.8	(62.7%	)
Acquired IPR&D		99.0

Operating loss	(289.6)	(246.3)	(15.0%	)
Loss on investments, net		(6.0)
Interest income, net	62.7	31.3	(50.1%	)
Other income (expense), net	(0.8)	(4.6)	475.0%
Loss from joint venture	(5.0)	(44.7)	794.0%

Loss before income taxes	(232.7)	(270.3)	16.2%
Benefit for income taxes	46.5	58.5	25.8%

Net loss	$(186.2)	$(211.8)	13.7%

Effective income tax benefit rate	20%	22%

As previously described in events impacting comparability, fiscal 2002 and 2001 results were impacted by the following pre-tax items:

•	$69.1 million in fiscal 2001 and $25.9 million, including $2.9 million recorded in cost of sales, in fiscal 2002 of charges related to the Paracel business;

•	$99.0 million charge to write-off acquired IPR&D in fiscal 2002;

•	$2.8 million charge for restructuring the business in fiscal 2002; and

•	$6.0 million charge for other-than-temporary impairment of minority equity investments in fiscal 2002.

The total tax benefit recorded was $1.9 million on the fiscal 2001 charge and $8.0 million on the fiscal 2002 charges. There was no tax benefit associated with the fiscal 2002 acquired IPR&D charge.

The higher net loss in fiscal 2002 primarily resulted from the higher special charges listed above that were recorded in fiscal 2002, as well as recognition of losses from the investment in the Celera Diagnostics joint venture and lower interest income. Partially offsetting these factors were operating growth in the Online/ Information Business, the completion of R&D related genome sequencing programs, and the non-amortization of goodwill during fiscal 2002.

Online/Information Business revenues increased to $72.7 million in fiscal 2002 compared with $48.4 million for fiscal 2001 as a result of increased database subscription agreements from commercial and academic customers. The remaining revenue increase resulted primarily from increased genomic services and collaborations. Revenues during fiscal 2002 were impacted by the Celera Genomics group’s decision to forego new contract sequencing and service business unrelated to drug discovery and utilize its sequencing capacity to support the Applera Genomics Initiative.

Cost of sales increased primarily due to the inventory impairment charge recorded in fiscal 2002 and increased use of sequencing capacity for commercial activities.

R&D expenses associated with therapeutic discovery programs, including the Axys programs, proteomics, and discovery informatics increased in fiscal 2002 in comparison to the prior fiscal year. R&D spending also increased as a result of increased expenses associated with the Applera Genomics Initiative. These increases were more than offset by lower R&D expenses for whole genome sequencing and an increased use of sequencing capacity for commercial activity in fiscal 2002 as compared to the prior fiscal year. R&D expenses also decreased due to the transfer of personnel to the Applied Biosystems group effective July 1, 2001. Refer to Note 15 to our consolidated financial statements for further information.

SG&A expenses decreased in fiscal 2002 primarily due to a realignment of activities toward drug discovery and development, partially offset by the acquisition of Axys during the second quarter of fiscal 2002. Corporate expenses and administrative shared services allocated to the Celera Genomics group were $1.6 million lower for fiscal 2002 compared with fiscal 2001.

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

Other expense, net in fiscal 2002 consisted primarily of the Celera Genomics group’s share of losses from equity method investments and other non-operating costs, partially offset by a net gain on the sale of the Celera Genomics group’s AgGen plant and animal genotyping business.

Loss from joint venture reflected the loss recognized by the Celera Genomics group as a result of its interest in Celera Diagnostics.

The increase in the effective income tax benefit rate in fiscal 2002 was primarily attributable to the amortization of nondeductible goodwill in fiscal 2001 and the previously discussed special charges recorded in both years.

32 | Applera Corporation | 2003 Annual Report

Management’s Discussion and Analysis — (Continued)	Applera Corporation

Celera Genomics Group

Discussion of Financial Resources and Liquidity

The Celera Genomics group had cash and cash equivalents and short-term investments of $802.4 million at June 30, 2003 and $888.9 million at June 30, 2002. We maintain a $50 million revolving credit agreement with three banks that expires on April 20, 2005, under which there were no borrowings outstanding at June 30, 2003 or 2002.

We believe that existing funds and existing sources of debt financing are adequate to satisfy the Celera Genomics group’s normal operating cash flow needs, planned capital expenditures and its share of funding of the Celera Diagnostics joint venture for the foreseeable future. However, we may raise additional capital from time to time and allocate it to the Celera Genomics group.

We manage the investment of surplus cash and the issuance and repayment of short-term and long-term debt for the Celera Genomics group and the Applied Biosystems group on a centralized basis and allocate activity within these balances to the group that uses or generates such resources.

(Dollar amounts in millions)	2002	2003

Cash and cash equivalents	$28.9	$52.6
Short-term investments	860.0	749.8

Total cash and cash equivalents and short-term investments	$888.9	$802.4
Total debt	18.0	17.1
Working capital	840.3	750.8
Debt to total capitalization	1.6%	1.7%

During fiscal 2003, the Celera Genomics group purchased $18.1 million of non-callable U.S. government obligations to serve as collateral for the 8% senior secured convertible notes assumed in connection with the Axys acquisition. We substituted these government obligations for our shares of DPI common stock that originally collateralized the notes. The government obligations are required to be held in a trust and the proceeds from the maturation of, and interest payments on, these obligations will fund the interest and principal payments under the notes. The government obligations, which mature over the next two fiscal years, are classified as available for sale at June 30, 2003, with $0.9 million in short-term investments and $16.4 million in other long-term assets. During fiscal 2002, we repaid $10.0 million of these senior secured convertible notes.

Cash and cash equivalents for fiscal 2003 increased as proceeds from the sales and maturities of short-term investments and stock issuances were only partially expended on operations, the funding of the Celera Diagnostics joint venture and the purchase of capital assets and long-term investments. Net cash flows for the fiscal years ended June 30 were as follows:

(Dollar amounts in millions)	2001	2002	2003

Net cash from operating activities	$(48.6)	$(49.9)	$(31.9)
Net cash from investing activities	(281.5)	(145.1)	37.9
Net cash from financing activities	(23.8)	7.8	17.7

Operating activities

Net cash used by operating activities for fiscal 2003 was $18.0 million lower than fiscal 2002. The lower use of cash resulted from lower net cash operating losses and a decrease in accounts receivable, partially offset by lower deferred revenues. Net cash used in operating activities for fiscal 2002 was $1.3 million higher than the fiscal 2001 level. This increase in cash used was primarily due to the payment of liabilities assumed in the Axys’ acquisition, partially offset by lower net cash operating losses.

Investing activities

Capital expenditures, net of disposals, were $6.0 million in fiscal 2003, $17.8 million in fiscal 2002, and $33.8 million in fiscal 2001. Fiscal 2003 capital expenditures included improvements made to our therapeutics facilities and instrument purchases used to support our therapeutics business. Fiscal 2002 capital expenditures included payments for the expansion of laboratories for therapeutics research and development purposes as well as computer software. Fiscal 2001 capital expenditures included payments for building improvements and equipment related to the development of a laboratory to support the Celera Genomics group’s proteomics and discovery capabilities efforts and costs related to internally developed software.

Cash paid in connection with acquisitions and investments, the majority of which related to the funding of the Celera Diagnostics joint venture, was $52.3 million in fiscal 2003, $48.3 million in fiscal 2002, and $9.6 million in fiscal 2001. In fiscal 2003, cash was generated from the sales and maturities of short-term investments. These proceeds were partially offset by increased funding of the Celera Diagnostics joint venture and the purchase of investments to secure the 8% senior secured convertible notes. In fiscal 2001, the Celera Genomics group invested $5.5 million in the Celera Diagnostics joint venture and acquired an interest in Hubit Genomix for $4.1 million.

Financing activities

In fiscal 2002, we repaid $10.0 million of the 8% senior secured convertible notes assumed in connection with the Axys acquisition. In fiscal 2001, we repaid $46 million of long-term debt, obtained specifically for the purchase of the Celera Genomics group’s Rockville, Maryland facilities. In fiscal 2002, we repurchased 47,700 shares of Applera — Celera stock for $0.9 million, which was subsequently reissued for stock plans.

Applera Corporation | 2003 Annual Report | 33

Management’s Discussion and Analysis — (Continued)	Applera Corporation

Celera Diagnostics

Results of Operations — 2003 Compared with 2002

(Dollar amounts in millions)	2002	2003	% Increase/ (Decrease)

Net revenues	$9.2	$20.8	126.1%
Cost of sales	6.2	11.3	82.3%
R&D	39.0	49.0	25.6%
SG&A expenses	8.7	11.7	34.5%

Operating loss	$(44.7)	$(51.2)	14.5%

Revenues for fiscal 2003 increased due to higher sales of cystic fibrosis ASRs, and to a lesser extent, the ViroSeqTM HIV-1 Genotyping System, as well as the inclusion of revenue relating to equalization payments from the profit-sharing alliance between Abbott Laboratories and Celera Diagnostics. Equalization payments may fluctuate from period to period due, in part, to differences in relative expenses between the alliance partners. End-user product sales were $23.4 million for fiscal 2003 and $11.6 million for fiscal 2002. Fiscal 2003 included $10.5 million of revenue recorded under the Abbott alliance for the equalization of gross margin and relative expenses incurred by the parties.

R&D expenses increased in fiscal 2003 as a result of increased spending for discovery programs and product development including increased lease payments on instruments and purchases of consumables from the Applied Biosystems group.

SG&A expenses for fiscal 2003 reflected increased staffing to support its business objectives.

Celera Diagnostics sold $3.3 million during fiscal 2003 and $8.7 million during fiscal 2002 of diagnostic products to the Applied Biosystems group under a distribution arrangement. On October 1, 2002, sales responsibilities for products manufactured by Celera Diagnostics were largely transferred to the diagnostic division of Abbott Laboratories, pursuant to the profit-sharing alliance. R&D expenses included $5.1 million of lease payments on instruments and purchases of consumables from the Applied Biosystems group for fiscal 2003 and $1.7 million for fiscal 2002.

Celera Diagnostics

Results of Operations — 2002 Compared with 2001

	Three Months Ended June 30,	Year Ended June 30,
(Dollar amounts in millions)	2001	2002

Net revenues	$1.6	$9.2
Cost of sales	1.0	6.2
R&D	4.5	39.0
SG&A	1.1	8.7

Operating loss	$(5.0)	$(44.7)

The financial results of Celera Diagnostics for fiscal 2001 represent its first three months of operations.

Revenues for fiscal 2002 increased over an annualized fiscal 2001 basis primarily due to higher sales of cystic fibrosis ASRs. End-user product sales for fiscal 2002 were $11.6 million. In fiscal 2002, the Applied Biosystems group distributed Celera Diagnostics’ products and recorded end-user sales.

R&D activities for Celera Diagnostics include the development of diagnostics products, disease gene association studies related to the Applera Genomics Initiative, and lease payments on instruments and purchases of consumables from the Applied Biosystems group.

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

We operate internationally, with manufacturing and distribution facilities in various countries throughout the world. For fiscal 2003, 2002 and 2001, we derived approximately 50% of our revenues from countries outside of the U.S. while a significant portion of the related costs are based in U.S. dollars. Results continue to be affected by market risk, including changes in political and economic conditions in foreign markets and fluctuations in foreign currency exchange rates, primarily the euro, Japanese yen, and British pound.

Our foreign currency risk management strategy uses derivative instruments to hedge certain foreign currency forecasted revenues and to offset the impact of changes in foreign currency exchange rates on certain foreign currency-denominated assets and liabilities. The principal objective of this strategy is to minimize the risks and/or costs associated with our global financial and operating activities. We use foreign exchange forward, option, and range forward contracts to manage our foreign currency exposures. Foreign exchange forward contracts commit us to buy or sell a foreign currency at a contracted rate on a specified future date. Option contracts grant us the right, but not the obligation, to buy or sell a foreign currency at a certain rate by or on a specified future date in exchange for a fee. Option contracts provide us with an effective hedge against a negative movement in foreign currencies at a fixed cost. Range forward contracts consist of the simultaneous purchase and sale of options to create a range within which we can benefit from changes in currency rates. We generally use foreign exchange forward contracts to offset the impact of changes in certain foreign currency-denominated assets and liabilities. In hedging certain foreign currency forecasted

34 | Applera Corporation | 2003 Annual Report

Management’s Discussion and Analysis — (Continued)	Applera Corporation

revenues where we have functional currency exposure, we use a combination of foreign exchange forward, option and range forward contracts in a cost beneficial manner. We do not use derivative financial instruments for trading or speculative purposes, nor are we a party to leveraged derivatives.

We performed a sensitivity analysis as of June 30, 2003. Assuming a hypothetical adverse change of 10% in foreign exchange rates in relation to the U.S. dollar as of June 30, 2003, we calculated a hypothetical after-tax loss of $36.8 million, as compared to a hypothetical after-tax loss of $34.3 million at June 30, 2002. Our analysis included the change in value of the derivative financial instruments, along with the impact of translation on foreign currency-denominated assets and liabilities. Our analysis excluded the impact of translation of foreign currency-denominated forecasted sales. If foreign currency exchange rates actually change in a manner similar to the assumed change in the foregoing calculation, the hypothetical loss calculated would be more than offset by the recognition of higher U.S. dollar equivalent foreign revenues. Actual gains and losses in the future could, however, differ materially from this analysis, based on changes in the timing and amount of foreign currency exchange rate movements and actual exposures and hedges.

In connection with the Axys acquisition in fiscal 2002, we assumed $26.0 million of 8% senior secured convertible notes, of which $10.0 million was repaid in January 2002. These notes mature on October 1, 2004.

Also in connection with the Axys acquisition, we assumed a warrant to purchase 200,000 additional shares of DPI common stock at $8 per share and a Key Personnel Option Plan. The option plan gives certain employees rights to purchase a fixed and determinable amount of DPI common stock at a set exercise price. Options for employees to purchase 371,000 shares of DPI are included in this Plan. Both the warrant and the options meet the definition of a derivative under SFAS No. 133. As such, the instruments are marked to market and changes in market value are recorded in earnings. Assuming a hypothetical adverse change of 10% in the price of DPI shares as of June 30, 2003 and 2002, we calculated a hypothetical after-tax loss of $0.1 million.

We do not hedge our equity positions in other companies or our short-term investments. Our exposure on these instruments is limited to changes in quoted market prices. The fair value of our minority equity positions in other companies was approximately $44 million at June 30, 2003, as compared to $38 million at June 30, 2002.

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

Recently Issued Accounting Standards

In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” which amends SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation and requires more prominent and frequent disclosures about the effects of stock-based compensation. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002.

We continue to apply the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation — An Interpretation of Accounting Principles Board Opinion No. 25.” We adopted the disclosure provisions of SFAS No. 148 in our fiscal 2003 third quarter. See Note 1 to our consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of Statement of Financial Accounting Standards Nos. 5, 57, and 107 and rescission of FIN 34.” FIN 45 extends the disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation under these guarantees. The disclosure provisions of FIN 45 were effective for financial statements for periods ending after December 15, 2002. The provisions for initial recognition and measurement of guarantees were effective on a prospective basis for guarantees issued or modified after December 31, 2002. The application of FIN 45 did not have a material impact on our consolidated financial statements. See Notes 1 and 9 to our consolidated financial statements for a description of the types of guarantees we have issued.

Outlook

Applied Biosystems Group

The Applied Biosystems group expects that the introduction and adoption of new products, the level of commercial investments in life science R&D, and the level of government funding for life science research will influence revenue growth in fiscal 2004. In formulating its fiscal 2004 forecast, the Applied Biosystems group has made the following assumptions, among others:

Applera Corporation | 2003 Annual Report | 35

Management’s Discussion and Analysis — (Continued)	Applera Corporation

•
Pharmaceutical companies will be somewhat less restrictive in their R&D spending in fiscal 2004 than in fiscal 2003, with the rate of growth in R&D investments approximately tracking the rate of pharmaceutical revenue growth;

•	Biotechnology companies will not increase the absolute dollars committed to investments in life science tools during the next twelve months;

•	Growth in government funding in the U.S. and European markets will be moderate relative to fiscal 2003;

•
In Japan, a portion of the funds committed to the life sciences will be used for infrastructure, university debt repayment, and other non-research activities which will not benefit the Applied Biosystems group’s business; and

•	Government funding for the life sciences in both the U.S. and Japan during the third quarter of fiscal 2004 will not be subject to the delays that occurred during fiscal 2003.

Reflecting these factors, the Applied Biosystems group forecasts single digit annual revenue growth for fiscal 2004, weighted toward the second half of the fiscal year due, in part, to the timing of new product introductions, the timing of 3730xl instrument sales to the large genome centers in fiscal 2003 and anticipated 3730xl instrument sales in fiscal 2004, and the timing of the release of U.S. and Japanese life science budgets.

During fiscal 2004, the Applied Biosystems group expects each of the three product types — instruments, consumables, and other sources — to generate annual revenue growth. Regarding fiscal 2004 revenue growth for the five product categories, the Applied Biosystems group expects that the SDS & Other Applied Genomics product category will generate annual revenue growth. The Applied Biosystems group expects this growth to result primarily from expansion of the end-user markets these products support, especially gene-expression analysis and genotyping for basic biological research, drug discovery, and early drug development. New technologies are expected to be primary catalysts for increased experimentation in these markets, and the Applied Biosystems group’s new product offerings in this category include the 7900HT Micro Fluidic Card for gene expression analysis, SNPlexTM system assay kits for ultra, high-throughput genotyping, the Applied Biosystems Expression Array System, and resequencing primers.

The Applied Biosystems group anticipates that its Mass Spectrometry product category will also generate annual revenue growth during fiscal 2004. The Applied Biosystems group expects that this growth will be influenced by new product offerings, including the 4000 Q TRAP® LC/MS/MS System and the 4700 Proteomics Discovery System. In addition, the Applied Biosystems group expects the mass spectrometry market to grow as both academic researchers and pharmaceutical companies continue to employ mass spectrometers in an expanding number of discovery and functional proteomics and small molecule drug development projects and applications. During fiscal 2004, the Applied Biosystems group does not expect any significant change in the absolute level of revenue generated by either the Core

DNA Synthesis and PCR product category or the other products category.

For the DNA Sequencing product category, the Applied Biosystems group expects annual revenue to decline modestly during fiscal 2004, primarily as a result of more modest sales of the 3730xl system to large genome centers and, to a lesser degree, the continued decline of sequencing consumables sales. Regarding the sequencing market, the Applied Biosystems group expects that the volume of sequencing, as measured by number of base pairs sequenced, will continue to increase, reflecting both the use of de novo sequencing for comparative genomics and the increasingly important role of resequencing for discovering genetic variations that may affect human health.

Because fiscal 2003 included higher than normal technology license fees that positively impacted gross margins, the Applied Biosystems group estimates that the fiscal 2004 gross margin will be slightly below that of fiscal 2003. The Applied Biosystems group expects SG&A expenses to rise somewhat more slowly than revenue during fiscal 2004. The Applied Biosystems group expects the total dollars spent on R&D to increase slightly in fiscal 2004, with spending weighted toward the first half of the year primarily due to new product introductions and costs associated with the development of and enhancements to the Applied Biosystems group’s e-commerce Internet website. These website-related costs are expected to impact SG&A spending during the first half of fiscal 2004 as well.

The Applied Biosystems group expects the effective tax rate for fiscal 2004 to be approximately 28 percent. Future tax legislation may repeal or replace the existing U.S. export tax regime, as well as significantly change other international tax provisions of the Internal Revenue Code. Such changes may result in a change in the effective tax rate for the Applied Biosystems group.

While the Applied Biosystems group anticipates that the fiscal 2004 earnings per diluted share growth rate, before unusual items in fiscal 2003, will slightly exceed the estimated revenue growth rate, the Applied Biosystems group anticipates that first and second quarter earnings per share will be at, or slightly above or below, prior year quarter results. This anticipated earnings pattern is primarily due to a number of factors including: higher than normal technology license fees during the first and second quarters of fiscal 2003; R&D expenses that are forecast to be weighted toward the first half of fiscal 2004; and the timing of new product introductions in fiscal 2004.

We may repurchase shares of Applied Biosystems stock from time to time through open-market or negotiated purchases.

Capital spending in fiscal 2004 is anticipated to be approximately $90 million.

Celera Genomics Group

The Celera Genomics group believes that at least one of its compounds, most likely one of its partnered compounds,

36 | Applera Corporation | 2003 Annual Report

Management’s Discussion and Analysis — (Continued)	Applera Corporation

could enter clinical trials during fiscal 2004. The Celera Genomics group’s partners will make clinical development decisions with respect to these compounds. During the coming year, the Celera Genomics group plans to complete the target identification and validation phases of its three ongoing proteomic oncology programs, and to initiate at least one new proteomic discovery program.

The Celera Genomics group intends to establish one or more strategic relationships that advance its therapeutic pipeline and/or leverage its combination of genomic, proteomic and bioinformatic capabilities. Possible relationships may include a collaboration to identify and develop therapeutic antibodies against cell surface proteins identified by the Celera Genomics group’s proteomic programs, as well as partnering of other therapeutic discovery efforts that the Celera Genomics group elects not to pursue independently or in collaboration with Celera Diagnostics.

The financial outlook for the Celera Genomics group for fiscal 2004 is as follows:

The Celera Genomics group’s net cash use is expected to be between $90 and $100 million. This outlook includes the Celera Genomics group’s portion of the funding for the Celera Diagnostics joint venture, which portion is expected to be in the range of $25 to $30 million. The impact of higher cash requirements for therapeutic programs and lower Online/Information Business revenues and operating profit should be partially offset by lower losses and cash demands related to Celera Diagnostics, and the reclassification of approximately $16 million of long-term treasury securities to short-term investments.

The Celera Genomics group believes R&D expenses will be comparable to fiscal 2003 levels, as decreased R&D spending in support of the Online/Information Business should be offset by increases in therapeutic discovery and development programs. Pre-tax losses related to the Celera Diagnostics joint venture are expected to be in the range of $38 to $44 million.

The Celera Genomics group anticipates fiscal 2004 revenues will continue to trend downward to a range of $55 to $60 million, an approximate $28 to $33 million decrease compared to fiscal 2003. A number of Online/Information Business agreements are expected to expire during fiscal 2004. In addition, the Celera Genomics group does not expect significant revenue from sequencing or other service activities during fiscal 2004; service revenues exceeded $5 million in fiscal 2003.

Capital spending in fiscal 2004 is anticipated to be approximately $9 million.

Celera Diagnostics

For fiscal 2004, end-user sales of products manufactured by Celera Diagnostics and marketed through the alliance with Abbott Laboratories are expected to approximately double to a range of $45 to $50 million. Celera Diagnostics anticipates fiscal 2004 pre-tax losses decreasing to a range of $38 to

$44 million, and fiscal 2004 net cash use decreasing to a range of $46 to $52 million, including capital spending of approximately $5 million. Celera Diagnostics is assessing options for expanding manufacturing capacity that may additionally impact its total cash requirements for fiscal 2004. This outlook assumes continued demand growth for key products, including the hepatitis C virus ASRs.

Forward-Looking Statements

Some statements contained in this report, including the Outlook section, are forward-looking and are subject to a variety of risks and uncertainties. These statements may be identified by the use of forward-looking words or phrases such as “expect,” “anticipate,” “forecast,” “believe,” “should,” “plan,” “intend,” “estimate,” and “potential,” among others. These forward-looking statements are based on our current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of our businesses include, but are not limited to:

Factors Relating to the Applied Biosystems Group

Rapidly changing technology in life sciences could make the Applied Biosystems group’s product line obsolete unless it continues to improve existing products, develop new products, and pursue new market opportunities.     A significant portion of the net revenues for the Applied Biosystems group each year is derived from products that did not exist in the prior year. The Applied Biosystems group’s future success depends on its ability to continually improve its current products, develop and introduce, on a timely and cost-effective basis, new products that address the evolving needs of its customers, and pursue new market opportunities that develop as a result of technological and scientific advances in life sciences. The Applied Biosystems group’s products are based on complex technology which is subject to rapid change as new technologies are developed and introduced in the marketplace. Unanticipated difficulties or delays in replacing existing products with new products, or the inability to gain market acceptance of new products on a timely basis, could adversely affect the Applied Biosystems group’s future operating results. The pursuit of new market opportunities will add further complexity and require additional management attention and resources as these markets are addressed.

The Applied Biosystems group relies on third parties for the manufacture of some of its products and also for the supply of some components of the products it manufactures on its own.     Although the Applied Biosystems group has contracts with most of these manufacturers and suppliers, there can be no assurance that their operations will not be disrupted. The Applied Biosystems group does not currently have

Applera Corporation | 2003 Annual Report | 37

Management’s Discussion and Analysis — (Continued)	Applera Corporation

alternative third party manufacturing or supply arrangements for some of the key products and key components manufactured or supplied by third parties. Although the Applied Biosystems group has its own manufacturing facilities, and believes it might be able to manufacture some of the products and components currently sourced from third parties, it also believes that it would take considerable time and resources to establish the capability to do so. Accordingly, if third party manufacturers or suppliers are unable or fail to fulfill their obligations to the Applied Biosystems group, the Applied Biosystems group might not be able to satisfy customer demand in a timely manner, and its business could be adversely affected.

The Applied Biosystems group’s Knowledge Business may not be successful.     In April 2002, the Applied Biosystems group became the exclusive distributor of the Celera Genomics group’s Celera Discovery SystemTM and related human genomic and other biological and medical information under the terms of a 10-year marketing and distribution agreement. The Applied Biosystems group is integrating the Celera Discovery System and the Celera Genomics group’s related information into its Knowledge Business by combining current Applied Biosystems assay, human identification and forensics, and cell biology products with new biological information content and analytical tools. The Knowledge Business is an emerging business, and the Applied Biosystems group believes that in order for it to be successful the Applied Biosystems group will have to continue devoting a significant amount of resources to researching, developing, marketing, and distributing Knowledge Business products and services. The market for these products and services is intensely competitive, and there can be no assurance that there will be market acceptance of the utility and value of the product and service offerings of the Knowledge Business.

A significant portion of sales depends on customers’ capital spending policies that may be subject to significant and unexpected decreases.     A significant portion of the Applied Biosystems group’s instrument product sales are capital purchases by its customers. The Applied Biosystems group’s customers include pharmaceutical, environmental, research, biotechnology, and chemical companies, and the capital spending policies of these companies can have a significant effect on the demand for the Applied Biosystems group’s products. These policies are based on a wide variety of factors, including the resources available to make purchases, the spending priorities among various types of research equipment, and policies regarding capital expenditures during recessionary periods. Any decrease in capital spending or change in spending policies of these companies could significantly reduce the demand for the Applied Biosystems group’s products.

A substantial portion of the Applied Biosystems group’s sales is to customers at universities or research laboratories whose funding is dependent on both the amount and timing of funding from government sources.     As a result, the timing and amount of revenues from these sources may vary significantly due to factors that can be difficult to forecast.

Although research funding has increased during the past several years, grants have, in the past, been frozen for extended periods or otherwise become unavailable to various institutions, sometimes without advance notice. Budgetary pressures may result in reduced allocations to government agencies that fund research and development activities. If government funding necessary to purchase the Applied Biosystems group’s products were to become unavailable to researchers for any extended period of time, or if overall research funding were to decrease, the business of the Applied Biosystems group could be adversely affected.

The Applied Biosystems group is currently and could in the future be subject to claims for infringement of patents and other intellectual property rights.     The Applied Biosystems group’s products are based on complex, rapidly developing technologies. These products could be developed without knowledge of previously filed patent applications that mature into patents that cover some aspect of these technologies. In addition, there are relatively few decided court cases interpreting the scope of patent claims in these technologies, and the Applied Biosystems group’s belief that its products do not infringe the technology covered by valid and enforceable patents could be successfully challenged by third parties. Also, in the course of its business, the Applied Biosystems group may from time to time have access to confidential or proprietary information of third parties, and these parties could bring a claim against the Applied Biosystems group asserting that the Applied Biosystems group had misappropriated their technologies, which though not patented are protected as trade secrets, and had improperly incorporated such technologies into the Applied Biosystems group’s products. The Applied Biosystems group has been made a party to litigation regarding intellectual property matters, including the litigation described in the following paragraph and elsewhere in this report, some of which, if determined adversely, could have a material adverse effect on the Applied Biosystems group. Due to the fact that the Applied Biosystems group’s business depends in large part on rapidly developing and dynamic technologies, there remains a constant risk of intellectual property litigation affecting the group. The Applied Biosystems group has from time to time been notified that it may be infringing patents and other intellectual property rights of others. It may be necessary or desirable in the future to obtain licenses relating to one or more products or relating to current or future technologies, and the Applied Biosystems group cannot be assured that it will be able to obtain these licenses or other rights on commercially reasonable terms.

Several lawsuits have been filed against us that could affect the continuing operations of the Applied Biosystems group, including the following:

•
In response to claims by us against MJ Research, Inc., MJ Research filed counterclaims against us including, among others, allegations that we have licensed and enforced some polymerase chain reaction, or PCR, patents through anticompetitive conduct in violation of federal and state antitrust laws. Subsequently, MJ Research filed a lawsuit against us based on the allegation that four patents

38 | Applera Corporation | 2003 Annual Report

Management’s Discussion and Analysis — (Continued)	Applera Corporation

underlying the Applied Biosystems group’s DNA sequencing instruments were invalidly obtained because an alleged inventor, whose work was funded in part by the U.S. government, was knowingly omitted from the patent applications. MJ Research claims to be suing in the name of the U.S. government although the government has to date declined to participate in the lawsuit. Henry Huang has filed a lawsuit against us alleging that he is the sole inventor of the four patents referred to above, and the issues involved in his claim are related to the issues in the MJ Research claim.

•
Promega Corporation has filed a lawsuit against us alleging that the Applied Biosystems group, along with some other named defendants, is infringing two Promega patents due to the sale of forensic identification and paternity testing kits.

•
Beckman Coulter, Inc. has filed a lawsuit against us alleging that the Applied Biosystems group is infringing three Beckman Coulter patents, although it has not identified the specific facts on which the allegation is based.

•
Genetic Technologies Limited has filed a lawsuit against us alleging that we are infringing two of its patents due to the sale of cystic fibrosis reagent kits, some of our Assays-on-DemandTM products and Assays-by-DesignSM services, and the Celera Discovery System. Genetic Technologies Limited has also alleged that haplotyping analysis performed by our businesses infringes these patents.

The cost of litigation and the amount of management time associated with these cases may be significant. There can be no assurance that these matters will be resolved favorably; that we will not be enjoined from selling the products in question or other products as a result; or that any monetary or other damages assessed against us will not have a material adverse effect on the financial condition of our company, the Applied Biosystems group, or the Celera Genomics group.

Since the Applied Biosystems group’s business is dependent on foreign sales, fluctuating currencies will make revenues and operating results more volatile.     Approximately 50% of the Applied Biosystems group’s net revenues for fiscal 2003 were derived from sales to customers outside of the U.S. The majority of these sales were based on the relevant customer’s local currency. A significant portion of the related costs for the Applied Biosystems group are based on the U.S. dollar. As a result, the Applied Biosystems group’s reported and anticipated operating results and cash flows are subject to fluctuations due to material changes in foreign currency exchange rates that are beyond the Applied Biosystems group’s control.

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

The Applied Biosystems group’s Knowledge Business depends on the continuous, effective, reliable, and secure operation of its computer hardware, software, and Internet applications and related tools and functions.     Because the Applied Biosystems group’s Knowledge Business requires manipulating and analyzing large amounts of data, and communicating the results of the analysis to its internal research personnel and to its customers via the Internet, the Applied Biosystems group depends on the continuous, effective, reliable, and secure operation of its computer hardware, software, networks, Internet servers, and related infrastructure. To the extent that the Applied Biosystems group’s hardware or software malfunctions or access to the Applied Biosystems group’s data by internal Knowledge Business research personnel or Knowledge Business customers through the Internet is interrupted, the Knowledge Business could suffer.

The Applied Biosystems group’s computer and communications hardware is protected through physical and software safeguards. However, it is still vulnerable to fire, storm, flood, power loss, earthquakes, telecommunications failures, physical or software break-ins, and similar events. In addition, the Knowledge Business online products are complex and sophisticated, and as such, could contain data, design, or software errors that could be difficult to detect and correct. Software defects could be found in current or future products. If the Applied Biosystems group fails to maintain and further develop the necessary computer capacity and data to support its computational needs and its customers’ access to the Knowledge Business product offerings, it could experience a loss of or delay in revenues or market acceptance. In addition, any sustained disruption in Internet access provided by third parties could adversely affect the Knowledge Business.

Earthquakes could disrupt operations in California.     The headquarters and principal operations of the Applied Biosystems group are located in Foster City and Pleasanton, California. Both cities are located near major California earthquake faults. The ultimate impact of earthquakes on the Applied Biosystems group, its significant suppliers, and the general infrastructure is unknown, but operating results could be materially affected in the event of a major earthquake.

Applera — Applied Biosystems stock price is volatile.     The market price of Applera — Applied Biosystems stock has been and may continue to be volatile due to the risks and uncertainties described in this section of this report, as well as other factors that may have affected or may in the future affect the market price, such as:

Applera Corporation | 2003 Annual Report | 39

Management’s Discussion and Analysis — (Continued)	Applera Corporation

•	conditions and publicity regarding the genomics, biotechnology, pharmaceutical, or life sciences industries generally;

•	price and volume fluctuations in the stock market at large which do not relate to the Applied Biosystems group’s operating performance; and

•
comments by securities analysts or government officials, including with regard to the viability or profitability of the biotechnology sector generally or with regard to intellectual property rights of life science companies, or the Applied Biosystems group’s ability to meet market expectations.

The stock market has from time to time experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies. In the past, companies that have experienced volatility have sometimes been the subjects of securities class action litigation. If litigation was instituted on this basis, it could result in substantial costs and a diversion of management’s attention and resources.

Factors Relating to the Celera Genomics Group

The Celera Genomics group has incurred net losses to date and may not achieve profitability.     The Celera Genomics group has accumulated net losses of approximately $659 million as of June 30, 2003, and expects that it will continue to incur additional net losses for the foreseeable future. These cumulative losses are expected to increase as the Celera Genomics group continues to make investments in new technology and product development, including its investments in its therapeutics business, as well as investments in diagnostics through Celera Diagnostics, its joint venture with the Applied Biosystems group. The Celera Genomics group will record all initial cash operating losses of Celera Diagnostics up to a maximum of $300 million, after which any additional operating losses would be shared equally by the Celera Genomics group and the Applied Biosystems group. However, the Applied Biosystems group reimburses the Celera Genomics group for all tax benefits generated by Celera Diagnostics to the extent such tax benefits are used by the Applied Biosystems group, and the effect of recording Celera Diagnostics’ operating losses on the Celera Genomics group’s net losses will be partially offset by this reimbursement. Celera Diagnostics has accumulated cash operating losses of approximately $91 million as of June 30, 2003. As an early stage business, the Celera Genomics group faces significant challenges in expanding its operations into the therapeutics research and development business. As a result, there is a high degree of uncertainty that the Celera Genomics group will be able to achieve profitable operations.

The marketing and distribution agreement with the Applied Biosystems group may not generate significant royalty payments.     Effective April 2002, the Applied Biosystems group became the exclusive distributor of the Celera Discovery System and the Celera Genomics group’s related human genomic and other biological and medical information under the terms of a ten-year marketing and distribution agreement. Under the terms of that agreement, the Applied Biosystems group is obligated to pay a royalty to the Celera Genomics group based on sales of some products sold by the Applied Biosystems group’s Knowledge Business after July 1, 2002. This royalty rate and the corresponding payments to be made to the Celera Genomics group during the term were established when the agreement was entered into based on the anticipated performance of the Knowledge Business. The Applied Biosystems group has not guaranteed any minimum royalty payments to the Celera Genomics group, and the actual amount of royalty payments to be paid to the Celera Genomics group depends on the Applied Biosystems group’s ability to successfully commercialize Knowledge Business products subject to the royalty. The Knowledge Business is an emerging business, and the Applied Biosystems group has not proven its ability to successfully commercialize these products. The Celera Genomics group believes that in order for the Knowledge Business to be successful, and in particular for it to meet original expectations, the Applied Biosystems group will have to continue devoting a significant amount of its resources to researching, developing, marketing, and distributing Knowledge Business products and services. However, the Celera Genomics group has no control over the amount and timing of the Applied Biosystems group’s use of its resources, including for products subject to the royalty. In addition, the market for these products is intensely competitive, and there can be no assurance that there will be market acceptance of the utility and value of the product offerings of the Knowledge Business.

The Celera Genomics group has not sought any new customers for its Celera Discovery System and related information products and services since June 30, 2002, and therefore its future revenues from its sale of these products and services will be limited.     Under the terms of the marketing and distribution agreement between the Celera Genomics group and the Applied Biosystems group, the Celera Genomics group will receive all revenues under, and be responsible for all costs and expenses associated with, Celera Discovery System and related information contracts that were entered into prior to June 30, 2002. However, the Applied Biosystems group Knowledge Business took full responsibility for marketing and contracting for the Celera Discovery System and related products after that date. Accordingly, the Celera Genomics group does not expect any revenues from the Celera Discovery System and related products and services other than under contracts existing on that date, so long as they remain in effect, and from potential royalty payments from the Applied Biosystems group under the marketing and distribution agreement. The Applied Biosystems group has agreed to reimburse the Celera Genomics group for any shortfall in earnings before interest, taxes, depreciation, and amortization from these contracts below $62.5 million during the four fiscal years ending with the 2006 fiscal year from contracts existing on June 30, 2002, if the shortfall is due to the actions of the Knowledge Business including changes in marketing strategy for the Celera Discovery System. However, this commitment

40 | Applera Corporation | 2003 Annual Report

Management’s Discussion and Analysis — (Continued)	Applera Corporation

is also subject to the Celera Genomics group otherwise continuing to perform under these contracts, and does not protect the Celera Genomics group from lost revenue due to other circumstances such as a customer bankruptcy. Although under some contracts with existing Celera Discovery System customers the Celera Genomics group is entitled to milestone payments or future royalties based on products developed by its customers, the Celera Genomics group believes these arrangements are unlikely to produce any significant revenue for the group.

Because of the close working relationship between the Celera Genomics group and the Applied Biosystems group under the marketing and distribution agreement, it may be difficult to ascertain responsibility for claims, liabilities, or other issues that may arise under Celera Discovery System contracts or the marketing and distribution agreement. Under the marketing and distribution agreement, the two groups have agreed to cooperation guidelines to enable the Celera Genomics group to perform its obligations under existing Celera Discovery System agreements and to facilitate the development of the Knowledge Business. These guidelines provide for the application of relevant resources and expertise of the groups to the relationship, and have led to a close working relationship among personnel within the two groups. Because of this working relationship, if any customers assert any claims under Celera Discovery System contracts, it may be difficult to determine which group was responsible for the actions that gave rise to the claim. In addition, the Knowledge Business may from time to time take good faith actions in pursuit of its marketing strategy that affect Celera Discovery System contracts that were in existence on June 30, 2002. Because of the working relationship between the two groups, it may be difficult to determine whether the actions of the Applied Biosystems group are within the scope of the reimbursement obligation described above.

The Celera Genomics group’s ability to develop and commercialize proprietary therapeutics is unproven.     As the Celera Genomics group expands its therapeutics discovery and development business, it faces the difficulties inherent in developing and commercializing therapeutic products. It is possible that the Celera Genomics group’s discovery and development efforts will not result in any commercial products. In particular, the Celera Genomics group and its collaborators are seeking to develop new therapeutic products based on information derived from the study of the genetic material of organisms, or genomics, and the study of proteins, or proteomics, including genetic markers identified by the large-scale disease association studies being performed by Celera Diagnostics. These methods are unproven, as few therapeutic products based on genomic or proteomic discoveries have been developed and commercialized and, to date, no one has developed or commercialized any therapeutic products based on the Celera Genomics group’s technologies. In addition, pursuant to the Celera Genomics group’s current business and scientific plan, it is seeking to capitalize on its relationship with Celera Diagnostics through the evaluation of the therapeutic utility of targets that Celera Diagnostics may identify in its disease association studies. However, Celera Diagnostics is not obligated to continue those studies, and if Celera Diagnostics discontinues in whole or in part its disease study program the Celera Genomics group’s business and scientific plan could be adversely affected.

Therapeutic product candidates may never result in a commercialized product.     All of the Celera Genomics group’s therapeutic product candidates are in various stages of research and development and will require significant additional research and development efforts by the Celera Genomics group or its collaborators before they can be marketed. These efforts include extensive preclinical and clinical testing and lengthy regulatory review and clearance or approval by the FDA and comparable agencies in other countries. The Celera Genomics group’s development of therapeutic products is highly uncertain and subject to a number of significant risks. To date, the Celera Genomics group has not commercialized a therapeutic product and the Celera Genomics group does not expect any of its therapeutic product candidates to be commercially available for a number of years, if ever. Therapeutic product candidates that appear to be promising at early stages of development may not be developed into commercial products, or may not be successfully marketed, for a number of reasons, including:

•	the Celera Genomics group or its collaborators may not successfully complete any research and development efforts;

•	the Celera Genomics group or its collaborators may not successfully build the necessary preclinical and clinical development organizations;

•
any therapeutic product candidates that the Celera Genomics group or its collaborators develop may be found during preclinical testing or clinical trials to be ineffective or to cause harmful side effects;

•	the Celera Genomics group or its collaborators may fail to obtain required regulatory approvals for products they develop;

•	the Celera Genomics group or its collaborators may be unable to manufacture enough of any potential products at an acceptable cost and with appropriate quality;

•	the Celera Genomics group or its collaborators may fail to build necessary distribution channels;

•	the Celera Genomics group’s or its collaborator’s products may not be competitive with other existing or future products;

•	adequate reimbursement for the Celera Genomics group’s or its collaborators products may not be available to physicians and patients from the government or insurance companies; and

•	the Celera Genomics group or its collaborators may be unable to obtain necessary intellectual property protection, or third parties may own proprietary rights that prevent

Applera Corporation | 2003 Annual Report | 41

Management’s Discussion and Analysis — (Continued)	Applera Corporation

the Celera Genomics group or its collaborators from commercializing their products.

If the Celera Genomics group fails to maintain its existing collaborative relationships and enter into new collaborative relationships, or if collaborators do not perform under collaboration agreements, development of its therapeutic product candidates could be delayed.     The Celera Genomics group’s strategy for the discovery, development, clinical testing, manufacturing and commercialization of most of its therapeutic product candidates includes entering into collaborations with partners. Although the Celera Genomics group has expended, and continues to expend, time and money on internal research and development programs, it may be unsuccessful in creating therapeutic product candidates that would enable it to form additional collaborations and receive milestone and/or royalty payments from collaborators.

Each of the Celera Genomics group’s existing collaboration agreements may be canceled under some circumstances. In addition, the amount and timing of resources to be devoted to research, development, eventual clinical trials and commercialization activities by the Celera Genomics group’s collaborators are not within the Celera Genomics group’s control. The Celera Genomics group cannot ensure that its collaborators will perform their obligations as expected. If any of the Celera Genomics group’s collaborators terminate their agreements or otherwise fail to conduct their collaborative activities in a timely manner, the development or commercialization of therapeutic products may be delayed or otherwise adversely affected. If in some cases the Celera Genomics group assumes responsibilities for continuing programs on its own after termination of a collaboration, the Celera Genomics group may be required to devote additional resources to product development and commercialization or the Celera Genomics group may need to cancel some development programs.

If the Celera Genomics group fails to satisfy regulatory requirements for any therapeutic product candidate, the Celera Genomics group will be unable to complete the development and commercialization of that product.     The Celera Genomics group is currently developing its internal capability to move potential products through clinical testing, manufacturing and the approval processes of the FDA and comparable agencies in other countries. In the U.S., either the Celera Genomics group or its collaborators must show through pre-clinical studies and clinical trials that each of the Celera Genomics group’s therapeutic product candidates is safe and effective in humans for each indication before obtaining regulatory clearance from the FDA for the commercial sale of that product. Outside of the U.S., the regulatory requirements vary from country to country. If the Celera Genomics group or its collaborator fails to adequately show the safety and effectiveness of a therapeutic product, regulatory clearance or approval could be delayed or denied. The results from pre-clinical studies may be different from the results that are obtained in clinical trials. The Celera Genomics group cannot be certain that it will show sufficient safety and effectiveness in its clinical trials to allow it to obtain the needed regulatory clearance or approval. The regulatory review and approval process can take many years and require substantial expense and may not be successful. Many companies in the therapeutic industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier studies.

Even if the Celera Genomics group obtains regulatory clearance or approval, it will be subject to risks and uncertainties relating to regulatory compliance, including: post-approval clinical studies and inability to meet the compliance requirements of the FDA’s Good Manufacturing Practices regulations. In addition, identification of some adverse side effects after a therapeutic product is on the market or the occurrence of manufacturing problems could cause subsequent suspension of product manufacture or withdrawal of approval, or could require reformulation of a therapeutic product, additional testing, or changes in labeling of the product. This could delay or prevent the Celera Genomics group from generating revenues from the sale of that therapeutic product.

For some of the Celera Genomics group’s research and product development programs, particularly its proteomics efforts, the Celera Genomics group needs access to human and other tissue samples from diseased and healthy individuals, other biological materials, and related clinical and other information, which may be in limited supply.     The Celera Genomics group may not be able to obtain or maintain access to these materials and information on acceptable terms, or may not be able to obtain needed consents from individuals providing tissue or other samples. In addition, government regulation in the U.S. and foreign countries could result in restricted access to, or use of, human and other tissue samples. If the Celera Genomics group loses access to sufficient numbers or sources of tissue samples or other required biological materials, or if tighter restrictions are imposed on the use of related clinical or other information or information generated from tissue samples or other biological materials, these research and development programs and the Celera Genomics group’s business could be adversely affected.

The pharmaceutical industry is intensely competitive and evolving.     There is intense competition among pharmaceutical and biotechnology companies attempting to discover candidates for potential new therapeutic products. These companies may:

•	develop new therapeutic products in advance of the Celera Genomics group;

•	develop therapeutic products which are more effective or more cost-effective than those developed by the Celera Genomics group;

•	obtain regulatory approvals of their therapeutic products more rapidly than the Celera Genomics group; or

•	obtain patent protection or other intellectual property rights that would limit the Celera Genomics group’s ability to develop and commercialize therapeutic products.

42 | Applera Corporation | 2003 Annual Report

Management’s Discussion and Analysis — (Continued)	Applera Corporation

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

The therapeutics discovery and development business is highly technical, and there is a competitive market for personnel with the necessary expertise to develop and expand the Celera Genomics group’s therapeutics business. The Celera Genomics group believes that in order to develop and commercialize therapeutic products, it will need to recruit and retain scientific and management personnel having specialized training or advanced degrees, or otherwise having the technical background, necessary for an understanding of therapeutic products. There is a shortage of qualified scientific and management personnel who possess this technical background. The Celera Genomics group competes for these personnel with other pharmaceutical and biotechnology companies, academic institutions and government entities. If the Celera Genomics group is unable to retain and attract qualified scientific and management personnel, the growth of the group’s therapeutics discovery and development business could be delayed or curtailed.

The Celera Genomics group could incur liabilities relating to hazardous materials that it uses in its research and development activities.     The Celera Genomics group’s research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive materials. In the event of an accidental contamination or injury from these materials, the Celera Genomics group could be held liable for damages in excess of its resources.

The Celera Genomics group’s business depends on the continuous, effective, reliable, and secure operation of its computer hardware, software, and Internet applications and related tools and functions.     Because the Celera Genomics group’s business requires manipulating and analyzing large amounts of data, and communicating the results of the analysis to its internal research personnel and to its customers via the Internet, the Celera Genomics group depends on the continuous, effective, reliable, and secure operation of its computer hardware, software, networks, Internet servers, and related infrastructure. To the extent that the Celera Genomics group’s hardware or software malfunctions or access to the Celera Genomics group’s data by the Celera Genomics group’s internal research personnel or customers through the Internet is interrupted, its business could suffer.

The Celera Genomics group’s computer and communications hardware is protected through physical and software safeguards. However, it is still vulnerable to fire, storm, flood, power loss, earthquakes, telecommunications failures, physical or software break-ins, and similar events. In addition, the Celera Genomics group’s online products are complex and sophisticated, and as such, could contain data, design, or software errors that could be difficult to detect and correct. Software defects could be found in current or future products. If the Celera Genomics group fails to maintain and further develop the necessary computer capacity and data to support its computational needs and its customers’ therapeutics discovery and research efforts, it could experience a loss of or delay in revenues. In addition, any sustained disruption in Internet access provided by third parties could adversely affect the Celera Genomics group’s business.

The Celera Genomics group’s competitive position depends on maintaining its intellectual property protection and obtaining licenses to intellectual property it may need from others.     The Celera Genomics group’s ability to compete and to achieve and maintain profitability depends on its ability to protect its proprietary discoveries and technologies, in large part, through obtaining and enforcing patent rights, obtaining copyright protection, maintaining its trade secrets, and operating without infringing the intellectual property rights of others. The Celera Genomics group’s ability to obtain patent protection for the inventions it makes is uncertain. The patentability of biotechnology and pharmaceutical inventions involves complex factual and legal questions. As a result, it is difficult to predict whether patents will issue or the breadth of claims that will be allowed in biotechnology and pharmaceutical patents. This may be particularly true with regard to the patenting of gene sequences, gene functions, and genetic variations. In this regard, the U.S. Patent and Trademark Office has adopted guidelines for use in the review of the utility of inventions, particularly biotechnology inventions. These guidelines increased the amount of evidence required to demonstrate utility in order to obtain a patent in the biotechnology field, making patent protection more difficult to obtain. Although others have been successful in obtaining patents to biotechnology inventions, since the adoption of these guidelines, these patents have been issued with increasingly less frequency. As a result, patents may not issue from patent applications that the Celera Genomics group may own or license if the applicant is unable to satisfy the new guidelines.

The U.S. Patent and Trademark Office has issued several patents to third parties covering inventions involving single nucleotide polymorphisms (“SNPs”), naturally occurring genetic variations that scientists believe can be correlated with susceptibility to disease, disease prognosis, therapeutic efficiency, and therapeutic toxicity. These inventions are subject to the same new guidelines as other biotechnology

Applera Corporation | 2003 Annual Report | 43

Management’s Discussion and Analysis — (Continued)	Applera Corporation

inventions. In addition, the Celera Genomics group may need to obtain rights to patented SNPs in order to develop, use and sell analyses of the overall human genome or particular full-length genes. These licenses may not be available to the Celera Genomics group on commercially acceptable terms, or at all.

In some instances, patent applications in the U.S. are maintained in secrecy until a patent issues. In most instances, the content of U.S. and international patent applications is made available to the public approximately 18 months after the initial filing from which priority is claimed. As a result, the Celera Genomics group cannot be certain that others have not filed patent applications for inventions covered by the Celera Genomics group’s patent applications or that the Celera Genomics group inventors were the first to make the invention. Accordingly, the Celera Genomics group’s patent applications may be preempted or the Celera Genomics group may have to participate in interference proceedings before the U.S. Patent and Trademark Office. These proceedings determine the priority of invention and the right to a patent for the claimed invention in the U.S.

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

The Celera Genomics group also relies on trade secret protection for its confidential and proprietary information and procedures, including procedures related to sequencing genes and to searching and identifying important regions of genetic information. The Celera Genomics group protects its trade secrets through recognized practices, including access control, confidentiality and nonuse agreements with employees, consultants, collaborators and customers, and other security measures. These confidentiality and nonuse agreements may be breached, however, and the Celera Genomics group may not have adequate remedies for a breach. In addition, the Celera Genomics group’s trade secrets may otherwise become known or be independently developed by competitors. Accordingly, it is uncertain whether the Celera Genomics group’s reliance on trade secret protection will be adequate to safeguard its confidential and proprietary information and procedures.

Disputes may arise in the future with regard to the ownership of rights to any invention developed with collaborators. These and other possible disagreements with collaborators could lead to delays in the achievement of milestones or receipt of royalty payments or in research, development and commercialization of the Celera Genomics group’s products. In addition, these disputes could require or result in lawsuits or arbitration. Lawsuits and arbitration are time-consuming and expensive. Even if the Celera Genomics group wins, the cost of these proceedings could adversely affect its business, financial condition and operating results.

The Celera Genomics group may infringe the intellectual property rights of third parties and may become involved in expensive intellectual property litigation.     The intellectual property rights of biotechnology companies, including the Celera Genomics group, are generally uncertain and involve complex legal, scientific and factual questions. The Celera Genomics group’s success in therapeutics discovery and development may depend, in part, on its ability to operate without infringing the intellectual property rights of others and to prevent others from infringing its intellectual property rights.

There has been substantial litigation regarding patents and other intellectual property rights in the biotechnology and pharmaceutical industries. The Celera Genomics group may become a party to patent litigation or proceedings at the U.S. Patent and Trademark Office to determine its patent rights with respect to third parties. Interference proceedings may be necessary to establish which party was the first to make the invention sought to be patented. The Celera Genomics group may become involved in patent litigation against third parties to enforce its patent rights, to invalidate patents held by the third parties, or to defend against these claims. The cost to the Celera Genomics group of any patent litigation or similar proceeding could be substantial, and it may absorb significant management time. If infringement litigation against the Celera Genomics group is resolved unfavorably to the Celera Genomics group, the Celera Genomics group may be enjoined from manufacturing or selling its products or services without a license from a third party. The Celera Genomics group may not be able to obtain a license on commercially acceptable terms, or at all.

Ethical, legal, and social issues related to the use of genetic information and genetic testing may cause less demand for the Celera Genomics group’s products.     Genetic testing has raised issues regarding confidentiality and the appropriate uses of the resulting information. For example, concerns have been expressed regarding the use of genetic test results by insurance carriers or employers to discriminate on the basis of this information, resulting in barriers to the acceptance of genetic tests by consumers. This could lead to governmental authorities calling for limits on or regulation of the use of genetic testing or prohibiting testing for genetic predisposition to some diseases, particularly those that have

44 | Applera Corporation | 2003 Annual Report

Management’s Discussion and Analysis — (Continued)	Applera Corporation

no known cure. Any of these scenarios could reduce the potential markets for products of the Celera Genomics group.

Future acquisitions and other transactions may absorb significant resources, may be unsuccessful and could dilute the holders of Applera — Celera stock.     The Celera Genomics group expects to pursue acquisitions, investments and other strategic relationships and alliances. Acquisitions, investments and other strategic relationships and alliances may involve significant cash expenditures, debt incurrence, additional operating losses, and expenses that could have a material effect on the Celera Genomics group’s financial condition and operating results. Acquisitions involve numerous other risks, including:

•	difficulties integrating acquired technologies and personnel into the business of the Celera Genomics group;

•	diversion of management from daily operations;

•	inability to obtain required financing on favorable terms;

•	entry into new markets in which the Celera Genomics group has little previous experience;

•	potential loss of key employees, key contractual relationships, or key customers of acquired companies or of the Celera Genomics group; and

•	assumption of the liabilities and exposure to unforeseen liabilities of acquired companies.

It may be difficult for the Celera Genomics group to complete these transactions quickly and to integrate these businesses efficiently into its current business. Any acquisitions, investments or other strategic relationships and alliances by the Celera Genomics group may ultimately have a negative impact on its business and financial condition. For example, future acquisitions may not be as successful as originally anticipated and may result in special charges. We have incurred special charges in recent years as a result of acquisitions. As a result of the Celera Genomics group’s acquisition of Paracel, Inc., we incurred charges for impairment of goodwill, intangibles and other assets and other charges in the amounts of $69.1 million during fiscal 2001 and $25.9 million during fiscal 2002. Similarly, as a result of the Applied Biosystems group’s acquisition of Molecular Informatics, Inc., we incurred charges related to the impairment of assets in the amount of $14.5 million during fiscal 1999.

In addition, acquisitions and other transactions may involve the issuance of a substantial amount of Applera — Celera stock without the approval of the holders of Applera — Celera stock. Any issuances of this nature will be dilutive to holders of Applera — Celera stock.

Earthquakes could disrupt operations in California.     The Celera Genomics group has research and development facilities in South San Francisco, California. South San Francisco is located near major California earthquake faults. The ultimate impact of earthquakes on the Celera Genomics group, its significant suppliers, and the general infrastructure is unknown, but operating results could be materially affected in the event of a major earthquake.

Applera — Celera stock price is volatile. The market price of Applera — Celera stock has been and may continue to be volatile due to the risks and uncertainties described in this section of this report, as well as other factors that may have affected or may in the future affect the market price, such as:

•	conditions and publicity regarding the genomics, biotechnology, pharmaceutical, or life sciences industries generally;

•	price and volume fluctuations in the stock market at large which do not relate to the Celera Genomics group’s operating performance; and

•
comments by securities analysts or government officials, including with regard to the viability or profitability of the biotechnology sector generally or with regard to intellectual property rights of life science companies, or the Celera Genomics group’s ability to meet market expectations.

The stock market has from time to time experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies. In the past, companies that have experienced volatility have sometimes been the subjects of securities class action litigation. If litigation was instituted on this basis, it could result in substantial costs and a diversion of management’s attention and resources.

Our company is subject to a purported class action lawsuit relating to its 2000 offering of shares of Applera — Celera stock that may be expensive and time consuming.     Our company and some of our officers were served in five lawsuits purportedly on behalf of purchasers of Applera — Celera stock in our follow-on public offering of Applera — Celera stock completed on March 6, 2000. In the offering, we sold an aggregate of approximately 4.4 million shares of Applera — Celera stock at a public offering price of $225 per share. All of these lawsuits have been consolidated into a single case and an amended consolidated complaint was filed on August 21, 2001. The consolidated complaint generally alleges that the prospectus used in connection with the offering was inaccurate or misleading because it failed to adequately disclose the alleged opposition of the Human Genome Project and two of its supporters, the governments of the U.S. and the U.K., to providing patent protection to our genomic-based products. Although the Celera Genomics group has never sought, or intended to seek, a patent on the basic human genome sequence data, the complaint also alleges that we did not adequately disclose the risk that the Celera Genomics group would not be able to patent this data. The consolidated complaint seeks unspecified monetary damages, rescission, costs and expenses, and other relief as the court deems proper. Although we believe the asserted claims are without merit and intend to defend the case vigorously, the outcome of this or any other litigation is inherently uncertain. The

Applera Corporation | 2003 Annual Report | 45

Management’s Discussion and Analysis — (Continued)	Applera Corporation

defense of this case will require management attention and resources.

Factors Relating to Celera Diagnostics, a Joint Venture between the Applied Biosystems Group and the Celera Genomics Group

Celera Diagnostics’ ability to develop and commercialize proprietary diagnostic products is unproven.     Celera Diagnostics faces the difficulties inherent in developing and commercializing diagnostic products. It is possible that Celera Diagnostics’ discovery and development efforts will not result in any commercial products or services. In particular, Celera Diagnostics and its collaborators are seeking to develop new diagnostic products based on information derived from the study of the genetic material of organisms, or genomics. This method carries inherent risks, as only a limited number of diagnostic products based on genomic discoveries have been developed and commercialized to date.

Diagnostic product candidates may never result in a commercialized product.     Most of Celera Diagnostics’ potential diagnostic products are in various stages of research and development and will require significant additional research and development efforts by Celera Diagnostics or its collaborators before they can be marketed. These efforts include extensive clinical testing and may require lengthy regulatory review and clearance or approval by the FDA and comparable agencies in other countries. Celera Diagnostics’ development of new diagnostic products is highly uncertain and subject to a number of significant risks. Diagnostic product candidates that appear to be promising at early stages of development may not be developed into commercial products, or may not be successfully marketed, for a number of reasons, including:

•	Celera Diagnostics or its collaborators may not successfully complete any research and development efforts;

•	any diagnostic products that Celera Diagnostics or its collaborators develop may be found during clinical trials to have limited medical value;

•	Celera Diagnostics or its collaborators may fail to obtain required regulatory clearances or approvals for products they develop;

•	Celera Diagnostics or its collaborators may be unable to manufacture enough of any potential products at an acceptable cost and with appropriate quality;

•	any diagnostic products Celera Diagnostics or its collaborators develop may not be competitive with other existing or future products;

•	adequate reimbursement for Celera Diagnostics’ and its collaborators’ products may not be available to physicians or patients from the government or insurance companies; and

•	Celera Diagnostics may be unable to obtain necessary intellectual property protection, or third parties may own proprietary rights that prevent Celera Diagnostics or its collaborators from commercializing their products.

If Celera Diagnostics fails to satisfy regulatory requirements for any diagnostic product candidate, it may be unable to complete the development and commercialization of that product.     Celera Diagnostics is currently developing its capability to move potential products through clinical testing, manufacturing, and the approval processes of the FDA and comparable agencies in other countries. In the U.S., either Celera Diagnostics or its collaborators must show through pre-clinical studies and clinical trials that each of Celera Diagnostics’ diagnostic product candidates is safe and effective for each indication before obtaining regulatory clearance or approval from the FDA for the commercial sale of that product as an in-vitro diagnostic product with clinical claims. Outside of the U.S., the regulatory requirements vary from country to country. If Celera Diagnostics or its collaborator fails to adequately show the safety and effectiveness of a diagnostic product, regulatory clearance or approval could be delayed or denied. The results from pre-clinical studies may be different from the results that are obtained in clinical trials. Celera Diagnostics cannot be certain that it will show sufficient safety and effectiveness in its clinical trials to allow it to obtain the needed regulatory clearance or approval. The regulatory review and approval process can take many years and require substantial expense and may not be successful. A number of companies in the diagnostics industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier studies.

Even if Celera Diagnostics obtains regulatory clearance or approval, it will be subject to risks and uncertainties relating to regulatory compliance, including: post-clearance or approval clinical studies and inability to meet the compliance requirements of the FDA’s Quality System Regulations. In addition, the occurrence of manufacturing problems could cause subsequent suspension of product manufacture or withdrawal of clearance or approval, or could require reformulation of a diagnostic product, additional testing, or changes in labeling of the product. This could delay or prevent Celera Diagnostics from generating revenues from the sale of that diagnostic product.

Celera Diagnostics’ products may not be fully accepted by physicians and laboratories.     Celera Diagnostics’ growth and success will depend on market acceptance by physicians and laboratories of its products as clinically useful and cost-effective. Celera Diagnostics expects that most of its products will use genotyping and gene expression information to predict predisposition to diseases, disease progression or severity, or responsiveness to treatment. Market acceptance will depend on the widespread acceptance and use by doctors and clinicians of genetic testing for these purposes. The use of genotyping and gene expression information by doctors and clinicians for these purposes is relatively new. Celera Diagnostics cannot be certain that doctors and clinicians will want to use its products designed for these purposes.

46 | Applera Corporation | 2003 Annual Report

Management’s Discussion and Analysis — (Continued)	Applera Corporation

Even if genetic testing is accepted as a method to manage health care, Celera Diagnostics cannot be certain that its products will be accepted in the clinical diagnostic market. If genetic testing becomes widely accepted in the clinical diagnostic market, Celera Diagnostics cannot predict the extent to which doctors and clinicians may be willing to utilize Celera Diagnostics’ products in providing patient care. Doctors and clinicians may prefer competing technologies and products that can be used for the same purposes as Celera Diagnostics’ products.

Ethical, legal, and social issues related to the use of genetic information and genetic testing may cause less demand for Celera Diagnostics’ products.     Genetic testing has raised issues regarding confidentiality and the appropriate uses of the resulting information. For example, concerns have been expressed regarding the use of genetic test results by insurance carriers or employers to discriminate on the basis of this information, resulting in barriers to the acceptance of genetic tests by consumers. This could lead to governmental authorities calling for limits on or regulation of the use of genetic testing or prohibiting testing for genetic predisposition to some diseases, particularly those that have no known cure. Any of these scenarios could reduce the potential markets for products of Celera Diagnostics.

If insurance companies and other third-party payors do not reimburse doctors and patients for Celera Diagnostics’ tests, its ability to sell its products to the clinical diagnostics market will be impaired.     Sales of Celera Diagnostics’ products will depend, in large part, on the availability of adequate reimbursement to users of those products from government insurance plans, including Medicare and Medicaid in the U.S., managed care organizations, and private insurance plans. Physicians’ recommendations to use diagnostic tests, as well as decisions by patients to pursue those tests, are likely to be influenced by the availability of reimbursement by insurance companies and other third party payors. Third-party payors are increasingly attempting to contain health care costs by limiting both the extent of coverage and the reimbursement rate for testing and treatment products and services. In particular, products and services that are determined to be investigational in nature or that are not considered “reasonably necessary” for diagnosis or treatment may be denied reimbursement coverage. In addition, third-party payors are increasingly limiting reimbursement coverage for medical diagnostic products and, in many instances, are exerting pressure on medical suppliers to reduce their prices. Thus, third-party reimbursement may not be consistently available or financially adequate to cover the cost of Celera Diagnostics’ products. This could limit the ability of Celera Diagnostics to sell its products, cause Celera Diagnostics to reduce the prices of its products, or otherwise adversely affect Celera Diagnostics’ operating results.

Because each third-party payor individually approves reimbursement, obtaining these approvals is a time-consuming and costly process that requires Celera Diagnostics to provide scientific and clinical support for the use of each of its products to each payor separately with no assurance that such approval will be obtained. This process can delay the broad market introduction of new products and could have a negative effect on Celera Diagnostics’ revenues and operating results.

If Celera Diagnostics fails to maintain its existing collaborative relationships and enter into new collaborative relationships, or if collaborators do not perform under collaboration agreements, development of its diagnostic products could be delayed.     Celera Diagnostics’ strategy for the discovery, development, clinical testing, manufacturing and commercialization of most of its diagnostic product candidates includes entering into collaborations with partners. Although Celera Diagnostics has expended, and continues to expend, time and money on internal research and development programs, it may be unsuccessful in creating diagnostic product candidates that would enable it to form additional collaborations.

Celera Diagnostics has entered into a strategic alliance agreement with Abbott Laboratories for the joint discovery, development, manufacturing, and commercialization of nucleic acid-based diagnostic products. The Abbott Laboratories agreement may be terminated by the non-breaching party in the event of a material breach and, under some circumstances, by either party in the event of a change in control of the other party. In addition, the amount and timing of resources to be devoted to research, development, eventual clinical trials and commercialization activities by Abbott are not within Celera Diagnostics’ control. Future collaborations with other third parties are likely to be subject to similar terms and conditions. Celera Diagnostics cannot ensure that its collaborators will perform their obligations as expected. If any of Celera Diagnostics’ collaborators terminate or elect to cancel their agreements or otherwise fail to conduct their collaborative activities in a timely manner, the development or commercialization of diagnostics products may be delayed or otherwise adversely affected. If in some cases Celera Diagnostics assumes responsibilities for continuing programs on its own after termination of a collaboration, Celera Diagnostics may be required to devote additional resources to product development and commercialization or Celera Diagnostics may need to cancel some development programs.

Celera Diagnostics does not have a sales and service capability in the clinical diagnostic market.     Celera Diagnostics currently does not have a sales and service organization. Accordingly, its ability to successfully sell its products will depend on its ability to either develop a sales and service organization or work with Abbott Laboratories under their current agreement, or a combination of both. In jurisdictions where Celera Diagnostics uses third party distributors, its success will depend to a great extent on the efforts of the distributors.

Celera Diagnostics has limited manufacturing capability and may encounter difficulties expanding Celera Diagnostics’ operations.     Celera Diagnostics has limited commercial manufacturing experience and capabilities. If product sales increase, Celera Diagnostics will have to increase the capacity of its manufacturing processes and facilities or rely

Applera Corporation | 2003 Annual Report | 47

Management’s Discussion and Analysis — (Continued)	Applera Corporation

on its collaborators, if any. Celera Diagnostics may encounter difficulties in scaling-up manufacturing processes and may be unsuccessful in overcoming such difficulties. In such circumstances, Celera Diagnostics’ ability to meet product demand may be impaired or delayed.

Celera Diagnostics’ facilities are subject, on an ongoing basis, to the FDA’s Quality System Regulations, international quality standards and other regulatory requirements, including requirements for good manufacturing practices and the State of California Department of Health Services Food and Drug Branch requirements. Celera Diagnostics may encounter difficulties expanding Celera Diagnostics’ manufacturing operations in accordance with these regulations and standards, which could result in a delay or termination of manufacturing or an inability to meet product demand.

Celera Diagnostics has relocated most of its manufacturing operations to a new facility in Alameda, California, though it has maintained a limited but key component of its manufacturing operations at an Applied Biosystems group facility. Celera Diagnostics expects to operate its manufacturing out of these facilities for the foreseeable future, and it does not have alternative production plans in place or alternative facilities available should its existing manufacturing facilities cease to function. Accordingly, Celera Diagnostics’ business could be adversely affected by unexpected interruptions in manufacturing caused by events such as labor problems, equipment failures, or other factors, and the resulting inability to meet customer orders on a timely basis.

Celera Diagnostics’ research and product development depends on access to tissue and blood samples from diseased and healthy individuals, other biological materials, and related clinical and other information, which may be in limited supply.     Celera Diagnostics may not be able to obtain or maintain access to these materials and information on acceptable terms, or may not be able to obtain needed consents from individuals providing tissue or blood samples. In addition, government regulation in the U.S. and foreign countries could result in restricted access to, or use of, human tissue or blood samples. If Celera Diagnostics loses access to sufficient numbers or sources of tissue or blood samples, or if tighter restrictions are imposed on its use of the information generated from tissue or blood samples, its business may be harmed.

Single suppliers or a limited number of suppliers provide key components of Celera Diagnostics’ products. If these suppliers fail to supply these components, Celera Diagnostics may be unable to satisfy product demand.     Several key components of Celera Diagnostics’ products come from, or are manufactured for Celera Diagnostics by, a single supplier or a limited number of suppliers. This applies in particular to components such as enzymes and fluorescent dyes. Celera Diagnostics acquires some of these and other key components on a purchase-order basis, meaning that the supplier is not required to supply Celera Diagnostics with specified quantities over longer periods of time or set-aside part of its inventory for Celera Diagnostics’ forecasted requirements. Celera Diagnostics has not arranged for alternative supply sources for some of these components and it may be difficult to find alternative suppliers, especially to replace enzymes and fluorescent dyes. Furthermore, in order to maintain compliance with Quality System regulations, Celera Diagnostics must verify that its suppliers of key components are in compliance with all applicable FDA regulations. Celera Diagnostics believes that compliance with these regulatory requirements would increase the difficulty in arranging for needed alternative supply sources, particularly for components that are from “single source” suppliers, which means that they are currently the only supplier of custom-ordered components. If Celera Diagnostics’ product sales increase beyond the forecast levels, or if its suppliers are unable or unwilling to supply it on commercially acceptable terms or comply with regulations applicable to manufacturing of Celera Diagnostics’ products, it may not have access to sufficient quantities of key components on a timely basis and may be unable to satisfy product demand.

In addition, if any of the components of Celera Diagnostics’ products are no longer available in the marketplace, it may be forced to further develop its products or technology to incorporate alternate components. The incorporation of new components into its products may require Celera Diagnostics to seek clearances or approvals from the FDA or foreign regulatory agencies prior to commercialization.

Celera Diagnostics’ competitive position depends on maintaining its intellectual property protection and obtaining licenses to intellectual property it may need from others.     Celera Diagnostics’ ability to compete and to achieve and maintain profitability depends on its ability to protect its proprietary discoveries and technologies, in large part, through obtaining and enforcing patent rights, maintaining its trade secrets, and operating without infringing the intellectual property rights of others. Celera Diagnostics’ ability to obtain patent protection for the inventions it makes is uncertain. The patentability of biotechnology inventions involves complex factual and legal questions. As a result, it is difficult to predict whether patents will issue or the breadth of claims that will be allowed in biotechnology and pharmaceutical patents. This may be particularly true with regard to the patenting of gene sequences, gene functions, and genetic variations. In this regard, the U.S. Patent and Trademark Office has adopted guidelines for use in the review of the utility of inventions, particularly biotechnology inventions. These guidelines increased the amount of evidence required to demonstrate utility in order to obtain a patent in the biotechnology field, making patent protection more difficult to obtain. Although others have been successful in obtaining patents to biotechnology inventions, since the adoption of these guidelines, these patents have been issued with increasingly less frequency. As a result, patents may not issue from patent applications that Celera Diagnostics may own or license if the applicant is unable to satisfy the new guidelines.

48 | Applera Corporation | 2003 Annual Report

Management’s Discussion and Analysis — (Continued)	Applera Corporation

In some instances, patent applications in the U.S. are maintained in secrecy until a patent issues. In most instances, the content of U.S. and international patent applications is made available to the public approximately 18 months after the initial filing from which priority is claimed. As a result, Celera Diagnostics cannot be certain that others have not filed patent applications for inventions covered by Celera Diagnostics’ patent applications or that Celera Diagnostics inventors were the first to make the invention. Accordingly, Celera Diagnostics’ patent applications may be preempted or Celera Diagnostics may have to participate in interference proceedings before the U.S. Patent and Trademark Office. These proceedings determine the priority of invention and the right to a patent for the claimed invention in the U.S.

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

Celera Diagnostics also relies on trade secret protection for its confidential and proprietary information and procedures. Celera Diagnostics protects its trade secrets through recognized practices, including access control, confidentiality and nonuse agreements with employees, consultants, collaborators and customers, and other security measures. These confidentiality and nonuse agreements may be breached, however, and Celera Diagnostics may not have adequate remedies for a breach. In addition, Celera Diagnostics’ trade secrets may otherwise become known or be independently developed by competitors. Accordingly, it is uncertain whether Celera Diagnostics’ reliance on trade secret protection will be adequate to safeguard its confidential and proprietary information and procedures.

Disputes may arise in the future with regard to the ownership of rights to any invention developed with collaborators. These and other possible disagreements with collaborators could lead to delays in the achievement of milestones or receipt of royalty payments or in research, development, and commercialization of Celera Diagnostics’ products. In addition, these disputes could require or result in lawsuits or arbitration. Lawsuits and arbitration are time-consuming and expensive. Even if Celera Diagnostics wins, the cost of these proceedings could adversely affect its business, financial condition and operating results.

Celera Diagnostics may infringe the intellectual property rights of third parties and may become involved in expensive intellectual property litigation.     The intellectual property rights of biotechnology companies, including Celera Diagnostics, are generally uncertain and involve complex legal, scientific and factual questions. Celera Diagnostics’ success in diagnostic discovery and development may depend, in part, on its ability to operate without infringing the intellectual property rights of others and to prevent others from infringing its intellectual property rights.

There has been substantial litigation regarding patents and other intellectual property rights in the biotechnology and pharmaceutical industries. Celera Diagnostics may become a party to patent litigation or proceedings at the U.S. Patent and Trademark Office to determine its patent rights with respect to third parties. For example, Genetic Technologies Limited has filed a lawsuit against us alleging that we are infringing two of its patents due to the sale of cystic fibrosis reagent kits. In addition, interference proceedings may be necessary to establish which party was the first to make the invention sought to be patented. Celera Diagnostics may become involved in patent litigation against third parties to enforce its patent rights, to invalidate patents held by the third parties, or to defend against these claims. The cost to Celera Diagnostics of any patent litigation or similar proceeding could be substantial, and it may absorb significant management time. If infringement litigation against Celera Diagnostics is resolved unfavorably to Celera Diagnostics, Celera Diagnostics may be enjoined from manufacturing or selling its products or services without a license from a third party. Celera Diagnostics may not be able to obtain a license on commercially acceptable terms, or at all.

Introduction of new products may expose Celera Diagnostics to product liability claims.     New products developed by Celera Diagnostics or its collaborators could expose Celera Diagnostics to potential product liability risks that are inherent in the testing, manufacturing, marketing, and sale of human diagnostic products. In addition, clinicians, patients, third-party payors, and others may at times seek damages based on testing or analysis errors based on a technician’s misreading of results, mishandling of the patient samples, or similar claims. Product liability claims or product recalls, regardless of the ultimate outcome, could require Celera Diagnostics to spend significant time and money in litigation and to pay significant damages. Although Celera Diagnostics expects to seek and maintain product liability insurance to cover claims relating to the testing and use of diagnostic products, there can be no assurance that such insurance will be available on commercially reasonable terms, if at all, or that the amount of coverage obtained will be adequate to cover losses from any particular claim.

The diagnostics industry is intensely competitive and evolving.     There is intense competition among health care, biotechnology, and diagnostic companies attempting to discover candidates for potential new diagnostic products. These companies may:

•	develop new diagnostic products in advance of Celera Diagnostics;

•	develop diagnostic products which are more effective or more cost-effective than those developed by Celera Diagnostics;

Applera Corporation | 2003 Annual Report | 49

Management’s Discussion and Analysis — (Continued)	Applera Corporation

•	obtain regulatory clearances or approvals of their diagnostic products more rapidly than Celera Diagnostics; or

•
obtain patent protection or other intellectual property rights that would limit Celera Diagnostics’ ability to develop and commercialize, or its customers’ ability to use, Celera Diagnostics’ diagnostic products.

Celera Diagnostics competes with companies in the U.S. and abroad that are engaged in the development and commercialization of products and services that provide genetic information. These companies may develop products that are competitive with the products offered by Celera Diagnostics, such as analyte specific reagents or diagnostic test kits that perform the same or similar purposes as Celera Diagnostics’ products. Also, clinical laboratories may offer testing services that are competitive with the products sold by Celera Diagnostics. For example, a clinical laboratory can use either reagents purchased from Celera Diagnostics or another manufacturer, or use their own internally developed reagents, to make diagnostic tests. If clinical laboratories make tests in this manner for a particular disease, they could offer testing services for that disease as an alternative to products sold by Celera Diagnostics used to test for the same disease. The testing services offered by clinical laboratories may be easier to develop and market than test kits developed by Celera Diagnostics because the testing services are not subject to the same clinical validation requirements that are applicable to FDA-cleared or approved diagnostic test kits. The genetic testing services market is dominated by a small number of large clinical testing laboratories, including Laboratory Corporation of America Holdings, Quest Diagnostics Inc., and Specialty Laboratories, Inc.

Also, a substantial portion of all sales of diagnostic products are made to a small number of clinical reference laboratories, including those identified above, and therefore Celera Diagnostics expects to rely on these laboratories for a substantial portion of its sales. Celera Diagnostics’ inability to establish or maintain one or more of these laboratories as a customer could adversely affect its business, financial condition, and operating results.

Earthquakes could disrupt operations in California.     The headquarters and principal operations of Celera Diagnostics are located in Alameda, California, and Celera Diagnostics has manufacturing facilities in Foster City, California. Alameda and Foster City are located near major California earthquake faults. The ultimate impact of earthquakes on Celera Diagnostics, its significant suppliers, and the general infrastructure is unknown, but operating results could be materially affected in the event of a major earthquake.

50 | Applera Corporation | 2003 Annual Report

Consolidated Statements of Operations	Applera Corporation

(Dollar amounts in thousands except per share amounts) For the years ended June 30,	2001	2002	2003

Net Revenues	$1,644,126	$1,701,218	$1,777,232
Cost of sales	780,712	798,987	849,656

Gross Margin	863,414	902,231	927,576

Selling, general and administrative	440,059	438,369	435,026
Research, development and engineering	323,417	381,902	401,531
Amortization of goodwill and intangible assets	43,934	7,443	5,873
Other special charges	69,069	25,754	20,041
Acquired research and development		101,181

Operating Income (Loss)	(13,065)	(52,418)	65,105
Gain (loss) on investments, net	14,985	(14,496)	(2,615)
Interest expense	(2,125)	(1,461)	(1,048)
Interest income	80,348	44,968	30,665
Other income (expense), net	(6,671)	(5,143)	13,470

Income (Loss) before Income Taxes	73,472	(28,550)	105,577
Provision (benefit) for income taxes	46,238	12,031	(12,903)

Income (Loss) from Continuing Operations	27,234	(40,581)	118,480
Loss from discontinued operations, net of income taxes			(16,400)

Net Income (Loss)	$27,234	$(40,581)	$102,080

Applied Biosystems Group (see Note 1)
Income from Continuing Operations	$212,391	$168,481	$199,617
Basic per share	$1.01	$0.80	$0.96
Diluted per share	$0.96	$0.78	$0.95

Loss from Discontinued Operations			$(16,400)
Basic per share			$(0.08)
Diluted per share			$(0.08)

Net Income	$212,391	$168,481	$183,217
Basic per share	$1.01	$0.80	$0.88
Diluted per share	$0.96	$0.78	$0.87

Celera Genomics Group (see Note 1)
Net Loss	$(186,229)	$(211,772)	$(81,929)
Basic and diluted per share	$(3.07)	$(3.21)	$(1.15)

See accompanying notes to Applera Corporation’s consolidated financial statements.

Applera Corporation | 2003 Annual Report | 51

Consolidated Statements of Financial Position	Applera Corporation

(Dollar amounts in thousands except share data) At June 30,	2002	2003

Assets
Current assets
Cash and cash equivalents	$470,218	$654,283
Short-term investments	889,685	749,785
Accounts receivable (net of allowances for doubtful accounts of $10,950 and $10,507, respectively)	406,244	423,549
Inventories, net	146,804	152,060
Prepaid expenses and other current assets	99,547	93,706

Total current assets	2,012,498	2,073,383
Property, plant and equipment, net	488,744	526,591
Other long-term assets	574,157	657,518

Total Assets	$3,075,399	$3,257,492

Liabilities and Stockholders’ Equity
Current liabilities
Loans payable	$299	$—
Accounts payable	168,218	166,319
Accrued salaries and wages	82,165	79,623
Accrued taxes on income	101,209	85,943
Other accrued expenses	275,348	298,732

Total current liabilities	627,239	630,617
Long-term debt	17,983	17,101
Other long-term liabilities	205,234	269,489

Total Liabilities	850,456	917,207

Commitments and contingencies (see Note 9)
Stockholders’ Equity
Capital stock
Preferred stock
Applera Corporation: $.01 par value; 10,000,000 shares authorized at June 30, 2002 and 2003; no shares issued and outstanding at June 30, 2002 and 2003
Common stock
Applera Corporation — Applied Biosystems stock: $.01 par value; 212,830,000 shares issued at June 30, 2002 and 2003, respectively	2,128	2,128
Applera Corporation — Celera Genomics stock: $.01 par value; 70,963,000 shares and 72,291,000 shares issued at June 30, 2002 and 2003, respectively	710	723
Capital in excess of par value	2,086,929	2,102,936
Retained earnings	292,690	355,252
Accumulated other comprehensive loss	(91,574)	(54,485)
Treasury stock, at cost	(65,940)	(66,269)

Total Stockholders’ Equity	2,224,943	2,340,285

Total Liabilities and Stockholders’ Equity	$3,075,399	$3,257,492

See accompanying notes to Applera Corporation’s consolidated financial statements.

52 | Applera Corporation | 2003 Annual Report

Consolidated Statements of Cash Flows	Applera Corporation

(Dollar amounts in thousands) For the years ended June 30,	2001	2002	2003

Operating Activities of Continuing Operations
Income (loss) from continuing operations	$27,234	$(40,581)	$118,480
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	129,151	116,794	146,655
Asset impairments	69,069	15,563	9,991
Provisions for excess lease space, office closures and severance costs		13,106	19,498
Long-term compensation programs	6,082	5,240	5,114
Deferred income taxes	15,981	(47,535)	(58,014)
(Gains) losses from investments and sales of assets	(14,985)	14,095	1,500
Loss from equity method investees		4,789	18,894
Acquired research and development		101,181
Changes in operating assets and liabilities:
Accounts receivable	(49,299)	15,824	2,949
Inventories	997	1,257	(6,847)
Prepaid expenses and other assets	(34,446)	(28,719)	(22,881)
Accounts payable and other liabilities	(63,380)	41,843	(39,481)

Net Cash Provided by Operating Activities of Continuing Operations	86,404	212,857	195,858

Investing Activities of Continuing Operations
Additions to property, plant and equipment (net of disposals of $8,526, $1,629, and $ — , respectively)	(177,336)	(114,107)	(144,395)
(Purchases) proceeds from short-term investments, net	(238,115)	(108,628)	140,295
Purchases of long-term investments			(16,834)
Acquisitions and other investments, net	(8,912)	(41,901)	(324)
Proceeds from the sale of assets, net	15,498	5,228	6,608

Net Cash Used by Investing Activities of Continuing Operations	(408,865)	(259,408)	(14,650)

Net Cash Used by Operating Activities of Discontinued Operations	(2,860)	(2,843)	(3,677)

Financing Activities
Net change in loans payable	1,553	(23,721)	(290)
Principal payments on long-term debt	(46,000)	(38,973)
Dividends	(35,669)	(36,020)	(35,567)
Purchases of common stock for treasury		(69,891)	(19,779)
Proceeds from stock issued for stock plans	60,074	48,215	33,047

Net Cash Used by Financing Activities	(20,042)	(120,390)	(22,589)

Effect of Exchange Rate Changes on Cash	(10,604)	31,467	29,123

Net Change in Cash and Cash Equivalents	(355,967)	(138,317)	184,065
Cash and Cash Equivalents Beginning of Year	964,502	608,535	470,218

Cash and Cash Equivalents End of Year	$608,535	$470,218	$654,283

See accompanying notes to Applera Corporation’s consolidated financial statements.

Applera Corporation | 2003 Annual Report | 53

Consolidated Statements of Stockholders’ Equity	Applera Corporation

(Dollar amounts in thousands)	Applera– Applied Biosystems Stock	Applera– Celera Genomics Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Applera– Applied Biosystems Treasury Stock	Applera– Celera Treasury Stock	Total Stockholders’ Equity

Balance at June 30, 2000	$2,087	$593	$1,714,362	$377,996	$125,454			$2,220,492
Comprehensive loss
Net income				27,234				27,234
Other comprehensive loss:
Foreign currency translation adjustments					(34,203)
Unrealized gain on hedge contracts, net of reclassification adjustments					11,158
Minimum pension liability adjustment					(35,151)
Unrealized loss on investments, net of reclassification adjustments					(123,123)

Other comprehensive loss					(181,319)			(181,319)

Comprehensive loss								(154,085)

Cash dividends declared on Applera — Applied Biosystems stock				(35,786)				(35,786)
Issuances under stock plans	28	24	60,021					60,073
Tax benefit related to employee stock options			51,535					51,535
Stock compensation			6,082					6,082

Balance at June 30, 2001	2,115	617	1,832,000	369,444	(55,865)			2,148,311
Comprehensive loss
Net loss				(40,581)				(40,581)
Other comprehensive loss:
Foreign currency translation adjustments					48,425
Unrealized loss on hedge contracts, net of reclassification adjustments					(35,661)
Minimum pension liability adjustment					(17,005)
Unrealized loss on investments, net of reclassification adjustments					(31,468)

Other comprehensive loss					(35,709)			(35,709)

Comprehensive loss								(76,290)

Cash dividends declared on Applera — Applied Biosystems stock				(35,972)				(35,972)
Purchase of shares for treasury stock						(68,950	(941	(69,891)
Issuances under stock plans	13	38	52,684	(201)		2,987	941	56,462
Tax benefit related to employee stock options			15,172					15,172
Shares issued in Axys acquisition		55	181,856					181,911
Stock compensation			5,217			23		5,240

Balance at June 30, 2002	2,128	710	2,086,929	292,690	(91,574)	(65,940	—	2,224,943
Comprehensive income
Net income				102,080				102,080
Other comprehensive income:
Foreign currency translation adjustments					45,712
Unrealized gain on hedge contracts, net of reclassification adjustments					13,850
Minimum pension liability adjustment					(27,918)
Unrealized gain on investments, net of reclassification adjustments					5,445

Other comprehensive income					37,089			37,089

Comprehensive income								139,169

Cash dividends declared on Applera — Applied Biosystems stock				(35,519)				(35,519)
Purchase of shares for treasury stock						(19,779		(19,779)
Issuances under stock plans		13	9,510	(4,028)		19,304		24,799
Tax benefit related to employee stock options			1,558					1,558
Stock compensation			4,939	29		146		5,114

Balance at June 30, 2003	$2,128	$723	$2,102,936	$355,252	$(54,485)	$(66,269	$—	$2,340,285

See accompanying notes to Applera Corporation’s consolidated financial statements.

54 | Applera Corporation | 2003 Annual Report

Notes to Consolidated Financial Statements	Applera Corporation

Note 1—Accounting Policies and Practices

Organization

The Applera Corporation is a life sciences company that provides technology and information solutions that help scientists understand and use the power of biology. When used in these notes, the terms “Applera,” “Company,” “we,” “us,” or “our” mean Applera Corporation and its subsidiaries.

Principles of Consolidation

We include the accounts of all of our majority-owned subsidiaries in our consolidated financial statements. We have eliminated all significant intracompany transactions and balances in consolidation. We have reclassified certain prior year amounts in the consolidated financial statements and notes for comparative purposes.

Use of Estimates

We prepare our consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America, or GAAP. In preparing these statements, we are required to use estimates and assumptions. While we believe we have considered all available information, actual results could affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.

Recapitalization

In fiscal 1999, as part of a recapitalization of our Company, we created two classes of common stock called Applera Corporation — Applied Biosystems Group Common Stock (“Applera — Applied Biosystems stock”) and Applera Corporation — Celera Genomics Group Common Stock (“Applera — Celera stock”). Applera — Applied Biosystems stock is intended to reflect the relative performance of the Applied Biosystems business (“Applied Biosystems group”), and Applera — Celera stock is intended to reflect the relative performance of the Celera Genomics business (“Celera Genomics group”).

Holders of Applera — Applied Biosystems stock and Applera — Celera stock are stockholders of Applera. The Applied Biosystems group and the Celera Genomics group (individually referred to as a “group”) are not separate legal entities and holders of these stocks are stockholders of a single company, Applera. As a result, holders of these stocks are subject to all of the risks associated with an investment in Applera and all of its businesses, assets, and liabilities.

Financial effects arising from one group that affect our consolidated results of operations or consolidated financial condition could, if significant, affect the results of operations or financial condition of the other group and the per share market price of the class of common stock relating to the other group. Any net losses of the Applied Biosystems group or the Celera Genomics group and dividends or distributions on, or repurchases of, Applera — Applied Biosystems stock or Applera — Celera stock or repurchases of preferred stock of the Company will reduce the assets of Applera legally available for payment of dividends.

Recently Issued Accounting Standards

In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” which amends SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation and requires more prominent and frequent disclosures about the effects of stock-based compensation. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. We adopted the disclosure provisions of SFAS No. 148 in our fiscal 2003 third quarter.

In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of Statement of Financial Accounting Standards Nos. 5, 57, and 107 and rescission of FIN 34.” FIN 45 extends the disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation under these guarantees. The disclosure provisions of FIN 45 were effective for financial statements for periods ending after December 15, 2002. The provisions for initial recognition and measurement of guarantees were effective on a prospective basis for guarantees issued or modified after December 31, 2002. The application of FIN 45 did not have a material impact on our consolidated financial statements. See the product warranties information included in this Note, as well as Note 9, to our consolidated financial statements for a description of the types of guarantees we have issued.

Earnings per Share

We compute basic earnings per share for each class of common stock by dividing the earnings allocated to each class of common stock by the weighted average number of outstanding shares of that class of common stock. Diluted earnings per share is calculated using the weighted average number of outstanding shares of that class of common stock adjusted to include the dilutive effect of common stock equivalents. Dilutive common stock equivalents primarily consist of employee stock options.

Our board of directors approves the method of allocating earnings to each class of common stock for purposes of calculating earnings per share. This determination is

Applera Corporation | 2003 Annual Report | 55

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

generally based on the net income or loss amounts of the corresponding group calculated in accordance with GAAP, consistently applied. We believe this method of allocation is systematic and reasonable. Our board of directors can, at its discretion, change the method of allocating earnings to each class of common stock at any time.

The following table presents a reconciliation of basic and diluted earnings (loss) per share from continuing operations:

	Applied Biosystems Group			Celera Genomics Group
(Amounts in thousands except per share amounts)
For the years ended June 30,	2001	2002	2003	2001	2002	2003

Weighted average number of common shares used in the calculation of basic earnings (loss) per share	210,188	211,626	208,963	60,718	66,047	71,532
Common stock equivalents	10,288	3,816	1,391

Shares used in the calculation of diluted earnings (loss) per share	220,476	215,442	210,354	60,718	66,047	71,532

Income (loss) from continuing operations used in the calculation of basic and diluted earnings (loss) per share from continuing operations	$212,391	$168,481	$199,617	$(186,229)	$(211,772)	$(81,929)
Income (loss) per share from continuing operations
Basic	$1.01	$0.80	$0.96	$(3.07)	$(3.21)	$(1.15)
Diluted	$0.96	$0.78	$0.95	$(3.07)	$(3.21)	$(1.15)

Options to purchase stock at exercise prices greater than the average market prices of our common stocks were excluded from the computation of diluted earnings per share because the effect would have been antidilutive. Additionally, options and warrants to purchase shares of Applera — Celera stock were excluded from the computation of diluted loss per share because the effect was antidilutive. The following table presents the number of shares excluded from the diluted earnings and loss per share computations.

(Shares in millions)	2001	2002	2003

Applera – Applied Biosystems stock	6.8	19.4	25.7
Applera – Celera stock	14.7	13.1	12.3

Accounting for Stock-Based Compensation

We currently sponsor stock option plans, a restricted stock plan, and a performance unit bonus plan. See Note 6 for further information. We apply the provisions of Accounting Principles Board Opinion No. 25 (“APB Opinion No. 25”), “Accounting for Stock Issued to Employees,” and FIN 44 , “Accounting for Certain Transactions Involving Stock Compensation — An Interpretation of Accounting Principles Board Opinion No. 25” in accounting for stock-based compensation plans. In accordance with APB Opinion No. 25, compensation cost for stock options is recognized in income based on the excess, if any, of the quoted market price of the stock over the exercise price of the stock options at the grant date of the award. Generally, the exercise price of stock options granted to employees equals the fair market value of our stock prices at the date of grant; therefore, no compensation expense is recorded.

We determined pro forma net income and earnings per share information, as required by SFAS No. 123, “Accounting for Stock-Based Compensation,” for employee stock plans under the statement’s fair value method. We estimate the fair value of our options using the Black-Scholes option pricing model, which was developed for use in estimating the value of freely traded options that have no vesting restrictions and are fully transferable. Similar to other option pricing models, it requires the input of highly subjective assumptions, including the stock price volatility. Our options have characteristics significantly different from traded options, and changes in the input assumptions can materially affect the fair value estimates. The fair value of the options was estimated at the grant date with the following weighted average assumptions:

For the years ended June 30,	2001	2002	2003

Applied Biosystems Group
Dividend yield	.62%	.92%	1.06%
Volatility	71.91%	77.85%	72.04%
Risk-free interest rate	6.53%	3.58%	2.97%
Expected option life in years	4	4	5

Celera Genomics Group
Dividend yield	–%	–%	–%
Volatility	101.66%	101.17%	96.87%
Risk-free interest rate	6.53%	3.71%	2.97%
Expected option life in years	3.5	3.5	4

For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options’ vesting period.

56 | Applera Corporation | 2003 Annual Report

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

The pro forma information for the fiscal years ended June 30, 2001, 2002, and 2003 is presented below:

		Applera Corporation
(Dollar amounts in millions)		2001	2002	2003

Income (loss) from continuing operations, as reported		$27.2	$(40.6)	$118.5
Add:	Stock-based employee compensation expense included in reported income (loss) from continuing operations, net of tax	3.2	2.8	1.1
Deduct:	Stock-based employee compensation expense determined under fair value based method, net of tax	133.9	131.6	148.7

Pro forma loss from continuing operations		$(103.5)	$(169.4)	$(29.1)

		Applied Biosystems Group			Celera Genomics Group
(Dollar amounts in millions except per share amounts)		2001	2002	2003	2001	2002	2003

Income (loss) from continuing operations, as reported		$212.4	$168.5	$199.6	$(186.2)	$(211.8)	$(81.9)
Add:	Stock-based employee compensation expense included in reported income (loss) from continuing operations, net of tax	2.6	2.1	0.7	0.6	0.7	0.4
Deduct:	Stock-based employee compensation expense determined under fair value based method, net of tax	96.8	101.1	118.8	37.1	30.5	29.9

Pro forma income (loss) from continuing operations		$118.2	$69.5	$81.5	$(222.7)	$(241.6)	$(111.4)

Earnings (loss) per share from continuing operations
Basic — as reported		$1.01	$0.80	$0.96	$(3.07)	$(3.21)	$(1.15)
Basic — pro forma		$0.56	$0.33	$0.39	$(3.67)	$(3.66)	$(1.56)
Diluted — as reported		$0.96	$0.78	$0.95	$(3.07)	$(3.21)	$(1.15)
Diluted — pro forma		$0.54	$0.32	$0.39	$(3.67)	$(3.66)	$(1.56)

The weighted average fair value of our stock options granted was:

For the years ended June 30,	2001	2002	2003

Applera — Applied Biosystems stock options	$19.94	$12.36	$9.15
Applera — Celera stock options	32.79	13.84	6.49

Foreign Currency

We translate assets and liabilities of foreign operations, where the functional currency is the local currency, into U.S. dollars at the fiscal year-end exchange rates. We record the related translation adjustments as a separate component of accumulated other comprehensive income (loss) in the consolidated statements of financial position. We translate foreign currency revenues and expenses using average exchange rates prevailing during the fiscal year. Foreign currency transaction gains and losses are included in net income. Transaction gains and losses occur from fluctuations in exchange rates when assets and liabilities are denominated in currencies other than the functional currency of an entity. Net transaction gains (losses) were $(1.3) million for fiscal 2001, $0.7 million for fiscal 2002, and $3.0 million for fiscal 2003. The net transaction gains and losses for fiscal 2002 and 2003 included the gains and losses on the revaluation of non-functional currency-denominated net assets offset by the losses and gains, respectively, on non-qualified hedges on these positions. See Note 10 for further information on our hedging program.

Derivative Financial Instruments

We use derivative financial instruments to minimize exposure to market risks arising from changes in foreign currency exchange rates. We used foreign exchange forward, option and range forward contracts as our derivative financial instruments during fiscal 2002 and 2003 (see Note 10).

Cash and Cash Equivalents and Short and Long-Term Investments

Our cash equivalents consist of highly liquid debt instruments, time deposits, and certificates of deposit with original maturities of three months or less at the date of purchase.

Investments classified as available-for-sale are carried at fair value with unrealized gains and losses included as a separate component of stockholders’ equity, net of any related tax effect. Investments with maturities beyond one year may be classified as short-term based on their highly liquid nature and because such marketable securities represent the investment of cash that is readily available for current operations should it be needed. We use the specific identification method to determine the cost of securities disposed of, with realized gains and losses recorded in other income (expense), net. Our long-term investments at June 30, 2003 mature over the next two fiscal years.

Applera Corporation | 2003 Annual Report | 57

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

The fair value of short and long-term investments and unrealized gains (losses) at June 30, 2002 and 2003 was as follows:

(Dollar amounts in millions)	2002	2003

Certificates of deposit and time deposits	$107.8	$16.8
Commercial paper	66.2	44.4
U.S. government and agency obligations	582.1	506.9
Corporate bonds	79.0	128.9
Asset backed securities	44.0	52.8
Foreign debt	10.6

Total short-term investments	$889.7	$749.8

U.S. government and agency obligations		16.4

Total long-term investments	$—	$16.4

Unrealized gains on investments	$1.9	$2.0
Unrealized losses on investments	(0.1)	(0.1)

Gross realized gains and losses were less than $1 million for the fiscal years ended June 30, 2002 and 2003.

We also held trading securities at June 30, 2002 and 2003, which were recorded at fair value with realized and unrealized gains and losses included in income. These securities are recorded in other current assets. Included in income were unrealized net losses of $1.3 million during fiscal 2002 and unrealized net gains of $0.1 million during fiscal 2003.

Investments

We account for investments in business entities in which we have the ability to exercise significant influence over operating and financial policies (generally 20% to 50% ownership) using the equity method of accounting. Under the equity method of accounting, we record investments at cost and we adjust for dividends and undistributed earnings and losses.

We classify investments for which we do not have the ability to exercise significant influence as minority equity investments. We account for non-marketable minority equity investments using the cost method of accounting. We generally classify minority equity investments in public companies as available-for-sale and carry them at market value in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” We use the specific identification method to determine the cost of securities disposed of. Under the cost method of accounting, we carry investments in equity securities at cost and adjust only for other-than-temporary declines in fair value, distributions of earnings and additional investments.

Inventories

Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Inventories at June 30, 2002 and 2003 included the following components:

(Dollar amounts in millions)	2002	2003

Raw materials and supplies	$71.3	$58.7
Work-in-process	11.1	5.5
Finished products	64.4	87.9

Total inventories, net	$146.8	$152.1

Property, Plant and Equipment, and Depreciation

Property, plant and equipment are recorded at cost and consisted of the following at June 30, 2002 and 2003:

(Dollar amounts in millions)	2002	2003

Land and improvements	$84.2	$105.5
Buildings and leasehold improvements	278.4	352.0
Machinery and equipment	329.7	344.8
Computer software and licenses	103.9	117.4

Property, plant and equipment, at cost	796.2	919.7
Accumulated depreciation and amortization	307.5	393.1

Property, plant and equipment, net	$488.7	$526.6

We capitalize major renewals and improvements that significantly add to productive capacity or extend the life of an asset. We expense repairs, maintenance, and minor renewals and improvements as incurred. We remove the cost of assets and related depreciation from the related accounts on the balance sheet when such assets are disposed of, and any related gains or losses are reflected in current earnings.

We compute depreciation expense of owned property, plant and equipment based on the expected useful lives of the assets primarily using the straight-line method. We amortize leasehold improvements over their estimated useful lives or the term of the applicable lease, whichever is less. Useful lives are generally five to ten years for land improvements, 30 to 40 years for buildings and three to seven years for machinery and equipment. We amortize capitalized internal-use software costs primarily over the expected useful lives, not to exceed seven years. Depreciation expense for property, plant and equipment was $72.2 million for fiscal 2001, $88.7 million for fiscal 2002, and $112.6 million for fiscal 2003.

Capitalized Software

We capitalize and include in other long-term assets software development costs for software used in our products which are incurred from the time technological feasibility of the software is established until the software is ready for its intended use. We amortize these costs using the straight-line method over a maximum of three years or the expected life of the product, whichever is less. Capitalized software costs,

58 | Applera Corporation | 2003 Annual Report

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

net of accumulated amortization, were $28.7 million at June 30, 2002 and $17.2 million at June 30, 2003. Amortization expense was $5.7 million in fiscal 2001, $11.0 million in fiscal 2002, and $15.1 million in fiscal 2003.

We expense research and development costs and other computer software maintenance costs related to software development as incurred.

Intangible Assets

We amortize intangible assets using the straight-line method over their expected useful lives. Intangible assets subject to amortization at June 30, 2002 and 2003 included the following:

		2002		2003

(Dollar amounts in millions)	Weighted Average Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Patents	7.5	$ 44.7	$16.4	$ 44.7	$ 21.2
Acquired technology	5.9	54.6	20.3	60.0	30.0
Favorable operating leases	4.0	11.6	1.8	11.6	4.7

Total		$110.9	$38.5	$116.3	$ 55.9

Aggregate amortization expense for the fiscal years ended June 30, 2002 and 2003 was as follows:

(Dollar amounts in millions)			2002	2003

Applied Biosystems group			$8.7	$9.4
Celera Genomics group			6.7	5.9
Celera Diagnostics			1.6	2.1

Consolidated			$17.0	$17.4

Amortization expense included the amortization of intangible assets acquired as part of the acquisitions of Axys Pharmaceuticals, Inc. and Boston Probes, Inc. in fiscal 2002. The Applied Biosystems group records a substantial portion of amortization expense in cost of sales. The Celera Genomics group records amortization expense in amortization of intangible assets and Celera Diagnostics records amortization expense in cost of sales. At June 30, 2003, we estimated annual amortization expense of our intangible assets for each of the next five fiscal years to be as shown in the following table. Future acquisitions or impairment events could cause these amounts to change.

(Dollar amounts in millions)	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Consolidated

2004	$10.0	$2.9	$2.1	$15.0
2005	9.3	2.9	2.1	14.3
2006	9.2	1.1	2.1	12.4
2007	8.2		2.0	10.2
2008	5.4		0.4	5.8

Goodwill

Goodwill represents the excess purchase price over the net asset value of companies acquired. Prior to July 2001, we amortized goodwill using the straight-line method over periods not exceeding 20 years. Subsequently, we adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” and no longer amortize goodwill. Accordingly, we test goodwill for impairment using a fair value approach at the reporting unit level annually, or earlier if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. A reporting unit can be an operating segment or a business if discrete financial information is prepared and reviewed by management. Under the impairment test, if a reporting unit’s carrying amount exceeds its estimated fair value, goodwill impairment is recognized to the extent that the reporting unit’s carrying amount of goodwill exceeds the implied fair value of the goodwill. The fair value of reporting units were estimated using discounted cash flows, market multiples, and other valuation techniques.

The carrying amount of goodwill at June 30, 2002 and 2003 was $39.4 million, of which $36.7 million was allocated to the Applied Biosystems group and $2.7 million was allocated to the Celera Genomics group.

The following selected pro forma information for fiscal 2001 assumes the provisions of SFAS No. 142 had been applied at the beginning of the fiscal year:

(Dollar amounts in millions, except per share amounts)	2001

Applera net income	$69.2

Applied Biosystems Group
Net income	$214.2
Basic per share	$1.02
Diluted per share	$0.97

Celera Genomics Group
Net loss	$(146.1)
Basic and diluted per share	$(2.41)

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events which could trigger an impairment review include, among others, a decrease in the market value of an asset, an asset’s inability to generate income from operations and positive cash flow in future periods, a decision to change the manner in which an asset is used, a physical change to an asset or a change

Applera Corporation | 2003 Annual Report | 59

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

in business climate. We calculate estimated future undiscounted cash flows, before interest and taxes, resulting from the use of the asset and its eventual disposition and compare it to its carrying value in determining whether impairment potentially exists. If a potential impairment exists, a calculation is performed to determine the fair value of the long-lived asset. This calculation is based on a valuation model and discount rate commensurate with the risks involved. Third party appraised values may also be used in determining whether impairment potentially exists.

Product Warranties

We accrue warranty costs for product sales at the time of shipment based on historical experience as well as anticipated product performance. Our product warranties extend over a specified period of time ranging up to two years from the date of sale depending on the product subject to warranty. We periodically review the adequacy of our warranty reserve, and adjust, if necessary, the warranty percentage and accrual based on actual experience and estimated costs to be incurred.

The following table provides the analysis of the warranty reserve:

(Dollar amount in millions)

Balance at June 30, 2002	$12.8
Accruals for warranties	29.3
Usage of reserve	(27.0)

Balance at June 30, 2003	$15.1

Revenues

We record revenue generally at the time of shipment of products or performance of services. Revenue is not recognized at the time of shipment of products in situations where risks and rewards of ownership are transferred to the customer at a point other than shipment due to either the shipping terms or the existence of an acceptance clause. Additionally, for certain instruments that are deemed to have multiple revenue-generating activities, the portion of the sales price allocable to the fair value of the installation is deferred and recognized when installation is complete. Costs incurred for shipping and handling are recorded in cost of sales.

We recognize revenue on subscription fees for access to our on-line information databases ratably over the contracted period.

We recognize royalty revenues when earned over the term of the agreement in exchange for the grant of licenses to use our products or certain technologies for which we hold patents. We recognize revenue based on estimates of royalties earned during the applicable period and make revisions for actual royalties received in the following quarter, if applicable.

We recognize revenue and profit on long-term contracts in accordance with the percentage-of-completion method.

Under this method, we recognize revenue based on either the costs incurred compared to total costs expected to be incurred as work is performed or on the relative costs for a completed phase compared to the estimate of total expected contract costs when delivery and/or acceptance provisions are present. Revenue from short-term contracts is recognized upon completion. The percentage-of-completion method relies on estimates of total expected contract revenues and costs. Material changes in estimated costs to complete could have a material impact on the profitability of such long-term contracts in future periods.

Research, Development and Engineering

We expense research, development and engineering costs as incurred. Research, development and engineering costs include salaries and benefits, supplies and materials, facilities costs, equipment depreciation, contract services, allocations of various corporate costs and other outside costs.

Supplemental Cash Flow Information

Cash paid for interest and income taxes and significant non-cash investing and financing activities for the following fiscal years were as follows:

(Dollar amounts in millions)	2001	2002	2003

Interest	$1.8	$2.1	$1.5
Income taxes	$95.2	$33.2	$66.6
Significant non-cash investing and financing activities:
Tax benefit related to employee stock options	$51.5	$15.2	$1.6
Dividends declared not paid	$9.0	$8.9	$8.9
Equity instruments issued in Axys acquisition		$181.9
Debt and capital lease obligation assumed in the Axys acquisition		$39.1
Stock issued for which proceeds were in-transit		$8.2

Note 2—Acquisitions

Axys Pharmaceuticals, Inc.

We acquired Axys Pharmaceuticals, Inc. in a stock-for-stock transaction during the second quarter of fiscal 2002. At the time of the acquisition, Axys was an integrated small molecule drug discovery and development company that was developing products for chronic therapeutic application through collaborations with pharmaceutical companies and had a proprietary product portfolio in oncology.

We issued 5.5 million shares of Applera — Celera stock in exchange for all of the outstanding shares of Axys common stock. The acquisition’s total purchase price was $188.4 million, which consisted of Applera — Celera stock valued at $170.3 million, stock options valued at $8.8 million, warrants valued at $2.8 million and transaction costs of $6.5 million. We calculated the purchase price based on a

60 | Applera Corporation | 2003 Annual Report

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

measurement date determined in accordance with Emerging Issues Task Force Abstracts Issue 99-12, “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination.” This date represented the first date on which the exchange ratio was fixed under the merger agreement. We calculated the fair value of the options and warrants using the Black-Scholes pricing model.

We allocated the purchase price of $188.4 million to tangible net assets and intangible assets as follows:

(Dollar amounts in millions)

Current assets	$6.8
Long-term assets	118.7
Current liabilities	(34.9)
Long-term liabilities	(20.7)

Tangible net assets acquired, at approximate fair value	69.9

Acquired in-process research and development	99.0
Existing technology	7.9
Favorable operating leases	11.6

Total intangible assets	118.5

Total purchase price	$188.4

We are amortizing the recorded values of the intangible assets, other than the acquired in-process research and development, or IPR&D, over their expected period of benefit, which on a weighted average basis is 2.8 years. We recorded in purchase accounting a $61.3 million deferred tax asset, included in long-term assets, for net operating loss carryforwards and other temporary differences of Axys which we expected to use. Current liabilities included $4.2 million of contractual severance and involuntary termination costs, all of which were paid prior to June 30, 2002.

In connection with the acquisition of Axys, we allocated approximately $99.0 million of the purchase price to IPR&D. As of the acquisition date, the technological feasibility of the related projects had not been established, and it was determined that the acquired projects had no future alternative uses. The amounts attributed to acquired IPR&D were based on an independent appraisal and were developed using an income approach. The in-process technologies were valued using a discounted cash flow model on a project-by-project basis. This valuation incorporated a percentage of completion analysis using revenues allocated to in-process technologies. The risk-adjusted discount rates used to value the projects at acquisition ranged from 38% to 43%. The discount rates applied in the discounted cash flow model were risk adjusted, since the assumed periods of milestone receipts and assumed timing of product launch may vary significantly from the assumptions. The valuation assumptions were made solely for the purpose of calculating projected cash flows and valuing the intangible assets acquired at the date of acquisition.

Applera Corporation | 2003 Annual Report | 61

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

The following table briefly describes the IPR&D projects at the date of acquisition.

		Valuation Assumptions at Acquisition Date
Project	Development Status at Acquisition Date	Project’s Stage of Completion at Acquisition Date	Assumed Period of Milestone Receipts	Value at Acquisition Date

(Dollar amounts in millions)
Cathepsin S:
Collaboration with Aventis Pharmaceuticals Products, Inc. with the objective of discovery and development of small molecule drugs that inhibit Cathepsin S, a human cysteine protease associated with certain inflammatory diseases	Pre-clinical studies	90%	Years 1 – 7 from date of acquisition	$37.7

Cathepsin K:
Collaboration with Merck & Co., Inc. to develop small molecule inhibitors of Cathepsin K for the treatment of osteoporosis	Pre-clinical studies	91%	Years 2 – 6 from date of acquisition	26.6

Tryptase:
Collaboration with Bayer AG to identify oral tryptase inhibitors for the treatment of asthma	Pre-clinical studies	89%	Years 3 – 8 from date of acquisition	14.9

Cathepsin F:
Development of compounds for inflammatory diseases such as asthma and rheumatoid arthritis	Pre-clinical studies	28%	Years 2 – 8 from date of acquisition	8.9

Urokinase:
Oncology program focused on development of inhibitors of the protease urokinase to interfere with angiogenesis and metastasis processes	Pre-clinical studies	50%	Years 2 – 8 from date of acquisition	4.7

Serm-beta:
Oncology program utilizing licenses granted by Celgene Corp. for exclusive rights to selective estrogen receptor-beta modulators	Pre-clinical studies	71%	Years 3 – 7 from date of acquisition	4.3

Factors VIIa & Xa:
Development of oral and parenteral therapeutics for blood clotting disorders, such as deep vein thrombosis, stroke, and myocardial infarction or heart attack	Pre-clinical studies	54%	Years 2 – 10 from date of acquisition	1.9

				$99.0

For valuation purposes, we assumed that all projects would be partnered and the initial material net cash inflows would result from milestone payments. We also assumed there would be cash inflows resulting from royalties after product launch. We assumed product launches would occur in five to nine years after the date of acquisition.

The Celera Genomics group has in the past and continues to review the proprietary pre-clinical projects. These reviews may lead to revised prioritization, resourcing and strategies to move toward clinical trials and commercialization. As a result of these actions, actual results for some programs have varied, and for others may in the future vary, from the valuation assumptions above.

The net assets and results of operations of Axys have been included in our consolidated financial statements since the date of the acquisition, and have been allocated to the Celera Genomics group. The following selected unaudited pro forma information for Applera has been prepared assuming the acquisition had occurred at the beginning of

62 | Applera Corporation | 2003 Annual Report

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

fiscal 2001 and gives effect to purchase accounting adjustments:

(Dollar amounts in millions except per share amounts)	2001	2002

Net revenues	$1,652.1	$1,703.8
Net loss	$(18.5)	$35.6

Applied Biosystems Group
Net revenues	$1,619.5	$1,604.0
Net income	$212.4	$168.5
Basic per share	$1.01	$0.80
Diluted per share	$0.96	$0.78

Celera Genomics Group
Net revenues	$97.3	$123.4
Net loss*	$(232.0)	$(135.6)
Basic and diluted per share	$(3.50)	$(1.99)

*See Note 13 for information on other special charges recorded by the Celera Genomics group during fiscal 2002.

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

This unaudited pro forma data is for informational purposes only and may not be indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of fiscal 2001 or of the future operations of the combined companies.

Boston Probes, Inc.

We acquired the remaining shares of Boston Probes, Inc. not previously owned, or approximately 87% of the outstanding shares, and certain intellectual property rights related to peptide nucleic acids, for approximately $37 million in cash during the second quarter of fiscal 2002. As a result of owning 100% of Boston Probes, we recorded goodwill of $22.7 million, other intangible assets of $21.8 million, and a charge to write-off the value of acquired IPR&D of $2.2 million. We are amortizing other intangible assets over their expected period of benefit, which is 7 years. At the time of the acquisition, Boston Probes developed and commercialized products employing peptide nucleic acid probe technology and developed novel chemistry platforms based on its technology. The net assets and results of operations of Boston Probes have been allocated to the Applied Biosystems group.

Note 3—Income Taxes

Income (loss) before income taxes from continuing operations for fiscal 2001, 2002, and 2003 is summarized below:

(Dollar amounts in millions)	2001	2002	2003

United States	$(86.7)	$(257.5)	$(147.0)
Foreign	160.2	228.9	252.6

Total	$73.5	$(28.6)	$105.6

Our provision for income taxes from continuing operations for fiscal 2001, 2002, and 2003 consisted of the following:

(Dollar amounts in millions)	2001	2002	2003

Currently Payable
Domestic	$7.4	$36.5	$15.0
Foreign	22.8	23.0	30.1

Total currently payable	30.2	59.5	45.1

Deferred
Domestic	12.1	(53.4)	(70.7)
Foreign	3.9	5.9	12.7

Total deferred	16.0	(47.5)	(58.0)

Total provision for income taxes	$46.2	$12.0	$(12.9)

Significant components of deferred tax assets and liabilities at June 30, 2002 and 2003 are summarized below:

(Dollar amounts in millions)		2002	2003

Deferred Tax Assets
Inventories		$7.3	$11.3
Postretirement and postemployment benefits		59.4	74.4
Unrealized losses on investments		12.4	23.1
Other accruals		36.5	43.9
Tax credit and loss carryforwards		116.9	126.1
Capitalized R&D expense		175.7	189.2

Subtotal		408.2	468.0
Valuation allowance		(42.7)	(17.3)

Total deferred tax assets		365.5	450.7

Deferred Tax Liabilities
Depreciation		23.0	16.0
Other accruals		11.6	23.4
Intangible assets		11.4	11.2

Total deferred tax liabilities		46.0	50.6

Total deferred tax assets, net		$319.5	$400.1

Applera Corporation | 2003 Annual Report | 63

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

A reconciliation of the federal statutory tax to Applera’s, the Applied Biosystems group’s and the Celera Genomics group’s continuing tax provisions for fiscal 2001, 2002, and 2003 is set forth in the following table:

	Applied Biosystems Group			Celera Genomics Group			Consolidated
(Dollar amounts in millions)	2001	2002	2003	2001	2002	2003	2001	2002	2003

Federal statutory rate	35%	35%	35%	35%	35%	35%	35%	35%	35%

Tax at federal statutory rate	$106.6	$83.1	$83.6	$(81.4)	$(94.6)	$(47.0)	$25.7	$(10.0)	$37.0
State income taxes (net of federal benefit)	0.1	0.4	1.5	0.2	0.5	0.8	0.3	0.9	2.3
Effect on income taxes from foreign operations	(12.9)	3.0	(16.2)		0.1		(12.9)	3.1	(16.2)
Effect on income taxes from export operations	(10.3)	(10.0)	(5.4)				(10.3)	(10.0)	(5.4)
Goodwill and intangibles	0.4	1.1	0.4	34.9	38.0	(0.9)	35.3	39.1	(0.5)
R&D tax credit	(0.5)	(1.1)	0.6	(2.9)	(5.1)	(3.9)	(3.4)	(6.2)	(3.3)
Valuation allowance	6.7	(4.1)	(26.0)	2.8			9.5	(4.1)	(26.0)
Other	2.0	(3.4)	0.6		2.6	(1.4)	2.0	(0.8)	(0.8)

Total provision for income taxes from continuing operations	$92.1	$69.0	$39.1	$(46.4)	$(58.5)	$(52.4)	$46.2	$12.0	$(12.9)

At June 30, 2003, our worldwide valuation allowance of $17.3 million principally related to foreign tax loss carryforwards. The valuation allowance decrease in fiscal 2003 was due to our ability to utilize a portion of our domestic tax credits as well as our expectation that we will be able to utilize the remaining portion of those credits in the future. We believe that a valuation allowance should be maintained on the remaining foreign tax loss carryforwards since we may not generate sufficient income, in those particular jurisdictions, to realize the benefits before the end of the carryforward period.

We have domestic loss carryforwards as a result of various acquisitions of approximately $88.6 million that will expire between the fiscal years 2009 and 2021. The Internal Revenue Code has limited the amount of these net operating loss carryforwards that can be utilized annually to offset future taxable income as a result of these acquisitions. We also have domestic credit carryforwards of $82.5 million that expire between fiscal 2005 and 2023, and loss carryforwards of approximately $37.3 million in various foreign countries with varying expiration dates.

U.S. income taxes were not provided on approximately $427.2 million of net unremitted earnings from foreign subsidiaries since we intend to permanently reinvest substantially all of such earnings outside the U.S. However, if some portion of these earnings is remitted, we expect the effect of any remittance after considering available tax credits and amounts previously accrued not to be significant to the consolidated results of operations. These earnings include income from manufacturing operations in Singapore, which is tax-exempt through fiscal 2014.

Note 4—Retirement and Other Benefits

Pension Plans, Retiree Healthcare, and Life Insurance Benefits

We maintain or sponsor pension plans that cover a portion of our worldwide employees. Pension benefits earned are generally based on years of service and compensation during active employment. However, the level of benefits and terms of vesting may vary among plans. Trustees administer our pension plan assets, which are principally invested in equity and fixed income securities. We determine the funding of the pension plans in accordance with statutory funding requirements.

Our domestic pension plan covers U.S. employees hired prior to July 1, 1999. The accrual of future service benefits for participants will terminate as of June 30, 2004.

Our postretirement benefit plan is unfunded and provides healthcare and life insurance benefits to domestic employees hired prior to January 1, 1993, who retire and satisfy certain service and age requirements. Generally, medical coverage pays a stated percentage of most medical expenses and in some cases, participants pay a co-payment. Benefits are reduced for any deductible and for payments made by Medicare or other group coverage. We share the cost of providing these benefits with retirees.

64 | Applera Corporation | 2003 Annual Report

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

The following tables set forth the changes in the benefit obligations and the plan assets, the funded status of the plans, and the amounts recorded in our Consolidated Statements of Financial Position at June 30, 2002 and 2003:

	Pension		Postretirement
(Dollar amounts in millions)	2002	2003	2002	2003

Change in Benefit Obligation
Benefit obligation, beginning of year	$590.2	$584.0	$66.3	$66.7
Service cost	10.0	9.3	0.2	0.3
Interest cost	42.4	39.4	4.8	5.1
Participants’ contributions	0.2	0.2
Benefits paid	(35.5)	(33.6)	(6.9)	(7.1)
Actuarial (gain) loss	(0.6)	13.0	2.3	15.2
Variable annuity unit value change	(30.6)	(10.4)
Additional foreign plans	6.1	0.6
Foreign currency translation	1.8	2.3

Benefit obligation	$584.0	$604.8	$66.7	$80.2

Change in Plan Assets
Fair value of plan assets, beginning of year	$557.0	$515.3	$—	$—
Actual return on plan assets	(14.9)	(2.1)
Participants’ contributions	0.2	0.2
Company contributions	3.0	8.4	6.9	7.1
Benefits paid	(33.9)	(32.0)	(6.9)	(7.1)
Additional foreign plans	3.2	0.1
Foreign currency translation	0.7	1.5

Fair value of plan assets	$515.3	$491.4	$—	$—

Funded Status Reconciliation
Funded status	$(68.7)	$(113.4)	$(66.7)	$(80.2)
Unrecognized prior service gain	(1.4)	(0.8)
Unrecognized transition asset	0.6	0.7
Unrecognized (gains) losses	93.6	136.8	(11.4)	3.7

Net amount recognized	$24.1	$23.3	$(78.1)	$(76.5)

Amounts Recognized in the Consolidated Statements of Financial Position
Prepaid benefit cost	$0.4	$0.9	$—	$—
Accrued benefit liability	(60.5)	(105.2)	(78.1)	(76.5)
Intangible asset	0.6	1.0
Minimum pension liability adjustment	83.6	126.6

Net amount recognized	$24.1	$23.3	$(78.1)	$(76.5)

Selected Information for Plans with Accumulated Benefit Obligations in Excess of Plan Assets
Accumulated benefit obligation	$557.2	$585.6	$66.7	$80.2
Projected benefit obligation	564.6	594.8	66.7	80.2
Fair value of plan assets	506.6	479.9

A minimum pension liability adjustment is required when the actuarial present value of accumulated plan benefits exceeds plan assets and accrued pension liabilities.

Applera Corporation | 2003 Annual Report | 65

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

The components of net pension and postretirement benefit expenses for fiscal 2001, 2002, and 2003 are set forth in the following table:

(Dollar amounts in millions)	2001	2002	2003

Pension
Service cost	$8.0	$10.0	$9.3
Interest cost	48.7	42.4	39.4
Expected return on plan assets	(50.5)	(44.2)	(40.1)
Amortization of transition asset	(0.2)	0.4
Amortization of prior service cost	(0.5)	(0.5)	(0.6)
Amortization of losses	0.1	0.5	1.1

Net periodic expense	$5.6	$8.6	$9.1

Postretirement Benefit
Service cost	$0.2	$0.2	$0.3
Interest cost	4.8	4.8	5.1
Amortization of gains	(1.7)	(1.0)

Net periodic expense	$3.3	$4.0	$5.4

The following actuarial assumptions were used for the pension and postretirement plans:

	2002	2003

Domestic Plans
Discount rate	7 1/4%	6 1/4%
Compensation increase	5%	4%
Expected rate of return*	7 1/2 – 9 1/4%	7 1/4 – 9%

Foreign Plans
Discount rate	2 1/2 – 5 3/4%	1 1/2 – 5 1/4%
Compensation increase	1 1/2 – 4 1/4%	1 1/4 – 3 1/2%
Expected rate of return	2 – 6 1/2%	2 – 5 1/5%

*Reduced to 6 1/4– 8 1/2% for fiscal 2004.

For postretirement benefits measurement purposes, a 10% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for plan year 2004, gradually reducing to 5.5% in 2013 and thereafter. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

(Dollar amounts in millions)
	One-Percentage- Point Increase	One-Percentage- Point Decrease

Effect on the total of service and interest cost components	$0.4	$(0.4)
Effect on postretirement benefit obligation	$6.4	$(5.7)

Savings Plans

We provide a 401(k) savings plan for domestic employees with automatic Company contributions of 2% of eligible compensation and a dollar-for-dollar matching contribution of up to 4% of eligible compensation. Employees not eligible for the employee pension plan receive an extra 2% Company contribution in addition to the automatic 2% Company contribution through June 30, 2004, while pension plan participants continue to receive the automatic 2% contribution. Our contributions to this plan were

$16.3 million for fiscal 2001, $19.3 million for fiscal 2002, and $20.8 million for fiscal 2003. We recorded expenses for foreign defined contribution plans of $1.8 million in fiscal 2001, $2.0 million in fiscal 2002, and $2.9 million in fiscal 2003.

Postemployment Benefits

We provide certain postemployment benefits to eligible employees, which generally include severance and outplacement costs, disability, and medical-related costs paid after employment but before retirement.

Note 5—Stockholders’ Equity

Capital Stock

We have two classes of common stock: Applera — Applied Biosystems stock and Applera — Celera stock. Applera — Applied Biosystems stock is intended to reflect the relative performance of the Applied Biosystems group, and Applera — Celera stock is intended to reflect the relative performance of the Celera Genomics group. Holders of Applera — Applied Biosystems stock and Applera — Celera stock are stockholders of Applera. The groups are not separate legal entities and holders of these stocks are stockholders of a single company, Applera. As a result, our stockholders are subject to all of the risks associated with an investment in Applera and all of its businesses, assets, and liabilities.

At June 30, 2002 and 2003, we had one billion authorized shares of a class of common stock designated as Applera Corporation — Applied Biosystems Group Common Stock, 225 million authorized shares of a class of common stock designated as Applera Corporation — Celera Genomics Group Common Stock, and 10 million authorized shares of preferred stock. Of the 10 million authorized shares of preferred stock, we previously designated 80,000 shares of two series of participating junior preferred stock in connection with our Stockholder Protection Rights Agreement described below.

Treasury Stock

We have in the past, and may in the future, repurchase shares of our Applera — Applied Biosystems stock or Applera — Celera stock. Repurchases may be made under standing resolutions of our board of directors to replenish shares issued under our various stock plans. The resolutions, which have no time restrictions, delegate authority to management to purchase shares from time to time at price levels it deems appropriate through open market or negotiated purchases.

66 | Applera Corporation | 2003 Annual Report

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

The following table provides transactions relating to our common stocks:

	Applera — Applied Biosystems Stock		Applera — Celera Stock
(Shares in millions)	Issued Shares	Treasury Stock Shares	Issued Shares	Treasury Stock Shares

Balance at June 30, 2001	211.5		61.7
Shares issued in Axys acquisition			5.5
Purchases of shares for treasury stock		3.9
Issuances of shares under stock plans	1.3	(0.2)	3.8

Balance at June 30, 2002	212.8	3.7	71.0
Purchases of shares for treasury stock		1.1
Issuances of shares under stock plans		(1.2)	1.3

Balance at June 30, 2003	212.8	3.6	72.3

Stock Purchase Warrants

At June 30, 2003, we had approximately 226,000 warrants outstanding at an exercise price of $12.66. We assumed these warrants in connection with our acquisition of PerSeptive Biosystems, Inc. in fiscal 1998. On exercise of all of the warrants outstanding on June 30, 2003, the holders would receive approximately 174,000 shares of Applera — Applied Biosystems stock and approximately 44,000 shares of Applera — Celera stock. The warrants expire in September 2003.

At June 30, 2003, we had approximately 262,000 warrants outstanding with exercise prices ranging from $29.96 to $93.63. These warrants have a weighted average exercise price of $72.27 per share and expire at various dates during fiscal 2005. We assumed these warrants in connection with our acquisition of Axys in fiscal 2002 and each warrant is convertible into one share of Applera --- Celera stock.

Stockholder Protection Rights Agreement

In connection with our recapitalization, we adopted a Stockholder Protection Rights Agreement (the “Rights Agreement”) to protect stockholders against abusive takeover tactics. Under the Rights Agreement, we will issue one right for every four shares of Applera — Applied Biosystems stock (an “Applera — Applied Biosystems Right”), which will allow holders to purchase one-thousandth of a share of our Series A participating junior preferred stock at a purchase price of $425, subject to adjustment (the “Series A Purchase Price”), and one right for every two shares of Applera — Celera stock (an “Applera — Celera Right”), which will allow holders to purchase one-thousandth of a share of our Series B participating junior preferred stock at a purchase price of $125, subject to adjustment (the “Series B Purchase Price”).

An Applera — Applied Biosystems Right or an Applera — Celera Right will be exercisable only if a person or group (“Acquiring Person”): (a) acquires 15% or more of the shares of Applera — Applied Biosystems stock then outstanding or 15% or more of the shares of Applera — Celera stock then outstanding or (b) commences a tender offer that would result in such person or group owning such number of shares.

If any person or group becomes an Acquiring Person, each Applera — Applied Biosystems Right and each Applera — Celera Right will entitle its holder to purchase, for the Series A Purchase Price or the Series B Purchase Price, as applicable, a number of shares of the related class of our common stock having a market value equal to twice such purchase price.

If following the time a person or group becomes an Acquiring Person, we are acquired in a merger or other business combination transaction and we are not the surviving corporation; any person consolidates or merges with us and all or part of the common stock is converted or exchanged for securities, cash, or property of any other person; or 50% or more of our assets or earnings power is sold or transferred, each Applera — Applied Biosystems Right and each Applera — Celera Right will entitle its holder to purchase, for the Series A Purchase Price or Series B Purchase Price, as applicable, a number of shares of common stock of the surviving entity in any such merger, consolidation, or business combination or the purchaser in any such sale or transfer having a market value equal to twice the Series A Purchase Price or Series B Purchase Price.

The rights are redeemable at our option at one cent per right prior to a person or group becoming an Acquiring Person.

Note 6—Stock Plans

Stock Option Plans

Under our stock option plans, we grant stock options to employees that allow them to purchase shares of our classes of common stock. In addition, members of our board of directors receive stock options for their service on our board. Generally, we issue stock options at their fair market value at the date of grant. Most options vest equally over a four-year service period and expire ten years from the grant date. At June 30, 2003, 41.6 million shares of Applera — Applied Biosystems stock and 18.7 million shares of Applera — Celera stock were authorized for grant of options. The summary below describes our stock option plans.

Applera Corporation | 2003 Annual Report | 67

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

1999 Stock Incentive Plans

Our stockholders first approved the Applera Corporation/Applied Biosystems Group 1999 Stock Incentive Plan (the “Applera — Applied Biosystems Group Plan”) and the Applera Corporation/Celera Genomics Group 1999 Stock Incentive Plan (the “Applera — Celera Group Plan”) in April 1999. The Applera — Applied Biosystems Group Plan authorizes grants of Applera — Applied Biosystems stock options, stock awards, and performance shares. The Applera — Celera Group Plan authorizes grants of Applera — Celera stock options, stock awards, and performance shares. Directors, officers, and key employees with responsibilities involving both the Applied Biosystems group and the Celera Genomics group may be granted awards under both incentive plans in a manner which reflects their responsibilities. Our board of directors believes that granting awards tied to the performance of the group in which the participants work and, in certain cases the other group, is in the best interests of both the Company and its stockholders.

Employee Stock Purchase Plans

Our employee stock purchase plans offer U.S. and some non-U.S. employees the right to purchase shares of Applera — Applied Biosystems stock and/or Applera — Celera stock. The purchase price in the U.S. is equal to the lower of 85% of the average market price of the applicable class of common stock on the offering date or 85% of the average market price of such class of common stock on the last day of the purchase period. Provisions of the plan for employees in countries outside the U.S. vary according to local practice and regulations. The following table presents shares issued under the employee stock purchase plans:

For the years ended June 30,	2001	2002	2003

Applera – Applied Biosystems stock	250,000	451,000	504,000
Applera – Celera stock	269,000	443,000	525,000

Director Stock Purchase and Deferred Compensation Plan

We have a Director Stock Purchase and Deferred Compensation Plan that requires our non-employee directors to apply at least 50% of their retainer and other board fees to the purchase of common stock. Purchases of Applera — Applied Biosystems stock and Applera — Celera stock are made in a ratio approximately equal to the number of shares of Applera — Applied Biosystems stock and Applera — Celera stock outstanding. The purchase price is the fair market value on the date of purchase. At June 30, 2003, we had approximately 323,000 shares of Applera — Applied Biosystems stock and approximately 80,000 shares of Applera — Celera stock available for issuance under this plan.

Restricted Stock

As part of our stock incentive plans, employees may be, and non-employee directors are, granted shares of restricted stock that will vest when certain continuous employment/service restrictions and/or specified performance goals are achieved. The fair value of shares granted is generally expensed over the restricted periods. The periods may vary depending on the estimated achievement of performance goals. The following table presents information regarding our restricted stock:

(Dollar amounts in millions) For the years ended June 30,	2001	2002	2003

Shares granted
Applera – Applied Biosystems stock	255,225	31,100	3,600
Applera – Celera stock	63,900	91,700	20,900
Compensation expense	$6.1	$4.6	$4.8
Unearned compensation	$16.6	$14.8	$1.8

We record unearned compensation in capital in excess of par value within stockholders’ equity.

Performance Unit Bonus Plan

We adopted a Performance Unit Bonus Plan in fiscal 1997. This plan authorizes a performance unit bonus pool that is tied to the grant of corresponding options under our Applera — Applied Biosystems Group Plan and our Applera — Celera Group Plan. Performance units granted under the plan represent the right to receive a cash or stock payment from us, the form of which we determine at our discretion, at a specified date in the future. The amount of the payment for each grant is determined on the date of grant. Performance units can be granted in relation to either or both classes of our common stock. The performance units vest when the applicable class or classes of common stock reach and maintain specified price levels, based on their moving average price, for a specified period.

We granted seven series of performance units in fiscal 2002 and four series of performance units in fiscal 2003. Accordingly, we recognized compensation expense of $0.9 million in fiscal 2002 and $1.6 million in fiscal 2003. No compensation expense pertaining to the plan was recognized in fiscal 2001.

68 | Applera Corporation | 2003 Annual Report

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Stock Option Activity

Transactions relating to our stock option plans follow:

	Applera — Applied Biosystems Stock
	Number of Options	Weighted Average Exercise Price

Fiscal 2001
Outstanding at June 30, 2000	23,615,718	$44.04
Granted	7,815,288	$32.69
Exercised	2,410,166	$14.10
Cancelled	1,099,092	$62.41

Outstanding at June 30, 2001	27,921,748	$42.61
Exercisable at June 30, 2001	10,689,250	$30.12

Fiscal 2002
Granted	9,170,325	$21.72
Exercised	1,133,789	$11.44
Cancelled	1,917,820	$53.65

Outstanding at June 30, 2002	34,040,464	$37.40
Exercisable at June 30, 2002	14,142,628	$36.41

Fiscal 2003
Granted	9,043,630	$16.02
Exercised	815,865	$11.51
Cancelled	3,225,690	$40.67

Outstanding at June 30, 2003	39,042,539	$32.69
Exercisable at June 30, 2003	19,497,929	$39.80

	Applera — Celera Stock
	Number of Options	Weighted Average Exercise Price

Fiscal 2001
Outstanding at June 30, 2000	12,268,841	$20.49
Granted	2,445,678	$45.23
Exercised	1,298,815	$7.70
Cancelled	303,468	$60.43

Outstanding at June 30, 2001	13,112,236	$25.69
Exercisable at June 30, 2001	5,169,766	$14.81

Fiscal 2002
Granted	3,479,808	$19.74
Exercised	3,320,895	$8.62
Cancelled	1,975,306	$48.86

Outstanding at June 30, 2002	11,295,843	$25.40
Exercisable at June 30, 2002	5,451,116	$21.55

Fiscal 2003
Granted	2,163,459	$9.27
Exercised	820,772	$7.44
Cancelled	2,106,994	$33.54

Outstanding at June 30, 2003	10,531,536	$21.88
Exercisable at June 30, 2003	5,861,305	$23.04

In connection with the acquisition of Axys in fiscal 2002, we assumed Axys’ stock option plans. Options granted to Axys employees and directors prior to the acquisition of Axys that we assumed on the acquisition date have been included in the Applera — Celera stock options granted amount for fiscal 2002.

The following tables summarize information regarding options outstanding and exercisable at June 30, 2003:

		Weighted Average
(Option prices per share)	Number of Options	Exercise Price	Contractual Life Remaining in Years

Applera — Applied Biosystems Stock Options Outstanding
At $ 1.82 – $ 16.00	10,429,042	$14.73	8.2
At $16.01 – $ 22.00	10,793,879	$19.65	7.6
At $22.01 – $ 28.00	9,207,743	$26.11	6.9
At $28.01 – $110.00	8,611,875	$77.84	6.4

Options Exercisable
At $ 1.82 – $ 16.00	2,344,567	$12.64
At $16.01 – $ 22.00	4,660,416	$18.44
At $22.01 – $ 28.00	5,977,579	$26.45
At $28.01 – $110.00	6,515,367	$77.11

Applera – Celera Stock Options Outstanding
At $ 0.74 – $ 9.00	3,439,696	$ 7.46	5.1
At $ 9.01 – $ 15.00	2,710,654	$ 9.71	8.8
At $15.01 – $ 20.00	1,642,759	$18.94	8.4
At $20.01 – $135.00	2,738,427	$53.80	7.2

Options Exercisable
At $ 0.74 – $ 9.00	3,282,366	$ 7.69
At $ 9.01 – $ 15.00	572,292	$10.69
At $15.01 – $ 20.00	441,250	$18.90
At $20.01 – $135.00	1,565,397	$60.90

Pro Forma Disclosure

See Note 1 for the pro forma disclosures of income from continuing operations and earnings per share required under SFAS No. 123.

Note 7—Additional Information

Selected Accounts

The following table provides the major components of selected accounts of the Consolidated Statements of Financial Position at June 30:

(Dollar amounts in millions)		2002	2003

Other Long-Term Assets
Equity investments		$87.3	$80.5
Goodwill		39.4	39.4
Noncurrent deferred tax asset, net		311.0	406.4
Other		136.5	131.2

Total other long-term assets		$574.2	$657.5

Other Accrued Expenses
Deferred revenues		$115.3	$122.8
Foreign currency hedge contracts		32.6	18.6
Other		127.4	157.3

Total other accrued expenses		$275.3	$298.7

Other Long-Term Liabilities
Accrued postretirement benefits		$74.9	$73.3
Accrued pension benefits		52.6	91.7
Other		77.7	104.5

Total other long-term liabilities		$205.2	$269.5

Applera Corporation | 2003 Annual Report | 69

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Equity investments consist of common stock in publicly-traded companies and common stock and preferred stock in privately-held companies. Included in equity investments are minority equity interests of $37.7 million in fiscal 2002 and $44.4 million in fiscal 2003. We incurred unrealized gains of $16.0 million and unrealized losses of $0.2 million at June 30, 2002, and unrealized gains of $25.5 million and unrealized losses of $1.3 million at June 30, 2003, on publicly-traded companies.

Related Party Transactions

In June 1999, we granted fully vested options to purchase 2.6 million shares of Applera — Celera stock at a price of $6.42 per share to The Institute for Genomic Research (“TIGR”) and entered into a one-year non-compete agreement with it. The former President of the Celera Genomics group through January 2002 is also the Chairman of the Board of Trustees of TIGR. Also, an immediate family member of the former President of the Celera Genomics group serves as TIGR’s President and is on TIGR’s Board of Trustees. The fair value of the options at grant date approximated $7.2 million and was amortized over the life of the non-compete agreement. As of June 30, 2003, TIGR held approximately 1.4 million of these options.

During fiscal 2001, the Celera Genomics group entered into an agreement to perform sequencing services for TIGR and recognized revenues and collected cash of $7.0 million related to such services. Additionally, during fiscal 2002, the Applied Biosystems group recognized revenues of $4.7 million from TIGR, of which $1.5 million was receivable as of June 30, 2002. This receivable was collected during fiscal 2003.

Note 8—Debt and Lines of Credit

Short-term debt and long-term debt at June 30, 2002 and 2003 are summarized as follows:

(Dollar amounts in millions)	2002	2003

Short-Term Debt
Loans payable	$0.3	$—

Total short-term debt	$0.3	$—

Long-Term Debt
Other debt	$18.0	$17.1

Total long-term debt	$18.0	$17.1

The weighted average interest rate for short-term loans payable was 3.4% at June 30, 2002.

We repaid our yen 3.8 billion, or $29.0 million, loan on its scheduled maturity in March 2002.

In connection with the acquisition of Axys, we assumed $26.0 million of 8% senior secured convertible notes. These notes mature on October 1, 2004. Interest is payable quarterly and the principal is payable at maturity as a lump sum. Holders of notes having an aggregate principal amount of $10 million exercised their right following the acquisition to require us to repurchase such notes, which we did in January 2002. The remaining notes are convertible at any time into 307,101 shares of Applera — Celera stock at a conversion price of $52.10 per share. During fiscal 2003, we purchased $18.1 million of non-callable U.S. government obligations and substituted these government obligations for our shares of Discovery Partners International, Inc. (“DPI”) common stock that originally collateralized the notes. The government obligations are required to be held in a trust and the proceeds from the maturation of, and interest payments on, these obligations will fund the interest and principal payments under the notes. Also in connection with the acquisition, we assumed an existing Axys construction loan of $8.4 million related to its medicinal chemistry building located in South San Francisco, California, which was subsequently repaid in fiscal 2002.

We maintain a $50 million revolving credit agreement with three banks that expires on April 20, 2005. Commitment and facility fees are based on public debt ratings, or net worth and leverage ratios. Interest rates on amounts borrowed vary depending on whether borrowings are undertaken in the domestic or eurodollar markets. There were no outstanding borrowings under the facility at June 30, 2002 or 2003.

Under various debt and credit agreements, we are required to maintain certain minimum net worth and leverage ratios. We were in compliance with all such covenants as of June 30, 2003.

Note 9—Commitments, Contingencies, and Guarantees

Future minimum payments at June 30, 2003 under non-cancelable operating leases for real estate and equipment were as follows:

(Dollar amounts in millions)

2004	$53.7
2005	40.4
2006	29.1
2007	18.4
2008	15.9
2009 and thereafter	56.9

Total	$214.4

We recorded rental expense of $65.2 million for fiscal 2001, $68.2 million for fiscal 2002, and $67.7 million for fiscal 2003.

Guarantees

There are three types of guarantees related to our business activities that are included in the scope of FIN 45: leases with recourse provisions; the guarantee of pension benefits for a divested business; and product warranties. See Note 1 for more information on FIN 45 and product warranties.

70 | Applera Corporation | 2003 Annual Report

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Leases

We provide lease-financing options to our customers through third party financing companies. For certain leases, the financing companies have recourse to us for any unpaid principal balance upon default by the customer. The leases typically have terms of two to three years and are secured by the underlying instrument. In the event of default by a customer, we would repossess the underlying instrument. We record revenues from such transactions upon the shipment of products and maintain a reserve for estimated losses on all lease transactions with recourse provisions based on historical default rates and current economic conditions. At June 30, 2003, the financing companies’ outstanding balance of lease receivables with recourse to us was $11.0 million. We believe that we could recover the entire balance from the resale of the underlying instruments in the event of default by all customers.

Pension Benefits

As part of the divestiture of our Analytical Instruments business in fiscal 1999, the pension benefits for employees of a former German subsidiary are being paid by the purchaser of the Analytical Instruments business. However, we have guaranteed payment of these pension benefits should the purchaser fail to do so, as these benefits were not transferable to the buyer under German law. The guaranteed payment obligation, which approximated $50 million at June 30, 2003, is not expected to have a material adverse effect on our consolidated financial position.

Litigation

We are involved in various legal proceedings from time to time, including actions with respect to commercial, intellectual property, antitrust, environmental, securities, and employment matters. We believe that we have meritorious defenses against the claims currently asserted against us and intend to defend them vigorously. The following is a description of some claims we are currently defending.

Applera and some of its officers were served in five lawsuits between April and May, 2000, purportedly on behalf of purchasers of Applera — Celera stock in our follow-on public offering of Applera — Celera stock completed on March 6, 2000. In the offering, we sold an aggregate of approximately 4.4 million shares of Applera — Celera stock at a public offering price of $225 per share. All of these lawsuits have been consolidated into a single case and are pending in the U.S. District Court for the District of Connecticut, and an amended consolidated complaint was filed on August 21, 2001. The consolidated complaint generally alleges that the prospectus used in connection with the offering was inaccurate or misleading because it failed to adequately disclose the alleged opposition of the Human Genome Project and two of its supporters, the governments of the U.S. and the U.K., to providing patent protection to our genomic-based products. Although the Celera Genomics group has never sought, or intended to seek, a patent on the basic human genome sequence data, the complaint also alleges that we did not adequately disclose the risk that the Celera Genomics group would not be able to patent this data. The consolidated complaint seeks monetary damages, rescission, costs and expenses, and other relief as the court deems proper.

We are involved in several litigation matters with MJ Research, Inc., commencing with our filing claims against MJ Research based on its alleged infringement of some polymerase chain reaction, or PCR, patents. In response to our claims, MJ Research filed counterclaims including, among others, allegations that we have licensed and enforced these patents through anticompetitive conduct in violation of federal and state antitrust laws, and MJ Research is seeking injunctive relief, monetary damages, costs and expenses, and other relief. Subsequently, on September 21, 2000, MJ Research filed an action against us in the U.S. District Court for the District of Columbia. This complaint is based on the allegation that the patents underlying our DNA sequencing instruments were improperly obtained because one of the alleged inventors, whose work was funded in part by the U.S. government, was knowingly omitted from the patent applications. Our patents at issue are U.S. Patent Nos. 5,171,534, entitled “Automated DNA Sequencing Technique,” 5,821,058, entitled “Automated DNA Sequencing Technique,” 6,200,748, entitled “Tagged Extendable Primers and Extension Products,” and 4,811,218, entitled “Real Time Scanning Electrophoresis Apparatus for DNA Sequencing.” The complaint asserts violations of the federal False Claims Act and the federal Bayh Dole Act, invalidity and unenforceability of the patents at issue, patent infringement, and various other civil claims against us. MJ Research is seeking monetary damages, costs and expenses, injunctive relief, transfer of ownership of the patents in dispute, and other relief as the court deems proper. MJ Research claims to be suing in the name of the U.S. government although the government has to date declined to participate in the suit.

Promega Corporation filed a patent infringement action against Lifecodes Corporation, Cellmark Diagnostics, Genomics International Corporation, and us in the U.S. District Court for the Western District of Wisconsin on April 24, 2001. The complaint alleges that the defendants are infringing Promega’s U.S. Patent Nos. 6,221,598 and 5,843,660, both entitled “Multiplex Amplification of Short Tandem Repeat Loci,” due to the defendants’ sale of forensic identification and paternity testing kits. Promega is seeking monetary damages, costs and expenses, injunctive relief, and other relief as the court deems proper. The defendants answered the complaint on July 9, 2001, and we asserted counterclaims alleging that Promega is infringing our U.S. Patent No. 6,200,748, entitled “Tagged Extendable Primers and Extension Products,” due to Promega’s sale of forensic identification and paternity testing kits.

Beckman Coulter, Inc. filed a patent infringement action against us in the U.S. District Court for the Central District of California on July 3, 2002. The complaint alleges that we are infringing Beckman Coulter’s U.S. Patent Nos. RE 37,606 and 5,421,980, both entitled “Capillary Electrophoresis Using Replaceable Gels,” and U.S. Patent No. 5,552,580, entitled

Applera Corporation | 2003 Annual Report | 71

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

“Heated Cover Device,” although it does not identify the specific facts on which this allegation is based. Since Beckman Coulter filed this claim, U.S. Patent No. 5,421,980 has been reissued as U.S. Patent No. RE 37,941, entitled “Capillary Electrophoresis Using Replaceable Gels.” On January 13, 2003, the court permitted Beckman Coulter to make a corresponding amendment to its complaint. Beckman Coulter is seeking monetary damages, costs and expenses, injunctive relief, and other relief as the court deems proper. On February 10, 2003, we filed our answer to Beckman Coulter’s allegations, and counterclaimed for declaratory relief that the Beckman Coulter patents underlying Beckman Coulter’s claim are invalid, unenforceable, and not infringed. We are seeking dismissal of Beckman Coulter’s complaint, costs and expenses, declaratory and injunctive relief, and other relief as the court deems proper.

Henry Huang (an individual) filed an action against us and the Applied Biosystems group and the other parties described below in the U.S. District Court for the Central District of California on February 19, 2003. Mr. Huang’s complaint seeks to change inventorship of the patents described below, and claims breach of contract, fraud, conversion, and unjust enrichment. The complaint relates to U.S. Patent Nos. 5,171,534, entitled “Automated DNA Sequencing Technique,” 5,821,058, entitled “Automated DNA Sequencing Technique,” 6,200,748, entitled “Tagged Extendable Primers and Extension Products,” and 4,811,218, entitled “Real Time Scanning Electrophoresis Apparatus for DNA Sequencing.” U.S. Patent Nos. 5,171,534, 5,821,058, and 6,200,748 are assigned to the California Institute of Technology and licensed by the Applied Biosystems group. U.S. Patent No. 4,811,218 is assigned to the Applied Biosystems group. Also named in the complaint are the California Institute of Technology, Lloyd Smith, Leroy Hood, Michael Hunkapiller, Timothy Hunkapiller, Charles Connell, John Lytle, William Mordan, and John Bridgham. Lloyd Smith, Leroy Hood, Michael Hunkapiller, Timothy Hunkapiller, and Charles Connell are the inventors named on U.S. Patent Nos. 5,171,534, 5,821,058, and 6,200,748. Michael Hunkapiller, Charles Connell, John Lytle, William Mordan, and John Bridgham are the inventors named on U.S. Patent No. 4,811,218. The issues involved in this litigation are related to the issues in the MJ Research, Inc. litigation that was filed September 21, 2000, which is described above. Mr. Huang is alleging that he is the sole inventor on U.S. Patent Nos. 5,171,534, 5,821,058, 6,200,748, and 4,811,218. He is seeking to substitute himself for the named inventors on the relevant patents, and to have himself named as the sole assignee of the patents, and is also seeking monetary damages, costs, expenses, and other relief as the court deems proper.

Genetic Technologies Limited filed a patent infringement action against us in the U.S. District Court for the Northern District of California on March 26, 2003. They filed an amended complaint against us on August 12, 2003. The amended complaint alleges that we are infringing U.S. Patent No. 5,612,179, entitled “Intron Sequence Analysis

Method for Detection of Adjacent and Remote Locus Alleles as Haplotypes,” and U.S. Patent No. 5,851,762, entitled “Genomic Mapping Method by Direct Haplotyping Using Intron Sequence Analysis.” The allegedly infringing products are cystic fibrosis reagent kits, Assays-on-DemandTM products for non-coding regions, Assays-by-DesignSM services for non-coding regions, and the Celera Discovery SystemTM (“CDS”). The complaint also alleges that haplotyping analysis performed by our businesses infringes the patents identified above. Genetic Technologies Limited is seeking monetary damages, costs, expenses, injunctive relief, and other relief as the court deems proper.

On-Line Technologies, Inc. (since acquired by MKS Instruments, Inc.) filed claims for patent infringement, trade secret misappropriation, fraud, breach of contract and unfair trade practices against PerkinElmer, Inc., Sick UPA, GmbH, and us in the U.S. District Court for the District of Connecticut on or about November 3, 1999. The complaint alleged that products called the Spectrum One and the MCS100E manufactured by former divisions of the Applied Biosystems group, which divisions were sold to the co-defendants in this case, were based on allegedly proprietary information belonging to On-Line Technologies and that the MCS100E infringed U.S. Patent No. 5,440,143. On-Line Technologies sought monetary damages, costs, expenses, injunctive relief, and other relief. On April 2, 2003, the U.S. District Court for the District of Connecticut granted our summary judgment motion and dismissed all claims brought by On-Line Technologies, Inc. On-Line Technologies has since filed a notice of appeal.

We have not accrued for any potential losses in the cases described above because we believe that an adverse determination is not probable, and potential losses cannot be reasonably estimated, in any of these cases. However, the outcome of litigation is inherently uncertain, and we cannot be sure that we will prevail in any of the cases described above or in our other current litigation. An adverse determination in some of our current litigation, particularly the cases described above, could have a material adverse effect on our consolidated financial statements.

Note 10—Financial Instruments

Our foreign currency risk management strategy uses derivative instruments to hedge certain foreign currency forecasted revenues and to offset the impact of changes in foreign currency exchange rates on certain foreign currency-denominated assets and liabilities. The principal objective of this strategy is to minimize the risks and/or costs associated with our global financing and operating activities. We use foreign exchange forward, option, and range forward contracts to manage our foreign currency exposures. We do not use derivative financial instruments for trading or speculative purposes or for activities other than risk management, nor are we a party to leveraged derivatives.

We record the fair value of foreign currency derivative contracts in either prepaid expenses and other current assets or other accrued expenses in the Consolidated Statements of Financial Position.

72 | Applera Corporation | 2003 Annual Report

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Cash Flow Hedges

Our international sales are typically denominated in the customers’ local (non-U.S. dollar) currency. We use foreign exchange forward, option, and range forward contracts to hedge a portion of forecasted international sales not denominated in U.S. dollars. We use hedge accounting on the derivative contracts that are considered highly effective in offsetting the changes in fair value of the forecasted sales transactions caused by the movements in foreign currency exchange rates. We designate these contracts as cash flow hedges and we record the effective portion of the change in the fair value of these contracts in other comprehensive income (loss) in the Consolidated Statements of Financial Position until the underlying external forecasted transaction affects earnings. At that time, we reclassify to net revenues in the Consolidated Statements of Operations the gain or loss on the derivative instrument, which had been deferred in accumulated other comprehensive income (loss). We recognized net gains of $17.8 million in fiscal 2001 and $17.4 million in fiscal 2002, and net losses of $39.8 million in fiscal 2003 in net revenues from derivative instruments designated as cash flow hedges of anticipated sales. At June 30, 2003, we recorded $10.7 million of net derivative losses in accumulated other comprehensive income (loss). This amount, which is net of tax, is expected to be reclassified to revenues within the next twelve months.

During the fourth quarter of fiscal 2001, the FASB’s Derivative Implementation Group (“DIG”) issued guidance that allows a company to defer in other comprehensive income all or part of the changes in the option’s time value for option-based hedging strategies that are perfectly or highly effective. We changed our methodology of accounting for currency options during the fourth quarter of fiscal 2001 based on this new guidance from the DIG. Before this new guidance, we recognized any changes in the time value component of a currency option in earnings in the period they occurred. For fiscal 2001, we recognized expense of $3.4 million included in other income (expense), net in the Consolidated Statements of Operations, which represented the change in the time value component of the fair value of option contracts designated as cash flow hedges.

Other Foreign Currency Derivatives

We also use derivative financial instruments to manage exposures resulting from changes in foreign currency exchange rates on our foreign currency-denominated net asset positions. The gains and losses on these derivatives are expected to largely offset transaction losses and gains, respectively, on the underlying foreign currency-denominated assets and liabilities, both of which we recorded in other income (expense), net in the Consolidated Statements of Operations.

Concentration of Credit Risk

The forward contracts and options used in managing our foreign currency exposures have an element of risk in that the counterparties may be unable to meet the terms of the agreements. However, we minimize this risk by limiting the counterparties to a diverse group of highly-rated major domestic and international financial institutions with which we have other financial relationships. We are exposed to potential losses in the event of non-performance by these counterparties. However, we do not expect to record any losses as a result of counterparty default. We do not require and are not required to pledge collateral for these financial instruments. Other financial instruments that potentially subject us to concentrations of credit risk are cash and cash equivalents, short and long-term investments, and accounts receivable. We minimize the risks related to cash and cash equivalents and short and long-term investments by utilizing highly-rated financial institutions that invest in a broad and diverse range of financial instruments. We have established guidelines relative to credit ratings and maturities that seek to maintain safety and liquidity.

Concentration of credit risk with respect to accounts receivable is limited due to our large and diverse customer base, which is dispersed over differing geographic areas. Allowances are maintained for potential credit losses and such losses have historically been within our expectations.

Fair Value

We use various methods to estimate the fair value of financial instruments we hold or own. The carrying amount of cash and cash equivalents approximates fair value. We use quoted market prices, if available, or quoted market prices of financial instruments with similar characteristics in valuing our short and long-term investments and minority equity investments. We base the fair value of our debt on the current rates of debt with similar maturities offered to us. The following table presents the carrying amounts and fair values of our significant financial instruments at June 30:

	2002		2003
(Dollar amounts in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$470.2	$470.2	$654.3	$654.3
Short-term investments	$887.9	$889.7	$748.0	$749.8
Long-term investments	$—	$—	$16.3	$16.4
Currency forwards and options	$2.5	$(26.8)	$11.6	$(2.3)
Other investments	$17.1	$17.1	$19.3	$19.3
Minority equity investments	$21.9	$37.7	$20.2	$44.4
Long-term debt	$(18.0)	$(18.0)	$(17.1)	$(17.1)

We report net unrealized gains and losses on short and long-term investments and minority equity investments as a separate component of accumulated other comprehensive income (loss) in the Consolidated Statements of Financial Position.

Applera Corporation | 2003 Annual Report | 73

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Note 11—Quarterly Financial Information (Unaudited)

The following is a summary of quarterly financial results:

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
(Dollar amounts in millions except per share amounts)	2002	2003(a)	2002(b)	2003(c)	2002(d)	2003(e)	2002(f)	2003(g)

Consolidated
Net revenues	$387.9	$417.3	$437.2	$473.0	$434.4	$431.0	$441.7	$455.9
Gross margin	201.3	222.4	230.9	242.7	231.5	224.9	238.5	237.6
Income (loss) from continuing operations	17.0	12.1	(61.4)	13.4	(2.9)	13.6	6.7	79.4
Net income (loss)	17.0	(4.3)	(61.4)	13.4	(2.9)	13.6	6.7	79.4

Applied Biosystems Group
Net revenues	$366.6	$395.9	$411.1	$444.7	$409.0	$409.4	$417.3	$432.9
Gross margin	187.2	202.6	214.4	218.9	216.4	207.1	217.5	220.8
Income from continuing operations	32.2	34.2	49.0	29.2	49.1	40.1	38.2	96.1
Net income	32.2	17.8	49.0	29.2	49.1	40.1	38.2	96.1
Dividends per share	$.0425	$.0425	$.0425	$.0425	$.0425	$.085	$.0425	$—
Income per share from continuing operations
Basic and diluted	$0.15	$0.16	$0.23	$0.14	$0.23	$0.19	$0.18	$0.46
Net income per share
Basic and diluted	$0.15	$0.08	$0.23	$0.14	$0.23	$0.19	$0.18	$0.46

Celera Genomics Group
Net revenues	$27.3	$23.6	$35.0	$22.9	$30.5	$20.3	$28.1	$21.5
Net loss	(15.6)	(19.7)	(117.9)	(16.1)	(49.5)	(26.7)	(28.8)	(19.4)
Net loss per share
Basic and diluted	$(0.25)	$(0.28)	$(1.82)	$(0.23)	$(0.72)	$(0.37)	$(0.42)	$(0.27)

Celera Diagnostics
Net revenues	$1.8	$3.0	$1.9	$7.8	$2.6	$4.3	$2.9	$5.7
Net loss	$(9.4)	$(13.3)	$(8.5)	$(9.9)	$(12.4)	$(12.6)	$(14.5)	$(15.4)

Price range of common stock
Applied Biosystems Group
High	$30.45	$21.42	$40.42	$24.49	$39.28	$19.17	$23.99	$21.38
Low	$20.20	$13.00	$23.41	$17.29	$19.05	$14.90	$15.00	$15.30
Celera Genomics Group
High	$39.95	$11.93	$30.93	$11.67	$27.00	$10.95	$20.70	$14.42
Low	$19.30	$7.16	$23.00	$6.94	$19.45	$7.95	$10.82	$8.05

There were no dividends paid on Applera — Celera stock during the periods presented.

The following transactions impacted the comparability between fiscal 2002 and 2003.

(a)
The Applied Biosystems group recorded a charge of $16.4 million, net of tax, as part of discontinued operations as a result of an adverse jury verdict in connection with a patent lawsuit between TA Instruments, Inc., a subsidiary of Waters Corporation, and The Perkin-Elmer Corporation relating to thermal analysis products (see Note 14).

(b)
The Celera Genomics group recorded a charge of $99.0 million for the immediate write-off of the value of acquired IPR&D related to its acquisition of Axys and the Applied Biosystems group recorded a charge of $2.2 million for the immediate write-off of the value of acquired IPR&D related to its acquisition of Boston Probes (see Note 2).

(c)
The Applied Biosystems group recorded before-tax charges of $22.9 million for severance and benefit costs, $9.5 million for asset impairments, and $1.4 million for office closures related to a workforce reduction (see Note 13).

(d)	The Celera Genomics group recorded a before-tax charge of $25.9 million related to Paracel (see Note 13).
(e)	The Celera Genomics group recorded a before-tax loss of $15.1 million in other income (expense), net for the loss from its equity interest in DPI.
(f)
The Applied Biosystems group recorded before-tax losses on investments of $8.2 million and the Celera Genomics group recorded before-tax losses on investments of $6.0 million and a before-tax charge of $2.8 million for severance.

(g)
The Applied Biosystems group recorded a before-tax gain of $25.8 million related to the successful completion of a patent infringement lawsuit against Micromass U.K. Ltd. and its U.S. subsidiary, Micromass, Inc., both divisions of Waters Corporation (see Note 13). The Applied Biosystems group also recorded a before-tax benefit of $4.3 million for a reduction in anticipated employee-related costs associated with the workforce reduction implemented during the second quarter of fiscal 2003 and a benefit of $27.8 million for a reduction of valuation allowances on deferred tax assets resulting from the expected utilization of foreign tax credits and a reduction of the income tax liability due to the settlement of overseas tax audits.

74 | Applera Corporation | 2003 Annual Report

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Note 12—Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss), net of tax, for fiscal 2001, 2002, and 2003 was as follows:

(Dollar amounts in millions)	Unrealized Gain (Loss) on Investments	Unrealized Gain (Loss) on Hedge Contracts	Foreign Currency Translation Adjustments	Minimum Pension Liability	Accumulated Other Comprehensive Income (Loss)

Balance at June 30, 2000	$166.1	$—	$(38.4)	$(2.2)	$125.5
Change in net unrealized losses on investments, net of tax benefit of $61.1	(113.5)				(113.5)
Net unrealized gains reclassified into earnings, net of tax expense of $5.2	(9.7)				(9.7)
Change in net unrealized gains on hedge contracts, net of tax expense of $12.4		22.7			22.7
Net unrealized gains reclassified into earnings, net of tax expense of $6.3		(11.5)			(11.5)
Foreign currency translation adjustments			(34.2)		(34.2)
Minimum pension liability adjustment, net of tax benefit of $18.9				(35.2)	(35.2)

Balance at June 30, 2001	42.9	11.2	(72.6)	(37.4)	(55.9)

Change in net unrealized losses on investments, net of tax benefit of $21.7	(40.3)				(40.3)
Net unrealized losses reclassified into earnings, net of tax benefit of $4.8	8.9				8.9
Change in net unrealized losses on hedge contracts, net of tax benefit of $5.8		(23.9)			(23.9)
Net unrealized gains reclassified into earnings, net of tax expense of $5.6		(11.8)			(11.8)
Foreign currency translation adjustments			48.4		48.4
Minimum pension liability adjustment, net of tax benefit of $9.2				(17.0)	(17.0)

Balance at June 30, 2002	11.5	(24.5)	(24.2)	(54.4)	(91.6)

Change in net unrealized gains on investments, net of tax expense of $2.4	4.6				4.6
Net unrealized losses reclassified into earnings, net of tax benefit of $0.5	0.9				0.9
Change in net unrealized losses on hedge contracts, net of tax benefit of $9.6		(12.6)			(12.6)
Net unrealized losses reclassified into earnings, net of tax benefit of $13.4		26.4			26.4
Foreign currency translation adjustments			45.7		45.7
Minimum pension liability adjustment, net of tax benefit of $15.1				(27.9)	(27.9)

Balance at June 30, 2003	$17.0	$(10.7)	$21.5	$(82.3)	$(54.5)

The currency translation adjustments are not currently adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries.

Note 13—Other Special Items

Fiscal 2001 Charges

In fiscal 2001, the Celera Genomics group recorded a $69.1 million charge to other special charges for the impairment of goodwill and other intangible assets associated with Paracel, a business we acquired in fiscal 2000. Due to Paracel’s substantially lower than originally anticipated performance and its future outlook, we evaluated its future cash flows and determined that it was necessary to reduce the carrying value of Paracel’s net assets to its estimated fair value. This charge included $63.7 million for the write-down of goodwill and $5.4 million for the write-down of other intangible assets.

Fiscal 2002 Charges

In fiscal 2002, the Celera Genomics group recorded an additional $25.9 million charge related to Paracel. This charge was primarily comprised of $12.7 million for asset

Applera Corporation | 2003 Annual Report | 75

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

impairments and provisions of $10.1 million for the estimated cost of excess lease space and $0.2 million for severance costs, all included in other special charges. The charge also included $2.9 million for impairment of Paracel inventory included in cost of sales. The asset impairment charges recorded during fiscal 2002 were for the write-off of the remaining goodwill of $12.1 million, other intangible assets of $0.5 million, and leasehold improvements of $0.1 million. These charges resulted from Paracel’s unfavorable performance against the lowered profitability outlook for the business established during fiscal 2001 at the time of the initial charge.

Cash payments associated with the excess lease were $0.4 million during fiscal 2002 and $1.8 million during fiscal 2003. Severance and related benefits, granted to 19 employees terminated during fiscal 2002, were paid by June 30, 2002.

In fiscal 2002, the Celera Genomics group recorded a restructuring charge of $2.8 million for severance costs associated with the termination of 132 employees primarily within the functional areas of DNA sequencing, data management and analysis support, sales, and general administration. This restructuring plan was undertaken to realign the organization with the Celera Genomics group’s drug discovery strategy and to reduce infrastructure previously built to support whole genome sequencing and the acquisition of customers for the Online/Information Business. All actions under this plan were taken as of June 30, 2002, and all cash payments were made by March 31, 2003.

Fiscal 2003 Charges

During the second quarter of fiscal 2003, the Applied Biosystems group recorded pre-tax charges totaling $33.8 million for organization-wide cost reductions in response to uncertain economic conditions as well as its overall strategy to return research and development investment to more traditional levels following completion of the Applera Genomics Initiative. The Applera Genomics Initiative included the resequencing of genes and regulatory regions at the Celera Genomics group and validation of single nucleotide polymorphisms at the Applied Biosystems group. The economic uncertainties included delays in appropriations for the National Institutes of Health and uncertainty about funding levels in Japan and parts of Europe as well as within the pharmaceutical industry. The $33.8 million charge consisted of $24.3 million in other special charges, of which $22.9 million was for severance and benefits costs and $1.4 million was for office closures. The Applied Biosystems group also recorded $9.5 million for the impairment of assets in cost of sales. During the fourth quarter of fiscal 2003, the Applied Biosystems group recorded a benefit of $4.3 million in other special charges for the reduction in anticipated employee-related costs associated with this program. This reduction was associated with lower than expected costs being incurred as the actions for this program are implemented.

The severance and benefits charge related to the termination of approximately 400 employees worldwide. Positions impacted, mainly in the U.S. and Europe, are primarily within the areas of research, manufacturing, sales, marketing and administration. The workforce reduction commenced in January 2003. The asset impairment charges resulted primarily from uncertainties surrounding the commercial introduction of products based on a collaboration with Illumina, Inc. and from a revised focus on products designed to offer the most efficient and newest technology with long-term earnings growth potential. The charge for office closures was primarily for one-time payments to terminate the leases of excess facilities and to write off the fixed assets and leasehold improvements related to these facilities.

The following table details the major components of the fiscal 2003 special charges:

(Dollar amounts in millions)	Employee- Related Charges	Asset Impairment	Office Closures	Total

Total charges	$22.9	$9.5	$1.4	$33.8
Cash payments	14.2		0.2	14.4
Non-cash charges		9.5	0.5	10.0
Reduction of expected costs	4.3			4.3

Balance at June 30, 2003	$ 4.4	$—	$0.7	$ 5.1

Approximately 350 employees have been terminated as of June 30, 2003. The termination of the remaining employees and the cash expenditures relating to the workforce reductions and office closures are expected to be substantially completed by the end of calendar year 2003, and will be funded primarily by cash provided by operating activities.

Patent Litigation Settlement

In March 2003, we received a ruling in favor of the Applied Biosystems group and MDS Inc. in a patent infringement lawsuit against Micromass U.K. Ltd. and its U.S. subsidiary, Micromass, Inc., both divisions of Waters Corporation. In April 2003, the Applied Biosystems group received a payment that represented its share of the judgment proceeds. We recorded a gain of $25.8 million in other income (expense), net, which represented the amount received, net of related fees and costs, in the fourth quarter of fiscal 2003.

Note 14—Discontinued Operations

In October 2002, we received an adverse jury verdict in connection with a patent lawsuit between TA Instruments, Inc., a subsidiary of Waters Corporation, and The Perkin-Elmer Corporation relating to thermal analysis products. The Applied Biosystems group is involved as the successor to The Perkin-Elmer Corporation, having sold the thermal instruments product line as part of the sale of its Analytical Instruments business to EG&G, Inc. (now named PerkinElmer, Inc.) in 1999. We retained liability with respect to the litigation, which has gone through several stages since it was initiated in 1995.

76 | Applera Corporation | 2003 Annual Report

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

In fiscal 2003, the jury awarded TA Instruments $13.3 million based on lost sales, price erosion, and reasonable royalties. This award is subject to entry of a final order by the court, where interest and additional damages may be added. We recorded a charge of $16.4 million, net of income taxes, as part of discontinued operations in fiscal 2003. In June 2003, we appealed the judgment.

Note 15—Segment, Geographic, Customer and Consolidating Information

Business Segments

We are organized based on the products and services that we offer. We operate in the life science industry through three reportable segments: the Applied Biosystems group, the Celera Genomics group, and Celera Diagnostics. We collectively refer to the Applied Biosystems group and the Celera Genomics group as the groups. The Applied Biosystems group develops and markets instrument-based systems, reagents, software, and contract services to the life science industry and research community. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. The Celera Genomics group is engaged principally in integrating advanced technologies to discover and develop new therapeutics. The Celera Genomics group intends to leverage its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop new therapeutics. Its CDS online platform, marketed exclusively through the Applied Biosystems group’s Knowledge Business, is an integrated source of information based on the human genome and other biological and medical sources. Celera Diagnostics was established in fiscal 2001 as a 50/50 joint venture between the Applied Biosystems group and the Celera Genomics group. This venture is focused on the discovery, development, and commercialization of novel diagnostic products.

Refer to the consolidating information section of this note for additional information regarding our segments.

Geographic Areas

Information concerning principal geographical areas for fiscal years ended June 30 follows:

(Dollar amounts in millions)	2001	2002	2003

Net Revenues From
External Customers
United States	$810.2	$822.6	$885.9
Europe	428.0	452.5	487.5
Japan	268.5	287.9	250.4
Other Far East countries	81.2	90.1	102.0
Latin America and other	56.2	48.1	51.4

Consolidated	$1,644.1	$1,701.2	$1,777.2

Net revenues are attributable to geographic areas based on the region of destination.

Information concerning long-lived assets at June 30 follows:

(Dollar amounts in millions)	2001	2002	2003

Long-Lived Assets
United States	$403.4	$439.8	$475.8
Europe	17.5	34.2	37.0
Japan	14.6	14.8	14.0
Other Far East countries	3.1	3.0	3.0
Latin America and other	0.6	0.5	0.4

Consolidated	$439.2	$492.3	$530.2

Long-lived assets exclude goodwill and other intangible assets.

Customer Information

We have a large and diverse customer base. No single customer accounted for more than 10% of total net revenues during fiscal 2001, 2002, and 2003.

Consolidating Information

Presented below is our consolidating financial information, including the allocation of expenses between our segments in accordance with our allocation policies, as well as other related party transactions, such as sales of products between segments and interest income and expense on intercompany borrowings. Our board of directors approves the method of allocating earnings to each class of common stock for purposes of calculating earnings per share. This determination is generally based on net income or loss amounts of the corresponding group calculated in accordance with GAAP, consistently applied.

The management and allocation policies applicable to the attribution of assets, liabilities, revenues and expenses to our segments may be modified or rescinded, or additional policies may be adopted, at the sole discretion of our board of directors at any time without stockholder approval. Our board of directors would make any decision in accordance with its good faith business judgment that its decision is in

Applera Corporation | 2003 Annual Report | 77

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

the best interests of Applera and all of its stockholders as a whole.

We primarily base the attribution of the assets, liabilities, revenues and expenses to each segment on specific identification of the businesses included in each segment. Where specific identification is not practical, we use other methods and criteria that we believe are equitable and provide a reasonable estimate of the assets, liabilities, revenues and expenses attributable to each segment.

Intersegment Revenues

We record the sales of products and services between the segments as intersegment revenues, which are eliminated in determining our consolidated net revenues. These sales are generally made on terms that would be available from third parties in commercial transactions. If similar transactions with third parties are not available for purposes of determining fair value, the purchasing business will pay fair value as determined by our board of directors for such products and services or at the cost (including overhead) of the selling business.

Access to Technology and Know-How

Each segment has free access to all of our technology and know-how (excluding products and services of the other group) that may be useful in that segment’s business, subject to obligations and limitations applicable to us and to such exceptions that our board of directors may determine. The segments consult with each other on a regular basis concerning technology issues that affect each segment. The costs of developing technology remain in the segment responsible for its development.

Allocation of Corporate Overhead and Administrative Shared Services

Our shared corporate services (such as executive management, human resources, legal, accounting, auditing, tax, treasury, strategic planning and environmental services) and related balance sheet amounts have been allocated to the segments based upon identification of such services specifically benefiting each segment. A portion of our costs of administrative shared services (such as information technology services) has been allocated in a similar manner. Where determination based on specific usage alone is not practical, we use other methods and criteria that we believe are equitable and provide a reasonable estimate of the cost attributable to each segment. It is not practical to specifically identify a portion of corporate overhead expenses attributable to each of the segments. As a result, we allocate these corporate overhead expenses primarily based on headcount, total expenses, and revenues attributable to each segment. We believe that the allocation methods developed are reasonable and have been consistently applied.

Joint Transactions Between Segments

The segments may from time to time engage in transactions jointly, including with third parties. Research and development and other services performed by one segment for a joint venture or other collaborative arrangement will be charged at fair value, as determined by our board of directors. The segments also may jointly undertake a project, such as the Applera Genomics Initiative, where the total costs and benefits of the project are shared.

Allocation of Federal and State Income Taxes

The federal income taxes of the Company and its subsidiaries that own assets allocated between the groups are determined on a consolidated basis using the asset and liability approach prescribed by SFAS No. 109, “Accounting for Income Taxes.” If we had used the separate return basis of accounting for taxes, the tax provision for the Applied Biosystems group would not have changed, except as a result of the release of the valuation allowance, but more likely than not, a significant valuation allowance would have been recorded by the Celera Genomics group. We allocate the federal income tax provisions and related tax payments or refunds between the groups based on a consolidated return approach taking into account each group’s relative contribution (positive or negative) to our consolidated federal taxable income, tax liability and tax credit position. We taxed intersegment transactions as if each segment were a stand-alone company. We transferred tax benefits that cannot be used by the group generating those benefits, but can be used on a consolidated basis, to the group that can use such benefits. We will reimburse existing tax benefits acquired by either group in a business combination that are used by the other group, to the group that acquired such benefits. Tax benefits generated by the Celera Genomics group commencing July 1, 1998, which could be used on a consolidated basis, were reimbursed by the Applied Biosystems group to the Celera Genomics group up to a limit of $75 million.

Pursuant to the terms of the Celera Diagnostics joint venture agreement, the Applied Biosystems group reimburses the Celera Genomics group for tax benefits generated by Celera Diagnostics to the extent such tax benefits are utilized by the Applied Biosystems group. These tax benefits are not subject to the $75 million limit described above. The amounts used by the Applied Biosystems group that were not reimbursed to the Celera Genomics group were recorded to allocated net worth of each group in the following Consolidating Statements of Financial Position.

We calculate, depending on the tax laws of the respective jurisdictions, state and local income taxes on either a separate, consolidated, or combined basis. We allocate state and local income tax provisions and related tax payments or refunds between the groups based on the respective contributions of the groups to our state or local taxable income.

78 | Applera Corporation | 2003 Annual Report

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Financing Activities

As a matter of policy, we manage most financing activities of the Applied Biosystems group and the Celera Genomics group on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt, treasury stock repurchases, and the issuance and repayment of any preferred stock.

Our board of directors has adopted the following financing policy that affects the financial results of the Applied Biosystems group and the Celera Genomics group.

We allocate our debt between the groups (“pooled debt”) or, if we so determine, in its entirety to a particular group. We will allocate preferred stock, if issued, in a similar manner.

Cash allocated to one group that is used to repay pooled debt or redeem pooled preferred stock decreases such group’s allocated portion of the pooled debt or preferred stock. Cash or other property allocated to one group that is transferred to the other group, if so determined by our board of directors, decreases the transferring group’s allocated portion of the pooled debt or preferred stock and, correspondingly, increases the recipient group’s allocated portion of the pooled debt or preferred stock.

Pooled debt bears interest for the groups at a rate equal to the weighted average interest rate of the debt calculated on a quarterly basis and applied to the average pooled debt balance during the period. Preferred stock, if issued and if pooled in a manner similar to the pooled debt, will bear dividends for the groups at a rate based on the weighted average dividend rate of the preferred stock similarly calculated and applied. Any expense related to increases in pooled debt or preferred stock will be reflected in the weighted average interest or dividend rate of such pooled debt or preferred stock as a whole. During fiscal 2002 and 2003, there was no pooled debt.

If we allocate debt for a particular financing in its entirety to one group, that debt will bear interest for that group at a rate determined by our board of directors. If we allocate preferred stock in its entirety to one group, we will charge the dividend cost to that group in a similar manner. If the interest or dividend cost is higher than our actual cost, the other group will receive a credit for an amount equal to the difference as compensation for the use of our credit capacity. Any expense related to our debt or preferred stock that is allocated in its entirety to a group will be allocated in whole to that group.

Cash or other property that we allocate to one group that is transferred to the other group could, if so determined by our board of directors, be accounted for either as a short-term loan or as a long-term loan. Short-term loans bear interest at a rate equal to the weighted average interest rate of our pooled debt. If we do not have any pooled debt, our board of directors will determine the rate of interest for such loan. Our board of directors establishes the terms on which long-term loans between the groups will be made, including interest rate, amortization schedule, maturity, and redemption terms.

In addition, cash allocated to the Applied Biosystems group may be reallocated to the Celera Genomics group in exchange for Celera Genomics Designated Shares as provided under our Certificate of Incorporation. The number of Celera Genomics Designated Shares issued would be determined by dividing the amount of cash reallocated by the average market value of Applera — Celera stock over the 20-trading day period immediately prior to the date of the reallocation. As a result of such a reallocation, a relative percentage of future earnings or losses of the Celera Genomics group would be attributed to the Applied Biosystems group.

Although we may allocate our debt and preferred stock between the groups, the debt and preferred stock remain obligations of the Company and all stockholders of the Company are subject to the risks associated with those obligations.

Transfers of Assets Between Groups

Transfers of assets can be made between groups without stockholder approval. Such transfers will be made at fair value, as determined by our board of directors. The consideration for such transfers may be paid by one group to the other in cash or other consideration, as determined by our board of directors.

Celera Diagnostics

The Applied Biosystems group contributed, among other things, its existing molecular diagnostics business to Celera Diagnostics as part of its initial contribution to the joint venture. The Celera Genomics group contributed, among other things, access to its genome databases and agreed to fund all of the cash operating losses of Celera Diagnostics up to a maximum of $300 million (“initial losses”), after which, operating losses, if any, would be shared equally by the groups. Celera Diagnostics’ profits, if any, will be shared in the ratio of 65 percent to the Celera Genomics group and 35 percent to the Applied Biosystems group until the cumulative profits of Celera Diagnostics equal the initial losses. Subsequently, profits and losses and cash flows would be shared equally. Capital expenditures and working capital requirements of the joint venture are funded equally by the groups. The Applied Biosystems group will reimburse the Celera Genomics group for all tax benefits generated by Celera Diagnostics to the extent such tax benefits are utilized by the Applied Biosystems group.

The groups account for their investments in Celera Diagnostics under the equity method of accounting, with the Celera Genomics group recording 100 percent of the initial losses in its statement of operations as loss from joint venture. For fiscal 2001, 2002, and 2003, the Celera Genomics group recorded 100% of the losses of Celera Diagnostics in its net loss. Additionally, the Celera Genomics

Applera Corporation | 2003 Annual Report | 79

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

group recorded the tax benefit associated with the loss generated by Celera Diagnostics.

In the event of liquidation of the assets attributable to Celera Diagnostics, including sale of such assets, the proceeds upon liquidation would be distributed to the groups based on a proportion similar to their relative investment accounts. If the proceeds upon liquidation are in excess of the groups’ combined investment accounts, the excess liquidation proceeds would be shared in the ratio of 65 percent to the Celera Genomics group and 35 percent to the Applied Biosystems group until the cumulative amount of the distributed excess proceeds equals the initial losses funded by the Celera Genomics group. Any additional liquidation proceeds would be allocated equally to the Celera Genomics group and the Applied Biosystems group.

Online Marketing and Distribution Agreement

Beginning July 1, 2002, the Applied Biosystems group became the exclusive distributor of the CDS online platform operated by the Celera Genomics group. As a result of this arrangement, the Applied Biosystems group is integrating CDS and other genomic and biological information into its Knowledge Business. In exchange for marketing and distribution rights to CDS and other genomic and biological information and access to CDS and related content, the Applied Biosystems group will provide the Celera Genomics group with royalty payments on revenues generated by sales of certain products of the Knowledge Business from July 1, 2002 through the end of fiscal 2012. The royalty rate is progressive, up to a maximum of 5%, with the level of sales through fiscal 2008. The royalty rate becomes a fixed percentage of sales starting in fiscal 2009, and the rate declines each succeeding fiscal year through fiscal 2012. Assays-on-DemandTM products, Assays-by-DesignSM service, some reagents for arrays, and new database subscriptions sold by the Knowledge Business are the products subject to royalties.

The Celera Genomics group will continue to be responsible for the performance of its obligations under all contracts relating to its information products and services either existing on June 30, 2002 (including certain renewals, if any, of these contracts) and will receive all revenues and other benefits under, and be responsible for all costs and expenses associated with, such contracts. Assuming the Celera Genomics group continues to perform under its existing contracts, the Applied Biosystems group will reimburse the Celera Genomics group if earnings before interest, taxes, depreciation, and amortization from these contracts during the four fiscal years ending with fiscal year 2006 are below $62.5 million and the shortfall is due to business initiatives of the Applied Biosystems group.

Transfer of Business Unit from the Celera Genomics Group to the Applied Biosystems Group

Effective July 1, 2001, we transferred the assets, liabilities and personnel of a business unit from the Celera Genomics group to the Applied Biosystems group. Our board of directors determined that the assets of the business transferred and the liabilities of the business assumed by the Applied Biosystems group constituted fair value for the transfer. The net assets were transferred at recorded book value as an increase to the Applied Biosystems group’s allocated net worth and a decrease to the Celera Genomics group’s allocated net worth. The Applied Biosystems group is utilizing the resources of this business unit for initiatives, including validation of single nucleotide polymorphisms, among others.

80 | Applera Corporation | 2003 Annual Report

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

The following table summarizes the related party transactions between our segments:

(Dollar amounts in millions)	2001	2002	2003

Applied Biosystems Group
Sales to the Celera Genomics group (a)	$64.1	$22.4	$4.4
Sales to Celera Diagnostics (a)		1.7	5.1
Nonreimbursable utilization of tax benefits (b)	32.2	19.0	28.1
Payments for reimbursable utilization of tax benefits (c)	1.7	19.4	20.5
Funding of Celera Diagnostics (d)	1.1	2.3	7.1

Celera Genomics Group
Revenues from royalties (e)	$—	$—	$1.9
Funding of Celera Diagnostics (f)	5.5	43.6	52.3

Celera Diagnostics
Sales to the Applied Biosystems group (g)	$1.5	$8.7	$3.3

(a)	The Applied Biosystems group recorded net revenues from leased instruments, consumables, project materials, and contracted R&D services to the Celera Genomics group and Celera Diagnostics.
(b)	The Applied Biosystems group utilized, without reimbursement, certain tax benefits generated by the Celera Genomics group in accordance with the tax allocation policy described above.
(c)	The Applied Biosystems group paid the Celera Genomics group for the utilization of certain tax benefits, including those associated with Celera Diagnostics.
(d)	The Applied Biosystems group recorded its portion of capital expenditures and the net impact of working capital changes relating to Celera Diagnostics.
(e)
The Celera Genomics group recorded net revenues primarily for royalties generated by sales of certain products of the Knowledge Business under an online marketing and distribution agreement with the Applied Biosystems group.

(f)	The Celera Genomics group recorded operating losses and its portion of capital expenditures and the net impact of working capital changes relating to Celera Diagnostics.
(g)
Celera Diagnostics recorded net revenues from the sale of diagnostics products to the Applied Biosystems group under a distribution agreement. On October 1, 2002, sales responsibilities for products manufactured by Celera Diagnostics were largely transferred to the diagnostic division of Abbott Laboratories, pursuant to a profit-sharing alliance announced on June 30, 2002.

In the following tables, the “Eliminations” column represents the elimination of intersegment activity and the loss on Celera Diagnostics, which is included once, in the “Celera Diagnostics” column, and again net within the “Celera Genomics group” column as “Loss from joint venture.”

Applera Corporation | 2003 Annual Report | 81

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Consolidating Statement of Operations for the Year Ended June 30, 2003

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues from external customers	$1,673,382	$86,354	$17,496	$—	$1,777,232
Intersegment revenues	9,561	1,910	3,267	(14,738)

Net Revenues	1,682,943	88,264	20,763	(14,738)	1,777,232
Cost of sales	833,522	14,076	11,300	(9,242)	849,656

Gross Margin	849,421	74,188	9,463	(5,496)	927,576

Selling, general and administrative	352,091	23,593	9,229	50,113	435,026
Corporate allocated expenses	41,016	6,634	2,463	(50,113)
Research, development and engineering	238,389	120,849	49,008	(6,715)	401,531
Amortization of intangible assets		5,873			5,873
Other special charges	20,041				20,041

Operating Income (Loss)	197,884	(82,761)	(51,237)	1,219	65,105
Loss on investments, net	(2,281)	(334)			(2,615)
Interest income, net	12,684	16,933			29,617
Other income (expense), net	30,380	(16,910)			13,470
Loss from joint venture		(51,237)		51,237

Income (Loss) before Income Taxes	238,667	(134,309)	(51,237)	52,456	105,577
Provision (benefit) for income taxes	39,050	(52,380)		427	(12,903)

Income (Loss) from Continuing Operations	199,617	(81,929)	(51,237)	52,029	118,480
Loss from discontinued operations, net of income taxes	(16,400)				(16,400)

Net Income (Loss)	$183,217	$(81,929)	$(51,237)	$52,029	$102,080

82 | Applera Corporation | 2003 Annual Report

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Consolidating Statement of Financial Position at June 30, 2003

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Assets
Current assets
Cash and cash equivalents	$601,666	$52,617	$—	$—	$654,283
Short-term investments		749,785			749,785
Accounts receivable, net	404,928	16,708	5,103	(3,190)	423,549
Inventories, net	140,833	2,526	8,840	(139)	152,060
Prepaid expenses and other current assets	84,393	10,510	686	(1,883)	93,706

Total current assets	1,231,820	832,146	14,629	(5,212)	2,073,383
Property, plant and equipment, net	409,626	104,742	12,574	(351)	526,591
Other long-term assets	485,269	185,178	8,699	(21,628)	657,518

Total Assets	$2,126,715	$1,122,066	$35,902	$(27,191)	$3,257,492

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$153,124	$10,241	$7,651	$(4,697)	$166,319
Accrued salaries and wages	63,859	11,886	3,878		79,623
Accrued taxes on income	73,611	12,332			85,943
Other accrued expenses	249,971	46,907	2,230	(376)	298,732

Total current liabilities	540,565	81,366	13,759	(5,073)	630,617
Long-term debt		17,101			17,101
Other long-term liabilities	247,977	21,373	139		269,489

Total Liabilities	788,542	119,840	13,898	(5,073)	917,207

Total Stockholders’ Equity	1,338,173	1,002,226	22,004	(22,118)	2,340,285

Total Liabilities and Stockholders’ Equity	$2,126,715	$1,122,066	$35,902	$(27,191)	$3,257,492

Applera Corporation | 2003 Annual Report | 83

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Consolidating Statement of Cash Flows for the Year Ended June 30, 2003

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Operating Activities of Continuing Operations
Income (loss) from continuing operations	$199,617	$(81,929)	$(51,237)	$52,029	$118,480
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	106,392	35,504	5,970	(1,211)	146,655
Asset impairments	9,991				9,991
Provisions for office closures and severance costs	19,498				19,498
Long-term compensation programs	3,943	1,171			5,114
Deferred income taxes	(49,617)	(8,241)		(156)	(58,014)
Losses from investments and sales of assets	1,191	309			1,500
Loss from joint venture and equity method investees		70,131		(51,237)	18,894
Nonreimbursable utilization of intergroup tax benefits	28,129	(28,129)
Changes in operating assets and liabilities:
Accounts receivable	(8,299)	13,242	(4,926)	2,932	2,949
Inventories	452	(666)	(6,625)	(8)	(6,847)
Prepaid expenses and other assets	(22,896)	(1,058)	(752)	1,825	(22,881)
Accounts payable and other liabilities	(8,960)	(32,250)	5,903	(4,174)	(39,481)

Net Cash Provided (Used) by Operating Activities of Continuing Operations	279,441	(31,916)	(51,667)	—	195,858

Investing Activities of Continuing Operations
Additions to property, plant and equipment, net	(131,940)	(5,991)	(7,743)	1,279	(144,395)
Proceeds from short-term investments, net	29,646	110,649			140,295
Purchases of long-term investments		(16,834)			(16,834)
Acquisitions and investments in joint venture and other, net	(7,396)	(52,339)		59,411	(324)
Proceeds from the sale of assets, net	5,463	2,425		(1,280)	6,608

Net Cash Provided (Used) by Investing Activities of Continuing Operations	(104,227)	37,910	(7,743)	59,410	(14,650)

Net Cash Used by Operating Activities of Discontinued Operations	(3,677)				(3,677)

Financing Activities
Net change in loans payable	(290)				(290)
Dividends	(35,567)				(35,567)
Net cash funding from groups			59,410	(59,410)
Purchases of common stock for treasury	(19,779)				(19,779)
Proceeds from stock issued for stock plans	15,314	17,733			33,047

Net Cash Provided (Used) by Financing Activities	(40,322)	17,733	59,410	(59,410)	(22,589)

Effect of Exchange Rate Changes on Cash	29,123				29,123

Net Change in Cash and Cash Equivalents	160,338	23,727			184,065
Cash and Cash Equivalents Beginning of Year	441,328	28,890			470,218

Cash and Cash Equivalents End of Year	$601,666	$52,617	$—	$—	$654,283

84 | Applera Corporation | 2003 Annual Report

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Consolidating Statement of Operations for the Year Ended June 30, 2002

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues from external customers	$1,579,907	$120,837	$474	$—	$1,701,218
Intersegment revenues	24,112	49	8,732	(32,893)

Net Revenues	1,604,019	120,886	9,206	(32,893)	1,701,218
Cost of sales	768,516	51,898	6,230	(27,657)	798,987

Gross Margin	835,503	68,988	2,976	(5,236)	902,231

Selling, general and administrative	340,561	42,768	6,644	48,396	438,369
Corporate allocated expenses	38,648	7,675	2,073	(48,396)
Research, development and engineering	219,630	132,655	39,022	(9,405)	381,902
Amortization of intangible assets		7,443			7,443
Other special charges		25,754			25,754
Acquired research and development	2,200	98,981			101,181

Operating Income (Loss)	234,464	(246,288)	(44,763)	4,169	(52,418)
Loss on investments, net	(8,536)	(5,960)			(14,496)
Interest income, net	12,177	31,330			43,507
Other income (expense), net	(601)	(4,542)			(5,143)
Loss from joint venture		(44,763)		44,763

Income (Loss) before Income Taxes	237,504	(270,223)	(44,763)	48,932	(28,550)
Provision (benefit) for income taxes	69,023	(58,451)		1,459	12,031

Net Income (Loss)	$168,481	$(211,772)	$(44,763)	$47,473	$(40,581)

Applera Corporation | 2003 Annual Report | 85

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Consolidating Statement of Financial Position at June 30, 2002

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Assets
Current assets
Cash and cash equivalents	$441,328	$28,890	$—	$—	$470,218
Short-term investments	29,653	860,032			889,685
Accounts receivable, net	376,375	29,950	177	(258)	406,244
Inventories, net	142,876	1,860	2,215	(147)	146,804
Prepaid expenses and other current assets	81,759	17,082	764	(58)	99,547

Total current assets	1,071,991	937,814	3,156	(463)	2,012,498
Property, plant and equipment, net	354,536	127,024	8,746	(1,562)	488,744
Other long-term assets	392,055	185,206	9,924	(13,028)	574,157

Total Assets	$1,818,582	$1,250,044	$21,826	$(15,053)	$3,075,399

Liabilities and Stockholders’ Equity
Current liabilities
Loans payable	$299	$—	$—	$—	$299
Accounts payable	152,959	12,276	3,241	(258)	168,218
Accrued salaries and wages	65,187	13,585	3,393		82,165
Accrued taxes on income	92,972	8,237			101,209
Other accrued expenses	210,731	63,409	1,266	(58)	275,348

Total current liabilities	522,148	97,507	7,900	(316)	627,239
Long-term debt		17,983			17,983
Other long-term liabilities	171,203	33,936	95		205,234

Total Liabilities	693,351	149,426	7,995	(316)	850,456

Total Stockholders’ Equity	1,125,231	1,100,618	13,831	(14,737)	2,224,943

Total Liabilities and Stockholders’ Equity	$1,818,582	$1,250,044	$21,826	$(15,053)	$3,075,399

86 | Applera Corporation | 2003 Annual Report

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Consolidating Statement of Cash Flows for the Year Ended June 30, 2002

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Operating Activities of Continuing Operations
Net income (loss)	$168,481	$(211,772)	$(44,763)	$47,473	$(40,581)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	81,184	36,499	3,259	(4,148)	116,794
Asset impairments		15,563			15,563
Provisions for excess lease space and severance costs		13,106			13,106
Long-term compensation programs	3,799	1,441			5,240
Deferred income taxes	(12,431)	(26,700)		(8,404)	(47,535)
Losses from investments and sales of assets	8,536	5,559			14,095
Loss from joint venture and equity method investees		49,552		(44,763)	4,789
Nonreimbursable utilization of intergroup tax benefits	18,994	(18,994)
Acquired research and development	2,200	98,981			101,181
Changes in operating assets and liabilities:
Accounts receivable	27,258	(5,739)	(177)	(5,518)	15,824
Inventories	(455)	1,174	559	(21)	1,257
Prepaid expenses and other assets	(27,460)	1,962	(3,279)	58	(28,719)
Accounts payable and other liabilities	30,515	(10,501)	6,506	15,323	41,843

Net Cash Provided (Used) by Operating Activities	300,621	(49,869)	(37,895)	—	212,857

Investing Activities of Continuing Operations
Additions to property, plant and equipment, net	(88,274)	(17,809)	(8,024)		(114,107)
Purchases of short-term investments, net	(29,653)	(78,975)			(108,628)
Acquisitions and investments in joint venture and other, net	(39,473)	(48,347)		45,919	(41,901)
Proceeds from the sale of assets, net	5,228				5,228

Net Cash Used by Investing Activities	(152,172)	(145,131)	(8,024)	45,919	(259,408)

Net Cash Used by Operating Activities of Discontinued Operations	(2,843)				(2,843)

Financing Activities
Net change in loans payable	(15,278)	(8,443)			(23,721)
Principal payments on long-term debt	(28,973)	(10,000)			(38,973)
Dividends	(36,020)				(36,020)
Net cash funding from groups			45,919	(45,919)
Purchases of common stock for treasury	(68,950)	(941)			(69,891)
Proceeds from stock issued for stock plans	21,017	27,198			48,215

Net Cash Provided (Used) by Financing Activities	(128,204)	7,814	45,919	(45,919)	(120,390)

Effect of Exchange Rate Changes on Cash	31,467				31,467

Net Change in Cash and Cash Equivalents	48,869	(187,186)			(138,317)
Cash and Cash Equivalents Beginning of Year	392,459	216,076			608,535

Cash and Cash Equivalents End of Year	$441,328	$28,890	$—	$—	$470,218

Applera Corporation | 2003 Annual Report | 87

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Consolidating Statement of Operations for the Year Ended June 30, 2001

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues from external customers	$1,555,346	$88,680	$100	$—	$1,644,126
Intersegment revenues	64,149	705	1,487	(66,341)

Net Revenues	1,619,495	89,385	1,587	(66,341)	1,644,126
Cost of sales	774,475	42,990	986	(37,739)	780,712

Gross Margin	845,020	46,395	601	(28,602)	863,414

Selling, general and administrative	337,871	49,057	1,077	52,054	440,059
Corporate allocated expenses	42,797	9,257		(52,054)
Research, development and engineering	184,491	164,693	4,484	(30,251)	323,417
Amortization of goodwill and intangible assets		43,934			43,934
Other special charges		69,069			69,069

Operating Income (Loss)	279,861	(289,615)	(4,960)	1,649	(13,065)
Gain on investments, net	14,985				14,985
Interest income, net	15,471	62,752			78,223
Other income (expense), net	(5,832)	(839)			(6,671)
Loss from joint venture		(4,960)		4,960

Income (Loss) before Income Taxes	304,485	(232,662)	(4,960)	6,609	73,472
Provision (benefit) for income taxes	92,094	(46,433)		577	46,238

Net Income (Loss)	$212,391	$(186,229)	$(4,960)	$6,032	$27,234

88 | Applera Corporation | 2003 Annual Report

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Consolidating Statement of Cash Flows for the Year Ended June 30, 2001

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Operating Activities of Continuing Operations
Net income (loss)	$212,391	$(186,229)	$(4,960)	$6,032	$27,234
Adjustments to reconcile net income (loss) to net
cash provided (used) by operating activities:
Depreciation and amortization	66,794	65,503	549	(3,695)	129,151
Asset impairments		69,069			69,069
Long-term compensation programs	4,477	1,605			6,082
Deferred income taxes	20,488	(8,449)		3,942	15,981
Gains from sales of assets	(14,985)				(14,985)
Loss from joint venture		4,960		(4,960)
Nonreimbursable utilization of intergroup tax benefits	32,197	(32,197)
Changes in operating assets and liabilities:
Tax benefit receivable from the Applied Biosystems group		16,702		(16,702)
Accounts receivable	(42,279)	(9,083)		2,063	(49,299)
Inventories	4,231	(2,903)	(499)	168	997
Prepaid expenses and other assets	(34,327)	(158)	39		(34,446)
Accounts payable and other liabilities	(107,315)	32,629	32	11,274	(63,380)

Net Cash Provided (Used) by Operating Activities	141,672	(48,551)	(4,839)	(1,878)	86,404

Investing Activities of Continuing Operations
Additions to property, plant and equipment, net	(143,663)	(33,817)	(1,734)	1,878	(177,336)
Purchases of short-term investments, net		(238,115)			(238,115)
Acquisitions and investments in joint venture and other, net	(5,912)	(9,573)		6,573	(8,912)
Proceeds from the sale of assets, net	15,498				15,498

Net Cash Used by Investing Activities	(134,077)	(281,505)	(1,734)	8,451	(408,865)

Net Cash Used by Operating Activities of Discontinued Operations	(2,860)				(2,860)

Financing Activities
Net change in loans payable	1,553				1,553
Principal payments on long-term debt		(46,000)			(46,000)
Dividends	(35,669)				(35,669)
Net cash funding from groups			6,573	(6,573)
Proceeds from stock issued for stock plans	37,836	22,238			60,074

Net Cash Provided (Used) by Financing Activities	3,720	(23,762)	6,573	(6,573)	(20,042)

Effect of Exchange Rate Changes on Cash	(10,604)				(10,604)

Net Change in Cash and Cash Equivalents	(2,149)	(353,818)			(355,967)
Cash and Cash Equivalents Beginning of Year	394,608	569,894			964,502

Cash and Cash Equivalents End of Year	$392,459	$216,076	$—	$—	$608,535

Applera Corporation | 2003 Annual Report | 89

Report of Management and Report of Independent Auditors	Applera Corporation

Report of Management

To the Stockholders of Applera Corporation

We are responsible for the accompanying consolidated financial statements. We prepared the financial statements in conformity with accounting principles generally accepted in the United States of America, which requires us to make informed judgments and estimates that we believe are appropriate under the circumstances. Financial information presented elsewhere in this annual report is consistent with that in the financial statements.

In meeting our responsibility for preparing reliable financial statements, we maintain a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and transactions are properly recorded and executed in accordance with corporate policy and management authorization. We believe our accounting controls provide reasonable assurance that errors or irregularities which could be material to the financial statements are prevented or would be detected within a timely period. In designing such control procedures, we recognize judgments are required to assess and balance the costs and expected benefits of a system of internal accounting controls. Adherence to these policies and procedures is reviewed through a coordinated audit effort of our internal audit staff and independent auditors.

The Audit/Finance Committee of our board of directors is comprised solely of outside directors and is responsible for overseeing and monitoring the quality of our accounting and auditing practices. The independent auditors and internal auditors have full and free access to the Audit/Finance Committee and meet periodically with the committee to discuss accounting, auditing, and financial reporting matters.

Dennis L. Winger Senior Vice President and Chief Financial Officer

Tony L. White Chairman, President, and Chief Executive Officer
Report of Independent Auditors

To the Stockholders and Board of Directors of Applera Corporation

In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations, of stockholders’ equity, and of cash flows present fairly, in all material respects, the financial position of Applera Corporation and its subsidiaries at June 30, 2003 and 2002, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” in fiscal 2002.

PricewaterhouseCoopers LLP Stamford, Connecticut July 23, 2003

90 | Applera Corporation | 2003 Annual Report

Directors and Officers	Applera Corporation

Board of Directors

Tony L. White
Chairman, President, and
Chief Executive Officer
Applera Corporation
Director since 1995(1)

Richard H. Ayers
Retired Chairman and
Chief Executive Officer
The Stanley Works
Director since 1988(1,2)

Jean-Luc Bélingard
President and Chief Executive Officer
Ipsen Group
Director since 1993(3,4,5)

Robert H. Hayes, Ph.D.
Philip Caldwell Professor,
Emeritus
Harvard Business School
Director since 1985(1,2,5)

Arnold J. Levine, Ph.D.
Visiting Professor
Institute for
Advanced Study
Director since 1999(3,4,5)

Theodore E. Martin
Retired President and
Chief Executive Officer
Barnes Group Inc.
Director since 1999(2)

Carolyn W. Slayman, Ph.D.
Sterling Professor and
Deputy Dean
Yale University School
of Medicine
Director since 1994(1,3,4,5)

Orin R. Smith
Retired Chairman and
Chief Executive Officer
Engelhard Corporation
Director since 1995(3,4)

James R. Tobin
President and
Chief Executive Officer
Boston Scientific
Corporation
Director since 1999(2)

Committee Memberships:
	1	Executive Committee
	2	Audit/Finance Committee
	3	Management Resources Committee
	4	Nominating/Corporate Governance Committee
	5	Technology Advisory Committee

Corporate Officers

Tony L. White*
Chairman, President, and
Chief Executive Officer

Robert F.G. Booth, Ph.D.
Vice President
Celera Genomics

Samuel E. Broder, M.D.
Vice President
Celera Genomics

Catherine M. Burzik*
Vice President and
Executive Vice President
Applied Biosystems

Patrick T. Carroll
Vice President
Applied Biosystems

Ugo D. DeBlasi
Vice President and Controller

Paul D. Grossman, Ph.D.
Intellectual Property
Applied Biosystems

Michael W. Hunkapiller, Ph.D.*
Senior Vice President
and President
Applied Biosystems

Vikram Jog
Vice President
Celera Genomics and
Celera Diagnostics

Robert C. Jones
Vice President
Applied Biosystems

Barbara J. Kerr*
Vice President
Human Resources

Victor K. Lee, Ph.D.
Intellectual Property
Celera Diagnostics

Thomas P. Livingston
Secretary

Wayne W. Montgomery
Intellectual Property
Celera Genomics

Sandeep Nayyar
Finance
Applied Biosystems

Tama Olver
Vice President and
Chief Information Officer

Kathy Ordoñez*
Senior Vice President and
President
Celera Genomics and
Celera Diagnostics

John S. Ostaszewski
Treasurer

Robert P. Ragusa
Vice President
Applied Biosystems

William B. Sawch*
Senior Vice President and
General Counsel

Deborah A. Smeltzer
Vice President
Applied Biosystems

Thomas J. White, Ph.D.
Vice President
Celera Diagnostics

Dennis L. Winger*
Senior Vice President and
Chief Financial Officer

	*	Member, Management Executive Committee

Applera Corporation | 2003 Annual Report | 91

Stockholder Information	Applera Corporation

Principal Offices

Applera Corporation
301 Merritt 7
Norwalk, CT 06851-1070
Tel 203.840.2000
Toll Free 800.761.5381
www.applera.com

Mailing Address:
Applera Corporation
301 Merritt 7
P.O. Box 5435
Norwalk, CT 06856-5435

Applied Biosystems
850 Lincoln Centre Drive
Foster City, CA 94404
Tel 650.570.6667
Toll Free 800.874.9868
www.appliedbiosystems.com

Celera Genomics
45 West Gude Drive
Rockville, MD 20850
Tel 240.453.3000
Toll Free 877.235.3721
www.celera.com

Celera Diagnostics
1401 Harbor Bay Parkway
Alameda, CA 94502
Tel 510.749.4200
Toll Free 866.235.3723
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

Information Via Internet

Internet users can access information on Applera Corporation, its public announcements, including press releases, quarterly conference calls, products, and services, and other items of interest, at the following addresses:

www.applera.com
www.appliedbiosystems.com
www.celera.com
www.celeradiagnostics.com

Alternatively, you may request this information by writing to:

Applera Corporation
Corporate Communications
850 Lincoln Centre Drive
Foster City, CA 94404

Annual Meeting

The Annual Meeting of Stockholders will be held on
Thursday, October 16, 2003, at 9:30 a.m. at 301 Merritt 7, Norwalk, CT 06851.

Investor Relations & Corporate Communications

Peter Dworkin, Vice President

Investment professionals should call 650.554.2449.

News media representatives and others seeking general information should call 650.638.6227.

Equal Employment Opportunity and Affirmative Action
Applera Corporation has long been committed to Equal Employment Opportunity and Affirmative Action. A policy of positive action is the foundation of this commitment and is typified at Applera Corporation by programs directed toward responsible community involvement.

AB (Design), Applera, Assays-by-Design, Assays-on-Demand, Celera, Celera Diagnostics, Celera Discovery System, Celera Genomics, the Celera Spirit, iScience, iScience (Design), myScience, SNPlex and ViroSeq are trademarks and ABI PRISM and Applied Biosystems are registered trademarks of Applera Corporation or its subsidiaries in the United States and/or certain other countries. Q TRAP is a registered trademark of Applied Biosystems/MDS SCIEX Instruments MDS Inc.

©2003 Applera Corporation. All rights reserved.

92 | Applera Corporation | 2003 Annual Report

Applera Corporation 301 Merritt 7 Norwalk, CT 06851	tel 203.840.2000 www.applera.com