Form 10-K, Exhibit 13
period 2006-06-30
APPLERA CORP
filed 2006-08-24
CIK 77551

9

financial review

10-11	Selected Consolidating Financial Data
12-38	Management’s Discussion and Analysis
22	Discussion of Applera Corporation
27	Discussion of Applied Biosystems Group
32	Discussion of Celera Genomics Group
36	Market Risks
36	Outlook
38	Forward-Looking Statements
39-42	Financial Statements
39	Consolidated Statements of Operations
40	Consolidated Statements of Financial Position
41	Consolidated Statements of Cash Flows
42	Consolidated Statements of Stockholders’ Equity
43-85	Notes to Consolidated Financial Statements
86	Reports of Management
87	Report of Independent Registered Public Accounting Firm

Back to Contents

10
Selected Consolidating Financial Data	Applera Corporation

(Dollar amounts in thousands except per share amounts) Fiscal years ended June 30,	2006	2005	2004	2003	2002

Financial Operations
Net revenues
Applied Biosystems group	$1,911,226	$1,787,083	$1,741,098	$1,682,943	$1,604,019
Celera Genomics group	46,207	66,527	96,828	109,027	130,092
Eliminations	(8,043)	(8,470)	(12,733)	(14,738)	(32,893)
Applera Corporation	1,949,390	1,845,140	1,825,193	1,777,232	1,701,218

Income (loss) from continuing operations
Applied Biosystems group	$275,117	$236,894	$172,253	$199,617	$168,481
Celera Genomics group	(62,710)	(77,117)	(57,476)	(81,929)	(211,772)
Eliminations	85	18	176	792	2,710
Applera Corporation	212,492	159,795	114,953	118,480	(40,581)

Per Share Information
Applied Biosystems Group
Income per share from continuing operations
Basic	$1.47	$1.21	$0.84	$0.96	$0.80
Diluted	$1.43	$1.19	$0.83	$0.95	$0.78
Dividends declared per share	$0.17	$0.17	$0.17	$0.17	$0.17

Celera Genomics Group
Net loss per share
Basic and diluted	$(0.83)	$(1.05)	$(0.79)	$(1.15)	$(3.21)

Other Information
Cash and cash equivalents and short-term investments
Applied Biosystems group	$373,921	$756,236	$504,947	$601,666	$470,981
Celera Genomics group	569,522	668,249	745,794	802,402	888,922
Applera Corporation	943,443	1,424,485	1,250,741	1,404,068	1,359,903

Total assets
Applied Biosystems group	$2,245,772	$2,259,149	$1,921,672	$2,105,179	$1,804,117
Celera Genomics group	773,678	909,887	1,055,581	1,157,371	1,272,428
Eliminations	(6,475)	(4,851)	(4,402)	(5,058)	(1,146)
Applera Corporation	3,012,975	3,164,185	2,972,851	3,257,492	3,075,399

Long-term debt
Applied Biosystems group	$—	$—	$—	$—	$—
Celera Genomics group				17,101	17,983
Applera Corporation				17,101	17,983

Selected consolidating financial data provides five years of financial information for Applera Corporation. This table includes commonly used key financial metrics that facilitate comparisons with other companies. We include information on our business segments in the above selected consolidating financial data to facilitate the understanding of our business and our financial statements. Our board of directors approves the method of allocating earnings to each class of our common stock for purposes of calculating earnings per share. This determination is generally based on net income or loss amounts of the Applied Biosystems group and the Celera Genomics group calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP, consistently applied, except for the provisions of SFAS 123R which were adopted as of July 1, 2005, as discussed in Note 1 to our consolidated financial statements. See Note 16 to our consolidated financial statements for a detailed description of our segments and the management and allocation policies applicable to the attribution of assets, liabilities, revenues and expenses. You should read this selected consolidating financial data in conjunction with our consolidated financial statements and related notes.

Back to Contents

11
Selected Consolidating Financial Data — (Continued)	Applera Corporation

As part of our recapitalization on May 6, 1999, we issued two new classes of common stock called Applera Corporation-Applied Biosystems Group Common Stock and Applera Corporation-Celera Genomics Group Common Stock. See Note 1 to our consolidated financial statements for additional information on our capital structure.

Through December 31, 2005, Celera Diagnostics was a 50/50 joint venture between the Applied Biosystems group and the Celera Genomics group. Effective January 1, 2006, the Celera Genomics group acquired the Applied Biosystems group’s 50 percent interest in the Celera Diagnostics joint venture such that it now owns 100 percent of Celera Diagnostics. As a result of this restructuring and the manner by which our management now operates and assesses the business, Celera Diagnostics is no longer a separate segment within Applera and we have restated prior period consolidating financial information to reflect this change. Since its formation in fiscal 2001, Celera Diagnostics has been focused on the discovery, development, and commercialization of diagnostic products. As part of the Celera Genomics group, the diagnostics business continues to focus on these areas.

A number of items, shown below, impact the comparability of our data from continuing operations. All amounts are pre-tax, with the exception of the tax items and R&D tax credits. See Note 2 to our consolidated financial statements for additional information on the events impacting comparability.

(Dollar amounts in millions) Fiscal years ended June 30,	2006	2005	2004	2003	2002

Applied Biosystems Group
Net gains/(losses) on investments	$—	$—	$11.2	$—	$(8.2)
Employee-related charges, asset impairments and other	(0.4)	(31.8)	(25.0)	(29.5)
Acquired in-process research and development charge	(3.4)				(2.2)
Tax items	50.2	23.5		27.8
Legal settlements, net	(27.4)	8.5	6.7	25.8
Gain on asset dispositions	16.9	29.7

Celera Genomics Group
Employee-related charges, asset impairments and other	$(26.2)	$(4.3)	$(18.1)	$(15.1)	$(28.7)
Net gains/(losses) on investments	7.6		24.8		(6.0)
Legal settlements, net	(0.7)
Acquired in-process research and development charge					(99.0)
Revenue from the sales of small molecule programs	8.6
R&D tax credits		2.2

Back to Contents

12
Management’s Discussion and Analysis	Applera Corporation

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

Overview

Through December 31, 2005, we were comprised of three business segments: the Applied Biosystems group, the Celera Genomics group, and Celera Diagnostics.

The Applied Biosystems group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Its customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. The Applied Biosystems group’s products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); “biosecurity,” which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment.

The Celera Genomics group is primarily a molecular diagnostics business that is using proprietary genomics and proteomics discovery platforms to identify and validate novel diagnostic markers, and is developing diagnostic products based on these markers as well as other known markers. The Celera Genomics group maintains a strategic alliance with Abbott Laboratories for the development and commercialization of molecular, or nucleic acid-based, diagnostic products, and it is also developing new diagnostic products outside of this alliance. Through its genomics and proteomics research efforts, the Celera Genomics group is also discovering and validating therapeutic targets, and it is seeking strategic partnerships to develop therapeutic products based on these discovered targets. In January 2006, the Celera Genomics group announced its intention to sell or partner its small molecule drug discovery and development programs. During the fourth quarter of fiscal 2006, the Celera Genomics group transferred rights to several of these programs to other companies and terminated all other small molecule programs. See the Business Highlights section below for more information.

Through December 31, 2005, we operated a diagnostic business known as Celera Diagnostics. This business was a 50/50 joint venture between the Applied Biosystems group and the Celera Genomics group. Effective January 1, 2006, the Celera Genomics group acquired the Applied Biosystems group’s 50 percent interest in the Celera Diagnostics joint venture such that it now owns 100 percent of Celera Diagnostics. As a result of this restructuring and the manner by which our management now operates and assesses the business, Celera Diagnostics is no longer a separate segment within Applera and we have restated prior period consolidating financial information to reflect this change. See Note 15 to our consolidated financial statements for more information. Since its formation in fiscal 2001, Celera Diagnostics has been focused on the discovery, development, and commercialization of diagnostic products. As part of the Celera Genomics group, the diagnostics business continues to focus on these areas.

In fiscal 1999, as part of a recapitalization of our Company, we created two classes of common stock referred to as “tracking” stocks. Tracking stock is a class of stock of a corporation intended to “track” or reflect the relative performance of a specific business within the corporation.

Applera Corporation-Applied Biosystems Group Common Stock (“Applera-Applied Biosystems stock”) is listed on the New York Stock Exchange under the ticker symbol “ABI” and is intended to reflect the relative performance of the Applied Biosystems group. Applera Corporation-Celera Genomics Group Common Stock (“Applera-Celera stock”) is listed on the New York Stock Exchange under the ticker symbol “CRA” and is intended to reflect the relative performance of the Celera Genomics group. There is no single security that represents the performance of Applera as a whole, nor was there a separate security traded for Celera Diagnostics.

Holders of Applera-Applied Biosystems stock and holders of Applera-Celera stock are stockholders of Applera. The Applied Biosystems group and the Celera Genomics group are not separate legal entities, and holders of these stocks are stockholders of a single company, Applera. As a result, holders of these stocks are subject to all of the risks associated with an investment in Applera and all of its businesses, assets, and liabilities. The Applied Biosystems group and the Celera Genomics group do not have separate boards of directors. Applera has one board of directors, which will make any decision in accordance with its good faith business judgment that the decision is in the best interests of Applera and all of its stockholders as a whole.

More information about the risks relating to our capital structure, particularly our two classes of capital stock, is contained in our Form 10-K Annual Report for fiscal 2006.

Our fiscal year ends on June 30. The financial information for both segments is presented in Note 16 to our consolidated financial statements, Segment, Geographic, Customer and Consolidating Information. Management’s

Back to Contents

13
Management’s Discussion and Analysis — (Continued)	Applera Corporation

discussion and analysis addresses the consolidated financial results followed by the discussions of our two segments.

Business Highlights

Applera Corporation

•
On July 3, 2006, we joined with Beckman Coulter, Inc. in announcing that we entered into definitive agreement to resolve all outstanding legal disputes between us regarding claims to some Beckman Coulter patented capillary electrophoresis technology and heated cover instrumentation technology and Applera’s allegations of breach of contract of some licensed technology. The terms of the definitive agreement, which was executed on June 30, 2006, are consistent with a preliminary settlement agreement that we announced with Beckman Coulter on April 26, 2006. For further information on this settled legal proceeding, see Item 3 “Legal Proceedings” in Part I of our Form 10-K Annual Report for fiscal 2006.

•
In January 2006, we announced a restructuring of the Celera Diagnostics joint venture, effective January 1, 2006, whereby the Applied Biosystems group transferred its 50% interest in Celera Diagnostics to the Celera Genomics group for various considerations.

Applied Biosystems Group

•
In July 2006, the Applied Biosystems group announced that the Technical Board of Appeal of the European Patent Office (EPO) has reinstated Applera’s European Patent No. 872562 covering real-time PCR thermal cycler technology, overturning a December 2004 decision by the EPO’s Opposition Division to revoke the patent for alleged lack of novelty. The case will be returned to the Opposition Division for review of other issues.

•
On May 30, 2006, the Applied Biosystems group announced that it had signed a definitive agreement to acquire Agencourt Personal Genomics, Inc. (“APG”) for approximately $120 million in cash. This transaction closed in July 2006. APG was a privately-held developer of extremely high throughput massively parallel next generation sequencing technology that we believe will be applicable to numerous genetic analysis applications, including de novo genome sequencing, gene expression, and genotyping.

•
In March 2006, the Applied Biosystems group acquired the Research Products Division of Ambion, Inc., a premium provider of RNA based consumables, for a purchase price of approximately $279 million in cash, including transaction closing costs. See Note 3 to our consolidated financial statements for more information.

•
In March 2006, the Applied Biosystems group announced the commercial availability in Europe, Asia and Africa of its TaqMan® Influenza A/H5 Detection Kit, which is capable of rapidly and reliably detecting multiple strains of avian influenza in laboratory samples.

•	In February 2006, the Applied Biosystems group announced that it had entered into a settlement agreement with Bio-Rad Laboratories, Inc., resolving a patent infringement suit by Applera and Roche Molecular Systems against MJ Research, Inc. (acquired by Bio-Rad Laboratories in 2004) relating to PCR methods and thermal cycler instruments, another patent infringement suit by Applera against Bio-Rad Laboratories and MJ Research relating to real-time PCR thermal cycler instruments, and a patent and trademark infringement suit by Bio-Rad Laboratories against Applera relating to capillary electrophoresis equipment, among other disputes. In conjunction with the settlement, Bio-Rad Laboratories’ existing thermal cycler supplier license was amended to include MJ Research thermal cyclers, and Bio-Rad Laboratories licensed Applera under the asserted Bio-Rad Laboratories patent.

Celera Genomics Group

•
In July 2006, the Celera Genomics group submitted a 510(k) Pre-Market Notification application to the U.S. Food and Drug Administration seeking market clearance for its Cystic Fibrosis Genotyping Assay, a qualitative assay for genotyping mutations associated with cystic fibrosis. This assay provides information used for cystic fibrosis carrier screening in adults of reproductive age, as an aid in newborn screening for cystic fibrosis and in confirmatory testing of individuals with suspected cystic fibrosis. The Celera Genomics group already markets a CE marked cystic fibrosis in-vitro diagnostic test in Europe.

•
In July 2006, the Celera Genomics group received approval to CE mark its Real-Time HCV Genotyping Assay, which allows it to be sold in Europe as a diagnostic test. This is the first real-time test for genotyping the HCV virus to obtain regulatory approval for commercial sale as an in-vitro diagnostic test in Europe, and was developed, and will be commercialized, through the alliance with Abbott.

•
In July 2006, the Celera Genomics group published data from its research studies showing that variants in the death-associated protein kinase 1 (DAPK1) gene on human chromosome 9 correlate strongly with risk for late-onset Alzheimer’s disease. These research findings were presented at the International Conference on Alzheimer’s Disease 2006 in Madrid, Spain, and appeared in the August 2006 edition of Human Molecular Genetics.

•
In June 2006, the Celera Genomics group and Medarex, Inc. formed a strategic collaboration to discover and develop fully human antibodies for the potential treatment of multiple cancer indications. The collaboration encompasses the development of therapeutic antibodies against proteins identified by the Celera Genomics group’s proteomic research discovery efforts.

•
In June 2006, the Celera Genomics group and Specialty Laboratories signed an agreement granting Specialty a non-exclusive license to the Celera Genomics group’s risk markers for cirrhosis. The license agreement allows Specialty to select from among the Celera Genomics group’s genetic findings to develop and commercialize a genetic test that predicts risk of progression to liver cirrhosis in individuals infected with HCV.

Back to Contents

14
Management’s Discussion and Analysis — (Continued)	Applera Corporation

•
In June 2006, the Celera Genomics group announced that Schering AG acquired its cathepsin S inhibitor small molecule drug program for the treatment of autoimmune diseases. The financial terms of the transaction included an upfront cash payment and potential development and commercial milestone payments. The Celera Genomics group will be entitled to royalty payments up to the low double digit percentages based on annual sales of any drugs commercialized from the program. See the Acquired Research and Development section below for further information on the sale.

•
In April 2006, the Celera Genomics group announced the sale to Pharmacyclics, Inc. of three of its programs around small molecule drug candidates for the treatment of cancer and other diseases, which included programs that target histone deacetylase (“HDAC”) enzymes, selective HDAC enzymes, Factor VIIa, and B cell tyrosine kinases involved in immune function. See the Acquired Research and Development section below for further information on the sale.

•
The Celera Genomics group announced the presentation of data toward development of its cirrhosis risk panel at the 41st annual meeting of The European Association for the Study of the Liver, in Vienna, Austria, April 26-30, 2006. This presentation described the research study in which the Celera Genomics group and its collaborators have discovered a multi-gene signature that predicts the risk of developing cirrhosis in patients infected with hepatitis C virus. This program is not a part of the Celera Genomics group’s alliance with Abbott.

•
During fiscal 2006, the Celera Genomics group launched several new diagnostic products, including analyte specific reagents (“ASRs”) that may be used to detect genetic markers associated with thrombosis risk which were launched in January 2006, and ASRs that may be used for the detection of repeats associated with fragile X syndrome, the leading cause of inherited mental retardation, which were launched in April 2006.

•
In January 2006, we announced that we restructured Celera Diagnostics’ strategic alliance with Abbott Laboratories. Under the alliance agreement as restructured, the companies will continue to work with each other exclusively through primarily a profit sharing arrangement in most areas of molecular diagnostics, while both companies will also work independently outside the alliance in other selected areas.

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

•	Revenue recognition;

•	Asset impairment;

•	Taxes;

•	Pension benefits;

•	Allocation of purchase price to acquired assets and liabilities in business combinations;

•	Exit or disposal activities; and

•	Allocations to the Applied Biosystems group and the Celera Genomics group.

Revenue Recognition

The following describes only the areas that are most subject to our judgment. Refer to Note 1, Accounting Policies and Practices, to our consolidated financial statements for a more detailed discussion of our revenue recognition policy.

In the normal course of business, we enter into arrangements whereby revenues are derived from multiple deliverables. In these revenue arrangements, we record revenue as the separate elements are delivered to the customer if the delivered item is determined to represent a separate earnings process, there is objective and reliable evidence of the fair value of the undelivered item, and delivery or performance of the undelivered item is probable and substantially in our control. For some instruments where installation is determined to be a separate earnings process, the portion of the sales price allocable to the fair value of the installation is deferred and recognized when installation is complete. We determine the fair value of the installation process based on technician labor billing rates, the expected number of hours to install the instrument based on historical experience, and amounts charged by third parties. We continually monitor the level of effort required for the installation of our instruments to ensure that appropriate fair values have been determined.

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

Back to Contents

15
Management’s Discussion and Analysis — (Continued)	Applera Corporation

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

Taxes

Deferred taxes represent the difference between the tax bases of assets or liabilities, calculated under tax laws, and the reported amounts in our consolidated financial statements. Deferred tax assets generally represent items that can be used as a tax deduction or credit in our tax return in future years for which we have already recorded the tax benefit in our consolidated statements of operations. We record a valuation allowance against deferred tax assets if it is more likely than not that we will not be able to utilize these assets to offset future taxes. We determine if a valuation allowance is necessary based on estimates of future taxable profits and losses and tax planning strategies. We believe that our deferred tax assets, net of our valuation allowance, should be realizable due to our estimate of future profitability in the U.S. Refer to Note 4 to our consolidated financial statements for more information on the Jobs Act. Subsequent revisions to estimates of future taxable profits and losses and tax planning strategies could change the amount of the deferred tax asset we would be able to realize in the future, and therefore could increase or decrease the valuation allowance.

We regularly assess the likelihood of tax adjustments in each of the tax jurisdictions in which we have operations and account for the related financial statement implications. Tax reserves have been established which we believe to be appropriate given the likelihood of tax adjustments. Determining the appropriate level of tax reserves requires us to exercise judgment regarding the uncertain application of tax law. The amount of reserves is adjusted when information becomes available or when an event occurs indicating a change in the reserve is appropriate. Future changes in tax reserve requirements could have a material impact on our results of operations.

Pension Benefits

We sponsor domestic and foreign pension plans and also provide retiree healthcare and life insurance benefits to some domestic employees. The majority of the assets of the pension plans are invested in equity and fixed income securities. The postretirement benefit plan is unfunded. We also sponsor nonqualified supplemental benefit plans for select U.S. employees in addition to our principal pension plan. These supplemental plans are unfunded. Pension plan expense and the requirements for funding our major pension plans are determined based on a number of actuarial assumptions. These assumptions include the expected rate of return on pension plan assets, the discount rate applied to pension plan obligations, and the rate of compensation increase of plan participants. Our most significant pension plan is our qualified U.S. pension plan, which constituted over 95% of our consolidated pension plan assets and projected benefit obligations as of the end of fiscal 2006. The accrual of future service benefits for participants in our qualified U.S. pension plan was frozen as of June 30, 2004. Refer to Note 5 to our consolidated financial statements for more information regarding our pension and postretirement plans, pension plan asset allocation, expense recorded under our plans, and the actuarial assumptions used to determine those expenses and the corresponding liabilities.

The expected rate of return on assets is determined based on the historical results of the portfolio, the expected investment mix of the plans’ assets, and estimates of future

Back to Contents

16
Management’s Discussion and Analysis — (Continued)	Applera Corporation

long-term investment returns. Our assumption for the expected rate of return on assets in our qualified U.S. pension plan ranges from 6.5% to 8.5% for fiscal 2007, compared to our fiscal 2006 range of 5.25% to 8.5%. The discount rate used is based on rates available on high-quality fixed income debt instruments that have the same duration as our plan’s liabilities. Specifically, a dedicated bond portfolio model constructs a hypothetical portfolio of high-quality corporate bonds whose cash flows match the expected payments under the plan. The universe of bonds available as of the plan’s measurement date is obtained from Bloomberg, a third party data provider, and includes securities of various maturities rated Aa or better by Moody’s Investor Service. At June 30, 2006, we calculated our U.S. pension obligation using a 6.5% discount rate, a 125 basis point increase from the June 30, 2005 rate of 5.25%. The increase in our discount rate assumption is expected to decrease our net periodic pension expense for our U.S. pension plans by approximately $3 to $4 million in fiscal 2007 compared to fiscal 2006. For the determination of the expected rate of return on assets and the discount rate, we take into consideration external actuarial advice. Effective in fiscal 2005, the expected rate of compensation increase was no longer factored into the determination of our net periodic pension expense as the accrual for future service benefits was frozen.

As of June 30, 2006, the unrecognized net losses for our U.S. pension plan were approximately $106 million, down from $152 million at June 30, 2005. Unrecognized net loss amounts arise primarily from the effects of changes in actuarial assumptions, as well as differences between expected and actual returns on plan assets, and are being systematically recognized in future net periodic pension expense in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 87, “Employers Accounting for Pensions.” Amortization of total unrecognized net losses at June 30, 2006, is expected to increase net periodic pension expense by approximately $10 million in each fiscal year over the next eleven years. Eleven years is the approximate average remaining service period of active employees expected to receive benefits under the plan.

A one percentage point increase or decrease in the discount rate for our U.S. pension plans for fiscal 2007 would decrease or increase our net periodic pension expense by approximately $3 million. A one percentage point increase or decrease in the expected rate of return on our pension assets for fiscal 2007 would also decrease or increase our net periodic pension expense by approximately $3 million. We do not generally fund pension plans when our contributions would not be tax deductible. In fiscal 2006, we made a voluntary contribution of $30 million to the qualified U.S. plan concurrent with our decision to update the mortality assumptions used to value the plan’s liabilities. As of June 30, 2006, we did not expect to fund this plan in fiscal 2007 as no contributions are expected to be required under the Employee Retirement Income Security Act (“ERISA”) regulations due to the level of contributions made in fiscal 2006 and previous fiscal years. Our estimate of annual contributions is based on significant assumptions, such as pension plan benefit levels, tax deductibility, interest rate levels and the amount and timing of asset returns. Actual contributions could differ from this estimate.

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

Exit or Disposal Activities

From time to time, we may undertake actions to improve future profitability and cash flow performance, as appropriate. We record a liability for costs associated with an exit or disposal activity when the liability is incurred, as required under SFAS No. 146, “Accounting for Exit or Disposal Activities.” Costs incurred under an exit or disposal activity could include estimates of severance and termination benefits, facility-related expenses, elimination or reduction of product lines, asset-related write-offs, and termination of contractual obligations, among other items. We will periodically review these cost estimates and adjust the liability, as appropriate.

Allocations to the Applied Biosystems Group and the Celera Genomics Group

The attribution of the assets, liabilities, revenues and expenses to the Applied Biosystems group and the Celera Genomics group is primarily based on specific identification of the businesses included in both segments. Where specific identification is not practical, other methods and criteria, which require the use of judgments and estimates, are used that we believe are equitable and provide a reasonable estimate of the assets, liabilities, revenues and expenses attributable to both segments, and are consistently applied.

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

Back to Contents

17
Management’s Discussion and Analysis — (Continued)	Applera Corporation

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

Events Impacting Comparability

We are providing the following information on some actions taken by us or events that occurred for the three fiscal years ended June 30. We describe the effect of these items on our reported earnings for the purpose of providing you with a better understanding of our on-going operations. You should consider these items when making comparisons to past performance and assessing prospects for future results.

Income/(charge)
(Dollar amounts in millions)	2006	2005	2004

Severance and benefit costs	$(14.3)	$(24.7)	$(6.3)
Asset impairments	(10.9)	(0.8)	(36.1)
Excess lease space	(1.2)	(10.0)
Other	(2.6)
Reduction of expected costs	2.5	1.1	0.6

Total employee-related charges, asset impairments, and other	$(26.5)	$(34.4)	$(41.8)

Other events impacting comparability:
Revenue from sales of small molecule programs	$8.6	$—	$—
Impairment of inventory recorded in cost of sales		(1.7)	(1.2)
Asset dispositions and legal settlements	(11.3)	38.2	6.7
Acquired research and development	(3.4)
Investment gains	7.6		36.0
Tax items	50.2	25.7

Acquisition

Effective March 1, 2006, we acquired the Research Products Division of Ambion, Inc. Ambion, which is based in Austin, Texas, is a provider of innovative products for the study and analysis of RNA for life science research and drug development. The Ambion products are used by researchers to study RNA and its role in disease development and progression. The net assets and results of operations of Ambion have been included in our consolidated financial statements since the date of the acquisition, and have been allocated to the Applied Biosystems group. For further information on the Ambion acquisition, see Note 3 to our consolidated financial statements.

Acquired Research and Development

During fiscal 2006, the Applied Biosystems group recorded a $3.4 million charge to write-off the value of acquired IPR&D in connection with the acquisition of Ambion. As of the acquisition date, the technological feasibility of the related projects had not been established, and it was determined that the acquired projects had no future alternative uses. The determination of the amount attributed to acquired IPR&D took into consideration an independent appraisal performed by a third party.

Employee-Related Charges, Asset Impairments, and Other

The following items have been recorded in the Consolidated Statements of Operations in employee-related charges, asset impairments and other, except as noted.

Fiscal 2006

In fiscal 2006, the Applied Biosystems group recorded pre-tax charges of $1.5 million for employee terminations related to the Applied Biosystems/MDS Sciex Instruments business, a 50/50 joint venture between the Applied Biosystems group and MDS Inc. MDS recorded a restructuring charge for a reduction in workforce as part of its strategy to focus on the life sciences market. The $1.5 million represents the Applied Biosystems group’s share of the restructuring charge.

Also in fiscal 2006, the Applied Biosystems group recorded a $1.1 million pre-tax impairment charge to write-down the carrying amount of its San Jose, California facility to its current estimated market value less estimated selling costs. This charge was in addition to the charge recorded in fiscal 2005 described below. In the fourth quarter of fiscal 2006, the Applied Biosystems group completed the sale and recognized a $0.9 million pre-tax favorable adjustment to the charges previously recorded based on the actual sales price per the agreement.

During fiscal 2006, the Celera Genomics group recorded pre-tax charges related to its decision to exit its small molecule drug discovery and development programs and the integration of Celera Diagnostics into the Celera Genomics group. These charges consisted of the following components:

(Dollar amounts in millions)	Employee- Related Charges	Asset Impairments	Excess Lease Space	Other Disposal Costs	Total

Third quarter	$10.7	$8.0	$0.8	$1.4	$20.9
Fourth quarter	2.1	1.8	0.4	1.2	5.5

Total charges	12.8	9.8	1.2	2.6	26.4

Cash payments	7.9		0.2	2.4	10.5
Non-cash activity		9.3		0.2	9.5

Balance at June 30, 2006	$4.9	$0.5	$1.0	$—	$6.4

Back to Contents

18
Management’s Discussion and Analysis — (Continued)	Applera Corporation

The employee-related charges were severance costs primarily for staff reductions in small molecule drug discovery and development. The asset impairment charges primarily related to a write-down of the carrying amount of an owned facility to its current estimated market value less estimated selling costs, as well as write-offs of leasehold improvements and equipment. As of March 31, 2006, all of the affected employees were notified and substantially all were terminated by July 31, 2006. Cash expenditures were funded by available cash. We believe these actions will enable the Celera Genomics group to focus on its molecular diagnostics and proteomics activities, reduce cash consumption, and accelerate its move toward profitability, in part due to lower R&D expenses. The remaining cash expenditures related to these charges are expected to be disbursed by December 2006.

Fiscal 2005

During fiscal 2005, the Applied Biosystems group recorded pre-tax charges consisting of the following components:

(Dollar amounts in millions)	Employee- Related Charges	Excess Lease Space	Asset Impairments	Total

First quarter	$7.3	$—	$—	$7.3
Second quarter	2.9	2.3		5.2
Fourth quarter	11.6	6.2	2.6	20.4

Total charges	21.8	8.5	2.6	32.9

Cash payments	10.5	0.2		10.7
Non-cash activity		5.2	1.9	7.1
Reduction of expected costs	0.3			0.3

Balance at June 30, 2005	11.0	3.1	0.7	14.8

Cash payments	9.5	1.4	0.3	11.2
Reduction of expected costs and other	1.4		0.4	1.8

Balance at June 30, 2006	$0.1	$1.7	$—	$1.8

The fiscal 2005 severance charges reflected the Applied Biosystems group’s decision to reduce and rebalance its workforce and were implemented as a result of a strategic and operational analysis conducted by management. The positions eliminated were primarily in the areas of R&D, manufacturing, marketing, and operations. These actions were intended to allow us to expand personnel in other functional areas including field sales and support, manufacturing quality, and advanced research, as well as to better align our resources with the needs of our customers. Additionally, the severance charges recorded in the first and second quarters related, in part, to staff reductions intended to integrate the Applied Biosystems MALDI TOF product line into the Applied Biosystems/MDS Sciex Instruments joint venture with MDS Inc. We took these actions to improve operational efficiency and quality, while assuring that our R&D spending remains aligned with our strategic initiatives.

As of June 30, 2005, all of the employees affected by the first and second quarter staff reductions had been terminated. By March 31, 2006, all of the employees affected by the fourth quarter staff reduction were terminated. During fiscal 2006, we made cash payments of

$9.5 million, the majority of which related to the fourth quarter termination charge. In regards to the excess lease space charges, through June 30, 2006, we made cash payments of $0.4 million related to the second quarter charge and $1.0 million related to the fourth quarter charge. These cash expenditures were funded by cash provided by operating activities. In the third quarter of fiscal 2005, the Applied Biosystems group recorded a pre-tax benefit of $0.1 million for a reduction in anticipated employee-related costs associated with the severance and benefit charge recorded in the first quarter of fiscal 2005. In fiscal 2005, the Applied Biosystems group recorded a pre-tax benefit of $0.2 million for a reduction in anticipated employee-related costs associated with the severance and benefit charge recorded in the second quarter of fiscal 2005. The savings from these actions were used to expand personnel during fiscal 2006 in other functional areas including field sales and support, manufacturing quality, and advanced research. Augmenting and upgrading skills in these critical functions should support higher levels of sales over time.

The excess lease space charges represented the estimated cost of excess lease space less estimated future sublease income for some leased facilities in Massachusetts and California whose leases extend through fiscal years 2007 to 2011. The asset impairment charges taken in the fourth quarter related to the write-down in value of the Applied Biosystems group’s facilities in San Jose, California, and Houston, Texas. As noted above, the Applied Biosystems group recorded an additional impairment charge as well as a favorable adjustment to the charges related to the San Jose facility in fiscal 2006. See Note 8 to our consolidated financial statements for more information on our San Jose, California facility.

During fiscal 2005, the Celera Genomics group recorded pre-tax charges totaling $4.5 million related to our decision to discontinue promotion of products and most operations of Paracel, Inc., a business we acquired in fiscal 2000. Paracel developed high-performance genomic data and text analysis systems for the pharmaceutical, biotechnology, information services, and government markets. Due to a shift in focus, Paracel was no longer deemed strategic to the overall business. The charge consisted of $1.1 million for severance and benefit costs, $1.7 million for excess facility lease expenses and asset impairments, and $1.7 million in cost of sales for the impairment of inventory. The charge for excess facility lease expenses and asset impairments was primarily for a revision to an accrual initially recorded in fiscal 2002 for the estimated cost of excess facility space for a lease that extends through fiscal 2011 and to write off related fixed assets.

As of March 31, 2005, the majority of the affected Paracel employees were terminated. Substantially all cash payments related to these terminations were made as of June 30, 2005. Through June 30, 2006, we made cash payments of $2.1 million related to the excess lease space charge. The cash expenditures were funded by available cash. The remaining cash expenditures related to this charge of approximately $3.0 million are expected to be disbursed by

Back to Contents

19
Management’s Discussion and Analysis — (Continued)	Applera Corporation

fiscal 2011. The modest expenses related to the closure of the Paracel business and completion of remaining service obligations during fiscal 2006 did not have a material impact on the Celera Genomics group’s fiscal 2006 operating results.

In fiscal 2005, the Celera Genomics group recorded a pre-tax charge of $3.4 million related to the Online/Information Business, an information products and service business. The Celera Genomics group realigned its organization based on a change in its business focus and as part of this realignment, the Online/Information Business was determined to be non-strategic. The pre-tax charge of $3.4 million consisted of $1.8 million for severance and benefit costs and $1.6 million for asset impairments, primarily related to information-technology leases. As of June 30, 2005, all affected employees were notified and by the end of the first quarter of fiscal 2006, all were terminated. In the fourth quarter of fiscal 2006, the Celera Genomics group recorded a pre-tax benefit of $0.2 million for a reduction in anticipated severance and benefit costs. All cash expenditures related to this action were disbursed by the end of fiscal 2006. The impact of the Celera Genomics group’s determination that the Online/Information Business was not strategic has been reflected in the Celera Genomics group’s financial results over the past several years.

Fiscal 2004

During fiscal 2004, the Applied Biosystems group recorded pre-tax charges of $6.3 million for employee terminations. The savings resulting from this action were used to support the businesses that are driving the Applied Biosystems group’s revenue growth, including through the hiring of additional appropriately-skilled employees. All cash payments were made by March 31, 2005. The cash payments were funded primarily from cash provided by operating activities.

In fiscal 2004, the Applied Biosystems group recorded pre-tax charges of $14.9 million for the impairment of patents and acquired technology related to Boston Probes, Inc., a business we acquired in fiscal 2002. As a result of a strategic and operational review, we determined, during fiscal 2004, that the intellectual property was not expected to lead to feasible commercialization of the products that we had originally envisioned when we purchased Boston Probes. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the impairment charge represented the amount by which the carrying amount of the assets exceeded their fair value. The fair value was based on estimated undiscounted future cash flows relating to the existing service potential of those assets.

Additionally in fiscal 2004, the Applied Biosystems group recorded pre-tax charges of $4.4 million for asset write-downs and other expenses related to the decision to transfer the 8500 Affinity Chip Analyzer product line to HTS Biosystems, Inc., its development partner for this product line. The $4.4 million charge consisted of $3.2 million for write-downs of fixed assets and other charges and $1.2 million for the impairment of inventory recorded in cost of sales. The Applied Biosystems group had entered into a collaboration and commercialization agreement for this product line with HTS Biosystems in fiscal 2002. As a result of a change in strategic direction and focus at the Applied Biosystems group, as determined during the previously mentioned review, we determined that the inventory and fixed assets related to this product line had no net realizable value. Additionally, we wrote off a loan and accrued the final payments based on our decision to terminate the agreement with HTS Biosystems. In fiscal 2005, the Applied Biosystems group recorded a pre-tax benefit of $0.7 million as a result of the repayment of this loan by HTS Biosystems.

During fiscal 2004, the Celera Genomics group decided to pursue the sale of its Rockville, Maryland facility. As a result of this decision, we classified the related assets as assets held for sale within prepaid expenses and other current assets. In connection with the decision to sell the Rockville facility, the Celera Genomics group recorded a pre-tax impairment charge of $18.1 million during fiscal 2004. This charge represented the write-down of the carrying amount of the facility to its estimated market value less estimated costs to sell. The estimated market value was based on a third-party appraisal. During fiscal 2005, the Celera Genomics group completed the sale of this facility and recorded a $3.6 million pre-tax favorable adjustment to the charge recorded in fiscal 2004.

Other

During fiscal 2003, the Applied Biosystems group recorded charges for organization-wide cost reductions. As of June 30, 2006, we had remaining cash payments of $0.5 million for severance and employee benefits related to these charges. The majority of the remaining payments are expected to be disbursed during fiscal 2007.

Other Events Impacting Comparability

Revenue from the sales of small molecule programs

In the fourth quarter of fiscal 2006, the Celera Genomics group recorded pre-tax gains of $8.6 million in net revenues from the sale of some small molecule drug discovery and development programs, primarily to Pharmacyclics, Inc. and Schering AG. See the Acquired Research and Development section below for more information about these sales.

Asset dispositions and legal settlements

The following items have been recorded in the Consolidated Statements of Operations in asset dispositions and legal settlements.

In fiscal 2006, we established, with Beckman Coulter, the terms of a settlement to resolve all outstanding legal disputes between us regarding claims to some patented capillary electrophoresis technology and heated cover instrumentation technology. As part of the settlement, the parties agreed to grant royalty-bearing licenses to each other. Additionally, the Applied Biosystems group made a payment of $35 million to Beckman Coulter for rights to some Beckman Coulter technology and for the release of

Back to Contents

20
Management’s Discussion and Analysis — (Continued)	Applera Corporation

any and all claims of infringement relating to DNA sequencer and thermal cycler products. As a result of this settlement, we recorded a pre-tax charge of $35.0 million. Commencing in July 2006, Beckman Coulter began making quarterly payments which will total $20 million over ten quarters to the Celera Genomics group for diagnostic rights to some Applera technology.

Also in fiscal 2006, we recorded a benefit of $33.4 million related to a settlement agreement involving patent infringement claims brought by us against Bio-Rad Laboratories, Inc. and MJ Research, Inc. (acquired by Bio-Rad after the commencement of litigation.) The settlement also resolved litigation brought by Bio-Rad against us for patent and trademark infringement, and counterclaims by us against Bio-Rad. By March 31, 2006, we had received all amounts related to the Bio-Rad settlement.

Additionally in fiscal 2006, we recorded a $26.6 million pre-tax charge related to a litigation matter and related to an award in an arbitration proceeding with Amersham Biosciences, now GE Healthcare. We recorded the pre-tax charge as follows: $25.9 million at the Applied Biosystems group and $0.7 million at the Celera Genomics group. We paid all amounts related to the arbitration matter in January 2006. The arbitration matter involved the interpretation of a license agreement relating to DNA sequencing reagents and kits. Amersham had alleged, among other things, that the Applied Biosystems group had underpaid royalties under the license agreement. The arbitrator awarded Amersham past damages based on an increase in royalty rates for some of its DNA sequencing enzymes and kits that contain those enzymes, plus interest, fees, and other costs. As a result of this decision, the Applied Biosystems group recorded a pre-tax charge of $23.5 million in fiscal 2006, $22.6 million of which was recorded in asset dispositions and legal settlements.

In the fourth quarter of fiscal 2006, the Applied Biosystems group recorded a pre-tax gain of $16.9 million from the sale of a vacant facility in Connecticut. This facility was previously used for manufacturing and administration.

During fiscal 2005, the Applied Biosystems group recorded a net pre-tax gain of $29.7 million for the sale of intellectual property, manufacturing inventory, and research and development assets related to the expansion of the scope of the Applied Biosystems/MDS Sciex Instruments joint venture. Under the terms of the transaction, we received $8 million in cash and a $30 million note receivable for a 50 percent interest in intellectual property assets related to current Applied Biosystems MALDI TOF mass spectrometry systems and next-generation product-related manufacturing and research and development assets. The note receivable is due in 5 years, of which $6 million is payable in October 2006 and $8 million in October 2007, 2008, and 2009.

Also in fiscal 2005, the Applied Biosystems group received a payment of $8.5 million from Illumina, Inc. in connection with the termination of a joint development agreement and settlement of patent infringement and breach of contract claims.

In March 2004, the Applied Biosystems group and MDS Inc., through the Applied Biosystems/MDS Sciex Instruments joint venture, received a payment of $18.1 million from Waters Technologies Corporation in connection with the resolution of patent infringement claims between the parties. The Applied Biosystems group recorded a net gain of $6.7 million from legal settlements, including its share of this payment in fiscal 2004.

Investments

The following gains have been recorded in the Consolidated Statements of Operations in gain (loss) on investments, net, except as noted.

The Celera Genomics group recorded pre-tax gains of $7.6 million in fiscal 2006 from the sale of non-strategic minority equity investments. The Celera Genomics group recorded a pre-tax gain of $24.8 million in fiscal 2004 from the sale of its investment in Discovery Partners International, Inc. (“DPI”) common stock. Our investment in DPI common stock, which resulted from our acquisition of Axys Pharmaceuticals, Inc. in fiscal 2002, had been accounted for under the equity method of accounting.

The Applied Biosystems group recorded pre-tax gains of $11.2 million in fiscal 2004, related primarily to the sales of minority equity investments. These investment sales resulted from management’s decision to liquidate non-strategic investments.

Tax items

In fiscal 2006, the Applied Biosystems group recorded a tax benefit of $13.5 million related to the resolution of transfer pricing matters in Japan. Additionally, the Applied Biosystems group recorded a net tax charge of $26.6 million, which included a $1.4 million favorable adjustment recorded in the fourth quarter of fiscal 2006, related to repatriation of $476.4 million of foreign earnings. Also in fiscal 2006, the Applied Biosystems group recorded tax benefits of $63.3 million related to a completed Internal Revenue Services (“IRS”) exam, state valuation allowance reversal, and R&D credits. The IRS completed the audit of Applera for the fiscal years 1996 through 2003 and as a result, the Applied Biosystems group recorded favorable adjustments of $32.2 million to existing tax liabilities. A net of federal tax $24.8 million increase in the net state deferred tax assets primarily related to a reduction in valuation allowance and the write-off of some state deferred tax assets. The reduction in the valuation allowance was due to management’s reassessment of the future realization of deferred tax assets based on revised forecasted taxable income which includes the impacts of a change in the apportionment of income to California, a reduction in R&D spending, and increased revenues and profits from our worldwide operations. Also, Applera completed its assessment of fiscal years 2001 through 2004 R&D activities and as a result, the Applied Biosystems group recorded a net benefit of $6.3 million for additional R&D credits.

Back to Contents

21
Management’s Discussion and Analysis — (Continued)	Applera Corporation

During fiscal 2005, the Applied Biosystems group recorded tax benefits of $23.5 million primarily related to additional U.S. R&D tax credit carryforwards, expected results of Canadian examinations, and settlement of some U.K. tax matters. Also during fiscal 2005, the Celera Genomics group recorded a tax benefit of $2.2 million related to additional U.S. R&D tax credits.

Acquired Research and Development

During fiscal 2006, the Applied Biosystems group recorded a $3.4 million charge to write-off the value of acquired IPR&D in connection with the Ambion acquisition. See the Events Impacting Comparability section for further information.

During fiscal 2002, the Celera Genomics group recorded a charge of $99.0 million to write-off the value of acquired IPR&D in connection with the Axys acquisition. In January 2006, the Celera Genomics group announced its intention to exit its small molecule drug development and discovery programs. During the fourth quarter of fiscal 2006, the Celera Genomics group transferred rights to several of these programs to other companies and terminated all other small molecule programs. Some of the affected programs were acquired with Axys in November 2001 and others were developed internally by the Celera Genomics group after that acquisition. In April 2006, the Celera Genomics group announced the sale to Pharmacyclics of three of its programs around small molecule drug candidates for the treatment of cancer and other diseases, which included programs that target histone deacetylase (“HDAC”) enzymes, selective HDAC enzymes, Factor VIIa, and B cell tyrosine kinases involved in immune function. The financial terms of the transaction included an upfront cash payment of $2 million and one million shares of Pharmacyclics common stock. If these programs meet developmental milestones specified in the sale agreement and result in drugs that are approved and commercialized in key geographical markets, they may generate future milestone payments to the Celera Genomics group. In addition, the Celera Genomics group will be entitled to percentage royalty payments in the mid to high single digits based on annual sales of any drugs commercialized from the three programs. In June 2006, the Celera Genomics group announced that Schering AG had acquired its cathepsin S inhibitors for autoimmune diseases. The financial terms of the transaction included a cash payment of $5 million. Payment of half of this amount was made in July 2006, and payment of the other half is deferred until the transfer of assets is completed, which we expect to occur before the end of calendar 2006. If this program meets all developmental and marketing milestones as specified in the sale agreement and results in drugs that are approved and commercialized in key geographical markets, it may generate future milestone payments to the Celera Genomics group. In addition, the Celera Genomics group will be entitled to percentage royalty payments up to the low double digits based on annual sales of any drugs commercialized from the program.

Adoption of SFAS No. 123R

We adopted Statement of Financial Accounting Standards (“SFAS”) No. 123, “Share-Based Payment (revised 2004)” in July 2005. SFAS No. 123R requires entities to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. We adopted SFAS No. 123R using the modified prospective method of transition. This method requires us to apply the provisions of SFAS No. 123R to new awards from and after our adoption date and to any awards that were unvested as of our adoption date, but did not require us to restate prior periods.

Prior to fiscal 2006, we applied the provisions of Accounting Principles Board Opinion No. (“APB Opinion No.”) 25, “Accounting for Stock Issued to Employees,” in accounting for our share-based compensation plans. Under APB Opinion No. 25, we did not record any compensation cost related to stock options since the exercise price of stock options granted to employees generally equaled the fair market value of our stock prices at the date of grant. We also did not record any compensation expense related to our employee stock purchase plans since the provisions of these plans were deemed non-compensatory under APB Opinion No. 25. However, for restricted stock, the intrinsic value as of the grant date was amortized to compensation expense over the vesting period.

Under our share-based compensation plans, we are authorized to grant stock options, restricted stock units, and other equity awards. In fiscal 2006, we started granting restricted stock units, in addition to stock options and other equity awards. Each year, we will determine the appropriate quantity and type of authorized instruments that will be granted under these plans based on various considerations, including our strategic focus and the impact on our results of operations and cash flow. Additionally, our share-based awards may contain service or performance conditions, as well as a retirement eligible provision, whereby the award would automatically vest when the employee retires from the Company provided some conditions have been met. See Note 7 to our consolidated financial statements for a more detailed description of our plans and awards.

In fiscal 2005, our board of directors approved the accelerated vesting of substantially all unvested stock options. See Note 1 to our consolidated financial statements for more information on the acceleration.

With the adoption of SFAS No. 123R, we revised how we determined the expected term and expected volatility of our options. See Note 1 to our consolidated financial statements for more information on the assumptions used to value our options.

We recorded pre-tax charges of $12.7 million ($9.0 million net of tax) for fiscal 2006 in our Consolidated Statements of Operations for compensation costs related to our share-based plans. These amounts included $8.6 million for fiscal 2006 for our restricted stock plans, which would have been recorded as compensation expense under APB Opinion No. 25. As of June 30, 2006, $27.1 million of total unrecognized compensation costs related to nonvested awards and units are expected to be recognized over a weighted average period of less than two years.

Back to Contents

22
Management’s Discussion and Analysis — (Continued)	Applera Corporation

Discussion of Applera Corporation’s Consolidated Operations

Results of Operations— 2006 Compared with 2005

(Dollar amounts in millions)	2006	2005	% Increase/ (Decrease)

Net revenues	$1,949.4	$1,845.1	5.7%
Cost of sales	881.2	848.6	3.8%

Gross margin	1,068.2	996.5	7.2%
SG&A expenses	584.5	525.4	11.2%
R&D	271.4	330.6	(17.9%	)
Amortization of purchased intangible assets	5.9	4.2	40.5%
Employee-related charges, asset impairments and other	26.6	34.4	(22.7%	)
Asset dispositions and legal settlements	11.2	(38.2)	(129.3%	)
Acquired research and development	3.4

Operating income	165.2	140.1	17.9%
Gain on investments, net	7.6
Interest income, net	37.1	28.8	28.8%
Other income (expense), net	5.3	4.5	17.8%

Income before income taxes	215.2	173.4	24.1%
Provision for income taxes	2.7	13.6	(80.1%	)

Net income	$212.5	$159.8	33.0%

Percentage of net revenues:
Gross margin	54.8%	54.0%
SG&A expenses	30.0%	28.5%
R&D	13.9%	17.9%
Operating income	8.5%	7.6%

Effective income tax rate	1%	8%

The following table summarizes the impact of the previously described events impacting comparability included in the financial results for fiscal 2006 and 2005:

(Dollar amounts in millions)	2006	2005

Income (charge) included in income before income taxes	$(24.9)	$2.1
Benefit for income taxes	(57.3)	(24.8)

Net income increased for fiscal 2006 primarily due to the previously described events impacting comparability, including $50.2 million of net tax benefits, higher net revenues at the Applied Biosystems group, lower R&D expenses, and higher interest income. Partially offsetting this increase were higher SG&A expenses at the Applied Biosystems group and lower net revenues at the Celera Genomics group. The net effect of foreign currency decreased net income in fiscal 2006 by approximately $3 million as compared to the prior year. Read our discussion of segments for information on their financial results.

Net revenues, which include the unfavorable effects of foreign currency, increased in fiscal 2006 compared with the prior year. Revenues for fiscal 2006 included a favorable impact of approximately 1% related to the Ambion acquisition, which was effective March 1, 2006. The effect of foreign currency decreased net revenues by approximately 1% during fiscal 2006.

•
Net revenues increased at the Applied Biosystems group, driven by strength in the Real-Time PCR/Applied Genomics and Mass Spectrometry product categories. Revenues for fiscal 2006 included higher licensing and royalty revenues of approximately $26 million in comparison to fiscal 2005, driven primarily by Real-Time PCR instrumentation license issuance fees and expanded licensing initiatives. Of the $26 million increase, approximately $11 million related to one-time licensing fees.

•
Net revenues decreased at the Celera Genomics group, primarily as a result of discontinuation of the Online/Information Business and the operations of Paracel, partially offset by revenues from the sale of the small molecule programs.

Net revenues increased 7.8% in the U.S., 6.7% in Europe, and 5.7% in Latin America and other markets, and decreased 1.7% in Asia Pacific compared with the prior fiscal year. The effect of foreign currency decreased revenues by approximately 3% in Europe and 3% in Asia Pacific during fiscal 2006 as compared to fiscal 2005. Excluding the effects of foreign currency, European revenues increased primarily as a result of sales of MALDI TOF/TOF systems, TaqMan® Gene Expression Assays products, Ambion-related products, API triple quadrupole, or quad, systems, and human identification products used in forensics. During fiscal 2006, revenues in Japan declined approximately 10% compared to the prior fiscal year, approximately half due to unfavorable foreign currency effects and the other half due to the discontinuation of the Online/Information Business at the Celera Genomics group. Revenues in other Asia Pacific countries increased by approximately 13%, including unfavorable foreign currency effects of approximately 1%, as compared to the prior year. This increase was primarily due to sales of Mass Spectrometry Q TRAP® systems, low to medium throughput genetic analyzers, and human identification products. Sales in the U.S. increased primarily due to sales of API triple quad systems, Ambion-related products, TaqMan Gene Expression Assays products, and increased royalty and licensing revenues.

The higher gross margin percentage in fiscal 2006 compared to fiscal 2005 was driven primarily by Real-Time PCR instrumentation license issuance fees, royalty payments, decreased software amortization, and improved service margins. Service margins at the Applied Biosystems group improved for fiscal 2006 primarily driven by pricing on selected billable parts and growth in the volume of service contracts. Additionally, gross margin was favorably impacted by manufacturing productivity improvements and a favorable product mix of relatively higher margin Real-Time PCR/Applied Genomics products. Partially offsetting these increases were lower Online/Information Business revenues at the Celera Genomics group and higher royalty expenses at the Applied Biosystems group.

SG&A expenses for fiscal 2006 increased over the prior fiscal year due primarily to increased employee-related costs and sales force investments of approximately $33 million at the Applied Biosystems group, and increased spending of

Back to Contents

23
Management’s Discussion and Analysis — (Continued)	Applera Corporation

approximately $21 million at the Applied Biosystems group, which was comprised of: costs related to strategic investments in China and other initiatives; the development of, and enhancements to, the Applied Biosystems Portal; and Ambion-related expenses. The Applied Biosystems group has established an electronic commerce, or “e-commerce,” Internet web site which the Applied Biosystems group refers to as the “Applied Biosystems Portal.” This increase was partially offset by the favorable effects of foreign currency and lower legal expenses of approximately $10 million at the Applied Biosystems group, and lower expenses due to the discontinuation of the Online/Information Business.

R&D expenses decreased for fiscal 2006 compared to fiscal 2005 primarily as a result of the Celera Genomics group’s decision to exit small molecule drug discovery and development and the discontinuation of the Online/Information Business. Also contributing to the decrease was cost savings realized from the integration in fiscal 2005 of the MALDI TOF product line into the Applied Biosystems/MDS Sciex Instruments joint venture with MDS Inc., partially offset by higher employee-related expenses at the Applied Biosystems group, including those associated with the acquisition of Ambion.

Interest income, net increased during fiscal 2006 compared to fiscal 2005 primarily due to higher average interest rates, partially offset by lower average cash and cash equivalents and short-term investments. The lower cash and cash equivalents and short-term investments were primarily the result of share repurchase activity and the acquisition of Ambion.

Other income, net for fiscal 2006 increased in comparison to the prior fiscal year primarily due to higher benefits associated with our foreign currency risk management program in fiscal 2006. Other income, net for fiscal 2005 included a non-recurring receipt of $1.0 million related to a financing activity for a non-strategic investment and the write-down of an investment acquired as part of the Axys acquisition.

The decrease in the effective tax rate for fiscal 2006 was primarily due to the previously described events impacting comparability, including the events described under tax items. An analysis of the differences between the federal statutory income tax rate and the effective income tax rate is provided in Note 4 to our consolidated financial statements.

Results of Continuing Operations— 2005 Compared with 2004
(Dollar amounts in millions)	2005	2004	% Increase/ (Decrease)

Net revenues	$1,845.1	$1,825.2	1.1%
Cost of sales	848.6	850.0	(0.2%	)

Gross margin	996.5	975.2	2.2%
SG&A expenses	525.4	512.3	2.6%
R&D	330.6	351.6	(6.0%	)
Amortization of purchased intangible assets	4.2	7.5	(44.0%	)
Employee-related charges, asset impairments and other	34.4	41.8	(17.7%	)
Asset dispositions and legal settlements	(38.2)	(6.7)	470.1%

Operating income	140.1	68.7	103.9%
Gain on investments, net		35.5	(100.0%	)
Interest income, net	28.8	22.8	26.3%
Other income (expense), net	4.5	2.5	80.0%

Income before income taxes	173.4	129.5	33.9%
Provision for income taxes	13.6	14.5	(6.2%	)

Income from continuing operations	$159.8	$115.0	39.0%

Percentage of net revenues:
Gross margin	54.0%	53.4%
SG&A expenses	28.5%	28.1%
R&D	17.9%	19.3%
Operating income	7.6%	3.8%

Effective income tax rate	8%	11%

The following table summarizes the impact of the previously described events impacting comparability included in the financial results for fiscal 2005 and 2004:

(Dollar amounts in millions)	2005	2004

Income (charge) included in income before income taxes	$2.1	$(0.4)
Provision (benefit) for income taxes	(24.8)	1.2

Income from continuing operations increased for fiscal 2005 primarily due to improved gross margin and lower R&D expenses at the Applied Biosystems group, partially offset by higher SG&A expenses at the Applied Biosystems group and lower revenues at the Celera Genomics group. Additionally, income from continuing operations increased for fiscal 2005 due to the impact of the previously described events impacting comparability. The net effect of foreign currency on income from continuing operations in fiscal 2005 was a benefit of approximately $14 million as compared to the prior year. Read our discussion of segments for information on their financial results.

The effect of foreign currency increased net revenues by approximately 2% during fiscal 2005. As a result, net revenues, excluding the effects of foreign currency, decreased slightly in comparison to the prior fiscal year.

•
Net revenues increased at the Applied Biosystems group, driven by strength in both the Real-Time PCR/Applied Genomics and Mass Spectrometry product categories, partially offset by lower revenues in the DNA Sequencing, Core PCR & DNA Synthesis, and Other Product Lines product categories.

Back to Contents

24
Management’s Discussion and Analysis — (Continued)	Applera Corporation

•
Net revenues decreased at the Celera Genomics group, primarily as a result of the expiration of Online/Information Business customer agreements and the discontinuation of most of the operations of Paracel during the first quarter of fiscal 2005.

Net revenues decreased 5.0% in the U.S. and 0.9% in Asia Pacific, and increased 11.1% in Europe and 9.8% in Latin America and other markets, compared with the prior fiscal year. The effect of foreign currency increased revenues by approximately 4% in Europe and 2% in Asia Pacific during fiscal 2005 as compared to fiscal 2004. European revenues increased primarily due to continued strong sales of the Applied Biosystems 3130 line of Genetic Analyzers and the Applied Biosystems 7300 and 7500 Real-Time PCR Systems and increased sales of human identification products. During fiscal 2005, revenues in Japan declined 5% compared to the prior fiscal year, net of a positive impact from foreign currency of approximately 2%. Factors contributing to this decline included the continued shift of life science research funding to areas outside of sequencing and constrained spending due to anticipated lower growth in the fiscal 2006 government budget for life science research. Revenues in the U.S. decreased primarily due to reduced sales of DNA analyzers to large U.S. genome centers at the Applied Biosystems group and the expiration of Online/Information Business customer agreements and discontinuation of most of the operations of Paracel at the Celera Genomics group.

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

SG&A expenses for fiscal 2005 increased over the prior fiscal year due primarily to: higher employee-related and outside consultant costs of $14 million at the Applied Biosystems group; the unfavorable effects of foreign currency of approximately $9 million; and increased spending of approximately $6 million on both the development of, and enhancements to, the Applied Biosystems portal (collectively known as the Applied Biosystems Portal), and a strategic business review. In fiscal 2004, the Applied Biosystems group engaged a consulting firm to assist management in an in-depth review of its entire product portfolio. The increase in fiscal 2005 was partially offset by: lower legal expenses of approximately $7 million; lower insurance and pension costs of approximately $8 million; the discontinuation of most of the operations of Paracel; and lower Online/Information Business expenses.

R&D expenses decreased for fiscal 2005 compared to fiscal 2004 primarily as a result of the previously announced realignment of the Applied Biosystems group’s R&D product portfolio, the integration of the MALDI TOF product line into the Applied Biosystems/MDS Sciex Instruments joint venture with MDS Inc., cost reductions in the Online/Information Business, and the discontinuation of most of the operations of Paracel. This decrease was partially offset by increased expenditures at the Celera Genomics group to support preclinical development activities and the hiring of additional therapeutic R&D personnel.

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

Applera Corporation

Discussion of Consolidated Financial Resources and Liquidity

We had cash and cash equivalents and short-term investments of $943.4 million at June 30, 2006, and $1.4 billion at June 30, 2005. We maintain a $200 million unsecured revolving credit agreement with four banks that matures on April 15, 2010, under which there were no borrowings outstanding at June 30, 2006 or 2005. Cash provided by operating activities has been our primary source of funds over the last three fiscal years.

We believe that existing funds, cash generated from operations, and existing sources of debt financing are more than adequate to satisfy our normal operating cash flow needs, planned capital expenditures, acquisitions, dividends, and approved share repurchases for the next twelve months and for the foreseeable future.

In July 2005, we announced that our board of directors authorized the repurchase of up to 10% of the outstanding shares of Applera-Applied Biosystems stock. In addition, in January 2006, we announced that our board of directors authorized the repurchase of up to an additional 5 million shares of Applera-Applied Biosystems stock. We completed both of these repurchase authorizations in fiscal 2006. These authorizations supplemented the board’s existing authorization to repurchase shares of Applera-Applied Biosystems stock and Applera-Celera stock from time to time to replenish shares issued under our various employee stock benefit plans. This authorization has no set dollar or time limits and delegates to management discretion to purchase shares at times and prices it deems appropriate

Back to Contents

25
Management’s Discussion and Analysis — (Continued)	Applera Corporation

through open market purchases, privately negotiated transactions, tender offers, exchange offers, or otherwise.

(Dollar amounts in millions)	2006	2005

Cash and cash equivalents	$434.2	$779.4
Short-term investments	509.2	645.1

Total cash and cash equivalents and short-term investments	$943.4	$1,424.5
Working capital	1,018.7	1,494.9

Cash and cash equivalents decreased in fiscal 2006 as cash expenditures for the repurchase of Applera-Applied Biosystems stock, the acquisition of Ambion, the purchase of capital and other assets, and the payment of dividends exceeded cash generated from operating activities, proceeds from the sales and maturities of available-for-sale investments, net of purchases, and proceeds from stock issuances.

Cash and cash equivalents increased in fiscal 2005 as cash generated from operating activities, which included the amount received related to the previously described patent infringement lawsuit, proceeds from the sales and maturities of short-term investments, net of purchases, and proceeds from asset sales and stock issuances for employee stock plans were only partially offset by expenditures for capital assets, debt repayment, the payment of dividends, and the repurchase of Applera–Applied Biosystems stock. Also impacting the increase in cash and cash equivalents was a $17.4 million payment made in fiscal 2004 for a patent lawsuit related to a discontinued product line. See Note 14 to our consolidated financial statements for further information. Net cash flows of continuing operations for the fiscal years ending June 30 were as follows:

(Dollar amounts in millions)	2006	2005	2004

Net cash from operating activities	$274.9	$216.4	$194.4
Net cash from investing activities	(155.5)	52.2	21.1
Net cash from financing activities	(461.5)	11.4	(349.7)
Effect of exchange rate changes on cash	(3.0)	(8.9)	12.9

Operating activities

The increase in net cash provided from operating activities for fiscal 2006 compared to fiscal 2005 resulted primarily from higher income-related cash flows, including the $33 million Bio-Rad settlement, partially offset by a higher use of cash primarily related to a decrease in accounts payable and other liabilities. The decrease in accounts payable and other liabilities was primarily due to a voluntary contribution of approximately $30 million to our qualified U.S. pension plan in fiscal 2006, the payment of approximately $58 million related to the previously discussed Amersham and Beckman Coulter legal matters, partially offset by the timing of royalty payments, a higher compensation-related accrual in fiscal 2006, and lower income tax payments at the Applied Biosystems group in fiscal 2006. In fiscal 2005, we did not fund our qualified U.S. pension plan as no contributions were required under ERISA regulations. Partially offsetting this higher use of cash in fiscal 2006 was a decrease in prepaid expenses and other assets due in part to a decrease in a non-trade receivable related to the Applied Biosystems group’s joint venture activities. In fiscal 2006 compared to fiscal 2005, working capital at the Celera Genomics group benefited primarily from a lower decrease in accounts payable and other liabilities, in part due to the discontinuation of the Online/Information Business. Partially offsetting this lower decrease were lower liabilities as a result of its decision to exit the small molecule programs and higher severance and lease payments.

The increase in net cash provided from operating activities of continuing operations for fiscal 2005 compared to fiscal 2004 resulted primarily from: higher income–related cash flows; the timing of vendor payments; and the funding of our qualified U.S. pension plan of approximately $51 million in fiscal 2004. This increase was partially offset by: a lower reduction in accounts receivable balance in fiscal 2005 due to the timing of collections; the timing of royalty payments; an increase in a non-trade receivable related to the Applied Biosystems group’s joint venture activities; the timing of the receipt of dividends and distributions from investments in unconsolidated subsidiaries; higher severance payments in fiscal 2005; and lower cash receipts in fiscal 2005 due to the expiration of the Online/Information Business customer agreements at the Celera Genomics group.

Investing activities

Capital expenditures, net of disposals, were $46.1 million in fiscal 2006, $93.9 million in fiscal 2005, and $68.4 million in fiscal 2004. Fiscal 2006 included expenditures for the development of, and enhancements to, the Applied Biosystems Portal of approximately $8 million. Additionally, fiscal 2006 capital expenditures included purchases of production equipment, testing and laboratory equipment, computer equipment, and computer software and licenses at the Applied Biosystems group. Fiscal 2006 capital expenditures at the Celera Genomics group consisted of leasehold improvements and equipment purchases, the majority of which related to our diagnostic business.

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

Back to Contents

26
Management’s Discussion and Analysis — (Continued)	Applera Corporation

In fiscal 2006, 2005, and 2004, cash was generated from the sales and maturities, net of purchases, of available-for-sale investments. In March 2006, we acquired Ambion for approximately $279 million as described in Note 3 to our consolidated financial statements. In fiscal 2006, we sold a vacant facility in Connecticut and our San Jose, California facility and received net proceeds of approximately $26 million. In fiscal 2006, the Celera Genomics group received proceeds of $9.5 million primarily related to the sale of non-strategic minority equity investments. In fiscal 2005, the Celera Genomics group received proceeds of $42.4 million from the sale of its facilities in Rockville, Maryland. Fiscal 2005 included the maturation of non-callable U.S. government obligations, pledged as collateral for the 8% senior secured convertible notes assumed in connection with the acquisition of Axys. A portion of the proceeds from the principal and interest received from these U.S. government obligations was used to fund the interest and principal payments under the notes. Fiscal 2005 also included approximately $7 million in proceeds received from MDS representing the first installment payment related to the previously discussed sale of MALDI TOF assets, net of expenses. In fiscal 2004, the Celera Genomics group sold its investment in DPI and received net proceeds of approximately $32 million.

Financing activities

In fiscal 2005, we repaid the remaining principal amount of the 8% senior secured convertible notes assumed in connection with the Axys acquisition of approximately $6 million. These notes matured in October 2004. During fiscal 2004, we repurchased $10.0 million in principal amount of these notes. Fiscal 2006 included three dividend payments on Applera-Applied Biosystems stock compared to four payments in fiscal 2005 and five payments in fiscal 2004 due to the timing of the payment dates. We repurchased the following shares of Applera–Applied Biosystems stock for the fiscal years ended June 30:

(Dollars and shares in millions)	Number of Shares Repurchased	Purchase Price

2006	24.5	$601.9
2005	0.3	6.1
2004	15.4	325.0

Contractual Obligations

Our significant contractual obligations at June 30, 2006, and the anticipated payments under these obligations were as follows:

	Payments by Period
(Dollar amounts in millions)	Total	2007	2008 – 2009	2010 – 2011	Thereafter

Minimum operating lease payments (a)	$140.2	$36.1	$51.9	$28.7	$23.5
Purchase obligations (b)	107.5	71.9	27.7	7.9
Other long-term liabilities (c)	36.0	3.3	1.5	1.1	30.1

Total	$283.7	$111.3	$81.1	$37.7	$53.6

(a)	Refer to Note 10 to our consolidated financial statements for further information.
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

For additional information regarding our financial obligations and commitments, see Notes 9 and 10 to our consolidated financial statements.

Back to Contents

27
Management’s Discussion and Analysis — (Continued)	Applera Corporation

Discussion of Segments’ Operations, Financial Resources and Liquidity

Applied Biosystems Group

Results of Operations— 2006 Compared with 2005

(Dollar amounts in millions)	2006	2005	% Increase/ (Decrease)

Net revenues	$1,911.2	$1,787.1	6.9%
Cost of sales	866.4	834.4	3.8%

Gross margin	1,044.8	952.7	9.7%
SG&A expenses	548.4	485.6	12.9%
R&D	180.3	192.1	(6.1%	)
Amortization of purchased intangible assets	4.8	1.3	269.2%
Employee-related charges, asset impairments and other	0.4	31.8	(98.7%	)
Asset dispositions and legal settlements	10.5	(38.2)	(127.5%	)
Acquired research and development	3.4

Operating income	297.0	280.1	6.0%
Interest income, net	14.7	13.9	5.8%
Other income (expense), net	5.5	3.2	71.9%

Income before income taxes	317.2	297.2	6.7%
Provision for income taxes	42.1	60.3	(30.2%	)

Net income	$275.1	$236.9	16.1%

Percentage of net revenues:
Gross margin	54.7%	53.3%
SG&A expenses	28.7%	27.2%
R&D	9.4%	10.7%
Operating income	15.5%	15.7%

Effective income tax rate	13%	20%

The following table summarizes the impact of the previously described events impacting comparability included in the financial results for fiscal 2006 and 2005:

(Dollar amounts in millions)	2006	2005

Income (charge) included in income before income taxes	$(14.3)	$6.4
Benefit for income taxes	(54.0)	(21.1)

Net income increased in fiscal 2006 primarily due to: higher net revenues; lower R&D expenses; and the previously described events impacting comparability, including $50.2 million of net tax benefits. Partially offsetting this increase were higher SG&A expenses. The net effect of foreign currency on net income was a charge of approximately $3 million in fiscal 2006 compared to the prior fiscal year.

Revenues – overall summary

The following table sets forth the Applied Biosystems group’s revenues by product categories for the fiscal years ended June 30:

(Dollar amounts in millions)	2006	2005	% Increase/ (Decrease)

DNA Sequencing	$539.9	$544.2	(1%	)
% of total revenues	29%	30%

Real-Time PCR/Applied Genomics	600.4	514.5	17%
% of total revenues	31%	29%

Mass Spectrometry	465.3	426.5	9%
% of total revenues	24%	24%

Core PCR & DNA Synthesis	198.4	191.2	4%
% of total revenues	10%	11%

Other Product Lines	107.2	110.7	(3%	)
% of total revenues	6%	6%

Total	$1,911.2	$1,787.1	7%

Revenues for fiscal 2006 included a favorable impact of approximately 1% related to the Ambion acquisition. The effect of foreign currency decreased net revenues in fiscal 2006 by approximately 1% as compared to fiscal 2005. Applied markets contributed across multiple product categories.

•
Revenues in the Real-Time PCR/Applied Genomics product category increased primarily due to higher sales of consumables products, in part due to the acquisition of Ambion. Sales of human identification products used in forensics, TaqMan® Gene Expression Assays products used in academic, clinical research and agricultural biotechnology settings, and increased licensing and royalty revenues contributed significantly to the product category growth. Additionally, instrument revenues increased due to higher sales of real-time PCR instruments.

•	Mass Spectrometry revenue growth was led by sales of Q TRAP® systems, MALDI TOF/TOF systems, and API triple quad systems and higher service and support revenues.

Revenue by sources

The following table sets forth the Applied Biosystems group’s revenues by sources for the fiscal years ended June 30:

(Dollar amounts in millions)	2006	2005	% Increase/ (Decrease)

Instruments	$836.3	$803.5	4.1%
Consumables	734.6	681.5	7.8%
Other sources	340.3	302.1	12.6%

Total	$1,911.2	$1,787.1	6.9%

Instruments

For fiscal 2006, instrument revenues increased as compared to fiscal 2005 due primarily to higher sales in both the Mass Spectrometry and Real-Time PCR/Applied Genomics product categories. Contributing to the increased sales in the Mass Spectrometry category were the Q TRAP, MALDI TOF/TOF,

Back to Contents

28
Management’s Discussion and Analysis — (Continued)	Applera Corporation

and API triple quad systems, all of which benefited from new product introductions in the second half of fiscal 2005. The Real-Time PCR/Applied Genomics category increased as a result of higher sales of Real-Time PCR instruments for core research and applied markets applications, including quality and safety testing.

Consumables

The increase in consumables sales in fiscal 2006 primarily reflected the strength of Real-Time PCR/Applied Genomics consumables sales. These sales increased primarily as a result of the acquisition of Ambion, higher sales of human identification products used in forensics, TaqMan Gene Expression Assays products, and chromatography media.

Other sources

Revenues from other sources, which included service and support, royalties, licenses, and contract research, increased for fiscal 2006 primarily due to higher licensing and royalty revenues of approximately $26 million, driven primarily by Real-Time PCR instrumentation license issuance fees, expanded licensing initiatives, and higher service and support revenues. Of the $26 million increase, approximately $11 million related to one-time licensing fees. In the Real-Time PCR/Applied Genomics category, revenues increased in fiscal 2006 in part due to the issuance of Real-Time instrument licenses in fiscal 2006. Service contract revenue growth drove the increase in the Mass Spectrometry category, partially offset by a $2.5 million non-recurring licensing fee for mass spectrometry technology included in revenues for fiscal 2005.

Revenues by geographic area

The following table sets forth the Applied Biosystems group’s revenues by geographic area for the fiscal years ended June 30:

(Dollar amounts in millions)	2006	2005	% Increase/ (Decrease)

United States	$855.1	$781.4	9.4%
Europe	643.6	605.0	6.4%
Asia Pacific	339.7	333.5	1.9%
Latin America and other markets	72.8	67.2	8.3%

Total	$1,911.2	$1,787.1	6.9%

The effect of foreign currency decreased revenues by approximately 3% in Europe and 3% in Asia Pacific during fiscal year 2006 as compared to fiscal 2005. Excluding the effects of foreign currency, revenues increased by approximately 9% in Europe primarily as a result of sales of MALDI TOF/TOF systems, TaqMan Gene Expression Assays products, Ambion-related products, API triple quad systems, and human identification products used in forensics. In fiscal 2006, revenues in Japan declined approximately 4% as compared to the prior year primarily due to unfavorable currency effects of approximately 5%. Revenues in other Asia Pacific countries increased by approximately 13% as compared to the prior year primarily due to sales of Q TRAP systems, low to medium throughput genetic analyzers, and human identification products. Sales in the U.S. increased primarily due to the sales of API triple quad systems, Ambion-related products, TaqMan Gene Expression Assays products, and increased royalty and licensing revenues.

Gross margin, as a percentage of net revenues, increased for fiscal 2006 over the prior fiscal year driven primarily by Real-Time PCR instrumentation license issuance fees, royalty payments, and decreased software amortization. Additionally, gross margin was favorably affected by manufacturing productivity improvements and a favorable product mix of relatively higher margin Real-Time PCR/Applied Genomics products. Service margins also improved for fiscal 2006 primarily driven by pricing on selected billable parts and growth in the volume of service contracts. Partially offsetting these increases were higher royalty expenses.

SG&A expenses for fiscal 2006 increased compared to fiscal 2005 due primarily to higher employee-related costs and sales force investments of approximately $33 million; and increased spending of approximately $21 million, which was comprised of: costs related to strategic investments in China and other initiatives; the development of, and enhancements to, the Applied Biosystems Portal; and Ambion-related expenses. This increase was partially offset by the favorable effects of foreign currency and lower legal expenses of approximately $10 million.

R&D expenses decreased in fiscal 2006 from fiscal 2005 as a result of cost savings realized from the integration in fiscal 2005 of the MALDI TOF product line into the Applied Biosystems/MDS Sciex Instruments joint venture, partially offset by higher employee-related expenses, including those associated with the acquisition of Ambion.

Interest income, net increased during fiscal 2006 compared to the prior fiscal year primarily due to higher average interest rates, partially offset by lower average cash and cash equivalents and short-term investments. The lower cash and cash equivalents and short-term investments were primarily the result of share repurchase activity and the acquisition of Ambion.

Other income (expense), net in fiscal 2006 included higher benefits associated with our foreign currency risk management program as compared to fiscal 2005.

The decrease in the effective tax rate for fiscal 2006 compared to fiscal 2005 was primarily due to the previously described events impacting comparability, including the events described under tax items.

Back to Contents

29
Management’s Discussion and Analysis — (Continued)	Applera Corporation

Results of Continuing Operations— 2005 Compared with 2004

(Dollar amounts in millions)	2005	2004	% Increase/ (Decrease)

Net revenues	$1,787.1	$1,741.1	2.6%
Cost of sales	834.4	826.8	0.9%

Gross margin	952.7	914.3	4.2%
SG&A expenses	485.6	465.2	4.4%
R&D	192.1	211.6	(9.2%	)
Amortization of purchased intangible assets	1.3	4.6	(71.7%	)
Employee-related charges, asset impairments and other	31.8	23.7	34.2%
Asset dispositions and legal settlements	(38.2)	(6.7)	470.1%

Operating income	280.1	215.9	29.7%
Gain on investments, net		11.2	(100.0%	)
Interest income, net	13.9	12.0	15.8%
Other income (expense), net	3.2	0.6	433.3%

Income before income taxes	297.2	239.7	24.0%
Provision for income taxes	60.3	67.4	(10.5%	)

Income from continuing operations	$236.9	$172.3	37.5%

Percentage of net revenues:
Gross margin	53.3%	52.5%
SG&A expenses	27.2%	26.7%
R&D	10.7%	12.2%
Operating income	15.7%	12.4%

Effective income tax rate	20%	28%

The following table summarizes the impact of the previously described events impacting comparability included in the financial results for fiscal 2005 and 2004:

(Dollar amounts in millions)	2005	2004

Income (charge) included in income before income taxes	$6.4	$(7.1)
Benefit for income taxes	(21.1)	(1.2)

Income from continuing operations increased in fiscal 2005 primarily due to improved gross margin, lower R&D expenses and the previously described events impacting comparability, partially offset by higher SG&A expenses. The net effect of foreign currency on income from continuing operations was a benefit of approximately $14 million in fiscal 2005 compared to the prior fiscal year.

Revenues – overall summary

The following table sets forth the Applied Biosystems group’s revenues by product categories for the fiscal years ended June 30:

(Dollar amounts in millions)	2005	2004	% Increase/ (Decrease)

DNA Sequencing	$544.2	$572.1	(5%	)
% of total revenues	30%	33%

Real-Time PCR/Applied Genomics	514.5	430.2	20%
% of total revenues	29%	25%

Mass Spectrometry	426.5	414.3	3%
% of total revenues	24%	24%

Core PCR & DNA Synthesis	191.2	203.4	(6%	)
% of total revenues	11%	11%

Other Product Lines	110.7	121.1	(9%	)
% of total revenues	6%	7%

Total	$1,787.1	$1,741.1	3%

The effect of foreign currency increased net revenues in fiscal 2005 by approximately 2% as compared to fiscal 2004. As a result, net revenues, excluding the effects of foreign currency, increased slightly compared with the prior fiscal year. Applied markets contributed across multiple categories.

•
Revenues in the Real-Time PCR/Applied Genomics product category increased primarily due to higher sales of consumables products. Sales of biosecurity, human identification, and TaqMan Gene Expression Assays and Low Density Arrays products contributed significantly to the product category growth.

•	Mass Spectrometry revenue growth was led by sales of the API triple quad systems and higher sales of QTRAP systems for both the proteomics and applied markets customers.

•	DNA Sequencing revenue declined compared to the prior fiscal year, primarily as a result of decreased sales of 3730xl/3730 DNA Analyzers.

•
The decrease in revenues from Other Product Lines for fiscal 2005 resulted primarily from lower software sales, consulting and support revenues, and instrument sales compared with the prior fiscal year.

•	Revenues in the Core PCR & DNA Synthesis product category declined primarily due to decreased sales of consumables, including decreased sales to some large customers.

Back to Contents

30
Management’s Discussion and Analysis — (Continued)	Applera Corporation

Revenue by sources

The following table sets forth the Applied Biosystems group’s revenues by sources for the fiscal years ended June 30:

(Dollar amounts in millions)	2005	2004	% Increase/ (Decrease)

Instruments	$803.5	$841.0	(4.5%	)
Consumables	681.5	609.2	11.9%
Other sources	302.1	290.9	3.9%

Total	$1,787.1	$1,741.1	2.6%

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

Consumables

The increase in consumables sales in fiscal 2005 compared to fiscal 2004 primarily reflected the strength of Real-Time PCR/Applied Genomics consumables sales. This increase resulted primarily from higher sales of biosecurity products, which included assays for the U.S. Postal Service Biohazard Detection System developed through a collaborative agreement with Cepheid as subcontractor to Northrop Grumman, human identification products used in forensics, TaqMan Gene Expression Assays and Low Density Arrays, and other consumables products. This increase was partially offset by lower sales of Core PCR & DNA Synthesis consumables.

Other sources

Revenues from other sources, which included service and support, royalties, licenses, and contract research, increased for fiscal 2005 from fiscal 2004 primarily due to higher service revenues, partially offset by lower consulting and support and testing revenues. Included in revenues for fiscal 2005 was a $2.5 million non- recurring licensing fee for some mass spectrometry technology.

Revenues by geographic area

The following table sets forth the Applied Biosystems group’s revenues by geographic area for the fiscal years ended June 30:

(Dollar amounts in millions)	2005	2004	% Increase/ (Decrease)

United States	$781.4	$809.2	(3.4%	)
Europe	605.0	537.8	12.5%
Asia Pacific	333.5	333.0	0.2%
Latin America and other markets	67.2	61.1	10.0%

Total	$1,787.1	$1,741.1	2.6%

The effect of foreign currency increased revenues by approximately 4% in Europe and 2% in Asia Pacific during fiscal 2005 as compared to fiscal 2004. Revenues increased in Europe, primarily as a result of continued strong sales of the Applied Biosystems 3130 line of Genetic Analyzers and the Applied Biosystems 7300 and 7500 Real-Time PCR Systems and increased sales of human identification products. During fiscal 2005, revenues from Japan declined approximately 4% compared to the prior fiscal year, net of a positive impact from foreign currency of approximately 2%. Factors contributing to this decline included the continued shift of life science research funding to areas outside of sequencing and constrained spending due to anticipated lower growth in the fiscal 2006 government budget for life science research. Sales in the U.S. were negatively affected by reduced sales of DNA analyzers to large U.S. genome centers.

Gross margin, as a percentage of net revenues, increased for fiscal 2005 over the prior fiscal year primarily due to the favorable effects of foreign currency and a decrease in both software amortization and warranty costs. Service margins improved for fiscal 2005 primarily driven by growth in volume of service contracts, as well as improved pricing on selective billable parts, labor, and service contracts. Strong growth in some higher margin products within the sequence detection systems, human identification, and assays product lines helped minimize the effect of the decline in DNA Sequencing instruments.

SG&A expenses for fiscal 2005 increased compared to fiscal 2004 primarily due to: higher employee-related and outside consultant costs of approximately $14 million; the unfavorable effects of foreign currency of approximately $9 million; and increased spending of approximately $6 million on both the development of, and enhancements to, the Applied Biosystems Portal and the strategic business review. In fiscal 2004, the Applied Biosystems group engaged a consulting firm to assist management in an in-depth review of its entire product portfolio. The increase in fiscal 2005 was partially offset by lower legal expenses of approximately $7 million and lower insurance and pension costs of approximately $8 million. A significant portion of the Applied Biosystems group’s legal fees related to defending the Applied Biosystems group’s intellectual property assets.

R&D expenses decreased in fiscal 2005 from fiscal 2004 as a result of the previously announced realignment of the R&D

Back to Contents

31
Management’s Discussion and Analysis — (Continued)	Applera Corporation

product portfolio and the integration of the MALDI TOF product line into the Applied Biosystems/MDS Sciex Instruments joint venture.

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

Applied Biosystems Group

Discussion of Financial Resources and Liquidity

The Applied Biosystems group had cash and cash equivalents and short-term investments of $373.9 million at June 30, 2006, and $756.2 million at June 30, 2005. We maintain a $200 million unsecured revolving credit agreement with four banks that matures on April 15, 2010, under which there were no borrowings outstanding at June 30, 2006 or 2005. Cash provided by operating activities has been the Applied Biosystems group’s primary source of funds over the last three fiscal years.

We believe that existing funds, cash generated from operations, and existing sources of debt financing are more than adequate to satisfy the Applied Biosystems group’s normal operating cash flow needs, planned capital expenditures, acquisitions, dividends, and approved share repurchases for the next twelve months and for the foreseeable future.

In July 2005, we announced that our board of directors authorized the repurchase of up to 10% of the outstanding shares of Applera-Applied Biosystems stock. In addition, in January 2006, we announced that our board of directors authorized the repurchase of up to 5 million shares of Applera-Applied Biosystems stock. We completed both of these supplemental repurchase authorizations in fiscal 2006. These authorizations supplement the board’s existing authorization to replenish shares of Applera-Applied Biosystems stock issued under our employee stock benefit plans. This authorization has no set dollar or time limits and delegates to our management discretion to purchase shares at times and prices it deems appropriate through open market purchases, privately negotiated transactions, tender offers, exchange offers, or otherwise.

We manage the investment of surplus cash and the issuance and repayment of short and long-term debt for the Applied Biosystems group and the Celera Genomics group on a centralized basis and allocate activity within these balances to the group that uses or generates such resources.

(Dollar amounts in millions)	2006	2005

Cash and cash equivalents	$373.9	$756.2
Working capital	439.5	844.1

Cash and cash equivalents decreased from June 30, 2005, as cash expenditures for the repurchase of Applera-Applied Biosystems stock, the acquisition of Ambion, the purchase of capital and other assets, and the payment of dividends exceeded cash generated from operating activities, proceeds from the sale of assets and stock issuances, and the $30 million cash received for its interest in the Celera Diagnostics joint venture.

Cash and cash equivalents increased in fiscal 2005 as cash generated from operating activities, which included the amount received from Illumina related to the previously described patent infringement lawsuit, proceeds from the sale of investments, net of purchases, and proceeds from asset sales and stock issuances for employee stock plans were only partially offset by expenditures for capital assets, the payment of dividends, and the repurchase of Applera–Applied Biosystems stock. Also impacting the increase in cash and cash equivalents was a $17.4 million payment made in fiscal 2004 for a patent lawsuit related to a discontinued product line. See Note 14 to our consolidated financial statements for further information. Net cash flows of continuing operations for the fiscal years ended June 30 were as follows:

(Dollar amounts in millions)	2006	2005	2004

Net cash from operating activities	$375.3	$334.3	$289.3
Net cash from investing activities	(295.1)	(29.0)	(72.3)
Net cash from financing activities	(459.4)	3.2	(350.0)
Effect of exchange rate changes on cash	(3.0)	(8.9)	12.9

Operating activities

Net cash from operating activities of continuing operations for fiscal 2006 was $41.0 million higher than in fiscal 2005. This increase resulted primarily from higher income-related cash flows, including the $33 million Bio-Rad settlement, partially offset by a higher use of cash primarily due to a decrease in accounts payable and other liabilities. The decrease in accounts payable and other liabilities was primarily due to a voluntary contribution of approximately $30 million to our qualified U.S. pension plan in fiscal 2006, the payment of approximately $58 million related to the previously discussed Amersham and Beckman Coulter legal matters, partially offset by the timing of royalty payments, a higher compensation-related accrual in fiscal 2006, and lower income tax payments in fiscal 2006. In fiscal 2005, we did not fund our U.S. qualified pension plan as no contributions were required under ERISA regulations. Partially offsetting this higher use of cash in fiscal 2006 was a decrease in prepaid expenses and other assets due in part to a decrease in a non-trade receivable related to its joint venture activities.

Net cash from operating activities of continuing operations for fiscal 2005 was $45.0 million higher than in fiscal 2004. This increase resulted primarily from: higher income–related

Back to Contents

32
Management’s Discussion and Analysis — (Continued)	Applera Corporation

cash flows; the timing of vendor payments; and the funding of our qualified U.S. pension plan of approximately $51 million in fiscal 2004. This increase was partially offset by: a lower reduction in accounts receivable balance in fiscal 2005 due to the timing of collections; the timing of royalty payments; an increase in a non- trade receivable related to the Applied Biosystems group’s joint venture activities; the timing of the receipt of dividends and distributions from investments in unconsolidated subsidiaries; and higher severance payments in fiscal 2005.

The Applied Biosystems group’s days sales outstanding was 54 days at June 30, 2006, compared to 56 days at June 30, 2005 and 61 days at June 30, 2004. The decrease resulted primarily from continued strong collections activity, primarily in the U.S. and Europe, combined with lower sales in Japan, which has a longer collection cycle relative to total sales. Inventory on hand was 2.4 months at June 30, 2006 and 2005, and 2.8 months at June 30, 2004.

Investing activities

Capital expenditures, net of disposals, were $41.5 million in fiscal 2006, $84.6 million in fiscal 2005, and $60.4 million in fiscal 2004. Fiscal 2006 included expenditures for the development of, and enhancements to, the Applied Biosystems Portal of approximately $8 million. Additionally fiscal 2006 capital expenditures included purchases of production equipment, testing and laboratory equipment, computer equipment, and computer software and licenses. In fiscal 2005, the Applied Biosystems group spent $42 million to purchase several buildings at its Foster City, California location. Additionally, fiscal 2005 capital expenditures included purchases of production equipment, testing and laboratory equipment for its facilities, as well as computer equipment. Fiscal 2004 capital expenditures included approximately $12 million for the expansion of facilities, primarily in Pleasanton, California and Bedford, Massachusetts, as well as purchases of production equipment, testing and laboratory equipment for these facilities, and $13 million for enterprise system upgrades.

In fiscal 2005, cash was generated from the sales and maturities, net of purchases, of available-for-sale investments. In fiscal 2004, purchases exceeded the proceeds received from the sales and maturities of available-for-sale investments. In March 2006, we acquired Ambion for approximately $279 million as described in Note 3 to our consolidated financial statements. In fiscal 2006, we sold a vacant facility in Connecticut and our San Jose, California facility and received net proceeds of approximately $26 million. Fiscal 2005 proceeds from the sale of assets included approximately $7 million received from MDS, representing the first installment payment related to the previously discussed sale of MALDI TOF assets, net of expenses.

Financing activities

Fiscal 2006 included three dividend payments on Applera-Applied Biosystems stock compared to four payments in fiscal 2005 and five payments in fiscal 2004 due to the timing of the payment dates. We repurchased the following shares of Applera–Applied Biosystems stock for the fiscal years ended June 30:

(Dollars and shares in millions)	Number of Shares Repurchased	Purchase Price

2006	24.5	$601.9
2005	0.3	6.1
2004	15.4	325.0

In fiscal 2006, the Applied Biosystems group received $30 million from the Celera Genomics group as partial consideration for its interest in the Celera Diagnostics joint venture.

Celera Genomics Group

Results of Operations— 2006 Compared with 2005

(Dollar amounts in millions)	2006	2005	% Increase/ (Decrease)

Net revenues	$46.2	$66.5	(30.5%	)
Cost of sales	19.7	19.9	(1.0%	)
R&D	94.3	141.4	(33.3%	)
SG&A expenses	36.1	39.8	(9.3%	)
Amortization of purchased intangible assets	1.1	2.9	(62.1%	)
Employee-related charges, asset impairments and other	26.2	2.6	907.7%
Asset dispositions and legal settlements	0.7

Operating loss	(131.9)	(140.1)	(5.9%	)
Gain on investments, net	7.6
Interest income, net	22.4	14.9	50.3%
Other income (expense), net	(0.2)	1.3	(115.4%	)

Loss before income taxes	(102.1)	(123.9)	(17.6%	)
Benefit for income taxes	39.4	46.8	(15.8%	)

Net loss	$(62.7)	$(77.1)	(18.7%	)

Effective income tax benefit rate	39%	38%

The following table summarizes the impact of the previously described events impacting comparability included in the financial results for fiscal 2006 and 2005:

(Dollar amounts in millions)	2006	2005

Charge included in loss before income taxes	$(10.6)	$(4.3)
Benefit for income taxes	(3.7)	(3.7)

Effective January 1, 2006, the Celera Genomics group acquired the Applied Biosystems group’s 50 percent interest in the Celera Diagnostics joint venture such that it now owns 100 percent of Celera Diagnostics. Prior to that date, the Celera Genomics group accounted for its interest in the Celera Diagnostics joint venture under the equity method of accounting and included 100 percent of the losses of Celera Diagnostics in its statement of operations as “Loss from joint venture”. Additionally, the Celera Genomics group recorded 100 percent of net losses at Celera Diagnostics. The Celera Genomics group’s historical results have been restated for comparative purposes to reflect this transaction. However, the acquisition did not affect the Celera Genomics group’s net loss for the periods presented.

Back to Contents

33
Management’s Discussion and Analysis — (Continued)	Applera Corporation

The lower net loss in fiscal 2006 compared to fiscal 2005 primarily resulted from lower R&D expenses and higher interest income, partially offset by lower net revenues and the previously described events impacting comparability.

Reported revenues for the Celera Genomics group are comprised of product sales, equalization payments, license and collaborative revenue, and the sales of the small molecule programs. Under an alliance agreement with Abbott, we work with each other exclusively through primarily a profit sharing arrangement in specifically agreed areas of molecular diagnostics, but both companies may work independently outside the exclusive areas. At the end of each reporting period, the two companies compare a statement of revenues and expenses for alliance activity recorded by each party. A calculation is made to determine the amount that needs to be paid to evenly split both the revenue and expenses. This payment is referred to as the equalization payment and is recorded as revenue by the Celera Genomics group. Product sales consist primarily of shipments to our partner, Abbott, at cost. In the future, product sales that are outside the alliance with Abbott will also be reported in this category.

Reported revenues decreased for fiscal 2006 compared to the prior year primarily as a result of the discontinuation of the Online/Information Business, which lowered revenues by approximately $23 million in fiscal 2006, and the operations of Paracel, partially offset by revenues from the sales of the small molecule programs. Substantially all of the existing customer contracts related to the Online/Information Business terminated on or prior to June 30, 2005. For fiscal 2006, diagnostic-related revenues were approximately $2 million lower compared with fiscal 2005, primarily as a result of lower licensing and collaborative revenues and decreased equalization revenues from Abbott, partially offset by higher product sales to Abbott.

The reduction in gross margin in fiscal 2006 was primarily attributable to the discontinuation of the Online/Information Business. Cost of sales in fiscal 2005 included a $1.7 million charge related to the impairment of Paracel inventory.

R&D expenses decreased in fiscal 2006 compared to the prior year primarily due to the decision to exit small molecule drug discovery and development, the discontinuation of the Online/Information Business, and the reimbursement by the Applied Biosystems group of some expenses incurred by the Celera Genomics group for research performed to assist the Applied Biosystems group in product development activities.

SG&A expenses decreased in fiscal 2006 compared to fiscal 2005 primarily due to the discontinuation of the Online/Information Business, partially offset by higher professional services.

Interest income, net increased during fiscal 2006 as compared to the prior year primarily due to higher average interest rates, partially offset by lower average cash and cash equivalents and short-term investments.

Other income, net for fiscal 2005 included a non-recurring receipt of $1.0 million related to a financing activity for a non-strategic investment and the write-down of an investment acquired as part of the Axys acquisition.

The increase in the effective income tax benefit rate for fiscal 2006 compared to fiscal 2005 was primarily attributable to the impact of R&D credits on the lower losses in fiscal 2006. While the dollar amount of the R&D credits in fiscal 2006 is not substantially different than the prior year, they have a greater impact on the effective income tax benefit rate. The impact of the R&D credit is partially offset by the previously described events impacting comparability.

Supplemental information

The following supplemental information is provided for the fiscal years ended June 30:

(Dollar amounts in millions)	2006	2005

Equalization revenue, net	$17.8	$19.1
End-user alliance revenues for all products sold primarily through Abbott	79.5	61.7
The Celera Genomics group’s 50% pre-tax loss from alliance activities	(24.1)	(35.9)

End-user alliance revenues for all products sold primarily through Abbott increased for fiscal 2006 compared to fiscal 2005 primarily due to increased sales of Hepatitis C Virus (“HCV”) and Human Immunodeficiency Virus (“HIV”) RealTime™ viral load assays used on the m2000™ system and third party high resolution human leukocyte antigen (“HLA”) products. HLA-typing products detect specific DNA sequences in several HLA genes. These end-user revenues were partially offset by lower sales of the low resolution HLA product line that was removed from the alliance in December 2005.

In fiscal 2006, the Celera Genomics group’s 50 percent portion of the pre-tax loss of the alliance decreased compared to the prior year primarily as a result of a decrease in R&D spending and higher alliance end-user product revenues. Gross margin as a percentage of end-user revenues in fiscal 2006 declined modestly from the prior year primarily due to activities associated with the launch of the m2000 system in fiscal 2006.

Back to Contents

34
Management’s Discussion and Analysis — (Continued)	Applera Corporation

Results of Operations— 2005 Compared with 2004

(Dollar amounts in millions)	2005	2004	% Increase/ (Decrease)

Net revenues	$66.5	$96.8	(31.3%	)
Cost of sales	19.9	31.0	(35.8%	)
R&D	141.4	145.2	(2.6%	)
SG&A expenses	39.8	47.1	(15.5%	)
Amortization of purchased intangible assets	2.9	2.9
Employee-related charges, asset impairments and other	2.6	18.1	(85.6%	)

Operating loss	(140.1)	(147.5)	(5.0%	)
Gain on investments, net		24.3	(100.0%	)
Interest income, net	14.9	10.8	38.0%
Other income (expense), net	1.3	1.9	(31.6%	)

Loss before income taxes	(123.9)	(110.5)	12.1%
Benefit for income taxes	46.8	53.0	(11.7%	)

Net loss	$(77.1)	$(57.5)	34.1%

Effective income tax benefit rate	38%	48%

The following table summarizes the impact of the previously described events impacting comparability included in the financial results for fiscal 2005 and 2004:

(Dollar amounts in millions)	2005	2004

Income (charge) included in loss before income taxes	$(4.3)	$6.7
Provision (benefit) for income taxes	(3.7)	2.4

The higher net loss in fiscal 2005 compared to fiscal 2004 primarily resulted from lower net revenues, the decrease in the effective tax benefit rate, and the impact of previously described events impacting comparability, partially offset by lower SG&A expenses and higher net interest income in fiscal 2005.

Revenues decreased for fiscal 2005 compared to fiscal 2004 primarily as a result of the expiration of Online/Information Business customer agreements, the discontinuation of most of the operations of Paracel during the first quarter of fiscal 2005, lower equalization payments and reduced revenue related to shipments to Abbott. This decrease was partially offset by an increase in technology-related revenue, including license fees and royalties from Cepheid Corporation and recognition of milestone payments from Merck & Co. Inc., associated with its target and marker collaboration related to Alzheimer’s disease. Substantially all of the existing customer contracts related to the Online/Information Business terminated on or prior to June 30, 2005.

Cost of sales in fiscal 2005 included $1.7 million related to the impairment of Paracel inventory.

R&D expenses decreased in fiscal 2005 compared to fiscal 2004 primarily due to lower Online/Information Business R&D expenses, decreased spending for development of an instrument platform for the alliance with Abbott, and the discontinuation of most of the operations of Paracel. R&D expenses included $1.8 million for fiscal 2005 and $4.9 million for fiscal 2004 of lease payments on instruments and purchases of consumables from the

Applied Biosystems group. Partially offsetting the decrease in fiscal 2005 were increased expenditures to support preclinical development activities and the hiring of additional therapeutic R&D personnel. R&D expenses for fiscal 2005 included $0.7 million of expense related to the acceleration of the vesting of substantially all of the unvested stock options relating to Applera-Celera stock. R&D expenses for fiscal 2004 included a $1.8 million write-off of building improvements related to a reconfiguration of space in the Rockville, Maryland facility.

SG&A expenses decreased in fiscal 2005 compared to the prior fiscal year primarily due to the discontinuation of most of the operations of Paracel and lower Online/Information Business expenses resulting from lower employee-related costs and bad debt expense, partially offset by higher legal expenses. Fiscal 2004 included a $1.6 million charge related to a facility lease agreement.

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

Supplemental information

The following supplemental information is provided for the fiscal years ended June 30:

(Dollar amounts in millions)	2005	2004

Equalization revenue, net	$19.1	$23.3
End-user alliance revenues for all products sold primarily through Abbott	61.7	45.9
The Celera Genomics group’s 50% pre-tax loss from alliance activities	(35.9)	(44.8)

End-user alliance revenues for all products sold primarily through Abbott increased for fiscal 2005 compared to fiscal 2004 primarily due to increased sales of HCV genotyping and viral load ASRs, products for HLA typing, and the ViroSeq™ HIV-1 Genotyping System. HLA-typing products detect specific DNA sequences in several HLA genes. The ViroSeq system includes reagents for identifying key mutations of the HIV-1 genome.

In fiscal 2005, the Celera Genomics group’s 50 percent portion of the pre-tax loss of the alliance decreased compared to the prior year primarily as a result of increased gross margin resulting from the higher end-user revenues coupled with reduced R&D spending. Gross margin as a percentage of end-user revenues in fiscal 2006 was relatively unchanged from the prior year.

Back to Contents

35
Management’s Discussion and Analysis — (Continued)	Applera Corporation

Celera Genomics Group

Discussion of Financial Resources and Liquidity

The Celera Genomics group had cash and cash equivalents and short-term investments of $569.5 million at June 30, 2006, and $668.3 million at June 30, 2005. We maintain a $200 million unsecured revolving credit agreement with four banks that matures on April 15, 2010, under which there were no borrowings outstanding at June 30, 2006 or 2005.

We believe that existing funds and existing sources of debt financing are more than adequate to satisfy the Celera Genomics group’s normal operating cash flow needs and planned capital expenditures for the next twelve months and for the foreseeable future, including those of Celera Diagnostics following the acquisition by the Celera Genomics group of the Applied Biosystems group’s 50 percent interest in Celera Diagnostics.

Our board of directors has authorized the repurchase of shares of Applera-Celera stock from time to time to replenish shares issued under our employee stock benefit plans. This authorization has no set dollar or time limits and delegates to our management discretion to purchase shares at times and prices it deems appropriate through open market purchases, privately negotiated transactions, tender offers, exchange offers, or otherwise.

We manage the investment of surplus cash and the issuance and repayment of short and long-term debt for the Celera Genomics group and the Applied Biosystems group on a centralized basis and allocate activity within these balances to the group that uses or generates such resources.

(Dollar amounts in millions)	2006	2005

Cash and cash equivalents	$60.3	$23.2
Short-term investments	509.2	645.1

Total cash and cash equivalents and short-term investments	$569.5	$668.3
Working capital	578.9	650.4

Cash and cash equivalents for fiscal 2006 increased as the proceeds received from the sales and maturities of available-for-sale investments, net of purchases, the sale of assets, and stock issuances exceeded the amount expended on operations, the $30 million payment by the Celera Genomics group to the Applied Biosystems group as partial consideration for its interest in the Celera Diagnostics joint venture, and the purchase of capital assets.

Cash and cash equivalents for fiscal 2005 decreased as expenditures for operations, capital assets, and debt repayment were only partially offset by proceeds from the sales and maturities of short-term investments, net of purchases, sale of assets and proceeds from stock issuances.

Net cash flows for the fiscal years ended June 30 were as follows:

(Dollar amounts in millions)	2006	2005	2004

Net cash from operating activities	$(100.2)	$(117.2)	$(94.8)
Net cash from investing activities	139.4	80.6	93.5
Net cash from financing activities	(2.1)	8.3	0.3

Operating activities

Net cash used by operating activities for fiscal 2006 was $17.0 million lower than in fiscal 2005. The lower use of cash resulted primarily from lower net cash operating losses and lower working capital requirements in fiscal 2006. In fiscal 2006 compared to fiscal 2005, working capital benefited primarily from a lower decrease in accounts payable and other liabilities, partially offset by an increase in accounts receivable. The lower decrease in accounts payable and other liabilities resulted in part due to the discontinuation of the Online/Information Business. Partially offsetting this lower decrease were lower liabilities as a result of the decision to exit small molecule drug discovery and development and higher severance and other restructuring-related payments. The increase in accounts receivable resulted in part due to the sale of the small molecule programs and higher receivables associated with the diagnostics business.

Net cash used by operating activities for fiscal 2005 was $22.4 million higher than in fiscal 2004 primarily from higher net cash operating losses and lower cash receipts due to the expiration of Online/Information Business customer agreements.

Investing activities

Capital expenditures, net of disposals, were $4.8 million in fiscal 2006, $9.9 million in fiscal 2005, and $8.3 million in fiscal 2004. Fiscal 2006 capital expenditures consisted of leasehold improvements and equipment purchases, the majority of which related to the diagnostics business. Fiscal 2005 and 2004 capital expenditures consisted primarily of equipment purchases to support the small molecule drug discovery, diagnostics and proteomics businesses. Fiscal 2005 also included improvements made primarily to its therapeutics facilities.

In fiscal 2006, 2005, and 2004, cash was generated from the sales and maturities of available-for-sale investments, net of purchases of available-for-sale investments. Fiscal 2005 included the maturation of non-callable U.S. government obligations, pledged as collateral for the 8% senior secured convertible notes assumed in connection with the acquisition of Axys. A portion of the proceeds from the principal and interest received from these U.S. government obligations was used to fund the interest and principal payments under the notes. In fiscal 2006, the Celera Genomics group received proceeds of $9.5 million primarily related to the sale of non-strategic minority equity investments. In fiscal 2005, the Celera Genomics group received proceeds of $42.4 million from the sale of its facilities in Rockville, Maryland. In fiscal 2004, the Celera

Back to Contents

36
Management’s Discussion and Analysis — (Continued)	Applera Corporation

Genomics group sold its investment in DPI and received net proceeds of approximately $32 million.

Financing activities

In fiscal 2005, we repaid the remaining $6 million principal amount of the 8% senior secured convertible notes assumed in connection with the acquisition of Axys. These notes matured in October 2004. In fiscal 2004, we repurchased $10.0 million in principal amount of these notes. In fiscal 2006, we received proceeds of $23.5 million from the exercise of stock options, the majority of which were held by The Institute for Genomic Research (“TIGR”). TIGR received these options in fiscal 1999 in connection with the formation of the Celera Genomics group. Also in fiscal 2006, we paid $30 million to the Applied Biosystems group as partial consideration for its interest in the Celera Diagnostics joint venture.

Market Risks

We are exposed to potential loss from exposure to market risks represented principally by changes in currency rates, interest rates, and equity prices.

We operate internationally, with manufacturing and distribution facilities in various countries throughout the world. For fiscal 2006, 2005, and 2004, we derived approximately 50% to 55% of our revenues from countries outside of the U.S., while a significant portion of the related costs were based in U.S. dollars. We anticipate that our future results will continue to be affected by market risks, including changes in political and economic conditions in foreign markets and fluctuations in currency rates, primarily the euro, Japanese yen, and British pound.

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

We performed a sensitivity analysis as of June 30, 2006. Assuming a hypothetical 10% adverse change in currency rates relative to the U.S. dollar, we calculated a hypothetical after-tax loss of $12.3 million, as compared to a hypothetical after-tax loss of $13.8 million at June 30, 2005. Our analysis included the change in the value of the derivative financial instruments, along with the impact of translation on foreign currency-denominated assets and liabilities. Our analysis excluded the impact of translation of foreign currency forecasted revenues and intercompany transactions. If currency rates actually change in a manner similar to the assumed change in the foregoing calculation, the hypothetical calculated loss would be more than offset by the recognition of higher U.S. dollar equivalent foreign revenues. Actual gains and losses in the future could, however, differ materially from this analysis, based on changes in the timing and amount of currency rate movements and actual exposures and hedges.

We do not hedge our equity positions in other companies or our short-term investments. Our exposure on these instruments is limited to changes in quoted market prices. The fair value of our minority equity positions in other companies was approximately $16 million at June 30, 2006, as compared to $11 million at June 30, 2005.

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

Outlook

Applied Biosystems Group

The outlook below for the Applied Biosystems group contains non-GAAP financial measures, both historical and forward-looking, and including earnings per share and operating margin adjusted to exclude some costs, expenses, gains and losses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or

Back to Contents

37
Management’s Discussion and Analysis — (Continued)	Applera Corporation

other non-GAAP financial measures that we present are: gains or losses from sales of operating assets and investments; restructuring charges, including severance charges; charges and recoveries relating to significant legal proceedings; asset impairment charges; and amortization of acquired intangibles. In addition, for non-GAAP financial measures, we have also excluded the allocation of interperiod taxes and intercompany sales. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this report contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. However, in the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures because these measures are not accessible to us. We cannot predict the occurrence, timing, or amount of all non-GAAP items that we exclude from our non-GAAP financial measures but which could potentially be significant to the calculation of our GAAP financial measures for future fiscal periods.

The Applied Biosystems group believes that its fiscal 2007 outlook and financial performance will be affected by, among other things: the introduction and adoption of new products; the level of commercial investments in life science R&D; the level of government funding for life science research; the outcome of pending litigation matters; competitive product introductions and pricing; and the continued integration of Ambion-related products.

Subject to the inherent uncertainty associated with these factors, the Applied Biosystems group has the following expectations regarding its financial performance for fiscal 2007:

•
The Applied Biosystems group expects mid to high single digit revenue growth for fiscal 2007. This outlook includes the full fiscal year impact from the March 2006 acquisition of Ambion and the impact of currency. Revenues are expected to increase for both instruments and consumables. The Applied Biosystems group anticipates revenue growth in the Real-Time PCR/Applied Genomics and Mass Spectrometry product categories and revenue declines in the Core PCR & DNA Synthesis and Other Product Lines categories. Revenues in the DNA Sequencing product category are expected to approximately equal those in fiscal 2006. Quarterly year-over-year revenue changes may be different from our annual expectations due to a variety of factors, including the timing of customer orders and disbursements of government funding.

•
The Applied Biosystems group anticipates gross margin to equal or slightly exceed the fiscal 2006 gross margin of 54.7%. Operating expenses as a percentage of total revenues in fiscal 2007 are expected to be approximately equal to those in the prior year. SG&A as a percentage of total revenues is expected to be approximately equal to or less than the prior year level of 28.7%. R&D as a percentage of total revenues, and including the impact of Agencourt, is expected to be equal to or slightly above the prior year level of 9.4%. The Applied Biosystems group expects operating margin in fiscal 2007 to increase modestly from the fiscal 2006 level of 16.5%, excluding non-GAAP items in both fiscal years as described above.

•
The Applied Biosystems group expects the effective tax rate to be approximately 31%, compared to 29% in fiscal 2006. Factors contributing to the anticipated increase in the effective tax rate include the phase out of export benefits, lower R&D credits, and lower overseas dividends, excluding non-GAAP items in both fiscal years as described above.

•
The Applied Biosystems group expects earnings per share to increase at a rate slightly below the annual revenue growth rate. This outlook excludes the non-GAAP fiscal 2006 items mentioned above. Excluding the impact of the Agencourt acquisition, the incremental impact of stock based compensation, and the increase in the effective tax rate, the Applied Biosystems group believes that earnings per share would increase at a low double digit rate over the fiscal 2006 level. The total impact of these three items on fiscal 2007 EPS is expected to be approximately $0.12.

•	Capital spending is expected be in the range of $65 to $75 million.

The Applied Biosystems group anticipates that year-over-year revenue growth rates will be higher in the first three quarters of the fiscal year than in the fourth quarter primarily due to the acquisition of Ambion in March 2006. Additionally, due to the Ambion and Agencourt acquisitions, the Applied Biosystems group anticipates higher incremental operating expenses as a percentage of total first quarter fiscal 2007 revenues compared to the prior year period. As a result, the Applied Biosystems group expects a mid single digit year-over-year growth rate in non-GAAP EPS for the first quarter of fiscal 2007, excluding the fiscal 2006 non-GAAP items mentioned above. The Applied Biosystems group also expects that the third quarter year-over-year non-GAAP EPS growth rate will be negatively impacted due to income from licensing fees and royalties associated with a litigation settlement in the third quarter of fiscal 2006.

The Applied Biosystems group anticipates non-GAAP adjustments in fiscal 2007 related to the amortization of acquired intangibles and also anticipates potential in process R&D charges from the Agencourt acquisition that have not yet been quantified.

Back to Contents

38
Management’s Discussion and Analysis — (Continued)	Applera Corporation

The total pre-tax impact of FAS 123R (accounting for share-based compensation) in fiscal 2007 is expected to be approximately $14 million, with an EPS impact of approximately $0.05.

Other risks and uncertainties that may affect the Applied Biosystems group’s financial performance are detailed in Item 5 “Forward-Looking Statements and Risk Factors” in Part II of our Form 10-K Annual Report for fiscal 2006.

Celera Genomics Group

The Celera Genomics group anticipates that its fiscal 2007 financial performance will be affected by continued growth in demand for current and new diagnostic products and potential revenue from technology licenses and collaborations. Subject to the inherent uncertainty associated with these factors, the Celera Genomics group has the following expectations regarding its financial performance for fiscal 2007:

•	Total reported revenues are anticipated to be $40 to $45 million, including revenues from licensing and collaborations, which are anticipated to be $8 to $12 million.

•	R&D expenses are anticipated to be $55 to $65 million, and SG&A expenses are anticipated to be $30 to $35 million.

•	Net loss from operations is anticipated to be $28 to $35 million.

•
The Celera Genomics group expects to consume approximately $45 to $55 million in cash and short-term investments to fund operations, anticipated growth in placements of the m2000 system, and cash costs related to the fiscal 2006 restructuring. This does not include any proceeds that might be received from the sale of the Celera Genomics group’s small molecule facilities in South San Francisco, CA.

•	Total end-user revenues recognized through the Celera Genomics group’s alliance with Abbott and total revenue from unpartnered new genetic tests are anticipated to be $105 to $115 million.

•	Capital spending in fiscal 2007 is anticipated to be $2 to $4 million.

Other risks and uncertainties that may affect the Celera Genomics group’s financial performance are detailed in Item 5 “Forward-Looking Statements and Risk Factors” in Part II of our Form 10-K Annual Report for fiscal 2006.

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

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from anticipated results or other expectations expressed in forward-looking statements. We also note that achievement of anticipated results or expectations in forward-looking statements is subject to the possibility that assumptions underlying forward-looking statements will prove to be inaccurate. Investors should bear this in mind as they consider forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of our business include, but are not limited to, those described under the headings “Factors Relating to Applied Biosystems” and “Factors Relating to Celera Genomics” contained in our Form 10-K Annual Report for fiscal 2006.

Also, we note that owners of Applera-Applied Biosystems stock and Applera-Celera stock are subject to risks arising from their ownership of common stock of a corporation with two separate classes of common stock. The risks and uncertainties that arise from our capital structure, particularly our two separate classes of common stock, include, but are not limited to, those described under the heading “Risks Relating to a Capital Structure with Two Separate Classes of Common Stock” contained in our Form 10-K Annual Report for fiscal 2006.

Back to Contents

39
Consolidated Statements of Operations	Applera Corporation

(Dollar amounts in thousands except per share amounts) For the years ended June 30,	2006	2005	2004

Products	$1,576,870	$1,490,361	$1,455,959
Services	218,278	205,514	182,440
Other	154,242	149,265	186,794

Total Net Revenues	1,949,390	1,845,140	1,825,193

Products	769,416	734,001	725,698
Services	96,346	95,911	91,916
Other	15,476	18,747	32,365

Total Cost of Sales	881,238	848,659	849,979

Gross Margin	1,068,152	996,481	975,214

Selling, general and administrative	584,483	525,377	512,238
Research, development and engineering	271,359	330,603	351,620
Amortization of purchased intangible assets	5,916	4,237	7,519
Employee-related charges, asset impairments and other	26,547	34,376	41,824
Asset dispositions and legal settlements	11,221	(38,172)	(6,660)
Acquired research and development	3,400

Operating Income	165,226	140,060	68,673
Gain (loss) on investments, net	7,628	(50)	35,529
Interest expense	(656)	(280)	(300)
Interest income	37,714	29,140	23,137
Other income (expense), net	5,342	4,473	2,448

Income before Income Taxes	215,254	173,343	129,487
Provision for income taxes	2,762	13,548	14,534

Income from Continuing Operations	212,492	159,795	114,953
Income from discontinued operations, net of income taxes			10,628

Net Income	$212,492	$159,795	$125,581

Applied Biosystems Group (see Note 1)
Income from Continuing Operations per Share
Basic	$1.47	$1.21	$0.84
Diluted	$1.43	$1.19	$0.83

Income from Discontinued Operations per Share
Basic and diluted	$—	$—	$0.05

Net Income per Share
Basic	$1.47	$1.21	$0.89
Diluted	$1.43	$1.19	$0.88

Celera Genomics Group (see Note 1)
Net Loss per Share
Basic and diluted	$(0.83)	$(1.05)	$(0.79)

See accompanying notes to Applera Corporation’s consolidated financial statements.

Back to Contents

40
Consolidated Statements of Financial Position	Applera Corporation

(Dollar amounts in thousands except share data) At June 30,	2006	2005

Assets
Current assets
Cash and cash equivalents	$434,191	$779,401
Short-term investments	509,252	645,084
Accounts receivable (net of allowances for doubtful accounts of $7,638
and $7,025 respectively)	382,509	383,938
Inventories, net	137,651	126,541
Prepaid expenses and other current assets	163,362	152,645

Total current assets	1,626,965	2,087,609
Property, plant and equipment, net	396,436	438,398
Goodwill and intangible assets, net	322,097	63,076
Other long-term assets	667,477	575,102

Total Assets	$3,012,975	$3,164,185

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$201,691	$174,022
Accrued salaries and wages	98,938	91,188
Current deferred tax liability	17,560	12,504
Accrued taxes on income	50,944	77,327
Other accrued expenses	239,157	237,630

Total current liabilities	608,290	592,671
Other long-term liabilities	200,351	227,431

Total Liabilities	808,641	820,102

Commitments and contingencies (see Note 10)
Stockholders’ Equity
Capital stock
Preferred stock
Applera Corporation: $.01 par value; 10,000,000 shares authorized at June 30, 2006, and
2005; no shares issued and outstanding at June 30, 2006 and 2005
Common stock
Applera Corporation–Applied Biosystems stock: $.01 par value; 213,194,000 shares
issued at June 30, 2006, and 213,008,000 shares issued at June 30, 2005	2,132	2,130
Applera Corporation–Celera stock: $.01 par value; 77,335,000 shares issued at
June 30, 2006, and 74,255,000 shares issued at June 30, 2005	773	743
Capital in excess of par value	2,192,559	2,132,364
Retained earnings	714,137	558,065
Accumulated other comprehensive income (loss)	40,947	(41,787)
Treasury stock, at cost	(746,214)	(307,432)

Total Stockholders’ Equity	2,204,334	2,344,083

Total Liabilities and Stockholders’ Equity	$3,012,975	$3,164,185

See accompanying notes to Applera Corporation’s consolidated financial statements.

Back to Contents

41
Consolidated Statements of Cash Flows	Applera Corporation

(Dollar amounts in thousands) For the years ended June 30,	2006	2005	2004

Operating Activities of Continuing Operations
Income from continuing operations	$212,492	$159,795	$114,953
Adjustments to reconcile income from continuing operations
to net cash provided by operating activities:
Depreciation and amortization	90,988	101,955	125,267
Asset impairments	10,070	2,398	37,288
Employee-related charges and other	7,674	27,931	5,456
Share-based compensation programs	12,829	6,031	3,309
Deferred income taxes	(42,789)	(34,871)	(49,236)
Sale of assets and legal settlements, net	34,936	(29,646)	(35,463)
Acquired research and development	3,400
Loss from equity method investees			488
Changes in operating assets and liabilities:
Accounts receivable	14,399	9,471	49,338
Inventories	4,398	13,912	11,787
Prepaid expenses and other assets	5,713	(14,135)	(13,223)
Accounts payable and other liabilities	(79,221)	(26,418)	(55,529)

Net Cash Provided by Operating Activities of Continuing Operations	274,889	216,423	194,435

Net Cash Provided (Used) by Operating Activities of Discontinued Operations	(135)	338	(17,738)

Investing Activities of Continuing Operations
Additions to property, plant and equipment, net	(46,077)	(93,881)	(68,391)
Proceeds from maturities of available-for-sale investments	317,008	2,022,558	2,230,846
Proceeds from sales of available-for-sale investments	313,482	670,062	1,020,316
Purchases of available-for-sale investments	(495,748)	(2,595,919)	(3,196,559)
Acquisitions and investments, net of cash acquired	(279,133)	(371)	(288)
Proceeds from the sale of assets, net	34,985	49,751	35,221

Net Cash Provided (Used) by Investing Activities of Continuing Operations	(155,483)	52,200	21,145

Financing Activities
Net change in loans payable	(72)
Principal payments on debt		(6,000)	(10,000)
Dividends	(23,957)	(33,446)	(43,528)
Purchases of common stock for treasury	(601,910)	(6,100)	(324,999)
Proceeds from stock issued for stock plans and other	164,442	56,982	28,801

Net Cash Provided (Used) by Financing Activities	(461,497)	11,436	(349,726)

Effect of Exchange Rate Changes on Cash	(2,984)	(8,866)	12,871

Net Change in Cash and Cash Equivalents	(345,210)	271,531	(139,013)
Cash and Cash Equivalents Beginning of Year	779,401	507,870	646,883

Cash and Cash Equivalents End of Year	$434,191	$779,401	$507,870

See accompanying notes to Applera Corporation’s consolidated financial statements.

Back to Contents

42
Consolidated Statements of Stockholders’ Equity	Applera Corporation

	Applera–				Accumulated
	Applied	Applera–	Capital in		Other		Total
	Biosystems	Celera	Excess of	Retained	Comprehensive	Treasury	Stockholders’
(Dollar amounts in thousands)	Stock	Stock	Par Value	Earnings	Income (Loss)	Stock	Equity

Balance at June 30, 2003	$2,128	$723	$2,102,936	$355,252	$(54,485)	$(66,269)	$2,340,285
Comprehensive income
Net income				125,581			125,581
Other comprehensive income:
Foreign currency translation adjustments					34,044
Unrealized gain on hedge contracts, net of
reclassification adjustments					6,168
Minimum pension liability adjustment					8,780
Unrealized loss on investments, net of
reclassification adjustments					(10,190)

Other comprehensive income					38,802		38,802

Comprehensive income							164,383

Cash dividends declared on Applera-Applied
Biosystems stock				(34,645)			(34,645)
Purchase of shares for treasury stock						(324,999)	(324,999)
Issuances under Applera-Applied Biosystems
stock plans	2		(3,385)	(5,148)		32,135	23,604
Issuances under Applera-Celera stock plans		8	5,733				5,741
Tax benefit related to employee stock options			3,372				3,372
Share-based compensation			3,149	29		130	3,308

Balance at June 30, 2004	2,130	731	2,111,805	441,069	(15,683)	(359,003)	2,181,049
Comprehensive income
Net income				159,795			159,795
Other comprehensive income:
Foreign currency translation adjustments					(8,598)
Unrealized gain on hedge contracts, net of
reclassification adjustments					10,975
Minimum pension liability adjustment					(24,610)
Unrealized loss on investments, net of
reclassification adjustments					(3,871)

Other comprehensive loss					(26,104)		(26,104)

Comprehensive income							133,691

Cash dividends declared on Applera-Applied
Biosystems stock				(33,446)			(33,446)
Purchase of shares for treasury stock						(6,100)	(6,100)
Issuances under Applera-Applied Biosystems
stock plans			(474)	(9,379)		57,433	47,580
Issuances under Applera-Celera stock plans		12	9,757				9,769
Tax benefit related to employee stock options			5,509				5,509
Share-based compensation			5,767	26		238	6,031

Balance at June 30, 2005	2,130	743	2,132,364	558,065	(41,787)	(307,432)	2,344,083
Comprehensive income
Net income				212,492			212,492
Other comprehensive income:
Foreign currency translation adjustments					548
Unrealized loss on hedge contracts, net of
reclassification adjustments					(7,947)
Minimum pension liability adjustment					90,410
Unrealized loss on investments, net of
reclassification adjustments					(277)

Other comprehensive income					82,734		82,734

Comprehensive income							295,226

Cash dividends declared on Applera-Applied
Biosystems stock				(31,660)			(31,660)
Purchase of shares for treasury stock						(601,910)	(601,910)
Issuances under Applera-Applied Biosystems
stock plans	2		5,431	(24,794)		163,312	143,951
Issuances under Applera-Celera stock plans		30	25,107			(277)	24,860
Tax benefit related to employee stock options			16,956				16,956
Share-based compensation			12,701	34		93	12,828

Balance at June 30, 2006	$2,132	$773	$2,192,559	$714,137	$40,947	$(746,214)	$2,204,334

See accompanying notes to Applera Corporation’s consolidated financial statements.

Back to Contents

43
Notes to Consolidated Financial Statements	Applera Corporation

Note 1—Accounting Policies and Practices

Organization

Applera Corporation is a life sciences company with a mission to improve human health and society by understanding and applying the power of biology to develop breakthrough research technologies and diagnostic products. When used in these notes, the terms “Applera,” “Company,” “we,” “us,” or “our” mean Applera Corporation and its subsidiaries. Through December 31, 2005, we were comprised of three business segments: the Applied Biosystems group, the Celera Genomics group, and Celera Diagnostics. Through December 31, 2005, we operated a diagnostic business known as Celera Diagnostics. This business was a 50/50 joint venture between the Applied Biosystems group and the Celera Genomics group. Effective January 1, 2006, the Celera Genomics group acquired the Applied Biosystems group’s 50 percent interest in the Celera Diagnostics joint venture such that it now owns 100 percent of Celera Diagnostics. As a result of this restructuring and the manner by which our management now operates and assesses the business, Celera Diagnostics is no longer a separate segment within Applera and we have restated prior period consolidating financial information to reflect this change. See Note 16 to our consolidated financial statements for more information on our segments.

Principles of Consolidation

We include the accounts of Applera and all of our majority-owned subsidiaries that we control in our consolidated financial statements. In addition, as required under Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 46R, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51,” our consolidation policy requires the consolidation of variable interest entities, or VIEs, in which we are determined to be the primary beneficiary from the date the determination is made. As of June 30, 2006 and 2005, we did not have any investments in VIEs. We have eliminated all significant intracompany transactions and balances in consolidation.

We have reclassified some prior year amounts in the consolidated financial statements and notes for comparative purposes.

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

Capital Structure

In fiscal 1999, as part of a recapitalization of our Company, we created two classes of common stock called Applera Corporation-Applied Biosystems Group Common Stock (“Applera-Applied Biosystems stock”) and Applera Corporation-Celera Genomics Group Common Stock (“Applera-Celera stock”). Applera-Applied Biosystems stock is intended to reflect the relative performance of the Applied Biosystems group, and Applera-Celera stock is intended to reflect the relative performance of the Celera Genomics group.

Holders of Applera-Applied Biosystems stock and holders of Applera-Celera stock are stockholders of Applera. The Applied Biosystems group and the Celera Genomics group are not separate legal entities and holders of these stocks are stockholders of a single company, Applera. As a result, holders of these stocks are subject to all of the risks associated with an investment in Applera and all of its businesses, assets, and liabilities.

Financial effects arising from one group that affect our consolidated results of operations or consolidated financial position could, if significant, affect the results of operations or financial position of the other group and the per share market price of the class of common stock relating to the other group. Any net losses of the Applied Biosystems group or the Celera Genomics group and dividends or distributions on, or repurchases of, Applera-Applied Biosystems stock or Applera-Celera stock or repurchases of preferred stock of the Company will reduce the assets of Applera legally available for payment of dividends.

Recently Issued Accounting Standards

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.” FIN 48 is intended to clarify the accounting for uncertainty in income tax positions. FIN 48 addresses the recognition and measurement of uncertain income tax positions using a “more-likely-than-not” threshold and will also require enhanced disclosures in the financial statements. The provisions of FIN 48 are effective for us beginning July 1, 2007. We are currently evaluating the impact of this Interpretation on our financial statements.

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

Back to Contents

44
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

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

The following table presents a reconciliation of basic and diluted earnings (loss) per share for the fiscal years ended June 30:

	Applied Biosystems Group			Celera Genomics Group
(Amounts in millions except per share amounts)	2006	2005	2004	2006	2005	2004

Income (loss) from continuing operations	$275.1	$236.9	$172.3	$(62.7)	$(77.1)	$(57.5)
Allocated intercompany sales of assets	0.1

Total net income (loss) allocated	275.2	236.9	172.3	(62.7)	(77.1)	(57.5)
Less dividends declared on common stock	31.7	33.4	34.6

Undistributed earnings (loss)	$243.5	$203.5	$137.7	$(62.7)	$(77.1)	$(57.5)

Allocation of basic earnings (loss) per share
Basic distributed earnings per share*	$0.17	$0.17	$0.17	$—	$—	$—
Basic undistributed earnings (loss) per share	1.30	1.04	0.67	(0.83)	(1.05)	(0.79)

Total basic earnings (loss) per share from continuing operations	$1.47	$1.21	$0.84	$(0.83)	$(1.05)	$(0.79)

Allocation of diluted earnings (loss) per share
Diluted distributed earnings per share*	$0.17	$0.17	$0.17	$—	$—	$—
Diluted undistributed earnings (loss) per share	1.26	1.02	0.66	(0.83)	(1.05)	(0.79)

Total diluted earnings (loss) per share from continuing operations	$1.43	$1.19	$0.83	$(0.83)	$(1.05)	$(0.79)

Weighted average number of common shares
Basic	187.0	196.4	204.6	75.5	73.4	72.5
Common stock equivalents	4.9	2.6	3.7

Diluted	191.9	199.0	208.3	75.5	73.4	72.5

* Amounts represent actual dividends per share distributed.

Options to purchase stock at exercise prices greater than the average market prices of our common stocks were excluded from the computation of diluted earnings per share because the effect would have been antidilutive. Additionally, options and warrants to purchase shares of Applera-Celera stock were excluded from the computation of diluted loss per share because the effect would have been antidilutive. The following table presents the number of shares excluded from the diluted earnings and loss per share computations at June 30:

(Shares in millions)	2006	2005	2004

Applera-Applied Biosystems stock	5.2	16.5	27.2
Applera-Celera stock	8.1	11.9	12.8

Share-Based Compensation

Under our share-based compensation plans, we issue stock options, restricted stock and restricted stock units. We also sponsor an employee stock purchase plan. See Note 7 to our consolidated financial statements for further information. Effective July 1, 2005, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Share-Based Payment (revised 2004)” for all of our share-based compensation plans. SFAS No. 123R requires entities to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. We adopted SFAS No. 123R using the modified prospective method of transition. This method requires us to apply the provisions of SFAS No. 123R to new awards from and after our adoption date and to any awards that were unvested as of our adoption date, but did not require us to restate prior periods. For our stock option and restricted stock plans, we recognize compensation expense on a straight-line basis over the requisite service period for the entire grant. We recognize expense for our employee stock purchase plans as costs are incurred. For the year ended June 30, 2006, total share-based compensation expense and the earnings per share effects of adopting the provisions of SFAS No. 123R were as follows:

(Dollar amounts in millions, except per share amounts)	Applera- Applied Biosystems Stock	Applera- Celera Stock

Pre-tax share-based compensation expense	$11.2	$1.5
Tax benefit	3.4	0.3

Net expense	$7.8	$1.2

Basic earnings per share	$0.04	$0.02
Diluted earnings per share	0.04	0.02

Back to Contents

45
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

The amounts above include pre-tax charges of $8.6 million for the year ended June 30, 2006, for our restricted stock plans, primarily allocated to the Applied Biosystems group, which would have been recorded as compensation expense under Accounting Principles Board Opinion No. (“APB Opinion No.”) 25, “Accounting for Stock Issued to Employees.” Cash received from option exercises under these plans was $164.4 million and the total intrinsic value of awards exercised and released was $55.8 million for fiscal 2006. In connection with these exercises, we realized a tax benefit of $17.0 million for fiscal 2006.

Pro Forma Disclosures – Prior to Adoption of SFAS No. 123R

Prior to fiscal 2006, we applied the provisions of APB Opinion No. 25 and FIN 44, “Accounting for certain transactions involving stock compensation – an interpretation of Accounting Principles Board No. 25” in accounting for our share-based compensation plans. With the exception of the effect of accelerating the vesting of some stock options in fiscal 2005, under APB Opinion No. 25, we did not record any compensation cost related to stock options since the exercise price of stock options granted to employees, generally, equaled the fair market value of our stock prices at the date of grant. We also did not record any compensation expense related to our employee stock purchase plans since the provisions of these plans were deemed non-compensatory under APB Opinion No. 25. However, for restricted stock, the intrinsic value as of the grant date was amortized to compensation expense over the vesting period. We recorded pre-tax charges of $3.0 million ($2.0 million net of tax) for fiscal 2005 and $2.9 million ($1.9 million net of tax) for fiscal 2004 for restricted stock under ABP Opinion No. 25.

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

Our board of directors approved the accelerated vesting based on the belief that it was in the best interest of stockholders as it will reduce our reported compensation expense commencing July 1, 2005, with the adoption of SFAS No. 123R. As a result of the acceleration, during fiscal 2005, the Applied Biosystems group recorded a pre-tax charge of $1.6 million and the Celera Genomics group recorded a pre-tax charge of $1.0 million of compensation cost that represents the intrinsic value measured at the relevant acceleration dates for the estimated number of awards that, absent the accelerated vesting, would have expired unexercisable. As a result of the accelerated vesting, options to purchase approximately 14.0 million shares of Applera-Applied Biosystems stock and approximately 3.6 million shares of Applera-Celera stock became exercisable immediately during fiscal 2005. Our pro forma tables below include the acceleration of the unamortized portion of unvested stock options, which resulted in an additional pre-tax amount of approximately $98 million for the Applied Biosystems group and approximately $19 million for the Celera Genomics group for fiscal 2005.

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

		Applera Corporation
(Dollar amounts in millions)		2005	2004

Income from continuing operations, as reported		$159.8	$115.0
Add:	Share-based employee compensation expense included in reported income from continuing operations, net of tax	4.3	1.9
Deduct:	Share-based employee compensation expense determined under fair value based method, net of tax	170.5	120.9

Pro forma loss from continuing operations		$(6.4)	$(4.0)

Back to Contents

46
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

		Applied Biosystems Group		Celera Genomics Group
(Dollar amounts in millions except per share amounts)		2005	2004	2005	2004

Income (loss) from continuing operations, as allocated		$236.9	$172.3	$(77.1)	$(57.5)
Add:	Share-based employee compensation expense included in reported income (loss) from continuing operations, net of tax	2.7	1.2	1.6	0.7
Deduct:	Share-based employee compensation expense determined under fair value based method, net of tax	141.9	97.6	28.6	23.3

Pro forma income (loss) from continuing operations		$97.7	$75.9	$(104.1)	$(80.1)

Earnings (loss) per share from continuing operations
Basic — as reported		$1.21	$0.84	$(1.05)	$(0.79)
Basic — pro forma		0.50	0.37	(1.42)	(1.10)
Diluted — as reported		1.19	0.83	(1.05)	(0.79)
Diluted — pro forma		0.49	0.36	(1.42)	(1.10)

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

	2006	2005	2004

Applied Biosystems Group
Dividend yield	0.7%	0.9%	0.8%
Volatility	24%	62%	71%
Risk-free interest rate	4.5%	3.6%	3.8%
Expected option life in years	4	5	5
Weighted average fair value per option granted	$6.31	$11.15	$12.32

Celera Genomics Group
Volatility	35%	43%	66%
Risk-free interest rate	4.3%	3.6%	3.8%
Expected option life in years	5	4	4
Weighted average fair value per option granted	$4.36	$3.90	$6.05

Prior to fiscal 2006, we determined the expected term of our options primarily based on the average life of our options for both Applera-Applied Biosystems stock and Applera-Celera stock. With the adoption of SFAS No. 123R in fiscal 2006, we determined the expected term of our options based on historical exercise patterns, which factored in the historical weighted average holding period from grant date to settlement date and from vest date to exercise date. We used the historical exercise patterns to project future settlement of outstanding options. As a result, the expected option life for Applera-Applied Biosystems stock decreased from five to four years and increased from four to five years for Applera-Celera stock.

Prior to fiscal 2006, we determined expected volatility over the expected term based on historical volatilities of our two classes of common stock. With the adoption of SFAS No. 123R, we continue to determine expected volatility based on historical volatilities, but have incorporated some adjustments, as noted below, related to the Celera Genomics group. In addition, under SFAS No. 123R, we began using a mean reversion analysis, which we believe provides a better estimate of current and future volatility rate expectations for our classes of stock. The volatility rate for Applera-Applied Biosystems stock decreased from the prior year primarily as a result of the decline in the expected option life as discussed in the preceding paragraph. We believe that the methodology used to determine the historical volatility for Applera-Celera stock under APB Opinion No. 25, which included the impact during the time period of the sequencing and publication of the human genome by the Celera Genomics group, resulted in extraordinary volatility in the Celera Genomics group’s stock price. As such, with the adoption of SFAS No. 123R, we excluded this unusually volatile period from our mean-reversion analysis for fiscal years commencing with 2006.

Foreign Currency

We translate assets and liabilities of foreign operations, where the functional currency is the local currency, into U.S. dollars at the fiscal year-end currency rates. We record the related translation adjustments as a separate component of accumulated other comprehensive income (loss) in the Consolidated Statements of Financial Position. We translate foreign currency revenues and expenses using average currency rates prevailing during the fiscal year. Foreign currency transaction gains and losses are included in net income. Transaction gains and losses occur from fluctuations in exchange rates when assets and liabilities are denominated in currencies other than the functional currency of an entity. Net transaction gains were $5.7 million for fiscal 2006, net transaction gains were $3.4 million for fiscal 2005, and net transaction losses were $0.6 million for fiscal 2004. Net transaction gains and losses include the gains and losses on the revaluation of non-functional currency-denominated net assets offset by the losses and gains on non-qualified hedges on these positions. See Note 11 to our consolidated financial statements for further information on our hedging program.

Back to Contents

47
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Derivative Financial Instruments

We use derivative financial instruments to minimize exposure to market risks arising from changes in currency rates. We used forward, option, and range forward contracts as our derivative financial instruments during fiscal 2006 and 2005 (see Note 11 to our consolidated financial statements).

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

The fair value of short-term investments and unrealized gains (losses) at June 30, 2006 and 2005, was as follows:

(Dollar amounts in millions)	2006	2005

Certificates of deposit and time deposits	$30.3	$18.8
Commercial paper	39.3	54.8
U.S. government and agency obligations	182.3	326.1
Corporate bonds	161.3	180.4
Asset backed securities	96.1	65.0

Total short-term investments	$509.3	$645.1

Unrealized gains on investments	$0.1	$0.1
Unrealized losses on investments	(3.6)	(2.5)

The realized gains and losses associated with our short-term investments for the fiscal years ended June 30 were as follows:

(Dollar amounts in millions)	2006	2005	2004

Realized gains on investments	$0.1	$0.1	$0.3
Realized losses on investments	(0.1)	(0.2)	(0.3)

The following table summarizes the contractual maturities of available-for-sale securities at June 30:

(Dollar amounts in millions)	2006

Less than one year	$251.8
Due in one to two years	114.3
Due in two to five years	137.8
Over five years	5.4

Total	$509.3

We also held securities that are classified as trading at June 30, 2006 and 2005, which were recorded at fair value with realized and unrealized gains and losses included in income. These securities are recorded in other current assets. Included in income were unrealized net gains of $2.6 million during fiscal 2006 and unrealized losses of $1.9 million during fiscal 2005.

Investments

We account for investments in business entities in which we have the ability to exercise significant influence over operating and financial policies (generally 20% to 50% ownership) using the equity method of accounting. Under the equity method of accounting, we record investments at cost and we adjust for dividends and undistributed earnings and losses. As of June 30, 2006 and 2005, we did not have any investments in VIEs.

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

Inventories

Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Cost is determined principally on the standard cost method for manufactured goods which approximates cost on the first-in, first-out method. Reserves for obsolescence and excess inventory are provided based on historical experience and estimates of future product demand. Inventories at June 30, 2006 and 2005, included the following components:

(Dollar amounts in millions)	2006	2005

Raw materials and supplies	$44.3	$45.9
Work-in-process	12.8	5.3
Finished products	80.6	75.3

Total inventories, net	$137.7	$126.5

Back to Contents

48
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Property, Plant and Equipment, and Depreciation

Property, plant and equipment are recorded at cost and consisted of the following at June 30, 2006 and 2005:

(Dollar amounts in millions)	2006	2005

Land and improvements	$117.4	$117.6
Buildings and leasehold improvements	272.5	288.4
Machinery and equipment	269.2	306.5
Computer software and licenses	151.1	133.9

Property, plant and equipment, at cost	810.2	846.4
Accumulated depreciation and amortization	413.8	408.0

Property, plant and equipment, net	$396.4	$438.4

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

We compute depreciation expense of owned property, plant and equipment based on the expected useful lives of the assets primarily using the straight-line method. We amortize leasehold improvements over their estimated useful lives or the term of the applicable lease, whichever is less. Useful lives are generally five to ten years for land improvements, 30 to 40 years for buildings, and three to seven years for machinery and equipment. We amortize capitalized internal-

use software costs primarily over the expected useful lives, not to exceed seven years. Depreciation expense for property, plant and equipment was $73.8 million for fiscal 2006, $82.5 million for fiscal 2005, and $94.9 million for fiscal 2004. During fiscal 2006, the Celera Genomics group recorded $9.8 million of impairment charges, of which $1.8 million was recorded in the fourth quarter of fiscal 2006, related to the closure of its South San Francisco, California facilities. In addition, the Applied Biosystems group recorded $2.6 million of impairment charges in fiscal 2005 related to its San Jose, California, and Houston, Texas facilities. Included in this charge was $1.9 million of property, plant and equipment. These charges are included in employee-related charges, asset impairments and other in the Consolidated Statements of Operations. See Note 2 to our consolidated financial statements for more information.

Capitalized Software

We capitalize and include in other long-term assets software development costs for software used in our products which are incurred from the time technological feasibility of the software is established until the software is ready for its intended use. We amortize these costs using the straight-line method over a maximum of three years or the expected life of the product, whichever is less. Capitalized software costs, net of accumulated amortization, were $2.1 million at June 30, 2006, and $2.8 million at June 30, 2005. Amortization expense was $1.6 million in fiscal 2006, $6.9 million in fiscal 2005, and $13.6 million in fiscal 2004. We expense R&D costs and other computer software maintenance costs related to software development as incurred.

Intangible Assets

We amortize intangible assets using the straight-line method over their expected useful lives. Intangible assets at June 30, 2006 and 2005, included the following:

		2006		2005
(Dollar amounts in millions)	Weighted Average Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Amortized intangible assets:
Acquired technology	6	$ 83.3	$44.5	$60.5	$42.7
Patents	7	29.9	22.9	25.5	20.7
Customer relationships	7	27.1	1.6
Favorable operating leases				11.6	10.5
Other		0.3	0.3

Total amortized intangible assets		140.6	69.3	97.6	73.9

Unamortized intangible assets:
Trade name		4.9

Total		$145.5	$69.3	$97.6	$73.9

Back to Contents

49
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Aggregate amortization expense for the fiscal years ended June 30, 2006 and 2005, was as follows:

(Dollar amounts in millions)	2006	2005

Applied Biosystems group	$11.6	$7.0
Celera Genomics group	3.3	5.0

Consolidated	$14.9	$12.0

We record amortization expense in cost of sales and SG&A. However, amortization of acquisition-related intangible assets is recorded in the amortization of purchased intangible assets in the Consolidated Statements of Operations. At June 30, 2006, we estimated annual amortization expense of our intangible assets for each of the next five fiscal years to be as shown in the following table. Future acquisitions or impairment events could cause these amounts to change.

(Dollar amounts in millions)	Applied Biosystems Group	Celera Genomics Group	Consolidated

2007	$16.9	$2.2	$19.1
2008	13.9	0.6	14.5
2009	12.6	0.2	12.8
2010	10.2	0.2	10.4
2011	6.5	0.1	6.6

In connection with the acquisition of the Research Products Division of Ambion Inc. (“Ambion”), we acquired the Ambion trade name that we determined to be indefinitely lived. This intangible asset is tested for impairment as part of our annual goodwill impairment test as discussed below.

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

(Dollar amounts in millions)	Applied Biosystems Group	Celera Genomics Group	Consolidated

Balance as of June 30, 2005	$ 36.7	$2.7	$ 39.4
Goodwill recorded as part of the acquisition of Ambion	206.5		206.5

Balance as of June 30, 2006	$243.2	$2.7	$245.9

Refer to Note 3 to our consolidated financial statements for information on the goodwill we acquired in connection with the Ambion acquisition.

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

Product Warranties

We accrue warranty costs for product sales at the time of shipment based on historical experience as well as anticipated product performance. Our product warranties extend over a specified period of time ranging up to two years from the date of sale depending on the product subject to warranty. The product warranty accrual covers parts and labor for repairs and replacements covered by our product warranties. We periodically review the adequacy of our warranty reserve, and adjust, if necessary, the warranty percentage and accrual based on actual experience and estimated costs to be incurred.

The following table provides the analysis of the warranty reserve for the fiscal years ended June 30, 2006 and 2005:

(Dollar amount in millions)	2006	2005

Beginning of year	$14.0	$15.9
Accruals for warranties	16.6	21.9
Usage of reserve	(16.9)	(22.8)
Other*	(3.1)	(1.0)

End of year	$10.6	$14.0

* Other consists of accrual adjustments to reflect actual experience and currency translation.

Revenues

We record revenue on entering into a final agreement with the customer that includes the specific nature and terms of the revenue-generating activity and for which collectibility is reasonably assured, which is generally at the time of shipment of products or performance of services. Concurrently, we record provisions for warranty, returns, and installation based on historical experience and anticipated product performance. Discounts are recorded as sales reductions concurrently with the applicable sale. Cash discounts are recorded as sales reductions on our receipt of the sales proceeds. Deferred revenues consist of

Back to Contents

50
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

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

In revenue arrangements with multiple deliverables, we record revenue as the separate elements are delivered to the customer if the delivered item is determined to represent a separate earnings process, there is objective and reliable evidence of the fair value of the undelivered item, and delivery or performance of the undelivered item is probable and substantially in our control. For instruments where installation is determined to be a separate earnings process, the portion of the sales price allocable to the fair value of the installation is deferred and recognized when installation is complete. We determine the fair value of the installation process based on technician labor billing rates, the expected number of hours to install the instrument based on historical experience, and amounts charged by third parties.

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

We recognize royalty revenues when earned over the term of the agreement in exchange for the grant of licenses to use our products or on technologies for which we hold patents. We recognize revenue for estimates of royalties earned during the applicable period, based on historical activity, and make revisions for actual royalties received in the following quarter. For those arrangements where royalties cannot be reasonably estimated, we recognize revenue on the receipt of cash or royalty statements from our licensees. In addition, we recognize up-front nonrefundable license fees when due under contractual agreement, unless we have specific continuing performance obligations requiring deferral of all or a portion of such fees.

A substantial portion of the Celera Genomics group reported net revenues consists of equalization payments from Abbott Laboratories resulting from a profit and loss sharing arrangement between the Company and Abbott. All revenues, costs and expenses of the alliance are shared equally by both parties. At the end of each reporting period the two companies compare a statement of revenues and expenses for alliance activities recorded by each party. A calculation is made to determine the amount that needs to be paid to evenly split both the revenue and expenses. This payment is referred to as the equalization payment and is recorded as revenue by the Celera Genomics group. The timing and nature of equalization payments can lead to fluctuations in both reported revenues and gross margins from period to period due to changes in end-user revenues of alliance products and differences in relative operating expenses between the alliance partners.

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

Supplemental Cash Flow Information

Cash paid for interest and income taxes and significant non-cash investing and financing activities for the following fiscal years ended June 30 were as follows:

(Dollar amounts in millions)	2006	2005	2004

Interest	$0.1	$0.2	$1.3
Income taxes	48.6	58.0	52.8
Significant non-cash investing and financing activities:
Tax benefit related to employee stock options	17.0	5.5	3.4
Dividends declared not paid	7.7
Issuances of restricted stock		0.8	6.6
Stock issued for which proceeds were in-transit	3.1	0.9	0.5

Note 2—Events Impacting Comparability

We are providing the following information on some actions taken by us or events that occurred during the fiscal years ended June 30:

Income/(charge)
(Dollar amounts in millions)	2006	2005	2004

Severance and benefit costs	$(14.3)	$(24.7)	$(6.3)
Asset impairments	(10.9)	(0.8)	(36.1)
Excess lease space	(1.2)	(10.0)
Other	(2.6)
Reduction of expected costs	2.5	1.1	0.6

Total employee-related charges, asset impairments, and other	$(26.5)	$(34.4)	$(41.8)

Back to Contents

51
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Employee-Related Charges, Asset Impairments, and Other

The following items have been recorded in the Consolidated Statements of Operations in employee-related charges, asset impairments and other, except as noted.

Fiscal 2006

In fiscal 2006, the Applied Biosystems group recorded pre-tax charges of $1.5 million for employee terminations related to the Applied Biosystems/MDS Sciex Instruments business, a 50/50 joint venture between the Applied Biosystems group and MDS Inc. MDS recorded a restructuring charge for a reduction in workforce as part of its strategy to focus on the life sciences market. The $1.5 million represents the Applied Biosystems group’s share of the restructuring charge.

Also in fiscal 2006, the Applied Biosystems group recorded a $1.1 million pre-tax impairment charge to write-down the carrying amount of its San Jose, California facility to its current estimated market value less estimated selling costs. This charge was in addition to the charge recorded in fiscal 2005 described below. In the fourth quarter of fiscal 2006, the Applied Biosystems group completed the sale and recognized a $0.9 million pre-tax favorable adjustment to the charges previously recorded based on the actual sales price per the agreement. Please see Note 8 to our consolidated financial statements for additional information.

During fiscal 2006, the Celera Genomics group recorded pre-tax charges related to its decision to exit its small molecule drug discovery and development programs and the integration of Celera Diagnostics into the Celera Genomics group. These charges consisted of the following components:

(Dollar amounts in millions)	Employee- Related Charges	Asset Impairments	Excess Lease Space	Other Disposal Costs	Total

Third quarter	$10.7	$8.0	$0.8	$1.4	$20.9
Fourth quarter	2.1	1.8	0.4	1.2	5.5

Total charges	12.8	9.8	1.2	2.6	26.4

Cash payments	7.9		0.2	2.4	10.5
Non-cash activity		9.3		0.2	9.5

Balance at June 30, 2006	$4.9	$0.5	$1.0	$—	$6.4

The employee-related charges were severance costs primarily for staff reductions in small molecule drug discovery and development. The asset impairment charges primarily related to a write-down of the carrying amount of an owned facility to its current estimated market value less estimated selling costs, as well as write- offs of leasehold improvements and equipment. As of March 31, 2006, all of the affected employees were notified and substantially all were terminated by July 31, 2006. Cash expenditures were funded by available cash. The remaining cash expenditures related to these charges are expected to be disbursed by December 2006.

Fiscal 2005

During fiscal 2005, the Applied Biosystems group recorded pre-tax charges consisting of the following components:

(Dollar amounts in millions)	Employee- Related Charges	Excess Lease Space	Asset Impairments	Total

First quarter	$7.3	$—	$—	$7.3
Second quarter	2.9	2.3		5.2
Fourth quarter	11.6	6.2	2.6	20.4

Total charges	21.8	8.5	2.6	32.9

Cash payments	10.5	0.2		10.7
Non-cash activity		5.2	1.9	7.1
Reduction of expected costs	0.3			0.3

Balance at June 30, 2005	11.0	3.1	0.7	14.8

Cash payments	9.5	1.4	0.3	11.2
Reduction of expected costs and other	1.4		0.4	1.8

Balance at June 30, 2006	$0.1	$1.7	$—	$1.8

The fiscal 2005 severance charges reflected the Applied Biosystems group’s decision to reduce and rebalance its workforce and were implemented as a result of a strategic and operational analysis conducted by management. The positions eliminated were primarily in the areas of R&D, manufacturing, marketing, and operations. These actions were intended to allow us to expand personnel in other functional areas including field sales and support, manufacturing quality, and advanced research, as well as to better align our resources with the needs of our customers. Additionally, the severance charges recorded in the first and second quarters related, in part, to staff reductions intended to integrate the Applied Biosystems MALDI TOF product line into the Applied Biosystems/MDS Sciex Instruments joint venture with MDS Inc. We took these actions to improve operational efficiency and quality, while assuring that our R&D spending remains aligned with our strategic initiatives.

As of June 30, 2005, all of the employees affected by the first and second quarter staff reductions had been terminated. By March 31, 2006, all of the employees affected by the fourth quarter staff reduction were terminated. During 2006, we made cash payments of $9.5 million, the majority of which related to the fourth quarter termination charge. In regards to the excess lease space charges, through June 30, 2006, we made cash payments of $0.4 million related to the second quarter charge and $1.0 million related to the fourth quarter charge. These cash expenditures were funded by cash provided by operating activities. In the third quarter of fiscal 2005, the Applied Biosystems group recorded a pre-tax benefit of $0.1 million for a reduction in anticipated employee-related costs associated with the severance and benefit charge recorded in the first quarter of fiscal 2005. In fiscal 2005, the Applied Biosystems group recorded a pre-tax benefit of $0.2 million for a reduction in anticipated employee-related costs associated with the severance and benefit charge recorded in the second quarter of fiscal 2005.

Back to Contents

52
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

The excess lease space charges represented the estimated cost of excess lease space less estimated future sublease income for some leased facilities in Massachusetts and California whose leases extend through fiscal years 2007 to 2011. The asset impairment charges taken in the fourth quarter related to the write-down in value of the Applied Biosystems group’s facilities in San Jose, California, and Houston, Texas. As noted above, the Applied Biosystems group recorded an additional impairment charge as well as a favorable adjustment to the charges related to the San Jose facility in fiscal 2006. See Note 8 to our consolidated financial statements for more information on our San Jose, California facility.

During fiscal 2005, the Celera Genomics group recorded pre-tax charges totaling $4.5 million related to our decision to discontinue promotion of products and most operations of Paracel, Inc., a business we acquired in fiscal 2000. Paracel developed high-performance genomic data and text analysis systems for the pharmaceutical, biotechnology, information services, and government markets. Due to a shift in focus, Paracel was no longer deemed strategic to the overall business. The charge consisted of $1.1 million for severance and benefit costs, $1.7 million for excess facility lease expenses and asset impairments, and $1.7 million in cost of sales for the impairment of inventory. The charge for excess facility lease expenses and asset impairments was primarily for a revision to an accrual initially recorded in fiscal 2002 for the estimated cost of excess facility space for a lease that extends through fiscal 2011 and to write off related fixed assets.

As of March 31, 2005, the majority of the affected Paracel employees were terminated. Substantially all cash payments related to these terminations were made as of June 30, 2005. Through June 30, 2006, we made cash payments of $2.1 million related to the excess lease space charge. The cash expenditures were funded by available cash. The remaining cash expenditures related to this charge of approximately $3.0 million are expected to be disbursed by fiscal 2011.

In fiscal 2005, the Celera Genomics group recorded a pre-tax charge of $3.4 million related to the Online/Information Business, an information products and service business. The Celera Genomics group realigned its organization based on a change in its business focus and as part of this realignment, the Online/Information Business was determined to be non-strategic. The pre-tax charge of $3.4 million consisted of $1.8 million for severance and benefit costs and $1.6 million for asset impairments, primarily related to information-technology leases. As of June 30, 2005, all affected employees were notified and by the end of the first quarter of fiscal 2006, all were terminated. In the fourth quarter of fiscal 2006, the Celera Genomics group recorded a pre-tax benefit of $0.2 million for a reduction in anticipated severance and benefit costs. All cash expenditures related to this action were disbursed by the end of fiscal 2006.

Fiscal 2004

During fiscal 2004, the Applied Biosystems group recorded pre-tax charges of $6.3 million for employee terminations. All cash payments were made by March 31, 2005. The cash payments were funded primarily from cash provided by operating activities.

In fiscal 2004, the Applied Biosystems group recorded pre-tax charges of $14.9 million for the impairment of patents and acquired technology related to Boston Probes, Inc., a business we acquired in fiscal 2002. As a result of a strategic and operational review, we determined, during fiscal 2004, that the intellectual property was not expected to lead to feasible commercialization of the products that we had originally envisioned when we purchased Boston Probes. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the impairment charge represented the amount by which the carrying amount of the assets exceeded their fair value. The fair value was based on estimated undiscounted future cash flows relating to the existing service potential of those assets.

Additionally in fiscal 2004, the Applied Biosystems group recorded pre-tax charges of $4.4 million for asset write-downs and other expenses related to the decision to transfer the 8500 Affinity Chip Analyzer product line to HTS Biosystems, Inc., its development partner for this product line. The $4.4 million charge consisted of $3.2 million for write-downs of fixed assets and other charges and $1.2 million for the impairment of inventory recorded in cost of sales. The Applied Biosystems group had entered into a collaboration and commercialization agreement for this product line with HTS Biosystems in fiscal 2002. As a result of a change in strategic direction and focus at the Applied Biosystems group, as determined during the previously mentioned review, we determined that the inventory and fixed assets related to this product line had no net realizable value. Additionally, we wrote off a loan and accrued the final payments based on our decision to terminate the agreement with HTS Biosystems. In fiscal 2005, the Applied Biosystems group recorded a pre-tax benefit of $0.7 million as a result of the repayment of this loan by HTS Biosystems.

During fiscal 2004, the Celera Genomics group decided to pursue the sale of its Rockville, Maryland facility. As a result of this decision, we classified the related assets as assets held for sale within prepaid expenses and other current assets. In connection with the decision to sell the Rockville facility, the Celera Genomics group recorded a pre-tax impairment charge of $18.1 million during fiscal 2004. This charge represented the write-down of the carrying amount of the facility to its estimated market value less estimated costs to sell. The estimated market value was based on a third-party appraisal. During fiscal 2005, the Celera Genomics group completed the sale of this facility and recorded a $3.6 million pre-tax favorable adjustment to the charge recorded in fiscal 2004.

Back to Contents

53
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Other

During fiscal 2003, the Applied Biosystems group recorded charges for organization-wide cost reductions. As of June 30, 2006, we had remaining cash payments of $0.5 million for severance and employee benefits related to these charges. The majority of the remaining payments are expected to be disbursed during fiscal 2007.

Other Events Impacting Comparability

Revenue from the sales of small molecule programs

In the fourth quarter of fiscal 2006, the Celera Genomics group recorded pre-tax gains of $8.6 million in net revenues from the sales of some small molecule drug discovery and development programs, primarily to Pharmacyclics, Inc. and Schering AG.

Asset dispositions and legal settlements

The following items have been recorded in the Consolidated Statements of Operations in asset dispositions and legal settlements.

In fiscal 2006, we established, with Beckman Coulter, the terms of a settlement to resolve all outstanding legal disputes between us regarding claims to some patented capillary electrophoresis technology and heated cover instrumentation technology. As part of the settlement, the parties agreed to grant royalty-bearing licenses to each other. Additionally, the Applied Biosystems group made a payment of $35 million to Beckman Coulter for rights to some Beckman Coulter technology and for the release of any and all claims of infringement relating to DNA sequencer and thermal cycler products. As a result of this settlement, we recorded a pre-tax charge of $35.0 million. Commencing in July 2006, Beckman Coulter began making quarterly payments which will total $20 million over ten quarters to the Celera Genomics group for diagnostic rights to some Applera technology.

Also in fiscal 2006, we recorded a benefit of $33.4 million related to a settlement agreement involving patent infringement claims brought by us against Bio-Rad Laboratories, Inc. and MJ Research, Inc. (acquired by Bio-Rad after the commencement of litigation.) The settlement also resolved litigation brought by Bio-Rad against us for patent and trademark infringement, and counterclaims by us against Bio-Rad. By March 31, 2006, we had received all amounts related to the Bio-Rad settlement.

Additionally in fiscal 2006, we recorded a $26.6 million pre-tax charge related to a litigation matter and related to an award in an arbitration proceeding with Amersham Biosciences, now GE Healthcare. We recorded the pre-tax charge as follows: $25.9 million at the Applied Biosystems group and $0.7 million at the Celera Genomics group. We paid all amounts related to the arbitration matter in January 2006. The arbitration matter involved the interpretation of a license agreement relating to DNA sequencing reagents and kits. Amersham had alleged, among other things, that the Applied Biosystems group had underpaid royalties under the license agreement. The arbitrator awarded Amersham past damages based on an increase in royalty rates for some of its DNA sequencing enzymes and kits that contain those enzymes, plus interest, fees, and other costs. As a result of this decision, the Applied Biosystems group recorded a pre-tax charge of $23.5 million in fiscal 2006, $22.6 million of which was recorded in asset dispositions and legal settlements.

In the fourth quarter of fiscal 2006, the Applied Biosystems group recorded a pre-tax gain of $16.9 million from the sale of a vacant facility in Connecticut. This facility was previously used for manufacturing and administration.

During fiscal 2005, the Applied Biosystems group recorded a net pre-tax gain of $29.7 million for the sale of intellectual property, manufacturing inventory, and research and development assets related to the expansion of the scope of the Applied Biosystems/MDS Sciex Instruments joint venture. Under the terms of the transaction, we received $8 million in cash and a $30 million note receivable for a 50 percent interest in intellectual property assets related to current Applied Biosystems MALDI TOF mass spectrometry systems and next-generation product-related manufacturing and research and development assets. The note receivable is due in 5 years, of which $6 million is payable in October 2006 and $8 million in October 2007, 2008, and 2009.

Also in fiscal 2005, the Applied Biosystems group received a payment of $8.5 million from Illumina, Inc. in connection with the termination of a joint development agreement and settlement of patent infringement and breach of contract claims.

In March 2004, the Applied Biosystems group and MDS Inc., through the Applied Biosystems/MDS Sciex Instruments joint venture, received a payment of $18.1 million from Waters Technologies Corporation in connection with the resolution of patent infringement claims between the parties. The Applied Biosystems group recorded a net gain of $6.7 million from legal settlements, including its share of this payment, in fiscal 2004.

Acquired research and development

During fiscal 2006, the Applied Biosystems group recorded a $3.4 million charge to write-off the value of acquired in-process research and development (“IPR&D”) in connection with the acquisition of Ambion. As of the acquisition date, the technological feasibility of the related projects had not been established, and it was determined that the acquired projects had no future alternative uses. The determination of the amount attributed to acquired IPR&D took into consideration an independent appraisal performed by a third party. See Note 3 to our consolidated financial statements for more information on this acquisition.

Investments

The following gains have been recorded in the Consolidated Statements of Operations in gain (loss) on investments, net, except as noted.

Back to Contents

54
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

The Celera Genomics group recorded pre-tax gains of $7.6 million in fiscal 2006 from the sale of non-strategic minority equity investments. The Celera Genomics group recorded a pre-tax gain of $24.8 million in fiscal 2004 from the sale of its investment in Discovery Partners International, Inc. (“DPI”) common stock. Our investment in DPI common stock, which resulted from our acquisition of Axys Pharmaceuticals, Inc. in fiscal 2002, had been accounted for under the equity method of accounting.

The Applied Biosystems group recorded pre-tax gains of $11.2 million in fiscal 2004, related primarily to the sales of minority equity investments. These investment sales resulted from management’s decision to liquidate non-strategic investments.

Tax items

In fiscal 2006, the Applied Biosystems group recorded a tax benefit of $13.5 million related to the resolution of transfer pricing matters in Japan. Additionally, the Applied Biosystems group recorded a net tax charge of $26.6 million, which included a $1.4 million favorable adjustment recorded in the fourth quarter of fiscal 2006, related to repatriation of $476.4 million of foreign earnings. Also in fiscal 2006, the Applied Biosystems group recorded tax benefits of $63.3 million related to a completed Internal Revenue Services (“IRS”) exam, state valuation allowance reversal, and R&D credits. The IRS completed the audit of Applera for the fiscal years 1996 through 2003 and as a result, the Applied Biosystems group recorded favorable adjustments of $32.2 million to existing tax liabilities. A net of federal tax $24.8 million increase in the net state deferred tax assets primarily related to a reduction in valuation allowance and the write-off of some state deferred tax assets. The reduction in the valuation allowance was due to management’s reassessment of the future realization of deferred tax assets based on revised forecasted taxable income which includes the impacts of a change in the apportionment of income to California, a reduction in R&D spending, and increased revenues and profits from our worldwide operations. Also, Applera completed its assessment of fiscal years 2001 through 2004 R&D activities and as a result, the Applied Biosystems group recorded a net benefit of $6.3 million for additional R&D credits.

During fiscal 2005, the Applied Biosystems group recorded tax benefits of $23.5 million primarily related to additional U.S. R&D tax credit carryforwards, expected results of Canadian examinations, and settlement of some U.K. tax matters. Also during fiscal 2005, the Celera Genomics group recorded a tax benefit of $2.2 million related to additional U.S. R&D tax credits.

Note 3—Acquisitions

Completed acquisition

Effective March 1, 2006, we acquired the Research Products Division of Ambion, Inc. for approximately $279 million in cash, including transaction costs. Ambion,

which is based in Austin, Texas, is a provider of innovative products for the study and analysis of ribonucleic acid (RNA) for life science research and drug development. The Ambion products are used by researchers to study RNA and its role in disease development and progression. This acquisition is intended to drive growth by enabling us to deliver more complete customer workflow solutions and by expanding the Applied Biosystems group’s consumables product offering. We expect that Ambion’s RNA R&D expertise, consumables manufacturing capabilities, and culture of scientific innovation will complement our existing strengths. Ambion will continue to be based in Austin, Texas.

We allocated the purchase price of $279.4 million to tangible net assets and intangible assets as follows:

(Dollar amounts in millions)

Current assets	$27.4
Long-term assets	16.0
Current liabilities	(8.2)
Long-term liabilities	(22.8)

Tangible net assets acquired, at approximate fair value	12.4

Goodwill	206.5
Customer relationships	27.1
Existing technology	24.8
Trade name	4.9
Acquired IPR&D	3.4
Purchase order backlog	0.3

Total intangible assets	267.0

Total purchase price	$279.4

We are amortizing the recorded values of the intangible assets, other than the acquired IPR&D and the trade name, over their expected period of benefit, which on a weighted average basis is 5.5 years. An established client list, a recognized company name in the RNA field, a strong scientific employee base, and operations in a complementary consumables business were among the factors that contributed to a purchase price resulting in the recognition of goodwill. The goodwill and the trade name will be tested for impairment as part of our annual impairment test at the reporting unit level. In fiscal 2006, the Applied Biosystems group recorded approximately $4 million of amortization of intangible assets related to this acquisition and a $3.4 million charge to write-off the value of acquired IPR&D (see Note 2 to our consolidated financial statements) from this acquisition. We recorded a $7.2 million deferred tax asset, included in current assets, and a $22.8 million deferred tax liability, included in long-term liabilities, for net operating loss carryforwards and other temporary differences of Ambion that we expect to use. The goodwill recognized will not be deductible for federal income tax purposes.

Back to Contents

55
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

The net assets and results of operations of Ambion have been included in our consolidated financial statements since the date of the acquisition, and have been allocated to the Applied Biosystems group. The following selected unaudited pro forma financial information for Applera and the Applied Biosystems group has been prepared assuming the acquisition had occurred at the beginning of fiscal 2005 and gives effect to purchase accounting adjustments:

(Dollar amounts in millions except per share amounts)	2006	2005

Applera Corporation
Net revenues	$1,986.5	$1,893.6
Net income	197.2	153.0

Applied Biosystems Group
Net revenues	$1,948.3	$1,835.6
Net income, as allocated	259.8	230.1
Basic earnings per share	1.39	1.17
Diluted earnings per share	1.35	1.16

There was no financial impact to the Celera Genomics group related to this acquisition.

On consummation of the acquisition, the Applied Biosystems group recorded a $3.4 million non-cash charge to write-off the value of acquired IPR&D, which has been included in the pro forma results above. This unaudited pro forma data is for informational purposes only and may not be indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of fiscal 2005 or of the future operations of the combined companies.

Fiscal 2007 acquisition

In May 2006, we signed a definitive agreement to acquire Agencourt Personal Genomics (“APG”) for approximately $120 million in cash. APG is a privately-held developer of next-generation genetic analysis technology. APG’s proprietary technology is based on stepwise ligation, a novel and extremely high throughput approach to DNA analysis. We believe that the products arising from this acquisition will complement, rather than replace the Applied Biosystems group’s current capillary electrophoresis instruments and will be applicable to many genetic analysis applications, including de novo genome sequencing, medical sequencing, high throughput gene expression and high throughput genotyping. We expect the two technologies to be complementary, because different types of experiments may require the different attributes of each technology. The acquired APG operations and personnel will continue to be based in Beverly, Massachusetts.

This transaction closed in July 2006. The net assets and results of operations of APG will be included in our consolidated financial statements from the date of the acquisition, and will be allocated to the Applied Biosystems group.

Note 4—Income Taxes

Income before income taxes from continuing operations for fiscal 2006, 2005, and 2004 is summarized below:

(Dollar amounts inmillions)	2006	2005	2004

Domestic*	$508.1	$14.9	$19.6
Foreign	154.2	158.4	169.7
Elimination of intercompany dividends	(447.1)		(59.8)

Total	$215.2	$173.3	$129.5

* U.S. and foreign entities includable in U.S. returns.

Our provision (benefit) for income taxes from continuing operations for fiscal 2006, 2005, and 2004 consisted of the following:

(Dollar amounts inmillions)	2006	2005	2004

Currently Payable
Domestic	$8.0	$(1.7)	$17.7
State	2.1	2.5	3.1
Foreign	35.3	47.6	43.0

Total currently payable	45.4	48.4	63.8

Deferred
Domestic	5.3	(28.3)	(39.9)
State	(46.9)
Foreign	(1.1)	(6.6)	(9.4)

Total deferred	(42.7)	(34.9)	(49.3)

Total provision for income taxes	$2.7	$13.5	$14.5

Back to Contents

56
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

A reconciliation of the federal statutory tax rate to Applera’s, the Applied Biosystems group’s and the Celera Genomics group’s tax rate on continuing operations for fiscal 2006, 2005, and 2004 is set forth in the following table:

	Applied Biosystems Group			Celera Genomics Group			Consolidated
(Dollar amounts in millions)	2006	2005	2004	2006	2005	2004	2006	2005	2004

Federal statutory rate	35%	35%	35%	35%	35%	35%	35%	35%	35%

Tax at federal statutory rate	$111.0	$104.0	$83.9	$(35.7)	$(43.4)	$(38.7)	$75.3	$60.6	$45.3
State income taxes (net of federal benefit)	2.6	0.2	0.5	0.4	0.8	0.3	3.0	1.0	0.8
Effect on income taxes from Singapore operations	(12.5)	(10.7)	(10.8)				(12.5)	(10.7)	(10.8)
Effect on income taxes from other foreign operations	16.0	(12.8)	(2.5)				16.0	(12.8)	(2.5)
Effect on income taxes from export operations	(5.0)	(7.7)	1.3				(5.0)	(7.7)	1.3
Goodwill and intangibles	1.6	(4.0)	0.4	(0.9)	(0.9)	(0.9)	0.7	(4.9)	(0.5)
R&D tax credit	(6.3)	(10.0)	(7.5)	(3.4)	(3.1)	(10.1)	(9.7)	(13.1)	(17.6)
Valuation allowance	(22.2)		0.7			(4.0)	(22.2)		(3.3)
Other	2.6	1.3	1.5	0.2	(0.2)	0.3	2.8	1.1	1.8
Tax settlements	(45.7)						(45.7)

Total provision (benefit) for income taxes from continuing operations	$42.1	$60.3	$67.5	$(39.4)	$(46.8)	$(53.1)	$2.7	$13.5	$14.5

In fiscal 2006, the Applied Biosystems group recorded tax benefits of $13.5 million related to the resolution of transfer pricing matters in Japan, and $63.3 million related to the completed IRS exam, state valuation allowance reversal, and U.S. R&D credits. In fiscal 2005, there were favorable tax adjustments of $25.7 million primarily related to additional U.S. R&D tax credit carryforwards, expected results of Canadian examinations, and settlement of some U.K. tax matters. See Note 2 to our consolidated financial statements for additional information.

On October 22, 2004, the President signed the American Jobs Creations Act of 2004 (the “Jobs Act”). The Jobs Act created a temporary incentive for the company to repatriate earnings accumulated outside the U.S. by allowing the company to reduce its taxable income by 85% of certain eligible dividends received from non-U.S. subsidiaries by the end of fiscal 2006. In order to benefit from this incentive, the company must reinvest the qualifying dividends in the U.S. under a domestic reinvestment plan approved by the Chief Executive Officer and Board of Directors. During fiscal 2006, the plan was approved to repatriate up to $500 million of foreign earnings under the Jobs Act. Accordingly, we repatriated $476.4 million and recorded income tax expense of $26.6 million associated with this repatriation. The repatriation resulted in a cash tax liability of approximately $7.7 million and the utilization of existing alternative minimum tax credits.

We have two tax exemption grants for our manufacturing operations in Singapore. One grant expires on August 14, 2007, and the other grant expires after fiscal year 2014. For fiscal 2006, we have not provided deferred taxes on $81.7 million of undistributed earnings of foreign subsidiaries, as it is our plan to indefinitely reinvest these earnings in our foreign subsidiaries. However, we periodically repatriate a portion of earnings to the extent that we will not incur a material additional U.S. tax liability. Quantification of the deferred tax liability, if any, associated with indefinitely reinvested earnings is not practicable.

Significant components of deferred tax assets and liabilities at June 30, 2006 and 2005, are summarized below:

(Dollar amounts inmillions)	2006	2005

Deferred Tax Assets
Depreciation	$17.6	$21.7
Inventories	31.3	18.0
Postretirement and postemployment benefits	6.0	62.7
Unrealized losses on investments	3.1	2.9
Other accruals	45.5	37.9
Tax credit and loss carryforwards	242.0	137.6
Capitalized R&D expense	197.5	247.6
State taxes	33.9	79.6

Subtotal	576.9	608.0
Valuation allowance	(59.4)	(101.6)

Total deferred tax assets	517.5	506.4

Deferred Tax Liabilities
Other accruals	17.8	12.3
Intangible assets	26.2	2.9

Total deferred tax liabilities	44.0	15.2

Total deferred tax assets, net	$473.5	$491.2

We have U.S. federal loss carryforwards as a result of various acquisitions of approximately $94.1 million that will expire between fiscal 2012 and 2025. The Internal Revenue Code has limited the amount of these net operating loss carryforwards that can be used annually to offset future taxable income as a result of these acquisitions. We do not anticipate that any of these loss carryforwards will expire due to Internal Revenue Code limitations. We also have U.S. federal credit carryforwards of $162.2 million that expire

Back to Contents

57
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

between fiscal 2007 and 2025, and loss carryforwards of approximately $57.8 million in various foreign countries with varying expiration dates.

Our worldwide valuation allowance of $59.4 million at June 30, 2006, is detailed in the following table. The valuation allowance decreased by $42.2 million in fiscal 2006, primarily due to the release of a portion of the state valuation allowance. Changes in business operations allowed us to determine that we would more likely than not be able to realize our deferred tax assets in the state of California and we therefore released the valuation allowance on those assets. The remainder of the change in the valuation allowance is due to changes in losses in foreign jurisdictions and passive foreign tax credit carryforwards. At June 30, 2005, our valuation allowance was $101.6 million, which consisted of $79.6 million related to state deferred tax assets and $22.0 million related to foreign tax losses and passive foreign tax credit carryforwards. In fiscal 2005, the valuation allowance increased by $8.2 million as a result of our assessment of the realization of certain state deferred tax assets and foreign losses. A valuation allowance has been maintained on these carryforwards, since we believe it is more likely than not that we may not generate sufficient income, of the appropriate character, and in the particular jurisdictions, to realize the benefits before the carryforward periods expire.

Our deferred tax assets include benefits expected from the utilization of net operating losses and credit carryforwards in the future. The following table identifies the various deferred tax asset components and the related allowances that existed at June 30, 2006. Due to time limitations on the ability to realize the benefit of the carryforwards, additional portions of these deferred tax assets may become unrealizable in the future.

(Dollar amounts in millions)	Deferred Tax Asset	Valuation Allowance	Carryforward period	Earliest Fiscal Year of Expiration

Federal
Net operating losses	$32.9	$—	15 – 20 years	2012
Foreign tax credits	93.1	6.1	10 years	2010
R&D tax credits	59.1		15 – 20 years	2007	*
Other tax credits	10.0		Unlimited
Temporary differences	254.6

Total federal	449.7	6.1

State
Net operating losses	10.7	10.7	Various	2007
Tax credits	30.0	3.6	Unlimited
Temporary differences	23.4	19.6

Total state	64.1	33.9

Foreign
Net operating losses	20.4	19.4	Various	2007
Other non-U.S. temporary differences	(1.3)		Various

Total foreign	19.1	19.4

Total	$532.9	$59.4

* $0.7 million of the $59.1 million total R&D tax credits expire prior to fiscal year 2012.

Back to Contents

58
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Note 5—Retirement and Other Benefits

Pension Plans, Retiree Healthcare, and Life Insurance Benefits

We maintain or sponsor pension plans that cover a portion of our worldwide employees. Pension benefits earned are generally based on years of service and compensation during active employment. However, the level of benefits and terms of vesting may vary among plans. We determine the required funding of the pension plans in accordance with statutory funding requirements. We also sponsor nonqualified supplemental benefit plans for select U.S. employees in addition to our principal pension plan. These supplemental plans are unfunded.

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

During fiscal 2004, we adopted the provisions of FSP No. 106, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” We determined that our prescription plan is “actuarially equivalent” to the Medicare Part D Coverage due to the fact that the plan provides a greater reimbursement than the Medicare benefit, at all levels of annual claim amounts. We remeasured our postretirement benefit obligation as of July 1, 2003, which resulted in a reduction of approximately $9 million in our accumulated postretirement benefit obligation (“APBO”).

The postretirement benefit obligation reflects that we will recognize the federal subsidy as an offset to plan costs and this amount was included as an unrecognized gain to the plan at June 30, 2004. The impact of this remeasurement is being amortized over the average working life of our employees eligible for postretirement benefits beginning July 1, 2004.

We use a June 30 measurement date for our pension and postretirement benefit plans.

The components of net pension and postretirement benefit expenses for fiscal 2006, 2005, and 2004 are set forth in the following table:

(Dollar amounts in millions)	2006	2005	2004

Pension
Service cost	$3.2	$2.5	$10.1
Interest cost	36.6	39.9	36.3
Expected return on plan assets	(39.2)	(41.8)	(37.3)
Amortization of transition obligation		0.1	0.2
Amortization of prior service cost	0.2	(0.1)	(0.1)
Amortization of losses	9.0	4.0	4.6
Special termination benefits and other	0.1	1.0	1.2

Net periodic expense	$9.9	$5.6	$15.0

Postretirement Benefit
Service cost	$0.2	$0.2	$0.3
Interest cost	3.2	3.9	4.7
Amortization of (gains) losses	0.1	(0.9)

Net periodic expense	$3.5	$3.2	$5.0

The following weighted-average actuarial assumptions were used for the pension and postretirement plans for the years ended June 30:

	Domestic Plans			Foreign Plans
	2006	2005	2004	2006	2005	2004

Discount rate used to determine benefit obligation:
Pension	6.50%	5.25%	6.50%	2.25-4.75%	1.75-4.75%	2.00-5.25%
Postretirement	6.25%	5.00%	6.50%
Discount rate used to determine net benefit cost:
Pension	5.25%	6.50%	6.25%	1.75-4.75%	2.00-5.25%	1.50-5.25%
Postretirement	5.00%	6.50%	6.25%
Compensation increase	—%	—%	4%	1.15-3.50%	1.15-3.50%	1.00-3.50%
Expected rate of return*	5.25-8.50%	6.50-8.50%	6.25-8.50%	1.00-4.25%	1.00-3.50%	1.00-4.00%

* 6.50 – 8.50% for domestic pension plan for fiscal 2007.

Back to Contents

59
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

The following tables set forth the changes in the benefit obligations and the plan assets, the funded status of the plans, and the amounts recorded in our Consolidated Statements of Financial Position at June 30, 2006 and 2005:

	Pension		Postretirement
(Dollar amounts in millions)	2006	2005	2006	2005

Change in Benefit Obligation
Benefit obligation, beginning of year	$706.9	$637.7	$68.4	$65.0
Service cost	3.2	2.5	0.2	0.2
Interest cost	36.6	39.9	3.2	3.9
Participants’ contributions	0.4	0.3
Benefits paid	(40.3)	(38.3)	(6.9)	(7.6)
Actuarial (gain) loss	(28.6)	48.8	(5.4)	6.9
Variable annuity unit value change	13.6	17.4
Foreign currency translation and other	8.7	(1.4)

Benefit obligation	$700.5	$706.9	$59.5	$68.4

Change in Plan Assets
Fair value of plan assets, beginning of year	$616.8	$586.7	$—	$—
Actual return on plan assets	63.4	64.7
Participants’ contributions	0.3	0.3
Company contributions	29.8	1.2	6.9	7.6
Benefits paid	(38.5)	(36.0)	(6.9)	(7.6)
Foreign currency translation and other	0.6	(0.1)

Fair value of plan assets	$672.4	$616.8	$—	$—

Funded Status Reconciliation
Funded status	$(28.1)	$(90.1)	$(59.5)	$(68.4)
Unrecognized prior service cost	7.7	0.1
Unrecognized transition obligation	0.6	0.7
Unrecognized (gains) losses	105.8	154.0	(7.0)	(1.5)

Net amount recognized	$86.0	$64.7	$(66.5)	$(69.9)

Amounts Recognized in the Consolidated Statements of Financial Position
Prepaid benefit cost	$121.4	$1.8	$—	$—
Accrued benefit liability	(51.0)	(89.1)	(66.5)	(69.9)
Intangible asset	3.8	1.0
Minimum pension liability adjustment	11.8	151.0

Net amount recognized	$86.0	$64.7	$(66.5)	$(69.9)

Supplemental Information
Accumulated benefit obligation	$691.9	$702.1	$59.5	$68.4

Selected Information for Plans with Accumulated Benefit Obligations in Excess of Plan Assets
Accumulated benefit obligation	$679.6	$690.0	$59.5	$68.4
Projected benefit obligation	685.3	692.6	59.5	68.4
Fair value of plan assets	655.9	602.5

A minimum pension liability adjustment is required when the actuarial present value of accumulated plan benefits exceeds plan assets and accrued pension liabilities.

Back to Contents

60
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Our domestic pension plan weighted-average target range for fiscal 2006 and actual domestic and foreign pension plan asset allocation at June 30, 2006 and 2005 are as follows:

	Domestic Plan			Foreign Plans
	Percentage of Plan Assets		Target Range	Percentage of Plan Assets
	2006	2005	2006	2006	2005

Equity securities	44%	58%	39 – 47%	15%	14%
Fixed income securities	25%	30%	23 – 31%	84%	83%
Global balanced strategies	10%	—%	17 – 23%
Hedge funds	10%	10%	7 – 13%
Cash and other	11%	2%	0 – 10%	1%	3%

Total	100%	100%		100%	100%

In the fourth quarter of fiscal 2006, the pension plan committee approved the creation of a global balanced strategy classification and an additional investment into that classification. In anticipation of that investment in the first quarter of fiscal 2007, assets were temporarily held as cash at June 30, 2006. Global balanced strategies are comprised of U.S. large capital equity securities, international developed equity securities, high grade U.S. and global bonds, cash and, to a limited extent, commodity funds. The investment managers for global balanced strategies can, at their discretion, allocate funds between these asset classes.

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

For postretirement benefits measurement purposes, a 9.6% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for plan year 2007, gradually reducing to 6% in 2014 and thereafter. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

(Dollar amounts in millions)	One-Percentage- Point Increase	One Percentage- Point Decrease

Effect on the total of service and interest cost components	$0.3	$(0.3)
Effect on postretirement benefit obligation	$4.6	$(4.0)

Our estimated future employer contributions, gross expected benefit payments, and gross amount of annual Medicare Part D federal subsidy expected to be received at June 30, 2006, are as follows:

(Dollar amounts in millions)	Pension	Postretirement

Employer Contributions
2007	$1.9	$ 7.4

Expected Benefit Payments
2007	$39.5	$ 7.4
2008	39.9	7.5
2009	40.3	7.3
2010	40.8	7.2
2011	41.0	7.1
2012 and thereafter	228.0	31.8

Expected Federal Subsidy Receipts
2007		$ 1.2
2008		1.3
2009		1.3
2010		1.4
2011		1.4
2012 and thereafter		6.7

In fiscal 2006, we made voluntary contributions of approximately $30 million to our pension plans, the majority of which was to the U.S. plan in order to reduce the amount by which the U.S. plan was underfunded. As a result of better than expected investment returns and a higher discount rate, our qualified U.S. pension plan was overfunded by approximately $26 million as of June 30, 2006. Based on the level of our contributions to the U.S. pension plan during fiscal 2006 and previous years, we do not expect to have to fund our U.S. pension plan in fiscal 2007 in order to meet minimum statutory funding requirements.

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

Back to Contents

61
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

addition to the automatic 2% Company contribution through June 30, 2004. Our contributions to this plan, net of plan forfeitures, were $14.5 million for fiscal 2006, $16.3 million for fiscal 2005, and $21.0 million for fiscal 2004. We recorded expenses for foreign defined contribution plans of $3.8 million in fiscal 2006, $2.5 million in fiscal 2005, and $2.2 million in fiscal 2004.

Postemployment Benefits

We provide some postemployment benefits to eligible employees, which generally include severance and outplacement costs, disability, and medical-related costs paid after employment but before retirement.

Note 6—Stockholders’ Equity

Capital Stock

We have two classes of common stock: Applera-Applied Biosystems stock and Applera-Celera stock. Applera-Applied Biosystems stock is intended to reflect the relative performance of the Applied Biosystems group, and Applera-Celera stock is intended to reflect the relative performance of the Celera Genomics group. Holders of Applera-Applied Biosystems stock and holders of Applera-Celera stock are stockholders of Applera. The groups are not separate legal entities and holders of these stocks are stockholders of a single company, Applera. As a result, our stockholders are subject to all of the risks associated with an investment in Applera and all of its businesses, assets, and liabilities.

At June 30, 2006 and 2005, we had one billion authorized shares of a class of common stock designated as Applera Corporation-Applied Biosystems Group Common Stock, 225 million authorized shares of a class of common stock designated as Applera Corporation-Celera Genomics Group Common Stock, and 10 million authorized shares of Applera Corporation preferred stock. Of the 10 million authorized shares of preferred stock, we previously designated 80,000 shares of two series of participating junior preferred stock in connection with our Stockholder Protection Rights Agreement described below.

Treasury Stock

We have in the past, and may in the future, repurchase shares of our Applera-Applied Biosystems stock or Applera-Celera stock. In January 2006, we announced that our board of directors authorized the repurchase of up to 5 million shares of Applera-Applied Biosystems stock. In addition, in July 2005, we announced that our board of directors authorized the repurchase of up to 10% of the outstanding shares of Applera Corporation-Applied Biosystems stock. We completed all repurchases under these authorizations during fiscal 2006. Repurchases may also be made under standing resolutions of our board of directors to replenish shares issued under our various stock plans. These resolutions, which have no time restrictions, delegate authority to management to purchase shares from time to time at price levels it deems appropriate through open market or negotiated purchases.

The following table provides transactions relating to our two classes of common stocks:

	Applera-Applied Biosystems Stock		Applera-Celera Stock
(Shares in millions)	Issued Shares	Treasury Stock Shares	Issued Shares

Balance at June 30, 2004	213.0	17.3	73.1
Purchases of shares for treasury stock		0.3
Issuances of shares under stock plans		(3.0)	1.2

Balance at June 30, 2005	213.0	14.6	74.3
Purchases of shares for treasury stock		24.5
Issuances of shares under stock plans	0.2	(7.3)	3.0

Balance at June 30, 2006	213.2	31.8	77.3

Stockholder Protection Rights Agreement

In connection with our recapitalization, we adopted a Stockholder Protection Rights Agreement (the “Rights Agreement”) to protect stockholders against abusive takeover tactics. Under the Rights Agreement, we will issue one right for every four shares of Applera-Applied Biosystems stock (an “Applera-Applied Biosystems Right”), which will allow holders to purchase one-thousandth of a share of our Series A participating junior preferred stock at a purchase price of $425, subject to adjustment (the “Series A Purchase Price”), and one right for every two shares of Applera-Celera stock (an “Applera-Celera Right”), which will allow holders to purchase one-thousandth of a share of our Series B participating junior preferred stock at a purchase price of $125, subject to adjustment (the “Series B Purchase Price”).

An Applera-Applied Biosystems Right or an Applera-Celera Right will be exercisable only if a person or group (“Acquiring Person”): (a) acquires 15% or more of the shares of Applera-Applied Biosystems stock then outstanding or 15% or more of the shares of Applera-Celera stock then outstanding or (b) commences a tender offer that would result in such person or group owning such number of shares.

If any person or group becomes an Acquiring Person, each Applera-Applied Biosystems Right and each Applera-Celera Right will entitle its holder to purchase, for the Series A Purchase Price or the Series B Purchase Price, as applicable, a number of shares of the related class of our common

Back to Contents

62
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

stock having a market value equal to twice such purchase price.

If following the time a person or group becomes an Acquiring Person, we are acquired in a merger or other business combination transaction and we are not the surviving corporation; any person consolidates or merges with us and all or part of the common stock is converted or exchanged for securities, cash, or property of any other person; or 50% or more of our assets or earnings power is sold or transferred, each Applera-Applied Biosystems Right and each Applera-Celera Right will entitle its holder to purchase, for the Series A Purchase Price or Series B Purchase Price, as applicable, a number of shares of common stock of the surviving entity in any such merger, consolidation, or business combination or the purchaser in any such sale or transfer having a market value equal to twice the Series A Purchase Price or Series B Purchase Price.

The rights are redeemable at our option at one cent per right prior to a person or group becoming an Acquiring Person.

Note 7—Share-Based Compensation

Share-Based Plans

As discussed in Note 1, we adopted the fair value recognition provisions for share-based plans using the modified prospective transition method provided by SFAS No. 123R. Approximately, 45.6 million shares of Applera-Applied Biosystems stock and 20.2 million shares of Applera-Celera stock were authorized for the granting of awards under our share-based plans. We settle share-based exercises primarily with treasury shares The summary below describes our share-based plans.

1999 Stock Incentive Plans

Our stockholders first approved the Applera Corporation/Applied Biosystems Group 1999 Amended and Restated Stock Incentive Plan (the “Applera-Applied Biosystems Group Plan”) and the Applera Corporation/Celera Genomics Group 1999 Amended and Restated Stock Incentive Plan (the “Applera-Celera Genomics Group Plan”) in April 1999. The Applera-Applied Biosystems Group Plan authorizes grants of Applera-Applied Biosystems stock options, restricted stock units, and other equity awards. The Applera-Celera Genomics Group Plan authorizes grants of Applera-Celera stock options, restricted stock units, and other equity awards. Directors, officers, key employees, and consultants with responsibilities involving both the Applied Biosystems group and the Celera Genomics group may be granted awards under both incentive plans in a manner which reflects their responsibilities. Our board of directors believes that granting awards tied to the performance of the group in which the participants work and, in some cases the other group, is in the best interests of both the Company and its stockholders.

We grant stock options to employees that allow them to purchase shares of Applera-Applied Biosystems stock and Applera Celera stock under the terms of the respective plans. In addition, members of our board of directors receive stock options for their service on our board. We issue stock options at their fair market value at grant date. With the exception of options granted in the fourth quarter of fiscal 2005, as discussed below, most options vest equally over a four-year service period and expire ten years from the grant date. Our stock option grants have a retirement eligible provision, whereby awards granted to employees who have reached the age of 55 and who have provided five years of service, automatically vest when they retire from the Company. Prior to the adoption of SFAS No. 123R, we accounted for these awards using the nominal vesting period (over a four-year service period) approach in our pro forma disclosures. Effective July 1, 2005, new awards are subject to the non-substantive vesting period approach. Under this approach, we recognize the compensation costs for the awards when the employee is no longer required to provide any additional service to retain the award.

During the fourth quarter of fiscal 2005, our board of directors approved options to purchase 2.8 million shares of Applera-Applied Biosystems stock and 1.3 million shares of Applera-Celera stock to some employees, including executive officers. These options have a term of ten years from the grant date, and were fully vested and exercisable as of the grant date. However, shares acquired on the exercise of these options are subject to a restriction on transfer (covering sales, gifts, pledges, and any other method of disposition). The transfer restriction will lapse, for each grant of options to purchase Applera-Applied Biosystems stock and Applera-Celera stock, on 25% of the shares covered by these grants on each of the first four anniversaries of the grant date. Also, the transfer restriction will lapse in full upon termination of employment for any reason.

Back to Contents

63
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

The following tables summarize option activity under our share-based plans for the year ended June 30, 2006:

	Applera-Applied Biosystems Stock
	Number of Options	Weighted-Average Exercise Price	Weighted- Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (In millions)

Outstanding at June 30, 2005	35,348,668	$31.04
Granted	965,250	25.44
Exercised	(7,149,474)	19.07
Cancelled	(2,532,788)	48.84

Outstanding at June 30, 2006	26,631,656	32.40	5.56	$246.9
Vested or expected to vest at June 30, 2006*	26,447,180	32.45	5.54	245.6
Exercisable at June 30, 2006	25,563,223	32.57	5.40	238.8

* The expected to vest amount represents the unvested options as of June 30, 2006 less estimated forfeitures.

	Applera-Celera Stock
	Number of Options	Weighted-Average Exercise Price	Weighted- Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (In millions)

Outstanding at June 30, 2005	10,412,800	$19.09
Granted	80,300	11.51
Exercised	(1,317,061)	9.63
Cancelled	(1,273,845)	39.79

Outstanding at June 30, 2006	7,902,194	17.44	5.34	$20.5
Vested or expected to vest at June 30, 2006*	7,889,686	17.45	5.33	20.5
Exercisable at June 30, 2006	7,834,457	17.43	5.30	20.4

* The expected to vest amount represents the unvested options as of June 30, 2006 less estimated forfeitures.

The following tables summarize information regarding options outstanding and exercisable at June 30, 2006:

(Option prices per share)	Number of Options	Weighted-Average Exercise Price

Applera-Applied Biosystems Stock
Options Outstanding
$ 1.82 – $ 16.02	3,952,875	$15.45
$16.07 – $ 20.42	5,355,484	19.02
$20.65 – $ 25.57	9,618,471	22.62
$26.62 – $ 34.50	3,349,541	27.89
$35.73 – $108.31	4,355,285	89.30

Options Exercisable
$ 1.82 – $ 16.02	3,932,863	$15.45
$16.07 – $ 20.42	5,174,113	19.00
$20.65 – $ 25.57	9,323,771	22.61
$26.62 – $ 34.50	2,777,191	27.95
$35.73 – $108.31	4,355,285	89.30

(Option prices per share)	Number of Options	Weighted-Average Exercise Price

Applera-Celera Stock
Options Outstanding
$ 0.74 – $ 9.13	2,989,837	$ 8.33
$ 9.68 – $ 15.13	2,860,634	10.81
$ 17.47 – $ 27.18	1,031,988	19.68
$ 27.58 – $132.63	1,019,735	60.92

Options Exercisable
$ 0.74 – $ 9.13	2,989,794	$ 8.33
$ 9.68 – $ 15.13	2,794,020	10.62
$ 17.47 – $ 27.18	1,031,988	19.68
$ 27.58 – $132.63	1,018,655	60.77

Back to Contents

64
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

In fiscal 2006, we started granting restricted stock units to employees. These units represent rights to receive a share of the corresponding class of common stock on satisfaction of the applicable vesting conditions. The fair value of the units is determined and fixed on the grant date based on the applicable class of common stock. Restricted stock units with service conditions vest in four equal annual installments. Restricted stock units with performance conditions vest in various increments following the end of our fiscal year-ends based on the terms of the awards and attainment of performance targets. At grant date, we assume that the performance targets will be achieved. If the performance targets are not met at the end of the requisite period, no compensation costs is recognized and previously recognized compensation cost is reversed. The following tables summarize restricted stock unit activity under our share-based plans for the year ended June 30, 2006:

	Applera-Applied Biosystems Stock
	Number of Units	Weighted-Average Grant-Date Fair Value	Weighted-Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (In millions)

Outstanding at June 30, 2005		$ —
Granted	1,187,173	26.78
Vested	(141,675)	26.62
Cancelled	(56,545)	26.62

Outstanding at June 30, 2006	988,953	26.81	1.77	$32.0
Vested or expected to vest at June 30, 2006	946,157	26.81	1.64	30.5

	Applera-Celera Stock

	Number of Units	Weighted-Average Grant-Date Fair Value	Weighted-Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (In millions)

Outstanding at June 30, 2005		$ —
Granted	461,470	11.41
Cancelled	(2,375)	12.67

Outstanding at June 30, 2006	459,095	11.41	2.46	$5.9
Vested or expected to vest at June 30, 2006	355,844	11.41	2.37	4.6

As of June 30, 2006, we had $27.1 million of total unrecognized compensation costs related to nonvested awards and restricted stock units that are expected to be recognized over a weighted average period of less than two years.

Employee Stock Purchase Plans

Our employee stock purchase plans offer U.S. and some non-U.S. employees the right to purchase shares of Applera-Applied Biosystems stock and/or Applera-Celera stock. Employees are eligible to participate through payroll deductions of up to 10% of their compensation. In the U.S., shares are purchased at 85% of the lower of the average market price at the beginning or the end of each three-month offering period. Provisions of the plan for employees in countries outside the U.S. vary according to local practice and regulations. As a result of our adoption of SFAS No. 123R in fiscal year 2006, we recorded approximately $2.2 million in expense under our employee stock purchase plans. The following table presents shares issued under the employee stock purchase plans for the fiscal years ended June 30:

	2006	2005	2004

Applera-Applied Biosystems stock	334,000	359,000	432,000
Applera-Celera stock	335,000	378,000	372,000

Director Stock Purchase and Deferred Compensation Plan

We have a Director Stock Purchase and Deferred Compensation Plan that requires our non-employee directors to apply at least 50% of their annual retainer and other board fees to the purchase of common stock. Purchases of Applera-Applied Biosystems stock and Applera-Celera stock are made in a ratio approximately equal to the number of shares of Applera-Applied Biosystems stock and Applera-Celera stock outstanding. The purchase price is the fair market value on the date of purchase. At June 30, 2006, we had 50,800 shares of Applera-Applied Biosystems stock and 13,500 shares of Applera-Celera stock that have been deferred under our 1993 Director Stock Purchase and Deferred Compensation Plan and are treated as treasury shares for accounting purposes. At June 30, 2006, we had approximately 309,000 shares of Applera-Applied Biosystems stock and approximately 75,000 shares of Applera-Celera stock available for issuance under this plan.

Back to Contents

65
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

The following table summarizes nonvested share activity under our share-based plans during the year ended June 30, 2006:

	Applera-Applied Biosystems Stock		Applera-Celera Stock
	Number of Shares	Weighted-Average Grant Date Fair Value	Number of Shares	Weighted-Average Grant Date Fair Value

Nonvested at June 30, 2005	209,448	$20.98	60,834	$10.42
Granted	23,400	23.25	9,000	11.78
Vested	(143,782)	21.10	(53,112)	10.40

Nonvested at June 30, 2006	89,066	$21.47	16,722	$16.94

As of June 30, 2006, the total fair value of shares that vested during fiscal 2006 was $2.3 million.

Performance Unit Bonus Plan

We adopted a Performance Unit Bonus Plan in fiscal 1997. This plan authorizes a performance unit bonus pool that is tied to the grant of corresponding options under our Applera-Applied Biosystems Group Plan and our Applera-Celera Genomics Group Plan. Performance units granted under the plan represent the right to receive cash from us at a specified date in the future. The amount of the payment for each grant is determined on the date of grant. Performance units can be granted in relation to either or both classes of our common stock. The performance units vest when the applicable class of common stock reaches and maintains specified price levels, based on its moving average price, for a specified period.

We did not grant any performance units in fiscal 2006, 2005 or 2004. As a result of performance targets being achieved in each fiscal year, we recognized compensation expense of $0.7 million in fiscal 2006, $0.9 million in fiscal 2005, and $1.8 million in fiscal 2004.

Note 8—Additional Information

Selected Accounts

The following table provides the major components of selected accounts of the Consolidated Statements of Financial Position at June 30:

(Dollar amounts in millions)	2006	2005

Other Long-Term Assets
Noncurrent deferred tax asset, net	$454.9	$482.8
Prepaid pension benefit cost	124.4	1.0
Other	88.2	91.3

Total other long-term assets	$667.5	$575.1

Other Accrued Expenses
Deferred revenues	$96.1	$94.6
Other	143.1	143.0

Total other accrued expenses	$239.2	$237.6

Other Long-Term Liabilities
Accrued postretirement benefits	$63.0	$64.4
Accrued pension benefits	51.0	89.0
Other	86.4	74.0

Total other long-term liabilities	$200.4	$227.4

Back to Contents

66
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Assets Held for Sale

In connection with the reduction and rebalancing of the Applied Biosystems group’s workforce during fiscal 2005, the Applied Biosystems group decided to pursue the sale of its San Jose, California facility. As a result of this decision, we reclassified $7.0 million of property, plant and equipment into assets held for sale within prepaid expenses and other current assets at June 30, 2005, and recorded a $1.7 million pre-tax charge that represented the write-down of the carrying amount of this facility to its estimated market value less estimated selling costs. As discussed in Note 2, the Applied Biosystems group adjusted the carrying value of this facility in both the first and third quarters of fiscal 2006. The Applied Biosystems group completed the sale of this facility in the fourth quarter of fiscal 2006 and received net proceeds of $6.1 million from the sale.

During the second quarter of fiscal 2006, we reclassified $3.6 million of property, plant and equipment into assets held for sale. This reclassification was for a facility in Connecticut that was previously used for manufacturing and administration. We completed the sale of this facility in the fourth quarter of fiscal 2006 and received net proceeds of $20.5 million that was allocated to the Applied Biosystems group.

In connection with the Celera Genomics group’s decision to exit its small molecule drug discovery and development programs as discussed in Note 2, the Celera Genomics group decided to pursue the sale of its South San Francisco, California facility. As a result of this decision, we reclassified $11.5 million of property, plant and equipment into assets held for sale in the third quarter of fiscal 2006 and recorded a $5.8 million pre-tax charge that represented the write-down of the carrying amount of this facility to its current estimated market value less estimated selling costs. We expect the sale of this facility to occur by March 31, 2007.

Note 9—Debt and Lines of Credit

We maintain a $200 million unsecured revolving credit agreement with four banks that matures on April 15, 2010, under which there were no borrowings outstanding at June 30, 2006 and 2005. This credit agreement replaced a $50 million unsecured revolving credit agreement that was scheduled to mature in April 2005, under which there were no borrowings outstanding at June 30, 2004. Borrowings under this credit facility may be made in U.S. dollars and other currencies, and interest rates will vary depending on whether the borrowings are undertaken in the domestic or international markets. Commitment and facility fees are based on our long-term senior unsecured non-credit enhanced debt ratings. We are required to maintain certain minimum net worth and leverage ratios under this credit agreement.

Note 10—Commitments, Contingencies, and Guarantees

Future minimum payments at June 30, 2006, under non-cancelable operating leases for real estate and equipment were as follows:

(Dollar amounts in millions)

2007	$36.1
2008	29.5
2009	22.4
2010	16.9
2011	11.8
2012 and thereafter	23.5

Total	$140.2

We recorded rental expense of $45.7 million for fiscal 2006, $51.6 million for fiscal 2005, and $60.7 million for fiscal 2004.

Guarantees

There are three types of guarantees related to our business activities that are included in the scope of FIN. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of Statement of Financial Accounting Standards Nos. 5, 57, and 107 and rescission of FIN 34”: leases with recourse provisions; the guarantee of pension benefits for a divested business; and product warranties. See Note 1 to our consolidated financial statements for more information on product warranties.

Leases

We provide lease-financing options to our customers through third party financing companies. For some leases, the financing companies have recourse to us for any unpaid principal balance on default by the customer. The leases typically have terms of two to three years and are secured by the underlying instrument. In the event of default by a customer, we would repossess the underlying instrument. We record revenues from these transactions on the completion of installation/acceptance of products and maintain a reserve for estimated losses on all lease transactions with recourse provisions based on historical default rates and current economic conditions. At June 30, 2006, the financing companies’ outstanding balance of lease receivables with recourse to us was $8 million. We believe that we could recover the entire balance from the resale of the underlying instruments in the event of default by all customers.

Pension Benefits

As part of the divestiture of our Analytical Instruments business in fiscal 1999, the purchaser of the Analytical Instruments business is paying for the pension benefits for employees of a former German subsidiary. However, we guaranteed payment of these pension benefits should the purchaser fail to do so, as these payment obligations were not transferable to the buyer under German law. The guaranteed payment obligation, which approximated $56 million at June 30, 2006, is not expected to have a material adverse effect on our Consolidated Statements of Financial Position.

Back to Contents

67
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

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

Supply Arrangement

On October 8, 2005, Delphi Medical Systems Texas Corporation, a supplier of some instruments and parts for the Applied Biosystems group (“Delphi Medical Systems”), and its parent Delphi Corporation, filed a petition in the United States Bankruptcy Court for the Southern District of New York seeking relief under the provisions of Chapter 11 of the federal Bankruptcy Code. As of June 30, 2006, the Applied Biosystems group had a pre-petition accounts receivable balance of approximately $7 million and an accounts payable balance of approximately $4 million with Delphi Medical Systems. At the present time, no assessment can be made as to if and when or how much of the balance due from Delphi Medical Systems may be paid, how much of the amount owed to Delphi Medical Systems may be offset against the amounts payable by Delphi Medical Systems, or the effect of the Chapter 11 filing on the supply contract in effect between the companies.

Legal Proceedings

We are involved in various lawsuits, arbitrations, investigations, and other legal actions from time to time with both private parties and governmental entities. These legal actions currently involve, for example, commercial, intellectual property, antitrust, environmental, securities, and employment matters. The following is a description of some claims we are currently defending, including some counterclaims brought against us in response to claims filed by us against third parties. We believe that we have meritorious defenses against the claims currently asserted against us, including those described below, and intend to defend them vigorously.

The company and some of its officers are defendants in a lawsuit brought on behalf of purchasers of Applera-Celera stock in our follow-on public offering of Applera-Celera stock completed on March 6, 2000. In the offering, we sold an aggregate of approximately 4.4 million shares of Applera-Celera stock at a public offering price of $225 per share. The lawsuit, which was commenced with the filing of several complaints in April and May 2000, is pending in the U.S. District Court for the District of Connecticut, and an amended consolidated complaint was filed on August 21, 2001. The consolidated complaint generally alleges that the prospectus used in connection with the offering was inaccurate or misleading because it failed to adequately disclose the alleged opposition of the Human Genome Project and two of its supporters, the governments of the U.S. and the U.K., to providing patent protection to our genomic-based products. Although the Celera Genomics group has never sought, or intended to seek, a patent on the basic human genome sequence data, the complaint also alleges that we did not adequately disclose the risk that the Celera Genomics group would not be able to patent this data. The consolidated complaint seeks monetary damages, rescission, costs and expenses, and other relief as the court deems proper. On March 31, 2005, the court certified the case as a class action.

We filed a patent infringement action against Bio-Rad Laboratories, Inc., MJ Research, Inc., and Stratagene Corporation in the U.S. District Court for the District of Connecticut on November 9, 2004. The complaint alleges that the defendants infringe U.S. Patent No. 6,814,934. The complaint specifically alleges that the defendants’ activities involving instruments for real-time PCR detection result in infringement. We are seeking monetary damages, costs, expenses, injunctive relief, and other relief as the court deems proper. Bio-Rad and MJ Research answered the complaint and counterclaimed for declaratory relief that the ‘934 patent was invalid and not infringed, but we settled all of these claims with Bio-Rad and MJ Research in February 2006. Stratagene also answered the complaint and counterclaimed for declaratory relief that the ‘934 patent is invalid and not infringed. Stratagene is seeking dismissal of our complaint, a judgment that the ‘934 patent is invalid and not infringed, costs and expenses, and other relief as the court deems proper.

Promega Corporation filed a patent infringement action against Lifecodes Corporation, Cellmark Diagnostics, Genomics International Corporation, and us in the U.S. District Court for the Western District of Wisconsin on April 24, 2001. The complaint alleges that the defendants are infringing Promega’s U.S. Patent Nos. 6,221,598 and 5,843,660, both entitled “Multiplex Amplification of Short Tandem Repeat Loci,” due to the defendants’ sale of forensic identification and paternity testing kits. Promega is seeking monetary damages, costs and expenses, injunctive relief, and other relief as the court deems proper. The defendants answered the complaint on July 9, 2001, and we asserted counterclaims alleging that Promega is infringing our U.S. Patent No. 6,200,748, entitled “Tagged Extendable Primers and Extension Products,” due to Promega’s sale of forensic identification and paternity testing kits. Because of settlement negotiations, the case was dismissed on October 29, 2002. However, the case was dismissed without prejudice, which means that Promega could re-file its claim against us.

Back to Contents

68
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

On-Line Technologies, Inc. (since acquired by MKS Instruments, Inc.) filed claims for patent infringement, trade secret misappropriation, fraud, breach of contract and unfair trade practices against PerkinElmer, Inc., Sick UPA, GmbH, and us in the U.S. District Court for the District of Connecticut on or about November 3, 1999. The complaint alleges that products called the Spectrum One and the MCS100E manufactured by former divisions of the Applied Biosystems group, which divisions were sold to the co-defendants in this case, were based on allegedly proprietary information belonging to On-Line Technologies and that the MCS100E infringed U.S. Patent No. 5,440,143. On-Line Technologies seeks monetary damages, costs, expenses, injunctive relief, and other relief. On April 2, 2003, the U.S. District Court for the District of Connecticut granted our summary judgment motion and dismissed all claims brought by On-Line Technologies. On-Line Technologies filed an appeal with the U.S. Court of Appeals for the Federal Circuit seeking reinstatement of its claims, and on October 13, 2004, the Court of Appeals upheld dismissal of all claims except for the patent infringement claim, which will be decided by the District Court in subsequent proceedings.

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

Molecular Diagnostics Laboratories filed a class action complaint against us and Hoffmann-La Roche, Inc. in the U.S. District Court for the District of Columbia on September 23, 2004, and filed an amended complaint on July 5, 2006. The amended complaint alleges anticompetitive conduct in connection with the sale of Taq DNA polymerase. The anticompetitive conduct is alleged to arise from the prosecution and enforcement of U.S. Patent No. 4,889,818. This patent is assigned to Hoffmann-La Roche, with whom we have a commercial relationship covering, among other things, this patent and the sale of Taq DNA polymerase. The complaint seeks monetary damages, costs, expenses, injunctive relief, and other relief as the court deems proper. On July 5, 2006, the court certified the case as a class action.

We are involved in several legal actions with Thermo Electron Corporation and its subsidiary Thermo Finnigan LLC. These legal actions commenced when we, together with MDS, Inc. and our Applied Biosystems/MDS Sciex Instruments joint venture with MDS, filed a patent infringement action against Thermo Electron in the U.S. District Court for the District of Delaware on September 3, 2004. The complaint alleges infringement by Thermo Electron of U.S. Patent No. 4,963,736, and seeks monetary damages, costs, expenses, and other relief as the court deems proper. Thermo Electron has answered the complaint and counterclaimed for declaratory relief that the ‘736 patent is invalid, not infringed, and unenforceable, and is seeking dismissal of our complaint, a judgment that the ‘736 patent is invalid, not infringed, and unenforceable, costs and expenses, and other relief as the court deems proper. After the filing of the action against Thermo Electron, on December 8, 2004, Thermo Finnigan filed a patent infringement action against us in the U.S. District Court for the District of Delaware. The complaint alleges that we have infringed U.S. Patent No. 5,385,654 as a result of, for example, our Applied Biosystems group’s commercialization of the ABI PRISM® 3700 Genetic Analyzer. Thermo Finnigan is seeking monetary damages, costs, expenses, and other relief as the court deems proper. We have answered the complaint and counterclaimed for declaratory relief that the ‘654 patent is invalid, not infringed, and unenforceable, and are seeking dismissal of Thermo Finnigan’s complaint, a judgment that the ‘654 patent is invalid, not infringed, and unenforceable, costs and expenses, and other relief as the court deems proper. Thermo Finnigan subsequently filed a second patent infringement action against us, MDS, and the Applied Biosystems/MDS Sciex Instruments joint venture, in the U.S. District Court for the District of Delaware on February 23, 2005. The complaint alleges that we and the other defendants have infringed U.S. Patent No. 6,528,784 as a result of, for example, our commercialization of the API 5000™ LC/MS/MS system. Thermo Finnigan is seeking monetary damages, costs, expenses, and other relief as the court deems proper. We have answered the complaint and counterclaimed for declaratory relief that the ‘784 patent is invalid and not infringed, and are seeking dismissal of Thermo Finnigan’s complaint, a judgment that the ‘784 patent is invalid and not infringed, costs and expenses, and other relief as the court deems proper.

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

Back to Contents

69
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

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

Cash Flow Hedges

Our international sales are typically denominated in the local currency of the customer, whether third party or intercompany. We use forward, option, and range forward contracts to hedge a portion of forecasted international sales not denominated in U.S. dollars. We use hedge accounting on the derivative contracts to offset the changes in fair value of various forecasted sales transactions caused by the movements in currency rates. We designate these contracts as cash flow hedges and we record the effective portion of the change in the fair value of these contracts in other comprehensive income (loss) in the Consolidated Statements of Financial Position until the underlying forecasted transaction affects earnings. At that time, we reclassify to net revenues in the Consolidated Statements of Operations the gain or loss on the derivative instrument which had been deferred in accumulated other comprehensive income (loss). We recognized a net gain of $12.9 million in fiscal 2006 and net losses of $18.8 million in fiscal 2005 and $40.7 million in fiscal 2004 in net revenues from derivative instruments designated as cash flow hedges of anticipated sales. At June 30, 2006, we recorded $1.5 million of net derivative losses in accumulated other comprehensive income (loss). This amount, which is net of tax, is expected to be reclassified to revenues within the next twelve months.

Because the critical terms of the derivative contracts designated as cash flow hedges and the underlying forecasted sales transactions are the same, we expect that the changes in the fair value of the underlying exposure will be offset completely by the changes in the fair value of the derivative contracts, both at inception and on an ongoing basis. Our ongoing assessment of hedge effectiveness includes verifying and documenting that the critical terms of the hedge and forecasted transaction have not changed. We recorded less than $0.1 million of net gain of hedge ineffectiveness during the fiscal year ended June 30, 2006. No amounts related to hedge ineffectiveness were recorded for the fiscal years ended June 30, 2005 and 2004.

Other Foreign Currency Derivatives

We also use derivative financial instruments to hedge the impact resulting from changes in currency rates on various foreign currency-denominated net asset positions. The gains and losses on these derivatives are expected to largely offset transaction losses and gains on the underlying foreign currency-denominated assets and liabilities, both of which are recorded in other income (expense), net in the Consolidated Statements of Operations.

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

Back to Contents

Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

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

	2006		2005
(Dollar amounts in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$434.2	$434.2	$779.4	$779.4
Short-term investments	505.8	509.3	642.7	645.1
Currency forwards and options	3.0	(0.2)	3.7	14.0
Other investments	30.8	30.8	27.3	27.3
Minority equity investments	8.4	16.0	4.5	11.3

We report net unrealized gains and losses on short-term investments and minority equity investments as a separate component of accumulated other comprehensive income (loss) in the Consolidated Statements of Financial Position.

Note 12—Quarterly Financial Information (Unaudited)

The following is a summary of quarterly financial results:

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
(Dollar amounts in millions except per share amounts)	2006(a)	2005(b)	2006(c)	2005(d)	2006(e)	2005(f)	2006(g)	2005(h)

Consolidated
Net revenues	$422.2	$407.2	$489.7	$477.5	$497.8	$469.4	$539.7	$491.0
Gross margin	226.4	220.2	266.8	253.5	278.8	258.8	296.2	264.0
Net income	25.2	16.1	14.1	54.9	100.5	34.7	72.7	54.1

Applied Biosystems Group
Net revenues	$415.5	$390.3	$481.9	$463.4	$490.7	$454.8	$523.1	$478.6
Gross margin	222.2	207.9	262.5	243.4	275.8	247.4	284.3	254.0
Net income	43.1	37.1	30.9	72.7	124.4	55.5	76.7	71.6
Dividends declared per share	$.0425	$.0425	$.0425	$.0425	$.0425	$.0425	$.0425	$.0425
Net income per share
Basic	$0.21	$0.19	$0.17	$0.38	$0.67	$0.28	$0.43	$0.36
Diluted	$0.21	$0.18	$0.17	$0.37	$0.65	$0.28	$0.41	$0.35

Celera Genomics Group
Net revenues	$9.2	$18.8	$10.3	$16.1	$8.9	$17.2	$17.8	$14.4
Net loss	(16.7)	(20.3)	(17.3)	(19.4)	(23.3)	(21.0)	(5.3)	(16.4)
Net loss per share
Basic and diluted	$(0.23)	$(0.28)	$(0.23)	$(0.27)	$(0.31)	$(0.29)	$(0.07)	$(0.22)

Price range of common stock
Applied Biosystems Group
High	$23.49	$21.50	$28.17	$21.40	$29.27	$21.27	$33.00	$22.94
Low	19.25	17.76	22.10	18.37	26.13	19.42	26.38	19.20
Celera Genomics Group
High	13.10	12.55	13.08	14.73	13.45	14.10	13.17	11.70
Low	10.67	10.32	10.33	11.00	10.68	10.12	10.24	9.09

There were no dividends paid on Applera-Celera stock during the periods presented. Through December 31, 2005, Celera Diagnostics was a 50/50 joint venture between the Applied Biosystems group and the Celera Genomics group. Effective January 1, 2006, the Celera Genomics group acquired the Applied Biosystems group’s 50 percent interest in the Celera Diagnostics joint venture such that it now owns 100 percent of Celera Diagnostics. As a result of this restructuring and the manner by which our management now operates and assesses the business, Celera Diagnostics is no longer a separate segment within Applera and we have restated prior period consolidating financial information to reflect this change. See Note 15 to our consolidated financial statements for additional information.

The following transactions impacted the comparability between fiscal 2006 and 2005 and are discussed in detail in Note 2.

70

Back to Contents

71
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

(a)
The Applied Biosystems group recorded a pre-tax benefit of $0.2 million for a reduction in anticipated employee-related costs associated with a severance and benefit charge recorded in fiscal 2005. The Applied Biosystems group recorded a tax benefit of $13.5 million related to the resolution of transfer pricing matters in Japan. The Applied Biosystems group recorded a charge of $1.1 million due to asset impairments. The Celera Genomics group recorded a pre-tax gain of $4.5 million from the sale of a non-strategic minority equity investment. In addition, we recorded a pre-tax charge of $23.5 million relating to litigation and arbitration settlements, of which $22.8 million was allocated to the Applied Biosystems group and $0.7 million was allocated to the Celera Genomics group.

(b)
The Applied Biosystems group recorded a pre-tax charge of $7.3 million for severance and benefit costs. The Celera Genomics group recorded pre-tax charges of $4.5 million related to the discontinuation of most of the operations of Paracel.

(c)
The Applied Biosystems group recorded pre-tax charges of $1.5 million for employee terminations at the Applied Biosystems/MDS Sciex Instruments joint venture and pre-tax benefits of $1.2 million for reductions in anticipated employee-related costs associated with the severance and benefit charges recorded in fiscal 2005. Additionally, the Applied Biosystems group recorded a pre-tax charge of $3.1 million as a result of the final determination of interest related to the Amersham arbitration award and a tax charge of $28.0 million related to repatriation of foreign earnings.

(d)
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

(e)
The Applied Biosystems group recognized a $0.9 million pre-tax favorable adjustment related to the sale of its San Jose, California, facility. The Applied Biosystems group recorded a net pre-tax charge of $1.6 million which is primarily comprised of a charge of $35.0 million related to the Beckman Coulter settlement and a benefit of $33.4 million related to the Bio-Rad Laboratories, Inc. and MJ Research, Inc. settlement. The Applied Biosystems group recorded a pre-tax charge of $3.4 million for the immediate write-off of the value of acquired IPR&D related to its acquisition of Ambion. In addition, the Applied Biosystems group recorded a $63.3 million tax benefit related to a completed Internal Revenue Services exam, state valuation allowance reversal, and R&D credits. The Celera Genomics group recorded pre-tax charges of $20.9 million for restructuring costs related to its decision to exit its small molecule drug discovery and development programs and the integration of Celera Diagnostics into the Celera Genomics group. The Celera Genomics group recorded a pre-tax gain of $3.1 million from the sale of non-strategic minority equity investments.

(f)
The Applied Biosystems group recorded a pre-tax benefit of $0.7 million as a result of the repayment of a loan previously written off in fiscal 2004, and $0.2 million for reductions in anticipated employee-related costs associated with severance and benefit charges recorded in fiscal 2003 through fiscal 2005.

(g)
The Applied Biosystems group recorded a pre-tax gain of $16.9 million from the sale of a company-owned facility in Connecticut and a $1.4 million favorable tax adjustment to a previously recorded charge in the second quarter of fiscal 2006 related to repatriation of foreign earnings. The Celera Genomics group recorded pre-tax charges of $5.3 million for restructuring costs related to its decision to exit its small molecule drug discovery and development programs and the integration of Celera Diagnostics into the Celera Genomics group. Additionally, the Celera Genomics group recorded a pre-tax gain of $8.6 million in net revenues from the sales of certain small molecule drug discovery and development programs.

(h)
The Applied Biosystems group recorded a net pre-tax charge of $11.4 million for severance and benefit costs, $6.2 million for charges related to facility lease agreements, and $2.6 million for asset impairments. The Celera Genomics group recorded a $3.6 million pre-tax favorable adjustment to a charge recorded in fiscal 2004 associated with the sale of its Rockville, Maryland facility and a pre-tax charge of $3.4 million for severance and asset impairments related to the discontinuation of the Online/Information Business. Additionally, the Applied Biosystems group recorded tax benefits of $23.5 million primarily related to additional U.S. R&D tax credit carryforwards, expected results of Canadian examinations and settlement of some U.K. tax matters, and the Celera Genomics group recorded a tax benefit of $2.2 million related to additional U.S. R&D tax credit carryforwards.

Back to Contents

72
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Note 13—Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss), net of tax, for fiscal 2006, 2005, and 2004 was as follows:

(Dollar amounts in millions)	Unrealized Gain (Loss) on Investments	Unrealized Gain (Loss) on Hedge Contracts	Foreign Currency Translation Adjustments	Minimum Pension Liability	Accumulated Other Comprehensive Income (Loss)

Balance at June 30, 2003	$17.0	$(10.7)	$21.5	$(82.3)	$(54.5)
Change in net unrealized losses on investments, net of tax benefit of $1.1	(2.1)				(2.1)
Net unrealized gains reclassified into earnings, net of tax expense of $4.4	(8.1)				(8.1)
Change in net unrealized losses on hedge contracts, net of tax benefit of $9.9		(20.9)			(20.9)
Net unrealized losses reclassified into earnings, net of tax benefit of $13.6		27.1			27.1
Foreign currency translation adjustments			34.0		34.0
Minimum pension liability adjustment, net of tax expense of $4.7				8.8	8.8

Balance at June 30, 2004	6.8	(4.5)	55.5	(73.5)	(15.7)

Change in net unrealized losses on investments, net of tax benefit of $2.1	(3.9)				(3.9)
Change in net unrealized losses on hedge contracts, net of tax benefit of $7.5		(1.5)			(1.5)
Net unrealized losses reclassified into earnings, net of tax benefit of $6.3		12.5			12.5
Foreign currency translation adjustments			(8.6)		(8.6)
Minimum pension liability adjustment, net of tax benefit of $13.3				(24.6)	(24.6)

Balance at June 30, 2005	2.9	6.5	46.9	(98.1)	(41.8)

Change in net unrealized losses on investments, net of tax benefit of $-	(0.3)				(0.3)
Change in net unrealized losses on hedge contracts, net of tax benefit of $7.1		(16.2)			(16.2)
Net unrealized losses reclassified into earnings, net of tax benefit of $4.6		8.2			8.2
Foreign currency translation adjustments			0.6		0.6
Minimum pension liability adjustment, net of tax expense of $48.7				90.4	90.4

Balance at June 30, 2006	$2.6	$(1.5)	$47.5	$(7.7)	$40.9

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

Note 14—Discontinued Operations

In October 2002, we received an adverse jury verdict in Federal District Court for the District of Delaware in connection with a patent lawsuit between TA Instruments, Inc., a subsidiary of Waters Corporation, and The Perkin-

Elmer Corporation relating to thermal analysis products. Applera is involved as the successor to The Perkin-Elmer Corporation, having sold the thermal instruments product line as part of the sale of its Analytical Instruments business to EG&G, Inc. (now named PerkinElmer, Inc.) in 1999. In fiscal 2003, the jury awarded TA Instruments $13.3 million based on lost sales, price erosion, and reasonable royalties, and also rejected claims we had made against TA Instruments alleging that their conduct infringed one of our patents. Subsequently, the District Court entered final judgment on a modified award of $17.3 million, after ruling on motions filed by us and TA Instruments which resulted in the Court’s striking the price erosion element of the jury’s damage award, but granting TA Instruments enhanced damages and attorneys’ fees on certain aspects of the verdict, and prejudgment interest. The Applied Biosystems group recorded a charge of $16.4 million, net of income

Back to Contents

73
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

taxes, as part of discontinued operations in fiscal 2003. In June 2003, we appealed the judgment rejecting our infringement claims to the U.S. Court of Appeals for the Federal Circuit. On May 2004, the U.S. Court of Appeals for the Federal Circuit affirmed the District Court’s judgment denying our infringement claim, and we have elected not to pursue further appeals. As a result, we paid TA Instruments $17.4 million during fiscal 2004. Also, during fiscal 2004, as a result of the final judgment and subsequent payment to TA Instruments, the Applied Biosystems group recorded an after-tax benefit of $3.0 million related to the reversal of a portion of the patent lawsuit liability accrued in fiscal 2003.

During fiscal 2004, we also recorded a $7.6 million German tax benefit from tax refunds and other tax attributes (benefits) resulting from the tax write-off of our investment in one of our former German affiliates. Based on our discussions with the German tax authorities, we concluded that the write-off of our investment was appropriate and that refunds would be due to the Applied Biosystems group. The write-off also created loss carryforwards, however, since it is possible that the tax benefit attributable to the loss carryforwards may not be realized, a full valuation allowance of $6.2 million has been established against the asset.

Note 15—Celera Diagnostics and Abbott Alliance Restructuring

Celera Diagnostics Restructuring

In January 2006, we announced that our board of directors had approved a restructuring of the Celera Diagnostics joint venture between the Applied Biosystems group and the Celera Genomics group. The joint venture was formed pursuant to a Celera Diagnostics Joint Venture Agreement dated as of April 1, 2001, as amended. Since its formation, Celera Diagnostics had been focused on the discovery, development, and commercialization of diagnostic products. As part of the Celera Genomics group, the diagnostic business continues to focus on these areas.

As a result of the restructuring, effective as of January 1, 2006, the Applied Biosystems group’s interest in Celera Diagnostics was transferred to the Celera Genomics group in exchange for various considerations to the Applied Biosystems group. In determining that the restructuring was in the best interests of the Company and its stockholders, our board of directors considered numerous factors and used the assistance and advice of several independent advisors. Included in the process were independent analyses of: the Applied Biosystems group’s 50 percent interest in Celera Diagnostics; the various considerations made to the Applied Biosystems group in the restructuring; and the pro forma impact of the restructuring on the Applied Biosystems group and the Celera Genomics group businesses.

The financial elements of the consideration made to the Applied Biosystems group in connection with the restructuring of Celera Diagnostics included:

•	The Applied Biosystems group gained the right to sell instrument platforms to end-user diagnostic customers, a field of activity previously reserved for Celera Diagnostics. The Applied Biosystems group will also be the preferred supplier of some diagnostic instruments to the Celera Genomics group’s strategic alliance with Abbott Laboratories, and the Celera/Abbott alliance will be the preferred diagnostics company marketing some of the Applied Biosystems group’s instruments. Refer to the Abbott Alliance Restructuring discussion below for more information.

•
The Celera Genomics group provides some R&D and regulatory support to the Applied Biosystems group at cost, including assistance in the development of new PCR reagents and clinical diagnostic instrument systems. Additionally, the Celera Genomics group may use it’s GMP reagent manufacturing capability to manufacture selected products for the Applied Biosystems group’s customers. GMP refers to the U.S. Food and Drug Administration’s Good Manufacturing Practices regulations.

•
The Celera Genomics group forgave future royalties due through 2017 on sales of Applied Biosystems group’s products under the terms of a marketing and distribution agreement between the Groups, which is described in Note 16 to our consolidated financial statements.

•	The Celera Genomics group paid the Applied Biosystems group $30 million in cash.

Abbott Alliance Restructuring

In January 2006, we also announced that we had restructured our long term strategic alliance agreement with Abbott Laboratories. The restructured agreement was entered into on January 9, 2006. The alliance was originally formed in June 2002 to discover, develop, and commercialize a broad range of in vitro, meaning outside of the living body, diagnostic products for disease detection, prediction of disease predisposition, disease progression monitoring, and therapy selection. Under the agreement before the restructuring, the parties were obligated to work exclusively with each other in the commercialization of nucleic acid-based (DNA or RNA) diagnostic products, also referred to as molecular diagnostic products. Under the relationship as restructured, the Celera Genomics group and Abbott will continue to work exclusively with each other primarily through a profit sharing arrangement in specifically agreed areas of nucleic acid-based diagnostic products, but both companies may work independently outside the exclusive areas. This restructuring also enables the Applied Biosystems group to develop and sell diagnostic instruments to end-users for clinical diagnostic applications, an activity that was previously restricted under the original Abbott alliance agreement. Development of diagnostic products based on the detection of proteins, rather than nucleic acids, is another potential business area for the Celera Genomics group but is not part of the agreement with Abbott.

Under the Abbott alliance agreement as restructured, the Celera Genomics group and Abbott will continue to conduct separate but coordinated research and development activities that are within the scope of the alliance. The

Back to Contents

74
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

coordinated activities include the sharing of scientific results and collaboration regarding the technology and instrumentation that their alliance products will use. The alliance agreement with Abbott permits the Celera Genomics group to form collaborations and relationships with other companies to support its research activities. Under the profit sharing arrangement, the parties share equally in the costs of their separate research and development activities under the alliance, and then share equally in any profits or losses resulting from the marketing and sale of alliance products.

Generally, Abbott is the worldwide distributor of products developed and manufactured by the parties that are covered by the alliance. The Celera Genomics group believes that Abbott’s expertise in the diagnostics industry and its global distribution system enhances the Celera Genomics group’s ability to bring diagnostic products to market. Also, the Abbott alliance covers some products that are manufactured by other companies and marketed by Abbott. Although most products marketed by Abbott under the restructured alliance agreement are covered by the profit-sharing arrangement, some of the products manufactured by other companies are not part of the profit-sharing arrangement, and instead the Celera Genomics group is entitled to a royalty based on sales by Abbott.

The Celera Genomics group expects to rely substantially on its alliance with Abbott for the success of a major portion of its diagnostic products business strategy for the foreseeable future. The term of the strategic alliance agreement runs until June 2017. Although this is a long-term alliance, the alliance agreement contains provisions that could result in early termination for reasons that include the following: breach by either company; a change in control of either company; or either company’s dissatisfaction with the financial performance of the alliance according to specifically-agreed parameters and a measurement period set forth in the alliance agreement. Also, the Celera Genomics group cannot ensure that Abbott will perform its obligations as expected. If Abbott terminates the alliance or otherwise fails to conduct its collaborative activities in a timely manner, the Celera Genomics group’s development or commercialization of diagnostic products may be delayed or otherwise adversely affected.

The Celera Genomics group expects that a significant portion of its nucleic acid-based diagnostic products for the foreseeable future will be covered by the Abbott alliance agreement so long as it remains in effect, and will be marketed, distributed, and sold through Abbott. The Celera Genomics group is also developing products not covered by the alliance, but for these products the Celera Genomics group will have to develop its own marketing and distribution capability or find other distributors.

Note 16—Segment, Geographic, Customer and Consolidating Information

Business Segments

We are organized based on the products and services that we offer. We operate in the life science industry through two reportable segments: the Applied Biosystems group and the Celera Genomics group. We collectively refer to the Applied Biosystems group and the Celera Genomics group as the groups. The Applied Biosystems group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Its customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. The Applied Biosystems group’s products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); “biosecurity,” which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment. The Celera Genomics group is primarily a molecular diagnostics business that is using proprietary genomics and proteomics discovery platforms to identify and validate novel diagnostic markers, and is developing diagnostic products based on these markers as well as other known markers. The Celera Genomics group maintains a strategic alliance with Abbott for the development and commercialization of molecular, or nucleic acid-based, diagnostic products, and it is also developing new diagnostic products outside of this alliance. Through its genomics and proteomics research efforts, the Celera Genomics group is also discovering and validating therapeutic targets, and it is seeking strategic partnerships to develop therapeutic products based on these discovered targets.

Through December 31, 2005, we operated a diagnostic business known as Celera Diagnostics. This business was a 50/50 joint venture between the Applied Biosystems group and the Celera Genomics group. Effective January 1, 2006, the Celera Genomics group acquired the Applied Biosystems group’s 50 percent interest in the Celera Diagnostics joint venture such that it now owns 100 percent of Celera Diagnostics. As a result of this restructuring and the manner by which our management now operates and assesses the business, Celera Diagnostics is no longer a separate segment within Applera and we have restated prior period consolidating financial information to reflect this change. Since its formation in fiscal 2001, Celera Diagnostics has been focused on the discovery, development, and commercialization of diagnostic products. As part of the Celera Genomics group, the diagnostics business continues to focus on these areas.

Refer to the consolidating information section of this note for additional information regarding our segments.

Back to Contents

75
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Geographic Areas

Information concerning principal geographical areas for the fiscal years ended June 30 follows:

(Dollar amounts in millions)	2006	2005	2004

Net Revenues From
External Customers
United States	$ 888.7	$ 824.7	$ 868.5
Europe	648.1	607.5	546.8
Japan	203.7	225.2	237.8
Other Asia Pacific countries	136.0	120.4	110.8
Latin America and other	72.9	67.3	61.3

Consolidated	$1,949.4	$1,845.1	$1,825.2

Net revenues are attributable to geographic areas based on the region of destination.

Information concerning long-lived assets at June 30 follows:

(Dollar amounts in millions)	2006	2005	2004

Long-Lived Assets
United States	$ 348.1	$ 387.8	$ 391.5
Europe	32.5	37.1	41.0
Japan	11.3	14.0	14.0
Other Asia Pacific countries	3.5	2.5	2.7
Latin America and other	1.0	0.6	0.4

Consolidated	$ 396.4	$ 442.0	$ 449.6

Long-lived assets exclude goodwill and other intangible assets.

Customer Information

We have a large and diverse customer base. No single customer accounted for more than 10% of total net revenues during fiscal 2006, 2005, or 2004.

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

We primarily base the attribution of the assets, liabilities, revenues and expenses to both segments on specific identification of the businesses included in both segments. Where specific identification is not practical, we use other methods and criteria that we believe are equitable and provide a reasonable estimate of the assets, liabilities, revenues and expenses attributable to both segments.

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

Access to Technology and Know-How

Both segments has free access to all of our technology and know-how (excluding products and services of the other segment) that may be useful in that segment’s business, subject to obligations and limitations applicable to us and to such exceptions that our board of directors may determine. The segments consult with each other on a regular basis concerning technology issues that affect both segments. The costs of developing technology remain in the segment responsible for its development.

Allocation of Corporate Overhead and Administrative Shared Services

Our shared corporate services (such as executive management, human resources, legal, accounting, auditing, tax, treasury, strategic planning and environmental services) and related balance sheet amounts have been allocated to the segments based on identification of such services specifically benefiting both segments. A portion of our costs of administrative shared services (such as information technology services) has been allocated in a similar manner. Where determination based on specific usage alone is not practical, we use other methods and criteria that we believe are equitable and provide a reasonable estimate of the cost attributable to both segments. It is not practical to specifically identify a portion of corporate overhead expenses attributable to both of the segments. As a result, we allocate these corporate overhead expenses primarily based on headcount, total expenses, and revenues attributable to both segments. We believe that the allocation methods developed are reasonable and have been consistently applied.

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

Allocation of Federal and State Income Taxes

The federal income taxes of the Company and its subsidiaries that own assets allocated between the groups are determined on a consolidated basis using the asset and liability approach prescribed by SFAS No. 109, “Accounting for Income Taxes.” If we had used the separate return basis of accounting for taxes, the tax provision for the Applied Biosystems group would not have changed, but more likely than not, a significant valuation allowance would have been recorded by the Celera Genomics group. We allocate the federal income tax provisions and related tax payments or refunds between the groups based on a consolidated return approach taking into account each group’s relative contribution (positive or negative) to our consolidated federal taxable income, tax liability, and tax credit position. We tax intersegment transactions as if both segments were a stand-alone company. We transfer tax benefits that cannot be used by the group generating those benefits, but can be used on a consolidated basis, to the group that can use such benefits. We have, and we will continue, to reimburse existing tax benefits acquired by either group in a business combination that are used by the other group, to the group that acquired such benefits. Tax benefits generated by the Celera Genomics group commencing July 1, 1998, which could be used on a consolidated basis, were reimbursed by the Applied Biosystems group to the Celera Genomics group up to a limit of $75 million.

Pursuant to the terms of the Celera Diagnostics joint venture agreement, which was terminated during fiscal 2006 (see Note 15 to our consolidated financial statements), the Applied Biosystems group reimbursed the Celera Genomics group for tax benefits generated by Celera Diagnostics to the extent such tax benefits were used by the Applied Biosystems group. These tax benefits were not subject to the $75 million limit described above. The amounts used by the Applied Biosystems group that were not reimbursed to the Celera Genomics group were recorded to allocated net worth of each group in the following Consolidating Statements of Financial Position.

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

Pooled debt bears interest for the groups at a rate equal to the weighted average interest rate of the debt calculated on a quarterly basis and applied to the average pooled debt balance during the period. Preferred stock, if issued and if pooled in a manner similar to the pooled debt, will bear dividends for the groups at a rate based on the weighted average dividend rate of the preferred stock similarly calculated and applied. Any expense related to increases in pooled debt or preferred stock will be reflected in the weighted average interest or dividend rate of such pooled debt or preferred stock as a whole. During fiscal 2006 and 2005, there was no pooled debt or preferred stock outstanding.

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

Cash or other property that we allocate to one group that is transferred to the other group could, if so determined by our

Back to Contents

77
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

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

In addition, cash allocated to the Applied Biosystems group may be reallocated to the Celera Genomics group in exchange for Celera Genomics Designated Shares as provided under our Certificate of Incorporation. The number of Celera Genomics Designated Shares issued would be determined by dividing the amount of cash reallocated by the average market value of Applera-Celera stock over the 20-trading day period immediately prior to the date of the reallocation. As a result of such a reallocation, a relative percentage of future earnings or losses of the Celera Genomics group would be attributed to the Applied Biosystems group. There were no Celera Genomics Designated Shares issued during fiscal 2006 or 2005.

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

Online Marketing and Distribution Agreement

In April 2002, the Celera Genomics group and the Applied Biosystems group entered into a marketing and distribution agreement under which the Applied Biosystems group became the exclusive distributor of the Celera Genomics group’s CDS database and related human genomic and other biological and medical information. As a result of this arrangement, the Applied Biosystems group integrated the CDS database and other genomic and biological information into its product offerings. In exchange for the rights it acquired under the marketing and distribution agreement, the Applied Biosystems group agreed to pay royalties to the Celera Genomics group based on revenues generated by sales of some of the Applied Biosystems group’s products. However, as part of the restructuring of Celera Diagnostics described above in Note 15 to our consolidated financial statements, as of January 1, 2006, the Applied Biosystems group continues to have access to the Celera Genomics group’s information during the 15 year term of the marketing and distribution agreement but has no further financial obligations to the Celera Genomics group under the agreement.

Transactions between Segments

The following table summarizes the related party transactions between our segments for the fiscal years ended June 30:

(Dollar amounts in millions)	2006	2005	2004

Applied Biosystems Group
Sales to the Celera Genomics group (a)	$6.1	$5.5	$10.0
Nonreimbursable utilization of tax benefits (b)	64.3	51.1	12.3
Payments for reimbursable utilization of tax benefits (c)	8.0	11.6	16.4

Celera Genomics Group
Royalties from the Applied Biosystems group (d)	$1.9	$3.0	$2.7

(a)	The Applied Biosystems group recorded net revenues from leased instruments and sales of consumables and project materials to the Celera Genomics group.

(b)
The Applied Biosystems group received, without reimbursement to the Celera Genomics group, some of the tax benefits generated by the Celera Genomics group in accordance with the tax allocation policy described above.

(c)
The Applied Biosystems group paid the Celera Genomics group for the use of existing tax benefits acquired by the Celera Genomics group in business combinations and other tax benefits, in accordance with the tax allocation policy described above.

(d)
The Celera Genomics group recorded net revenues primarily for royalties generated from sales by the Applied Biosystems group of products integrating CDS and some other genomic and biological information under a marketing and distribution agreement. The Celera Genomics group forgave future royalties related to this agreement as discussed in Note 15 to our consolidating financial statements.

In the following consolidating financial information, the "Eliminations" column represents the elimination of intersegment activity.

Back to Contents

78
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Consolidating Statement of Operations for the Year Ended June 30, 2006

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Products	$1,566,061	$10,809	$—	$1,576,870
Services	217,237	1,041		218,278
Other	121,849	32,393		154,242

Net revenues from external customers	1,905,147	44,243	—	1,949,390
Intersegment revenues	6,079	1,964	(8,043)

Total Net Revenues	1,911,226	46,207	(8,043)	1,949,390

Products	761,523	12,335	(4,442)	769,416
Services	93,916	2,886	(456)	96,346
Other	11,014	4,462		15,476

Total Cost of Sales	866,453	19,683	(4,898)	881,238

Gross Margin	1,044,773	26,524	(3,145)	1,068,152

Selling, general and administrative	503,813	28,184	52,486	584,483
Corporate allocated expenses	44,572	7,931	(52,503)
Research, development and engineering	180,295	94,327	(3,263)	271,359
Amortization of purchased intangible assets	4,825	1,091		5,916
Employee-related charges, asset impairments and other	356	26,191		26,547
Asset dispositions and legal settlements	10,546	675		11,221
Acquired research and development	3,400			3,400

Operating Income (Loss)	296,966	(131,875)	135	165,226
Gain on investments, net		7,628		7,628
Interest income, net	14,694	22,364		37,058
Other income (expense), net	5,567	(225)		5,342

Income (Loss) before Income Taxes	317,227	(102,108)	135	215,254
Provision (benefit) for income taxes	42,110	(39,398)	50	2,762

Net Income (Loss)	$275,117	$(62,710)	$85	$212,492

Back to Contents

79
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Consolidating Statement of Financial Position at June 30, 2006

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Assets
Current assets
Cash and cash equivalents	$373,921	$60,270	$—	$434,191
Short-term investments		509,252		509,252
Accounts receivable, net	373,613	9,626	(730)	382,509
Inventories, net	129,417	8,234		137,651
Prepaid expenses and other current assets	135,711	32,966	(5,315)	163,362

Total current assets	1,012,662	620,348	(6,045)	1,626,965
Property, plant and equipment, net	387,170	9,607	(341)	396,436
Goodwill and intangible assets, net	316,269	5,828		322,097
Other long-term assets	529,671	137,895	(89)	667,477

Total Assets	$2,245,772	$773,678	$(6,475)	$3,012,975

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$200,591	$6,497	$(5,397)	$201,691
Accrued salaries and wages	89,883	9,055		98,938
Current deferred tax liability	17,560			17,560
Accrued taxes on income	38,157	12,787		50,944
Other accrued expenses	227,001	13,089	(933)	239,157

Total current liabilities	573,192	41,428	(6,330)	608,290
Other long-term liabilities	194,844	5,817	(310)	200,351

Total Liabilities	768,036	47,245	(6,640)	808,641

Total Stockholders’ Equity	1,477,736	726,433	165	2,204,334

Total Liabilities and Stockholders’ Equity	$2,245,772	$773,678	$(6,475)	$3,012,975

Back to Contents

80
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Consolidating Statement of Cash Flows for the Year Ended June 30, 2006

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Operating Activities of Continuing Operations
Net income (loss)	$275,117	$(62,710)	$85	$212,492
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	77,164	14,252	(428)	90,988
Asset impairments	215	9,855		10,070
Employee-related charges and other	(1,409)	9,083		7,674
Share-based compensation programs	11,334	1,495		12,829
Deferred income taxes	(72,359)	30,649	(1,079)	(42,789)
Sale of assets and legal settlements, net	41,880	(6,944)		34,936
Acquired research and development	3,400			3,400
Nonreimbursable utilization of intergroup tax benefits	64,254	(64,254)
Changes in operating assets and liabilities:
Accounts receivable	17,516	(2,865)	(252)	14,399
Inventories	3,259	1,139		4,398
Prepaid expenses and other assets	11,027	(7,390)	2,076	5,713
Accounts payable and other liabilities	(56,117)	(22,510)	(594)	(79,221)

Net Cash Provided (Used) by Operating Activities of Continuing Operations	375,281	(100,200)	(192)	274,889

Net Cash Used by Operating Activities of Discontinued Operations	(135)			(135)

Investing Activities of Continuing Operations
Additions to property, plant and equipment, net	(41,548)	(4,844)	315	(46,077)
Proceeds from maturities of available-for-sale investments		317,008		317,008
Proceeds from sales of available-for-sale investments	104,877	208,605		313,482
Purchases of available-for-sale investments	(104,877)	(390,871)		(495,748)
Acquisitions and investments, net of cash acquired	(279,133)			(279,133)
Proceeds from the sale of assets, net	25,593	9,515	(123)	34,985

Net Cash Provided (Used) by Investing Activities of Continuing Operations	(295,088)	139,413	192	(155,483)

Financing Activities
Net change in loans payable	(72)			(72)
Dividends	(23,957)			(23,957)
Net cash funding from groups	25,644	(25,644)
Purchases of common stock for treasury	(601,910)			(601,910)
Proceeds from stock issued for stock plans and other	140,906	23,536		164,442

Net Cash Used by Financing Activities	(459,389)	(2,108)		(461,497)

Effect of Exchange Rate Changes on Cash	(2,984)			(2,984)

Net Change in Cash and Cash Equivalents	(382,315)	37,105		(345,210)
Cash and Cash Equivalents Beginning of Year	756,236	23,165		779,401

Cash and Cash Equivalents End of Year	$373,921	$60,270	$—	$434,191

Back to Contents

81
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Consolidating Statement of Operations for the Year Ended June 30, 2005

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Products	$1,480,771	$9,590	$—	$1,490,361
Services	199,036	6,478		205,514
Other	101,750	47,515		149,265

Net revenues from external customers	1,781,557	63,583	—	1,845,140
Intersegment revenues	5,526	2,944	(8,470)

Total Net Revenues	1,787,083	66,527	(8,470)	1,845,140

Products	726,548	10,888	(3,435)	734,001
Services	94,285	2,140	(514)	95,911
Other	13,544	6,890	(1,687)	18,747

Total Cost of Sales	834,377	19,918	(5,636)	848,659

Gross Margin	952,706	46,609	(2,834)	996,481

Selling, general and administrative	443,546	31,002	50,829	525,377
Corporate allocated expenses	42,042	8,787	(50,829)
Research, development and engineering	192,066	141,399	(2,862)	330,603
Amortization of purchased intangible assets	1,337	2,900		4,237
Employee-related charges, asset impairments and other	31,762	2,614		34,376
Asset dispositions and legal settlements	(38,172)			(38,172)

Operating Income (Loss)	280,125	(140,093)	28	140,060
Loss on investments, net	(50)			(50)
Interest income, net	13,919	14,941		28,860
Other income (expense), net	3,202	1,271		4,473

Income (Loss) before Income Taxes	297,196	(123,881)	28	173,343
Provision (benefit) for income taxes	60,302	(46,764)	10	13,548

Net Income (Loss)	$236,894	$(77,117)	$18	$159,795

Back to Contents

82
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Consolidating Statement of Financial Position at June 30, 2005

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Assets
Current assets
Cash and cash equivalents	$756,236	$23,165	$—	$779,401
Short-term investments		645,084		645,084
Accounts receivable, net	378,159	6,761	(982)	383,938
Inventories, net	117,168	9,373		126,541
Prepaid expenses and other current assets	139,246	16,948	(3,549)	152,645

Total current assets	1,390,809	701,331	(4,531)	2,087,609
Property, plant and equipment, net	400,422	38,567	(591)	438,398
Goodwill and intangible assets, net	54,643	8,433		63,076
Other long-term assets	413,275	161,556	271	575,102

Total Assets	$2,259,149	$909,887	$(4,851)	$3,164,185

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$167,060	$11,159	$(4,197)	$174,022
Accrued salaries and wages	74,598	16,590		91,188
Current deferred tax liability	12,504			12,504
Accrued taxes on income	66,792	10,535		77,327
Other accrued expenses	225,738	12,626	(734)	237,630

Total current liabilities	546,692	50,910	(4,931)	592,671
Other long-term liabilities	220,461	6,970		227,431

Total Liabilities	767,153	57,880	(4,931)	820,102

Total Stockholders’ Equity	1,491,996	852,007	80	2,344,083

Total Liabilities and Stockholders’ Equity	$2,259,149	$909,887	$(4,851)	$3,164,185

Back to Contents

83
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Consolidating Statement of Cash Flows for the Year Ended June 30, 2005

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Operating Activities of Continuing Operations
Net Income (loss)	$236,894	$(77,117)	$18	$159,795
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	82,944	19,247	(236)	101,955
Asset impairments	2,604	(206)		2,398
Employee-related charges and other	23,224	4,707		27,931
Share-based compensation programs	3,966	2,065		6,031
Deferred income taxes	(53,141)	19,084	(814)	(34,871)
Sale of assets and legal settlements, net	(29,672)	26		(29,646)
Nonreimbursable utilization of intergroup tax benefits	51,110	(51,110)
Changes in operating assets and liabilities:
Accounts receivable	6,057	4,025	(611)	9,471
Inventories	13,398	514		13,912
Prepaid expenses and other assets	(9,357)	(5,456)	678	(14,135)
Accounts payable and other liabilities	6,243	(33,018)	357	(26,418)

Net Cash Provided (Used) by Operating Activities of Continuing Operations	334,270	(117,239)	(608)	216,423

Net Cash Provided by Operating Activities of Discontinued Operations	338			338

Investing Activities of Continuing Operations
Additions to property, plant and equipment, net	(84,591)	(9,898)	608	(93,881)
Proceeds from maturities of available-for-sale investments		2,022,558		2,022,558
Proceeds from sales of available-for-sale investments	158,150	511,912		670,062
Purchases of available-for-sale investments	(109,525)	(2,486,394)		(2,595,919)
Other investments	(371)			(371)
Proceeds from the sale of assets, net	7,329	42,422		49,751

Net Cash Provided (Used) by Investing Activities of Continuing Operations	(29,008)	80,600	608	52,200

Financing Activities
Principal payments on debt		(6,000)		(6,000)
Dividends	(33,446)			(33,446)
Net cash funding from groups	(4,825)	4,825
Purchases of common stock for treasury	(6,100)			(6,100)
Proceeds from stock issued for stock plans and other	47,551	9,431		56,982

Net Cash Provided by Financing Activities	3,180	8,256		11,436

Effect of Exchange Rate Changes on Cash	(8,866)			(8,866)

Net Change in Cash and Cash Equivalents	299,914	(28,383)		271,531
Cash and Cash Equivalents Beginning of Year	456,322	51,548		507,870

Cash and Cash Equivalents End of Year	$756,236	$23,165	$—	$779,401

Back to Contents

84
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Consolidating Statement of Operations for the Year Ended June 30, 2004

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Products	$1,441,759	$14,200	$—	$1,455,959
Services	178,239	4,201		182,440
Other	111,105	75,689		186,794

Net revenues from external customers	1,731,103	94,090	—	1,825,193
Intersegment revenues	9,995	2,738	(12,733)

Total Net Revenues	1,741,098	96,828	(12,733)	1,825,193

Products	719,264	10,307	(3,873)	725,698
Services	91,820	800	(704)	91,916
Other	15,753	19,845	(3,233)	32,365

Total Cost of Sales	826,837	30,952	(7,810)	849,979

Gross Margin	914,261	65,876	(4,923)	975,214

Selling, general and administrative	418,765	36,932	56,541	512,238
Corporate allocated expenses	46,339	10,202	(56,541)
Research, development and engineering	211,608	145,206	(5,194)	351,620
Amortization of purchased intangible assets	4,619	2,900		7,519
Employee-related charges, asset impairments and other	23,741	18,083		41,824
Asset dispositions and legal settlements	(6,660)			(6,660)

Operating Income (Loss)	215,849	(147,447)	271	68,673
Gain on investments, net	11,235	24,294		35,529
Interest income, net	12,068	10,769		22,837
Other income (expense), net	592	1,856		2,448

Income (Loss) before Income Taxes	239,744	(110,528)	271	129,487
Provision (benefit) for income taxes	67,491	(53,052)	95	14,534

Income (Loss) from Continuing Operations	172,253	(57,476)	176	114,953
Income from discontinued operations, net of income taxes	10,628			10,628

Net Income (Loss)	$182,881	$(57,476)	$176	$125,581

Back to Contents

85
Notes to Consolidated Financial Statements — (Continued)	Applera Corporation

Consolidating Statement of Cash Flows for the Year Ended June 30, 2004

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Operating Activities of Continuing Operations
Income (loss) from continuing operations	$172,253	$(57,476)	$176	$114,953
Adjustments to reconcile income (loss) from continuing operations to net cash provided (used) by operating activities:
Depreciation and amortization	96,776	28,623	(132)	125,267
Asset impairments	19,205	18,083		37,288
Employee-related charges and other	5,456			5,456
Share-based compensation programs	2,410	899		3,309
Deferred income taxes	(21,395)	(27,270)	(571)	(49,236)
Sale of assets and legal settlements, net	(11,411)	(24,052)		(35,463)
Loss from equity method investees		488		488
Nonreimbursable utilization of intergroup tax benefits	12,334	(12,334)
Changes in operating assets and liabilities:
Accounts receivable	39,910	10,896	(1,468)	49,338
Inventories	11,966	(40)	(139)	11,787
Prepaid expenses and other assets	(12,329)	(1,882)	988	(13,223)
Accounts payable and other liabilities	(25,917)	(30,758)	1,146	(55,529)

Net Cash Provided (Used) by Operating Activities of Continuing Operations	289,258	(94,823)	—	194,435

Net Cash Used by Operating Activities of Discontinued Operations	(17,738)			(17,738)

Investing Activities of Continuing Operations
Additions to property, plant and equipment, net	(60,410)	(8,297)	316	(68,391)
Proceeds from maturities of available-for-sale investments		2,230,846		2,230,846
Proceeds from sales of available-for-sale investments	345,464	674,852		1,020,316
Purchases of available-for-sale investments	(360,325)	(2,836,234)		(3,196,559)
Other investments	(288)			(288)
Proceeds from the sale of assets, net	3,241	32,296	(316)	35,221

Net Cash Provided (Used) by Investing Activities of Continuing Operations	(72,318)	93,463	—	21,145

Financing Activities
Principal payments on debt		(10,000)		(10,000)
Dividends	(43,528)			(43,528)
Net cash funding from groups	(4,552)	4,552
Purchases of common stock for treasury	(324,999)			(324,999)
Proceeds from stock issued for stock plans and other	23,062	5,739		28,801

Net Cash Provided (Used) by Financing Activities	(350,017)	291		(349,726)

Effect of Exchange Rate Changes on Cash	12,871			12,871

Net Change in Cash and Cash Equivalents	(137,944)	(1,069)		(139,013)
Cash and Cash Equivalents Beginning of Year	594,266	52,617		646,883

Cash and Cash Equivalents End of Year	$456,322	$51,548	$—	$507,870

Back to Contents

86
Reports of Management	Applera Corporation

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

We conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, we conclude that, as of June 30, 2006, our internal control over financial reporting was effective.

Our assessment of the effectiveness of our internal control over financial reporting as of June 30, 2006 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Dennis L. Winger
Senior Vice President and
Chief Financial Officer

Tony L. White
Chairman, President, and
Chief Executive Officer

Back to Contents

87
Report of Independent Registered Public Accounting Firm	Applera Corporation

To the Board of Directors and Stockholders of Applera Corporation

We have completed integrated audits of Applera Corporation’s 2006 and 2005 consolidated financial statements and of its internal control over financial reporting as of June 30, 2006 and an audit of its 2004 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated Financial Statements

In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Applera Corporation and its subsidiaries at June 30, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation effective July 1, 2005.

Internal Control over Financial Reporting

Also, in our opinion, management’s assessment, included in the accompanying Management Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of June 30, 2006 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2006, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

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

August 23, 2006