Form 10-K, Exhibit 13
period 2008-06-30
APPLIED BIOSYSTEMS INC.
filed 2008-08-27
CIK 77551

Applied Biosystems Inc.

financial review

6-7	Selected Consolidating Financial Data

8-39	Management’s Discussion and Analysis

21	Discussion of Applied Biosystems Inc.

27	Discussion of Applied Biosystems Group

34	Discussion of Celera Group

38	Market Risks

39	Forward-Looking Statements

40-43	Financial Statements

40	Consolidated Statements of Operations

41	Consolidated Statements of Financial Position

42	Consolidated Statements of Cash Flows

43	Consolidated Statements of Stockholders’ Equity

44-92	Notes to Consolidated Financial Statements

93	Reports of Management

94	Report of Independent Registered Public Accounting Firm

Selected Consolidating Financial Data	Applied Biosystems Inc.

(Dollar amounts in thousands except per share amounts) Fiscal years ended June 30,	2008	2007	2006	2005	2004
Financial Operations
Net revenues
Applied Biosystems group	$2,224,676	$2,093,467	$1,911,226	$1,787,083	$1,741,098
Celera group	139,373	43,371	46,207	66,527	96,828
Eliminations	(2,565)	(4,345)	(8,043)	(8,470)	(12,733)
Applied Biosystems Inc.	2,361,484	2,132,493	1,949,390	1,845,140	1,825,193

Income (loss) from continuing operations
Applied Biosystems group	$316,581	$170,875	$275,117	$236,894	$172,253
Celera group	(102,600)	(19,763)	(62,710)	(77,117)	(57,476)
Eliminations	(173)	(341)	85	18	176
Applied Biosystems Inc.	213,808	150,771	212,492	159,795	114,953

Per Share Information
Applied Biosystems Group
Income per share from continuing operations
Basic	$1.83	$0.93	$1.47	$1.21	$0.84
Diluted	$1.78	$0.90	$1.43	$1.19	$0.83
Dividends declared per share	$0.17	$0.17	$0.17	$0.17	$0.17

Celera Group
Net loss per share
Basic and diluted	$(1.29)	$(0.25)	$(0.83)	$(1.05)	$(0.79)

Other Information
Cash and cash equivalents and short-term investments
Applied Biosystems group	$543,205	$494,464	$373,921	$756,236	$504,947
Celera group	333,551	561,496	569,522	668,249	745,794
Applied Biosystems Inc.	876,756	1,055,960	943,443	1,424,485	1,250,741

Total assets
Applied Biosystems group	$2,398,555	$2,386,604	$2,245,772	$2,259,149	$1,921,672
Celera group	663,312	768,683	773,678	909,887	1,055,581
Eliminations	(476)	(2,747)	(6,475)	(4,851)	(4,402)
Applied Biosystems Inc.	3,061,391	3,152,540	3,012,975	3,164,185	2,972,851

Selected consolidating financial data provides five years of financial information for Applied Biosystems Inc., formerly known as Applera Corporation. This table includes commonly used key financial metrics that facilitate comparisons with other companies. We include information on our business segments in the selected consolidating financial data to facilitate the understanding of our business and our financial statements. Our board of directors approves the method of allocating earnings to each class of our common stock for purposes of calculating earnings per share. We have derived the selected consolidating financial data from our audited financial statements which have been audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The information in the selected consolidating financial data of the Applied Biosystems group and the Celera group has been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, consistently applied, except for the provisions of SFAS No. 123R, “Share-Based Payment (revised 2004),” which were adopted as of July 1, 2005, as discussed in Note 1 to our consolidated financial statements, and the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109,” which were adopted as of July 1, 2007, as discussed in Note 5 to our consolidated financial statements. See Note 17 to our consolidated financial statements for a detailed description of our segments and the management and allocation policies applicable to the attribution of assets, liabilities, revenues and expenses. You should read this selected consolidating financial data in conjunction with our consolidated financial statements and related notes.

Selected Consolidating Financial Data — (Continued)	Applied Biosystems Inc.

As part of our recapitalization on May 6, 1999, we issued two classes of common stock called Applied Biosystems Group Common Stock and Celera Group Common Stock. On July 1, 2008, we completed the separation of all of the business, assets, and liabilities of the Celera group into an independent publicly-traded company. See Note 1 to our consolidated financial statements for additional information on our capital structure.

A number of items, shown below, impact the comparability of our data from continuing operations. All amounts are pre-tax, with the exception of the tax items. See Note 2 to our consolidated financial statements for additional information on the events impacting comparability.

(Dollar amounts in millions) Fiscal years ended June 30,	2008	2007	2006	2005	2004
Applied Biosystems Group
Employee-related charges, asset impairments and other	$(20.3)	$—	$(0.4)	$(31.8)	$(25.0)
Legal settlements, net	7.6	2.2	(27.4)	8.5	6.7
Gain on asset dispositions			16.9	29.7
Acquired in-process research and development charge		(114.3)	(3.4)
Gain on investments, net	27.6				11.2
Tax items	7.8	23.8	50.2	23.5

Celera Group
Revenue from the sales of small molecule programs	$—	$2.5	$8.6	$—	$—
Employee-related charges, asset impairments and other	(7.0)	(10.3)	(26.2)	(4.3)	(18.1)
Legal settlements, net	1.1	2.4	(0.7)
Gain on investments, net	(3.1)		7.6		24.8
Tax items	(91.3)	1.4		2.2

Management’s Discussion and Analysis	Applied Biosystems Inc.

Discussion of Operations

The purpose of the following management discussion and analysis is to provide an overview of the business of Applied Biosystems Inc., formerly known as Applera Corporation (see Celera Separation below), to help facilitate an understanding of significant factors influencing our historical operating results, financial condition, and cash flows and also to convey our expectations of the potential impact of known trends, events, or uncertainties that may impact our future results. You should read this discussion in conjunction with our consolidated financial statements and related notes. Historical results and percentage relationships are not necessarily indicative of operating results for future periods. We have reclassified some prior year amounts for comparative purposes.

In this document, unless the context requires otherwise, references to “Company,” “we,” “us,” or “our” for periods ended on or before July 1, 2008, refer to Applera Corporation, and references to “Company,” “we,” “us,” or “our” for periods ended after July 1, 2008, refer to Applied Biosystems Inc., after giving effect to the separation of the Celera group and the name change discussed in further detail below.

Overview

Through July 1, 2008, we conducted our business through two business segments: the Applied Biosystems group and the Celera group.

The Applied Biosystems group was and is a global leader in the development and marketing of instrument-based systems, consumables, software, and services for academic research, the life science industry, and commercial markets. The Applied Biosystems group commercializes innovative technology solutions for DNA, RNA, protein, and small molecule analysis. Customers across the disciplines of academic and clinical research, pharmaceutical research, and manufacturing, forensic DNA analysis, and agricultural biotechnology use its products and services to accelerate scientific discovery, improve processes related to drug discovery and development, detect potentially pathogenic microorganisms, and identify individuals based on DNA sources. The Applied Biosystems group has a comprehensive service and field applications support team for a global installed base of high-performance genetic and protein analysis solutions.

The Celera group was a diagnostics business that delivered personalized disease management through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, Inc. (“BHL”), a subsidiary of the Celera group, offered clinical laboratory testing services to characterize cardiovascular disease risk and improve patient management. The Celera group also commercialized a wide range of molecular diagnostic products through its strategic alliance with Abbott Laboratories, which began in June 2002, and licensed its diagnostic technologies to clinical laboratories to provide personalized disease management in cancer and liver diseases. The term of the strategic alliance agreement runs until June 2017. The strategic alliance agreement was assigned to Celera Corporation in connection with the separation of Celera from the Company.

In fiscal 1999, as part of a recapitalization of our Company, we created two classes of common stock: Applied Biosystems Group Common Stock, which we refer to as “Applied Biosystems stock,” and Celera Group Common Stock, which we refer to as “Celera stock.” These two classes of stock, sometimes referred to as “tracking” stocks, were intended to “track” or reflect the relative performance of the Applied Biosystems group and the Celera group, respectively. There was no single security that represented the performance of the Company as a whole. On July 1, 2008, we completed the separation of all of the business, assets, and liabilities of the Celera group into an independent publicly-traded company, as discussed under Celera Separation below.

The Applied Biosystems group and the Celera group were not separate legal entities, and holders of Applied Biosystems stock and holders of Celera stock were all stockholders of the Company. As a result, holders of these stocks were subject to all of the risks associated with an investment in the Company and all of its businesses, assets, and liabilities. The Applied Biosystems group and the Celera group did not have separate boards of directors. The Company had one board of directors, which made any decision in accordance with its good faith business judgment that the decision was in the best interests of the Company and all of its stockholders as a whole.

Our fiscal year ends on June 30. The financial information for both segments is presented in Note 17 to our consolidated financial statements, Segment, Geographic, Customer and Consolidating Information. Management’s discussion and analysis addresses the consolidated financial results followed by the discussions of our two segments.

Celera Separation

On August 8, 2007, we announced that our board of directors had retained Morgan Stanley & Co. Incorporated to explore alternatives to our tracking stock structure, including the possibility of creating independent publicly-traded companies in place of the Applied Biosystems group and the Celera group. Further to that announcement, on July 1, 2008, we completed the separation of all of the business, assets, and liabilities of the Celera group from our remaining business. The

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

separation was completed by means of a redemption of each outstanding share of Celera stock in exchange for one share of common stock of Celera Corporation, a Delaware corporation, which now holds all of the business, assets, and liabilities previously attributed to the Celera group. On July 1, 2008, following the Celera group separation, Celera Corporation became an independent, publicly-traded company whose shares are listed on the NASDAQ stock market under the symbol “CRA.” The Applied Biosystems group became our only business and Applied Biosystems stock became our only class of outstanding common stock. In connection with the Celera separation, we changed our corporate name to Applied Biosystems Inc. to reflect the remaining business of the Company following the separation.

Pending Merger with Invitrogen

On June 12, 2008, we and Invitrogen Corporation announced that our respective boards of directors had approved a definitive merger agreement under which Invitrogen will acquire all of the outstanding shares of Applied Biosystems stock. The merger is subject to customary closing conditions, including approval by the stockholders of each company, and is targeted to close in the fall of 2008. In connection with the proposed merger, on August 4, 2008, Invitrogen filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (“SEC”) that includes a joint proxy statement of Applied Biosystems and Invitrogen. Applied Biosystems and Invitrogen will mail the joint proxy statement to their respective stockholders after it is declared effective by the SEC. See Note 4 to our consolidated financial statements for more information on the pending merger.

Business Developments

Applied Biosystems Group

•

In June 2008, the Applied Biosystems group and its partner, MDS SCIEX, announced several new mass spectrometry software and workflow solutions aimed at helping customers achieve greater productivity across a broad range of applications. The new products include Analyst® 1.5 software, a major platform upgrade, and several important quality and safety testing solutions in applied markets, particularly for the analysis of municipal water for trace contaminants.

•

The Applied Biosystems group’s SOLiD™ 2.0 System began shipping on May 1, 2008. New chemistry, fine-tuned software, and an improved workflow are enabling customers to more than double throughput while reducing run times. The upgraded system offers the highest throughput and accuracy of any next-generation sequencing system available as of July 2008. The SOLiD Systems’ mate-pair analysis capability is particularly suited for the study of complex diseases like cancer, which is characterized by a wide range of genetic variation and chromosomal abnormalities. In May 2008, the Applied Biosystems group announced a collaboration with the Wellcome Trust Sanger Institute to study cancer genomics using the SOLiD System. In April 2008, the Applied Biosystems group announced that Baylor University and Beijing Genomics Institute had selected the SOLiD System to help support their participation in the 1000 Genomes Project, a global international consortium aimed at providing a comprehensive map of genetic and structural variation to help understand the causes of disease.

•

Also in April 2008, the Applied Biosystems group’s StepOne™ Real-Time PCR System was awarded Best New Life Science Product for 2007 based on polling more than 40,000 members of the worldwide scientific community. The StepOne and StepOnePlus™ Systems were developed in response to the growing market of researchers interested in the increasing number of applications for real-time PCR, a common laboratory method used to simultaneously detect and determine the amount of nucleic acids present in biological samples. During the fourth quarter of fiscal 2008, the Applied Biosystems group also made available new TaqMan®-based consumables used with its Real-Time PCR Systems, including reagents to help researchers profile expression levels of microRNAs, or miRNA, from trace amounts of sample, potentially advancing the study of cancer, in which miRNAs are believed to play a critical regulatory role.

•

In March 2008, the Applied Biosystems group announced that it was expanding its presence in the fast-growing food safety and testing market and planning to provide pathogen detection kits directly to food companies. The first such kit will test for salmonella; additional pathogen test kits are under development.

•

Also in March, the Applied Biosystems group announced that using the SOLiD System it had sequenced the Yoruban genome for under $60,000 in reagent costs, setting a new standard for experimental value and further setting the stage for consumer genomics and personalized medicine. The experimental data was posted on an NIH website so that researchers around the world could enjoy free and unfettered access to the sequence information. Additionally, the Applied Biosystems group introduced a SOLiD-optimized miRNA solution that gives customers the ability to perform digital gene expression experiments to help understand the role these small, regulatory molecules play in cancer and other diseases and pathways.

•

In February 2008, the Applied Biosystems group introduced new iTRAQ labeling chemistry for mass spectrometry-based proteomics research. The new, high-throughput chemistry lets researchers process up to eight samples in parallel, running them through a

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

mass spectrometer to identify the proteins and then comparing the expression levels of hundreds of proteins in diseased samples against control samples.

•

Also in February, the Applied Biosystems group introduced a new forensics kit that can quickly detect low amounts of male DNA present in samples containing high quantities of female DNA, speeding up sample analysis in sexual assault cases. The Applied Biosystems group worked directly with the San Diego, California Police Department to validate the new DNA analysis kit. In a related March 2008 development, a localized, Mandarin-language version of the Applied Biosystems GeneMapper Software and the Chinese Sinofiler kit were introduced for the Chinese human identification market.

•

In January 2008, the Applied Biosystems group launched its SOLiD System service provider program and named its first four participants. The program enables researchers who do not own or can not access SOLiD System technology an effective channel for generating high-quality genomic data at a reasonable cost and/or evaluating our next-generation sequencing technology prior to system purchase.

•	In December 2007, our board of directors named Mark P. Stevenson a Senior Vice President of the Company and President and Chief Operating Officer of the Applied Biosystems group.

•

Also in December, the Applied Biosystems group launched GeneMapper® ID-X, a powerful new software application designed to help forensic laboratories deliver faster DNA results by automating routine DNA data analysis, facilitating more efficient manual review of complex samples and improving the overall workflow of forensic analysis.

•

In November 2007, the Applied Biosystems group announced an exclusive agreement and collaboration with BioTrove, Inc. to deploy and market TaqMan® genotyping assays on BioTrove’s mid-density OpenArray platform, enabling customers to cost-effectively identify tens to hundreds of single nucleotide polymorphisms (“SNPs”) in thousands of samples. The product offering is expected to address commercial screening applications in human health and agriculture.

•

In October 2007, the Applied Biosystems group announced the formal commercial launch of the SOLiD next-generation DNA sequencing system, following an accelerated development program and positive feedback from early-access customers.

•

In August 2007, we announced that the board of directors increased the current authorization to repurchase shares of Applied Biosystems stock to $1.2 billion. In accordance with the authorization, we executed a $600 million accelerated share repurchase transaction with Morgan Stanley and 16 million shares, or approximately 8.7% of the outstanding shares, were delivered to us during the second quarter of fiscal 2008.

In January 2008, Morgan Stanley exercised its option to settle this accelerated share repurchase transaction prior to its maturity and delivered to us an additional 1.9 million shares of Applied Biosystems stock. See Note 7 to our consolidated financial statements for more information on the accelerated share repurchase.

Celera Group

•

In January 2008, the United States Court of Appeals for the Federal Circuit vacated the permanent injunction granted by the lower court for Innogenetics N.V., Ghent, Belgium against Abbott in selling hepatitis C virus, or HCV, genotyping products. Since the jury’s damage award included an upfront entry fee, the Court remanded to the lower court to determine the terms of a compulsory license for Abbott’s future sales. In addition, the Court remanded for a new trial on the validity of the Innogenetics patent in view of a prior-issued patent. Innogenetics did not name the Celera group as a party in this lawsuit, but the Celera group has an interest in these products and in the outcome of the litigation because the products are manufactured by the Celera group and sold through its alliance with Abbott. In September 2006, a jury rendered a verdict against Abbott and awarded $7 million in monetary damages to Innogenetics. The Celera group agreed to share equally the cost of this litigation, including these damages, with Abbott and, therefore, recorded a pre-tax charge of $3.5 million in the first quarter of fiscal 2007 for its estimated share of the damage award. In April 2008, Abbott and Innogenetics settled the patent infringement suit and the Celera group recorded an additional pre-tax charge of $0.6 million in the third quarter of fiscal 2008. In the fourth quarter of fiscal 2008, the Celera group recorded a $0.2 million pre-tax reduction in litigation costs. The Celera group’s share of the costs, including the initial pre-tax charge of $3.5 million recorded in fiscal 2007, was $3.9 million. In addition, through June 30, 2008, the Celera group recorded in operating expenses approximately $3 million, $0.4 million of which were recorded in fiscal 2008, in legal fees associated with this litigation.

•

In October 2007, the Celera group acquired substantially all of the assets of Atria Genetics Inc., or Atria, for approximately $33 million in cash, including transaction costs. Atria has a line of human leukocyte antigen molecular diagnostic testing products that are used for identifying potential donors in the matching process for bone marrow transplantation. The cash expenditure for this acquisition was funded by available cash.

•

Also in October, the Celera group completed the acquisition of BHL for approximately $193 million in cash, including transaction costs. BHL is a cardiovascular healthcare company with a broad portfolio of clinical laboratory tests and disease management services focused on individuals with cardiovascular disease or lipid or metabolic disorders.

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

The cash expenditure for this acquisition was funded by available cash.

Critical Accounting Estimates

Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, or GAAP. In preparing these statements, we are required to use estimates and assumptions. While we believe we have considered all available information, actual results could affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. We believe that, of the significant accounting policies discussed in Note 1 to our consolidated financial statements, the following accounting policies require our most difficult, subjective or complex judgments:

•	Revenue recognition and allowance for doubtful accounts;

•	Asset impairment;

•	Taxes;

•	Pension benefits;

•	Allocation of purchase price to acquired assets and liabilities in business combinations;

•	Exit or disposal activities; and

•	Allocations to the Applied Biosystems group and the Celera group.

Revenue Recognition and Allowance for Doubtful Accounts

The following describes only the areas that are most subject to our judgment. Refer to Note 1, Accounting Policies and Practices, to our consolidated financial statements for a more detailed discussion of our revenue recognition policy.

In the normal course of business, we enter into arrangements whereby revenues are derived from multiple deliverables. In these revenue arrangements, we record revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition” and Emerging Issues Task Force (“EITF”) Consensus Issue 00-21, “Revenue Arrangements with Multiple Deliverables,” and related pronouncements. Specifically, we record revenue as the separate elements are delivered to the customer if the delivered item is determined to represent a separate earnings process, there is objective and reliable evidence of the fair value of the undelivered item, and delivery or performance of the undelivered item is probable and substantially in our control. For instruments where installation is determined to be a separate earnings process, the portion of the sales price allocable to the fair value of the installation is deferred and recognized when installation is complete. We determine the fair value of the installation process based on technician labor billing rates, the expected number of hours to install the instrument based on historical experience, and amounts charged by third parties. We continually monitor the level of effort required for the installation of our instruments to ensure that appropriate fair values have been determined. Revenues from multiple-element arrangements involving license fees, up-front payments and milestone payments, which are received and/or billable in connection with other rights and services that represent our continuing obligations, are deferred until all of the multiple elements have been delivered or until objective and verifiable evidence of the fair value of the undelivered elements has been established. We determine the fair value of each element in multiple-element arrangements based on the prices charged when the similar elements are sold separately to third parties. If objective and verifiable evidence of fair value of all undelivered elements exists but objective and verifiable evidence of fair value does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the revenues from delivered elements are not recognized until the fair value of the undelivered element or elements has been determined. Contract interpretation is normally required to determine the appropriate accounting, including whether the deliverables specified in a multiple element arrangement should be treated as separate units of accounting for revenue recognition purposes, and if so, how the price should be allocated among the deliverable elements, when to begin to recognize revenue for each element, and the period over which revenue should be recognized.

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

A portion of the Celera group’s reported net revenues include patient test service revenues associated with BHL’s operations. We recognize patient test service revenues on completion of the testing process and when the test results are sent to the ordering healthcare provider. Billings for services reimbursed by third-party payors, including Medicare, are recorded net of allowances for differences between amounts billed and the estimated receipts from such payors. These allowances are determined based on historical activity.

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

Since the date of acquisition of BHL through June 30, 2008, revenue from Medicare patients represented approximately 39% of the total BHL patient test service revenues. Payment arrangements with third parties, such as Medicare and some insurance companies, include predetermined reimbursement rates for patient tests. Adjustments to the estimated receipts, based on final settlement with the third-party payors, including Medicare, are recorded in revenue on settlement. Historically, adjustments for Medicare have not exceeded  1/4%, and adjustments for non-Medicare payors have not exceeded  1/2%, of total BHL patient test service revenues as compared to our prior quarter estimates. As such, the Celera group estimates the potential impact of subsequent revisions to its reimbursement rates to be in the range of $150,000 to $350,000 as of June 30, 2008.

We have an established process to estimate and review the collectibility of our receivables. Bad debt expense is recorded in SG&A expenses as a percentage of aged accounts receivable considered necessary to maintain an appropriate level of allowance for doubtful accounts. Receivables are reserved based on their respective aging categories. Our process for determining the appropriate level of the allowance for doubtful accounts involves judgment, and considers the age of the underlying receivables, type of payor, historical and projected collection experience, current economic and business conditions, and other external factors that could affect the collectibility of receivables. The allowance for doubtful accounts is reviewed for adequacy, at a minimum, on a quarterly basis. An account is written-off against the allowance for doubtful accounts when reasonable collection efforts have been unsuccessful and it is probable the receivable will not be recovered or the account has been transferred to a third party collection agency.

Asset Impairment

Inventory

Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Reserves for obsolescence and excess inventory are provided based on historical experience and estimates of future product demand. If actual demand is less favorable than our estimates, inventory write-downs may be required.

Investments

Publicly traded minority equity investments are recorded at fair value, with the difference between cost and fair value recorded to other comprehensive income (loss) within stockholders’ equity. When the fair value of an investment declines below cost, and the decline is viewed as other-than-temporary, the cost basis is written down to fair value, which becomes the new cost basis, and the write-down is included in current earnings. We determine whether a decline in fair value is other-than-temporary based on the extent to which cost exceeds fair value, the duration of the market decline, the intent to hold the investment, and the financial health of, and specific prospects for, the investee.

Long-lived assets, including goodwill

We test goodwill for impairment using a fair value approach at the reporting unit level annually, or earlier if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Our reporting units are the Applied Biosystems group and the Celera group. Under the impairment test, if a reporting unit’s carrying amount exceeds its estimated fair value, goodwill impairment is recognized to the extent that the reporting unit’s carrying amount of goodwill exceeds the implied fair value of the goodwill. We may be required to record an impairment charge in the future for adverse changes in market conditions or poor operating results of a related reporting unit.

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events that could trigger an impairment review include, among others, a decrease in the market value of an asset, an asset’s inability to generate income from operations and positive cash flow in future periods, a decision to change the manner in which an asset is used, a physical change to an asset or a change in business climate. We calculate estimated future undiscounted cash flows, before interest and taxes, resulting from the use of the asset and its estimated value at disposal and compare it to its carrying value in determining whether impairment potentially exists. If a potential impairment exists, a calculation is performed to determine the fair value of the long-lived asset. This calculation is based on a valuation model and discount rate commensurate with the risks involved. Third party appraised values may also be used in determining whether impairment potentially exists.

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

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

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

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”, which supplements Statement of Financial Accounting Standard (“SFAS”) No. 109, “Accounting for Income Taxes”, by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. In accordance with FIN 48, we regularly assess uncertain tax positions in each of the tax jurisdictions in which we have operations and account for the related financial statement implications. Unrecognized tax benefits have been reported in accordance with the FIN 48 two-step approach under which the tax effect of a position is recognized only if it is “more-likely-than-not” to be sustained and the amount of the tax benefit recognized is equal to the largest tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement of the tax position. Determining the appropriate level of unrecognized tax benefits requires us to exercise judgment regarding the uncertain application of tax law. The amount of unrecognized tax benefits is adjusted when information becomes available or when an event occurs indicating a change is appropriate. Future changes in unrecognized tax benefits requirements could have a material impact on our results of operations.

Pension Benefits

We sponsor domestic and foreign pension plans and also provide retiree healthcare and life insurance benefits to some domestic employees. The majority of the assets of the pension plans are invested in equity and fixed income securities. The postretirement benefit plan is unfunded. We also sponsor nonqualified supplemental benefit plans for select U.S. employees in addition to our principal pension plan. These supplemental plans are unfunded. Pension plan expense and the requirements for funding our major pension plans are determined based on a number of actuarial assumptions. These assumptions include the expected rate of return on pension plan assets, the discount rate applied to pension plan obligations, and the rate of compensation increase of plan participants. Our most significant pension plan is our qualified U.S. pension plan, which constituted approximately 95% of our consolidated pension plan assets and approximately 90% of our projected benefit obligations as of the end of fiscal 2008. The accrual of future service benefits for participants in our qualified U.S. pension plan was frozen as of June 30, 2004. Effective in fiscal 2005, the expected rate of compensation increase was no longer factored into the determination of our net periodic pension expense as the accrual for future service benefits was frozen. Refer to Note 6 to our consolidated financial statements for more information regarding our pension and postretirement plans, the impact of our fiscal 2007 adoption of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R),” pension plan asset allocation, expense recorded under our plans, and the actuarial assumptions used to determine those expenses and the corresponding liabilities.

The expected rate of return on assets is determined based on the historical results of the portfolio, the expected investment mix of the plans’ assets, and estimates of future long-term investment returns. Our assumption for the expected rate of return on assets in our qualified U.S. pension plan ranges from 6.5% to 8.5% for fiscal 2009, compared to our fiscal 2008 range of 6.25% to 8.5%. The discount rate used is based on rates available on high-quality fixed income debt instruments that have the same duration as our plan’s liabilities. Specifically, a dedicated bond portfolio model constructs a hypothetical portfolio of high-quality corporate bonds whose cash flows match the expected payments under the plan. The universe of bonds available as of the plan’s measurement date is obtained from Bloomberg, a third party data provider, and includes securities of various maturities rated Aa or better by Moody’s Investor Service. At June 30, 2008, we calculated our U.S. pension obligation using a 6.5% discount rate, a 25 basis point increase from the June 30, 2007 rate of 6.25%. The increase in our discount rate assumption is expected to decrease our net periodic pension expense for our U.S. pension plans by approximately $0.3 million in fiscal 2009 compared to fiscal 2008. For the determination of the expected rate of return on assets and the discount rate, we take into consideration external actuarial advice.

In connection with the adoption of SFAS No. 158, net loss amounts, which arise primarily from the effects of changes in actuarial assumptions, as well as differences between expected and actual returns on plan assets, are recorded as a component of accumulated other comprehensive income. These net loss amounts are being systematically amortized into future net periodic pension expense. Based on a decrease in the number of active participants covered under our qualified U.S. pension plan, effective July 1, 2007, we amortize losses under the plan over 22 years, which is the approximate average remaining life expectancy of inactive participants receiving benefits under the plan. Amortization of these net losses

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

at June 30, 2008, is expected to increase net periodic pension expense for our qualified U.S. pension plan by approximately $2 million in fiscal 2009.

A one percentage point increase or decrease in the discount rate for our U.S. pension plans for fiscal 2009 would decrease or increase our net periodic pension expense by approximately $1 million. Also, a one percentage point increase or decrease in the expected rate of return on our pension assets for fiscal 2009 would decrease or increase our net periodic pension expense by approximately $3 million. We do not generally fund pension plans when our contributions would not be tax deductible. In fiscal 2006, we made a voluntary contribution of $30 million to the qualified U.S. plan concurrent with our decision to update the mortality assumptions used to value the plan’s liabilities. In fiscal 2008 and 2007, we did not fund this plan. As of June 30, 2008, we do not expect to fund this plan in fiscal 2009 as no contributions are expected to be required under the Employee Retirement Income Security Act (“ERISA”) regulations due to the level of contributions made in prior fiscal years. Our estimate of annual contributions is based on significant assumptions, such as pension plan benefit levels, tax deductibility, interest rate levels and the amount and timing of asset returns. Actual contributions could differ from this estimate.

Allocation of Purchase Price to Acquired Assets and Liabilities in Business Combinations

The cost of an acquired business is assigned to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values at the date of acquisition. We assess fair value using a variety of methods, including the use of independent appraisers, present value models, and estimation of current selling prices and replacement values. Amounts recorded as intangible assets, including acquired in-process research and development, or IPR&D, are based on assumptions and estimates regarding the amount and timing of projected revenues and costs, appropriate risk-adjusted discount rates, as well as assessing the competition’s ability to commercialize products before we can. Also, on acquisition, we determine the estimated economic lives of the acquired intangible assets for amortization purposes. Actual results may vary from projected results.

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

See Note 17 to our consolidated financial statements for more information on our allocation policies.

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

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

Income/(charge) (Dollar amounts in millions)	2008	2007	2006
Severance and benefit costs	$(10.2)	$(0.5)	$(14.3)
Asset impairments	(1.1)	(6.8)	(10.9)
Excess lease space	(0.9)		(1.2)
Other charges	(15.4)	(3.6)	(2.6)
Reduction of expected costs	0.3	0.6	2.5

Total employee-related charges, asset impairments, and other	$(27.3)	$(10.3)	$(26.5)

Other events impacting comparability:
Revenue from sales of small molecule programs	$—	$2.5	$8.6
Asset dispositions and legal settlements	8.7	4.6	(11.3)
Acquired research and development		(114.3)	(3.4)
Investment gains, net	24.5		7.6
Tax items	(83.5)	25.2	50.2

Acquisitions

In October 2007, we acquired BHL for $193.2 million in cash, including transaction costs. BHL is a cardiovascular healthcare company with a Clinical Laboratory Improvement Amendments of 1988 (“CLIA”)-certified laboratory that provides a broad portfolio of clinical laboratory tests and disease management services focused on individuals who have cardiovascular disease or lipid or metabolic disorders. We believe that the acquisition provides the Celera group with a commercial infrastructure to bring its new genetic tests to the U.S. cardiovascular market. Additionally, BHL is expected to provide opportunities for the Celera group to commercialize new tests and technologies and to gain economies of scale and improve its margins as a consequence of the vertical integration with BHL’s clinical laboratory service business. The cash expenditure for this acquisition was funded by available cash.

Also in October 2007, we acquired substantially all of the assets of Atria for $33.3 million in cash, including transaction costs. Atria has a line of HLA testing products that are used for identifying potential donors in the matching process for bone marrow transplantation. The acquisition provides the Celera group with direct access to tissue typing in the transplantation and bone marrow registry market. The cash expenditure for this acquisition was funded by available cash.

The net assets and results of operations of BHL and Atria have been included in our consolidated financial statements since their respective acquisition dates, and have been allocated to the Celera group.

In July 2006, we acquired Agencourt Personal Genomics, Inc. (“APG”) for approximately $121 million in cash, including transaction costs. At the time of the purchase, APG was a privately-held developer of next-generation genetic analysis technology. APG’s proprietary technology was based on stepwise ligation, a novel and very high throughput approach to DNA analysis. We allocated this transaction to the Applied Biosystems group. The cash expenditure for this acquisition was funded by available cash. In accordance with SFAS No. 141, “Business Combinations,” we accounted for this transaction as a purchase of assets rather than a business combination since APG did not meet the definition of a business as defined by EITF Abstracts Issue 98-3, “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business.” The key considerations impacting our accounting determination were that APG was primarily focused on research and development activities, had not commenced principal operations, and did not have products, customers or revenues.

Effective March 1, 2006, we acquired the Research Products Division of Ambion, Inc. for approximately $279 million in cash, including transaction costs. Ambion is a provider of innovative products for the study and analysis of RNA for life science research and drug development. The Ambion products are used by researchers to study RNA and its role in disease development and progression. The cash expenditure for this acquisition was funded by available cash. The net assets and results of operations of Ambion have been included in our consolidated financial statements since the date of the acquisition, and have been allocated to the Applied Biosystems group.

For further information on these acquisitions, see Note 3 to our consolidated financial statements.

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

Acquired Research and Development

In fiscal 2007, the Applied Biosystems group recorded a $114.3 million charge to write-off the value of acquired IPR&D in connection with the acquisition of APG. As of the acquisition date, in July 2006, the technological feasibility of the acquired IPR&D project had not been established, and it was determined that the project had no future alternative use. The project being developed, which consisted of both an instrument and reagents, was intended for very high throughput genetic analysis applications, including DNA sequencing and expression profiling. The determination of the amount attributed to acquired IPR&D took into consideration an independent appraisal performed by an outside consultant.

At the date of acquisition, the project was in the development stage and approximately 30% complete. The work on this project was completed in September 2007. The following table briefly describes the APG project at the acquisition date.

	At Acquisition Date
(Dollar amounts in millions)	Fair Value	Estimated Costs to Complete	Approximate Percentage Completed
Instruments	$66.6	$10.0	35%
Reagents	47.7	6.0	25%

Total	$114.3	$16.0

In June 2007, we made our first placements of this next generation instrument system to early access customers. Based on the performance of the system, the level of interest shown by our potential customers, and the progress in our manufacturing scale up, we accelerated the commercial release of the system to October 2007. The initial instrument and reagents began generating revenue in the third quarter of fiscal 2008. The total project costs were approximately $29 million, an increase of $13 million from the estimate as of the acquisition date. These additional R&D expenditures were for labor and materials required to accelerate the commercial launch of the platform and optimize features to better compete with other already commercialized next generation technologies. This increase in costs was offset by reductions in other planned R&D projects.

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

Fiscal 2008

During fiscal 2008, both the Applied Biosystems group and the Celera group recorded pre-tax charges of $3.7 million, $2.6 million of which was recorded in the fourth quarter of fiscal 2008, primarily for professional fees related to the separation of the Celera group from the Company. The Applied Biosystems group and the Celera group have agreed to share equally the costs incurred for the separation.

During the fourth quarter of fiscal 2008, the Applied Biosystems group recorded a pre-tax charge of $7.8 million for costs associated with the merger with Invitrogen.

Also during the fourth quarter of fiscal 2008, the Applied Biosystems group recorded pre-tax charges of $4.7 million for severance costs for 32 employees, some of whom were involved in the LC/MS product line, which is included in the Applied Biosystems/MDS SCIEX Instruments business, a 50/50 joint venture between the Applied Biosystems group and MDS Inc. Included in the $4.7 million charge was a charge of $0.7 million for severance costs related to the Applied Biosystems/MDS SCIEX Instruments business. The charges resulted from the realignment of the Applied Biosystems group to support its strategic growth priorities and the decision at MDS to resize and refocus its development process. All of the affected employees of the Applied Biosystems group were notified by May 31, 2008, and are expected to be terminated by December 31, 2008. During the fourth quarter of fiscal 2008, we made cash payments of $0.6 million related to these charges. Cash expenditures were funded by cash provided by operating activities. The remaining cash expenditures of $4.1 million are expected to be paid by December 31, 2008.

Also during the fourth quarter of fiscal 2008, the Applied Biosystems group recorded pre-tax charges of $1.3 million, comprised of a $0.8 million charge in connection with the disposal of an aircraft and a $0.5 million related charge for severance costs for 5 employees. The Applied Biosystems group completed the sale of the aircraft in the fourth quarter of fiscal 2008. All of the affected employees were notified in the fourth quarter of fiscal 2008, and are expected to be terminated by the end of the first quarter of fiscal 2009.

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

Additionally during fiscal 2008, the Applied Biosystems group recorded a pre-tax charge of $2.9 million for severance costs for 41 employees. The charge resulted from the realignment of the Applied Biosystems group’s organization to support market dynamics and it plans on redirecting the savings into other strategic initiatives. All of the affected employees were notified as of December 31, 2007, and were terminated by June 30, 2008. During fiscal 2008, we made cash payments of $2.6 million related to this charge. In the fourth quarter of fiscal 2008, the Applied Biosystems group recorded a pre-tax benefit of $0.1 million for a reduction in anticipated employee-related costs associated with this charge. Cash expenditures were funded by cash provided by operating activities. The remaining cash expenditures of $0.2 million are expected to be paid by the end of September 2008.

During fiscal 2008, the Celera group recorded a pre-tax charge of $1.3 million for severance costs for approximately 30 employees. All of the affected employees were notified by March 31, 2008, and are expected to be terminated by the end of the first quarter of fiscal 2009. During fiscal 2008, we made net cash payments of $1.0 million related to this charge. Cash expenditures were funded by available cash. The remaining cash expenditures of $0.3 million are expected to be paid by the third quarter of fiscal 2009. This charge resulted from the realignment of the Celera group’s R&D resources and other activities in line with its current business activities.

Also during fiscal 2008, the Celera group recorded pre-tax charges totaling $1.3 million related to a reduction in the Celera group’s proteomic-based activities. These charges were in addition to a charge recorded in the fourth quarter of fiscal 2007 described below. These charges were comprised of a $0.8 million charge for severance costs for approximately 20 employees and an excess lease space charge of $0.9 million, partially offset by a gain of $0.4 million from the disposal of equipment related to proteomic-based activities. All of the affected employees were notified by October 31, 2007, and were terminated by the end of the fourth quarter of fiscal 2008. During fiscal 2008, we made net cash payments of $0.7 million related to the severance charge and $0.2 million related to the excess lease space charge. Cash expenditures were funded by available cash. The remaining cash expenditures of $0.1 million for the severance charge are expected to be paid by the end of the second quarter of fiscal 2009. The excess lease space charge represented the estimated cost of excess lease space less estimated future sublease income on a facility. The remaining cash expenditures of $0.7 million for the excess lease space charge are expected to be paid through April 2010. These charges resulted from the Celera group’s desire to improve its financial results, in part by lowering operating expenses.

Also during fiscal 2008, the Celera group recorded a pre-tax charge of $0.3 million in the fourth quarter of fiscal 2008 for the write-down of the carrying amount of an owned facility that was impaired initially in fiscal 2006 and a pre-tax charge of $0.6 million partially offset by a reduction of $0.2 million in the fourth quarter of fiscal 2008 related to the patent infringement suit with Innogenetics N.V. for which the original charge was recorded in fiscal 2007. All of these items are discussed below.

Fiscal 2007

During the fourth quarter of fiscal 2007, the Celera group recorded a pre-tax charge of $0.5 million for severance costs for approximately 20 employees. The charge resulted from a reduction in the Celera group’s proteomics-based activities. This action was intended to continue to improve the Celera group’s financial results, in part due to lower operating expenses. All of the affected employees were notified as of June 30, 2007, and were terminated by October 31, 2007. All cash expenditures related to this charge were disbursed by the end of fiscal 2008. Cash expenditures were funded by available cash.

Also during fiscal 2007, the Celera group recorded a pre-tax charge of $6.3 million, which was primarily comprised of $6.8 million of pre-tax charges for the write-downs of the carrying amount of an owned facility that was impaired initially in fiscal 2006, partially offset by a pre-tax benefit of $0.6 million for a reduction in anticipated employee-related costs associated with severance and benefit charges recorded in fiscal 2006, as further discussed below.

During fiscal 2007, the Celera group recorded a pre-tax charge of $3.5 million for its estimated share of a damage award in continuing litigation between Abbott and Innogenetics N.V. In September 2006, a jury found that the sale of HCV genotyping analyte specific reagents (“ASRs”) products by Abbott willfully infringed a U.S. patent owned by Innogenetics and awarded Innogenetics $7.0 million in damages. In January 2007, the U.S. District Court for the Western District of Wisconsin ruled in favor of Innogenetics’ request for a permanent injunction and ordered Abbott to withdraw its products from the market. The Court also reversed the jury verdict of willful infringement and ruled that Abbott did not willfully infringe Innogenetics’ patent and denied Innogenetics’ request for enhanced damages and attorneys’ fees. Innogenetics did not name the Celera group as a party in this lawsuit, but the Celera group has an interest in these products and in the outcome of the litigation because the enjoined products are manufactured by the Celera group and sold through its alliance with Abbott. Also, as these products are part of its alliance with Abbott, the Celera group agreed to share equally the cost of this litigation, including the damage award described above. Abbott appealed the

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

judgment. On January 17, 2008, the United States Court of Appeals for the Federal Circuit vacated the permanent injunction granted by the lower court for Innogenetics against Abbott in selling HCV genotyping products. Since the jury’s damage award included an upfront entry fee, the Court remanded to the lower court to determine the terms of a compulsory license for Abbott’s future sales. In addition, the Court remanded for a new trial on the validity of the Innogenetics patent in view of a prior-issued patent. The Court also affirmed the judgment of infringement and the judgment of no willful infringement. In April 2008, Abbott and Innogenetics settled the patent infringement suit and the Celera group recorded an additional pre-tax charge of $0.6 million in the third quarter of fiscal 2008. In the fourth quarter of fiscal 2008, the Celera group recorded a $0.2 million pre-tax reduction in litigation costs. The Celera group’s share of the costs, including the initial pre-tax charge of $3.5 million recorded in fiscal 2007, was $3.9 million. In addition, through June 30, 2008, the Celera group recorded $2.9 million of legal fees in operating expenses associated with this litigation, $0.4 million of which were recorded in fiscal 2008.

Fiscal 2006

In fiscal 2006, the Applied Biosystems group recorded pre-tax charges of $1.5 million for employee terminations related to the Applied Biosystems/MDS SCIEX Instruments business. MDS recorded a restructuring charge for a reduction in workforce as part of its strategy to focus on the life sciences market. The $1.5 million represented the Applied Biosystems group’s share of the restructuring charge.

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

During fiscal 2006, the Celera group recorded pre-tax charges related to its decision to exit its small molecule drug discovery and development programs and the integration of Celera Diagnostics into the Celera group. Celera Diagnostics was a 50/50 joint venture between the Applied Biosystems group and the Celera group. Effective January 1, 2006, the Celera group acquired the Applied Biosystems group’s 50 percent interest in the Celera Diagnostics joint venture. These charges consisted of the following components:

(Dollar amounts in millions)	Employee- Related Charges	Asset Impairments	Other	Total
Total charges	$12.8	$9.8	$3.8	$26.4

Cash payments	7.9		2.6	10.5
Non-cash activity		9.3	0.2	9.5

Balance at June 30, 2006	4.9	0.5	1.0	6.4

Additional charge		6.8		6.8

Non-cash activity		6.8		6.8
Cash payments	4.2		0.7	4.9
Reduction of expected costs	0.6			0.6

Balance at June 30, 2007	0.1	0.5	0.3	0.9

Additional charge		0.3		0.3

Non-cash activity		0.3		0.3
Reduction of expected costs	0.1			0.1

Balance at June 30, 2008	$ —	$0.5	$0.3	$ 0.8

The employee-related charges were severance costs primarily for staff reductions in small molecule drug discovery and development. As of March 31, 2006, all of the affected employees were notified and by September 30, 2006, all were terminated. In fiscal 2007, the Celera group recorded a pre-tax benefit of $0.6 million for a reduction in anticipated employee-related costs associated with the severance and benefit charges recorded in fiscal 2006. The asset impairment charges primarily related to a write-down of the carrying amount of an owned facility to its then estimated current market value less estimated selling costs, as well as write-offs of leasehold improvements and equipment. This facility was reclassified into assets held for sale in fiscal 2006. In fiscal 2007, the Celera group recorded additional pre-tax charges of $6.8 million to write-down the carrying amount of this facility. In the fourth quarter of fiscal 2008, the Celera group recorded an additional pre-tax charge of $0.3 million relating to this facility. The estimates of market value for this facility were based on third-party appraisals. Cash expenditures for these charges were funded by available cash. These actions enabled the Celera group to focus on its molecular diagnostics and proteomics activities, reduce its cash consumption, and progress toward profitability. The remaining required cash expenditures related to these charges are expected to be disbursed by June 30, 2009.

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

Fiscal 2005

During fiscal 2005, the Applied Biosystems group recorded pre-tax charges totaling $32.9 million for employee-related charges, excess lease space and asset impairments. The severance charges reflected the Applied Biosystems group’s decision to reduce and rebalance its workforce and were implemented as a result of a strategic and operational analysis conducted by management. All cash expenditures related to the employee-related portion of these charges were disbursed by the end of fiscal 2007. The asset impairment charges related to the write-down in value of the Applied Biosystems group’s facilities in San Jose, California, and Houston, Texas and the related cash expenditures were disbursed by the end of fiscal 2006. The excess lease space charges represented the estimated cost of excess lease space less estimated future sublease income for some leases on facilities in Massachusetts and California which extend through fiscal 2011. During fiscal 2008, the Applied Biosystems group made cash payments of approximately $1.0 million related to the excess lease space charges, which was funded by available cash. Over the course of the leases, additional pre-tax charges of $1.5 million, including $0.4 million recorded in the fourth quarter of fiscal 2008, were recorded in operating expenses to reserve for additional estimated costs under the leases. The remaining cash payments of $1.1 million as of June 30, 2008 related to the excess lease space charges are expected to be disbursed by fiscal 2011.

During fiscal 2005, the Celera group recorded pre-tax charges totaling $4.5 million related to its Paracel operations, which was acquired in fiscal 2000. Due to a shift in focus, Paracel was no longer deemed strategic to the overall business. These charges included a charge for severance and benefits costs. All cash payments related to these employee terminations were made as of June 30, 2006. Also, included in these charges was a charge for excess facility lease expenses for a lease that extends through fiscal 2011. During fiscal 2008, we made net cash payments of $0.7 million related to the excess lease space. The cash expenditures were funded by available cash. The remaining net cash expenditures related to the excess lease space of approximately $2.0 million are expected to be disbursed by fiscal 2011.

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

Fiscal 2008

In fiscal 2008, the Applied Biosystems group recorded a $7.6 million pre-tax gain primarily related to a settlement and licensing agreement entered into with Stratagene Corporation and Agilent Technologies, Inc. (which acquired Stratagene), which resolved outstanding legal disputes with Stratagene.

Also in fiscal 2008, the Celera group recorded a $1.1 million pre-tax gain related to the settlement of a litigation matter associated with its former Online/Information Business, an information products and service business.

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

Fiscal 2006

In fiscal 2006, the Applied Biosystems group recorded a pre-tax charge of $35.0 million as a result of a settlement to resolve all outstanding legal disputes with Beckman Coulter regarding claims to some patented capillary electrophoresis and heated cover instrumentation technology. The Applied Biosystems group made the $35.0 million payment to Beckman Coulter in the fourth quarter of fiscal 2006 for rights to some Beckman Coulter technology and for the release of any and all claims of infringement relating to DNA sequencer and thermal cycler products. Commencing in July 2006, Beckman Coulter began making quarterly payments which will total $20.0 million over ten quarters to the Celera group for diagnostic rights to some of the Company’s technology.

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

Also in fiscal 2006, the Applied Biosystems group recorded a benefit and received the sum of $33.4 million related to a settlement agreement involving U.S. patent infringement claims brought by us against Bio-Rad and MJ Research, Inc. (acquired by Bio-Rad after the commencement of litigation.) The settlement also resolved litigation brought by Bio-Rad against us for patent and trademark infringement, and counterclaims by us against Bio-Rad.

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

Investments

In fiscal 2008, the Applied Biosystems group recorded pre-tax gains of $27.6 million, $25.0 million of which was recorded in the fourth quarter of fiscal 2008, in gains on investments, net from the sales of non-strategic minority equity investments. Also in fiscal 2008, the Celera group recorded a pre-tax charge of $3.1 million in gains on investments, net for an other-than-temporary impairment of a publicly traded non-strategic minority equity investment. The impairment charge resulted from a number of factors that were assessed, including the duration of the decline in market value, the financial condition, and future prospects for the investee. In fiscal 2006, the Celera group recorded pre-tax gains of $7.6 million in gains on investments, net from the sale of non-strategic minority equity investments.

Tax items

Fiscal 2008

In the fourth quarter of fiscal 2008, the Celera group recorded a non-cash tax charge of $90.6 million to establish a valuation allowance against the Celera group’s deferred tax assets. As a result of the separation, the Celera group will no longer be a member of the Company’s consolidated return. Due to the Celera group’s post separation separate taxpayer status and history of losses, management determined that it was more likely than not that the net deferred tax assets distributed to the Celera group in conjunction with the separation will not be realized. Some of these assets are expected to expire in three to twelve years, if not used before then.

In fiscal 2008, we recorded net tax benefits of $8.9 million, primarily resulting from net benefits related to completed Internal Revenue Service (“IRS”) and foreign audits and R&D tax credits. $9.6 million of tax benefits were recorded at the Applied Biosystems group, offset by a tax charge for R&D tax credits of $0.7 million recorded at the Celera group.

Also in fiscal 2008, the Applied Biosystems group recorded tax charges of $1.8 million primarily related to the recalculation of deferred tax assets as a result of a decrease in the statutory tax rate in Germany.

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

The Tax Relief and Health Care Act of 2006, enacted in December 2006, extended the R&D tax credit from January 1, 2006 through December 31, 2007. The Applied Biosystems group and the Celera group included the estimated benefit of the current year R&D tax credit in the fiscal 2007 estimated annual effective tax rate. In addition, the Celera group recorded a tax benefit of $1.0 million in fiscal 2007 related to the R&D tax credit generated between January 1, 2006 and June 30, 2006.

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

Also, in fiscal 2007, the Applied Biosystems group recorded a tax benefit of $8.8 million related to a reduction in the valuation allowance for German net operating loss carryforwards.

Fiscal 2006

In fiscal 2006, the Applied Biosystems group recorded a tax benefit of $13.5 million related to the resolution of transfer pricing matters in Japan. Additionally, the Applied Biosystems group recorded a net tax charge of $26.6 million related to repatriation of foreign earnings. Also in fiscal 2006, the Applied Biosystems group recorded tax benefits of $63.3 million related to a completed IRS exam, state valuation allowance reversal, and R&D credits. The IRS completed the audit of the Company for the fiscal years 1996 through 2003 and, as a result, the Applied Biosystems group recorded favorable adjustments of $32.2 million to existing tax liabilities. A net of federal tax $24.8 million increase in the net state deferred tax assets primarily related to a reduction in valuation allowance and the write-off of some state deferred tax assets. The reduction in the valuation allowance was due to management’s reassessment of the future realization of deferred tax assets based on revised forecasted taxable income which includes the impact of a change in the apportionment of income to California, a reduction in R&D spending, and increased revenues and profits from our worldwide operations. Also, the Company completed its assessment of fiscal years 2001 through 2004 R&D activities and, as a result, the Applied Biosystems group recorded a net benefit of $6.3 million for additional R&D credits.

Discussion of Applied Biosystems Inc.’s Consolidated Operations

Results of Operations —

2008 Compared with 2007

(Dollar amounts in millions)	2008	2007	% Increase/ (Decrease)
Net revenues	$2,361.5	$2,132.5	10.7%
Cost of sales	999.1	951.5	5.0%

Gross margin	1,362.4	1,181.0	15.4%
SG&A expenses	714.0	622.7	14.7%
R&D	235.3	254.0	(7.4%)
Amortization of purchased intangible assets	17.6	11.2	57.1%
Employee-related charges, asset impairments and other	27.3	10.3	165.0%
Asset dispositions and legal settlements	(8.7)	(4.6)	89.1%
Acquired research and development		114.3	(100.0%)

Operating income	376.9	173.1	117.7%
Gain on investments, net	24.5	0.2
Interest income, net	26.3	43.2	(39.1%)
Other income (expense), net	3.4	6.8	(50.0%)

Income before income taxes	431.1	223.3	93.1%
Provision for income taxes	217.3	72.5	199.7%

Income from continuing operations	$213.8	$150.8	41.8%

Percentage of net revenues:
Gross margin	57.7%	55.4%
SG&A expenses	30.2%	29.2%
R&D	10.0%	11.9%
Operating income	16.0%	8.1%
Effective income tax rate	50.4%	32.5%

The following table summarizes the impact of the previously described events impacting comparability included in the financial results for fiscal 2008 and 2007:

(Dollar amounts in millions)	2008	2007
Income (charge) included in income before income taxes	$ 5.9	$(117.5)
Provision (benefit) for income taxes	89.3	(26.4)

Income from continuing operations increased for fiscal 2008 primarily due to higher net revenues and gross margin, and lower R&D expenses, partially offset by higher SG&A expenses and the previously described events impacting comparability. The net effect of foreign currency on our income from continuing operations was a benefit of approximately $32 million as compared to the prior year. Read our discussion of segments for information on their financial results.

Net revenues, which include the favorable effects of foreign currency, increased in fiscal 2008 compared with the prior year. The effect of foreign currency increased net revenues by approximately 4% during fiscal 2008. In addition, our fiscal 2008 net revenues increased primarily due to the acquisitions of BHL and Atria, higher

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

consumables sales at the Applied Biosystems group, and higher diagnostic-related licensing and royalty revenues at the Celera group.

The following table sets forth our revenue growth by geographic area for the fiscal year ended June 30, 2008:

	Reported Growth	Foreign Currency Effect	Operational Growth*
United States	10%		10%
Europe	10%	7%	3%
Asia Pacific (a)	11%	6%	5%
Other markets	17%	8%	9%

Total	11%	4%	7%

(a) Asia Pacific:
Japan	3%	8%	(5%	)
All other	23%	4%	19%

*	Reported growth less impact of foreign currency.

•

Revenues in Europe increased primarily as a result of higher consumables sales, led by DNA sequencing consumables, TaqMan® Gene Expression Assay products, and sequence detection consumables. This growth was partially offset by lower sales of genetic analyzers.

•

The growth in revenues in Asia Pacific, other than Japan, was led by China and Australia. From a product perspective, revenues increased primarily due to higher sales of genetic analyzers, API triple quad and Q TRAP® systems, and human identification consumables.

•

Declining revenues in Japan were primarily the result of lower sales of API triple quad and Q TRAP systems which were partially offset by the introduction of the SOLiD™ System and increases in sales of genetic analyzers, human identification consumables and DNA Sequencing consumables in the region.

•

In the U.S., higher service revenues from BHL, higher royalty and license revenues, higher sales of TaqMan Gene Expression Assay products, sales of SOLiD Systems and higher sales of API triple quad and Q TRAP systems were partially offset by lower sales of genetic analyzers, Real-Time PCR instruments, DNA sequencing consumables, and a U.S. Department of Defense contract for an instrument system, which was included in fiscal 2007.

The higher gross margin percentage in fiscal 2008 compared to fiscal 2007 was primarily from lower enzyme costs from vendors and the favorable impact of foreign currency, all at the Applied Biosystems group, and higher margin services and products due to BHL and Atria and higher licensing and royalty revenues at the Celera group. Partially offsetting these benefits was competitive pricing and higher inventory-related costs in the Mass Spectrometry product category at the Applied Biosystems group.

SG&A expenses for fiscal 2008 increased over the prior fiscal year primarily due to: the inclusion of BHL expenses of approximately $41 million at the Celera group; the unfavorable impact of foreign currency of approximately $23 million; higher employee-related costs of approximately $22 million; regional investments, including additional headcount, of approximately $13 million to support growth primarily in Europe and China; and the reversal in fiscal 2007 of a $5 million accrual related to settled litigation, all at the Applied Biosystems group. This increase was partially offset by lower marketing and travel expenses of approximately $3 million at the Applied Biosystems group. Fiscal 2007 included approximately $5 million of integration costs related to Ambion at the Applied Biosystems group.

R&D expenses decreased for fiscal 2008 compared to fiscal 2007 primarily as a result of lower employee-related costs at the Applied Biosystems group, the termination in June 2007 of a U.S. Department of Defense contract awarded to the Applied Biosystems group, the timing of expenses at the Applied Biosystems group, and reduced proteomic-based target discovery and validation related activities at the Celera group, partially offset by investments in the SOLiD System program at the Applied Biosystems group.

Gain on investments, net in fiscal 2008 included sales of non-strategic minority equity investments.

Interest income, net decreased during fiscal 2008 compared to fiscal 2007 primarily due to interest expense incurred on our loans payable and lower average cash and cash equivalents and short-term investments in fiscal 2008, combined with lower average interest rates in fiscal 2008. The loans, which originated in fiscal 2008, were used to fund the accelerated repurchase of shares of Applied Biosystems stock, as described below.

The increase in the effective tax rate for fiscal 2008 compared to fiscal 2007 was primarily due to the previously described events impacting comparability, including the events described under tax items. An analysis of the differences between the federal statutory income tax rate and the effective income tax rate is provided in Note 5 to our consolidated financial statements.

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

Results of Operations —

2007 Compared with 2006

(Dollar amounts in millions)	2007	2006	% Increase/ (Decrease)
Net revenues	$2,132.5	$1,949.4	9.4%
Cost of sales	951.5	881.2	8.0%

Gross margin	1,181.0	1,068.2	10.6%
SG&A expenses	622.7	584.5	6.5%
R&D	254.0	271.4	(6.4%	)
Amortization of purchased intangible assets	11.2	5.9	89.8%
Employee-related charges, asset impairments and other	10.3	26.6	(61.3%	)
Asset dispositions and legal settlements	(4.6)	11.2	(141.1%	)
Acquired research and development	114.3	3.4

Operating income	173.1	165.2	4.8%
Gain on investments, net	0.2	7.6	(97.4%	)
Interest income, net	43.2	37.1	16.4%
Other income (expense), net	6.8	5.3	28.3%

Income before income taxes	223.3	215.2	3.8%
Provision for income taxes	72.5	2.7

Income from continuing operations	$ 150.8	$ 212.5	(29.0%	)

Percentage of net revenues:
Gross margin	55.4%	54.8%
SG&A expenses	29.2%	30.0%
R&D	11.9%	13.9%
Operating income	8.1%	8.5%

Effective income tax rate	32.5%	1.3%

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

sales of consumables products, and in the Mass Spectrometry product category, led by sales of the API triple quad, Q TRAP, and QSTAR® systems and increased instrument service contract revenue. Higher sales of DNA sequencing consumables and increased instrument service contract revenue contributed to the growth in the DNA Sequencing product category.

•

Net revenues decreased at the Celera group, primarily due to lower revenues from the sales of small molecule drug discovery and development programs and lower equalization payments from Abbott in fiscal 2007. Additionally, revenues in fiscal 2006 included the Online/Information and Paracel businesses. Partially offsetting these decreases were higher diagnostic-related licensing and royalty revenues, including licensing revenue from Beckman Coulter, and higher product sales in fiscal 2007.

The following table sets forth our revenue growth by geographic area for the fiscal year ended June 30, 2007:

	Reported Growth	Foreign Currency Effect		Operational Growth*
United States	4%			4%
Europe	15%	5%		10%
Asia Pacific (a)	9%			9%
Other markets	22%	2%		20%

Total	9%	2%		7%

(a) Asia Pacific:
Japan	2%	(1%	)	3%
All other	21%	1%		20%

*	Reported growth less impact of foreign currency.

•

Revenues in Europe increased primarily as a result of sales of DNA sequencing consumables, Ambion products, low to medium throughput genetic analyzers, API triple quad systems, Q TRAP systems, and TaqMan Gene Expression Assay products.

•

Sales in the U.S. increased primarily due to sales of Ambion products, API triple quad systems, a U.S. Department of Defense contract for an instrument system, Real-Time PCR consumables, human identification consumables, and TaqMan Gene Expression Assay products. This growth was partially offset by lower sales of genetic analyzers.

•

Revenues in Asia Pacific, other than Japan, increased due to higher sales of low throughput real-time PCR instruments, Q TRAP systems, human identification consumables, DNA Sequencing consumables, and Ambion products.

The higher gross margin percentage in fiscal 2007 compared to fiscal 2006 was primarily due to improved vendor pricing related to enzymes, the favorable effects of foreign currency, higher contract revenues, and improved service margins, all at the Applied Biosystems group, partially offset by increased royalty costs as a result of recent legal settlements and decreased royalty revenues

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

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

Applied Biosystems Inc.

Discussion of Consolidated Financial Resources and Liquidity

We had cash and cash equivalents and short-term investments of $876.7 million at June 30, 2008, and $1,056.0 million at June 30, 2007. We maintain a $250 million unsecured revolving credit agreement with four banks that matures on May 25, 2012. This amount was increased from $200 million effective August 27, 2007, at our request in accordance with the terms of the agreement. There were no borrowings outstanding under this agreement at June 30, 2008. On August 27, 2007, we entered into a $100 million unsecured term loan agreement with Bank of America, N.A. that matures on September 4, 2008. Upon the satisfaction of various conditions, we have the option to extend the maturity date on this agreement to September 4, 2010. There was $100 million outstanding under this agreement at June 30, 2008. Subsequent to June 30, 2008, we repaid $50 million of the amount outstanding. Both the revolving credit agreement and the term loan agreement require that we maintain a debt to total capital ratio, as defined in each agreement, of not more than 0.50:1:00. See Note 10 to our consolidated financial statements for more information on our loans payable. The amounts borrowed under these agreements were used to fund the repurchase of shares of Applied Biosystems stock and were allocated entirely to the Applied Biosystems group. Cash provided by operating activities and our debt borrowings have been our primary source of funds over the last three fiscal years.

In April 2007, we announced that our board of directors authorized the repurchase of up to 10% of the outstanding shares of Applied Biosystems stock. This authorization has no time restrictions and delegates to management the discretion to purchase shares at times and prices it deems appropriate through open market purchases, privately negotiated transactions, tender offers, exchange offers, or otherwise. We repurchased 3.4 million shares of Applied Biosystems stock for approximately $100 million during the fourth quarter of fiscal 2007 under this authorization. Subsequently, on August 8, 2007, we announced that our board of directors increased this authorization to $1.2 billion in the aggregate, including the $100 million already repurchased as discussed above, which at market prices on that date represented approximately 20% of the outstanding shares of Applied Biosystems stock. In accordance with this authorization, we entered into an agreement with Morgan Stanley in August 2007 for the accelerated repurchase of $600 million of Applied Biosystems stock. During fiscal 2008, we paid Morgan Stanley approximately $602 million for this transaction, of which $327 million was funded by cash and $275 million was funded by bank loans. In fiscal 2008, we repaid $175 million of these bank loans. In October 2007, 16 million shares of Applied Biosystems stock were delivered to us under this agreement. In January 2008, Morgan Stanley exercised its option to settle the accelerated share repurchase transaction prior to its maturity and delivered to us an additional 1.9 million shares of Applied Biosystems stock. See Note 7 to our consolidated financial statements for more information on the accelerated share repurchase. These authorizations supplement the board’s standing authorization to replenish shares of Applied Biosystems stock issued under our employee stock benefit plans. Under the terms of the merger agreement with Invitrogen, we are generally prohibited from repurchasing any shares of Applied Biosystems stock without the prior agreement of Invitrogen.

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

The discussion in this section below does not give effect to the indebtedness to be incurred in connection with the pending merger with Invitrogen and is based on our current liquidity needs and operations.

We believe that existing funds, cash generated from operations, and existing sources of debt financing are more than adequate to satisfy our normal operating cash flow needs, planned capital expenditures, acquisitions, and dividends for the next twelve months and for the foreseeable future.

(Dollar amounts in millions)	2008	2007
Cash and cash equivalents	$589.0	$323.2
Short-term investments	287.7	732.8

Total cash and cash equivalents and short-term investments	$876.7	$1,056.0
Total debt	100.1
Working capital	964.2	1,205.5
Debt to total capitalization	4.6%

The overall decrease of cash and cash equivalents and short-term investments for fiscal 2008 from June 30, 2007 resulted from cash expenditures for the accelerated share repurchase transaction and the acquisitions of BHL and Atria, partially offset by cash generated from operating activities. Cash and cash equivalents increased for fiscal 2008 from June 30, 2007, as cash generated from operating activities, proceeds from bank loans, net of repayments, sales and maturities of investments and other assets, net of purchases, and stock issuances exceeded the payment to Morgan Stanley for the accelerated share repurchase transaction, cash expenditures for the acquisitions of BHL and Atria, capital spending and dividends paid.

Cash and cash equivalents decreased in fiscal 2007 from June 30, 2006, as cash expenditures for the acquisition of APG, share repurchases, the purchase of capital and other assets, the purchase of available-for-sale investments, net of sales and maturities, and the payment of dividends, exceeded cash generated from operating activities and proceeds from stock issuances.

Net cash flows of continuing operations for the fiscal years ended June 30 were as follows:

(Dollar amounts in millions)	2008	2007	2006
Net cash from operating activities	$503.0	$343.0	$278.8
Net cash from investing activities	222.1	(406.8)	(159.4)
Net cash from financing activities	(451.8)	(63.3)	(461.5)
Effect of exchange rate changes on cash	(20.4)	16.2	(3.0)

Operating activities

The increase in net cash provided from operating activities for fiscal 2008 compared to fiscal 2007 resulted primarily from higher income-related cash flows and a higher source of cash in accounts receivable, partially offset by a higher use of cash in inventories. The higher source of cash in accounts receivable was primarily due to higher sales volume in fiscal 2008, partially offset by the timing of the collection of licensing and milestone payments at the Celera group recorded in fiscal 2007, as well as an increase in receivables related to both royalty revenues and the sale of BHL services and Atria products. The higher use of cash in inventories is primarily related to the build up of both instruments and consumables for the SOLiD System. Within prepaid expenses and other assets, the higher source of cash primarily resulted from the timing of royalty receipts, collection of value-added tax receivables, and dividends and distributions related to our joint venture activities. Partially offsetting these sources of cash were higher payments by the Applied Biosystems group in fiscal 2008 under license and collaboration agreements, including approximately $37 million made in the second quarter of fiscal 2008. The higher use of cash in accounts payable and other liabilities resulted primarily from the timing of royalty payments, partially offset by tax refunds received in fiscal 2008 primarily due to the completion of the IRS and foreign tax audits, the timing of vendor payments at the Applied Biosystems group, and lower severance and other restructuring-related payments at the Celera group in fiscal 2008. The Applied Biosystems group’s days sales outstanding was 58 days at June 30, 2008 and 2007 and 54 days at June 30, 2006. Successful collection efforts in fiscal 2008 offset the higher sales volume. The growth in days sales outstanding at June 30, 2007 over the prior year was driven primarily by higher sales volume and increased royalty receivables. Inventory on hand was 3.3 months at June 30, 2008, compared to 2.7 months at June 30, 2007.

The increase in net cash provided from operating activities for fiscal 2007 compared to fiscal 2006 resulted primarily from higher income-related cash flows and a lower use of cash in accounts payable and other liabilities, partially offset by a higher use of cash in accounts receivable and prepaid expenses and other assets. The lower use of cash in accounts payable and other liabilities resulted primarily from a voluntary contribution of approximately $31 million to our pension plans in fiscal 2006, the payment of approximately $58 million related to the previously discussed Amersham and Beckman Coulter legal matters also in fiscal 2006, and lower severance and excess lease payments at the Applied Biosystems group in fiscal 2007, partially offset by the timing of vendor payments at the Applied Biosystems group. At the Celera group, working capital benefited from the decisions to exit small molecule drug discovery and development in fiscal 2006 and the Online/Information business in fiscal 2005. The higher use of cash in accounts receivables at the Applied Biosystems group was due to increased sales. The higher use of cash in prepaid expenses and other assets in fiscal 2007 primarily resulted from the timing of the receipts of dividends and distributions related to the Applied Biosystems group’s joint venture activities, partially offset by the collection of non-trade receivables also related to joint venture activities in fiscal 2007.

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

Investing activities

Capital expenditures, net of disposals, were $53.3 million in fiscal 2008, $62.6 million in fiscal 2007, and $46.1 million in fiscal 2006. Fiscal 2008 included expenditures for a manufacturing execution system project, continued facility renovations in Foster City, California, and purchases of testing, laboratory, computer and production equipment at the Applied Biosystems group. The manufacturing execution system project is expected to enhance turnaround time from when an order is placed, allow faster new product introduction, and improve the ability to track work orders. Fiscal 2007 included expenditures for facility renovations in Foster City, California, the opening of new application support centers in Shanghai, China, and Foster City, California, and purchases of computer, production and laboratory equipment at the Applied Biosystems group. Fiscal 2006 included expenditures for the development of, and enhancements to, the Applied Biosystems Portal of approximately $8 million. Additionally, fiscal 2006 capital expenditures included purchases of production equipment, testing and laboratory equipment, computer equipment, and computer software and licenses at the Applied Biosystems group. Fiscal 2008 capital expenditures at the Celera group consisted primarily of leasehold improvements at BHL’s laboratory and 4myheart Centers. Fiscal 2007 and 2006 capital expenditures at the Celera group consisted of equipment purchases and leasehold improvements, the majority of which related to our diagnostics business.

Fiscal 2008 included lower proceeds from sales and maturities of and lower purchases of available for sale investments. In fiscal 2007, purchases exceeded the proceeds received from the sales and maturities of available-for-sale investments. In fiscal 2006 and 2005, cash was generated from the sales and maturities, net of purchases, of available-for-sale investments. In October 2007, we acquired BHL and Atria for approximately $214 million, including transaction costs and net of cash acquired. In July 2006, we acquired APG for approximately $121 million, including transaction costs, and in March 2006, we acquired Ambion for approximately $279 million, including transaction costs. These acquisitions are described in Note 3 to our consolidated financial statements. In fiscal 2008, the Applied Biosystems group sold non-strategic minority equity investments and an airplane and received net proceeds of approximately $46 million, the majority of which was received in the fourth quarter of fiscal 2008. In fiscal 2006, we sold a vacant facility in Connecticut and our San Jose, California facility and received net proceeds of approximately $26 million. In fiscal 2006, the Celera group received proceeds of $9.5 million primarily related to the sale of non-strategic minority equity investments.

Financing activities

During fiscal 2008, we paid Morgan Stanley approximately $602 million for the accelerated share repurchase transaction, of which $275 million was funded by bank loans and the balance with cash. In October 2007, 16 million shares of Applied Biosystems stock were delivered to us under this transaction. In January 2008, Morgan Stanley exercised its option to settle the accelerated share repurchase transaction prior to its maturity and delivered to us an additional 1.9 million shares of Applied Biosystems stock. During fiscal 2008, we borrowed $175 million under our $250 million unsecured revolving credit agreement and $100 million under our unsecured term loan agreement and we repaid $175 million of these borrowings. In connection with the acquisition of BHL, we assumed approximately $10.8 million of floating and fixed rate debt, of which $10.7 million was repaid in fiscal 2008. Fiscal 2007 included four dividend payments on Applied Biosystems stock compared to three payments in fiscal 2006 due to the timing of the payment dates. We repurchased the following shares of Applied Biosystems stock during the fiscal years ended June 30:

(Dollars and shares in millions)	Number of Shares Repurchased	Purchase Price
2008	17.9	$601.5
2007	5.2	168.6
2006	24.5	601.9

Contractual Obligations

Our significant contractual obligations at June 30, 2008, and the anticipated payments under these obligations were as follows:

	Payments by Period
(Dollar amounts in millions)	Total	2009	2010 – 2011	2012 – 2013	Thereafter
Minimum operating lease payments (a)	$139.8	$ 42.2	$54.6	$20.8	$22.2
Purchase obligations (b)	101.7	74.6	23.1	2.8	1.2
Other long-term liabilities (c)	34.8	2.9	2.9	2.1	26.9

Total (d)	$276.3	$119.7	$80.6	$25.7	$50.3

(a)	Refer to Note 11 to our consolidated financial statements for further information.
(b)	Purchase obligations are entered into with various vendors in the normal course of business, and include commitments related to inventory, capital expenditures, R&D arrangements and collaborations, license agreements, and other services.
(c)	We have excluded deferred revenues as they have no impact on our future liquidity. We have also excluded deferred tax liabilities and obligations connected with our pension and postretirement plans and other foreign employee-related plans as they are not contractually fixed as to timing and amount. See Note 6 to our consolidated financial statements for more information on these plans.
(d)	Included in the table are obligations related to the Celera group which were assumed by Celera Corporation in connection with the Celera separation on July 1, 2008. The Celera group’s portion of the above obligations was $9.0 million for fiscal 2009, $14.2 million for fiscal 2010-2011, $4.3 million for fiscal 2012-2013, and $9.8 million thereafter.

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

The Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” on July 1, 2007. As of June 30, 2008, the Company had approximately $32 million of unrecognized tax benefits. This amount represents the tax benefits associated with various tax positions taken, or expected to be taken, on domestic and international tax returns that have not been recognized in our financial statements due to uncertainty regarding their resolution. This amount has been excluded from the contractual obligations table because the Company is unable to reasonably predict the ultimate amount or timing of future tax payments.

For additional information regarding our financial obligations and commitments, see Notes 10 and 11 to our consolidated financial statements.

Discussion of Segments’ Operations, Financial Resources and Liquidity

Applied Biosystems Group

Results of Operations—

2008 Compared with 2007

(Dollar amounts in millions)	2008	2007	% Increase/ (Decrease)
Net revenues	$2,224.7	$2,093.5	6.3%
Cost of sales	960.0	936.2	2.5%

Gross margin	1,264.7	1,157.3	9.3%
SG&A expenses	639.3	593.0	7.8%
R&D	196.1	203.9	(3.8%	)
Amortization of purchased intangible assets	10.5	11.2	(6.3%	)
Employee-related charges, asset impairments and other	20.3
Asset dispositions and legal settlements	(7.6)	(2.2)	245.5%
Acquired research and development		114.3	(100.0%	)

Operating income	406.1	237.1	71.3%
Gain on investments, net	27.6	0.2
Interest income, net	8.6	15.4	(44.2%	)
Other income (expense), net	3.3	6.3	(47.6%	)

Income before income taxes	445.6	259.0	72.0%
Provision for income taxes	129.0	88.1	46.4%

Income from continuing operations	$316.6	$170.9	85.3%

Percentage of net revenues:
Gross margin	56.8%	55.3%
SG&A expenses	28.7%	28.3%
R&D	8.8%	9.7%
Operating income	18.3%	11.3%

Effective income tax rate	28.9%	34.0%

The following table summarizes the impact of the previously described events impacting comparability included in the financial results for fiscal 2008 and 2007:

(Dollar amounts in millions)	2008	2007
Income (charge) included in income before income taxes	$14.8	$(112.1)
Benefit for income taxes	(0.6)	(23.0)

Income from continuing operations increased in fiscal 2008 compared to the prior year primarily due to the previously described events impacting comparability, higher net revenues and gross margin and lower R&D expenses, partially offset by higher SG&A expenses. The net effect of foreign currency on income from continuing operations was a benefit of approximately $32 million in fiscal 2008 as compared to the prior fiscal year.

Revenues – overall summary

The following table sets forth the Applied Biosystems group’s revenues by product categories for the fiscal years ended June 30:

(Dollar amounts in millions)	2008	2007	% Increase/ (Decrease)
DNA Sequencing	$573.9	$557.6	3%
% of total revenues	26%	27%

Real-Time PCR/Applied Genomics	803.4	704.6	14%
% of total revenues	36%	34%

Mass Spectrometry	539.2	525.4	3%
% of total revenues	24%	25%

Core PCR & DNA Synthesis	199.8	190.5	5%
% of total revenues	9%	9%

Other Product Lines	108.4	115.4	(6%	)
% of total revenues	5%	5%

Total	$2,224.7	$2,093.5	6%

The effect of foreign currency increased net revenues in fiscal 2008 by approximately 4% as compared to the prior year.

Real-Time PCR/Applied Genomics:

•

Revenues in the Real-Time PCR/Applied Genomics product category increased primarily due to higher sales of consumable products, including TaqMan Gene Expression Assay products, human identification kits used in forensics, sequence detection consumables, and RNA kits and reagents. Sales of low end Real-Time PCR instruments also contributed to the product category growth.

•

Revenue from other sources increased for fiscal 2008 compared to fiscal 2007 primarily due to higher royalty and license revenues, including a real-time PCR instrument license granted in the first quarter of fiscal 2008 as part of a patent infringement settlement related to a real-time instrument patent, and higher service contract revenues.

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

DNA Sequencing:

•

Revenues in the DNA Sequencing product category increased due to higher consumables sales, including CE, or capillary electrophoresis, consumables, and higher instrument service contract revenues, partially offset by lower instrument sales. Decreased sales of genetic analyzers were partially offset by sales of the SOLiD System. During the third quarter of fiscal 2008, the Applied Biosystems group recognized its first revenues from sales of the SOLiD next-generation sequencing system, and in May 2008, the Applied Biosystems group began shipping SOLiD 2.0, a major upgrade to the initial platform.

Mass Spectrometry:

•

Revenues in the Mass Spectrometry product category increased in fiscal 2008 due primarily to significantly higher instrument service contract revenues and growth in the sales of the API triple quad and Q TRAP systems. Partially offsetting these increases were lower sales of the QSTAR® and MALDI TOF/TOF™ systems. The QSTAR and MALDI TOF/TOF systems are used primarily in proteomics research, while the Q TRAP and API triple quad systems are used predominantly in pharmaceutical, applied market, and quantitative proteomic applications.

•

Mass Spectrometry product category revenues were believed to be affected by cautious spending by pharmaceuticals companies, which was not entirely offset by strength among the contract research organizations (“CROs”), and competitive offerings in proteomics.

Other:

•	Revenues in the Other Product Lines product category decreased primarily due to the termination in June 2007 of a U.S. Department of Defense contract, revenues from which were included in fiscal 2007.

Revenue by sources

The following table sets forth the Applied Biosystems group’s revenues by sources for the fiscal years ended June 30:

(Dollar amounts in millions)	2008	2007	% Increase/ (Decrease)
Instruments	$891.1	$889.3	0.2%
Consumables	934.0	842.0	10.9%
Other sources	399.6	362.2	10.3%

Total	$2,224.7	$2,093.5	6.3%

Instruments

For fiscal 2008, instrument revenues were relatively flat as compared to the prior year. Sales of the SOLiD System in the DNA Sequencing product category, the new Veriti™ thermal cycler in the Core PCR & DNA Synthesis product category, and higher sales of low end Real-Time PCR instruments and the API triple quad and Q TRAP systems in the Mass Spectrometry product category were almost entirely offset by lower sales of genetic analyzers in the DNA Sequencing product category and the QSTAR and MALDI TOF/TOF systems in the Mass Spectrometry product category.

Consumables

The increase in consumables sales in fiscal 2008 primarily reflected the strength of Real-Time PCR/Applied Genomics consumable sales. These sales increased primarily as a result of higher sales of TaqMan Gene Expression Assay products, human identification kits used in forensics, sequence detection consumables, and RNA kits and reagents. Also, favorably impacting consumables revenues were higher sales of CE consumables in the DNA Sequencing product category.

Other sources

Revenues from other sources, which includes service and support, royalties, licenses, and contract research, increased for fiscal 2008 due to higher service contract revenues, particularly in the Mass Spectrometry and Real-Time PCR/Applied Genomics product categories, and higher royalty and license revenues, in part due to a patent infringement settlement.

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

Revenues by geographic area

The following table sets forth the Applied Biosystems group’s revenues by geographic area for the fiscal years ended June 30:

(Dollar amounts in millions)	2008	2007	Reported Growth	Foreign Currency Effect	Operational Growth*
United States	$895.8	$894.3	—%		—%
Europe	810.7	738.6	10%	7%	3%
Asia Pacific (a)	413.7	371.4	11%	6%	5%
Other markets	104.5	89.2	17%	8%	9%

Total	$2,224.7	$2,093.5	6%	4%	2%

(a) Asia Pacific:
Japan			2%	8%	(6%	)
All other			23%	4%	19%

*	Reported growth less impact of foreign currency.

•

Revenues in Europe increased primarily as a result of higher consumables sales, led by DNA sequencing consumables, TaqMan Gene Expression Assay products, and sequence detection consumables. This growth was partially offset by lower sales of genetic analyzers.

•

The growth in revenues in Asia Pacific, other than Japan, was led by China and Australia. From a product perspective, revenues increased primarily due to higher sales of genetic analyzers, API triple quad and Q TRAP systems, and human identification consumables.

•

Declining revenues in Japan were primarily the result of lower sales of API triple quad and Q TRAP systems which were partially offset by the introduction of the SOLiD System and increases in sales of genetic analyzers, human identification consumables and DNA Sequencing consumables in the region.

•

In the U.S., higher royalty and license revenues, higher sales of TaqMan Gene Expression Assay products, sales of SOLiD Systems and higher sales of API triple quad and Q TRAP systems were almost entirely offset by lower sales of genetic analyzers, Real-Time PCR instruments, DNA sequencing consumables, and a U.S. Department of Defense contract for an instrument system, which was included in fiscal 2007.

Gross margin, as a percentage of net revenues, increased for fiscal 2008 over the prior year primarily due to lower enzyme costs from vendors and the favorable impact of foreign currency. Partially offsetting these benefits were competitive pricing and higher inventory-related costs in the Mass Spectrometry product category. Service margin was lower in fiscal 2008 compared to the prior year due to product mix.

SG&A expenses for fiscal 2008 increased compared to the prior year primarily due to the unfavorable impact of foreign currency of approximately $23 million; higher employee-related costs of approximately $22 million, particularly in sales and marketing; regional investments, including additional headcount, of approximately $13 million to support growth primarily in Europe and China; and the reversal in the first quarter of fiscal 2007 of a $5 million accrual related to settled litigation. This increase was partially offset by lower marketing and travel expenses of approximately $3 million. Additionally, fiscal 2007 included approximately $5 million of integration costs related to Ambion.

R&D expenses decreased in fiscal 2008 from the prior year primarily as a result of lower employee-related costs, the termination in June 2007 of a U.S. Department of Defense contract, and the timing of expenses, partially offset by investments in the SOLiD System program.

Gain on investments, net in fiscal 2008 included sales of non-strategic minority equity investments.

Interest income, net decreased during fiscal 2008 compared to the prior year primarily due to a combination of interest expense incurred on our loans payable and lower average interest rates on our cash and cash equivalents and short-term investments, which were partially offset by higher average cash and cash equivalents and short-term investments. The loans, which originated in fiscal 2008, were used to fund the accelerated repurchase of shares of Applied Biosystems stock, as described below.

Other income (expense), net decreased in fiscal 2008 compared to fiscal 2007 primarily due to lower income from our foreign currency risk management program.

The decrease in the effective tax rate for fiscal 2008 compared to fiscal 2007 was primarily due to the previously described events impacting comparability, including the events described under tax items.

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

Results of Operations —

2007 Compared with 2006

(Dollar amounts in millions)	2007	2006	% Increase/ (Decrease)
Net revenues	$2,093.5	$1,911.2	9.5%
Cost of sales	936.2	866.4	8.1%

Gross margin	1,157.3	1,044.8	10.8%
SG&A expenses	593.0	548.4	8.1%
R&D	203.9	180.3	13.1%
Amortization of purchased intangible assets	11.2	4.8	133.3%
Employee-related charges, asset impairments and other		0.4	(100.0%	)
Asset dispositions and legal settlements	(2.2)	10.5	(121.0%	)
Acquired research and development	114.3	3.4

Operating income	237.1	297.0	(20.2%	)
Gain on investments, net	0.2
Interest income, net	15.4	14.7	4.8%
Other income (expense), net	6.3	5.5	14.5%

Income before income taxes	259.0	317.2	(18.3%	)
Provision for income taxes	88.1	42.1	109.3%

Income from continuing operations	$170.9	$275.1	(37.9%	)

Percentage of net revenues:
Gross margin	55.3%	54.7%
SG&A expenses	28.3%	28.7%
R&D	9.7%	9.4%
Operating income	11.3%	15.5%

Effective income tax rate	34.0%	13.3%

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

Mass Spectrometry:

•

Mass Spectrometry revenue growth for fiscal 2007 was led by sales of API triple quad, Q TRAP, and QSTAR systems, as well as increased instrument service contract revenue. We believe public health and private industry laboratories adopted high-performance triple quad Mass Spectrometry systems to meet stricter regulations for food, forensics, and environmental testing. Regulatory changes were driven by increased public awareness of safety issues. Demand for instruments was also driven by traditional pharmaceutical and CRO customers.

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

DNA Sequencing:

•

Revenues in the DNA Sequencing product category increased due to higher sales of DNA sequencing consumables and instrument service contract revenue. Our DNA Sequencing business grew modestly in fiscal 2007 after four years of consecutive declines. We believe that the usage of CE technology remained, and will continue to remain, vital for applications such as medical sequencing and forensics, as well as newer applications including DNA methylation studies. During fiscal 2007, we shipped DNA sequencers to more than 50 new forensics laboratories in China and Russia, and we expect continuing reagent sales related to these shipments as well as additional system shipments in fiscal 2008.

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

Revenues by geographic area

The following table sets forth the Applied Biosystems group’s revenues by geographic area for the fiscal years ended June 30:

(Dollar amounts in millions)	2007	2006	Reported Growth	Foreign Currency Effect		Operational Growth*
United States	$894.3	$855.1	5%			5%
Europe	738.6	643.6	15%	5%		10%
Asia Pacific (a)	371.4	339.7	9%			9%
Other markets	89.2	72.8	23%	3%		20%

Total	$2,093.5	$1,911.2	10%

(a) Asia Pacific:
Japan			2%	(1%	)	3%
All other			21%	1%		20%

*	Reported growth less impact of foreign currency.

•

Revenues in Europe increased primarily as a result of sales of DNA sequencing consumables, Ambion products, low to medium throughput genetic analyzers, API triple quad systems, Q TRAP systems, and TaqMan Gene Expression Assay products.

•

Sales in the U.S. increased primarily due to sales of Ambion products, API triple quad systems, a U.S. Department of Defense contract for an instrument system, Real-Time PCR consumables, human identification consumables, and TaqMan Gene Expression Assay products. This growth was partially offset by lower sales of genetic analyzers.

•

Revenues in Asia Pacific, other than Japan, increased due to higher sales of low throughput Real-Time PCR instruments, Q TRAP systems, human identification consumables, DNA Sequencing consumables, and Ambion products.

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

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

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

Applied Biosystems Group

Discussion of Financial Resources and Liquidity

The Applied Biosystems group had cash and cash equivalents and short-term investments of $543.2 million at June 30, 2008, and $494.5 million at June 30, 2007. We maintain a $250 million unsecured revolving credit agreement with four banks that matures on May 25, 2012. This amount was increased from $200 million effective August 27, 2007, at our request in accordance with the terms of the agreement. There were no borrowings outstanding under this agreement at June 30, 2008. On August 27, 2007, we entered into a $100 million unsecured term loan agreement with Bank of America, N.A. that matures on September 4, 2008. Upon the satisfaction of various conditions, we have the option to extend the maturity date on this agreement to September 4, 2010. There was $100 million outstanding under this agreement at June 30, 2008. Subsequent to June 30, 2008, we repaid $50 million of the amount outstanding. Both the revolving credit agreement and the term loan agreement require that we maintain a debt to total capital ratio, as defined in each agreement, of not more than 0.50:1:00. See Note 10 to our consolidated financial statements for more information on our loans payable. The amounts borrowed under these agreements were used to fund the repurchase of shares of Applied Biosystems group stock and were allocated entirely to the Applied Biosystems group. Cash provided by operating activities and our debt borrowings have been the Applied Biosystems group’s primary source of funds over the last three fiscal years.

In April 2007, we announced that our board of directors authorized the repurchase of up to 10% of the outstanding shares of Applied Biosystems stock. This authorization has no time restrictions and delegates to management the discretion to purchase shares at times and prices it deems appropriate through open market purchases, privately negotiated transactions, tender offers, exchange offers, or otherwise. We repurchased 3.4 million shares of Applied Biosystems stock for approximately $100 million during the fourth quarter of fiscal 2007 under this authorization. Subsequently, on August 8, 2007, we announced that our board of directors increased this authorization to $1.2 billion in the aggregate, including the $100 million already repurchased as discussed above, which at market prices on that date represented approximately 20% of the outstanding shares of Applied Biosystems stock. In accordance with this authorization, we entered into an agreement with Morgan Stanley in August 2007 for the accelerated repurchase of $600 million of Applied Biosystems stock. During fiscal 2008, we paid Morgan Stanley approximately $602 million for this transaction, of which $327 million was funded by cash and $275 million was funded by bank loans. In fiscal 2008, we repaid $175 million of these bank loans. In October 2007, 16 million shares of Applied Biosystems stock were delivered to us under this agreement. In January 2008, Morgan Stanley exercised its option to settle the accelerated share repurchase transaction prior to its maturity and delivered to us an additional 1.9 million shares of Applied Biosystems stock. See Note 7 to our consolidated financial statements for more information on the accelerated share repurchase. These authorizations supplement the board’s standing authorization to

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

replenish shares of Applied Biosystems stock issued under our employee stock benefit plans. Under the terms of the merger agreement with Invitrogen, we are generally prohibited from repurchasing any shares of Applied Biosystems stock without the prior agreement of Invitrogen.

The discussion in this section below does not give effect to the indebtedness to be incurred in connection with the pending merger with Invitrogen and is based on our current liquidity needs and operations.

We believe that existing funds, cash generated from operations, and existing sources of debt financing are more than adequate to satisfy the Applied Biosystems group’s normal operating cash flow needs, planned capital expenditures, acquisitions, and dividends for the next twelve months and for the foreseeable future. Capital spending in fiscal 2009 is expected to be in the range of $85 to $90 million. We manage the investment of surplus cash and the issuance and repayment of short and long-term debt for the Applied Biosystems group and the Celera group on a centralized basis and allocate activity within these balances to the group that uses or generates such resources.

(Dollar amounts in millions)	2008	2007
Cash and cash equivalents	$543.2	$293.2
Short-term investments		201.3

Total cash and cash equivalents and short-term investments	$543.2	$494.5
Total debt	100.0
Working capital	585.7	646.7
Debt to total capitalization	6.5%

The overall increase in cash and cash equivalents and short-term investments for fiscal 2008 from June 30, 2007 resulted from cash generated from operating activities and from debt financing, partially offset by cash expenditures for the accelerated share repurchase transaction. Cash and cash equivalents increased from June 30, 2007, as cash generated from operating activities, proceeds from bank loans, net of repayments, sales of investments and other assets, net of purchases, and stock issuances exceeded the payment to Morgan Stanley for the accelerated share repurchase transaction, capital spending and dividends paid.

Net cash flows of continuing operations for the fiscal years ended June 30 were as follows:

(Dollar amounts in millions)	2008	2007	2006
Net cash from operating activities	$ 508.4	$ 366.1	$ 375.3
Net cash from investing activities	198.1	(383.0)	(295.1)
Net cash from financing activities	(449.0)	(80.1)	(459.4)
Effect of exchange rate changes on cash	(20.4)	16.2	(3.0)

Operating activities

Net cash from operating activities for fiscal 2008 was $142.3 million higher than in fiscal 2007. This increase resulted primarily from higher income-related cash flows and a higher source of cash in accounts receivable, partially offset by a higher use of cash in inventories. The higher source of cash in accounts receivable was primarily due to higher sales volume. The higher use of cash in inventories is primarily related to the build up of both instruments and consumables for the SOLiD System. Within prepaid expenses and other assets, the higher source of cash primarily resulted from the timing of royalty receipts, collection of value-added tax receivables, and dividends and distributions related to our joint venture activities. Partially offsetting these sources of cash were higher payments by the Applied Biosystems group in fiscal 2008 under license and collaboration agreements, including approximately $37 million made in the second quarter of fiscal 2008. The higher use of cash in accounts payable and other liabilities resulted primarily from the timing of royalty payments, partially offset by tax refunds received in fiscal 2008 primarily due to the completion of the IRS and foreign tax audits and the timing of vendor payments.

Net cash from operating activities for fiscal 2007 was $9.2 million lower than in fiscal 2006. This decrease resulted primarily from a higher use of cash in accounts receivable and prepaid expenses and other assets, partially offset by a lower use of cash in accounts payable and other liabilities in fiscal 2007. The higher use of cash in accounts receivable was due to increased sales. The higher use of cash in prepaid expenses and other assets in fiscal 2007 primarily resulted from the timing of the receipts of dividends and distributions related to joint venture activities, partially offset by the collection of non-trade receivables also related to joint venture activities. The lower use of cash in accounts payable and other liabilities resulted primarily from a voluntary contribution of approximately $31 million to our pension plans in fiscal 2006, the payment of approximately $58 million related to the previously discussed Amersham and Beckman Coulter legal matters also in fiscal 2006, and lower severance and excess lease payments in fiscal 2007, partially offset by the timing of vendor payments.

The Applied Biosystems group’s days sales outstanding was 58 days at June 30, 2008 and 2007, and 54 days at June 30, 2006. The growth in days sales outstanding at June 30, 2007 over the prior year was driven primarily by higher sales volume and increased royalty receivables. Successful collection efforts in fiscal 2008 offset the higher sales volume. Inventory on hand was 3.3 months at June 30, 2008, 2.7 months at June 30, 2007, and 2.4 months at June 30, 2006.

Investing activities

Capital expenditures, net of disposals, were $49.2 million in fiscal 2008, $60.3 million in fiscal 2007, and $41.5 million in fiscal 2006. Fiscal 2008 included expenditures for a manufacturing execution system project, continued

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

facility renovations in Foster City, California, and purchases of testing, laboratory, computer and production equipment. The manufacturing execution system project is expected to enhance turnaround time from when an order is placed, allow faster new product introduction, and improve the ability to track work orders. Fiscal 2007 included expenditures for facility renovations in Foster City, California, the opening of new application support centers in Shanghai, China, and Foster City, California, and purchases of computer, production and laboratory equipment. Fiscal 2006 included expenditures for the development of, and enhancements to, the Applied Biosystems Portal of approximately $8 million. Additionally fiscal 2006 capital expenditures included purchases of production equipment, testing and laboratory equipment, computer equipment, and computer software and licenses.

Fiscal 2008 included higher proceeds from sales of available for sale investments and lower purchases of available for sale investments. In fiscal 2007, purchases exceeded the proceeds received from the sales and maturities of available-for-sale investments. In fiscal 2005, cash was generated from the sales and maturities, net of purchases, of available-for-sale investments. In July 2006, we acquired APG for approximately $121 million, including transaction costs, and in March 2006, we acquired Ambion for approximately $279 million, including transaction costs. Both of these acquisitions are described in Note 3 to our consolidated financial statements. In fiscal 2008, we sold non-strategic minority equity investments and an airplane and received net proceeds of approximately $46 million, the majority of which was received in the fourth quarter of fiscal 2008. In fiscal 2006, we sold a vacant facility in Connecticut and our San Jose, California facility and received net proceeds of approximately $26 million.

Financing activities

During fiscal 2008, we paid Morgan Stanley approximately $602 million for the accelerated share repurchase transaction, of which $275 million was funded by bank loans and the balance with cash. In October 2007, 16 million shares of Applied Biosystems stock were delivered to us under this transaction. In January 2008, Morgan Stanley exercised its option to settle the accelerated share repurchase transaction prior to its maturity and delivered to us an additional 1.9 million shares of Applied Biosystems stock. During fiscal 2008, we borrowed $175 million under our $250 million unsecured revolving credit agreement and $100 million under our unsecured term loan agreement and we repaid $175 million of these borrowings. See Note 10 to our consolidated financial statements for more information on our loans payable. Fiscal 2007 included four dividend payments on Applied Biosystems stock compared to three payments in fiscal 2006 due to the timing of the payment dates. We repurchased the following shares of Applied Biosystems stock during the fiscal years ended June 30:

(Dollars and shares in millions)	Number of Shares Repurchased	Purchase Price
2008	17.9	$601.5
2007	5.2	168.6
2006	24.5	601.9

In fiscal 2006, the Applied Biosystems group received $30 million from the Celera group as partial consideration for its interest in the Celera Diagnostics joint venture. See Note 16 for further information on the Celera Diagnostics restructuring.

Celera Group

Results of Operations—

2008 Compared with 2007

(Dollar amounts in millions)	2008	2007	% Increase/ (Decrease)
Net revenues	$ 139.4	$ 43.4	221.2%
Cost of sales	39.8	17.6	126.1%

Gross margin	99.6	25.8	286.0%
SG&A expenses	74.6	29.7	151.2%
R&D	40.9	51.7	(20.9%	)
Amortization of purchased intangible assets	7.1
Employee-related charges, asset impairments and other	7.0	10.3	(32.0%	)
Asset dispositions and legal settlements	(1.1)	(2.4)	(54.2%	)

Operating loss	(28.9)	(63.5)	(54.5%	)
Loss on investment, net	(3.0)
Interest income, net	17.7	27.8	(36.3%	)
Other income (expense), net		0.5	(100.0%	)

Loss before income taxes	(14.2)	(35.2)	(59.7%	)
(Provision) benefit for income taxes	(88.4)	15.4	(674.0%	)

Net loss	$ (102.6)	$ (19.8)	418.2%

Effective income tax benefit rate	622.5%	43.8%

The following table summarizes the impact of the previously described events impacting comparability included in the financial results for fiscal 2008 and 2007:

(Dollar amounts in millions)	2008	2007
Charge included in loss before income taxes	$(8.9)	$(5.4)
Provision (benefit) for income taxes	89.9	(3.4)

The higher net loss in fiscal 2008 compared to the prior year resulted primarily from the previously described events impacting comparability and higher SG&A expenses, partially offset by higher net revenues and lower R&D expenses.

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

The following table sets forth the components of our net revenues for the fiscal years ended June 30:

(Dollar amounts in millions)	2008	2007	% Increase/ (Decrease)
Products, including alliance equalization	$32.1	$25.3	26.9%
Services	71.0
Royalty, licenses, and milestones	36.3	18.1	100.6%

Total net revenues	$139.4	$43.4	221.2%

Reported revenues for the Celera group are comprised of three categories: product sales, including equalization payments from Abbott, service revenues, and royalty, licenses and milestones revenues. Product sales consist of the Celera group’s portion of sales of Atria HLA products and shipments of products manufactured by the Celera group to our alliance partner, Abbott Laboratories, at cost. Equalization payments result from an equal sharing of alliance profits and losses between the alliance partners and vary each period depending on the relative income and expense contribution of each partner. Service revenues consist primarily of clinical laboratory testing services by BHL.

Costs associated with our product sales to Abbott are included in cost of sales. End-user sales to third parties are recognized by Abbott. Research and development and administrative costs incurred by the Celera group in connection with the Abbott alliance are presented on a gross basis in our Consolidated Statements of Operations. All revenues, costs and expenses of the alliance are shared equally by both parties. The timing and nature of equalization payments can lead to fluctuations in both reported revenues and gross margins from period to period due to changes in end-user sales of alliance products and differences in relative operating expenses between the alliance partners.

Product revenues for fiscal 2008 increased compared to the prior year primarily due to $7.5 million of net revenues from Atria, partially offset by lower equalization payments from Abbott. Equalization revenue, net was $14.9 million for fiscal 2008 compared to $15.5 million for fiscal 2007. Service revenues for fiscal 2008 were primarily from BHL. Royalty, licenses and milestones revenues for fiscal 2008 included: $9.6 million from agreements with Siemens Medical Solutions Diagnostics, which included patent licenses for real-time PCR thermal cycling instruments and reagents in the human in vitro diagnostics field; $12.3 million from licenses with Cepheid relating to real-time PCR thermal cycler instruments; $3.0 million from the resale of our cathepsin S inhibitor program to a privately-held drug development company; and $2.0 million from Merck as a result of the cathepsin K inhibitor program entering a Phase III clinical trial. Fiscal 2007 included $2.5 million from the sale of a small molecule drug discovery and development program to Schering AG.

The increase in gross margin in fiscal 2008 compared to fiscal 2007 was primarily attributable to the sales of higher margin services and products due to BHL and Atria and higher licensing and royalty revenues.

R&D expenses decreased in fiscal 2008 compared to the prior year primarily due to reduced proteomic-based target discovery and validation related activities. SG&A expenses increased in fiscal 2008 compared to the prior year primarily due to the inclusion of BHL expenses of approximately $41 million for fiscal 2008.

Interest income, net decreased during fiscal 2008 as compared to the prior year primarily due to lower average cash and cash equivalents and short-term investments combined with lower average interest rates.

The increase in the effective tax rate for fiscal 2008 compared to the prior year was primarily due to the previously described events impacting comparability, including the events described under tax items.

Supplemental Information

The following supplemental information is provided for the fiscal years ended June 30. The amounts disclosed below for end-user sales are not included as part of the Celera group’s revenues. End-user sales consist of products sold globally through the alliance with Abbott and are thus recognized by Abbott. A significant portion of our product revenues is derived from the alliance through our profit sharing arrangement. We believe discussion of end-user sales of products sold through the alliance provides a meaningful measure of market acceptance of these products and thus also a meaningful measure of the sales performance of the alliance. The reporting of this supplemental data permits comparisons of product and alliance performance on a period-to-period basis. The revenues reported in our Consolidated Statements of Operations do not directly provide this or comparable information, because the reported product revenues fluctuate period to period based on factors other than product sales due to the profit sharing arrangement with Abbott. Accordingly, end-user sales are the only publicly reported measure of alliance product sales.

(Dollar amounts in millions)	2008	2007
Equalization revenue, net	$14.9	$15.5
End-user revenues	123.6	100.3

Increased sales of Human Immunodeficiency Virus (“HIV”), HCV, and hepatitis B virus (“HBV”) RealTime™ viral load assays used on the m2000™ system and increased sales of the Atria HLA products, ViroSeq™ HIV-1 Genotyping System for genotyping HIV, fragile X ASRs, and ASRs for the detection of mutations in genes known to be involved in deep vein thrombosis all contributed to the growth in end-user sales for fiscal 2008

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

compared to the prior year. These increased sales were partially offset by lower sales of cystic fibrosis reagents and the removal of the HCV genotyping ASRs due to the injunction against sales of these products by Abbott previously issued in the litigation with Innogenetics N.V. Following Abbott’s settlement of its litigation with Innogenetics in the third quarter of fiscal 2008, the HCV genotyping ASRs were reintroduced onto the menu of tests offered through the alliance.

Results of Operations—

2007 Compared with 2006

(Dollar amounts in millions)	2007	2006	% Increase/ (Decrease)
Net revenues	$ 43.4	$ 46.2	(6.1%	)
Cost of sales	17.6	19.7	(10.7%	)

Gross margin	25.8	26.5	(2.6%	)
R&D	51.7	94.3	(45.2%	)
SG&A expenses	29.7	36.1	(17.7%	)
Amortization of purchased intangible assets		1.1	(100.0%	)
Employee-related charges, asset impairments and other	10.3	26.2	(60.7%	)
Asset dispositions and legal settlements	(2.4)	0.7	(442.9%	)

Operating loss	(63.5)	(131.9)	(51.9%	)
Gain on investments, net		7.6	(100.0%	)
Interest income, net	27.8	22.4	24.1%
Other income (expense), net	0.5	(0.2)	(350.0%	)

Loss before income taxes	(35.2)	(102.1)	(65.5%	)
Benefit for income taxes	15.4	39.4	(60.9%	)

Net loss	$ (19.8)	$ (62.7)	(68.4%	)

Effective income tax benefit rate	43.8%	38.6%

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

The following table sets forth the components of our net revenues for the fiscal years ended June 30:

(Dollar amounts in millions)	2007	2006	% Increase/ (Decrease)
Products, including alliance equalization	$25.3	$29.2	(13.4%	)
Services		0.4	(100.0%	)
Royalty, licenses, and milestones	18.1	16.6	9.0%

Total net revenues	$43.4	$46.2	(6.1%	)

Product revenues in fiscal 2007 decreased compared to fiscal 2006 primarily due to $2.6 million of revenues in fiscal 2006 from Paracel and lower equalization payments from Abbott in fiscal 2007, partially offset by higher product sales in fiscal 2007. Equalization revenue, net was $15.5 million in fiscal 2007 compared to $17.8 million in fiscal 2006. Service revenues for fiscal 2006 included $0.4 million associated with genotyping selected DNA sequence variants. Royalty, licenses and milestones revenues included: $8.0 million in fiscal 2007 of licensing revenue from Beckman Coulter, Inc., or Beckman Coulter, $2.5 million in fiscal 2007 and $8.6 million in fiscal 2006 from the sale of some small molecule drug discovery and development programs, $1.9 million of revenues in fiscal 2006 from the Online/Information Business, and higher royalties in fiscal 2007. Commencing in July 2006, Beckman Coulter began making quarterly payments which are expected to total $20.0 million over ten quarters for diagnostic rights to some technology as part of a legal settlement between Beckman Coulter and the Company.

The decrease in gross margin in fiscal 2007 compared to fiscal 2006 was primarily attributable to lower revenue from the sale of small molecule programs and lower equalization payments from Abbott in fiscal 2007, partially offset by increased licensing and royalty revenues. In addition, fiscal 2006 included revenues from the Online/Information and Paracel businesses.

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

Supplemental Information

The following supplemental information is provided for the fiscal years ended June 30. The amounts disclosed below for end-user sales are not included as part of the Celera group’s revenues. End-user sales consist of products sold globally through the alliance with Abbott and are thus recognized by Abbott. A significant portion of our product revenues is derived from the alliance through our profit sharing arrangement. We believe discussion of end-user sales of products sold through the alliance provides a meaningful measure of market acceptance of these

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

products and thus also a meaningful measure of the sales performance of the alliance. The reporting of this supplemental data permits comparisons of product and alliance performance on a period-to-period basis. The revenues reported in our Consolidated Statements of Operations do not directly provide this or comparable information, because the reported product revenues fluctuate period to period based on factors other than product sales due to the profit sharing arrangement with Abbott. Accordingly, end-user sales are the only publicly reported measure of alliance product sales.

The following supplemental information is provided for the fiscal years ended June 30:

(Dollar amounts in millions)	2007	2006
Equalization revenue, net	$15.5	$17.8
End-user revenues	100.3	79.5

End-user revenues included products sold through the alliance with Abbott and revenues from our unpartnered new genetic tests. Higher sales of HIV and HCV viral load, Chlamydia, and Gonorrhea Real-Time assays used on the m2000 system, as well as high resolution HLA genotyping products, ViroSeq® HIV-1 genotyping products, and cystic fibrosis, Fragile X, and thrombosis related ASRs all contributed to the year-over-year growth in end-user revenues. These increases were partially offset by lower sales of our HCV genotyping ASRs due to an injunction against sales of these products as described above. Fiscal 2006 included $3.6 million of end-user revenues from a low resolution HLA product line that was removed from the alliance in December 2005.

Celera Group

Discussion of Financial Resources and Liquidity

The Celera group had cash and cash equivalents and short-term investments of $333.5 million at June 30, 2008 and $561.5 million at June 30, 2007. We maintain a $250 million unsecured revolving credit agreement with four banks that matures on May 25, 2012. This amount was increased from $200 million effective August 27, 2007, at our request in accordance with the terms of the agreement. There were no borrowings outstanding under this agreement at June 30, 2008. On August 27, 2007, we entered into a $100 million unsecured term loan agreement with Bank of America, N.A. that matures on September 4, 2008. Upon the satisfaction of various conditions, we have the option to extend the maturity date on this agreement to September 4, 2010. There was $100 million outstanding under this agreement at June 30, 2008. Subsequent to June 30, 2008, we repaid $50 million of the amount outstanding. Both the revolving credit agreement and the term loan agreement require that we maintain a debt to total capital ratio, as defined in each agreement, of not more than 0.50:1:00. See Note 10 to our consolidated financial statements for more information on our loans payable. None of the above borrowings or related interest expense was allocated to the Celera group.

We manage the investment of surplus cash and the issuance and repayment of short and long-term debt for the Celera group and the Applied Biosystems group on a centralized basis and allocate activity within these balances to the group that uses or generates such resources.

(Dollar amounts in millions)	2008	2007
Cash and cash equivalents	$ 45.8	$ 30.0
Short-term investments	287.7	531.5

Total cash and cash equivalents and short-term investments	$333.5	$561.5
Total debt	0.1
Working capital	379.3	559.2

The overall decrease of cash and cash equivalents and short-term investments for fiscal 2008 from June 30, 2007 resulted from cash expenditures for the acquisitions of BHL and Atria, partially offset by lower cash used by operating activities. Cash and cash equivalents increased from June 30, 2007, as proceeds from the sales and maturities of available for sale investments, net of purchases, and stock issuances exceeded the amount expended on the acquisitions of BHL and Atria, the purchase of capital assets, and the repayment of debt assumed in the BHL acquisition.

Net cash flows for the fiscal years ended June 30 were as follows:

(Dollar amounts in millions)	2008	2007	2006
Net cash from operating activities	$(5.5)	$(23.0)	$(96.3)
Net cash from investing activities	24.0	(24.0)	135.5
Net cash from financing activities	(2.7)	16.8	(2.1)

Operating activities

The lower use of cash from operating activities for fiscal 2008 compared to fiscal 2007 resulted primarily from higher income-related cash flows in fiscal 2008, partially offset by a higher use of cash in accounts receivable. The higher use of cash in accounts receivable was due in part to the timing of the collection of licensing and milestone payments recorded in fiscal 2007, as well as an increase in receivables related to both royalty revenues and the sale of BHL services and Atria products, partially offset by higher sales volume in fiscal 2008.

Net cash used by operating activities for fiscal 2007 was $75.3 million lower than in fiscal 2006. The lower use of cash resulted primarily from lower net cash operating losses and lower working capital requirements in fiscal

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

2007. Working capital benefited primarily from a lower decrease in accounts payable and other liabilities and higher proceeds from accounts receivable. The lower decrease in accounts payable and other liabilities was primarily due to exiting small molecule drug discovery and development and the Online/Information business. The higher proceeds in accounts receivable was primarily due to the collection of receivables in fiscal 2007 related to exiting the small molecule business.

Investing activities

Capital expenditures, net of disposals, were $4.1 million in fiscal 2008, $2.4 million in fiscal 2007, and $4.8 million in fiscal 2006. Fiscal 2008 capital expenditures consisted of leasehold improvements at BHL’s laboratory and 4myheart Centers. Fiscal 2007 and 2006 capital expenditures consisted of equipment purchases and leasehold improvements, the majority of which related to the diagnostics business.

Fiscal 2008 included lower proceeds from sales and maturities and lower purchases of available for sale investments. In October 2007, we acquired BHL and Atria for approximately $214 million, including transaction costs and net of cash acquired. In fiscal 2007, purchases exceeded the proceeds received from the sales and maturities of available-for-sale investments. In fiscal 2006, cash was generated from the sales and maturities of available-for-sale investments, net of purchases of available-for-sale investments. In fiscal 2006, the Celera group received proceeds of $9.5 million primarily related to the sale of non-strategic minority equity investments.

Financing activities

In connection with the acquisition of BHL, we assumed approximately $10.8 million of floating and fixed rate debt, of which $10.7 million was repaid in fiscal 2008. See Note 10 to our consolidated financial statements for more information on our debt. In fiscal 2006, we received proceeds of $9.2 million from the exercise of stock options held by The Institute for Genomic Research (“TIGR”). TIGR received these options in fiscal 1999 in connection with the formation of the Celera group. Also in fiscal 2006, we paid $30 million to the Applied Biosystems group as partial consideration for its interest in the Celera Diagnostics joint venture. See Note 16 for further information on the Celera Diagnostics restructuring.

Market Risks

We are exposed to potential loss from exposure to market risks represented principally by changes in currency rates, interest rates, and equity prices.

We operate internationally, with manufacturing and distribution facilities in various countries throughout the world. In each of fiscal years 2008, 2007, and 2006, we derived approximately 55% of our revenues from countries outside of the U.S., while a significant portion of the related costs were based in U.S. dollars. We anticipate that our future results will continue to be affected by market risks, including changes in political and economic conditions in foreign markets and fluctuations in currency rates, primarily the euro, Japanese yen, and British pound.

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

We performed a sensitivity analysis as of June 30, 2008, based on a hypothetical 10% adverse change in foreign currency rates relative to the U.S. dollar. This analysis included the change in fair value of all derivative financial instruments used to hedge our forecasted third party and intercompany sales. In addition, this analysis excluded both the impact of translation on foreign currency-denominated assets and liabilities as well as the change in fair value of all derivative financial instruments used to hedge these balance sheet items as the resulting amounts would largely offset each other. As of June 30, 2008, we calculated a hypothetical after-tax loss of $26.9 million, as compared to a hypothetical after-tax loss of $21.8 million at June 30, 2007. If currency rates actually change in a manner similar to the assumed change in the foregoing calculation, the hypothetical calculated loss would be more than offset by the recognition of higher U.S. dollar equivalent foreign revenues. Actual gains and

Management’s Discussion and Analysis — (Continued)	Applied Biosystems Inc.

losses in the future could, however, differ materially from this analysis, based on changes in the timing and amount of currency rate movements and actual exposures and hedges.

We do not hedge our equity positions in other companies or our short-term investments. Our exposure on these instruments is limited to changes in quoted market prices. The fair value of our minority equity positions in other companies was approximately $2 million at June 30, 2008 and $16 million at June 30, 2007.

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

Forward-Looking Statements

Some statements contained in this report are forward-looking and are subject to a variety of risks and uncertainties. Similarly, the press releases we issue and other public statements we make from time to time may contain language that is forward-looking. These forward-looking statements may be identified by the use of forward-looking words or phrases such as “forecast,” “believe,” “expect,” “intend,” “anticipate,” “should,” “plan,” “estimate,” and “potential,” among others. The forward-looking statements contained in this report, including statements regarding the pending merger with Invitrogen, are based on our current expectations and those made at other times will be based on our expectations when the statements are made. We cannot guarantee that any forward-looking statements will be realized.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. To comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from anticipated results or other expectations expressed in forward-looking statements. We also note that achievement of anticipated results or expectations in forward-looking statements is subject to the possibility that assumptions underlying forward-looking statements will prove to be inaccurate. Investors should bear this in mind as they consider forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of our business include, but are not limited to, those described under the heading “Risk Factors” contained in our Form 10-K Annual Report for fiscal 2008. We note that our business could be affected by other factors that we have not disclosed because we think they are immaterial. Also, there may be additional risks and uncertainties that could affect our business but which are not currently known to us.

Consolidated Statements of Operations	Applied Biosystems Inc.

(Dollar amounts in thousands except per share amounts) For the years ended June 30,	2008	2007	2006
Products	$1,855,174	$1,753,152	$1,595,230
Services	348,988	244,041	217,634
Other	157,322	135,300	136,526

Total Net Revenues	2,361,484	2,132,493	1,949,390

Products	840,142	832,241	776,764
Services	147,098	107,407	93,460
Other	11,890	11,824	11,014

Total Cost of Sales	999,130	951,472	881,238

Gross Margin	1,362,354	1,181,021	1,068,152

Selling, general and administrative	714,027	622,692	584,483
Research and development	235,230	253,971	271,359
Amortization of purchased intangible assets	17,561	11,264	5,916
Employee-related charges, asset impairments and other	27,281	10,342	26,547
Asset dispositions and legal settlements	(8,656)	(4,585)	11,221
Acquired research and development		114,251	3,400

Operating Income	376,911	173,086	165,226
Gain on investments, net	24,537	209	7,628
Interest expense	(8,366)	(904)	(656)
Interest income	34,698	44,076	37,714
Other income (expense), net	3,355	6,755	5,342

Income before Income Taxes	431,135	223,222	215,254
Provision for income taxes	217,327	72,451	2,762

Income from Continuing Operations	213,808	150,771	212,492
Income from discontinued operations, net of income taxes		8,529

Net Income	$213,808	$159,300	$212,492

Applied Biosystems Group (see Note 1)
Income from Continuing Operations per Share
Basic	$1.83	$0.93	$1.47
Diluted	$1.78	$0.90	$1.43

Income from Discontinued Operations per Share
Basic	$—	$0.05	$—
Diluted	$—	$0.04	$—

Net Income per Share
Basic	$1.83	$0.98	$1.47
Diluted	$1.78	$0.94	$1.43

Celera Group (see Note 1)
Net Loss per Share
Basic and diluted	$(1.29)	$(0.25)	$(0.83)

See accompanying notes to Applied Biosystems Inc.’s consolidated financial statements.

Consolidated Statements of Financial Position	Applied Biosystems Inc.

(Dollar amounts in thousands except share data) At June 30,	2008	2007
Assets
Current assets
Cash and cash equivalents	$589,030	$323,203
Short-term investments	287,726	732,757
Accounts receivable (net of allowances for doubtful accounts of $15,928 and $7,422 respectively)	515,712	452,873
Inventories, net	170,265	140,349
Prepaid expenses and other current assets	154,558	179,445

Total current assets	1,717,291	1,828,627
Property, plant and equipment, net	371,387	390,810
Goodwill and intangible assets, net	521,990	297,962
Other long-term assets	450,723	635,141

Total Assets	$3,061,391	$3,152,540

Liabilities and Stockholders’ Equity
Current liabilities
Loans payable	$100,123	$—
Accounts payable	172,116	162,665
Accrued salaries and wages	124,341	108,552
Current deferred tax liability	13,734	15,633
Accrued taxes on income	17,525	66,701
Other accrued expenses	325,269	269,623

Total current liabilities	753,108	623,174
Other long-term liabilities	243,809	213,312

Total Liabilities	996,917	836,486

Commitments and contingencies (see Note 11)
Stockholders’ Equity
Capital stock
Preferred stock
Applied Biosystems Inc.: $.01 par value; 10,000,000 shares authorized at June 30, 2008, and 2007; no shares issued and outstanding at June 30, 2008 and 2007
Common stock
Applied Biosystems stock: $.01 par value; 213,393,000 shares issued at June 30, 2008, and 213,309,000 shares issued at June 30, 2007	2,134	2,133
Celera stock: $.01 par value; 80,061,000 shares issued at June 30, 2008, and 79,012,000 shares issued at June 30, 2007	801	790
Capital in excess of par value	2,291,608	2,248,372
Retained earnings	1,076,247	854,721
Accumulated other comprehensive income	4,195	11,363
Treasury stock, at cost	(1,310,511)	(801,325)

Total Stockholders’ Equity	2,064,474	2,316,054

Total Liabilities and Stockholders’ Equity	$3,061,391	$3,152,540

See accompanying notes to Applied Biosystems Inc.’s consolidated financial statements.

Consolidated Statements of Cash Flows	Applied Biosystems Inc.

(Dollar amounts in thousands) For the years ended June 30,	2008	2007	2006
Operating Activities of Continuing Operations
Income from continuing operations	$213,808	$150,771	$212,492
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	89,728	86,091	90,988
Asset impairments	3,911	6,795	10,070
Employee-related charges and other	19,356	3,547	7,674
Share-based compensation programs	32,424	19,911	12,829
Deferred income taxes	181,285	4,269	(42,789)
Sale of assets and legal settlements, net	(27,562)	(2,909)	34,936
Acquired research and development		114,251	3,400
Changes in operating assets and liabilities:
Accounts receivable	(2,572)	(58,332)	14,399
Inventories	(22,372)	1,466	4,398
Prepaid expenses and other assets	(4,616)	(9,037)	9,638
Accounts payable and other liabilities	19,561	26,161	(79,221)

Net Cash Provided by Operating Activities of Continuing Operations	502,951	342,984	278,814

Net Cash Provided (Used) by Operating Activities of Discontinued Operations	12,900		(135)

Investing Activities of Continuing Operations
Additions to property, plant and equipment, net	(53,250)	(62,560)	(46,077)
Proceeds from maturities of available-for-sale investments	143,094	274,928	317,008
Proceeds from sales of available-for-sale investments	541,404	422,273	313,482
Purchases of available-for-sale investments	(241,121)	(918,183)	(495,748)
Acquisitions and investments, net of cash acquired	(214,798)	(121,791)	(279,133)
Investment in alliance activity	(2)	(1,853)	(3,925)
Proceeds from the sale of assets, net	46,778	372	34,985

Net Cash Provided (Used) by Investing Activities of Continuing Operations	222,105	(406,814)	(159,408)

Financing Activities
Proceeds from loan payable	100,000
Payments on loans payable and debt	(10,622)		(72)
Dividends	(29,851)	(31,079)	(23,957)
Purchases of common stock for treasury	(601,505)	(168,640)	(601,910)
Proceeds from stock issued for stock plans and other	90,219	136,375	164,442

Net Cash Used by Financing Activities	(451,759)	(63,344)	(461,497)

Effect of Exchange Rate Changes on Cash	(20,370)	16,186	(2,984)

Net Change in Cash and Cash Equivalents	265,827	(110,988)	(345,210)
Cash and Cash Equivalents Beginning of Year	323,203	434,191	779,401

Cash and Cash Equivalents End of Year	$589,030	$323,203	$434,191

See accompanying notes to Applied Biosystems Inc.’s consolidated financial statements.

Consolidated Statements of Stockholders’ Equity	Applied Biosystems Inc.

(Dollar amounts in thousands)	Applied Biosystems Stock	Celera Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
Balance at June 30, 2005	$2,130	$743	$2,132,364	$558,065	$(41,787)	$(307,432)	$2,344,083
Comprehensive income
Net income				212,492			212,492
Other comprehensive income (See Note 14)					82,734		82,734

Comprehensive income							295,226

Cash dividends declared on Applied Biosystems stock				(31,660)			(31,660)
Purchase of shares for treasury stock						(601,910)	(601,910)
Issuances under Applied Biosystems stock	2		5,431	(24,794)		163,312	143,951
Issuances under Celera stock plans		30	25,107			(277)	24,860
Tax benefit related to employee stock options			16,956				16,956
Share-based compensation			12,701	34		93	12,828

Balance at June 30, 2006	2,132	773	2,192,559	714,137	40,947	(746,214)	2,204,334
Comprehensive income
Net income				159,300			159,300
Other comprehensive income (See Note 14)					22,115		22,115

Comprehensive income							181,415

Adoption of SFAS No. 158 (See Note 6)					(51,699)		(51,699)
Cash dividends declared on Applied Biosystems stock				(31,121)			(31,121)
Purchase of shares for treasury stock						(168,640)	(168,640)
Issuances under Applied Biosystems stock	1		(5,662)	12,348		113,529	120,216
Issuances under Celera stock plans		17	15,778	(2)		(79)	15,714
Tax benefit related to employee stock options			25,924				25,924
Share-based compensation			19,773	59		79	19,911

Balance at June 30, 2007	2,133	790	2,248,372	854,721	11,363	(801,325)	2,316,054
Comprehensive income
Net income				213,808			213,808
Other comprehensive loss (See Note 14)					(7,168)		(7,168)

Comprehensive income							206,640

Adoption of FIN 48 (See Note 5)				33,963			33,963
Cash dividends declared on Applied Biosystems stock				(29,284)			(29,284)
Purchase of shares for treasury stock						(601,505)	(601,505)
Issuances under Applied Biosystems stock	1		(12,077)	2,355		91,711	81,990
Issuances under Celera stock plans		11	8,069				8,080
Tax benefit related to employee stock options			16,112				16,112
Share-based compensation			31,132	684		608	32,424

Balance at June 30, 2008	$2,134	$801	$2,291,608	$1,076,247	$4,195	$(1,310,511)	$2,064,474

See accompanying notes to Applied Biosystems Inc.’s consolidated financial statements.

Notes to Consolidated Financial Statements	Applied Biosystems Inc.

Note 1—Accounting Policies and Practices

Organization

Applied Biosystems Inc., formerly known as Applera Corporation, is a life sciences company with a mission to improve human health and society by understanding and applying the power of biology to develop breakthrough research technologies and diagnostic products. Through July 1, 2008, we conducted our business through two business segments: the Applied Biosystems group and the Celera group. We collectively refer to the Applied Biosystems group and the Celera group as the groups. We have reclassified some prior year amounts for comparative purposes. See Note 17 to our consolidated financial statements for more information on our segments.

On August 8, 2007, we announced that our board of directors had retained Morgan Stanley & Co. Incorporated to explore alternatives to our tracking stock structure, including the possibility of creating independent publicly-traded companies in place of the Applied Biosystems group and the Celera group. Further to that announcement, on July 1, 2008, we completed the separation of all of the business, assets, and liabilities of the Celera group from our remaining business. The separation was completed by means of a redemption of each outstanding share of Celera stock in exchange for one share of common stock of Celera Corporation, a Delaware corporation, which now holds all of the business, assets, and liabilities previously attributed to the Celera group. On July 1, 2008, following the Celera group separation, Celera Corporation became an independent, publicly-traded company whose shares are listed on the NASDAQ stock market under the symbol “CRA.” The Applied Biosystems group became our only business and Applied Biosystems stock became our only class of outstanding common stock. In connection with the Celera separation, we changed our corporate name to Applied Biosystems Inc. to reflect the remaining business of the Company following the separation.

In this document, unless the context requires otherwise, references to “Company,” “we,” “us,” or “our” for periods ended on or before July 1, 2008, refer to Applera Corporation, and references to “Company,” “we,” “us,” or “our” for periods ended after July 1, 2008, refer to Applied Biosystems Inc., after giving effect to the separation of the Celera group and the name change discussed in further detail above.

On June 12, 2008, we and Invitrogen Corporation announced that our respective boards of directors had approved a definitive merger agreement under which Invitrogen will acquire all of the outstanding shares of Applied Biosystems stock. See Note 4 to our consolidated financial statements for more information on the pending merger.

Principles of Consolidation

We include the accounts of the Company and all of our majority-owned subsidiaries that we control in our consolidated financial statements. We have eliminated all significant intracompany transactions and balances in consolidation.

Use of Estimates

We prepare our consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America, or GAAP. In preparing these statements, we are required to use estimates and assumptions. While we believe we have considered all available information, actual results could affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods.

Capital Structure

In fiscal 1999, as part of a recapitalization of our Company, we created two classes of common stock: Applied Biosystems Group Common Stock (“Applied Biosystems stock”) and Celera Group Common Stock (“Celera stock”). These two classes of stock, sometimes referred to as “tracking” stocks, were intended to “track” or reflect the relative performance of the Applied Biosystems group and the Celera group, respectively. There was no single security that represented the performance of the Company as a whole. On July 1, 2008, we completed the separation of all of the business, assets, and liabilities of the Celera group into an independent publicly-traded company as discussed above.

The Applied Biosystems group and the Celera group were not separate legal entities, and holders of Applied Biosystems stock and holders of Celera stock were all stockholders of the Company. As a result, holders of these stocks were subject to all of the risks associated with an investment in the Company and all of its businesses, assets, and liabilities. The Applied Biosystems group and the Celera group did not have separate boards of directors. The Company had one board of directors, which made any decision in accordance with its good faith business judgment that the decision was in the best interests of the Company and all of its stockholders as a whole.

Financial effects arising from one group that affect our consolidated results of operations or consolidated financial position could, if significant, affect the results of operations or financial position of the other group and the per share market price of the class of common stock relating to the other group. Any net losses of the Applied

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Biosystems group or the Celera group and dividends or distributions on, or repurchases of, Applied Biosystems stock or Celera stock or repurchases of preferred stock of the Company will reduce the assets of the Company legally available for payment of dividends.

Recently Issued Accounting Pronouncements

In April 2008, the Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. 142-3, Determination of the Useful Life of Intangible Assets, was finalized. FSP No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. The Position applies to intangible assets that are acquired individually or with a group of other assets and to both intangible assets acquired in business combinations and asset acquisitions. FSP 142-3 is effective for our third quarter of fiscal 2009. We are currently evaluating the provisions of FSP 142-3 and the resulting impact of adoption on our financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133.” SFAS No. 161 is intended to help investors better understand how derivative instruments and hedging activities affect an entity’s financial position, financial performance and cash flows through enhanced disclosure requirements. The provisions of SFAS No. 161 are effective for our third quarter of fiscal 2009, with early adoption permitted.

In December 2007, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) on Issue No. 07-1, “Accounting for Collaborative Arrangements.” EITF 07-1 defines collaborative arrangements and establishes reporting and disclosure requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. The provisions of EITF 07-1 are effective for our 2010 fiscal year, beginning July 1, 2009.

In June 2007, the FASB ratified the consensus reached by the EITF on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF 06-11 states that an entity should recognize a realized tax benefit associated with dividends or dividend equivalents on nonvested equity shares, nonvested equity share units, and outstanding equity share options charged to retained earnings as an increase in capital in excess of par value. The amount recognized in capital in excess of par value should be included in the pool of excess tax benefits available to absorb potential future tax deficiencies on share-based payment awards. EITF 06-11 should be applied prospectively to income tax benefits of dividends on equity-classified share-based payment awards that are declared in fiscal years beginning after December 15, 2007. The provisions of EITF 06-11 are effective for our 2009 fiscal year, beginning July 1, 2008. Adoption of EITF 06-11 will have no impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115,” which permits entities to measure some financial assets and liabilities at fair value on an instrument-by-instrument basis. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. SFAS No. 159 also establishes additional disclosure requirements. The provisions of SFAS No. 159 are effective for our 2009 fiscal year beginning July 1, 2008. We are currently assessing the provisions of SFAS No. 159 to determine if there is an impact of adoption on our financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for our 2009 fiscal year beginning July 1, 2008, and interim periods within that fiscal year. We are currently assessing the impact of the adoption of the provisions of SFAS No. 157 on our financial statements.

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

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

The following table presents a reconciliation of basic and diluted earnings (loss) per share for the fiscal years ended June 30:

	Applied Biosystems Group			Celera Group
(Amounts in millions except per share amounts)	2008	2007	2006	2008	2007	2006
Income (loss) from continuing operations	$316.6	$170.9	$275.1	$(102.6)	$(19.8)	$(62.7)
Allocated intercompany profit (loss)	(0.2)	(0.3)	0.1

Total income (loss) from continuing operations allocated	316.4	170.6	275.2	(102.6)	(19.8)	(62.7)
Less dividends declared on common stock	29.3	31.2	31.7

Undistributed earnings (loss)	$287.1	$139.4	$243.5	$(102.6)	$(19.8)	$(62.7)

Allocation of basic earnings (loss) per share
Basic distributed earnings per share	$0.17	$0.17	$0.17	$—	$—	$—
Basic undistributed earnings (loss) per share	1.66	0.76	1.30	(1.29)	(0.25)	(0.83)

Total basic earnings (loss) per share from continuing operations	$1.83	$0.93	$1.47	$(1.29)	$(0.25)	$(0.83)

Allocation of diluted earnings (loss) per share
Diluted distributed earnings per share	$0.16	$0.16	$0.17	$—	$—	$—
Diluted undistributed earnings (loss) per share	1.62	0.74	1.26	(1.29)	(0.25)	(0.83)

Total diluted earnings (loss) per share from continuing operations	$1.78	$0.90	$1.43	$(1.29)	$(0.25)	$(0.83)

Weighted average number of common shares
Basic	172.8	183.2	187.0	79.5	78.3	75.5
Common stock equivalents	5.2	7.0	4.9

Diluted	178.0	190.2	191.9	79.5	78.3	75.5

Options to purchase shares at exercise prices greater than the average market prices of our two classes of common stock were excluded from the computation of diluted earnings per share because the effect was antidilutive. Additionally, options and warrants to purchase shares of Celera stock were excluded from the computation of diluted loss per share because the effect was antidilutive. The following table presents the number of shares excluded from the diluted earnings and loss per share computations at June 30:

(Shares in millions)	2008	2007	2006
Applied Biosystems stock	5.8	6.5	5.2
Celera stock	6.6	7.3	8.1

Share-Based Compensation

Under our share-based compensation plans, we issue stock options, restricted stock and restricted stock units. We also sponsor an employee stock purchase plan. See Note 8 to our consolidated financial statements for further information. Effective July 1, 2005, we adopted the provisions of SFAS No. 123, “Share-Based Payment (revised 2004),” for all of our share-based compensation plans. SFAS No. 123R requires entities to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. We adopted SFAS No. 123R using the modified prospective method of transition. This method requires us to apply the provisions of SFAS No. 123R to new awards from and after our adoption date and to any awards that were unvested as of our adoption date, but did not require prior periods to be restated. For our stock option and restricted stock plans, compensation expense is recognized on a straight-line basis over the requisite service period for the entire grant. We recognize expense for our employee stock purchase plans as costs are incurred. Total share-based compensation expense and the earnings per share effects under the provisions of SFAS No. 123R for the fiscal years ended June 30 were as follows:

	Applied Biosystems Stock			Celera Stock
(Dollar amounts in millions except per share amounts)	2008	2007	2006	2008	2007	2006
Pre-tax share-based compensation expense	$25.2	$16.5	$11.2	$ 6.8	$ 3.3	$ 1.5
Tax benefit	8.0	4.9	3.4	2.1	0.9	0.3

Net expense	$17.2	$11.6	$ 7.8	$ 4.7	$ 2.4	$ 1.2

Basic earnings per share	$0.10	$0.06	$0.04	$0.06	$0.03	$0.02
Diluted earnings per share	0.10	0.06	0.04	0.06	0.03	0.02

Cash received from option exercises under these plans was $90.2 million for fiscal 2008, $136.4 million for fiscal 2007 and $164.4 million for fiscal 2006 and the total intrinsic value of awards exercised and released was $53.8 million for fiscal 2008, $82.1 million for fiscal 2007 and $55.8 million for fiscal 2006. In connection with these exercises, we realized a tax benefit of $16.1 million for fiscal 2008, $25.9 million for fiscal 2007 and $17.0 million for fiscal 2006.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

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

	2008	2007	2006
Applied Biosystems Group
Dividend yield	0.5%	0.5%	0.7%
Volatility	21%	21%	24%
Risk-free interest rate	3.8%	4.7%	4.5%
Expected option life in years	4	4	4
Weighted average fair value per option granted	$7.36	$8.03	$6.31

Celera Group
Volatility	33%	32%	35%
Risk-free interest rate	3.8%	4.6%	4.3%
Expected option life in years	5	5	5
Weighted average fair value per option granted	$5.38	$5.51	$4.36

We determine the expected term of our options based on historical exercise patterns, which factor in the historical weighted average holding period from grant date to settlement date and from vest date to exercise date. We use the historical exercise patterns to project future settlement of outstanding options. Our forfeiture assumption rates are based on historical experience.

We determined expected volatility over the expected term based on historical volatilities of our two classes of common stock. In addition, we use a mean reversion analysis, which we believe provides a better estimate of current and future volatility rate expectations for our classes of stock.

Foreign Currency

We translate assets and liabilities of foreign operations, where the functional currency is the local currency of the foreign operation, into U.S. dollars at the fiscal year-end currency rates. We record the related translation adjustments as a separate component of accumulated other comprehensive income in the Consolidated Statements of Financial Position. We translate foreign currency revenues and expenses using average currency rates prevailing during the fiscal year. Foreign currency transaction gains and losses, resulting from fluctuations in exchange rates when assets and liabilities are denominated in currencies other than the functional currency of an entity, are included in net income. Net transaction gains were $3.6 million for fiscal 2008, $6.7 million for fiscal 2007, and $5.7 million for fiscal 2006. Net transaction gains and losses include the gains and losses on the revaluation of non-functional currency-denominated net assets offset by the losses and gains on non-qualified hedges on these positions. See Note 12 to our consolidated financial statements for further information on our hedging program.

Derivative Financial Instruments

The Company recognizes derivative instruments as either assets or liabilities and measures those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. For a derivative instrument designated as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of accumulated other comprehensive income and subsequently reclassified into earnings when the hedge exposure effects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. For derivative instruments that are not designated as accounting hedges, changes in fair value are recognized in earnings in the period of change. See Note 12 to our consolidated financial statements for further information related to our derivative financial instruments.

Cash and Cash Equivalents and Short-Term Investments

Our cash equivalents consist of highly liquid debt instruments, time deposits, and certificates of deposit with original maturities of three months or less at the date of purchase. These instruments are readily convertible into cash.

All short-term investments are classified as available-for-sale and are carried at fair value with unrealized gains and losses included as a separate component of stockholders’ equity, net of any related tax effect. Investments with maturities beyond one year may be classified as short-term based on their highly liquid nature and because these marketable securities represent the investment of cash that is readily available for current operations should it be needed. We use the specific identification method to determine the cost of securities disposed of, with realized gains and losses recorded in other income (expense), net in the Consolidated Statements of Operations.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

The fair value of short-term investments and unrealized gains (losses) at June 30 was as follows:

(Dollar amounts in millions)	2008	2007
Certificates of deposit and time deposits	$20.7	$34.5
Commercial paper	24.9	44.7
U.S. government and agency obligations	45.8	142.9
Corporate bonds	152.9	326.6
Asset backed securities	43.4	184.1

Total short-term investments	$287.7	$732.8

Unrealized gains on investments	$0.2	$0.3
Unrealized losses on investments	(2.8)	(1.6)

The realized gains and losses associated with our short-term investments for the fiscal years ended June 30 were as follows:

(Dollar amounts in millions)	2008	2007	2006
Realized gains on investments	$ 1.2	$0.5	$ 0.1
Realized losses on investments	(1.1)		(0.1)

The following table summarizes the contractual maturities of available-for-sale securities at June 30:

(Dollar amounts in millions)	2008
Less than one year	$110.5
Due in one to two years	88.3
Due in two to five years	88.9

Total	$287.7

We also held securities that were classified as trading totaling $34.0 million at June 30, 2008, and $35.6 million at June 30, 2007, which were recorded at fair value with realized and unrealized gains and losses included in income. These securities were recorded in other current assets. Included in income were unrealized net holding losses of $2.1 million during fiscal 2008 and unrealized net holding gains of $5.1 million during fiscal 2007 and $2.6 million during fiscal 2006.

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

In fiscal 2008, we recorded a pre-tax charge of $3.1 million for an other-than-temporary impairment of a publicly traded non-strategic minority equity investment. The impairment charge resulted from a number of factors that were assessed, including the duration of the decline in market value, the financial condition, and future prospects for the investee.

Inventories

Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Cost is determined principally on the standard cost method for manufactured goods which approximates cost on the first-in, first-out method. Reserves for obsolescence and excess inventory are provided based on historical experience and estimates of future product demand. Inventories included the following components at June 30:

(Dollar amounts in millions)	2008	2007
Raw materials and supplies	$58.3	$49.0
Work-in-process	14.6	7.2
Finished products	97.4	84.1

Total inventories, net	$170.3	$140.3

Property, Plant and Equipment, and Depreciation

Property, plant and equipment are recorded at cost and consisted of the following at June 30:

(Dollar amounts in millions)	2008	2007
Land and improvements	$118.1	$116.7
Buildings and leasehold improvements	302.3	291.3
Machinery and equipment	294.7	282.7
Computer software and licenses	163.3	158.4

Property, plant and equipment, at cost	878.4	849.1
Accumulated depreciation and amortization	507.0	458.3

Property, plant and equipment, net	$371.4	$390.8

We capitalize major renewals and improvements that significantly add to productive capacity or extend the life of an asset. We expense repairs, maintenance, and minor renewals and improvements as incurred. We remove the cost of assets and related depreciation from the related accounts on the balance sheet when assets are disposed of, and any related gains or losses are reflected in current earnings.

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

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

expected useful lives, not to exceed seven years. Depreciation expense for property, plant and equipment was $66.9 million for fiscal 2008, $64.8 million for fiscal 2007, and $73.8 million for fiscal 2006.

Capitalized Software

We capitalize and include in other long-term assets software development costs for software used in our products which are incurred from the time technological feasibility of the software is established until the software is ready for its intended use. We amortize these costs using the straight-line method over a maximum of three years or the expected life of the product, whichever is less. Capitalized software costs, net of accumulated amortization, were $0.3 million at June 30, 2008, and $2.5 million at June 30, 2007. Amortization expense was $2.0 million in fiscal 2008, $1.3 million in fiscal 2007, and $1.6 million in fiscal 2006. We expense R&D costs and other computer software maintenance costs related to software development as incurred.

Intangible Assets

We amortize intangible assets using the straight-line method over their expected useful lives, except for customer relationship intangibles. We amortize customer relationship intangibles on a proportionate basis as the economic benefits of the intangible assets are consumed. In determining the useful life of the customer relationship intangibles, we assumed a number of factors, including the customer base and attrition rates, including our ability to renew or extend our relationships with existing customers, as well as any legal, regulatory or contractual provisions that may limit the useful life. Intangible assets at June 30 included the following:

		2008		2007
(Dollar amounts in millions)	Weighted Average Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Acquired technology	6	$52.5	$21.7	$32.8	$13.3
Patents	10	30.1	26.4	29.9	25.1
Customer relationships	12	112.3	14.4	27.1	5.2
Other	4	2.7	1.3	1.7	0.7

Total amortized intangible assets		197.6	63.8	91.5	44.3

Unamortized intangible assets
Trademarks and trade names		28.7		4.9

Total		$226.3	$63.8	$96.4	$44.3

In connection with our acquisitions, we acquired trademarks and trade names that we determined to be indefinitely lived. In connection with the acquisition of Berkeley HeartLab, Inc. (“BHL”), Atria Genetics Inc. (“Atria”) and the Research Products Division of Ambion Inc. (“Ambion”), we acquired the Berkeley, Atria and Ambion trade names. These intangible assets are tested for impairment as part of our annual goodwill impairment test as discussed below. See Note 3 to our consolidated financial statements for more information on these acquisitions.

Aggregate amortization expense for the fiscal years ended June 30 was as follows:

(Dollar amounts in millions)	2008	2007	2006
Applied Biosystems group	$12.3	$13.0	$6.4
Celera group	7.2
Consolidated	$19.5	$13.0	$6.4

We record amortization expense in cost of sales except for amortization of acquisition-related intangible assets which is recorded in the amortization of purchased intangible assets in the Consolidated Statements of Operations. At June 30, 2008, we estimated annual amortization expense of our intangible assets for each of the next five fiscal years as shown in the following table. Future acquisitions or impairment events could cause these amounts to change.

(Dollar amounts in millions)	Applied Biosystems Group	Celera Group	Consolidated
2009	$12.0	$10.2	$22.2
2010	9.5	10.3	19.8
2011	6.2	10.2	16.4
2012	5.0	10.1	15.1
2013	3.0	9.2	12.2

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Goodwill

Goodwill represents the excess of purchase price over the net asset value of companies acquired. We test goodwill for impairment using a fair value approach at the reporting unit level annually, or earlier if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Our reporting units are the Applied Biosystems group and the Celera group. Under the impairment test, if a reporting unit’s carrying amount exceeds its estimated fair value, goodwill impairment is recognized to the extent that the reporting unit’s carrying amount of goodwill exceeds the implied fair value of the goodwill.

The carrying amount of goodwill at June 30 was as follows:

(Dollar amounts in millions)	Applied Biosystems Group	Celera Group	Consolidated
Balance as of June 30, 2007	$243.2	$2.7	$245.9
Goodwill acquired		113.6	113.6
Balance as of June 30, 2008	$243.2	$116.3	$359.5

Refer to Note 3 to our consolidated financial statements for information on the goodwill we acquired in connection with the BHL and Atria acquisitions.

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events that could trigger an impairment review include, among others, a decrease in the market value of an asset, an asset’s inability to generate income from operations and positive cash flow in future periods, a decision to change the manner in which an asset is used, a physical change to an asset or a change in business climate. We calculate estimated future undiscounted cash flows, before interest and taxes, resulting from the use of the asset and its estimated value at disposal and compare it to its carrying value in determining whether impairment potentially exists. If a potential impairment exists, a calculation is performed to determine the fair value of the long-lived asset. This calculation is based on a valuation model and discount rate commensurate with the risks involved. Third party appraised values may also be used in determining whether impairment potentially exists.

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

The following table provides the analysis of the warranty reserve for the fiscal years ended June 30:

(Dollar amount in millions)	2008	2007
Beginning of year	$12.1	$10.6
Accruals for warranties	19.7	17.0
Usage of reserve	(16.9)	(15.8)
Other*	(1.1)	0.3

End of year	$13.8	$12.1

*	Other consists of accrual adjustments to reflect actual experience and currency translation.

Revenues and Allowance for Doubtful Accounts

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

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

experience, and amounts charged by third parties. Arrangements with multiple elements or deliverables are segmented into individual units of accounting based on the separate deliverables only if there is objective and verifiable evidence of fair value to allocate the consideration received to the deliverables. Revenues from multiple-element arrangements involving license fees, up-front payments and milestone payments, which are received and/or billable in connection with other rights and services that represent our continuing obligations are deferred until all of the multiple elements have been delivered or until objective and verifiable evidence of the fair value of the undelivered elements has been established. On establishing objective and verifiable evidence of the fair value of the elements in multiple-element arrangements, the fair value is allocated to each element of the arrangement, such as license fees or research collaboration projects, based on the relative fair values of the elements. We determine the fair value of each element in multiple-element arrangements based on objective and verifiable evidence of fair value, which is determined for each element based on the prices charged when the similar elements are sold separately to third parties. If objective and verifiable evidence of fair value of all undelivered elements exists but objective and verifiable evidence of fair value does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the revenues from delivered elements are not recognized until the fair value of the undelivered element or elements has been determined. Contract interpretation is normally required to determine the appropriate accounting, including whether the deliverables specified in a multiple element arrangement should be treated as separate units of accounting for revenue recognition purposes, and if so, how the price should be allocated among the deliverable elements, when to begin to recognize revenue for each element, and the period over which revenue should be recognized.

We recognize royalty revenues when earned over the term of the agreement in exchange for the grant of licenses to use our products or some technologies for which we hold patents. We recognize revenue for estimates of royalties earned during the applicable period, based on historical activity, and make revisions for actual royalties received in the following quarter. For those arrangements where royalties cannot be reasonably estimated, we recognize revenue on the receipt of cash or royalty statements from our licensees. In addition, we recognize up-front nonrefundable license fees when due under contractual agreement, unless we have specific continuing performance obligations requiring deferral of all or a portion of these fees. We have adopted the provisions of Statement of Position (“SOP”) 97-2, “Software Revenue Recognition” for license fees with extended terms. Specifically, if it cannot be concluded that a licensee fee is fixed or determinable at the outset of an arrangement, revenue is recognized as payments from third parties become due.

A portion of the Celera group’s reported net product revenues include our product sales to Abbott Laboratories and equalization payments we receive from Abbott resulting from a profit and loss sharing arrangement between the Company and Abbott. Costs associated with our product sales to Abbott are included in cost of sales. End-user sales to third parties are recognized by Abbott. Research and development and administrative costs incurred by us in connection with the Abbott alliance are presented on a gross basis in our Consolidated Statements of Operations. All revenues, costs and expenses of the alliance are shared equally by both parties. At the end of each reporting period, the two companies compare a statement of revenues and expenses for alliance activities recorded by each party. A calculation is made to determine the amount that needs to be paid to evenly split both the revenue and expenses. This payment is referred to as the equalization payment and is recorded as revenue by the Celera group. The timing and nature of equalization payments can lead to fluctuations in both reported revenues and gross margins from period to period due to changes in end-user sales of alliance products and differences in relative operating expenses between the alliance partners.

Also, a portion of the Celera group’s reported net revenues include patient test service revenues associated with BHL’s operations. We recognize patient test service revenues on completion of the testing process and when the test results are sent to the ordering healthcare provider. Billings for services reimbursed by third-party payors, including Medicare, are recorded net of allowances for differences between amounts billed and the estimated receipts from these payors. These allowances are determined based on historical activity. Since the date of acquisition of BHL through June 30, 2008, revenue from Medicare patients represented approximately 39% of the total BHL patient test service revenues. Payment arrangements with third parties, such as Medicare and some insurance companies, include predetermined reimbursement rates for patient tests. Adjustments to the estimated receipts, based on final settlement with the third-party payors, including Medicare, are recorded in revenue on settlement.

We have an established process to estimate and review the collectibility of our receivables. Bad debt expense is recorded in SG&A expenses as a percentage of aged accounts receivable considered necessary to maintain an appropriate level of allowance for doubtful accounts. Receivables are reserved based on their respective aging categories. Our process for determining the appropriate level of the allowance for doubtful accounts involves judgment, and considers the age of the underlying receivables, type of payor, historical and projected collection experience, current economic and business conditions, and other external factors that could affect the collectibility of receivables. The allowance for doubtful accounts is reviewed for adequacy, at a minimum, on a

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

quarterly basis. An account is written-off against the allowance for doubtful accounts when reasonable collection efforts have been unsuccessful and it is probable the receivable will not be recovered or the account has been transferred to a third party collection agency.

Income Taxes

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

Research and Development

We expense research and development costs as incurred. Research and development costs incurred for collaborations where there are specific product deliverables, service meeting defined performances or other design specifications, are recorded in cost of sales. Research and development expenses include employee-related costs, supplies and materials, facilities costs, equipment depreciation, contract services, and other outside costs.

Supplemental Cash Flow Information

Cash paid for interest and income taxes and significant non-cash investing and financing activities for the fiscal years ended June 30 were as follows:

(Dollar amounts in millions)	2008	2007	2006
Interest	$8.7	$0.6	$0.1
Income taxes, net of refunds	18.2	48.3	48.6
Significant non-cash investing and financing activities:
Tax benefit related to employee stock options	16.1	25.9	17.0
Dividends declared not paid	7.2	7.7	7.7
Issuances of restricted stock	17.2	13.3	3.1
Stock issued for which proceeds were in-transit	0.2	0.4	3.1

Note 2—Events Impacting Comparability

We are providing the following information on some actions taken by us or events that occurred during the fiscal years ended June 30:

Income/(charge)
(Dollar amounts in millions)	2008	2007	2006
Severance and benefit costs	$(10.2)	$(0.5)	$(14.3)
Asset impairments	(1.1)	(6.8)	(10.9)
Excess lease space	(0.9)		(1.2)
Other charges	(15.4)	(3.6)	(2.6)
Reduction of expected costs	0.3	0.6	2.5

Total employee-related charges, asset impairments, and other	$(27.3)	$(10.3)	$(26.5)

Other events impacting comparability:
Revenue from sales of small molecule programs	$—	$2.5	$8.6
Asset dispositions and legal settlements	8.7	4.6	(11.3)
Acquired research and development		(114.3)	(3.4)
Investment gains, net	24.5		7.6
Tax items	(83.5)	25.2	50.2

Employee-Related Charges, Asset Impairments, and Other

The following items have been recorded in the Consolidated Statements of Operations in employee-related charges, asset impairments and other, except as noted.

Fiscal 2008

During fiscal 2008, both the Applied Biosystems group and the Celera group recorded pre-tax charges of $3.7 million, $2.6 million of which was recorded in the fourth quarter of fiscal 2008, primarily for professional fees related to the separation of the Celera group from the Company. The Applied Biosystems group and the Celera group have agreed to share equally the costs incurred for the separation.

During the fourth quarter of fiscal 2008, the Applied Biosystems group recorded a pre-tax charge of $7.8 million for costs associated with the merger with Invitrogen.

Also during the fourth quarter of fiscal 2008, the Applied Biosystems group recorded pre-tax charges of $4.7 million for severance costs for 32 employees, some of whom were involved in the LC/MS product line, which is included in the Applied Biosystems/MDS SCIEX Instruments business, a 50/50 joint venture between the Applied Biosystems group and MDS Inc. Included in the $4.7 million charge was a charge of $0.7 million for severance costs related to the Applied Biosystems/MDS SCIEX Instruments business. The charges resulted from the realignment of the Applied Biosystems group to support its strategic growth priorities and the decision at MDS to resize and refocus its development process. All of the affected employees of the Applied Biosystems group

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

were notified by May 31, 2008, and are expected to be terminated by December 31, 2008. During the fourth quarter of fiscal 2008, we made cash payments of $0.6 million related to these charges. Cash expenditures were funded by cash provided by operating activities. The remaining cash expenditures of $4.1 million are expected to be paid by December 31, 2008.

Also during the fourth quarter of fiscal 2008, the Applied Biosystems group recorded pre-tax charges of $1.3 million, comprised of a $0.8 million charge in connection with the disposal of an aircraft and a $0.5 million related charge for severance costs for 5 employees. The Applied Biosystems group completed the sale of the aircraft in the fourth quarter of fiscal 2008. All of the affected employees were notified in the fourth quarter of fiscal 2008, and are expected to be terminated by the end of the first quarter of fiscal 2009.

Additionally during fiscal 2008, the Applied Biosystems group recorded a pre-tax charge of $2.9 million for severance costs for 41 employees. The charge resulted from the realignment of the Applied Biosystems group’s organization to support market dynamics and it plans on redirecting the savings into other strategic initiatives. All of the affected employees were notified as of December 31, 2007, and were terminated by June 30, 2008. During fiscal 2008, we made cash payments of $2.6 million related to this charge. In the fourth quarter of fiscal 2008, the Applied Biosystems group recorded a pre-tax benefit of $0.1 million for a reduction in anticipated employee-related costs associated with this charge. Cash expenditures were funded by cash provided by operating activities. The remaining cash expenditures of $0.2 million are expected to be paid by the end of September 2008.

During fiscal 2008, the Celera group recorded a pre-tax charge of $1.3 million for severance costs for approximately 30 employees. All of the affected employees were notified by March 31, 2008, and are expected to be terminated by the end of the first quarter of fiscal 2009. During fiscal 2008, we made net cash payments of $1.0 million related to this charge. Cash expenditures were funded by available cash. The remaining cash expenditures of $0.3 million are expected to be paid by the third quarter of fiscal 2009. This charge resulted from the realignment of the Celera group’s R&D resources and other activities in line with its current business activities.

Also during fiscal 2008, the Celera group recorded pre-tax charges totaling $1.3 million related to a reduction in the Celera group’s proteomic-based activities. These charges were in addition to a charge recorded in the fourth quarter of fiscal 2007 described below. These charges were comprised of a $0.8 million charge for severance costs for approximately 20 employees and an excess lease space charge of $0.9 million, partially offset by a gain of $0.4 million from the disposal of equipment related to proteomic-based activities. All of the affected employees were notified by October 31, 2007, and were terminated by the end of the fourth quarter of fiscal 2008. During fiscal 2008, we made net cash payments of $0.7 million related to the severance charge and $0.2 million related to the excess lease space charge. Cash expenditures were funded by available cash. The remaining cash expenditures of $0.1 million for the severance charge are expected to be paid by the end of the second quarter of fiscal 2009. The excess lease space charge represented the estimated cost of excess lease space less estimated future sublease income on a facility. The remaining cash expenditures of $0.7 million for the excess lease space charge are expected to be paid through April 2010. These charges resulted from the Celera group’s desire to improve its financial results, in part by lowering operating expenses.

Also during fiscal 2008, the Celera group recorded a pre-tax charge of $0.3 million in the fourth quarter of fiscal 2008 for the write-down of the carrying amount of an owned facility that was impaired initially in fiscal 2006 and a pre-tax charge of $0.6 million partially offset by a reduction of $0.2 million in the fourth quarter of fiscal 2008 related to the patent infringement suit with Innogenetics N.V. for which the original charge was recorded in fiscal 2007. All of these items are discussed below.

Fiscal 2007

During the fourth quarter of fiscal 2007, the Celera group recorded a pre-tax charge of $0.5 million for severance costs for approximately 20 employees. The charge resulted from a reduction in the Celera group’s proteomics-based activities. All of the affected employees were notified as of June 30, 2007, and were terminated by October 31, 2007. All cash expenditures related to this charge were disbursed by the end of fiscal 2008. Cash expenditures were funded by available cash.

Also during fiscal 2007, the Celera group recorded a pre-tax charge of $6.3 million, which was primarily comprised of $6.8 million of pre-tax charges for the write-downs of the carrying amount of an owned facility that was impaired initially in fiscal 2006, partially offset by a pre-tax benefit of $0.6 million for a reduction in anticipated employee-related costs associated with severance and benefit charges recorded in fiscal 2006, as further discussed below.

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

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

$7.0 million in damages. In January 2007, the U.S. District Court for the Western District of Wisconsin ruled in favor of Innogenetics’ request for a permanent injunction and ordered Abbott to withdraw its products from the market. The Court also reversed the jury verdict of willful infringement and ruled that Abbott did not willfully infringe Innogenetics’ patent and denied Innogenetics’ request for enhanced damages and attorneys’ fees. Innogenetics did not name the Celera group as a party in this lawsuit, but the Celera group has an interest in these products and in the outcome of the litigation because the enjoined products are manufactured by the Celera group and sold through its alliance with Abbott. Also, as these products are part of its alliance with Abbott, the Celera group agreed to share equally the cost of this litigation, including the damage award described above. Abbott appealed the judgment. On January 17, 2008, the United States Court of Appeals for the Federal Circuit vacated the permanent injunction granted by the lower court for Innogenetics against Abbott in selling HCV genotyping products. Since the jury’s damage award included an upfront entry fee, the Court remanded to the lower court to determine the terms of a compulsory license for Abbott’s future sales. In addition, the Court remanded for a new trial on the validity of the Innogenetics patent in view of a prior-issued patent. The Court also affirmed the judgment of infringement and the judgment of no willful infringement. In April 2008, Abbott and Innogenetics settled the patent infringement suit and the Celera group recorded an additional pre-tax charge of $0.6 million in the third quarter of fiscal 2008. In the fourth quarter of fiscal 2008, the Celera group recorded a $0.2 million pre-tax reduction in litigation costs. The Celera group’s share of the costs, including the initial pre-tax charge of $3.5 million recorded in fiscal 2007, was $3.9 million. In addition, through June 30, 2008, the Celera group recorded $2.9 million of legal fees in operating expenses associated with this litigation, $0.4 million of which were recorded in fiscal 2008.

Fiscal 2006

In fiscal 2006, the Applied Biosystems group recorded pre-tax charges of $1.5 million for employee terminations related to the Applied Biosystems/MDS SCIEX Instruments business. MDS recorded a restructuring charge for a reduction in workforce as part of its strategy to focus on the life sciences market. The $1.5 million represented the Applied Biosystems group’s share of the restructuring charge.

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

During fiscal 2006, the Celera group recorded pre-tax charges related to its decision to exit its small molecule drug discovery and development programs and the integration of Celera Diagnostics into the Celera group. Celera Diagnostics was a 50/50 joint venture between the Applied Biosystems group and the Celera group. Effective January 1, 2006, the Celera group acquired the Applied Biosystems group’s 50 percent interest in the Celera Diagnostics joint venture. These charges consisted of the following components:

(Dollar amounts in millions)	Employee- Related Charges	Asset Impairments	Other	Total
Total charges	$12.8	$9.8	$3.8	$26.4

Cash payments	7.9		2.6	10.5
Non-cash activity		9.3	0.2	9.5

Balance at June 30, 2006	4.9	0.5	1.0	6.4

Additional charge		6.8		6.8

Non-cash activity		6.8		6.8
Cash payments	4.2		0.7	4.9
Reduction of expected costs	0.6			0.6

Balance at June 30, 2007	0.1	0.5	0.3	0.9

Additional charge		0.3		0.3

Non-cash activity		0.3		0.3
Reduction of expected costs	0.1			0.1

Balance at June 30, 2008	$ —	$0.5	$0.3	$ 0.8

The employee-related charges were severance costs primarily for staff reductions in small molecule drug discovery and development. As of March 31, 2006, all of the affected employees were notified and by September 30, 2006, all were terminated. In fiscal 2007, the Celera group recorded a pre-tax benefit of $0.6 million for a reduction in anticipated employee-related costs associated with the severance and benefit charges recorded in fiscal 2006. The asset impairment charges primarily related to a write-down of the carrying amount of an owned facility to its then estimated current market value less estimated selling costs, as well as write-offs of leasehold improvements and equipment. This facility was reclassified into assets held for sale in fiscal 2006. In fiscal 2007, the Celera group recorded additional pre-tax charges of $6.8 million to write-down the carrying amount of this facility. In the fourth quarter of fiscal 2008, the Celera group recorded an additional pre-tax charge of $0.3 million relating to this facility. The estimates of market value for this facility were based on third-party appraisals. Cash expenditures for these charges were funded by available cash. The remaining required cash expenditures related to these charges are expected to be disbursed by June 30, 2009.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Fiscal 2005

During fiscal 2005, the Applied Biosystems group recorded pre-tax charges totaling $32.9 million for employee-related charges, excess lease space and asset impairments. The severance charges reflected the Applied Biosystems group’s decision to reduce and rebalance its workforce and were implemented as a result of a strategic and operational analysis conducted by management. All cash expenditures related to the employee-related portion of these charges were disbursed by the end of fiscal 2007. The asset impairment charges related to the write-down in value of the Applied Biosystems group’s facilities in San Jose, California, and Houston, Texas and the related cash expenditures were disbursed by the end of fiscal 2006. The excess lease space charges represented the estimated cost of excess lease space less estimated future sublease income for some leases on facilities in Massachusetts and California which extend through fiscal 2011. During fiscal 2008, the Applied Biosystems group made cash payments of approximately $1.0 million related to the excess lease space charges, which was funded by available cash. Over the course of the leases, additional pre-tax charges of $1.5 million, including $0.4 million recorded in the fourth quarter of fiscal 2008, were recorded in operating expenses to reserve for additional estimated costs under the leases. The remaining cash payments of $1.1 million as of June 30, 2008 related to the excess lease space charges are expected to be disbursed by fiscal 2011.

During fiscal 2005, the Celera group recorded pre-tax charges totaling $4.5 million related to its Paracel operations, which was acquired in fiscal 2000. Due to a shift in focus, Paracel was no longer deemed strategic to the overall business. These charges included a charge for severance and benefits costs. All cash payments related to these employee terminations were made as of June 30, 2006. Also, included in these charges was a charge for excess facility lease expenses for a lease that extends through fiscal 2011. During fiscal 2008, we made net cash payments of $0.7 million related to the excess lease space. The cash expenditures were funded by available cash. The remaining net cash expenditures related to the excess lease space of approximately $2.0 million are expected to be disbursed by fiscal 2011.

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

Fiscal 2008

In fiscal 2008, the Applied Biosystems group recorded a $7.6 million pre-tax gain primarily related to a settlement and licensing agreement entered into with Stratagene Corporation and Agilent Technologies, Inc. (which acquired Stratagene), which resolved outstanding legal disputes with Stratagene.

Also in fiscal 2008, the Celera group recorded a $1.1 million pre-tax gain related to the settlement of a litigation matter associated with its former Online/Information Business, an information products and service business.

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

Fiscal 2006

In fiscal 2006, the Applied Biosystems group recorded a pre-tax charge of $35.0 million as a result of a settlement to resolve all outstanding legal disputes with Beckman Coulter regarding claims to some patented capillary electrophoresis and heated cover instrumentation technology. The Applied Biosystems group made the $35.0 million payment to Beckman Coulter in the fourth quarter of fiscal 2006 for rights to some Beckman Coulter technology and for the release of any and all claims of infringement relating to DNA sequencer and thermal cycler products. Commencing in July 2006, Beckman Coulter began making quarterly payments which will total $20.0 million over ten quarters to the Celera group for diagnostic rights to some of the Company’s technology.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Also in fiscal 2006, the Applied Biosystems group recorded a benefit and received the sum of $33.4 million related to a settlement agreement involving U.S. patent infringement claims brought by us against Bio-Rad and MJ Research, Inc. (acquired by Bio-Rad after the commencement of litigation.) The settlement also resolved litigation brought by Bio-Rad against us for patent and trademark infringement, and counterclaims by us against Bio-Rad.

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

Acquired research and development

In fiscal 2007, the Applied Biosystems group recorded a $114.3 million charge to write-off the value of acquired in-process research and development (“IPR&D”) in connection with the acquisition of Agencourt Personal Genomics, Inc. (“APG”). As of the acquisition date, in July 2006, the technological feasibility of the acquired project had not been established, and it was determined that the acquired project had no future alternative use. The determination of the amount attributed to acquired IPR&D took into consideration an independent appraisal performed by an outside consultant.

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

Investments

In fiscal 2008, the Applied Biosystems group recorded pre-tax gains of $27.6 million, $25.0 million of which was recorded in the fourth quarter of fiscal 2008, in gains on investments, net from the sales of non-strategic minority equity investments. Also in fiscal 2008, the Celera group recorded a pre-tax charge of $3.1 million in gains on investments, net for an other-than-temporary impairment of a publicly traded non-strategic minority equity investment. The impairment charge resulted from a number of factors that were assessed, including the duration of the decline in market value, the financial condition, and future prospects for the investee. In fiscal 2006, the Celera group recorded pre-tax gains of $7.6 million in gains on investments, net from the sale of non-strategic minority equity investments.

Tax items

Fiscal 2008

In the fourth quarter of fiscal 2008, the Celera group recorded a non-cash tax charge of $90.6 million to establish a valuation allowance against the Celera group’s deferred tax assets. As a result of the separation, the Celera group will no longer be a member of the Company’s consolidated return. Due to the Celera group’s post separation separate taxpayer status and history of losses, management determined that it was more likely than not that the net deferred tax assets distributed to the Celera group in conjunction with the separation will not be realized. Some of these assets are expected to expire in three to twelve years, if not used before then.

In fiscal 2008, we recorded net tax benefits of $8.9 million, primarily resulting from net benefits related to completed Internal Revenue Service (“IRS”) and foreign audits and R&D tax credits. $9.6 million of tax benefits were recorded at the Applied Biosystems group, offset by a tax charge for R&D tax credits of $0.7 million recorded at the Celera group.

Also in fiscal 2008, the Applied Biosystems group recorded tax charges of $1.8 million primarily related to the recalculation of deferred tax assets as a result of a decrease in the statutory tax rate in Germany.

Fiscal 2007

In the fourth quarter of fiscal 2007, the Applied Biosystems group recorded a net tax benefit of $6.9 million primarily related to foreign tax settlements and a reduction of foreign valuation allowances. The valuation

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

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

The Tax Relief and Health Care Act of 2006, enacted in December 2006, extended the R&D tax credit from January 1, 2006 through December 31, 2007. The Applied Biosystems group and the Celera group included the estimated benefit of the current year R&D tax credit in the fiscal 2007 estimated annual effective tax rate. In addition, the Celera group recorded a tax benefit of $1.0 million in fiscal 2007 related to the R&D tax credit generated between January 1, 2006 and June 30, 2006.

Also, in fiscal 2007, the Applied Biosystems group recorded a tax benefit of $8.8 million related to a reduction in the valuation allowance for German net operating loss carryforwards.

Fiscal 2006

In fiscal 2006, the Applied Biosystems group recorded a tax benefit of $13.5 million related to the resolution of transfer pricing matters in Japan. Additionally, the Applied Biosystems group recorded a net tax charge of $26.6 million related to repatriation of foreign earnings. Also in fiscal 2006, the Applied Biosystems group recorded tax benefits of $63.3 million related to a completed IRS exam, state valuation allowance reversal, and R&D credits. The IRS completed the audit of the Company for the fiscal years 1996 through 2003 and, as a result, the Applied Biosystems group recorded favorable adjustments of $32.2 million to existing tax liabilities. A net of federal tax $24.8 million increase in the net state deferred tax assets primarily related to a reduction in valuation allowance and the write-off of some state deferred tax assets. The reduction in the valuation allowance was due to management’s reassessment of the future realization of deferred tax assets based on revised forecasted taxable income which includes the impact of a change in the apportionment of income to California, a reduction in R&D spending, and increased revenues and profits from our worldwide operations. Also, the Company completed its assessment of fiscal years 2001 through 2004 R&D activities and, as a result, the Applied Biosystems group recorded a net benefit of $6.3 million for additional R&D credits.

Note 3—Acquisitions

Berkeley HeartLab, Inc.

In October 2007, we acquired BHL for $193.2 million in cash, including transaction costs. BHL is a cardiovascular healthcare company with a Clinical Laboratory Improvement Amendments of 1988 (“CLIA”)-certified laboratory that provides a broad portfolio of clinical laboratory tests and disease management services focused on individuals who have cardiovascular disease or lipid or metabolic disorders. We believe that the acquisition provides the Celera group with a commercial infrastructure to bring its new genetic tests to the U.S. cardiovascular market. Additionally, BHL is expected to provide opportunities for the Celera group to commercialize new tests and technologies and to gain economies of scale and improve its margins as a consequence of the vertical integration with BHL’s clinical laboratory service business. The cash expenditure for this acquisition was funded by available cash.

We allocated the purchase price of $193.2 million to tangible net assets and intangible assets as follows:

(Dollar amounts in millions)
Current assets, including deferred tax asset of $5.2	$43.5
Long-term assets	6.2
Current liabilities	(19.1)
Long-term liabilities, including deferred tax liability of ($40.7)	(45.3)

Tangible net liabilities assumed, at approximate fair value	(14.7)

Goodwill	103.0
Customer relationships	67.4
Trademark and trade name	21.8
Existing technology	14.9
Internally developed software	0.8

Total intangible assets	207.9

Total purchase price	$193.2

We are amortizing the recorded values of the intangible assets, other than the trademark and trade name, over their expected period of benefit, which on a weighted-average basis is approximately 12 years. An established client list, a recognized company name and a broad portfolio of clinical laboratory tests and disease management services focused on the secondary prevention market were among the factors that resulted in the recognition of goodwill. The goodwill, trademark and trade name are reviewed for impairment as part of our annual impairment tests. In fiscal 2008, we recorded a $5.2 million deferred tax asset, included in current assets, and a $40.7 million deferred tax liability, included in long-term liabilities, for net operating loss carryforwards and other temporary differences of BHL. The goodwill recognized is not deductible for federal income tax purposes. The net assets and results of operations of BHL have been included in our consolidated financial statements since the date of the acquisition, and have been allocated to the Celera group.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

In connection with the acquisition, we assumed $10.8 million of floating and fixed rate debt (see Note 10). As of June 30, 2008, $0.1 million of this debt remained outstanding.

Atria Genetics Inc.

Also in October 2007, we acquired substantially all of the assets of Atria for $33.3 million in cash, including transaction costs. Atria has a line of human leukocyte antigen (“HLA”) testing products that are used for identifying potential donors in the matching process for bone marrow transplantation. The acquisition provides the Celera group direct access to tissue typing products in the transplantation and bone marrow registry market. The cash expenditure for this acquisition was funded by available cash.

We allocated the purchase price of $33.3 million to tangible net assets and intangible assets as follows:

(Dollar amounts in millions)
Current assets	$0.6
Long-term assets	0.2
Current liabilities	(0.5)
Long-term liabilities	(0.2)

Tangible net assets acquired, at approximate fair value	0.1

Goodwill	10.6
Customer relationships	17.8
Trademark and trade name	2.0
Existing technology	2.7
Internally developed software	0.1

Total intangible assets	33.2

Total purchase price	$33.3

We are amortizing the recorded values of the intangible assets, other than the trademark and trade name, over their expected period of benefit, which on a weighted-average basis is approximately 12 years. The relationship with end user customers, a line of HLA testing products, core technology and an established name were among the factors that resulted in the recognition of goodwill. The goodwill, trademark and trade name are reviewed for impairment as part of our annual impairment tests. The entire amount of goodwill is deductible for federal income tax purposes. The net assets and results of operations of Atria have been included in our consolidated financial statements since the date of the acquisition, and have been allocated to the Celera group.

Pro Forma Financial Information

The following selected unaudited pro forma financial information, which includes the combined results of operations of BHL and Atria, has been prepared assuming the acquisitions had occurred at the beginning of fiscal 2007 and gives effect to purchase accounting adjustments:

(Dollar amounts in millions except per share amounts)	2008	2007
Applied Biosystems Inc.
Net revenues	$2,382.5	$2,226.0
Net income	208.5	158.0

Celera Group
Net revenues	$160.4	$136.9
Net loss, as allocated	(107.9)	(21.1)
Basic and diluted loss per share	(1.36)	(0.27)

There was no financial impact to the Applied Biosystems group related to these acquisitions.

We recorded $7.1 million in fiscal 2008 of amortization of intangible assets related to these acquisitions.

This unaudited pro forma data is for informational purposes only and may not be indicative of the actual results that would have occurred had the acquisitions been consummated at the beginning of fiscal 2007 or of the future operations of the combined companies.

Agencourt Personal Genomics

In July 2006, we acquired APG for approximately $121 million in cash, including transaction costs. At the time of the purchase, APG was a privately-held developer of next-generation genetic analysis technology. APG’s proprietary technology was based on stepwise ligation, a novel and very high throughput approach to DNA analysis.

In accordance with SFAS No. 141, “Business Combinations,” we accounted for this transaction as a purchase of assets rather than a business combination since APG did not meet the definition of a business as defined by EITF Abstracts Issue 98-3, “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business.” The key considerations impacting our accounting determination were that APG was primarily focused on research and development activities, had not commenced principal operations, and did not have products, customers or revenues. We allocated the purchase price as follows:

(Dollar amounts in millions)	Fair Value
Property, plant and equipment	$ 1.4
Intangible asset – workforce	1.5
Acquired IPR&D	114.3
Deferred tax asset	4.7
Deferred tax liability	(0.5)

Total purchase price	$121.4

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

We allocated this transaction to the Applied Biosystems group. The cash expenditure for this acquisition was funded by available cash. The estimated fair value attributed to the workforce was determined based on the estimated cost to recruit, hire, and train a workforce comparable to that in existence at APG at the time of our purchase of its assets. At the time of the acquisition, approximately 20 employees of APG became employees of the Applied Biosystems group. The recorded fair value of the workforce intangible asset is being amortized over its expected period of benefit of 3 years.

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

The instruments and reagents which were being developed are intended for very high throughput genetic analysis applications, including DNA sequencing and expression profiling. The initial instrument and reagents began generating revenue in fiscal 2008. The total project costs were approximately $29 million. The increase in costs to complete the project were offset by reductions to other planned R&D projects.

Research Products Division of Ambion, Inc.

Effective March 1, 2006, we acquired the Research Products Division of Ambion, Inc. for approximately $279 million in cash, including transaction costs. Ambion is a provider of innovative products for the study and analysis of ribonucleic acid (“RNA”) for life science research and drug development. The Ambion products are used by researchers to study RNA and its role in disease development and progression. This acquisition was intended to drive growth by enabling us to deliver more complete customer workflow solutions and by expanding the Applied Biosystems group’s consumables product offering. At the time of the acquisition, we expected that Ambion’s RNA R&D expertise, consumables manufacturing capabilities, and culture of scientific innovation will complement our existing strengths. The cash expenditure for this acquisition was funded by available cash.

We allocated the purchase price of $279.4 million to tangible net assets and intangible assets as follows:

(Dollar amounts in millions)
Current assets	$ 27.4
Long-term assets	16.0
Current liabilities	(8.2)
Long-term liabilities	(22.8)

Tangible net assets acquired, at approximate fair value	12.4

Goodwill	206.5
Customer relationships	27.1
Existing technology	24.8
Trade name	4.9
Acquired IPR&D	3.4
Purchase order backlog	0.3

Total intangible assets	267.0

Total purchase price	$279.4

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

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

The net assets and results of operations of Ambion have been included in our consolidated financial statements since the date of the acquisition, and have been allocated to the Applied Biosystems group. The following selected unaudited pro forma financial information for the Company and the Applied Biosystems group has been prepared assuming the acquisition had occurred at the beginning of fiscal 2005 and gives effect to purchase accounting adjustments:

(Dollar amounts in millions except per share amounts)	2006
Applied Biosystems Inc.
Net revenues	$1,986.5
Net income	197.2

Applied Biosystems Group
Net revenues	$1,948.3
Net income, as allocated	259.8
Basic earnings per share	1.39
Diluted earnings per share	1.35

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

Note 4—Pending Merger with Invitrogen (Unaudited)

On June 11, 2008, we entered into an Agreement and Plan of Merger with Invitrogen Corporation and Atom Acquisition, LLC, a direct wholly-owned subsidiary of Invitrogen. Pursuant to the terms and conditions of the Invitrogen Merger Agreement, we will merge with and into Atom Acquisition, with that entity continuing as the surviving entity and a direct wholly-owned subsidiary of Invitrogen. Upon completion of the transaction, Invitrogen will expand its board of directors from nine to twelve members and appoint three of our current directors to the board of Invitrogen. The parties currently expect the merger to be completed in the fall of 2008, subject to satisfactions of the conditions specified in the Merger Agreement.

Under the terms of the Invitrogen Merger Agreement, holders of Applied Biosystems stock will receive $17.10 in cash and 0.4543 shares of Invitrogen common stock for each share of Applied Biosystems stock they own. Alternatively, holders of Applied Biosystems stock may elect to receive either $38.00 in cash, or 0.8261 shares of Invitrogen common stock, for each share of Applied Biosystems stock they own, subject to proration. If the 20-day volume-weighted average price per share, or VWAP, of Invitrogen’s common stock is below $46.00 three business days prior to the close of the transaction, each holder of Applied Biosystems stock will also receive an additional cash payment of up to $2.31 with respect to each share of Invitrogen common stock it receives in the merger. The actual amount of this additional cash payment will be based on a formula set forth in the Merger Agreement, and is intended to maintain a total value of $38.00 per share of Applied Biosystems stock, for holders who are paid all or part of the merger consideration in shares of Invitrogen common stock, if the Invitrogen VWAP three business days prior to the closing is within the range of $43.69 to $46.00.

Completion of the Invitrogen merger is subject to conditions specified in the Merger Agreement, including (i) adoption of the Merger Agreement by the Company’s stockholders, (ii) Invitrogen stockholders’ approval of the issuance of shares of Invitrogen’s common stock in the merger and approval of an amendment to Invitrogen’s certificate of incorporation to increase the number of authorized shares of Invitrogen’s common stock, (iii) the effectiveness of Invitrogen’s registration statement on Form S-4 with respect to the merger and the issuance of Invitrogen’s common stock in the merger, and (iv) the receipt of approval for the European Community Merger Regulation as well as certain other foreign antitrust or competition laws.

The Merger Agreement may be terminated under certain circumstances, including, subject to the terms of the Merger Agreement, if our board of directors determines to accept an unsolicited “superior proposal” (as that term is defined in the Merger Agreement). The Merger Agreement provides that, if the Merger Agreement is terminated under certain circumstances, we or Invitrogen will be required to pay the other a termination fee of $150 million.

The Company has and is expected to continue to incur expenses in connection with the merger agreement and the transactions contemplated by the merger agreement. These expenses, including professional fees for legal and investment banking services, will be recorded by the Company in the period the expenses are incurred.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

At the effective time of the merger, each outstanding unexpired and unexercised option to purchase or acquire shares of Applied Biosystems stock, whether or not vested or subject to any performance condition that has not been satisfied, will vest and become fully exercisable and converted into an option to purchase shares of Invitrogen common stock. Additionally, each restricted share of Applied Biosystems stock and right to receive Applied Biosystems stock under a stock unit award, whether or not subject to any performance condition that has not been satisfied, will vest in full at the effective time of the merger and be converted into the right to receive the mixed consideration consisting of Invitrogen common stock and cash. The Company will be required to record a charge for any unvested options, restricted shares or stock unit awards that vest as a result of the merger in the period the merger is completed.

As the merger of Invitrogen with Applied Biosystems is expected to occur within the two year period following the Celera separation, the Celera separation may result in a tax liability. U.S. tax law provides that the Celera separation was taxable to Applied Biosystems if it was part of a plan (or series of related transactions) under which Invitrogen acquired Applied Biosystems. There is a rebuttable presumption that a separation occurring within two years of an acquisition of one of the separated parties is part of such a plan. The Company believes that the facts and circumstances support the conclusion that the two transactions are separate and distinct events from each other and therefore the merger should not cause the Celera separation to be taxable to Applied Biosystems. However, the IRS may challenge the tax free treatment of Applied Biosystems in the Celera separation. As measured in accordance with the principles of FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement

No. 109,” the estimated potential tax exposure as a result of the Celera separation could be $50 million. The amount of any reserve ultimately required will depend on a determination of the potential taxable gain on the Celera separation, an assessment of the facts and circumstances surrounding the Celera separation and the events following the Celera separation, including transactions entered into by either Applied Biosystems or Celera.

Note 5—Income Taxes

Income before income taxes from continuing operations for fiscal 2008, 2007, and 2006 is summarized below:

(Dollar amounts in millions)	2008	2007	2006
Domestic*	$253.9	$ 95.0	$ 61.0
Foreign	177.2	128.2	154.2

Total	$431.1	$223.2	$215.2

*	U.S. and foreign entities includable in U.S. returns.

Our provision (benefit) for income taxes from continuing operations for fiscal 2008, 2007, and 2006 consisted of the following:

(Dollar amounts in millions)	2008	2007	2006
Currently Payable
Domestic	$ 21.4	$ 33.9	$ 8.0
State	0.7	2.8	2.1
Foreign	37.1	31.5	35.3

Total currently payable	59.2	68.2	45.4

Deferred
Domestic	152.3	32.5	5.3
State	4.9	2.0	(46.9)
Foreign	0.9	(30.2)	(1.1)

Total deferred	158.1	4.3	(42.7)

Total provision for income taxes	$217.3	$ 72.5	$ 2.7

A reconciliation of the federal statutory tax rate to the Company’s, the Applied Biosystems group’s and the Celera group’s tax rate on continuing operations for fiscal 2008, 2007, and 2006 is set forth in the following table:

	Applied Biosystems Group			Celera Group			Consolidated
(Dollar amounts in millions)	2008	2007	2006	2008	2007	2006	2008	2007	2006
Federal statutory rate	35%	35%	35%	35%	35%	35%	35%	35%	35%

Tax at federal statutory rate	$156.0	$ 90.6	$111.0	$ (5.0)	$(12.3)	$(35.7)	$150.9	$ 78.1	$ 75.3
State income taxes (net of federal benefit)	3.5	2.7	2.6	0.1	0.4	0.4	3.6	3.1	3.0
Effect on income taxes from Singapore operations	(16.4)	(13.3)	(12.5)				(16.4)	(13.3)	(12.5)
Effect on income taxes from other foreign operations	(3.3)	(6.4)	16.0				(3.3)	(6.4)	16.0
Effect on income taxes from U.S. export and manufacturing incentives	(5.9)	(4.5)	(5.0)				(5.9)	(4.5)	(5.0)
Goodwill and intangibles		40.3	1.6		(0.9)	(0.9)		39.4	0.7
R&D tax credit	(5.1)	(0.8)	(6.3)	0.3	(2.9)	(3.4)	(4.8)	(3.7)	(9.7)
Valuation allowance		(21.1)	(22.2)	90.6			90.6	(21.1)	(22.2)
Tax settlements	(3.0)	(1.5)	(45.7)				(3.0)	(1.5)	(45.7)
Other	3.2	2.1	2.6	2.4	0.3	0.2	5.6	2.4	2.8

Total provision (benefit) for income taxes from continuing operations	$129.0	$ 88.1	$ 42.1	$88.4	$(15.4)	$(39.4)	$217.3	$ 72.5	$ 2.7

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

In fiscal 2008, we recorded a net tax charge of $83.5 million, comprised of $7.8 million in tax benefits recorded at the Applied Biosystems group, offset by a tax charge of $91.3 million recorded at the Celera group. The net charge of $83.5 million resulted from the establishment of a $90.6 million valuation allowance on the Celera group’s federal deferred assets, net benefits of $8.9 million related to completed IRS and foreign audits, as well as a tax charge of $1.8 million primarily related to the recalculation of deferred tax assets as a result of a decrease in the statutory tax rate in Germany.

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

We have two tax exemption grants for our manufacturing operations in Singapore. One grant expired on August 14, 2007, and the other grant expires after fiscal year 2014. The Singapore tax exemptions benefited fully diluted earnings per share by $0.09 for fiscal 2008, $0.07 for fiscal 2007, and $0.06 for fiscal 2006.

For fiscal 2008, we have not provided deferred taxes on $262.9 million of undistributed earnings of foreign subsidiaries, as it is our plan to indefinitely reinvest these earnings in our foreign subsidiaries. However, from time to time we repatriate a portion of earnings to the extent that we will not incur a material additional U.S. tax liability. Quantification of the deferred tax liability, if any, associated with indefinitely reinvested earnings is not practicable.

Significant components of deferred tax assets and liabilities at June 30 are summarized below:

(Dollar amounts in millions)	2008	2007
Deferred Tax Assets
Depreciation	$32.8	$21.0
Inventories	38.7	28.2
Pension and postretirement benefits	34.6	44.0
Unrealized losses on investments	2.4	2.2
Other accruals	68.6	57.1
Tax credit and loss carryforwards	76.9	151.6
Capitalized R&D expense	228.9	241.9
State taxes, net of federal benefit*	30.8	22.7

Subtotal	513.7	568.7
Valuation allowance	(124.9)	(26.5)

Total deferred tax assets	388.8	542.2

Deferred Tax Liabilities
Other accruals	0.4	15.5
Intangible assets	53.3	18.0

Total deferred tax liabilities	53.7	33.5

Total deferred tax assets, net	$335.1	$508.7

*	Represents state tax deferred assets not included in the above categories.

We have U.S. federal loss carryforwards as a result of various acquisitions of approximately $90.6 million that will expire between fiscal 2013 and 2023. The Internal Revenue Code has limited the amount of acquired net operating loss carryforwards that can be used annually to offset future taxable income as a result of these acquisitions. We do not anticipate that any of these loss carryforwards will expire due to Internal Revenue Code limitations. We also have U.S. federal minimum tax credit carryforwards of $1.1 million with no expiration date, and loss carryforwards of approximately $53.1 million in various foreign countries with varying expiration dates.

Our worldwide valuation allowance of $124.9 million at June 30, 2008, is detailed in the following table. The valuation allowance increased by $98.4 million in fiscal 2008, primarily due to the establishment of a valuation allowance against the net deferred assets of the Celera group, as well as changes to the state and foreign valuation allowances. At June 30, 2007, our valuation allowance was $26.5 million, which consisted of $22.7 million related to state deferred tax assets and $3.8 million related to foreign tax losses. In fiscal 2007, the valuation allowance decreased by $21.1 million primarily due to the release of a portion of the foreign valuation allowance. Changes in business operations allowed us to determine that we would more likely than not be able to realize our deferred tax assets in U.S. foreign tax credits as well as German and Brazilian net operating loss carryforwards and we therefore released the valuation allowance on those assets.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Our deferred tax assets include benefits expected from the utilization of net operating losses and credit carryforwards in the future. The following table identifies the various deferred tax asset components and the related allowances that existed at June 30, 2008. Due to time limitations on the ability to realize the benefit of the carryforwards, additional portions of these deferred tax assets may become unrealizable in the future.

(Dollar amounts in millions)	Deferred Tax Asset	Valuation Allowance	Net Deferred Tax Asset	Carryforward Period	Earliest Fiscal Year of Expiration
Federal
Net operating losses	$ 31.7	$ 31.7	$ —	15 – 20 Years	2013
R&D tax credits	5.2	5.2		15 – 20 Years	2013
Other tax credits	1.1		1.1	Unlimited
Temporary differences	334.9	53.7	281.2

Total federal	372.9	90.6	282.3

State
Net operating losses	5.8	4.9	0.9	Various	2009
Tax credits	28.5	6.5	22.0	Unlimited
Temporary differences	18.7	19.4	(0.7)

Total state	53.0	30.8	22.2

Foreign
Net operating losses	24.6	3.5	21.1	Unlimited
Other non-U.S. temporary differences	9.5		9.5

Total foreign	34.1	3.5	30.6

Total	$460.0	$124.9	$335.1

We adopted the provisions of FIN 48 and FIN 48-1, “Definition of Settlement in FASB Interpretation No 48” on July 1, 2007. FIN 48 addresses the recognition and measurement of uncertain income tax positions using a “more-likely-than-not” threshold and also requires enhanced disclosures in the financial statements. FIN 48-1 amends FIN 48 to provide guidance on how companies should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits.

As a result of our adoption of FIN 48, we recognized a $34.0 million increase in our fiscal 2008 beginning retained earnings relating to our uncertain tax positions. The total amount of unrecognized tax benefits at July 1, 2007 was $67.9 million, of which $33.3 million would affect the effective tax rate if recognized. We recognize interest and penalties related to uncertain tax positions in our provision for income taxes. During the year ended June 30, 2008, we charged approximately $0.9 million in interest. We had approximately $1.0 million for the payment of interest and penalties accrued at June 30, 2008. Although our tax filings are under continual examination by the tax authorities and we regularly assess our tax uncertainties, tax examinations are inherently uncertain.

During fiscal 2008, the IRS completed its audit of our fiscal years 2001 through 2005. The net decrease in our unrecognized tax benefits of $36.3 million was primarily related to the completion of the IRS audit as well as foreign audits. As a result, at June 30, 2008, the total amount of unrecognized tax benefits was $31.6 million, of which $20.0 million would affect the effective tax rate, if recognized. The impact to our cash flow was immaterial. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(Dollar amounts in millions)
Unrecognized income tax benefits at July 1, 2007	$67.9
Decreases from prior period positions	(43.1)
Increases from current period positions	6.8

Unrecognized income tax benefits at June 30, 2008	$31.6

The U.S. statutes of limitation are open for the fiscal tax years 2004 forward. Our major foreign jurisdictions are subject to examination for the tax years 2002 forward. Due to the complex and uncertain examination process, the resolution of such examinations could have a material impact on our results of operations.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Note 6—Retirement and Other Benefits

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

As of June 30, 2007, we adopted the provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and recognize changes in the funded status in the year in which the changes occur through comprehensive income. We use a June 30 measurement date for our pension and postretirement benefit plans. The impact of applying SFAS No. 158 to our balance sheet as of June 30, 2007 was to reduce our stockholder’s equity by $51.7 million.

The components of net pension and postretirement benefit expenses for fiscal 2008, 2007, and 2006 are set forth in the following table:

	Pension			Postretirement
(Dollar amounts in millions)	2008	2007	2006	2008	2007	2006
Service cost	$3.8	$3.5	$3.2	$0.2	$0.2	$0.2
Interest cost	45.6	43.9	36.6	3.5	3.6	3.2
Expected return on plan assets	(49.0)	(46.7)	(39.2)
Amortization of prior service cost	1.0	0.8	0.2
Amortization of (gains) losses	2.6	5.1	9.0		(0.3)	0.1
Special termination benefits and other	0.5	(0.3)	0.1

Net periodic expense	$4.5	$6.3	$9.9	$3.7	$3.5	$3.5

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income:
Actuarial (gains) losses	$23.6	$—	$—	$(0.9)	$—	$—
Amortization of prior service cost	(1.0)
Amortization of losses	(2.6)

Total recognized in other comprehensive income*	$20.0	$—	$—	$(0.9)	$—	$—

Total Recognized in Net Periodic Expense and Other Comprehensive Income	$24.5	$6.3	$9.9	$2.8	$3.5	$3.5

*	Amounts represent the pre-tax effect included within other comprehensive income. The net of tax amounts are included within the Consolidated Statements of Stockholders’ Equity.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

The following weighted-average actuarial assumptions were used for the pension and postretirement plans for the fiscal years ended June 30:

	Domestic Plans			Foreign Plans
	2008	2007	2006	2008	2007	2006
Discount rate used to determine benefit obligation:
Pension	6.50%	6.25%	6.50%	2.25-6.25%	2.00-5.25%	2.25-4.75%
Postretirement	6.25%	6.00%	6.25%
Discount rate used to determine net benefit cost:
Pension	6.25%	6.50%	5.25%	2.00-5.25%	2.25-4.75%	1.75-4.75%
Postretirement	6.00%	6.25%	5.00%
Compensation increase	—%	—%	—%	1.75-3.25%	1.75-3.50%	1.15-3.50%
Expected rate of return*	6.25-8.50%	6.50-8.50%	5.25-8.50%	2.75-5.00%	1.00-4.25%	1.00-4.25%

*	6.50%-8.50% for domestic pension plan for fiscal 2009.

The following tables set forth the changes in the benefit obligations and the plan assets, the funded status of the plans, and the amounts recorded in our Consolidated Statements of Financial Position at June 30:

	Pension		Postretirement
(Dollar amounts in millions)	2008	2007	2008	2007
Change in Benefit Obligation
Benefit obligation, beginning of year	$750.6	$700.5	$59.4	$59.5
Service cost	3.8	3.5	0.2	0.2
Interest cost	45.6	43.9	3.5	3.6
Participants’ contributions	0.4	0.4	2.0	2.0
Benefits paid	(47.0)	(42.7)	(7.7)	(8.5)
Actuarial (gain) loss	(7.4)	13.8	(0.8)	1.3
Variable annuity unit value change	(38.1)	31.7
Foreign currency translation and other	9.3	(0.5)	1.2	1.3

Benefit obligation	$717.2	$750.6	$57.8	$59.4

Change in Plan Assets
Fair value of plan assets, beginning of year	$728.4	$672.4	$—	$—
Actual return on plan assets	(21.2)	95.6
Participants’ contributions	0.5	0.4	2.0	2.0
Company contributions	2.7	2.8	4.5	5.1
Benefits paid	(45.3)	(42.0)	(6.5)	(7.1)
Foreign currency translation and other	3.5	(0.8)

Fair value of plan assets	$668.6	$728.4	$—	$—

Funded Status	$(48.6)	$(22.2)	$(57.8)	$(59.4)

Amounts Recognized in the Consolidated Statements of Financial Position
Other long-term assets	$20.9	$38.6	$—	$—
Accrued benefit liability	(1.5)	(1.4)	(5.4)	(5.4)
Other long-term liabilities	(68.0)	(59.4)	(52.4)	(54.0)

Net amount recognized	$(48.6)	$(22.2)	$(57.8)	$(59.4)

Supplemental Information
Accumulated benefit obligation	$705.2	$742.8	$57.8	$59.4

Selected Information for Plans with Accumulated Benefit Obligations in Excess of Plan Assets
Accumulated benefit obligation	$689.7	$729.7	$57.8	$59.4
Projected benefit obligation	699.0 *	734.4 **	57.8	59.4
Fair value of plan assets	642.9	708.7

*	Included $44.1 million related to the U.S. nonqualified plans at June 30, 2008.
**	Included $40.1 million related to the U.S. nonqualified plans at June 30, 2007.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

The components of the amount recognized in accumulated other comprehensive income at June 30 and the amounts in accumulated other comprehensive income expected to be amortized into fiscal 2009 net periodic benefit expense are as follows:

	Pension		Postretirement
(Dollar amounts in millions)	2008	2007	2008	2007
Components of Accumulated Other Comprehensive (Income) Loss
Prior service cost	$5.9	$6.9	$—	$—
Transition obligation	0.6	0.6
Actuarial (gains) losses	118.3	97.3	(6.3)	(5.4)

Total	$124.8	$104.8	$(6.3)	$(5.4)

Amounts Expected to be Amortized into Fiscal 2009 Net Periodic Benefit Expense
Prior service cost	$1.0		$—
Actuarial (gains) losses	2.0		(0.2)

Total	$3.0		$(0.2)

Our domestic pension plan weighted-average target range for fiscal 2008 and actual domestic and foreign pension plan asset allocation at June 30, 2008 and 2007 are as follows:

	Domestic Plan			Foreign Plans
	Percentage of Plan Assets		Target Range	Percentage of Plan Assets
	2008	2007	2008	2008	2007
Equity securities	41%	44%	39 – 47%	12%	12%
Fixed income securities	28%	25%	23 – 31%	83%	83%
Global balanced strategies (a)	15%	15%	12 – 18%
Hedge funds	15%	15%	12 – 18%
Cash and other	1%	1%	0 – 10%	5%	5%

Total	100%	100%		100%	100%

(a)

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

For postretirement benefits measurement purposes, a 8.8% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for plan year 2009, gradually reducing to 6.0% in 2015 and thereafter. A one percentage-point change in assumed healthcare cost trend rates would have the following effects:

(Dollar amounts in millions)	One Percentage- Point Increase	One Percentage- Point Decrease
Effect on the total of service and interest cost components	$0.3	$(0.2)
Effect on postretirement benefit obligation	4.3	(3.8)

Our estimated future employer contributions, gross expected benefit payments, and gross amount of annual Medicare Part D federal subsidy expected to be received at June 30, 2008, are as follows:

(Dollar amounts in millions)	Pension	Postretirement
Employer Contributions
2009	$ 2.9	$5.6

Expected Benefit Payments
2009	$ 46.2	$6.6
2010	65.2	6.6
2011	47.0	6.7
2012	51.0	6.7
2013	62.0	6.6
2014 and thereafter	253.3	30.6

Expected Federal Subsidy Receipts
2009		$1.0
2010		1.0
2011		1.1
2012		1.2
2013		1.2
2014 and thereafter		5.9

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

We do not generally fund pension plans when our contributions would not be tax deductible. In both fiscal 2008 and 2007, we made contributions of approximately $3 million to our foreign pension plans and to our nonqualified supplemental U.S. benefit plans to cover the amount of benefits to be paid during the fiscal year. In fiscal 2006, we made voluntary contributions of approximately $31 million to our pension plans, the majority of which was to the qualified U.S. plan in order to reduce the amount by which the U.S. plan was underfunded. As a result of better than expected investment returns and a higher discount rate, our qualified U.S. pension plan was overfunded by approximately $13 million as of June 30, 2008, and $35 million as of June 30, 2007. Based on the level of our contributions to the U.S. pension plan during previous fiscal years, we do not expect to have to fund our U.S. pension plan in fiscal 2009 in order to meet minimum statutory funding requirements.

Savings Plans

We provide a 401(k) savings plan for domestic employees with a dollar-for-dollar matching of up to 6% for savings plan participants. Our contributions to this plan, net of plan forfeitures, were $16.5 million for fiscal 2008, $15.8 million for fiscal 2007, and $14.5 million for fiscal 2006. We recorded expenses for foreign defined contribution plans of $5.0 million in fiscal 2008, $3.7 million in fiscal 2007, and $3.2 million in fiscal 2006.

Postemployment Benefits

We provide some postemployment benefits to eligible employees, which generally include severance and outplacement costs, disability, and medical-related costs paid after employment but before retirement.

Note 7—Stockholders’ Equity

Capital Stock

We have two classes of common stock: Applied Biosystems stock and Celera stock. These two classes of stock, sometimes referred to as “tracking” stocks, were intended to ‘track” or reflect the relative performance of the Applied Biosystems group and the Celera group, respectively. There was no single security that represented the performance of the Company as a whole. The Applied Biosystems group and the Celera group were not separate legal entities, and holders of Applied Biosystems stock and holders of Celera stock were all stockholders of the Company. As a result, holders of these stocks were subject to all of the risks associated with an investment in the Company and all of its businesses, assets, and liabilities.

On July 1, 2008, we completed the separation of all the business, assets, and liabilities of the Celera group into an independent publicly-traded company as discussed in Note 1. As a result of the separation, no shares of Celera stock remain outstanding, and we no longer operate under the former tracking stock structure.

At June 30, 2008 and 2007, we had one billion authorized shares of a class of common stock designated as Applied Biosystems Group Common Stock, 225 million authorized shares of a class of common stock designated as Celera Group Common Stock, and 10 million authorized shares of preferred stock. Of the 10 million authorized shares of preferred stock, we previously designated 80,000 shares of two series of participating junior preferred stock in connection with our Stockholder Protection Rights Agreement described below.

Treasury Stock

We have in the past repurchased shares of Applied Biosystems stock and Celera stock. We may in the future repurchase shares of Applied Biosystems stock. However, under the terms of the merger agreement with Invitrogen, we are generally prohibited from repurchasing any shares of Applied Biosystems stock without the prior agreement of Invitrogen.

In April 2007, we announced that our board of directors authorized the repurchase of up to an additional 10% of the outstanding shares of Applied Biosystems stock. Subsequently, on August 8, 2007, we announced that our board of directors increased this authorization to $1.2 billion, which at market prices on that date represented approximately 20% of the outstanding shares of Applied Biosystems stock, or double the authorization prior to the increase. In accordance with this authorization, we entered into an agreement with Morgan Stanley & Co. Incorporated in August 2007 for the accelerated repurchase of $600 million of Applied Biosystems stock. During the first quarter of fiscal 2008, we paid Morgan Stanley approximately $602 million for this transaction, of which $275 million was funded by loans payable and the balance with cash. In October 2007, 16 million shares were delivered to us under this agreement. In January 2008, Morgan Stanley exercised its option to settle the accelerated share repurchase transaction prior to its maturity and delivered to us an additional 1.9 million shares of Applied Biosystems stock, which supplements the shares that were received in October 2007.

Repurchases have also been made under standing resolutions of our board of directors to replenish shares of Applied Biosystems stock and Celera stock issued under our various stock plans. These resolutions, which have no time restrictions, delegate authority to management to purchase shares from time to time at price levels it deems appropriate through open market or negotiated purchases.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

The following table provides transactions relating to our two classes of common stocks:

	Applied Biosystems Stock		Celera Stock
(Shares in millions)	Issued Shares	Treasury Stock Shares	Issued Shares
Balance at June 30, 2006	213.2	31.8	77.3
Purchases of shares for treasury stock		5.2
Issuances of shares under stock plans	0.1	(6.1)	1.7

Balance at June 30, 2007	213.3	30.9	79.0
Purchases of shares for treasury stock		17.9
Issuances of shares under stock plans	0.1	(4.4)	1.0

Balance at June 30, 2008	213.4	44.4	80.0

Stockholder Protection Rights Agreement

In connection with our recapitalization in 1999, we adopted a Stockholder Protection Rights Agreement (the “Rights Agreement”) to protect stockholders against abusive takeover tactics. The Rights Agreement provides for the issuance of one right for every four shares of Applied Biosystems stock (an “Applied Biosystems Right”), which will allow holders to purchase one-thousandth of a share of our Series A participating junior preferred stock at a purchase price of $425, subject to adjustment (the “Series A Purchase Price”), and one right for every two shares of Celera stock (an “Celera Right”), which will allow holders to purchase one-thousandth of a share of our Series B participating junior preferred stock at a purchase price of $125, subject to adjustment (the “Series B Purchase Price”).

An Applied Biosystems Right or an Celera Right will be exercisable only if a person or group (“Acquiring Person”): (a) acquires 15% or more of the shares of Applied Biosystems stock then outstanding or 15% or more of the shares of Celera stock then outstanding or (b) commences a tender offer that would result in such person or group owning such number of shares.

If any person or group becomes an Acquiring Person, each Applied Biosystems Right and each Celera Right will entitle its holder to purchase, for the Series A Purchase Price or the Series B Purchase Price, as applicable, a number of shares of the related class of our common stock having a market value equal to twice such purchase price.

If following the time a person or group becomes an Acquiring Person, we are acquired in a merger or other business combination transaction and we are not the surviving corporation; any person consolidates or merges with us and all or part of the common stock is converted or exchanged for securities, cash, or property of any other person; or 50% or more of our assets or earnings power is sold or transferred, each Applied Biosystems Right and each Celera Right will entitle its holder to purchase, for the Series A Purchase Price or Series B Purchase Price, as applicable, a number of shares of common stock of the surviving entity in any such merger, consolidation, or business combination or the purchaser in any such sale or transfer having a market value equal to twice the Series A Purchase Price or Series B Purchase Price.

The rights are redeemable at our option at one cent per right prior to a person or group becoming an Acquiring Person.

In connection with the signing of the merger agreement with Invitrogen, the Company amended the Rights Agreement to provide that the merger will not result in the grant of rights to any person under the Rights Agreement or enable, require, or cause any Applied Biosystems Right to be exercised, distributed, or triggered under the Rights Agreement.

Note 8—Share–Based Compensation

Share-Based Plans

As discussed in Note 1, we adopted the fair value recognition provisions for share-based plans using the modified prospective transition method provided by SFAS No. 123R. As of June 30, 2008, approximately 9.0 million shares of Applied Biosystems stock and 5.5 million shares of Celera stock were available for the grant of awards under our share-based plans. We settle share-based exercises primarily with treasury shares. The summary below describes our share-based plans.

1999 Stock Incentive Plans

Our stockholders first approved the Applied Biosystems Group 1999 Amended and Restated Stock Incentive Plan (the “Applied Biosystems Group Plan”) and the Celera Group 1999 Amended and Restated Stock Incentive Plan (the “Celera Group Plan”) in April 1999. The Applied Biosystems Group Plan authorizes grants of Applied Biosystems stock options, restricted stock units, and other equity awards. The Celera Group Plan authorizes grants of Celera stock options, restricted stock units, and other equity awards. Directors, officers, key employees, and consultants with responsibilities involving both the Applied Biosystems group and the Celera group may be granted awards under both incentive plans in a manner which reflects their responsibilities. Our board of directors believes that granting awards tied to the performance of the group in which the participants work and, in some cases the other group, is in the best interests of both the Company and its stockholders.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Stock Options

Options granted to our employees allow them to purchase shares of Applied Biosystems stock and Celera stock under the terms of the plans under which they were issued. In addition, members of our board of directors receive stock options for their service on our board. Our stock options are issued at their fair market value at grant date. Most options vest equally over a four-year service period and expire ten years from the grant date.

The following tables summarize option activity under our share-based plans for the fiscal years ended June 30:

	Applied Biosystems Stock
	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (In millions)
Outstanding at June 30, 2005	35,348,668	$31.04
Granted	965,250	25.44
Exercised	(7,149,474)	19.07
Cancelled	(2,532,788)	48.84

Outstanding at June 30, 2006	26,631,656	32.40	5.56	$246.9
Granted	1,937,450	33.81
Exercised	(5,609,142)	20.22
Cancelled	(595,537)	63.98

Outstanding at June 30, 2007	22,364,427	34.74	4.99	149.7
Granted	389,600	33.30
Exercised	(3,836,114)	20.33
Cancelled	(687,293)	50.27

Outstanding at June 30, 2008	18,230,620	37.15	4.24	$146.3
Vested and expected to vest at June 30, 2006*	26,447,180	32.45	5.54	245.6
Vested and expected to vest at June 30, 2007*	21,774,499	34.83	4.87	148.7
Vested and expected to vest at June 30, 2008*	18,020,894	37.20	4.19	145.9
Exercisable at June 30, 2006	25,563,223	32.57	5.40	238.8
Exercisable at June 30, 2007	19,849,434	35.14	4.44	146.0
Exercisable at June 30, 2008	16,331,720	37.73	3.74	142.4

*	The expected to vest amount represents the unvested options as of June 30, 2008, 2007, and 2006 less estimated forfeitures.

	Celera Stock
	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (In millions)
Outstanding at June 30, 2005	10,412,800	$19.09
Granted	80,300	11.51
Exercised	(1,317,061)	9.63
Cancelled	(1,273,845)	39.79

Outstanding at June 30, 2006	7,902,194	17.44	5.34	$ 20.5
Granted	898,000	15.10
Exercised	(1,400,838)	9.23
Cancelled	(485,946)	28.02

Outstanding at June 30, 2007	6,913,410	18.05	4.88	13.1
Granted	212,900	14.98
Exercised	(676,651)	8.77
Cancelled	(268,128)	32.87

Outstanding at June 30, 2008	6,181,531	18.32	4.24	$ 7.1
Vested and expected to vest at June 30, 2006*	7,889,686	17.45	5.33	20.5
Vested and expected to vest at June 30, 2007*	6,704,416	18.15	4.74	13.1
Vested and expected to vest at June 30, 2008*	6,072,186	18.38	4.17	7.1
Exercisable at June 30, 2006	7,834,457	17.43	5.30	20.4
Exercisable at June 30, 2007	5,981,748	18.53	4.16	13.0
Exercisable at June 30, 2008	5,303,531	18.87	3.50	7.1

*	The expected to vest amount represents the unvested options as of June 30, 2008, 2007, and 2006 less estimated forfeitures.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

The following tables summarize information regarding options outstanding and exercisable at June 30, 2008:

(Option prices per share)	Number of Options	Weighted- Average Exercise Price
Applied Biosystems Stock
Options Outstanding
$15.54 – $ 18.91	2,304,723	$15.80
$19.15 – $ 20.42	1,894,787	20.11
$20.66 – $ 25.58	6,091,667	22.72
$26.62 – $ 35.99	4,169,523	30.69
$36.04 – $108.31	3,769,920	89.23

Options Exercisable
$15.54 – $ 18.91	2,304,723	$15.80
$19.15 – $ 20.42	1,859,749	20.13
$20.66 – $ 25.58	5,965,693	22.71
$26.62 – $ 35.99	2,464,135	29.09
$36.04 – $108.31	3,737,420	89.68

(Option prices per share)	Number of Options	Weighted- Average Exercise Price
Celera Stock
Options Outstanding
$ 5.80 – $ 9.13	1,952,328	$ 8.70
$10.16 – $ 11.31	1,551,102	10.46
$11.44 – $ 18.90	1,736,549	15.89
$19.48 – $132.63	941,552	55.68

Options Exercisable
$ 5.80 – $ 9.13	1,952,328	$ 8.70
$10.16 – $ 11.31	1,549,351	10.46
$11.44 – $ 18.90	860,300	16.77
$19.48 – $132.63	941,552	55.68

Restricted Stock Units

In fiscal 2006, we started granting restricted stock units to employees. These units represent rights to receive a share of the corresponding class of common stock on satisfaction of the applicable vesting conditions. The fair value of the units is determined and fixed on the grant date based on the applicable class of common stock. Restricted stock units with service conditions vest in four equal annual installments. Restricted stock units with performance conditions vest in various increments following the end of our fiscal year based on the terms of the awards and attainment of performance targets. At grant date, we make an initial assessment of which performance targets will be met. During the performance period we continue to monitor whether our initial assessment is still valid and we adjust our accruals if it becomes apparent that a different target level is more likely to be achieved. By the end of the requisite period, compensation cost is recognized to the extent the performance target is ultimately achieved. The following tables summarize restricted stock unit activity under our share-based plans for the fiscal years ended June 30:

	Applied Biosystems Stock
	Number of Units	Weighted-Average Grant-Date Fair Value	Weighted-Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (In millions)
Outstanding at June 30, 2005		$ —
Granted	1,187,173	26.78
Vested	(141,675)	26.62
Cancelled	(56,545)	26.62

Outstanding at June 30, 2006	988,953	26.81	1.77	$ 32.0
Granted	603,825	34.40
Vested	(240,779)	26.63
Cancelled	(164,686)	28.62

Outstanding at June 30, 2007	1,187,313	30.45	1.63	36.4
Granted	1,219,727	33.10
Vested	(448,752)	33.49
Cancelled	(172,356)	30.31

Outstanding at June 30, 2008	1,785,932	31.51	1.63	$ 60.0
Vested and expected to vest at June 30, 2006*	946,157	26.81	1.64	30.5
Vested and expected to vest at June 30, 2007*	997,315	30.15	1.50	30.6
Vested and expected to vest at June 30, 2008*	1,707,541	31.89	1.60	57.3

*	The expected to vest amount represents the unvested restricted stock units as of June 30, 2008, 2007, and 2006 less estimated forfeitures.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

	Celera Stock
	Number of Units	Weighted-Average Grant-Date Fair Value	Weighted-Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (In millions)
Outstanding at June 30, 2005		$ —
Granted	461,470	11.41
Cancelled	(2,375)	12.67

Outstanding at June 30, 2006	459,095	11.41	2.46	$ 5.9
Granted	208,085	15.05
Vested	(82,770)	12.02
Cancelled	(18,779)	12.52

Outstanding at June 30, 2007	565,631	12.62	1.78	7.0
Granted	988,595	13.88
Vested	(244,130)	13.37
Cancelled	(121,219)	13.75

Outstanding at June 30, 2008	1,188.877	11.44	1.46	$13.8
Vested and expected to vest at June 30, 2006*	355,844	11.41	2.37	4.6
Vested and expected to vest at June 30, 2007*	465,162	12.57	1.66	5.8
Vested and expected to vest at June 30, 2008*	1,183,048	13.77	1.47	13.6

*	The expected to vest amount represents the unvested restricted stock units as of June 30, 2008, 2007, and 2006 less estimated forfeitures.

As of June 30, 2008, we had $64.2 million of total unrecognized compensation costs related to nonvested awards and restricted stock units that are expected to be recognized over a weighted average period of approximately two years.

Employee Stock Purchase Plans

Our employee stock purchase plans offer U.S. and some non-U.S. employees the right to purchase shares of Applied Biosystems stock and/or Celera stock. Employees are eligible to participate through payroll deductions of up to 10% of their compensation. In the U.S., shares are purchased at 85% of the lower of the average market price at the beginning or the end of each three-month offering period. Provisions of the plan for employees in countries outside the U.S. vary according to local practice and regulations. Under the provisions of SFAS No. 123R, we recorded expense under these stock purchase plans of $2.7 million in fiscal 2008, $2.6 million in fiscal 2007, and $2.2 million in fiscal 2006. The following table presents shares issued under the employee stock purchase plans for the fiscal years ended June 30:

(Shares in thousands)	2008	2007	2006
Applied Biosystems stock	328	322	334
Celera stock	248	242	335

In connection with the proposed merger with Invitrogen, we have discontinued new offerings under the Employee Stock Purchase Plan.

Director Stock Purchase and Deferred Compensation Plan

We have a Director Stock Purchase and Deferred Compensation Plan that permits our non-employee directors to apply all or a portion of their annual retainer and other board fees to the purchase of common stock. Purchases of Applied Biosystems stock and Celera stock are made in a ratio approximately equal to the number of shares of Applied Biosystems stock and Celera stock outstanding. The purchase price is the fair market value on the date the retainer is earned. At June 30, 2008, we had 81,418 shares of Applied Biosystems stock and 26,821 shares of Celera stock that have been deferred under our 1993 Director Stock Purchase and Deferred Compensation Plan and are treated as vested stock units for accounting purposes. At June 30, 2008, we had approximately 288,000 shares of Applied Biosystems stock and approximately 68,000 shares of Celera stock available for issuance under this plan.

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

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

The following table summarizes nonvested share activity under our share-based plans during the fiscal years ended June 30:

	Applied Biosystems Stock		Celera Stock
	Number of Shares	Weighted-Average Grant Date Fair Value	Number of Shares	Weighted-Average Grant Date Fair Value
Nonvested at June 30, 2005	209,448	$20.98	60,834	$10.42
Granted	23,400	23.25	9,000	11.78
Vested	(143,782)	21.10	(53,112)	10.40
Nonvested at June 30, 2006	89,066	$21.47	16,722	$11.20
Granted	259,335	31.68	110,115	14.02
Vested	(141,461)	29.08	(50,427)	13.45
Cancelled	(16,250)	21.02

Nonvested at June 30, 2007	190,690	$29.75	76,410	$13.78
Granted	26,000	35.51	10,000	12.73
Vested	(107,045)	31.41	(42,705)	14.09

Nonvested at June 30, 2008	109,645	$29.49	43,705	$13.24

The total fair value of shares that vested during fiscal 2008 was $4.0 million.

Performance Unit Bonus Plan

We adopted a Performance Unit Bonus Plan in fiscal 1997. This plan authorizes a performance unit bonus pool that is tied to the grant of corresponding options under our Applied Biosystems Group Plan and our Celera Group Plan. Performance units granted under the plan represent the right to receive cash from us at a specified date in the future. The amount of the payment for each grant is determined on the date of grant. Performance units can be granted in relation to Applied Biosystems stock or Celera stock. The performance units vest when the applicable class of common stock reaches and maintains specified price levels, based on its moving average price, for a specified period.

We did not grant any performance units in fiscal 2008, 2007, or 2006. As a result of performance targets being achieved in each fiscal year, we recognized compensation expense of $1.6 million in fiscal 2008, $2.0 million in fiscal 2007, and $0.7 million in fiscal 2006.

Note 9—Additional Information

Selected Accounts

The following table provides the major components of selected accounts of the Consolidated Statements of Financial Position at June 30:

(Dollar amounts in millions)	2008	2007
Other Long-Term Assets
Noncurrent deferred tax asset, net	$313.8	$499.1
Investment in unconsolidated subs	25.1	35.1
Prepaid pension benefit cost	20.9	38.6
Other	90.9	62.3

Total other long-term assets	$450.7	$635.1

Other Accrued Expenses
Deferred revenues	$128.1	$107.9
Royalties	38.3	35.6
Other	158.9	126.1

Total other accrued expenses	$325.3	$269.6

Other Long-Term Liabilities
Accrued postretirement benefits	$52.4	$56.3
Accrued pension benefits	68.0	59.4
Deferred compensation	34.0	35.6
Other	89.4	62.0

Total other long-term liabilities	$243.8	$213.3

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Assets Held for Sale

In connection with the Celera group’s decision to exit its small molecule drug discovery and development programs as discussed in Note 2, the Celera group decided to pursue the sale of its South San Francisco, California facility. As a result of this decision, in fiscal 2006, we reclassified $11.5 million of property, plant and equipment into assets held for sale, which is classified in other current assets in our Consolidated Statements of Financial Position, and recorded a $5.8 million pre-tax charge that represented the write-down of the carrying amount of this facility to its then estimated market value less estimated selling costs. In fiscal 2007, we recorded an additional $6.8 million pre-tax charge for the facility. In the fourth quarter of fiscal 2008, we recorded an additional $0.3 million pre-tax charge that represented the write-down of the carrying amount of this facility to its then estimated market value less estimated selling costs. The sale of this facility is expected to occur by June 30, 2009.

Note 10—Debt and Lines of Credit

We maintain a $250 million unsecured revolving credit agreement with four banks that matures on May 25, 2012. This amount was increased from $200 million effective August 27, 2007, at our request in accordance with the terms of the agreement. Borrowings under this agreement may be made in U.S. dollars and other currencies, and bear interest at a fluctuating rate generally equal to Citibank, N.A.’s base rate or at a periodic fixed rate equal to LIBOR plus a margin of between 15 and 32.5 basis points based on our long-term senior unsecured non-credit enhanced debt ratings. Commitment and facility fees are also based on our long-term senior unsecured non-credit enhanced debt ratings. There were no borrowings outstanding under this agreement at June 30, 2008 and 2007.

On August 27, 2007, we entered into a $100 million unsecured term loan agreement with Bank of America, N.A. that matures on September 4, 2008. Upon the satisfaction of various conditions, we have the option to extend the maturity date on this agreement to September 4, 2010. If we exercise this option, we would then be required to make partial repayments each quarter, commencing after the original maturity date, equal to 3 percent of the original principal amount of the loan. Borrowings under this agreement bear interest at a fluctuating rate generally equal to Bank of America, N.A.’s base rate or at a periodic fixed rate equal to LIBOR plus a margin of between 20 and 40 basis points based on our long-term senior unsecured non-credit enhanced debt ratings. As of June 30, 2008, there was $100 million outstanding under this agreement, classified as loans payable in the Consolidated Statement of Financial Position.

Both the revolving credit agreement and the term loan agreement require that we maintain a debt to total capital ratio, as defined in each agreement, of not more than 0.50:1:00.

The amounts borrowed under the revolving credit agreement and the unsecured term loan agreement with Bank of America, N.A. were used to fund the repurchase of shares of Applied Biosystems stock and were allocated entirely to the Applied Biosystems group. See Note 7 to our consolidated financial statements for further information related to our repurchase of shares.

The weighted average interest rate on all amounts outstanding under these agreements at June 30, 2008 was 4.26%.

In connection with the acquisition of BHL, we assumed approximately $10.8 million of floating and fixed rate debt, mostly secured by BHL’s accounts receivable and other certain fixed assets. As of June 30, 2008, $0.1 million in unsecured debt remains. See Note 3 for additional information on the BHL acquisition.

Note 11—Commitments, Contingencies, and

Guarantees

Future minimum payments at June 30, 2008, under non-cancelable operating leases for real estate and equipment were as follows:

(Dollar amounts in millions)
2009	$42.2
2010	33.8
2011	20.8
2012	11.2
2013	9.6
2014 and thereafter	22.2

Total	$139.8

We recorded rental expense of $51.4 million for fiscal 2008, $46.8 million for fiscal 2007, and $45.7 million for fiscal 2006.

Guarantees

There are three types of guarantees related to our business activities that are included in the scope of FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of Statement of Financial Accounting Standards Nos. 5, 57, and 107 and rescission of FIN 34”: leases with recourse provisions; the guarantee of pension benefits for a divested business; and product warranties. See Note 1 to our consolidated financial statements for more information on product warranties.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Leases

We provide lease-financing options to our customers through third party financing companies. For some leases, the financing companies have recourse to us for any unpaid principal balance on default by the customer. The leases typically have terms of two to three years and are secured by the underlying instrument. In the event of default by a customer, we would repossess the underlying instrument. We record revenues from these transactions on the completion of installation and acceptance of products and maintain a reserve for estimated losses on all lease transactions with recourse provisions based on historical default rates and current economic conditions. At June 30, 2008, the financing companies’ outstanding balance of lease receivables with recourse to us was $5.7 million. We believe that we could recover the entire balance from the resale of the underlying instruments in the event of default by all customers.

Pension Benefits

As part of the divestiture of our Analytical Instruments business in fiscal 1999, the purchaser of the Analytical Instruments business is paying for the pension benefits for employees of a former German subsidiary. However, we guaranteed payment of these pension benefits should the purchaser fail to do so, as these payment obligations were not transferable to the buyer under German law. The guaranteed payment obligation, which approximated $58 million at June 30, 2008, is not expected to have a material adverse effect on our Consolidated Statements of Financial Position.

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

Legal Proceedings

We are involved in various lawsuits, arbitrations, investigations, and other legal actions from time to time with both private parties and governmental entities. These legal actions currently involve, for example, commercial, intellectual property, antitrust, environmental, securities, and employment matters. The following is a description of some claims we are currently defending, including some counterclaims brought against us in response to claims filed by us against others. We believe that we have meritorious defenses against the claims currently asserted against us, including those described below, and intend to defend them vigorously. However, the outcome of legal actions is inherently uncertain, and we cannot be sure that we will prevail in our defense of claims currently asserted against us. An adverse determination in the cases we are currently defending, particularly the claims against us described below under the heading “Commercial Litigation,” could harm us.

Commercial Litigation

Enzo Biochem, Inc., Enzo Life Sciences, Inc., and Yale University filed a patent infringement action against us in the U.S. District Court for the District of Connecticut on June 7, 2004. The complaint alleges that we are infringing six patents. Four of these patents are assigned to Yale University and licensed exclusively to Enzo Biochem, i.e., U.S. Patent No. 5,476,928, entitled “Modified Nucleotides and Polynucleotides and Complexes Form Therefrom,” U.S. Patent No. 5,449,767, entitled “Modified Polynucleotides and Methods of Preparing Same,” U.S. Patent No. 5,328,824 entitled “Methods of Using Labeled Nucleotides,” and U.S. Patent No. 4,711,955, entitled “Modified Nucleotides and Methods of Preparing and Using Same.” These four patents have since expired. The other two patents are assigned to Enzo Life Sciences, i.e., U.S. Patent No. 5,082,830 entitled “End Labeled Nucleotide Probe” and U.S. Patent No. 4,994,373 entitled “Method and Structures Employing Chemically – Labelled Polynucleotide Probes.” The allegedly infringing products include the Applied Biosystems group’s sequencing reagent kits, its TaqMan® genotyping and gene expression assays, and the gene expression microarrays used with its Expression Array System. Enzo Biochem, Enzo Life Sciences, and Yale University are seeking monetary damages, costs, expenses, injunctive relief, and other relief as the court deems proper. In August and September, 2007, the court issued a series of orders favorable to us and dismissing all of these claims, but Enzo may seek to appeal those orders to the United States Court of Appeals for the Federal Circuit.

Molecular Diagnostics Laboratories filed a class action complaint against us, Hoffmann-La Roche Inc., and Roche Molecular Systems, Inc. in the U.S. District Court for the District of Columbia on September 23, 2004, and filed an

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

amended complaint on July 5, 2006. The amended complaint alleges anticompetitive conduct in connection with the sale of Taq DNA polymerase. The anticompetitive conduct is alleged to arise from the prosecution and enforcement of U.S. Patent No. 4,889,818. This patent is assigned to Roche Molecular Systems, with whom we have a commercial relationship covering, among other things, this patent and the sale of Taq DNA polymerase. The complaint seeks monetary damages, costs, expenses, injunctive relief, and other relief as the court deems proper. On July 5, 2006, the court certified the case as a class action.

We are involved in several legal actions with Thermo Electron Corporation and its subsidiary Thermo Finnigan LLC. These legal actions commenced when we, together with MDS, Inc. and our Applied Biosystems/MDS Analytical Technologies Instruments joint venture with MDS, formerly named Applied Biosystems/MDS SCIEX Instruments, filed a patent infringement action against Thermo Electron in the U.S. District Court for the District of Delaware on September 3, 2004. The complaint alleges infringement by Thermo Electron of U.S. Patent No. 4,963,736, and seeks monetary damages, costs, expenses, and other relief as the court deems proper. Thermo Electron has answered the complaint and counterclaimed for declaratory relief that the ‘736 patent is invalid, not infringed, and unenforceable, and is seeking dismissal of our complaint, a judgment that the ‘736 patent is invalid, not infringed, and unenforceable, costs and expenses, and other relief as the court deems proper. After the filing of the action against Thermo Electron, on December 8, 2004, Thermo Finnigan filed a patent infringement action against us in the U.S. District Court for the District of Delaware. The complaint alleges that we have infringed U.S. Patent No. 5,385,654 as a result of, for example, the Applied Biosystems group’s commercialization of the ABI PRISM® 3700 Genetic Analyzer. Thermo Finnigan is seeking monetary damages, costs, expenses, and other relief as the court deems proper. We have answered the complaint and counterclaimed for declaratory relief that the ‘654 patent is invalid, not infringed, and unenforceable, and are seeking dismissal of Thermo Finnigan’s complaint, a judgment that the ‘654 patent is invalid, not infringed, and unenforceable, costs and expenses, and other relief as the court deems proper. Thermo Finnigan subsequently filed a second patent infringement action against us, MDS, and the Applied Biosystems/MDS Analytical Technologies Instruments joint venture in the U.S. District Court for the District of Delaware on February 23, 2005. The complaint alleges that we and the other defendants have infringed U.S. Patent No. 6,528,784 as a result of, for example, our commercialization of the API 5000™ LC/MS/MS system. Thermo Finnigan is seeking monetary damages, costs, expenses, and other relief as the court deems proper. We have answered the complaint and counterclaimed for declaratory relief that the ‘784 patent is invalid and not infringed, and are seeking dismissal of Thermo Finnigan’s complaint, a judgment that the ‘784 patent is invalid and not infringed, costs and expenses, and other relief as the court deems proper.

We filed a complaint for patent infringement against Michigan Diagnostics LLC on March 26, 2007, in the U.S. District Court for the District of Massachusetts. We amended the complaint on April 5, 2007. The amended complaint alleges infringement by Michigan Diagnostics of U.S. Patent Nos. 6,514,717, 6,322,727 and 6,107,024, which are related to chemiluminescent products and methods, and seeks monetary damages, costs, expenses, injunctive, and other relief as the court deems proper. Michigan Diagnostics filed an answer and counterclaims to our complaint on January 7, 2008, seeking a declaratory judgment of non-infringement, invalidity, and unenforceability of approximately 60 patents related to chemiluminescent products and methods, and including antitrust claims based on our alleged misconduct in our alleged enforcement of those patents.

We filed a complaint on May 31, 2007, in the U.S. District Court for the Northern District of California against Illumina, Inc., Solexa Inc., and a former chief patent counsel to our company, seeking an injunction restoring to us patents and patent applications that were filed by the former chief patent counsel but are on their face assigned to Solexa, which was acquired by Illumina in January 2007. The complaint also seeks a declaration of our rights and duties regarding infringement of these patents, in addition to monetary damages, costs, expenses, and other relief as the court deems proper. On August 13, 2007, Solexa filed its answer to the complaint and counterclaimed that we make, use, sell, and offer for sale DNA sequencing products that infringe the patents, U.S. Patent Nos. 5,750,341, 5,969,119, 6,306,597. Solexa is seeking monetary damages, costs, expenses, injunctive relief, and other relief as the court deems proper.

On June 9, 2008, Fluidigm Corporation filed a complaint against us in the U.S. District Court for the Southern District of New York seeking a declaratory judgment of non-infringement and invalidity of our U.S. Patent No. 6,814,934, which relates to instruments for real-time PCR detection. The complaint also seeks costs, expenses and other relief as the court deems proper.

On June 30, 2008, Corbett Life Science, Corbett Robotics Inc., and Corbett Research Pty Ltd. filed a complaint against us in the U.S. District Court for the Northern District of California seeking a declaratory judgment of non-infringement, invalidity, and unenforceability of our U.S. Patent No. 6,814,934, which relates to instruments for real-time PCR detection. The complaint also seeks costs, expenses and other relief as the court deems proper.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Other Legal Proceedings

We and some of our officers are defendants in a lawsuit brought on behalf of purchasers of Celera stock in our follow-on public offering of Celera stock completed on March 6, 2000. In the offering, we sold an aggregate of approximately 4.4 million shares of Celera stock at a public offering price of $225 per share. The lawsuit, which was commenced with the filing of several complaints in April and May 2000, is pending in the U.S. District Court for the District of Connecticut, and an amended consolidated complaint was filed on August 21, 2001. The consolidated complaint generally alleges that the prospectus used in connection with the offering was inaccurate or misleading because it failed to adequately disclose the alleged opposition of the Human Genome Project and two of its supporters, the governments of the U.S. and the U.K., to providing patent protection to our genomic-based products. Although the Celera group never sought, or intended to seek, a patent on the basic human genome sequence data, the complaint also alleges that we did not adequately disclose the risk that the Celera group would not be able to patent this data. The consolidated complaint seeks monetary damages, rescission, costs and expenses, and other relief as the court deems proper. On March 31, 2005, the court certified the case as a class action.

Celera Separation Indemnity Provisions

On May 8, 2008, we entered into a Separation Agreement with Celera Corporation, at that time one of our wholly-owned subsidiaries, to separate all of the business, assets, and liabilities of the Celera group from our remaining business. This separation was completed on July 1, and Celera Corporation is now an independent company that holds all of the business, assets, and liabilities previously attributed to the Celera group.

Under the terms of the Separation Agreement, Celera Corporation has agreed to indemnify us for losses we incur in connection with the class action lawsuit relating to the 2000 offering of Celera stock, described above. Celera Corporation has also agreed to indemnify us for losses we incur in connection with the Enzo Biochem/Enzo Life Sciences/Yale University Molecular Diagnostics, Fluidigm, and Corbett legal actions described above, but only to the extent that, after a final resolution of these matters, the losses are determined to relate to the business, assets, or liabilities of the Celera group. This determination, however, would require the agreement of Celera Corporation, and if agreement could not be reached we would need to seek to resolve any dispute pursuant to the procedures set forth in the Separation Agreement. Accordingly, we cannot provide any assurances as to whether or to what extent we may seek or obtain indemnity payments from Celera Corporation for losses incurred in connection with the Enzo Biochem/Enzo Life Sciences/Yale University, Molecular Diagnostics, Fluidigm,

or Corbett legal actions. The Separation Agreement contains similar provisions for future legal actions against us that may involve both the Applied Biosystems and Celera businesses, and for the same reasons it is inherently uncertain whether we would be able to seek or recover any indemnity payments from Celera Corporation for losses incurred in any future legal actions. Under the Separation Agreement the amount of any indemnity payable to us for losses from any of these legal actions would be reduced by the amount of any insurance proceeds we receive covering the underlying loss, as well as the tax benefit realized because of the loss.

Other than for items deemed not material, we have not accrued for any potential losses in any of the legal proceedings described above because we believe that an adverse determination is not probable, and potential losses cannot be reasonably estimated, in any of these proceedings. However, the outcome of legal actions is inherently uncertain, and we cannot be sure that we will prevail in any of the proceedings described above or in our other legal actions. An adverse determination in some of our current legal actions, particularly the proceedings described above, could have a material adverse effect on us and our consolidated financial statements.

Note 12—Financial Instruments

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

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

by the movements in currency rates. We designate these contracts as cash flow hedges and we record the effective portion of the change in the fair value of these contracts in other comprehensive income in the Consolidated Statements of Financial Position until the underlying forecasted transaction affects earnings. At that time, we reclassify to net revenues in the Consolidated Statements of Operations the gain or loss on the derivative instrument which had been deferred in accumulated other comprehensive income. We recognized a net loss of $24.8 million in fiscal 2008, a net loss of $2.3 million in fiscal 2007, and a net gain of $12.9 million in fiscal 2006 in net revenues from derivative instruments designated as cash flow hedges of anticipated sales. At June 30, 2008, we recorded $11.5 million of net derivative losses in accumulated other comprehensive income. This amount, which is net of tax, is expected to be reclassified to revenues within the next twelve months.

Because the critical terms of the derivative contracts designated as cash flow hedges and the underlying forecasted sales transactions are the same, we expect that the changes in the value of the underlying exposure will be offset completely by the changes in the fair value of the derivative contracts, both at inception and on an ongoing basis. Our ongoing assessment of hedge effectiveness includes verifying and documenting that the critical terms of the hedge and forecasted transaction have not changed. We recorded less than $0.1 million of net losses during fiscal 2008 and 2007, and less than $0.1 million of net gain during fiscal year 2006 due to hedge ineffectiveness. The maximum maturity of our cash flow hedges is twelve months. In fiscal 2006, we discontinued hedge accounting for a small portion of our cash flow hedges. As a result, we recorded a net gain of approximately $0.1 million during both fiscal 2007 and fiscal 2006 related to the discontinued portion of these hedges.

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

Concentration of Credit Risk

The forward and option contracts used in managing our foreign currency exposures have an element of risk in that the counterparties may be unable to meet the terms of the agreements. We attempt to minimize this risk by limiting the counterparties to a diverse group of highly-

rated domestic and international financial institutions. In the event of non-performance by these counterparties, the carrying values of our financial instruments (see table below) represent the maximum amount of loss we would have incurred as of our fiscal year-end. However, we do not expect to record any losses as a result of counterparty default. We do not require and are not required to pledge collateral for these financial instruments. Other financial instruments that potentially subject us to concentrations of credit risk are cash and cash equivalents, short-term investments, and accounts receivable. We attempt to minimize the risks related to cash and cash equivalents and short-term investments by using highly-rated financial institutions that invest in a broad and diverse range of financial instruments. We have established guidelines relative to credit ratings and maturities intended to maintain safety and liquidity.

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

	2008		2007
(Dollar amounts in millions)	Cost	Fair Value	Cost	Fair Value
Cash and cash equivalents	$589.0	$589.0	$323.2	$323.2
Short-term investments	290.4	287.7	734.1	732.8
Currency forwards and options	(0.6)	(17.5)	2.9	2.6
Other investments	34.0	34.0	35.6	35.6
Minority equity investments	0.8	1.8	9.1	16.1

We report net unrealized gains and losses on short-term investments and minority equity investments as a separate component of accumulated other comprehensive income in the Consolidated Statements of Financial Position.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Note 13—Quarterly Financial Information (Unaudited)

The following is a summary of quarterly financial results:

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
(Dollar amounts in millions except per share amounts)	2008(a)	2007(b)	2008(c)	2007(d)	2008(e)	2007(f)	2008(g)	2007(h)
Consolidated
Net revenues	$516.7	$485.4	$601.4	$541.9	$591.4	$539.0	$652.0	$566.2
Gross margin	292.4	261.3	355.2	302.5	340.3	302.9	374.5	314.3
Net income (loss)	61.7	(66.0)	86.6	74.5	75.2	70.9	(9.7)	79.9

Applied Biosystems Group
Net revenues	$501.2	$476.3	$561.9	$530.0	$552.6	$529.9	$609.0	$557.3
Gross margin	279.9	255.6	326.7	294.5	314.3	298.6	343.8	308.6
Income (loss) from continuing operations	60.9	(58.7)	86.3	74.8	82.9	75.5	86.5	79.3
Net income (loss)	60.9	(58.7)	86.3	74.8	82.9	75.5	86.5	87.8
Dividends declared per share	$.0425	$.0425	$.0425	$.0425	$.0425	$.0850	$.0425	$—
Income (loss) per share from continuing operations
Basic	$0.33	$(0.32)	$0.50	$0.41	$0.49	$0.41	$0.51	$0.43
Diluted	$0.32	$(0.32)	$0.49	$0.39	$0.48	$0.39	$0.50	$0.42
Net income per share
Basic	$0.33	$(0.32)	$0.50	$0.41	$0.49	$0.41	$0.51	$0.48
Diluted	$0.32	$(0.32)	$0.49	$0.39	$0.48	$0.39	$0.50	$0.46

Celera Group
Net revenues	$16.1	$10.2	$40.3	$13.2	$39.5	$9.8	$43.5	$10.2
Gross margin	13.0	6.4	29.0	8.7	26.3	4.4	31.3	6.3
Net income (loss)	0.7	(7.1)	0.3	(0.5)	(7.4)	(4.5)	(96.2)	(7.8)
Net income (loss) per share
Basic and diluted	$0.01	$(0.09)	$0.00	$(0.01)	$(0.09)	$(0.06)	$(1.20)	$(0.10)

Price range of common stock
Applied Biosystems Group
High	$35.00	$33.59	$37.67	$39.49	$34.73	$37.59	$35.54	$31.41
Low	29.51	29.86	32.63	32.48	28.86	28.35	28.75	27.79
Celera Group
High	14.50	14.69	17.00	15.61	16.46	16.55	15.88	14.91
Low	11.39	12.30	13.93	13.21	12.90	12.88	11.35	11.63

There were no dividends paid on Celera stock during the periods presented.

The following transactions impacted the comparability between fiscal 2008 and 2007 and are discussed in detail in Note 2.

(a)	The Applied Biosystems group recorded a pre-tax gain of $7.6 million primarily related to a settlement and licensing agreement. The Applied Biosystems group also recorded tax charges of $1.8 million primarily related to the recalculation of deferred tax assets as a result of a decrease in the statutory tax rate in Germany.

(b)	The Applied Biosystems group recorded a pre-tax charge of $114.3 million to write-off the value of acquired in-process research and development in connection with the APG acquisition and also recorded a pre-tax charge of $9.1 million related to the resolution of a legal dispute. The Applied Biosystems group recorded a tax benefit of $8.8 million related to a reduction in the valuation allowance for German net operating loss carryforwards. The Celera group recorded a pre-tax charge of $3.5 million for its estimated share of a damage award in continuing litigation between Abbott Laboratories, our alliance partner, and Innogenetics N.V.

(c)	The Applied Biosystems group recorded pre-tax items of $2.9 million related to severance charges and also recorded a gain of approximately $2.6 million related to the sale of an investment. The Applied Biosystems group recorded tax charges of $0.5 million related to foreign tax settlements. The Celera group recorded a pre-tax charge of $0.4 million related to restructuring costs.

(d)	The Applied Biosystems group recorded pre-tax benefits of $7.8 million related to legal settlements. The Celera group recorded a $2.4 million pre-tax benefit related to the settlement of a litigation matter associated with the Online/Information Business and a pre-tax gain of $2.5 million from the sale of a small molecule drug discovery and development program. In addition, the Celera group recorded a pre-tax charge of $2.5 million primarily related to additional restructuring costs associated with its decision to exit small molecule discovery and development. The Celera group recorded a tax benefit of $1.0 million related to the R&D tax credit generated between January 1, 2006 and June 30, 2006.

(e)	The Applied Biosystems group recorded $1.1 million in costs related to the separation of Celera. The Applied Biosystems group also recorded tax benefits of $9.6 million resulting primarily from the settlement of IRS and foreign audits as well as tax benefits identified during the tax return preparation. The Celera group recorded pre-tax charges of $2.2 million related to restructuring costs, $1.1 million of costs related to its separation, an investment write-down of $3.1 million, and a pre-tax gain of $1.1 million from a legal settlement. The Celera group recorded a pre-tax charge of $0.6 million related to the settlement of the patent infringement suit with Innogenetics. The Celera group also recorded a charge of $0.7 million related to R&D tax credits.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

(f)	The Applied Biosystems group recorded tax benefits of $8.1 million resulting from a valuation allowance release and tax benefits identified during the tax return preparation. The Celera group recorded a $0.4 million tax benefit for R&D credits.

(g)	The Applied Biosystems group recorded pre-tax charges of $2.6 million in costs related to the separation of Celera, $5.9 million for restructuring charges, primarily severance-related, a pre-tax charge of $7.8 million for costs associated with the proposed combination with Invitrogen, and a pre-tax gain of $25.0 million for gains on the sales of investments. The Applied Biosystems group recorded a net tax benefit of $0.5 million related to foreign tax matters. The Celera group recorded a pre-tax charge of $2.6 million in costs related to its separation, a $0.2 million pre-tax benefit for a reduction in litigation costs, and an asset impairment charge of $0.3 million. The Celera group recorded a tax charge of $90.6 million primarily related to the establishment of a valuation allowance against the Celera group’s deferred tax assets.

(h)	The Applied Biosystems group recorded a pre-tax benefit of $3.5 million from the receipt of past royalties under patent licenses. The Applied Biosystems group recorded a net tax benefit of $6.9 million primarily related to foreign tax settlements and the reduction of foreign valuation allowances. The Celera group recorded a pre-tax restructuring charge of $3.8 million for an additional asset impairment associated with the previous decision to exit small molecule drug discovery and development. The Celera group recorded a pre-tax restructuring charge of $0.5 million for employee-related costs, primarily severance.

Note 14—Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss), net of tax, for fiscal 2008, 2007, and 2006 was as follows:

(Dollar amounts in millions)	Unrealized Gain (Loss) on Investments	Unrealized Gain (Loss) on Hedge Contracts	Foreign Currency Translation Adjustments	Minimum Pension Liability	Unamortized Pension and Postretirement	Accumulated Other Comprehensive Income (Loss)
Balance at June 30, 2005	$ 2.9	$ 6.5	$46.9	$(98.1)	$ —	$(41.8)
Change in net unrealized losses on investments, net of tax benefit of $—	(0.3)					(0.3)
Change in net unrealized gains on hedge contracts, net of tax expense of $0.2		0.3				0.3
Net unrealized gains reclassified into earnings, net of tax expense of $4.6		(8.3)				(8.3)
Foreign currency translation adjustments			0.6			0.6
Minimum pension liability adjustment, net of tax expense of $48.7				90.4		90.4

Balance at June 30, 2006	2.6	(1.5)	47.5	(7.7)		40.9

Change in net unrealized gains on investments, net of tax expense of $0.9	1.4					1.4
Net unrealized gains reclassified into earnings, net of tax expense of $0.3	(0.4)					(0.4)
Change in net unrealized gains on hedge contracts, net of tax benefit of $0.2		1.2				1.2
Net unrealized losses reclassified into earnings, net of tax benefit of $1.1		1.2				1.2
Foreign currency translation adjustments			18.5			18.5
Minimum pension liability adjustment, net of tax expense of $0.2				0.3		0.3

Subtotal	3.6	0.9	66.0	(7.4)		63.1
Adoption of SFAS No. 158, net of tax benefit of $40.3				7.4	(59.1)	(51.7)

Balance at June 30, 2007	3.6	0.9	66.0		(59.1)	11.4

Change in net unrealized gains on investments, net of tax expense of $5.4	9.2					9.2
Net unrealized gains reclassified into earnings, net of tax expense of $8.1	(13.8)					(13.8)
Change in net unrealized losses on hedge contracts, net of tax benefit of $15.7		(28.0)				(28.0)
Net unrealized losses reclassified into earnings, net of tax benefit of $9.2		15.6				15.6
Foreign currency translation adjustments			24.0			24.0
Pension and postretirement adjustment, net of tax benefit of $4.9					(14.2)	(14.2)

Balance at June 30, 2008	$ (1.0)	$(11.5)	$90.0	$ —	$(73.3)	$ 4.2

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

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

Note 15—Discontinued Operations

During fiscal 2007, we recorded an $8.5 million tax benefit attributable to the settlement of German tax audits related to one of our former German affiliates. During fiscal year 2008, we received $12.9 million in cash related to the settlement of these audits.

Note 16—Celera Diagnostics and Abbott Alliance Restructuring

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

The financial elements of the consideration provided to the Applied Biosystems group in connection with the restructuring of Celera Diagnostics included $30 million in cash, which was funded by available cash, and the Celera group’s agreement to forgive future royalties due through 2017 on sales of the Applied Biosystems group’s products under the terms of a marketing and distribution agreement between the Groups, which is described in Note 17 to our consolidated financial statements. As a result of the separation of Celera, the marketing and distribution agreement is no longer effective.

Abbott Strategic Alliance

The Celera group has a long term strategic alliance agreement with Abbott Laboratories, a global health care company. The term of the strategic alliance agreement runs until June 2017. We formed the alliance with Abbott to discover, develop, and commercialize in vitro, meaning outside of the living body, diagnostic products for disease detection, prediction of disease predisposition, disease progression monitoring, and therapy selection. Specifically, under the agreement the two companies are working together to commercialize nucleic acid-based (DNA or RNA) diagnostic products, also referred to as molecular diagnostic products. The Celera group and Abbott have agreed to work exclusively with each other, primarily through a profit-sharing arrangement, in specifically agreed areas of nucleic acid-based diagnostic products. Both companies may work independently outside the exclusive areas. The alliance agreement was amended in our 2006 fiscal year to permit the Applied Biosystems group to develop and sell diagnostic instruments to end-users for clinical diagnostic applications, an activity that was previously restricted under the alliance agreement. Development of diagnostic products based on the detection of proteins, rather than nucleic acids, is another potential business area for the Celera group but is not a part of the agreement with Abbott.

Under the Abbott alliance agreement, the Celera group and Abbott conduct separate but coordinated research and development activities that are within the scope of the alliance. The coordinated activities include the sharing of scientific results and collaboration regarding the technology and instrumentation that their alliance products will use. The alliance agreement with Abbott permits the Celera group to form collaborations and relationships with other companies to support its research activities. Under the profit-sharing arrangement, the parties share equally in the costs of their separate research and development activities under the alliance, and then share equally in any profits or losses resulting from the marketing and sales of alliance products whether developed by Celera or Abbott. Additionally, under the Abbott alliance agreement, the two companies share equally in the funding of both the working capital requirements as well as the investing activities of the alliance.

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

The Abbott alliance agreement was assigned to Celera Corporation in connection with the separation of Celera from the Company.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Note 17—Segment, Geographic, Customer and Consolidating Information

Business Segments

We are organized based on the products and services that we offer. Prior to July 1, 2008, we operated in the life science industry through two reportable segments: the Applied Biosystems group and the Celera group. The Applied Biosystems group was and is a global leader in the development and marketing of instrument-based systems, consumables, software, and services for academic research, the life science industry, and commercial markets. The Applied Biosystems group commercializes innovative technology solutions for DNA, RNA, protein, and small molecule analysis. Customers across the disciplines of academic and clinical research, pharmaceutical research, and manufacturing, forensic DNA analysis, and agricultural biotechnology use its products and services to accelerate scientific discovery, improve processes related to drug discovery and development, detect potentially pathogenic microorganisms, and identify individuals based on DNA sources. The Applied Biosystems group has a comprehensive service and field applications support team for a global installed base of high-performance genetic and protein analysis solutions. The Celera group was a diagnostics business that delivered personalized disease management through a combination of products and services incorporating proprietary discoveries. BHL, a subsidiary of the Celera group, offered clinical laboratory testing services to characterize cardiovascular disease risk and improve patient management. The Celera group also commercialized a wide range of molecular diagnostic products through its strategic alliance with Abbott Laboratories, which began in June 2002, and licensed its diagnostic technologies to clinical laboratories to provide personalized disease management in cancer and liver diseases. The term of the strategic alliance agreement runs until June 2017.

Through December 31, 2005, we operated a diagnostics business known as Celera Diagnostics. This business was a 50/50 joint venture between the Applied Biosystems group and the Celera group. Effective January 1, 2006, the Celera group acquired the Applied Biosystems group’s 50 percent interest in the Celera Diagnostics joint venture and it now owns 100 percent of Celera Diagnostics. As a result of this restructuring and the manner by which our management now operates and assesses the business, Celera Diagnostics is no longer a separate segment within the Company.

On July 1, 2008, following the Celera group separation, Celera Corporation became an independent, publicly-traded company whose shares are listed on the NASDAQ stock market under the symbol “CRA.” The Applied Biosystems group became our only business and Applied Biosystems stock became our only class of outstanding common stock. Effective with the Celera separation, we changed our corporate name to Applied Biosystems Inc. and the Celera group is no longer a reportable segment.

Refer to the consolidating information section of this note for additional information regarding our segments.

Principal Product Categories

Information concerning principal product categories for the Applied Biosystems group for the fiscal years ended June 30 follows:

(Dollar amounts in millions)	2008	2007	2006
Net Revenues From External Customers
DNA Sequencing	$ 573.9	$ 557.6	$ 539.9
Real-Time PCR/Applied Genomics	803.4	704.6	600.4
Mass Spectrometry	539.2	525.4	465.3
Core PCR & DNA Synthesis	199.8	190.5	198.4
Other Product Lines	108.4	115.4	107.2

Total	$2,224.7	$2,093.5	$1,911.2

The Celera group product revenues consist mainly of equalization payments from Abbott as well as sales of in vitro diagnostic (“IVD”) products to Abbott under an alliance agreement, which are recorded at cost. Sales of IVD products to Abbott were $9.7 million in fiscal 2008, $9.9 million in fiscal 2007 and $8.8 million in fiscal 2006.

Geographic Areas

Information concerning principal geographical areas for the fiscal years ended June 30 follows:

(Dollar amounts in millions)	2008	2007	2006
Net Revenues From External Customers
United States	$1,024.0	$ 927.7	$ 888.7
Europe	819.3	744.2	648.1
Japan	213.1	208.0	204.3
Other Asia Pacific countries	200.6	163.5	135.4
Other markets	104.5	89.1	72.9

Consolidated	$2,361.5	$2,132.5	$1,949.4

Net revenues are attributable to geographic areas based on the region of destination.

Information concerning long-lived assets at June 30 follows:

(Dollar amounts in millions)	2008	2007	2006
Long-Lived Assets
United States	$321.4	$342.3	$348.1
Europe	29.6	31.4	32.5
Japan	12.1	10.6	11.3
Other Asia Pacific countries	6.1	5.5	3.5
Other markets	2.2	1.0	1.0

Consolidated	$371.4	$390.8	$396.4

Long-lived assets exclude capitalized software, goodwill and other intangible assets.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Customer Information

We have a large and diverse customer base. No single customer accounted for more than 10% of total net revenues during fiscal 2008, 2007, or 2006.

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

Access to Technology and Know-How

Prior to July 1, 2008, both segments had free access to all of our technology and know-how (excluding products and services of the other segment) that may be useful in that segment’s business, subject to obligations and limitations applicable to us and to such exceptions that our board of directors may determine. The segments consulted with each other on a regular basis concerning technology issues that affect both segments. The costs of developing technology remain in the segment responsible for its development. The agreements entered into in connection with the separation of Celera contain arrangements with respect to technology and know-how.

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

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Our businesses may perform services for one another, which are not directly attributable to either businesses’ revenue generating activities. In these cases the business performing the services charges the benefiting business the cost of performing the services, including overhead.

Allocation of Federal and State Income Taxes

The federal income taxes of the Company and its subsidiaries that own assets allocated between the groups are determined on a consolidated basis using the asset and liability approach prescribed by SFAS No. 109, “Accounting for Income Taxes.” If we had used the separate return basis of accounting for taxes, the tax provision for the Applied Biosystems group would not have changed, but a significant valuation allowance would have been recorded by the Celera group each year as reflected in our $90.6 million valuation allowance charge at fiscal year end 2008. We allocate the federal income tax provisions and related tax payments or refunds between the groups based on a consolidated return approach taking into account each group’s relative contribution (positive or negative) to our consolidated federal taxable income, tax liability, and tax credit position. We tax intersegment transactions as if both segments were a stand-alone company. We transfer tax benefits that cannot be used by the group generating those benefits, but can be used on a consolidated basis, to the group that can use such benefits. We have, and we will continue, to reimburse existing tax benefits acquired by either group in a business combination that are used by the other group, to the group that acquired such benefits. Tax benefits generated by the Celera group commencing July 1, 1998, which could be used on a consolidated basis, were reimbursed by the Applied Biosystems group to the Celera group up to a limit of $75 million.

In accordance with the terms of the Celera Diagnostics joint venture agreement, which was restructured during fiscal 2006 (see Note 16 to our consolidated financial statements), the Applied Biosystems group reimbursed the Celera group for tax benefits generated by Celera Diagnostics to the extent such tax benefits were used by the Applied Biosystems group. These tax benefits were not subject to the $75 million limit described above. The amounts used by the Applied Biosystems group that were not reimbursed to the Celera group were recorded to allocated net worth of each group in the following Consolidating Statements of Financial Position.

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

Pooled debt bears interest for the groups at a rate equal to the weighted average interest rate of the debt calculated on a quarterly basis and applied to the average pooled debt balance during the period. Preferred stock, if issued and if pooled in a manner similar to the pooled debt, will bear dividends for the groups at a rate based on the weighted average dividend rate of the preferred stock similarly calculated and applied. Any expense related to increases in pooled debt or preferred stock will be reflected in the weighted average interest or dividend rate of such pooled debt or preferred stock as a whole. During fiscal 2008, 2007, and 2006, there was no pooled debt or preferred stock outstanding.

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

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

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

In addition, cash allocated to the Applied Biosystems group may be reallocated to the Celera group in exchange for Celera Designated Shares as provided under our Certificate of Incorporation. The number of Celera Designated Shares issued would be determined by dividing the amount of cash reallocated by the average market value of Celera stock over the 20-trading day period immediately prior to the date of the reallocation. As a result of such a reallocation, a relative percentage of future earnings or losses of the Celera group would be attributed to the Applied Biosystems group. There were no Celera Designated Shares issued during fiscal 2008, 2007, or 2006.

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

Online Marketing and Distribution Agreement

In April 2002, the Celera group and the Applied Biosystems group entered into a marketing and distribution agreement under which the Applied Biosystems group became the exclusive distributor of the Celera group’s CDS database and related human genomic and other biological and medical information. As a result of this arrangement, the Applied Biosystems group integrated the CDS database and other genomic and biological information into its product offerings. In exchange for the rights it acquired under the marketing and distribution agreement, the Applied Biosystems group agreed to pay royalties to the Celera group based on revenues generated by sales of some of the Applied Biosystems group’s products. However, as part of the restructuring of Celera Diagnostics described above in Note 16 to our consolidated financial statements, as of January 1, 2006, the Applied Biosystems group continued to have access to the Celera group’s information during the 15 year term of the marketing and distribution agreement but has no further financial obligations to the Celera group under the agreement. As a result of the separation of Celera, the marketing and distribution agreement is no longer effective.

Transactions between Segments

The following table summarizes the related party transactions between our segments for the fiscal years ended June 30:

(Dollar amounts in millions)	2008	2007	2006
Applied Biosystems Group
Sales to the Celera group (a)	$2.6	$4.3	$6.1
Nonreimbursable utilization of tax benefits (b)	45.4	2.9	64.3
Payments for reimbursable utilization of tax benefits (c)	5.1	2.0	8.0

Celera Group
Royalties from the Applied Biosystems group (d)	$—	$—	$1.9

(a)	The Applied Biosystems group recorded net revenues from leased instruments and sales of consumables and project materials to the Celera group.

(b)	The Applied Biosystems group received, without reimbursement to the Celera group, some of the tax benefits generated by the Celera group in accordance with the tax allocation policy described above.

(c)	The Applied Biosystems group paid the Celera group for the use of existing tax benefits acquired by the Celera group in business combinations and other tax benefits, in accordance with the tax allocation policy described above.

(d)	The Celera group recorded net revenues primarily for royalties generated from sales by the Applied Biosystems group of products integrating CDS and some other genomic and biological information under a marketing and distribution agreement. The Celera group forgave future royalties related to this agreement as discussed in Note 16 to our consolidating financial statements.

In the following consolidating financial information, the “Eliminations” column represents the elimination of intersegment activity.

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Consolidating Statement of Operations for the Year Ended June 30, 2008

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Products	$1,823,131	$32,043	$—	$1,855,174
Services	277,995	70,993		348,988
Other	120,985	36,337		157,322

Net revenues from external customers	2,222,111	139,373	—	2,361,484
Intersegment revenues	2,565		(2,565)

Total Net Revenues	2,224,676	139,373	(2,565)	2,361,484

Products	824,762	15,725	(345)	840,142
Services	123,291	24,054	(247)	147,098
Other	11,890			11,890

Total Cost of Sales	959,943	39,779	(592)	999,130

Gross Margin	1,264,733	99,594	(1,973)	1,362,354

Selling, general and administrative	588,896	66,423	58,708	714,027
Corporate allocated expenses	50,457	8,251	(58,708)
Research and development	196,070	40,867	(1,707)	235,230
Amortization of purchased intangible assets	10,446	7,115		17,561
Employee-related charges, asset impairments and other	20,325	6,956		27,281
Asset dispositions and legal settlements	(7,556)	(1,100)		(8,656)

Operating Income (Loss)	406,095	(28,918)	(266)	376,911
Gain (loss) on investments, net	27,617	(3,080)		24,537
Interest income, net	8,589	17,743		26,332
Other income (expense), net	3,337	18		3,355

Income (Loss) before Income Taxes	445,638	(14,237)	(266)	431,135
Provision for income taxes	129,057	88,363	(93)	217,327

Net Income (Loss)	$316,581	$(102,600)	$(173)	$213,808

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Consolidating Statement of Financial Position at June 30, 2008

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$543,205	$45,825	$—	$589,030
Short-term investments		287,726		287,726
Accounts receivable, net	475,545	40,167		515,712
Inventories, net	161,794	9,316	(845)	170,265
Prepaid expenses and other current assets	128,320	26,321	(83)	154,558

Total current assets	1,308,864	409,355	(928)	1,717,291
Property, plant and equipment, net	360,455	10,977	(45)	371,387
Goodwill and intangible assets, net	285,092	236,898		521,990
Other long-term assets	444,144	6,082	497	450,723

Total Assets	$2,398,555	$663,312	$(476)	$3,061,391

Liabilities and Stockholders’ Equity
Current liabilities
Loans payable	$100,000	$123	$—	$100,123
Accounts payable	166,063	6,053		172,116
Accrued salaries and wages	113,418	10,923		124,341
Current deferred tax liability	13,734			13,734
Accrued taxes on income	17,158	367		17,525
Other accrued expenses	312,773	12,623	(127)	325,269

Total current liabilities	723,146	30,089	(127)	753,108
Other long-term liabilities	240,033	3,776		243,809

Total Liabilities	963,179	33,865	(127)	996,917

Total Stockholders’ Equity	1,435,376	629,447	(349)	2,064,474

Total Liabilities and Stockholders’ Equity	$2,398,555	$663,312	$(476)	$3,061,391

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Consolidating Statement of Cash Flows for the Year Ended June 30, 2008

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Operating Activities of Continuing Operations
Income (loss) from continuing operations	$316,581	$(102,600)	$(173)	$213,808
Adjustments to reconcile income (loss) from continuing operations to net cash provided (used) by operating activities:
Depreciation and amortization	76,235	13,706	(213)	89,728
Asset impairments	831	3,080		3,911
Employee-related charges and other	17,095	2,261		19,356
Share-based compensation programs	25,537	6,887		32,424
Deferred income taxes	52,003	130,779	(1,497)	181,285
Sale of assets and legal settlements, net	(27,562)	(91)	91	(27,562)
Nonreimbursable utilization of intergroup tax benefits	45,435	(45,435)
Changes in operating assets and liabilities:
Accounts receivable	10,329	(12,683)	(218)	(2,572)
Inventories	(23,657)	1,011	274	(22,372)
Prepaid expenses and other assets	1,876	4,123	(10,615)	(4,616)
Accounts payable and other liabilities	13,732	(6,525)	12,354	19,561

Net Cash Provided (Used) by Operating Activities of Continuing Operations	508,435	(5,487)	3	502,951

Net Cash Provided by Operating Activities of Discontinued Operations	12,900			12,900

Investing Activities of Continuing Operations
Additions to property, plant and equipment, net	(49,200)	(4,138)	88	(53,250)
Proceeds from maturities of available-for-sale investments		143,094		143,094
Proceeds from sales of available-for-sale investments	213,850	327,554		541,404
Purchases of available-for-sale investments	(12,553)	(228,568)		(241,121)
Acquisitions and investments, net of cash acquired	(361)	(214,437)		(214,798)
Investment in Alliance Activity		(2)		(2)
Proceeds from the sale of assets, net	46,384	485	(91)	46,778

Net Cash Provided by Investing Activities of Continuing Operations	198,120	23,988	(3)	222,105

Financing Activities
Proceeds from loan payable	100,000			100,000
Payments on loans payable and debt		(10,622)		(10,622)
Dividends	(29,851)			(29,851)
Purchases of common stock for treasury	(601,505)			(601,505)
Proceeds from stock issued for stock plans and other	82,309	7,910		90,219

Net Cash Used by Financing Activities	(449,047)	(2,712)		(451,759)

Effect of Exchange Rate Changes on Cash	(20,370)			(20,370)

Net Change in Cash and Cash Equivalents	250,038	15,789		265,827
Cash and Cash Equivalents Beginning of Year	293,167	30,036		323,203

Cash and Cash Equivalents End of Year	$543,205	$45,825	$—	$589,030

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Consolidating Statement of Operations for the Year Ended June 30, 2007

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Products	$1,727,830	$25,322	$—	$1,753,152
Services	244,031	10		244,041
Other	117,261	18,039		135,300

Net revenues from external customers	2,089,122	43,371	—	2,132,493
Intersegment revenues	4,345		(4,345)

Total Net Revenues	2,093,467	43,371	(4,345)	2,132,493

Products	816,595	17,560	(1,914)	832,241
Services	107,735		(328)	107,407
Other	11,824			11,824

Total Cost of Sales	936,154	17,560	(2,242)	951,472

Gross Margin	1,157,313	25,811	(2,103)	1,181,021

Selling, general and administrative	540,388	22,672	59,632	622,692
Corporate allocated expenses	52,668	6,990	(59,658)
Research and development	203,841	51,683	(1,553)	253,971
Amortization of purchased intangible assets	11,264			11,264
Employee-related charges, asset impairments and other		10,342		10,342
Asset dispositions and legal settlements	(2,228)	(2,357)		(4,585)
Acquired research and development	114,251			114,251

Operating Income (Loss)	237,129	(63,519)	(524)	173,086
Gain on investments, net	209			209
Interest income, net	15,346	27,826		43,172
Other income (expense), net	6,299	456		6,755

Income (Loss) before Income Taxes	258,983	(35,237)	(524)	223,222
Provision (benefit) for income taxes	88,108	(15,474)	(183)	72,451

Income (Loss) from Continuing Operations	170,875	(19,763)	(341)	150,771
Income from discontinued operations, net of income taxes	8,529			8,529

Net Income (Loss)	$179,404	$(19,763)	$(341)	$159,300

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Consolidating Statement of Financial Position at June 30, 2007

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$ 293,167	$ 30,036	$ —	$ 323,203
Short-term investments	201,297	531,460		732,757
Accounts receivable, net	446,833	6,258	(218)	452,873
Inventories, net	132,094	8,826	(571)	140,349
Prepaid expenses and other current assets	161,040	20,400	(1,995)	179,445

Total current assets	1,234,431	596,980	(2,784)	1,828,627
Property, plant and equipment, net	383,594	7,386	(170)	390,810
Goodwill and intangible assets, net	295,299	2,663		297,962
Other long-term assets	473,280	161,654	207	635,141

Total Assets	$2,386,604	$768,683	$(2,747)	$3,152,540

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$ 161,440	$ 3,016	$(1,791)	$ 162,665
Accrued salaries and wages	99,694	8,858		108,552
Current deferred tax liability	15,633			15,633
Accrued taxes on income	51,212	15,489		66,701
Other accrued expenses	259,743	10,463	(583)	269,623

Total current liabilities	587,722	37,826	(2,374)	623,174
Other long-term liabilities	208,550	4,959	(197)	213,312

Total Liabilities	796,272	42,785	(2,571)	836,486

Total Stockholders’ Equity	1,590,332	725,898	(176)	2,316,054

Total Liabilities and Stockholders’ Equity	$2,386,604	$768,683	$(2,747)	$3,152,540

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Consolidating Statement of Cash Flows for the Year Ended June 30, 2007

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Operating Activities of Continuing Operations
Income (loss) from continuing operations	$170,875	$(19,763)	$ (341)	$150,771
Adjustments to reconcile income (loss) from continuing operations to net cash provided (used) by operating activities:
Depreciation and amortization	79,557	6,847	(313)	86,091
Asset impairments		6,795		6,795
Employee-related charges and other		3,547		3,547
Share-based compensation programs	16,608	3,303		19,911
Deferred income taxes	20,040	(13,248)	(2,523)	4,269
Sale of assets and legal settlements, net	(2,909)			(2,909)
Acquired research and development	114,251			114,251
Nonreimbursable utilization of intergroup tax benefits	2,944	(2,944)
Changes in operating assets and liabilities:
Accounts receivable	(61,188)	3,368	(512)	(58,332)
Inventories	1,487	(592)	571	1,466
Prepaid expenses and other assets	(2,952)	(2,652)	(3,433)	(9,037)
Accounts payable and other liabilities	27,428	(7,676)	6,409	26,161

Net Cash Provided (Used) by Operating Activities of Continuing Operations	366,141	(23,015)	(142)	342,984

Investing Activities of Continuing Operations
Additions to property, plant and equipment, net	(60,262)	(2,440)	142	(62,560)
Proceeds from maturities of available-for-sale investments		274,928		274,928
Proceeds from sales of available-for-sale investments	93,541	328,732		422,273
Purchases of available-for-sale investments	(294,838)	(623,345)		(918,183)
Acquisitions and investments, net of cash acquired	(121,791)			(121,791)
Investment in alliance activity		(1,853)		(1,853)
Proceeds from the sale of assets, net	372			372

Net Cash Used by Investing Activities of Continuing Operations	(382,978)	(23,978)	142	(406,814)

Financing Activities
Dividends	(31,079)			(31,079)
Purchases of common stock for treasury	(168,640)			(168,640)
Proceeds from stock issued for stock plans and other	119,616	16,759		136,375

Net Cash Provided (Used) by Financing Activities	(80,103)	16,759		(63,344)

Effect of Exchange Rate Changes on Cash	16,186			16,186

Net Change in Cash and Cash Equivalents	(80,754)	(30,234)		(110,988)
Cash and Cash Equivalents Beginning of Year	373,921	60,270		434,191

Cash and Cash Equivalents End of Year	$293,167	$30,036	$ —	$323,203

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Consolidating Statement of Operations for the Year Ended June 30, 2006

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Products	$1,566,061	$29,169	$—	$1,595,230
Services	217,237	397		217,634
Other	121,849	14,677		136,526

Net revenues from external customers	1,905,147	44,243	—	1,949,390
Intersegment revenues	6,079	1,964	(8,043)

Total Net Revenues	1,911,226	46,207	(8,043)	1,949,390

Products	761,523	19,683	(4,442)	776,764
Services	93,916		(456)	93,460
Other	11,014			11,014

Total Cost of Sales	866,453	19,683	(4,898)	881,238

Gross Margin	1,044,773	26,524	(3,145)	1,068,152

Selling, general and administrative	503,813	28,184	52,486	584,483
Corporate allocated expenses	44,572	7,931	(52,503)
Research and development	180,295	94,327	(3,263)	271,359
Amortization of purchased intangible assets	4,825	1,091		5,916
Employee-related charges, asset impairments and other	356	26,191		26,547
Asset dispositions and legal settlements	10,546	675		11,221
Acquired research and development	3,400			3,400

Operating Income (Loss)	296,966	(131,875)	135	165,226
Gain on investments, net		7,628		7,628
Interest income, net	14,694	22,364		37,058
Other income (expense), net	5,567	(225)		5,342

Income (Loss) before Income Taxes	317,227	(102,108)	135	215,254
Provision (benefit) for income taxes	42,110	(39,398)	50	2,762

Net Income (Loss)	$275,117	$(62,710)	$85	$212,492

Notes to Consolidated Financial Statements — (Continued)	Applied Biosystems Inc.

Consolidating Statement of Cash Flows for the Year Ended June 30, 2006

(Dollar amounts in thousands)	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Operating Activities of Continuing Operations
Net income (loss)	$275,117	$(62,710)	$ 85	$212,492
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	77,164	14,252	(428)	90,988
Asset impairments	215	9,855		10,070
Employee-related charges and other	(1,409)	9,083		7,674
Share-based compensation programs	11,334	1,495		12,829
Deferred income taxes	(72,359)	30,649	(1,079)	(42,789)
Sale of assets and legal settlements, net	41,880	(6,944)		34,936
Acquired research and development	3,400			3,400
Nonreimbursable utilization of intergroup tax benefits	64,254	(64,254)
Changes in operating assets and liabilities:
Accounts receivable	17,516	(2,865)	(252)	14,399
Inventories	3,259	1,139		4,398
Prepaid expenses and other assets	11,027	(3,465)	2,076	9,638
Accounts payable and other liabilities	(56,117)	(22,510)	(594)	(79,221)

Net Cash Provided (Used) by Operating Activities of Continuing Operations	375,281	(96,275)	(192)	278,814

Net Cash Used by Operating Activities of Discontinued Operations	(135)			(135)

Investing Activities of Continuing Operations
Additions to property, plant and equipment, net	(41,548)	(4,844)	315	(46,077)
Proceeds from maturities of available-for-sale investments		317,008		317,008
Proceeds from sales of available-for-sale investments	104,877	208,605		313,482
Purchases of available-for-sale investments	(104,877)	(390,871)		(495,748)
Acquisitions and investments, net of cash acquired	(279,133)			(279,133)
Investment in alliance activity		(3,925)		(3,925)
Proceeds from the sale of assets, net	25,593	9,515	(123)	34,985

Net Cash Provided (Used) by Investing Activities of Continuing Operations	(295,088)	135,488	192	(159,408)

Financing Activities
Payments on loans payable and debt	(72)			(72)
Dividends	(23,957)			(23,957)
Net cash funding from groups	25,644	(25,644)
Purchases of common stock for treasury	(601,910)			(601,910)
Proceeds from stock issued for stock plans and other	140,906	23,536		164,442

Net Cash Used by Financing Activities	(459,389)	(2,108)		(461,497)

Effect of Exchange Rate Changes on Cash	(2,984)			(2,984)

Net Change in Cash and Cash Equivalents	(382,315)	37,105		(345,210)
Cash and Cash Equivalents Beginning of Year	756,236	23,165		779,401

Cash and Cash Equivalents End of Year	$ 373,921	$ 60,270	$ —	$434,191

Reports of Management	Applied Biosystems Inc.

To the Stockholders of Applied Biosystems Inc.

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

Management Report on Internal Control Over Financial Reporting

We are responsible for establishing and maintaining internal control over financial reporting, as defined by the Securities and Exchange Commission in its Rules 13a-15(f) under the Securities Exchange Act of 1934. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Internal control over financial reporting includes those policies and procedures that: (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

We conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Our assessment did not include evaluating the effectiveness of internal control over financial reporting at Berkeley HeartLab, Inc. which was acquired in October 2007, and, as such, we do not extend our conclusion regarding the effectiveness of internal control over financial reporting to the controls of Berkeley HeartLab, Inc. Berkeley HeartLab, Inc. represents approximately 7% and 3% of consolidated total assets and consolidated total net revenues, as of and for the year ended June 30, 2008, respectively. See Note 3 to the consolidated financial statements for additional information on the Berkeley HeartLab, Inc. acquisition. Based on this evaluation, we conclude that, as of June 30, 2008, our internal control over financial reporting was effective.

The effectiveness of our internal control over financial reporting as of June 30, 2008 has been attested to by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Dennis L. Winger

Senior Vice President and

Chief Financial Officer

Tony L. White

Chairman, President, and

Chief Executive Officer

Report of Independent Registered Public Accounting Firm	Applied Biosystems Inc.

To the Board of Directors and Stockholders of Applied Biosystems Inc. (formerly known as Applera Corporation):

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Applied Biosystems Inc. and its subsidiaries at June 30, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 5, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” on July 1, 2007. Also, as discussed in Note 6, the Company adopted the provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)” as of June 30, 2007.

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

As described in the Management Report on Internal Control Over Financial Reporting, management has excluded Berkeley HeartLab, Inc. from its assessment of internal control over financial reporting as of June 30, 2008 because it was acquired by the Company in a purchase business combination during fiscal 2008. We have also excluded Berkeley HeartLab, Inc. from our audit of internal control over financial reporting. Berkeley HeartLab, Inc. is a wholly-owned subsidiary of Applied Biosystems Inc. whose total assets and total revenues represent 7% and 3%, respectively, of the related consolidated financial statement amounts as of and for the year ended June 30, 2008.

PricewaterhouseCoopers LLP

Stamford, CT

August 27, 2008

